Form 10-K405, Exhibit 13
period 1996-12-31
CSB BANCORP INC /OH
filed 1997-03-28
CIK 880417

EXHIBIT 13


CSB BANCORP, INC. 1996 ANNUAL REPORT
TO SHAREHOLDERS


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

INTRODUCTION

CSB Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Ohio in 1991 to become a one-bank holding company for its wholly-owned subsidiary, The Commercial and Savings Bank (the "Bank"). The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, is insured by the Federal Deposit Insurance Corporation and is regulated by the Ohio Division of Financial Institutions and the Federal Reserve Bank.

The Company, through the Bank, provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities and trust services. Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company's market area have been very sound. Unemployment statistics have generally been among the lowest in the state of Ohio and the area has experienced stable to rising real estate values.

The following discussion is presented to aid in understanding the Company's consolidated financial condition and results of operations, and should be read in conjunction with the audited consolidated financial statements and related notes. Forward-looking statements contained in this discussion involve risks and uncertainties and are subject to change based on various important factors. Actual results could differ from those expressed or implied. Management is aware of no market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations except as discussed herein. There are no current recommendations by regulatory authorities which would have such effect if implemented.


RESULTS OF OPERATIONS

Net income increased $267,000 in 1996 to $3,859,000. Earnings per share was $3.00 and $2.81 per share for the year ended December 31, 1996 and 1995. Net interest income was the driving component for the increase in net income. Performance ratios decreased somewhat as a result of increased liquidity and growing capital through earnings retention. Return on average assets was 1.65% in 1996 as compared to 1.69% in 1995 and return on average shareholder's equity dropped to 17.47% in 1996, from 19.17% during 1995.

Net income for 1995 was $3,592,000 or $2.81 per share, as compared to $2,455,000 or $1.92 per share for 1994. This equated to a return on average assets of 1.69% in 1995 and 1.30% in 1994, while the return on average shareholders' equity for the same periods was 19.17% and 15.10%, respectively.


Net Interest Income

Net interest income is the largest component of the Company's net income, and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities.

Net interest income for 1996 was $10,652,000, increasing $381,000 from $10,271,000 in 1995. Contributing to the increase was a $675,000, or 4.5% increase in interest and fees on loans, which is mostly attributable to the 7.1% growth in average loans, as the yield on loans decreased during 1996. In the first half of 1995, the base lending rate for commercial loans experienced sharp increases. However, as prime rate dropped during the latter months of 1995 and early 1996, so did the yield of the commercial loan portfolio. Prime rate stabilized through the remainder of 1996. Greater liquidity in the form of higher federal funds sold and interest-bearing demand and time deposit balances also provided a volume-based increase in interest income with other interest income increasing $411,000 to $758,000 in 1996 compared to $347,000 in
1995. Liquid assets usually carry less credit and interest rate risk, and, therefore, provide lower yields than securities or loans. The growth in the demand deposit balances can be attributed to the Bank's matched mortgage advances agreement with the Federal Home Loan Bank of Cincinnati (FHLB) which is discussed in detail below. The Bank maintains balances with the FHLB which pays interest on the idle funds. Interest income on securities added $89,000 to the increase in net interest income as the held to maturity security portfolio experienced a shift from mortgage-backed securities to higher taxable-equivalent yielding obligations of states and political subdivisions.

The Company's interest expense on deposits increased $246,000 to $8,213,000 in 1996, compared to $7,968,000 in 1995. Average time deposits grew $6,698,000 or 6.1% in 1996 as the Company offered a promotional rate on one-year certificates. However, deposit interest rates remained relatively stable during 1996 as the overall cost of funds increased to 4.64% in 1996, compared to 4.61% in 1995. Late in 1995, the Company began to originate fixed rate mortgage loans through a matched funds program with the FHLB. Advances with maturities similar to the loans establish a fixed interest rate spread of approximately 200 basis points for the estimated duration of the loans. New loans originated under this program, which were held for sale at December 31, 1996, totaled approximately $10,100,000 during 1996, accounting for the increase in other borrowed funds interest expense of $548,000 in 1996.

Net interest income increased $2,219,000, or 27.6%, from $8,052,000 in 1994 to $10,271,000 in 1995. The primary component of this change was a $3,706,000 increase in loan interest income. The increase in loan interest income consisted of a $2,275,000 increase due to rising interest rates and $1,431,000 due to increased volume in the loan portfolio. The increase in interest income was partially offset by a $2,432,000 increase in interest expense, primarily in certificates of deposit. Substantial growth was experienced in certificates of deposit, with average balances increasing $27 million or 32.7% over 1994 levels. Average interest-bearing demand and savings deposits fell $7.0 million, or 10.0%, in 1995 as compared to 1994. The decrease was primarily a result of customers shifting funds into higher yielding, slightly longer-term certificates of deposits.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

                AVERAGE BALANCES, RATES AND YIELDS

(Dollars in thousands)                         1996                           1995                          1994
                                    Average                       Average                       Average
                                    Balance(1)Interest  Rate(2)   Balance(1) Interest  Rate(2)  Balance(1) Interest Rate(2)
Interest-Bearing Assets
 Interest-bearing demand deposits   $  5,274   $   258   4.89%    $    127    $     3   2.71%
Federal funds sold                     9,194       481   5.23        5,872        344   5.85    $  1,774  $    81   4.60%
Time deposits with banks                 337        19   5.75
Securities:
  Taxable                             31,759     1,932   6.08       33,785      1,943   5.75      29,588    1,318   4.45
  Tax exempt                          18,370     1,030   5.61       15,913        930   5.85      15,032      875   5.82
Loans (3)                            157,274    15,760  10.02      146,816     15,085  10.27     131,440   11,379   8.66
                                     -------    ------  -----      -------     ------  -----     -------   ------   ----
Total interest-earning assets        222,208    19,480   8.77%     202,513     18,305   9.04%    177,834   13,653   7.68%

Noninterest-Bearing Assets
 Cash and due from banks               7,334                         6,839                         6,951
 Bank premises and
  equipment, net                       3,057                         2,852                         2,977
 Other assets                          2,730                         2,510                         2,080
 Allowance for loan losses            (1,976)                       (1,707)                       (1,408)
                                     -------                       -------                       -------
  Total assets                      $233,353                      $213,007                      $188,434
                                     =======                      ========                       ========
Interest-Bearing Liabilities
  Demand deposits                   $ 35,625       731   2.05%    $ 36,396        795   2.18%   $ 40,919      896   2.19%
  Savings deposits                    27,564       836   3.03       26,819        812   3.03      29,327      816   2.78
  Time deposits                      116,280     6,646   5.72      109,582      6,361   5.80      82,563    3,831   4.64
  Other borrowed funds                10,632       615   5.78        1,563         66   4.24       1,777       58   3.30
                                     -------     -----   ----     --------      -----   ----     -------    -----   ----
   Total interest-bearing
     liabilities                     190,101     8,828   4.64%     174,360      8,034   4.61%    154,586    5,601   3.62%
                                                 -----                          -----                       -----
Noninterest-Bearing Liabilities
  Demand deposits                     20,140                        19,122                        16,983
  Other liabilities                    1,017                           782                           602
Shareholders' Equity                  22,095                        18,743                        16,263
                                     -------                       -------                       -------
 Total liabilities and equity       $233,353                      $213,007                      $188,434
                                     =======                       =======                       =======
 Net Interest Income                           $10,652                        $10,271                     $ 8,052
                                                ======                         ======                      ======
  Net Interest Income as a Percent
   of Interest-Bearing Assets                            4.79%                          5.07%                       4.53%
                                                         ====                           ====                        ====

(1) Average balances have been computed on an average daily basis. (2) Average rates have been computed based on the amortized cost of the corresponding assets or liability.
(3)  Average loan balances include nonaccruing loans.


                             RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1)

(Dollars in thousands)               1996 v. 1995                 1995 v. 1994
                            Change in                        Change in
                            Income/     Volume  Rate         Income/   Volume   Rate
                            Expense     Effect  Effect       Expense   Effect   Effect
Interest Income
Interest-bearing demand
   deposits              $  254,259  $  249,303 $   4,956  $    3,446 $    3,446
Federal funds sold          137,736     169,489   (31,753)    262,016    234,435 $   27,581
Time deposits with banks     19,375      19,375
Securities:
  Taxable                   (10,320)   (204,021)  193,701     624,658    204,747    419,911
  Tax exempt                 99,294     135,223   (35,929)     55,598     51,106      4,492
Loans                       674,859   1,025,198  (350,339)  3,705,874  1,431,248  2,274,626
                          ---------   ---------  --------   ---------  ---------  ---------
  Total interest income   1,175,203   1,394,567  (219,364)  4,651,592  1,924,982  2,726,610
                          ---------   ---------  --------   ---------  ---------  ---------
Interest Expense
 Demand deposits            (64,101)    (16,801)  (47,300)   (101,412)   (97,389)    (4,023)
 Savings deposits            24,677      24,677                (4,432)   (73,641)    69,209
 Time deposits              285,288     390,463  (105,175)  2,530,455  1,434,555  1,095,900
Other borrowed funds        548,329     546,620     1,709       7,743     (8,760)    16,503
                          ---------   ---------  --------   ---------  ---------  ---------
Total interest expense      794,193     944,959  (150,766)  2,432,354  1,254,765  1,177,589
                          ---------   ---------  --------   ---------  ---------  ---------
 Net Interest Income     $  381,010  $  449,608 $ (68,598) $2,219,238 $  670,217 $1,549,021
                          =========   =========  ========   =========  =========  =========

(1) Changes attributable to both volume and rate which cannot be segregated have been allocated based on the absolute value of the change due to volume and the change due to rate.

The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

                           1996            1995       1994

Net interest income    $10,652,102    $10,271,092  $8,051,854
Taxable equivalent
 adjustment (1)            464,252        422,562     417,433
                        ----------     ----------   ---------
Net interest income
 - fully taxable
 equivalent            $11,116,354    $10,693,654  $8,469,287

Net interest yield             4.79%         5.07%       4.53%
Taxable equivalent
 adjustment (1)                 .21           .21         .23
                        -----------    ----------   ---------
Net interest yield -
 fully taxable equivalent      5.00%         5.28%       4.76%
                         ==========    ==========   =========

(1) Taxable equivalent adjustments have been computed assuming a 34% tax rate.


Provision for Loan Losses

As the loan portfolio grows, management continues to provide for losses inherent in the portfolio. The provision for loan losses decreased to $400,000 in 1996 after increasing to $515,000 in 1995 from $300,000 in 1994. See "Financial Condition - Allowance for Loan Losses."


Other Income

Total other income increased $226,000 to $1,227,000 in 1996. Most of the increase is attributed to a $116,000 gain on the sale of other real estate owned by the Bank. Fees generated by the growing trust department increased to $63,000 in 1996 from $17,000 in 1995, its first year of operation. Deposit portfolio growth caused the remaining increase of other income through service charges on deposit accounts. During 1996 and 1995, approximately $22,000 and $20,000 of security gains were realized on the settlement of bonds issued by the Washington Public Power Supply System (WPPSS). The Company wrote these bonds down to their estimated market values in the 1980's when the issuer defaulted on certain obligations. Management believes no additional amounts will be recovered from the WPPSS issues in the future. Additionally, losses of $10,000 were realized on the call of agency securities during 1996 and prepayments of mortgage-backed securities.

Total other income increased to $1,002,000 in 1995 compared to $830,000 in 1994, for an increase of 20.7%. The increase was primarily due to a $49,000 increase in service charges on deposit accounts related to non-sufficient funds and returned check charges, and a $39,000 loss on sale of other real estate owned in 1994. The WPPSS settlement discussed above provided additional increase in other income. Other security gains of approximately $4,000 and $6,000 were realized in 1995 and 1994, respectively, as a result of certain securities being called by issuers. There were no security sales during the three year period ended December 31, 1996. Other Expenses

Noninterest expense increased $298,000 during 1996 and $416,000 in 1995. Management emphasized cost controls in 1996 and maintained noninterest expense at 2.58% of average assets, down from 2.69% in 1995 and 2.82% in 1994. The largest component of noninterest expense is salaries and employee benefits, which increased $189,000 or 6.7% in 1996, equivalent to the 6.7% increase in 1995 compared to 1994. The increases were from normal salary adjustments and the addition of staff members to service the Company's growing customer base. Equipment expense increased $66,000 during 1996 and $22,000 in 1995, primarily as a result of additional depreciation on additions related to renovation of one of the Bank's branches during late 1995 and early 1996. The Bank's state franchise tax, which is based on a percentage of shareholders' equity, continues to increase as equity grows through earnings retention.

Other noninterest expense increased $172,000 during 1996 and $362,000 in 1995. This resulted from a number of small increases, including employee education, data processing supplies, automated teller machine and various other expenses. The increases were partially offset by a decrease in Federal Deposit Insurance Corporation (FDIC) premiums. In August, 1995, the FDIC announced the reduction of deposit insurance premiums to be paid by members of the Bank Insurance Fund (the BIF). As a result, the Bank's premiums for deposits insured by BIF decreased to a minimum of $.04 per $100 of deposits, effective June 1, 1995, down from $.23 previously. As a result of this decrease in BIF premiums, the Bank's deposit insurance expense decreased $157,000, or 42.8%, from $366,000 in 1994 to $209,000 in 1995. Effective January 1, 1996, the Bank's rate was further reduced to the statutory minimum of $500 per quarter, resulting in annual premiums of $2,000 in 1996. Management anticipates higher FDIC premiums in the future as assessments are expected to return to normal rates in 1997.


Income Taxes

The provision for income taxes increased to $1,600,000 in 1996, from $1,444,000 in 1995 and $821,000 in 1994, primarily from the increase in income before income taxes. The Company's effective tax rate remained relatively stable at 29.3% in 1996, increasing from 28.7% in 1995 and 25.1% in 1994. The increase in 1995 resulted from the amount of nontaxable interest income becoming a smaller percentage of income before income taxes in 1995 as compared to 1994.


FINANCIAL CONDITION

Total assets of the Company were $254,135,000 at December 31, 1996 compared to $233,210,000 at December 31, 1995, representing an increase of 9.0%. This growth was primarily in loans, which were funded by FHLB advances and increases in the Company's deposits from its local customer base. Some growth was also experienced in cash and cash equivalents and securities. The changes in the consolidated balance sheets and the factors which caused those changes are discussed below.

Securities

Total securities decreased $2,257,000, or 4.1% from $54,641,000 at year-end 1995 to $52,384,000 at year-end 1996. Funds from the maturities of U.S. Treasury securities classified as available for sale were used to purchase $3,000,000 of interest-bearing time deposits maturing in 1998. During 1996, the Company invested prepayments from U.S. Government agency mortgage-backed securities into higher-yielding (on a taxable equivalent basis) nontaxable obligations of states and political subdivisions. Otherwise, 1996 maturities were reinvested into similar security types. The distribution of the securities portfolio at year-end 1996 consisted of U.S. Treasury securities comprising 42.2% of the portfolio, U.S. government corporations and agencies representing 17.2% and obligations of state and political subdivisions at 37.1%. The principal balances of the Company's mortgage-backed portfolio paid down to $12,000 at December 31, 1996. In compliance with FHLB requirements and to increase its borrowing capacity, the Bank increased its holdings of FHLB stock to $1,552,000 by purchasing approximately $872,000 of stock during 1996.

Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company's liquidity needs and asset/liability management requirements. At December 31, 1996, 30.9% of the portfolio matures within one year. The Company's holdings of structured notes is limited to $1 million of "multi-step bonds," the interest rate of which periodically increases to predetermined levels throughout the life of the security unless called by the issuer.

Securities classified as held to maturity under Statement of Financial Accounting Standards (SFAS) No. 115 are carried at amortized cost, and include securities that management has the positive intent and the ability to hold to maturity. Securities classified as available for sale include those which may be sold prior to maturity for liquidity, asset/liability management or other reasons. The Company classifies all equity securities as available for sale.


Loans

Total loans of $165,141,000 were recorded as of December 31, 1996 as compared to $152,619,000 at year-end 1995, representing an increase of 8.2%.

While the mix of loans within this portfolio remained relatively stable, the Company experienced increases of $5,568,000, or 8.2%, in commercial loans, $5,260,000, or 12.0%, in residential real estate loans and $1,276,000, or 8.3%, in installment and credit card loans. As of December 31, 1996 agriculture production loans and loans secured by farmland totaled approximately $11.0 million and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $1.1 million, or 0.7% of loans at year-end 1996.


In late 1995, the Company began to originate fixed rate mortgage loans utilizing a match funding program using FHLB advances of similar maturity. At December 31, 1996, the balance of loans originated under this program totaled approximately $10,675,000 and were held for sale, the fair values of which exceeded the carrying values. Management anticipates continued lending of mortgage loans under this program as customer demand for fixed rate loans is strong. The majority of the remainder of the Company's residential real estate loan portfolio consists of loans that reprice every 6 months based on a short-term Treasury bill index.

Demand for commercial business loans, as well as both commercial and residential real estate loans was strong in 1995 and continued through 1996. Though growth in 1996 was somewhat slower than in 1995, management is seeking loan growth through alternative programs for customers, such as accounts receivable financing. Management believes the Company's local service area will experience continued economic strength and a continued need for this type of lending into 1997.


Allowance and Provision for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. The collectibility of these loans is evaluated by considering the current financial position and performance of the borrower, the estimated market value of the collateral, the Company's collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans in the aggregate.

The allowance for loan losses totaled $2,121,000 or 1.28% of total loans at December 31, 1996, up from $1,830,000 or 1.20% of total loans at December 31, 1995. Net charge-offs for 1996 totaled $109,000, down from $242,000 in 1995, and compared to $55,000 in
1994. As with all loans that have been charged-off, management is continuing collection efforts and future recoveries may occur. The provision for loan losses decreased from $515,000 in 1995 to $400,000 in 1996. This provision was primarily the result of growth within the loan portfolio, particularly in the commercial loan area, which carries a higher inherent risk compared to mortgage loans.
The reduction in provision reflects the decrease in loan losses in 1996. The increase in the provision from $300,000 in 1994 to $515,000 in 1995 resulted primarily from loan growth, in addition to increased net charge-offs in 1995.

Nonperforming loans consist of loans past due 90 days or more which totaled approximately $747,000 or .45%, of total loans at December 31, 1996, as compared to $571,000 or .37%, of total loans at December 31, 1995. The allowance for loan losses as a percentage of nonperforming loans was 283.9% and 320.4% at year-end 1996 and 1995, respectively. Given the Company's collateral position, management anticipates little loss related to the nonperforming loans.

In addition to nonperforming loans, management regularly identifies and monitors, through its credit officers and its loan review function, loans for which it has concerns about the borrowers' future ability to meet repayment terms. Loans on management's "watch list" that are not included in the nonperforming loans discussed above totaled $8,819,000 at December 31, 1996, compared to $9,545,000 at December 31, 1995. These loans are considered in management's analysis of the allowance for loan losses and include substantially all loans that were adversely classified for regulatory purposes.

Premises and Equipment

Net premises and equipment decreased to $2,563,000 at year-end 1996 from $2,669,000 at year-end 1995. Net fixed asset expenditures of $322,000 to renovate a branch office was offset by $428,000 in depreciation expense.

At December 31, 1996, the Company has contracted to purchase a tract of land with the intent to construct another branch office in Wayne County in late 1997. The Company also acquired $120,000 of land in 1995 to build an operation center in 1998. Beyond these land purchases, no commitments have been entered into relative to these projects.


Deposits

The Company's deposits are obtained from individuals and businesses located in its market area. Total deposits increased 3.4% to $213,340,000 at December 31, 1996, compared to $206,255,000 at
December 31, 1995.  Noninterest-bearing balances decreased to
$21,392,000 at December 31, 1996, as compared to $24,167,000 at
December 31, 1995 as customers shifted funds from lower yielding accounts into higher yielding certificates of deposit. Interest-bearing demand and savings deposits decreased $698,000, or 1.1% at December 31, 1996, compared to 1995. The largest growth occurred in certificates of deposits under $100,000, which increased $6,185,000 to $102,149,000 at year-end 1996, compared to $95,964,000 at year-end 1995.


CAPITAL RESOURCES

Total shareholders' equity increased from $20,343,000 at December
31, 1995 to $23,426,000 at December 31, 1996. Contributing to this increase was net income of $3,859,000, offset by $1,064,000 of dividends paid to shareholders. Also contributing to the increase was the implementation of a dividend reinvestment program in 1995, whereby shareholders may elect to purchase additional shares of the Company's stock in lieu of receiving their dividends in cash. As a result of this program, shareholders' equity increased $279,000 during 1996. The Company also established a plan whereby participants in the Company's 401(k) profit sharing plan may elect for the plan to purchase and hold shares of the Company's common stock in their accounts. As a result of this plan, equity increased
$49,000 during 1996. In October 1996, the Company declared a two-for-one stock split paid in the form of a 100% stock dividend.
Accordingly, the transaction was capitalized at the par value of the Company's stock and resulted in a shift of capital of $4,043,000 from retained earnings to common stock.

Banking regulations have established minimum capital ratios for banks and bank holding companies. As a result, the Company and its subsidiary bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company's
"risk-weighted assets". The Company's assets and certain off-balance sheet items, such as loan commitments, are each assigned a risk factor so that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital.
The Company's Tier 1 capital is its shareholders' equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company's leverage ratio (which for the Company equals its shareholders' equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 3% to 5%. The Company's actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.

Dividends paid by the Company's bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory authorities, which generally limit dividends to the current and prior two years retained earnings, as defined by regulation. In addition, dividend payments may not reduce regulatory capital levels below the minimum regulatory guidelines discussed above. At December 31, 1996, approximately $8.2 million is available for payment of dividends by the Bank to the Company under the most restrictive of these guidelines.


LIQUIDITY

Liquidity refers to the Company's ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company's primary sources of liquidity are cash and cash equivalents, which totaled $30,318,000 at December 31, 1996, an increase of $8,268,000 from year-end 1995. Net income, securities available for sale and repayments and maturities of securities held to maturity and loans also serve as forms of liquidity. Cash and cash equivalents, time deposits with banks and securities maturing within one year represent 19.5% of total assets at December 31, 1996 as compared to 15.7% at year-end 1995. Other sources of liquidity which the Company could use to help to ensure that funds are available when needed include, but are not limited to, the purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activity for the Company is net loan originations as management continues to seek strong loan growth. Purchases of securities and time deposits with banks were made with funds received from securities maturing throughout the year. In 1996, the Company's primary financing activity was borrowing from the FHLB to fund fixed rate first mortgage loans. Deposit growth accounted for cash infusions of $7.1 million in 1996, $20.6 million in 1995 and $17.8 million in 1994.

Cash and cash equivalents increased from $14.7 million at year-end
1994 to $22.0 million at year-end 1995, primarily because of December 31, 1995 falling on a weekend, causing an accumulation of public funds and checks drawn on other banks which were not collectible until the following week. Approximately $6 million of deposits received near year-end 1995 were related to cyclical short-term balances in public funds.

ASSET/LIABILITY MANAGEMENT

Asset/liability management is the process of managing the Company's exposure to changes in interest rates. The primary measure of interest rate risk exposure is the Company's "gap," or the difference between interest rate sensitive assets and liabilities that mature or reprice within a certain period of time. A financial institution with a positive interest rate sensitivity gap for a given period has an amount of interest-earning assets maturing or otherwise repricing within the period which exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a rising interest rate environment, financial institutions with positive interest rate sensitivity gaps generally will experience greater increases in the yield on their assets than in the cost of their liabilities, as the Company experienced in 1994 and early 1995. Conversely, in an environment of falling interest rates, the yield on assets of institutions with positive interest rate sensitivity gaps generally will decrease more rapidly than the costs of their funds. Changes in interest rates generally will have the opposite effect on financial institutions with negative interest rate sensitivity gaps.

Management monitors its gap position on a monthly basis with the goal to make slightly more money in a rising interest rate environment in order to maintain earnings at an acceptable level when additional funding of the Company's loan loss reserve may be necessary. At December 31, 1996, the percentage of rate sensitive assets to liabilities repricing within one year was 92.4%, compared to 91.9% and 112.1% at December 31, 1995 and 1994. This shift was related to the strong increase in fixed rate loans originated with funds from fixed rate FHLB advances. The borrowings reduce the Company's exposure to repricing liabilities by lengthening the maturities of the fixed rate funds as compared to certificates of deposit, whose maturities are less than five years. Though nearly all fixed rate loans originated with FHLB advances are held for sale at December 31, 1996, management intends to use fixed rate borrowings in the future to mitigate the volatility of liability repricing. Management's goal is to continue to increase the Company's asset sensitivity to slightly above 100% of liabilities repricing in less than one year. While the interest rate environment of recent years has proven beneficial to the Company, decreases in market rates of interest have generally adversely affected the net income of the Company.

The table below provides a measure of the Company's interest rate sensitivity at December 31, 1996. The amount of assets and liabilities shown which reprice or mature in a period were determined based on the contractual terms of the asset or liability. Demand deposits and savings accounts reprice at management's discretion and such accounts are therefore included in the amount repricing within three months. This table may not reflect the actual impact on the Company of changes in interest rates because the repricing of various categories of rate sensitive assets and liabilities are subject to other factors, such as competition, customer performance, and management influence.

                INTEREST RATE SENSITIVITY ANALYSIS

                             Within     Three to    1 to 5   Over
(In Thousands of Dollars)    3 Months   12 Months   Years   5 Years   Total
Rate Sensitive Assets (RSA)
 Interest-bearing demand
   deposits                  $ 5,670                                 $  5,670
 Time deposits with banks                         $ 3,000               3,000
 Federal funds sold           17,000                                   17,000
 Debt securities               5,402   $ 10,759    21,097  $13,304     50,562
 Loans                        60,309     60,115    13,518   31,199    165,141
                              ------    -------    ------   ------    -------
   Total RSA                  88,381     70,874    37,615   44,503    241,373
                              ------    -------    ------   ------    -------
Rate Sensitive Liabilities
  (RSL)
  Demand deposits             36,317                                   36,317
  Savings                     28,807                                   28,807
  Certificates of deposit
   In excess of $100,000       2,535     17,529     4,611              24,675
  Other                       17,605     63,305    21,239             102,149
  Repurchase agreements        4,738                                    4,738
  FHLB advances                  369      1,102     4,785    5,486     11,742
                              ------    -------    ------    -----    -------
    Total RSL                 90,371     81,936    30,635    5,486    208,428
                              ------    -------    ------    -----    -------
Rate Sensitivity Gap         $(1,990)  $(11,062)  $ 6,980  $39,017   $ 32,945
                              ======    =======    ======   ======    =======
Cumulative Rate Sensitivity
  Gap                        $(1,990)  $(13,052)  $(6,072) $32,945   $ 32,945
                              ======    =======    ======   ======    =======
RSA/RSL                        97.80%     86.50%   122.78%  811.21%
                              ======    =======    ======   ======
Cumulative Rate Sensitivity
  Gap to total RSA              (.82)%    (5.41)%   (2.52)%  13.65%
                              ======    =======    ======   ======

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company disclosed the estimated fair value of its financial instruments at December 31, 1996 and 1995 in Note 14 to the consolidated financial statements. The fair value of the Company's financial instruments experienced modest changes in 1996 due to the relatively stable interest rate environment. The estimated fair value of loans increased to 100.6% of the carrying value at December 31, 1996 from being equal to book value at December 31, 1995. As bond prices fell during the uptick in interest rates in late 1996, the fair value of securities held to maturity decreased from 102.0% of carrying value at year-end 1995 to 101.3% at year-end 1996. The estimated fair value of time deposits increased slightly from 100.4% of carrying value at December 31, 1995 to 100.9% at December 31, 1996.

                    ACCOUNTING STANDARDS

Recent pronouncements by the Financial Accounting Standards Board
(FASB) may have an impact on financial statements issued in subsequent periods. Set forth below is a summary of such pronouncements.

Effective January 1, 1996, SFAS No. 122, "Accounting for Mortgage Servicing Rights," became effective for the Company. This statement requires companies that sell or securitize mortgage loans to allocate the total cost of the mortgage loans to mortgage servicing rights and to loans (without the mortgage servicing rights) based on their fair values. Costs allocated to mortgage servicing rights will be recorded as a separate asset and will be amortized in proportion to, and over the period of, estimated net servicing income. SFAS No. 122 did not impact the Company's financial condition or results of operations in 1996 as no loans were sold and no servicing rights purchased during 1996.

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," revises accounting treatment for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. It is effective for some transactions in 1997 and others in 1998. This Statement is not expected to materially effect the Company's financial statements.


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity, maturity structure and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

COMMON STOCK

The common shares of the Company are not traded on an established market. In October 1994, the Company entered into an agreement with The Ohio Company and McDonald & Company to be active market makers for the Company's stock. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of the prices paid on all transactions, all of which were private. Because of the lack of an established market, these prices may not reflect the prices at which the stock would trade in an active market. All of the prices below have been restated to reflect the October 1996 two-for-one stock split paid in the form of a 100% stock dividend. The chart also specifies the cash dividends paid by the Company to its shareholders during 1995 and 1996. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning the payment of dividends is included in Note 12 of the consolidated financial statements.




                                                         Cash
                                                        Dividends
Quarter Ended               High            Low         Declared
--------------              -----           ---         ---------
March 31, 1995        $    31.75       $   30.82      $   127,680
June 30, 1995              31.75           30.82          127,783
September 30, 1995         31.75           30.82          127,991
December 31, 1995          31.75           30.82          448,502
March 31, 1996             32.25           30.82          160,679
June 30, 1996              33.25           30.82          160,920
September 30, 1996         33.25           31.57          161,149
December 31, 1996          42.50           31.57          580,841


As of December 31, 1996, CSB Bancorp, Inc. had approximately 761 shareholders and 1,295,172 outstanding shares of common stock.

TRANSFER AGENT

CSB Bancorp, Inc. acts as its own transfer agent for its common stock.

ANNUAL AND OTHER REPORTS; SHAREHOLDER AND GENERAL INQUIRIES

CSB Bancorp, Inc. is required to file an annual report on Form 10-K for its fiscal year ended December 31, 1996 with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company's quarterly reports may be obtained without charge by contacting:

     Pamela S. Basinger
     CSB Bancorp, Inc.
     6 West Jackson Street
     Millersburg, Ohio  44654
     (330) 674-9015

FIVE-YEAR SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information of CSB Bancorp, Inc.


                                           1996            1995          1994            1993         1992
                                           -----           ----          ----            ----         ----
                                        (in thousands of dollars, except shares, per share data and ratios)

Statements of earnings:
     Total interest income            $   19,480     $    18,305    $   13,654      $   12,066   $   12,582

     Total interest expense                8,828           8,034         5,602           5,173        6,500
                                          -------         -------        ------         ------       ------
          Net interest income             10,652          10,271         8,052           6,893        6,082

     Provisions for loan losses              400             515           300             390          708
                                          -------         -------        ------         ------       ------
          Net interest income after
          Provision for loan losses       10,252           9,756         7,752           6,503        5,374

          Security gains                      12              24             6              40           87
          Other income                     1,216             978           824             870          893
                                          -------          ------        ------         ------       ------
     Total noninterest income              1,228           1,002           830             910          980

     Total noninterest expenses            6,021           5,722         5,306           5,101        4,855
                                          -------          ------        ------         ------       ------
          Earnings before federal
          income taxes                     5,459           5,036         3,276           2,312        1,499

     Federal income tax expense (1)        1,600           1,444           821             435          239
                                          -------          ------        ------         ------       ------

          Net earnings                $    3,859     $     3,592    $    2,455      $    1,877   $    1,260
                                          =======          ======       ======          ======       ======

Per share of common stock (2)
     Net earnings                     $     3.00     $      2.81    $     1.92      $     1.47   $      .98
     Dividends                               .83             .65           .50             .44          .36
     Book value                            18.09           15.83         13.38           12.09        11.07

Average common shares
 outstanding (2)                       1,288,522       1,279,002     1,276,800       1,278,132    1,280,000

Year-end balances:
     Loans, net                       $  163,020     $   150,789    $  135,686      $  123,600$     117,754
     Securities                           52,384          54,641        48,888          46,316       35,954
     Total assets                        254,135         233,210       204,407         184,316      167,731
     Deposits                            213,340         206,255       185,680         167,902      152,460
     Borrowings                           16,480           5,913           930             526          626
     Shareholders' equity                 23,426          20,343        17,078          15,432       14,171

Average balances:
     Loans, net                       $  155,298       $ 145,109    $  130,032      $  120,144   $  113,337
     Securities                           50,129          49,698        44,620          37,865       38,351
     Total assets                        233,353         213,077       188,434         171,910      163,310
     Deposits                            199,609         191,919       169,792         155,479      147,480
     Borrowings                           10,632           1,563         1,777           1,232        1,239
     Shareholders' equity                 22,095          18,743        16,263          14,999       13,969




                                                 Year ended December 31,
                              -------------------------------------------------------------------
                                1996            1995      1994       1993         1992
                                 -----           ----      ----      ----         ----
                               (in thousands of dollars, except shares, per share data and ratios)

Selected ratios:
 Net yield on average interest-
   bearing assets                    4.79%      5.07%      4.53%     4.26%        3.95%
 Return on average total assets      1.65       1.69       1.30      1.09          .77
 Return on average shareholders'
  equity                            17.47      19.17      15.10     12.51         9.02
 Average shareholders' equity
  as a percent of average total
  assets                             9.47       8.80       8.63      8.73         8.55
 Net loan charge-offs as a percent
  of average loans                    .07        .16        .04       .23          .39
 Allowance for possible loan losses
  as a percent of loans at year-end  1.28       1.20       1.13      1.05         1.01
 Shareholders' equity as a percent
  of total year-end assets           9.21       8.72       8.35      8.37         8.45


Notes to five-year selected consolidated financial data:

(1) Year ended December 31, 1993 includes benefit from cumulative effect at January 1, 1993 of change in method of accounting for income taxes of $90 or $.28 per share.

(2) Restated for 1996 stock split paid in the form of a 100% stock dividend.



FINANCIAL STATEMENTS





                   REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
CSB Bancorp, Inc.
Millersburg, Ohio

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSB Bancorp, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/S/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Columbus, Ohio
January 10, 1997

                                           CSB BANCORP, INC.
                                      CONSOLIDATED BALANCE SHEETS
                                      December 31, 1996 and 1995
                                                                 1996                 1995
                                                                 ----                 ----
ASSETS
Cash and noninterest-bearing deposits with banks (Note 1)    $     7,647,790      $     11,449,174
Interest-bearing demand deposits with banks                        5,669,966             2,000,523
Federal funds sold                                                17,000,000             8,600,000
                                                                  ----------            ----------
     Cash and cash equivalents                                    30,317,756            22,049,697
Time deposits with other institutions                              3,000,000
Securities available for sale, at fair value (Note 2)             14,890,413            18,001,888
Securities held to maturity (Estimated fair values of
  $37,970,342 in 1996 and $37,377,956 in 1995) (Note 2)           37,493,467            36,638,817
Loans
     Total loans (Note 3)                                        165,141,298           152,619,369
     Allowance for loan losses (Note 4)                            2,120,845             1,830,250
                                                                 -----------           -----------
          Net loans                                              163,020,453           150,789,119
Premises and equipment, net (Note 5)                               2,563,216             2,669,430
Accrued interest receivable and other assets                       2,849,875             3,061,292
                                                                -------------          ------------

          Total assets                                       $   254,135,180      $    233,210,243
                                                               =============          ============
LIABILITIES
Deposits
     Noninterest-bearing                                     $    21,391,610      $     24,166,742
     Interest-bearing (Note 6)                                   191,947,974           182,088,751
                                                                 -----------           -----------
          Total deposits                                         213,339,584           206,255,493
Securities sold under repurchase agreements (Note 7)               4,738,173             3,962,933
Federal Home Loan Bank borrowings (Note 7)                        11,741,515             1,950,196
Accrued interest payable and other liabilities                       889,428               698,858
                                                                 -----------           -----------
     Total liabilities                                           230,708,700           212,867,480

Commitments and contingencies (Note 10)

SHAREHOLDERS' EQUITY (Note 12)
Common stock, $6.25 par value; 1996 -  3,000,000 shares
authorized, 1,298,372 shares issued; 1995 -  1,000,000 shares
authorized, 644,278 issued                                         8,114,826             4,026,738
Additional paid-in capital                                         4,520,502             4,236,952
Retained earnings                                                 10,818,500            12,065,770
Treasury stock at cost, 1996 - 3,200 shares; 1995 - 1,600 shares     (56,000)              (56,000)

Unrealized gain on securities available for sale                      28,652                69,303
                                                              ----------------      ----------------
     Total shareholders' equity                                   23,426,480            20,342,763
                                                              ----------------      ----------------

          Total liabilities and shareholders' equity         $   254,135,180      $    233,210,243
                                                             =================      ================


CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 1996, 1995 and 1994


                                            1996        1995        1994
Interest income
     Loans, including fees              $15,759,724   $15,084,865  $11,378,991
     Taxable securities                   1,932,408     1,942,729    1,318,071
     Nontaxable securities                1,029,655       930,362      874,764
     Other                                  758,384       347,012       81,550
                                         ----------   -----------  -----------
          Total interest income          19,480,171    18,304,968   13,653,376

Interest expense
     Deposits                             8,213,452     7,967,587    5,542,976
     Other                                  614,617        66,289       58,546
                                         ----------   -----------  -----------
          Total interest expense          8,828,069     8,033,876    5,601,522
                                         ----------   -----------  -----------
Net interest income                      10,652,102    10,271,092    8,051,854

Provision for loan losses (Note 4)          400,000       514,709      300,000
                                         ----------   -----------  -----------
Net interest income after provision for
 loan losses                             10,252,102     9,756,383    7,751,854
                                         ----------   -----------  -----------
Other income
     Service charges on deposit accounts    627,635       573,130      524,494
     Merchant fees                          155,311       175,855      159,370
     Other income                           316,762       229,328      178,926
     Security gains                          11,949        23,743        6,260
     Gain (loss) on sale of other real
       estate owned                         116,090                    (38,804)
                                         ----------   -----------  -----------
          Total other income              1,227,747     1,002,056      830,246

Other expenses
     Salaries and employee benefits
      (Note 9)                            2,999,258     2,810,218    2,634,428
     Occupancy expense                      346,936       354,946      362,833
     Equipment expense                      469,828       403,916      382,145
     Stationery, supplies and printing      193,565       150,747      154,793
     Federal deposit insurance premiums       2,000       209,311      366,110
     State franchise tax                    299,675       255,430      230,540
     Other expenses                       1,709,121     1,537,412    1,174,982
                                         ----------     ---------    ---------
          Total other expenses            6,020,383     5,721,980    5,305,831
                                         ----------     ---------    ---------
Income before income taxes                5,459,466     5,036,459    3,276,269
Provision for income taxes (Note 8)       1,600,000     1,444,207      820,893
                                         ----------     ---------   ----------
Net income                              $ 3,859,466   $ 3,592,252  $ 2,455,376
                                        ===========    ==========   ==========
Earnings per common share (Note 1)      $      3.00   $      2.81  $      1.92
                                       ===========    ==========   ==========


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994


                                                                          Unrealized
                                                                          Gain/(Loss) on
                                        Additional                        Securities     Total
                              Common    Paid-in     Retained   Treasury   Available      Shareholders'
                              Stock     Capital     Earnings     Stock    For Sale       Equity
Balance, January 1, 1994    $4,000,000 $4,000,000   $ 7,488,498 $(56,000) $  2,164     $15,434,662

Net income                                            2,455,376                          2,455,376

Cash dividends
  declared ($.50 per share)                            (638,400)                          (638,400)

Change in unrealized
  loss on securities
  available for sale                                                      (174,084)       (174,084)
                             ---------  ---------    ----------  -------  --------      ----------
Balance, December 31,
  1994                       4,000,000  4,000,000     9,305,474  (56,000) (171,920)     17,077,554

Net income                                            3,592,252                          3,592,252

Common stock issued:
     Under dividend re-
      investment program        22,457    199,016                                          221,473
     Under 401(k) plan           4,281     37,936                                           42,217

Cash dividends declared
  ($.65 per share)                                     (831,956)                          (831,956)

Change in unrealized
  loss on securities
  available for sale                                                       241,223         241,223
                             ----------  ---------   ----------  --------  -------        --------

Balance, December 31,
  1995                       4,026,738  4,236,952    12,065,770  (56,000)   69,303      20,342,763

Net income                                            3,859,466                          3,859,466

Common stock issued:
     Under dividend re-
       investment program       39,038    240,069                                          279,107
     Under 401(k) plan           5,903     43,481                                           49,384

Cash dividends declared
  ($.83 per share)                                   (1,063,589)                        (1,063,589)

Stock split (100% stock
  dividend)                  4,043,147               (4,043,147)

Change in unrealized
  gain on securities
  available for sale                                                       (40,651)        (40,651)
                             ---------  ---------   -----------  --------  --------    -----------
Balance, December 31,
  1996                      $8,114,826 $4,520,502   $10,818,500 $(56,000) $ 28,652     $23,426,480
                             =========  =========    ==========  =======   =======     ===========


CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994

                                                  1996       1995        1994
Cash flows from operating activities
 Net income                                  $ 3,859,466 $ 3,592,252 $ 2,455,376
   Adjustments to reconcile net income
    to net cash from operating activities
    Security amortization, net of accretion       36,105      98,851     264,186
    Depreciation                                 428,307     331,927     320,481
    Loss (gain) on sale of other
     real estate owned                          (116,090)                 38,804
    Investment security gains                    (11,949)    (23,743)     (6,260)
    Provision for loan losses                    400,000     514,709     300,000
    Deferred income taxes                        (72,705)    (48,921)   (179,200)
    Changes in
      Net deferred loan fees                      28,199     (62,141)    172,232
      Income taxes payable                       203,705    (159,327)    127,168
      Accrued interest receivable                (41,128)   (348,909)   (244,908)
      Accrued interest payable                    11,006     123,781      68,613
      Other assets and liabilities               133,551     (16,904)     11,644
                                             -----------  ----------  ----------
    Net cash from operating activities         4,858,467   4,001,575   3,328,136
                                             -----------  ----------  ----------
Cash flows from investing activities
  Purchase of time deposits
    with financial institutions               (3,000,000)
  Securities available for sale
    Proceeds from maturities                  10,000,000   7,000,000   4,000,000
    Purchases                                 (7,917,347)(10,607,058) (7,000,156)
  Securities held to maturity
    Proceeds from maturities
     and repayments                            9,100,731  11,178,470  12,395,353
    Purchases                                 (8,949,808)(13,057,229)(12,486,164)
  Loan sale proceeds                                         306,802
  Loan originations, net of payments         (12,659,533)(15,862,449)(12,558,412)


  Property and equipment expenditures           (322,093)   (587,624)   (145,075)
  Proceeds from sale of other real estate        242,090                 138,000
                                             ----------- ----------- -----------
     Net cash used in investing activities   (13,505,960) 21,629,088) 15,656,454)
                                             ----------- ----------- -----------



CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years ended December 31, 1996, 1995 and 1994

                                              1996          1995           1994
Cash flows from financing activities
  Net increase in deposits                   7,084,091   20,575,357    17,778,578
  Net increase in securities sold under
   repurchase agreements                       775,240    3,033,426       403,308
  Advances on FHLB borrowings               10,072,667    1,950,196
  Principal reductions on FHLB borrowings     (281,348)
  Shares issued for 401(k) plan                 49,384       42,217
  Cash dividends paid                         (784,482)    (610,483)     (638,400)
                                           -----------  -----------   -----------
    Net cash from financing activities      16,915,552   24,990,713    17,543,486
                                           -----------  -----------   -----------
Net change in cash and cash equivalents      8,268,059    7,363,200     5,215,168
Cash and cash equivalents at beginning
   of year                                  22,049,697   14,686,497     9,471,329
                                           -----------  -----------   -----------
Cash and cash equivalents at end of year   $30,317,756  $22,049,697   $14,686,497
                                           ===========  ===========   ===========

Significant noncash transactions
  Transfer from fixed assets to other
   real estate                                                        $   430,000
  Transfer securities to available for sale                            11,146,000
  Transfer securities to held to maturity  $ 1,000,000

Cash paid during the year for:
  Interest                                   8,817,000  $ 7,658,000     5,533,000
  Income taxes                               1,469,000    1,575,000       871,000

                                  CSB BANCORP, INC.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the accounting policies adopted by CSB
Bancorp, Inc. which have a significant effect on the financial statements.

Consolidation Policy and Nature of Operations: The consolidated financial statements include the accounts of CSB Bancorp, Inc. (the
"Company") and its wholly owned subsidiary, The Commercial and Savings Bank (the "Bank"). All significant intercompany transactions and balances have been eliminated.

The Company is engaged in the business of commercial and retail banking and trust services, with operations conducted through its main office and seven branches located in Millersburg, Ohio and nearby communities. These communities are the source of substantially all deposit, loan, and trust activities. The majority of the Company's income is derived from commercial and retail lending activities and investments in securities.

Use of Estimates: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses as well as affecting the disclosures provided.
Areas involving the use of management's estimates and assumptions primarily include the allowance for loan losses, the realization of deferred tax assets, fair value of certain securities and the determination and carrying value of impaired loans. Future results could differ from current estimates.

Cash Reserves: The Bank was required to have $1,888,000 and $1,940,000 on deposit with the Federal Reserve Bank or as cash on hand at December 31, 1996 and 1995. These reserves do not earn interest.

Securities: Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities are those which the Company may sell if needed for liquidity, asset-liability management, or other reasons even if there is not a present intention of such a sale. Equity securities that have a readily determinable fair value are also classified as available for sale.
Available-for-sale securities are reported at fair value, with unrealized gains or losses included as a separate component of shareholders' equity, net of tax.

Realized gains and losses on sales of investment securities are computed on the basis of the specific identification of the security sold. Interest income includes amortization of purchase premiums and discounts using the interest method.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loans held for sale are reported at the lower of cost or market value in the aggregate.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

Loan impairment is reported when full payment under the loan terms is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

Smaller balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, and automobile, home equity and second mortgage loans less than $100,000. Commercial loans and Mortgage loans secured by other properties are evaluated individually for impairment.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. These assets are reviewed for impairment when events indicate their carrying amounts may not be recoverable. Depreciation is computed on a straight-line basis over the estimated useful life of the asset. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate owned, other than that used in the normal course of business, is included in other assets at fair value less estimated costs to sell. Any reduction from the carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is charged to expense. Other real estate owned included on the balance sheets was $301,000 and $427,000 at December 31, 1996 and 1995.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: The Company records income tax expense based upon the amount of tax due on its tax return plus deferred taxes computed based upon the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

Statement of Cash Flows: For purposes of the statement of cash flows, cash and due from banks, interest-bearing demand deposits and federal funds sold are included in cash and cash equivalents. Net cash flows are reported for customer loan and deposit transactions, and deposits with other financial institutions. Cash dividends paid are reported net of shares issued under the dividend reinvestment plan.

Earnings Per Share: The weighted average number of shares used in computing earnings per share was 1,288,522 for 1996, 1,279,002 for 1995 and 1,276,800 for 1994. All per share data has been restated to reflect a stock split effected in the form of a 100% stock dividend on October 2, 1996.

Financial Statement Presentation:  Certain items in the 1995 and
1994 financial statements have been reclassified to correspond with the 1996 presentation.



NOTE 2 - SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of securities at December 31, 1996 and 1995 are as follows:




                                                  1996
                                           Gross        Gross     Estimated
                              Amortized   Unrealized  Unrealized    Fair
                                Cost        Gains      Losses       Value
Available for sale
  Debt securities
    U.S. Treasury securities  $11,025,400  $47,599   $  (186)    $11,072,813
    Obligations of U.S.
     government corporations
     and agencies               2,000,000             (4,000)      1,996,000
                              -----------  -------   -------     -----------
  Total debt securities
    available for sale         13,025,400   47,599    (4,186)     13,068,813
 Other securities               1,821,600       --        --       1,821,600
                              -----------  -------    ------     -----------
  Total securities
   available for sale         $14,847,000  $47,599   $(4,186)    $14,890,413
                              ===========  =======   =======     ===========


NOTE 2 - SECURITIES (Continued)

                                                     1996
                                           Gross       Gross      Estimated
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost      Gains       Losses       Value
Held to maturity
  U.S. Treasury securities    $11,030,882  $116,799   $  (9,947)  $11,137,734
  Obligations of U.S.
   government corporations
   and agencies                 7,011,135     4,413      (6,361)    7,009,187
  Obligations of state and
   political
   subdivisions                19,440,275   499,363    (127,342)   19,812,296
  Mortgage-backed securities       11,175                   (50)       11,125
                              -----------  --------   ---------   -----------
    Total securities
     held to maturity         $37,493,467  $620,575   $(143,700)  $37,970,342
                              ===========  ========   =========   ===========







                                                    1995
                                             Gross      Gross       Estimated
                               Amortized   Unrealized Unrealized      Fair
                                  Cost       Gains      Losses        Value
Available for sale
  Debt securities
    U.S. Treasury securities  $11,005,578  $108,609   $ (10,437)   $11,103,750
    Obligations of U.S.
      government corporations
      and agencies              6,003,206     8,064      (1,232)     6,010,038
    Total debt securities
     available for sale        17,008,784   116,673     (11,669)    17,113,788
  Other securities                888,100                              888,100
                              -----------  --------   ---------    -----------

    Total securities
     available for sale       $17,896,884  $116,673   $(11,669)    $18,001,888
                              ===========  ========   ========     ===========

Held to maturity
  U.S. Treasury securities    $10,046,860  $223,210   $ (1,927)    $10,268,143
  Obligations of U.S.
   government corporations
   and agencies                 8,024,229    29,087     (3,566)      8,049,750
  Obligations of state and
   political
    subdivisions               17,069,361   595,350    (86,483)     17,578,228
Mortgage-backed securities      1,498,367              (16,532)      1,481,835
                              -----------  --------  ---------     -----------
  Total securities
   held to maturity           $36,638,817  $847,647  $(108,508)    $37,377,956
                              ===========  ========  =========     ===========

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below.
Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                      Estimated
                                        Amortized       Fair
                                          Cost          Value
Available for sale
  Debt securities:
    Due in one year or less             $ 5,985,597   $ 6,014,687
    Due after one through five years      7,039,803     7,054,126
                                        -----------   -----------
      Total debt securities available
        for sale                        $13,025,400   $13,068,813
                                        ===========   ===========
Held to maturity
  Debt securities:
    Due in one year or less             $10,145,894   $10,187,198
    Due after one year through
      five years                         14,043,004    14,303,990
    Due after five years through
      ten years                          11,678,348    11,839,994
    Due after ten years                   1,615,046     1,628,035
    Mortgage-backed securities               11,175        11,125
                                        -----------   -----------
      Total debt securities held
        to maturity                     $37,493,467   $37,970,342
                                        ===========   ===========

One agency security of $1,000,000 was transferred from the available-for-sale category to held-to-maturity during the first quarter of 1996. The transfer into held-to-maturity occurred at the fair value of the security on the date of the transfer, which approximated amortized cost.

No securities were sold during any period presented. Securities called or settled by the issuer resulted in gains of $11,949, $23,743 and $6,260 in 1996, 1995 and 1994.

Securities with a carrying value of approximately $19,565,000 and $24,435,000 were pledged as of December 31, 1996 and 1995 to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
NOTE 3 - LOANS

Loans as presented on the balance sheet are comprised of the following classifications at December 31:

                                    1996           1995

   Commercial                    $ 73,404,483    $ 67,835,818
   Commercial real estate          22,991,254      22,857,621
   Residential real estate         49,254,612      43,994,813
   Installment and credit card     16,730,089      15,453,681
   Construction                     2,760,860       2,477,436
                                 ------------    ------------
     Total loans                 $165,141,298    $152,619,369
                                =============    ============

At December 31, 1996, approximately $11,000,000 of fixed rate residential real estate loans were held for sale, the fair values of which exceed the carrying values.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses is as follows:

                                  1996        1995          1994

  Balance - January 1          $1,830,250  $1,557,547   $1,312,050
  Provision for loan losses       400,000     514,709      300,000
  Loans charged off              (136,524)   (292,086)    (112,411)
  Recoveries                       27,119      50,080       57,908
                               ----------  ----------   ----------
  Balance - December 31        $2,120,845  $1,830,250   $1,557,547
                               ==========  ==========   ==========

NOTE 4 - ALLOWANCE FOR LOAN LOSSES (Continued)

Information regarding impaired loans at December 31, 1996 and 1995 is as follows:

                                              1996         1995

 Balance of impaired loans
  at December 31                              $961,000      $228,000

  Less portion for which no allowance
   for loan losses is allocated                     0             0
                                              --------      --------

  Portion of impaired loan balance
    for which an allowance for credit
    losses is allocated                      $961,000      $228,000
                                            ========      ========

  Portion of allowance for loan losses
   allocated  to the impaired loan balance
   at December 31                            $336,000      $ 40,000
                                             ========      ========

Information regarding impaired loans is as follows for the years ended December 31, 1996 and 1995:





                                            1996          1995

  Average investment in impaired loans
   during the year                        $406,000      $338,000

  Interest income recognized on impaired
   loans including interest income
   recognized on cash basis during the year 84,000          None

  Interest income recognized on impaired
  loans on cash basis during the year       56,000          None


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment, at cost, and accumulated depreciation are as follows at December 31:

                                         1996          1995

  Land and improvements             $  483,465    $  482,465
  Buildings and improvements         2,511,504     2,571,735
  Furniture and equipment            2,543,595     2,176,608
  Leasehold improvements                79,979        79,979
                                    ----------    ----------
    Total                            5,618,543     5,310,787
  Accumulated depreciation           3,055,327     2,641,357
                                    ----------    ----------
    Premises and equipment, net     $2,563,216    $2,669,430
                                    ==========    ==========


NOTE 5 - PREMISES AND EQUIPMENT (Continued)

The Bank leases certain office locations. Total rental expense under these leases was $89,324 in 1996, $92,035 in 1995 and $92,231 in 1994.  Future minimum lease payments are as follows.

                   1997             $ 71,879
                   1998               53,775
                   1999               36,175
                   2000               27,375
                   2001                6,845
                                    --------
          Total minimum payments    $196,049
                                    ========

The original term of two leases expire during 1997. Management intends to renew the leases for another five-year period. The annual payments have not been negotiated as of December 31, 1996 and are not included in the table above.


NOTE 6 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits are as follows at December 31:

                                           1996          1995

     Demand                           $ 36,317,260    $ 39,045,660
     Statement and passbook savings     28,806,699      26,776,356
     Certificates of deposit:
      In excess of $100,000             24,675,449      20,302,481
      Other                            102,148,566      95,964,254
                                      ------------    ------------
      Total                           $191,947,974    $182,088,751
                                      ============    ============

Maturities of certificates of deposit are as follows at December 31, 1996:

                1997          $100,974,337
                1998             9,302,481
                1999             7,971,646
                2000             5,871,726
                2001             2,703,825
                              ------------
                Total         $126,824,015
                              ============

NOTE 7 - BORROWINGS

The Company borrows from the Federal Home Loan Bank (FHLB) to fund fixed-rate residential real estate loans. These borrowings carry fixed interest rates ranging from 5.65% to 7.15% at year-end 1996 and 5.80% to 6.35% at year-end 1995 and 10-, 15- or 20-year maturities. The Company matches each borrowing against a fixed rate mortgage loan with a similar maturity. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of the outstanding principal balance is due on the anniversary date of each borrowing. Future required principal payments, including curtailments, are as follows:

                1997        $ 1,469,485
                1998          1,416,488
                1999          1,259,229
                2000          1,118,328
                2001            992,116
                Thereafter    5,485,869
                            -----------
                            $11,741,515
                            ===========

At December 31, 1996, the FHLB borrowings are collateralized by the Company's FHLB stock and $17,612,000 of qualifying mortgage loans.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements.
Information concerning securities sold under agreements to repurchase is summarized as follows:

                                      1996          1995

  Average month-end balance
   during the year                 $2,832,589   $1,451,600
  Average interest rate during
   the year                              3.75%        4.33%
  Maximum month-end balance
   during the year                 $4,738,173   $3,962,933

NOTE 8 - INCOME TAXES

The provision for income taxes consists of the following:

                                1996        1995       1994

         Current            $1,672,705  $1,493,128  $1,000,093
         Deferred              (72,705)    (48,921)   (179,200)
                            ----------  ----------  ----------
          Total income
           tax provision    $1,600,000  $1,444,207  $  820,893
                            ==========  ==========  ==========



NOTE 8 - INCOME TAXES (Continued)

The differences between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:




                                    1996        1995       1994

Income taxes computed at the
statutory federal tax rate       $1,856,218   $1,712,396  $1,113,931
Add (subtract) tax effect of
 Tax exempt interest income       (348,771)    (314,190)   (300,113)
 Nondeductible interest expense    43,677       35,299      24,607
 Other                             48,876       10,702    (17,532)
                                 ----------   ----------  ----------
Total income tax provision       $1,600,000   $1,444,207    $820,893

The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax asset included in other assets on the balance sheet are as follows at December 31:
                                1996         1995        1994

 Allowance for loan losses    $568,365     $469,563    $376,844
 Deferred loan fees            114,578      184,740     262,622
 Unrealized loss on securities
  available for sale                                     88,565
 Other                          75,152       47,471       8,332
                              --------     --------    --------
    Deferred tax asset         758,095      701,774     736,363
                              --------     --------    --------
 Accretion                     (36,383)     (35,232)    (17,787)
 Depreciation                  (34,382)     (73,167)    (87,257)
 Unrealized gain on securities
  available
  for sale                     (14,760)     (35,702)
 Other                         (22,950)      (1,700)
                               --------     --------    --------
  Deferred tax liability      (108,475)    (145,801)   (105,044)
                               --------     --------    --------
    Net deferred tax asset    $649,620     $555,973    $631,319
                              ========     ========    ========

The Company has sufficient taxes paid in and available for recovery to warrant recording the full deferred tax asset without a valuation allowance.

NOTE 9 - EMPLOYEE BENEFITS

The Company maintains a contributory profit sharing plan covering substantially all of its employees who meet certain age and service requirements. Under the plan, the Company contributes 3% of each eligible participant's compensation during the year, plus matching participant contributions up to 2% of each participant's compensation during the year. Both of these contributions are dependent upon the availability of sufficient net income from current or prior years. Additional contributions may be made as approved by the Board of Directors. Expense under this plan for 1996, 1995 and 1994 was $104,000, $93,000 and $92,000.


NOTE 10 - COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make or purchase loans, undisbursed lines of credit, undisbursed credit card balances and letters of credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as it uses for those loans recorded on the balance sheet.

As of December 31, 1996 and 1995, commitments to make loans, primarily in the form of undisbursed portions of approved lines of credit, amounted to approximately $28,596,000 and $19,402,000, substantially all of which carried adjustable rates of interest. Commitments under outstanding standby letters of credit amounted to $1,515,000 at December 31, 1996 and $979,000 at December 31, 1995.
Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained relating to these commitments is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits and other items.

Occasionally, various contingent liabilities arise that are not recorded in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material affect on financial condition or results of operations.

NOTE 11 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors, and their related business interests. The following is an analysis of activity of related party loans, for loans aggregating $60,000 or more to any one related party, for the year ended December 31, 1996:


      Balance at January 1, 1996         $1,418,071
        New loans and advances              237,171
        Repayments                         (552,364)
        Other changes                       (56,108)
                                         ----------
Balance at December 31, 1996             $1,046,770
                                         ==========

Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.

NOTE 12 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion and plans for capital restoration are required. The minimum requirements are:



                           Capital to Risk-
                           Weighted Assets    Tier 1 Capital
                              Total   Tier 1  to Average Assets

         Well capitalized        10%    6%       5%
         Adequately capitalized   8%    4%       4%
         Undercapitalized         6%    3%       3%

NOTE 12 - REGULATORY MATTERS (Continued)

The Company and the Bank met the requirements of well capitalized institutions as defined above, at December 31, 1996 and 1995. The classification as well capitalized is made periodically by the banking regulators and is subject to change over time. Management does not believe any conditions or events have occurred since the latest notification by the regulators that would have changed this classification. The Bank's actual capital and the required amount of capital for capital adequacy purposes and to be considered well capitalized at December 31, 1996 was:



                                                                                  Minimum
                                                                               Required To Be
                                                        Minimum Required      Well Capitalized
                                                          For Capital      Under Prompt Corrective
                                             Actual     Adequacy Purposes     Action Regulations
                                          Amount  Ratio    Amount  Ratio   Amount   Ratio
Total capital (to risk-weighted assets)
  Consolidated                           $25,335  16.37%   $12,382  8.0%   $15,476  10.0%
  Bank                                   $24,835  16.05%   $12,382  8.0%   $15,476  10.0%
Tier 1 capital (to risk-weighted assets)
  Consolidated                           $23,397  15.12%    $6,190  4.0%    $9,285   6.0%
  Bank                                   $22,897  14.79%    $6,190  4.0%    $9,285   6.0%
Tier 1 capital (to average assets)
  Consolidated                           $23,397   9.21%   $10,162  4.0%   $12,702   5.0%
  Bank                                   $22,897   9.01%   $10,162  4.0%   $12,702   5.0%

The Company's primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to the current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under the most restrictive of these requirements, the Company estimates that retained earnings available for payment of dividends by the Bank to the Company approximates $8,182,000 at December 31, 1996.


NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
                                                   As of December 31
                                                 1996           1995
Condensed Balance Sheets
  Assets
  Cash deposited with subsidiary             $   499,528     $   247,419
  Investment in subsidiary                    22,926,032      20,083,367
  Organization costs                                 920          11,977
                                             -----------     -----------
      Total assets                           $23,426,480     $20,342,763
                                             ===========     ===========

  Equity
  Common stock                               $ 8,114,826     $ 4,026,738
  Paid-in capital                              4,520,502       4,236,952
  Retained earnings                           10,818,500      12,065,770
  Treasury stock                                 (56,000)        (56,000)
  Unrealized gain on securities available
    for sale                                      28,652          69,303
                                             -----------     -----------
      Total liabilities and equity           $23,426,480     $20,342,763
                                             ===========     ===========

NOTE 13 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)

                                         For the year ended December 31,
                                            1996       1995      1994
Condensed Statements of Income
  Dividends from subsidiary              $1,063,595  $  831,957  $  663,640
  Operating expenses                       (116,347)    (80,313)    (58,638)
    Income before taxes and equity in
     undistributed earnings of subsidiary   947,248     751,644     605,002
  Income tax benefit                         28,902      27,143      19,107
  Equity in undistributed earnings of
   subsidiary                             2,883,316   2,813,465   1,831,267
                                         ----------  ----------  ----------
     Net income                          $3,859,466  $3,592,252  $2,455,376
                                         ==========  ==========  ==========
Condensed Statements of Cash Flows
  Cash flows from operating activities
    Net income                           $3,859,466  $3,592,252  $2,455,376
    Adjustments to reconcile net
     income to
     cash provided by operations
       Equity in undistributed income of
        subsidiary                       (2,883,316) (2,813,465) (1,831,267)
       Change in other assets                11,057      30,164      12,980
                                         ----------  ----------  ----------
    Net cash provided by operating
     activities                             987,207     808,951     637,089
                                         ----------  ----------  ----------

  Cash flows from financing activities
    Shares issued for 401(k) plan            49,384      42,217
    Cash dividends paid                    (784,482)   (610,483)   (638,400)
                                           --------    --------    --------
    Net cash used in financing activities  (735,098)   (568,266)   (638,400)
                                           --------    --------    --------
  Net change in cash                        252,109     240,685      (1,311)
  Beginning of year cash                    247,419       6,734       8,045
                                           --------    --------    --------
  End of year cash                         $499,528    $247,419    $  6,734
                                           ========    ========    ========

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments are as follows at December 31, 1996 and 1995:

                                     December 31, 1996           December 31, 1995
                                  Carrying     Estimated      Carrying     Estimated
                                   Amount      Fair Value       Amount    Fair Value
Assets
Cash and equivalents           $ 30,317,756   $ 30,318,000  $ 22,049,697  $ 22,050,000
Time deposits with other
 institutions                     3,000,000      3,000,000
Securities available for sale    14,890,413     14,890,000    18,001,888    18,002,000
Securities held to maturity      37,493,467     37,970,000    36,638,817    37,378,000
Loans, net of allowance
 for loan losses                163,020,453    164,025,000   150,789,119   150,810,000
Accrued interest receivable       1,843,649      1,844,000     1,802,521     1,803,000

Liabilities
Demand and savings deposits    $(86,515,569)  $(86,516,000) $(89,988,758) $(89,989,000)
Time deposits                  (126,824,015)  (128,001,000) (116,266,735) (116,723,000)
Repurchase agreements            (4,738,173)    (4,738,000)   (3,962,933)   (3,963,000)
FHLB borrowings                 (11,741,515)   (11,988,000)   (1,950,196)   (1,955,000)
Accrued interest payable           (423,463)      (423,000)     (412,457)     (412,000)

For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value of securities is based on quoted market values for the individual securities or for equivalent securities.
Carrying value is considered to approximate fair value for loans that contractually reprice at intervals of six months or less, for short-term borrowings, for demand and savings deposits and accrued interest. The fair values of fixed rate loans, loans that reprice less frequently than each six months, and time deposits have been approximated by a discount rate value technique utilizing estimated market interest rates. The fair value of unrecorded commitments is not material.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Company to have disposed of such items, the estimated fair values would necessarily have been achieved at these dates, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1995 should not necessarily be considered to apply at subsequent dates.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Other assets and liabilities may have value but are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in these financial statements nevertheless may have value, but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the value of a trained work force, customer goodwill, and similar items.

