Form 10-K405, Exhibit 13
period 1998-12-31
CSB BANCORP INC /OH
filed 1999-03-30
CIK 880417

EXHIBIT 13

EXCERPTS OF CSB BANCORP, INC. 1998 ANNUAL REPORT TO SHAREHOLDERS



               REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
CSB Bancorp, Inc.
Millersburg, Ohio


We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 1998 and 1997, and related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSB Bancorp, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                              /S/ CROWE, CHIZEK AND COMPANY LLP
                              Crowe, Chizek and Company LLP

Columbus, Ohio
January 14, 1999


                                    CONSOLIDATED BALANCE SHEETS
                                     December 31, 1998 and 1997

                                                      1998              1997
ASSETS
Cash and noninterest-bearing deposits with banks      $ 10,440,120      $  8,090,785
Interest-bearing demand deposits with banks                 315,06           731,257
Federal funds sold                                      14,853,000         6,213,000
                                                      ------------      ------------
  Total cash and cash equivalents                       25,608,187        14,335,042
Time deposits with other institutions                                      3,000,000
Securities available for sale, at fair value            27,115,456        28,042,412
Securities held to maturity (Fair values of
  $63,981,883 in 1998 and $59,773,637 in 1997)          62,252,682        58,385,434
Loans, net                                             193,823,995       177,327,203
Premises and equipment, net                              5,372,876         3,601,254
Accrued interest receivable and other assets             3,328,722         3,750,570
                                                      ------------      ------------
     Total assets                                     $317,501,918      $288,441,915


LIABILITIES
Deposits
  Noninterest-bearing                                 $ 27,359,102      $ 24,678,146
  Interest-bearing                                     238,387,456       216,525,123
                                                      ------------      ------------
    Total deposits                                     265,746,558       241,203,269
Securities sold under repurchase agreements              9,770,519         7,290,759
Federal Home Loan Bank borrowings                       10,111,119        11,686,863
Accrued interest payable and other liabilities           1,013,623           986,544
                                                      ------------      ------------
     Total liabilities                                 286,641,819       261,167,435


SHAREHOLDERS' EQUITY
Common stock, $6.25 par value: 1998-9,000,000 shares authorized, 2,654,441 shares issued; 1997 3,000,000

 shares authorized, 1,314,591 issued                    16,590,255         8,216,191
Additional paid-in capital                               5,963,191         5,135,899
Retained earnings                                        8,292,636        13,907,908
Treasury stock at cost: 1998 - 6,400 shares;
 1997   3,200 shares                                       (56,000)          (56,000)
Accumulated other comprehensive income                      70,017            70,482
                                                      ------------      ------------
     Total shareholders' equity                         30,860,099        27,274,480
                                                      ------------      ------------
        Total liabilities and shareholders' equity    $317,501,918      $288,441,915
                                                      ------------      ------------
                                                      ------------      ------------


                                CONSOLIDATED STATEMENTS OF INCOME
                          Years ended December 31, 1998, 1997 and 1996

                                            1998            1997            1996
Interest income
  Loans, including fees                     $18,087,424     $16,798,385     $15,759,724
  Taxable securities                          2,744,169       3,119,155       1,932,408
  Nontaxable securities                       1,923,459       1,456,779       1,029,655
  Other                                         648,931         737,669         758,384
                                             ----------      ----------      ----------
    Total interest income                    23,403,983      22,111,988      19,480,171

Interest expense
  Deposits                                   10,603,600       9,828,445       8,213,452
  Other                                         959,335         984,142         614,617
                                             ----------      ----------      ----------
    Total interest expense                   11,562,935      10,812,587       8,828,069
                                             ----------      ----------      ----------

Net interest income                          11,841,048      11,299,401      10,652,102
Provision for loan losses                     1,050,979         400,063         400,000
                                             ----------      ----------      ----------
Net interest income after provision for
  loan losses                                10,790,069      10,899,338      10,252,102
                                             ----------      ----------      ----------
Other income
  Service charges on deposit accounts           716,992         685,369         627,635
  Merchant fees                                 165,144         117,990         155,311
  Trust services                                211,878         108,735          62,574
  Other income                                  351,969         314,897         254,188
  Gain on sale of loans                          14,378         220,200
  Security gains                                     64              46          11,949
  Gain on sale of other real estate owned       155,134                         116,090
                                             ----------      ----------      ----------
     Total other income                       1,615,559       1,447,237       1,227,747

Other expenses
  Salaries and employee benefits              3,438,817       3,203,405       2,999,258
  Occupancy expense                             324,900         314,932         346,936
  Equipment expense                             484,672         462,890         469,828
  Office supplies                               187,136         176,785         239,791
  State franchise tax                           382,359         343,239         299,675
  Other expenses                              2,026,315       1,813,723       1,664,895
                                             ----------      ----------      ----------
     Total other expenses                     6,844,199       6,314,974       6,020,383
                                             ----------      ----------      ----------

Income before income taxes                    5,561,429       6,031,601       5,459,466
Provision for income taxes                    1,330,785       1,624,401       1,600,000
                                             ----------      ----------      ----------

Net income                                   $4,230,644      $4,407,200      $3,859,466
                                             ----------      ----------      ----------
                                             ----------      ----------      ----------

Basic and diluted earnings per common share  $     1.60      $     1.69      $     1.50
                                             ----------      ----------      ----------
                                             ----------      ----------      ----------

/TABLE

                        CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                    Years ended December 31

                                            1998            1997            1996


Net income                                  $4,230,644      $4,407,200      $3,859,466

Other comprehensive income, net of tax:
  Unrealized holding gains and losses on
   available-for-sale securities                  (423)         41,860         (32,765)
  Less reclassification adjustment for gains
   recognized in income                            (42)            (30)         (7,886)
                                            ----------      ----------      ----------
      Unrealized gains/losses on
        securities, net                           (465)         41,830         (40,651)
                                            ----------      ----------      ----------

Comprehensive income                        $4,230,179      $4,449,030      $3,818,815
                                            ----------      ----------      ----------
                                            ----------      ----------      ----------

                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        Years ended December 31, 1998, 1997 and 1996

                                                                         Unrealized
                                                                         Gain/(Loss)
                                                                         on         Total
                                      Additional                         Securities Share-
                         Common       Paid-in     Retained    Treasury   Available  holders'
                         Stock        Capital     Earnings     Stock     For Sale   Equity
                         ------       ----------  --------    --------   ---------- -------
Balance January 1, 1996  $ 4,026,738  $4,236,952  $12,065,770  $(56,000) $ 69,303   $20,342,763

Net income                                          3,859,466                         3,859,466

Common stock issued:
  Under dividend re-
  investment program          39,038     240,069                                        279,107
  Under 401(k) plan            5,903      43,481                                         49,384

Cash dividends declared
  ($.415 per share)                                (1,063,589)                       (1,063,589)

Stock split (100% stock
  dividend)                4,043,147               (4,043,147)

Change in unrealized gain
  on securities available
  for sale                                                                 (40,651)     (40,651)
                         -----------  ----------  -----------  --------- --------   -----------
Balance December 31, 1996  8,114,826   4,520,502   10,818,500   (56,000)    28,652   23,426,480

Net income                                          4,407,200                         4,407,200

Common stock issued:
  Under dividend re-
  investment program          48,711     328,701                                        377,412
  Under 401(k) plan           52,654     286,696                                        339,350

Cash dividends declared
  ($.505 per share)                                (1,317,792)                       (1,317,792)

Change in unrealized gain
  on securities available
  for sale                                                                 41,830        41,830
                         -----------  ----------  -----------  --------- --------   -----------
Balance December 31, 1997  8,216,191   5,135,899   13,907,908    (56,000)  70,482    27,274,480

Net income                                          4,230,644                         4,230,644

Common stock issued:
  Under dividend re-
  investment program          56,153     414,238                                        470,391
  Under 401(k) plan           56,433     413,054                                        469,487

Cash dividends declared
($.60 per share)                                   (1,584,438)                       (1,584,438)

Stock split (100% stock
dividend)                   8,261,478              (8,261,478)

Change in unrealized gain
  on securities available
  for sale                                                                   (465)        (465)
                         -----------  ----------  -----------  --------- --------   -----------
Balance December 31,1998 $16,590,255  $5,963,191  $ 8,292,636  $(56,000) $ 70,017   $30,860,099
                         -----------  ----------  -----------  --------- --------   -----------
                         -----------  ----------  -----------  --------- --------   -----------

/TABLE

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                         Years ended December 31, 1998, 1997 and 1996
                                               1998            1997            1996
Cash flows from operating activities
  Net income                                   $ 4,230,644     $ 4,407,200     $ 3,859,466
  Adjustments to reconcile net income to net
   cash from operating activities
     Security amortization and accretion           (50,335)        (40,711)         36,105
     Depreciation                                  398,058         385,148         428,307
     Gain on sale of other real estate owned      (155,134)                       (116,090)
     Gain on sale of loans                         (14,378)       (220,200)
     Investment security gains                                         (46)        (11,949)
     FHLB stock dividends                         (123,900)       (113,300)
     Provision for loan losses                   1,050,979         400,063         400,000
     Deferred income taxes                                           1,763         (72,705)
     Changes in
       Net deferred loan fees                      (51,812)         85,415          28,199
       Accrued interest receivable                 413,825        (942,064)        (41,128)
       Accrued interest payable                     23,691          33,255          11,006
       Other assets and liabilities               (169,351)         81,924         337,256
                                               -----------     -----------     -----------
     Net cash from operating activities          5,552,287       4,078,447       4,858,467
                                               -----------     -----------     -----------
Cash flows from investing activities
  Net change in time deposits with financial
   institutions                                  3,000,000                      (3,000,000)
  Securities available for sale
    Proceeds from maturities and repayments     12,056,300      11,000,000      10,000,000
    Purchases                                  (10,952,355)    (23,952,022)     (7,917,347)
  Securities held to maturity
    Proceeds from maturities and repayments     10,026,163      12,161,211       9,100,731
    Purchases                                  (13,896,868)    (33,035,725)     (8,949,808)
  Loan sale proceeds                             1,514,878      10,766,167
  Loan originations, net of payments           (18,996,459)    (25,338,195)    (12,659,533)
  Property and equipment expenditures           (2,169,680)     (1,423,186)       (322,093)
  Proceeds from sale of other real estate          336,134                         242,090
                                              ------------    -------------    ------------
    Net cash from investing activities         (19,081,887)    (49,821,750)    (13,505,960)
                                              ------------    -------------    ------------
/TABLE

                     CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                       Years ended December 31, 1998, 1997 and 1996

                                               1998            1997            1996
Cash flows from financing activities
  Net increase in deposits                     $24,543,289     $27,863,685     $ 7,084,091
  Net increase in securities sold under
    repurchase agreements                        2,479,760       2,552,586         775,240
  Advances on FHLB borrowings                                    1,289,309      10,072,667
  Principal reductions on FHLB borrowings       (1,575,744)     (1,343,961)       (281,348)
  Shares issued for 401(k) plan                    469,487         339,350          49,384
  Cash dividends paid                           (1,114,047)       (940,380)       (784,482)
                                                -----------    ------------    ------------
    Net cash from financing activities          24,802,745      29,760,589      16,915,552
                                                -----------    ------------    ------------
Net change in cash and cash equivalents         11,273,145     (15,982,714)      8,268,059
Cash and cash equivalents at beginning of year  14,335,042      30,317,756      22,049,697
                                                -----------    ------------    ------------

Cash and cash equivalents at end of year       $25,608,187     $14,335,042     $30,317,756
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------

Cash paid during the year for:
  Interest                                     $11,539,244     $10,779,000     $ 8,817,000
  Income taxes                                   1,385,000       1,751,000       1,469,000


/TABLE

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include CSB Bancorp, Inc. and its wholly-owned subsidiary, The Commercial and Savings Bank, together referred to as "the Company". Intercompany transactions and balances are eliminated in consolidation.

The Company provides financial services through its main office and eight branches located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Company's income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.

While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

The following is a summary of accounting policies adopted by CSB
Bancorp, Inc., which have a significant effect on the financial statements.

Use of Estimates: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, realization of deferred tax assets, fair value of certain securities, fair value of financial instruments and determination and carrying value of impaired loans are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Cash Reserve Requirements: The Company is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-bearing balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 1998 and 1997 was $2,663,000 and $2,230,000.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on a straight-line basis.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Rights: Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance. Servicing rights were not material during any period presented.

Other Real Estate: Real estate owned, other than that used in the normal course of business, is recorded at fair value at acquisition. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. After acquisition, a valuation allowance reduces the carrying value to the lower of the initial amount or fair value less estimated costs to sell. Other real estate owned included on the balance sheets was $0 and $181,000 at December 31, 1998 and 1997.

Long-Term Assets: These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers.
Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown to measure expense for options granted after 1994, using an option-pricing model to estimate fair value.

Income Taxes: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

Stock Split: On April 30, 1998, a 2-for-1 stock split was distributed to shareholders in the form of a 100% stock dividend.
All per share data was restated to reflect the stock split.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

                            1998        1997        1996

Weighted average common
 shares outstanding
 (basic)                    2,637,012   2,604,914   2,577,044
Dilutive effect of assumed
 exercise of stock options        944         938        --
                            ---------   ---------   ---------

Weighted average common
 shares outstanding
 (diluted)                  2,637,956   2,605,852   2,577,044
                            ---------   ---------   ---------
                            ---------   ---------   ---------

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

New Accounting Pronouncements: Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect since the Company currently has no derivative holdings.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Financial Statement Presentation: Certain items in the prior year's financial statements have been reclassified to correspond with the current year's presentation.


NOTE 2 - SECURITIES

Year-end securities are as follows:
                                                        Gross        Gross
                                           Amortized    Unrealized   Unrealized Fair
                                           Cost         Gains        Losses     Value

1998
Available for sale
   U.S. Treasury securities                $10,018,642  $   96,670              $10,115,312
   Obligations of U.S. government
    corporations and agencies               14,931,926      56,205   $(46,787)   14,941,344
      Total debt securities                 24,950,568     152,875    (46,787)   25,056,656
   Other securities                          2,058,800                            2,058,800
                                           -----------  ----------   ---------  -----------
      Total securities available
      for sale                             $27,009,368   $ 152,875   $(46,787)  $27,115,456
                                           -----------  ----------   ---------  -----------
                                           -----------  ----------   ---------  -----------

Held to Maturity
   U.S. Treasury securities                $10,124,422  $  121,297              $10,245,719
   Obligations of U.S. government
     corporations and agencies               9,501,449      21,675   $(35,929)    9,487,195
   Obligations of states and
   Political Subdivisions                   42,626,811   1,667,490    (45,332)   44,248,969
                                           -----------  ----------   ---------  -----------
   Total securities held to maturity       $62,252,682  $1,810,462   $(81,261)  $63,981,883
                                           -----------  ----------   ---------  -----------
                                           -----------  ----------   ---------  -----------


NOTE 2 - SECURITIES  (Continued)

                                                        Gross        Gross
                                           Amortized    Unrealized   Unrealized Fair
                                           Cost         Gains        Losses     Value

1997
Available for Sale
   Debt Securities
   U.S. Treasury securities                $16,021,859  $   72,864   $   (349)  $16,094,374
   Obligations of U.S. government
    corporations and agencies                9,978,862      40,872   $ (6,596)   10,013,138
                                           -----------  ----------   ---------  -----------
      Total debt securities
        available for sale                  26,000,721     113,736     (6,945)   26,107,512
   Other securities                          1,934,900                            1,934,900
                                           -----------  ----------   ---------  -----------
      Total securities available
      for sale                             $27,935,621   $ 113,736   $ (6,945)  $28,042,412
                                           -----------  ----------   ---------  -----------
                                           -----------  ----------   ---------  -----------

Held to Maturity
   U.S. Treasury securities                $15,121,855  $  130,739   $ (1,095)  $15,251,499
   Obligations of U.S. government
     corporations and agencies               7,540,006      11,870   $ (6,343)    7,545,533
   Obligations of states and
   Political Subdivisions                   35,723,573   1,262,675     (9,643)   36,976,605
                                           -----------  ----------   ---------  -----------
   Total securities held to maturity       $58,385,434  $1,405,284   $(17,081)  $59,773,637
                                           -----------  ----------   ---------  -----------
                                           -----------  ----------   ---------  -----------


The amortized cost and fair value of debt securities available for sale at year-end 1998, by contractual maturity, are shown below.

                                      Amortized      Fair
                                       Cost          Value
Available for sale
  Due in one year or less           $  5,998,280   $ 6,022,343
  Due after one through five years    18,952,288    19,034,313
                                     -----------   -----------
    Total debt securities available
      for sale                       $24,950,568   $25,056,656
                                      -----------   -----------
                                      -----------   -----------

Held to maturity
  Due in one year or less            $ 7,686,333   $ 7,742,808
  Due after one year through
   five years                         20,126,439    20,449,406
  Due after five years through
    ten years                         27,365,977    28,465,299
  Due after ten years                  7,073,933    7,324,370
                                     -----------   -----------
    Total debt securities held to
      maturity                       $62,252,682  $63,981,883
                                     -----------   -----------
                                     -----------   -----------

No securities were sold during any period presented. Securities called or settled by the issuer resulted in gains of $64, $46 and $11,949 in 1998, 1997 and 1996.

Securities with a carrying value of approximately $52,830,000 and $46,065,000 were pledged as of December 31, 1998 and 1997, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

NOTE 3 - LOANS

Year-end loans are as follows.

                                               1998          1997
      Commercial                               $ 86,971,202  $ 80,427,826
      Commercial real estate                     33,136,841    30,407,670
      Residential real estate                    33,684,743    49,752,415
      Residential real estate loans held
        for sale                                 23,636,259
      Installment and credit card                16,992,208    16,392,926
      Construction                                3,154,733     3,507,863
                                               ------------  ------------
         Subtotal                               197,575,986   180,488,700
      Less:  Allowance for loan losses           (2,887,721)   (2,349,039)
         Net deferred loan fees                    (864,270)     (812,458)
                                               ------------  ------------

      Loans, net                               $193,823,995  $177,327,203
                                               ------------  ------------
                                               ------------  ------------

Activity in the allowance for loan losses for the year was as follows.

                                   1998           1997            1996
     Beginning balance             $2,349,039     $2,120,845      $1,830,250
     Provision for loan losses      1,050,979        400,063         400,000
     Loans charged off               (568,597)      (223,945)       (136,524)
     Recoveries                        56,300         52,076          27,119

     Ending balance                $2,887,721     $2,349,039      $2,120,845

/TABLE

Impaired loans were as follows.

                                                    1998           1997
Year-end loans with no allowance for loan losses
  allocated                                         $  141,509     $        0
Year-end loans with allowance for loan losses
  allocated                                          1,453,837      1,384,000
Amount of the allowance allocated                      412,284        437,000
Average of impaired loans during the year            1,608,251      1,230,000
Interest income recognized during impairment            92,014         76,000
Cash-basis interest income recognized                   71,888         59,000


NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment are as follows.

                                                    1998           1997

Land and improvements                               $  990,877     $  980,700
Buildings and improvements                           3,477,490      2,516,855
Furniture and equipment                              3,000,397      2,698,844
Leasehold improvements                                  79,978         79,979
Facilities under construction                        1,629,823        747,802
                                                    ----------     ----------
   Total                                             9,178,565      7,024,180
Accumulated depreciation                            (3,805,689)    (3,422,926)
                                                    ----------     ----------

   Premises and equipment, net                      $5,372,876     $3,601,254


The Bank leases certain office locations. Total rental expense under these leases was $94,154 in 1998, $90,674 in 1997, and $89,324 in 1996. Future
minimum-lease payments are not
material.

NOTE 5 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits at year-end are as follows.

                                                    1998           1997

Demand                                              $ 40,653,899   $ 36,810,301
Statement and passbook savings                        42,808,891     39,235,884
Certificates of deposit:
  In excess of $100,000                               36,935,960     30,643,934
  Other                                              117,988,706    109,835,004
                                                    ------------   ------------
  Total                                             $238,387,456   $216,525,123
                                                    ------------   ------------
                                                    ------------   ------------


Included in savings deposits is an $8.8 million account from a local school district that represents the proceeds of a bond issuance for the construction of a new facility. The district is expected to withdraw funds in the very near future.

At year-end 1998, stated maturities of time deposits were as follows.

                 1999            $123,856,750
                 2000              18,002,424
                 2001               4,167,496
                 2002               3,463,610
                 2003               5,434,386
                                 ------------
                 Total           $154,924,666

NOTE 6 - BORROWINGS

The Company borrows from the Federal Home Loan Bank (FHLB) to fund certain fixed-rate residential real estate loans. These borrowings carry fixed interest rates ranging from 5.60% to 7.15% at year-end 1998 and 1997, with 10-, 15- or 20-year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing. Future required principal payments, including curtailments, are as follows.

                 1999            $  1,405,062
                 2000               1,248,327
                 2001               1,107,807
                 2002                 981,957
                 2003                 869,268
                 Thereafter         4,498,698
                                 ------------
                                 $ 10,111,119
                                 ------------
                                 ------------

At December 31, 1998, the FHLB borrowings are collateralized by the Company's FHLB stock owned and $15,167,000 of qualifying mortgage loans. Based upon the amount of FHLB stock owned, the Bank has the ability to obtain up to $36 million of advances from the FHLB.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows.


                                      1998            1997

Average balance during the year       $ 7,787,240     $5,135,407
Average interest rate during the year        3.54%          3.92%
Maximum month-end balance during
  the year                            $10,136,815     $8,480,023





NOTE 7 - INCOME TAXES

The provision for income taxes consists of the following:

                        1998        1997        1996

Current                 $1,466,786  $1,622,638  $1,672,705
Deferred                  (136,000)      1,763     (72,705)
                        ----------- ----------  -----------
Total income tax
  provision             $1,330,786  $1,624,401  $1,600,000

The differences between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                        1998        1997         1996
Income taxes computed
  at the statutory
  federal tax rate      $1,890,886  $2,050,744   $1,856,218
Add (subtract) tax
  effect of Tax exempt
  interest income         (659,445)   (494,561)    (348,771)
Nondeductible interest
  expense                   99,699      72,695       43,677
Other                         (354)     (4,477)      48,876
                        -----------  ----------  ----------
Total income tax
  provision             $1,330,786   $1,624,401  $1,600,000
                        ----------   ----------  ----------
                        ----------   ----------  ----------

/TABLE

The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax asset included in other assets on the balance sheet are as follows at year-end.

                            1998        1997        1996
Allowance for loan losses   $ 829,103   $ 645,951   $ 568,365
Deferred loan fees             19,678      72,246     114,578
Other                         107,311     124,614      75,152
                            ---------   ---------   ---------
  Deferred tax asset          956,092     842,811     758,095
                            ---------   ---------   ---------
Accretion                     (38,505)    (51,294)    (36,383)
Depreciation                  (14,438)    (36,171)    (34,382)
Unrealized gain on
  securities available
  for sale                    (36,070)    (36,309)    (14,760)
Other                        (104,532)    (92,729)    (22,950)
                            ---------   ---------   ---------
  Deferred tax liability     (193,545)   (216,503)   (108,475)
                            ---------   ---------   ---------
Net deferred tax asset      $ 762,547   $ 626,308   $ 649,620
                            ---------   ---------   ---------
                            ---------   ---------   ---------


The Company has sufficient taxes paid in and available for recovery to warrant recording the full deferred tax asset without a valuation allowance.

NOTE 8 - EMPLOYEE BENEFITS

Profit Sharing Plan: The Company maintains a contributory profit sharing plan covering substantially all its employees who meet certain age and service requirements. Under the plan, the Company contributes 3% of each eligible participant's compensation during the year and matches participant contributions up to 2% of each participant's compensation during the year. Both of these contributions are dependent on availability of sufficient net income from current or prior years. Additional contributions may be made as approved by the Board of Directors. Expense under this plan for 1998, 1997 and 1996 was $116,000, 113,000, and $104,000.

Stock Option Plan: On January 1, 1997, the Board of Directors granted options to purchase 1,800 shares of common stock at an exercise price of $9.05 to an officer of the Company. One-third of the options awarded becomes exercisable on each of the first three anniversaries of the date of grant. Therefore, the first 600 options become exercisable on January 1, 1998, and are the only options exercisable at year-end. Expense recorded for the options is not material. The options outstanding have a remaining contractual life of eight years. The options granted had an estimated value of $12 per share. Had compensation cost for stock options been recorded, net income would have decreased approximately $4,000 in 1997 and 1998, with no impact on earnings per share.




NOTE 9 - COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance-sheet risk were as follows at year-end.

                          1998              1997
                    Fixed      Variable    Fixed       Variable
                    Rate       Rate        Rate        Rate

Commitments to make
  loans (at market
  rates)            $1,230,165 $ 1,326,760
Unused lines of
  credit and
  letters of
  credit             3,105,699  28,532,674  $4,163,960 $25,636,963

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.75% to 9.75% and maturities ranging from 15 years to 30 years.

The Company sold $10.8 million in residential mortgage loans during 1997. The Company has agreed to repurchase individual loans if they become delinquent by greater than ninety days. A recourse obligation has been established by management based on past loan loss experience and other factors. This liability is not material.

Occasionally, various contingent liabilities arise that are not recorded in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material affect on financial condition or results of operations.

NOTE 10 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related party loans, for loans aggregating $60,000 or more to any one related party, for 1998.

   Balance at January 1, 1998       $1,223,803
     New loans and advances          1,870,394
     Repayments                       (360,659)
     Other changes                     (49,929)

   Balance at December 31, 1998     $2,683,609
Other changes represent loans applicable to one reporting period that are excludable from the other reporting period.

Deposits from executive officers, directors and their related business interests at year-end 1998 and 1997 were $4,079,973 and $3,970,740.

NOTE 11 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective-action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If only adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion and plans for capital restoration are required. In the most recent notifications received by the Company and the Bank, each was categorized as well capitalized. There are no conditions or events since those notifications that management believes have changed the Company's or the Bank's category.

NOTE 11 - REGULATORY MATTERS

At year-end, the capital requirements were met. Actual capital levels, in thousands, and minimum required levels were:

                                                                         Minimum
                                                                      Required To Be
                                               Minimum Required       Well Capitalized
                                                  For Capital       Under Prompt Corrective
                               Actual           Adequacy Purposes     Action Regulations
                           Amount    Ratio      Amount     Ratio       Amount     Ratio
1998
Total capital (to risk-
  weighted assets)
    Consolidated           $33,218    17.12%    $15,526     8.0%       $19,408    10.0%
    Bank                    30,669    15.83      15,504     8.0         19,380    10.0
Tier 1 capital (to risk-
  weighted assets)
    Consolidated            30,786    15.86       7,763     4.0         11,645     6.0
    Bank                    28,237    14.57       7,751     4.0         11,628     6.0
Tier 1 capital (to
  average assets)
    Consolidated            30,786     9.88      12,465     4.0         15,581     5.0
    Bank                    28,237     9.08      12,443     4.0         15,554     5.0

1997
Total capital (to risk-
  weighted assets)
    Consolidated           $29,401    16.70%    $14,086     8.0%       $17,607    10.0%
    Bank                    27,647    15.15      14,039     8.0         17,549    10.0
Tier 1 capital (to risk-
  weighted assets)
    Consolidated            27,198    15.45       7,043     4.0         10,564     6.0
    Bank                    25,521    14.54       7,020     4.0         10,530     6.0
Tier 1 capital (to
  average assets)
    Consolidated            27,198     9.56      11,382     4.0         14,228     5.0
    Bank                    25,521     8.99      11,360     4.0         14,200     5.0


The Company's primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two-year's retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under the most restrictive of these requirements, the Company estimates retained earnings available for payment of dividends by the Bank to the Company approximate $8.2 million at December 31, 1998.

NOTE 12 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company financial statements.


                 Year-end Condensed Balance Sheets
                                        1998           1997
Assets:
Cash deposited with subsidiary          $ 1,984,849    $ 1,123,241
Investment in subsidiary                 28,311,026     25,597,379
Securities held to maturity                 497,993        497,806
Other assets                                 66,231         56,054
                                        -----------    -----------
  Total assets                          $30,860,099    $27,274,480
                                        -----------    -----------
                                        -----------    -----------
Equity                                  $30,860,099    $27,274,480
                                        -----------    -----------
                                        -----------    -----------



                  Condensed Statements of Income
                               1998        1997         1996
Interest on securities         $   24,837  $   20,356
Dividends from subsidiary       1,584,231   1,817,792   $1,063,595
Other income                                    6,010
                               ----------  ----------   ----------
  Total income                  1,609,068   1,844,158    1,063,595

Operating expenses                 92,536      80,043      116,347
                               ----------  ----------   ----------
Income before taxes and
  equity in undistributed
  earnings of subsidiary        1,516,532   1,764,115      947,248
Income tax benefit                             13,568       28,902
Equity in undistributed
  earnings of subsidiary        2,714,112   2,629,517    2,883,316
                               ----------  ----------   ----------
  Net income                   $4,230,644  $4,407,200   $3,859,466
                               ----------  ----------   ----------
                               ----------  ----------   ----------

NOTE 12 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)

                 Condensed Statements of Cash Flows

                              1998        1997         1996
Cash flows from operating
  activities
    Net income                $4,230,644  $ 4,407,200  $ 3,859,466
    Adjustments to reconcile
    net income to cash
    provided by operations
      Security accretion            (187)
      Equity in undistributed
        income of subsidiary  (2,714,112)  (2,629,517) (2,883,316)
      Change in other assets                   (1,134)     11,057
                             ------------ ------------ -----------
    Net cash from operating
      activities               1,516,345    1,776,549     987,207
                             ------------ ------------ -----------
Cash flows from investing
  activities
    Purchases of Securities
      held to maturity                       (497,806)
    Property expenditures       (10,177)      (54,000)
                             -----------  ------------
    Net cash from investing
      activities                (10,177)     (551,806)

Cash flows from financing
  activities
    Shares issued for 401(k)
      plan                      469,487       339,350      49,384
    Cash dividends paid      (1,114,047)     (940,380)   (784,482)
                             ------------ ------------ -----------
    Net cash from financing
      activities               (644,560)     (601,030)   (735,098)
                             ------------ ------------ -----------
Net change in cash              861,608       623,713     252,109

Cash at beginning of year     1,123,241       499,528     247,419
                             ------------ ------------ -----------

Cash at end of year          $1,984,849   $ 1,123,241  $  499,528

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end are as follows, in thousands.

                              1998                   1997
                       Carrying               Carrying
                       Amount    Fair Value   Amount    Fair Value
Financial assets
Cash and equivalents   $  25,608 $  25,608   $  14,335  $  14,335
Time deposits with
  other institutions                             3,000      3,000
Securities available
  for sale                27,115    27,115      28,042     28,042
Securities held to
  maturity                62,253    63,982      58,385     59,774
Loans, net of allowance
  for loan losses        193,824   194,975     177,327    176,914
Accrued interest
  receivable               2,282     2,282       2,696      2,696

Financial liabilities
Demand and savings
  deposits             $(110,822)$(110,822)  $(100,724) $(100,724)
Time deposits           (154,925) (156,072)   (140,479)  (140,917)
Repurchase agreements     (9,771)   (9,771)     (7,291)    (7,291)
FHLB borrowings          (10,111)  (10,111)    (11,687)   (11,764)
Accrued interest
  payable                   (480)     (480)       (457)      (457)


The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of debt is based on currently available rates for similar financing. The fair value of off-balance sheet items is not material.

INTRODUCTION

CSB Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Ohio in 1991 to become a one-bank holding company for its wholly owned subsidiary, The Commercial and Savings Bank (the "Bank"). The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and regulated by the Ohio Division of Financial Institutions and the Federal Reserve Bank.

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities and trust services. Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company's market area have been very sound. Unemployment statistics have generally been among the lowest in the state of Ohio and the area has experienced stable to rising real estate values.

The following discussion is presented to aid in understanding the Company's consolidated financial condition and results of operations, and should be read in conjunction with the audited consolidated financial statements and related notes. Forward-looking statements contained in this discussion involve risks and uncertainties and are subject to change based on various important factors. Actual results could differ from those expressed or implied. Management is aware of no market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations except as discussed herein. There are no current recommendations by regulatory authorities that would have such effect if implemented.

RESULTS OF OPERATIONS

Net income totaled $4.2 million, a decrease of $177,000 from 1997. Earnings per share were $1.60 and $1.69 for the year ended
December 31, 1998 and 1997. Return on average assets was 1.43% in 1998 as compared to $1.62% in 1997, and return on average shareholders' equity dripped to 14.39% in 1998, from 17.32% during 1997.

Net income for 1997 was $4.4 million or $1.69 per share, as compared to $3.9 million or $1.50 per share for 1996. This equated to a return on average assets of 1.62% in 1997 and 1.65% in 1996, while the return on average shareholders' equity for the same periods was 17.32% and 17.47%.

Net Interest Income

Net interest income is the largest component of the Company's net income, and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities primarily affect net interest income.

Net interest income for 1998 was $11.8 million, increasing $542,000 from $11.3 million in 1997. Contributing to the increase was a $1.3 million, or 7.7% increase in interest and fees on loans, mostly attributable to the 10.9% increase in average loans. Interest income on securities increased $92,000, or 2.0%, to $4.7 million as compared to the previous year of $4.6 million. This increase was due primarily to an increase of the average balance of $5.1 million, or 6.6%, as compared to the previous period. Other interest income decreased $89,000 to $649,000 in 1998 compared to $738,000 in 1997, primarily as a result of a $707,000 decrease in the average balance of these interest bearing liquid assets. These assets usually carry less credit and interest-rate risk, and, therefore, provide lower yields than securities or loans.

The Company's interest expense on deposits increased $775,000 to $10.6 million in 1998, compared to $9.8 million in 1997. Deposit interest rates decreased during 1998 as overall cost of funds decreased to 4.79% in 1998, compared to 4.84% in 1997. Late in 1995, the Company began to originate fixed-rate mortgage loans through a matched funds program with the FHLB. Advances with maturities similar to the loans establish a fixed interest rate spread of approximately 200 basis points for the estimated duration of the loans. In February 1997, the Company sold $10.8 million of these fixed-rate mortgage loans and management decided not to pay off the related advance. Instead, new loans of $17.2 million and $8.2 million were originated under this program during 1998 and 1997, respectively.

Net interest income for 1997 was $11.3 million, increasing
$647,000 from $10.7 million in 1996. Contributing to the increase was a $1.0 million, or 6.6% increase in interest and fees on loans, mostly attributable to the 7.3% growth in average loans, as the yield on loans decreased during 1996.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

                               AVERAGE BALANCES, RATES AND YIELDS
(Dollars in thousands)                  1998                           1997
                             Average                         Average
                             Balance(1)  Interest  Rate(2)   Balance(1)  Interest  Rate(2)
Interest-bearing Assets
  Federal funds sold         $  9,568    $   503   5.26%     $  9,295    $   513   5.52%
  Interest-bearing deposits     2,567        146   5.69         3,547        225   6.34
  Securities:
    Taxable                    44,280      2,744   6.20        49,420      3,119   6.31
    Tax exempt                 38,126      1,924   5.05        27,898      1,457   5.22
  Loans(3)                    187,198     18,087   9.66       168,823     16,798   9.95
                             --------    -------   -----     --------    -------   -----
    Total interest-earning
    assets                    281,739     23,404   8.31       258,983     22,112   8.54

Noninterest-bearing assets
  Cash and due from banks       8,794                           7,972
  Bank premises and
    equipment, net              4,410                           3,020
  Other assets                  3,748                           3,489
  Allowance for loan losses    (2,452)                         (2,227)

    Total assets             $296,239                        $271,237
                             --------                        --------
Interest-bearing
liabilities
  Demand deposits            $ 35,541    $   717   2.02%     $ 35,148    $   701   1.99%
  Savings deposits             41,056      1,413   3.44        35,559      1,233   3.47
  Time deposits               146,551      8,474   5.78       135,565      7,895   5.82
  Other borrowed funds         18,440        959   5.20        17,312        984   5.68
                             --------    -------   -----     --------    -------   -----

    Total interest-bearing
    liabilities               241,588     11,563   4.79%      223,584     10,813   4.84%
                                         -------                         -------
Noninterest-bearing
liabilities
  Demand deposits              23,813                          20,920
  Other liabilities             1,436                           1,289
Shareholders' equity           29,402                          25,444
                             --------                        --------
Total liabilities and
equity                       $296,239                        $271,237
                             --------                        --------
                             --------                        --------

Net interest income                     $ 11,841                         $11,299
                                        --------                         -------
                                        --------                         -------
Net interest margin                                4.20%                           4.36%
                                                   -----                           -----
                                                   -----                           -----

(1) Average balances have been computed on an average daily basis.
(2) Average rates have been computed based on the amortized cost of the corresponding assets or liability.
(3) Average loan balances include nonaccruing loans.

                               AVERAGE BALANCES, RATES AND YIELDS
(Dollars in thousands)                  1996
                             Average
                             Balance(1)  Interest  Rate(2)
Interest-bearing Assets
  Federal funds sold         $  9,194    $   481   5.23%
  Interest-bearing deposits     5,611        277   4.94
  Securities:
    Taxable                    31,759      1,932   6.08
    Tax exempt                 18,370      1,030   5.61
  Loans(3)                    157,274     15,760  10.02
                             --------    -------   -----
    Total interest-earning
    assets                    222,208     19,480   8.77

Noninterest-bearing assets
  Cash and due from banks       7,334
  Bank premises and
    equipment, net              3,057
  Other assets                  2,730
  Allowance for loan losses    (1,976)

    Total assets             $233,353
                             --------
Interest-bearing
liabilities
  Demand deposits            $ 35,625    $   731   2.05%
  Savings deposits             27,564        836   3.03
  Time deposits               116,280      6,646   5.72
  Other borrowed funds         10,632        615   5.78
                             --------    -------   -----

    Total interest-bearing
    liabilities               190,101      8,828   4.64%
                                         -------
Noninterest-bearing
liabilities
  Demand deposits              20,140
  Other liabilities             1,017
Shareholders' equity           22,095
                             --------
Total liabilities and
equity                       $233,353
                             --------
                             --------
Net interest income                     $ 10,652
                                        --------
                                        --------
Net interest margin                                4.79%
                                                   -----
                                                   -----


(1) Average balances have been computed on an average daily basis.
(2) Average rates have been computed based on the amortized cost of the corresponding assets or liability.
(3) Average loan balances include nonaccruing loans.

                    RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1)
                              1998 v. 1997                        1997 v. 1996
                      Change in                            Change in
                      Income/      Volume      Rate        Income/     Volume      Rate
                      Expense      Effect      Effect      Expense     Effect      Effect
                      -----------  ----------  ----------  ----------  ----------  -----------
Interest Income
  Federal funds sold  $   (9,715)  $   14,752  $ (24,467)  $   31,456  $    5,353  $   26,103
  Interest-bearing
    deposits             (79,024)     (57,440)   (21,584)     (52,169)   (118,286)     66,117
  Securities:
    Taxable             (374,986)    (319,451)   (55,535)   1,186,746   1,112,154      74,592
    Tax exempt           466,680      497,955    (31,275)     427,123     501,758     (74,635)
  Loans                1,289,039    1,786,594   (497,555)   1,038,661   1,149,863    (111,202)
                      -----------  ----------  ----------  ----------  ----------  -----------
Total interest income  1,291,994    1,922,410   (630,416)   2,631,817   2,650,842     (19,025)
                      -----------  ----------  ----------  ----------  ----------  -----------
Interest Expense
  Demand deposits         16,376        2,813     (6,437)     (29,943)     (9,694)    (20,249)
  Savings deposits       188,473      190,358     (1,885)     396,705     265,832     130,873
  Time deposits          570,306      635,026    (64,720)   1,248,231   1,101,915     146,316
  Other borrowed funds   (24,807)      61,764    (86,571)     369,525     379,900     (10,375)
                      -----------  ----------  ----------  ----------  ----------  -----------
Total interest expense   750,348      909,961   (159,613)   1,984,518   1,737,953     246,565

Net Interest Income     $541,646   $1,012,449  $(470,803)  $  647,299  $  912,889  $ (265,590)
                      -----------  ----------  ----------  ----------  ----------  -----------
                      -----------  ----------  ----------  ----------  ----------  -----------

(1)  Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
/TABLE

The following table reconciles net interest income as shown in the financial statements to taxable-equivalent net-interest income:

                             1998         1997         1996
Net interest income          $11,841,048  $11,299,401  $10,652,102
Taxable equivalent
  adjustment(1)                  839,814      640,317      464,252
                             -----------  -----------  -----------

Net interest income -
 fully taxable equivalent    $12,680,862  $11,939,718  $11,116,354
                             -----------  -----------  -----------
                             -----------  -----------  -----------

Net interest yield                 4.20%        4.36%        4.79%
Taxable equivalent
  adjustment(1)                     .30          .25          .21
                             -----------  -----------  -----------

Net interest yield -
  taxable equivalent               4.50%        4.61%        5.00%
                             -----------  -----------  -----------
                             -----------  -----------  -----------


(1) Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Provision for Loan Losses

As the loan portfolio grows, management continues to provide for losses inherent in the portfolio. The provision for loan losses was $1.1 million in 1998, an increase from $400,000 in 1997 and 1996. See "Financial Condition - Allowance for Loan Losses."

Other Income

Total other income increased to $1.6 million in 1998 compared to $1.4 million in 1997, an increase of 11.6%. This increase was primarily due to the gain on sale of real estate owned of $155,000, an increase in merchant fee income of $47,000, or 39.9%, and trust services income increase of $103,000 or 94.9%. These increases more than offset the decrease of $206,000, or 93.5%, in gain on sale of loans. There were no security sales during the three-year period ended December 31, 1998.

Total other income increased $200,000 to $1.4 million in 1997.
The increase was primarily due to a $220,000 gain on sale of loans. During 1997, management decided to sell $10.8 million of fixed-rate mortgage loans that were identified as held for sale, resulting in the aforementioned gain. Other income also increased due to a $46,000, or 73%, increase in trust fee income to $108,000 and a $51,000, or 14%, increase in NSF and returned check charges. These increases were partially offset by a $37,000, or 24%, decrease in merchant fee income and the $116,000 gain on sale of real estate owned in 1996. During 1996, approximately $22,000 of security gains was realized on the settlement of bonds issued by the Washington Public Power Supply System (WPPSS). The Company wrote these bonds down to their estimated market values in the 1980's when the issuer defaulted on certain obligations. Management believes no additional amounts will be recovered from the WPPSS issues in the future. Additionally, losses of $10,000 were realized on the call of agency securities during 1996 and prepayments of mortgage-backed securities.

Other Expenses

Noninterest expense increased $529,000, or 8.4%, during 1998. The largest component of noninterest expense is salaries and employee benefits, which increased $235,000 or 7.3% in 1998. The increases were from normal salary adjustments and the addition of staff members to service the Company's growing customer base and to staff a new branch opened in 1998. The Bank's state franchise tax, which is based on a percentage of shareholders' equity, continues to increase as equity grows through earnings retention.

FDIC premiums increased from $2,000 in 1996, to $27,000 in 1997, due to legislation passed in 1996, increasing the rate banks pay on deposits for deposit insurance. Management anticipates this rate will remain stable in the foreseeable future.

Income Taxes

The provision for income taxes decreased to $1.3 million in 1998, from $1.6 million in 1997 and 1996, primarily from a reduction in income before income taxes. In addition, the Company's effective tax rate was 23.9% in 1998, a decrease from 26.9% in 1997 and 29.3% in 1996. The decrease in 1998 was due to the $10.2 million, or 36.7% increase, in the average balance of tax exempt securities.

FINANCIAL CONDITION

Total assets of the Company were $317.5 million at December 31, 1998, compared to $288.4 million at December 31, 1997, representing an increase of 10.1%. This growth was due to increased loan activity for the year funded by increases in deposits. Changes in the consolidated balance sheets and factors that caused those changes are discussed below.

Securities

Total securities increased $2.9 million, or 3.4% from $86.4 million at year-end 1997 to $89.4 million at year-end 1998. During 1998, the Company reinvested proceeds of maturing and called securities. The distribution of the securities portfolio at year-end 1998 consisted of U.S. Treasuries (22.7%), U.S. government corporations and agencies (27.3%), obligations of state and political subdivisions (47.7%) and other securities (2.3%). The Bank increased its holdings of FHLB stock to $1.8 million through stock dividends during 1998.

Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company's liquidity needs and asset/liability management requirements. At December 31, 1998, 15% of the portfolio matures within one year.

Securities classified as held to maturity under Statement of Financial Accounting Standards (SFAS) No. 115 are carried at amortized cost, and include securities management has the positive intent and ability to hold to maturity. Securities classified as available for sale include those that may be sold before maturity for liquidity, asset/liability management or other reasons. The Company classifies all equity securities as available for sale.

Loans

Total loans of $197.6 million were recorded as of December 31, 1998 as compared to $180.5 million at year-end 1997, representing an increase of 9.5%.

While the mix of loans within this portfolio remained relatively stable, the Company experienced increases of $6.5 million, or 8.1%, in commercial loans, $2.7 million, or 9.0%, in commercial real estate loans and $7.6 million, or 15.2%, increase in
residential real estate loans.   As of December 31, 1998
agriculture production loans and loans secured by farmland totaled approximately $14.1 million and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $1.5 million, or .8%, of loans at year-end 1998.

The Company originates fixed-rate mortgage loans using a match-funding program using FHLB advances of similar maturity. At December 31, 1998, the balance of loans originated under this program totaled approximately $23.6 million. These loans have been identified as held for sale by the Company. Management anticipates continued lending of mortgage loans under this program as customer demand for fixed-rate loans is strong. The majority of the remainder of the Company's residential real estate loan portfolio consists of loans that reprice every 6 months based on a short-term Treasury bill index.

Demand for commercial business loans, as well as both commercial and residential real estate loans, was strong in 1998, as it was in 1997. Management believes the Company's local service area will experience continued economic strength and a continued need for its type of lending products into 1999.

Allowance and Provision for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering current financial position and performance of the borrower, estimated market value of the collateral, the Company's collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The allowance for loan losses totaled $2.9 million or 1.47% of total loans at December 31, 1998, up from $2.3 million or 1.31% of total loans at December 31, 1997. Net charge-offs for 1998 totaled $512,000, up from $172,000 in 1997 and $109,000 in
1996. As with all loans that have been charged-off, management is continuing collection efforts and future recoveries may occur.
The provision for loan losses amounted to $1.1 million in 1998, an increase from $400,000 in 1997. The increase was in response to increased charge offs and nonperforming loans in 1998 and the overall increase in the amount of the total loan portfolio, particularly in commercial and commercial real estate loans. The increase in charge-offs in primarily due to a loan relationship that originated in the late 1980s. Management reviews the level of the allowance for loan losses and the corresponding provision based on the portfolio mix and the level of nonperforming loans.

Nonperforming loans consist of loans past due 90 days or more which totaled approximately $1.5 million or .86%, of total loans at December 31, 1998, as compared to $1.2 million or .69%, of total loans at December 31, 1997. The allowance for loan losses as a percentage of nonperforming loans was 192.5% and 189.4% at year-end 1998 and 1997, respectively. Given the Company's collateral position, management anticipates little loss related to the nonperforming loans.

Premises and Equipment

Net premises and equipment increased by $1.8 million to $5.4 million at year-end 1998 from $3.6 million at year-end 1997. During 1998, the Company completed construction of the new Shreve Office, which opened in March 1998. Also, construction has begun on the new operations center to be located in Millersburg. Construction costs recorded through December 31, 1998, were approximately $1.6 million.

Deposits

The Company's deposits are obtained from individuals and businesses located in its market area. Total deposits increased 10.2% to $265.7 million at December 31, 1998, compared to $241.2 million at December 31, 1997. Noninterest-bearing balances increased to $27.4 million at December 31, 1998, as compared to $24.7 million at December 31, 1997. Interest-bearing deposits increased $21.9 million, or 10.1%, at December 31, 1998, compared to 1997. This growth was on all deposit products. Demand deposits increased $3.8 million, or 10.4%, while statement and passbook savings increased $3.6 million, or 9.1%. Additional growth was obtained through certificates of deposit in excess of $100,000, increasing by $6.3 million, or 20.5%, and other time certificates increasing 8.2 million, or 7.4%.

CAPITAL RESOURCES

Total shareholders' equity increased from $27.3 million at December 31, 1997 to $30.9 million at December 31, 1998. Contributing to this was net income of $4.2 million, offset by dividends paid of $1.6 million. Because of the dividend reinvestment program, shareholders' equity increased $470,000 in 1998 and $377,000 in 1997. The Company also established a plan whereby participants in the Company's 401(k) profit sharing plan may elect under the plan to purchase and hold shares of the Company's common stock in their accounts. Because of this plan, equity increased $339,000 during 1997 and $469,000 in 1998. In October 1996, the Company declared a two-for-one stock split paid in the form of a 100% stock dividend. Accordingly, the transaction was capitalized at the par value of the Company's stock and resulted in a shift of capital of $4.0 million from retained earnings to common stock. An April 1998, two-for-one stock split paid in the form of a 100% stock dividend resulted in a shift of $8.3 million from retained earnings to common stock.

Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and its subsidiary bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company's "risk-weighted assets." The Company's assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor so assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least, half of which must be Tier 1 capital. The Company's Tier 1 capital is its shareholders' equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company's leverage ratio (which for the Company equals its shareholders' equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 3% to 5%. The Company's actual and required capital amounts are disclosed in
Note 11 to the consolidated financial statements.

Dividends paid by the Company's bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory authorities, which generally limit dividends to current and prior two years retained earnings, as defined by regulation. In addition, dividend payments may not reduce regulatory capital levels below the minimum regulatory guidelines discussed above. At December 31, 1998, approximately $8.2 million is available for payment of dividends by the Bank to the Company under the most restrictive of these guidelines.

LIQUIDITY

Liquidity refers to the Company's ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company's primary sources of liquidity are cash and cash equivalents, which totaled $25.6 million at December 31, 1998, an increase of $11.3 million from year-end 1997. Net income, securities available for sale and repayments and maturities of securities held to maturity and loans serve as forms of liquidity. Cash and cash equivalents, and securities maturing within one year represent 12.4% of total assets at December 31, 1998, as compared to 11.6% at year-end 1997. Other sources of liquidity the Company could use to help to ensure funds are available when needed include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activity for the Company is net loan originations as management continues to seek strong loan growth. Purchases of securities were generally made with funds received from securities maturing throughout the year. In 1998, the Company's primary financing activity was funds received through deposit growth. This growth accounted for cash infusions of $24.5 million in 1998, $27.9 million in 1997 and $7.1 million in 1996.

YEAR 2000 ISSUE

Certain statements contained in this section of Management's Discussion and Analysis of Financial Condition and Results of Operations that are not related to historical results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involved a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance and actual results may differ materially from those in forward-looking statements because of various factors. These factors include the ability of the Company and its key service providers, vendors, suppliers, customers and governmental entities to replace, modify or upgrade computer systems in ways that adequately address the Year 2000 issue discussed below. Special factors that might cause actual results to vary materially from the results anticipated include the ability to identify and correct all relevant computer codes and embedded chips, unanticipated difficulties or delays in the implementation of the Company's plans and the ability of third parties to adequately address their own Year 2000 issues.

Many computer programs use only two digits to identify a year in the date field and were apparently design and developed without considering the impact of the upcoming change in the century. Such programs could erroneously read entries for the Year 2000 as the Year 1900. This could result in major systems failures and miscalculations. Rapid and accurate data processing is essential to the operations of financial institutions, such as the Company.

In 1997, the Company formed a Year 2000 Committee to assess the extent to which its information and technology, noninformation technology and its outside vendors may be adversely affected by the Year 2000 problems. Management has identified systems as mission critical or nonmission critical. Vendors of all mission-critical systems have been contacted regarding the status of the renovation and validation of the systems. The Company has completed testing approximately 40% of these mission-critical systems as of December 31, 1998. The Company anticipates completion of all testing on mission-critical applications by March 31, 1999.

In addition to reviewing its own systems, the Company also recognizes it could incur losses if loan payments are delayed due to Year 2000 problems affecting any of the Company's significant borrowers or impairing the payroll systems of large employers in the Company's primary market area. Because the Company's loan portfolio is diversified with regard to individual borrowers and types of businesses, and the Company's primary market area is not significantly dependent on one employer or industry, the Company does not expect any significant or prolonged Year 2000-related difficulties. In addition, the Company is providing information to its customers about the Year 2000 issue.

Management established a budget of $250,000 for costs associated with completing the comprehensive Year 2000 plan. This includes hardware and software upgrades, testing, training and other out-of-pocket expenses. The budget does not include in-house personnel costs. Through December 31, 1998, the Company had incurred $15,000 of operating expenses and $19,000 of capital expenditures for Year 2000. In addition to these costs, the Company has estimated it has incurred $65,000 of internal personnel costs through December 31, 1998.

Management is in the process of developing contingency plans for mission-critical systems, where applicable. These contingency plans include both remediation and business resumption plans. These contingency plans will be based on the results of the above-mentioned testing. The Company plans to complete the design of contingency plans by June 30, 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The only significant market risk to which the Company is exposed is interest-rate risk. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company's financial instruments are held for trading purposes.

The Company manages interest rate risk regularly through its Asset-Liability Management Committee (ALCO). One method the Company uses to manage its interest rate risk is a rate sensitivity gap analysis, which monitors the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A "positive gap" occurs when the amount of interest rate-sensitive assets maturing or repricing within a given period exceeds the amount of interest-sensitive liabilities maturing or repricing within the same period. Conversely, a "negative gap" occurs when the amount of interest rate-sensitive liabilities exceed the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income.

Management monitors its gap position on a monthly basis with the goal to increase its net interest income slightly in a rising interest rate environment, in order to maintain earnings at an acceptable level when additional funding of the Company's loan loss reserve may be necessary. This has historically been accomplished through offering loan products that are either short-term in nature or which carry variable rates of interest.
Interest rates of the majority of the Company's commercial loan portfolio vary based on the prime commercial lending rates published by The Wall Street Journal, while interest rates of the majority of its real estate loan portfolio vary depending on the six-month U.S. Treasury rates. Beginning in 1995, the Company granted a limited amount of fixed rate real estate loans to reduce the impact of this positive interest-rate gap. The Company's securities portfolio is primarily fixed rate and short-term in nature. The Company's investment in structured notes, securities with imbedded options and securities with prepayment risk is not a material part of the securities portfolio. The Company holds no mortgage derivative products. As a result of its gap position, the Company may be vulnerable to decreases in its net interest income and the net market value of its portfolio equity when market rates of interest decrease. The Company's interest income and the market values of its financial instruments is most affected by changes in short- and medium-term interest rates, such as the 6-month U.S. Treasury rates and prime commercial lending rates.

The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company's financial instruments using interest rates in effect at year-end 1998. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company's financial instruments.
Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest-income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate "shocks" to its financial instruments up and down 200 basis points in 100 basis point increments.

The following table presents an analysis of the estimated sensitivity of the Company's annual net interest income to sudden and sustained 100 basis-point changes in market interest rates at December 31, 1998 and 1997:

                             1998
     Change in        Net Interest      Dollar      Percentage
     Interest Rates   Income            Change      Change
                     (Dollars in Thousands)
        +200         $13,032            $   861       7.1%
        +100          12,841                670       5.5
           0          12,171                  0       0.0
        -100          11,520               (651)     (5.4)
        -200          10,900             (1,271)    (10.4)


                             1997
     Change in        Net Interest       Dollar      Percentage
     Interest Rates   Income             Change      Change
                     (Dollars in Thousands)
        +200         $12,138            $   693       6.1%
        +100          12,064                619       5.4
           0          11,445                  0       0.0
        -100          10,973               (472)     (4.1)
        -200          10,666               (779)     (6.8)


/TABLE

SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results.
Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates.

Securities owned by the Company will generally repay at their stated maturity. A portion of the Company's loans is residential mortgage loans, which permit the borrower to prepay the principal balance of the loan prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including the current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed- and adjustable-rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on adjustable-rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed-rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer's request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Advances from the Federal Home Loan Bank do not carry prepayment penalties, but are expected to be repaid in accordance with their contractual terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company disclosed the estimated fair value of its financial instruments at December 31, 1998 and 1997 in Note 13 to the consolidated financial statements. Fair value of the Company's financial instruments experienced modest changes in 1998 due to the relatively stable interest-rate environment. Estimated fair value of loans increased slightly to 100.6% of the carrying value at December 31, 1998 from 99.8% of the carrying value at December 31, 1997. The fair value of securities held to maturity remained relatively stable at 102.8% of carrying value at December 31, 1998, compared to 102.4% of carrying value at year-end 1997. Estimated fair value of time deposits increased from 100.3% of carrying value at December 31, 1997 to 100.7% at December 31, 1998.




ACCOUNTING STANDARDS

A new standard, "Accounting for Derivative Instruments and hedging Activities" requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes n fair value or cash flows. The new standard does not allow hedging of a security which is classified as held to maturity. Upon adoption of the standard, companies are allowed to transfer securities from held to maturity to available for sale if they wish to be able to hedge the securities in the future. The standard is effective for fiscal years beginning after June 15, 1999 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management does not expect the adoption of this standard to have a significant impact on the Corporation's financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company's assets and liabilities are critical to maintenance of acceptable performance levels.

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol "CSBB" and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, markdown or commission and may not represent actual transactions. All the prices below have been restated to reflect the April 1998 two-for-one stock splits paid in the form of 100% stock dividends. The chart also specifies cash dividends paid by the Company to its shareholders during 1998 and 1997. While management expects to maintain its policy of paying regular cash dividends in the future, no assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning the payment of dividends is included in Note 11 of the consolidated financial statements.

                                                    Dividends
Quarter Ended          High          Low            Declared

March 31, 1997         $22.25        $21.00         $220,904
June 30, 1997           22.75         20.00          221,227
September 30, 1997      25.00         21.42          221,902
December 31, 1997       32.50         25.00          653,759
March 31, 1998          50.00         27.50          263,477
June 30, 1998           60.00         32.50          263,824
September 30, 1998      65.00         50.00          264,097
December 31, 1998       60.00         47.00          792,626

As of December 31, 1998, CSB Bancorp, Inc. had approximately 1,000 shareholders and 2,648,041 outstanding shares of common stock.

TRANSFER AGENT

CSB Bancorp, Inc. acts as its own transfer agent for its common stock.

   Transfer agent:
   Shirley J. Roberts
   CSB Bancorp, Inc.
   6 West Jackson Street
   Millersburg, Ohio  44654
   1-800-654-9015

ANNUAL AND OTHER REPORTS; SHAREHOLDER AND GENERAL INQUIRIES

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company's quarterly reports may be obtained without charge by contacting:

   A. Lee Miller, Chief Financial Officer
   CSB Bancorp, Inc.
   6 West Jackson Street
   Millersburg, Ohio  44654
   (330) 674-9015

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information.

                             1998        1997        1996        1995         1994
                             (in thousands of dollars, except shares, per share data and ratios)

Statements of earnings:
  Total interest income      $   23,404  $   22,112  $   19,480  $   18,305   $   13,654

  Total interest expense         11,563      10,813       8,828       8,034        5,602
                             ----------  ----------  ----------  ----------   ----------
    Net interest income          11,841      11,299      10,652      10,271        8,052

  Provisions for loan losses      1,051         400         400         515          300
                             ----------  ----------  ----------  ----------   ----------
    Net interest income
    after provision for
    loan losses                  10,790      10,899      10,252       9,756        7,752

    Security gains                                           12          24            6
    Other income                  1,616       1,447       1,216         978          824
                             ----------  ----------  ----------  ----------   ----------
  Total noninterest income        1,616       1,447       1,228       1,002          830

  Total noninterest
    expenses                      6,844       6,315       6,021       5,722        5,306
                             ----------  ----------  ----------  ----------   ----------
  Earnings before federal
  income taxes                    5,562       6,031       5,459       5,036        3,276

  Federal income tax
  expense(1)                      1,331       1,624       1,600       1,444          821

  Net earnings               $    4,231  $    4,407   $   3,859   $   3,592   $    2,455

Per share of common stock(2)
  Basic and diluted earnings $     1.60  $     1.69  $     1.50  $     1.41   $      .96
  Dividends                         .60         .51         .42         .33          .25
  Book value                      11.65       10.35        9.05        7.92         6.69

Average basic common shares
  outstanding(2)              2,637,011   2,604,914   2,577,044   2,558,004    2,553,600
Average diluted common shares
  outstanding                 2,637,956   2,605,852   2,577,044   2,558,004    2,553,600

Year-end balances:
  Loans, net (includes held
  for sale)                  $  193,824  $  177,327  $  163,020  $  150,789   $  135,686
  Securities                     89,368      86,428      52,384      54,641       48,888
  Total assets                  317,502     288,442     254,135     233,210      204,407
  Deposits                      265,747     241,203     213,340     206,255      185,680
  Borrowings                     19,882      18,978      16,480       5,913          930
  Shareholders' equity           30,860      27,275      23,426      20,343       17,078

Average balances:
  Loans, net                 $  184,746   $ 166,596  $  155,298  $  145,109   $  130,032
  Securities                     82,406      77,318      50,129      49,698       44,620
  Total assets                  296,239     271,237     233,353     213,077      188,434
  Deposits                      246,961     227,192     199,609     191,919      169,792
  Borrowings                     18,440      17,312      10,632       1,563        1,777
  Shareholders' equity           29,402      25,444      22,095      18,743       16,263

/TABLE

                                               Year ended December 31,
                             1998        1997        1996        1995         1994
                             (in thousands of dollars, except shares, per share data and ratios)


Selected ratios:
  Net yield on average
    interest-bearing assets   4.20%       4.36%       4.79%       5.07%        4.53%
  Return on average total
    assets                    1.43        1.62        1.65        1.69         1.30
  Return on average
    shareholders' equity     14.39       17.32       17.47       19.17        15.10
  Average shareholders'
    equity as a percent of
    average total assets      9.93        9.38        9.47        8.80         8.63
  Net loan charge-offs as
    a percent of average
    loans                      .27         .10         .07         .16          .04
  Allowance for possible
    loan losses as a percent
    of loans at year-end      1.46        1.30        1.28        1.20         1.13
  Shareholders' equity as
    a percent of total year-
    end assets                9.72        9.46        9.21        8.72         8.35



Notes to selected financial data:

(1) Year ended December 31, 1994 includes benefit from cumulative effect at January 1, 1994 of change in method of accounting for income taxes of $90,000 or $.04 per share.

(2) Restated for 1998 and 1996 stock splits paid in the form of a 100% stock dividend.