Form 10-K405, Exhibit 13
period 2000-12-31
CSB BANCORP INC /OH
filed 2001-04-13
CIK 880417

EXHIBIT 13

EXCERPTS OF CSB BANCORP, INC. 2000 ANNUAL REPORT TO SHAREHOLDERS

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors

CSB Bancorp, Inc.

Millersburg, Ohio

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSB Bancorp, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/S/ CROWE, CHIZEK AND COMPANY LLP Crowe, Chizek and Company LLP
Columbus, Ohio March 14, 2001


CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999

	2000	1999
ASSETS
Cash and noninterest-earning deposits with banks	$ 12,958,359	$ 10,525,878
Interest-earning demand deposits with banks	234,263	257,199
Federal funds sold	2,660,000	2,484,000
Total cash and cash equivalents	15,852,622	13,267,077
Securities available for sale, at fair value	27,189,712	30,544,038
Securities held to maturity (Fair values of $70,328,759 in 2000 and $73,631,014 in 1999)	69,360,098	74,843,191
Total loans	205,818,199	198,280,304
Less allowance for loan losses	(7,460,370)	(3,418,797)
Loans, net	198,357,829	194,861,507
Premises and equipment, net	9,249,920	8,941,975
Accrued interest receivable and other assets	5,202,069	4,088,680
Total assets	$325,212,250	$326,546,468
LIABILITIES
Deposits
Noninterest-bearing	$ 30,336,143	$ 29,047,575
Interest-bearing	238,246,776	240,891,867
Total deposits	268,582,919	269,939,442
Securities sold under repurchase agreements	15,583,527	12,835,554
Federal Home Loan Bank borrowings	8,464,827	9,709,831
Accrued interest payable and other liabilities	1,041,043	859,963
Total liabilities	293,672,316	293,344,790
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value: 9,000,000 shares authorized; 2000 - 2,667,786 shares issued; 1999 - 2,667,791 shares issued	16,673,667	16,673,693
Additional paid-in capital	6,413,915	6,387,800
Retained earnings	9,840,016	10,702,853
Treasury stock at cost: 2000 - 43,408 shares; 1999 - 8,807 shares	(1,338,432)	(173,802)
Accumulated other comprehensive income (loss)	(49,232)	(388,866)
Total shareholders' equity	31,539,934	33,201,678
Total liabilities and shareholders' equity	$325,212,250	$326,546,468

See accompanying notes to consolidated financial statements.


CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
Interest and dividend income
Loans, including fees	$20,115,631	$17,714,902	$18,087,424
Taxable securities	2,894,997	3,078,731	2,744,169
Nontaxable securities	2,453,521	2,308,239	1,923,459
Other	32,725	605,154	648,931
Total interest income	25,496,874	23,707,026	23,403,983
Interest expense
Deposits	11,220,253	10,869,276	10,603,600
Other	1,561,238	812,866	959,335
Total interest expense	12,781,491	11,682,142	11,562,935
Net interest income	12,715,383	12,024,884	11,841,048
Provision for loan losses	6,142,464	1,100,055	1,050,979
Net interest income after provision for loan losses	6,572,919	10,924,829	10,790,069
Other income
Service charges on deposit accounts	800,964	772,133	716,992
Merchant fees	252,319	241,538	165,144
Trust services	459,680	302,586	211,878
Gain on sale of loans	47,998	308,424	14,378
Security gains	236	6,369	64
Gain on sale of other real estate owned	1,189	-	155,134
Other income	456,478	432,838	351,969
Total other income	2,018,864	2,063,888	1,615,559
Other expenses
Salaries and employee benefits	4,429,679	3,911,510	3,438,817
Occupancy expense	541,537	423,609	324,900
Equipment expense	445,021	397,319	484,672
Office supplies	192,436	200,316	187,136
Franchise tax expense	381,276	353,523	382,359
Professional fees	621,239	105,910	102,827
Other expenses	2,579,363	2,181,304	1,923,488
Total other expenses	9,190,551	7,573,491	6,844,199
Income (loss) before income taxes	(598,768)	5,415,226	5,561,429
Provision for (benefit from) income taxes	(919,661)	1,148,940	1,330,785
Net income	$ 320,893	$4,266,286	$4,230,644
Basic and diluted earnings per common share	$ 0.12	$ 1.61	$1.60

See accompanying notes to consolidated financial statements.


CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

Years ended December 31, 2000, 1999 and 1998

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance, January 1, 1998	$ 8,216,191	$5,135,899	$13,907,908	$(56,000)	$ 70,482	$27,274,480
Comprehensive income
Net income			4,230,644			4,230,644
Other comprehensive loss, net of tax					(465)	(465)
Total comprehensive income						4,230,179
Common stock issued:
Under dividend reinvestment program	56,153	414,238				470,391
Under 401(k) plan	56,433	413,054				469,487
Cash dividends declared ($.60 per share)			(1,584,438)			(1,584,438)
Stock split (100% stock dividend)	8,261,478		(8,261,478)
Balance December 31, 1998	16,590,255	5,963,191	8,292,636	(56,000)	70,017	30,860,099
Comprehensive income
Net income			4,266,286			4,266,286
Other comprehensive loss, net of tax					(458,883)	(458,883)
Total comprehensive income						3,807,403
Common stock issued:
Under dividend reinvestment program	69,199	328,607				397,806
Under 401(k) plan	14,239	96,002				110,241
Cash dividends declared ($.70 per share)			(1,856,069)			(1,856,069)
Purchase of 2,407 treasury shares				(117,802)		(117,802)
Balance, December 31, 1999	16,673,693	6,387,800	10,702,853	(173,802)	(388,866)	33,201,678
Comprehensive income
Net income			320,893			320,893
Other comprehensive income, net of tax					339,634	339,634
Total comprehensive income						660,527
Common stock transactions under dividend re-investment program	(26)	34,498		304,100		338,572
Exercise of 1,800 stock options		(8,383)		38,500		30,117
Cash dividends declared ($.45 per share)			(1,183,730)			(1,183,730)
Purchase of 48,842 treasury shares				(1,507,230)		(1,507,230)
Balance, December 31, 2000	$16,673,667	$6,413,915	$9,840,016	$(1,338,432)	$(49,232)	$31,539,934

See accompanying notes to consolidated financial statements.


CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 1999 and 1998

	2000	1999	1998
Cash flows from operating activities
Net income	$ 320,893	$ 4,266,286	$ 4,230,644
Adjustments to reconcile net income to net cash from operating activities
Security amortization and accretion	140,290	88,697	(50,335)
Depreciation	499,973	360,121	398,058
Gain on sale of other real estate owned	(1,189)	-	(155,134)
Gain on sale of loans	(47,998)	(308,424)	(14,378)
Loan sale proceeds	2,722,633	13,501,374	1,514,878
Originations of loans held for sale	(2,698,500)	(10,195,992)	(7,140,639)
Securities gains	(236)	(6,369)	(64)
FHLB stock dividends	(147,200)	(129,600)	(123,900)
Provision for loan losses	6,142,464	1,100,055	1,050,979
Deferred income taxes	(1,436,845)	53,573	(136,000)
Changes in
Net deferred loan fees	(51,938)	132,606	(51,812)
Accrued interest receivable	37,933	(112,113)	413,825
Accrued interest payable	70,781	(7,820)	23,691
Other assets and liabilities	176,012	(436,153)	(33,351)
Net cash from operating activities	5,727,073	8,306,241	(73,538)
Cash flows from investing activities
Net change in time deposits with financial institutions	-	-	3,000,000
Securities available for sale
Proceeds from maturities and repayments	4,000,000	11,013,639	12,056,364
Purchases	-	(16,024,022)	(10,952,355)
Securities held to maturity
Proceeds from maturities and repayments	6,328,950	9,932,898	10,026,163
Purchases	(969,782)	(21,589,616)	(13,896,868)
Loan originations, net of payments	(9,586,848)	(5,586,843)	(11,855,820)
Property and equipment expenditures	(807,918)	(3,784,214)	(2,169,680)
Proceeds from sale of other real estate	69,895	-	336,134
Net cash from investing activities	(965,703)	(26,038,158)	(13,456,062)
Cash flows from financing activities
Net change in deposits	$(1,356,523)	$ 4,192,884	$24,543,289
Net increase in securities sold under repurchase agreements	2,747,973	3,065,035	2,479,760
Advances on FHLB borrowings	-	1,000,000	-
Principal reductions on FHLB borrowings	(1,245,004)	(1,401,288)	(1,575,744)
Shares issued for 401(k) plan	-	110,241	469,487
Purchase of treasury shares	(1,507,230)	(117,802)	-
Stock options exercised	30,117	-	-
Cash dividends paid	(845,158)	(1,458,263)	(1,114,047)
Net cash from financing activities	(2,175,825)	5,390,807	24,802,745
Net change in cash and cash equivalents	2,585,545	(12,341,110)	11,273,145
Cash and cash equivalents at beginning of year	13,267,077	25,608,187	14,335,042
Cash and cash equivalents at end of year	$15,852,622	$13,267,077	$25,608,187
Cash paid during the year for:
Interest	$12,710,710	$11,689,962	$11,539,244
Income taxes	438,350	1,363,000	1,385,000
Supplemental disclosures:
Loans transferred from held for sale to portfolio	$20,533,301	-	-
Loans transferred from portfolio to held for sale	-	-	$17,996,000

See accompanying notes to consolidated financial statements.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include CSB Bancorp, Inc. and its wholly-owned subsidiary, The Commercial and Savings Bank, together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

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

Business Segments: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

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

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Cash Reserve Requirements: The Company is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2000 and 1999 was $3,342,000 and $3,346,000.

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


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

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

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on a straight-line basis.

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

Foreclosed Real Estate: Real estate acquired in settlement of a loan is recorded at fair value at acquisition. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. After acquisition, a valuation allowance reduces the carrying value to the lower of the initial amount or fair value less estimated costs to sell. Other real estate owned included on the balance sheet was $69,000 at year-end 1999, and there was no other real estate owned at year-end 2000.

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


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown to measure expense for options granted after 1994, using an option-pricing model to estimate fair value.

Income Taxes: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2000	1999	1998
Weighted average common shares outstanding (basic)	2,628,998	2,651,910	2,637,012
Dilutive effect of assumed exercise of stock options	735	926	944
Weighted average common shares outstanding (diluted)	2,629,733	2,652,836	2,637,956

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

New Accounting Pronouncement: Beginning January 1, 2001, a new accounting standard requires derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 had no effect since the Company has no derivative holdings.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company.

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

NOTE 2 - SECURITIES

Year-end securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2000
Available for sale
U.S. Treasury securities	$ 1,000,244	$ 1,747	$ -	$ 1,001,991
Obligations of U.S. government corporations and agencies	22,933,459	5,201	(72,560)	22,866,100
Mortgage-related securities	1,000,000	-	(8,979)	991,021
Total debt securities	24,933,703	6,948	(81,539)	24,859,112
Other securities	2,330,600	-	-	2,330,600
Total securities available for sale	$27,264,303	$ 6,948	$ (81,539)	$27,189,712
Held to Maturity
U.S. Treasury securities	$ 101,722	$ 26,778	$ -	$ 128,500
Obligations of U.S. government corporations and agencies	18,496,494	6,304	(61,708)	18,441,090
Obligations of states and political subdivisions	50,761,882	1,095,898	(98,611)	51,759,169
Total securities held to maturity	$69,360,098	$1,128,980	$(160,319)	$70,328,759
1999
Available for sale
U.S. Treasury securities	$ 4,005,693	$ 3,420	$ (90)	$ 4,009,023
Obligations of U.S. government corporations and agencies	23,939,139	1,112	(593,482)	23,346,769
Mortgage-related securities	1,000,000	-	(154)	999,846
Total debt securities	28,944,832	4,532	(593,726)	28,355,638
Other securities	2,188,400	-	-	2,188,400
Total securities available for sale	$31,133,232	$ 4,532	$ (593,726)	$30,544,038
Held to Maturity
U.S. Treasury securities	$3,104,636	$15,309	$ -	$ 3,119,945
Obligations of U.S. government corporations and agencies	20,499,017	-	(569,065)	19,929,952
Obligations of states and political subdivisions	51,239,538	228,859	(887,280)	50,581,117
Total securities held to maturity	$74,843,191	$244,168	$(1,456,345)	$73,631,014

Contractual maturities of debt securities at year-end 2000 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Amortized Cost	Fair Value
Available for sale
Due in one year or less	$ 4,999,416	$ 4,994,179
Due after one through five years	18,934,287	18,873,912
Mortgage-related securities	1,000,000	991,021
Total debt securities available for sale	$24,933,703	$24,859,112
Held to maturity
Due in one year or less	$ 3,423,089	$ 3,426,392
Due after one year through five years	33,198,152	33,314,592
Due after five years through ten years	31,939,233	32,739,883
Due after ten years	799,624	847,892
Total debt securities held to maturity	$69,360,098	$70,328,759

No securities were sold during any period presented. Gains reported in the consolidated statements of income resulted from securities called or settled by the issuers.

Securities with a carrying value of approximately $59,283,000 and $58,704,000 were pledged at year-end 2000 and 1999, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 3 - LOANS

Year-end loans are as follows.

	2000	1999
Commercial	$ 85,458,066	$ 86,185,570
Commercial real estate	39,121,614	35,690,254
Residential real estate	56,342,175	31,511,348
Residential real estate loans held for sale	-	20,533,301
Installment and credit card	18,033,177	17,644,690
Construction	7,542,893	7,446,805
Subtotal	206,497,925	199,011,968
Less: Allowance for loan losses	(7,460,370)	(3,418,797)
Net deferred loan fees	(679,726)	(731,664)
Loans, net	$198,357,829	$194,861,507

Activity in the allowance for loan losses for the year was as follows.

	2000	1999	1998
Beginning balance	$3,418,797	$2,887,721	$2,349,039
Provision for loan losses	6,142,464	1,100,055	1,050,979
Loans charged off	(2,246,719)	(605,149)	(568,597)
Recoveries	145,828	36,170	56,300
Ending balance	$7,460,370	$3,418,797	$2,887,721

As a result of an increase in nonperforming loans during 2000 and a regulatory examination performed in the second quarter of 2000, management analyzed certain of its credits, resulting in increased loan charge-offs and specific and general allocations of its allowance for loan losses, which caused an increase in the provision for loan losses during the year.

Impaired loans were as follows.

	2000	1999
Year-end loans with no allowance for loan losses allocated	$ 94,115	$ 562,088
Year-end loans with allowance for loan losses allocated	11,873,133	1,982,472
Amount of the allowance allocated	3,276,307	484,853
Average of impaired loans during the year	4,698,923	2,857,586
Interest income recognized during impairment	471,341	177,864
Cash-basis interest income recognized	376,832	168,045

Nonperforming loans, including certain impaired loans and smaller-balance homogeneous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at year-end.

	2000	1999
Loans past due over 90 days still accruing interest	$ 226,000	$1,008,000
Nonaccrual loans	1,119,000	529,000

Loans serviced for others totaled approximately $22,363,000 and $23,512,000 at year-end 2000 and 1999.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment are as follows.

	2000	1999
Land and improvements	$1,134,883	$1,135,883
Buildings and improvements	8,763,035	8,218,472
Furniture and equipment	3,805,907	3,673,452
Leasehold improvements	79,978	79,978
Total	13,783,803	13,107,785
Accumulated depreciation	(4,533,883)	(4,165,810)
Premises and equipment, net	$9,249,920	$8,941,975

The Bank leases certain office locations. Total rental expense under these leases was approximately $66,000, $82,000 and $94,000 in 2000, 1999 and 1998. Future minimum lease payments are not material.


NOTE 5 - INTEREST-BEARING DEPOSITS

Interest-bearing deposits at year-end are as follows.

	2000	1999
Demand	$ 43,581,761	$ 43,055,596
Statement and passbook savings	33,908,917	37,507,777
Certificates of deposit:
In excess of $100,000	41,263,494	43,325,094
Other	119,492,604	117,003,400
Total	$238,246,776	$240,891,867

At year-end 2000, stated maturities of time deposits were as follows.

2001	$108,659,240
2002	44,122,658
2003	5,324,293
2004	2,649,907
Total	$160,756,098

NOTE 6 - BORROWINGS

The Company borrows from the Federal Home Loan Bank (FHLB) to fund certain fixed-rate residential real estate loans. These borrowings carry fixed interest rates ranging from 5.60% to 7.15% at year-end 2000 and 1999, with 10-, 15- or 20-year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing. Future estimated principal payments, including curtailments, are as follows:

2001	$2,107,807
2002	981,957
2003	869,268
2004	768,491
2005	677,904
Thereafter	3,241,400
Total	$8,464,827

At December 31, 2000, the FHLB borrowings are collateralized by the Company's FHLB stock owned and $11.4 million of qualifying mortgage loans. Based upon the amount of FHLB stock owned, the Bank has the ability to obtain up to $46 million of advances from the FHLB.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase is summarized as follows.

	2000	1999
Average balance during the year	$13,233,967	$ 9,932,976
Average interest rate during the year	4.46%	3.10%
Maximum month-end balance during the year	$15,583,527	$13,874,000


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 7 - INCOME TAXES

The provision for income taxes was as follows.

	2000	1999	1998
Current	$ 517,184	$1,095,367	$1,466,785
Deferred	(1,436,845)	53,573	(136,000)
Total income tax provision (benefit)	$(919,661)	$1,148,940	$1,330,785

The differences between the financial statement provision and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

	2000	1999	1998
Income taxes computed at the statutory federal tax rate	$(203,581)	$1,841,177	$1,890,886
Add (subtract) tax effect of tax exempt interest income	(850,171)	(790,141)	(659,445)
Nondeductible interest expense	136,795	113,760	99,699
Other	(2,704)	(15,856)	(354)
Total income tax provision	$(919,661)	$1,148,940	$1,330,786

The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities that comprise the net deferred tax asset included in other assets on the balance sheet are as follows at year-end.

	2000	1999
Allowance for loan losses	$2,378,727	$1,009,669
Unrealized loss on securities available for sale	25,361	200,324
Tax credit carryforward	219,775	-
Other	50,604	35,383
Deferred tax asset	2,674,467	1,245,376
Accretion	(19,514)	(15,679)
Deferred loan fees	(20,515)	-
Depreciation	(180,469)	(86,160)
FHLB stock dividend	(209,202)	(159,154)
Other	(37,517)	(39,015)
Deferred tax liability	(467,217)	(300,008)
Net deferred tax asset	$2,207,250	$945,368

The Company has sufficient taxes paid in and available for recovery to warrant recording the full deferred tax asset without a valuation allowance. The tax credit carryforward asset arose from alternative minimum tax paid in 2000, and may be carried forward indefinitely.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 8 - EMPLOYEE BENEFITS

Profit Sharing Plan: The Company maintains a contributory profit sharing plan covering substantially all its employees who meet certain age and service requirements. Under the plan, the Company contributes 3% of each eligible participant's compensation during the year and matches participant contributions up to 2% of each participant's compensation during the year. Both of these contributions are dependent on availability of sufficient net income from current or prior years. Additional contributions may be made as approved by the Board of Directors. Expense under this plan for 2000, 1999 and 1998 was $179,000, $93,000 and $116,000.

Stock Option Plan: On January 1, 1997, the Board of Directors granted options to purchase 1,800 shares of common stock at an exercise price of $9.05 to an officer of the Company. One-third of the options awarded become exercisable on each of the first three anniversaries of the date of grant. Therefore, 1,200 of the options were exercisable on December 31, 1999 with the remaining 600 becoming exercisable on January 1, 2000. Expense recorded for the options is not material. All options were exercised in 2000.

The options granted had an estimated grant-date fair value of $12 per share. Had compensation cost for stock options been recorded, net income would have decreased approximately $4,000 in 1998 and 1999, and $0 in 2000, with no impact on earnings per share.

NOTE 9 - COMMITMENTS, OFF-BALANCE SHEET RISK, AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance sheet risk were as follows at year-end.

	2000		1999
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans (at market rates)	$523,001	$ 255,000	$ 342,570	$ 3,546,000
Unused lines of credit and letters of credit	693,125	36,682,147	2,433,226	40,671,438

Commitments to make loans are generally made for periods of 60 days or less. The fixed-rate loan commitments have interest rates ranging from 8.63% to 10.00% at year-end 2000.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 10 - RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related party loans, for loans aggregating $60,000 or more to any one related party, for 2000.

Balance at January 1, 2000	$2,263,015
New loans and advances	1,744,059
Repayments	(1,300,600)
Other changes	25,959
Balance at December 31, 2000	$2,732,433

Other changes represent loans applicable to one reporting period that are excludable from the other reporting period. Deposits from executive officers, directors and their related business interests at year-end 2000 and 1999 were approximately $3,295,000 and $2,838,000.

NOTE 11 - REGULATORY MATTERS

The Company and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective-action regulations involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices.

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

Written Agreement: On November 22, 2000, the Company and its subsidiary Bank entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions which, among other things, requires the Company and Bank to complete a review of the Board of Directors and Management; make improvements in the lending function including, but not limited to, policies and procedures, documentation, and a plan for the reduction of adversely classified assets; and prepare new policies and procedures for internal audit, internal controls, asset/liability management, trust, and information technology. The Company and Bank cannot declare or pay dividends without prior written approval of the regulators. The Company's application to declare a fourth quarter 2000 dividend was not approved by its regulators.

Failure to comply with the Written Agreement could result in additional regulatory supervision and/or action. All filings required under the Written Agreement have been within the time frames set forth in the agreement.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 11 - REGULATORY MATTERS (Continued)

At year-end, the capital requirements were met. Actual capital levels, in thousands, and minimum required levels were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2000
Total capital (to risk-weighted assets)
Consolidated	$34,312	16.0%	$17,112	8.0%	$21,389	10.0%
Bank	32,561	15.2	17,164	8.0	21,455	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	31,578	14.8	8,556	4.0	12,834	6.0
Bank	29,820	13.9	8,582	4.0	12,873	6.0
Tier 1 capital (to average assets)
Consolidated	31,578	9.7	13,034	4.0	16,293	5.0
Bank	29,820	9.2	13,004	4.0	16,255	5.0
1999
Total capital (to risk-weighted assets)
Consolidated	$36,257	17.0%	$17,076	8.0%	$21,345	10.0%
Bank	33,322	15.7	16,988	8.0	21,235	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	33,580	15.7	8,538	4.0	12,807	6.0
Bank	30,658	14.4	8,494	4.0	12,741	6.0
Tier 1 capital (to average assets)
Consolidated	33,580	10.3	13,041	4.0	16,301	5.0
Bank	30,658	9.4	13,017	4.0	16,271	5.0

The Company's primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two-years retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under the agreement discussed above, the Bank and the Company cannot pay dividends without prior regulatory approval.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 12 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Following are condensed parent company financial statements.

Year-end Condensed Balance Sheets

	2000	1999
Assets:
Cash deposited with subsidiary bank	$ 1,169,549	$ 2,335,796
Investment in subsidiary bank	29,780,551	30,279,728
Securities held to maturity	498,368	498,181
Other assets	91,466	87,973
Total assets	$31,539,934	$33,201,678
Equity	$31,539,934	$33,201,678

Condensed Statements of Income

	2000	1999	1998
Interest on securities	$ 24,837	$ 24,837	$ 24,837
Dividends from subsidiary	1,183,855	1,856,069	1,584,231
Total income	1,208,692	1,880,906	1,609,068
Operating expenses	74,223	63,948	92,536
Income before taxes and equity in undistributed earnings of subsidiary	1,134,469	1,816,958	1,516,532
Income tax benefit	25,236	21,742	-
Equity in undistributed earnings of subsidiary (distributions received in excess of earnings)	(838,812)	2,427,586	2,714,112
Net income	$ 320,893	$4,266,286	$4,230,644


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 12 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows

	2000	1999	1998
Cash flows from operating activities
Net income	$320,893	$4,266,286	$4,230,644
Adjustments to reconcile net income to cash provided by operations
Security accretion	(187)	(187)	(187)
Equity in (undistributed earnings)/excess distributions of subsidiary	838,812	(2,427,586)	(2,714,112)
Change in other assets	(3,494)	(21,742)	-
Net cash from operating activities	1,156,024	1,816,771	1,516,345
Cash flows from investing activities
Property expenditures	-	-	(10,177)
Net cash from investing activities	-	-	(10,177)
Cash flows from financing activities
Shares issued for 401(k) plan	-	110,241	469,487
Purchase of treasury shares	(1,507,230)	(117,802)	-
Stock options exercised	30,117	-	-
Cash dividends paid	(845,158)	(1,458,263)	(1,114,047)
Net cash from financing activities	(2,322,271)	(1,465,824)	(644,560)
Net change in cash	(1,166,247)	350,947	861,608
Cash at beginning of year	2,335,796	1,984,849	1,123,241
Cash at end of year	$1,169,549	$2,335,796	$1,984,849


NOTE 13 - OTHER COMPREHENSIVE INCOME

Other comprehensive income is summarized as follows:

	2000	1999	1998
Unrealized holding gains (losses) on available-for-sale securities	$514,603	$(694,299)	$ (639)
Less reclassification adjustment for losses (gains) recognized in income	-	(983)	(64)
Net unrealized holding gains (losses)	514,603	(695,282)	(703)
Tax effect	(174,969)	236,399	238
Other comprehensive income (loss)	$339,634	$(458,883)	$ (465)


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end are as follows, in thousands.

	------------2000--------------		-----------1999-----------
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and equivalents	$ 15,853	$ 15,853	$ 13,267	$ 13,267
Securities available for sale	27,190	27,190	30,544	30,544
Securities held to maturity	69,360	70,329	74,843	73,631
Loans, net of allowance for loan losses	198,358	199,956	194,862	195,585
Accrued interest receivable	2,356	2,356	2,394	2,394
Financial liabilities
Demand and savings deposits	$ (107,827)	$ (107,827)	$ (109,611)	$ (109,611)
Time deposits	(160,756)	(161,209)	(160,328)	(158,781)
Repurchase agreements	(15,584)	(15,584)	(12,836)	(12,836)
FHLB borrowings	(8,465)	(8,499)	(9,710)	(9,302)
Accrued interest payable	(543)	(543)	(473)	(473)

The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice fully and frequently. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For long-term fixed-rate loans, deposits and borrowings, and for variable-rate loans or deposits with infrequent repricing, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of debt is based on currently available rates for similar financing. The fair value of off-balance sheet items is not material.


CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000 and 1999

NOTE 15 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Basic and Diluted Earnings per Common Share
2000
First quarter	$6,057,822	$3,064,706	$974,071	$ 0.37
Second quarter	6,334,064	3,215,158	(609,267)	(0.22)
Third quarter	6,562,948	3,209,083	716,194	0.27
Fourth quarter	6,542,040	3,226,436	(760,105)	(0.30)

1999
First quarter	$5,819,333	$2,885,178	$918,537	$ 0.35
Second quarter	5,828,010	2,927,544	1,110,743	0.42
Third quarter	5,968,925	3,052,480	1,120,771	0.42
Fourth quarter	6,090,758	3,159,682	1,116,235	0.42

During the second quarter of 2000, the Company's provision for loan losses was $2.7 million, compared to $150,000 in the same period for 1999. This was a result of several factors, one of which was continued volume in the Company's commercial lending, which represents a higher risk of loss than traditional one-to-four family mortgage lending. This combined with the rising interest rate environment, which has impacted the ability of some businesses to meet their scheduled loan payments in accordance with original loan terms. Lastly, information obtained in the second quarter about specific borrower situations led to charge-offs and additional reserve requirements. Net charge-offs were $1.0 million for the second quarter 2000 compared to $394,000 in 1999.

The third quarter 2000 provision for loan losses was $616,000, compared to $151,000 for the same period in 1999. This was a result of the factors noted above. Management continued to identify loans which required additional specific allocations. The provision in 2000 was also impacted by $605,000 in net charge-offs taken in the third quarter compared to $48,000 in 1999.

The fourth quarter 2000 provision for loan losses was $2.6 million, while 1999 was $161,000. During the fourth quarter, information became available to management which indicated that loan repayment on certain loans or credit relationships may not occur as originally estimated. Further, additional credits were identified as having been impacted by recent financial circumstances that called the repayment ability of these companies into question, thus increasing the number of loans identified in the internal loan classifications. As a result, net charge-offs were $403,000 in the fourth quarter, and specific allocations in the portfolio increased. Lastly, management adjusted its loan loss allowance methodology to incorporate additional risk considerations in its problem loan identification process.

In addition to the provision expense mentioned above, the Company experienced higher expenses during the third and fourth quarters than had previously been recorded as a result of the Written Agreement discussed in Note 11. This consisted primarily of additional legal and professional fees and led to a decrease in net income in these two quarters of 2000.