Form 10-K, Exhibit 13
period 2001-12-31
CSB BANCORP INC /OH
filed 2002-03-29
CIK 880417

2001 financial review

INTRODUCTION

CSB Bancorp, Inc. (the “Company”) was incorporated under the laws of the State of Ohio in 1991 to become a one-bank holding company for its wholly-owned subsidiary, The Commercial and Savings Bank (the “Bank”). The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and regulated by the Ohio Division of Financial Institutions and the Federal Reserve Bank.

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities and trust services.  Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company’s market area have been sound. Unemployment statistics have generally been among the lowest in the state of Ohio and the area has experienced stable to rising real estate values.

The following discussion is presented to aid in understanding the Company’s consolidated financial condition and results of operations, and should be read in conjunction with the audited consolidated financial statements and related notes.

FORWARD-LOOKING STATEMENTS

Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance and actual results may differ materially from those in forward-looking statements because of various factors. The Company does not undertake, and specifically disclaims any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

REGULATORY MATTERS

As disclosed in Note 10 to the consolidated financial statements, the Company and Bank entered into a Written Agreement in November 2000 with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions which, among other things, required the Company and Bank to complete a review of the Board of Directors and Management; make improvements in the lending function including, but not limited to, policies and procedures, documentation, and a plan for the reduction of adversely classified assets; and prepare new policies and procedures for internal audit, internal controls, asset/liability management, trust, and information technology. The Company and Bank cannot declare or pay dividends without prior written approval of the regulators.

Failure to comply with the Written Agreement could result in additional regulatory supervision and/or action. Management believes all filings required by the Written Agreement have been within the time frames set forth in the agreement and that the Company and Bank are in substantial compliance with the requirements stipulated in the agreement.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information.

  2001

  2000

  1999

  1998

  1997

Statements of income:

(Dollars in thousands, except per share data)

Total interest income

$ 21,656

$ 25,497

$ 23,707

$ 23,404

 $ 22,112

Total interest expense

   11,471

       12,782

   11,682

   11,563

   10,813

Net interest income

10,185

12,715

12,025

11,841

11,299

Provisions for loan losses

          35

     6,142

     1,100

    1,051

        400

Net interest income after

provision for loan losses

10,150

6,573

10,925

 10,790

10,899

Total other income

1,976

 2,019

 2,063

1,616

 1,447

Total other expenses

   11,604

         9,191

     7,573

    6,844

     6,315

Income (loss) before federal income taxes

522

(599)

5,415

5,562

6,031

Income tax provision (credit)

     (537)

     (920)

     1,149

    1,331

     1,624

Net income

  $ 1,059

     $ 321

  $ 4,266

 $ 4,231

  $ 4,407

Per share of common stock (1)

Basic and diluted earnings

$ 0.40

$ 0.12

$ 1.61

$ 1.60

$ 1.69

Dividends

 0.10

0.45

.70

.60

.51

Book value

12.46

12.02

12.49

11.65

10.35

Average basic common shares

outstanding (1)

2,625,241

2,628,998

2,651,910

2,637,011

2,604,914

Average diluted common shares

outstanding (1)

2,642,008

2,629,733

2,652,836

2,637,956

2,605,852

Year-end balances:

Loans, net (includes held for sale)

$ 164,916

$ 198,358

$ 194,862

$ 193,824

$ 177,327

Securities

92,607

96,550

105,387

89,368

86,428

Total assets

306,345

325,212

326,546

317,502

 288,442

Deposits

251,430

268,583

269,939

265,747

241,203

Borrowings

21,317

24,048

22,545

19,882

18,978

Shareholders’ equity

32,721

31,540

33,202

30,860

27,275

Average balances:

Loans, net

 $ 180,157

$ 203,790

$ 187,893

$ 184,746

$ 166,596

Securities

90,537

100,216

99,993

82,406

77,318

Total assets

314,029

325,880

322,022

296,239

271,237

Deposits

260,677

264,795

268,881

246,961

227,192

Borrowings

20,532

28,108

19,357

18,440

17,312

Shareholders’ equity

31,921

32,083

32,454

29,402

25,444

Selected ratios:

Net yield on average interest-earning assets

 3.45%

4.11%

3.96%

4.20%

4.36%

Return on average total assets

0.34

0.10

1.32

1.43

1.62

Return on average shareholders’ equity

3.32

1.00

13.14

14.39

17.32

Average shareholders’ equity as a

 percent of average total assets

10.16

9.85

10.08

9.93

9.38

Net loan charge-offs as a percent of

 average loans

1.86

1.01

.30

.27

.10

Allowance for loan losses as a percent

 of loans at year-end

2.38

3.62

1.72

1.46

1.30

Shareholders’ equity as a percent of total

 year-end assets

10.68

9.70

10.17

9.72

9.46

Notes to selected financial data:

(1) Restated for 1998 stock split paid in the form of a 100% stock dividend.

RESULTS OF OPERATIONS

Net Income

Net income totaled $1,059,000 in 2001, an increase of $738,000 from 2000. Earnings per share were $0.40 and $0.12 for the years ended December 31, 2001 and 2000. Return on average assets was 0.34% in 2001, as compared to 0.10% in 2000, and return on average shareholders’ equity was 3.32% in 2001 and 1.00% in 2000.

Net income for 2000 was $321,000 or $0.12 per share, as compared to $4.3 million or $1.61 per share for 1999. This equated to a return on average assets of 0.10% in 2000 and 1.32% in 1999, while the return on average shareholders’ equity for the same periods was 1.00% and 13.14%.

Net Interest Income

Net interest income is the largest component of the Company’s net income, and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Interest income for 2001 was $21.7 million, decreasing $3.8 million from $25.5 million in 2000. Interest and fees on loans was $16.5 million, a decrease of $3.7 million, or 18.1%, from 2000, mostly attributable to the $21.5 million decrease in the average balance of loans and the decreased yield on loans of 84 basis points in 2001. Interest income on securities decreased by $719,000, or 13.4%, to $4.6 million as compared to $5.3 million in 2000, due primarily to the decrease in the average balance of securities in 2001 as compared to the previous year. Other interest income increased $529,000 to $562,000 in 2001 compared to $33,000 in 2000, primarily as a result of an increase in the average federal funds sold balance, from $522,000 in 2000 to $17.9 million in 2001, a result of a decrease in the loan portfolio.

Interest income for 2000 was $25.5 million, increasing $1.8 million from $23.7 million in 1999. Interest and fees on loans was $20.1 million, an increase of $2.4 million, or 13.6%, from the previous year, mostly attributable to the $17 million increase in the average balance of loans. The increased yield on loans of 39 basis points in 2000 also contributed to the improved interest income. Interest income on securities remained stable, decreasing by $38,000, or 0.7%, to $5.3 million as compared to the previous year of $5.4 million. Other interest income decreased $572,000 to $33,000 in 2000 compared to $605,000 in 1999, primarily as a result of a decrease in the average federal funds sold balance, from $12.2 million in 1999 to $522,000 in 2000, a decrease of 96%. These funds were used for the growth in the loan portfolio.

Interest expense for 2001 was $11.5 million, a decrease of $1.3 million, or 10.3% from 2000. The Company’s interest expense on deposits decreased $503,000 in 2001, due primarily to the decrease in deposit interest rates during 2001, as cost of deposits decreased to 4.58 % in 2001, compared to 4.76% in 2000. Interest expense on other borrowings decreased $808,000 due to the decreased use of federal funds purchased and the decrease in the cost of these funds by 188 basis points in 2001.

Interest expense for 2000 was $12.8 million, an increase of $1.1 million, or 9.4% from 2000. The Company’s interest expense on deposits increased $351,000 in 2000, due primarily to the increase in deposit interest rates during 2000, as cost of deposits increased to 4.76% in 2000, compared to 4.48% in 1999. Interest expense on other borrowings increased $748,000 due to the increased use of federal funds purchased and the increase in the cost of these funds by 135 basis points in 2000.

Net interest income for 2001 was $10.2 million, decreasing $2.5 million from $12.7 million in 2000. This decrease is due in part to the decrease of $5.0 million in average interest-earning assets over average interest-bearing liabilities. As depicted in the rate-volume analysis, the change in net interest income is primarily attributable to shifts in volume of assets and liabilities. Net interest income for 2000 increased from $12.0 million to $12.7 million, an increase of $690,000.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

AVERAGE BALANCES, RATES AND YIELDS

(Dollars in thousands)

2001

2000

1999

Average

Average

Average

Balance (1)

Interest

Rate(2)

Balance (1)

Interest

Rate(2)

Balance(1)

Interest

Rate

Interest-earning assets

Federal funds sold

$ 17,896

$ 557

3.11%

$ 522

$ 31

5.94%

$ 12,154

$ 604

4.97%

Interest-earning deposits

133

5

4.25

45

2

4.44

31

1

3.23

Securities:

Taxable

40,403

 2,222

5.50

48,929

2,895

5.92

52,202

3,079

5.90

Tax exempt

50,134

2,407

4.80

51,287

2,453

4.75

47,791

 2,308

4.83

Loans(3)

186,665

16,465

 8.82

 208,192

20,115

9.66

191,112

17,715

 9.27

Total interest-earning assets

295,231

21,656

7.34

308,975

25,496

8.24

303,290

23,707

7.82

Noninterest-earning assets

Cash and due from banks

10,246

10,163

10,319

Bank premises and equipment, net

9,340

8,955

7,559

Other assets

5,844

2,189

4,073

Allowance for loan losses

 (6,508)

(4,402)

 (3,219)

Total assets

$ 314,153

$325,880

$322,022

Interest-bearing liabilities

Demand deposits

$ 40,625

$ 634

1.56%

$ 37,840

$ 825

2.18%

$ 40,313

$ 811

 2.01%

Savings deposits

33,508

 696

2.08

35,663

 1,016

 2.85

39,945

1,238

3.10

Time deposits

160,098

9,387

5.86

161,913

9,379

5.79

162,320

8,820

5.43

Other borrowed funds

20,532

754

3.67

28,108

1,561

5.55

19,357

813

4.20

Total interest-bearing liabilities

 254,763

11,471

4.50

263,524

12,781

4.85

261,935

11,682

4.46

Noninterest-bearing liabilities and

shareholders’ equity

Demand deposits

26,446

29,379

26,303

Other liabilities

1,023

894

1,330

Shareholders’ equity

31,921

32,083

32,454

Total liabilities and equity

$ 314,153

$325,880

$322,022

Net interest income

$ 10,185

$12,715

$12,025

Net interest margin

3.45%

4.11%

3.96%

(1) Average balances have been computed on an average daily basis.

(2) Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3) Average loan balances include nonaccruing loans.

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1)

(Dollars in thousands)

2001 v. 2000

2000 v. 1999

Change in

Change in

Income/

Volume

Rate

Income/

Volume

Rate

Expense

Effect

Effect

Expense

Effect

Effect

Interest Income

Federal funds sold

$526

$ 534

$ (8)

$ (573)

$ (672)

$ 99

Interest-earning deposits

3

3

-

1

1

-

Securities:

Taxable

(673)

(479)

(194)

(184)

(194)

10

Tax exempt

(46)

(55)

9

145

167

(22)

Loans

(3,650)

(1,982)

(1,668)

2,400

1,629

771

Total interest income

(3,840)

(1,979)

(1,861)

1,789

931

858

Interest Expense

Demand deposits

(191)

67

(258)

14

(52)

66

Savings deposits

(320)

(58)

(262)

(222)

(127)

(95)

Time deposits

8

(91)

99

559

(22)

581

Other borrowed funds

(807)

(358)

(449)

748

437

311

Total interest expense

(1,310)

(440)

(870)

1,099

236

863

Net interest income

$ (2,530)

$ (1,539)

$ (991)

$ 690

$ 695

$ (5)

(1) Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

2001

2000

1999

Net interest income

$ 10,185,459

$ 12,715,383

$ 12,024,884

Taxable equivalent adjustment (1)

1,239,955

1,263,935

1,024,820

Net interest income-fully taxable equivalent

$ 11,425,414

$ 13,979,318

$ 13,049,704

Net interest yield

3.45%

4.11%

3.96%

Taxable equivalent adjustment (1)

 .42

.41

.34

Net interest yield - taxable equivalent

3.87%

4.52%

4.30%

(1) Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Provision for Loan Losses

During 2001, the Company recorded $35,000 in provision for loan losses. This compares to $6.1 million in 2000 and $1.1 million in 1999. See “Financial Condition – Allowance and Provision for Loan Losses” for a discussion of the provision for loan losses.

Non-Interest Income

Total non-interest income decreased by $43,000, or 2.1%, to $2.0 million in 2001. Decreases of $68,000 in service charges on deposit accounts and $78,000 in trust and financial services were partially offset by a $42,000 increase in gain on sale of loans, a $28,000 increase in securities gains, and $36,000 increase in other non-interest income.

Total non-interest income decreased to $2.0 million in 2000 compared to $2.1 million in 1999, a decrease of $45,000 or 2.2%. This decrease was primarily due to a decrease in gain on sale of loans of $260,000, which was partially offset by an increase in trust services income of $157,000 or 51.9%.

Non-Interest Expenses

Total non-interest expenses increased $2.4 million, or 26.3%, during 2001. The largest component of non-interest expense is salaries and employee benefits, which increased $850,000 or 19.2 % in 2001. The increase was from normal salary adjustments and the addition of officers and employees to key positions to strengthen the Company’s infrastructure. Professional and director fees increased to $1.6 million, an increase of $844,000. This increase was primarily due to the increase in consulting, legal, and internal audit fees necessary to comply with the terms of the Written Agreement and other regulatory matters. Management believes that expenses of this nature will be dramatically lower in year 2002.

Income Taxes

The credit for income taxes amounted to $537,000 in 2001, compared to a credit of $920,000 in 2000 and a provision of $1.1 million in 1999. The credit in 2001 and 2000 resulted from a net loss before taxes after consideration of non-taxable interest income. The Company’s effective tax rate was 21.2% in 1999.

FINANCIAL CONDITION

Total assets of the Company were $306.3 million at December 31, 2001, compared to $325.2 million at December 31, 2000, representing a decrease of $18.9 million, or 5.8%. Cash and cash equivalents increased $18.7 million as a result of a $33.4 million decrease in net loans, which was partially offset by a $17.2 million decrease in deposits.

Securities

Total securities decreased $3.9 million, or 4.1% from $96.5 million at year-end 2000 to $92.6 million at year-end 2001. Available-for-sale securities increased $8.7 million while held-to-maturity securities decreased $12.7 million. The distribution of the securities portfolio at year-end 2001 consisted of U.S. Treasuries, U.S. government corporations and agencies, obligations of state and political subdivisions and other securities. The Company’s holdings of Federal Home Loan Bank of Cincinnati (“FHLB”) stock increased to $2.2 million through stock dividends during 2001.

Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

Securities classified as held-to-maturity are carried at amortized cost, and include securities that Management has the positive intent and ability to hold to maturity. Securities classified as available-for-sale include those that may be sold before maturity for liquidity, asset/liability management or other reasons.  The Company classifies all equity securities as available-for-sale.

Loans

Total loan principal of $168.9 million was recorded at year-end 2001, compared to $205.8 million at year-end 2000, representing a decrease of $36.9 million or 17.9%. The loan portfolio at year-end 2001 and 2000, was comprised of approximately 59% and 60%, respectively, of commercial and commercial real estate loans. The Company experienced a decrease of $17.3 million, or 20.2%, in commercial loans; a decrease of $8.0 million, or 20.3%, in commercial real estate loans; a decrease of $4.5 million, or 25.0%, in installment and credit card loans; and a decrease of $6.3 million, or 83.4%, in construction loans. During the second quarter of 2001, the Company sold $ 7.5 million of commercial and commercial real estate loans which, along with stricter underwriting standards, contributed to these decreases.

Agriculture production loans and loans secured by farmland totaled approximately $836,000 at year-end 2001, and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $2.2 million, or 1.3%, of loans at year-end 2001.  Demand for commercial business loans, as well as both commercial and residential real estate loans, was stable in 2001. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2002.

Allowance and Provision for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans.  Collectibility of these loans is evaluated by considering current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Bank amended, in the fourth quarter of 2000, the Allowance for Loan and Lease Losses Policy. This policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio and historical data, including past charge-offs.

The allowance for loan losses totaled $4.0 million or 2.4% of total loans at year-end 2001, down from $7.5 million or 3.6% of total loans at year-end 2000.  Net charge-offs for 2001 totaled $3.5 million, compared to $2.1 in 2000 and $569,000 in 1999. The loan sale discussed above resulted in $1.6 million of the charge-offs in 2001. For the other loans that have been charged-off, Management is continuing collection efforts, and future recoveries may occur.

The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrowers operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.

Included in the loan portfolio at year-end 2001 is a group of approximately $2.4 million in consumer finance loans. These loans represent greater credit risk than the Bank’s traditional consumer loans because most are unsecured. Management conducted a complete review of the entire portfolio, considering specific borrower situations and repayment ability, and determined that a reserve allocation of 9.6%, or $232,000, is an appropriate reflection of losses in this portfolio.

Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, were $3.3 million or 1.9% of loans at year-end 2001 compared to $1.3 million or 0.7% of loans at year-end 2000. However, impaired loans decreased at year-end from $12.0 million in 2000 to $4.3 million in 2001.  Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment decreased by $209,000 to $9.0 million at year-end 2001 from $9.2 million at year-end 2000. The decrease in 2001 was due to depreciation exceeding the relatively low volume of purchases of equipment during 2001. Other assets remained stable at $5.2 million as compared to the prior year.

Deposits

The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other, higher-yielding investment options such as mutual funds. As a result of this competition and the lower interest rate environment, total deposits decreased 6.4% to $251.4 million at year-end 2001, compared to $268.6 million at year end 2000. Noninterest-bearing balances remained stable at $29.7 million at year-end 2001 compared to $30.3 million at year-end 2000. Interest bearing deposits decreased $16.5 million or 6.9% at year-end 2001 compared to year end 2000. Demand deposits increased $579,000, and statement and passbook savings increased $778,000. Certificates of deposit in excess of $100,000 decreased by $9.2 million while other certificates of deposit decreased by $8.7 million.

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled approximately $21.3 million at year-end 2001. These funding sources provided a net decrease in cash of $2.7 million from year-end 2000 to 2001, with a $627,000 decrease in repurchase agreements and $2.1 million of repayments of funds borrowed from the FHLB. The repurchase agreements are uninsured, so the Company pledges securities against these customer funds.

CAPITAL RESOURCES

Total shareholders’ equity increased from $31.5 million at December 31, 2000 to $32.7 million at December 31, 2001. This increase was primarily due to net income of $1.1 million, offset by dividends declared of $262,000. Because of the dividend reinvestment program, shareholders’ equity increased $65,000 in 2001 and $339,000 in 2000 as a portion of dividends declared were reinvested by shareholders in common stock. The Company also established a plan whereby participants in the Company’s 401(k) profit sharing plan may elect to purchase and hold shares of the Company’s common stock in their accounts. This provided an additional increase to equity in 1999 of $110,000. In 2000 and 2001, the plan purchased shares on the open market rather than from the Company.

Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and its subsidiary bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least, half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company and the Bank met all minimum capital requirements at December 31, 2001 and 2000. The Company’s actual and required capital amounts are disclosed in Note 10 to the consolidated financial statements.

Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current and prior two years retained earnings, as defined by regulation. In addition, dividend payments may not reduce regulatory capital levels below the minimum regulatory guidelines discussed above. As described in Note 10, the Bank and the Company are restricted from paying dividends without prior written consent from their regulatory agencies.

LIQUIDITY

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $34.5 million at December 31, 2001, an increase of $18.7 million from year-end 2000. Net income, securities available for sale, maturities/calls of securities held to maturity, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 13.5% of total assets at year-end 2001, as compared to 6.9% in 2000. Other sources of liquidity the Company could use to help to ensure funds are available when needed include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2001 included the maturities and calls of securities totaling $39.3 million offset by $34.8 in purchases, and net loan repayments of $27.7 million. The Company’s financing activities included $17.2 million of reductions in deposits, $627,000 reduction in repurchase agreements, and $2.1 million in repayments of FHLB advances.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The only significant market risk to which the Company is exposed is interest-rate risk. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings).

These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.  The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.

The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2001 and 2000. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest-income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis-point changes in market interest rates at December 31, 2001 and 2000:

2001

Change in

Net Interest

Dollar

Percentage

Interest Rates

    Income

              Change

   Change

(basis points)

           (Dollars in Thousands)

   +200

$ 10,425

$ 710

      7.3%

   +100

   10,100

   385

      4.0

         0

   9,715

       0

      0.0

   -100

   9,577

 (138)

     (1.4)

   -200

   9,755

     40

        .4

2000

Change in

Net Interest

Dollar

Percentage

Interest Rates

    Income

              Change

   Change

(basis points)

           (Dollars in Thousands)

   +200

$ 13,527

$ 531

      4.1%

   +100

   13,439

   443

      3.4

         0

   12,996

       0

      0.0

   -100

   12,504

 (492)

     (3.8)

   -200

   11,990

             (1,006)

     (7.7)

Management reviews its rate shock position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2001 and 2000.

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

Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed- and adjustable-rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on adjustable-rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed-rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company disclosed the estimated fair value of its financial instruments at December 31, 2001 and 2000 in Note 13 to the consolidated financial statements.  Fair value of the Company’s financial instruments experienced modest changes in 2001. Estimated fair value of loans increased to 102.8% of the carrying value in 2001, from 100.8% in 2000. The fair value of securities increased to 102.0% of carrying value in 2001, from 101.0% in 2000. Estimated fair value of time deposits increased from 100.2% of carrying value in 2000 to 101.8% in 2001.

ACCOUNTING STANDARDS

A new standard, “Accounting for Derivative Instruments and Hedging Activities,” requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The new standard does not allow hedging of a security that is classified as held-to-maturity. Upon adoption of the standard, companies are allowed to transfer securities from held-to-maturity to available for sale if they wish to be able to hedge the securities in the future. The adoption of this standard by the Company effective January 1, 2001 did not impact the Company’s consolidated financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The Board of Directors of the Company, acting on the recommendation of the Audit Committee of the Board, determined to replace the Company’s auditor, Crowe, Chizek and Company LLP (“Crowe, Chizek”), following the date of completion of the audit of financial statements and reports for the year ended December 31, 2000, and was effective as of March 31, 2001. The reports on the Company’s financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion nor was it qualified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2000, there were no disagreements with Crowe, Chizek on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. The Company, on February 28, 2001, engaged Clifton Gunderson LLP as the principal accountant of the Company to audit the Company’s financial statements. The financial statements for the year ended December 31, 2001 were audited by Clifton Gunderson LLP.

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2001 and 2000. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Under the terms of a November 2000 agreement with its regulators, the Company must obtain regulatory approval before declaring any dividends. During the fourth quarter of 2001, a dividend was approved by the regulators. Additional information concerning the payment of dividends is included in Note 10 of the consolidated financial statements.

Quarter Ended

High

Low

Declared

March 31, 2001

$ 16.75

$ 15.00

$ -

June 30, 2001

19.00

15.75

 -

September 30, 2001

16.95

13.10

 -

December 31, 2001

16.00

   13.25

262,465

March 31, 2000

$ 35.00

$ 30.00

$ 398,847

June 30, 2000

33.00

30.00

392,417

September 30, 2000

34.00

18.50

392,591

December 31, 2000

23.00

15.00

-

As of December 31, 2001, CSB Bancorp, Inc. had approximately 1,210 shareholders and 2,628,709 outstanding shares of common stock.

TRANSFER AGENT

CSB Bancorp, Inc. acts as its own transfer agent for its common stock.

Winnie Ellis

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

Phone 330-674-9015 or 800-654-9015

ANNUAL AND OTHER REPORTS; SHAREHOLDER AND GENERAL INQUIRIES

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:

A. Lee Miller, Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

Phone 330-674-9015 or 800-654-9015

The annual meeting of shareholders is currently scheduled to be Wednesday, April 24, 2002 at 7:00 pm at the Company’s Operations Center.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors

CSB Bancorp, Inc.

Millersburg, Ohio

We audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated balance sheet of CSB Bancorp, Inc. and subsidiary as of December 31, 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years ended December 31, 2000 and 1999, were audited by other auditors whose report dated March 14, 2001, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiary as of December 31, 2001 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Toledo, Ohio

February 1, 2002

CSB Bancorp, Inc. and Subsidiary | December 31, 2001 and 2000

ASSETS

2001

2000

CASH AND CASH EQUIVALENTS

Cash and due from banks

$10,509,626

$12,958,359

Interest-earning deposits in other banks

185,893

234,263

Federal funds sold

23,853,000

2,660,000

Total cash and cash equivalents

34,548,519

15,852,622

SECURITIES

Available-for-sale, at fair value

35,931,920

27,189,712

Held-to-maturity, at amortized cost (fair value of

$58,549,665 in 2001 and $70,328,759 in 2000)

56,675,126

69,360,098

Total securities

92,607,046

96,549,810

LOANS

168,935,136

205,818,199

Less allowance for loan losses

4,019,302

7,460,370

Net loans

164,915,834

198,357,829

PREMISES AND EQUIPMENT, NET

9,040,612

9,249,920

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

5,233,301

5,202,069

TOTAL ASSETS

$306,345,312

$325,212,250

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:

Noninterest-bearing

$29,721,134

$30,336,143

Interest-bearing

221,708,596

$238,246,776

Total deposits

251,429,730

268,582,919

Securities sold under repurchase agreements

14,957,025

15,583,527

Federal Home Loan Bank borrowings

6,359,788

8,464,827

Accrued interest payable and other liabilities

877,632

1,041,043

Total liabilities

273,624,175

293,672,316

SHAREHOLDERS’ EQUITY

Common stock, $6.25 par value. Authorized 9,000,000

shares; issued 2,667,786 shares

16,673,667

16,673,667

Additional paid-in capital

6,413,915

6,413,915

Retained earnings

10,571,152

9,840,016

Treasury stock at cost – 39,077 shares in 2001

and 43,408 shares in 2000

(1,204,018)

(1,338,432)

Accumulated other comprehensive income (loss)

266,421

(49,232)

Total shareholders’ equity

32,721,137

31,539,934

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY

$306,345,312

$325,212,250

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2001, 2000, and 1999

2001

2000

1999

INTEREST AND DIVIDEND INCOME

Loans, including fees

$16,465,458

$20,115,631

$17,714,902

Taxable securities

2,221,656

2,894,997

3,078,731

Non-taxable securities

2,406,972

2,453,521

2,308,239

Other

562,273

32,725

605,154

Total interest and dividend income

21,656,359

25,496,874

23,707,026

INTEREST EXPENSE

Deposits

10,717,243

11,220,253

10,869,276

Other

753,657

1,561,238

812,866

Total interest expense

11,470,900

12,781,491

11,682,142

Net interest income

10,185,459

12,715,383

12,024,884

PROVISION FOR LOAN LOSSES

34,801

6,142,464

1,100,055

Net interest income, after

provision for loan losses

10,150,658

6,572,919

10,924,829

NON-INTEREST INCOME

Service charges on deposit accounts

732,705

800,964

772,133

Merchant fees

243,225

252,319

241,538

Trust services

381,833

459,680

302,586

Gain on sale of loans

90,204

47,998

308,424

Other

527,627

457,903

439,207

Total non-interest income

1,975,594

2,018,864

2,063,888

NON-INTEREST EXPENSES

Salaries and employee benefits

5,279,958

4,429,679

3,911,510

Occupancy expense

645,607

541,537

423,609

Equipment expense

538,566

445,021

397,319

Franchise tax expense

358,546

381,276

353,523

Professional and director fees

1,634,110

789,639

240,760

Other expenses

3,147,387

2,603,399

2,246,770

Total non-interest expenses

11,604,174

9,190,551

7,573,491

Income (loss) before income taxes

522,078

(598,768)

5,415,226

FEDERAL INCOME TAX PROVISION

(CREDIT)

(537,000)

(919,661)

1,148,940

NET INCOME

$1,059,078

$320,893

$4,266,286

NET INCOME PER SHARE

Basic and diluted

$           .40

$        .12

$        1.61

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2001, 2000, and 1999

Accumulated

Additional

Other

Common

paid-In

Retained

Treasury

Comprehensive

Stock

Capital

Earnings

Stock

Income (loss)

Total

BALANCE AT DECEMBER 31, 1998

$16,590,255

$5,963,191

$8,292,636

$(56,000)

$70,017

$30,860,099

Comprehensive income:

Net income

-

-

4,266,286

-

-

4,266,286

Change in net unrealized gain (loss),

net of reclassification adjustments

and related income taxes

-

-

-

-

(458,883)

(458,883)

Total comprehensive income

-

-

-

-

-

3,807,403

Common stock issued:

Under dividend reinvestment program

69,199

328,607

-

-

-

397,806

Under 401(k) plan

14,239

96,002

-

-

-

110,241

Cash dividends declared,

$.70 per share

-

-

(1,856,069)

-

-

(1,856,069)

Purchase of 2,407 treasury shares

-

-

-

(117,802)

-

(117,802)

BALANCE AT DECEMBER 31, 1999

16,673,693

6,387,800

10,702,853

(173,802)

(338,866)

33,201,678

Comprehensive income:

Net income

-

-

320,893

-

-

320,893

Change in net unrealized gain (loss),

net of reclassification adjustments

and related income taxes

-

-

-

-

339,634

339,634

Total comprehensive income

-

-

-

-

-

660,527

Common stock transactions under

dividend reinvestment program

(26)

34,498

-

304,100

-

338,572

Exercise of 1,800 stock options

-

(8,383)

-

38,500

-

30,117

Cash dividends declared,

$.45 per share

-

-

(1,183,730)

-

-

(1,183,730)

Purchase of 48,842 treasury shares

-

-

-

(1,507,230)

-

(1,507,230)

BALANCE AT DECEMBER 31, 2000

16,673,667

6,413,915

9,840,016

(1,338,432)

(49,232)

31,539,934

Comprehensive income:

Net income

-

-

1,059,078

-

-

1,059,078

Change in net unrealized gain (loss),

net of reclassification adjustments

and related income taxes

-

-

-

-

315,653

315,653

Total comprehensive income

-

-

-

-

-

1,374,731

Shares issued from treasury under

dividend reinvestment program

-

-

(60,227)

125,556

-

65,329

Shares issued from treasury as

employee compensation

-

-

(5,250)

9,052

-

3,802

Purchase of 11 treasury shares

-

-

-

(194)

-

(194)

Cash dividends declared,

$.10 per share

-

-

(262,465)

-

-

(262,465)

BALANCE AT DECEMBER 31, 2001

$16,673,667

$6,413,915

$10,571,152

$(1,204,018)

$266,421

$32,721,137

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2001, 2000, and 1999

2001

2000

1999

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$1,059,078

$320,893

$4,266,286

Adjustments to reconcile net income

to net cash provided by operating activities:

Depreciation of premises and equipment

552,590

499,973

360,121

Deferred income taxes

435,642

(1,436,845)

53,573

Provision for loan losses

34,801

6,142,464

1,100,055

Gain on sale of loans

(90,204)

(47,998)

(308,424)

Securities gains

(28,828)

(236)

(6,369)

Loss on sale of land

30,913

-

-

Shares issued from treasury as

employee compensation

3,802

-

-

Gain on sale of other real estate owned

(5,952)

(1,189)

-

Security amortization and accretion

69,010

140,290

88,697

Federal Home Loan Bank stock dividends

(145,000)

(147,200)

(129,600)

Secondary market loan sale proceeds

7,139,958

2,722,633

13,501,374

Originations of secondary market loans

held-for-sale

(7,058,420)

(2,698,500)

(10,195,992)

Effects of changes in operating assets

and liabilities:

Net deferred loan fees

(263,299)

(51,938)

132,606

Accrued interest receivable

648,333

37,933

(112,113)

Accrued interest payable

(151,233)

70,781

(7,820)

Other assets and liabilities

(1,281,327)

176,012

(436,153)

Net cash provided by

operating activities

949,864

5,727,073

8,306,241

CASH FLOWS FROM INVESTING ACTIVITIES

Securities available-for-sale:

Proceeds from maturities and repayments

26,665,843

4,000,000

11,013,639

Purchases

(34,770,000)

-

(16,024,022)

Securities held-to-maturity:

Proceeds from maturities and repayments

12,630,000

6,328,950

9,932,898

Purchases

-

(969,782)

(21,589,616)

Proceeds from sale of loans

5,957,710

-

-

Loan originations, net of repayments

27,712,783

(9,586,848)

(5,586,843)

Property and equipment expenditures

(488,288)

(807,918)

(3,784,214)

Proceeds from sale of land

114,093

-

-

Purchase of other real estate

(85,000)

-

-

Proceeds from sale of other real estate

90,652

69,895

-

Net cash provided by (used in)

investing activities

37,828,093

(965,703)

(26,038,158)

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2001, 2000, and 1999

2001

2000

1999

CASH FLOWS FROM FINANCING ACTIVITIES

Net change in deposits

$ (17,153,189)

$ (1,356,523)

$ 4,192,884

Net change in securities sold under

repurchase agreements

(626,502)

2,747,973

3,065,035

Federal Home Loan Bank borrowings:

Proceeds

-

-

1,000,000

Repayments

(2,105,039)

(1,245,004)

(1,401,288)

Shares issued for 401(k) plan

-

-

110,241

Purchase of treasury shares

(194)

(1,507,230)

(117,802)

Stock options exercised

-

30,117

-

Cash dividends paid

(197,136)

(845,158)

(1,458,263)

Net cash provided by (used in)

financing activities

(20,082,060)

(2,175,825)

5,390,807

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

18,695,897

2,585,545

(12,341,110)

CASH AND CASH EQUIVALENTS AT

BEGINNING OF YEAR

15,852,622

13,267,077

25,608,187

CASH AND CASH EQUIVALENTS AT

END OF YEAR

$ 34,548,519

$ 15,852,622

$ 13,267,077

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:

Interest

$ 11,622,133

$ 12,710,710

$ 11,689,962

Income taxes

$-

$ 438,350

$ 1,363,000

Loans transferred from held-for-sale

to portfolio

$-

$ 20,553,301

$-

Non-cash financing activity –payments

of dividends through issuance of

treasury shares in 2001 and issuance

of common shares in 2000 and 1999

under dividend reinvestment program

$ 65,329

$ 338,572

$ 397,806

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CSB Bancorp, Inc. (the Company) was incorporated in 1991 in the state of Ohio as a one-bank holding company for its wholly-owned subsidiary, The Commercial and Savings Bank (the Bank). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Bank, an Ohio chartered bank organized in 1879, provides financial services through its main office and eight branches located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant area involving the use of management’s estimates and assumptions is the allowance for loan losses.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank has established a trust department and the assets held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheets as such items are not assets of the Bank.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

CASH RESERVE REQUIREMENTS

The Company is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2001 and 2000 was $1,240,000 and $3,342,000, respectively.

SECURITIES

Securities are designated at the time of purchase as either held-to-maturity or available-for-sale. Securities designated as held-to-maturity are carried at their amortized cost. Securities designated as available-for-sale are carried at fair value, with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on securities.

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for loan fees and costs and net of an allowance for loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. There was no other real estate owned at December 31, 2001 or 2000.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost less accumulated depreciation. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

SERVICING

Mortgage servicing rights are recognized as an asset when acquired through sale of loans. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Any impairment is recognized through a valuation allowance to the extent that fair value is less than the capitalized amount.

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities are pledged to cover those obligations which are not covered by federal deposit insurance.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities, reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank is not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PER SHARE DATA

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

2001

2000

1999

Weighted average common shares

outstanding (basic)

2,625,241

2,628,998

2,651,910

Dilutive effect of assumed exercise

of stock options

16,767

735

926

Weighted average common shares

outstanding (diluted)

2,642,008

2,629,733

2,652,836

Dividends per share are based on the number of shares outstanding at the record date.

NEW ACCOUNTING STANDARD

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement 133) establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivative assets or liabilities in the balance sheet and measure them at fair value. Statement 133 also provides an entity the opportunity at the date of initial adoption to transfer any held-to-maturity security into the available-for-sale category.

There was no impact on the consolidated financial statements as a result of adopting Statement 133 in 2001.

RECLASSIFICATIONS

Certain reclassifications of 2000 and 1999 amounts have been made to conform with the 2001 presentation.

This information is an integral part of the accompanying consolidated financial statements.

NOTE 1 –SECURITIES

Securities consist of the following at December 31, 2001 and 2000:

Gross

Gross

Amortized

Unrealized

Unrealized

Fair

Cost

Gains

Losses

Value

December 31, 2001

Available-for-sale:

Obligations of U.S. government

corporations and agencies

$ 32,044,452

$ 402,000

$ 2,500

$ 32,443,952

Mortgage-backed security

1,000,000

4,168

-

1,004,168

Other securities

2,483,800

-

-

2,483,800

Total securities available-

for-sale

$ 35,528,252

$ 406,168

$ 2,500

$ 35,931,920

Held-to-maturity:

U.S. Treasury security

$ 101,685

$ 21,753

$ -

$ 123,438

Obligations of U.S. government

corporations and agencies

8,002,596

282,090

-

8,284,686

Obligations of states and

political subdivisions

48,570,845

1,575,495

4,799

50,141,541

Total securities held-to-maturity

$ 56,675,126

$ 1,879,338

$ 4,799

$ 58,549,665

December 31, 2000

Available-for-sale:

U.S. Treasury securities

$ 1,000,244

$ 1,747

$ -

$ 1,001,991

Obligations of U.S. government

corporations and agencies

22,933,461

5,200

72,561

22,866,100

Mortgage-backed security

1,000,000

-

8,979

991,021

Other securities

2,330,600

-

-

2,330,600

Total securities available-

for-sale

$ 27,264,305

$ 6,947

$ 81,540

$ 27,189,712

Held-to-maturity:

U.S. Treasury security

$ 101,722

$ 26,778

$ -

$ 128,500

Obligations of U.S. government

corporations and agencies

18,496,494

6,304

61,708

18,441,090

Obligations of states and

political subdivisions

50,761,882

1,095,898

98,611

51,759,169

Total securities held-to-maturity

$ 69,360,098

$ 1,128,980

$ 160,319

$ 70,328,759

The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

Cost

Value

Available-for-sale:

Due in one year or less

$ 3,999,779

$ 4,054,686

Due after one through five years

28,044,673

28,389,266

Mortgage-backed security

1,000,000

1,004,168

Other securities having no stated maturity

2,483,800

2,483,800

Total available-for-sale

$ 35,528,252

$ 35,931,920

Held-to-maturity:

Due in one year or less

$ 2,792,090

$ 2,852,040

Due after one through five years

27,469,452

28,518,222

Due after five years through ten years

26,311,899

27,055,965

Due after ten years

101,685

123,438

Total held-to-maturity

$ 56,675,126

$ 58,549,665

No securities were sold during any period presented. All securities gains for 2001, 2000 and 1999 resulted from securities called or settled by the issuers, except for $13,877 of gain in 2001 resulting from a recovery of a previous impairment write-off.

Securities with a carrying value of approximately $54,090,000 and $59,283,000 were pledged at December 31, 2001 and 2000, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Other securities primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,213,800 and $2,068,800 at December 31, 2001 and 2000, respectively.

NOTE 2–LOANS

Loans consist of the following at December 31, 2001 and 2000:

2001

2000

Commercial

$ 68,180,330

$ 85,458,066

Commercial real estate

31,170,301

39,121,614

Residential real estate

55,227,953

56,342,175

Installment and credit card

13,518,397

18,033,177

Construction

1,254,582

7,542,893

Deferred loan fees, net

(416,427)

(679,726)

Loans

$ 168,935,136

$ 205,818,199

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999:

2001

2000

1999

Beginning balance

$ 7,460,370

$ 3,418,797

$ 2,887,721

Provision for loan losses

34,801

6,142,464

1,100,055

Loans charged-off

(3,747,814)

(2,246,719)

(605,149)

Recoveries

271,946

145,828

36,170

Ending balance

$ 4,019,302

$ 7,460,370

$ 3,418,797

In 2001, the Bank reached an agreement to sell certain commercial and commercial real estate loans with an outstanding principal balance approximating $7,527,000. After recording a charge to the allowance for loan losses of $1,608,557, the Bank completed the sale in April 2001 resulting in proceeds of $5,957,710.

There was no gain or loss recorded on the sale.

As a result of an increase in non-operating loans during 2000 and a regulatory examination performed in the second quarter of 2000, management analyzed certain of its credits, resulting in increased loan charge-offs and specific and general allocation of its allowance for loan losses, which caused an increase in the provision for loan losses during the year.

Impaired loans were as follows for December 31, 2001 and 2000:

    2001

     2000

Year-end loans with no allowance for loan losses allocated

$ 634,048

$ 94,115

Year-end loans with allowance for loan losses allocated

3,669,122

11,873,133

Amount of the allowance allocated

1,061,291

3,276,307

Average of impaired loans during the year

9,707,662

4,698,923

Interest income recognized during impairment

787,279

471,341

Cash-basis interest income recognized

766,353

376,832

Non-performing loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2001 and 2000:

2001

   2000

Loans past due over 90 days still accruing interest

$ 119,000

$ 226,000

Non-accrual loans

3,159,000

1,119,000

Loans serviced for others approximated $21,340,000 and $22,363,000 at December 31, 2001 and 2000, respectively.

NOTE 3–PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 2001 and 2000:

2001

2000

Land and improvements

$ 989,877

$ 1,134,883

Buildings and improvements

8,439,259

8,420,280

Furniture and equipment

4,617,969

4,148,661

Leasehold improvements

79,979

79,979

14,127,084

13,783,803

Accumulated depreciation

5,086,472

4,533,883

Premises and equipment, net

$ 9,040,612

$ 9,249,920

The Bank leases certain office locations. Total rental expense under these leases approximated $67,000, $66,000, and $82,000 in 2001, 2000, and 1999, respectively. Future minimum lease payments at December 31, 2001 are not material.

NOTE 4–INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31, 2001 and 2000 are as follows:

2001

2000

Demand

$ 44,161,183

$ 43,581,761

Statement and passbook savings

34,686,712

33,908,917

Certificates of deposit:

In excess of $100,000

32,086,238

41,263,494

Other

110,774,463

119,492,604

Total interest-bearing deposits

$ 221,708,596

$ 238,246,776

At December 31, 2001, stated maturities of time deposits were as follows:

2002

$ 116,633,218

2003

17,372,158

2004

3,736,153

2005

2,015,558

2006 and beyond

3,103,614

Total

$ 142,860,701

NOTE 5 –BORROWINGS

The Bank borrows from the Federal Home Loan Bank to fund certain fixed-rate residential real estate loans. Such borrowings carry fixed interest rates ranging from 5.60% to 7.15% at December 31, 2001 and 2000, with 10, 15 or 20 year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing. Future estimated principal payments, including curtailments, are as follows:

2002

$ 981,957

2003

869,268

2004

768,493

2005

677,906

2006

568,290

Thereafter

2,493,874

Total

$ 6,359,788

Federal Home Loan Bank borrowings are collateralized by the Bank’s Federal Home Loan Bank stock and certain qualifying mortgage loans.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase for 2001 and 2000 is as follows:

2001

2000

Average balance during the year

$ 12,929,824

$ 13,233,967

Average interest rate during the year

2.11%

4.46%

Maximum month-end balance during the year

$ 16,890,022

$ 15,583,527

NOTE 6–INCOME TAXES

The provision (credit) for income taxes consists of the following for the years ended December 31, 2001, 2000 and 1999:

2001

2000

1999

Current

$ (972,642)

$ 517,184

$ 1,095,367

Deferred

435,642

(1,436,845)

53,573

Total income tax provision (credit)

$ (537,000)

$ (919,661)

$ 1,148,940

The deferred federal income tax provision (credit) of $435,642 in 2001, ($1,436,845) in 2000, and $53,573 in 1999, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

2001

2000

1999

Expected provision (credit) using statutory

federal income tax rate

$ 177,500

$ (203,581)

$ 1,841,177

Tax-exempt income on state and municipal

securities and political subdivision loans

(842,200)

(850,171)

(790,141)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

126,600

136,795

113,760

Other

1,100

(2,704)

(15,856)

Total income tax provision (credit)

$ (537,000)

$ (919,661)

$ 1,148,940

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000, are as follows:

2001

2000

Unrealized loss on securities available-for-sale

$ -

$ 25,361

Allowance for loan losses

1,025,400

2,378,727

Alternative minimum tax credit carryforwards

712,000

219,775

Net operating loss carryforward

523,600

-

Other

64,800

50,604

Deferred tax assets

2,325,800

2,674,467

Unrealized gain on securities available-for-sale

(137,247)

-

Depreciation of premises and equipment

(242,000)

(180,469)

Federal Home Loan Bank stock dividends

(258,500)

(209,202)

Deferred loan fees

(38,600)

(20,515)

Other

(40,453)

(57,031)

Deferred tax liabilities

(716,800)

(467,217)

Net deferred tax assets

$ 1,609,000

$ 2,207,250

At December 31, 2001, the Company has available a net operating loss carryforward of approximately $1,540,000, which is available to reduce future regular federal taxable income. Such carryforward expires in 2021. Also, at December 31, 2001, the Company has available alternative minimum tax credit carryforwards of approximately $712,000 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2001 and 2000.

Refundable income taxes approximated $1,113,000 and $198,000 at December 31, 2001 and 2000, respectively, and are included in other assets in the accompanying consolidated balance sheets. Such refundable income taxes result from overpayment of estimated income taxes as well as carryback claims in 2001.

NOTE 7–EMPLOYEE BENEFITS

The Bank sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions.  The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 3% of each eligible participant’s compensation for 2001, 2000 and 1999. The Plan also provides for a 100% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to $134,000, $179,000 and $93,000 for 2001, 2000 and 1999, respectively.

On March 1, 2001, the Board of Directors granted options to purchase 20,000 shares of common stock at an exercise price of $15 per share to an executive officer. None of the options were exercised in 2001. Had compensation costs for stock options been recorded, the impact on net income would have been immaterial.

On January 1, 1997, the Board of Directors granted options to purchase 1,800 shares of common stock at an exercise price of $9.05 to an officer of the Company.  One-third of the options awarded became exercisable on each of the first three anniversaries of the date of grant. All options were exercised in 2000.

NOTE 8–FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.  The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2001 and 2000:

2001

2000

      (Dollars in thousands)

Commitments to extend credit

$ 50,021

$ 37,881

Letters of credit

$ 242

$ 272

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other  termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 9–RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related-party loans for the years ending December 31, 2001 and 2000:

2001

2000

Balance at beginning of year

$ 2,732,433

$ 2,263,015

New loans and advances

1,815,941

1,744,059

Repayments and other changes

(1,926,253)

(1,274,641)

Balance at end of year

$ 2,622,121

$ 2,732,433

Other changes represent loans applicable to one reporting period that are excludable from the other reporting period. Deposits from executive officers, directors and their related business interests at December 31, 2001 and 2000 were approximately $3,147,000 and $3,295,000, respectively.

NOTE 10 –REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

NOTE 10 –REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total-risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, 2001 and 2000, are also presented in the following table (dollars in thousands):

Minimum

Minimum Required

Required

    To Be Well

For Capital

Capitalized Under

Adequacy

Prompt Corrective

         Actual

Purposes

Action Regulations

Amount

Ratio

Amount

Ratio

Amount

Ratio

As of December 31, 2001

Total capital (to riskweighted

assets)

Consolidated

$ 34,792

18.6%

$15,006

8.0%

$ N/A

N/A

Bank

33,025

17.8

14,865

8.0

18,582

10.0%

Tier I capital (to riskweighted

assets)

Consolidated

32,448

17.3

7,503

4.0

N/A

N/A

Bank

30,681

16.5

7,433

4.0

11,149

6.0

Tier I capital (to

average assets)

Consolidated

32,448

10.3

12,568

4.0

N/A

N/A

Bank

30,681

9.8

12,497

4.0

15,621

5.0

Minimum

Minimum Required

Required

    To Be Well

For Capital

Capitalized Under

Adequacy

Prompt Corrective

         Actual

Purposes

Action Regulations

Amount

Ratio

Amount

Ratio

Amount

Ratio

As of December 31, 2000

Total capital (to riskweighted

assets)

Consolidated

$ 34,312

16.0%

$ 17,112

8.0%

$ N/A

N/A

Bank

32,561

15.2

17,164

8.0

21,455

10.0%

Tier I capital (to riskweighted

assets)

Consolidated

31,578

14.8

8,556

4.0

N/A

N/A

Bank

29,820

13.9

8,582

4.0

12,873

6.0

Tier I capital (to

average assets)

Consolidated

31,578

9.7

13,034

4.0

N/A

N/A

Bank

29,820

9.2

13,004

4.0

16,255

5.0

On November 22, 2000, the Company and Bank entered into a Written Agreement with the Federal  Reserve Bank of Cleveland and the Ohio Division of Financial Institutions which, among other things, requires the Company and Bank to complete a review of the Board of Directors and Management; make improvements in the lending function including, but not limited to, policies and procedures, documentation, and a plan for the reduction of adversely classified assets; and prepare new policies and procedures for internal audit, internal controls, asset/liability management, trust, and information technology. The Company and Bank cannot declare or pay dividends without prior written approval of the regulators. The Company’s application to declare a fourth quarter 2001 dividend was approved by its regulators.

Failure to comply with the Written Agreement could result in additional regulatory supervision and/or  action. Management believes all filings have been within the timeframes set forth in the Agreement and that the Company and the Bank are in substantial compliance with the requirements stipulated in the Agreement.

The Company’s primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency.  These restrictions generally limit dividends to current and prior two-years retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under the Agreement discussed above, the Bank and the Company cannot pay dividends without prior regulatory approval.

NOTE 11 –CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 are as follows:

CONDENSED BALANCE SHEETS

2001

2000

ASSETS

Cash deposited with subsidiary bank

$ 1,157,951

$ 1,169,549

Investment in subsidiary bank

30,954,063

29,780,551

Security held-to-maturity

498,555

498,368

Other assets

110,568

91,466

Total assets

$ 32,721,137

$ 31,539,934

SHAREHOLDERS’ EQUITY

Common stock

$ 16,673,667

$ 16,673,667

Additional paid-in capital

6,413,915

6,413,915

Retained earnings

10,571,152

9,840,016

Treasury stock

(1,204,018)

(1,338,432)

Accumulated other comprehensive income (loss)

266,421

(49,232)

Total shareholders’ equity

$ 32,721,137

$ 31,539,934

CONDENSED STATEMENTS

OF INCOME

2001

2000

1999

Interest on security

$ 24,837

$ 24,837

$ 24,837

Dividends from subsidiary

262,465

1,183,855

1,856,069

Total income

287,302

1,208,692

1,880,906

Operating expenses

130,429

74,223

63,948

Income before taxes and

undistributed equity income

of subsidiary

156,873

1,134,469

1,816,958

Income tax benefit

44,346

25,236

21,742

Equity income in subsidiary, net of dividends

857,859

(838,812)

2,427,586

Net income

$ 1,059,078

$ 320,893

$ 4,266,286

CONDENSED STATEMENTS

OF CASH FLOWS

2001

2000

1999

Cash flows from operating activities:

Net income

$ 1,059,078

$ 320,893

$ 4,266,286

Adjustments to reconcile net income to

cash provided by operations:

Shares issued from treasury as

employee compensation

3,802

-

-

Security accretion

(187)

(187)

(187)

Equity income in subsidiary,

net of dividends

(857,859)

838,812

(2,427,586)

Change in other assets

(19,102)

(3,494)

(21,742)

Net cash from operating activities

185,732

1,156,024

1,816,771

Cash flows from financing activities:

Shares issued for 401(k) plan

-

-

110,241

Purchase of treasury shares

(194)

(1,507,230)

(117,802)

Stock options exercised

-

30,117

-

Cash dividends paid

(197,136)

(845,158)

(1,458,263)

Net cash from financing activities

(197,330)

(2,322,271)

(1,465,824)

Net change in cash

(11,598)

(1,166,247)

350,947

Cash at beginning of year

1,169,549

2,335,796

1,984,849

Cash at end of year

$ 1,157,951

$ 1,169,549

$ 2,335,796

NOTE 12 –OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2001, 2000 and 1999:

2001

2000

1999

Unrealized holding gains (losses) on

available-for-sale securities

$ 507,089

$ 514,603

$ (694,299)

Less reclassification adjustment for securities

gains recognized in income

(28,828)

-

(983)

Net unrealized holding

gains (losses)

478,261

514,603

(695,282)

Tax effect

162,608

(174,969)

236,399

Other comprehensive income (loss)

$ 315,653

$ 339,634

$ (458,883)

NOTE 13 –FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31, 2001 and 2000, are as follows (dollars in thousands):

    2001

     2000

Carrying

Fair

Carrying

Fair

Amounts

Value

Amounts

Value

Financial assets:

Cash and cash equivalents

$ 34,549

$ 34,549

$ 15,853

$ 15,853

Securities

92,607

94,482

96,550

97,519

Loans, net

164,916

169,533

198,358

199,956

Total

$ 292,072

$ 298,564

$ 310,761

$ 313,328

Financial liabilities:

Deposits

$ 251,430

$ 253,846

$ 268,583

$ 269,036

Securities sold under agreements

to repurchase

14,957

14,957

15,584

15,584

Federal Home Loan Bank

borrowings

6,360

7,659

8,465

8,499

Total

$ 272,747

$ 276,462

$ 292,632

$ 293,119

The preceding summary does not include accrued interest receivable, accrued interest payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 2001 and 2000. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments approximated to $50,263,000 at December 31, 2001 and $38,153,000 at December 31, 2000.  Such amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

Securities

The fair value of securities (both available-for-sale and held-to-maturity) is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

Loans

Fair value for loans was estimated for portfolios of loan with similar financial characteristics. For adjustable rate loans, which reprice at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans, the fair value is estimated based on secondary market quotes from various dealers, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Deposit liabilities

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.

Other financial instruments

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since these financial instruments represent obligations which are due on demand.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 14 –CONTINGENT LIABILITIES

The Bank has entered into employment agreements with various officers. Upon the occurrence of certain types of termination of employment, the Bank may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions.

NOTE 15 –QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2001 and 2000:

Basic and

Net

Net

Diluted

Interest

Interest

Income

Earnings per

Income

Income

(Loss)

Common Share

2001

First quarter

$ 6,030,663

$ 2,869,830

$ 307,686

$ 0.12

Second quarter

5,586,855

2,587,570

(1,357,512)

(0.52)

Third quarter

5,298,180

2,431,148

1,856,052

0.71

Fourth quarter

4,740,661

2,296,911

252,852

0.09

2000

First quarter

6,057,822

3,064,706

974,071

0.37

Second quarter

6,334,064

3,215,158

(609,267)

(0.22)

Third quarter

6,562,948

3,209,083

716,194

0.27

Fourth quarter

6,542,040

3,226,436

(760,105)

(0.30)

Interest income declined throughout 2001 due to falling interest rates and a $19.6 million decrease in interest-bearing assets. The decrease in interest-bearing assets included a $36.9 million decrease in loans which was partially offset by a $21.2 million increase in lower-yielding federal funds sold. Net interest income also declined throughout the year due to falling interest rates and the aforementioned composition of interest-earning assets.

Net income for 2001 increased $738,000 over 2000 primarily due to a $6.1 million decrease in the provision for loan losses, offset by the aforementioned decrease in net interest income, as well as significant increases in salaries and wages, and professional and director fees. The significant increase in salaries and wages, and professional and director fees largely resulted from the requirements stipulated in the Written Agreement described in Note 10. The significant increase in professional fees largely encompassed consulting, legal, and internal auditing.

The significant second quarter 2001 net loss resulted from a $2.4 million provision to the allowance for loan losses, primarily due to two specific credits. During the third quarter of 2001, these credits were liquidated when the respective borrowers sought financing outside of the Bank, resulting in a negative provision to the allowance for loan loss of $2.5 million.