Form 10-K, Exhibit 13
period 2002-12-31
CSB BANCORP INC /OH
filed 2003-03-31
CIK 880417

EXHIBIT 13

2002 Financial Review

INTRODUCTION

CSB Bancorp, Inc. (the “Company”) was incorporated under the laws of the State of Ohio in 1991 to become a one-bank holding company for its wholly owned subsidiary, The Commercial and Savings Bank (the “Bank”). The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation and regulated by the Ohio Division of Financial Institutions and the Federal Reserve Bank.

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

REGULATORY MATTERS

As disclosed in Note 10 to the consolidated financial statements, the Company and Bank entered into a Written Agreement in November 2000 with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions which, among other things, required the Company and Bank to complete a review of the Board of Directors and Management; make improvements in the lending function including, but not limited to, policies and procedures, documentation, and a plan for the reduction of adversely classified assets; and prepare new policies and procedures for internal audit, internal controls, asset/liability management, trust, and information technology. The Written Agreement was terminated in June 2002.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information.

	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$ 16,700	$ 21,656	$ 25,497	$ 23,707	$ 23,404
Total interest expense	6,467	11,471	12,782	11,682	11,563
Net interest income	10,233	10,185	12,715	12,025	11,841
Provision (credit) for loan losses	(587)	35	6,142	1,100	1,051
Net interest income after provision (credit) for loan losses	10,820	10,150	6,573	10,925	10,790
Non-interest income	2,037	1,976	2,019	2,063	1,616
Non-interest expenses	10,999	11,604	9,191	7,573	6,844
Income (loss) before income taxes	1,858	522	(599)	5,415	5,562
Income tax provision (credit)	(65)	(537)	(920)	1,149	1,331
Net Income	$ 1,923	$ 1,059	$ 321	$ 4,266	$ 4,231

Per share of common stock
Basic and diluted income	$ 0.73	$ 0.40	$ 0.12	$ 1.61	$ 1.60
Dividends	0.30	0.10	0.45	0.70	0.60
Book value	12.83	12.46	12.02	12.49	11.65

Average basic common shares outstanding	2,630,931	2,625,241	2,628,998	2,651,910	2,637,011

Average diluted common shares outstanding	2,634,558	2,626.014	2,629,733	2,652,836	2,637,956

Year-end balances:
Loans, net (includes held for sale)	$ 197,109	$ 164,916	$198,358	$194,862	$193,824
Securities	73,088	92,607	96,550	105,387	89,368
Total assets	304,713	306,345	325,212	326,546	317,502
Deposits	239,976	251,430	268,583	269,939	265,747
Borrowings	29,828	21,317	24,048	22,545	19,882
Shareholders' equity	33,742	32,721	31,540	33,202	30,860

Average balances:
Loans, net	$ 177,592	$ 180,157	$203,790	$187,893	$184,746
Securities	80,176	90,538	100,216	99,993	82,406
Total assets	295,399	314,153	325,880	322,022	296,239
Deposits	235,080	260,677	264,795	268,881	246,961
Borrowings	25,971	20,532	28,108	19,357	18,440
Shareholders' equity	33,382	31,921	32,083	32,454	29,402

Selected ratios:
Net yield on average interest-earning assets	3.73%	3.45%	4.11%	3.96%	4.20%
Return on average total assets	0.65	0.34	0.10	1.32	1.43
Return on average shareholders' equity	5.76	3.32	1.00	13.14	14.39
Average shareholders' equity as a percent of average total assets	11.30	10.16	9.85	10.08	9.93
Net loan charge-offs as a percent of average loans	0.40	1.86	1.01	0.30	0.27
Allowance for loan losses as a percent of loans at year-end	1.35	2.38	3.62	1.72	1.46
Shareholders' equity as a percent of total year-end assets	11.07	10.68	9.70	10.17	9.72

RESULTS OF OPERATIONS

Net Income

Net income totaled $1,923,000 in 2002, an increase of $864,000 from 2001. Net income per share was $0.73 and $0.40 for the years ended December 31, 2002 and 2001. Return on average assets was 0.65% in 2002, as compared to 0.34% in 2001, and return on average shareholders’ equity was 5.76% in 2002 compared to 3.32% in 2001.

Net income for 2001 was $1,059,000 or $0.40 per share, as compared to $321,000 or $0.12 per share for 2000. This equated to a return on average assets of 0.34% in 2001 and 0.10% in 2000, while the return on average shareholders’ equity for the same periods was 3.32% and 1.00%.

Net Interest Income

Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Interest income for 2002 was $16.7 million, decreasing $5.0 million from $21.7 million in 2001. Interest and fees on loans was $12.6 million, a decrease of $3.8 million, or 23.2%, from 2001, mostly attributable to the $5.5 million decrease in the average balance of loans and the decreased yield on loans of 184 basis points in 2002. Interest income on securities decreased $780,000, or 16.8%, to $3.8 million as compared to 2001 of $4.6 million, due primarily to the $10.4 million decrease in the average balance of securities in 2002 as compared to 2001. Other interest income decreased $350,000 to $212,000 in 2002 compared to $562,000 in 2001, primarily as a result of a decrease in the average federal funds sold balance, from $17.9 million in 2001 to $13.1 million in 2002 and a decrease in the average yield from 3.11% in 2001 to 1.61% in 2002.

Interest income for 2001 was $21.7 million, decreasing $3.8 million from $25.5 million in 2000. Interest and fees on loans was $16.5 million, a decrease of $3.7 million, or 18.1%, from 2000, mostly attributable to the $21.5 million decrease in the average balance of loans and the decreased yield on loans of 84 basis points in 2001. Interest income on securities decreased $719,000, or 13.4%, to $4.6 million as compared to 2000 of $5.3 million, due primarily to the decrease in the average balance of securities in 2001 as compared to the previous year. Other interest income increased $529,000 to $562,000 in 2001 compared to $33,000 in 2000, primarily as a result of an increase in the average federal funds sold balance, from $522,000 in 2000 to $17.9 million in 2001, a result of a decrease in the loan portfolio.

Interest expense for 2002 was $6.5 million, a decrease of $5.0 million, or 43.6%, from 2001. The Company’s interest expense on deposits decreased $5.0 million in 2002, due primarily to the decrease in deposit interest rates during 2002, as cost of deposits decreased to 2.78% in 2002, compared to 4.58% in 2001 and the average balance of time deposits decreased $33.1 million, or 20.7%. Interest expense on other borrowings decreased $51,000 due to the 96 basis point decrease in the cost of these funds in 2002 as compared to 2001.

Interest expense for 2001 was $11.5 million, a decrease of $1.3 million, or 10.3%, from 2000. The Company’s interest expense on deposits decreased $503,000 in 2001, due primarily to the decrease in deposit interest rates during 2001, as cost of deposits decreased to 4.58% in 2001, compared to 4.76% in 2000. Interest expense on other borrowings decreased $808,000 due to the decreased use of federal funds purchased and the decrease in the cost of these funds by 188 basis points in 2001.

Net interest income for 2002 remained stable at $10.2 million. The $20.7 million decrease in average interest-earning assets was offset by a 28 basis point increase in the net interest margin as higher-earning loans comprised 66.0% of interest-earning assets in 2002 as compared to 63.2% in 2001. Net interest income for 2001 decreased from $12.7 million in 2000 to $10.2 million, a decrease of $2.5 million.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

AVERAGE BALANCES, RATES AND YIELDS

(Dollars in thousands)

2002

 2001

 2000

   Average

         Average

                Average

  Balance (1)    Interest Rate (2)       Balance (1)  Interest Rate (2)        Balance (1)  Interest Rate (2)

Interest-earning assets
Federal funds sold	$ 13,131	$ 211	1.61%	$ 17,896	$ 557	3.11%	$ 522	$ 31	5.94%
Interest-earning deposits	36	1	1.41	132	5	4.25	45	2	4.44
Securities:
Taxable	34,722	6,659	4.78	40,403	2,222	5.50	48,929	2,895	5.92
Tax exempt	45,454	2,190	4,82	50,135	2,407	4.80	51,287	2,453	4.75
Loans (3)	181,147	12,639	6.98	186,665	16,465	8.82	208,192	20,115	9.66

Total interest-earning assets	274,490	16,700	6.08	295,231	21,656	7.34	308,975	25,496	8.24

Noninterest-earning assets
Cash and due from banks	10,591			10,246			10,163
Bank premises and Equipment, net	8,910			9,340			8,955
Other assets	4,963			5,844			2,189
Allowance for loan losses	(3,555)			(6,508)			(4,402)

Total assets	295,399			$314,153			$325,880

Interest-bearing liabilities
Demand deposits	$ 44,456	$ 409	0.92%	$ 40,625	$ 634	1.56%	$ 37,840	$ 825	2.18%
Savings deposits	35,759	355	0.99	33,508	696	2.08	35,663	1,016	2.85
Time deposits	126,981	5,000	3.94	160,098	9,387	5.86	161,913	9,379	5.79
Other borrowed funds	25,971	703	2.71	20,532	754	3.67	28,108	1,561	5.55

Total interest-bearing liabilities	233,167	6,467	2.77	254,763	11,471	4.50	263,524	12,781	4.85

Noninterest-bearing liabilities and shareholders' equity
Demand deposits	27,884			26,446			29,379
Other liabilities	966			1,023			894
Shareholders' equity	33,382			31,921			32,083

Total liabilities and equity	295,399			314,153			$325,880
Net interest income		10,233			10,185			$12,715
Net interest margin			3.73%			3.45%			4.11%

(1) Average balances have been computed on an average daily basis.

(2) Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3) Average loan balances include nonaccruing loans.

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1) (Dollars in thousands)

2002 v. 2001

2001 v. 2000

	Change in Income/ Expense	Volume Effect	Rate Effect	Change in Income/ Expense	Volume Effect	Rate Effect
Interest income
Federal funds sold	$ (346)	$ (123)	$ (223)	$ 526	$ 534	$ (8)
Interest-earning deposits	(4)	(3)	(1)	3	3	---
Securities:
Taxable	(563)	(291)	(272)	(673)	(479)	(194)
Tax exempt	(217)	(226)	9	(46)	(55)	9

Loans	(3,826)	(474)	(3,352)	(3,650	(1,982)	(1,668)

Total interest income	(4,956)	(1,117)	(3,839)	(3,840)	(1,979)	(1,861)

Interest Expense
Demand deposits	(225)	67	(292)	(191)	67	(258)
Savings deposits	(341)	50	(391)	(320)	(58)	(262)
Time deposits	(4,387)	(1,694)	(2,693)	8	(91)	99
Other borrowed funds	(51)	173	(224)	(807)	(358)	(449)

Total interest expense	(5,004)	(1,404)	(3,600)	(1,310)	(440)	(870)

Net Interest income	$ 48	$ 287	$ (239)	$(2,530)	$(1,530)	$(991)

(1) Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

2002 2001 2000

	2002	2001	2000
Net interest income	$10,232,966	$10,185,459	$12,715,383
Taxable equivalent adjustment (1)	1,128,235	1,239,955	1,263,935

Net interest income-fully taxable equivalent	$11,361,201	$11,425,414	$13,979,318

Net interest yield	3.73%	3.45%	4.11%
Taxable equivalent adjustment (1)	.41	.42	.41

Net interest yield - taxable equivalent	4.14%	3.87%	4.52%

(1) Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Provision (Credit) for Loan Losses

During 2002, the Company reported a credit for loan losses of $587,000 compared to a provision for loan losses of $35,000 for 2001 and $6.1 million for 2000. The credit in 2002 resulted from the resolution and payoff of several large classified credits, as well as more aggressive collection procedures and stronger underwriting standards. These factors contributed to an improved charge-off experience rate which is a component of management’s calculation of the allowance for loan losses. The decrease in classified assets during 2002, including a $3.4 million decrease in impaired loans and a $1.4 million decrease in loans on nonaccrual of interest, also contributed to the 2002 credit for loan losses. As part of management’s aggressive collection efforts, the Bank incurred approximately $135,000 of external collection costs in 2002, mostly representing legal and other professional fees. These costs are reported as non-interest expenses in the 2002 consolidated statement of income. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision (credit) for loan losses.

Non-Interest Income

Total non-interest income increased by $61,000, or 3.1%, to $2.0 million in 2002. Increases of $75,000 in service charges on deposit accounts, $86,000 in securities gains, and $64,000 in other income were partially offset by a $48,000 decrease in trust and financial services, and an $84,000 decrease in gain on sale of loans.

Total non-interest income decreased by $43,000, or 2.1% from 2000, to $2.0 million in 2001. Decreases of $68,000 in service charges on deposit accounts and $78,000 in trust and financial services were partially offset by a $42,000 increase in gain on sale of loans, a $28,000 increase in security gains, and $36,000 increase in other non-interest income.

Non-Interest Expenses

Total non-interest expenses decreased $605,000, or 5.2%, during 2002. The largest component of non-interest expenses is salaries and employee benefits, which increased $274,000 or 5.2% in 2002. The increase was from normal salary adjustments and the rising costs of employee benefits.  Professional and director fees decreased to $868,000, a decrease of $766,000. This decrease was primarily due to the decrease in consulting, legal fees, and internal audit fees which had been incurred due to the Written Agreement and other regulatory matters.

Income Taxes

The credit for income taxes amounted to $65,000 in 2002, compared to $537,000 in 2001 and $920,000 in 2000. The credit in all three years resulted from a net loss before income taxes after consideration of non-taxable interest income.

FINANCIAL CONDITION

Total assets of the Company were $304.7 million at December 31, 2002, compared to $306.3 million at December 31, 2001, representing a decrease of $1.6 million, or 0.5%. Net loans increased $32.2 million with the loan growth funded by a $12.0 million decrease in cash and cash equivalents and a $19.5 million decrease in securities. An $11.5 million decrease in deposits was partially offset by a $9.0 million increase in Federal Home Loan Bank borrowings.

Securities

Total securities decreased $19.5 million, or 21.1% from $92.6 million at year-end 2001 to $73.1 million at year-end 2002. Available-for-sale securities decreased $10.8 million while held-to-maturity securities decreased $8.9 million. The securities portfolio at year-end 2002 consisted of U.S. Treasuries, U.S. government corporations and agencies, obligations of state and political subdivisions and corporate securities. Restricted securities include Federal Home Loan Bank of Cincinnati (“FHLB”) stock which increased to $2.3 million through stock dividends during 2002.

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

Loans

Total loans amounted to $199.8 million at year-end 2002, compared to $168.9 million at year-end 2001, representing an increase of $30.9 million or 18.3%. The loan portfolio at year-end 2002 and 2001, comprised approximately 58% and 59%, respectively, of commercial and commercial real estate loans. The Company recorded an increase of $6.7 million, or 9.9%, in commercial loans; a $10.4 million, or 18.9%, increase in residential real estate loans; an increase of $10.5 million, or 33.7%, in commercial real estate loans; a decrease of $1.1 million, or 8.4%, in installment and credit card loans; and an increase of $4.2 million in construction loans.

The increase in commercial and commercial real estate loans was partially due to the Bank’s entering into several participation loan agreements with local and regional financial institutions. These loans are subject to the same underwriting standards as other commercial and commercial real estate loans in the Bank’s portfolio and were all performing at December 31, 2002.

Agriculture production loans and loans secured by farmland totaled approximately $1.1 million at year-end 2002, and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $2.4 million, or 1.2%, of loans at year-end 2002. Demand for commercial business loans, as well as both commercial and residential real estate loans, was stable in 2002. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2003.

Allowance for Loan Losses

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

The allowance for loan losses totaled $2.7 million or 1.35% of total loans at year-end 2002, down from $4.0 million or 2.38% of total loans at year-end 2001. Net charge-offs for 2002 totaled $732,000, compared to $3.5 million in 2001 and $2.1 million in 2000. During the third and fourth quarters of 2002, the Company sold $1.3 million of commercial and commercial real estate loans that resulted in $494,000 of the chargeoffs in 2002. During the second quarter of 2001, the Company sold $7.5 million of commercial and commercial real estate loans that resulted in $1.6 million of the charge-offs in 2001. For many of the other loans that have been charged-off, Management is continuing collection efforts, and future recoveries may occur.

The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.

Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, were $1.7 million or 0.9% of loans at year-end 2002 compared to $3.3 million or 1.9% of loans at year-end 2001. Impaired loans decreased at year-end from $4.3 million in 2001 to $916,000 in 2002. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment decreased $270,000 to $9.1 million at year-end 2002 from $9.3 million at year-end 2001. The decrease in 2002 was due to depreciation exceeding the relatively low volume of equipment purchases. Other assets, including accrued interest receivable, decreased $2.1 million to $2.9 million at year end 2002 due in part to a $1.4 million reduction in net deferred tax assets.

Deposits

The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. As a result of this competition and the lower interest rate environment, total deposits decreased 4.6% to $240.0 million at year-end 2002, compared to $251.4 million at year-end 2001. Noninterest-bearing deposits increased $2.7 million, or 9.0%, to $32.4 million compared to $29.7 million at year-end 2001.  Interest-bearing deposits decreased $14.1 million or 6.4% at year-end 2002 compared to year-end 2001. Interest-bearing demand deposits increased $6.6 million, and statement and passbook savings increased $3.3 million. Certificates of deposit in excess of $100,000 decreased $3.3 million while other certificates of deposit decreased by $20.7 million.

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled $29.8 million at year-end 2002. These funding sources provided a net increase in cash of $8.5 million from year-end 2001 to 2002. A $10 million advance from the FHLB was partially offset by a $509,000 decrease in repurchase agreements and $980,000 of repayments of funds borrowed from the FHLB. The repurchase agreements are uninsured, so the Company pledges securities against these customer funds.

CAPITAL RESOURCES

Total shareholders’ equity increased from $32.7 million at December 31, 2001 to $33.7 million at December 31, 2002. This increase was primarily due to net income of $1.9 million, offset by dividends declared of $789,000. Because of the dividend reinvestment program, shareholders’ equity increased $120,000 in 2002 and $65,000 in 2001 as a portion of dividends declared were reinvested by shareholders in common stock.

Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.”  The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company’s actual and required capital amounts are disclosed in Note 10 to the consolidated financial statements.

Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current and prior two years retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.

LIQUIDITY

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $22.6 million at December 31, 2002, a decrease of $12.0 million from year-end 2001. Net income, securities available for sale, maturities/calls of securities held to maturity, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 11.0% of total assets at year-end 2002, as compared to 13.5% in 2001. Other sources of liquidity the Company could use to help to ensure funds are available when needed include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2002 included the maturities and calls of securities totaling $39.9 million offset by $20.5 million in purchases, and net loan originations of $32.6 million. The Company’s financing activities included $11.5 million of reductions in deposits, $509,000 reduction in repurchase agreements, and $10.0 million in proceeds from of FHLB advances partially offset by $980,000 in repayments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The most significant market risk to which the Company is exposed is interest rate risk. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.

The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.

The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2002 and 2001. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments.  Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at December 31, 2002 and 2001:

		2002
Change in Interest Rate (Basis Points)	Net Interest Income		Dollar Change	Percentage Change
		(Dollars in thousands)
+200	$12,043		$ 877	7.9%
+100	11,618		452	4.0
0	11,166		0	0.0
-100	10,853		(313)	(2.8)
-200	10,544		(622)	(5.6)

		2001
Change in Interest Rate (Basis Points)	Net Interest Income		Dollar Change	Percentage Change
		(Dollars in thousands)
+200	$10,425		$ 710	7.3%
+100	10,100		385	4.0
0	9,715		0	0.0
-100	9,577		(138)	(1.4)
-200	9.755		40	0.4

Management reviews its rate shock position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2002 and 2001.

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

Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed- and adjustablerate loans depending on the current relative levels and expectations of future short and long-term interest rates. Prepayments on adjustable-rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed-rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company disclosed the estimated fair value of its financial instruments at December 31, 2002 and 2001 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2002. Estimated fair value of loans amounted to 102.0% of the carrying value in 2002, decreasing from 102.8% in 2001. The fair value of securities increased to 104.0% of carrying value in 2002, from 102.0% in 2001. Estimated fair value of time deposits decreased from 101.8% of carrying value in 2001 to 100.6% in 2002.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued a new pronouncement in December 2002 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. While this pronouncement may impact future financial statement disclosures it is not expected to have a significant impact on the consolidated financial statements.  Management is unaware of any other recently issued, but not yet adopted, accounting pronouncements that will have a future impact on the consolidated financial statements of the Company.

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

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The Board of Directors of the Company, acting on the recommendation of the Audit Committee of the Board, determined to replace the Company’s auditor, Crowe, Chizek and Company LLP (“Crowe, Chizek”), following the date of completion of the audit of financial statements and reports for the year ended December 31, 2000, and was effective as of March 31, 2001. The reports on the Company’s financial statements for the year ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion nor was it qualified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2000, there were no disagreements with Crowe, Chizek on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. The Company, on February 28, 2001, engaged Clifton Gunderson LLP as the principal accountant of the Company to audit the Company’s financial statements. The financial statements for the years ended December 31, 2002 and 2001 were audited by Clifton Gunderson LLP.

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, markdown or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2002 and 2001. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be.  Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

Quarter Ended	High	Low	Dividends Declared (1)
March 31, 2002	$20.00	$16.75	$ —
June 30, 2002	19.85	18.75	262,952
September 30, 2002	19.15	17.00	263,191
December 31, 2002	17.50	16.05	263,026

March 31, 2001	16.75	$15.00	$ —
June 30, 2001	19.00	15.75	—
September 30, 2001	16.95	13.10	—
December 31, 2001	16.00	13.25	262,465

(1) First quarter 2002 dividend of $0.05 was not approved by regulators until April 5, 2002. Therefore, it was considered   declared in second quarter. An additional $0.05 dividend was declared later in the second quarter.

As of December 31, 2002, CSB Bancorp, Inc. had approximately 1,219 shareholders and 2,630,258 outstanding shares of common stock.

TRANSFER AGENT

CSB Bancorp, Inc. acts as its own transfer agent for its common stock.

Winnie Ellis

CSB Bancorp, Inc.

6 West Jackson Street

Millersburg, Ohio 44654

Phone 330-674-9015 or 800-654-9015

ANNUAL AND OTHER REPORTS; SHAREHOLDER AND GENERAL INQUIRIES

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:

A. Lee Miller, Chief Financial Officer

CSB Bancorp, Inc.

6 West Jackson Street

Millersburg, Ohio 44654

Phone 330-674-9015 or 800-654-9015

The annual meeting of shareholders is currently scheduled to be Wednesday, April 23, 2003 at 7:00 pm at the Company’s Operations Center.

Report of Independent Auditors

Shareholders and Board of Directors

CSB Bancorp, Inc.

Millersburg, Ohio

We audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 2000 of CSB Bancorp, Inc. and subsidiary were audited by other auditors whose report dated March 14, 2001, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2002 and 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Clifton Gunderson LLP

Toledo, Ohio

January 31, 2003

Consolidated Balance Sheets

ASSETS	2002	2001
CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 12,079,581	$ 10,509,626
Interest-earning deposits in other banks	192,115	185,893
Federal funds sold	10,293,000	23,853,000

Total cash and cash equivalents	22,564,696	34,548,519

SECURITIES
Available-for-sale, at fair value	22,671,668	33,448,120
Held-on-maturity, at amortized cost (fair value of $50,756,761 in 2002 and $58,549,665 in 2001)	47,822,882	56,675,126
Restricted stock, at cost	2,593,500	2,483,800

Total securities	73,088,050	92,607,046

LOANS	199,809,915	168,935,136
Less allowance for loan losses	2,700,643	4,019,302

Net loans	197,109,272	164,915,834

PREMISES AND EQUIPMENT, NET	9,070,238	9,340,570

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	2,880,868	4,933,343

TOTAL ASSETS	$ 304,713,124	$ 306,345,312

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$ 32,397,210	$ 29,721,134
Interest-bearing	207,578,723	221,708,596

Total deposits	239,975,933	251,429,730

Securities sold under repurchase agreements	14,448,384	14,957,025
Federal Home Loan Bank borrowings	15,380,060	6,359,788
Accrued interest payable and other liabilities	1,166,463	877,632

Total liabilities	270,970,840	273,624,175

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	$16,673,667	$ 16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	11,621,292	10,571,152
Treasury stock at cost - 37,528 shares in 2002 and 39,077 shares in 2001	(1,088,312)	(1,204,018)
Accumulated other comprehensive income	121,722	266,421

Total shareholders' equity	33,742,284	32,721,137

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 304,713,124	$ 306, 345,312

INTEREST AND DIVIDEND INCOME	2002	2001	2000

Loans, including fees	$12,639,261	$ 16,465,458	$ 20,115,631
Taxable securities	1,658,996	2,221,656	2,894,997
Non-taxable securities	2,190,103	2,406,972	2,453,521
Other	211,435	562,273	32,725

Total interest and dividend income	16,699,795	21,656,359	25,496,874

INTEREST EXPENSE

Deposits	5,764,027	10,717,243	11,220,253
Other	702,802	753,657	1,561,238

Total interest expense	6,466,829	11,470,900	12,781,491

Net interest income	10,232,966	10,185,459	12,715,383

PROVISION (CREDIT) FOR LOAN LOSSES	(586,521)	34,801	6,142,464

Net interest income, after provision (credit) for loan losses	10,819,487	10,150,658	6,572,919

NON-INTEREST INCOME

Service charges on deposit accounts	807,206	732,705	800,964
Merchant fees	212,109	243,225	252,319
Trust services	334,089	381,833	459,680
Securities gains	114,822	28,828	236
Gain on sale of loans	5,843	90,204	47,998
Other	562,992	498,799	457,667

Total non-interest income	2,037,061	1,975,594	2,018,864

NON-INTEREST EXPENSES

Salaries and employee benefits	5,554,344	5,279,958	4,429,679
Occupancy expense	622,037	645,607	541,537
Equipment expense	534,296	538,566	445,021
Franchise tax expense	377,274	358,546	381,276
Professional and director fees	868,257	1,634,110	789,639
Other expenses	3,042,202	3,147,387	2,603,399

Total non-interest expenses	10,998,410	11,604,174	9,190,551

Income (loss) before income taxes	1,858,138	522,078	(598,768)

FEDERAL INCOME TAX CREDIT	(65,000)	(537,000)	(919,661)

NET INCOME	$ 1,923,138	$ 1,059,078	$ 320,893

NET INCOME PER SHARE
Basic and diluted	$ .73	$ .40	$ .12

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Income

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2002, 2001, and 2000

Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total
BALANCE AT DECEMBER 31, 1999	$16,673,693	$6,387,800	$10,702,853	$(173,802)	$(388,866)	$33,201,678
Comprehensive income: Net income	—	—	320,893	—	—	320,893
Changes in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	339,634	339,634
Total comprehensive income	—	—	—	—	—	660,527
Common stock transactions under dividend reinvestment program	(26)	34,498	—	304,100	—	338,572
Exercise of 1,800 stock options	—	(8,383)	—	38,500	—	30,117
Cash dividends declared, $.45 per share	—	—	(1,183,730)	—	—	(1,183,730)
Purchase of 48,842 treasury shares	—	—	—	(1,507,230)	—	(1,507,230)
BALANCE AT DECEMBER 31, 2000	16,673,667	6,413,915	9,840,016	(1,338,432)	(49,232)	31,539,934
Comprehensive income: Net income	—	—	1,059,078	—	—	1,059,078
Changes in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	315,653	315,653
Total comprehensive income	—	—	—	—	—	1,374,731
Shares issued from treasury under dividend reinvestment program	—	—	(60,227)	125,556	—	65,329
Shares issued from treasury as employee compensation	—	—	(5,250)	9,052	—	3,802
Purchase of 11 treasury shares	—	—	—	(194)	—	(194)
Cash dividends declared, $.10 per share	—	—	(262,465)	—	—	(262,465)
BALANCE AT DECEMBER 31, 2001	16,673,667	6,413,915	10,571,152	(1,204,018)	266,421	32,721,137
Comprehensive income: Net income	—	—	1,923,138	—	—	1,923,138
Changes in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	(144,699)	(144,699)
Total comprehensive income	—	—	—	—	—	1,778,439
Shares issued from treasury under dividend reinvestment program	—	—	(83,829)	203,434	—	119,605
Purchase of 5,013 treasury shares	—	—	—	(87,728)	—	(87,728)
Cash dividends declared, $.30 per share	—	—	(789,169)	—	—	(789,169)
BALANCE AT DECEMBER 31, 2002	$16,673,667	$6,413,915	$11,621,292	$(1,088,312)	$121,722	$33,742,284

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Cash Flows

CSB Bancorp, Inc. and Subsidiary | Years Ended December 31, 2002, 2001, and 2000

CASH FLOWS FROM OPERATING ACTIVITIES	2002	2001	2000
Net income	$1,923,138	$1,059,078	$320,893
Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization of premises and equipment	720,316	630,778	540,216
Deferred income taxes	1,426,542	435,642	(1,436,845)
Provision (credit) for loan losses	(586,521)	34,801	6,142,464
Gain on sale of loans	(5,843)	(90,204)	(47,998)
Securities gains	(114,822)	(28,828)	(236)
Loss (gain) on sale of premises and equipment	(1,762)	30,913	—
Shares issued from treasury as employee compensation	—	3,802	—
Loss (gain) on sale of other real estate owned	3,350	(5,952)	(1,189)
Security amortization and accretion	88,983	69,010	140,290
Federal Home Loan Bank stock dividends	(109,700)	(145,000)	(147,200)
Secondary market loan sale proceeds	3,871,289	7,139,958	2,722,633
Originations of secondary market loans held-for-sale	(3,865,446)	(7,058,420)	(2,698,500)
Effects of changes in operating assets and liabilities: Net deferred loan fees	(166,716)	(263,299)	(51,938)
Accrued interest receivable	406,812	648,333	37,933
Accrued interest payable	(184,174)	(151,233)	70,781
Other assets and liabilities	557,806	(1,129,917)	135,769
Net cash provided by operating activities	3,963,252	1,179,462	5,727,073

CASH FLOWS FROM INVESTING ACTIVITIES

Securities available-for-sale: Proceeds from maturities and repayments	31,129,822	26,665,843	4,000,000
Purchases	(20,497,528)	(34,770,000)	—
Securities held-to-maturity: Proceeds from maturities and repayments	8,803,000	12,630,000	6,328,950
Purchases	—	—	(969,782)
Proceeds from sale of loans	780,732	5,957,710	—
Loan originations, net of repayments	(32,605,933)	27,712,783	(9,586,848)
Proceeds from sale of other real estate	327,486	90,952	69,895
Proceeds from sale of premises and equipment	11,450	114,093	—
Property and equipment expenditures	(459,672)	(717,886)	(807,918)
Purchase of other real estate	—	(85,000)	—
Net cash provided by (used in) investing activities	(12,510,643)	37,598,495	(965,703)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CASH FLOWS FROM FINANCING ACTIVITIES	2002	2001	2000
Net change in deposits	$(11,453,797)	$(17,153,189)	$(1,356,523)
Net change in securities sold under repurchase agreements	(508,641)	(626,502)	2,747,973
Federal Home Loan Bank borrowings: Proceeds	10,000,000	—	—
Repayments	(979,728)	(2,105,039)	(1,245,004)
Purchase of treasury shares	(87,728)	(194)	(1,507,230)
Stock options exercised	—	—	30,117
Cash dividends paid	(406,538)	(197,136)	(845,158)
Net cash used in financing activities	(3,436,432)	(20,082,060)	(2,175,825)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,983,823)	18,695,897	2,585,545
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	34,548,519	15,852,622	13,267,077
CASH AND CASH EQUIVALENTS AT END OF YEAR	$22,564,696	$34,548,519	$15,852,622
SUPPLEMENTAL DISCLOSURES Cash paid during the year for: Interest	$6,651,003	$11,622,133	$12,710,710
Income taxes	$—	$—	$438,350
Loans transferred from held-for-sale to portfolio	$—	$—	$20,553,301
Non-cash investing activity – transfer of loans to other real estate owned	$385,000	$—	$—
Non-cash financing activity – payments of dividends through issuance of treasury shares in 2002 and 2001, and issuance of common shares in 2000, under dividend reinvestment program	$119,605	$65,329	$338,572

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

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2002 and 2001 was $1,226,000 and $1,240,000, respectively.

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

Investment in Federal Home Loan Bank and Federal Reserve Bank stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in noninterest income. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans.  Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and writedowns are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

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

STOCK-BASED COMPENSATION

Employee compensation expense under stock option plans is reported if options are granted below market price at the grant date. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model. Had compensation cost for stock options been measured using FASB Statement No. 123, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

	2002	2001
Net income as reported	$1,923,138	$1,059,078
Pro forma net income	1,904,729	1,032,078
Basic earnings per share as reported	.73	.40
Pro forma basic earnings per share	.72	.39
Diluted earnings per share as reported	.73	.40
Pro forma diluted earnings per share	.72	.39
The pro forma effects are computed using option pricing methods, Using the following weighted-average assumptions as of grant date.
Risk-free interest rate	3.00%	3.50%
Expected option life	9.5 years	10.0 years
Dividend yield	2.50%	2.50%

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2002	2001	2000
Weighted average common shares outstanding (basic)	2,630,931	2,625,241	2,628,998
Dilutive effect of assumed exercise of stock options	3,627	773	735
Weighted average common shares outstanding (diluted)	2,634,558	2,626,014	2,629,733

Dividends per share are based on the number of shares outstanding at the declaration date.

RECLASSIFICATIONS

Certain reclassifications of 2001 and 2000 amounts have been made to conform with the 2002 presentation.

This information is an integral part of the accompanying consolidated financial statements.

Notes To Consolidated Financial Statements

NOTE 1 - SECURITIES

Securities consist of the following at December 31, 2002 and 2001:

DECEMBER 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale: Obligations of U.S. government corporations and agencies	$18,521,998	$153,478	$—	$18,675,476
Mortgage-backed securities	3,338,616	14	—	3,338,630
Corporate security	626,626	30,936	—	657,562
Total available-for-sale	22,487,240	184,428	—	22,671,668
Held-to-maturity: U.S. Treasury security	101,644	34,575	—	136,219
Obligations of U.S. government corporations and agencies	7,000,912	183,148	—	7,184,060
Obligations of states and political subdivisions	40,720,326	2,716,156	—	43,436,482
Total held-to-maturity	47,822,882	2,933,879	—	50,756,761
Restricted stock	2,593,500	—	—	2,593,500
Total securities	$72,903,622	$3,118,307	$ —	$76,021,929

DECEMBER 31, 2001

Available-for-sale: Obligations of U.S. government corporations and agencies	$32,044,452	$402,000	$2,500	$32,443,952
Mortgage-backed security	1,000,000	4,168	—	1,004,168
Total available-for-sale	33,044,452	406,168	2,500	33,448,120
Held-to-maturity: U.S. Treasury security	101,685	21,753	—	123,438
Obligations of U.S. government corporations and agencies	8,002,596	282,090	—	8,284,686
Obligations of states and political subdivisions	48,570,845	1,575,495	4,799	50,141,541
Total held-to-maturity	56,675,126	1,879,338	4,799	58,549,665
Restricted stock	2,483,800	—	—	2,483,800
Total securities	$92,203,378	$2,285,506	$7,299	$94,481,585

NOTE 1 — SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Available-for-sale:
Due in one year or less	$ 2,002,179	$ 2,002,812
Due after one through five years	17,146,445	17,330,226
Mortgage-backed securities	3,338,616	3,338,630

Total available-for-sale	$ 22,487,240	$ 22,671,668

Held-to-maturity:
Due in one year or less	$ 9,099,255	$ 9,295,091
Due after one through five years	20,283,980	21,641,490
Due after five years through ten years	18,338,003	19,683,961
Due after ten years	101,644	136,219

Total held-to-maturity	$ 47,822,882	$ 50,756,761

Gains from sales of securities in 2002 amounted to $114,822 (there were no losses from sales of securities). All securities gains in 2001 and 2000 resulted from securities called or settled by the issuer, except for a $13,877 gain in 2001 resulting from recovery of a previous impairment write-off.  There were no securities sold during 2001 and 2000.

Securities with a carrying value of approximately $39,552,000 and $54,090,000 were pledged at December 31, 2002 and 2001, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,323,500 and $2,213,800 at December 31, 2002 and 2001, respectively.

NOTE 2 — LOANS

Loans consist of the following at December 31, 2002 and 2001:

	2002	2001
Commercial	$ 74,907,083	$ 68,180,330
Commercial real estate	41,665,397	31,170,301
Residential real estate	65,652,751	55,227,953
Installment and credit card	12,381,939	13,518,397
Construction	5,452,456	1,254,582
Deferred loan fees, net	(249,711)	(416,427)

Loans	$ 199,809,915	$ 168,935,136

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Beginning balance	$ 4,019,302	$ 7,460,370	$ 3,418,797
Provision (credit) for loan losses	(586,521)	34,801	6,142,464
Loans charged-off	(1,165,247)	(3,747,814)	(2,246,719)
Recoveries	433,109	271,945	145,828

Ending balance	$ 2,700,643	$ 4,019,302	$ 7,460,370

During 2002, the Bank sold certain commercial and commercial real estate loans with an outstanding principal balance aggregating approximately $1,275,000 and received total proceeds of $780,732, with a charge to the allowance for loan losses of approximately $494,000. There was no gain or loss recorded on the sales.

In 2001, the Bank reached an agreement to sell certain commercial and commercial real estate loans with an outstanding principal balance approximating $7,527,000. After recording a charge to the allowance for loan losses of $1,608,557, the Bank completed the sale in April 2001 resulting in proceeds of $5,957,710. There was no gain or loss recorded on the sale.

As a result of an increase in nonperforming loans during 2000 and a regulatory examination performed in the second quarter of 2000, management analyzed certain of its credits, resulting in increased loan charge-offs and specific and general allocation of its allowance for loan losses, which caused an increase in the provision for loan losses during the year. Certain of these credits were favorably resolved during 2002 and 2001, resulting in actual loan charge-offs being less than the specific allocations provided. As a result of these favorable outcomes, the Bank recognized a provision (credit) for loan losses of ($586,521) in 2002 and $34,801 in 2001.

Impaired loans were as follows:

	2002	2001
Year-end loans with no allowance for loan losses allocated	$ —	$ 634,048
Year-end loans with allowance for loan losses allocated	915,705	3,669,122
Amount of the allowance allocated	239,270	1,061,291

	2002	2001	2000
Average of impaired loans during the year	$ 2,496,740	$ 9,707,662	$ 4,698,923
Interest income recognized during impairment	105,169	787,279	471,341
Cash-basis interest income recognized	105,169	766,353	376,832

Non-performing loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2002 and 2001:

	2002	2001
Loans past due over 90 days still accruing interest	$ —	$ 119,000
Nonaccrual loans	1,721,000	3,159,000

Loans serviced for others approximated $19,586,000 and $21,340,000 at December 31, 2002 and 2001, respectively.

NOTE 3 — PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 2002 and 2001:

	2002	2001
Land and improvements	$ 989,877	$ 989,877
Buildings and improvements	8,442,336	8,439,259
Furniture and equipment	5,389,169	5,068,133
Leasehold improvements	79,979	79,979

	14,901,361	14,577,248
Accumulated depreciation	5,831,123	5,236,678

Premises and equipment, net	$ 9,070,238	$ 9,340,570

The Bank leases certain office locations. Total rental expense under these leases approximated $77,000, $67,000, and $66,000 in 2002, 2001, and 2000, respectively. Future minimum lease payments at December 31, 2002 are not material.

NOTE 4 — INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31, 2002 and 2001 are as follows:

	2002	2001
Demand	$ 50,785,182	$ 44,161,183
Statement and passbook savings	37,976,444	34,686,712
Certificate of deposit
In excess of $100,000	28,747,123	32,086,238
Other	90,069,974	110,774,463

Total interest-bearing deposits	$ 207,578,723	$ 221,708,596

At December 31, 2002, stated maturities of time deposits were as follows:
2003	$ 79,912,780
2004	22,312,966
2005	3,765,988
2006	4,166,365
2007 and beyond	8,658,998

Total	$ 118,817,097

NOTE 5 — BORROWINGS

During 2002, the Bank borrowed $10,000,000 from the Federal Home Loan Bank under a secured note, with interest at 3.44%, due in November 2003. The Bank also borrows from the Federal Home Loan Bank to fund certain fixed-rate residential real estate loans. Such borrowings carry fixed interest rates ranging from 5.60% to 7.15% at December 31, 2002 and 2001, with 10, 15 or 20 year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing.

Future estimated principal payments on Federal Home Loan Bank borrowings, including curtailments, are as follows:

2003	$ 10,867,571
2004	767,247
2005	677,396
2006	568,442
2007	475,512
Thereafter	2,023,892

Total	$ 15,380,060

Federal Home Loan Bank borrowings are collateralized by the Bank’s Federal Home Loan Bank stock and certain qualifying mortgage loans.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase for 2002 and 2001 is as follows:

	2002	2001
Average balance during the year	$13,759,609	$12,929,824
Average interest rate during the year	.82%	2.11%
Maximum month-end balance during the year	$15,596,344	$16,890,022

NOTE 6 — INCOME TAXES

The credit for income taxes consists of the following for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Current	$ (1,491,542)	$ (972,642)	$ 517,184
Deferred	1,426,542	435,642	(1,436,845)

Total income tax credit	$ (65,000)	$ (537,000)	$ (919,661)

The significant components of the provision (credit) for deferred income taxes for the years ended December 31, 2002, 2001, and 2000, were as follows:

	2002	2001	2000
Tax effect of temporary differences, exclusive of item listed below	$ 439,542	$ 435,642	$ (1,436,845)
Impact of change in tax law – Job Creation and Worker Assistance Act of 2002	987,000	—	—

Total deferred income tax provision (credit)	$ 1,426,542	$ 435,642	$ (1,436,845)

The enactment on March 9, 2002 of the Job Creation and Worker Assistance Act of 2002, enabled the Company to carryback net operating losses for a period of five years, as opposed to the normal two-year carryback period. Consequently, refundable income taxes at December 31, 2001, were increased and deferred tax assets decreased approximately $987,000 as a result of this tax law change.

The income tax credit attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2002	2001	2000
Expected provision (credit) using statutory federal income tax rate	$ 631,800	$ 177,500	$ (203,581)
Tax-exempt income on state and municipal securities and political subdivision loans	(756,400)	(842,200)	(850,171)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	68,800	126,600	136,795
Other	(9,200)	1,100	(2,704)

Total income tax credit	$ (65,000)	$ (537,000)	$ (919,661)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are as follows:

	2002	2001
Allowance for loan losses	$ 484,300	$ 1,025,400
Alternative minimum tax credit carryforwards	501,000	712,000
Net operating loss carryforward	—	523,600
Other	37,200	64,800

Deferred tax assets	1,022,500	2,325,800

Unrealized gain on securities available-for-sale	(62,705)	(137,247)
Depreciation of premises and equipment	(310,200)	(242,000)
Federal Home Loan Bank stock dividends	(294,300)	(258,500)
Deferred loan fees	(63,800)	(38,600)
Other	(34,495)	(40,453)

Deferred tax liabilities	(765,500)	(716,800)

Net deferred tax assets	$ 257,000	$ 1,609,000

At December 31, 2002, the Company has available alternative minimum tax credit carryforwards of approximately $501,000 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2002 and 2001.

Refundable income taxes approximated $685,000 and $1,113,000 at December 31, 2002 and 2001, respectively, and are included in other assets in the accompanying consolidated balance sheets. Such refundable income taxes primarily result from carryback claims and the December 31, 2001 amount does not reflect the impact of the aforementioned Job Creation and Worker Assistance Act of 2002.

NOTE 7 — EMPLOYEE BENEFITS

The Bank sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements.  The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 3% of each eligible participant’s compensation for 2002, 2001 and 2000. The Plan also provides for a 100% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to $197,000, $134,000 and $179,000 for 2002, 2001 and 2000, respectively.

Effective December 31, 2002, the Board of Directors granted to various officers and employees of the Bank, options to purchase a total of 14,660 shares of common stock under the Company’s Share Incentive Plan. The options are exercisable on the anniversary of the grant date in annual 20% increments. The exercise price for the options is the December 31, 2002 market price ($16.05 per share) and the options expire 10 years from the grant date.

On March 1, 2001, the Board of Directors granted options to purchase 20,000 shares of common stock at an exercise price of $15 per share to an executive officer.

The following summarizes stock options activity for the years ended December 31, 2002 and 2001:

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	20,000	$ 15.00	—	$ —
Granted	14,660	16.05	20,000	15.00
Exercised	—	—	—	—

Outstanding at end of year	34,660	$ 15.44	20,000	$ 15.00

Options exercisable at year end	20,000	$ 15.00	20,000	$ 15.00

NOTE 8 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2002 and 2001:

	Contract Amount
	2002	2001
Commitments to extend credit	$48,290,000	$50,021,000

Letter of Credit	$185,000	$242,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2002, are due on demand or expire in 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 9 — RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related-party loans for the years ending December 31, 2002 and 2001:

	2002	2001
Balance at beginning of year	$ 2,622,121	$ 2,732,433
New loans and advances	5,274,233	1,815,941
Repayments, including loans sold	(1,597,266)	(1,926,253)

Balance at end of year	$ 6,299,088	$ 2,622,121

Deposits from executive officers, directors and their related business interests at December 31, 2002 and 2001 were approximately $2,340,000 and $3,147,000, respectively.

NOTE 10 — REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total-risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, 2002 and 2001, are also presented in the following table (dollars in thousands):

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002
Total capital (to risk-weighted assets)
Consolidated	$ 36,080	18.3%	$ 15,910	8.0%	N/A	N/A
Bank	34,328	17.4	15,758	8.0	19,698	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	33,615	17.1	7,955	4.0	N/A	N/A
Bank	31,863	16.2	7,879	4.0	11,819	6.0

Tier I capital (to average assets)
Consolidated	33,615	11.3	11,999	4.0	N/A	N/A
Bank	31,863	10.7	11,924	4.0	14,905	5.0

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001
Total capital (to risk-weighted assets)
Consolidated	$ 34,792	18.6%	$ 15,006	8.0%	N/A	N/A
Bank	33,025	17.8	14,865	8.0	18,582	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	32,448	17.3	7,503	4.0	N/A	N/A
Bank	30,681	16.5	7,433	4.0	11,149	6.0

Tier I capital (to average assets)
Consolidated	32,448	10.3	12,568	4.0	N/A	N/A
Bank	30,681	9.8	12,497	4.0	15,621	5.0

On November 22, 2000, the Company and Bank entered into a Written Agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions which, among other things, required the Company and Bank to complete a review of the Board of Directors and Management; make improvements in the lending function including, but not limited to, policies and procedures, documentation, and a plan for the reduction of adversely classified assets; and prepare new policies and procedures for internal audit, internal controls, asset/liability management, trust, and information technology. Under the Written Agreement, the Company and Bank could not declare or pay dividends without prior written approval of the regulators. The Company’s applications to declare a fourth quarter 2001 and a first quarter 2002 dividend were approved by its regulators.

In a June 17, 2002 letter, the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions informed the Company that the Written Agreement was terminated effective June 14, 2002.

The Company’s primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency. These restrictions generally limit  dividends to current and prior two years retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, approximately $2,038,000 was available for dividends on January 1, 2003, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 are as follows:

CONDENSED BALANCE SHEETS		2002	2001
ASSETS
Cash deposited with subsidiary bank		$ 1,406,200	$ 1,157,951
Investment in subsidiary bank		31,989,558	30,954,063
Security held-to-maturity		498,743	498,555
Other assets		110,809	110,568

Total assets		$ 34,005,310	$ 32,721,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liability – dividends payable		$ 263,026	$ —
Shareholders’ equity:
Common stock		16,673,667	16,673,667
Additional paid-in capital		6,413,915	6,413,915
Retained earnings		11,621,292	10,571,152
Treasury stock		(1,088,312)	(1,204,018)
Accumulated other comprehensive income		121,722	266,421

Total shareholders’ equity		33,742,284	32,721,137

Total liabilities and shareholders’ equity		$ 34,005,310	$ 32,721,137

CONDENSED STATEMENTS OF INCOME	2002	2001	2000
Interest on security	$ 24,837	$ 24,837	$ 24,837
Dividends from subsidiary	789,169	262,465	1,183,855

Total Income	814,006	287,302	1,208,692

Operating expenses	107,670	130,429	74,223
Income before taxes and undistributed
equity income of subsidiary	706,336	156,873	1,134,469

Income tax benefit	36,608	44,346	25,236
Equity income in subsidiary, net of dividends	1,180,194	857,859	(838,812)

Net income	$ 1,923,138	$ 1,059,078	$ 320,893

NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOW	2002	2001	2000
Cash flows from operating activities:
Net income	$ 1,923,138	$ 1,059,078	$ 320,893
Adjustments to reconcile net income to
cash provided by operations:
Shares issued from treasury as employee compensation	—	3,802	—
Security accretion	(188)	(187)	(187)
Equity income in subsidiary, net of dividends	(1,180,194)	(857,859)	838,812
Change in other assets	(241)	(19,102)	(3,494)

Net cash from operating activities	742,515	185,732	1,156,024

Cash flows from financing activities:
Purchase of treasury shares	(87,728)	(194)	(1,507,230)
Stock options exercised	—	—	30,117
Cash dividends paid	(406,538)	(197,136)	(845,158)

Net cash from financing activities	(494,266)	(197,330)	(2,322,271)

Net change in cash	248,249	(11,598)	(1,166,247)

Cash at beginning of year	1,157,951	1,169,549	2,335,796

Cash at end of year	$ 1,406,200	$ 1,157,951	$ 1,169,549

NOTE 12 — OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Unrealized holding gains (losses) on available-for-sale securities	$ (104,419)	$ 507,089	$ 514,603
Less reclassification adjustment for securities gains recognized in income	(114,822)	(28,828)	—

Net unrealized holding gains (losses)	(219,241)	478,261	514,603

Tax effect	(74,542)	162,608	174,969

Other comprehensive income (loss)	$ (144,699)	$ 315,653	$ 315,653

NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31, 2002 and 2001, are as follows (dollars in thousands):

	2002		2001
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
Financial assets:
Cash and cash equivalents	$ 22,565	$ 22,565	$ 34,549	$ 34,549
Securities	73,088	76,022	92,607	94,482
Loans, net	197,109	201,040	164,916	169,533

Total	$ 292,762	$ 299,627	$ 292,072	$ 298,564

Financial liabilities:
Deposits	$ 239,976	$ 241,373	$ 251,430	$ 253,846
Securities sold under agreements to repurchase	14,448	14,448	14,957	14,957
Federal Home Loan Bank borrowings	15,380	17,341	6,360	7,659

Total	$ 269,804	$ 273,162	$ 272,747	$ 276,462

The preceding summary does not include accrued interest receivable, accrued interest payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 2002 and 2001. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments approximated to $48,475,000 at December 31, 2002 and $50,263,000 at December 31, 2001. Such amounts are also considered to be the estimated fair values.

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

Other financial instruments

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial  instruments generally represent commitments at existing rates. The fair value of federal funds purchased and securities sold under repurchase agreements is determined to be the carrying amount since these financial instruments represent obligations which are due on demand. The fair value of borrowed funds is determined based on a discounted cash flow analysis.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 14 — CONTINGENT LIABILITIES

In the normal course of business, the Company and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

The Bank has entered into employment agreements with various officers. Upon the occurrence of certain types of termination of employment, the Bank may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions.

NOTE 15 — QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2002 and 2001:

	Interest Income	Net Interest Income	Net Income (Loss)	Basic and Diluted Earnings per Common Share
2002
First quarter	$ 4,314,450	$ 2,409,113	$ 376,389	$ .14
Second quarter	4,171,423	2,487,271	504,858.19
Third quarter	4,126,898	2,609,171	635,657.24
Fourth quarter	4,087,024	2,727,411	406,234.16

2001
First quarter	6,030,663	2,869,830	307,686.12
Second quarter	5,586,855	2,587,570	(1,357,512)	(0.52)
Third quarter	5,298,180	2,431,148	1,856,052	0.71
Fourth quarter	4,740,661	2,296,911	252,852	0.09

This information is an integral part of the accompanying consolidated financial statements.