Form 10-K, Exhibit 13
period 2003-12-31
CSB BANCORP INC /OH
filed 2004-03-30
CIK 880417

Exhibit 13

2003 ANNUAL REPORT TO SHAREHOLDERS

FINANCIAL HIGHLIGHTS
A LETTER FROM OUR PRESIDENT
SENIOR MANAGEMENT
BOARD OF DIRECTORS
2003 FINANCIAL REVIEW
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OFFICERS OF THE COMMERCIAL AND SAVINGS BANK
EX-11 Computation of Per Share Earnings
EX-13 Annual Report
EX-21 Subsidiary
EX-23.1 Consent of Clifton Gunderson LLP
EX-31.1 302 Cert
EX-31.2
EX-32.1 906 Cert
EX-32.2 906 Cert

FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31	2003	2002	% Change
(Dollars in thousands, except per share data)
CONSOLIDATED RESULTS
Net interest income	$10,783	$10,233	5%
Net interest income - fully taxable-equivalent (“FTE”) basis	11,765	11,361	4%
Noninterest income	2,155	2,037	6%
Credit for loan losses	51	587	-91%
Noninterest expense	10,799	10,999	-2%
Net income	2,060	1,923	7%
AT YEAR-END
Loans	$210,796	$197,109	7%
Assets	306,180	304,713	<1%
Deposits	248,958	239,976	4%
Shareholders’ equity	34,718	33,742	3%
Cash dividends declared	0.48	0.30	60%
Book value	13.13	12.83	2%
Market price	17.00	16.05	6%
FINANCIAL PERFORMANCE
Return on average assets	0.68%	0.65%
Return on average equity	6.00%	5.76%
Net interest margin	3.81%	3.73%
Efficiency ratio	83.00%	90.00%
CAPITAL RATIOS
Risk-based capital:
Tier 1	16.90%	16.90%
Total	18.10%	18.10%
Leverage	11.20%	11.20%

2003 ANNUAL REPORT TO SHAREHOLDERS

A LETTER FROM OUR PRESIDENT

DEAR FELLOW SHAREHOLDER:

During 2003 CSB Bancorp generated net earnings of $2,060,000 that were 7% greater than 2002, increased its declared cash dividends by 60%, lowered its non-interest expenses by over 10% and saw its stock price rise 5.9%!

While these results represent progress, there is still room for improvement.

We had a year that, based on industry performance standards, met some objectives, exceeded others and significantly missed certain critical benchmarks to which we aspired. During the year, with the exception of our Chief Financial Officer, we completely replaced the executive management of the bank. In an industry and a year where all around us there were consolidations, start-ups, acquisitions, loan sales, new branch offices in new markets, stock offerings and buy backs we did none of this in order to concentrate on our core business.

“We have set targets that are
more reflective of our industry
peers and I want you to know
what these targets are.”

We believe these efforts have positioned us for improved performance over the foreseeable future. In the rest of this letter I would like to review our accomplishments of 2003 and share our goals and strategies for 2004 and beyond.

As you undoubtedly know, CSB has undergone three years of change and restructuring. That period is officially closed. We have set targets that are more reflective of our industry peers and I want you to know what these targets are.

These strategies are the result of the efforts of the directors, executive officers and associates of CSB Bancorp and The Commercial and Savings Bank. We have assembled a very honest and focused group of experienced professionals, who day in and day out, manage your company in a manner that you will be proud of.

2003 Financial Performance

Financial performance improved throughout the year.

Net income of $2,060,000 for 2003 was up over 2002 net of $1,923,000. This is a 7% increase. Likewise, our earnings per share of $0.78 beat 2002 per share performance of $0.73, also a 7% improvement. While these are important improvements, there were several items associated with the bank’s restructuring activities that impacted our performance.

In the first quarter bank management chose to lower the Allowance for Loan and Lease Losses (ALLL) by $51,000. This was motivated by a review of specific loss reserves that had been assigned to individual problem credits. One particular credit was paid off and the specific reserve allocation was eliminated. Rather than leave the funds in the reserve, management lowered the reserve and increased income.

In addition, it is important to note that CSB incurred special one-time charges in 2003 of approximately $400,000 on a pre-tax basis, which included severance payments to the former CEO as well as costs associated with replacing several former CSB executives.

From a shareholder perspective, this is an important series of events. These are one-time costs and should not reappear in 2004.

2003 ANNUAL REPORT TO SHAREHOLDERS 3

A LETTER FROM OUR PRESIDENT continued

Operating Targets

In its purest form, banking is a simple business. You attract depositors with interest rates they are willing to accept. You then turn around and employ those deposits in loans or other investments, hopefully at a higher rate. The difference between what you earned from the loans and investments, and what you paid on deposits, less any funds you put in your Loan Loss Reserve (a savings account for good loans that may not be collected in full), is called the Net Interest Margin (NII) and can be expressed in either a dollar or percent format.

To this result you add noninterest income (NII), subtract noninterest expense (NIE) and the result is pre-tax net income. Deduct taxes and you have net profit after tax (NPAT).

The financial services industry, from a net income point of view, historically holds two ratios in high regard – Return on Assets (ROA) which measures our NPAT divided by our average assets, and Return on Equity (ROE) which takes those same earnings and divides them by our shareholder equity.

“we do not seek to be
average but desire to
prudently exceed our peers.”

I apologize if this is too simplistic, but I want to stress that in a number of areas we are returning to basics. CSB has set 2004 operating targets that more closely mirror the standards of our industry, with acceptable levels of “stretch” performance built in. In other words, we do not seek to be average but desire to prudently exceed our peers.

CSB’s net interest margin, measured by dollars increased $550,000 in 2003 versus 2002. This is a critical number as it represents management’s ability to profitably price its loans, purchase investments and pay deposit rates. On a percentage basis our NIM increased from 3.73% to 3.81%, 2002 to 2003. This too is a positive trend.

Candidly speaking, throughout the banking industry this ratio is under severe pressure. Both nationally and locally, interest rates (from both a borrower and depositor perspective) are at 40-year lows. Our challenge is to make sound loans that are priced fairly, invest excess funds in securities that provide minimal risk, yet pay depositors interest rates that are attractive and simultaneously market competitive.

Competition for both deposits and loans is becoming more intense as additional financial service providers enter our markets or existing companies adopt more aggressive pricing philosophies. We welcome good competition as it mandates that we perform at higher levels. We will selectively choose, however, to not respond to foolish competition that is driven by market share acquisition or the sacrifice of prudent credit risk.

You will find elsewhere in this annual report a page that defines key operating ratios. For 2004 we have put plans in place to exit the year with performance levels that approach these ratios. We have work to do and are committed to ultimately exceeding all of these targets.

2004 Marketplace Outlook

We expect modest economic growth in our marketplace. Our three main industries – tourism, lumber and agriculture – have different drivers for their individual growth while sharing a common dependence on weather. In conversations with leaders in each of these areas we are confident that all impact items have been identified and not left to chance.

We expect interest rates to remain relatively unchanged for the first half of the year with small increases occurring in both the third and fourth quarters. We have budgeted accordingly.

Our industry continues to experience “institutional dichotomy.” On one hand there are aggressive acquisitions, mergers and consolidations while simultaneously we observe the creation and expansion of new banks and financial service providers. Our conclusion is that customers, both commercial and consumer, desire locally managed financial service providers. We support this concept and our strategies will mirror this desire.

I am confident that 2004 will be a positive year for our marketplace and our company.

4 2003 ANNUAL REPORT TO SHAREHOLDERS

A LETTER FROM OUR PRESIDENT continued

Management Culture

Your company has undergone virtually a complete change in its executive management. We share common principles, philosophies and goals that reflect the high ethical standards of our marketplace.

We will not compromise the company or ourselves. Performance to sound industry standards, not short-term financial spikes, will drive our financial decisions and resulting performance. We value the individual contributions of each of our associates and seek to maximize their skills through additional training, education and exposure. We support the cultural diversity of our marketplace, and will actively reach out for opportunities to grow together.

“We too are shareholders and
will always act with the
value of the shareholder as
our first concern.”

I believe we have a blend of directors whose experiences and professional background will serve you well. Our management and associate personnel are equipped with the requisite skills to service the needs of our markets, while being also focused on a commitment to continuous enhancement of these skills.

We support the intense regulatory environment in which we operate. We recognize that regulation is an important part of our business and strive to be outstanding partners with the multiple regulatory agencies with whom we interface.

We too are shareholders and will always act with the value of the shareholder as our first concern.

In closing, I am thrilled to be part of the CSB Bancorp team! My wife Janice and I are most pleased to be back in the area and, as I write this letter, we are building a new home in Berlin Township, Holmes County.

I ask for your continued support of our company. Refer a friend who does not bank with us today. Call or visit me with any service issues you become aware of. If there is a particular service or product that we do not offer, let us know and we will attempt to satisfy that need.

As we move into our 125th year of serving our communities, my commitment to you is to provide the levels of leadership, performance and security that you deserve and expect!

JOHN J. LIMBERT
President, Chief Executive Officer

2003 ANNUAL REPORT TO SHAREHOLDERS 5

SENIOR MANAGEMENT
left-right

A. LEE MILLER
Senior Vice President,
Chief Financial Officer

JOHN J. LIMBERT
President,
Chief Executive Officer

RICK L. GINTHER
Senior Vice President,
Chief Lending Officer

PAUL D. GREIG
Senior Vice President,
Chief Operations/
Information Officer

BOARD OF DIRECTORS
left-right

DANIEL J. MILLER	J. THOMAS LANG	EDDIE L. STEINER
Physician	Veterinarian, Dairy Farmer	Vice President of Production
East Holmes Family Care, Inc.	Spring Hill Farms, Inc.	Smith Dairy Products Company

ROBERT K. BAKER	JOHN R. WALTMAN	JEFFERY A. ROBB, SR.
Co-Owner and Controller	Attorney	President
Bakerwell, Inc.	Critchfield, Critchfield & Johnston	Robb Companies, Inc.

RONALD E. HOLTMAN	JOHN J. LIMBERT	SAMUEL M. STEIMEL
Attorney	President and Chief Executive Officer	Attorney
Logee, Hostetler, Stutzman & Lehman	The Commercial and Savings Bank	Steimel Law Office

6 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

INTRODUCTION

CSB Bancorp, Inc. (the “Company”), is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1991. The Commercial and Savings Bank (the “Bank”), an Ohio banking corporation chartered in 1879, is a wholly-owned subsidiary of the Company. The Bank is a member of the Federal Reserve system, and its deposits are insured up to the maximum provided by law by the Federal Deposit Insurance Corporation. The primary banking regulators of the Bank are the Ohio Division of Financial Institutions and the Federal Reserve Board.

The Bank provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities and trust services. Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company’s market area have been sound. Unemployment statistics have generally been among the lowest in the State of Ohio, and the area has experienced stable to rising real estate values.

The following discussion is presented to aid in understanding the Company’s consolidated financial condition and results of operations, and should be read in conjunction with the audited consolidated financial statements and related notes.

FORWARD – LOOKING STATEMENTS

Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in forward-looking statements because of various factors. The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

2003 ANNUAL REPORT TO SHAREHOLDERS 7

2003 FINANCIAL REVIEW

SELECTED FINANCIAL DATA
The following table sets forth certain selected
consolidated financial information.

	2003	2002	2001	2000	1999
		(Dollars in thousands, except, per share data)
Statements of income:
Total interest income	$15,414	$16,700	$21,656	$25,497	$23,707
Total interest expense	4,631	6,467	11,471	12,782	11,682

Net interest income	10,783	10,233	10,185	12,715	12,025
Provision (credit) for loan losses	(51)	(587)	35	6,142	1,100

Net interest income after provision (credit) for loan losses	10,834	10,820	10,150	6,573	10,925
Noninterest income	2,155	2,037	1,976	2,019	2,063
Noninterest expenses	10,799	10,999	11,604	9,191	7,573

Income (loss) before income taxes	2,190	1,858	522	(599)	5,415
Income tax provision (credit)	130	(65)	(537)	(920)	1,149

Net income	$2,060	$1,923	$1,059	$321	$4,266

Per share of common stock
Basic and diluted income	$0.78	$0.73	$0.40	$0.12	$1.61
Dividends	0.48	0.30	0.10	0.45	0.70
Book value	13.13	12.83	12.46	12.02	12.49
Average basic common shares outstanding	2,638,360	2,630,931	2,625,241	2,628,998	2,651,910
Average diluted common shares outstanding	2,641,887	2,634,558	2,626,014	2,629,733	2,652,836
Year-end balances:
Loans, net (includes held for sale)	$210,796	$197,109	$164,916	$198,358	$194,862
Securities	67,773	73,088	92,607	96,550	105,387
Total assets	306,180	304,713	306,345	325,212	326,546
Deposits	248,958	239,976	251,430	268,583	269,939
Borrowings	21,372	29,828	21,317	24,048	22,545
Shareholders’ equity	34,718	33,742	32,721	31,540	33,202
Average balances:
Loans, net	$206,685	$177,592	$180,157	$203,790	$187,893
Securities	70,027	80,176	90,538	100,216	99,993
Total assets	302,601	295,399	314,153	325,880	322,022
Deposits	236,525	235,080	260,677	264,795	268,881
Borrowings	30,981	25,971	20,532	28,108	19,357
Shareholders’ equity	34,360	33,382	31,921	32,083	32,454
Selected ratios:
Net yield on average interest-earning assets	3.81%	3.73%	3.45%	4.11%	3.96%
Return on average total assets	0.68	0.65	0.34	0.10	1.32
Return on average shareholders’ equity	6.00	5.76	3.32	1.00	13.14
Average shareholders’ equity as a percent of average total assets	11.35	11.30	10.16	9.85	10.08
Net loan charge-offs as a percent of average loans	0.09	0.40	1.86	1.01	0.30
Allowance for loan losses as a percent of loans at year-end	1.15	1.35	2.38	3.62	1.72
Shareholders’ equity as a percent of total year-end assets	11.34	11.07	10.68	9.70	10.17

8 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

Net income totaled $2.1 million in 2003, an increase of $137,000, or 7.1%, from 2002. Net income per share was $0.78 and $0.73 for the years ended December 31, 2003 and 2002, respectively. Return on average assets was 0.68% in 2003, as compared to 0.65% in 2002, and return on average shareholders’ equity was 6.00% in 2003 compared to 5.76% in 2002.

Net income for 2002 was $1.9 million or $0.73 per share, as compared to $1.1 million or $0.40 per share for 2001. This equated to a return on average assets of 0.65% in 2002 and 0.34% in 2001, while the return on average shareholders’ equity for the same periods was 5.76% and 3.32%.

Net Interest Income

Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Interest income for 2003 was $15.4 million, decreasing $1.3 million from $16.7 million in 2002. Interest and fees on loans was $12.5 million, a decrease of $186,000, or 1.5%, from 2002, attributable to the decreased yield on loans of 103 basis points in 2003 from 2002. Interest income on securities decreased $923,000, or 24.0%, to $2.9 million as compared to 2002 of $3.8 million, due primarily to the $6.2 million decrease in the average balance of tax-exempt securities in 2003 as compared to 2002 and the 147 basis points decrease in average yield on taxable securities from 2002 to 2003. Other interest income decreased $176,000 to $36,000 in 2003 compared to $212,000 in 2002, primarily as a result of a decrease in the average federal funds sold balance, from $13.1 million in 2002 to $3.6 million in 2003 and a decrease in the average yield from 1.61% in 2002 to 0.99% in 2003.

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

Interest expense for 2003 was $4.6 million, a decrease of $1.8 million, or 28.4%, from 2002. The Company’s interest expense on deposits decreased $1.9 million in 2003, due primarily to the decrease in deposit interest rates during 2003, as cost of deposits decreased to 1.87% in 2003, compared to 2.78% in 2002 and the average balance of time deposits decreased $5.7 million, or 4.5%. Interest expense on other borrowings increased $79,000 due to the $5.0 million increase in average balance in 2003 as compared to 2002.

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

Net interest income for 2003 increased by $550,000 to $10.8 million. The increase was attributed to an $8.4 million increase in average interest-earning assets and an 8 basis point increase in the net interest margin. Net interest income for 2001 was $10.2 million.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

2003 ANNUAL REPORT TO SHAREHOLDERS 9

2003 FINANCIAL REVIEW

AVERAGE BALANCES, RATES AND YIELDS
(Dollars in thousands)

	2003			2002			2001
	Average			Average			Average
	Balance (1)	Interest	Rate (2)	Balance (1)	Interest	Rate (2)	Balance (1)	Interest	Rate (2)
Interest-earning assets
Federal funds sold	$3,591	$35	0.99%	$13,131	$211	1.61%	$17,896	$557	3.11%
Interest-earning deposits	29	1	0.52	36	1	1.41	132	5	4.25
Securities:
Taxable	30,806	1,020	3.31	34,722	1,659	4.78	40,403	2,222	5.50
Tax exempt	39,221	1,905	4.85	45,454	2,190	4.82	50,135	2,407	4.80
Loans (3)	209,231	12,453	5.95	181,147	12,639	6.98	186,665	16,465	8.82

Total interest-earning assets	282,878	15,414	5.45	274,490	16,700	6.08	295,231	21,656	7.34
Noninterest-earning assets
Cash and due from banks	11,090			10,591			10,246
Bank premises and equipment, net	8,847			8,910			9,340
Other assets	2,332			4,963			5,844
Allowance for loan losses	(2,546)			(3,555)			(6,508)

Total assets	$302,601			$295,399			$314,153

Interest-bearing liabilities						0.92%	$40,625	$634	1.56%
Demand deposits	$46,687	$191	0.41%	$44,456	$409	0.92%	$40,625	$634	1.56%
Savings deposits	37,989	199	0.53	35,759	355	0.99	33,508	696	2.08
Time deposits	121,298	3,459	2.85	126,981	5,000	3.94	160,098	9,387	5.86
Other borrowed funds	30,981	782	2.52	25,971	703	2.71	20,532	754	3.67

Total interest-bearing liabilities	236,955	4,631	1.95	233,167	6,467	2.77	254,763	11,471	4.50

Noninterest-bearing liabilities and shareholder’s equity
Demand deposits	30,551			27,884			26,446
Other liabilities	735			966			1,023
Shareholders’ equity	34,360			33,382			31,921

Total liabilities and equity	$302,601			$295,399			$314,153

Net interest income		$10,783			$10,233			$10,185

Net interest margin			3.81%			3.73%			3.45%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.

10 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE(1) (Dollars in thousands)

	2003 v. 2002			2002 v. 2001
	Change in			Change in
	Income/	Volume	Rate	Income/	Volume	Rate
	Expense	Effect	Effect	Expense	Effect	Effect
Interest Income
Federal funds sold	$(176)	$(114)	$(62)	$(346)	$(123)	$(223)
Interest-earning deposits	—	—	—	(4)	(3)	(1)
Securities:
Taxable	(639)	(172)	(467)	(563)	(291)	(272)
Tax exempt	(285)	(303)	18	(217)	(226)	9
Loans	(186)	1,672	(1,858)	(3,826)	(474)	(3,352)

Total interest income	(1,286)	1,083	(2,369)	(4,956)	(1,117)	(3,839)

Interest Expense
Demand deposits	(218)	9	(227)	(225)	67	(292)
Savings deposits	(156)	12	(168)	(341)	50	(391)
Time deposits	(1,541)	(215)	(1,326)	(4,387)	(1,694)	(2,693)
Other borrowed funds	79	126	(47)	(51)	173	(224)

Total interest expense	(1,836)	(68)	(1,768)	(5,004)	(1,404)	(3,600)

Net interest income	$550	1,151	(601)	$48	$287	$(239)

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

	2003	2002	2001
Net interest income	$10,783,073	$10,232,966	$10,185,459
Taxable equivalent adjustment (1)	981,555	1,128,235	1,239,955

Net interest income–fully taxable equivalent	$11,764,628	$11,361,201	$11,425,414

Net interest yield	3.81%	3.73%	3.45%
Taxable equivalent adjustment (1)	0.35	0.41	0.42

Net interest yield – taxable equivalent	4.16%	4.14%	3.87%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.

2003 ANNUAL REPORT TO SHAREHOLDERS 11

2003 FINANCIAL REVIEW

Provision (Credit) for Loan Losses

During 2003, the Company reported a credit for loan losses of $51,000 compared to a credit for loan losses of $587,000 for 2002 and a provision for loan losses of $35,000 for 2001. The credits in 2003 and 2002 resulted from the resolution and payoff of certain large classified credits, as well as aggressive collection procedures and strong underwriting standards. These factors contributed to an improved charge-off experience rate which is a component of management’s calculation of the allowance for loan losses. The decrease in classified assets during 2003 includes an $18,000 decrease in impaired loans and a $551,000 decrease in loans on nonaccrual of interest offset by a $175,000 increase in loans over 90 days past due and still accruing interest. As part of management’s aggressive collection efforts, the Bank incurred approximately $85,000 and $135,000 of external collection costs in 2003 and 2002, respectively, mostly representing legal and other professional fees. These costs are reported as noninterest expenses in the consolidated statement of income. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision (credit) for loan losses.

Noninterest Income

Total noninterest income increased $118,000, or 5.8%, to $2.2 million in 2003. Increases over 2002 of $42,000 in trust services and $62,000 in gain on sale of loans, were partially offset by a $17,000 decrease in service charges on deposit accounts and a $114,000 decrease in gain on sale of securities. In addition, gains on sale of other real estate owned amounted to $115,000 in 2003, compared to a loss of $3,000 in 2002.

Total noninterest income increased $61,000, or 3.1%, to $2.0 million in 2002. Increases of $75,000 in service charges on deposit accounts, $86,000 in securities gains, and $64,000 in other income were partially offset by a $48,000 decrease in trust and financial services, and an $84,000 decrease in gain on sale of loans.

Noninterest Expenses

Total noninterest expenses decreased $199,000, or 1.8%, during 2003. The largest component of noninterest expenses is salaries and employee benefits, which decreased $38,000 or 0.7% in 2003. The slight decrease relates to cost reduction efforts in officer salaries and a slight headcount reduction which more than offset the normal salary adjustments and rising costs of employee benefits. Professional and director fees increased $26,000, or 3.0%, to $894,000.

Income Taxes

The provision for income taxes amounted to $130,000 in 2003, compared to credits of $65,000 in 2002 and $537,000 in 2001. The provision in 2003, as compared to a credit in 2002 was the direct result of a $332,000 increase in income before income taxes and a $285,000 decrease in tax-exempt securities interest income. The credits in 2002 and 2001 resulted from a net loss before income taxes after consideration of nontaxable interest income.

FINANCIAL CONDITION

Total assets of the Company were $306.2 million at December 31, 2003, compared to $304.7 million at December 31, 2002, representing an increase of $1.5 million, or 0.5%. Net loans increased $13.7 million with the loan growth funded primarily by a $5.4 million decrease in cash and cash equivalents and a $5.3 million decrease in securities. A $9.0 million increase in deposits was partially offset by a $5.9 million decrease in Federal Home Loan Bank (FHLB) borrowings and a $2.6 million decrease in securities sold under repurchase agreements.

Securities

Total securities decreased $5.3 million, or 7.2%, from $73.1 million at year-end 2002 to $67.8 million at year-end 2003. Available-for-sale securities increased $6.3 million while held-to-maturity securities decreased $11.7 million. The securities portfolio at year-end 2003 consisted of U.S. Treasury, U.S. government corporations and agencies, obligations of state and political subdivisions and corporate securities. Restricted securities primarily consists of FHLB stock.

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

12 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

Loans

Total loans amounted to $213.3 million at year-end 2003, compared to $199.8 million at year-end 2002, representing an increase of $13.4 million or 6.7%. The loan portfolio at December 31, 2003 and 2002 was composed of approximately 58% commercial and commercial real estate loans. The Company recorded a decrease of $1.3 million, or 1.8%, in commercial loans; an increase of $7.5 million, or 18%, in commercial real estate loans; a $7.3 million, or 11.1%, increase in residential real estate loans; a decrease of $132,000, or 1.1%, in installment and credit card loans; and an increase of $51,000 in construction loans.

The increase in commercial real estate loans was partially due to the Bank’s entering into several participation loan agreements with local and regional financial institutions. These loans are subject to the same underwriting standards as other commercial real estate loans in the Bank’s portfolio and were all performing at December 31, 2003.

Agriculture production loans totaled approximately $816,000 at year-end 2003, and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $2.5 million, or 1.2%, of loans at year-end 2003. Demand for commercial business loans, as well as both commercial and residential real estate loans, was stable in 2003. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2004.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Bank’s Allowance for Loan and Lease Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio and historical data, including past charge-offs.

The allowance for loan losses totaled $2.5 million or 1.15% of total loans at year-end 2003, down from $2.7 million or 1.35% of total loans at year-end 2002. Net charge-offs for 2003 totaled $191,000, compared to $732,000 in 2002 and $3.5 million in 2001. During the third and fourth quarters of 2002, the Company sold $1.3 million of commercial and commercial real estate loans that resulted in $494,000 of the charge-offs in 2002. During the second quarter of 2001, the Company sold $7.5 million of commercial and commercial real estate loans that resulted in $1.6 million of the charge-offs in 2001. For many of the other loans that have been charged-off, management is continuing collection efforts, and future recoveries may occur.

The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.

Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $1.3 million or 0.6% of loans at year-end 2003 compared to $1.7 million or 0.9% of loans at year-end 2002. Impaired loans decreased at year-end from $916,000 in 2002 to $897,000 in 2003. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

2003 ANNUAL REPORT TO SHAREHOLDERS 13

2003 FINANCIAL REVIEW

Other Assets

Net premises and equipment decreased $507,000 to $8.6 million at year-end 2003 from $9.1 million at year-end 2002. The decrease in 2003 was due to depreciation exceeding the relatively low volume of equipment purchases. Other assets, including accrued interest receivable, decreased $1.0 million to $1.8 million at year-end 2003 largely due to a $595,000 decrease in net tax assets and a $320,000 decrease in accrued interest receivable.

Deposits

Deposits are obtained from individuals and businesses located in the Bank’s market area. For deposits, the Bank must compete with products offered by other traditional financial institutions as well as other investment options such as mutual funds. Total deposits increased $9.0 million, or 3.7%, to $249.0 million at year-end 2003, compared to $240.0 million at year-end 2002. Noninterest-bearing deposits increased $1.1 million, or 3.5%, to $33.5 million compared to $32.4 million at year-end 2002. Interest-bearing deposits increased $7.8 million or 3.8% at year-end 2003 compared to year-end 2002. Interest-bearing demand deposits increased slightly to $50.9 million, and statement and passbook savings increased $948,000. Time deposits in excess of $100,000 increased $8.8 million while other certificates of deposit decreased $2.0 million.

Other Funding

The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled $21.4 million at year-end 2003. These funding sources provided a net decrease in cash of $8.5 million from year-end 2002 to year-end 2003. A $5 million advance from the FHLB was partially offset by the repayment of a $10 million advance, a $2.6 million decrease in repurchase agreements and $868,000 principal payments on single mortgage advances from the FHLB. The repurchase agreements are uninsured, so the Company pledges securities against these customer funds.

CAPITAL RESOURCES

Total shareholders’ equity increased from $33.7 million at December 31, 2002 to $34.7 million at December 31, 2003. This increase was primarily due to net income of $2.1 million, offset by dividends declared of $1.3 million. Shareholders’ equity increased $261,000 in 2003 and $120,000 in 2002 as a portion of dividends declared was reinvested by shareholders in common stock under the Company’s dividend reinvestment program.

Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capita! and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company’s and Bank’s actual capital amounts are believed by management to meet all applicable capital adequacy requirements, as further disclosed in Note 10 to the consolidated financial statements.

Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current and prior two years retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.

14 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

LIQUIDITY

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $17.2 million at December 31, 2003, a decrease of $5.4 million from year-end 2002. Net income, securities available-for-sale, maturities or calls of securities held to maturity, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 8.5% of total assets at year-end 2003, as compared to 11.0% at year-end 2002. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2003 included the maturities and calls of securities totaling $49.8 million offset by a $44.5 million in purchases, and net loan originations of $13.6 million. The Company’s financing activities included $9.0 million increase in deposits, $2.6 million reduction in repurchase agreements, and $5.0 million in proceeds from FHLB advances offset by $10.9 million in repayments.

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

The Company manages interest rate risk regularly through the Bank’s Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.

The Company monitors its interest rate risk through a sensitivity or “shock” analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2003 and 2002. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

2003 ANNUAL REPORT TO SHAREHOLDERS 15

2003 FINANCIAL REVIEW

The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at December 31, 2003 and 2002:

2003

Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change
	(Dollars in thousands)
+200	$12,094	$1,152	10.5%
+100	11,479	537	4.9
0	10,942	0	0.0
-100	10,534	(408)	(3.7)
-200	9,965	(977)	(8.9)

2002

Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change
	(Dollars in thousands)
+200	$12,043	$877	7.9%
+100	11,618	452	4.0
0	11,166	0	0.0
-100	10,853	(313)	(2.8)
-200	10,544	(622)	(5.6)

Management reviews its rate shock position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2003 and 2002.

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

Securities owned by the Company will generally repay at their stated maturities. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of collateral real property. In a changing interest rate environment, prepayments may increase or decrease on fixed- and adjustable-rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on adjustable-rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed-rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

16 2003 ANNUAL REPORT TO SHAREHOLDERS

2003 FINANCIAL REVIEW

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2003 and 2002 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2003. Estimated fair value of loans amounted to 100.8% of the carrying value in 2003, decreasing from 102.0% in 2002. The fair value of securities decreased to 103.4% of carrying value in 2003, from 104.0% in 2002. Estimated fair value of time deposits decreased slightly to 100.5% of carrying value in 2003 from 100.6% in 2002.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued a new pronouncement in December 2002 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. While this pronouncement may impact future financial statement disclosures, it is not expected to have a significant impact on the consolidated financial statements. Management is unaware of any other recently issued, but not yet adopted, accounting pronouncements that will have a future impact on the consolidated financial statements of the Company.

SIGNIFICANT ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2003 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.

As previously noted in the section entitled Allowance for Loan Losses, management performs analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience, the volume of nonperforming loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, and regulatory concerns.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity, structure, and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.

2003 ANNUAL REPORT TO SHAREHOLDERS 17

2003 FINANCIAL REVIEW

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without markup, markdown or commission, and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2003 and 2002. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

Quarter Ended	High	Low	Dividends Declared (1)
March 31, 2003	$18.50	$16.50	$315,937
June 30, 2003	18.00	17.00	316,398
September 30, 2003	17.50	15.50	316,871
December 31, 2003	17.55	17.00	317,322
March 31, 2002	$20.00	$16.75	$—
June 30, 2002	19.85	18.75	262,952
September 30, 2002	19.15	17.00	263,191
December 31, 2002	17.50	16.05	263,026

(1)	First quarter 2002 dividend of $0.05 was not approved by regulators until April 5, 2002. Therefore, it was considered declared in second quarter. An additional $0.05 dividend was declared later in the second quarter.

As of December 31, 2003, CSB Bancorp, Inc. had approximately 1,211 shareholders and 2,644,350 outstanding shares of common stock.

TRANSFER AGENT

Registrar and Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ07016
800-368-5948

ANNUAL AND OTHER REPORTS; SHAREHOLDERS AND GENERAL INQUIRIES

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:

A. Lee Miller, Chief Financial Officer
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, Ohio 44654
Phone 330-674-9015 or 800-654-9015

The annual meeting of shareholders is currently scheduled to be Wednesday, April 21, 2004 at 7:00 pm at the Carlisle Inn in Sugarcreek, Ohio.

18 2003 ANNUAL REPORT TO SHAREHOLDERS

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
CSB Bancorp, Inc.
Millersburg, Ohio

We audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
January 30, 2004

2003 ANNUAL REPORT TO SHAREHOLDERS 19

CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002

	2003	2002
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$12,327,227	$12,079,581
Interest-earning deposits in other banks	147,154	192,115
Federal funds sold	4,727,000	10,293,000

Total cash and cash equivalents	17,201,381	22,564,696

SECURITIES
Available-for-sale, at fair value	28,990,615	22,671,668
Held-to-maturity, at amortized cost (fair value of $38,395,177 in 2003 and $50,756,761 in 2002)	36,092,027	47,822,882
Restricted stock, at cost	2,690,600	2,593,500

Total securities	67,773,242	73,088,050

LOANS	213,254,462	199,809,915
Less allowance for loan losses	2,458,864	2,700,643

Net loans	210,795,598	197,109,272

PREMISES AND EQUIPMENT, NET	8,563,276	9,070,238
ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	1,846,292	2,880,868

TOTAL ASSETS	$306,179,789	$304,713,124

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$33,539,061	$32,397,210
Interest-bearing	215,418,686	207,578,723

Total deposits	248,957,747	239,975,933
Securities sold under repurchase agreements	11,859,052	14,448,384
Federal Home Loan Bank borrowings	9,512,481	15,380,060
Accrued interest payable and other liabilities	1,132,971	1,166,463

Total liabilities	271,462,251	270,970,840

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	12,214,751	11,621,292
Treasury stock at cost - 23,436 shares in 2003 and 37,528 shares in 2002	(645,938)	(1,088,312)
Accumulated other comprehensive income	61,143	121,722

Total shareholders’ equity	34,717,538	33,742,284

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$306,179,789	$304,713,124

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

20 2003 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED STATEMENTS OF INCOME Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
INTEREST AND DIVIDEND INCOME
Loans, including fees	$12,452,881	$12,639,261	$16,465,458
Taxable securities	1,020,512	1,658,996	2,221,656
Nontaxable securities	1,905,372	2,190,103	2,406,972
Other	35,666	211,435	562,273

Total interest and dividend income	15,414,431	16,699,795	21,656,359

INTEREST EXPENSE
Deposits	3,849,339	5,764,027	10,717,243
Other	782,019	702,802	753,657

Total interest expense	4,631,358	6,466,829	11,470,900

NET INTEREST INCOME	10,783,073	10,232,966	10,185,459
PROVISION (CREDIT) FOR LOAN LOSSES	(51,000)	(586,521)	34,801

NET INTEREST INCOME, AFTER PROVISION (CREDIT) FOR LOAN LOSSES	10,834,073	10,819,487	10,150,658

NONINTEREST INCOME
Service charges on deposit accounts	790,587	807,206	732,705
Merchant fees	207,811	212,109	243,225
Trust services	375,929	334,089	381,833
Securities gains	1,068	114,822	28,828
Gain on sale of loans	68,267	5,843	90,204
Gain (loss) on sale of other real estate owned	114,836	(3,350)	5,952
Other	596,855	566,342	492,847

Total noninterest income	2,155,353	2,037,061	1,975,594

NONINTEREST EXPENSES
Salaries and employee benefits	5,516,584	5,554,344	5,279,958
Occupancy expense	647,157	622,037	645,607
Equipment expense	490,483	534,296	538,566
Franchise tax expense	408,544	377,274	358,546
Professional and director fees	894,314	868,257	1,634,110
Other expenses	2,842,235	3,042,202	3,147,387

Total noninterest expenses	10,799,317	10,998,410	11,604,174

Income before income taxes	2,190,109	1,858,138	522,078
FEDERAL INCOME TAX PROVISION (CREDIT)	130,000	(65,000)	(537,000)

NET INCOME	$2,060,109	$1,923,138	$1,059,078

NET INCOME PER SHARE
Basic and diluted	$.78	$.73	$.40

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

2003 ANNUAL REPORT TO SHAREHOLDERS 21

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY Years ended December 31, 2003, 2002 and 2001

					Accumulated
		Additional			other
	Common	paid-in	Retained	Treasury	comprehensive
	stock	capital	earnings	stock	income (loss)	Total
BALANCE AT DECEMBER 31, 2000	$16,673,667	$6,413,915	$9,840,016	$(1,338,432)	$(49,232)	$31,539,934
Comprehensive income:
Net income	—	—	1,059,078	—	—	1,059,078
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	315,653	315,653

Total comprehensive income	—	—	—	—	—	1,374,731

Shares issued from treasury under dividend reinvestment program	—	—	(60,227)	125,556	—	65,329
Shares issued from treasury as employee compensation	—	—	(5,250)	9,052	—	3,802
Purchase of 11 treasury shares	—	—	—	(194)	—	(194)
Cash dividends declared, $.10 per share	—	—	(262,465)	—	—	(262,465)

BALANCE AT DECEMBER 31, 2001	16,673,667	6,413,915	10,571,152	(1,204,018)	266,421	32,721,137
Comprehensive income:
Net income	—	—	1,923,138	—	—	1,923,138
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	(144,699)	(144,699)

Total comprehensive income	—	—	—	—	—	1,778,439

Shares issued from treasury under dividend reinvestment program	—	—	(83,829)	203,434	—	119,605
Purchase of 5,013 treasury shares	—	—	—	(87,728)	—	(87,728)
Cash dividends declared, $.30 per share	—	—	(789,169)	—	—	(789,169)

BALANCE AT DECEMBER 31, 2002	16,673,667	6,413,915	11,621,292	(1,088,312)	121,722	33,742,284
Comprehensive income:
Net income	—	—	2,060,109	—	—	2,060,109
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	(60,579)	(60,579)

Total comprehensive income	—	—	—	—	—	1,995,530

Shares issued from treasury under dividend reinvestment program	—	—	(200,122)	461,119	—	260,997
Purchase of 1,043 treasury shares	—	—	—	(18,745)	—	(18,745)
Cash dividends declared, $.48 per share	—	—	(1,266,528)	—	—	(1,266,528)

BALANCE AT DECEMBER 31, 2003	$16,673,667	$6,413,915	$12,214,751	$(645,938)	$61,143	$34,717,538

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

22 2003 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,060,109	$1,923,138	$1,059,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	723,841	720,316	630,778
Deferred income taxes	(113,793)	1,426,542	435,642
Provision (credit) for loan losses	(51,000)	(586,521)	34,801
Gain on sale of loans	(68,267)	(5,843)	(90,204)
Securities gains	(1,068)	(114,822)	(28,828)
Loss (gain) on sale of premises and equipment	—	(1,762)	30,913
Shares issued from treasury as employee compensation	—	—	3,802
Loss (gain) on sale of other real estate owned	(114,836)	3,350	(5,952)
Security amortization, net of accretion	14,764	88,983	69,010
Federal Home Loan Bank stock dividends	(97,100)	(109,700)	(145,000)
Secondary market loan sale proceeds	7,933,025	3,871,289	7,139,958
Originations of secondary market loans held-for-sale	(7,864,758)	(3,865,446)	(7,058,420)
Effects of changes in operating assets and liabilities:
Net deferred loan fees	(21,088)	(166,716)	(263,299)
Accrued interest receivable	320,468	406,812	648,333
Accrued interest payable	(41,701)	(184,174)	(151,233)
Other assets and liabilities	758,858	557,806	(1,129,917)

Net cash provided by operating activities	3,437,454	3,963,252	1,179,462

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	38,128,846	31,129,822	26,665,843
Purchases	(44,537,368)	(20,497,528)	(34,770,000)
Securities held-to-maturity:
Proceeds from maturities and repayments	11,714,947	8,803,000	12,630,000
Proceeds from sale of loans	—	780,732	5,957,710
Loan originations, net of repayments	(13,614,238)	(32,605,933)	27,712,783
Proceeds from sale of other real estate	169,000	327,486	90,952
Proceeds from sale of premises and equipment	—	11,450	114,093
Property and equipment expenditures	(216,879)	(459,672)	(717,886)
Purchase of other real estate	—	—	(85,000)

Net cash provided by (used in) investing activities	(8,355,692)	(12,510,643)	37,598,495

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

2003 ANNUAL REPORT TO SHAREHOLDERS 23

CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$8,981,814	$(11,453,797)	$(17,153,189)
Net change in securities sold under repurchase agreements	(2,589,332)	(508,641)	(626,502)
Federal Home Loan Bank borrowings:
Proceeds	5,000,000	10,000,000	—
Repayments	(10,867,579)	(979,728)	(2,105,039)
Purchase of treasury shares	(18,745)	(87,728)	(194)
Cash dividends paid	(951,235)	(406,538)	(197,136)

Net cash used in financing activities	(445,077)	(3,436,432)	(20,082,060)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,363,315)	(11,983,823)	18,695,897
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	22,564,696	34,548,519	15,852,622

CASH AND CASH EQUIVALENTS AT END OF YEAR	$17,201,381	$22,564,696	$34,548,519

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$4,673,059	$6,651,003	$11,622,133

Income taxes	$20,000	$—	$—

Noncash investing activity – transfer of loans to other real estate owned	$—	$385,000	$—

Noncash financing activity – payments of dividends through issuance of treasury shares, under dividend reinvestment program	$260,997	$119,605	$65,329

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

24 2003 ANNUAL REPORT TO SHAREHOLDERS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CSB Bancorp, Inc. (the “Company”), is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1991. The Commercial and Savings Bank (the “Bank”), an Ohio banking corporation chartered in 1879, is a wholly-owned subsidiary of the Company. The Bank is a member of the Federal Reserve system, and its deposits are insured up to the maximum provided by law by the Federal Deposit Insurance Corporation. The primary banking regulators of the Bank are the Ohio Division of Financial Institutions and the Federal Reserve Board.

The Bank provides financial services through its main office and eight branches located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

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

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2003 and 2002 was $1,879,000 and $1,226,000, respectively.

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

Investments in Federal Home Loan Bank and Federal Reserve Bank stock are classified as restricted securities, carried at cost, and evaluated for impairment.

Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in noninterest income. Securities are written down to fair value when a decline in fair value is not temporary.

2003 ANNUAL REPORT TO SHAREHOLDERS 25

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $54,164 at December 31, 2002 (none at December 31, 2003).

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

26 2003 ANNUAL REPORT TO SHAREHOLDERS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities are pledged to cover those obligations which are not deposits and not covered by federal deposit insurance.

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

	2003	2002	2001
Net income as reported	$2,060,109	$1,923,138	$1,059,078
Pro forma net income	2,031,391	1,904,729	1,032,078
Basic earnings per share as reported	.78	.73	.40
Pro forma basic earnings per share	.77	.72	.39
Diluted earnings per share as reported	.78	.73	.40
Pro forma diluted earnings per share	.77	.72	.39

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2003	2002	2001
Risk-free interest rate	2.75%	3.0%	3.5%
Expected option life (years)	6.4	9.5	10.0
Dividend yield	2.5%	2.5%	2.5%

2003 ANNUAL REPORT TO SHAREHOLDERS 27

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2003	2002	2001
Weighted average common shares outstanding (basic)	2,638,360	2,630,931	2,625,241
Dilutive effect of assumed exercise of stock options	3,527	3,627	773

Weighted average common shares outstanding (diluted)	2,641,887	2,634,558	2,626,014

Dividends per share are based on the number of shares outstanding at the record date.

RECLASSIFICATIONS

Certain reclassifications of 2002 and 2001 amounts have been made to conform with the 2003 presentation.

This information is an integral part of the accompanying consolidated financial statements.

28 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SECURITIES

Securities consist of the following at December 31, 2003 and 2002:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
December 31, 2003
Available-for-sale:
Obligations of U.S. government corporations and agencies	$24,018,719	$73,383	$7,872	$24,084,230
Mortgage-backed securities	4,263,078	4,782	7,600	4,260,260
Corporate security	616,177	29,948	—	646,125

Total available-for-sale	28,897,974	108,113	15,472	28,990,615

Held-to-maturity:
U.S. Treasury security	101,599	32,557	—	134,156
Obligations of U.S. government corporations and agencies	1,000,000	11,875	—	1,011,875
Obligations of states and political subdivisions	34,990,428	2,258,718	—	37,249,146

Total held-to-maturity	36,092,027	2,303,150	—	38,395,177

Restricted stock	2,690,600	—	—	2,690,600

Total securities	$67,680,601	$2,411,263	$15,472	$70,076,392

December 31, 2002
Available-for-sale:
Obligations of U.S. government corporations and agencies	$18,521,998	$153,478	$—	$18,675,476
Mortgage-backed securities	3,338,616	14	—	3,338,630
Corporate security	626,626	30,936	—	657,562

Total available-for-sale	22,487,240	184,428	—	22,671,668

Held-to-maturity:
U.S. Treasury security	101,644	34,575	—	136,219
Obligations of U.S. government corporations and agencies	7,000,912	183,148	—	7,184,060
Obligations of states and political subdivisions	40,720,326	2,716,156	—	43,436,482

Total held-to-maturity	47,822,882	2,933,879	—	50,756,761

Restricted stock	2,593,500	—	—	2,593,500

Total securities	$72,903,622	$3,118,307	$—	$76,021,929

2003 ANNUAL REPORT TO SHAREHOLDERS 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value
Available-for-sale:
Due in one year or less	$1,499,150	$1,499,250
Due after one through five years	23,135,746	23,231,105
Mortgage-backed securities	4,263,078	4,260,260

Total available-for-sale	$28,897,974	$28,990,615

Held-to-maturity:
Due in one year or less	$7,430,024	$7,578,259
Due after one through five years	15,878,513	17,006,625
Due after five years through ten years	12,681,891	13,676,137
Due after ten years	101,599	134,156

Total held-to-maturity	$36,092,027	$38,395,177

Securities with a carrying value of approximately $47,526,000 and $39,552,000 were pledged at December 31, 2003 and 2002, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,420,600 and $2,323,500 at December 31, 2003 and 2002, respectively.

Gross gains realized from sales or recovery of previous impairment write-offs of securities available-for-sale amounted to $1,068 in 2003, $114,822 in 2002, and $28,828 in 2001, with the income tax provision applicable to such gains amounting to $363 in 2003, $39,039 in 2002, and $9,802 in 2001. There were no gross realized losses in 2003, 2002 and 2001.

30 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

Securities in a Continuous Unrealized Loss Position
	Less Than		12 Months
	12 Months		or More		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	loss	value	loss	value	loss	value
Obligations of U.S. Government corporations and agencies	$7,872	$5,487,658	$—	$—	$7,872	$5,487,658
Mortgage-backed securities	7,600	3,582,507	—	—	7,600	3,582,507
Corporate security	—	—	—	—	—	—
U.S. Treasury security	—	—	—	—	—	—
Obligations of states and political subdivisions	—	—	—	—	—	—

Total temporarily impaired securities	$15,472	$9,070,165	$—	$—	$15,472	$9,070,165

There were six securities in an unrealized loss position at December 31, 2003, none of which were in a continuous unrealized loss position for twelve months or more. Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2003 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2003 are considered temporary.

NOTE 2 – LOANS

Loans consist of the following at December 31, 2003 and 2002:

	2003	2002
Commercial	$73,558,796	$74,907,083
Commercial real estate	49,160,157	41,665,397
Residential real estate	72,944,329	65,652,751
Installment and credit card	12,250,616	12,381,939
Construction	5,503,312	5,452,456
Deferred loan fees, net	(162,748)	(249,711)

Loans	$213,254,462	$199,809,915

2003 ANNUAL REPORT TO SHAREHOLDERS 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – LOANS (CONTINUED)

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Beginning balance	$2,700,643	$4,019,302	$7,460,370
Provision (credit) for loan losses	(51,000)	(586,521)	34,801
Loans charged-off	(337,533)	(1,165,247)	(3,747,814)
Recoveries	146,754	433,109	271,945

Ending balance	$2,458,864	$2,700,643	$4,019,302

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

As a result of an increase in nonperforming loans during 2000 and a regulatory examination performed in the second quarter of 2000, management analyzed certain of its credits, resulting in increased loan charge-offs and specific and general allocation of its allowance for loan losses, which caused an increase in the provision for loan losses during the year. Certain of these credits were favorably resolved during the three year period, resulting in actual loan charge-offs being less than the specific allocations provided. As a result of these favorable outcomes, the Bank recognized a credit for loan losses of $51,000 in 2003 and $586,521 in 2002.

Impaired loans were as follows:

	2003	2002
Year-end loans with no allowance for loan losses allocated	$—	$—
Year-end loans with allowance for loan losses allocated	897,370	915,705
Amount of the allowance allocated	250,781	239,270

	2003	2002	2001
Average of impaired loans during the year	$1,135,417	$2,496,740	$9,707,662
Interest income recognized during impairment	51,740	105,169	787,279
Cash-basis interest income recognized	51,039	105,169	766,353

Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2003 and 2002:

	2003	2002
Loans past due over 90 days still accruing interest	$175,000	$—
Nonaccrual loans	1,170,000	1,721,000

Loans serviced for others approximated $25,598,000 and $19,586,000 at December 31, 2003 and 2002, respectively.

32 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 2003 and 2002:

	2003	2002
Land and improvements	$1,007,927	$989,877
Buildings and improvements	8,406,896	8,442,336
Furniture and equipment	5,565,389	5,389,169
Leasehold improvements	79,979	79,979

	15,060,191	14,901,361
Accumulated depreciation	6,496,915	5,831,123

Premises and equipment, net	$8,563,276	$9,070,238

The Bank leases certain office locations. Total rental expense under these leases approximated $72,000, $77,000, and $67,000 in 2003, 2002, and 2001, respectively. Future minimum lease payments at December 31, 2003 are not material.

NOTE 4 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31, 2003 and 2002 are as follows:

	2003	2002
Demand	$50,873,110	$50,785,182
Statement and passbook savings	38,924,341	37,976,444
Time deposits:
In excess of $100,000	37,579,321	28,747,123
Other	88,041,914	90,069,974

Total interest-bearing deposits	$215,418,686	$207,578,723

At December 31, 2003, stated maturities of time deposits were as follows:
2004	$77,687,535
2005	11,796,024
2006	20,511,109
2007	8,834,029
2008 and beyond	6,792,538

Total	$125,621,235

2003 ANNUAL REPORT TO SHAREHOLDERS 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – BORROWINGS

During 2003, the Bank borrowed $5,000,000 from the Federal Home Loan Bank under a secured note, maturing April 2005, with interest at 2.08%. During 2002, the Bank borrowed $10,000,000 from the Federal Home Loan Bank under a secured note, with interest at 3.44%, which matured and was paid in full in November 2003. The Bank also borrowed from the Federal Home Loan Bank to fund certain fixed-rate residential real estate loans during the mid-1990’s. Such borrowings carry fixed interest rates ranging from 5.65% to 7.15% at December 31, 2003, with 10, 15 or 20 year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing.

Future estimated principal payments on Federal Home Loan Bank borrowings, including curtailments, are as follows:

2004	$767,247
2005	5,677,396
2006	568,442
2007	475,512
2008	417,127
Thereafter	1,606,757

Total	$9,512,481

Federal Home Loan Bank borrowings are collateralized by the Bank’s Federal Home Loan Bank stock and certain qualifying mortgage loans.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase for 2003 and 2002 is as follows:

	2003	2002
Average balance during the year	$12,884,508	$13,759,609
Average interest rate during the year	.61%	.82%
Maximum month-end balance during the year	$13,737,563	$15,596,344

NOTE 6 – INCOME TAXES

The provision (credit) for income taxes consists of the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Current	$243,793	$(1,491,542)	$(972,642)
Deferred	(113,793)	1,426,542	435,642

Total income tax provision (credit)	$130,000	$(65,000)	$(537,000)

34 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES (CONTINUED)

The significant components of the provision (credit) for deferred income taxes for the years ended December 31, 2003, 2002, and 2001, were as follows:

	2003	2002	2001
Tax effect of temporary differences, exclusive of item listed below	$(113,793)	$439,542	$435,642
Impact of change in tax law – Job Creation and Worker Assistance Act of 2002	—	987,000	—

Total deferred income tax provision (credit)	$(113,793)	$1,426,542	$435,642

The enactment on March 9, 2002 of the Job Creation and Worker Assistance Act of 2002, enabled the Company to carryback net operating losses for a period of five years, as opposed to the normal two-year carryback period. Consequently, refundable income taxes at December 31, 2001, were increased and deferred tax assets decreased approximately $987,000 as a result of this tax law change.

The income tax provision (credit) attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2003	2002	2001
Expected provision using statutory federal income tax rate	$744,600	$631,800	$177,500
Tax-exempt income on state and municipal securities and political subdivision loans	(662,900)	(756,400)	(842,200)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	41,400	68,800	126,600
Other	6,900	(9,200)	1,100

Total income tax provision (credit)	$130,000	$(65,000)	$(537,000)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002
Allowance for loan losses	$381,400	$484,300
Alternative minimum tax credit carryforwards	772,000	501,000
Net operating loss carryforward	31,600	—
Other	30,100	37,200

Deferred tax assets	1,215,100	1,022,500

Unrealized gain on securities available-for-sale	(31,498)	(62,706)
Depreciation of premises and equipment	(406,100)	(310,200)
Federal Home Loan Bank stock dividends	(326,700)	(294,300)
Deferred loan fees	(20,800)	(63,800)
Other	(28,002)	(34,494)

Deferred tax liabilities	(813,100)	(765,500)

Net deferred tax assets	$402,000	$257,000

2003 ANNUAL REPORT TO SHAREHOLDERS 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES (CONTINUED)

The Company has available at December 31, 2003, a net operating loss carryforward of approximately $93,000 which is available to reduce future regular federal taxable income and expires in 2023. The Company also has available at December 31, 2003, alternative minimum tax credit carryforwards of approximately $772,000 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2003 and 2002.

The Company’s 2001 and 2002 consolidated federal income tax returns are currently under examination by the Internal Revenue Service. Management of the Company and the exam agent have had correspondence regarding certain matters identified during the exam. Management does not believe final resolution of these matters will have a significant adverse impact on the Company’s consolidated financial statements.

NOTE 7 – EMPLOYEE BENEFITS

The Bank sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit-sharing contribution is determined annually by the Board of Directors and amounted to 3% of each eligible participant’s compensation for 2003, 2002 and 2001. The Plan also provides for a 100% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to $164,000, $197,000 and $134,000 for 2003, 2002 and 2001, respectively.

Effective May 20, 2003, the Board of Directors granted options to purchase 10,000 shares of common stock at an exercise price of $17.75 per share through May 19, 2008, to an executive officer. The Board of Directors also granted options to two executive officers of the Bank to purchase 1,000 shares each of common stock at an exercise price of $17.50 through July 31, 2008.

Effective December 31, 2002, the Board of Directors granted to various officers and employees of the Bank, options to purchase a total of 14,660 shares of common stock under the Company’s Share Incentive Plan. The options are exercisable on the anniversary of the grant date in annual 20% increments. The exercise price for the options is the December 31, 2002 market price of $16.05 per share and the options expire 10 years from the grant date.

On March 1, 2001, the Board of Directors granted options to purchase 20,000 shares of common stock at an exercise price of $15.00 per share to an executive officer who resigned in July 2003. The options expire 10 years from the grant date.

The following summarizes stock options activity for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	34,660	$15.44	20,000	$15.00	—	$—
Granted	12,000	17.71	14,660	16.05	20,000	15.00
Exercised	—	—	—	—	—	—
Forfeited	(4,175)	(16.05)	—	—	—	—

Outstanding at end of year	42,485	$16.02	34,660	$15.44	20,000	$15.00

Options exercisable at year end	34,097	$16.02	20,000	$15.00	20,000	$15.00

The remaining weighted average life of options outstanding at December 31, 2003 is 6.4 years and the remaining weighted average life of options exercisable at December 31, 2003 is 5.7 years.

36 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2003 and 2002 (dollars in thousands):

	2003	2002
Commitments to extend credit	$46,714	$48,290

Letters of credit	$368	$185

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2003, are due on demand or expire in 2004. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 9-RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted to executive officers, directors and their related business interests. The following is an analysis of activity of related-party loans for the years ending December 31, 2003 and 2002:

	2003	2002
Balance at beginning of year	$6,299,088	$2,622,121
New loans and advances	5,056,942	5,274,233
Repayments, including loans sold	(4,839,811)	(1,597,266)

Balance at end of year	$6,516,219	$6,299,088

Deposits from executive officers, directors and their related business interests at December 31, 2003 and 2002 were approximately $4,217,000 and $2,340,000, respectively.

2003 ANNUAL REPORT TO SHAREHOLDERS 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total-risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, 2003 and 2002, are also presented in the following table (dollars in thousands):

			Minimum required		Minimum required to be well
			for capital		capitalized under prompt
	Actual		adequacy purposes		corrective action regulations
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003
Total capital (to risk-weighted assets)
Consolidated	$37,112	18.1%	$16,381	8.0%	$	N/A	N/A
Bank	35,159	17.4	16,210	8.0		20,262	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	34,653	16.9	8,190	4.0		N/A	N/A
Bank	32,700	16.1	8,105	4.0		12,157	6.0
Tier I capital (to average assets)
Consolidated	34,653	11.2	12,335	4.0		N/A	N/A
Bank	32,700	10.7	12,249	4.0		15,311	5.0
As of December 31, 2002
Total capital (to risk-weighted assets)
Consolidated	$36,080	18.1%	$15,910	8.0%	$	N/A	N/A
Bank	34,328	17.4	15,758	8.0		19,698	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	33,615	16.9	7,955	4.0		N/A	N/A
Bank	31,863	16.2	7,879	4.0		11,819	6.0
Tier I capital (to average assets)
Consolidated	33,615	11.2	11,999	4.0		N/A	N/A
Bank	31,863	10.7	11,924	4.0		14,905	5.0

The Company’s primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two-years retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, approximately $2,016,000 was available for dividends on January 1, 2004, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

38 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are as follows:

CONDENSED BALANCE SHEETS

	2003	2002
ASSETS
Cash deposited with subsidiary bank	$1,667,505	$1,406,200
Investment in subsidiary bank	32,765,194	31,989,558
Security held-to-maturity	498,930	498,743
Other assets	103,231	110,809

Total assets	$35,034,860	$34,005,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liability – dividends payable	$317,322	$263,026

Shareholders’ equity:
Common stock	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	12,214,751	11,621,292
Treasury stock	(645,938)	(1,088,312)
Accumulated other comprehensive income	61,143	121,722

Total shareholders’ equity	34,717,538	33,742,284

Total liabilities and shareholders’ equity	$35,034,860	$34,005,310

CONDENSED STATEMENTS OF INCOME

	2003	2002	2001
Interest on security	$24,837	$24,837	$24,837
Dividends from subsidiary	1,266,528	789,169	262,465

Total income	1,291,365	814,006	287,302
Operating expenses	104,471	107,670	130,429

Income before taxes and undistributed equity income of subsidiary	1,186,894	706,336	156,873
Income tax benefit	37,000	36,608	44,346
Equity income in subsidiary, net of dividends	836,215	1,180,194	857,859

Net income	$2,060,109	$1,923,138	$1,059,078

2003 ANNUAL REPORT TO SHAREHOLDERS 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS

	2003	2002	2001
Cash flows from operating activities:
Net income	$2,060,109	$1,923,138	$1,059,078
Adjustments to reconcile net income to cash provided by operations:
Shares issued from treasury as employee compensation	—	—	3,802
Security accretion	(187)	(188)	(187)
Equity income in subsidiary, net of dividends	(836,215)	(1,180,194)	(857,859)
Change in other assets	7,578	(241)	(19,102)

Net cash from operating activities	1,231,285	742,515	185,732

Cash flows from financing activities:
Purchase of treasury shares	(18,745)	(87,728)	(194)
Cash dividends paid	(951,235)	(406,538)	(197,136)

Net cash from financing activities	(969,980)	(494,266)	(197,330)

Net change in cash	261,305	248,249	(11,598)
Cash at beginning of year	1,406,200	1,157,951	1,169,549

Cash at end of year	$1,667,505	$1,406,200	$1,157,951

NOTE 12 – OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Unrealized holding gains (losses) on available-for-sale securities	$(90,719)	$(104,419)	$507,089
Less reclassification adjustment for securities gains recognized in income	(1,068)	(114,822)	(28,828)

Net unrealized holding gains (losses)	(91,787)	(219,241)	478,261
Tax effect	(31,208)	(74,542)	162,608

Other comprehensive income (loss)	$(60,579)	$(144,699)	$315,653

40 2003 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31, 2003 and 2002, are as follows (dollars in thousands):

	2003		2002
	Carrying	Fair	Carrying	Fair
	amounts	value	amounts	value
Financial assets:
Cash and cash equivalents	$17,201	$17,201	$22,565	$22,565
Securities	67,773	70,076	73,088	76,022
Loans, net	210,796	212,543	197,109	201,040

Total	$295,770	$299,820	$292,762	$299,627

Financial liabilities:
Deposits	$248,958	$250,223	$239,976	$241,373
Securities sold under agreements to repurchase	11,859	11,859	14,448	14,448
Federal Home Loan Bank borrowings	9,512	9,808	15,380	17,341

Total	$270,329	$271,890	$269,804	$273,162

The preceding summary does not include accrued interest receivable, accrued interest payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 2003 and 2002. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments approximated to $47,082,000 at December 31, 2003 and $48,475,000 at December 31, 2002. Such amounts are also considered to be the estimated fair values.

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

Loans

Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which reprice at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans, the fair value is estimated based on secondary market quotes from various dealers, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

2003 ANNUAL REPORT TO SHAREHOLDERS 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 14 – CONTINGENT LIABILITIES

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

NOTE 15 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2003 and 2002:

				Basic and
		Net		diluted
	Interest	interest	Net	earnings per
	income	income	income	common share
2003
First quarter	$3,959,148	$2,732,834	$597,832	$0.23
Second quarter	3,937,783	2,749,329	571,614	0.21
Third quarter	3,814,367	2,673,319	338,685	0.13
Fourth quarter	3,703,133	2,627,591	551,978	0.21
2002
First quarter	$4,314,450	$2,409,113	$376,389	$0.14
Second quarter	4,171,423	2,487,271	504,858	0.19
Third quarter	4,126,898	2,609,171	635,657	0.24
Fourth quarter	4,087,024	2,727,411	406,234	0.16

This information is an integral part of the accompanying consolidated financial statements.

42 2003 ANNUAL REPORT TO SHAREHOLDERS

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

LINDA C. AMOS	Assistant Vice President/Mortgage Loan Officer
WILLIAM D. ARNOLD	Vice President/Banking Center Manager
REBECCA A. BAKER	Assistant Vice President/Banking Center Manager
PAMELA S. BASINGER	Assistant Vice President/Financial Officer
DEBORAH S. BERNER	Vice President/Retail Services
PAMELA L. BROMUND	Assistant Vice President/Loan Operations Supervisor
C. DAWN BUTLER	Assistant Vice President/Banking Center Manager
COLBY M. CHAMBERLIN	Vice President/Retail/Small Business Lending Supervisor
DALE J. CLINTON	Vice President/Internal Auditor
PEGGY L. CONN	Corporate Secretary
PAULA S. FOY	Vice President/Banking Center Manager
REBECCA J. FRYBARGER	Assistant Vice President/Banking Center Manager
RICK L. GINTHER	Senior Vice President/Chief Lending Officer
LORETTA GRAY	Assistant Cashier/ Assistant Banking Center Manager
PAUL D. GREIG	Senior Vice President/Chief Operation/Information Officer
TERRI L. JOHN	Vice President/Commercial Lender
STEPHEN K. KILPATRICK	First Vice President/ Credit and Loan Administration
JOHN J. LIMBERT	President/Chief Executive Officer
JASON R. MCCULLOCH	Assistant Vice President/Brokerage Manager
A. LEE MILLER	Senior Vice President/Chief Financial Officer
DANIEL L. MUSE	Operations Officer
ROBERT D. OSWALD	Senior Vice President/Cashier
SHAWN E. OSWALD	Vice President/Information System Director
THOMAS S. RUMBAUGH	Vice President/Trust Officer
REBECCA J. SHULTZ	Assistant Vice President/Loan Officer
SCOTT A. STALLMAN	Operations Officer
HARLAND L. STEBBINS	Vice President/Commercial Lender
ERIC D. STROUSE	Vice President/Commercial Lender
RONALD L. STUTZMAN	Banking Center Manager
DOUGLAS W. THIESSEN	Vice President/Compliance Officer
WILLIAM R. TINLIN	Vice President/Recovery/Security
A. MIEKE TUERPITZ	Assistant Cashier/Banking Center Manager
I. MILTON WAYLAND	Assistant Vice President/Loan Officer
KERRIE L. WEAVER	Assistant Vice President/IRA Administrator
JANE C. WHITMER	Assistant Cashier/Assistant Banking Center Manager
ERVIN C. YODER	Vice President/Banking Center Manager

2003 ANNUAL REPORT TO SHAREHOLDERS 43

THE COMMERCIAL & SAVINGS BANK

24 HOUR XPRESS PHONE BANKING	INFORMATION & CUSTOMER SERVICE	24 HOUR XPRESS BANKING & BILLPAY
330–674–2720 1–888–438–2720	330–674–9015 1–800–654–9015	www.csb1.com

TRUST & INVESTMENT SERVICES	OPERATIONS CENTER	LOAN DEPARTMENT
91 N. Clay, Millersburg	91 N. Clay, Millersburg	6 W. Jackson, Millersburg
330–674–2397	330–674–9015	Consumer Loans 330–763–2823
Commercial Loans 330–763–2822

BANKING CENTERS

MILLERSBURG LOCATIONS	BERLIN	SUGARCREEK
Main Office 6 W. Jackson 330–763–2820	4587 S.R. 39 330–893–3565	127 S. Broadway 330–852–4444

Clinton Commons	CHARM	WALNUT CREEK
2102 Glen Dr.	4440 C.R. 70	4980 Olde Pump
330–674–2265	330–893–3323	330–893–2961

South Clay	SHREVE	WINESBURG
91 S. Clay	333 W. South St.	2225 U.S. 62
330–674–0687	330–567–2226	330–359–5543