Form 10-K, Exhibit 13
period 2004-12-31
CSB BANCORP INC /OH
filed 2005-03-28
CIK 880417

EXHIBIT 13

CSB Bancorp, Inc.

KOCH BUILDING
COMMERCIAL AND SAVINGS BANK

name of city on which drawn.
Write the figures in a column, add up, a
below.
Present your pass book, deposit slip and
ceiving Teller, and see that the proper amoun
on your book.
HOW TO DRAW
The check is the simple
for the bank to pay
funds to the
THE COMMERCIAL &
CERTIFICATE OF DEPOSIT
KOCH BUILDING, MILLERSBURG, O.
for and Circulation Contr
in this town by
The Commercial Ba
Millersburg, Ohio

THE COMMERCIAL & SAVINGS BANK
MILLERSBURG, O

CSB Bancorp, Inc. Celebrating 125 Years of Serving Your Community
2004 Annual Report to shareholders

Financial Highlights
| | FOR THE YEAR ENDED DECEMBER 31 2004 2003 % Change (Dollars in thousands, except per share data)
| | CONSOLIDATED RESULTS Net interest income $11,200 $10,7834% Net interest income- fully taxable-equivalent (“FTE”) basis 11,939 11,765 1% Noninterest income 2,680 2,155 24% Provision (credit) for loan losses 423 (51) NA Noninterest expense 10,278 10,799 -5% Net income 2,526 2,060 23% AT YEAR-END Loans $215,510 $210,7962% Assets 317,340 306,180 4% Deposits 247,951 248,958 <-1% Shareholders’ equity 36,208 34,718 4% Cash dividends declared 0.52 0.48 8% Book value 13.69 13.13 4% Market price 20.00 17.00 18% Basic earnings per share 0.96 0.78 23% Diluted earnings per share 0.95 0.78 22% FINANCIAL PERFORMANCE Return on average assets 0.81% 0.68% Return on average equity 7.15% 6.00% Net interest margin 3.83% 3.81% Efficiency ratio 70.00% 83.00% CAPITAL RATIOS Risk-based capital:
Tier 1 17.19% 16.90% Total 18.43% 18.10% Leverage 11.45% 11.20%

DEAR FELLOW SHAREHOLDER:
As you can see from the opposite page listing our Financial Highlights, CSB made good progress in 2004. We had net income of $2,526,000 versus $2,060,000 in 2003, a 22.6% increase! Our basic earnings per share improved from $0.78 in 2003 to $0.96 in 2004, representing a 23.1% year over year increase! On a diluted share basis the earnings per share increased 21.8% from $0.78 to $0.95. Earnings enjoyed a wonderfully high percentage increase in comparison with prior years.
You may notice there is a $.01 difference between basic and diluted earnings per share. Diluted earnings per share includes shares outstanding as well as those shares that could be issued under currently outstanding stock options.
This report highlights the Company’s 125 years of service to Holmes and surrounding counties. I am confident that the founders never envisioned the growth and changes of both the market and the Bank. We are honored to be the current stewards of this legacy, and vow to sustain the positive contributions of those who came before us.
Return on Average Assets
2004 Financial Performance
2004 can be summarized by saying we made solid, steady progress toward achieving industry targets. The historical graphs on this and the following pages reflect these trends. We had a long way to come, and have elected to not try to get there overnight. We believe the 2004 earnings improvements are sustainable, as evidenced by five consecutive quarterly increases in our Net Interest Income — the core of our business!
Our loan portfolio had modest growth, due in large part to our decision to resell “out of market loans” that had previously been purchased. Additionally, there was a slowdown in home mortgage refinancing. Deposits were down for the year, a rare occurrence for a bank. Early in the year we decided not to actively renew a large block of high rate, maturing Certificates of Deposit. These deposits were primarily from customers with whom we were not their primary bank, but had opened these accounts at a time when the Bank was seeking time deposits. We will aggressively seek to grow deposits, but prefer to build on existing relationships or acquire new ones.
We remain visible, competitive and active in our marketplace, and have been fortunate to acquire several significant new customers. Of equal importance, however, is the business that existing customers brought back to us or allowed us to expand with them.
As a result of all these efforts, your cash dividend increased in 2004 and the price per share also rose during the period, an accomplishment we hope to replicate for years to come.
The balance of my letter will discuss our results relative to industry targets; talk about long-term strategies; describe a customer service initiative we are kicking off; provide a brief forecast of our marketplace in 2005; and ask your support for an increase in the existing stock option plan share provision to enable CSB to continue to attract and retain quality staff and management.

Progress to Industry Benchmarks
In our 2003 Annual Report to Shareholders, we emphasized moving the Company to reaching, and subsequently exceeding, accepted industry performance standards. We specifically highlighted five of those standards or ratios: Return on Assets, Return on Equity, Leverage Ratio, Efficiency Ratio and Allowance for Loan Losses to Nonperforming Loans. Here is an update on how our 2004 results contributed to meeting these targets:
· Return on Average Assets (ROA): We made good progress
toward our goal of exceeding a 1% ROA. Rising interest rates will assist us in achieving this goal as we have more assets that immediately reprice than liabilities. I believe we did, in a rate environment that was flat most of the year, a very good job in managing our balance sheet.
· Return on Average Equity (ROE): We made steady improvement toward our target of double digit ROE. While we are blessed with abundant capital, it does negatively impact this ratio. You’ll see, in the strategy section, our thoughts for this capital.
· Leverage Ratio: This measure of bank soundness continues to improve. The regulatory minimum to be deemed “well capitalized” is at 5%. Our ratio currently stands at 11.5%.
· Efficiency Ratio (NIE/REV): Our strategies to control costs and improve this ratio are having the positive impact we wanted. The lower, the better for this ratio. This critical measurement improved by almost 10% in 2004, falling to 70.4%. We remain focused on continuing this improvement in the coming year.
· Allowance for Loan Losses to Nonperforming Loans: This measure ment of the Bank’s ability to provide for problem loans remains strong. The percentage of our allowance to total nonperforming loans declined slightly as a result of two older loans, which are in the process of foreclosure, being placed on nonperforming status.
Investing in the Future
As I mentioned earlier, we are blessed with an abundance of capital. This is a good thing! Finding appropriate uses for this capital that significantly increase your return on investment is our strategy.
As you know by now, we have opened a Trust and Loan Production office in Wooster, Ohio. This office will support the growth in our Wayne County trust business as well as provide us a local platform to meet with business and consumer prospects. CSB has not opened a new, full-service banking center since 1999. We intend to open at least one new office this year, and more if the locations we seek and the right personnel to staff the offices are available.
We will seek opportunities to further invest our capital with any final decision driven by the goal of increasing the net return to you, the shareholder, consistent with safe and sound banking practices.
Vision for the Future
In late January 2005, we held an all-employee meeting to kick-off a renewed focus on providing outstanding customer service. While we strive to make every interaction with us a positive one, there are processes that can be enhanced, eliminated, or supplemented that will significantly improve overall customer satisfaction levels.
Designed to mirror the strategies outlined in the book Raving Fans, our Company goal is quite simple — provide every customer with a service experience that is incredibly positive, so much so that our customers become “raving fans!”
We have created internal Service Improvement Teams staffed by associates from all areas of the Company. They are charged with correcting the barriers to providing extraordinary customer service while simultaneously looking, and listening for, new ideas from both our employees and our customers.
While these efforts will be in progress as you read this letter, your input to us is vital to our service improvement as well. If you experience a service issue with us that is less than what you think is outstanding, please take a moment to let us know. Tell the banking center manager, or loan officer, or drop me a note. Also, we have enclosed a card to record your feedback. We’ll take your comments, review them, and if the Service Improvement Team feels there is an improvement opportunity, we’ll put it into place.
This initiative is not about cutting expenses, reducing staff or eliminating services or products. It is exclusively about raising the level of service you experience with our Bank, from the most routine of transactions to the most complicated. We look forward to your assistance and feedback!

Marketplace Outlook for 2005
There is risk involved when attempting to predict the future. I reviewed my comments from last year, and, buoyed by the lack of glaring errors, venture forward again.
Holmes County continues to have the lowest unemployment rate in the State of Ohio. This is driven by the success enjoyed by our three largest industries— tourism, lumber and agriculture. We believe these industries will have continued success this calendar year. We applaud the efforts of our local elected officials in their efforts to reduce the economic impact of enacted Streamlined Sales Tax initiatives, and will join with them to find ways to lessen the impact on local businesses and governmental treasuries. The contiguous counties to Holmes continue to experience less satisfactory trends. Nevertheless, we expect their performances to improve and will explore opportunities to share in this growth.
We expect interest rates to continue their recent increases. We believe that depositors can expect higher returns on their deposits, and that borrowers will see increases in their variable rate loans. We believe these increases will not be harmful to our customers or markets.
Stock Option Plan Changes
As detailed in the proxy statement you have received, we are asking for your approval to increase the number of shares eligible for awards under the CSB Share Incentive Plan from 75,000 to 200,000 shares.
There are several reasons for this proposal. First, as we grow and expand, attracting and retaining experienced and qualified associates to staff our Company is a most difficult task. At the current level, we have limited stock options available to share with both existing and new associates. These awards provide long-term motivation for talented people to join and stay with the CSB team.
Second, our compensation strategy for all associates has three components — salary or hourly wages, which pay individuals for performing their required tasks; cash bonuses for achieving performance goals; and stock awards to provide long-term rewards for continued outstanding performance. There are only 35,000 unissued shares remaining from the original program. Increasing the number of shares will enable us to match compensation programs comparable to similar sized institutions.
It is important to note that all awards are reviewed by the Board’s Compensation Committee and then submitted to the full Board for approval. As a result of this process, no individual award occurs without passing the review of all Directors.
Efficiency Ratio
Allowance for Loan Losses to Nonperforming Loans
Employees at Year End
Closing Remarks
During 2004, Robert Oswald retired after 45 plus years of service. On behalf of his fellow employees, I want to thank Bob for his contributions and wish him good health and a happy retirement.
I believe we are making significant progress at CSB, while simultaneously maintaining a quality balance sheet and community focus. These accomplishments are the result of 130 employees working together to attain a common goal. I am honored to work beside them and look forward to expanding our achievements and returning those results to you, the shareholder.
/s/ JOHN J. LIMBERT
JOHN J. LIMBERT President & Chief Executive Officer

CSB
THE COMMERCIAL & SAVINGS BANK
CSB History
Robert Long was born July 21,1809 in Lancaster County, PA. He settled in Nashville, Ohio in 1854 and opened a private bank in 1867 under the firm name of Long, Brown & Company.
1872 The First National Bank succeeded the Bank. Long was President. 1874 John Koch and Robert Long formed the Bank of Millersburg.
1879 The name was changed to The Commercial Bank of Millersburg. It is under this charter that the Bank operates today.
1888 Koch became President of the Bank and at that time the Bank was described as “one of the solid financial institutions in this part of the state.”
1907 While Koch was President, the Bank moved into its present site. The Bank occupied the left-hand corner of the building, half of the width it is now.
1911 B.C. Sill became President.
1913 The building was revamped and the Masonic Temple was constructed.
The Koch name was added to the building.
1914 Mr. Sill was President and Walter Koch, son of John, was Vice President.
E. A. Uhl was Cashier. Assets totaled $514,000.
1919 E.A. Uhl was promoted to President.
1933 The famous Bank Holiday occurred. President Franklin D. Roosevelt closed all banks for different lengths of time, in order to reorganize; the Bank was closed for three days.
1934 The Bank purchased its first branch office at Walnut Creek from a small private bank. This branch then closed in 1940.
Early 1940s The Bank purchased the building for $50,000 and remodeled the space occupied by the former Hudson Shoe Store. This space was added to the lobby, doubling the size.
1944 Assets totaled $2.7 million.
1958 H.R. Maxwell was appointed Chairman of the
Board and President of
the Bank. The exterior of the building was
redone, adding black
marble to the
front of the
remodeled.
1965 The citizens of Walnut Creek petitioned for
the Bank to re-open in their town. The State Department of Banking rejected their petition.
1967 Walnut Creek residents again petitioned with $5,000,000 in business pledges and 375 persons vowing to support the local bank. Walnut Creek branch was reopened.
1972 Alvin Ruess retired from his position of Executive Vice President.
1974 The Bank recognized the need for drive-thru service and decided to build an auto bank in Millersburg. South Clay opened in 1975.
1979 Winesburg Banking Center opened and the Bank celebrated its 100th anniversary. 1981 The Bank installed its first in-house computer system.
December, 1987 Charm Banking Center opened. One month later, January, 1988, Sugarcreek Banking Center opened.
1989 The Bank established an Operations Center in Millersburg.
Assets totaled $139,777,256.
1990 Renovation of the Main Office began. The brick exterior and green awnings brought new pride to the Bank and community.
1991 Clinton Commons Banking Center opened.
1992 Berlin Banking Center opened. CSB Bancorp, Inc. was formed and became the parent company of the Bank. Assets of the bank were $166 million.
1993 Vivian McClelland became the first woman elected to the Board of Directors.
1995 Arlie Rodhe retired from his position as Chairman of the Board of Directors.
1995 The Trust & Financial Service Division opened.
1998 Shreve Banking Center opened.
1999 Operations Center in Millersburg was built.
2003 John Limbert accepted the position of President
and Chief Executive Officer.
2004 CSB Celebrates 125th Anniversary.

left-right
RICK L GINTHER
Senior Vice President, Chief Lending Officer
JOHN J. LIMBERT
President, Chief Executive Officer
PAULA J. MEILER
Senior Vice President, Chief Financial Officer
PAUL D. GREIG
Senior Vice President, Chief Operations/ Information Officer
Senior Management
Board of Directors
left-right
DANIEL J. MILLER
Physician East Holmes Family Care, Inc.
ROBERT K. BAKER
Chairman of the Board
Co-Owner and Controller Bakerwell, Inc.
RONALD E. HOLTMAN
Attorney
Logee, Hostetler, Stutzman & Lehman
J. THOMAS LANG
Veterinarian, Dairy Farmer Spring Hill Farms, Inc.
JOHN R. WALTMAN Attorney
Critchfield, Critchfield & Johnston
JOHNJ. LIMBERT President & Chief Executive Officer The Commercial & Savings Bank
• EDDIE L. STEINER
Vice President of Production Smith Dairy Products Company
JEFFREY A. ROBB, SR.
President Robb Companies, Inc.
SAMUEL M. STEIMEL Attorney Steimel Law Office

2004 Financial Review

INTRODUCTION

CSB Bancorp, Inc. (the “Company”) was incorporated under the laws of the State of Ohio in 1991 as a registered bank holding company for its wholly owned subsidiary, The Commercial and Savings Bank (the “Bank”). The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation, and its primary Regulators are Ohio Division of Financial Institutions and the Federal Reserve Bank.

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, trust, and brokerage services. Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company’s market area have been sound. Unemployment statistics have generally been among the lowest in the State of Ohio and the area has experienced stable to rising real estate values.

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

2004 Financial Review

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information.

	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$15,074	$15,414	$16,700	$21,656	$25,497
Total interest expense	3,874	4,631	6,467	11,471	12,782

Net interest income	11,200	10,783	10,233	10,185	12,715
Provision (credit) for loan losses	423	(51)	(587)	35	6,142

Net interest income after provision (credit) for loan losses	10,777	10,834	10,820	10,150	6,573
Noninterest income	2,680	2,155	2,037	1,976	2,019
Noninterest expenses	10,278	10,799	10,999	11,604	9,191

Income (loss) before income taxes	3,179	2,190	1,858	522	(599)
Income tax provision (credit)	653	130	(65)	(537)	(920)

Net income	$2,526	$2,060	$1,923	$1,059	$321

Per share of common stock:
Basic income per share	$0.96	$0.78	$0.73	$0.40	$0.12
Diluted income per share	0.95	0.78	0.73	0.40	0.12
Dividends	0.52	0.48	0.30	0.10	0.45
Book value	13.69	13.13	12.83	12.46	12.02
Average basic common shares outstanding	2,644,582	2,638,360	2,630,931	2,625,241	2,628,998
Average diluted common shares outstanding	2,650,948	2,641,887	2,634,558	2,626,014	2,629,733

Year-end balances:
Loans, net (includes held for sale)	$215,510	$210,796	$197,109	$164,916	$198,358
Securities	76,228	67,773	73,088	92,607	96,550
Total assets	317,340	306,180	304,713	306,345	325,212
Deposits	247,951	248,958	239,976	251,430	268,583
FHLB borrowings	18,745	21,372	29,828	21,317	24,048
Shareholders’ equity	36,208	34,718	33,742	32,721	31,540

Average balances:
Loans, net	$214,330	$206,685	$177,592	$180,157	$203,790
Securities	73,342	70,027	80,176	90,538	100,216
Total assets	312,534	302,601	295,399	314,153	325,880
Deposits	241,674	236,525	235,080	260,677	264,795
Borrowings	34,540	30,981	25,971	20,532	28,108
Shareholders’ equity	35,332	34,360	33,382	31,921	32,083

Selected ratios:
Net interest margin	3.83%	3.81%	3.73%	3.45%	4.11%
Return on average total assets	0.81	0.68	0.65	0.34	0.10
Return on average shareholders’ equity	7.15	6.00	5.76	3.32	1.00
Average shareholders’ equity as a percent of average total assets	11.31	11.35	11.30	10.16	9.85
Net loan charge-offs as a percent of average loans	0.14	0.09	0.40	1.86	1.01
Allowance for loan losses as a percent of loans at year-end	1.18	1.15	1.35	2.38	3.62
Shareholders’ equity as a percent of total year-end assets	11.41	11.34	11.07	10.68	9.70

2004 Financial Review

RESULTS OF OPERATIONS

Net Income

Net income for 2004 was $2,526,000, an increase of $466,000, or 22.6%, from 2003. Basic net income per share was $0.96 and $0.78 for the years ended December 31, 2004 and 2003, respectively. Diluted net income per share was $0.95 and $0.78 for the years ended December 31, 2004 and 2003, respectively. Return on average assets was 0.81% in 2004, as compared to 0.68% in 2003, and return on average shareholders’ equity was 7.15% in 2004 compared to 6.00% in 2003.

Net income for 2003 was $2,060,000 or $0.78 per basic and diluted share, as compared to $1,923,000 or $0.73 per basic and diluted share for 2002. This equated to a return on average assets of 0.68% in 2003 and 0.65% in 2002, while the return on average shareholders’ equity for the same periods was 6.00% and 5.76%.

Net Interest Income

Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Interest income for 2004 was $15.1 million, decreasing $0.3 million from $15.4 million in 2003. Interest and fees on loans was $12.1 million, a decrease of $331,000, or 2.7%, from 2003, attributable to the decreased yield on loans of 36 basis points in 2004 from 2003. Interest income on securities decreased $15,000, or 0.5%, due primarily to the $10.0 million decrease in the average balance of tax-exempt securities in 2004 as compared to 2003 and a 4 basis point decrease in average yield on non-taxable securities from 2003 to 2004. Other interest income increased $4,000 to $40,000 in 2004 compared to $36,000 in 2003, primarily as a result of an increase in the average federal funds yield from 0.99% in 2003 to 1.77% in 2004.

Interest income for 2003 was $15.4 million, decreasing $1.3 million from $16.7 million in 2002. Interest and fees on loans was $12.5 million, a decrease of $186,000, or 1.5%, from 2002, mostly attributable to the decreased yield on loans of 103 basis points in 2003. Interest income on securities decreased $924,000, or 24.3%, to $2.9 million as compared to 2002 of $3.8 million, due primarily to the $10.1 million decrease in the average balance of securities in 2003 as compared to 2002. Other interest income decreased $176,000 to $36,000 in 2003 compared to $212,000 in 2002, primarily as a result of a decrease in the average federal funds sold balance, from $13.1 million in 2002 to $3.6 million in 2003 and a decrease in the average yield from 1.61% in 2002 to 0.99% in 2003.

Interest expense for 2004 was $3.9 million, a decrease of $757,000, or 16.3%, from 2003. The Company’s interest expense on deposits decreased $608,000 in 2004, due primarily to the continuing decline in deposit interest rates during 2004, as cost of interest-bearing deposits decreased to 1.56% in 2004, compared to 1.87% in 2003 and the average balance of time deposits decreased $4.9 million, or 4.0%. Interest expense on other borrowings decreased $146,000 due to the 68 basis point decrease in average rate paid in 2004 as compared to 2003.

Interest expense for 2003 was $4.6 million, a decrease of $1.8 million, or 28.4%, from 2002. The Company’s interest expense on deposits decreased $1.9 million in 2003, due primarily to the decrease in deposit interest rates during 2003, as cost of interest-bearing deposits decreased to 1.87% in 2003, compared to 2.78% in 2002 and the average balance of time deposits decreased $5.7 million, or 4.5%. Interest expense on other borrowings increased $79,000 due to the $5.0 million increase in average other borrowings, in 2003 as compared to 2002.

Net interest income for 2004 increased by $417,000 to $11.2 million. The $9.6 million increase in average interest-earning assets was enhanced by a 2 basis point increase in the net interest yield as rates declined faster on interest-bearing liabilities than interest-bearing assets. Net interest income for 2003 was $10.8 million.

The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

2004 Financial Review

	AVERAGE BALANCES, RATES AND YIELDS
	(Dollars in thousands)
	2004			2003			2002
	Average			Average			Average
	Balance (1)	interest	Rate (2)	Balance (1)	Interest	Rate (2)	Balance (1)	interest	Rate (2)

Interest-earning assets
Federal funds sold	$2,263	$40	1.77%	$3,591	$35	0.99%	$13,131	$211	1.61%
Interest-earning deposits	43	0	0.47	29	1	0.52	36	1	1.41
Securities:
Taxable	44,072	1,502	3.41	30,806	1,020	3.31	34,722	1,659	4.78
Tax exempt	29,270	1,409	4.81	39,221	1,905	4.85	45,454	2,190	4.82
Loans(3)	216,864	12,123	5.59	209,231	12,453	5.95	181,147	12,639	6.98

Total interest-earning assets	292,512	15,074	5.15	282,878	15,414	5.45	274,490	16,700	6.08
Noninterest-earning assets
Cash and due from banks	11,734			11,090			10,591
Bank premises and equipment, net	8,413			8,847			8,910
Other assets	2,409			2,332			4,963
Allowance for loan losses	(2,534)			(2,546)			(3,555)

Total assets	$312,534			$302,601			$295,399

Interest-bearing liabilities
Demand deposits	$48,042	$105	0.22%	$46,687	$191	0.41%	$44,456	$409	0.92%
Savings deposits	42,904	189	0.44	37,989	199	0.53	35,759	355	0.99
Time deposits	116,418	2,944	2.53	121,298	3,459	2.85	126,981	5,000	3.94
Other borrowed funds	34,540	636	1.84	30,981	782	2.52	25,971	703	2.71

Total interest-bearing liabilities	241,904	3,874	1.60	236,955	4,631	1.95	233,167	6,467	2.77

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	34,310			30,551			27,884
Other liabilities	988			735			966
Shareholders’ equity	35,332			34,360			33,382

Total liabilities and equity	$312,534			$302,601			$295,399

Net interest income		$11,200			$10,783			$10,233

Net interest margin			3.83%			3.81%			3.73%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.

2004 Financial Review

	RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1)
	(Dollars in thousand)
	2004 v. 2003			2003 v. 2002
	Change in			Change in
	Income/	Volume	Rate	Income/	Volume	Rate
	Expense	Effect	Effect	Expense	Effect	Effect

Interest Income
Federal funds sold	$5	$(23)	$28	$(176)	$(114)	$(62)
Interest-earning deposits	(1)	—	(1)	—	—	—
Securities:
Taxable	482	452	30	(639)	(172)	(467)
Tax exempt	(496)	(479)	(17)	(285)	(303)	18
Loans	(330)	427	(757)	(186)	1,672	(1,858)

Total interest income	(340)	377	(717)	(1,286)	1,083	(2,369)

Interest Expense
Demand deposits	(86)	3	(89)	(218)	9	(227)
Savings deposits	(10)	22	(32)	(156)	12	(168)
Time deposits	(515)	(123)	(392)	(1,541)	(215)	(1,326)
Other borrowed funds	(146)	66	(212)	79	126	(47)

Total interest expense	(757)	(32)	(725)	(1,836)	(68)	(1,768)

Net interest income	$417	$409	$8	$550	$1,151	$(601)

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

	2004	2003	2002
Net interest income	$11,199,632	$10,783,073	$10,232,966
Taxable equivalent adjustment (1)	739,703	981,555	1,128,235

Net interest income—fully taxable equivalent	$11,939,335	$11,764,628	$11,361,201

Net interest yield	3.83%	3.81%	3.73%
Taxable equivalent adjustment (1)	.25	.35	.41

Net interest yield — taxable equivalent	4.08%	4.16%	4.14%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Provision (Credit) for Loan Losses

During 2004, the Company reported a provision for loan losses of $423,000 compared to a credit for loan losses of $51,000 for 2003 and a credit for loan losses of $587,000 for 2002. The provision in 2004 represents management’s calculation on an increasing loan portfolio and specific reserves held on two larger commercial real estate loans in foreclosure at December 31, 2004. The credits to the provision in 2003 and 2002 resulted from the resolution and payoff of certain large classified credits, as well as more aggressive collection procedures and stronger underwriting standards. These factors contributed to an improved charge-off experience rate which is a component of management’s calculation of the allowance for loan losses. The decrease in classified assets during 2003 and 2002, includes a $1.4 million decrease in impaired loans and a $551,000 decrease in loans on nonaccrual of interest. As part of management’s aggressive collection efforts, the Bank incurred approximately $85,000 and $135,000 of external collection costs in 2003 and 2002, respectively, mostly representing legal and other professional fees. These costs are reported as non-interest expenses in the consolidated statement of income. See “Financial Condition — Allowance for Loan Losses” for additional discussion and information relative to the provision (credit) for loan losses.

Noninterest Income

Total noninterest income increased $525,000, or 24.4%, to $2.7 million in 2004. Increases included the gains on sale of securities of $588,000, and increases in service charges on deposit accounts of $56,000, which represent increases in overdraft fees and business checking fees. Gain on sale of other real estate owned decreased $115,000 and merchant servicing fees declined $45,000 as the servicing of the merchant credit card portfolio was sold to a third party servicer during December 2004. The sale of the portfolio will have minimal net income effect in 2005 as merchant income was offset by merchant expense in noninterest expense.

Total noninterest income increased $118,000, or 5.8%, to $2.2 million in 2003. Increases of $42,000 in trust and financial services, $118,000 gain on the sale of other real estate and a $62,000 gain on the sale of loans were partially offset by decreases in securities gains of $114,000, decreases in service charges on deposit accounts of $16,000 and a decrease in merchant servicing of $4,000.

2004 Financial Review

Noninterest Expenses

Total noninterest expenses decreased $521,000, or 4.8%, during 2004. The largest component of non-interest expenses is salaries and employee benefits, which decreased $266,000, or 4.8% in 2004. The decrease relates to a severance package of $237,000 of salary benefits and $100,000 consulting costs classified as professional fees to a former officer in 2003. Professional fees were also reduced in 2004 by $42,000 in director fees and $27,000 in management search fees. Equipment expense rose $25,000 with the installation of a new core processor and automated teller system in 2004.

Total noninterest expenses decreased $199,000 or 1.8% during 2003. The largest component of noninterest expenses is salaries and employee benefits, which decreased $38,000 or 0.7% in 2003. The slight decrease relates to cost reduction efforts in officer salaries and a slight headcount reduction which offset the normal salary adjustments and rising costs of employee benefits. Other expenses reduced $200,000 including reductions in employee education and travel of $45,000, decreases in advertising of $31,000 and postage of $31,000.

Income Taxes

The provision for income taxes amounted to $653,000 in 2004, compared to $130,000 in 2003 and a credit of $65,000 in 2002. The provision in 2004 is partially attributable to rising taxable income from the gain on the sale of tax free bonds. The provision in 2003, as compared to a credit in 2002 was the direct result of a $332,000 increase in income before income taxes and a $285,000 decrease in tax-exempt securities interest income. The credit in 2002 resulted from a net loss before income taxes after consideration of nontaxable interest income.

FINANCIAL CONDITION

Total assets of the Company were $317.3 million at December 31, 2004, compared to $306.2 million at December 31, 2003, representing an increase of $11.1 million, or 3.6%. Net loans increased $4.7 million with the loan growth funded primarily by a $1.5 million increase in securities sold under repurchase agreement and a $1.7 million decrease in federal funds sold.

Securities

Total securities increased $8.4 million, or 12.4% from $67.8 million at year-end 2003 to $76.2 million at year-end 2004. During 2004 the Company liquidated its out of state tax free portfolio previously classified as held-to-maturity. As a result of a change in executive management and the implementation of a strategic initiative to grow both lending and public fund relationships, the Company made a one-time reclassification of all held-to-maturity securities to available-for-sale with the intent to classify all future security purchases as available-for-sale. The action allows management the ability to enhance the diversity and usage of the securities portfolio. The securities portfolio at year-end 2004 consisted of U.S. Treasury, U.S. government corporations and agencies, and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock.

Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans amounted to $218.1 million at year-end 2004, compared to $213.3 million at year-end 2003, representing an increase of $4.8 million or 2.3%. The loan portfolio at December 31, 2004 was comprised of approximately 56% commercial and commercial real estate loans down from the 58% composition at December 31, 2003. The Company recorded an increase of $3.6 million or 4.9% increase in commercial loans; a decrease of $5.5 million in commercial real estate loans, a $6.0 million or 8.2% increase in residential real estate, a $2.0 million or 16.3% decrease in consumer credit and an increase of $2.5 million or 45.5% in construction loans.

The decrease in commercial real estate loans was partially due to the Bank’s exiting several participation loan agreements with local and regional financial institutions that had been entered into during the year ended December 31, 2003.

Agriculture production loans totaled approximately $1.1 million at year-end 2004, and are included in the commercial, commercial real estate and residential real estate categories. Credit card loans, which are primarily unsecured, totaled $2.5 million, or 1.1%, of loans at year-end 2004. Demand for commercial business loans, as well as both commercial and residential real estate loans, was stable in 2004 and 2003. There was increased consumer demand for home equity loans in 2004. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2005.

Most of the Bank’s lending activity is with customers primarily located within Holmes County, Wayne County, and the western portion of Tuscarawas County. Credit concentrations, as determined using Standard Industrial Classification (SIC) codes, that exceeded 5% of total loans at December 31, 2004 included $16,552,000 or 7.6% of total loans to logging, sawmills and rough cut lumber industries; $14,365,000 or 6.6% of total loans to borrowers in the hotel, motel and lodging business; and $11,914,000 or 5.5% of total loans to owners of non-residential real estate. These loans are generally secured by real property and equipment and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all three industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.

2004 Financial Review

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

The allowance for loan losses totaled $2.6 million or 1.18% of total loans at year-end 2004, compared with $2.5 million or 1.15% of total loans at year-end 2003.

Net charge-offs for 2004 totaled $307,000, compared to $191,000 in 2003 and $732,000 in 2002. Charge-offs of $147,000, $140,000 and $43,000 occurred in commercial loans, mortgage loans and credit cards, respectively during 2004. A net recovery of approximately $24,000 occurred in consumer loans in 2004. During the third and fourth quarters of 2002, the Company sold $1.3 million of commercial and commercial real estate loans that resulted in $494,000 of the charge-offs in 2002. For many of the other loans that have been charged-off, Management is continuing collection efforts, and future recoveries may occur.

The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.

Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $1.7 million or 0.8 % of loans at year end 2004, as compared to $1.3 million or 0.6% of loans at year-end 2003. Impaired loans were $1.2 million at year end 2004, as compared to $897,000 in 2003 and $916,000 in 2002. The increase from 2003 to 2004 was due primarily to the classification of one commercial real estate credit that is currently in the process of foreclosure. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment decreased $319,000 to $8.2 million at year-end 2004 from $8.6 million at year-end 2003. The decrease in 2004 was due to depreciation exceeding the relatively low volume of equipment purchases. Other assets, including accrued interest receivable, decreased $132,000 at year-end 2004 to $1.7 million largely due to a $210,000 decrease in net tax assets and a $119,000 increase in accrued interest receivable.

Deposits

The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits decreased $1.0 million to $248.0 million at year-end 2004 as compared to $249.0 million at year-end 2003. Noninterest-bearing deposits increased $8.2 million, or 24.5%, to $41.7 million compared to $33.5 million at year-end 2003. Interest-bearing deposits decreased $9.2 million or 4.3% at year-end 2004 compared to year-end 2003. Interest-bearing demand deposits decreased slightly to $50.2 million while the establishment of a money market savings account increased overall savings balances by $5.6 million. Time deposits in excess of $100,000 decreased $7.0 million while other certificates of deposit decreased $5.9 million as consumers invested their monies in savings accounts, awaiting increasing interest rates on their deposits.

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled $32.1 million at year-end 2004, as compared to $21.4 million at year-end 2003. These funding sources provided a net increase in cash of $10.7 million from year-end 2003 to 2004. A $10 million advance from the FHLB was used to purchase US Agency securities during the first quarter 2004. The repurchase agreements are uninsured, so the Company pledges securities against these customer funds.

2004 Financial Review

CAPITAL RESOURCES

Total shareholders’ equity increased from $34.7 million at December 31, 2003 to $36.2 million at December 31, 2004. This increase was primarily due to net income of $2.5 million, offset by dividends declared of $1.4 million. Shareholders’ equity increased $ 11,375 in 2004, $261,000 in 2003 and $120,000 in 2002 as a portion of dividends declared were reinvested by shareholders in common stock under the Company’s dividend reinvestment program and shares were issued from the Company’s treasury shares.

Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company’s and Bank’s actual and required capital amounts are disclosed in Note 10 to the consolidated financial statements.

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

LIQUIDITY

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $15.6 million at December 31, 2004 a decrease of $1.6 million from $17.2 million at December 31, 2003. Net income, securities available-for-sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 7.9% of total assets at year-end 2004, as compared to 8.5% of total assets at year-end 2003. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2004 included the maturities and calls of securities totaling $25.9 million and sales of securities of $11.9 million offset by $48.9 million in securities purchases, and net loan originations of $5.0 million. The Company’s financing activities included a $1.0 million decrease in deposits, a $1.5 million increase in repurchase agreements, and $10.0 million in proceeds from FHLB advances offset by $767,000 in repayments.

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

The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2004 and 2003. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

2004 Financial Review

The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at December 31, 2004 and 2003:

2004

	Change in
	Interest Rates	Net Interest	Dollar	Percentage
	(basis points)	Income	Change	Change

	(Dollars in Thousands)
+200		$13,598	$1,455	12.0%
+100		12,812	669	5.5
0		12,143	0	0.0
-100		11,526	(617)	(5.1)
-200		10,762	(1,381)	(11.4)

2003

	Change in
	Interest Rates	Net Interest	Dollar	Percentage
	(basis points)	Income	Change	Change

			(Dollars in Thousands)
+200		$12,094	$1,152	10.5%
+100		11,479	537	4.9
0		10,942	0	0.0
-100		10,534	(408)	(3.7)
-200		9,965	(977)	(8.9)

Management reviews its “rate shock” position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2004 and 2003.

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

Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short and long-term interest rates. Prepayments on adjustable rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2004 and 2003 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2004. Estimated fair value of loans amounted to 100.4% of the carrying value in 2004, decreasing from 100.8% in 2003. The fair value of securities decreased to 100.0% of carrying value in 2004, from 103.4% in 2003, as all securities were reclassified as available-for-sale. Estimated fair value of deposits decreased slightly to 100.2% of carrying value in 2004 from 100.5% in 2003.

2004 Financial Review

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2004:

		Amount of Commitment to Expire Per Period
	Total	Less than 1	1-3	3-5	Over 5
Type of Commitment	Amount	year	Years	Years	Years

	(dollars in thousands)
Commercial lines-of-credit	$23,611	$23,611
Real estate lines-of-credit	12,101	60	$79	$247	$11,715
Consumer lines-of-credit	675	675
Credit card lines-of-credit	9,098	9,098
Letters of credit	555	555

Total Commitments	$46,040	$33,999	$79	$247	$11,715

As indicated in the preceding table, the Bank had $46.0 million in total loan commitments at the end of 2004, with $34.0 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.

The following table summarizes the Company’s other contractual obligations as of December 31, 2004:

		Payment Due by Period
	Total	Less than	1-3	3-5	Over 5
Contractual Obligations	Amount	1 year	Years	Years	Years

	(dollars in thousands)
Long-term debt	$18,745	$10,677	$6,044	$787	$1,237
Capital leases
Operating leases	156	71	69	16
Unconditional purchase obligations
Other

Total Obligations	$18,901	$10,748	$6,113	$803	$1,237

The long-term debt noted in the preceding table represents borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to payoff or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings.

As also indicated in the table, the Company had no capital leases or unconditional purchase obligations as of December 31, 2004.

2004 Financial Review

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March 2004, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. At December 31, 2004, the Company had gross unrealized losses of $355,000 relating to available-for-sale securities. As disclosed in Note 1 to the consolidated financial statements, management has considered various factors in concluding that the unrealized losses are the result of customary and expected fluctuations in the bond market. Furthermore, it is management’s opinion the Bank has both the ability and intent to hold such securities until maturity or until such time as the fair value of the security equals or exceeds amortized cost.

On March 9, 2004, the SEC issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). This bulletin was issued to inform registrants of the SEC’s view that the fair value of the recorded loan commitments that are required to follow derivative accounting under FAS 133, Accounting for Derivative Instruments and Hedging Activities, should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this Staff Accounting Bulletin did not have an impact on the Company’s consolidated financial statements since the Bank has not entered into loan commitments that are required to follow derivative accounting under FAS 133.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued AICPA Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3), to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to such loans and debt securities purchased or acquired in purchase business combinations and does not apply to originated loans. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. At the present time, the implementation of SOP 03-3 is not expected to have a significant, if any, impact on the Company’s consolidated financial statements.

The Company applies Accounting Principles Board Opinion No. 25 in accounting for stock options and discloses the fair value of options granted as permitted by SFAS No. 123. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the common stock at date of grant. In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payments” (FAS 123R), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. FAS 123R also establishes fair value as the measurement objective in accounting for share-based payment arrangements, including share options. The Statement will require the Company to measure compensation expense based on the grant-date fair value of options awarded over the period during which the recipient is required to provide services in exchange for the award.

The Company will be required to adopt the provisions of FAS 123R as of the interim reporting period that begins July 1, 2005. FAS 123R applies to all options awarded after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying FAS 123R, if any, will be recognized as of July 1, 2005. The Company has not yet determined the impact the adoption of FAS 123R will have on its consolidated financial statements.

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2004 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.

As previously noted in the section entitled Allowance for Loan Losses, management performs analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience, the volume of non-performing loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.

2004 Financial Review

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2004 and 2003. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

Quarter Ended	High	Low	Dividends Declared

March 31, 2004	$18.00	$17.00	$343,765
June 30, 2004	18.50	17.07	343,765
September 30, 2004	20.25	17.80	343,845
December 31, 2004	21.00	19.65	343,846

March 31, 2003	$18.50	$16.50	$315,937
June 30, 2003	18.00	17.00	316,398
September 30, 2003	17.50	15.50	316,871
December 31, 2003	17.55	17.00	317,322

As of December 31, 2004, the Company had approximately 1,190 shareholders and 2,644,962 outstanding shares of common stock.

TRANSFER AGENT
Registrar and Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
800-368-5948

ANNUAL AND OTHER REPORTS; SHAREHOLDER AND GENERAL INQUIRIES
CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:

Paula J. Meiler, Chief Financial Officer
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, Ohio 44654
Phone 330-674-9015 or 800-654-9015

The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 27, 2005 at 7:00 pm, at the Carlisle Inn in Walnut Creek, Ohio.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
CSB Bancorp, Inc.
Millersburg, Ohio

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
January 27, 2005

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$12,501,954	$12,327,227
Interest-earning deposits in other banks	142,338	147,154
Federal funds sold	3,000,000	4,727,000

Total cash and cash equivalents	15,644,292	17,201,381

SECURITIES
Available-for-sale, at fair value	73,438,070	28,990,615
Held-to-maturity, at amortized cost (fair value of $38,395,177 in 2003)		36,092,027
Restricted stock, at cost	2,790,400	2,690,600

Total securities	76,228,470	67,773,242

LOANS	218,084,479	213,254,462
Less allowance for loan losses	2,574,945	2,458,864

Net loans	215,509,534	210,795,598

PREMISES AND EQUIPMENT, NET	8,243,997	8,563,276

ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS	1,714,050	1,846,292

TOTAL ASSETS	$317,340,343	$306,179,789

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$41,733,596	$33,539,061
Interest-bearing	206,217,123	215,418,686

Total deposits	247,950,719	248,957,747
Securities sold under repurchase agreements	13,316,473	11,859,052
Federal Home Loan Bank borrowings	18,745,236	9,512,481
Accrued interest payable and other liabilities	1,120,408	1,132,971

Total liabilities	281,132,836	271,462,251

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	13,358,321	12,214,751
Treasury stock at cost - 22,824 shares in 2004 and 23,436 shares in 2003	(627,119)	(645,938)
Accumulated other comprehensive income	388,723)	61,143

Total shareholders’ equity	36,207,507	34,717,538

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$317,340,343	$306,179,789

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
INTEREST AND DIVIDEND INCOME
Loans, including fees	$12,122,379	$12,452,881	$12,639,261
Taxable securities	1,501,812	1,020,512	1,658,996
Nontaxable securities	1,409,263	1,905,372	2,190,103
Other	40,094	35,666	211,435

Total interest and dividend income	15,073,548	15,414,431	16,699,795

INTEREST EXPENSE
Deposits	3,237,803	3,849,339	5,764,027
Other	636,113	782,019	702,802

Total interest expense	3,873,916	4,631,358	6,466,829

NET INTEREST INCOME	11,199,632	10,783,073	10,232,966

PROVISION (CREDIT) FOR LOAN LOSSES	422,621	(51,000)	(586,521)

Net interest income, after provision (credit) for loan losses	10,777,011	10,834,073	10,819,487

NONINTEREST INCOME
Service charges on deposit accounts	846,935	790,587	807,206
Merchant fees	163,086	207,811	212,109
Trust services	386,469	375,929	334,089
Securities gains	587,916	1,068	114,822
Gain on sale of loans	13,481	68,267	5,843
Gain (loss) on sale of other real estate owned		114,836	(3,350)
Other	682,423	596,855	566,342

Total noninterest income	2,680,310	2,155,353	2,037,061

NONINTEREST EXPENSES
Salaries and employee benefits	5,250,732	5,516,584	5,554,344
Occupancy expense	642,048	647,157	622,037
Equipment expense	515,267	490,483	534,296
Franchise tax expense	419,527	408,544	377,274
Professional and director fees	680,043	894,314	868,257
Other expenses	2,770,469	2,842,235	3,042,202

Total noninterest expenses	10,278,086	10,799,317	10,998,410

Income before income taxes	3,179,235	2,190,109	1,858,138

FEDERAL INCOME TAX PROVISION (CREDIT)	653,000	130,000	(65,000)

NET INCOME	$2,526,235	$2,060,109	$1,923,138

NET INCOME PER SHARE
Basic	$.96	$.78	$.73

Diluted	$.95	$.78	$.73

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

		Additional			Accumulated other
	Common	paid-in	Retained	Treasury	comprehensive
	stock	capital	earnings	stock	income (loss)	Total

BALANCE AT DECEMBER 31, 2001	$16,673,667	$6,413,915	$10,571,152	$(1,204,018)	$266,421	$32,721,137
Comprehensive income:
Net income			1,923,138			1,923,138
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes					(144,699)	(144,699)

Total comprehensive income						1,778,439

Issuance of 6,562 shares from treasury under dividend reinvestment program			(83,829)	203,434		119,605
Purchase of 5,013 treasury shares				(87,728)		(87,728)
Cash dividends declared, $.30 per share			(789,169)			(789,169)

BALANCE AT DECEMBER 31 , 2002	16,673,667	6,413,915	11,621,292	(1,088,312)	121,722	33,742,284
Comprehensive income:
Net income			2,060,109			2,060,109
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes					(60,579)	(60,579)

Total comprehensive income						1,995,530

Issuance of 15,135 shares from treasury under dividend reinvestment program			(200,122)	461,119		260,997
Purchase of 1,043 treasury shares				(18,745)		(18,745)
Cash dividends declared, $.48 per share			(1,266,528)			(1,266,528)

BALANCE AT DECEMBER 31, 2003	16,673,667	6,413,915	12,214,751	(645,938)	61,143	34,717,538
Comprehensive income:
Net income			2,526,235			2,526,235
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes					327,580	327,580

Total comprehensive income						2,853,815

Issuance of 612 shares from treasury under dividend reinvestment program			(7,444)	18,819		11,375
Cash dividends declared, $.52 per share			(1,375,221)			(1,375,221)

BALANCE AT DECEMBER 31, 2004	$16,673,667	$6,413,915	$13,358,321	$(627,119)	$388,723	$36,207,507

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,526,235	$2,060,109	$1,923,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	760,009	723,841	720,316
Deferred income taxes	115,246	(113,793)	1,426,542
Provision (credit) for loan losses	422,621	(51,000)	(586,521)
Gain on sale of loans	(13,481)	(68,267)	(5,843)
Securities gains	(587,916)	(1,068)	(114,822)
Gain on sale of premises and equipment			(1,762)
Loss (gain) on sale of other real estate owned		(114,836)	3,350
Security amortization, net of accretion	31,448	14,764	88,983
Federal Home Loan Bank stock dividends	(99,800)	(97,100)	(109,700)
Secondary market loan sale proceeds	1,281,531	7,933,025	3,871,289
Originations of secondary market loans held-for-sale	(1,268,050)	(7,864,758)	(3,865,446)
Effects of changes in operating assets and liabilities:
Net deferred loan fees	(104,489)	(21,088)	(166,716)
Accrued interest receivable	(118,785)	320,468	406,812
Accrued interest payable	(10,309)	(41,701)	(184,174)
Other assets and liabilities	(61,750)	758,858	557,806

Net cash provided by operating activities	2,872,510	3,437,454	3,963,252

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	25,896,718	38,128,846	31,129,822
Proceeds from sale	11,928,699
Purchases	(48,940,043)	(44,537,368)	(20,497,528)
Securities held-to-maturity:
Proceeds from maturities and repayments	3,812,000	11,714,947	8,803,000
Proceeds from sale of loans			780,732
Loan originations, net of repayments	(5,032,068)	(13,614,238)	(32,605,933)
Proceeds from sale of other real estate		169,000	327,486
Proceeds from sale of premises and equipment			11,450
Property and equipment expenditures	(440,730)	(216,879)	(459,672)

Net cash used in investing activities	(12,775,424)	(8,355,692)	(12,510,643)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004		2003		2002
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits		$(1,007,028)		$8,981,814		$(11,453,797)
Net change in securities sold under repurchase agreements		1,457,421		(2,589,332)		(508,641)
Federal Home Loan Bank borrowings:
Proceeds		10,000,000		5,000,000		10,000,000
Repayments		(767,245)		(10,867,579)		(979,728)
Purchase of treasury shares				(18,745)		(87,728)
Cash dividends paid		(1,337,323)		(951,235)		(406,538)

Net cash provided by (used in) financing activities		8,345,825		(445,077)		(3,436,432)

NET DECREASE IN CASH AND CASH EQUIVALENTS		(1,557,089)		(5,363,315)		(11,983,823)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		17,201,381		22,564,696		34,548,519

CASH AND CASH EQUIVALENTS AT END OF YEAR		$15,644,292		$17,201,381		$22,564,696

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest		$3,884,225		$4,673,059		$6,651,003

Income taxes		$550,000		$20,000	$

Noncash investing activities:
Transfer of loans to other real estate owned	$		$			$385,000

Transfer of securities from held-to-maturity to available-for-sale		$31,681,132	$		$

Noncash financing activity — payments of dividends through issuance of treasury shares, under dividend reinvestment program		$11,375		$260,997		$119,605

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

Summary of Significant Accounting Policies

CSB Bancorp, Inc. (the “Company”) was incorporated in 1991 in the State of Ohio and is a registered bank holding company for its wholly-owned subsidiary, The Commercial and Savings Bank (the “Bank”). The Company, through its subsidiary, operates in one industry segment, the commercial banking industry.

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its Main Office and eight Banking Centers located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimate susceptible to change in the near term relates to management’s determination of the allowance for loan losses.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

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

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2004 and 2003 was $2,434,000 and $1,879,000, respectively.

SECURITIES

During 2004, the Bank transferred its held-to-maturity securities portfolio to the available-for-sale classification, as more fully described in Note 1. Prior to the transfer, securities designated as held-to-maturity were carried at amortized cost. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses, net of applicable income taxes, on such securities recognized as other comprehensive income (loss).

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on securities.

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. There was no other real estate owned at December 31, 2004 and 2003.

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

Summary of Significant Accounting Policies

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities are pledged to cover those obligations, which are not deposits and not covered by federal deposit insurance.

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

	2004	2003	2002
Net income as reported	$2,526,235	$2,060,109	$1,923,138
Pro forma net income	2,469,434	2,031,391	1,904,729
Basic earnings per share as reported	.96	.78	.73
Pro forma basic earnings per share	.93	.77	.72
Diluted earnings per share as reported	.95	.78	.73
Pro forma diluted earnings per share	.93	.77	.72

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2004	2003	2002
Risk-free interest rate	3.34%	2.75%	3.00%
Expected option life (years)	3.5	6.4	9.5
Dividend yield	2.6%	2.5%	2.5%

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payments” (FAS 123R), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. FAS 123R also establishes fair value as the measurement objective in accounting for share-based payment arrangements, including share options. The Statement will require the Company to measure compensation expense based on the grant-date fair value of options awarded over the period during which the recipient is required to provide services in exchange for the award.

The Company will be required to adopt the provisions of FAS 123R as of the interim reporting period that begins July 1, 2005. FAS 123R applies to all options awarded after the required effective date and to awards modified, repurchased, or cancelled after that date. The cumulative effect of initially applying FAS 123R, if any, will be recognized as of July 1, 2005. The Company has not yet determined the impact the adoption of FAS 123R will have on its consolidated financial statements.

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

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

PER SHARE DATA

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.

The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows;

	2004	2003	2002
Weighted average common shares outstanding (basic)	2,644,582	2,638,360	2,630,931
Dilutive effect of assumed exercise of stock options	6,366	3,527	3,627

Weighted average common shares outstanding (diluted)	2,650,948	2,641,887	2,634,558

Dividends per share are based on the number of shares outstanding at the declaration date.

Notes to Consolidated Financial Statements

NOTE 1 — SECURITIES

Securities consist of the following at December 31, 2004 and 2003:

		Gross	Gross
	Amortized	unrealized	unrealized	Fair
	cost	gains	losses	value
December 31, 2004
Available-for-sale:
U.S. Treasury security	$101,551	$32,277		$133,828
Obligations of U.S. government corporations and agencies	39,458,087	38,527	$282,074	39,214,540
Mortgage-backed securities	16,291,492	9,347	72,876	16,227,963
Obligations of states and political subdivisions	16,997,965	863,774		17,861,739

Total available-for-sale	72,849,095	943,925	354,950	73,438,070
Restricted stock	2,790,400			2,790,400

Total securities	$75,639,495	$943,925	$354,950	$76,228,470

December 31, 2003
Available-for-sale:
Obligations of U.S. government corporations and agencies	$24,018,719	$73,383	$7,872	$24,084,230
Mortgage-backed securities	4,263,078	4,782	7,600	4,260,260
Corporate security	616,177	29,948		646,125

Total available-for-sale	28,897,974	108,113	15,472	28,990,615

Held-to-maturity:
U.S. Treasury security	101,599	32,557		134,156
Obligations of U.S. government corporations and agencies	1,000,000	11,875		1,011,875
Obligations of states and political subdivisions	34,990,428	2,258,718		37,249,146

Total held-to-maturity	36,092,027	2,303,150		38,395,177

Restricted stock	2,690,600			2,690,600

Total securities	$67,680,601	$2,411,263	$15,472	$70,076,392

Notes to Consolidated Financial Statements

NOTE 1 — SECURITIES (continued)

The amortized cost and fair value of securities at December 31, 2004, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	cost	value
Available-for-sale:
Due in one year or less	$9,496,833	$9,520,215
Due after one through five years	29,243,748	29,832,991
Due after five years through ten years	21,154,937	21,157,167
Due after ten years	12,953,577	12,927,697

Total available-for-sale	$72,849,095	$73,438,070

Securities with a carrying value of approximately $51,710,000 and $47,526,000 were pledged at December 31, 2004 and 2003, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,520,400 and $2,420,600 at December 31, 2004 and 2003, respectively.

During the third quarter of 2004, the Company transferred its entire held-to-maturity securities portfolio, with an amortized cost of $31,681,132, to the available-for-sale category resulting in unrealized gains of $1,639,462. The portfolio was almost entirely comprised of state and political subdivision issues (i.e., municipal securities). The transfer was prompted by the Bank’s difficulty securing public fund deposits with out-of-state municipal securities, as well as changes in executive management over the past two years, and will enable management to enhance the diversity and usage of the securities portfolio going forward. Subsequent to the transfer, the Bank sold all out-of-state municipal securities from the portfolio, with an amortized cost of $10,701,432, resulting in a gain on sale of $559,157.

Gross gains realized from sales or recovery of previous impairment write-offs of securities available-for-sale amounted to $587,916 in 2004, $1,068 in 2003, and $114,822 in 2002, with the income tax provision applicable to such gains amounting to $199,891 in 2004, $363 in 2003, and $39,039 in 2002. There were no gross realized losses in 2004, 2003 and 2002.

Notes to Consolidated Financial Statements

NOTE 1 — SECURITIES (continued)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003:

	Securities in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More				Total
	Unrealized	Fair	Unrealized		Fair		Unrealized	Fair
	loss	value	loss		value		loss	value
2004
Obligations of U.S. Government corporations and agencies	$253,805	$29,240,789		$28,269		$3,979,056	$282,074	$33,219,845
Mortgage-backed securities	65,250	8,847,373		7,626		1,954,414	72,876	10,801,787

Total temporarily impaired securities	$319,055	$38,088,162		$35,895		$5,933,470	$354,950	$44,021,632

2003
Obligations of U.S. Government corporations and agencies	$7,872	$5,487,658	$		$		$7,872	$5,487,658
Mortgage-backed securities	7,600	3,582,507					7,600	3,582,507

Total temporarily impaired securities	$15,472	$9,070,165	$		$		$15,472	$9,070,165

There were twenty-three securities in an unrealized loss position at December 31, 2004, four of which were in a continuous unrealized loss position for twelve months or more. Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2004 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2004 are considered temporary.

NOTE 2 — LOANS

Loans consist of the following at December 31, 2004 and 2003:

	2004	2003
Commercial	$77,231,142	$73,558,796
Commercial real estate	43,743,785	49,160,157
Residential real estate	78,861,767	72,944,329
Installment and credit card	10,273,257	12,250,616
Construction	8,033,519	5,503,312
Deferred loan fees, net	(58,991)	(162,748)

Loans	$218,084,479	$213,254,462

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Beginning balance	$2,458,864	$2,700,643	$4,019,302
Provision (credit) for loan losses	422,621	(51,000)	(586,521)
Loans charged-off	(434,055)	(337,533)	(1,165,247)
Recoveries	127,515	146,754	433,109

Ending balance	$2,574,945	$2,458,864	$2,700,643

Notes to Consolidated Financial Statements

NOTE 2 — LOANS (continued)

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

Impaired loans were as follows for December 31, 2004 and 2003:

	2004	2003
Year-end loans with no allowance for loan losses allocated
Year-end loans with allowance for loan losses allocated	$1,198,408	$897,370
Amount of the allowance allocated	388,415	250,781

	2004	2003	2002
Average of impaired loans during the year	$823,793	$1,135,417	$2,496,740
Interest income recognized during impairment	24,105	51,740	105,169
Cash-basis interest income recognized	23,415	51,039	105,169

Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2004 and 2003:

	2004	2003
Loans past due over 90 days still accruing interest	$119,000	$175,000
Nonaccrual loans	1,552,368	1,170,000

Loans serviced for others approximated $22,789,000 and $25,598,000 at December 31, 2004 and 2003, respectively.

NOTE 3 — PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 2004 and 2003:

	2004	2003
Land and improvements	$1,007,927	$1,007,927
Buildings and improvements	8,388,882	8,406,896
Furniture and equipment	6,000,967	5,565,389
Leasehold improvements	79,979	79,979

	15,477,775	15,060,191
Accumulated depreciation	7,233,758	6,496,915

Premises and equipment, net	$8,243,997	$8,563,276

The Bank leases certain office locations. Total rental expense under these leases approximated $71,400, $72,000, and $77,000 in 2004, 2003, and 2002, respectively. Future minimum lease payments at December 31, 2004 aggregate $156,200 and are due as follows: 2005, $71,400; 2006, $49,200; 2007, $20,000; and 2008, $15,600.

Notes to Consolidated Financial Statements

NOTE 4 — INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31, 2004 and 2003 are as follows:

	2004	2003
Demand	$50,215,416	$50,873,110
Savings	43,285,120	38,924,341
Time deposits:
In excess of $100,000	30,616,776	37,579,321
Other	82,099,811	88,041,914

Total interest-bearing deposits	$206,217,123	$215,418,686

At December 31, 2004, stated maturities of time deposits were as follows:

2005	$45,954,974
2006	35,262,835
2007	21,272,020
2008	6,837,516
2009 and beyond	3,389,242

Total	$112,716,587

NOTE 5 — BORROWINGS

During 2004, the Bank borrowed $10,000,000 from the Federal Home Loan Bank under two secured notes, with $5,000,000 maturing March 2005 and $5,000,000 maturing March 2006, with interest at 1.58% and 2.15%, respectively. During 2003, the Bank borrowed $5,000,000 from the Federal Home Loan Bank under a secured note, with interest at 2.08%, which matures in April 2005. The Bank also borrowed from the Federal Home Loan Bank to fund certain fixed-rate residential real estate loans during the mid-1990’s. Such borrowings carry fixed interest rates ranging from 5.60% to 7.15% at December 31, 2004, with 10, 15 or 20 year maturities. Monthly principal and interest payments are due on the borrowings. In addition, a principal curtailment of 10% of outstanding principal balance is due on the anniversary date of each borrowing.

Future estimated principal payments on Federal Home Loan Bank borrowings, including curtailments, are as follows:

2005	$10,677,396
2006	5,568,442
2007	475,512
2008	417,127
2009	369,517
Thereafter	1,237,242

Total	$18,745,236

Federal Home Loan Bank borrowings are collateralized by the Bank’s Federal Home Loan Bank stock and certain qualifying mortgage loans.

Securities sold under agreements to repurchase generally mature within three months from the transaction date. Physical control is maintained for all securities sold under repurchase agreements. Information concerning securities sold under agreements to repurchase for 2004 and 2003 is as follows:

	2004	2003
Average balance during the year	$12,986,890	$14,107,116
Average interest rate during the year	.49%	.61%
Maximum month-end balance during the year	$13,693,003	$13,737,563

Notes to Consolidated Financial Statements

NOTE 6 — INCOME TAXES

The provision (credit) for income taxes consists of the following for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Current	$537,754	$243,793	$(1,491,542)
Deferred	115,246	(113,793)	1,426,542

Total income tax provision (credit)	$653,000	$130,000	$(65,000)

The significant components of the provision (credit) for deferred income taxes for the years ended December 31, 2004, 2003, and 2002, were as follows:

	2004	2003	2002
Tax effect of temporary differences, exclusive of item listed below	$115,246	$(113,793)	$439,542
Impact of change in tax law — Job Creation and Worker Assistance Act of 2002			987,000

Total deferred income tax provision (credit)	$115,246	$(113,793)	$1,426,542

The enactment on March 9, 2002 of the Job Creation and Worker Assistance Act of 2002 enabled the Company to carryback net operating losses for a period of five years, as opposed to the normal two-year carryback period. Consequently, refundable income taxes at December 31, 2001 were increased and deferred tax assets decreased approximately $987,000 as a result of this tax law change.

The income tax provision (credit) attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2004	2003	2002
Expected provision using statutory federal income tax rate	$1,080,900	$744,600	$631,800
Tax-exempt income on state and municipal securities and political subdivision loans	(474,500)	(662,900)	(756,400)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	24,700	41,400	68,800
Other	21,900	6,900	(9,200)

Total income tax provision (credit)	$653,000	$130,000	$(65,000)

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003, are as follows:

	2004	2003
Allowance for loan losses	$550,900	$381,400
Alternative minimum tax credit carryforwards	660,200	772,000
Net operating loss carryforward		31,600
Other	30,500	30,100

Deferred tax assets	1,241,600	1,215,100

Unrealized gain on securities available-for-sale	(200,252)	(31,498)
Depreciation of premises and equipment	(452,800)	(406,100)
Federal Home Loan Bank stock dividends	(361,500)	(326,700)
Deferred loan fees	(85,600)	(20,800)
Other	(23,448)	(28,002)

Deferred tax liabilities	(1,123,600)	(813,100)

Net deferred tax assets	$118,000	$402,000

The Company had available at December 31, 2004, alternative minimum tax credit carryforwards of approximately $660,200 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2004 and 2003.

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

Notes to Consolidated Financial Statements

NOTE 7 — EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 1% of each eligible participant’s compensation for 2004, and 3% of each eligible participant’s compensation for 2003 and 2002. The Plan also provides for a 100% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to $111,000, $164,000 and $197,000 for 2004, 2003 and 2002, respectively.

During 2003, the Board of Directors granted options to various executive officers of the Company, including options to purchase 10,000 shares of the Company’s common shares at an exercised price of $17.75 per share through May 19, 2008 to one executive officer, and options to purchase 1,000 shares each to two other officers at an exercise price of $17.50 per share through July 31, 2008. During 2004, the Board of Directors granted options to another executive officer to purchase 1,000 shares at an exercise price of $19.00 per share through August 9, 2009.

Effective December 31, 2002, the Board of Directors granted to various officers and employees of the Bank, options to purchase a total of 14,660 shares of common stock under the Company’s Share Incentive Plan. The options are exercisable on the anniversary of the grant date in annual 20% increments. The exercise price for the options is the December 31, 2002 market price of $16.05 per share and the options expire 10 years from the grant date. None of the options were exercised in 2004.

The following summarizes stock options activity for the years ended December 31, 2004, 2003 and 2002:

	2004		2003		2002
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	42,485	$16.02	34,660	$15.44	20,000	$15.00
Granted	1,000	19.00	12,000	17.71	14,660	16.05
Exercised
Forfeited	(665)	(16.05)	(4,175)	(16.05)

Outstanding at end of year	42,820	$16.09	42,485	$16.02	34,660	$15.44

Options exercisable at year end	36,964	$16.10	34,097	$15.93	20,000	$15.00

Weighted-average fair value of options granted during year		$2.94		$1.51		$2.33

Options outstanding at December 31, 2004 were as follows:

		OUTSTANDING		EXERCISABLE
			Weighted
			Average		Weighted
	Range of		Remaining		Average
	Exercisable		Contractual Life		Exercise
	Prices	Number	(Years)	Number	Price

	$15.00	20,000	1.17	20,000	$15.00
	16.05	9,820	8.00	3,964	16.05
	17.50	2,000	3.58	2,000	17.50
	17.75	10,000	3.42	10,000	17.75
	19.00	1,000	4.58	1,000	19.50

Outstanding at year end		42,820		36,964	$16.10

Notes to Consolidated Financial Statements

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2004 and 2003:

	Contract amount
	2004	2003
Commitments to extend credit	$45,485,000	$46,714,000

Letters of credit	$555,000	$368,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2004, are due on demand or expire in 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.

NOTE 9 — RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O.The following is an analysis of activity of related-party loans for the years ending December 31, 2004 and 2003:

	2004	2003
Balance at beginning of year	$6,516,219	$6,299,088
New loans and advances	1,416,546	5,056,942
Repayments, including loans sold	(1,615,646)	(4,839,811)

Balance at end of year	$6,317,119	$6,516,219

Deposits from executive officers, directors and their related business interests at December 31, 2004 and 2003 were approximately $3,001,000 and $4,217,000, respectively.

Notes to Consolidated Financial Statements

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” an institution must maintain minimum total-risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, 2004 and 2003, are also presented in the following table (dollars in thousands):

			Minimum required		Minimum required to be well
			for capital		capitalized under prompt
	Actual		adequacy purposes		corrective action regulations
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2004
Total capital (to risk-weighted assets)
Consolidated	$38,410	18.4%	$16,673	8.0%	$	N/A	N/A
Bank	36,505	17.5	16,656	8.0		20,820	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	35,835	17.2	8,336	4.0		N/A	N/A
Bank	33,930	16.3	8,328	4.0		12,492	6.0
Tier I capital (to average assets)
Consolidated	35,835	11.5	12,522	4.0		N/A	N/A
Bank	33,930	10.9	12,497	4.0		15,121	5.0

As of December 31, 2003
Total capital (to risk-weighted assets)
Consolidated	$37,112	18.1%	$16,381	8.0%	$	N/A	N/A
Bank	35,159	17.4	16,210	8.0		20,262	10.0%
Tier I capital (to risk-weighted assets)
Consolidated	34,653	16.9	8,190	4.0		N/A	N/A
Bank	32,700	16.1	8,105	4.0		12,157	6.0
Tier I capital (to average assets)
Consolidated	34,653	11.2	12,335	4.0		N/A	N/A
Bank	32,700	10.7	12,249	4.0		15,311	5.0

The Company’s primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current and prior two-years retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, approximately $2,016,000 was available for dividends on January 1, 2005, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

Notes to Consolidated Financial Statements

NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 are as follows:

CONDENSED BALANCE SHEETS	2004	2003
Assets
Cash deposited with subsidiary bank	$1,609,532	$1,667,505
Investment in subsidiary bank	34,303,146	32,765,194
Security	528,399	498,930
Other assets	110,275	103,231

Total assets	$36,551,352	$35,034,860

Liabilities and Shareholders’ Equity
Liability — dividends payable	$343,845	$317,322
Shareholders’ equity:
Common stock	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	13,358,321	12,214,751
Treasury stock	(627,119)	(645,938)
Accumulated other comprehensive income	388,723	61,143

Total shareholders’ equity	36,207,507	34,717,538

Total liabilities and shareholders’ equity	$36,551,352	$35,034,860

CONDENSED STATEMENTS OF INCOME	2004	2003	2002
Interest on security	$24,837	$24,837	$24,837
Dividends from subsidiary	1,375,221	1,266,528	789,169

Total income	1,400,058	1,291,365	814,006
Operating expenses	157,521	104,471	107,670

Income before taxes and undistributed equity income of subsidiary	1,242,537	1,186,894	706,336
Income tax benefit	54,000	37,000	36,608
Equity income in subsidiary, net of dividends	1,229,698	836,215	1,180,194

Net income	$2,526,235	$2,060,109	$1,923,138

Notes to Consolidated Financial Statements

NOTE 11 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS	2004	2003	2002
Cash flows from operating activities:
Net income	$2,526,235	$2,060,109	$1,923,138
Adjustments to reconcile net income to cash provided by operations:
Security accretion	(187)	(187)	(188)
Equity income subsidiary, net of dividends	(1,229,698)	(836,215)	(1,180,194)
Change in other assets	(17,000)	7,578	(241)

Net cash from operating activities	1,279,350	1,231,285	742,515

Cash flows from financing activities:
Purchase of treasury shares		(18,745)	(87,728)
Cash dividends paid	(1,337,323)	(951,235)	(406,538)

Net cash from financing activities	(1,337,323)	(969,980)	(494,266)

Net change in cash	(57,973)	261,305	248,249
Cash at beginning of year	1,667,505	1,406,200	1,157,951

Cash at end of year	$1,609,532	$1,667,505	$1,406,200

NOTE 12 — OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Unrealized holding losses on available-for-sale securities	$(555,212)	$(90,719)	$(104,419)
Unrealized holding gains on held-to-maturity securities transferred to the available-for-sale category	1,639,462
Less reclassification adjustment for securities gains recognized in income	(587,916)	(1,068)	(114,822)

Net unrealized holding gains (losses)	496,334	(91,787)	(219,241)
Tax effect	168,754	(31,208)	(74,542)

Other comprehensive income (loss)	$327,580	$(60,579)	$(144,699)

Notes to Consolidated Financial Statements

NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31, 2004 and 2003, are as follows (dollars in thousands):

	2004		2003
	Carrying	Fair	Carrying	Fair
	amounts	value	amounts	value
Financial assets:
Cash and cash equivalents	$15,644	$15,644	$17,201	$17,201
Securities	76,228	76,228	67,773	70,076
Loans, net Total	215,510	216,374	210,796	212,543

Total	$307,382	$308,246	$295,770	$299,820

Financial liabilities:
Deposits	$247,951	$248,526	$248,958	$250,223
Securities sold under agreements to repurchase	13,316	13,316	11,859	11,859
Federal Home Loan Bank borrowings	18,745	18,862	9,512	9,808

Total	$280,012	$280,704	$270,329	$271,890

The preceding summary does not include accrued interest receivable, accrued interest payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Company also has unrecognized financial instruments at December 31, 2004 and 2003. These financial instruments relate to commitments to extend credit and letters of credit. The aggregate contract amount of such financial instruments was approximately to $46,040,000 at December 31, 2004 and $47,082,000 at December 31, 2003. Such amounts are also considered to be the estimated fair values.

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

Notes to Consolidated Financial Statements

NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

Other financial instruments

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of securities sold under agreements to repurchase is determined to be the carrying amount since these financial instruments represent obligations, which are due on demand. The fair value of Federal Home Loan Bank borrowings is determined based on a discounted cash flow analysis.

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

The Company has entered into employment agreements with various officers. Upon the occurrence of certain types of termination of employment, the Company may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions.

NOTE 15 — QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2004 and 2003:

				Basic	Diluted
		Net		earnings	earnings
	Interest	interest	Net	per	per
	income	income	income	share	share
2004
First quarter	$3,668,033	$2,695,785	$521,451	$0.20	$0.20
Second quarter	3,743,434	2,776,332	606,490	0.23	0.23
Third quarter	3,772,162	2,811,714	746,828	0.28	0.28
Fourth quarter	3,889,919	2,915,801	651,466	0.25	0.24

2003
First quarter	$3,959,148	$2,732,834	$597,832	$0.23	$0.23
Second quarter	3,937,783	2,749,329	571,614	0.21	0.21
Third quarter	3,814,367	2,673,319	338,685	0.13	0.13
Fourth quarter	3,703,133	2,627,591	551,978	0.21	0.21

Officers of The Commercial & Savings Bank

LINDA C. AMOS	Assistant Vice President/Mortgage Loan Officer
WILLIAM D. ARNOLD	Vice President/Banking Center Manager
REBECCA A. BAKER	Assistant Vice President/Banking Center Manager
PAMELA S. BASINGER	Assistant Vice President/Financial Officer
DEBORAH S. BERNER	Vice President/Retail Services
PAMELA L. BROMUND	Assistant Vice President/Loan Operations Supervisor
C. DAWN BUTLER	Assistant Vice President/Banking Center Manager
COLBY M. CHAMBERLIN	Vice President/Retail/Small Business Lending Supervisor
DALE J. CLINTON	Vice President/Internal Auditor
PEGGY L. CONN	Corporate Secretary
PAULA S. FOY	Vice President/Banking Center Manager
REBECCA J. FRYBARGER	Assistant Vice President/Banking Center Manager
RICK L. GINTHER	Senior Vice President/Chief Lending Officer
LORETTA GRAY	Assistant Cashier/Assistant Banking Center Manager
PAUL D. GREIG	Senior Vice President/Chief Operation/Information Officer
MARCELLA K. HAWKINS	Assistant Vice President/Trust Officer
JULIE A. JONES	Vice President/Director of Human Resources
STEPHEN K. KILPATRICK	First Vice President/ Credit and Loan Administration
JOHN J. LIMBERT	President/Chief Executive Officer
JASON R. MCCULLOCH	Assistant Vice President/Brokerage Manager
PAULA J. MEILER	Sr. Vice President/Chief Financial Officer
A. LEE MILLER	Vice President/Cash Management & Special Projects
DANIEL L. MUSE	Operations Officer
SHAWN E. OSWALD	Vice President/Information System Director
THOMAS S. RUMBAUGH	Vice President/Trust Officer
REBECCA J. SHULTZ	Assistant Vice President/Loan Officer
SCOTT A. STALLMAN	Operations Officer
HARLAND L. STEBBINS	Vice President/Commercial Lender
ERIC D. STROUSE	Vice President/Commercial Lender
RONALD L. STUTZMAN	Banking Center Manager
DOUGLAS W. THIESSEN	Vice President/Compliance Officer
WILLIAM R. TINLIN	Vice President/Recovery/Security
BRIAN D. TROYER	Assistant Vice President/Trust Operations
A. MIEKE TUERPITZ	Assistant Cashier/Banking Center Manager
I. MILTON WAYLAND	Assistant Vice President/Loan Officer
KERRIE L. WEAVER	Assistant Vice President/IRA Administrator
JANE C. WHITMER	Assistant Cashier/Assistant Banking Center Manager
ERVIN C. YODER	Vice President/Business Development Officer

Officers of The Commercial & Savings Bank —
Assistant Vice President/Mortgage LINDA C.AMOS Loan Officer —— —
WILLIAM D. ARNOLD Vice President/Banking Center Manager
REBECCA A. BAKER Assistant Vice President/Banking Center Manager
Assistant Vice President/Financial PAMELAS. BASINGER Officer —— —
Vice President/Retail DEBORAH S. BERNER Services —— —
Assistant Vice President/Loan Operations PAMELA L. BROMUND Supervisor —— —
C. DAWN BUTLER Assistant Vice President/Banking Center Manager
COLBY M. CHAMBERLIN . . . Vice President/Retail/Sma ll Business Lending Supervisor
Vice President/Internal DALE J. CLINTON Auditor —— —
Corporate PEGGY L. CONN Secretary —— —
PAULAS. FOY Vice President/Banking Center Manager
REBECCA J. FRYBARGER Assistant Vice President/Banking Center Manager
RICKL. GINTHER Senior Vice President/Chief Lending Officer
LORETTAGRAY Assistant Cashier/Assistant Banking Center Manager
PAUL D. GREIG . . . Senior Vice President/Chief Operation/Informatio n Officer
Assistant Vice President/Trust MARCELLA K. HAWKINS Officer —— —
Vice President/Director of Human JULIE A. JONES Resources —— —
First Vice President/ Credit and Loan STEPHEN K. KILPATRICK Administration —— —
President/Chief Executive JOHN J. LIMBERT Officer —— —
Assistant Vice President/Brokerage JASON R. MCCULLOCH Manager —— —
Sr. Vice President/Chief Financial PAULA J. MEILER Officer —— —
Vice President/Cash Management & Special A. LEE MILLER Projects —— —
DANIEL L. MUSE Operations Officer
SHAWN E. OSWALD Vice President/Informatio n System Director
Vice President/Trust THOMAS S. RUMBAUGH Officer —— —
Assistant Vice President/Loan REBECCA J. SHULTZ Officer —— —
Operations SCOTT A. STALLMAN Officer —— —
Vice President/Commercial HARLAND L. STEBBINS Lender —— —
Vice President/Commercial ERIC D. STROUSE Lender —— —
Banking RONALD L. STUTZMAN Center Manager —— —
DOUGLAS W. THIESSEN Vice President/Compliance Officer
WILLIAM R. TINLIN Vice President/Recovery/Security
BRIAN D. TROYER Assistant Vice President/Trust Operations
A. MIEKE TUERPITZ Assistant Cashier/Banking Center Manager
Assistant Vice President/Loan I. MILTON WAYLAND Officer —— —
Assistant Vice President/IRA KERRIE L. WEAVER Administrator —— —
Assistant Cashier/Assistant Banking Center JANE C. WHITMER Manager —— —
Vice President/Business Development ERVIN C. YODER Officer —— —

CSB

The Commercial & Savings Bank

Commercial Loans 330-763-2822

24 Hour Xpress Net Banking & BillPay www.csb1.com

CSB

Banking Centers

Millersburg Banking Centers

Main Office 6 W. Jackson 330-763-2820

Shreve Banking Center 338 W. South St., Shreve (Drive-Up ATM) 330-567-2226

CSB

Shareholder and General Inquiries

Stock Listing Common Symbol: CSBB.OB

Registrar and Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
www.rtco.com

General Counsel
Thompson Hine LLP
One Columbus
10 West Broad Street
Columbus, Ohio 43215-3435

Jay McCulloch
Investment Executive
PrimeVest Financial Services, Inc.
Located at The Commercial & Savings Bank
91 North Clay Street
P.O. Box 50
Millersburg, Ohio 44654
(330) 674-2397
(800) 654-9015

George Geisebuhler
Sweney Cartwright & Co.
17 South High Street, Suite 300
Columbus, Ohio 43215
(800) 334-7481

Linda Koell
Capital Securities of America, Inc.
150 Grand Trunk Avenue
Hartville, Ohio 44632
(800) 494-3497

Visit CSB on the web: www.csb1.com

Member FDIC

The Commercial & Savings Bank
Information & Customer Service 330-674-9015 or 1-800-654-9015 24 Hour Xpress Phone Banking 330-674-2720 or 1-888-438-2720 Loan Services Holmes & Tuscarawas County 6 W. Jackson, Millersburg .. Consumer Loans 330-763-2823
Commercial Loans 330-763-2822
Loan Services Wayne County 146 E. Liberty, Suite 230, Wooster ................... 330-264-0334 Trust & Investment Services Holmes & Tuscarawas County 91 N. Clay, Millersburg .. 330-674-2397 Trust & Investment Services Wayne County 146 E. Liberty, Suite 230, Wooster ..... 330-264-0334 24 Hour Xpress Net Banking & BillPay ............................................ WWW.csbl.com
Banking Centers
Millersburg Banking Centers
Main Office 6 W. Jackson ................................................ 330-763-2820
Clinton Commons 2102 Glen Dr. (Drive-Up ATM) ............................ 330-674-2265
South Clay 91 S. Clay (Drive-Up ATM) .................................... 330-674-0687
Berlin Banking Center 4587 S.R. 39, Berlin (Drive-Up ATM) ............... 330-893-3565
Charm Banking Center 4440 C.R. 70, Charm (Walk-UpATM) ................... 330-893-3323
Shreve Banking Center 333 W. South St., Shreve (Drive-Up ATM) ........... 330-567-2226
Sugarcreek Banking Center 127 S. Broadway, Sugarcreek (Drive-Up ATM) .... 330-852-4444
Walnut Creek Banking Center 4980 Olde Pump, Walnut Creek (Walk-Up ATM) .. 330-893-2961
Winesburg Banking Center 2225 U.S. 62, Winesburg (Drive-Up ATM) ......... 330-359-5543
Shareholder and General Inquiries Stock Listing Common Symbol: CSBB.OB
If you have questions regarding your If you are interested in purchasing shares of CSB Bancorp, Inc., CSB Bancorp, Inc. stock, please contact: you may contact your local broker or one of the following: Registrar and Transfer Company Jay McCulloch Linda Reall Attn: Investor Relations Investment Executive Capital Securities of America, Inc. 10 Commerce Drive PrimeVest Financial Services, Inc. 150 Grand Trunk Avenue Cranford, New Jersey 07016 Located at The Commercial & Savings Bank Hartville, Ohio 44632 (800)368-5948 91 North Clay Street (800)494-9497 www.rtco.com P.O. Box 50 Millersburg, Ohio 44654 (330) 674-2397 (800) 654-9015 General Counsel George Geissbuhler Thompson Mine LLP Sweney Cartwright & Co. One Columbus 17 South High Street, Suite 300 10 West Broad Street Columbus, Ohio 43215 Columbus, Ohio 43215-3435 (800) 334-7481
Member
moot Visit CSB on the web: www.csbl.com FDK