Form 10-K, Exhibit 13
period 2005-12-31
CSB BANCORP INC /OH
filed 2006-03-28
CIK 880417

Exhibit 13

CSB & *the* Community:

a Guide, *a* Partner & *a* Friend

2005 Report *to* Shareholders

CSB Bancorp, Inc.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Table of Contents

The Importance of Community Banking	4
2005 Financial Highlights	5
Chairman’s Letter to Shareholders	6
2005 Financial Review	10
Report of Independent Auditors	24
Consolidated Balance Sheets	25
Consolidated Statements of Income	26
Consolidated Statements of Shareholders’ Equity	27
Consolidated Statements of Cash Flows	28
Summary of Significant Accounting Policies	30
Notes to Consolidated Financial Statements	34
Officers of The Commercial & Savings Bank	48
General Information	49

The Importance *of* Community Banking

Why is community banking so important to the area in which we live? *The answers to this broad question all begin with the diverse and varied individual relationships nurtured by the community bank.*

The Commercial & Savings Bank has always understood the importance of community banking and the role we play as leaders in the community. By forging long-lasting partnerships and providing honest guidance, we've helped to guide and advance our community at every level.

Shareholders of a community bank organization know they have a voice in the matters affecting their company. If a question or concern arises, it can be addressed with the President or Board Members of the bank. As a shareholder of a community bank organization, your input helps to guide the direction of the company, thus affecting all aspects of community banking.

Customers, the primary beneficiary of the community bank, have their financial needs met by their friends, neighbors and family members. Questions are answered and problems resolved in a timely manner from trusted sources. The technology of today's community banks allows customers greater control over personal and business banking services available while still maintaining important personal relationships. With Internet banking services, direct deposit, and ATMs, customers can continue to bank with their local community bank from anywhere in the world.

If you are a ***community*** that has a local bank serving your needs, you are the recipient of ongoing support. This support comes in many forms but is especially evident to nonprofit and civic organizations. In addition to the financial support a community bank provides to these groups, many bank employees work in partnership providing leadership roles, spending countless hours volunteering their time and expertise back into the community where they live and raise their families.

CSB & *the* Community:

a Guide, *a* Partner & *a* Friend

The ***employees*** of a community bank are provided with an opportunity to help friends, neighbors, and family with their financial needs. The employees are the voice of the company and their suggestions and concerns are heard. Community banks are strong advocates of furthering the advancement of employees' careers and their education. Employees are encouraged to excel and to grow within the bank.

Since 1879, CSB has been your ***community bank.*** We will continually provide products and services that benefit our customers and support our employees and community while maintaining a sound business for our shareholders.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Highlights
For the Years Ended December 31, 2005 and 2004

(Dollars in thousands, except per share data)	2005	2004	% Change
Consolidated Results
Net interest income	$12,546	$11,200	12%
Net interest income–fully taxable-equivalent (“FTE”) basis	12,879	11,939	8
Noninterest income	2,580	2,680	– 4
Provision for loan losses	283	423	–33
Noninterest expense	10,803	10,278	5
Net income	2,873	2,526	14

At Year-end
Loans, net	$212,574	$215,510	–1%
Assets	320,989	317,340	1
Deposits	255,403	247,951	3
Shareholders’ equity	35,170	36,208	–3
Cash dividends declared	0.56	0.52	8
Book value	13.64	13.69	<–1
Market price	21.00	20.00	5
Basic earnings per share	1.09	0.96	14
Diluted earnings per share	1.09	0.95	15

Financial Performance
Return on average assets	0.91%	0.81%
Return on average equity	7.92	7.15
Net interest margin	4.23	3.83
Efficiency ratio	69.88	70.30

Capital Ratios
Risk-based capital:
Tier 1	17.06%	17.19%
Total	18.22	18.43
Leverage	11.08	11.45

CSB Bancorp, Inc. | 2005 Report to Shareholders
Chairman’s Letter
Dear Fellow Shareholder:
     In 2000, CSB Bancorp earned $321,000; in 2005, we earned $2,873,000. This represents almost a 900% earnings increase in that five-year span! Earnings per diluted share, over that same five-year span, also increased by 900%. Your cash dividend has increased by 24% and a share of CSB Bancorp stock, which traded for $15.00 at year-end 2000, traded for $21.00 at year-end 2005, an increase of 40%!
     We, the employees, officers, and directors of CSB, achieved these results by focusing on creating value. We have not pursued quick fixes nor have we implemented large personnel reductions. Rather, beginning in late 2003, we strengthened the quality of management, improved our disciplines in both financial administration and credit review, and simultaneously undertook cost-monitoring strategies while initiating customer service improvement programs.
     We would like to use this opportunity to highlight the following four areas that CSB is focused to continuously create greater value: Shareholder, Customer, Community, and Employee.
Shareholder Value
     If you have been a CSB shareholder for any length of time (say five years or more) we do not need to discuss the value of your stock holdings. Rather, we wish to highlight the progress made these last several years and give you a glimpse of what we hope to do for the future.
     First, as noted above, over the last five years the market-trading price of your stock increased 40%, with the bulk of this increase occurring over the last 30 months. We would caution, however, while items outside our control can significantly influence this improvement going forward, it is certainly our goal to provide the performance level that fosters an ongoing increase in the value of your stock.
     There are two things CSB can do with the capital with which it is entrusted, either return it or invest it. It can be returned via dividends, which we are pleased to have increased, or returned by repurchasing shares. We announced a plan

CSB Bancorp, Inc. | 2005 Report to Shareholders
Chairman’s Letter
to repurchase up to 200,000 shares of CSB stock in 2005 and as of December 31, 2005, have repurchased 66,000 shares. We believe that, given the current rates of return on investing our capital, we would achieve a good return by buying back our own stock. This initiative, assuming future increased earnings and other factors, should improve the book value of each share of stock and, by extension, the value of your individual holdings.
     Our main goal is to invest the capital with which we have been entrusted, in a prudent fashion. To that end, we continue to explore appropriate strategic alternatives, including expansion opportunities. These opportunities may include branch expansion to contiguous markets, partnering with financial companies who share like goals and philosophies, and reviewing potential growth into lines of business that are linked to the financial services industry.
Customer Value
     Along with shareholders, our customers are also a high priority. We have focused on providing a suite of services that place more value on “relationship” versus “product.” To demonstrate how we want to add to a customer’s “value,” in 2005 there were no increases to our service charges for personal or business accounts and we lowered our fees for CSB customers who use cashier checks or money orders. Business customers also saw lower fees for cash management services.
     Simply stated, we want to be our customers’ financial “partner,” not a single service provider. To this end, our products reward customers for expanded usage, providing higher rates or lower fees for deposit relationships, or lower rates and fees for borrowing relationships. We offer a set of products that rivals virtually any financial institution in our market, and is attractively priced in comparison to these competitors.
     We also believe we bring value to our customers through our employees who pride themselves in providing excellent service with every customer encounter.
      We would ask that you consider us for all of your financial needs. From a passbook savings account to a complex estate/trust relationship, we can service those needs and provide a better value than our competitors.
Community Value
     We serve customers who make up a community. We add value to those communities that we serve by becoming personally involved and financially supportive.
     Earlier in this annual report is a section that outlines what we believe to be the importance of community banking. Allow me to highlight some of the ways we are involved and supportive.
     Our personnel are involved with townships, villages, nonprofit organizations, churches, educational, and athletic organizations. For instance, our employees serve as township clerks, as village council members and as trustees and officers of Goodwill Industries and the Rotary Club. Officers and employees are also members of church groups, community support groups, and national service organizations and clubs. Via this participation, we discover community needs and

CSB Bancorp, Inc. | 2005 Report to Shareholders
Chairman’s Letter
direction. We expand our knowledge of the community and increase the likelihood of being called on when particular need is determined and a resolution is required.
     On the financial side, we receive requests for hundreds of worthwhile projects. Determining which requests to fund is often our most difficult decision, as our resources do have limits. We look for opportunities where our contribution is used to foster expansion or serve a need. From Pomerene Hospital to a local 4-H Club, an area school system or the Relay for Life fundraiser, a golf outing to support a hospitalized customer or any community activity, you will see CSB employees and/or CSB financial support.
     We add value by participating, either in person or in kind, and we believe we do it better than anyone else!
Employee Value
     Our most valuable asset, and our customers continually tell us this, are our employees. Not our buildings or our products but our employees — all 141 of them! They all contribute time, talent, experience, and perspective. We operate today with fewer employees than three years ago, while supporting a bigger, better, and more complex company. In other words, we are more efficient and effective than in the past.
     We are also better equipped to serve our customers. Our personnel last year took over 2,000 hours of additional product, process, and financial education courses. Some attended structured seminars, some took on-line courses, and others participated in college classes structured to earn college degree. This requires sacrifice, and we want to recognize that sacrifice and publicly thank them for their efforts. All of this training and education increases their value to themselves, their communities, their families, our customers and you the shareholder.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Chairman’s Letter
     In 2005 we started a service initiative called “Service Improvement Teams”. It is staffed with volunteer employees who want to make our company a better place for the customer. They came together and changed numerous workflows, recommended fee changes, added strength to internal processes, and introduced new concepts and ideas. They did a great job, and we hope you have experienced some of these improvements.
Summary
     At CSB we will continue to build on our fundamental concept of providing a value-based experience. Whether that be as an owner, customer, or employee of our Company, we will continue to make every effort to return value to your experience. In doing so, we also continue to add value to the communities we serve.
     The process is a circle. It starts with capital, grows with customers, is nurtured with employees, and produces healthy, growing, vibrant, and desirable communities. Community banks can sustain this process and, with your continued support, we pledge to be excellent stewards of this process.
Sincerely,
Robert K. Baker
Chairman of the Board

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Introduction
     CSB Bancorp, Inc. (the “Company”) was incorporated under the laws of the State of Ohio in 1991 as a registered bank holding company for its wholly owned subsidiaries, The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation, and its primary Regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.
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

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Selected Financial Data
The following table sets forth certain selected consolidated financial information.

	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$17,358	$15,074	$15,414	$16,700	$21,656
Total interest expense	4,812	3,874	4,631	6,467	11,471

Net interest income	12,546	11,200	10,783	10,233	10,185
Provision (credit) for loan losses	283	423	(51)	(587)	35

Net interest income after provision (credit) for loan losses	12,263	10,777	10,834	10,820	10,150
Noninterest income	2,581	2,680	2,155	2,037	1,976
Noninterest expenses	10,803	10,278	10,799	10,999	11,604

Income before income taxes	4,041	3,179	2,190	1,858	522
Income tax provision (credit)	1,168	653	130	(65)	(537)

Net income	$2,873	$2,526	$2,060	$1,923	$1,059

Per share of common stock:
Basic income per share	$1.09	$0.96	$0.78	$0.73	$0.40
Diluted income per share	1.09	0.95	0.78	0.73	0.40
Dividends	0.56	0.52	0.48	0.30	0.10
Book value	13.64	13.69	13.13	12.83	12.46

Average basic common shares outstanding	2,638,697	2,644,582	2,638,360	2,630,931	2,625,241
Average diluted common shares outstanding	2,642,301	2,650,948	2,641,887	2,634,558	2,626,014

Year-end balances:
Loans, net	$212,574	$215,510	$210,796	$197,109	$164,916
Securities	81,220	76,228	67,773	73,088	92,607
Total assets	320,989	317,340	306,180	304,713	306,345
Deposits	255,403	247,951	248,958	239,976	251,430
Borrowings	29,485	32,062	21,372	29,828	21,317
Shareholders’ equity	35,170	36,208	34,718	33,742	32,721

Average balances:
Loans, net	$218,187	$214,330	$206,685	$177,592	$180,157
Securities	71,866	73,342	70,027	80,176	90,538
Total assets	316,612	312,534	302,601	295,399	314,153
Deposits	249,007	241,674	236,525	235,080	260,677
Borrowings	30,083	34,540	30,981	25,971	20,532
Shareholders’ equity	36,290	35,332	34,360	33,382	31,921

Selected ratios:
Net interest margin	4.23%	3.83%	3.81%	3.73%	3.45%
Return on average total assets	0.91	0.81	0.68	0.65	0.34
Return on average shareholders’ equity	7.92	7.15	6.00	5.76	3.32
Average shareholders’ equity as a percent of average total assets	11.46	11.31	11.35	11.30	10.16
Net loan charge-offs as a percent of average loans	0.19	0.14	0.09	0.40	1.86
Allowance for loan losses as a percent of loans at year-end	1.14	1.18	1.15	1.35	2.38
Shareholders’ equity as a percent of total year-end assets	10.96	11.41	11.34	11.07	10.68
Dividend payout ratio	51.47	54.44	61.48	41.04	24.78

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Results Of Operations
Net Income
     Net income for 2005 was $2,873,000 an increase of $347,000 or 13.7% from 2004. Basic net income per share was $1.09 and $0.96 for the years ended December 31, 2005 and 2004, respectively. Diluted net income per share was $1.09 and $0.95 for the years ended December 31, 2005 and 2004, respectively. Return on average assets was 0.91% in 2005 compared to 0.81% in 2004, and return on average shareholders’ equity was 7.92% in 2005 compared to 7.15% in 2004.
     Net income for 2004 was $2,526,000 or $0.96 per basic and $0.95 per diluted share as compared to $2,060,000 or $0.78 per basic and diluted share for 2003. This equated to a return on average assets of 0.81% in 2004 and 0.68% in 2003, while the return on average shareholders’ equity for the same periods was 7.15% and 6.00%.
Net Interest Income
     Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income for 2005 was $17.4 million, increasing $2.3 million from $15.1 million in 2004. Interest and fees on loans was $14.3 million, an increase of $2.2 million, or 18.2%, from 2004. This increase was mainly attributable to an increased yield on loans of 91 basis points. Interest income on securities decreased $43,000, a result of decreased volume of tax-free investments from their sale and maturity run-off in 2005, and the reinvestment of the sale proceeds into average loan balances during the year and taxable securities during the fourth quarter of 2005. The addition of mortgage-backed securities provides current cash flow as well as the ability to use the securities to secure public fund deposits and expand the Company’s customer repurchase program. Other interest income increased $105,000, the result of the increased volume of funds maintained as interest rates rose on short-term investments throughout 2005.
     Interest income for 2004 was $15.1 million, decreasing $340,000, or 2.2%, from $15.4 million in 2003. Interest and fees on loans was $12.1 million, a decrease of $331,000, or 2.7%, from 2003, attributable to the decreased yield on loans of 36 basis points in 2004 from 2003. Interest income on securities decreased $15,000, or 0.5%, due primarily to the $10.0 million decrease in the average balance of tax-exempt securities in 2004 as compared to 2003 and a 4 basis point decrease in average yield on nontaxable securities from 2003 to 2004. Other interest income increased $4,000 to $40,000 in 2004 compared to $36,000 in 2003, primarily as a result of an increase in the average federal funds yield from 0.99% in 2003 to 1.77% in 2004.
     Interest expense for 2005 was $4.8 million, an increase of $937,000 or 24.2%, from 2004. The Company’s interest expense on deposits increased $890,000 in 2005, due primarily to a 39 basis point increase in the average rate paid on deposits, as short-term interest rates rose in 2005 coupled with an average volume increase of $3.8 million on interest bearing deposits in 2005.
     Interest expense for 2004 was $3.9 million, a decrease of $757,000, or 16.3%, from 2003. The Company’s interest expense on deposits decreased $612,000 in 2004, due primarily to the continuing decline in deposit interest rates during 2004, as cost of interestbearing deposits decreased to 1.56% in 2004, compared to 1.87% in 2003 and the average balance of time deposits decreased $4.9 million, or 4.0%. Interest expense on borrowings decreased $146,000 due to the 68 basis point decrease in average rate paid in 2004 as compared to 2003.
     Net interest income for 2005 increased by $1.3 million to $12.5 million. The $3.9 million increase in average interest-earning assets was enhanced by a 40 basis point increase in the net interest margin as rates increased faster on interest-bearing assets than interest-bearing liabilities. Net interest income for 2004 was $11.2 million, an increase of $417,000 over 2003.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

	Average Balances, Rates and Yields
	(Dollars in thousands)
	2005			2004			2003
	Average			Average			Average
	Balance(1)	Interest	Rate(2)	Balance(1)	Interest	Rate(2)	Balance(1)	Interest	Rate(2)
Interest-earning assets
Federal funds sold	$3,848	$145	3.77%	$2,263	$40	1.77%	$3,591	$35	0.99%
Interest-earning deposits	36	1	1.39	43	0	0.47	29	1	0.52
Securities:
Taxable	57,930	2,243	3.87	44,072	1,502	3.41	30,806	1,020	3.31
Tax exempt	13,936	625	4.49	29,270	1,409	4.81	39,221	1,905	4.85
Loans(3)	220,655	14,344	6.50	216,864	12,123	5.59	209,231	12,453	5.95

Total interest-earning assets	296,405	17,358	5.86	292,512	15,074	5.15	282,878	15,414	5.45

Noninterest-earning assets
Cash and due from banks	11,820			11,734			11,090
Bank premises and equipment, net	8,323			8,413			8,847
Other assets	2,532			2,409			2,332
Allowance for loan losses	(2,468)			(2,534)			(2,546)

Total assets	$316,612			$312,534			$302,601

Interest-bearing liabilities
Demand deposits	$49,021	$192	0.39%	$48,042	$105	0.22%	$46,687	$191	0.41%
Savings deposits	44,759	357	0.80	42,904	189	0.44	37,989	199	0.53
Time deposits	117,372	3,579	3.05	116,418	2,944	2.53	121,298	3,459	2.85
Other borrowed funds	30,083	684	2.27	34,540	636	1.84	30,981	782	2.52

Total interest-bearing liabilities	241,235	4,812	1.99	241,904	3,874	1.60	236,955	4,631	1.95

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	37,855			34,310			30,551
Other liabilities	1,232			988			735
Shareholders’ equity	36,290			35,332			34,360

Total liabilities and equity	$316,612			$312,534			$302,601

Net interest income		$12,546			$11,200			$10,783

Net interest margin			4.23%			3.83%			3.81%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review

	Rate/volume Analysis of Changes in Income and Expense(1)
	(Dollars in thousands)
	2005 v. 2004			2004 v. 2003
	Change			Change
	in Income/	Volume	Rate	in Income/	Volume	Rate
	Expense	Effect	Effect	Expense	Effect	Effect
Interest Income
Federal funds sold	$105	$60	$45	$5	$(23)	$28
Interest-earning deposits	1	1	—	(1)	—	(1)
Securities:
Taxable	741	537	204	482	452	30
Tax exempt	(784)	(688)	(96)	(496)	(479)	(17)
Loans	2,221	245	1,976	(330)	427	(757)

Total interest income	2,284	155	2,129	(340)	377	(717)

Interest Expense
Demand deposits	87	3	84	(86)	3	(89)
Savings deposits	168	15	153	(10)	22	(32)
Time deposits	635	30	605	(515)	(123)	(392)
Other borrowed funds	48	(101)	149	(146)	66	(212)

Total interest expense	938	(53)	991	(757)	(32)	(725)

Net interest income	$1,346	$208	$1,138	$417	$409	$8

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
     The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

	2005	2004	2003
Net interest income	$12,545,579	$11,199,632	$10,783,073
Taxable equivalent adjustment (1)	333,531	739,703	981,555

Net interest income–fully taxable equivalent	$12,879,110	$11,939,335	$11,764,628

Net interest yield	4.23%	3.83%	3.81%
Taxable equivalent adjustment (1)	.11	.25	.35

Net interest yield - taxable equivalent	4.35%	4.08%	4.16%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.
Provision (Credit) for Loan Losses
     During 2005, the Company reported a provision for loan losses of $283,000 for 2005 compared to a provision for loan losses of $423,000 in 2004 and a credit for loan losses of $51,000 for 2003. The provision in 2005 represents Management’s calculation on a decreasing loan portfolio and the liquidation of one of two commercial real estate loans that had been in foreclosure at December 31, 2004. One loan has been reclassified as other real estate owned at December 31, 2005. The credit to the provision in 2003 resulted from the resolution and payoff of certain large classified credits, as well as more aggressive collection procedures and stronger underwriting standards. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision (credit) for loan losses.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Noninterest Income
     Total noninterest income decreased $99,000 or 3.7% to $2.6 million in 2005. The decrease was primarily from the reduction of gains on securities of $341,000 from 2004, which was partially offset by increases of $190,000 in service charges on deposit accounts. Of the $190,000 increase, $140,000 was the result of implementing an overdraft privilege product during the fourth quarter of 2005 which resulted in corresponding increases in NSF and overdraft fee income. Additional increases were realized in Trust services income with an increase of $98,000 in 2005 over 2004 due to additional accounts and increases in Trust assets managed by the Company. A satellite trust office was opened in Wooster during 2005 and the primary increase in trust assets and revenues was derived from the surrounding Wayne county market.
     Total noninterest income increased $525,000, or 24.4%, to $2.7 million in 2004 from 2003. Increases included the gains on the sale of securities of $588,000, and increases in service charges on deposit accounts of $56,000, which represent increases in overdraft fees and business checking fees. Gain on sale of other real estate owned decreased $115,000 and merchant servicing fees declined $45,000 as the servicing of the merchant credit card portfolio was sold to a third party servicer during December 2004. The sale of the portfolio had minimal net income effect in 2005 as merchant income was offset by merchant expense in noninterest expense.
Noninterest Expenses
     Total noninterest expenses increased $525,000 or 5.1% during 2005. Salaries and employee benefits expense increased $420,000 in 2005 as compared to 2004. Increases of $295,000 were reflected in compensation, while increases to medical and other benefits approximated $125,000. Compensation increases were recognized in the Trust department with the addition of experienced personnel and staffing of the Wooster office. Additional expense was added with annual merit increases. Occupancy expense increased $35,000 during 2005, a result of $21,000 increase in maintenance and repairs on owned buildings as well as the increase in rent expense of the Wooster Trust office on an annual basis. Other miscellaneous expenses increased $56,000 in 2005, mainly the result of increased security costs and the loss of cash following two (2) robberies at a branch office.
     Total noninterest expenses decreased $521,000, or 4.8%, during 2004 as compared to 2003. The largest component of noninterest expenses is salaries and employee benefits, which decreased $266,000, or 4.8% in 2004. The decrease relates to a severance package of $237,000 of salary benefits and $100,000 consulting costs classified as professional fees to a former officer in 2003. Professional fees were also reduced in 2004 by $42,000 in director fees and $27,000 in management search fees. Equipment expense rose $25,000 with the installation of a new core processor and automated teller system in 2004.
Income Taxes
     The provision for income taxes amounted to $1,168,000 in 2005 (effective rate of 28.9%), compared to $653,000 (effective rate of 20.6%) in 2004 and $130,000 (effective rate of 5.9%) in 2003. The provision in 2005 is attributable to an overall increase in taxable revenues and the taxable income recognized from the gain on the sale of tax-free bonds. The provision in 2004 was partially attributable to rising taxable income from the gain on the sale of tax-free bonds. The smaller provision in 2003 was the direct result of tax-exempt securities interest income representing 87% of income before income taxes.
Financial Condition
     Total assets of the Company were $321.0 million at December 31, 2005, compared to $317.3 million at December 31, 2004, representing an increase of $3.7 million or 1.2%. Total deposits increased $7.4 million and net loans decreased $2.9 million. These funds were used to reduce other borrowings by $5.6 million and increase securities by $5.0 million.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Securities
     Total securities increased $5.0 million or 6.6% from $76.2 million at year-end 2004 to $81.2 million at year-end 2005. During January 2005 the Company liquidated tax-free bonds. During 2004 the Company liquidated its out of state tax-free portfolio previously classified as held-to-maturity. As a result of a change in executive management and the implementation of a strategic initiative to grow both lending and public fund relationships, the Company made a one-time reclassification of all held-to-maturity securities to available-for-sale with the intent to classify all future security purchases as available-for-sale. The action allows management the ability to enhance the diversity and usage of the securities portfolio. The securities portfolio at year-end 2005 consisted of U.S. Treasury, U.S. government corporations and agencies, and obligations of state and political subdivisions. Total mortgage-backed securities increased $10.8 million from year-end 2004 to $27.0 million at year-end 2005. The increase in mortgage-backed securities occurred primarily during the fourth quarter of 2005 as management reinvested funds in securities that provide current cash flow in a rising interest rate market. Restricted securities consist primarily of FHLB stock.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.
Loans
     Total loans amounted to $215.0 million at year-end 2005, compared to $218.1 million at year-end 2004, representing a decrease of $3.1 million or 1.4%. The loan portfolio at December 31, 2005 comprised approximately 57% commercial and commercial real estate loans, an increase from the 56% composition at December 31, 2004. The Company recorded a decrease in commercial loans of $7.3 million or 9.5%, and an increase in commercial real estate loans of $8.9 million or 20.4%. Consumer installment and credit card balances increased $1.3 million or 12.3%, while construction credit decreased $5.9 million from year-end 2004.
     Agriculture production loans totaled approximately $1.6 million at year-end 2005, and are included in the commercial and commercial real estate categories. Credit card loans, which are primarily unsecured, totaled $2.4 million, or 1.1% of loans at year-end 2005.
     Demand for commercial business loans, as well as both commercial and residential real estate loans, was stable in 2005 and 2004. There was increased consumer demand for home equity loans in 2005. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2006.
     Most of the Bank’s lending activity is with customers primarily located within Holmes County, Wayne County, and the western portion of Tuscarawas County. Credit concentrations, as determined using Standard Industrial Classification (SIC) codes, to the three (3) largest industries compared to total loans at December 31, 2005 included $12,206,000 or 5.7% of total loans to logging, sawmills and rough cut lumber industries; $11,460,000 or 5.3% of total loans to borrowers in the hotel, motel and lodging business; and $8,077,000 or 3.8% of total loans to owners of nonresidential real estate. These loans are generally secured by real property and equipment and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all three industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
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

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
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
     The allowance for loan losses totaled $2.4 million or 1.14% of total loans at year-end 2005, compared with $2.6 million or 1.18% of total loans at year-end 2004. Net charge-offs for 2005 totaled $412,000, compared to $307,000 in 2004 and $191,000 in 2003. Net charge-offs of $437,000, $23,000 and $14,000 occurred in commercial real estate loans, consumer loans, and credit cards, respectively during 2005. Net recoveries of $47,000 and $15,000 occurred in commercial loans and mortgage loans. For many of the loans that have been charged-off, Management is continuing collection efforts, and future recoveries may occur.
     The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $800,000, or 0.4% of loans at year-end 2005 as compared to $1.7 million or 0.8% of loans at year-end 2004. Impaired loans were $565,000 at year-end 2005 as compared to $1.2 million at year-end 2004. The decrease from 2004 to 2005 was due primarily to the reclassification of one commercial real estate credit into other real estate and the liquidation of one commercial credit that was in foreclosure. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment decreased $38,000 to $7.7 million at year-end 2005. The decrease in 2005 was due to depreciation exceeding the relatively low volume of equipment purchases. Other assets, including other real estate owned increased $624,000 at year-end 2005. Other real estate owned increased $440,000 due to the transfer of one nonperforming commercial mortgage and an increase in net deferred tax assets of $91,000 during 2005.
Deposits
     The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits increased $7.4 million to $255.4 million at year-end 2005 as compared to $248.0 million at year-end 2004. Noninterest-bearing deposits increased $73,000 or .2% as compared to $41.7 million at year-end 2004. Interest-bearing deposits increased $7.4 million or 3.6% to $213.6 million at year-end 2005 as compared to year-end 2004. Interest-bearing demand deposits increased slightly to $50.7 million while the establishment of a money market savings account increased overall savings balances by $4.0 million while traditional saving deposits declined $1.6 million from year-end 2004. Time deposits in excess of $100,000 decreased $1.0 million while other certificates of deposit increased $5.4 million as short term interest rates rose throughout 2005 and consumers withdrew their monies from savings accounts, and invested in higher rate certificates of deposit.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled $29.5 million at year-end 2005 as compared to $32.1 million at year-end 2004. A $10 million advance from the FHLB was used to purchase US Agency securities during the first quarter 2004. The repurchase agreements are uninsured, so the Company pledges securities against these customer funds.

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Capital Resources
     Total shareholders’ equity decreased from $36.2 million at December 31, 2004 to $35.2 million at December 31, 2005. This decrease was primarily due to cash dividends declared of $1.5 million, the repurchase of 66,500 shares of treasury stock for $1.5 million and the net unrealized loss on securities available for sale of $1.0 million. Shareholders’ equity was increased $2.9 million for net income in 2005. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes.
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
     Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and prior two years net retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.
Liquidity
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $16.6 million at December 31, 2005, an increase of $1.0 million from $15.6 million at December 31, 2004. Net income, securities available-for-sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 7.7% of total assets at year-end 2005, as compared to 7.9% of total assets at year-end 2004. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2005 included the maturities and calls of securities totaling $15.1 million and sales of securities of $5.1 million offset by $26.3 million in securities purchases, and net loan originations of $2.1 million. The Company’s financing activities included a $7.5 million increase in deposits, a $3.1 million increase in repurchase agreements, and $5.0 million in proceeds from FHLB advances offset by $10.7 million in repayments.

     CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
Quantitative and Qualitative Disclosures About Market Risk
     The most significant market risk to which the Company is exposed is interest rate risk. The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments is held for trading purposes.
     The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.
     The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2005 and 2004. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.
     The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at December 31, 2005 and 2004:

	2005
	(Dollars in Thousands)
Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change

+200	$15,042	$1,198	8.7%
+100	14,387	543	3.9
0	13,844	0	0.0
–100	13,383	(461)	(3.3)
–200	12,741	(1,103)	(8.0)

	2004
	(Dollars in Thousands)
Change in
Interest Rates	Net Interest	Dollar	Percentage
(basis points)	Income	Change	Change

+200	$13,598	$1,455	12.0%
+100	12,812	669	5.5
0	12,143	0	0.0
–100	11,526	(617)	(5.1)
–200	10,762	(1,381)	(11.4)
     Management reviews its “rate shock” position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2005 and 2004.

CSB Bancorp, Inc. 2005 Report to Shareholders
2005 Financial Review
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
     Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short and long-term interest rates. Prepayments on adjustable rate residential mortgage loans generally increase when longterm interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.
Fair Value of Financial Instruments
     The Company discloses the estimated fair value of its financial instruments at December 31, 2005 and 2004 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2005. Estimated fair value of loans amounted to 99.8% of the carrying value in 2005, decreasing from 100.4% in 2004. Estimated fair value of deposits decreased slightly to 99.9% of carrying value in 2005 from 100.2% of carrying value in 2004.
Off-balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments
     The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2005:

		Amount of Commitment to Expire Per Period
		(Dollars in Thousands)
	Total	Less Than 1	1–3	4–5	Over 5
Type of Commitment	Amount	Year	Years	Years	Years

Commercial lines-of-credit	$26,592	$26,592
Real estate lines-of-credit	15,553	11	$91	$433	$15,018
Consumer lines-of-credit	262	262
Credit card lines-of-credit	10,462	10,462
Overdraft Privilege	5,658	5,658
Letters of credit	541	541

Total Commitments	$59,068	$43,526	$91	$433	$15,018

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
     As indicated in the preceding table, the Bank had $59.1 million in total loan commitments at the end of 2005, with $43.5 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.
     The following table summarizes the Company’s other contractual obligations as of December 31, 2005:

		Payment Due by Period
		(Dollars in Thousands)
	Total	Less Than 1	1–3	4–5	Over 5
Contractual Obligations	Amount	Year	Years	Years	Years

Short-term debt	$21,418	$21,418
Long-term debt	8,068	5,568	$893	$692	$915
Capital leases
Operating leases	86	50	36
Unconditional purchase obligations
Other

Total Obligations	$29,572	$27,036	$929	$692	$915

     The long-term debt noted in the preceding table represents borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest-rate circumstances at that time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings.
Recently Issued Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS No. 123R). FAS No. 123R revised FAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. FAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.
     In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers

CSB Bancorp , Inc . | 2005 Report to Shareholders
2005 Financial Review
a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006. Unless the Company grants additional options, the estimated compensation expense is not expected to be material to the Company’s results of operation or financial condition.
     In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB No. 107), Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006.
     In December 2004, FASB issued FAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. FAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of FAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In June 2005, the FASB issued FAS No. 154, Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and FAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. FAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS No.154 improves the financial reporting because its requirements enhance the consistency of financial reporting between periods. The provisions of FAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
Critical Accounting Policies
     The Company’s consolidated financial statements are prepared in accordance with U.S. generally accounting principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2005 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
     As previously noted in the section entitled Allowance for Loan Losses, Management performs an analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually

CSB Bancorp, Inc. | 2005 Report to Shareholders
2005 Financial Review
reviewed loans, the historical loss experience, the volume of nonperforming loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.
Impact of Inflation and Changing Prices
     The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.
Common Stock and Shareholder Information
     Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2005 and 2004. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

			Dividends
Quarter Ended	High	Low	Declared

March 31, 2005	$21.40	$19.85	$370,294
June 30, 2005	21.15	20.05	370,295
September 30, 2005	22.55	20.35	370,295
December 31, 2005	25.00	21.00	367,760

March 31, 2004	$18.00	$17.00	$343,765
June 30, 2004	18.50	17.07	343,765
September 30, 2004	20.25	17.80	343,845
December 31, 2004	21.00	19.65	343,846
As of December 31, 2005, the Company had approximately 1,174 shareholders and 2,667,786 outstanding shares of common stock.

CSB Bancorp, Inc. 2005 Report to Shareholders
Report Of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CSB Bancorp, Inc.
We have audited the accompanying consolidated balance sheet of CSB Bancorp, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statement of income, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of CSB Bancorp, Inc. and subsidiaries as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004, were audited by other auditors whose report thereon dated January 27, 2005, expressed an unqualified opinion on those statements.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
Wexford, Pennsylvania
February 2, 2006

CSB Bancorp, Inc. | 2005 Report to Shareholders
Consolidated Balance Sheets
December 31, 2005 & 2004

	2005	2004
Assets
Cash and cash equivalents
Cash and due from banks	$14,785,250	$12,501,954
Interest-earning deposits in other banks	124,726	142,338
Federal funds sold	1,740,000	3,000,000

Total cash and cash equivalents	16,649,976	15,644,292

Securities
Available-for-sale, at fair value	78,273,248	73,438,070
Restricted stock, at cost	2,947,000	2,790,400

Total securities	81,220,248	76,228,470

Loans	215,019,673	218,084,479
Less allowance for loan losses	2,445,494	2,574,945

Net loans	212,574,179	215,509,534

Premises and equipment, net	7,671,822	7,709,439
Accrued interest receivable and other assets	2,873,007	2,248,608

Total Assets	$320,989,232	$317,340,343

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$41,807,069	$41,733,596
Interest-bearing	213,595,648	206,217,123

Total deposits	255,402,717	247,950,719

Short-term borrowings	21,417,616	18,316,473
Other borrowings	8,067,840	13,745,236
Accrued interest payable and other liabilities	930,800	1,120,408

Total liabilities	285,818,973	281,132,836

Shareholders’ Equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	14,752,250	13,358,321
Treasury stock at cost — 89,287 shares in 2005 and 22,824 shares in 2004	(2,086,686)	(627,119)
Accumulated other comprehensive income (loss)	(582,887)	388,723

Total shareholders’ equity	35,170,259	36,207,507

Total Liabilities and Shareholders’ Equity	$320,989,232	$317,340,343

     These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Consolidated Statements of Income
Years Ended December 31, 2005, 2004 & 2003

	2005	2004	2003
Interest and Dividend Income
Loans, including fees	$14,343,888	$12,122,379	$12,452,881
Taxable securities	2,243,081	1,501,812	1,020,512
Nontaxable securities	624,911	1,409,263	1,905,372
Other	145,395	40,094	35,666

Total interest and dividend income	17,357,275	15,073,548	15,414,431

Interest Expense
Deposits	4,128,130	3,237,803	3,849,339
Short-term borrowings	331,540	117,127	103,518
Other borrowings	352,026	518,986	678,501

Total interest expense	4,811,696	3,873,916	4,631,358

Net Interest Income	12,545,579	11,199,632	10,783,073

Provision (Credit) For Loan Losses	282,664	422,621	(51,000)

Net interest income, after provision (credit) for loan losses	12,262,915	10,777,011	10,834,073

Noninterest Income
Service charges on deposit accounts	1,037,377	846,935	790,587
Merchant fees	19,080	163,086	207,811
Trust services	484,468	386,469	375,929
Securities gains	247,047	587,916	1,068
Gain on sale of loans	23,502	13,481	68,267
Gain on sale of other real estate owned	10,000	—	114,836
Other	759,015	682,423	596,855

Total noninterest income	2,580,489	2,680,310	2,155,353

Noninterest Expenses
Salaries and employee benefits	5,671,149	5,250,732	5,516,584
Occupancy expense	677,067	642,048	647,157
Equipment expense	524,112	515,267	490,483
Franchise tax expense	427,435	419,527	408,544
Professional and director fees	677,252	680,043	894,314
Other expenses	2,825,750	2,770,469	2,842,235

Total noninterest expenses	10,802,765	10,278,086	10,799,317

Income before income taxes	4,040,639	3,179,235	2,190,109

Federal Income Tax Provision	1,168,000	653,000	130,000

Net Income	$2,872,639	$2,526,235	$2,060,109

Net Income Per Share
Basic	$1.09	$.96	$.78

Diluted	$1.09	$.95	$.78

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Consolidated Statements of Shareholders’ Equity
Years Ended December 31, 2005, 2004 & 2003

					Accumulated
		Additional			Other
	Common	Paid-In	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income (Loss)	Total
Balance at December 31, 2002	$16,673,667	$6,413,915	$11,621,292	$(1,088,312)	$121,722	$33,742,284
Comprehensive income:
Net income	—	—	2,060,109	—	—	2,060,109
Change in net unrealized gain (loss), net of reclassification adjustments and related income tax benefit	—	—	—	—	(60,579)	(60,579)

Total comprehensive income						1,999,530

Issuance of 15,135 shares from treasury under dividend reinvestment program	—	—	(200,122)	461,119	—	260,997
Purchase of 1,043 treasury shares	—	—	—	(18,745)	—	(18,745)
Cash dividends declared, $.48 per share	—	—	(1,266,528)	—	—	(1,266,528)

Balance at December 31, 2003	16,673,667	6,413,915	12,214,751	(645,938)	61,143	34,717,538
Comprehensive income:
Net income	—	—	2,526,235	—	—	2,526,235
Change in net unrealized gain (loss), net of reclassification adjustments and related income taxes	—	—	—	—	327,580	327,580

Total comprehensive income						2,853,815

Issuance of 612 shares from treasury under dividend reinvestment program	—	—	(7,444)	18,819	—	11,375
Cash dividends declared, $.52 per share	—	—	(1,375,221)	—	—	(1,375,221)

Balance at December 31, 2004	16,673,667	6,413,915	13,358,321	(627,119)	388,723	36,207,507
Comprehensive income:
Net income	—	—	2,872,639	—	—	2,872,639
Change in net unrealized gain (loss), net of reclassification adjustments and related income tax benefit	—	—	—	—	(971,610)	(971,610)

Total comprehensive income						1,901,029

Issuance of 6 shares from treasury			(64)	185		121
Purchase of 66,469 treasury shares	—	—	—	(1,459,752)	—	(1,459,752)
Cash dividends declared, $.56 per share	—	—	(1,478,646)	—	—	(1,478,646)

Balance at December 31, 2005	$16,673,667	$6,413,915	$14,752,250	$(2,086,686)	$(582,887)	$35,170,259

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 & 2003

	2005	2004	2003
Cash Flows from Operating Activities
Net income	$2,872,639	$2,526,235	$2,060,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	758,310	760,009	723,841
Deferred income taxes	408,837	115,246	(113,793)
Provision (credit) for loan losses	282,664	422,621	(51,000)
Gain on sale of loans	(23,502)	(13,481)	(68,267)
Securities gains	(247,047)	(587,916)	(1,068)
Gain on sale of other real estate owned	(10,000)	—	(114,836)
Security amortization, net of accretion	83,699	31,448	14,764
Federal Home Loan Bank stock dividends	(156,600)	(99,800)	(97,100)
Secondary market loan sale proceeds	2,868,967	1,281,531	7,933,025
Originations of secondary market loans held-for-sale	(2,845,465)	(1,268,050)	(7,864,758)
Effects of changes in operating assets and liabilities:
Net deferred loan fees	(39,536)	(104,489)	(21,088)
Accrued interest receivable	(201,106)	(118,785)	320,468
Accrued interest payable	41,649	(10,309)	(41,701)
Other assets and liabilities	125,107	(61,750)	758,858

Net cash provided by operating activities	$3,918,616	$2,772,710	$3,340,354

Cash Flows from Investing Activities
Securities available-for-sale:
Proceeds from maturities and repayments	$15,056,944	$25,896,718	$38,128,846
Proceeds from sale	5,094,640	11,928,699	—
Purchases	(26,295,553)	(48,940,043)	(44,537,368)
Securities held-to-maturity:
Proceeds from maturities and repayments	—	3,812,000	11,714,947
Loan originations, net of repayments	2,067,227	(5,032,068)	(13,614,238)
Proceeds from sale of other real estate	195,000	—	169,000
Property, equipment and software expenditures	(624,692)	(440,730)	(216,879)

Net cash used in investing activities	$(4,506,434)	$(12,675,624)	$(8,258,592)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 & 2003

	2005	2004	2003
Cash Flows from Financing Activities
Net change in deposits	$7,451,998	$(1,007,028)	$8,981,814
Net change in short-term borrowings	5,000,000	—	—
Net change in securities sold under repurchase agreements	3,101,143	1,457,421	(2,589,332)
Federal Home Loan Bank borrowings:
Proceeds	—	10,000,000	5,000,000
Repayments	(10,677,396)	(767,245)	(10,867,579)
Purchase of treasury shares	(1,459,752)	—	(18,745)
Cash dividends paid	(1,822,491)	(1,337,323)	(951,235)

Net cash provided by (used in) financing activities	$1,593,502	$8,345,825	$(445,077)

Net Increase (Decrease) in Cash and Cash Equivalents	1,005,684	(1,557,089)	(5,363,315)

Cash and Cash Equivalents at Beginning of Year	15,644,292	17,201,381	22,564,696

Cash and Cash Equivalents at End of Year	$16,649,976	$15,644,292	$17,201,381

Supplemental Disclosures
Cash paid during the year for:
Interest	$4,770,048	$3,884,225	$4,673,059

Income taxes	665,000	550,000	20,000

Noncash investing activities:
Transfer of loans to other real estate owned	625,000	—	—

Transfer of securities from held-to-maturity to available-for-sale	—	31,681,132	—

Noncash financing activity — payments of dividends through issuance of treasury shares, under dividend reinvestment program	$—	$11,375	$260,997

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Summary of Significant Accounting Policies
     CSB Bancorp, Inc. (the Company) was incorporated in 1991 in the State of Ohio and is a registered bank holding company for its wholly-owned subsidiaries, The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment, the commercial banking industry.
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
     Significant accounting policies followed by the Company are presented below:
Use of Estimates in Preparing Financial Statements
     In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimate susceptible to change in the near term relates to management’s determination of the allowance for loan losses.
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
Cash Reserve Requirements
     The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2005 and 2004 was $2,809,000 and $2,434,000, respectively.
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
     Gains and losses on sales of securities are accounted for on a completed transaction basis, using the specific identification method, and are included in noninterest income. Securities are written down to fair value when a decline in fair value is not other than temporary.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Summary of Significant Accounting Policies
Loans
     Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.
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
     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.
Other Real Estate Owned
     Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $440,000 at December 31, 2005. There was no other real estate owned at December 31, 2004.
Premises and Equipment
     Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization are

C S B Bancorp, Inc. | 2005 Report to Shareholders
Summary of Significant Accounting Policies
determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and are computed using both accelerated and straight-line methods.
Repurchase Agreements
     Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations, which are not deposits and not covered by federal deposit insurance.
Advertising Costs
     All advertising costs are expensed as incurred.
Federal Income Taxes
     The Company and the Bank file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities, reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.
     The Bank is not currently subject to state and local income taxes.
Stock-Based Compensation
     Employee compensation expense under stock option plans is reported if options are granted below market price at the grant date. Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model. Had compensation cost for stock options been measured using Statement of Financial Accounting Standards No.123 “Share-Based Payment”, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

	2005	2004	2003
Net income as reported	$2,872,639	$2,526,235	$2,060,109
Pro forma net income	2,867,223	2,469,434	2,031,391
Basic earnings per share as reported	1.09	.96	.78
Pro forma basic earnings per share	1.09	.93	.77
Diluted earnings per share as reported	1.09	.95	.78
Pro forma diluted earnings per share	1.09	.93	.77
The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2004	2003
Risk-free interest rate	3.34%	2.75%
Expected option life (years)	3.5	6.4
Dividend yield	2.6%	2.5%
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (FAS No. 123R), which requires that compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Summary of Significant Accounting Policies
     In April 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule that amends the compliance dates for FAS No. 123R. The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. FAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt FAS No. 123R on January 1, 2006 and does not expect the impact of the standard to have a material effect on the Company’s financial condition or results of operations.
     In March 2005, the SEC issued Staff Accounting bulletin No. 107 (“SAB No. 107”), Share-based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS No. 123R, and the disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to the adoption. The Company will provide SAB No. 107 required disclosures upon adoption of FAS No. 123R on January 1, 2006 and does not expect the adoption of the standard to have a material effect on the Company’s financial condition or results of operations.
Comprehensive Income
     U.S. generally accepted accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
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
Per Share Data
     Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.
     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2005	2004	2003
Weighted average common shares outstanding	2,667,786	2,667,786	2,667,786
Average treasury shares	(29,089)	(23,204)	(29,426)

Total weighted average common shares outstanding (basic)	2,638,697	2,644,582	2,638,360
Dilutive effect of assumed exercise of stock options	3,604	6,366	3,527

Weighted average common shares outstanding (diluted)	2,642,301	2,650,948	2,641,887

Dividends per share are based on the number of shares outstanding at the declaration date.
Reclassification of Comparative Amounts
     Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 1 — Securities
     Securities consist of the following at December 31, 2005 and 2004:

		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
December 31, 2005
Available-for-sale:
U.S. Treasury security	$99,938	$—	$1,313	$98,625
Obligations of U.S. Government corporations and agencies	42,991,204	4,376	765,254	42,230,326
Mortgage-backed securities	27,368,053	14,166	376,262	27,005,957
Obligations of states and political subdivisions	8,392,840	242,499	1,943	8,633,396

Total debt securities	78,852,035	261,041	1,144,772	77,968,304
Equity securities	304,376	6,080	5,512	304,944

Total available for-sale	79,156,411	267,121	1,150,284	78,273,248
Restricted stock	2,947,000	—	—	2,947,000

Total securities	$82,103,411	$267,121	$1,150,284	$81,220,248

December 31, 2004
Available-for-sale:
U.S. Treasury security	$101,551	$32,277	$—	$133,828
Obligations of U.S. Government corporations and agencies	39,458,087	38,527	282,074	39,214,540
Mortgage-backed securities	16,291,492	9,347	72,876	16,227,963
Obligations of states and political subdivisions	16,997,965	863,774	—	17,861,739

Total available for-sale	72,849,095	943,925	354,950	73,438,070
Restricted stock	2,790,400	—	—	2,790,400

Total securities	$75,639,495	$943,925	$354,950	$6,228,470

C S B Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 1 — Securities(Continued)
     The amortized cost and fair value of securities at December 31, 2005, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Available-for-sale:
Due in one year or less	$8,002,851	$7,982,165
Due after one through five years	42,236,309	41,749,504
Due after five years through ten years	6,901,299	6,778,125
Due after ten years	21,711,576	21,458,510

Total available-for-sale	$78,852,035	$77,968,304

     Securities with a carrying value of approximately $60,148,000 and $51,710,000 were pledged at December 31, 2005 and 2004, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
     Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,677,000 and $2,520,400 at December 31, 2005 and 2004, respectively.
     During the third quarter of 2004, the Company transferred its entire held-to-maturity securities portfolio, with an amortized cost of $31,681,132, to the available-for-sale category resulting in unrealized gains of $1,639,462. The portfolio was almost entirely comprised of state and political subdivision issues (i.e., municipal securities). The transfer was prompted by the Bank’s difficulty securing public fund deposits with out-of-state municipal securities, as well as changes in executive management over the prior two years, and will enable management to enhance the diversity and usage of the securities portfolio going forward. Subsequent to the transfer, the Bank sold all out-of-state municipal securities from the portfolio, with an amortized cost of $10,701,432, resulting in a gain on sale of $559,157.
     Gross gains realized from sales of previous impairment write-offs of securities available-for-sale amounted to $247,047 in 2005, $587,916 in 2004, and $1,068 in 2003, with the income tax provision applicable to such gains amounting to $83,996 in 2005, $199,891 in 2004, and $363 in 2003. There were no gross realized losses in 2005, 2004 and 2003.

C S B Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 1 — Securities (Continued)
     The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

	Securities in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

2005
Obligations of U.S. Government corporations and agencies	$118,828	$12,375,473	$646,426	$27,850,477	$765,254	$40,225,950
Mortgage-backed securities	175,196	10,604,264	201,066	7,595,041	376,262	18,199,305
Obligations of states and political subdivisions	1,943	249,793	—	—	1,943	249,793
U.S. Treasury	1,313	98,625	—	—	1,313	98,625

Total debt securities	$297,280	$23,328,155	$847,492	$35,445,518	$1,144,772	$58,773,673
Equity securities	5,512	135,650	—	—	5,512	135,650

Total temporarily impaired securities	$302,792	$23,463,805	$847,492	$35,445,518	$1,150,284	$58,909,323

2004
Obligations of U.S. Government corporations and agencies	$253,805	$29,240,789	$28,269	$3,979,056	$282,074	$33,219,845
Mortgage-backed securities	65,250	8,847,373	7,626	1,954,414	72,876	10,801,787

Total temporarily impaired securities	$319,055	$38,088,162	$35,895	$5,933,470	$354,950	$44,021,632

     There were thirty-six securities in an unrealized loss position at December 31, 2005, nineteen of which were in a continuous loss position for twelve months or more. Management reviews these securities quarterly. Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2005 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2005 are not considered other than temporary.
Note 2 — Loans
     Loans consist of the following at December 31, 2005 and 2004:

	2005	2004
Commercial	$69,922,000	$77,231,142
Commercial real estate	52,660,795	43,743,785
Residential real estate	78,722,274	78,861,767
Installment and credit card	11,539,910	10,273,257
Construction	2,120,081	8,033,519
Deferred loan costs (fees), net	54,613	(58,991)

Total Loans	$215,019,673	$218,084,479

C S B Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 2 — Loans (Continued)
     The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Beginning balance	$2,574,945	$2,458,864	$2,700,643
Provision (credit) for loan losses	282,664	422,621	(51,000)
Loans charged-off	(575,556)	(434,055)	(337,533)
Recoveries	163,441	127,515	146,754

Ending balance	$2,445,494	$2,574,945	$2,458,864

     Impaired loans were as follows for December 31, 2005 and 2004:

	2005	2004
Year-end loans with no allowance for loan losses allocated	$61,338	$—
Year-end loans with allowance for loan losses allocated	503,246	1,198,408
Amount of the allowance allocated	174,394	388,415

	2005	2004	2003
Average of impaired loans during the year	$576,907	$823,793	$1,135,417
Interest income recognized during impairment	2,764	24,105	51,740
Cash-basis interest income recognized	472	23,415	51,039
     Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2005 and 2004:

	2005	2004
Loans past due over 90 days still accruing interest	$168,438	$119,000
Nonaccrual loans	632,868	1,552,368
     Loans serviced for others approximated $21,034,000 and $22,789,000 at December 31, 2005 and 2004, respectively.
Note 3 — Premises and Equipment
     Premises and equipment consist of the following at December 31, 2005 and 2004:

	2005	2004
Land and improvements	$1,007,927	$1,007,927
Buildings and improvements	8,576,855	8,388,882
Furniture and equipment	5,208,855	4,866,064
Leasehold improvements	79,979	79,979

	14,873,616	14,342,852
Accumulated depreciation	7,201,794	6,633,413

Premises and equipment, net	$7,671,822	$7,709,439

     The Bank leases certain office locations. Total rental expense under these leases approximated $84,000, $71,400, and $72,000 in 2005, 2004, and 2003, respectively. Future minimum lease payments at December 31, 2005 aggregate $86,000 and are due as follows: 2006, $50,400; 2007, $20,000; and 2008, $15,600.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 4 — Interest-Bearing Deposits
     Interest-bearing deposits at December 31, 2005 and 2004 are as follows:

	2005	2004
Demand	$50,729,989	$50,215,416
Savings	45,734,653	43,285,120
Time deposits:
In excess of $100,000	29,623,053	30,616,776
Other	87,507,953	82,099,811

Total interest-bearing deposits	$213,595,648	$206,217,123

     At December 31, 2005, stated maturities of time deposits were as follows:

2006	$67,357,758
2007	29,064,110
2008	12,805,555
2009	2,904,740
2010	4,955,898
2011 and beyond	42,945

Total	$117,131,006

Note 5 — Borrowings
Short-term borrowings
     Short-term borrowings include overnight repurchase agreements, Federal funds purchased and a $5,000,000 short-term advance through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2005	2004
Balance at year-end	$21,417,616	$18,316,473
Average balance outstanding	20,243,476	21,360,421
Maximum month-end balance	29,467,123	31,704,441
Weighted-average rate at year-end	1.54%	0.88%
Weighted-average rate during the year	1.64	0.85
Other borrowings The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average	Stated interest Rate		At December 31,
Description	From	To	Interest Rate	From	To	2005	2004

Fixed rate	3/03/06	3/03/06	2.15%	2.15%	2.15%	$5,000,000	$10,000,000
Fixed rate amortizing	1/01/06	3/01/17	6.44	5.60	7.15	3,067,840	3,745,236

						$8,067,840	$13,745,236

Maturities of other borrowings at December 31, 2005, are summarized as follows:

Year Ending December 31,	Amount	Weighted-Average Rate

2006	$ 5,568,442	2.59%
2007	475,512	6.42
2008	417,217	6.42
2009	369,517	6.42
2010	322,234	6.42
2011 and beyond	914,918	6.48

	$ 8,067,840	3.79%

Monthly principal and interest payments are due on the borrowings, additionly a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2005 the Company has the capacity to borrow an additional $39.8 million from the FHLB.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 6 — Income Taxes
     The provision for income taxes consists of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Current	$759,163	$537,754	$243,793
Deferred	408,837	115,246	(113,793)

Total income tax provision	$1,168,000	$653,000	$130,000

     The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2005	2004	2003
Expected provision using statutory federal income tax rate	$1,373,800	$1,080,900	$744,600
Tax-exempt income on state and municipal securities and political subdivision loans	(218,400)	(474,500)	(662,900)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	14,300	24,700	41,400
Other	(1,700)	21,900	6,900

Total income tax provision	$1,168,000	$653,000	$130,000

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004, are as follows:

	2005	2004
Allowance for loan losses	$524,000	$550,900
Alternative minimum tax credit carryforwards	296,000	660,200
Unrealized loss on securities available-for-sale	300,275	—
Other	24,225	30,500

Deferred tax assets	1,144,500	1,241,600

Unrealized gain on securities available-for-sale	—	(200,252)
Depreciation of premises and equipment	(389,800)	(452,800)
Federal Home Loan Bank stock dividends	(405,600)	(361,500)
Deferred loan fees	(68,300)	(85,600)
Other	(72,000)	(23,448)

Deferred tax liabilities	(935,700)	(1,123,600)

Net deferred tax assets	$208,800	$118,000

     The Company had available at December 31, 2005, alternative minimum tax credit carryforwards of approximately $296,000 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.
     The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2005 and 2004 in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 6 — Income Taxes (Continued)
     The Company’s 2001 and 2002 consolidated federal income tax returns are currently under examination by the Internal Revenue Service. On January 6, 2006 the Company received correspondence that the Joint Committee of Taxation had taken no exception to the conclusions the Internal Revenue Service reached for the tax periods ended December 1996 through December 2002. The case has been forwarded to the IRS Appeals Office for closing. Based on the closing numbers provided by the IRS and interest estimates, Management believes there will be no adverse material impact on the Company’s consolidated financial statements.
Note 7 — Employee Benefits
     The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2% of each eligible participant’s compensation for 2005, 1% for 2004 and 3% of each eligible participant’s compensation for 2003. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $159,000, $111,000 and $164,000 for 2005, 2004 and 2003, respectively.
     During 2003, the Board of Directors granted options to various executive officers of the Company, including options to purchase 10,000 shares of the Company’s common shares at an exercise price of $17.75 per share through May 19, 2008 to one executive officer, and options to purchase 1,000 shares each to two other officers at an exercise price of $17.50 per share through July 31, 2008. During 2004, the Board of Directors granted options to another executive officer to purchase 1,000 shares at an exercise price of $19.00 per share through August 9, 2009.
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
     The following summarizes stock options activity for the years ended December 31, 2005, 2004 and 2003:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	42,820	$16.09	42,485	$16.02	34,660	$15.44
Grant	—	—	1,000	19.00	12,000	17.71
Exercised	—	—	—	—	—	—
Forfeited	(20,850)	(15.04)	(665)	(16.05)	(4,175)	(16.05)

Outstanding at end of year	21,970	$17.09	42,820	$16.09	42,485	$16.02

Options exercisable at year-end	18,361	$17.29	36,964	$16.10	34,097	$15.93

Weighted-average fair value of options granted during year		N/A		$2.94		$1.51

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 7 – Employee Benefit (Continued)
     Options outstanding at December 31, 2005 were as follows:

	Outstanding		Exercisable
		Weighted Average		Weighted
		Remaining		Average
Range of		Contractual Life		Exercise
Exercisable Prices	Number	(Years)	Number	Price

$16.05	8,970	6.90	5,361	16.05
17.50	2,000	2.55	2,000	17.50
17.75	10,000	2.35	10,000	17.75
19.00	1,000	3.56	1,000	19.00

Outstanding at year-end	21,970	4.28	18,361	$17.29

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
     The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2005 and 2004:

	Contract amount
	2005	2004
Commitments to extend credit	$58,527,000	$45,485,000

Letters of credit	$541,000	$555,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; recognized inventory; property, plant and equipment; and income-producing commercial properties.
     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2005, are due on demand or expire in 2006. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 9 – Related-Party Transactions
     In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2005:

Contract amount
2005
Balance at beginning of year	$6,317,119
New loans and advances	5,686,789
Repayments, including loans sold	(5,843,091)

Balance at end of year	$6,160,817

     Deposits from executive officers, directors and their related business interests at December 31, 2005 and 2004 were approximately $4,927,000 and $3,001,000, respectively.
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
     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
     As of December 31, 2005, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that Management believes have changed the Bank’s category.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 10 – Regulatory Matters (Continued)
     The actual capital amounts and ratios of the Company and Bank as of December 31, 2005 and 2004, are also presented in the following table (dollars in thousands):

					Minimum Required
					to be Well-Capitalized
			Minimum Required		Under Prompt
			for Capital		Corrective Action
	Actual		Adequacy Purposes		Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005
Total capital (to risk-weighted assets)
Consolidated	$38,196	18.2%	$16,772	8.0%	$20,965	10.0%
Bank	35,562	17.0	16,766	8.0	20,957	10.0

Tier I capital (to risk-weighted assets)
Consolidated	35,750	17.1	8,386	4.0	12,579	6.0
Bank	33,116	15.8	8,383	4.0	12,574	6.0

Tier I capital (to average assets)
Consolidated	35,750	11.1	12,905	4.0	16,131	5.0
Bank	33,116	10.3	12,869	4.0	16,087	5.0

As of December 31, 2004
Total capital (to risk-weighted assets)
Consolidated	$38,410	18.4%	$16,673	8.0%	N/A	N/A
Bank	36,505	17.5	16,656	8.0	$20,820	10.0%

Tier I capital (to risk-weighted assets)
Consolidated	35,835	17.2	8,336	4.0	N/A	N/A
Bank	33,930	16.3	8,328	4.0	12,492	6.0

Tier I capital (to average assets)
Consolidated	35,835	11.5	12,522	4.0	N/A	N/A
Bank	33,930	10.9	12,497	4.0	15,121	5.0
     The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, approximately $416,000 was available for dividends on January 1, 2006, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.
     Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding 10 percent of the Bank’s common stock and capital surplus.

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 11 – Condensed Parent Company Financial Information
     A summary of condensed financial information of the parent company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 are as follows:
Condensed Balance Sheets

	2005	2004
Assets
Cash deposited with subsidiary bank	$1,620,795	$1,609,532
Investment in subsidiary bank	32,528,304	34,303,146
Securities available-for-sale	816,179	528,399
Other assets	204,981	110,275

Total assets	$35,170,259	$36,551,352

Liabilities and Shareholders’ Equity
Liability – dividends payable	$—	$343,845
Shareholders’ equity:
Common stock	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	14,752,250	13,358,321
Treasury stock	(2,086,686)	(627,119)
Accumulated other comprehensive income	(582,887)	388,723

Total shareholders’ equity	35,170,259	36,207,507

Total liabilities and shareholders’ equity	$35,170,259	$36,551,352

Condensed Statements of Income

	2005	2004	2003
Interest on securities	$25,273	$24,837	$24,837
Dividends from subsidiary	3,910,886	1,375,221	1,266,528

Total income	3,936,159	1,400,058	1,291,365
Operating expenses	377,211	157,521	104,471

Income before taxes and undistributed equity income of subsidiary	3,558,948	1,242,537	1,186,894

Income tax benefit	128,000	54,000	37,000
Equity income in subsidiary, net of dividends	(814,309)	1,229,698	836,215

Net income	$2,872,639	$2,526,235	$2,060,109

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 11 – Condensed Parent Company Financial Information (Continued)
Condensed Statements of Cash Flows

	2005	2004	2003
Cash flows from operating activities:
Net income	$2,872,639	$2,526,235	$2,060,109
Adjustments to reconcile net income to cash provided by operations:
Security accretion	(187)	(187)	(187)
Software amortization	5,000	—	—
Equity income in subsidiary, net of dividends	814,309	(1,229,698)	(836,215)
Change in other assets, liabilities	(73,879)	(17,000)	7,578

Net cash provided by operating activities	3,617,882	1,279,350	1,231,285

Cash flows from investing activities:
Purchase of investment securities	(304,376)	—	—
Purchase of software	(20,000)	—	—

Net cash used in investing activities	(324,376)	—	—

Cash flows from financing activities:
Purchase of treasury shares	(1,459,752)	—	(18,745)
Cash dividends paid	(1,822,491)	(1,337,323)	(951,235)

Net cash used in financing activities	(3,282,243)	(1,337,323)	(969,980)

Net change in cash	11,263	(57,973)	261,305
Cash at beginning of year	1,609,532	1,667,505	1,406,200

Cash at end of year	$1,620,795	$1,609,532	$1,667,505

Note 12 – Other Comprehensive Income (Loss)
     The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Unrealized holding losses on available-for-sale securities	$(1,225,090)	$(555,212)	$(90,719)
Unrealized holding gains on held-to-maturity securities transferred to the available-for-sale category	—	1,639,462	—
Less reclassification adjustment for securities gains recognized in income	(247,047)	(587,916)	(1,068)

Net unrealized holding gains (losses)	(1,472,137)	496,334	(91,787)
Federal income tax provision (benefit)	(500,527)	168,754	(31,208)

Other comprehensive income (loss)	$(971,610)	$327,580	$(60,579)

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 13 – Fair Values of Financial Instruments
     The estimated fair values of recognized financial instruments as of December 31, 2005 and 2004, are as follows (dollars in thousands):

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amounts	Value	Amounts	Value

Financial assets:
Cash and cash equivalents	$16,650	$16,650	$15,644	$15,644
Securities	81,220	81,220	76,228	76,228
Loans, net	212,574	212,139	215,510	216,374
Financial liabilities:
Deposits	$255,403	$255,053	$247,951	$248,526
Securities sold under agreements to repurchase	16,418	16,418	13,316	13,316
Federal Home Loan Bank borrowings	13,068	12,998	18,745	18,862
     The preceding summary does not include accrued interest receivable, accrued interest payable, and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.
     The Company also has unrecognized financial instruments at December 31, 2005 and 2004. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $59,100,000 at December 31, 2005 and $46,040,000 at December 31, 2004. Such amounts are also considered to be the estimated fair values.
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:
Cash and cash equivalents
     Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, and federal funds sold) because they represent cash, or because they mature in 90 days or less and do not represent unanticipated credit concerns.
Securities
     The fair value of securities is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.
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

CSB Bancorp, Inc. | 2005 Report to Shareholders
Notes to Consolidated Financial Statements
Note 13 – Fair Values of Financial Instruments (Continued)
Deposit liabilities
     The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year-end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.
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
Note 15 – Quarterly Financial Data (Unaudited)
     The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2005 and 2004:

		Net		Basic	Diluted
	Interest	Interest	Net	Earnings	Earnings
	Income	Income	Income	Per Share	Per Share

2005
First quarter	$3,974,179	$2,928,704	$666,813	$.25	$.25
Second quarter	4,218,725	3,028,387	613,744	.23	.23
Third quarter	4,471,807	3,213,989	689,373	.26	.26
Fourth quarter	4,692,564	3,374,499	902,709	.35	.35

2004
First quarter	$3,668,033	$2,695,785	$521,451	$.20	$.20
Second quarter	3,743,434	2,776,332	606,490	.23	.23
Third quarter	3,772,162	2,811,714	746,828	.28	.28
Fourth quarter	3,889,919	2,915,801	651,466	.25	.24

CSB Bancorp, Inc. | 2005 Report to Shareholders
Officers of The Commercial & Savings Bank

Linda C. Amos	Jason R. McCulloch
Assistant Vice President/Mortgage Loan Officer	Assistant Vice President/Brokerage Manager

William D. Arnold	Sherry A. McRobie
Vice President/Banking Center Manager	Assistant Cashier/Banking Center Manager

Rebecca A. Baker	Paula J. Meiler
Assistant Vice President/Banking Center Manager	Senior Vice President/Chief Financial Officer

Pamela S. Basinger	A. Lee Miller
Vice President/Financial Officer	Vice President/Cash Management & Special Projects

Deborah S. Berner	Edward J. Miller
Vice President/Retail Services	Vice President/Banking Center Services

Pamela L. Bromund	Daniel L. Muse
Assistant Vice President/Loan Operations Supervisor	Operations Officer

C. Dawn Butler	Lisa M. Nelson
Vice President/Banking Center Manager	Assistant Vice President/Banking Center Manager

Beverly A. Carr	Pamela S. Null
Operations Officer/Deposit Processing	Vice President/Compliance Officer

Colby M. Chamberlin	Shawn E. Oswald
Vice President/Retail/Small Business Lending Supervisor	Vice President/Information System Director

Dale J. Clinton	Thomas S. Rumbaugh
Vice President/Internal Auditor	Vice President/Trust Officer

G. Gail Cochran	Rebecca J. Shultz
Assistant Vice President/Executive Loan Secretary	Assistant Vice President/Loan Officer

Peggy L. Conn	Scott A. Stallman
Corporate Secretary	Operations Officer

Marianne Davis	Harland L. Stebbins
Assistant Cashier/Banking Center Manager	Vice President/Commercial Lender

Paula S. Foy	Eric D. Strouse
Vice President	Vice President/Commercial Lender

Philip J. Germani	Ronald L. Stutzman
Assistant Vice President/Trust Officer	Assistant Vice President/Banking Center Manager

Rick L. Ginther	Jennifer M. Thorpe
Senior Vice President/Chief Lending Officer	Assistant Vice President/Senior Credit Analyst

Loretta Gray	William R. Tinlin
Assistant Cashier/Assistant Banking Center Manager	Vice President/Recovery/Security

Paul D. Greig	Brian D. Troyer
Senior Vice President/Chief Operations & Information Officer	Assistant Vice President/Trust Operations

Marcella K. Hawkins	Marsha Walker
Assistant Vice President/Trust Officer	Assistant Vice President/Banking Center Manager

Julie A. Jones	I. Milton Wayland
Vice President/Director of Human Resources	Assistant Vice President/Loan Officer

Stephen K. Kilpatrick	Jane C. Whitmer
First Vice President/Credit and Loan Administration	Assistant Cashier/Assistant Banking Center Manager

John J. Limbert	Ervin C. Yoder
President/Chief Executive Officer	Vice President/Business Development Officer

CSB Bancorp, Inc. | 2005 Report to Shareholders
General Information
The Commercial & Savings Bank

Information & Customer Service	330-674-9015 or 1-800-654-9015
24 Hour Xpress Phone Banking	330-674-2720 or 1-888-438-2720
Loan Services Holmes & Tuscarawas County 91 N. Clay, Millersburg	Consumer Loans 330-763-2823
Commercial Loans 330-763-2822
Loan Services Wayne County 146 E. Liberty, Suite 230, Wooster	330-264-0334
Trust & Investment Services Holmes & Tuscarawas County 91 N. Clay, Millersburg	330-674-2397
Trust & Investment Services Wayne County 146 E. Liberty, Suite 230, Wooster	330-264-0334
24 Hour Xpress Net Banking & BillPay	www.csb1.com
CSB Banking Centers
Millersburg Banking Centers

Main Office 6 W. Jackson	330-763-2820
Clinton Commons 2102 Glen Dr. (Drive-Up ATM)	330-674-2265
South Clay 91 S. Clay (Drive-Up ATM)	330-674-0687

Berlin Banking Center 4587 S.R. 39, Berlin (Drive-Up ATM)	330-893-3565
Charm Banking Center 4440 C.R. 70, Charm (Walk-Up ATM)	330-893-3323
Shreve Banking Center 333 W. South, Shreve (Drive-Up ATM)	330-567-2226
Sugarcreek Banking Center 127 S. Broadway, Sugarcreek (Drive-Up ATM)	330-852-4444
Walnut Creek Banking Center 4980 Olde Pump, Walnut Creek (Walk-Up ATM)	330-893-2961
Winesburg Banking Center 2225 U.S. 62, Winesburg (Drive-Up ATM)	330-359-5543
Shareholder & General Inquiries
Stock Listing Common Symbol: CSBB.OB

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:	If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:	CSB Bancorp, Inc. is required to file an annual report on Form 10-K with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s
Registrar and Transfer Company	Jay McCulloch	quarterly reports may be obtained
Attn: Investor Relations	Investment Executive	without charge by contacting:
10 Commerce Drive	Infinex Financial Group
Cranford, New Jersey 07016	Located at The Commercial & Savings Bank
800-368-5948	91 North Clay Street	Paula J. Meiler
www.rtco.com	P.O. Box 50	Chief Financial Officer
	Millersburg, Ohio 44654	CSB Bancorp, Inc.
	330-674-2397 w 800-654-9015	91 North Clay Street
Millersburg, Ohio 44654
Legal Counsel	George Geissbuhler	330-674-9015 w 800-654-9015
Bricker & Eckler LLP	Sweney Cartwright & Co.
100 South Third Street	17 South High Street, Suite 300
Columbus, Ohio 43215	Columbus, Ohio 43215 800-334-7481	The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 26, 2006 at 7:00 pm, at the Carlisle Inn in Walnut Creek, Ohio.
Linda Reall
Capital Securities of America, Inc.
150 Grand Trunk Avenue
Hartville, Ohio 44632
800-494-9497