Form 10-K, Exhibit 13
period 2006-12-31
CSB BANCORP INC /OH
filed 2007-03-23
CIK 880417

Exhibit 13

2006 Report to
SHAREHOLDERS

2006	FINANCIAL HIGHLIGHTS For the years ended December 31, 2006 and 2005

Dollars in thousands, except per share data	2006	2005	% Change
Consolidated Results
Net interest income	$13,168	$12,546	5%
Net interest income–fully taxable-equivalent (“FTE”) basis	13,377	12,879	4
Noninterest income	2,592	2,580	< 1
Provision for loan losses	302	283	7
Noninterest expense	10,915	10,803	1
Net income	3,110	2,873	8

At Year-end
Loans, net	$229,825	$212,574	8%
Assets	327,240	320,989	2
Deposits	260,178	255,403	2
Shareholders’ equity	35,070	35,170	< –1
Cash dividends declared	0.64	0.56	14
Book value	14.03	13.64	3
Market price	19.00	21.00	– 10
Basic earnings per share	1.23	1.09	13
Diluted earnings per share	1.23	1.09	13

Financial Performance
Return on average assets	0.97%	0.91%
Return on average equity	8.95	7.92
Net interest margin	4.38	4.23
Efficiency ratio	68.35	69.88

Capital Ratios
Risk-based capital:
Tier 1	15.90%	17.10%
Total	17.10	18.20
Leverage	10.80	11.10

CSB Bancorp, Inc.
2006   LETTER TO SHAREHOLDERS
DEAR FELLOW SHAREHOLDER
     Our Company made excellent progress in its continuous improvement efforts during 2006 as earnings increased for the sixth consecutive year, credit quality remained at a very high level, and enhanced products and services were introduced for our customers.
FINANCIAL PERFORMANCE
     Final results for 2006 reflect a 7% increase in return on assets, 8% increase in net income, and 13% increases in return on equity and earnings per share. Core performance exceeded our stated goals of 1% ROA and 9% ROE for 2006; however, factoring in the isolated irregularity reported during the second quarter, year-end results were just shy of our ROA and ROE targets. Our efficiency ratio, leverage ratio, and the ratio of allowance for loan losses to total loans all met targeted objectives. The graphs accompanying this letter reflect our consistent improvement in virtually every area of operating performance.
SENIOR MANAGEMENT

Eddie L. Steiner	Rick L. Ginther	Paul D. Greig	Paula J. Meiler
President,	President,	(Seated)	Senior Vice President,
Chief Executive Officer,	Chief Executive Officer,	Senior Vice President,	Chief Financial Officer
CSB Bancorp, Inc.	The Commercial & Savings Bank	Chief Operations/Information Officer
CREDIT QUALITY AND ASSET GROWTH
     We have diligently managed credit risk within the loan portfolio and are very pleased that net charge-offs for 2006 were only .06% of average loan balances. This was our fourth consecutive year of net charge-offs below .20%. At year-end, the allowance for loan and lease losses provided 172% coverage of nonperforming asset balances. At the same time, we were able to grow total loans outstanding by 8% over the prior year-end. We intend to remain focused on exemplary credit underwriting practices while continually developing new loan relationships.
NEW AND GROWING PRODUCTS AND SERVICES
     Our electronic banking services experienced significant increases in customer usage during 2006 as customers clearly demonstrated appreciation for the convenience of managing their finances 24/7 with our Xpress Net Banking services. We expect continued growth of cash management and electronic banking services in

CLOSING PRICE per share	EARNINGS per share	ANNUAL DIVIDENDS per share	BOOK VALUE per share

2006 Report to Shareholders
LETTER TO SHAREHOLDERS
continued
THE COMMERCIAL & SAVINGS BANK
2007, bolstered particularly by our recent successful introduction of Xpress Remote Deposit Capture. With this exciting new service, businesses make deposits by processing their customers’ checks through a digital scanner and transmitting an image of those checks via secure Internet access to our bank for processing. This technology will also facilitate our growth strategy of developing new business relationships in geographic market areas where we do not currently offer the convenience of a local banking center.
     Trust and Brokerage also experienced significant growth during 2006 with both operations registering double-digit increases in assets under management. Trust assets under management exceeded $64 million at fiscal year-end and have doubled in the past three years. Brokerage assets under management exceeded $37 million at year-end. Margins remain very tight for both of these operations. During 2006, we set in motion a series of initiatives to increase the profitability of these services and anticipate both areas will be accretive to earnings in 2007.
     Our efforts have proven that many consumers are willing to switch their banking and investment business to a provider that offers higher levels of service, demonstrates an understanding of and commitment to meeting their needs, and integrates the use of technology to make their banking and financial tasks easier and more convenient. We want to be the preferred provider of financial services for as many personal and business customers as possible and we are therefore committed to continually enhancing the products and services we offer.

EFFICIENCY	ALLOWANCE FOR
RATIO	LOAN LOSSES
(tax equivalent basis)	to nonperforming loans

2006 Success
BUSINESS
DEVELOPMENT TEAM
Helping Our Partners Grow
Back row, L–R: Eric Strouse, Chris Rickly, Bud Stebbins, Colby Chamberlin, Jason Hummel Seated at desk: Ervin Yoder
Many years ago, when banks were open from 9:00 a.m. – 3:00 p.m. and business customers needed a loan or other financial service, they had to come to the bank during those hours.
Today, our Business Development Team spends the majority of their time out of the Bank working directly with customers at their places of business. This progressive approach allows team members to meet with customers and prospective customers when it is convenient for them, sometimes early in the morning or later in the evening.
We want business owners and organization leaders to rely on CSB for all of their financial service needs. Our goal is to maximize the value we bring to the customer relationship. We strive to understand customer goals and the markets they serve in order to provide effective guidance and the highest level of support. Call a member of CSB’s Business Development Team to experience the benefits of having the CSB team working to help you accomplish your business goals.
To contact our Business Development Team, please call 330-674-9015 or 1-800-654-9015.

CSB Bancorp, Inc.
LETTER TO SHAREHOLDERS
continued
THE COMMERCIAL & SAVINGS BANK
2006 Success
FREE & EASY
XPRESS BILLPAY
It’s time to start living Free & Easy
This was the slogan of our marketing campaign that introduced free Xpress BillPay to the market in May 2006. The campaign proved to be successful as through year-end, we increased the number of BillPay customers by 254%!
While we have offered Xpress BillPay for several years, there was always a monthly fee assessed. We have now made the service FREE for all CSB checking account customers who also have a debit card.
If you are not familiar with this service, Xpress BillPay allows you to pay bills online without ever having to leave home. Bills can be paid in a matter of minutes, any time of the day or night – even while on vacation. It’s fast and handy and customers have told us they absolutely love it!
To learn more about Xpress BillPay, visit our website at www.csb1.com.
EXPANDING MARKET FOOTPRINT
     At the time of this writing, final construction and preparations are taking place for opening a new banking center during March 2007. Located near Orrville, Ohio on State Route 57, the new banking center will primarily serve the surrounding communities within a six to eight mile radius. Our investment in the greater Orrville area reflects our commitment to using new market development as one method of growing the bank. We will continue to seek new market opportunities where we can realize our performance objectives by gaining market share through our exceptional service, products and relationship management.
STOCK PERFORMANCE
     Our stock performance was disappointing in 2006 with a one year total rate of return of –7%. Still, over the past five years, our cumulative shareholder return totals 44%. We remain firmly committed to increasing shareholder value – it is one of the fundamental reasons we are in business.
     Total 2006 dividends of $.64 per share were 14% higher than the previous year. Over the past five-year period, we have returned 51% of earnings to shareholders in the form of dividends, and we expect to maintain similar dividend payout rates in the foreseeable future.
     We also continued our share repurchase plan during 2006, repurchasing approximately 3% of the shares that were outstanding at the beginning of the year. We anticipate continuing the share repurchase program during 2007 as an effective use of capital and as one means of continuing to increase the Company’s return on equity.

return on
NET INTEREST	AVERAGE
margin	EQUITY

2006 Report to Shareholders
LETTER TO SHAREHOLDERS
continued
THE COMMERCIAL & SAVINGS BANK
MISSION AND CORE STRATEGY
     Your board of directors and management team strongly believe that community banks will continue to play a vital role in the economic affairs of communities across this nation. We believe a significant number of customers prefer to deal with a locally owned bank, and that community banks with high standards of service to their customers will benefit from that preference for many years to come.
     Our mission as an independent community bank is to provide high quality financial services through valued employees, thereby meeting the needs of our customers and the diverse communities we serve, while generating profit and increasing value for our shareholders. Our underlying set of values places priority on our profit responsibility, customer service, our employee team, honesty, enjoyment and growth.
     Financially, our goal is to perform well above the Ohio public bank median in most performance measurements by the end of the three-year planning horizon. While we are taking a measured approach with incremental improvements, we are firmly committed to this goal. At present, we equal or exceed Ohio median performance for publicly held banks and thrifts in a number of key measurements, while acknowledging there is still considerable room for improvement. We welcome the challenge at hand.
     Toward that end, we have identified several components required to achieve our performance objectives. First, we must continue to become more efficient in every aspect of our operations while simultaneously enhancing return on
AVERAGE	average
ASSETS	TOTAL ASSETS

New in 2007
ORRVILLE AREA BANKING CENTER
Our Second Wayne County Banking Center
In the fall of 2006, we announced plans to open a full service banking center near Orrville, Ohio. The Orrville location is the first new full service banking center CSB has opened since 1998, when we entered Wayne County with a banking center in Shreve.
As this annual report goes to press, our new banking center will have officially opened for business at 461 Wadsworth Road, S.R. 57, Orrville, Ohio. Our entry in the Orrville area further entrenches CSB in the Wayne County market and fits perfectly within our corporate vision of sustainable growth while maintaining a strong community bank identity.
We are excited to have the opportunity to serve the people of Orrville and the surrounding communities. CSB has a long history of being an integral part of the communities it serves, and we certainly look forward to building and further developing relationships with personal and business customers, as well as civic and community groups in Orrville and the surrounding communities.

CSB Bancorp, Inc.
LETTER TO SHAREHOLDERS
continued
THE COMMERCIAL & SAVINGS BANK
New in 2007
XPRESS REMOTE DEPOSIT CAPTURE
Business Banking Made Easy
A new service that will change the way many businesses handle their daily banking is now available through The Commercial & Savings Bank (CSB). Business customers can now, at their convenience, deposit checks electronically without coming to the bank.
CSB’s Xpress Remote Deposit Capture is simple and easy to use. A business can scan its customer checks from any office or store location in the United States and images of the checks are created and transmitted to CSB via a secure Internet site. Funds are then deposited electronically to the business’s CSB checking account. No more trips to the bank to deposit your checks.
Additional features offered with this new service include business acceptance of check payments over the phone and the processing of coupon payments for those businesses that utilize customer payment coupons.
For further information on CSB’s Xpress Remote Deposit Capture or any other Cash Management service, please contact our Cash Management staff at 330-674-9015, toll-free at 1-800-654-9015, or via e-mail at webadmin@csb1.com.
our services. This focus on efficiency and enhanced services is necessary because our approach to serving market needs is and will continue to be relationship-driven. Second, we recognize that the current market area we serve, while economically diverse, stable and healthy, will not likely grow fast enough to provide, in and of itself, the long-term growth required to meet our goals. We are therefore committed to expanding beyond our current market areas, both geographically and with new banking products and services. In the long run, we need to leverage our status as a financial holding company, which permits us to grow beyond traditional banking into a number of related financial service areas.
     We believe each of the above strategic areas of emphasis will play an important role in the growth of our Company and in the creation of increased value for our shareholders. By serving our markets well and efficiently, the results will be satisfying for all of our constituents – shareholders, customers, employees and the communities we serve.
     As always, we value your support as a shareholder of CSB Bancorp, Inc. and we look forward to seeing you at our annual meeting on April 25, 2007.
On behalf of the entire CSB team,

Eddie L. Steiner	Robert K. Baker
President and	Chairman,
Chief Executive Officer	Board of Directors

average securities sold under
average	AGREEMENTS TO
DEPOSITS	REPURCHASE

2006 Report to Shareholders
BOARD OF DIRECTORS
L-R, STANDING

John R. Waltman	Eddie L. Steiner	Jeffery A. Robb, Sr.	Samuel M. Steimel	J. Thomas Lang
Attorney,	President,	President,	Attorney,	Veterinarian, Dairy Farmer,
Critchfield, Critchfield & Johnston	Chief Executive Officer,	Robb Companies, Inc.	Steimel Law Office	Spring Hill Farms, Inc.
CSB Bancorp, Inc.

Chairman of the Board,
The Commercial & Savings Bank

L-R, SEATED

	Robert K. Baker	Daniel J. Miller	Ronald E. Holtman
	Chairman of the Board,	Retired Physician,	Attorney,
	CSB Bancorp, Inc.	East Holmes Family Care, Inc.	Logee, Hostetler, Stutzman & Lehman
Co-owner and Controller
Bakerwell, Inc.

	NET LOAN	ALLOWANCE AS A	EMPLOYEES
average	CHARGE-OFFS	PERCENTAGE	AT YEAR END
NET LOANS	as a percent of average loans	of loans	(full-time equivalent)

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
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
     The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, trust, and brokerage services. Its customers are located primarily in Holmes, Tuscarawas and Wayne counties in Ohio. The general economic conditions in the Company’s market area have been sound. Unemployment statistics have generally been among the lowest in the State of Ohio and the area has experienced stable to rising real estate values.
     The following discussion is presented to aid in understanding the Company’s consolidated financial condition and results of operations, and should be read in conjunction with the audited consolidated financial statements and related notes.
FORWARD-LOOKING STATEMENTS
     Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in forward-looking statements because of various factors. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
SELECTED FINANCIAL DATA
The following table sets forth certain selected consolidated financial information:

	2006	2005	2004	2003	2002
		(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$20,045	$17,358	$15,074	$15,414	$16,700
Total interest expense	6,877	4,812	3,874	4,631	6,467

Net interest income	13,168	12,546	11,200	10,783	10,233
Provision (credit) for loan losses	302	283	423	(51)	(587)

Net interest income after provision (credit) for loan losses	12,866	12,263	10,777	10,834	10,820
Noninterest income	2,592	2,580	2,680	2,155	2,037
Noninterest expenses	10,915	10,803	10,278	10,799	10,999

Income before income taxes	4,543	4,041	3,179	2,190	1,858
Income tax provision (credit)	1,433	1,168	653	130	(65)

Net income	$3,110	$2,873	$2,526	$2,060	$1,923

Per share of common stock:
Basic income per share	$1.23	$1.09	$0.96	$0.78	$0.73
Diluted income per share	1.23	1.09	0.95	0.78	0.73
Dividends	0.64	0.56	0.52	0.48	0.30
Book value	14.03	13.64	13.69	13.13	12.83

Average basic common shares outstanding	2,526,914	2,638,697	2,644,582	2,638,360	2,630,931
Average diluted common shares outstanding	2,532,592	2,642,301	2,650,948	2,641,887	2,634,558

Year-end balances:
Loans, net	$229,825	$212,574	$215,510	$210,796	$197,109
Securities	70,241	81,220	76,228	67,773	73,088
Total assets	327,240	320,989	317,340	306,180	304,713
Deposits	260,178	255,403	247,951	248,958	239,976
Borrowings	30,521	29,485	32,062	21,372	29,828
Shareholders’ equity	35,070	35,170	36,208	34,718	33,742

Average balances:
Loans, net	$222,952	$218,187	$214,330	$206,685	$177,592
Securities	74,994	71,866	73,342	70,027	80,176
Total assets	319,749	316,612	312,534	302,601	295,399
Deposits	247,543	249,007	241,674	236,525	235,080
Borrowings	35,824	30,083	34,540	30,981	25,971
Shareholders’ equity	34,766	36,290	35,332	34,360	33,382

Selected ratios:
Net interest margin	4.38%	4.23%	3.83%	3.81%	3.73%
Return on average total assets	0.97	0.91	0.81	0.68	0.65
Return on average shareholders’ equity	8.95	7.92	7.15	6.00	5.76
Average shareholders’ equity as a percent of average total assets	10.87	11.46	11.31	11.35	11.30
Net loan charge-offs as a percent of average loans	0.06	0.19	0.14	0.09	0.40
Allowance for loan losses as a percent of loans at year-end	1.12	1.14	1.18	1.15	1.35
Shareholders’ equity as a percent of total year-end assets	10.72	10.96	11.41	11.34	11.07
Dividend payout ratio	51.89	51.47	54.44	61.48	41.04

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
RESULTS OF OPERATIONS
Net Income
     Net income for 2006 was $3,110,000 an increase of $237,000 or 8.3% from 2005. Basic and diluted net income per share was $1.23 and $1.09 for the years ended December 31, 2006 and 2005, respectively. Return on average assets was 0.97% in 2006 compared to 0.91% in 2005, and return on average shareholders’ equity was 8.95% in 2006 compared to 7.92% in 2005.
     Net income for 2005 was $2,873,000 or $1.09 per basic and diluted share as compared to $2,526,000 or $0.96 per basic and $0.95 per diluted share for 2004. This equated to a return on average assets of 0.91% in 2005 and 0.81% in 2004, while the return on average shareholders’ equity for the same periods was 7.92% and 7.15%.
Net Interest Income
     Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income for 2006 was $20.0 million, increasing $2.7 million from $17.4 million in 2005. Interest and fees on loans was $16.6 million, an increase of $2.3 million, or 16.0%, from 2005. This increase was mainly attributable to an increased yield on loans of 88 basis points. Interest income on securities increased $521,000, a result of increased volume of average taxable investments, as well as an increase in yield of 53 basis points on the total portfolio from 2005 to 2006. Mortgage-backed securities were added to the portfolio to provide current cash flow as well as the ability to use the securities to secure public fund deposits and collateralize the increase in outstanding balances of customer repurchase agreements as customers expand their usage of cash management services offered by the Company. Other interest income declined $133,000, the result of the decreased average balances of federal funds sold maintained as growth in both loans and taxable securities were funded during 2006.
     Interest income for 2005 was $17.4 million, increasing $2.3 million, or 15.2%, from $15.1 million in 2004. Interest and fees on loans was $14.3 million, an increase of $2.2 million, or 18.3%, from 2004, attributable to the increased yield on loans of 91 basis points in 2005 from 2004. Interest income on securities decreased $43,000, or 1.5%, due primarily to decreased volume of tax-free investments from their sale and runoff in 2005. Other interest income increased $105,000, the result of the increased volume of funds maintained as interest rates rose on short-term investments throughout 2005.
     Interest expense for 2006 was $6.9 million, an increase of $2.1 million or 42.9%, from 2005. The Company’s interest expense on deposits increased $1.3 million in 2006, due primarily to a 65 basis point increase in the average rate paid on deposits, as short-term interest rates rose in 2006 partially offset by an average volume decrease of $2.5 million on interest bearing deposits in 2006. Interest expense on total borrowings rose $775,000 in 2006, primarily due to a $6.5 million average balance increase in customer repurchase agreements to $19.8 million in 2006 from $13.3 million in 2005, while average rates paid increased to 3.14% in 2006 from 0.81% in 2005.
     Interest expense for 2005 was $4.8 million, an increase of $938,000, or 24.2%, from 2004. The Company’s interest expense on deposits increased $890,000 in 2005, due primarily to the 39 basis point increase in average deposit interest rates during 2005, as short-term interest rates rose in 2005 coupled with an average volume increase of $3.8 million on interest bearing deposits in 2005. Interest expense on borrowings increased $48,000 due to the 43 basis point increase in average rates paid in 2005 as compared to 2004.

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
     Net interest income for 2006 increased by $622,000 to $13.2 million. The $4.3 million increase in average interest-earning assets was enhanced by a 15 basis point increase in the net interest margin as rates increased faster on interest-earning assets than interest-bearing liabilities. Net interest income for 2005 increased by $1.3 million to $12.5 million. The $3.9 million increase in average interest-earning assets was enhanced by a 40 basis point increase in the net interest margin as rates increased faster on interest-earning assets than interest-bearing liabilities.
     The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates.

	AVERAGE BALANCES, RATES AND YIELDS
	(Dollars in thousands)
	2006			2005			2004
	AVERAGE			AVERAGE			AVERAGE
	BALANCE(1)	INTEREST	RATE(2)	BALANCE(1)	INTEREST	RATE(2)	BALANCE(1)	INTEREST	RATE(2)
Interest-earning assets
Federal funds sold	$250	$11	4.28%	$3,848	$145	3.77%	$2,263	$40	1.77%
Interest-earning deposits	18	1	9.44	36	1	1.39	43	0	0.47
Securities:
Taxable	66,951	3,006	4.49	57,930	2,243	3.87	44,072	1,502	3.41
Tax exempt	8,043	383	4.76	13,936	625	4.49	29,270	1,409	4.81
Loans(3)	225,445	16,644	7.38	220,655	14,344	6.50	216,864	12,123	5.59

Total interest-earning assets	300,707	20,045	6.67	296,405	17,358	5.86	292,512	15,074	5.15

Noninterest-earning assets
Cash and due from banks	11,027			11,821			11,734
Bank premises and equipment, net	7,864			8,323			8,413
Other assets	2,644			2,532			2,409
Allowance for loan losses	(2,493)			(2,468)			(2,534)

Total assets	$319,749			$316,612			$312,534

Interest-bearing liabilities
Demand deposits	$46,096	$232	0.50%	$49,021	$192	0.39%	$48,042	$105	0.22%
Savings deposits	41,528	411	0.99	44,759	357	0.80	42,904	189	0.44
Time deposits	120,981	4,775	3.95	117,372	3,579	3.05	116,418	2,944	2.53
Other borrowed funds	35,824	1,459	4.07	30,083	684	2.27	34,540	636	1.84

Total interest-bearing liabilities	244,429	6,877	2.81	241,235	4,812	1.99	241,904	3,874	1.60

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	38,938			37,855			34,310
Other liabilities	1,616			1,232			988
Shareholders’ equity	34,766			36,290			35,332

Total liabilities and equity	$319,749			$316,612			$312,534

Net interest income		$13,168			$12,546			$11,200

Net interest margin			4.38%			4.23%			3.83%

Net interest spread			3.86%			3.87%			3.55%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued

	RATE / VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE (1)
	(Dollars in thousands)
	2006 v. 2005			2005 v. 2004
	CHANGE IN			CHANGE IN
	INCOME/	VOLUME	RATE	INCOME/	VOLUME	RATE
	EXPENSE	EFFECT	EFFECT	EXPENSE	EFFECT	EFFECT
Interest Income
Federal funds sold	$(134)	$(154)	$20	$105	$60	$45
Interest-earning deposits	1	(2)	3	1	1	—
Securities:
Taxable	763	405	358	741	537	204
Tax exempt	(243)	(281)	38	(784)	(688)	(96)
Loans	2,300	354	1,946	2,221	245	1,976

Total interest income	2,687	322	2,365	2,284	155	2,129

Interest Expense
Demand deposits	39	(15)	54	87	3	84
Savings deposits	54	(32)	86	168	15	153
Time deposits	1,196	142	1,054	635	30	605
Other borrowed funds	776	234	542	48	(101)	149

Total interest expense	2,065	329	1,736	938	(53)	991

Net interest income	$622	$(7)	$629	$1,346	$208	$1,138

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

	2006	2005	2004
Net interest income	$13,167,461	$12,545,579	$11,199,632
Taxable equivalent adjustment (1)	209,890	333,531	739,703

Net interest income–fully taxable equivalent	$13,377,351	$12,879,110	$11,939,335

Net interest yield	4.38%	4.23%	3.83%
Taxable equivalent adjustment (1)	.07	.12	.25

Net interest yield – taxable equivalent	4.45%	4.35%	4.08%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.
Provision for Loan Losses
     The Company reported a provision for loan losses of $302,000 in 2006 compared to a provision for loan losses of $283,000 in 2005 and a provision for loan losses of $423,000 in 2004. The provision in 2006 represents Management’s calculation on an increasing loan portfolio. There is no Other Real Estate Owned at December 31, 2006. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
Noninterest Income
     Total noninterest income increased $11,000 in 2006. Increases included increases in service charges on deposit accounts of $241,000 or 23.3% due to full year implementation and customer usage of the overdraft privilege program. Additional fee increases were recognized in Trust services revenue with a $56,000 increase due to additional accounts and increased Trust Assets under management. Securities losses of $57,000 were realized in 2006 as compared to securities gains of $247,000 in 2005. In 2006, a minor restructuring of the securities portfolio produced realized losses of $57,000, as $4 million in low yielding US Agency issues were sold and $4 million in higher coupon US Agency mortgage-backed securities were purchased to provide improved interest revenue in 2007 and position longer-term fixed rate assets in front of anticipated reductions in the managed interest rates during 2007 by the Federal Reserve Board.
     Total noninterest income decreased $100,000 or 3.7% to $2.6 million in 2005 from 2004. The decrease was primarily from the reduction of gains on securities of $341,000 from 2004, which was partially offset by increases of $190,000 in service charges on deposit accounts. Of the $190,000 increase, $140,000 was the result of implementing an overdraft privilege product during fourth quarter 2005 which resulted in corresponding increases in NSF and overdraft fee income. Additional increases were realized in Trust services income with an increase of $98,000 in 2005 over 2004 due to additional accounts and increases in Trust assets managed by the Company. A satellite trust office was opened in Wooster during 2005 and the primary increase in trust assets and revenues was derived from the surrounding Wayne county market.
Noninterest Expenses
     Total noninterest expenses increased $112,000 or 1.0% during 2006. Salaries and employee benefits expense increased $215,000 or 3.8% a result of merit and incentive increases. Occupancy and equipment expenses declined $17,000 in 2006 from 2005. The decrease was primarily the result of reduced depreciation expense as fewer assets were purchased in 2006 and those assets purchased in previous years became fully depreciated during 2006. Professional and directors’ fees decreased $18,000 from 2005 to 2006. Within this category, decreases were recognized in legal and collection fees of $88,000, directors’ fees of $22,000, and audit and tax fees of $5,000. These decreases were partially offset by increases in other outside service fees for payment on the Overdraft Privilege services of $48,000, $16,000 for shareholder transfer agent services, and $22,000 in professional fees for management and board compensation issues. Other expenses declined $70,000 from 2005 and amounts greater than 1% of revenues are detailed below.
Other Expense
     Details of Other Expense follow:

(Dollars in thousands)	2006	2005	2004
Marketing and public relations	$334	$302	$319
Telecommunications	221	275	244
Cash irregularity	237	—	—
Other	1,964	2,249	2,207

Total Other Expense	$2,756	$2,826	$2,770

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
     Decreases in this category for 2006 were recognized in telecommunications expense of $54,000, FDIC assessment of $37,000 and employee education and relations of $63,000. These gains were partially offset by a $237,000 irregularity of cash assets discovered, recognized and reported in the second quarter of 2006 which remains the subject of an ongoing investigation. The Company’s insurance against this type of loss carries a $50,000 deductible and a loss claim is pending.
     Total noninterest expenses increased $525,000 or 5.1% during 2005 as compared to 2004. Salaries and employee benefits expense increased $420,000 in 2005 as compared to 2004. Increases of $295,000 were reflected in compensation, while increases to medical and other benefits approximated $125,000. Compensation increases were recognized in the Trust department with the addition of experienced personnel and staffing of the Wooster office. Additional expense was added with annual merit increases. Occupancy expense increased $35,000 during 2005, a result of $21,000 increase in maintenance and repair on owned buildings as well as the increase in rent expense of the Wooster Trust office on an annual basis. Other miscellaneous expenses increased $56,000 in 2005, mainly the result of increased security costs and the loss of cash following two (2) robberies at a banking center.
Income Taxes
     The provision for income taxes amounted to $1,433,000 in 2006 (effective rate of 31.5%), compared to $1,168,000 (effective rate of 28.9%) in 2005 and $653,000 (effective rate of 20.5%) in 2004. The increase in the provision in 2006 reflects increasing taxable revenues. The provision in 2005 is attributable to an overall increase in taxable revenues and the taxable income recognized from the gain on the sale of tax-free bonds. The provision in 2004 was partially attributable to rising taxable income from the gain on the sale of tax-free bonds.
FINANCIAL CONDITION
     Total assets of the Company were $327.2 million at December 31, 2006, compared to $321.0 million at December 31, 2005, representing an increase of $6.2 million or 1.9%. Net loans increased $17.2 million or 8.1% and the increase was funded by a decrease in securities of $11.0 million, coupled with increases of $4.8 million in deposits and $6.6 million in customer repurchase agreements while decreases were recorded in short-term and other borrowings from Federal Home Loan Bank and federal funds purchased.
Securities
     Total securities decreased $11.0 million or 13.5% from $81.2 million at year-end 2005 to $70.2 million at year-end 2006. During 2006, cash flow from security maturities and principal repayments on mortgage-backed securities was used to fund increasing loan demand allowing securities balances to drop. During January 2005, the Company liquidated tax-free bonds as part of the strategic initiative to grow both lending and public fund relationships. The Company made a one-time reclassification of all held-to-maturity securities to available-for-sale with the intent to classify all future security purchases as available-for-sale. This action provided management the ability to enhance the diversity and usage of the securities portfolio. The securities portfolio at year-end 2006 consisted of U.S. Treasury, U.S. government corporations and agencies, obligations of state and political subdivisions and common equities. Restricted securities consist primarily of FHLB stock. Total mortgage-backed securities increased $1.0 million from year-end 2005 to $28.0 million at year-end 2006. The increase in mortgage-backed securities occurred primarily during December 2006 as management purchased these securities following the sale of certain U.S. Agency bonds to provide increased interest income revenues and additional stabilization of the bank’s interest rate risk should the Federal Reserve Bank Board lower managed rates in 2007.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
Loans
     Gross loans amounted to $232.4 million at year-end 2006, compared to $215.0 million at year-end 2005, representing an increase of $17.4 million or 8.1%. The loan portfolio at December 31, 2006 was comprised of approximately 55% commercial and commercial real estate loans, a decrease from the 57% composition at December 31, 2005. The Company recorded a decrease in commercial loans of $14.4 million or 20.6%, and an increase in commercial real estate loans of $20.0 million or 38.1%. Consumer installment and credit card balances decreased $1.0 million or 8.9%, while construction credits increased $5.5 million from year-end 2005.
     Agriculture production loans totaled approximately $1.1 million at year-end 2006, and are included in the commercial and commercial real estate categories. Credit card loans, which are primarily unsecured, totaled $2.4 million, or 1.0% of loans at year-end 2006.
     The Corporation’s market reflected increased demand for both commercial and residential real estate loans in 2006 following a stable market in 2005. There was continued consumer demand for home equity loans in 2006. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2007.
     Most of the Bank’s lending activity is with customers primarily located within Holmes County, Wayne County, and the western portion of Tuscarawas County. Credit concentrations, as determined using Standard Industrial Classification (SIC) codes, to the three largest industries compared to total loans at December 31, 2006 included $12,159,000 or 5.2% of total loans to owners of nonresidential real estate; $11,465,000 or 4.9% of total loans to logging, sawmills and rough cut lumber industries; $11,036,000 or 4.8% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all three industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
Allowance for Loan Losses
     The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Bank’s Allowance for Loan and Lease Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs.
     The allowance for loan losses totaled $2.6 million or 1.12% of total loans at year-end 2006, compared with $2.4 million or 1.14% of total loans at year-end 2005. Net charge-offs for 2006 totaled $140,000, compared to $412,000 in 2005 and $307,000 in 2004. Net charge-offs of $31,000, $23,000, $61,000 and $25,000 occurred in commercial loans, mortgage loans, consumer loans, and credit cards, respectively, during 2006.
     The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $1.5 million, or 0.7% of loans at year-end 2006 as compared to $801,000 or 0.4% of loans at year-end 2005. Impaired loans were $988,000 at year-end 2006 as compared to $564,000 at year-end 2005. The increase in 2006 results from the addition of $667,000 (4 credits) while $244,000 in loans classified as impaired at December 2005 were removed either through payment or charge-off. The decrease from 2004 to 2005 was due primarily to the reclassification of one commercial real estate credit into other real estate and the liquidation of one commercial credit that was in foreclosure. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment decreased $282,000 to $7.4 million at year-end 2006. The decrease in 2006 was due to depreciation exceeding the relatively low volume of equipment purchased. Other assets decreased $742,000 at year-end 2006, primarily from the liquidation of a commercial real estate property held in Other Real Estate Owned valued at $440,000 on December 31, 2005. There was no Other Real Estate Owned at December 31, 2006. Net deferred tax assets decreased $198,000 at December 2006 from $209,000 at year-end 2005.
Deposits
     The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits increased $4.8 million to $260.2 million at year-end 2006 as compared to $255.4 million at year-end 2005. Noninterest-bearing deposits increased $2.6 million or 6.3% as compared to $41.8 million at year-end 2005. Interest-bearing deposits increased $2.1 million or 1.0% to $215.7 million at year-end 2006 as compared to year-end 2005. Interest-bearing demand deposits remained stable at $50.6 million at year-end 2006 as compared to $50.7 million at year-end 2005 while money market savings accounts decreased overall savings balances by $1.9 million and traditional savings deposits declined $4.5 million from year-end 2005. Time deposits in excess of $100,000 increased $2.7 million while other certificates of deposit increased $5.9 million as short-term interest rates rose throughout 2006 and consumers withdrew their monies from savings accounts and invested in higher rate certificates of deposit.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB. These borrowings totaled $30.5 million at year-end 2006 as compared to $29.5 million at year-end 2005.
CAPITAL RESOURCES
     Total shareholders’ equity decreased from $35.2 million at December 31, 2005 to $35.1 million at December 31, 2006. This decrease was primarily due to cash dividends declared of $1.6 million and the repurchase of 79,318 shares of treasury stock for $1.6 million. Shareholders’ equity was increased $3.1 million for net income in 2006. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes.
     Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available-for-sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available-for-sale divided by average assets) must be maintained at a minimum of 4%. The Company’s and Bank’s actual and required capital amounts are disclosed in Note 10 to the consolidated financial statements.
     Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and prior two years’ net retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.
LIQUIDITY
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $17.7 million at December 31, 2006 an increase of $1.1 million from $16.6 million at December 31, 2005. Net income, securities available-for-sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 6.3% of total assets at year-end 2006, as compared to 7.7% of total assets at year-end 2005. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet the needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2006 included net loan originations of $17.6 million, the maturities and calls of securities totaling $12.9 million and sales of securities of $3.9 million offset by $5.8 million in securities purchases. The Company’s financing activities included a $4.8 million increase in deposits, a $6.6 million increase in repurchase agreements, and FHLB advance repayments of $5.6 million.

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
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
     The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information including, but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.
     The Company monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2006 and 2005. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Company’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.
     The following table presents an analysis of the estimated sensitivity of the Company’s annual net interest income to sudden and sustained 100 basis point changes in market interest rates at December 31, 2006 and 2005:

2006
(Dollars in Thousands)
CHANGE IN
INTEREST RATES	NET INTEREST	DOLLAR	PERCENTAGE
(BASIS POINTS)	INCOME	CHANGE	CHANGE

+200	$14,165	$682	5.1%
+100	13,767	284	2.1
0	13,483	0	0.0
–100	13,290	(193)	(1.4)
–200	12,937	(546)	(4.1)

2005
(Dollars in Thousands)
CHANGE IN
INTEREST RATES	NET INTEREST	DOLLAR	PERCENTAGE
(BASIS POINTS)	INCOME	CHANGE	CHANGE

+200	$15,042	$1,198	8.7%
+100	14,387	543	3.9
0	13,844	0	0.0
–100	13,383	(461)	(3.3)
–200	12,741	(1,103)	(8.0)
     Management reviews its “rate shock” position with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2006 and 2005.

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS
     The preceding analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates.
     Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short- and long-term interest rates. Prepayments on adjustable rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.
FAIR VALUE OF FINANCIAL INSTRUMENTS
     The Company discloses the estimated fair value of its financial instruments at December 31, 2006 and 2005 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2006. Estimated fair value of loans decreased slightly to 98.7% of carrying value in 2006 from 99.8% of carrying value in 2005. Estimated fair value of deposits remained stable at 99.8% of carrying value in both 2006 and 2005.
OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS
     The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2006:

	AMOUNT OF COMMITMENT TO EXPIRE PER PERIOD
	(Dollars in Thousands)
	TOTAL	LESS THAN 1	1–3	4–5	OVER 5
Type of Commitment	AMOUNT	YEAR	YEARS	YEARS	YEARS

Commercial lines-of-credit	$32,529	$29,405	$3,062		$62
Real estate lines-of-credit	19,125	1,256	66	$926	16,877
Consumer lines-of-credit	283	283
Credit card lines-of-credit	11,364	11,364
Overdraft Privilege	6,688	6,688
Letters of credit	882	202	625	55

Total Commitments	$70,871	$49,198	$3,753	$981	$16,939

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
     As indicated in the preceding table, the Bank had $ 70.9 million in total loan commitments at the end of 2006, with $49.2 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.
     The following table summarizes the Company’s other contractual obligations as of December 31, 2006:

	PAYMENT DUE BY PERIOD
	(Dollars in Thousands)
	TOTAL	LESS THAN 1	1–3	4–5	OVER 5
Contractual Obligations	AMOUNT	YEAR	YEARS	YEARS	YEARS

Total time deposits	$125,749	$100,392	$19,030	$6,289	$38
Short-term borrowings	28,022	28,022
Other borrowings	2,499	476	786	570	667
Capital leases
Operating leases	365	81	154	123	7
Unconditional purchase obligations
Other

Total Obligations	$156,635	$128,971	$19,970	$6,982	$712

     The other borrowings noted in the preceding table represents borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
     In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.
     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The adoption of this standard is not expected to have a material effect on the Company’s operations or financial position.
     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5(“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s operations or financial position.

CSB Bancorp, Inc.
2006 FINANCIAL REVIEW
continued
CRITICAL ACCOUNTING POLICIES
     The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2006 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
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

2006 Report to Shareholders
2006 FINANCIAL REVIEW
continued
COMMON STOCK AND SHAREHOLDER INFORMATION
     Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2006 and 2005. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

			DIVIDENDS
QUARTER ENDED	HIGH	LOW	DECLARED

March 31, 2006	$21.25	$20.50	$410,785
June 30, 2006	20.87	20.00	403,158
September 30, 2006	20.75	18.70	399,916
December 31, 2006	20.25	18.00	399,888

March 31, 2005	$21.40	$19.85	$370,295
June 30, 2005	21.15	20.05	370,295
September 30, 2005	22.55	20.35	370,296
December 31, 2005	25.00	21.00	367,760
As of December 31, 2006, the Company had 1,170 shareholders and 2,499,181 outstanding shares of common stock.

CSB Bancorp, Inc.
Report of
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
CSB Bancorp, Inc.
     We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statement of income, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of CSB Bancorp, Inc. and subsidiary as of December 31, 2004, and for the year ended December 31, 2004, were audited by other auditors whose report thereon dated January 27, 2005, expressed an unqualified opinion on those statements.
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
     In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
Wexford, Pennsylvania
March 7, 2007

2006 Report to Shareholders
CONSOLIDATED BALANCE SHEETS
December 31, 2006 & 2005

	2006	2005
ASSETS

Cash and cash equivalents
Cash and due from banks	$12,643,440	$14,785,250
Interest-earning deposits in other banks	9,748	124,726
Federal funds sold	5,000,000	1,740,000

Total cash and cash equivalents	17,653,188	16,649,976

Securities
Available-for-sale, at fair value	67,135,126	78,273,248
Restricted stock, at cost	3,105,900	2,947,000

Total securities	70,241,026	81,220,248

Loans	232,431,938	215,019,673
Less allowance for loan losses	2,607,118	2,445,494

Net loans	229,824,820	212,574,179

Premises and equipment, net	7,390,182	7,671,822
Accrued interest receivable and other assets	2,130,631	2,873,007

Total Assets	$327,239,847	$320,989,232

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Noninterest-bearing	$44,455,131	$41,807,069
Interest-bearing	215,722,541	213,595,648

Total deposits	260,177,672	255,402,717

Short-term borrowings	28,022,077	21,417,616
Other borrowings	2,499,399	8,067,840
Accrued interest payable and other liabilities	1,470,379	930,800

Total liabilities	292,169,527	285,818,973

Shareholders’ Equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,427,765	6,413,915
Retained earnings	16,248,608	14,752,250
Treasury stock at cost – 168,605 shares in 2006 and 89,287 shares in 2005	(3,696,102)	(2,086,686)
Accumulated other comprehensive loss	(583,618)	(582,887)

Total shareholders’ equity	35,070,320	35,170,259

Total Liabilities and Shareholders’ Equity	$327,239,847	$320,989,232

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CSB Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2006, 2005 & 2004

	2006	2005	2004
INTEREST AND DIVIDEND INCOME
Loans, including fees	$16,643,728	$14,343,888	$12,122,379
Taxable securities	3,006,055	2,243,081	1,501,812
Nontaxable securities	382,479	624,911	1,409,263
Other	12,490	145,395	40,094

Total interest and dividend income	20,044,752	17,357,275	15,073,548

INTEREST EXPENSE
Deposits	5,418,616	4,128,130	3,237,803
Short-term borrowings	1,265,850	331,540	117,127
Other borrowings	192,825	352,026	518,986

Total interest expense	6,877,291	4,811,696	3,873,916

NET INTEREST INCOME	13,167,461	12,545,579	11,199,632

PROVISION FOR LOAN LOSSES	301,667	282,664	422,621

Net interest income, after provision for loan losses	12,865,794	12,262,915	10,777,011

NONINTEREST INCOME
Service charges on deposit accounts	1,278,842	1,037,377	846,935
Merchant fees	31,132	19,080	163,086
Trust services	540,299	484,468	386,469
Securities gain (loss)	(56,800)	247,047	587,916
Gain on sale of loans	12,078	23,502	13,481
Gain (loss) on sale of other real estate owned	(25,640)	10,000	—
Other	812,015	759,015	682,423

Total noninterest income	2,591,926	2,580,489	2,680,310

NONINTEREST EXPENSES
Salaries and employee benefits	5,885,857	5,671,149	5,250,732
Occupancy expense	685,728	677,067	642,048
Equipment expense	498,517	524,112	515,267
Franchise tax expense	430,050	427,435	419,527
Professional and director fees	658,843	677,252	680,043
Marketing and public relations	333,753	302,331	318,992
Cash irregularity	236,547	—	—
Telecommunications	221,223	274,618	243,742
Other expenses	1,964,097	2,248,801	2,207,735

Total noninterest expenses	10,914,615	10,802,765	10,278,086

Income before income taxes	4,543,105	4,040,639	3,179,235

FEDERAL INCOME TAX PROVISION	1,433,000	1,168,000	653,000

NET INCOME	$3,110,105	$2,872,639	$2,526,235

NET INCOME PER SHARE
Basic	$1.23	$1.09	$.96

Diluted	$1.23	$1.09	$.95

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

2006 Report to Shareholders
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2006, 2005 & 2004

		ADDITIONAL			ACCUMULATED OTHER
	COMMON	PAID-IN	RETAINED	TREASURY	COMPREHENSIVE
	STOCK	CAPITAL	EARNINGS	STOCK	INCOME (LOSS)	TOTAL

BALANCE AT DECEMBER 31, 2003	$16,673,667	$6,413,915	$12,214,751	$(645,938)	$61,143	$34,717,538
Comprehensive income:
Net income	—	—	2,526,235	—	—	2,526,235
Change in net unrealized gain, net of reclassification adjustments and related income tax expense	—	—	—	—	327,580	327,580

Total comprehensive income						2,853,815

Issuance of 612 shares from treasury under dividend reinvestment program	—	—	(7,444)	18,819	—	11,375
Cash dividends declared, $.52 per share	—	—	(1,375,221)	—	—	(1,375,221)

BALANCE AT DECEMBER 31, 2004	16,673,667	6,413,915	13,358,321	(627,119)	388,723	36,207,507
Comprehensive income:
Net income	—	—	2,872,639	—	—	2,872,639
Change in net unrealized loss, net of reclassification adjustments and related income taxes benefit	—	—	—	—	(971,610)	(971,610)

Total comprehensive income						1,901,029

Issuance of 6 shares from treasury	—	—	(64)	185	—	121
Purchase of 66,469 treasury shares	—	—	—	(1,459,752)	—	(1,459,752)
Cash dividends declared, $.56 per share	—	—	(1,478,646)	—	—	(1,478,646)

BALANCE AT DECEMBER 31, 2005	16,673,667	6,413,915	14,752,250	(2,086,686)	(582,887)	35,170,259
Comprehensive income:
Net income	—	—	3,110,105	—	—	3,110,105
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(731)	(731)

Total comprehensive income						3,109,374

Stock-based compensation expense	—	13,850	—	—		13,850
Purchase of 79,318 treasury shares	—	—	—	(1,609,416)	—	(1,609,416)
Cash dividends declared, $.64 per share	—	—	(1,613,747)	—	—	(1,613,747)

BALANCE AT DECEMBER 31, 2006	$16,673,667	$6,427,765	$16,248,608	$(3,696,102)	$(583,618)	$35,070,320

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CSB Bancorp, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 & 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,110,105	$2,872,639	$2,526,235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	692,461	758,310	760,009
Deferred income taxes	198,675	408,837	115,246
Provision for loan losses	301,667	282,664	422,621
Gain on sale of loans	(12,078)	(23,502)	(13,481)
Securities (gain) loss	56,800	(247,047)	(587,916)
Gain (loss) on sale of other real estate owned	25,640	(10,000)	—
Security amortization, net of accretion	47,328	83,699	31,448
Federal Home Loan Bank stock dividends	(158,900)	(156,600)	(99,800)
Secondary market loan sale proceeds	1,231,578	2,868,967	1,281,531
Originations of secondary market loans held-for-sale	(1,219,500)	(2,845,465)	(1,268,050)
Stock compensation expense	13,850	—	—
Effects of changes in operating assets and liabilities:
Net deferred loan fees	21,130	(39,536)	(104,489)
Accrued interest receivable	(82,270)	(201,106)	(118,785)
Accrued interest payable	106,691	41,649	(10,309)
Other assets and liabilities	485,803	125,107	(61,750)

Net cash provided by operating activities	$4,818,980	$3,918,616	$2,872,510

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	$12,867,830	$15,056,944	$25,896,718
Proceeds from sale	3,943,200	5,094,640	11,928,699
Purchases	(5,778,145)	(26,295,553)	(48,940,043)
Securities held-to-maturity:
Proceeds from maturities and repayments	—	—	3,812,000
Loan originations, net of repayments	(17,606,716)	2,067,227	(5,032,068)
Proceeds from sale of other real estate	454,000	195,000	—
Property, equipment and software expenditures	(283,749)	(624,692)	(440,730)

Net cash used in investing activities	$(6,403,580)	$(4,506,434)	$(12,775,424)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

2006 Report to Shareholders
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31 , 2006 , 2005 & 2004

	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$4,774,955	$7,451,998	$(1,007,028)
Net change in short-term borrowings	—	5,000,000	—
Net change in securities sold under repurchase agreements	6,604,461	3,101,143	1,457,421
Federal Home Loan Bank borrowings:
Proceeds	—	—	10,000,000
Repayments	(5,568,441)	(10,667,396)	(767,245)
Purchase of treasury shares	(1,609,416)	(1,459,752)	—
Cash dividends paid	(1,613,747)	(1,822,491)	(1,337,323)

Net cash provided by financing activities	$2,587,812	$1,593,502	$8,345,825

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,003,212	1,005,684	(1,557,089)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	16,649,976	15,644,292	17,201,381

CASH AND CASH EQUIVALENTS AT END OF YEAR	$17,653,188	$16,649,976	$15,644,292

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$6,770,600	$4,770,048	$3,884,225

Income taxes	965,000	665,000	550,000

Noncash investing activities:
Transfer of loans to other real estate owned	39,640	625,000	—

Transfer of securities from held-to-maturity to available-for-sale	—	—	31,681,132

Noncash financing activity – payments of dividends through issuance of treasury shares, under dividend reinvestment program	$—	$—	$11,375

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.

CSB Bancorp, Inc.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     CSB Bancorp, Inc. (the Company) was incorporated in 1991 in the State of Ohio and is a registered bank holding company for its wholly-owned subsidiaries, The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment, the commercial banking industry .
     The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its ten Banking Centers located in Millersburg, Ohio, and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.
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
CASH RESERVE REQUIREMENTS
     The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2006 and 2005 was $2,780,000 and $2,809,000, respectively.
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
     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.
     Investments in Federal Home Loan Bank and Federal Reserve Bank stock are classified as restricted securities, carried at cost, and evaluated for impairment.
     Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are written down to fair value when a decline in fair value is not other than temporary.

2006 Report to Shareholders
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
continued
LOANS
     Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.
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
OTHER REAL ESTATE OWNED
     Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. There was no other real estate owned at December 31, 2006. Other real estate owned amounted to $440,000 at December 31, 2005.
PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of such assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

CSB Bancorp, Inc.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
continued
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
STOCK-BASED COMPENSATION
     The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. Effective January 1, 2006, CSB adopted FASB Statement No . 123 (revised 2004), “Share-Based Payment” (FASB No. 123r), using the modified prospective application method. The modified prospective application method applies to new awards, to any outstanding liability awards, and to awards modified, repurchased, or cancelled after January 1, 2006. For all awards granted prior to January 1, 2006, unrecognized compensation cost, on the date of adoption, will be recognized as an expense in future periods. The results for prior periods have not been restated .
     The adoption of FASB No. 123r reduced net income by $13,850 for the year ended December 31, 2006 .The following table illustrates the effect on net income and earnings per share if CSB had applied the fair value recognition provisions to stock-based employee compensation during the prior periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
     Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model. Had compensation cost for stock options been measured using Statement of Financial Accounting Standards No.123r “Share-Based Payment”, net income and earnings per share would have been the pro forma amounts indicated below. The pro forma effect may increase in the future if more options are granted.

	2005	2004
Net income as reported	$2,872,639	$2,526,235
Pro forma net income	2,867,223	2,469,434
Basic earnings per share as reported	1.09	.96
Pro forma basic earnings per share	1.09	.93
Diluted earnings per share as reported	1.09	.95
Pro forma diluted earnings per share	1.09	.93
The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date:

	2006	2005	2004
Risk-free interest rate	4.57%	N/A	3.34%
Dividend yield	3.56%		2.60%
Volatility	9.00%		37.00%
Expected option life	3.0 yrs.		3.5 yrs.

2006 Report to Shareholders
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
continued
     As of December 31, 2006, there was approximately $43,000 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next three years .
     Options are granted to certain employees at prices equal to the market value of the stock on the date the options are granted. The 2002 Plan authorizes the issuance of 75,000 shares. The Plan was amended April 27, 2005 to authorize the issuance of 200,000 shares. The time period during which any option is exercisable under the Plan is determined by the committee but shall not continue beyond the expiration of ten years after the date the option is awarded.
     The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Options granted were 29,760, 0, and 1,000 for the years ended December 31, 2006, 2005, and 2004, respectively.
COMPREHENSIVE INCOME
     Generally accepted U.S. accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
TRANSFERS OF FINANCIAL ASSETS
     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
PER SHARE DATA
     Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.
     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2006	2005	2004
Weighted average common shares outstanding	2,667,786	2,667,786	2,667,786
Average treasury shares	(140,872)	(29,089)	(23,204)

Total weighted average common shares outstanding (basic)	2,526,914	2,638,697	2,644,582
Dilutive effect of assumed exercise of stock options	5,678	3,604	6,366

Weighted average common shares outstanding (diluted)	2,532,592	2,642,301	2,650,948

Dividends per share are based on the number of shares outstanding at the declaration date.
RECLASSIFICATION OF COMPARATIVE AMOUNTS
     Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SECURITIES
     Securities consist of the following at December 31, 2006 and 2005:

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE

December 31, 2006
Available-for-sale:
U.S. Treasury security	$99,992	$—	$172	$99,820
Obligations of U.S. Government corporations and agencies	33,493,189	—	576,494	32,916,695
Mortgage-backed securities	28,453,336	591	405,963	28,047,964
Obligations of states and political subdivisions	5,666,915	103,482	1,103	5,769,294

Total debt securities	67,713,432	104,073	983,732	66,833,773
Equity securities	305,965	8,194	12,806	301,353

Total available-for-sale	68,019,397	112,267	996,538	67,135,126
Restricted stock	3,105,900	—	—	3,105,900

Total securities	$71,125,297	$112,267	$996,538	$70,241,026

December 31, 2005
Available-for-sale:
U.S. Treasury security	$99,938	$—	$1,313	$98,625
Obligations of U.S. Government corporations and agencies	42,991,204	4,376	765,254	42,230,326
Mortgage-backed securities	27,368,053	14,166	376,262	27,005,957
Obligations of states and political subdivisions	8,392,840	242,499	1,943	8,633,396

Total debt securities	78,852,035	261,041	1,144,772	77,968,304
Equity securities	304,376	6,080	5,512	304,944

Total available-for-sale	79,156,411	267,121	1,150,284	78,273,248
Restricted stock	2,947,000	—	—	2,947,000

Total securities	$82,103,411	$267,121	$1,150,284	$81,220,248

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued

	AMORTIZED	FAIR
	COST	VALUE

Available-for-sale:
Due in one year or less	$3,008,046	$2,993,333
Due after one through five years	37,306,656	36,829,510
Due after five years through ten years	3,846,063	3,749,516
Due after ten years	23,552,667	23,261,414

Total available-for-sale	$67,713,432	$66,833,773

     Securities with a carrying value of approximately $52,567,000 and $60,148,000 were pledged at December 31, 2006 and 2005, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
     Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,835,900 and $2,677,000 at December 31, 2006 and 2005, respectively.
     During the third quarter of 2004, the Company transferred its entire held-to-maturity securities portfolio, with an amortized cost of $31,681,132, to the available-for-sale category resulting in unrealized gains of $1,639,462. The portfolio was almost entirely comprised of state and political subdivision issues (i.e., municipal securities). The transfer was prompted by the Bank’s difficulty securing public fund deposits with out-of-state municipal securities, and enabled management to enhance and diversify the securities portfolio going forward. Subsequent to the transfer, the Bank sold all out-of-state municipal securities from the portfolio, with an amortized cost of $10,701,432, resulting in a gain on sale of $559,157.
     Gross gains realized from sales of previous impairment write-offs of securities available-for-sale amounted to $0 in 2006, $247,047 in 2005, and $587,916 in 2004, with the income tax provision applicable to such gains amounting to $0 in 2006, $84,000 in 2005, and $200,000 in 2004. Gross realized losses of $56,800 from sales of securities available-for-sale were realized in 2006. There were no gross realized losses in 2005 or 2004 . The income tax credit applicable to the loss recognized in 2006 amounted to $19,000.

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 1 – SECURITIES (continued)
     The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	SECURITIES IN A CONTINUOUS UNREALIZED LOSS POSITION
	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTAL
	GROSS		GROSS		GROSS
	UNREALIZED	FAIR	UNREALIZED	FAIR	UNREALIZED	FAIR
	LOSSES	VALUE	LOSSES	VALUE	LOSSES	VALUE

2006
Obligations of U.S. Government corporations and agencies	$5,620	$1,994,380	$570,874	$30,922,315	$576,494	$32,916,695
Mortgage-backed securities	34,629	7,768,042	371,334	15,384,068	405,963	23,152,110
Obligations of states and political subdivisions	—	—	1,103	250,313	1,103	250,313
U.S. Treasury security	—	—	172	99,820	172	99,820

Total debt securities	40,249	9,762,422	943,483	46,656,516	983,732	56,418,938
Equity securities	145	1,445	12,661	128,500	12,806	129,945

Total temporarily impaired securities	$40,394	$9,763,867	$956,144	$46,785,016	$996,538	$56,548,883

2005
Obligations of U.S. Government corporations and agencies	$118,828	$12,375,473	$646,426	$27,850,477	$765,254	$40,225,950
Mortgage-backed securities	175,196	10,604,264	201,066	7,595,041	376,262	18,199,305
Obligations of states and political subdivisions	1,943	249,793	—	—	1,943	249,793
U.S. Treasury security	1,313	98,625	—	—	1,313	98,625

Total debt securities	297,280	23,328,155	847,492	35,445,518	1,144,772	58,773,673
Equity securities	5,512	135,650	—	—	5,512	135,650

Total temporarily impaired securities	$302,792	$23,463,805	$847,492	$35,445,518	$1,150,284	$58,909,323

     There were thirty-nine securities in an unrealized loss position at December 31, 2006, thirty-one of which were in a continuous loss position for twelve months or more. Management reviews these securities quarterly Management has. considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2006 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2006 are considered temporary.
NOTE 2 – LOANS
     Loans consist of the following at December 31, 2006 and 2005:

	2006	2005
Commercial	$55,512,802	$69,922,000
Commercial real estate	72,706,863	52,660,795
Residential real estate	85,933,260	78,722,274
Installment and credit card	10,509,913	11,539,910
Construction	7,735,618	2,120,081
Deferred loan costs, net	33,482	54,613

Total Loans	$232,431,938	$215,019,673

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 2 – LOANS (Continued)
     The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Beginning balance	$2,445,494	$2,574,945	$2,458,864
Provision for loan losses	301,667	282,664	422,621
Loans charged-off	(309,644)	(575,556)	(434,055)
Recoveries	169,601	163,441	127,515

Ending balance	$2,607,118	$2,445,494	$2,574,945

Impaired loans were as follows for December 31, 2006 and 2005:

	2006	2005
Year-end loans with no allowance for loan losses allocated	$—	$61,338
Year-end loans with allowance for loan losses allocated	987,897	502,246
Amount of the allowance allocated	326,705	174,394

	2006	2005	2004
Average of impaired loans during the year	$700,202	$576,907	$823,793
Interest income recognized during impairment	25,717	2,764	24,105
Cash-basis interest income recognized	24,762	472	23,415
     Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2006 and 2005:

	2006	2005
Loans past due over 90 days still accruing interest	$—	$168,438
Nonaccrual loans	1,508,577	632,868
Loans serviced for others approximated $20,675,900 and $21,034,000 at December 31, 2006 and 2005, respectively.
NOTE 3 – PREMISES AND EQUIPMENT
     Premises and equipment consist of the following at December 31, 2006 and 2005:

	2006	2005
Land and improvements	$1,007,927	$1,007,927
Buildings and improvements	8,616,211	8,576,855
Furniture and equipment	5,453,248	5,208,855
Leasehold improvements	79,979	79,979

	15,157,365	14,873,616
Accumulated depreciation	7,767,183	7,201,794

Premises and equipment, net	$7,390,182	$7,671,822

     The Bank leases certain office locations. Total rental expense under these leases approximated $87,000, $84,000, and $71,400 in 2006, 2005, and 2004, respectively. Future minimum lease payments at December 31, 2006 aggregate $365,000 and are due as follows: 2007, $81,400; 2008, $81,600; 2009, $72,000; 2010, $73,100; 2011, $49,900; and 2012, $7,000.

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 4 – INTEREST-BEARING DEPOSITS
     Interest-bearing deposits at December 31, 2006 and 2005 are as follows:

	2006	2005
Demand	$50,602,872	$50,729,989
Savings	39,370,654	45,734,653
Time deposits:
In excess of $100,000	32,304,548	29,623,053
Other	93,444,467	87,507,953

Total interest-bearing deposits	$215,722,541	$213,595,648

     At December 31, 2006, stated maturities of time deposits were as follows:

2007	$100,391,500
2008	14,698,987
2009	4,331,480
2010	4,236,687
2011	2,052,205
2012 and beyond	38,156

Total	$125,749,015

NOTE 5 – BORROWINGS
Short-term borrowings
     Short-term borrowings include overnight repurchase agreements, Federal funds purchased and a $5,000,000 short-term advance through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2006	2005
Balance at year-end	$28,022,077	$21,417,616
Average balance outstanding	32,974,064	20,243,476
Maximum month-end balance	41,468,292	29,467,123
Weighted-average rate at year-end	3.71%	1.54%
Weighted-average rate during the year	3.84	1.64

Other borrowings
The following table sets forth information concerning other borrowings:

	MATURITY RANGE		WEIGHTED AVERAGE	STATED INTEREST RATE		AT DECEMBER 31,
Description	From	To	INTEREST RATE	From	To	2006	2005
— —
Fixed rate	3/03/06	3/03/06	2.15%	2.15%	2.15%	$—	$5,000,000
Fixed rate amortizing	1/01/07	3/01/17	6.45	5.60	7.15	2,499,399	3,067,840

						$2,499,399	$8,067,840

Maturities of other borrowings at December 31, 2006, are summarized as follows:

YEAR ENDING DECEMBER 31,	AMOUNT	WEIGHTED-AVERAGE RATE

2007	$475,513	6.42%
2008	417,127	6.42
2009	369,517	6.42
2010	322,234	6.42
2011	247,456	6.47
2012 and beyond	667,552	6.48

	$2,499,399	6.44%

     Monthly principal and interest payments are due on the borrowings, additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement At December 31, 2006 the Company has the capacity to borrow an additional $55.3 million from the FHLB.

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 6 – INCOME TAXES
     The provision for income taxes consists of the following for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Current	$1,234,325	$759,163	$537,754
Deferred	198,675	408,837	115,246

Total income tax provision	$1,433,000	$1,168,000	$653,000

     The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2006	2005	2004
Expected provision using statutory federal income tax rate	$1,544,700	$1,373,800	$1,080,900
Tax-exempt income on state and municipal securities and political subdivision loans	(138,600)	(218,400)	(474,500)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	11,800	14,300	24,700
Other	15,100	(1,700)	21,900

Total income tax provision	$1,433,000	$1,168,000	$653,000

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
Allowance for loan losses	$626,600	$524,000
Alternative minimum tax credit carryforwards	—	296,000
Unrealized loss on securities available-for-sale	300,650	300,275
Other	26,950	24,225

Deferred tax assets	954,200	1,144,500

Depreciation of premises and equipment	(334,200)	(389,800)
Federal Home Loan Bank stock dividends	(459,600)	(405,600)
Deferred loan fees	(81,700)	(68,300)
Other	(68,200)	(72,000)

Deferred tax liabilities	(943,700)	(935,700)

Net deferred tax assets	$10,500	$208,800

     The Company had no available alternative minimum tax credit carry forwards at December 31, 2006. Tax credit carry forwards of approximately $296,000 were utilized during 2006 as the computed regular tax exceeded the alternative minimum tax.
     The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2006 and 2005 in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 6 – INCOME TAXES (Continued)
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
NOTE 7 – EMPLOYEE BENEFITS
     The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.5% of each eligible participant’s compensation for 2006, 2% for 2005 and 1% of each eligible participant’s compensation for 2004. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $232,000, $159,000, and $111,000 for 2006, 2005, and 2004, respectively.
     During 2006, the Board of Directors granted options to various executive officers of the Company, including options to purchase 29,760 shares of the Company’s common shares at an exercise price of $18.00 per share through March 2016. There were no stock options granted during 2005. During 2004, the Board of Directors granted options to another executive officer to purchase 1,000 shares at an exercise price of $19.00 per share through August 9, 2009. During 2003, the Board of Directors granted options to various executive officers of the Company, including options to purchase 10,000 shares of the Company’s common shares at an exercise price of $17.75 per share through May 19, 2008 to one executive officer, and options to purchase 1,000 shares each to two other officers at an exercise price of $17.50 per share through July 31, 2008. Effective December 31, 2002, the Board of Directors granted to various officers and employees of the Bank, options to purchase a total of 14,660 shares of common stock under the Company’s Share Incentive Plan, with those options exercisable on the anniversary of the grant date in annual 20% increments. The exercise price for the options is the December 31, 2002 market price of $16.05 per share and the options expire 10 years from the grant date.
     The following summarizes stock options activity for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
		EXERCISE		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE	SHARES	PRICE

Outstanding at beginning of year	21,970	$17.09	42,820	$16.09	42,485	$16.02
Granted	29,760	18.00	—	—	1,000	19.00
Exercised	—	—	—	—	—	—
Forfeited	(485)	(16.05)	(20,850)	(15.04)	(665)	(16.05)

Outstanding at end of year	51,245	$17.63	21,970	$17.09	42,820	$16.09

Options exercisable at year-end	19,788	$17.20	18,361	$17.29	36,964	$16.10

Weighted-average fair value of options granted during year		$1.26		N/A		$2.94

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 7 – EMPLOYEE BENEFITS (Continued)
     Options outstanding at December 31, 2006 were as follows:

	OUTSTANDING		EXERCISABLE
		WEIGHTED AVERAGE		WEIGHTED
		REMAINING		AVERAGE
RANGE OF		CONTRACTUAL LIFE		EXERCISE
EXERCISABLE PRICES	NUMBER	(YEARS)	NUMBER	PRICE

$16.05	8,485	5.92	6,788	$16.05
17.50	2,000	1.56	2,000	17.50
17.75	10,000	1.37	10,000	17.75
18.00	29,760	9.12	—	—
19.00	1,000	2.57	1,000	19.00

Outstanding at year-end	51,245	3.01	19,788	$17.20

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
     The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2006 and 2005:

	CONTRACT AMOUNT
	2006	2005
Commitments to extend credit	$69,989,000	$58,527,000

Letters of credit	$882,000	$541,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable; recognized inventory; property, plant and equipment; and income-producing commercial properties.
     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2006, are due on demand or expire in 2007. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate .

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 9 – RELATED-PARTY TRANSACTIONS
     In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2006:

CONTRACT AMOUNT
2006
Balance at beginning of year	$6,160,817
New loans and advances	423,142
Repayments, including loans sold	(1,436,501)

Balance at end of year	$5,147,458

     Deposits from executive officers, directors and their related business interests at December 31, 2006 and 2005 were approximately $3,803,000 and $4,927,000, respectively.
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
     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
     As of December 31, 2006, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that Management believes have changed the Bank’s category.

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 10 – REGULATORY MATTERS (Continued)
     The actual capital amounts and ratios of the Company and Bank as of December 31, 2006 and 2005, are also presented in the following table (dollars in thousands):

					MINIMUM REQUIRED
			MINIMUM REQUIRED		TO BE WELL-CAPITALIZED
			FOR CAPITAL		UNDER PROMPT CORRECTIVE
	ACTUAL		ADEQUACY PURPOSES		ACTION REGULATIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

As of December 31, 2006
Total capital (to risk-weighted assets)
Consolidated	$38,259	17.7%	$17,337	8.0%	$21,671	10.0%
Bank	35,460	16.4	17,298	8.0	21,623	10.0

Tier I capital (to risk-weighted assets)
Consolidated	35,652	16.5	8,668	4.0	13,002	6.0
Bank	32,853	15.2	8,649	4.0	12,974	6.0

Tier I capital (to average assets)
Consolidated	35,652	11.1	12,816	4.0	16,020	5.0
Bank	32,853	10.3	12,781	4.0	15,976	5.0

As of December 31, 2005
Total capital (to risk-weighted assets)
Consolidated	$38,196	18.2%	$16,772	8.0%	$20,965	10.0%
Bank	35,562	17.0	16,766	8.0	20,957	10.0

Tier I capital (to risk-weighted assets)
Consolidated	35,750	17.1	8,386	4.0	12,579	6.0
Bank	33,116	15.8	8,383	4.0	12,574	6.0

Tier I capital (to average assets)
Consolidated	35,750	11.1	12,905	4.0	16,131	5.0
Bank	33,116	10.3	12,869	4.0	16,087	5.0
     The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, at January 1, 2007, the Bank would need to obtain the approval of the State of Ohio Division of Financial Institutions to move additional monies to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding 10 percent of the Bank’s common stock and capital surplus.

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 11 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION
     A summary of condensed financial information of the parent company as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 are as follows:
CONDENSED BALANCE SHEETS

	2006	2005
Assets
Cash deposited with subsidiary bank	$1,793,833	$1,620,795
Investment in subsidiary bank	32,271,581	32,528,304
Securities available-for-sale	805,281	816,179
Other assets	199,625	204,981

Total assets	$35,070,320	$35,170,259

Liabilities and Shareholders’ Equity
Shareholders’ equity:
Common stock	16,673,667	16,673,667
Additional paid-in capital	6,427,765	6,413,915
Retained earnings	16,248,608	14,752,250
Treasury stock	(3,696,102)	(2,086,686)
Accumulated other comprehensive income	(583,618)	(582,887)

Total shareholders’ equity	35,070,320	35,170,259

Total liabilities and shareholders’ equity	$35,070,320	$35,170,259

CONDENSED STATEMENTS OF INCOME

	2006	2005	2004
Interest on securities	$27,230	$25,273	$24,837
Dividends from subsidiary	3,600,000	3,910,886	1,375,221

Total income	3,627,230	3,936,159	1,400,058
Operating expenses	377,769	377,211	157,521

Income before taxes and undistributed equity income of subsidiary	3,249,461	3,558,948	1,242,537
Income tax benefit	125,000	128,000	54,000
Equity income in subsidiary, net of dividends	(264,356)	(814,309)	1,229,698

Net income	$3,110,105	$2,872,639	$2,526,235

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 11 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005	2004
Cash flows from operating activities:
Net income	$3,110,105	$2,872,639	$2,526,235
Adjustments to reconcile net income to cash provided by operations:
Security accretion	(187)	(187)	(187)
Software amortization	6,667	5,000	—
Equity income in subsidiary, net of dividends	264,356	814,309	(1,229,698)
Stock compensation expense	13,850	—	—
Change in other assets, liabilities	3,000	(73,879)	(17,000)

Net cash provided by operating activities	3,397,791	3,617,882	1,279,350

Cash flows from investing activities:
Purchase of investment securities	(1,590)	(304,376)	—
Purchase of software	—	(20,000)	—

Net cash used in investing activities	(1,590)	(324,376)	—

Cash flows from financing activities:
Purchase of treasury shares	(1,609,416)	(1,459,752)	—
Cash dividends paid	(1,613,747)	(1,822,491)	(1,337,323)

Net cash used in financing activities	(3,223,163)	(3,282,243)	(1,337,323)

Net change in cash	173,038	11,263	(57,973)
Cash at beginning of year	1,620,795	1,609,532	1,667,505

Cash at end of year	$1,793,833	$1,620,795	$1,609,532

NOTE 12 – OTHER COMPREHENSIVE INCOME (LOSS)
     The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Unrealized holding losses on available-for-sale securities	$(57,908)	$(1,225,090)	$(555,212)
Unrealized holding gains on held-to-maturity securities transferred to the available-for-sale category	—	—	1,639,462
Less reclassification adjustment for securities losses (gains) recognized in income	56,800	(247,047)	(587,916)

Net unrealized holding gains (losses)	(1,108)	(1,472,137)	496,334
Federal income tax provision (benefit)	(377)	(500,527)	168,754

Other comprehensive income (loss)	$(731)	$(971,610)	$327,580

CSB Bancorp, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 13 – FAIR VALUES OF FINANCIAL INSTRUMENTS
     The estimated fair values of recognized financial instruments as of December 31, 2006 and 2005, are as follows:

	2006		(Dollars in Thousands)	2005
	CARRYING	FAIR		CARRYING	FAIR
	AMOUNTS	VALUE		AMOUNTS	VALUE

Financial assets:
Cash and cash equivalents	$17,653	$17,653		$16,650	$16,650
Securities	70,241	70,241		81,220	81,220
Loans, net	229,825	226,830		212,574	212,139
Accrued Interest Receivable	1,414	1,414		1,389	1,389

Financial liabilities:
Deposits	$260,178	$259,702		$255,403	$255,053
Short-term borrowings	28,022	28,022		21,418	21,418
Other borrowings	2,499	2,515		8,068	7,998
Accrued Interest Payable	350	350		244	244
     For purposes of the above disclosures of estimated fair value, the following assumptions were used. Estimated fair value for cash and due from banks was considered to be carrying value. Estimated fair value of securities was based on quoted market values for the individual securities or equivalent securities. Fair value for loans was estimated for portfolios of loans with similar financial characteristics. Fair value of loans was estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar anticipated maturities. Fair value of non-accrual loans was based on carrying value.
     Fair value of core deposits, including demand deposits, savings accounts and certain money market deposits, was the amount payable on demand. Fair value of fixed-maturity certificates of deposit was estimated using the rates offered at December 31, 2006 and 2005, for deposits of similar remaining maturities. Estimated fair value does not include the benefit that results from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Overnight federal funds purchased and securities sold under repurchase agreement, classified as short-term borrowings, are valued at carrying value as they represent liabilities that are due on demand. Other borrowings with terms greater than one year are fair valued based upon a discounted cash flow approach. Estimated fair value of accrued interest was determined to be the carrying amounts since these financial instruments generally represent obligations that are due on demand.
     The Company also has unrecognized financial instruments at December 31, 2006 and 2005. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $70,871,000 at December 31, 2006 and $59,100,000 at December 31, 2005. Such amounts are also considered to be the estimated fair values.

2006 Report to Shareholders
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
continued
NOTE 13 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)
     The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates .
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
NOTE 15 – QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2006 and 2005:

				BASIC	DILUTED
	INTEREST	NET INTEREST	NET	EARNINGS	EARNINGS
	INCOME	INCOME	INCOME	PER SHARE	PER SHARE

2006
First quarter	$4,708,719	$3,294,273	$773,906	$.30	$.30
Second quarter	5,006,077	3,272,933	676,653	.27	.27
Third quarter	5,156,066	3,294,090	813,564	.32	.32
Fourth quarter	5,173,890	3,306,165	845,982	.34	34

2005
First quarter	$3,974,179	$2,928,704	$666,813	$.25	$.25
Second quarter	4,218,725	3,028,387	613,744	.23	.23
Third quarter	4,471,807	3,213,989	689,373	.26	.26
Fourth quarter	4,692,564	3,374,499	902,709	.35	.35

CSB Bancorp, Inc.
OFFICERS OF THE COMMERCIAL & SAVINGS BANK
Linda C. Amos
Assistant Vice President/Mortgage Loan Officer
Becky A. Baker
Assistant Vice President/Banking Center Manager
Pamela S. Basinger
Vice President/Financial Officer
Deborah S. Berner
Vice President/Marketing, Public Relations
Pamela L. Bromund
Assistant Vice President/Loan Operations Supervisor
C. Dawn Butler
Vice President/Banking Center Manager
Beverly A. Carr
Operations Officer, Deposit Processing
Colby M. Chamberlin
Vice President/Commercial Lender
Dale J. Clinton
Vice President/Internal Auditor
G. Gail Cochran
Assistant Vice President/Executive Loan Secretary
Peggy L. Conn
Corporate Secretary
Marianne Davis
Assistant Cashier/Banking Center Manager
Paula S. Foy
Vice President
Rick L. Ginther
President/CEO of The Commercial & Savings Bank
Loretta Gray
Assistant Cashier/Assistant Banking Center Manager
Paul D. Greig
Senior Vice President/Chief Operation/Information Officer
Marcella K. Hawkins
Assistant Vice President/Trust Officer
Julie A. Jones
Vice President/Director of Human Resources
Stephen K. Kilpatrick
First Vice President/ Senior Credit Officer
Betty C. Lyon
Assistant Vice President/Banking Center Manager
Jason R. McCulloch
Assistant Vice President/Brokerage Manager
Sherry A. McRobie
Assistant Cashier/Banking Center Manager
Paula J. Meiler
Senior Vice President/Chief Financial Officer
A. Lee Miller
Vice President/Cash Management & Special Projects
Edward J. Miller
Vice President/Banking Center Services
Daniel L. Muse
Operations Officer
Lisa M. Nelson
Assistant Vice President, Banking Center Manager
Pamela S. Null
Vice President/Compliance Officer
Shawn E. Oswald
Vice President/Information System Director
Chris S. Rickly
Assistant Vice President/Commercial Lender
Thomas S. Rumbaugh
Vice President/Trust Officer
Rebecca J. Shultz
Assistant Vice President/Loan Officer
Scott A. Stallman
Operations Officer
Harland L. Stebbins
First Vice President/Senior Loan Officer
Eddie L. Steiner
Chairman, The Commercial & Savings Bank President/CEO of CSB Bancorp, Inc.
Eric D. Strouse
Vice President/Commercial Lender
Ronald L. Stutzman
Assistant Vice President/Banking Center Manager
Jennifer M. Thorpe
Assistant Vice President/Senior Credit Analyst
William R. Tinlin
Vice President/Recovery/Security
Brian D. Troyer
Assistant Vice President/Trust Operations
Marsha Walker
Assistant Vice President/Banking Center Manager
I. Milton Wayland
Assistant Vice President/Loan Officer
Jane C. Whitmer
Assistant Cashier/Assistant Banking Center Manager
Ervin C. Yoder
Vice President/Business Development Officer

2006 Report to Shareholders
GENERAL INFORMATION
THE COMMERCIAL & SAVINGS BANK

Information & Customer Service	330-674-9015 or 1-800-654-9015
24 Hour Xpress Phone Banking	330-674-2720 or 1-888-438-2720
Loan Services 91 N. Clay, Millersburg	Personal Loans 330-763-2823
Business Loans 330-763-2822
Trust & Investment Services 91 N. Clay, Millersburg	Holmes & Tuscarawas County 330-674-2397
Trust & Investment Services 146 E. Liberty, Suite 230, Wooster	Wayne County 330-264-0334
24 Hour Xpress Net Banking & BillPay	www.csb1.com

CSB BANKING CENTERS

Millersburg Banking Centers
Clinton Commons 2102 Glen Dr. (Drive-Up ATM)	330-674-2265
Jackson 6 W. Jackson	330-674-9015
South Clay 91 S. Clay (Drive-Up ATM)	330-674-0687

Berlin Banking Center 4587 S.R. 39, Berlin (Drive-Up ATM)	330-893-3565
Charm Banking Center 4440 C.R. 70, Charm (Walk-Up ATM)	330-893-3323
Orrville Area Banking Center 461 Wadsworth Road, Orrville (Drive-Up ATM)	330-682-8000
Shreve Banking Center 333 W. South, Shreve (Drive-Up ATM)	330-567-2226
Sugarcreek Banking Center 127 S. Broadway, Sugarcreek (Drive-Up ATM)	330-852-4444
Walnut Creek Banking Center 4980 Olde Pump, Walnut Creek (Walk-Up ATM)	330-893-2961
Winesburg Banking Center 2225 U.S. 62, Winesburg (Drive-Up ATM)	330-359-5543

SHAREHOLDER & GENERAL INQUIRIES	Stock Listing Common Symbol: CSBB.OB

Corporate Office 91 N. Clay, Millersburg	330-674-9015
If you have questions regarding your CSB Bancorp, Inc. stock, please contact:
Registrar and Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948
www.rtco.com
Legal Counsel
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:
Jay McCulloch
Investment Executive
Infinex Financial Group
Located at The Commercial & Savings Bank
91 North Clay Street
P.O. Box 50
Millersburg, Ohio 44654
330-674-2397 • 800-654-9015
George Geissbuhler
Sweney Cartwright & Co.
17 South High Street, Suite 300
Columbus, Ohio 43215
800-334-7481
Linda Reall
Capital Securities of America, Inc.
150 Grand Trunk Avenue
Hartville, Ohio 44632
800-494-9497
CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:
Paula J. Meiler
Chief Financial Officer
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015 • 800-654-9015
The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 25, 2007 at 7:00 pm, at the Carlisle Inn in Walnut Creek, Ohio.