Form 10-K, Exhibit 13
period 2007-12-31
CSB BANCORP INC /OH
filed 2008-03-07
CIK 880417

Exhibit 13

2007 Financial Highlights	4
2007 Letter to Shareholders	5
2007 Financial Review	10
Report on Management’s Assessment of Internal Control over Financial Reporting	24
Report of Independent Registered Public Accounting Firm	24
Consolidated Balance Sheets	25
Consolidated Statements of Income	26
Consolidated Statements of Shareholders’ Equity	27
Consolidated Statements of Cash Flows	28
Summary of Significant Accounting Policies	30
Notes to Consolidated Financial Statements	35
Officers of The Commercial & Savings Bank	49
General Information	50

▼  2007 FINANCIAL HIGHLIGHTS
For the years ended December 31, 2007 and 2006
Dollars in thousands, except per share data

Consolidated Results	2007	2006	% Change
Net interest income	$13,326	$13,168	1%
Net interest income– fully taxable-equivalent (“FTE”) basis	13,470	13,377	1
Noninterest income	3,035	2,592	17
Provision for loan losses	472	302	56
Noninterest expense	10,701	10,915	-2
Net income	3,514	3,110	13

At Year-end

Loans, net	$254,073	$229,825	11%
Assets	350,270	327,240	7
Deposits	259,386	260,178	<-1
Shareholders’ equity	36,278	35,070	3
Cash dividends declared	0.72	0.64	13
Book value	14.82	14.03	6
Market price	17.75	19.00	-7
Basic earnings per share	1.42	1.23	15
Diluted earnings per share	1.42	1.23	15

Financial Performance

Return on average assets	1.07%	0.97%
Return on average equity	9.82	8.95
Net interest margin	4.31	4.38
Efficiency ratio	64.90	69.35

Capital Ratios

Risk-based capital:
Tier 1	15.30%	16.50%
Total	16.40	17.70
Leverage	11.00	11.10
4           CSB Bancorp, Inc.  |   2007 Annual Report to Shareholders

▼  2007 LETTER TO SHAREHOLDERS
Dear Fellow Shareholder
     The employees, officers and directors of CSB Bancorp, Inc. are pleased to present this annual report to the Company’s shareholders. While the overall economy lost momentum in 2007, CSB delivered increased earnings for the seventh consecutive year, maintained solid credit quality, renovated a banking center and expanded into a new market.
2007 Financial Overview
     The Company continued to grow during 2007, with average total assets reaching a new high of $327 million and finishing the year at $350 million. Total loan balances also reached record levels, averaging $242 million for the year, while average total deposit balances of $253 million are the fourth highest in Company history.
     The Company delivered net income of $3.5 million, driven by record net interest income of $13.3 million and record noninterest income of $3.0 million. Noninterest expenses declined 2% to the second lowest total operating expense in the past seven years.
     These achievements led to noticeable improvement in key performance measures. Return on average assets improved to 1.07%, our highest return since 1999, and the return on average shareholders’ equity reached 9.82%. More details about the Company’s performance metrics are included in the graphical section throughout this letter.
Investing in Facilities
     While more and more banking transactions occur electronically, we recognize our customers appreciate the convenience of clean, well-lighted and inviting banking centers in which to transact their banking business. Our South Clay Street facility was built in 1975 because of the need for drive-through convenience in downtown Millersburg. During 2007, we completely renovated the South Clay banking center, expanding the entranceway, creating new office space for customer privacy, adding a metal roof, new flooring, wall décor and counters.
     The South Clay Street renovation enabled the final transfer of banking operations from our 6 West Jackson Street location. Our departure from the building that served as CSB’s main office since 1907 came with bittersweet emotion. It seemed as if we were letting go of an old friend. And yet, the need for enhanced customer-friendly facilities, handicap accessibility and convenient parking could not be ignored. Coupled with the improved efficiencies afforded by the 1999 opening of the Operations Center at 91 North Clay Street, we simply could not justify continuing to operate three locations within a two-block area in the center of Millersburg. At the time of this writing, we are seeking a new owner for the grand “main office” at 6 West Jackson Street and are hopeful it can be utilized to the benefit of the greater Millersburg community for many years to come.
     In March 2007, we opened a new banking center near
CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders          5

Orrville, Ohio. Located on State Route 57, the Orrville Area banking center serves customers primarily in and around the nearby communities of Apple Creek, Burton City, Dalton, Kidron, and Marshallville in addition to Orrville.
     Finally, two banking centers celebrated anniversaries during 2007, with Walnut Creek recognizing 40 years of continuous operation and Charm, 20 years. We are privileged to serve these communities and are most grateful for the loyal support of customers who utilize these two banking centers.
Trust and Brokerage Services Continue to Grow
     CSB’s Trust department began operations in 1995 and has become a profitable and growing segment of the Company. A majority of the department’s current clients are located in Holmes and Wayne Counties, although the client base extends across eastern Ohio and beyond. CSB’s Trust department specializes in both personal trust and employer-sponsored retirement plans. With over $70 million in assets under management, the department has grown at double digit rates for the past two years and is now accretive to Company earnings.
The Economy
     The national economy turned soft during 2007, triggered initially by a broad and protracted slowdown in housing sales. As often happens, a domino effect set in when demand for homes eased and the inventory of homes available for sale increased. What followed was a decline in home valuations, which in turn lowered the amount of equity available to many homeowners.
     At the same time, many sub-prime mortgage borrowers discovered they could not meet new monthly payment amounts as their adjustable mortgage rates reset. Because of the declining home valuations, many sub-prime borrowers did not have enough equity in their homes to be able to refinance the debt and a spike in default rates soon developed. As mortgage defaults increased, many mortgage lenders tightened credit requirements.
     The broader credit markets have reverberated from this collapse of the nation’s housing bubble and the sub-prime mortgage scare. Across the country, the majority of home mortgages created in the past ten years have been bundled into pooled securities and resold on financial markets. With concern about the underlying credit quality of many of these securities, the market of buyers for these instruments dried up during the summer of 2007. A liquidity crunch developed from the lack of demand for mortgage-backed securities. This, in
6          CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

turn, further slowed the economy and caused some mortgage lenders to cease operations.
     In August 2007, the Federal Reserve lowered managed interest rates for the first time in four years and followed with a series of interest rate reductions intended to provide liquidity and to support continued economic expansion. Simultaneously, the Federal Reserve and FDIC began efforts to assist banks, mortgage lenders and borrowers with loss mitigation strategies. Still, the overall economic outlook for 2008 remains uncertain.
     The good news is that CSB has not been a lender in sub-prime mortgages and we have been able to maintain high overall quality within our loan portfolio. We extend commercial loans, home mortgages and home equity lines to credit-worthy borrowers. While we have access to, and do sell, long-term fixed rate mortgage loans on the secondary market, we retain the vast majority of loans we originate. The Company has also maintained a high quality investment portfolio, refraining from investing in collateralized obligations secured by sub-prime mortgages.
Our Strategy
     This brings us to CSB’s strategy of delivering consistently solid financial performance, built on high quality credit and investment portfolios with comparatively low embedded risk. We develop and sustain core earnings primarily through building relationships with credit-worthy business, public-entity, and individual customers. These relationships generate the majority of our net interest income and noninterest revenues, and combined with ever-improving operational efficiencies, are the key to our profitable and consistent performance.
     We have built our business model around the delivery of consistently excellent lending, deposit and financial service products. We provide advanced Cash Management Services for business customers, including Internet banking, Direct Deposit of Payroll, Direct Debit, Wire Transfer, Merchant Card Services, Tax Payments and Remote Deposit Capture. For retail customers, we have developed a highly effective suite of Electronic Banking Services, including Internet banking, ATMs, Free BillPay, Telephone Banking, Debit Cards, and Direct Deposit.
     We believe this continuous commitment to excellence in the delivery of products and services is a point of distinction in CSB’s community bank model. By providing customers excellent financial services promptly, in a friendly and genuinely caring manner, we not only help them achieve their financial goals,
CSB Bancorp, Inc.   |  2007 Annual Report to Shareholders          7

but also contribute toward the economic well-being of the communities we serve.
     In the past year, we introduced the 30-Day Savers CD and enhanced the value of free checking in our continuing efforts to deliver excellence to the various segments of our retail customer market. The 30-Day Savers CD is a safe investment with a low minimum balance and competitive interest rate, and allows customers the flexibility to make regular deposits in person or electronically. Our free Value Checking is now available to customers who maintain six (6) debit card transactions a month, in addition to those who qualify with a monthly direct deposit to their account.
Why We Do What We Do
     Our entire strategy is built on our mission of creating value for our shareholders and enhancing the quality of life in the communities we serve. Successful execution of this strategy has enabled six consecutive years of increased dividends and enhanced financial performance.
     CSB employees are actively involved through volunteerism and other ways of contributing in the communities we serve. While too numerous to mention, CSB employees have leadership roles in many area organizations including Goodwill, Habitat for Humanity, school boards, township government, downtown and main street revitalization, library, fire departments, VITA, chamber of commerce and various other business associations.
Looking to the Future
     There is little doubt that 2008 will be a challenging year. The credit and financial markets remain shaky, and our national economy, while resilient, is sputtering along and unlikely to post a strong rebound in the near-term.
     Closer to home, we expect the local economy, while not robust, to remain fairly steady. The primary market area we serve has a well-diversified economy and the area’s unemployment rate remains among the lowest in the state. The population in our market area has been growing at a modest but steady rate and is projected to continue to do so. In our view, Holmes, Tuscarawas, Wayne and the contiguous counties we serve offer a substantive market for excellence in community banking within the context of our business model of maintaining high credit quality.
     We have positioned the Company to compete effectively on core loan and deposit products, and will continue seeking expanded financial services and improved operating efficiencies.
8           CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

Still, competition is plentiful, and we expect continued pressure on net interest margins in particular.
     Toward that end, in 2008 we will further invest in the Company and its ability to provide excellence in banking and financial services. We are presently leveraging our technology platform to lower operating costs while enhancing our debit and credit card systems and electronic banking services. Through these and other initiatives, we will continue raising our standard of product and service excellence.
     We will also continue pursuing growth opportunities. The Company’s capital strength affords the ability to actively engage in developing new markets. Wherever we go, we will continue to focus on building lasting customer relationships. Whether the customer is a commercial entity, a public or not-for-profit entity, or one of the thousands of individuals with deposit and loan relationships with CSB, we value the opportunity to meet each customer’s banking needs through excellence in products and service.
     As you review the accompanying charts and formal report of our financial condition and operating results, we believe you will find that our strategy of delivering excellence in community banking is yielding compelling results.
     Thank you for being a shareholder of CSB Bancorp, Inc. We hope to see you at the Company’s annual meeting on Wednesday, April 23, 2008.

Eddie L. Steiner	John R. Waltman
President and Chief Executive Officer	Chairman, Board of Directors
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          9

2007 FINANCIAL REVIEW  ▼
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
     The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, trust, and brokerage services. Its customers are located primarily in Holmes County and portions of surrounding counties in Ohio. The general economic conditions in the Company’s market area have been sound. Unemployment statistics have generally been among the lowest in the State of Ohio, and the area has experienced stable to slightly lower real estate values, a result of the inventory of homes available for sale remaining at moderate levels.
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
10           CSB Bancorp, Inc. | 2007 Annual Report to Shareholders

▼  2007 FINANCIAL REVIEW
Selected Financial Data
The following table sets forth certain selected consolidated financial information:

	2007	2006	2005	2004	2003
		(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$21,231	$20,045	$17,358	$15,074	$15,414
Total interest expense	7,904	6,877	4,812	3,874	4,631

Net interest income	13,326	13,168	12,546	11,200	10,783
Provision (credit) for loan losses	472	302	283	423	(51)

Net interest income after provision (credit) for loan losses	12,854	12,866	12,263	10,777	10,834
Noninterest income	3,035	2,592	2,580	2,680	2,155
Noninterest expenses	10,701	10,915	10,803	10,278	10,799

Income before income taxes	5,188	4,543	4,041	3,179	2,190
Income tax provision	1,674	1,433	1,168	653	130

Net income	$3,514	$3,110	$2,873	$2,526	$2,060

Per share of common stock:
Basic income per share	$1.42	$1.23	$1.09	$0.96	$0.78
Diluted income per share	1.42	1.23	1.09	0.95	0.78
Dividends	0.72	0.64	0.56	0.52	0.48
Book value	14.82	14.03	13.64	13.69	13.13

Average basic common shares outstanding	2,467,110	2,526,914	2,638,697	2,644,582	2,638,360
Average diluted common shares outstanding	2,467,812	2,532,592	2,642,301	2,650,948	2,641,887

Year-end balances:
Loans, net	$254,073	$229,825	$212,574	$215,510	$210,796
Securities	74,526	70,241	81,220	76,228	67,773
Total assets	350,270	327,240	320,989	317,340	306,180
Deposits	259,386	260,178	255,403	247,951	248,958
Borrowings	53,329	30,521	29,485	32,062	21,372
Shareholders’ equity	36,278	35,070	35,170	36,208	34,718

Average balances:
Loans, net	$239,405	$222,952	$218,187	$214,330	$206,685
Securities	66,966	74,994	71,866	73,342	70,027
Total assets	327,771	319,749	316,612	312,534	302,601
Deposits	253,221	247,543	249,007	241,674	236,525
Borrowings	37,278	35,824	30,083	34,540	30,981
Shareholders’ equity	35,772	34,766	36,290	35,332	34,360

Selected ratios:
Net interest margin	4.31%	4.38%	4.23%	3.83%	3.81%
Return on average total assets	1.07	0.97	0.91	0.81	0.68
Return on average shareholders’ equity	9.82	8.95	7.92	7.15	6.00
Average shareholders’ equity as a percent of average total assets	10.91	10.87	11.46	11.31	11.35
Net loan charge-offs as a percent of average loans	.20	0.06	0.19	0.14	0.09
Allowance for loan losses as a percent of loans at year-end	1.01	1.12	1.14	1.18	1.15
Shareholders’ equity as a percent of total year-end assets	10.36	10.72	10.96	11.41	11.34
Dividend payout ratio	50.70	51.89	51.47	54.44	61.48
CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders          11

2007 FINANCIAL REVIEW  ▼
Results of Operations
Net Income
     Net income for 2007 was $3,514,000 an increase of $404,000 or 13.0% from 2006. Basic and diluted net income per share was $1.42 and $1.23 for the years ended December 31, 2007 and 2006, respectively. Return on average assets was 1.07% in 2007 compared to 0.97% in 2006, and return on average shareholders’ equity was 9.82% in 2007 compared to 8.95% in 2006.
     Net income for 2006 was $3,110,000 or $1.23 per basic and diluted share as compared to $2,873,000 or $1.09 per basic and diluted share for 2005. This equated to a return on average assets of 0.97% in 2006 and 0.91% in 2005, while the return on average shareholders’ equity for the same periods was 8.95% and 7.92%, respectively.
Net Interest Income
     Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income for the year of 2007 was $21.2 million, an increase of $1.2 million or 5.9% from $20.0 million reflected for the year ended December 31, 2006. Interest and fees on loans increased $1.4 million, or 8.3%, to $18.0 million from $16.6 million in 2006. The increase is mainly attributable to an increase in average loan volume of $16.5 million in 2007 as well as an increase of seven basis points average yield over 2006. Interest income on securities decreased $210,000 as the average balance in investments was decreased by $8.0 million in 2007 to provide funding for loan growth within the Company’s market area. Other interest income rose $14,000 to $27,000 as both the volume and rate of overnight federal funds increased in 2007.
     Interest income for 2006 was $20.0 million, increasing $2.7 million from $17.4 million in 2005. Interest and fees on loans was $16.6 million, an increase of $2.3 million, or 16.0%, from 2005. This increase was mainly attributable to an increased yield on loans of 88 basis points. Interest income on securities increased $521,000, a result of increased volume of average taxable investments, as well as an increase in yield of 53 basis points on the total portfolio from 2005 to 2006. Mortgage-backed securities were added to the portfolio to provide current cash flow as well as the ability to use the securities to secure public fund deposits and collateralize the increase in outstanding balances of customer repurchase agreements as customers expand their usage of cash management services offered by the Company. Other interest income declined $133,000, the result of the decreased average balances of federal funds sold as growth in both loans and taxable securities were funded during 2006.
     Interest expense for 2007 was $7.9 million, an increase of $1.0 million or 14.9%, from 2006. The Company’s interest expense on deposits increased $934,000 or 17.2%, due primarily to a 40 basis point increase in the average rate paid on deposits.
     Interest expense for 2006 was $6.9 million, an increase of $2.1 million or 42.9%, from 2005. The Company’s interest expense on deposits increased $1.3 million in 2006, due primarily to a 65 basis point increase in the average rate paid on deposits, as short-term interest rates rose in 2006 partially offset by an average volume decrease of $2.5 million on interest-bearing deposits in 2006. Interest expense on total borrowings rose $775,000 in 2006, primarily due to a $6.5 million average balance increase in customer repurchase agreements to $19.8 million in 2006 from $13.3 million in 2005, while average rates paid increased to 3.14% in 2006 from 0.81% in 2005.
     Net interest income for 2007 increased by $158,000 to $13.3 million. The $8.8 million increase in average interest-earning assets was offset somewhat by a 7 basis point decrease in the net interest margin as rates increased faster on interest-bearing liabilities than interest-earning assets.
     Net interest income for 2006 increased by $622,000 to $13.2 million. The $4.3 million increase in average interest-earning assets was enhanced by a 15 basis point increase in the net interest margin as rates increased faster on interest-earning assets than interest-bearing liabilities.
12           CSB Bancorp, Inc.  |   2007 Annual Report to Shareholders

▼  2007 FINANCIAL REVIEW
     The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates:

	Average Balances, Rates and Yields
	(Dollars in thousands)
	2007			2006			2005
	AVERAGE			AVERAGE			AVERAGE
	BALANCE(1)	INTEREST	RATE(2)	BALANCE(1)	INTEREST	RATE(2)	BALANCE(1)	INTEREST	RATE(2)

Interest-earning assets
Federal funds sold	$458	$25	5.44%	$250	$11	4.28%	$3,848	$145	3.77%
Interest-earning deposits	62	2	2.58	18	1	9.44	36	1	1.39
Securities:
Taxable	61,673	2,928	4.75	66,951	3,006	4.49	57,930	2,243	3.87
Tax exempt	5,293	251	4.75	8,043	383	4.76	13,936	625	4.49
Loans[3]	241,979	18,025	7.45	225,445	16,644	7.38	220,655	14,344	6.50

Total interest-earning assets	309,465	21,231	6.86%	300,707	20,045	6.67%	296,405	17,358	5.86%
Noninterest-earning assets
Cash and due from banks	10,980			11,027			11,821
Bank premises and equipment, net	7,719			7,864			8,323
Other assets	2,181			2,644			2,531
Allowance for loan losses	(2,574)			(2,493)			(2,468)

Total assets	$327,771			$319,749			$316,612

Interest-bearing liabilities
Demand deposits	$45,606	257	0.56%	$46,096	232	0.50%	$49,021	192	0.39%
Savings deposits	41,123	511	1.24	41,528	411	0.99	44,759	357	0.80
Time deposits	124,752	5,585	4.48	120,981	4,775	3.95	117,373	3,579	3.05
Borrowed funds	37,278	1,552	4.16	35,824	1,459	4.07	30,083	684	2.27

Total interest-bearing liabilities	248,759	7,905	3.18%	244,429	6,877	2.81%	241,236	4,812	1.99%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	41,740			38,938			37,855
Other liabilities	1,500			1,616			1,231
Shareholders’ equity	35,772			34,766			36,290

Total liabilities and equity	$327,771			$319,749			$316,612

Net interest income		$13,326			$13,168			$12,546

Net interest margin			4.31%			4.38%			4.23%

Net interest spread			3.68%			3.86%			3.87%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.
CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders          13

2007 FINANCIAL REVIEW  ▼

	Rate/Volume Analysis of Changes In Income and Expense (1)
	(Dollars in thousands)
	2007 v. 2006			2006 v. 2005
	CHANGE IN			CHANGE IN
	INCOME/	VOLUME	RATE	INCOME/	VOLUME	RATE
	EXPENSE	EFFECT	EFFECT	EXPENSE	EFFECT	EFFECT

Interest Income
Federal funds sold	$14	$11	$3	$(134)	$(154)	$20
Interest-earning deposits	1	2	(1)	1	(2)	3
Securities:
Taxable	(78)	(251)	173	763	405	358
Tax exempt	(132)	(131)	(1)	(243)	(281)	38
Loans	1,381	1,231	150	2,300	354	1,946

Total interest income	1,186	862	324	2,687	322	2,365

Interest Expense
Demand deposits	25	(3)	28	39	(15)	54
Savings deposits	100	(5)	105	54	(32)	86
Time deposits	810	169	641	1,196	142	1,054
Other borrowed funds	93	61	32	776	234	542

Total interest expense	1,028	222	806	2,065	329	1,736

Net interest income	$158	$640	$(482)	$622	$(7)	$629

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

(Dollars in thousands)	2007	2006	2005

Net interest income	$13,326	$13,167	$12,546
Taxable equivalent adjustment(1)	144	210	333

Net interest income – fully taxable equivalent	$13,470	$13,377	$12,879

Net interest yield	4.31%	4.38%	4.23%
Taxable equivalent adjustment(1)	.04	.07	.11

Net interest yield – taxable equivalent	4.35%	4.45%	4.35%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.
Provision for Loan Losses
     During 2007, the Company reported a provision for loan losses of $472,000, compared to a provision for loan losses of $302,000 in 2006 and a provision for loan losses of $283,000 for 2005. The provision in 2007 represents Management’s calculation on an increasing loan portfolio. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.
14           CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders

▼  2007 FINANCIAL REVIEW
Noninterest Income

	Year Ended December 31
	(Dollars in thousands)
	Change From 2006			Change From 2005
	2007	AMOUNT	%	2006	AMOUNT	%	2005

Service charges on deposit accounts	$1,231	$(48)	(3.8)%	$1,279	$242	23.3%	$1,037
Trust services	731	191	35.4	540	56	11.6	484
Debit card interchange fees	276	65	30.8	211	50	31.1	161
Credit card fee income	262	(29)	(10.0)	291	13	4.7	278
Insurance recovery	187	187	N.M.	—	—	—	—
Securities gain (loss)	17	74	N.M.	(57)	(304)	N.M.	247
Gain on sale of loans	18	6	50.0	12	(12)	(50.0)	24
Gain (loss) sale of other real estate	(1)	25	N.M.	(26)	(36)	N.M.	10
Other	314	(28)	(8.2)	342	2	0.6	340

Total noninterest income	$3,035	443	17.1%	$2,592	11	0.4%	$2,581

N.M., not a meaningful value
     Total noninterest income increased $443,000 or 17.1% to $3.0 million in 2007 from $2.6 million in 2006. Fees from Trust services and brokerage rose $191,000, a result of both Trust assets under management and account fees increasing in 2007. Debit card interchange fees rose $65,000 in 2007 over 2006, a result of a mid-year conversion in 2007 to a different third party service provider that provides increased interchange fees. The $187,000 insurance recovery represents the net insurance proceeds received in the repayment of the 2006 expense involving a cash irregularity. Securities gains were recognized in 2007 on the early call and redemption features of bonds called at a premium.
     Decreases in noninterest income recognized in 2007 as compared to 2006 were recorded in total service charges on deposits as customers used the overdraft privilege program less during the first half of 2007. Decreases were also recognized in all other credit card fee income of $29,000, and decreases of $35,000 occurred as the Company recognized lower early redemption interest penalties on time deposits during a year that began with interest rates remaining steady then declining during the last five (5) months of 2007.
     Total noninterest income increased $11,000 or 0.4% to $2.6 million in 2006 from 2005. The increase was primarily from the increases in service charges on deposit accounts of $242,000 or 23.3% due to full year implementation and customer usage of the overdraft privilege program. Additional fee increases were recognized in Trust services revenue with a $56,000 increase due to additional accounts and increased Trust Assets under management. A minor restructuring of the Securities portfolio produced realized losses of $57,000, as $4 million in low yielding US Agency issues were sold and $4 million in higher coupon US Agency mortgage-backed securities were purchased to provide improved interest revenue in 2007 and position longer-term fixed rate assets in front of anticipated reductions in the managed interest rates during 2007 by the Federal Reserve Board.
CSB Bancorp, Inc.   |  2007 Annual Report to Shareholders          15

2007 FINANCIAL REVIEW  ▼
Noninterest Expenses

	Year Ended December 31
	(Dollars in thousands)
	Change from 2006				Change from 2005
	2007	AMOUNT	%	2006	AMOUNT	%	2005

Salaries and employee benefits	$5,854	$(32)	0.5%	$5,886	$215	3.8%	$5,671
Occupancy expense	733	47	6.9	686	9	1.3	677
Equipment expense	504	6	1.2	498	(26)	(5.0)	524
Professional and directors’ fees	580	(79)	(12.0)	659	(18)	(2.7)	677
Franchise tax expense	417	(13)	3.0	430	2	0.5	428
Marketing and public relations	373	39	11.7	334	32	10.6	302
Telecommunications	225	4	1.8	221	(54)	(19.6)	275
Cash irregularity	—	(237)	N.M.	237	237	N.M.	—
Other	2,015	51	2.6	1,964	(285)	(12.7)	2,249

Total noninterest expenses	$10,701	$(214)	(2.0)%	$10,915	112	1.0%	$10,803

N.M., not a meaningful value
     Total noninterest expenses decreased $214,000 or 2.0% during 2007. Salaries and employee benefits expense decreased $32,000 or 0.5%, a result of a reduction of incentive and medical expenses that were partially offset by the addition of employees to staff the Orrville office. Occupancy and equipment expenses rose $53,000 in 2007 from 2006. The increase was primarily the result of opening the branch facility in the Orrville, Ohio area. Professional and directors’ fees decreased $79,000 from 2006 to 2007. Within this category, decreases were recognized in legal and collection fees of $13,000, directors’ fees of $13,000, and audit and tax fees of $18,000. Additional decreases within professional fees were recognized as other outside service fees decreased $24,000, reflecting the lower amounts paid to the vendor for Overdraft Privilege services. Other expenses increased $51,000 from 2006. This increase was associated with a $39,000 increase resulting from an ATM and debit card conversion expense as the Company changed debit card vendors during the last half of 2007.
     Total noninterest expenses increased $112,000 or 1.0% during 2006 as compared to 2005. Salaries and employee benefits expense increased $215,000 or 3.8% as a result of merit and incentive increases. Occupancy and equipment expenses declined $17,000 in 2006 from 2005. The decrease was primarily the result of reduced depreciation expense as fewer assets were purchased in 2006 and those assets purchased in previous years became fully depreciated during 2006. Professional and directors’ fees decreased $18,000 from 2005 to 2006. Within this category, decreases were recognized in legal and collection fees of $88,000, directors’ fees of $22,000, and audit and tax fees of $5,000. These decreases were partially offset by increases in other outside service fees for payment on the Overdraft Privilege services of $48,000, $16,000 for shareholder transfer agent services, and $22,000 professional fees for management and board compensation issues. Other expenses declined $285,000 in 2006 as compared to 2005, which included decreases of $37,000 for FDIC assessment, $63,000 decrease for employee education and relations, and a $35,000 decrease for stationery, paper and printing. These gains were partially offset by a $237,000 irregularity of cash assets discovered, recognized and reported in the second quarter of 2006.
Income Taxes
     The provision for income taxes amounted to $1,674,000 in 2007 (effective rate of 32.3%) in 2007 as compared to $1,433,000 in 2006 (effective rate of 31.5%), and $1,168,000 (effective rate of 28.9%) in 2005. The increase in the provision in 2007 and 2006 reflects increasing taxable revenues. The increase in the provision in 2005 is attributable to an overall increase in taxable revenues and the taxable income recognized from the gain on the sale of tax-free bonds.
16           CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders

▼  2007 FINANCIAL REVIEW
Financial Condition
     Total assets of the Company were $350.3 million at December 31, 2007, compared to $327.2 million at December 31, 2006, representing an increase of $23 million or 7.0%. Net loans increased $24.2 million or 10.6% and the increase was funded by $23.5 million increase recorded in other borrowings from the Federal Home Loan Bank.
Securities
     Total securities increased $4.3 million or 6.1% from $70.2 million at year-end 2006 to $74.5 million at year-end 2007. During the first eleven months of 2007, the cash flow from security maturities and principal repayments on mortgage-backed securities was used to fund increasing loan demand. During December 2007, the Company implemented a leverage strategy by purchasing $15 million in Agency mortgage-backed pass through securities funded by various mid-term FHLB advances. The goal of the strategy is to provide a minimum 1% return on assets after tax for a period of five years. The securities portfolio at year-end 2007 consisted of U.S. Treasury, U.S. government corporations and agencies, and obligations of state and political subdivisions and mortgage-backed securities. Restricted securities consist primarily of FHLB stock. Total mortgage-backed securities increased $14.3 million from year-end 2006 to $42.4 million at year-end 2007. The increase in mortgage-backed securities occurred primarily during December 2007 as detailed above. U.S. Agency debt issues decreased $7.4 million from year-end 2006 as issues were called or matured in 2007.
     There are three (3) private label CMOs held within the investment portfolio. Within this investment sector, the Company has $4.6 million current value investments, original face of $6.5 million, with gross unrealized losses of $32,000 at December 31, 2007, compared to $5.2 million current value and gross unrealized losses of $47,000 at December 2006. All bonds are rated AAA on December 31, 2007, collateralized primarily by fixed-rate 1-4 family mortgage loans with borrowers in a wide geographical dispersion. All credit scores and loan to value ratios exceed subprime status.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.
Loans
     Gross loans amounted to $256.7 million at year-end 2007, compared to $232.4 million at year-end 2006, representing an increase of $24.2 million or 10.4%. The loan portfolio at December 31, 2007 was composed of approximately 56% commercial and commercial real estate loans, an increase from the 55% composition at December 31, 2006. The Company recorded a decrease in commercial loans of $9.5 million or 17.1% and an increase in commercial real estate loans of $25.3 million or 34.8%. Consumer installment and credit card balances decreased $1.6 million or 15.7%, while construction credit increased $4.0 million or 51.9% from year-end 2006.
     Agriculture production loans totaled approximately $3.4 million at year-end 2007, and are included in the commercial and commercial real estate categories. Credit card loans, which are primarily unsecured, totaled $2.4 million, or 1.0% of loans at year-end 2007.
     The Company’s market reflected increased demand for both commercial real estate and residential real estate loans in 2007 and 2006. There was continued consumer demand for home equity loans in 2007. Management believes the Company’s local service areas will experience continued economic strength and a continued need for these types of lending products in 2007.
     Most of the Bank’s lending activity is with customers primarily located within Holmes County, Wayne County, and the western portion of Tuscarawas County. Credit concentrations, as determined using Standard Industrial Classification (SIC) codes, to the three largest industries compared to total loans at December 31, 2007 included $15,679,000 or 6.1% of total loans to owners of nonresidential real estate; $12,314,000 or 4.8% of total loans to logging, sawmills and rough cut lumber industries; $11,326,000 or 4.4% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all three industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders          17

2007 FINANCIAL REVIEW  ▼
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
     The allowance for loan losses totaled $2.6 million or 1.01% of total loans at year-end 2007 as compared to $2.6 million or 1.12% of total loans at year-end 2006. Net charge-offs for 2007 totaled $493,000 as compared to $140,000 and $412,000 in 2006 and 2005, respectively. Net charge-offs of $437,000, $25,000, $7,000, $8,000 and $16,000 occurred in commercial loans, mortgage loans, consumer loans, credit cards, and overdrafts, respectively, during 2007.
     The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $571,000, or 0.2% of loans at year-end 2007 as compared to $1.5 million, or 0.6% of loans at year-end 2006. Impaired loans were $198,000 at year-end 2007 as compared to $988,000 at year-end 2006 and $565,000 at year-end 2005. The decrease in 2007, results from the addition of $169,000 (3 credits) while $959,000 in loans classified as impaired at December 2006 were removed either through payment or charge-off. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment decreased $117,000 to $7.3 million at year-end 2007. The decrease in 2007 was due to depreciation exceeding the volume of leasehold improvements and equipment purchased. Other real estate owned at December 31, 2007 was $102,000; there was no other real estate owned at December 31, 2006. At December 31, 2007 the Company recognized a net deferred tax liability of $54,000 compared to a net deferred tax asset of $10,500 at December 2006. The change in the Company’s net deferred tax position resulted primarily from the decrease in unrealized losses on securities available for sale.
Deposits
     The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits decreased $792,000 to $259.4 million at year-end 2007 as compared to $260.2 million at year-end 2006. Noninterest-bearing deposits increased $1.6 million or 3.6% to $46.0 million as compared to $44.5 million at year-end 2006. Interest-bearing deposits decreased $2.4 million or 1.1% to $213.3 million at year-end 2007 as compared to year-end 2006. Interest-bearing demand deposits decreased to $48.9 million at year-end 2007 as compared to $50.6 million at year-end 2006 while money market savings accounts increased by $4.3 million and traditional saving deposits declined $2.6 million from year-end 2006. Time deposits in excess of $100,000 increased $2.0 million while other certificates of deposit decreased $4.3 million during a time period when the Company adopted relationship pricing that pays a higher rate of interest on time deposits only if the customer has additional checking or savings account relationships.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB and
18          CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders

▼  2007 FINANCIAL REVIEW
overnight borrowings from the FHLB or other financial institutions. These borrowings totaled $53.3 million at year-end 2007 as compared to $30.5 million at year-end 2006. The increase in borrowings was a result of initiating a $15 million investment leverage strategy during December 2007 discussed above.
Capital Resources
     Total shareholders’ equity increased to $36.3 million at December 31, 2007 as compared to $35.1 million at December 31, 2006. This increase was primarily due to $3.5 million net income in 2007, which was partially offset by the payment of cash dividends of $1.8 million and the repurchase of 51,597 shares of treasury stock for $904,000. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2007 approximately 67,000 shares could still be repurchased under the current authorized Program.
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
Liquidity
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $12.2 million at December 31, 2007 a decrease of $5.5 million from $17.7 million at December 31, 2006. Net income, securities available for sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 4.5% of total assets at year-end 2007, as compared to 6.3% of total assets at year-end 2006. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet both the short-term and long-term needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2007 included net loan originations of $25.0 million, the maturities and calls of securities totaling $15.6 million offset by $19.4 million in securities purchases, and the Company’s financing activities included a $24.0 million increase in FHLB advances.
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
CSB Bancorp, Inc.  |   2007 Annual Report to Shareholders          19

2007 FINANCIAL REVIEW  ▼
the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.
     The board of directors establishes broad policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information, including but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.
     The Company monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2007 and 2006. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.
Net Interest Income at Risk

December 31, 2007					December 31, 2006
(Dollars in Thousands)					(Dollars in Thousands)
CHANGE IN					CHANGE IN
INTEREST RATES	NET INTEREST	DOLLAR	PERCENTAGE	BOARD POLICY	INTEREST RATES	NET INTEREST	DOLLAR	PERCENTAGE	BOARD POLICY
(BASIS POINTS)	INCOME	CHANGE	CHANGE	LIMITS	(BASIS POINTS)	INCOME	CHANGE	CHANGE	LIMITS

+200	$14,682	$506	3.6%	+/– 15.0%	+200	$14,165	$682	5.1%	+/– 15.0%
+100	14,457	281	2.0	+/– 10.0	+100	13,767	284	2.1	+/– 10.0
0	14,176	—	—		0	13,483	0	0.0
–100	13,988	(188)	(1.3)	+/– 10.0	–100	13,290	(193)	(1.4)	+/– 10.0
–200	13,646	(530)	(3.7)	+/– 15.0	–200	12,937	(546)	(4.1)	+/– 15.0
     Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2007 and 2006.
Economic Value of Equity at Risk
Economic Value of Equity at Risk (%)

Basis point change scenario	–200	–100	+100	+200
Board policy limits	+/– 20%	+/–15%	+/–15%	+/–20%
December 31, 2007	+5.2%	+3.1%	–5.6%	–17.3%
December 31, 2006	+7.1%	+3.8%	–5.2%	–11.2%
     Management reviews Economic Value of Equity at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2007 and 2006.
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
20          CSB Bancorp, Inc.   |  2007 Annual Report to Shareholders

▼ 2007 FINANCIAL REVIEW
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
Fair Value of Financial Instruments
     The Company discloses the estimated fair value of its financial instruments at December 31, 2007 and 2006 in Note 13 to the consolidated financial statements. Fair value of the Company’s financial instruments experienced modest changes in 2007. Estimated fair value of loans increased slightly to 100.2% of carrying value in 2007 from 98.7% of carrying value in 2006. Estimated fair value of deposits increased to 100.8% in 2007 compared to a carrying value of 99.7% in 2006.
Off-Balance Sheet Arrangements, Contractual Obligations,
and Contingent Liabilities and Commitments
     The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2007:

	Amount of Commitment to Expire Per Period
	(Dollars in Thousands)
	TOTAL	LESS THAN 1	1–3	3–5	OVER 5
TYPE OF COMMITMENT	AMOUNT	YEAR	YEARS	YEARS	YEARS

Commercial lines-of-credit	$24,823	$24,461	$362
Real estate lines-of-credit	20,147	1,436	449	$2,366	$15,896
Consumer lines-of-credit	1,085	1,085
Credit card lines-of-credit	12,413	12,413
Overdraft Privilege	5,381	5,381
Letters of credit	1,310	1,281	29

Total Commitments	$65,159	$46,057	$840	$2,366	$15,896

     As indicated in the preceding table, the Bank had $65.2 million in total loan commitments at the end of 2007, with $46.1 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. The credit card lines were all made on an unsecured basis. It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          21

2007 FINANCIAL REVIEW ▼
The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2007:

	Payment Due by Period
	(Dollars in Thousands)
	TOTAL	LESS THAN 1	1–3	3–5	OVER 5
Contractual Obligations	AMOUNT	YEAR	YEARS	YEARS	YEARS

Total time deposits	$123,397	$104,038	$13,100	$6,226	$33
Short-term borrowings	27,305	27,305
Other borrowings	26,024	417	12,692	435	12,480
Capital leases
Operating leases	403	112	201	90
Unconditional purchase obligations
Other

Total Obligations	$177,129	$131,872	$25,993	$6,751	$12,513

     The other borrowings noted in the preceding table represent borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest-rate circumstances at that time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings.
Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
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
22          CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

▼ 2007 FINANCIAL REVIEW
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2007 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
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
Common Stock and Shareholder Information
     Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2007 and 2006. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 10 of the consolidated financial statements.

			DIVIDENDS
QUARTER ENDED	HIGH	LOW	DECLARED

March 31, 2007	$19.05	$17.50	$443,320
June 30, 2007	18.25	17.42	443,320
September 30, 2007	19.00	15.95	443,320
December 31, 2007	17.75	15.40	441,531

March 31, 2006	$21.25	$20.50	$410,785
June 30, 2006	20.87	20.00	403,158
September 30, 2006	20.40	18.70	399,916
December 31, 2006	20.25	18.00	399,888
As of December 31, 2007, the Company had 1,144 shareholders and 2,447,624 outstanding shares of common stock.
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          23

Report on Management’s Assessment of Internal Control Over Financial Reporting
     The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. CSB’s internal control over financial reporting is a process designed under the supervision of CSB’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
     Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.
     As of December 31, 2007, CSB’s management, including the chief executive officer and the chief financial officer, assessed the effectiveness of CSB’s internal controls over financial reporting, using as its framework for that evaluation the criteria set forth by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in Internal Control — Integrated Framework. Based upon this assessment, management believes that CSB’s internal control over financial reporting is effective as of December 31, 2007.

Eddie L. Steiner	Paula J. Meiler
President, Chief Executive Officer	Senior Vice President, Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ▼

The Board of Directors and Shareholders CSB Bancorp, Inc.
     We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statement of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
     We were not engaged to examine management’s assertions about the effectiveness of CSB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2007, included in the accompanying “Report on Management’s Assessment of Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.

Wexford, Pennsylvania
March 5, 2008
24          CSB Bancorp, Inc. |  2007 Annual Report to Shareholders

CONSOLIDATED BALANCE SHEETS ▼
December 31, 2007 & 2006

	2007	2006

ASSETS
Cash and cash equivalents
Cash and due from banks	$12,111,807	$12,643,440
Interest-earning deposits in other banks	81,555	9,748
Federal funds sold	—	5,000,000

Total cash and cash equivalents	12,193,362	17,653,188

Securities
Available-for-sale, at fair value	71,419,830	67,135,126
Restricted stock, at cost	3,105,900	3,105,900

Total securities	74,525,730	70,241,026

Loans	256,659,059	232,431,938
Less allowance for loan losses	2,585,901	2,607,118

Net loans	254,073,158	229,824,820

Premises and equipment, net	7,273,238	7,390,182
Accrued interest receivable and other assets	2,204,257	2,130,631

Total Assets	$350,269,745	$327,239,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$46,038,976	$44,455,131
Interest-bearing	213,347,066	215,722,541

Total deposits	259,386,042	260,177,672

Short-term borrowings	27,305,157	28,022,077
Other borrowings	26,023,888	2,499,399
Accrued interest payable and other liabilities	1,276,610	1,470,379

Total liabilities	313,991,697	292,169,527

Shareholders’ Equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,452,319	6,427,765
Retained earnings	17,990,445	16,248,608
Treasury stock at cost – 220,162 shares in 2007 and 168,605 shares in 2006	(4,599,282)	(3,696,102)
Accumulated other comprehensive loss	(239,101)	(583,618)

Total shareholders’ equity	36,278,048	35,070,320

Total Liabilities and Shareholders’ Equity	$350,269,745	$327,239,847

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          25

CONSOLIDATED STATEMENTS OF INCOME ▼
Years Ended December 31, 2007, 2006 & 2005

	2007	2006	2005

INTEREST AND DIVIDEND INCOME
Loans, including fees	$18,025,190	$16,643,728	$14,343,888
Taxable securities	2,927,840	3,006,055	2,243,081
Nontaxable securities	251,551	382,479	624,911
Other	26,540	12,490	145,395

Total interest and dividend income	21,231,121	20,044,752	17,357,275

INTEREST EXPENSE
Deposits	6,352,732	5,418,616	4,128,130
Short-term borrowings	1,185,377	1,265,850	331,540
Other borrowings	366,630	192,825	352,026

Total interest expense	7,904,739	6,877,291	4,811,696

NET INTEREST INCOME	13,326,382	13,167,461	12,545,579

PROVISION FOR LOAN LOSSES	472,100	301,667	282,664

Net interest income, after provision for loan losses	12,854,282	12,865,794	12,262,915

NONINTEREST INCOME
Service charges on deposit accounts	1,231,020	1,278,842	1,037,377
Trust services	730,715	540,299	484,468
Debit card interchange fees	276,467	210,615	160,509
Credit card other fee income	261,784	290,778	277,990
Insurance recovery	186,526	—	—
Securities gain (loss)	16,830	(56,800)	247,047
Gain on sale of loans, net	18,348	12,078	23,502
Gain (loss) on sale of other real estate owned, net	(994)	(25,640)	10,000
Other	313,929	341,754	339,596

Total noninterest income	3,034,625	2,591,926	2,580,489

NONINTEREST EXPENSES
Salaries and employee benefits	5,853,523	5,885,857	5,671,149
Occupancy expense	732,850	685,728	677,067
Equipment expense	504,356	498,517	524,112
Professional and director fees	579,923	658,843	677,252
Franchise tax expense	416,712	430,050	427,435
Marketing and public relations	372,902	333,753	302,331
Cash irregularity	—	236,547	—
Telecommunications	225,284	221,223	274,618
Other expenses	2,015,243	1,964,097	2,248,801

Total noninterest expenses	10,700,793	10,914,615	10,802,765

Income before income taxes	5,188,114	4,543,105	4,040,639

FEDERAL INCOME TAX PROVISION	1,674,200	1,433,000	1,168,000

NET INCOME	$3,513,914	$3,110,105	$2,872,639

NET INCOME PER SHARE
Basic	$1.42	$1.23	$1.09

Diluted	$1.42	$1.23	$1.09

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
26          CSB Bancorp, Inc. | 2007 Annual Report to Shareholders

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY ▼
Years Ended December 31, 2007, 2006 & 2005

		ADDITIONAL			ACCUMULATED OTHER
		PAID-IN	RETAINED	TREASURY	COMPREHENSIVE
	COMMON STOCK	CAPITAL	EARNINGS	STOCK	INCOME (LOSS)	TOTAL

BALANCE AT DECEMBER 31, 2004	$16,673,667	$6,413,915	$13,358,321	$(627,119)	$388,723	$36,207,507
Comprehensive income:
Net income	—	—	2,872,639	—	—	2,872,639
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(971,610)	(971,610)
Total comprehensive income						1,901,029
Issuance of 6 shares from treasury	—	—	(64)	185	—	121
Purchase of 66,469 treasury shares	—	—	—	(1,459,752)	—	(1,459,752)
Cash dividends declared, $.56 per share	—	—	(1,478,646)	—	—	(1,478,646)

BALANCE AT DECEMBER 31, 2005	16,673,667	6,413,915	14,752,250	(2,086,686)	(582,887)	35,170,259
Comprehensive income:
Net income	—	—	3,110,105	—	—	3,110,105
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(731)	(731)
Total comprehensive income						3,109,374
Stock-based compensation expense	—	13,850	—	—	—	13,850
Purchase of 79,318 treasury shares	—	—	—	(1,609,416)	—	(1,609,416)
Cash dividends declared, $.64 per share	—	—	(1,613,747)	—	—	(1,613,747)

BALANCE AT DECEMBER 31, 2006	16,673,667	6,427,765	16,248,608	(3,696,102)	(583,618)	35,070,320
Comprehensive income:
Net income	—	—	3,513,914	—	—	3,513,914
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	344,517	344,517
Total comprehensive income						38,928,751
Stock-based compensation expense	—	24,554	—	—	—	24,554
Issuance of 40 shares from treasury	—	—	(586)	1,230	—	644
Purchase of 51,597 treasury shares	—	—	—	(904,410)	—	(904,410)
Cash dividends declared, $.72 per share	—	—	(1,771,491)	—	—	(1,771,491)

BALANCE AT DECEMBER 31, 2007	$16,673,667	$6,452,319	$17,990,445	$(4,599,282)	$(239,101)	$36,278,048

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          27

CONSOLIDATED STATEMENTS OF CASH FLOWS ▼
Years Ended December 31, 2007, 2006 & 2005

	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,513,914	$3,110,105	$2,872,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	685,832	692,461	758,310
Deferred income taxes	(131,300)	198,675	408,837
Provision for loan losses	472,100	301,667	282,664
Gain on sale of loans, net	(18,348)	(12,078)	(23,502)
Securities (gain) loss	(16,830)	56,800	(247,047)
(Gain) loss on sale of other real estate owned, net	994	25,640	(10,000)
Security amortization, net of accretion	26,141	47,328	83,699
Federal Home Loan Bank stock dividends	—	(158,900)	(156,600)
Secondary market loan sale proceeds	1,474,148	1,231,578	2,868,967
Originations of secondary market loans held-for-sale	(1,455,800)	(1,219,500)	(2,845,465)
Stock compensation expense	24,554	13,850	—
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	7,495	21,130	(39,536)
Accrued interest receivable	4,717	(82,270)	(201,106)
Accrued interest payable	24,910	106,691	41,649
Other assets and liabilities	(317,533)	485,802	125,107

Net cash provided by operating activities	$4,294,994	$4,818,979	$3,918,616

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	$15,634,028	$12,867,830	$15,056,944
Proceeds from sale	—	3,943,200	5,094,640
Purchases	(19,406,047)	(5,778,145)	(26,295,553)
Loan originations, net of repayments	(25,027,508)	(17,606,716)	(2,067,227)
Proceeds from sale of other real estate	196,881	454,000	195,000
Property, equipment and software acquisitions	(492,856)	(283,749)	(624,692)

Net cash used in investing activities	$(29,095,502)	$(6,403,580)	$(4,506,434)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
28          CSB Bancorp, Inc. |  2007 Annual Report to Shareholders

▼ CONSOLIDATED STATEMENTS OF CASH FLOWS

	2007	2006	2005

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$(791,630)	$4,774,955	$7,451,998
Net change in short-term borrowings	(300,000)	—	5,000,000
Net change in securities sold under repurchase agreements	(416,920)	6,604,461	3,101,143
Federal Home Loan Bank borrowings:
Proceeds	24,000,000	—	—
Repayments	(475,511)	(5,568,441)	(10,667,396)
Purchase of treasury shares	(904,410)	(1,609,416)	(1,459,752)
Issuance of treasury shares	644	—	—
Cash dividends paid	(1,771,491)	(1,613,747)	(1,822,491)

Net cash provided by financing activities	$19,340,682	$2,587,812	$1,593,502

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,459,826)	1,003,212	1,005,684

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	17,653,188	16,649,976	15,644,292

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,193,362	$17,653,188	$16,649,976

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$7,879,829	$6,770,600	$4,770,048

Income taxes	2,065,000	965,000	665,000

Noncash investing activities:
Transfer of loans to other real estate owned	$299,575	$39,640	$625,000

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
     CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          29

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ▼
     CSB Bancorp, Inc. (the Company) was incorporated in 1991 in the State of Ohio and is a registered bank holding company for its wholly-owned subsidiaries, The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment; the commercial banking industry.
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
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.
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
Cash Reserve Requirements
     The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2007 and 2006 was $3,128,000 and $2,780,000, respectively.
Securities
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
     Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are written down to fair value when a decline in fair value is considered other than temporary.
30          CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

▼ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
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
Other Real Estate Owned
     Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $101,700 at December 31, 2007. There was no other real estate owned at December 31, 2006.
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
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          31

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ▼
Repurchase Agreements
     Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations, which are not deposits and not covered by federal deposit insurance.
Advertising Costs
     All advertising costs are expensed as incurred.
Federal Income Taxes
     The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities, reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.
     The Bank is not currently subject to state and local income taxes.
Stock-Based Compensation
     The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. Effective January 1, 2006, CSB adopted FASB Statement No. 123 (revised 2004), Share-Based Payment (FASB No. 123r), using the modified prospective application method. The modified prospective application method applies to new awards, to any outstanding liability awards, and to awards modified, repurchased, or cancelled after January 1, 2006. For all awards granted prior to January 1, 2006, unrecognized compensation cost, on the date of adoption, will be recognized as an expense in future periods. The results for prior periods have not been restated.
     The adoption of FASB No. 123r reduced net income by $24,554 and $13,850 for the years ended December 31, 2007 and 2006, respectively. The following table illustrates the effect on net income and earnings per share if CSB had applied the fair value recognition provisions to stock-based employee compensation during the prior period presented. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
     Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option considering the volatility of the Company’s stock and the risk-free interest rate over the expected life of the option using a Black-Scholes valuation model. Had compensation cost for stock options been measured using Statement of Financial Accounting Standards No. 123r “Share-Based Payment”, net income and earnings per share would have been the pro forma amounts indicated below.

2005

Net income as reported	$2,872,639
Pro forma net income	2,867,223
Basic earnings per share as reported	1.09
Pro forma basic earnings per share	1.09
Diluted earnings per share as reported	1.09
Pro forma diluted earnings per share	1.09
32          CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders

▼ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2007	2006	2005

Risk-free interest rate	n/a	4.57%	n/a
Dividend yield		3.56%
Volatility		9.00%
Expected option life		3.0 yrs.
     As of December 31, 2007, there was approximately $18,000 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next two years.
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
     The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Options grants of 29,760 were awarded for the year ended December 31, 2006. No options were granted for the years ended December 31, 2007 and 2005.
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
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          33

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES ▼
     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2007	2006	2005

Weighted average common shares outstanding	2,667,786	2,667,786	2,667,786
Average treasury shares	(200,676)	(140,872)	(29,089)

Total weighted average common shares outstanding (basic)	2,467,110	2,526,914	2,638,697
Dilutive effect of assumed exercise of stock options	702	5,678	3,604

Weighted average common shares outstanding (diluted)	2,467,812	2,532,592	2,642,301

     Dividends per share are based on the number of shares outstanding at the declaration date.
     There were 42,760 stock options to purchase common stock for $17.50 to $19.00 per share that were antidilutive at December 31, 2007. There were no antidilutive shares at December 31, 2006 and 2005.
Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position
     In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
Reclassification of Comparative Amounts
     Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.
34          CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
Note 1 – Securities
     Securities consist of the following at December 31, 2007 and 2006:

		GROSS	GROSS
		UNREALIZED	UNREALIZED	FAIR
December 31, 2007	AMORTIZED COST	GAINS	LOSSES	VALUE

Available-for-sale:
U.S. Treasury security	$99,944	$1,704	$—	$101,648
Obligations of U.S. Government corporations and agencies	25,498,979	18,190	7,904	25,509,265
Mortgage-backed securities	42,682,972	15,639	333,666	42,364,945
Obligations of states and political subdivisions	3,098,457	60,088	—	3,158,545

Total debt securities	71,380,352	95,621	341,570	71,134,403
Equity securities	401,752	665	116,990	285,427

Total available-for-sale	71,782,104	96,286	458,560	71,419,830
Restricted stock	3,105,900	—	—	3,105,900

Total securities	$74,888,004	$96,286	$458,560	$74,525,730

December 31, 2006
Available-for-sale:
U.S. Treasury security	$99,992	$—	$172	$99,820
Obligations of U.S. Government corporations and agencies	33,493,189	—	576,494	32,916,695
Mortgage-backed securities	28,453,336	591	405,963	28,047,964
Obligations of states and political subdivisions	5,666,915	103,482	1,103	5,769,294

Total debt securities	67,713,432	104,073	983,732	66,833,773
Equity securities	305,965	8,194	12,806	301,353

Total available-for-sale	68,019,397	112,267	996,538	67,135,126
Restricted stock	3,105,900	—	—	3,105,900

Total securities	$71,125,297	$112,267	$996,538	$70,241,026

     The amortized cost and fair value of securities at December 31, 2007, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	AMORTIZED	FAIR
	COST	VALUE

Available-for-sale:
Due in one year or less	$3,579,935	$3,604,660
Due after one through five years	25,739,772	25,775,551
Due after five years through ten years	3,131,836	3,091,771
Due after ten years	38,928,809	38,662,421

Total available-for-sale	$71,380,352	$71,134,403

CSB Bancorp, Inc. | 2007 Annual Report to Shareholders          35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
Note 1 – Securities (cont.)
     Securities with a carrying value of approximately $50,385,000 and $52,567,000 were pledged at December 31, 2007 and 2006, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
     Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $2,835,900 at December 31, 2007 and 2006.
     Gross gains realized from sales of previous impairment write-offs of securities available-for-sale amounted to $16,830 in 2007, $0 in 2006, and $247,047 in 2005, with the income tax provision applicable to such gains amounting to $5,700 in 2007, $0 in 2006, and $84,000 in 2005. Gross realized losses of $56,800 from sales of securities available-for-sale were realized in 2006. There were no gross realized losses in 2007 or 2005. The income tax credit applicable to the loss recognized in 2006 amounted to $19,300.
     The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Securities In a Continuous Unrealized Loss Position
	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTAL
	GROSS		GROSS		GROSS
	UNREALIZED	FAIR	UNREALIZED	FAIR	UNREALIZED	FAIR
	LOSSES	VALUE	LOSSES	VALUE	LOSSES	VALUE

2007
Obligations of U.S. Government corporations and agencies	$—	$—	$7,904	$14,491,455	$7,904	$14,491,455
Mortgage-backed securities	112,399	21,664,006	221,267	15,868,261	333,666	37,532,267

Total debt securities	112,399	21,664,006	229,171	30,359,716	341,570	52,023,722
Equity securities	54,790	171,875	62,200	109,183	116,990	281,058

Total temporarily impaired securities	$167,189	$21,835,881	$291,371	$30,468,899	$458,560	$52,304,780

2006
Obligations of U.S. Government corporations and agencies	$5,620	$1,994,380	$570,874	$30,922,315	$576,494	$32,916,695
Mortgage-backed securities	34,629	7,768,042	371,334	15,384,068	405,963	23,152,110
Obligations of states and political subdivisions	—	—	1,103	250,313	1,103	250,313
U.S. Treasury Security	—	—	172	99,820	172	99,820

Total debt securities	40,249	9,762,422	943,483	46,656,516	983,732	56,418,938
Equity securities	145	1,445	12,661	128,500	12,806	129,945

Total temporarily impaired securities	$40,394	$9,763,867	$956,144	$46,785,016	$996,538	$56,548,883

     There were thirty-one securities in an unrealized loss position at December 31, 2007, twenty-two of which were in a continuous loss position for twelve months or more. Management reviews these securities quarterly. Management has considered industry analyst reports, sector credit reports and volatility in the bond and equity markets in concluding that the unrealized losses as of December 31, 2007 were primarily the result of customary and expected fluctuations in the markets. As a result, all security impairments as of December 31, 2007 are not considered other than temporary.
36     CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders

▼NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 2 — Loans
     Loans consist of the following at December 31, 2007 and 2006:

	2007	2006

Commercial	$46,000,089	$55,512,802
Commercial real estate	97,984,830	72,706,863
Residential real estate	92,084,807	85,933,260
Installment and credit card	8,862,456	10,509,913
Construction	11,700,889	7,735,618
Deferred loan costs (fees), net	25,988	33,482

Total Loans	$256,659,059	$232,431,938

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Beginning balance	$2,607,118	$2,445,494	$2,574,945
Provision for loan losses	472,100	301,667	282,664
Loans charged-off	(612,723)	(309,644)	(575,556)
Recoveries	119,406	169,601	163,441

Ending balance	$2,585,901	$2,607,118	$2,445,494

Impaired loans were as follows for December 31, 2007 and 2006:

	2007	2006

Year-end loans with no allowance for loan losses allocated	$—	$—
Year-end loans with allowance for loan losses allocated	198,286	987,897
Amount of the allowance allocated	42,773	326,705

	2007	2006	2005

Average of impaired loans during the year	$729,699	$700,202	$576,907
Interest income recognized during impairment	25,876	25,717	2,764
Cash-basis interest income recognized	25,674	24,762	472
Accrued interest not recognized	35,166	33,188	36,404
Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2007 and 2006:

	2007	2006

Loans past due over 90 days still accruing interest	$144,339	$—
Nonaccrual loans	426,706	1,508,577
Loans serviced for others approximated $19,349,000 and $20,675,900 at December 31, 2007 and 2006, respectively.
CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders           37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS▼
Note 3 — Premises and Equipment
     Premises and equipment consist of the following at December 31, 2007 and 2006:

	2007	2006

Land and improvements	$1,007,927	$1,007,927
Buildings and improvements	8,499,044	8,616,211
Furniture and equipment	4,753,393	5,453,248
Leasehold improvements	172,483	79,979

	14,432,847	15,157,365
Accumulated depreciation	7,159,609	7,767,183

Premises and equipment, net	$7,273,238	$7,390,182

     The Bank leases certain office locations. Total rental expense under these leases approximated $125,000, $87,000, and $84,000 in 2007, 2006, and 2005, respectively. Future minimum lease payments at December 31, 2007 aggregate $403,000 and are due as follows: 2008, $111,500; 2009, $100,200; 2010, $101,400; 2011, $78,200; and 2012, $11,700.
     Depreciation expense amounted to $583,012, $565,389, and $594,620 for the years ended December 31, 2007, 2006, and 2005, respectively.
Note 4 — Interest-Bearing Deposits
     Interest-bearing deposits at December 31, 2007 and 2006 are as follows:

	2007	2006

Demand	$48,922,949	$50,602,872
Savings	41,027,057	39,370,654
Time deposits:
In excess of $100,000	34,282,194	32,304,548
Other	89,114,866	93,444,467

Total interest-bearing deposits	$213,347,066	$215,722,541

At December 31, 2007, stated maturities of time deposits were as follows:

2008	$104,037,947
2009	5,368,426
2010	7,731,092
2011	1,816,232
2012	4,410,151
2013 and beyond	33,212

Total	$123,397,060

38           CSB Bancorp, Inc. |   2007 Annual Report to Shareholders

▼NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 5 — Borrowings
Short-term borrowings
     Short-term borrowings include overnight repurchase agreements, Federal funds purchased and short-term advances through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2007	2006

Balance at year-end	$27,305,157	$28,022,077
Average balance outstanding	29,950,025	32,974,064
Maximum month-end balance	34,371,093	41,468,292
Weighted-average rate at year-end	3.49%	3.71%
Weighted-average rate during the year	3.96	3.84
     Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.
Other borrowings
     The following table sets forth information concerning other borrowings:

	MATURITY RANGE		WEIGHTED AVERAGE	STATED INTEREST RATE RANGE		AT DECEMBER 31,
Description	From	To	INTEREST RATE	From	To	2007	2006

Fixed rate	11/23/09	12/21/17	3.97%	3.48%	4.60%	$24,000,000	$—
Fixed rate amortizing	1/01/08	3/01/17	6.45%	5.60%	7.15%	2,023,888	2,499,399

						$26,023,888	$2,499,399

Maturities of other borrowings at December 31, 2007, are summarized as follows:

YEAR ENDING DECEMBER 31,	AMOUNT	WEIGHTED-AVERAGE RATE

2008	$417,127	6.42%
2009	6,369,517	4.20
2010	6,322,234	4.65
2011	247,456	6.47
2012	187,551	6.47
2013 and beyond	12,480,003	3.73

	$26,023,888	4.06%

     Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2007 the Company has the capacity to borrow an additional $36.7 million from the FHLB.
CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders           39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS▼
Note 6 — Income Taxes
     The provision for income taxes consists of the following for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Current	$1,787,250	$1,234,325	$759,163
Deferred	(113,050)	198,675	408,837

Total income tax provision	$1,674,200	$1,433,000	$1,168,000

     The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2007	2006	2005

Expected provision using statutory federal income tax rate	$1,763,900	$1,544,700	$1,373,800
Tax-exempt income on state and municipal securities and political subdivision loans	(94,760)	(138,600)	(218,400)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	9,400	11,800	14,300
Other	(4,340)	15,100	(1,700)

Total income tax provision	$1,674,200	$1,433,000	$1,168,000

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006

Allowance for loan losses	$722,900	$626,600
Unrealized loss on securities available-for-sale	123,200	300,650
Other	15,900	26,950

Deferred tax assets	862,000	954,200

Depreciation of premises and equipment	(309,300)	(334,200)
Federal Home Loan Bank stock dividends	(459,600)	(459,600)
Deferred loan fees	(80,500)	(81,700)
Other	(66,500)	(68,200)

Deferred tax liabilities	(915,900)	(943,700)

Net deferred tax (liability) asset	$(53,900)	$10,500

     The Company had no available alternative minimum tax credit carry forwards at December 31, 2007. Tax credit carry forwards of approximately $296,000 were utilized during 2006 as the computed regular tax exceeded the alternative minimum tax.
     The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary at December 31, 2007 and 2006 in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.
40           CSB Bancorp, Inc. |  2007 Annual Report to Shareholders

▼NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN No. 48 did not have a significant impact on the Company’s financial statements.
Note 7 — Employee Benefits
     The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation for 2007, 2.5% for 2006, and 2% of each eligible participant’s compensation for 2005. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $166,700, $232,000, and $159,000 for 2007, 2006 and 2005, respectively.
     No stock options were granted in 2007. During 2006, the Board of Directors granted options to various executive officers of the Company, including options to purchase 29,760 shares of the Company’s common shares at an exercise price of $18.00 per share through March 2016. There were no stock options granted during 2005.
     The following summarizes stock options activity for the years ended December 31, 2007, 2006 and 2005:

	2007		2006		2005
		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
		EXERCISE		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE	SHARES	PRICE

Outstanding at beginning of year	51,245	$17.63	21,970	$17.09	42,820	$16.09
Granted			29,760	18.00	—	—
Exercised	(40)	(16.05)	—	—	—	—
Forfeited	(365)	(16.05)	(485)	(16.05)	(20,850)	(15.04)

Outstanding at end of year	50,840	$17.64	51,245	$17.63	21,970	$17.09

Options exercisable at year-end	32,984	$17.45	19,788	$17.20	18,361	$17.29

Weighted-average fair value of options granted during year		N/A		$1.26		N/A

CSB Bancorp, Inc.  |  2007 Annual Report to Shareholders           41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
Note 7 — Employee Benefits (cont.)
Options outstanding at December 31, 2007 were as follows:

		Outstanding		Exercisable
			WEIGHTED AVERAGE		WEIGHTED
			REMAINING		AVERAGE
	RANGE OF		CONTRACTUAL LIFE		EXERCISE
	EXERCISABLE PRICES	NUMBER	(YEARS)	NUMBER	PRICE

	$16.05	8,080	4.93	8,080	$16.05
	17.50	2,000	.58	2,000	17.50
	17.75	10,000	.38	10,000	17.75
	18.00	29,760	8.14	11,904	18.00
	19.00	1,000	1.59	1,000	19.00

Outstanding at year-end		50,840	5.68	32,984	$17.45

     The cash proceeds, tax benefits and intrinsic value related to total stock options exercised during 2007 were $644, $0 and $225. There were no stock options exercised in 2006 or 2005.
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
     The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2007 and 2006:

	Contract Amount
	2007	2006

Commitments to extend credit	$63,849,000	$69,989,000

Letters of credit	$1,310,000	$882,000

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
     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2007 are due on demand or expire in 2008. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.
42     CSB Bancorp, Inc.   |   2007 Annual Report to Shareholders

▼ NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Related-Party Transactions
     In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2007:

2007

Balance at beginning of year	$5,147,458
New loans and advances	1,631,913
Repayments, including loans sold	(824,480)

Balance at end of year	$5,954,891

     Deposits from executive officers, directors and their related business interests at December 31, 2007 and 2006 were approximately $3,139,000 and $3,803,000, respectively.
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
     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
     As of December 31, 2007, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that Management believes have changed the Bank’s category.
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders     43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
Note 10 — Regulatory Matters (cont.)
     The actual capital amounts and ratios of the Company and Bank as of December 31, 2007 and 2006, are also presented in the following table (dollars in thousands):

					MINIMUM REQUIRED
			MINIMUM REQUIRED		TO BE WELL-CAPITALIZED UNDER
			FOR CAPITAL		PROMPT CORRECTIVE ACTION
	ACTUAL		ADEQUACY PURPOSES		REGULATIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

As of December 31, 2007
Total capital (to risk-weighted assets)
Consolidated	$39,101	16.4%	$19,069	8.0%	$23,836	10.0%
Bank	36,736	15.4	19,041	8.0	23,801	10.0

Tier I capital (to risk-weighted assets)
Consolidated	36,515	15.3	9,534	4.0	14,301	6.0
Bank	34,150	14.4	9,520	4.0	14,280	6.0

Tier I capital (to average assets)
Consolidated	36,515	11.0	13,290	4.0	16,612	5.0
Bank	34,150	10.3	13,271	4.0	16,589	5.0

As of December 31, 2006
Total capital (to risk-weighted assets)
Consolidated	$38,259	17.7%	$17,337	8.0%	$21,671	10.0%
Bank	35,460	16.4	17,298	8.0	21,623	10.0

Tier I capital (to risk-weighted assets)
Consolidated	35,652	16.5	8,668	4.0	13,002	6.0
Bank	32,853	15.2	8,649	4.0	12,974	6.0

Tier I capital (to average assets)
Consolidated	35,652	11.1	12,816	4.0	16,020	5.0
Bank	32,853	10.3	12,781	4.0	15,976	5.0
     The Company’s primary source of funds with which to pay dividends, are dividends, received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, at January 1, 2008, the Bank could dividend $1,033,000 to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding 10 percent of the Banks common stock and capital surplus.
44     CSB Bancorp, Inc. | 2007 Annual Report to Shareholders

▼ NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 11 — Condensed Parent Company Financial Information
     A summary of condensed financial information of the parent company as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 are as follows:
Condensed Balance Sheets

	2007	2006

Assets
Cash deposited with subsidiary bank	$1,748,248	$1,793,833
Investment in subsidiary bank	33,990,029	32,271,581
Securities available-for-sale	285,427	805,281
Other assets	261,769	199,625

Total assets	$36,285,473	$35,070,320

Liabilities and Shareholders’ Equity
Liabilities:
Other liabilities	$7,425	$—
Total shareholders’ equity	36,278,048	35,070,320

Total liabilities and shareholders’ equity	$36,285,473	$35,070,320

Condensed Statements of Income

	2007	2006	2005

Interest on securities	$16,672	$27,230	$25,273
Dividends from subsidiary	2,500,000	3,600,000	3,910,886

Total income	2,516,672	3,627,230	3,936,159
Operating expenses	450,030	377,769	377,211

Income before taxes and undistributed equity income of subsidiary	2,066,642	3,249,461	3,558,948
Income tax benefit	(150,000)	(125,000)	(128,000)
Equity earnings in subsidiary, net of dividends	1,297,272	(264,356)	(814,309)

Net income	$3,513,914	$3,110,105	$2,872,639

CSB Bancorp, Inc. | 2007 Annual Report to Shareholders     45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
Note 11 — Condensed Parent Company Financial Information (cont.)
Condensed Statements of Cash Flows

	2007	2006	2005

Cash flows from operating activities:
Net income	$3,513,914	$3,110,105	$2,872,639
Adjustments to reconcile net income to cash provided by operations:
Security accretion	(508)	(187)	(187)
Securities gain	(5,430)	—	—
Software amortization	6,667	6,667	5,000
Equity earnings in subsidiary, net of dividends	(1,297,272)	264,356	814,309
Stock compensation expense	24,554	13,850	—
Change in other assets, liabilities	(21,451)	3,000	(73,879)

Net cash provided by operating activities	2,220,474	3,397,791	3,617,882

Cash flows from investing activities:
Purchase of investment securities	(95,787)	(1,590)	(304,376)
Maturities, calls of investment securities	504,985	—	—
Purchase of software	—	—	(20,000)

Net cash provided by (used in) investing activities	409,198	(1,590)	(324,376)

Cash flows from financing activities:
Purchase of treasury shares	(904,410)	(1,609,416)	(1,459,752)
Issuance of treasury shares	644	—	—
Cash dividends paid	(1,771,491)	(1,613,747)	(1,822,491)

Net cash used in financing activities	(2,675,257)	(3,223,163)	(3,282,243)

Net change in cash	(45,585)	173,038	11,263
Cash at beginning of year	1,793,833	1,620,795	1,609,532

Cash at end of year	$1,748,248	$1,793,833	$1,620,795

Note 12 — Other Comprehensive Income (Loss)
     The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Unrealized holding (losses) gain on available-for-sale securities	$538,825	$(57,908)	$(1,225,090)
Less reclassification adjustment for securities Losses (gains) recognized in income	(16,830)	56,800	(247,047)

Net unrealized holding gains (losses)	521,995	(1,108)	(1,472,137)
Federal income tax provision (benefit)	177,478	(377)	(500,527)

Other comprehensive income (loss)	$344,517	$(731)	$(971,610)

46     CSB Bancorp, Inc. | 2007 Annual Report to Shareholders

▼ NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 13 — Fair Values of Financial Instruments
     The estimated fair values of recognized financial instruments as of December 31, 2007 and 2006 are as follows:

	2007		2006
	(Dollars in Thousands)
	CARRYING	FAIR	CARRYING	FAIR
	AMOUNTS	VALUE	AMOUNTS	VALUE

Financial assets:
Cash and cash equivalents	$12,193	$12,193	$17,653	$17,653
Securities	74,526	74,526	70,241	70,241
Loans, net	254,073	254,623	229,825	226,830
Accrued Interest Receivable	1,409	1,409	1,414	1,414

Financial liabilities:
Deposits	$259,386	$259,612	$260,178	$259,403
Short-term borrowings	27,305	27,305	28,022	28,022
Other borrowings	26,024	25,915	2,499	2,515
Accrued Interest Payable	375	375	350	350
     For purposes of the above disclosures of estimated fair value, the following assumptions were used. Estimated fair value for cash and due from banks was considered to be carrying value. Estimated fair value of securities was based on quoted market values for the individual securities or equivalent securities. Fair value for loans was estimated for portfolios of loans with similar financial characteristics. Fair value of loans was estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for similar anticipated maturities. Fair value of nonaccrual loans was based on carrying value.
     Fair value of core deposits, including demand deposits, savings accounts and certain money market deposits, was the amount payable on demand. Fair value of fixed-maturity certificates of deposit was estimated using the rates offered at December 31, 2007 and 2006, for deposits of similar remaining maturities. Estimated fair value does not include the benefit that results from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. Overnight federal funds purchased and securities sold under repurchase agreement, classified as short-term borrowings, are valued at carrying value as they represent liabilities that are due on demand. Federal Home Loan Bank Advances with terms greater than overnight are fair valued based upon a discounted cash flow approach. Estimated fair value of accrued interest was determined to be the carrying amounts since these financial instruments generally represent obligations that are due on demand.
     The Company also has unrecognized financial instruments at December 31, 2007 and 2006. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $65,159,000 at December 31, 2007 and $70,871,000 at December 31, 2006. Such amounts are also considered to be the estimated fair values.
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
CSB Bancorp, Inc. | 2007 Annual Report to Shareholders     47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ▼
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
Note 15 — Quarterly Financial Data (Unaudited)
     The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2007 and 2006:

				BASIC	DILUTED
	INTEREST	NET INTEREST	NET	EARNINGS	EARNINGS
	INCOME	INCOME	INCOME	PER SHARE	PER SHARE

2007
First quarter	$5,146,282	$3,255,292	$814,512	$.33	$.33
Second quarter	5,288,509	3,275,353	956,467	.39	.39
Third quarter	5,418,095	3,389,682	863,090	.35	.35
Fourth quarter	5,378,235	3,406,055	879,845	.35	.35

2006
First quarter	$4,708,719	$3,294,273	$773,906	$.30	$.30
Second quarter	5,006,077	3,272,933	676,653	.27	.27
Third quarter	5,156,066	3,294,090	813,564	.32	.32
Fourth quarter	5,173,890	3,306,165	845,982	.34	.34
48     CSB Bancorp, Inc. | 2007 Annual Report to Shareholders

OFFICERS OF THE COMMERCIAL & SAVINGS BANK ▼

Linda C. Amos
Assistant Vice President/Mortgage Loan Officer

Rebecca A. Baker
Assistant Vice President/Banking Center Manager

Pamela S. Basinger
Vice President/Financial Officer

Deborah S. Berner
Vice President/Marketing & Public Relations

Pamela L. Bromund
Assistant Vice President/Loan Operations Supervisor

Wendy D. Brown
Assistant Vice President/Cash Management Services

C. Dawn Butler
Vice President/Banking Center Manager

Beverly A. Carr
Operations Officer/Deposit Processing

Colby M. Chamberlin
Vice President/Business Development Officer/
Commercial Lender

Dale J. Clinton
Vice President/Internal Auditor

G. Gail Cochran
Assistant Vice President/Executive Loan Secretary

Peggy L. Conn
Corporate Secretary

Marianne Davis
Assistant Cashier/Banking Center Manager

Paula S. Foy
Vice President

Eric R. Giauque
Assistant Vice President/Banking Center Manager

Rick L. Ginther
President/CEO of The Commercial & Savings Bank

Loretta Gray
Assistant Cashier/Assistant Banking Center Manager

Paul D. Greig
Senior Vice President/Chief Operation/Information Officer

Jason B. Hummel
Assistant Vice President/Commercial Lender

Julie A. Jones
Vice President/Director of Human Resources

Stephen K. Kilpatrick
First Vice President/ Senior Credit Officer

Betty C. Lyon
Assistant Vice President/Banking Center Manager
Kevin J. McAllister
Assistant Vice President/Trust Officer

Jason R. McCulloch
Assistant Vice President/Brokerage Manager

Sherry A. McRobie
Assistant Cashier/Banking Center Manager

Paula J. Meiler
Senior Vice President/Chief Financial Officer

A. Lee Miller
Vice President/Cash Management & Special Projects

Edward J. Miller
Vice President/Banking Center Services

Melissa F. Miller
Assistant Cashier/Banking Center Manager

Daniel L. Muse
Operations Officer

Lisa M. Nelson
Assistant Vice President/Banking Center Manager

Shawn E. Oswald
Vice President/Information System Director

Chris Rickly
Assistant Vice President/Commercial Lender

Thomas S. Rumbaugh
Vice President/Trust Officer

Rebecca J. Shultz
Assistant Vice President/Loan Officer

Scott A. Stallman
Operations Officer

Harland L. Stebbins
First Vice President/Senior Loan Officer

Eddie L. Steiner
President/CEO of CSB Bancorp, Inc.

Eric D. Strouse
Vice President/Commercial Lender

Jennifer M. Thorpe
Assistant Vice President/Senior Credit Analyst

William R. Tinlin
Vice President/Recovery/Security

Brian D. Troyer
Assistant Vice President/Trust Operations

Marsha Walker
Assistant Vice President/Banking Center Manager

Jane C. Whitmer
Assistant Cashier/Assistant Banking Center Manager

Ervin C. Yoder
Vice President/Business Development Officer

49

GENERAL INFORMATION ▼
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

Paula J. Meiler
Chief Financial Officer
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015 • 800-654-9015

The annual meeting of shareholders is scheduled to be held on Wednesday, April 23, 2008 at 7:00 p.m., at the Carlisle Inn in Walnut Creek, Ohio.