Form 10-K, Exhibit 13
period 2008-12-31
CSB BANCORP INC /OH
filed 2009-03-25
CIK 880417

CSBB.OB
CSBB.OB
CSBB.OB

CSB BANCORP, INC.

2008
ANNUAL REPORT

strength, stability & security

strength, stability & security These words are a great comfort when they refer to your community bank. For 130 years, The Commercial & Savings Bank has understood the importance of community banking and the many roles we play in serving our local communities, which now include Holmes, Tuscarawas, Wayne and Stark counties. By forging long-lasting partnerships and providing honest guidance, CSB continues in its mission to remain a strong and secure community bank. CSB shareholders and customers can rest easy knowing that your local community bank is strong, stable and secure.

      2008 Financial Highlights
For the years ended December 31, 2008 and 2007

Dollars in thousands, except per share data	2008	2007	% Change
Consolidated Results
Net interest income	$13,878	$13,326	4%
Net interest income– fully taxable-equivalent (“FTE”) basis	14,009	13,470	4
Noninterest income	3,033	3,035	0
Provision for loan losses	333	472	–29
Noninterest expense	11,311	10,701	6
Net income	3,537	3,514	1

At Year-end
Loans, net	$312,897	$254,073	23%
Assets	424,657	350,270	21
Deposits	305,453	259,386	18
Shareholders’ equity	43,468	36,278	20
Cash dividends declared	0.72	0.72	0
Book value	15.89	14.82	7
Tangible book value	15.17	14.82	2
Market price	15.00	17.75	–15
Basic earnings per share	1.43	1.42	1
Diluted earnings per share	1.43	1.42	1

Financial Performance
Return on average assets	.99%	1.07%
Return on average equity	9.23	9.82
Net interest margin	4.09	4.31
Efficiency ratio	66.17	64.90

Capital Ratios
Risk-based capital:
Tier 1	14.40%	15.30%
Total	15.50	16.40
Leverage	10.40	11.00
4     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Letter to Shareholders
Dear Fellow Shareholder
     This 2008 annual report is presented to you on behalf of the women and men who serve as employees, officers and directors of CSB Bancorp, Inc. Their effort, dedication and competence yielded the favorable results of the past year; and each day provides ongoing safety, stability and strength in banking and financial services for our customers.
Financial Overview
     In 2008, the Company grew to $425 million in total assets, with year-end loan and deposit balances increasing to $313 million and $305 million, respectively. The greatest portion of 2008 growth occurred late in the year with the acquisition of Indian Village Bancorp, Inc. That event is discussed in further detail below.
     Net income for the year totaled $3.5 million, increasing $23 thousand over the prior year, and resulting in earnings per share of $1.43, or $0.01 per share above 2007.
     We were able to increase net interest income by $552 thousand during 2008, while noninterest income was flat and noninterest expenses increased by $610 thousand.
     Return on assets and return on equity both declined moderately in 2008, affected primarily by the impact of costs associated with the Indian Village acquisition while having the benefit of the increased scale for only the last two months of the year.
     CSB’s loan loss rate remained very low through 2008, and our capital levels and liquidity remain high. Our long-term shareholders know that one of the challenges we have is finding suitable opportunities for effective deployment of our capital levels. While the Indian Village acquisition represented such an opportunity, we still retain very high capital levels, which provide added measures of safety and stability during times of economic stress. The accompanying chart shows that our leverage ratio remained above 10% at the end of 2008. This key measurement is more than double the minimum standard required by regulatory authorities in order to be considered “well-capitalized.”
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     5

Indian Village Acquisition
     CSB acquired Indian Village Bancorp, Inc. and its wholly owned subsidiary, Indian Village Community Bank on October 31, 2008. Indian Village was founded in 1923 and operated banking centers in Gnadenhutten, New Philadelphia and North Canton, Ohio.
     The Indian Village transaction increased our balance sheet by $82 million, adding $57 million in loans and approximately $59 million in deposits. With the acquisition, CSB became the largest independent community bank in its four county market area.
     We converted the Indian Village facilities to the CSB brand effective with the transaction date and are very pleased that the majority of former Indian Village employees have joined the CSB team. A transition planning team jointly composed of CSB and Indian Village employees performed superbly from the springtime announcement of the definitive agreement until the transaction was closed at the end of October. As a result, we were able to open the three new banking centers as full-fledged CSB operations on November 1.
     The Indian Village acquisition fit nicely with our strategic plan, a part of which includes growth by expanding primarily in Holmes and the surrounding counties. The three former Indian Village locations significantly expand the eastern range of our market presence and serve a sizeable deposit base. We are confident these new markets will provide opportunities for growth as we fully implement CSB’s combination of community banking excellence and competitive consumer and business product offerings.
Headwinds
     CSB’s biggest financial challenge during 2008 was managing interest rate risk, as market rates declined sharply over the course of the year. With the prime rate finishing the year at 3.25% and having dropped steadily from 7.25% at the beginning of 2008, we needed to actively manage our rate risk on both sides of the balance sheet. The challenge was compounded by liquidity needs of certain competitors, who paid above market rates for some deposit products through much of the year. Although we chose not to compete based on price in situations where rates were artificially high, we did have success in retaining core deposit relationships.
     We also experienced reductions in gross revenue within our trust and affiliated brokerage operations, driven
6     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

largely by declining values of assets under management as the equity markets tumbled.
     As the end of 2008 approached, we noted greater frequencies of late payments on consumer and business loans, a potential early sign of stress on the loan portfolio.
     Still, we were able to maintain our core earnings momentum. More important, the high overall quality of our loan and investment portfolios, coupled with strong levels of capital and liquidity, position us to continue generating earnings and returns to our shareholders going forward.
Recession
     Simply put, the contraction of the overall economy was the big financial story of 2008 at both the national and local level. The slowdown started in 2007, with the largest drop in home prices in 25 years, and continued gaining strength throughout 2008.
     This recession appears to be as severe and as broad as any in the post-depression era, and has spread across much of the globe with tight credit conditions and a lack of liquidity in various financial markets. Foreclosure and unemployment rates have risen sharply across the U.S. Most individuals have experienced some measure of adverse financial consequence from the economic turmoil. For some, it means sharply reduced retirement savings or an extended horizon to retirement; for others, it means having to confront the stress of much lower cash flow, lost jobs, or even bankruptcy.
     The markets we serve have been impacted by these factors. As mentioned previously, signs of deteriorating credit conditions are apparent in our markets. Unemployment has risen in each of the four counties within our primary market. We will be closely monitoring these patterns and are increasing efforts to work with borrowers experiencing financial stress.
Looking Ahead
     While the current recession has cast a wide shadow over economic activities, we are very encouraged about CSB’s position in the marketplace, and are committed to using our strength and capabilities to best meet the banking needs in the markets we serve.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     7

     Our 2009 emphasis in the newly acquired Indian Village markets will have three primary components. First, we will be working to conform the Indian Village loan, investment and deposit profiles to the CSB business model. This will primarily entail work on credit quality and mix of deposits. Second, we will be working hard to establish our visible presence and brand recognition in the communities served by the three banking centers. The retention of key Indian Village employees will assist greatly in this effort, but we have a lot of work to do in introducing our commercial lending, business development and financial services staff to both current and prospective customers. Finally, we will be focusing on customer relationship banking. At CSB, that means striving for multiple points of service with each customer and not simply targeting growth through single relationship accounts.
     Strong customer adoption of business cash management services continued in 2008 and we remain focused on expanding the penetration of these services in 2009. Internet banking, direct deposit of payroll, direct debit and remote deposit capture are specific areas with forward momentum.
     We anticipate that market conditions will create additional growth opportunities for our Company over the next few years. Our primary commitment is to maintain the Bank’s strength and stability for each community and customer we serve. It is through this foundation that we can provide consistent return and value to our shareholders. We recognize that prudent growth can help us build even more strength when paced and managed properly. We will carefully assess each opportunity as it develops.
     As you review the accompanying charts and formal report of our financial condition and operating results, we believe you will find that our strategy of delivering excellence in community banking is yielding compelling results.
     Thank you for being a shareholder of CSB Bancorp, Inc. We hope to see you at the Company’s annual meeting on Wednesday, April 22, 2009.

Eddie L. Steiner	John R. Waltman
President and	Chairman,
Chief Executive Officer	Board of Directors
8     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     9

      2008 Financial Review
Introduction
     CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 as a registered bank holding company for its wholly owned subsidiaries, The Commercial & Savings Bank (the “Bank”) and CSB Investment Services, LLC. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation, and its primary Regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.
     The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, trust, and brokerage services. Its customers are located primarily in Holmes, Tuscarawas and portions of surrounding counties in Ohio. The general economic conditions in the Company’s market area have been sound, although a slowdown in activity due to a general recessionary environment was evident, particularly in the latter half of 2008. Unemployment statistics have generally been among the lowest in the State of Ohio, and the area has experienced slightly lower real estate values, a result of the softening economy.
     Effective as of the close of business on October 31, 2008, CSB completed the merger of Indian Village Bancorp, Inc. (“Indian Village”) with and into CSB pursuant to the terms of the Agreement and Plan of Merger dated May 14, 2008. Immediately following the merger, Indian Village Community Bank was merged with and into The Commercial & Savings Bank of Millersburg. The former Indian Village banking centers are located in Gnadenhutten, New Philadelphia and North Canton, Ohio. The Company paid a combination of stock and cash as set forth in the definitive agreement and plan of merger for each outstanding common share of Indian Village, resulting in merger consideration of approximately $8.1 million, including direct acquisition costs. The transaction was accounted for using the purchase method of accounting (see Note 3 – Business Combination).
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
10     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Selected Financial Data
     The following table sets forth certain selected consolidated financial information:

	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)
Statements of Income:
Total interest income	$20,621	$21,231	$20,045	$17,358	$15,074
Total interest expense	6,743	7,905	6,877	4,812	3,874

Net interest income	13,878	13,326	13,168	12,546	11,200

Provision for loan losses	333	472	302	283	423

Net interest income after provision for loan losses	13,545	12,854	12,866	12,263	10,777
Noninterest income	3,033	3,035	2,592	2,580	2,680
Noninterest expenses	11,311	10,701	10,915	10,803	10,278

Income before income taxes	5,267	5,188	4,543	4,041	3,179
Income tax provision	1,730	1,674	1,433	1,168	653

Net income	$3,537	$3,514	$3,110	$2,873	$2,526

Per share of common stock:
Basic income per share	$1.43	$1.42	$1.23	$1.09	$0.96
Diluted income per share	1.43	1.42	1.23	1.09	0.95
Dividends	0.72	0.72	0.64	0.56	0.52
Book value	15.89	14.82	14.03	13.64	13.69

Average basic common shares outstanding	2,482,335	2,467,110	2,526,914	2,638,697	2,644,582

Average diluted common shares outstanding	2,482,335	2,467,812	2,532,592	2,642,301	2,650,948

Year-end balances:
Loans, net	$312,897	$254,073	$229,825	$212,574	$215,510
Securities	81,888	74,526	70,241	81,220	76,228
Total assets	424,657	350,270	327,240	320,989	317,340
Deposits	305,453	259,386	260,178	255,403	247,951
Borrowings	73,889	53,329	30,521	29,485	32,062
Shareholders’ equity	43,468	36,278	35,070	35,170	36,208

Average balances:
Loans, net	$260,132	$239,405	$222,952	$218,187	$214,330
Securities	70,680	66,966	74,994	71,866	73,342
Total assets	357,667	327,771	319,749	316,612	312,534
Deposits	257,478	253,221	247,543	249,007	241,674
Borrowings	60,472	37,278	35,824	30,083	34,540
Shareholders’ equity	38,308	35,772	34,766	36,290	35,332

Selected ratios:
Net interest margin	4.09%	4.31%	4.38%	4.23%	3.83%
Return on average total assets	0.99	1.07	0.97	0.91	0.81
Return on average shareholders’ equity	9.23	9.82	8.95	7.92	7.15
Average shareholders’ equity as a percent of average total assets	10.71	10.91	10.87	11.46	11.31
Net loan charge-offs (recoveries) as a percent of average loans	(0.01)	0.20	0.06	0.19	0.14
Allowance for loan losses as a percent of loans at year-end	1.07	1.01	1.12	1.14	1.18
Shareholders’ equity as a percent of total year-end assets	10.24	10.36	10.72	10.96	11.41
Dividend payout ratio	50.99	50.41	51.89	51.47	54.44
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     11

2008 Financial Review
Results of Operations
Net Income
     Net income for 2008 was $3,537,000, an increase of $23,000 or 0.7% from 2007. Basic and diluted net income per share was $1.43 and $1.42 for the years ended December 31, 2008 and 2007, respectively. Return on average assets was 0.99% in 2008 compared to 1.07% in 2007, and return on average shareholders’ equity was 9.23% in 2008 compared to 9.82% in 2007.
     Net income for 2007 was $3,514,000 or $1.42 per basic and diluted share as compared to $3,110,000 or $1.23 per basic and diluted share for 2006. This equated to a return on average assets of 1.07% in 2007 and 0.97% in 2006, while the return on average shareholders’ equity for the same periods was 9.82% and 8.95%, respectively.
Net Interest Income
     Net interest income is the largest component of the Company’s net income and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income for the year of 2008 was $20.6 million, a decrease of $610 thousand or 2.9% from $21.2 million reflected for the year ended December 31, 2007. Interest and fees on loans decreased $1.0 million, or 5.6%, to $17.0 million from $18.0 million in 2007. The decrease is mainly attributable to a decrease of 98 basis points average yield over 2007. Interest income on securities increased $298,000 as the average balance in investments increased by $3.7 million in 2008 and the average yield increased 17 basis points. Other interest income rose $95,000 to $121,000 as the volume of overnight federal funds increased in 2008.
     Interest income for 2007 was $21.2 million, increasing $1.2 million from $20.0 million in 2006. Interest and fees on loans was $18.0 million, an increase of $1.4 million, or 8.3%, from 2006. This increase was mainly attributable to both an increase in volume of $16.5 million and a yield increase of 7 basis points. Interest income on securities decreased $210,000, as average balances decreased by $8.0 million in 2007 to provide funding for loan growth within the Company’s market area. Other interest income rose $14,000, as both the volume and rate of overnight federal funds sold increased in 2007.
     Interest expense for 2008 was $6.7 million, a decline of $1.2 million or 14.7% from 2007. Interest rates paid on interest bearing liabilities fell 73 basis points to 2.45% from 3.18% during the year when rates managed by the Federal Reserve Board fell 400 basis points. Interest expense on borrowed funds increased $354,000 to $1.9 million in 2008 primarily due to the increase in the average balance of borrowed funds of $23.2 million to $60.5 million. This increase included the assumption of $17.6 million fair value borrowings from the Indian Village acquisition.
     Interest expense for 2007 was $7.9 million, an increase of $1.0 million or 14.9%, from 2006. The Company’s interest expense on deposits increased $934,000 or 17.2%, due primarily to a 40 basis point increase in the average rate paid on interest-bearing deposits.
     Net interest income for 2008 increased by $552,000 to $13.9 million. The $29.6 million increase in average interest-earning assets was offset somewhat by a 22 basis point decrease in the net interest margin as rates decreased faster on interest-earning assets than interest-bearing liabilities.
     Net interest income for 2007 increased by $158,000 to $13.3 million. The $8.8 million increase in average interest-earning assets was offset somewhat by a 7 basis point decrease in the net interest margin as rates increased faster on interest-bearing liabilities than interest-bearing assets.
12     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
     The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates:

	Average Balances, Rates and Yields
	(Dollars in thousands)
	2008			2007				2006
	Average			Average				Average
	Balance(1)	Interest	Rate (2)	Balance	(1)	Interest	Rate (2)	Balance(1)	Interest	Rate (2)
Interest-earning assets
Federal funds sold	$5,645	$120	2.13%	$458		$25	5.44%	$250	$11	4.28%
Interest-earning deposits	115	1	1.13	62		2	2.58	18	1	9.44
Securities:
Taxable	65,109	3,252	5.00	61,673		2,928	4.75	66,951	3,006	4.49
Tax exempt	5,571	225	4.01	5,293		251	4.75	8,043	383	4.76
Loans(3)	262,933	17,022	6.47	241,979		18,025	7.45	225,445	16,644	7.38

Total interest-earning assets	339,373	20,621	6.08%	309,465		21,231	6.86%	300,707	20,045	6.67%

Noninterest-earning assets
Cash and due from banks	10,523			10,980				11,027
Bank premises and equipment, net	7,691			7,719				7,864
Other assets	2,881			2,181				2,644
Allowance for loan losses	(2,801)			(2,574)				(2,493)

Total assets	$357,667			$327,771				$319,749

Interest-bearing liabilities
Demand deposits	$45,166	133	0.29%	$45,606		257	0.56%	$46,096	232	0.50%
Savings deposits	45,591	376	0.82	41,123		511	1.24	41,528	411	0.99
Time deposits	124,123	4,328	3.49	124,752		5,585	4.48	120,981	4,775	3.95
Borrowed funds	60,472	1,906	3.15	37,278		1,552	4.16	35,824	1,459	4.07

Total interest-bearing liabilities	275,352	6,743	2.45%	248,759		7,905	3.18%	244,429	6,877	2.81%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	42,598			41,740				38,938
Other liabilities	1,409			1,500				1,616
Shareholders’ equity	38,308			35,772				34,766

Total liabilities and equity	$357,667			$327,771				$319,749

Net interest income		$13,878				$13,326			$13,168

Net interest margin			4.09%				4.31%			4.38%

Net interest spread			3.63%				3.68%			3.86%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     13

2008 Financial Review

	Rate/Volume Analysis of Changes in Income and Expense (1)
	(Dollars in thousands)
	2008 v. 2007			2007 v. 2006
	Change In			Change In
	Income/	Volume	Rate	Income/	Volume	Rate
	Expense	Effect	Effect	Expense	Effect	Effect
Interest Income
Federal funds sold	$95	$110	$(15)	$14	$11	$3
Interest-earning deposits	—	1	(1)	1	2	(1)
Securities:
Taxable	326	172	154	(78)	(251)	173
Tax exempt	(28)	11	(39)	(132)	(131)	(1)
Loans	(1,003)	1,357	(2,360)	1,381	1,231	150

Total interest income	(610)	1,651	(2,261)	1,186	862	324

Interest Expense
Demand deposits	(124)	(1)	(123)	25	(3)	28
Savings deposits	(135)	37	(172)	100	(5)	105
Time deposits	(1,257)	(22)	(1,235)	810	169	641
Other borrowed funds	354	731	(377)	93	61	32

Total interest expense	(1,162)	745	(1,907)	1,028	222	806

Net interest income	$552	$906	$(354)	$158	$640	$(482)

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
     The following table reconciles net interest income as shown in the financial statements to taxable equivalent net interest income:

(Dollars in thousands)	2008	2007	2006

Net interest income	$13,878	$13,326	$13,167
Taxable equivalent adjustment (1)	131	144	210

Net interest income – fully taxable equivalent	$14,009	$13,470	$13,377

Net interest yield	4.09%	4.31%	4.38%
Taxable equivalent adjustment (1)	.04	.04	.07

Net interest yield – taxable equivalent	4.13%	4.35%	4.45%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.
Provision for Loan Losses
     During 2008, the Company reported a provision for loan losses of $333,000 as compared to a provision of $472,000 in 2007 and a provision for loan losses of $302,000 for 2006. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.
14     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Noninterest Income

	Year Ended December 31
	(Dollars in thousands)
	Change from 2007			Change from 2006
	2008	Amount	%	2007	Amount	%	2006
Service charges on deposit accounts	$1,273	$42	3.4%	$1,231	$(48)	(3.8)%	$1,279
Trust services	646	(85)	(11.6)	731	191	35.4	540
Debit card interchange fees	317	41	14.9	276	65	30.8	211
Credit card fee income	166	(96)	36.6	262	(29)	(10.0)	291
Insurance recovery	—	(187)	N.M.	187	187	N.M.	—
Securities gain (loss)	(35)	(52)	N.M.	17	74	N.M.	(57)
Gain on sale of loans	288	270	N.M.	18	6	50.0	12
Gain (loss) on sale of other real estate	3	4	N.M.	(1)	25	N.M.	(26)
Other	375	61	19.4	314	(28)	(8.2)	342

Total noninterest income	$3,033	(2)	(0.1)%	$3,035	443	17.1%	$2,592

N.M.,  not a meaningful value
     Total noninterest income decreased $2,000 or (0.1%) in 2008 from 2007. Service charges on deposit accounts rose $42,000 or 3.4% as fees were increased in 2008. Trust service fee income declined $85,000 in 2008 primarily the result of the fair market value of the assets under management declining, therefore reducing the driver for fee income. Debit card interchange fees increased $41,000 or 14.9% primarily the result of a full year under a new third party vendor, which provided increased interchange fees. The securities loss was the result of a $35,000 other-than-temporary impairment recognized on an equity investment. The gain on sale of loans recognizes the $267,000 gain on sale of the credit card portfolio during first quarter 2008. Other income reflected an increase of $61,000 or 19.4%. This includes increases in accretion in CSV life insurance acquired in the Indian Village transaction of $17,000, $24,000 increase recognized on an administrative services agreement, $11,000 increase in noncustomer ATM fees, and a $6,000 increase in wire transfer fees.
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
Noninterest Expenses

	Year Ended December 31
	(Dollars in thousands)
	Change from 2007			Change from 2006
	2008	Amount	%	2007	Amount	%	2006
Salaries and employee benefits	$6,261	$407	7.0%	$5,854	$(32)	0.5%	$5,886
Occupancy expense	1,034	301	41.1	733	47	6.9	686
Equipment expense	520	16	3.2	504	6	1.2	498
Professional and directors’ fees	512	(68)	11.7	580	(79)	(12.0)	659
Franchise tax expense	437	20	4.8	417	(13)	3.0	430
Marketing and public relations	364	(9)	(2.5)	373	39	11.7	334
Telecommunications	221	(4)	(1.8)	225	4	1.8	221
Cash irregularity	—	—	—	—	(237)	N.M.	237
Amortization of intangible assets	11	11	N.M.	—	—	—	—
Other	1,951	(64)	(3.2)	2,015	51	2.6	1,964

Total noninterest expenses	$11,311	$610	5.7%	$10,701	$(214)	(2.0)%	$10,915

N.M.,  not a meaningful value
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     15

2008 Financial Review
     Total noninterest expense increased $610,000 or 5.7% during 2008. Salaries and employee benefits increased $407,000 or 7.0% in 2008 a result of increased medical costs of approximately $40,000 or 10% in 2008, increases to retirement and incentive accruals, overtime paid during the acquisition and systems conversion of Indian Village, and salary and benefit costs arising from the acquisition of Indian Village beginning November 1, 2008 of approximately $83,000. Occupancy and equipment expense rose $317,000 in 2008 primarily the result of a $250,000 write-down of the downtown Millersburg building. The office located on the square in Millersburg is the former main office that has been designated as a disaster recovery site and is currently used for storage. The increase in occupancy expense for the three Indian Village acquired offices during 2008 approximates $38,000. Professional and directors’ fees decreased $68,000 or 11.7% during 2008 primarily the result of a reduction in outside service fees for overdraft privilege of $28,000, directors’ fees of $13,000, and audit and other professional fees of $27,000. Other expenses decreased $64,000 from 2007, primarily the result of the sale of the credit card portfolio during the first quarter of 2008. Credit card expenses decreased $195,000, ATM third party vendor fees decreased $41,000 and trust and brokerage other expense decreased $16,000. Increases in other expenses were recognized as follows: $60,000 increase in stationery and printing a result of the Indian Village conversion and implementation of electronic image capture, $35,000 increase in FDIC premiums, and $38,000 increase in correspondent bank fees and software expense as the bank sends and receives all checks for clearing electronically. Total noninterest expenses related to the Indian Village conversion including overtime were $137,000 in 2008.
     Total noninterest expenses decreased $214,000 or 2.0% during 2007. Salaries and employee benefits expense decreased $32,000 or 0.5%, a result of a reduction of incentive and medical expenses that were partially offset by the addition of employees to staff the Orrville office. Occupancy and equipment expenses rose $53,000 in 2007 from 2006. The increase was primarily the result of opening the branch facility in the Orrville, Ohio area. Professional and directors’ fees decreased $79,000 from 2006 to 2007. Within this category, decreases were recognized in legal and collection fees of $13,000, directors’ fees of $13,000, and audit and tax fees of $18,000. Additional decreases within professional fees were recognized as other outside service fees decreased $24,000, reflecting lower amounts paid to the vendor for Overdraft Privilege services. Other expenses increased $51,000 from 2006. This increase was associated with a $39,000 increase resulting from an ATM and debit card conversion expense as the Company changed debit card vendors during the last half of 2007.
Income Taxes
     The provision for income taxes amounted to $1,729,400 in 2008 (effective rate 32.8%) as compared to $1,674,200 in 2007 (effective rate of 32.3%), and $1,433,000 in 2006 (effective rate of 31.5%). The increase in the provision during the three-year period reflects increasing taxable revenues.
Financial Condition
     Total assets of the Company were $424.7 million at December 31, 2008, compared to $350.3 million at December 31, 2007, representing an increase of $74 million or 21.2%. Net loans increased $58.8 million or 23.2% while investments rose $7.4 million or 9.9%. Deposits increased $46.1 million or 17.8% while other borrowings from the Federal Home Loan Bank (FHLB) increased by $25.0 million.
Securities
     Total securities increased $7.4 million or 9.9% from $74.5 million at year-end 2007. During the first quarter 2008 a $10 million leverage strategy was implemented by purchasing $10 million in agency mortgage-backed pass through securities that were funded by various mid-term FHLB advances. The goal of the strategy is to provide a minimum 1% return on assets after tax for a period of five years. The securities portfolio at year-end 2008 and 2007 consisted of U.S. Treasury, U.S. government corporations and agencies, obligations of state and political subdivisions and mortgage-backed securities. Restricted securities consist primarily of FHLB stock. During 2008, increases occurred in total mortgage-backed securities, tax-free bonds and restricted stock.
16     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
     The Company held private label CMO investments of $5 million current value, with gross unrealized losses of $37,000 at December 31, 2008, compared to a $4.6 million current value and gross unrealized losses of $32,000 at December 2007. All bonds have investment grade ratings at December 31, 2008, collateralized primarily by fixed-rate 1-4 family mortgage loans with borrowers in a wide geographical dispersion. All credit scores and loan to value ratios exceed subprime status.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.
Loans
     Gross loans totaled $316.3 million at December 31, 2008 as compared to $256.7 million at year-end 2007, representing an increase of $59.6 million or 23.2%. The acquisition of Indian Village did not materially change the composition of the loan portfolio while adding $56.7 million in fair-valued loans on the acquisition date. Commercial and commercial real estate loans comprise approximately 54% of the total portfolio decreasing from 56% at year-end 2007. Residential real estate increased from 36% to approximately 40% between December 31, 2007 and 2008. Construction loans decreased from 5% to 4% of the total portfolio between 2007 and 2008. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied. After a review of its increasing vendor costs and lack of material growth within the Company’s credit card portfolio, the Company sold its credit card portfolio during the first quarter 2008. Proceeds from the sale were $2.5 million with $267,000 gain on sale recognized.
     The Company’s market reflected softened demand for both commercial real estate and residential real estate loans in 2008. There was continued consumer demand for home equity loans in 2008. Management believes the Company’s local service areas will experience modest economic activity with a continued need for these types of lending products in 2009.
     Most of the Bank’s lending activity is with customers primarily located within Holmes County, Tuscarawas County and Wayne County. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2008 included $20.1 million or 6.4% of total loans to lessors of residential building or dwellings; $16.4 million or 5.2% of total loans to lessors of nonresidential real estate; $13.6 million or 4.3% of total loans to logging, sawmills and timber tract operations; $12.2 million or 3.8% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all four industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
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
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     17

2008 Financial Review
     The allowance for loan losses totaled $3.4 million or 1.07% of total loans at year-end 2008 as compared to $2.6 million or 1.01% of total loans at year-end 2007. Net recoveries for 2008 totaled $17,000 as compared to net charge-offs of $493,000 and $140,000 in 2007 and 2006, respectively. Net charge-offs of $55,000, $9,000, $(96,000), $(1,000) and $16,000 occurred in commercial loans, mortgage loans, consumer loans, credit cards, and overdrafts, respectively, during 2008.
     The Bank maintains an internal watch list, on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $2.6 million or 0.8% of loans at year-end 2008 as compared to $571,000, or 0.2% and $1.5 million, or 0.6% of loans at year-end 2007. Impaired loans were $2.4 million at year-end 2008 as compared to $198,000 at year-end 2007. The increase in 2008 results from the acquisition of $2.2 million fair value from the Indian Village loan portfolio and $220,000 organic increases, while $169,000 in loans classified as impaired at December 2007 were removed either through payment or charge-off. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment increased $1.2 million to $8.5 million at year-end 2008. The fair value of the Indian Village fixed assets acquired was $1.6 million and depreciation exceeded new purchases in the Company.
     Other real estate owned at December 31, 2008 was $79,000 as compared to $102,000 owned at December 31, 2007. At December 31, 2008 the Company recognized a net deferred tax asset of $1.6 million as compared to a net liability of $54,000 at December 2007. The change in the Company’s net deferred tax position resulted primarily from the recognition of the tax loss carry-forward from the acquisition of Indian Village.
Deposits
     The Company’s deposits are obtained from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits increased $46.1 million to $305.5 million at year-end 2008 as compared to $259.4 million at year-end 2007. The Indian Village acquisition added $58.9 million in fair-valued deposits as of the acquisition date. Noninterest-bearing deposits increased $3.0 million or 6.6% to $49.1 million as compared to $46.0 million at year-end 2007. Interest-bearing deposits increased $43.0 million or 20.2% to $256.4 million at year-end 2008 as compared to $213.3 million at year-end 2007. Interest-bearing demand deposits decreased $1.4 million to $47.5 million at year-end 2008 as compared to $48.9 million at year-end 2007, while money market savings accounts increased by $7.6 million and traditional saving deposits increased $6.0 million from year-end 2007. Time deposits in excess of $100,000 increased $14.2 million while other certificates of deposit increased $16.7 million, during a time period when the Company adopted relationship pricing that pays a higher rate of interest on time deposits only if the customer has additional checking, savings or consumer loan relationships.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB and overnight borrowings from the FHLB or other financial institutions. These borrowings totaled $73.9 million at year-end 2008 as compared to $53.3 million at year-end 2007. Of the $20.6 million increase in borrowings, $17.6 million was a result of the acquisition of Indian Village.
18     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Capital Resources
     Total shareholders’ equity increased to $43.5 million at December 31, 2008 as compared to $36.3 million at December 31, 2007. This increase was primarily due to the issuance of 312,816 common shares valued at $5.5 million to acquire Indian Village Bancorp, Inc. on October 31, 2008, $3.5 million net income in 2008, which was partially offset by the payment of cash dividends of $1.8 million and the repurchase of 25,641 shares of treasury stock for $415,000. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2008 approximately 41,000 shares could still be repurchased under the current authorized Program.
     Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.
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
Liquidity
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary sources of liquidity are cash and cash equivalents, which totaled $12.7 million at December 31, 2008 an increase of $500,000 from $12.2 million at December 31, 2007. Net income, securities available for sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 6.6% of total assets at year-end 2008, as compared to 4.5% of total assets at year-end 2007. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet both the short-term and long-term needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2008 included net loan originations of $4.7 million, the maturities and calls of securities totaling $35.6 million, offset by $31.6 million in securities purchases. The Company’s financing activities included an $8.0 million increase in FHLB advances and a $12.8 million decrease in deposits.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     19

2008 Financial Review
Quantitative and Qualitative Disclosures about Market Risk
     The most significant market risk to which the Company is exposed is interest rate risk. The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.
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
     The Company monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2008 and 2007. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet on a quarterly basis to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.

Net Interest Income at Risk
December 31, 2008
Change in	Net Interest	Dollar
Interest Rates	Income	Change	Percentage	Board Policy
(basis points)	(Dollars in Thousands)		Change	Limits

+200	$16,084	$651	4.2%	±15.0%
+100	15,786	353	2.3	±10.0
0	15,433	—	—
-100	15,532	99	0.6	±10.0
-200	N/A	N/A	N/A	±15.0

Net Interest Income at Risk
December 31, 2007
Change in	Net Interest	Dollar
Interest Rates	Income	Change	Percentage	Board Policy
(basis points)	(Dollars in Thousands)		Change	Limits

+200	$14,682	$506	3.6%	± 15.0%
+100	14,457	281	2.0	± 10.0
0	14,176	—	—
-100	13,988	(188)	(1.3)	± 10.0
-200	13,646	(530)	(3.7)	± 15.0
     Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2008 and 2007.
20     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Economic Value of Equity at Risk

Change in Interest Rates (basis points)	Percentage Change	Board policy limits

December 31, 2008
+200	-18.1%	±20%
+100	-6.8	±15
-100	N/A	±15
-200	N/A	±20

December 31, 2007

+200	-17.3%	±20%
+100	-5.6	±15
-100	+3.1	±15
-200	+5.2	±20
     Management reviews Economic Value of Equity at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2008 and 2007.
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
     Securities owned by the Company will generally repay at their stated maturity. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate residential mortgage loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. No change in the rates on such deposits is assumed when market rates increase or decrease 100 basis points. When market rates increase or decrease 200 basis points, the analysis assumes a corresponding 50 basis point change in the rates paid on such deposits. Short-term borrowings have fixed maturities. Time deposits generally have early withdrawal penalties which discourage customer withdrawal prior to maturity. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.
Fair Value Measurements
     The Company discloses the estimated fair value of its financial instruments at December 31, 2008 in Note 16 to the consolidated financial statements.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS      21

2008 Financial Review
Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments
     The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2008:

	Amount of Commitment to Expire Per Period
	(Dollars In Thousands)
	Total	Less Than 1	1–3	4–5	Over 5
Type of Commitment	Amount	Year	Years	Years	Years

Commercial lines-of-credit	$33,059	$30,299	$2,571	$25	$164
Real estate lines-of-credit	21,193	176	623	3,708	16,686
Consumer lines-of-credit	1,000	1,000	—	—	—
Overdraft Privilege	5,767	5,767	—	—	—
Letters of credit	772	753	19	—	—

Total Commitments	$61,791	$37,995	$3,213	$3,733	$16,850

     As indicated in the preceding table, the Bank had $61.8 million in total loan commitments at the end of 2008, with $38.0 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.
     The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2008:

	Payment Due by Period
	(Dollars In Thousands)
	Total	Less Than 1	1–3	4–5	Over 5
Contractual Obligations	Amount	Year	Years	Years	Years

Total time deposits	$154,225	$94,226	$50,531	$8,812	$656
Short-term borrowings	22,892	22,892	—	—	—
Other borrowings	50,998	9,643	26,195	2,703	12,457
Operating leases	396	120	239	37	—

Total Obligations	$228,511	$126,881	$76,965	$11,552	$13,113

     The other borrowings noted in the preceding table represent borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest rate circumstances at that time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings.
22     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Accounting Developments
     In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date. The Company is currently evaluating the impact the adoption of the FSP will have on the Company’s results of operations.
     In February 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP concludes that a transferor and transferee should not separately account for a transfer of a financial asset and a related repurchase financing unless (a) the two transactions have a valid and distinct business or economic purpose for being entered into separately and (b) the repurchase financing does not result in the initial transferor regaining control over the financial asset. The FSP is effective for financial statements issued for fiscal years beginning on or after November 15, 2008 and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.
     In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations [“FAS 141(R)], which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. Also in February 2008, the FASB issued Staff Position No.157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Management does not anticipate that the provision of FAS No. 157 will have an impact on the Company’s consolidated results of operations or consolidated financial position but will require additional disclosures in the Company’s consolidated financial statements.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     23

2008 Financial Review
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
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2008 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the other-than-temporary investment security impairment and allowance for loan losses as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
     Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.
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
24     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

2008 Financial Review
Common Stock and Shareholder Information
     Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without markup, markdown or commission and may not represent actual transactions. The chart specifies cash dividends declared by the Company to its shareholders during 2008 and 2007. No assurances can be given that dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

			Dividends
Quarter Ended	High	Low	Declared

March 31, 2008	$17.90	$15.75	$439,353
June 30, 2008	18.00	15.75	435,969
September 30, 2008	16.25	14.40	435,957
December 31, 2008	16.00	14.00	492,264

March 31, 2007	$19.05	$17.50	$443,320
June 30, 2007	18.25	17.42	443,320
September 30, 2007	19.00	15.95	443,320
December 31, 2007	17.75	15.40	441,531
As of December 31, 2008, the Company had 1,399 shareholders and 2,734,799 outstanding shares of common stock.
Report on Management’s Assessment of Internal Control over Financial Reporting
     The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Management has designed our internal control over financial reporting to provide reasonable assurance that our published financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.
     Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year-end. In making this assessment, management used the Internal Control-Integrated Framework issued in July 1994 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2008.
     This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Eddie L. Steiner	Paula J. Meiler
President and CEO	Senior Vice President and Chief Financial Officer
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     25

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders CSB Bancorp, Inc.
     We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statement of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 15 to the consolidated financial statements, effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements.
     We were not engaged to examine management’s assertions about the effectiveness of CSB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2008, included in the accompanying “Report on Management’s Assessment of Internal Control over Financial Reporting” and, accordingly, we do not express an opinion thereon.

Wexford, Pennsylvania
March 9, 2009
26     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Consolidated Balance Sheets
December 31, 2008 and 2007

	2008	2007
Assets

Cash and cash equivalents
Cash and due from banks	$8,698,917	$12,111,807
Interest-earning deposits in other banks	2,961,153	81,555
Federal funds sold	1,086,000	—

Total cash and cash equivalents	12,746,070	12,193,362

Securities
Available-for-sale, at fair value	76,655,816	71,419,830
Restricted stock, at cost	5,231,800	3,105,900

Total securities	81,887,616	74,525,730

Loans	316,290,412	256,659,059
Less allowance for loan losses	3,393,685	2,585,901

Net loans	312,896,727	254,073,158

Premises and equipment, net	8,470,855	7,273,238
Other intangible assets	597,014	14,962
Goodwill	1,448,029	—
Bank-owned life insurance	2,748,909	—
Accrued interest receivable and other assets	3,861,962	2,189,295

Total Assets	$424,657,182	$350,269,745

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$49,058,592	$46,038,976
Interest-bearing	256,394,147	213,347,066

Total deposits	305,452,739	259,386,042

Short-term borrowings	22,891,593	27,305,157
Other borrowings	50,997,537	26,023,888
Accrued interest payable and other liabilities	1,846,841	1,276,610

Total liabilities	381,188,710	313,991,697

Shareholders’ Equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2008 and 2,667,786 in 2007	18,628,767	16,673,667
Additional paid-in capital	9,986,499	6,452,319
Retained earnings	19,723,972	17,990,445
Treasury stock at cost – 245,803 shares in 2008 and 220,162 shares in 2007	(5,014,541)	(4,599,282)
Accumulated other comprehensive income (loss)	143,775	(239,101)

Total shareholders’ equity	43,468,472	36,278,048

Total Liabilities and Shareholders’ Equity	$424,657,182	$350,269,745

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     27

Consolidated Statements of Income
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest and Dividend Income
Loans, including fees	$17,021,867	$18,025,190	$16,643,728
Taxable securities	3,252,073	2,927,840	3,006,055
Nontaxable securities	225,287	251,551	382,479
Other	121,499	26,540	12,490

Total interest and dividend income	20,620,726	21,231,121	20,044,752

Interest Expense
Deposits	4,836,598	6,352,732	5,418,616
Short-term borrowings	569,854	1,185,377	1,265,850
Other borrowings	1,336,365	366,630	192,825

Total interest expense	6,742,817	7,904,739	6,877,291

Net Interest Income	13,877,909	13,326,382	13,167,461

Provision for Loan Losses	333,094	472,100	301,667

Net interest income, after provision for loan losses	13,544,815	12,854,282	12,865,794

Noninterest Income
Service charges on deposit accounts	1,273,094	1,231,020	1,278,842
Trust services	645,941	730,715	540,299
Debit card interchange fees	317,392	276,467	210,615
Credit card, other fee income	165,727	261,784	290,778
Insurance recovery	—	186,526	—
Securities gain (loss)	(35,000)	16,830	(56,800)
Gain on sale of loans, net	287,902	18,348	12,078
Gain (loss) on sale of other real estate owned, net	3,300	(994)	(25,640)
Other	374,531	313,929	341,754

Total noninterest income	3,032,887	3,034,625	2,591,926

Noninterest Expenses
Salaries and employee benefits	6,261,348	5,853,523	5,885,857
Occupancy expense	1,033,780	732,850	685,728
Equipment expense	520,596	504,356	498,517
Professional and director fees	511,768	579,923	658,843
Franchise tax expense	437,250	416,712	430,050
Marketing and public relations	363,891	372,902	333,753
Cash irregularity	—	—	236,547
Telecommunications	220,663	225,284	221,223
Amortization of intangible assets	11,000	—	—
Other expenses	1,950,936	2,015,243	1,964,097

Total noninterest expenses	11,311,232	10,700,793	10,914,615

Income before income taxes	5,266,470	5,188,114	4,543,105

Federal Income Tax Provision	1,729,400	1,674,200	1,433,000

Net Income	$3,537,070	$3,513,914	$3,110,105

Net Income Per Share
Basic	$1.43	$1.42	$1.23

Diluted	$1.43	$1.42	$1.23

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
28     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Consolidated Statements of Shareholders’ Equity
Years Ended December 31, 2008, 2007 and 2006

		Additional			Accumulated Other
	Common	Paid-In	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income (Loss)	Total

Balance at December 31, 2005	$16,673,667	$6,413,915	$14,752,250	$(2,086,686)	$(582,887)	$35,170,259
Comprehensive income:
Net income	—	—	3,110,105	—	—	3,110,105
Change in net unrealized loss, net of reclassification adjustments and related income tax benefit	—	—	—	—	(731)	(731)

Total comprehensive income						3,109,374

Stock-based compensation expense	—	13,850	—	—	—	13,850
Purchase of 79,318 treasury shares	—	—	—	(1,609,416)	—	(1,609,416)
Cash dividends declared, $.64 per share	—	—	(1,613,747)	—	—	(1,613,747)

Balance at December 31, 2006	16,673,667	6,427,765	16,248,608	(3,696,102)	(583,618)	35,070,320
Comprehensive income:
Net income	—	—	3,513,914	—	—	3,513,914
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	344,517	344,517

Total comprehensive income						3,858,431

Stock-based compensation expense	—	24,554	—	—	—	24,554
Issuance of 40 shares from treasury	—	—	(586)	1,230	—	644
Purchase of 51,597 treasury shares	—	—	—	(904,410)	—	(904,410)
Cash dividends declared, $.72 per share	—	—	(1,771,491)	—	—	(1,771,491)

Balance at December 31, 2007	16,673,667	6,452,319	17,990,445	(4,599,282)	(239,101)	36,278,048
Comprehensive income:
Net income	—	—	3,537,070	—	—	3,537,070
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	382,876	382,876

Total comprehensive income						3,919,946

Stock-based compensation expense	—	15,000	—	—	—	15,000
Issuance of 312,816 shares for acquisition	1,955,100	3,519,180	—	—	—	5,474,280
Purchase of 25,641 treasury shares	—	—	—	(415,259)	—	(415,259)
Cash dividends declared, $.72 per share	—	—	(1,803,543)	—	—	(1,803,543)

Balance at December 31, 2008	$18,628,767	$9,986,499	$19,723,972	$(5,014,541)	$143,775	$43,468,472

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     29

Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash Flows from Operating Activities
Net income	$3,537,070	$3,513,914	$3,110,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	734,053	685,832	692,461
Building impairment	250,000	—	—
Deferred income taxes	(46,900)	(113,050)	198,675
Provision for loan losses	333,094	472,100	301,667
Gain on sale of loans, net	(287,902)	(18,348)	(12,078)
Securities (gain) loss	—	(16,830)	56,800
(Gain) loss on sale of other real estate owned, net	(3,300)	994	25,640
Security amortization, net of accretion	104,901	26,141	47,328
Other-than-temporary impairment of investments	35,000	—	—
Federal Home Loan Bank stock dividends	—	—	(158,900)
Secondary market loan sale proceeds	2,152,806	1,474,148	1,231,578
Originations of secondary market loans held-for-sale	(2,132,362)	(1,455,800)	(1,219,500)
Stock compensation expense	15,000	24,554	13,850
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	41,916	7,495	21,130
Accrued interest receivable	370,772	4,717	(82,270)
Accrued interest payable	(212,800)	24,910	106,691
Other assets and liabilities	(324,806)	(335,783)	485,802

Net cash provided by operating activities	$4,566,542	$4,294,994	$4,818,979

Cash Flows from Investing Activities
Securities available-for-sale:
Proceeds from maturities and repayments	$35,582,233	$15,634,028	$12,867,830
Proceeds from sale	—	—	3,943,200
Purchases	(31,641,213)	(19,406,047)	(5,778,145)
Purchase of FHLB stock	(114,900)	—	—
Loan originations, net of repayments	(4,743,118)	(25,027,508)	(17,606,716)
Net cash from acquisition	6,762,056	—	—
Proceeds from sale of credit cards	2,513,671	—	—
Proceeds from sale of other real estate	105,000	196,881	454,000
Property, equipment and software acquisitions	(513,633)	(492,856)	(283,749)

Net cash provided by (used in) investing activities	$7,950,096	$(29,095,502)	$(6,403,580)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
30     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash Flows from Financing Activities
Net change in deposits	$(12,759,396)	$(791,630)	$4,774,955
Net change in short-term borrowings	(2,700,000)	(300,000)	—
Net change in securities sold under repurchase agreements	(1,713,564)	(416,920)	6,604,461
Federal Home Loan Bank borrowings:
Proceeds	8,000,000	24,000,000	—
Repayments	(572,168)	(475,511)	(5,568,441)
Purchase of treasury shares	(415,259)	(904,410)	(1,609,416)
Issuance of treasury shares	—	644	—
Cash dividends paid	(1,803,543)	(1,771,491)	(1,613,747)

Net cash provided by (used in) financing activities	$(11,963,930)	$19,340,682	$2,587,812

Net Increase (Decrease) in Cash and Cash Equivalents	552,708	(5,459,826)	1,003,212

Cash and Cash Equivalents at Beginning of Year	12,193,362	17,653,188	16,649,976

Cash and Cash Equivalents at End of Year	$12,746,070	$12,193,362	$17,653,188

Supplemental Disclosures
Cash paid during the year for:
Interest	$6,700,616	$7,879,829	$6,770,600

Income taxes	1,786,000	2,065,000	965,000

Noncash investing activities:
Transfer of loans to other real estate owned	$20,000	$299,575	$39,640

Summary of Business Acquisition
Fair value of tangible assets acquired	$81,829,000	$—	$—
Fair value of core deposit intangible acquired	545,000	—	—
Fair value of liabilities assumed	(77,810,000)	—	—
Stock issued for the purchase of acquired company’s common stock	(5,474,000)	—	—
Cash paid in the acquisition	(2,232,000)	—	—
Deferred tax asset	1,694,000	—	—

Goodwill recognized	$(1,448,000)	—	—

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     31

Summary of Significant Accounting Policies
     CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated in 1991 in the State of Ohio, and is a registered financial holding company for its wholly-owned subsidiaries, The Commercial & Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment, the commercial banking industry.
     The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its thirteen Banking Centers located in Holmes County and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.
     Significant accounting policies followed by the Company are presented below:
Use of Estimates in Preparing Financial Statements
     In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimate susceptible to change in the near term relates to management’s determination of the allowance for loan losses and the fair value of financial instruments.
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
Cash and Cash Equivalents
     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold that mature overnight or within three days.
Cash Reserve Requirements
     The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2008 and 2007 was $400,000 and $3,128,000, respectively.
Securities
     Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss).
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
     Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based
32     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Summary of Significant Accounting Policies
upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability require considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the consolidated statement of income.
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
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS      33

      Summary of Significant Accounting Policies
Other Real Estate Owned
     Other real estate acquired through or in lieu of foreclosure is initially recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $79,000 and $101,700 at December 31, 2008 and 2007, respectively.
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
Goodwill and Other Intangible Assets
     Goodwill represents the excess of the cost of the Company’s investment in the net assets of the acquired company over the fair value of the underlying identifiable net assets at the date of acquisition. Goodwill is not amortized, but is tested at least annually for impairment.
     Other intangible assets represent core deposit intangible and mortgage servicing rights. These assets are assigned useful lives which are amortized on a straight-line basis over their weighted average lives. The Company will periodically review the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
Bank-Owned Life Insurance
     The Company acquired bank-owned life insurance with the Indian Village acquisition. The cash surrender value of these policies is included as an asset on the consolidated balance sheet and any increases in the cash surrender value are recorded as noninterest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.
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
34       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Summary of Significant Accounting Policies
Stock-Based Compensation
     The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. The Company recorded compensation expense of $15,000, $24,554, and $13,850 for the years ended December 31, 2008, 2007, and 2006, respectively. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $5,100, $8,348 and $4,709 in 2008, 2007 and 2006 respectively. Shares issued in connection with stock option exercises may be issued from available treasury shares or from market purchases.
     The effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2008		2007	2006
Risk-free interest rate		3.52%	N/A		4.57%
Dividend yield		4.47%			3.56%
Volatility		12%			9%
Expected option life	5.0	yrs.		3.0	yrs.
     As of December 31, 2008, there was approximately $5,930 of unrecognized compensation cost related to unvested share-based compensation awards granted. That cost is expected to be recognized over the next year.
     Options are granted to certain employees at prices equal to the market value of the stock on the date the options are granted. The 2002 Plan authorized the issuance of 75,000 shares. The Plan was amended April 27, 2005 to authorize the issuance of 200,000 shares. The time period during which any option is exercisable under the Plan is determined by the committee but shall not continue beyond the expiration of ten years after the date the option is awarded.
     The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimated the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Option grants of 2,000, 0 , and 29,760 were granted for the years ended December 31, 2008, 2007, and 2006, respectively.
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
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS      35

      Summary of Significant Accounting Policies
Per Share Data
     Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options.
     The weighted average numbers of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2008	2007	2006
Weighted average common shares outstanding	2,719,922	2,667,786	2,667,786
Average treasury shares	(237,587)	(200,676)	(140,872)

Total weighted average common shares outstanding (basic)	2,482,335	2,467,110	2,526,914
Dilutive effect of assumed exercise of stock options	—	702	5,678

Weighted average common shares outstanding (diluted)	2,482,335	2,467,812	2,532,592

     Dividends per share are based on the number of shares outstanding at the declaration date.
     There were 40,720 stock options to purchase common stock for $16.05 to $19.00 per share that were antidilutive at December 31, 2008. There were 42,760 stock options to purchase common stock for $17.50 to $19.00 per share that were antidilutive at December 31, 2007 and there were no antidilutive shares at December 31, 2006.
Accounting Developments
     In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing assumptions about renewal or extension used in estimating the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets. This standard is intended to improve the consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The measurement provisions of this standard will apply only to intangible assets of the Company acquired after the effective date. The Company is currently evaluating the impact the adoption of the FSP will have on the Company’s results of operations.
     In February 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. This FSP concludes that a transferor and transferee should not separately account for a transfer of a financial asset and a related repurchase financing unless (a) the two transactions have a valid and distinct business or economic purpose for being entered into separately and (b) the repurchase financing does not result in the initial transferor regaining control over the financial asset. The FSP is effective for financial statements issued for fiscal years beginning on or after November 15, 2008, and interim periods within those fiscal years. The adoption of this FSP is not expected to have a material effect on the Company’s results of operations or financial position.
     In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (“FAS 141(R)), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.
36       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Summary of Significant Accounting Policies
     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. Also in February 2008, the FASB issued Staff Position No.157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. Management does not anticipate that the provision of FAS No. 157 will have an impact on the Company’s consolidated results of operations or consolidated financial position but will require additional disclosures in the Company’s consolidated financial statements.
Reclassification of Comparative Amounts
     Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       37

      Notes to Consolidated Financial Statements
Note 1 — Securities
     Securities consist of the following at December 31, 2008 and 2007:

		Gross	Gross
		Unrealized	Unrealized	Fair
	Amortized Cost	Gains	Losses	Value

December 31, 2008
Available-for-sale:
U.S. Treasury security	$99,988	$473	$—	$100,461
Obligations of U.S. Government corporations and agencies	12,447,301	93,055	—	12,540,356
Mortgage-backed securities	56,697,763	618,677	417,495	56,898,945
Obligations of states and political subdivisions	7,045,468	77,901	83,073	7,040,296

Total debt securities	76,290,520	790,106	500,568	76,580,058
Equity securities	147,458	645	72,345	75,758

Total available-for-sale	76,437,978	790,751	572,913	76,655,816

Restricted stock	5,231,800	—	—	5,231,800

Total securities	$81,669,778	$790,751	$572,913	$81,887,616

December 31, 2007
Available-for-sale:
U.S. Treasury security	$99,944	$1,704	$—	$101,648
Obligations of U.S. Government corporations and agencies	25,498,979	18,190	7,904	25,509,265
Mortgage-backed securities	42,682,972	15,639	333,666	42,364,945
Obligations of states and political subdivisions	3,098,457	60,088	—	3,158,545

Total debt securities	71,380,352	95,621	341,570	71,134,403
Equity securities	401,752	665	116,990	285,427

Total available-for-sale	71,782,104	96,286	458,560	71,419,830

Restricted stock	3,105,900	—	—	3,105,900

Total securities	$74,888,004	$96,286	$458,560	$74,525,730

     The amortized cost and fair value of securities at December 31, 2008, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Available-for-sale:
Due in one year or less	$5,971,263	$6,013,843
Due after one through five years	8,959,619	9,052,048
Due after five years through ten years	7,285,353	7,365,909
Due after ten years	54,074,285	54,148,258

Total debt securities available-for-sale	$76,290,520	$76,580,058

38       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 1 — Securities, (continued)
     Securities with a carrying value of approximately $55,418,731 and $50,385,000 were pledged at December 31, 2008 and 2007, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
     Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $4,961,800 and $2,835,900 at December 31, 2008 and 2007, respectively.
     Gross gains realized from sales of previous other-than-temporary impairment write-offs of securities available-for-sale amounted to $0 in 2008, $16,830 in 2007, and $0 in 2006, with the income tax provision applicable to such gains amounting to $5,700 in 2007, $0 in 2008 and 2006. Gross realized losses of $35,000 (tax benefit of $11,900) in 2008 for other-than-temporary impairment and $56,800 (tax benefit of $19,300) from sales of securities available-for-sale were realized in 2006. There were no gross realized losses in 2007.
     The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	Securities in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

2008
Mortgage-backed securities	$312,520	$9,327,561	$104,975	$1,101,425	$417,495	$10,428,986
Obligations of state & political subdivisions	83,073	4,291,747	—	—	83,073	4,291,747

Total debt securities	395,593	13,619,308	104,975	1,101,425	500,568	14,720,733
Equity securities	—	—	72,345	64,038	72,345	64,038

Total temporarily impaired securities	$395,593	$13,619,308	$177,320	$1,165,463	$572,913	$14,784,771

2007
Obligations of U.S. Government corporations and agencies	$—	$—	$7,904	$14,491,455	$7,904	$14,491,455
Mortgage-backed securities	112,399	21,664,006	221,267	15,868,261	333,666	37,532,267
Total debt securities	112,339	21,664,006	229,171	30,359,716	341,570	52,023,722
Equity securities	54,790	171,875	62,200	109,183	116,990	281,058

Total temporarily impaired securities	$167,189	$21,835,881	$291,371	$30,468,899	$458,560	$52,304,780

     There were thirty-one (31) securities in an unrealized loss position at December 31, 2008, four (4) of which were in a continuous loss position for twelve months or more. Management reviews these securities quarterly. Management has considered industry analyst reports, sector credit reports and volatility in the bond and equity markets in concluding that the unrealized losses as of December 31, 2008 were primarily the result of customary and expected fluctuations in the markets. As a result, all security impairments as of December 31, 2008 are not considered other-than-temporary.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS      39

      Notes to Consolidated Financial Statements
Note 2 — Loans
     Loans consist of the following at December 31, 2008 and 2007:

	2008	2007
Commercial	$61,859,176	$46,000,089
Commercial real estate	109,284,157	97,984,830
Residential real estate	125,148,884	92,084,807
Installment and credit card	8,676,948	8,862,456
Construction	11,238,597	11,700,889
Deferred loan costs	82,650	25,988

Total Loans	$316,290,412	$256,659,059

     The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Beginning balance	$2,585,901	$2,607,118	$2,445,494
Provision for loan losses	333,094	472,100	301,667
Loans charged-off	(154,299)	(612,723)	(309,644)
Recoveries	170,850	119,406	169,601
Addition from acquisition	458,139	—	—

Ending balance	$3,393,685	$2,585,901	$2,607,118

     Impaired loans were as follows for December 31, 2008 and 2007:

	2008	2007
Year-end loans accounted for under SOP 03-3	$816,270	$—
Year-end loans with no allowance for loan losses allocated	20,381	—
Year-end loans with allowance for loan losses allocated	1,568,393	198,286
Amount of the allowance allocated	335,492	42,773

	2008	2007	2006
Average of impaired loans during the year	$469,712	$729,699	$700,202
Interest income recognized during impairment	8,439	25,876	25,717
Cash-basis interest income recognized	7,890	25,674	24,762
Accrued interest not recognized	24,937	35,166	33,188
     Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2008 and 2007:

	2008	2007
Loans past due over 90 days still accruing interest	$415,861	$144,339
Nonaccrual loans	2,226,867	426,706
     Loans serviced for others approximated $27,726,000 and $19,349,000 at December 31, 2008 and 2007, respectively.
40     CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 3 — Business Combination
     After the close of business, on October 31, 2008, CSB completed the acquisition of Indian Village Bancorp Inc. (“Indian Village”). CSB and Indian Village entered into a definitive Agreement and Plan of Merger on May 14, 2008. Indian Village operated as a bank holding company with three branch offices located in Tuscarawas and Stark Counties in north central Ohio. The primary reasons for the merger with Indian Village were to enhance shareholder value, to improve CSB’s competitive position in the financial services industry and to further expand its existing branch network in Ohio. CSB’s Consolidated Statements of Income include the results of operations of Indian Village from the closing date of the acquisition.
     The aggregate purchase price for Indian Village was approximately $8.1 million and was consummated through the exchange of a combination of CSB common stock at a rate of 0.7611 shares for each Indian Village share outstanding and $4.375 per share in cash. The acquisition was completed through the issuance of 312,816 shares of CSB newly issued common stock and the payment of $2.2 million in cash inclusive of the $430,000 paid for Indian Village’s outstanding stock options, 401(k) and specific ESOP stock. Direct costs of $194,000 were accounted for as part of the purchase price and included in goodwill associated with the merger.
     Following is a reconciliation of the purchase price allocation:

Fair Value of Net
(in thousands)	Assets Acquired
Loans	$56,732
Other tangible assets	27,213
Goodwill	1,448
Core deposit intangible	545
Deposits	(58,880)
Borrowings	(17,616)
Other liabilities	(1,314)

Total purchase price	$8,128

     Goodwill and other intangible assets were allocated to The Commercial & Savings Bank. The Indian Village core deposit intangible has a weighted-average useful life of approximately 10 years.
     The Company’s consolidated financial statements include the results of operation of Indian Village after October 31, 2008, the date of the acquisition. The following unaudited summary information presents the consolidated results of operations of CSB on a pro forma basis, as if the Indian Village acquisition had occurred at the beginning of each of the periods presented.

(in thousands, except per share amounts)	2008	2007
Net interest income	$15,858	$15,854
Provision for loan losses	1,130	1,018
Net interest income after provision for loan losses	14,728	14,836
Noninterest income	3,188	3,280
Noninterest expense	14,310	12,983
Income before income taxes	3,606	5,133
Federal income tax provision	1,219	1,690

Net income	$2,387	$3,443

Net income per common share
Basic	$0.87	$1.24
Diluted	$0.87	$1.24
Average common shares outstanding
Basic	2,743,015	2,779,926
Diluted	2,743,015	2,780,628
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     41

      Notes to Consolidated Financial Statements
Note 3 — Business Combination, (continued)
     The pro forma results include amortization of fair value adjustments on loans, deposits, and other borrowings, and amortization of newly created intangible assets and post-merger acquisition related expenses. The pro forma results for 2008 also include certain non-recurring items including additional compensation and severance benefits, professional fees, and deconversion costs that were expensed as incurred at Indian Village prior to the acquisition and do not represent ongoing costs of the fully integrated combined organization. The pro forma results presented do not reflect cost savings or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
Note 4 — Premises and Equipment
     Premises and equipment consist of the following at December 31, 2008 and 2007:

	2008	2007
Land and improvements	$1,267,762	$1,007,927
Buildings and improvements	9,009,325	8,499,044
Furniture and equipment	6,023,404	4,753,393
Leasehold improvements	675,484	172,483

	16,975,975	14,432,847
Accumulated depreciation	8,505,120	7,159,609

Premises and equipment, net	$8,470,855	$7,273,238

     The Bank leases certain office locations. Total rental expense under these leases approximated $139,000, $125,000, and $87,000 in 2008, 2007, and 2006, respectively. Future minimum lease payments at December 31, 2008 aggregate $396,268 and are due as follows: 2009, $119,942; 2010, $119,420; 2011, $119,420 and 2012, $37,486.
     Depreciation expense amounted to $585,959, $583,012, and $565,389 for the years ended December 31, 2008, 2007, and 2006, respectively.
Note 5 — Goodwill and Other Intangible Assets
Goodwill
     Goodwill totaled $1.4 million at December 31, 2008, all of which related to the acquisition of Indian Village during 2008 (see Note 3 – Business Combination).
Core Deposit Intangible
     During 2008, the Company recorded a core deposit intangible totaling $545,000 with the acquisition of Indian Village. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $11,000 in 2008. The estimated aggregate future amortization expense for the core deposit asset remaining as of December 31, 2008 is as follows:

Core deposit
(dollars in thousands)	amortization
2009	$65
2010	63
2011	61
2012	59
2013	56
Thereafter	230

$534

42      CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 5 — Goodwill and Other Intangible Assets (continued)
Mortgage Servicing Rights
     For the years ended December 31, 2008 and 2007, the Company had outstanding mortgage servicing rights of $63,000 and $15,000. The servicing asset acquired in the Indian Village acquisition was $63,000. On December 31, 2008, the Company had $23.2 million residential mortgage loans with servicing retained as compared to $13.1 million with servicing retained at December 31, 2007.
Note 6 — Interest-Bearing Deposits
     Interest-bearing deposits at December 31, 2008 and 2007 are as follows:

	2008	2007
Demand	$47,515,178	$48,922,949
Savings	54,654,402	41,027,057
Time deposits:
In excess of $100,000	48,458,513	34,282,194
Other	105,766,054	89,114,866

Total interest-bearing deposits	$256,394,147	$213,347,066

     At December 31, 2008, stated maturities of time deposits were as follows:

2009	$94,225,613
2010	18,859,217
2011	31,671,659
2012	5,028,131
2013	3,783,738
2014 and beyond	656,209

Total	$154,224,567

Note 7 — Borrowings
Short-term borrowings
     Short-term borrowings include overnight repurchase agreements, Federal funds purchased and short-term advances through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2008	2007
Balance at year-end	$22,891,593	$27,305,157
Average balance outstanding	25,761,283	29,950,025
Maximum month-end balance	28,826,290	34,371,093
Weighted-average rate at year-end	1.52%	3.49%
Weighted-average rate during the year	2.23	3.96
     Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.
Other borrowings
     The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average	Stated Interest Rate		At December 31,
Description	From	To	Interest Rate	From	To	2008	2007

Fixed rate	10/26/09	12/21/17	4.29%	2.48%	6.23%	$47,104,719	$24,000,000
Fixed rate amortizing	3/01/09	3/01/17	4.92%	2.50%	7.15%	3,892,818	2,023,888

						$50,997,537	$26,023,888

CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS     43

      Notes to Consolidated Financial Statements
Note 7 — Borrowings, (continued)
     Maturities of other borrowings at December 31, 2008, are summarized as follows:

Year Ending December 31,	Amount	Weighted-Average Rate
2009	$9,643,090	3.76%
2010	22,446,802	3.38
2011	3,747,602	3.36
2012	2,490,196	3.73
2013	212,962	6.06
2014 and beyond	12,456,885	3.71

	$50,997,537	3.56%

     Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2008 the Company has the capacity to borrow an additional $42.8 million from the FHLB.
Note 8 — Income Taxes
     The provision for income taxes consists of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Current	$1,776,300	$1,787,250	$1,234,325
Deferred	(46,900)	(113,050)	198,675

Total income tax provision	$1,729,400	$1,674,200	$1,433,000

     The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2008	2007	2006
Expected provision using statutory federal income tax rate	$1,790,600	$1,763,900	$1,544,700
Tax-exempt income on state and municipal securities and political subdivision loans	(86,100)	(94,760)	(138,600)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	7,900	9,400	11,800
Other	17,000	(4,340)	15,100

Total income tax provision	$1,729,400	$1,674,200	$1,433,000

44      CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 8 — Income Taxes, (continued)
     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007
Allowance for loan losses	$1,274,500	$722,900
Net operating loss carryforward	1,087,800	—
Unrealized loss on securities available-for-sale	—	123,200
Purchase accounting adjustments	295,300	—
Capital loss carryforward	93,200	—
Other	65,300	15,900

	2,816,100	862,000

Valuation allowance on deferred tax assets	(93,200)	—

Deferred tax assets	2,722,900	862,000

Depreciation of premises and equipment	(210,500)	(309,300)
Federal Home Loan Bank stock dividends	(736,200)	(459,600)
Deferred loan fees	(77,700)	(80,500)
Unrealized gain on securities available for sale	(74,100)	—
Other	(123,600)	(66,500)

Deferred tax liabilities	(1,222,100)	(915,900)

Net deferred tax (liability) asset	$1,500,800	$(53,900)

     The Company acquired net operating loss tax carryforwards of approximately $3,262,400 and a capital loss carryforward of $274,000 in 2008, utilizing $63,000 of the net operating loss during 2008. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax years 2021 through 2027. The capital loss carryforward will expire in 2009.
     The Company believes it is more likely than not that the benefit of deferred tax assets will be realized with the possible exception of the capital loss carryforward due to expire in 2009. A valuation allowance for the capital loss carryforward is reflected at December 31, 2008. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.
     The Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007. FIN No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of FIN No. 48 did not have a significant impact on the Company’s financial statements. In accordance with FIN No. 48, interest or penalties incurred for income taxes will be recorded as a component of income tax expense.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       45

      Notes to Consolidated Financial Statements
Note 9 — Employee Benefits
     The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation for 2008, 2.75% for 2007, and 2.5% of each eligible participant’s compensation for 2006. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $214,300, $166,700, and $232,000 for 2008, 2007 and 2006, respectively.
     During 2008, the Board of Directors extended options to purchase 2,000 shares originally expiring in 2008 through July 2013 at an exercise price of $16.10. During 2006, the Board of Directors granted options to various executive officers of the Company, including options to purchase 29,760 shares of the Company’s common shares at an exercise price of $18.00 per share through March 2016. No stock options were granted in 2007.
     The following summarizes stock options activity for the years ended December 31, 2008, 2007 and 2006:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	50,840	$17.64	51,245	$17.63	21,970	$17.09
Granted	2,000	16.10	—	—	29,760	18.00
Exercised	—	—	(40)	(16.05)	—	—
Forfeited	(12,120)	(17.77)	(365)	(16.05)	(485)	(16.05)

Outstanding at end of year	40,720	$17.55	50,840	$17.64	51,245	$17.63

Options exercisable at year-end	34,768	$17.47	32,984	$17.45	19,788	$17.20

Weighted-average fair value of options granted during year		$1.09		N/A		$1.26

     Options outstanding at December 31, 2008 were as follows:

		Outstanding		Exercisable
			Weighted Average		Weighted
			Remaining		Average
	Range of		Contractual Life		Exercise
	Exercisable Prices	Number	(Years)	Number	Price
	$16.05	7,960	3.95	7,960	$16.05
	16.10	2,000	4.52	2,000	16.10
	17.50	2,000	4.50	2,000	17.50
	18.00	27,760	7.15	21,808	18.00
	19.00	1,000	.60	1,000	19.00

Outstanding at year-end		40,720	6.23	34,768	$17.47

     The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $0 at December 31, 2008. The total intrinsic value of stock options exercised was $0 in 2008, $225 in 2007 and $0 in 2006. The total fair value of share awards vested was $17,179 in 2008, $22,273 in 2007 and $8,034 in 2006.
46       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 10 — Financial Instruments with Off-Balance Sheet Risk
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
     The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2008 and 2007:

	Contract Amount
	2008	2007
Commitments to extend credit	$61,019,000	$63,849,000

Letters of credit	$772,000	$1,310,000

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
     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2008 are due on demand or expire in 2009. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.
Note 11 — Related-Party Transactions
     In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2008:

2008
Balance at beginning of year	$5,954,891
New loans and advances	544,562
Repayments, including loans sold	(901,804)

Balance at end of year	$5,597,649

     Deposits from executive officers, directors and their related business interests at December 31, 2008 and 2007 were approximately $4,447,000 and $3,139,000, respectively.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       47

      Notes to Consolidated Financial Statements
Note 12 — Regulatory Matters
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
     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
     As of December 31, 2008, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that Management believes have changed the Bank’s category.
     The actual capital amounts and ratios of the Company and Bank as of December 31, 2008 and 2007, are also presented in the following table (dollars in thousands):

					Minimum Required
			Minimum Required		To Be Well-Capitalized
			for Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total capital (to risk-weighted assets)
Consolidated	$44,683	15.5%	$23,011	8.0%	$28,764	10.0%
Bank	43,600	15.2	22,968	8.0	28,711	10.0
Tier I capital (to risk-weighted assets)
Consolidated	41,289	14.4	11,505	4.0	17,258	6.0
Bank	40,206	14.0	11,484	4.0	17,226	6.0
Tier I capital (to average assets)
Consolidated	41,289	10.4	15,955	4.0	19,944	5.0
Bank	40,206	10.1	15,929	4.0	19,912	5.0

As of December 31, 2007
Total capital (to risk-weighted assets)
Consolidated	$39,101	16.4%	$19,069	8.0%	$23,836	10.0%
Bank	36,736	15.4	19,041	8.0	23,801	10.0
Tier I capital (to risk-weighted assets)
Consolidated	36,515	15.3	9,534	4.0	14,301	6.0
Bank	34,150	14.4	9,520	4.0	14,280	6.0
Tier I capital (to average assets)
Consolidated	36,515	11.0	13,290	4.0	16,612	5.0
Bank	34,150	10.3	13,271	4.0	16,589	5.0
48       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

     Notes to Consolidated Financial Statements
Note 12 — Regulatory Matters, (continued)
     The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed above. Under these provisions, at January 1, 2009, the Bank could dividend $1,630,000 to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.
Note 13 — Condensed Parent Company Financial Information
     A summary of condensed financial information of the parent company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 are as follows:
Condensed Balance Sheets

	2008	2007
Assets
Cash deposited with subsidiary bank	$601,525	$1,748,248
Investment in subsidiary bank	42,384,823	33,990,029
Securities available-for-sale	75,758	285,427
Other assets	589,094	261,769

Total assets	$43,651,200	$36,285,473

Liabilities and Shareholders’ Equity
Liabilities:
Other liabilities	$182,728	$7,425
Total shareholders’ equity	43,468,472	36,278,048

Total liabilities and shareholders’ equity	$43,651,200	$36,285,473

Condensed Statements of Income

	2008	2007	2006
Interest on securities	$2,084	$11,242	$27,230
Other income	24,072	—	—
Dividends from subsidiary	3,500,000	2,500,000	3,600,000
Securities gains (loss)	(35,000)	5,430	—

Total income	3,491,156	2,516,672	3,627,230
Operating expenses	421,797	450,030	377,769

Income before taxes and undistributed equity income of subsidiary	3,069,359	2,066,642	3,249,461
Income tax benefit	(135,000)	(150,000)	(125,000)

Equity earnings in subsidiary, net of dividends	332,711	1,297,272	(264,356)

Net income	$3,537,070	$3,513,914	$3,110,105

CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       49

Notes to Consolidated Financial Statements
Note 13 — Condensed Parent Company Financial Information, (continued)
Condensed Statements of Cash Flows

	2008	2007	2006
Cash flows from operating activities:
Net income	$3,537,070	$3,513,914	$3,110,105
Adjustments to reconcile net income to cash provided by operations:
Security accretion	—	(508)	(187)
Securities gain	—	(5,430)	—
Other-than-temporary impairment of investments	35,000	—	—
Software amortization	1,667	6,667	6,667
Equity earnings in subsidiary, net of dividends	(332,711)	(1,297,272)	264,356
Stock compensation expense	15,000	24,554	13,850
Change in other assets, liabilities	(187,022)	(21,451)	3,000

Net cash provided by operating activities	3,069,004	2,220,474	3,397,791

Cash flows from investing activities:
Purchase of investment securities	(7,370)	(95,787)	(1,590)
Maturities, calls of investment securities	—	504,985	—
Acquisition of Indian Village	(1,989,555)	—	—

Net cash provided by (used in) investing activities	(1,996,925)	409,198	(1,590)

Cash flows from financing activities:
Purchase of treasury shares	(415,259)	(904,410)	(1,609,416)
Issuance of treasury shares	—	644	—
Cash dividends paid	(1,803,543)	(1,771,491)	(1,613,747)

Net cash used in financing activities	(2,218,802)	(2,675,257)	(3,223,163)

Net change in cash	(1,146,723)	(45,585)	173,038
Cash at beginning of year	1,748,248	1,793,833	1,620,795

Cash at end of year	$601,525	$1,748,248	$1,793,833

Note 14 — Other Comprehensive Income (Loss)
     The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Unrealized holding (losses) gain on available-for-sale securities	$545,115	$538,825	$(57,908)
Less reclassification adjustment for securities losses (gains) recognized in income	35,000	(16,830)	56,800

Net unrealized holding gains (losses)	580,115	521,995	(1,108)
Federal income tax provision (benefit)	197,239	177,478	(377)

Other comprehensive income (loss)	$382,876	$344,517	$(731)

50       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 15 — Fair Value Measurements (Fas No. 157)
     Effective January 1, 2008, the Company adopted the provisions of FAS No. 157, Fair Value Measurements, for financial assets and financial liabilities. FAS No. 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The FASB issued Staff Position No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, which removed leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. The FASB also issued Staff Position No.157-2, Partial Deferral of the Effective Date of Statement 157, which deferred the effective date of FAS No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.
     FAS No. 157 establishes a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by FAS No. 157 hierarchy are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.
     The following table presents the assets reported on the consolidated balance sheets at their fair value as of December 31, 2008 by level within the fair value hierarchy. No liabilities are carried at fair value. As required by FAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2008
	Level I	Level II	Level III	Total
Assets:
Securities available for sale	$176,219	$76,479,597	$—	$76,655,816
     Securities: The fair value of securities available for sale which are measured on a recurring basis are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities. These securities are classified within level 1 or 2 of the fair value hierarchy. Positions that are not traded in active markets for which valuations are generated using assumptions not observable in the market or management’s best estimate are classified within level 3 of the fair value hierarchy.
     The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2008, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       51

Notes to Consolidated Financial Statements
Note 15 — Fair Value Measurements (Fas No. 157), (continued)

	December 31, 2008
	Level I	Level II	Level III	Total
Assets Measured on a Nonrecurring Basis:
Impaired loans	—	$2,049,171	—	$2,049,171
     Impaired loans: The fair value of impaired loans is measured for impairment using the fair value of the collateral for collateral-dependent loans on a nonrecurring basis. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The use of discounted cash flow models and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral and are therefore classified within level 3 of the fair value hierarchy.
Note 16 — Fair Values of Financial Instruments (Fas No. 107)
     The estimated fair values of recognized financial instruments as of December 31, 2008 and 2007 are as follows:

	2008		2007
	(Dollars In Thousands)
	Carrying	Fair	Carrying	Fair
	value	value	value	value
Financial assets:
Cash and cash equivalents	$12,746	$12,746	$12,193	$12,193
Securities	81,888	81,888	74,526	74,526
Loans, net	312,897	321,924	254,073	254,623
Accrued Interest Receivable	1,386	1,386	1,409	1,409

Financial liabilities:
Deposits	$305,453	$308,213	$259,386	$259,612
Short-term borrowings	22,892	22,892	27,305	27,305
Other borrowings	50,998	53,073	26,024	25,915
Accrued Interest Payable	417	417	375	375
For purposes of the above disclosures of estimated fair value, the following assumptions are used:
Cash and Cash Equivalents, Accrued Interest Receivable, Short-Term Borrowings, Accrued Interest Payable
     The fair value of the above instruments is considered to be carrying value.
Securities
     The fair value of securities available-for-sale which are measured on a recurring basis are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities.
Loans
     The fair value for loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair valure. Fair value of nonaccrual loans is based on carrying value.
Deposits and Other Borrowed Funds
     The fair values of certificates of deposit and other borrowed funds are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.
52       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

Notes to Consolidated Financial Statements
Note 16 — Fair Values of Financial Instruments (Fas No. 107), (continued)
     The Company also has unrecognized financial instruments at December 31, 2008 and 2007. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $61,791,000 at December 31, 2008 and $65,159,000 at December 31, 2007. Such amounts are also considered to be the estimated fair values.
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
Note 17 — Contingent Liabilities
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
Note 18 — Quarterly Financial Data (Unaudited)
The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2008 and 2007:

				Basic	Diluted
	Interest	Net Interest	Net	Earnings	Earnings
	Income	Income	Income	Per Share	Per Share
2008
First quarter	$5,283,411	$3,379,765	$1,001,760	$.41	$.41
Second quarter	4,893,331	3,285,764	877,762	.36	.36
Third quarter	4,966,317	3,439,827	890,564	.37	.37
Fourth quarter	5,477,667	3,772,553	766,984	.29	.29

2007
First quarter	$5,146,282	$3,255,292	$814,512	$.33	$.33
Second quarter	5,288,509	3,275,353	956,467	.39	.39
Third quarter	5,418,095	3,389,682	863,090	.35	.35
Fourth quarter	5,378,235	3,406,055	879,845	.35	.35
CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       53

Officers of The Commercial & Savings Bank

Linda C. Amos	Eric R. Giauque	Lisa M. Nelson
Assistant Vice President,	Assistant Vice President,	Assistant Vice President,
Mortgage Underwriter	Banking Center Manager	Banking Center Manager

Rebecca A. Baker	Rick L. Ginther	Shawn E. Oswald
Assistant Vice President,	President/Chief Executive Officer,	Vice President,
Banking Center Manager	The Commercial & Savings Bank	Information System Director

Pamela S. Basinger	Loretta Gray	Amy R. Patterson
Vice President, Financial Officer	Assistant Cashier,	Assistant Vice President,
	Assistant Banking Center Manager	Personal Lender
Deborah S. Berner
Vice President,	Paul D. Greig	Christopher S. Rickly
Marketing & Public Relations	Senior Vice President,	Vice President,
	Chief Operation/Information Officer	Commercial Lender
Pamela L. Bromund
Assistant Vice President,	Jason B. Hummel	Thomas S. Rumbaugh
Loan Operations Supervisor	Assistant Vice President,	Vice President, Trust Officer
Commercial Lender
Wendy D. Brown		Rebecca J. Shultz
Assistant Vice President,	Julie A. Jones	Assistant Vice President,
Cash Management Services	Vice President,	Loan Officer
Director of Human Resources
C. Dawn Butler		Melissa F. Sprang
Vice President,	Stephen K. Kilpatrick	Assistant Cashier,
Banking Center Manager	First Vice President,	Banking Center Manager
Senior Credit Officer
Beverly A. Carr		Scott A. Stallman
Operations Officer,	Larry S. Kutcher	Operations Officer
Deposit Processing	Assistant Vice President,
	Small Business Development	Harland L. Stebbins, III
Colby M. Chamberlin		First Vice President,
Vice President,	Betty C. Lyon	Senior Loan Officer
Business Development Officer,	Assistant Vice President,
Commercial Lender	Banking Center Manager	Eddie L. Steiner
President/Chief Executive Officer,
Dale J. Clinton	Kevin J. McAllister	CSB Bancorp, Inc
Vice President, Internal Auditor	Assistant Vice President, Trust Officer
Eric D. Strouse
G. Gail Cochran	Jason R. McCulloch	Vice President,
Assistant Vice President,	Assistant Vice President,	Commercial Lender
Executive Loan Secretary	Brokerage Manager
Elaine A. Tedrow
Peggy L. Conn	Sherry A. McRobie	Assistant Vice President,
Corporate Secretary	Assistant Cashier,	Banking Center Manager
Banking Center Manager
Marianne Davis		Jennifer M. Thorpe
Assistant Cashier,	Paula J. Meiler	Assistant Vice President,
Banking Center Manager	Senior Vice President,	Senior Credit Analyst
Chief Financial Officer
Paula S. Foy		William R. Tinlin
Vice President,	A. Lee Miller	Vice President,
Compliance Officer	Vice President,	Recovery/Security
Cash Management & Special Projects
Lori S. Frantz		Brian D. Troyer
Assistant Vice President,	Edward J. Miller	Assistant Vice President,
Banking Center Manager	Vice President,	Trust Operations
Banking Center Services
Carrie A. Gerber		Jane C. Whitmer
Credit Officer	Daniel L. Muse	Assistant Cashier,
	Operations Officer	Assistant Banking Center Manager
54       CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS

General Information
The Commercial & Savings Bank

Information & Customer Service	330-674-9015 or 1-800-654-9015
24 Hour Xpress Phone Banking	330-674-2720 or 1-888-438-2720
Loan Services 91 N. Clay, Millersburg	Personal Loans 330-763-2823
Business Loans 330-763-2822
Trust & Investment Services 91 N. Clay, Millersburg	Holmes, Stark & Tuscarawas County 330-674-2397
Trust & Investment Services 146 E. Liberty, Suite 230, Wooster	Wayne County 330-264-0334
24 Hour Xpress Net Banking & BillPay	www.csb1.com

CSB Banking Centers

Clinton Commons Banking Center 2102 Glen Dr., Millersburg (Drive-Up ATM)	330-674-2265
South Clay Banking Center 91 S. Clay St., Millersburg (Drive-Up ATM)	330-674-0687
Berlin Banking Center 4587 S.R. 39, Berlin (Drive-Up ATM)	330-893-3565
Charm Banking Center 4440 C.R. 70, Charm (Walk-Up ATM)	330-893-3323
Gnadenhutten Banking Center 100 S. Walnut St., Gnadenhutten	740-254-4313
New Philadelphia Banking Center 635 W. High Ave., New Philadelphia (Drive-Up ATM)	330-308-4867
North Canton Banking Center 1210 North Main St., North Canton (Drive-Up ATM)	330-497-0839
Orrville Area Banking Center 461 Wadsworth Road, Orrville (Drive-Up ATM)	330-682-8000
Shreve Banking Center 333 W. South St., Shreve (Drive-Up ATM)	330-567-2226
Sugarcreek Banking Center 127 S. Broadway, Sugarcreek (Drive-Up ATM)	330-852-4444
Walnut Creek Banking Center 4980 Olde Pump St., Walnut Creek (Walk-Up ATM)	330-893-2961
Winesburg Banking Center 2225 U.S. 62, Winesburg (Drive-Up ATM)	330-359-5543

Shareholder & General Inquiries	Stock Listing Common Symbol: CSBB.OB

Corporate Office 91 N. Clay, Millersburg	330-674-9015

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
CSB Investment Services
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
Paula J. Meiler
Chief Financial Officer
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015 • 800-654-9015
The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 22, 2009 at 7:00 pm, at the Carlisle Inn in Walnut Creek, Ohio.

CSB BANCORP, INC. | 2008 ANNUAL REPORT TO SHAREHOLDERS       55