Form 10-K, Exhibit 13
period 2009-12-31
CSB BANCORP INC /OH
filed 2010-03-26
CIK 880417

Exhibit 13

YOUR LOCAL PARTNER

CSB BANCORP, INC.

130 YEARS STRONG

2009 ANNUAL REPORT

The Commercial & Savings Bank

PN 713.00.01+YOUR LOCAL PARTNER130 YEARS STRONGExhibit 13CSB BANCORP, INC.2009ANNUAL REPORTClient files were created with InDesign and are located at:DESKTOP_O_Drive\Composition\BCL\BCL39078_BCL1\ORIGINAL

YOUR LOCAL PARTNER 130 YEARS STRONG

The Commercial
& Savings Bank
NOW OPEN!

Orrville High Street Banking Center
Opened September 2009

Gnadenhutten Banking Center
Joined CSB November 2008

New Philadelphia Banking Center
Joined CSB November 2008

North Canton Banking Center
Joined CSB November 2008

OUR VISIBLE COMMUNITY PARTNERSHIP

Supporting livestock auctions
Tuscarawas County 4-H Auction

Sharing in practical ways in our communities
55 Advantage Club food drive for food pantry

Investing in education
West Holmes Financial Series

YOUR LOCAL PARTNER130 YEARS STRONGCSB BANCORP, INC.Orrville High Street Banking Center Gnadenhutten Banking Center New Philadelphia Banking Center North Canton Banking CenterOpened September 2009Joined CSB November 2008Joined CSB November 2008Joined CSB November 2008OUR VISIBLE COMMUNITY PARTNERSHIPPartners in expansion. We certainly have a great history, but we have an even greater vision for our future. Four additional banking centers in 11 months, a strong financial performance, great community relationships, and a healthy on-going lending strategy all point toward one positive future — yours and ours. And our plan for our partnership is to only grow stronger.Supporting livestock auctionsSharing in practical ways in our communitiesInvesting in educationTuscarawas County 4-H Auction55 Advantage Club food drive for food pantryWest Holmes Financial Series

YOUR LOCAL PARTNER130 YEARS STRONGCSB BANCORP, INC.2009ANNUAL REPORT2009 Financial Highlights Highlights0. 4 2009 Letter to Shareholders Shareholders . 5Board of Directors 9 2009 Financial Review10 Report on Management’s Assessment of Internal Control over Financial Reporting.25 Report of Independent Registered Public Accounting Firm 26 Consolidated Balance Sheets.27 Consolidated Statements of Income. 28 Consolidated Statements of Shareholders’ Equity 29 Consolidated Statements of Cash Flows.30 Summary of Significant Accounting Policies 32 Notes to Consolidated Financial Statements 37 Officers of The Commercial & Savings Bank 56 Banking Center Information 57 Shareholder & General Inquiries58

2009 FINANCIAL HIGHLIGHTS

			%
FOR THE YEAR ENDED DECEMBER 31	2009	2008	CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$15,765	$13,878	14%
Net interest income-fully taxable-equivalent (“FTE”) basis	15,974	14,009	14
Noninterest income	3,215	3,033	6
Provision for loan losses	1,337	333	301
Noninterest expense	12,718	11,311	12
Net income	3,391	3,537	–4

AT YEAR-END
Loans, net	$309,423	$312,897	–1%
Assets	450,666	424,657	6
Deposits	329,486	305,453	8
Shareholders’ equity	45,822	43,468	5
Cash dividends declared	0.72	0.72	0
Book value	16.76	15.89	5
Tangible book value	15.95	15.17	5
Market price	15.25	15.00	2
Basic and diluted earnings per share	1.24	1.43	–13

FINANCIAL PERFORMANCE
Return on average assets	0.79%	0.99%
Return on average equity	7.51	9.23
Net interest margin, FTE	3.93	4.13
Efficiency ratio	66.22	66.17

CAPITAL RATIOS
Risk-based capital:
Tier 1	14.50%	14.40%
Total	15.70	15.50
Leverage	9.70	10.40
4      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 LETTER TO SHAREHOLDERS

Paula J. Meiler	Eddie L. Steiner	Rick L. Ginther	Paul D. Greig
Senior Vice President,	President,	President,	Senior Vice President,
Chief Financial Officer	Chief Executive Officer,	Chief Executive Officer,	Chief Operations/
	CSB Bancorp, Inc.	The Commercial &	Information Officer
Savings Bank
Dear Fellow Shareholder
     Looking back, we realize that despite its challenges, 2009 was a good year for CSB Bancorp and its shareholders. Net income totaled $3.4 million and the Company paid more than $1.9 million in cash dividends. We are therefore pleased to provide you with this report of the Company’s financial performance and condition.
     While more than a fourth of the nation’s banks lost money in 2009, CSB remained profitable and our net income declined by only 4%. The Company’s book value per share increased by 5% and total return on the Company’s stock exceeded 6%. Cash dividends per share remained unchanged from the prior two years, and the dividend yield equated to 4.7% at year-end, based on the closing price of the Company’s stock.
     Still, the year just ended was far from “business as usual.” Our results reflect difficult conditions in our markets and the banking industry. The very low interest rate environment, soft loan demand, increased provision for loan losses, rising compliance costs, and substantially higher FDIC insurance premiums all impacted this year’s results.
     We are addressing each of these challenges in the same way we conduct all aspects of governing and operating the Company. We maintain honesty and integrity in all our dealings. We use a consistently conservative approach toward risk management. We strive for continuous improvement and effective cost management. We try to give our customers the very best in service. We take intentional steps that support growth within our existing markets and into surrounding areas. As you read this report, we believe you will see that our results reflect these efforts.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      5

2009 LETTER TO SHAREHOLDERS

The Economic Backdrop
     2009 was the second consecutive year of very challenging economic conditions around the globe. The sustained economic slowdown that began late in 2007 has taken an increasing toll through all levels of American society, affecting the financial strength of many individuals, businesses, not-for-profit organizations, governmental units and banks.
     High levels of unemployment and “underemployment” have been particularly thorny aspects of this recession, creating financial stress for many households and curtailing consumer demand for goods and services. While the government has increased spending dramatically in an effort to jump-start the economy, there are few bright spots as of yet and a period of fairly slow economic growth is generally foreseen for the next couple of years.
     Local economic conditions during 2009 were similar to those of the nation as a whole. Unemployment in our primary market area was about double what it averaged over the prior nine years, and at the time of this writing approximates the national average of 10%. Construction and manufacturing were among the industries with notable slowdowns in our markets during the past year.
     At the end of 2009, no clear trend of local economic recovery had yet materialized. It may take a considerable period of time for employment and commercial activity to return to more normalized levels, and for many businesses and individuals to regain financial momentum.
Financial Performance
     Our 2009 financial results reflect higher earnings potential from the Company’s increased size, but net income was held in check by the strong recessionary conditions that continued unabated throughout the year.
     Average total assets increased 20% to $440 million, with average loans, deposits and equity all increasing by about 20% as well. Much of this growth came with the October 31, 2008 acquisition of Indian Village Bancorp, Inc. The markets we entered as a result of this acquisition, Gnadenhutten, New Philadelphia and North Canton, are important to our future growth and we are pleased with progress to date.

6      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 LETTER TO SHAREHOLDERS

     Total revenues increased more than 12% to $19 million. Net interest income grew by 13% and noninterest income increased by 6%. However, this increased revenue stream was offset by additional loan loss provisions, higher costs for FDIC insurance, and by a 10% increase in personnel expense to support the Company’s larger size. The Company was able to hold its efficiency ratio steady in spite of the aforementioned increases in costs.
Credit Quality
     The prolonged slump in the economy has affected the overall quality of our loan portfolio. We are thankful to have incurred only modest net charge-offs, approximating 0.21% of average loan balances in 2009. At year-end, 2% of our loan balances were delinquent. Close to one half of the delinquent balances are on nonaccrual status. Industry numbers show that our rate of delinquencies and nonperforming loan levels are about one-half the national average.
     We continue to work with borrowers who are experiencing financial difficulties. We think many, if not most, of these borrowers will eventually emerge in satisfactory condition. Still, the longer it takes for the overall economy to recover, the greater the degree of pressure on borrowers and the loan portfolio. We have increased the Allowance for Loan Losses in accordance with our assessment of potential future losses embedded in the loan portfolio.
Expanding Market Penetration
     In September 2009, we opened a banking center on West High Street in Orrville. This is our second banking center in the greater Orrville area, and the location is designed to provide convenient access for customers in the downtown area.
     CSB now has a total of thirteen retail banking centers serving Holmes, Tuscarawas, Wayne and Stark counties in Ohio. Our deposit market share increased in each of those counties during 2009. We remain the largest independent community bank in our primary market area.

2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      7

2009 LETTER TO SHAREHOLDERS

Positioned for Tomorrow
     CSB’s core earnings momentum and capital position provide a solid foundation to handle the inevitable cycles of economic and industry turbulence. We are committed to maintaining our strong community bank presence and reliable financial services in the markets we serve.
     Our strength also affords the ability to consider expansion opportunities at a time when many banks cannot. We seek prudent growth opportunities with acceptable risk, both within our present markets and in nearby areas.
     We will continue to do our best to create value for shareholders, customers and the communities we serve. We welcome your comments and input, and hope to see you at the Company’s annual shareholders’ meeting on April 21, 2010.

Eddie L. Steiner	John R. Waltman
President and	Chairman,
Chief Executive Officer	Board of Directors

8      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

BOARD OF DIRECTORS

L—R, STANDING

John R. Waltman	Eddie L. Steiner	Jeffery A. Robb, Sr.	J. Thomas Lang	Daniel J. Miller
Attorney, Of Counsel	President,	President,	Veterinarian, Dairy Farmer,	Retired Physician,
Critchfield, Critchfield	Chief Executive Officer,	Robb Companies, Inc.	Spring Hill Farms, Inc.	East Holmes Family Care, Inc.
& Johnston	CSB Bancorp, Inc.
Chairman of the Board,	Chairman of the Board,
CSB Bancorp, Inc.	The Commercial & Savings Bank

L—R, SEATED

	Robert K. Baker		Ronald E. Holtman
	Co-owner and Controller,		Attorney,
	Bakerwell, Inc.		Logee, Hostetler, Stutzman & Lehman
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      9

2009 FINANCIAL REVIEW
INTRODUCTION
     CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, insured by the Federal Deposit Insurance Corporation, and its primary Regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.
     The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, trust, and brokerage services. Its customers are located primarily in Holmes, Tuscarawas, Wayne, Stark and portions of surrounding counties in Ohio.
     The Company’s market area has historically exhibited relatively stable economic conditions; however, a pronounced slowdown in economic activity has been evident since the latter half of 2008. Unemployment levels in Holmes County have generally been among the lowest in the State of Ohio, while the balance of the Company’s market area typically experiences unemployment levels similar to the state average. Unemployment in the Company’s market area during 2009 was virtually double the average of the previous nine years. Moderate reductions in real estate values have also developed as a result of the prevailing recessionary conditions.
     Effective as of the close of business on October 31, 2008, CSB completed the merger of Indian Village Bancorp, Inc. (“Indian Village”) with and into CSB pursuant to the terms of the Agreement and Plan of Merger dated May 14, 2008. Immediately following the merger, Indian Village Community Bank was merged with and into The Commercial and Savings Bank of Millersburg. The former Indian Village banking centers are located in Gnadenhutten, New Philadelphia and North Canton, Ohio. The Company paid a combination of stock and cash as set forth in the definitive agreement and plan of merger for each outstanding common share of Indian Village, resulting in merger consideration of approximately $8.1 million, including direct acquisition costs. The transaction was accounted for using the purchase method of accounting (see Note 3 — Business Combination).
FORWARD-LOOKING STATEMENTS
     Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in forward-looking statements because of various risk factors as discussed in this annual report and the Company’s annual report on Form 10-K. The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.
10      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
SELECTED FINANCIAL DATA
     The following table sets forth certain selected consolidated financial information:

	2009	2008	2007	2006	2005

	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$22,105	$20,621	$21,231	$20,045	$17,358
Total interest expense	6,340	6,743	7,905	6,877	4,812

Net interest income	15,765	13,878	13,326	13,168	12,546
Provision for loan losses	1,337	333	472	302	283

Net interest income after provision for loan losses	14,428	13,545	12,854	12,866	12,263
Noninterest income	3,215	3,033	3,035	2,592	2,581
Noninterest expenses	12,718	11,311	10,701	10,915	10,803

Income before income taxes	4,925	5,267	5,188	4,543	4,041
Income tax provision	1,534	1,730	1,674	1,433	1,168

Net income	$3,391	$3,537	$3,514	$3,110	$2,873

Per share of common stock:
Basic income per share	$1.24	$1.43	$1.42	$1.23	$1.09
Diluted income per share	1.24	1.43	1.42	1.23	1.09
Dividends	0.72	0.72	0.72	0.64	0.56
Book value	16.76	15.89	14.82	14.03	13.64
Average basic common shares outstanding	2,734,799	2,482,335	2,467,110	2,526,914	2,638,697
Average diluted common shares outstanding	2,734,799	2,482,335	2,467,812	2,532,592	2,642,301
Year-end balances:
Loans, net	$309,423	$312,897	$254,073	$229,825	$212,574
Securities	80,621	81,888	74,526	70,241	81,220
Total assets	450,666	424,657	350,270	327,240	320,989
Deposits	329,486	305,453	259,386	260,178	255,403
Borrowings	73,773	73,889	53,329	30,521	29,485
Shareholders’ equity	45,822	43,468	36,278	35,070	35,170
Average balances:
Loans, net	$313,726	$260,132	$239,405	$222,952	$218,187
Securities	75,597	70,680	66,966	74,994	71,866
Total assets	427,613	357,667	327,771	319,749	316,612
Deposits	304,902	257,478	253,221	247,543	249,007
Borrowings	75,734	60,472	37,278	35,824	30,083
Shareholders’ equity	45,184	38,308	35,772	34,766	36,290
Selected ratios:
Net interest margin, tax equivalent basis	3.93%	4.13%	4.35%	4.45%	4.35%
Return on average total assets	0.79	0.99	1.07	0.97	0.91
Return on average shareholders’ equity	7.51	9.23	9.82	8.95	7.92
Average shareholders’ equity as a percent of average total assets	10.57	10.71	10.91	10.87	11.46
Net loan charge-offs (recoveries) as a percent of average loans	0.21	(0.01)	0.20	0.06	0.19
Allowance for loan losses as a percent of loans at year-end	1.29	1.07	1.01	1.12	1.14
Shareholders’ equity as a percent of total year-end assets	10.17	10.24	10.36	10.72	10.96
Dividend payout ratio	58.06	50.99	50.41	51.89	51.47
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      11

2009 FINANCIAL REVIEW
RESULTS OF OPERATIONS
Net Income
     CSB’s 2009 net income was $3,391,000 while basic and diluted earnings per share were $1.24, as compared to $3,537,000 or $1.43 per share for the year of 2008. Earnings per share for 2009 included the full effect of the issuance of additional shares of stock for the purchase of Indian Village Bancorp, Inc. (“Indian Village”). Net income decreased 4.1% during 2009 as compared to 2008, due primarily to the $1.0 million increase to the provision for loan losses and higher noninterest expenses due primarily to increased FDIC assessments and a larger infrastructure from the addition of Indian Village. Partially offsetting the credit cost and other expense increases were a 13.6% increase in net interest income from a larger balance sheet resulting from the Indian Village acquisition and a 6.0% increase in noninterest income primarily from increased gains on sale of mortgage loans into the secondary market. Additionally, the Company had an 11.3% reduction in the provision for income taxes in 2009 as compared to 2008 due to a lower effective tax rate. Return on average assets was 0.79% in 2009 compared to 0.99% in 2008, and return on average shareholders’ equity was 7.51% in 2009 as compared to 9.23% in 2008.
     Net income for 2008 was $3,537,000, an increase of $23,000 or 0.7% from 2007. Basic and diluted net income per share was $1.43 and $1.42 for the years ended December 31, 2008 and 2007, respectively. Return on average assets was 0.99% in 2008 compared to 1.07% in 2007, and return on average shareholders’ equity was 9.23% in 2008 compared to 9.82% in 2007.

Net Interest Income
(Dollars in thousands)	2009	2008	2007

Net interest income	$15,765	$13,878	$13,326
Taxable equivalent adjustment (1)	209	131	144

Net interest income, fully taxable equivalent	$15,974	$14,009	$13,470

Net interest yield	3.88%	4.09%	4.31%
Taxable equivalent adjustment (1)	.05%	.04%	.04%

Net interest yield—taxable equivalent	3.93%	4.13%	4.35%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.
     Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits and short-term and long-term borrowings). Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.
     Interest income increased $1.5 million, or 7.2% in 2009 as compared to 2008. The increase in interest income was primarily due to the increase in the volume of assets from Indian Village. Interest and fees on loans increased $1.5 million, or 8.9% in 2009, mainly due to the increase in average loan balances of $54.3 million, or 20.7%. The volume increase was partially offset by loan yields decreasing 63 basis points with interest rates at or near historical lows in 2009.
     Interest income for the year of 2008 was $20.6 million, a decrease of $610,000 or 2.9% from $21.2 million reflected for the year ended December 31, 2007. Interest and fees on loans decreased $1.0 million, or 5.6%, to $17.0 million from $18.0 million in 2007. The decrease is mainly attributable to a decrease of 98 basis points average yield as compared to 2007. Interest income on securities increased $298,000 as the average balance in investments increased by $3.7 million in 2008 and the average yield increased 17 basis points. Other interest income rose $95,000 to $121,000 as the volume of overnight federal funds increased in 2008.
     Interest expense decreased $403,000, or 6.0%, for 2009 as compared to 2008, due to a decline in the average rate paid for the year from 2.45% in 2008 to 1.90% in 2009. Interest expense on deposits decreased $531,000, or 11.0% in 2009. The decrease in interest expense occurred even though the average balances of interest-bearing deposits and borrowed funds increased by $58.9 million, or 21.4% in 2009 as compared to 2008. The increase in the average balances of interest-bearing liabilities was mainly from the acquisition of Indian Village.
12      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
     Interest expense for 2008 was $6.7 million, a decline of $1.2 million or 14.7% from 2007. Interest rates paid on interest bearing liabilities fell 73 basis points to 2.45% from 3.18% during the year while rates managed by the Federal Reserve Board fell 400 basis points. Interest expense on borrowed funds increased $354,000 to $1.9 million in 2008 primarily due to the increase in the average balance of borrowed funds of $23.2 million to $60.5 million. This increase included the assumption of $17.6 million fair value borrowings from the Indian Village acquisition.
     The following tables provide detailed analysis of changes in average balances, yields, and net interest income identifying that portion of the changes due to change in average volume versus that portion due to change in average rates:

	AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS
	2009			2008			2007
	AVERAGE			AVERAGE			AVERAGE
(Dollars in thousands)	BALANCE[1]	INTEREST	RATE[2]	BALANCE[1]	INTEREST	RATE[2]	BALANCE[1]	INTEREST	RATE[2]

Interest-earning assets
Federal funds sold	$195	$0	0.15%	$5,645	$121	2.13%	$458	$25	5.44%
Interest-earning deposits	13,520	31	0.23	115	1	1.13	62	2	2.58
Securities:
Taxable	67,019	3,218	4.80	65,109	3,252	5.00	61,673	2,928	4.75
Tax exempt	8,578	317	3.70	5,571	225	4.01	5,293	251	4.75
Loans[3]	317,254	18,539	5.84	262,933	17,022	6.47	241,979	18,025	7.45

Total interest-earning assets	406,566	22,105	5.44%	339,373	20,621	6.08%	309,465	21,231	6.86%
Noninterest-earning assets
Cash and due from banks	7,951			10,523			10,980
Bank premises and equipment, net	8,696			7,691			7,719
Other assets	7,928			2,881			2,181
Allowance for loan losses	(3,528)			(2,801)			(2,574)

Total assets	$427,613			$357,667			$327,771

Interest-bearing liabilities
Demand deposits	$46,107	45	0.10%	$45,166	133	0.29%	$45,606	257	0.56%
Savings deposits	58,672	244	0.42	45,591	376	0.82	41,123	511	1.24
Time deposits	153,735	4,017	2.61	124,123	4,328	3.49	124,752	5,585	4.48
Borrowed funds	75,734	2,034	2.69	60,472	1,906	3.15	37,278	1,552	4.16

Total interest-bearing liabilities	334,248	6,340	1.90%	275,352	6,743	2.45%	248,759	7,905	3.18%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	46,388			42,598			41,740
Other liabilities	1,793			1,409			1,500
Shareholders’ equity	45,184			38,308			35,772

Total liabilities and equity	$427,613			$357,667			$327,771

Net interest income		$15,765			$13,878			$13,326

Net interest margin			3.88%			4.09%			4.31%
Net interest spread			3.54%			3.63%			3.68%

(1)	Average balances have been computed on an average daily basis.

(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.

(3)	Average loan balances include nonaccrual loans.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      13

2009 FINANCIAL REVIEW

	RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE[1]
	2009 v. 2008			2008 v. 2007
	NET INCREASE			NET INCREASE
(Dollars in thousands)	(DECREASE)	VOLUME	RATE	(DECREASE)	VOLUME	RATE

Increase (decrease) in interest income:
Federal funds sold	$(121)	$(8)	$(113)	$95	$110	$(15)
Interest-earning deposits	30	31	(1)	—	1	(1)
Securities:
Taxable	(34)	92	(126)	326	172	154
Tax exempt	92	111	(19)	(28)	11	(39)
Loans	1,517	3,174	(1,657)	(1,003)	1,357	(2,360)

Total interest income change	1,484	3,400	(1,916)	(610)	1,651	(2,261)

Increase (decrease) in interest expense:
Demand deposits	(88)	1	(89)	(124)	(1)	(123)
Savings deposits	(132)	54	(186)	(135)	37	(172)
Time deposits	(311)	774	(1,085)	(1,257)	(22)	(1,235)
Other borrowed funds	128	410	(282)	354	731	(377)
Total interest expense change	(403)	1,239	(1,642)	(1,162)	745	(1,907)

Net interest income	$1,887	$2,161	$(274)	$552	$906	$(354)

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.
Provision for Loan Losses
     The provision for loan losses is determined by management as the amount required to bring the allowance to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1,337,000 for 2009, $333,000 and $472,000 for 2008 and 2007. Higher provision expense in 2009 reflects adverse economic conditions which have led to an increase in charge-offs and nonperforming loans. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.
Noninterest Income

	YEAR ENDED DECEMBER 31
	CHANGE FROM 2008			CHANGE FROM 2007
(Dollars in thousands)	2009	AMOUNT	%	2008	AMOUNT	%	2007

Service charges on deposit accounts	$1,234	$(39)	(3.1)%	$1,273	$42	3.4%	$1,231
Trust services	547	(99)	(15.3)	646	(85)	(11.6)	731
Debit card interchange fees	393	76	24.0	317	41	14.9	276
Credit card fee income	74	(92)	(55.4)	166	(96)	36.6	262
Insurance recovery	—	—	N.M.	—	(187)	N.M.	187
Securities gain (loss)	82	117	N.M.	(35)	(52)	N.M.	17
Gain on sale of loans, including MSRs	463	175	60.8	288	270	N.M.	18
Gain (loss) sale of other real estate	(28)	(31)	N.M.	3	4	N.M.	(1)
Other	450	75	20.0	375	61	19.4	314

Total noninterest income	$3,215	$182	6.0%	$3,033	$(2)	(0.1)%	$3,035

N.M., not a meaningful value
14      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
     Noninterest income increased $182,000, or 6.0% for 2009 as compared to 2008. Service charges on deposits declined $39,000, or 3.1% for 2009 as compared to 2008. This decrease is a result of a decline in overdraft fee income as consumers have overdrawn their accounts less frequently. Trust fees declined in 2009 as compared to the prior year due to lower market-related fees for assets under management. The average market value of trust assets under management during 2009 and 2008 was $53.2 million and $58.2 million, respectively. The market value of total trust assets at December 31, 2009 and 2008 was $57.6 million and $51.0 million, respectively. Debit card interchange fees increased $76,000 or 24.0% due primarily to the acquisition of Indian Village. Gain on sale of loans was higher in 2009 due to volume increases in 1–4 family residential mortgages sold into the secondary market as interest rates remained at extremely low levels. Securities gains increased primarily from the sale of certain private label CMOs whose values recovered during 2009. Other income increased $75,000 or 20.0% primarily from a full year accretion in CSV life insurance acquired in the Indian Village transaction.
     Total noninterest income decreased $2,000 or 0.1% in 2008 from 2007. Service charges on deposit accounts rose $42,000 or 3.4% as fees were increased in 2008. Trust service fee income declined $85,000 in 2008 primarily the result of the fair market value of the assets under management declining, therefore reducing the driver for fee income. Debit card interchange fees increased $41,000 or 14.9%, primarily the result of a full year under a new third party vendor which provided increased interchange fees. The securities loss was the result of a $35,000 other-than-temporary impairment recognized on an equity investment. The gain on sale of loans recognizes the $267,000 gain on sale of the credit card portfolio during first quarter 2008. Other income reflected an increase of $61,000 or 19.4%. This included increases in accretion in CSV life insurance of $17,000, a $24,000 increase recognized on an administrative services agreement, an $11,000 increase in noncustomer ATM fees, and a $6,000 increase in wire transfer fees.
Noninterest Expenses

	YEAR ENDED DECEMBER 31
	CHANGE FROM 2008			CHANGE FROM 2007
(Dollars in thousands)	2009	AMOUNT	%	2008	AMOUNT	%	2007

Salaries and employee benefits	$6,900	$639	10.2%	$6,261	$407	7.0%	$5,854
Occupancy expense	1,014	(20)	(1.9)	1,034	301	41.1	733
Equipment expense	539	19	3.6	520	16	3.2	504
Professional and directors’ fees	641	129	25.2	512	(68)	11.7	580
Franchise tax expense	506	69	15.8	437	20	4.8	417
Marketing and public relations	350	(14)	(3.8)	364	(9)	(2.5)	373
Telecommunications	206	(15)	(6.8)	221	(4)	(1.8)	225
Amortization of intangible assets	65	54	N.M.	11	11	N.M.	—
FDIC assessment	542	477	733.8	65	35	N.M.	30
Other	1,955	69	3.7	1,886	(99)	(5.0)	1,985

Total noninterest expenses	$12,718	$1,407	12.4%	$11,311	$610	5.7%	$10,701

N.M., not a meaningful value
     Noninterest expense increased $1.4 million in 2009 as compared to 2008, due to the acquisition of Indian Village and the related expenses of operating a larger organization and the increases in FDIC assessments in 2009. Salaries and benefits increased by $639,000 or 10.2% in 2009 as compared to 2008. The increases were primarily due to the Indian Village acquisition and normal increases in employee compensation and benefits. The number of full-time equivalent (“FTE”) employees of 144 at December 31, 2009, compares to 124 FTE count prior to the addition of Indian Village and was unchanged from December 31, 2008. Professional fees increased due to higher legal collection costs associated with delinquent and nonperforming loans and additional accounting costs due to the increase in size of the Company.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      15

2009 FINANCIAL REVIEW
     Total noninterest expense increased $610,000 or 5.7% during 2008. Salaries and employee benefits increased $407,000 or 7.0% in 2008, a result of increased medical costs of approximately $40,000 or 10% in 2008, increases to retirement and incentive accruals, overtime paid during the acquisition and systems conversion of Indian Village, and salary and benefit costs arising from the acquisition of Indian Village beginning November 1, 2008 of approximately $83,000. Occupancy and equipment expense rose $317,000 in 2008 primarily the result of a $250,000 write-down of the downtown Millersburg building. The office located on the square in Millersburg is the former main office that has been designated as a disaster recovery site and is currently used for storage. The increase in occupancy expense for the three Indian Village acquired offices during 2008 approximates $38,000. Professional and directors’ fees decreased $68,000 or 11.7% during 2008, primarily the result of a reduction in outside service fees for overdraft privilege of $28,000, director’s fees of $13,000, and audit and other professional fees of $27,000. Other expenses decreased $64,000 from 2007, primarily due to the result of the sale of the credit card portfolio during the first quarter of 2008. Credit card expenses decreased $195,000, ATM third party vendor fees decreased $41,000 and trust and brokerage other expense decreased $16,000. Increases in other expenses were recognized as follows: $60,000 increase in stationery and printing, a result of the Indian Village conversion and implementation of electronic image capture, $35,000 increase in FDIC premiums, and $38,000 increase in correspondent bank fees and software expense as the bank sends and receives all checks for clearing electronically. Total noninterest expenses related to the Indian Village conversion including overtime were $137,000 in 2008.
Income Taxes
     The provision for income taxes amounted to $1,534,000 in 2009 (effective rate 31.1%) as compared to $1,729,400 in 2008 (effective rate of 32.8%), and $1,674,200 in 2007 (effective rate of 32.3%). The decrease in the effective tax rate during 2009 as compared to 2008 is due primarily to a higher percentage of tax-exempt income to total income.
FINANCIAL CONDITION
     Total assets of the Company were $450.7 million at December 31, 2009, compared to $424.7 million at December 31, 2008, representing an increase of $26.0 million or 6.1%. Net loans decreased $3.5 million or 1.1%, while investment securities decreased $1.3 million or 1.5% and interest-earning deposits with other banks increased $30.9 million. Deposits increased $24.0 million or 7.9%, while other borrowings from the Federal Home Loan Bank (FHLB) decreased by $6.0 million, or 11.7%.
Securities
     Total investment securities decreased $1.3 million or 1.5% to $80.6 million at year-end 2009. The decline was due primarily to sales, calls and maturities of government agencies and pay-downs of mortgage-backed securities. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, other government agencies and corporations debt, and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock. During 2009, increases occurred in government agency and corporation debt, state and political subdivisions and restricted securities.
     The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities and only an immaterial amount of nonagency collateralized mortgage obligations. Total gross unrealized security losses within the portfolio were an immaterial 0.5% of total available-for-sale securities at December 31, 2009, reflecting interest rate fluctuations, not credit downgrades.
     Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.
Loans
     Total loans decreased $2.8 million or 0.9% during 2009. The decline in residential real estate loans reflects CSB’s selling most new residential mortgages in the secondary market and to a lesser extent the impact of a decline in the housing market on overall mortgage lending activity. Attractive interest rates in the secondary market drove increased consumer demand for 1–4 family fixed rate residential mortgages during 2009 and the Company sold $20.6 million of originated mortgages into the secondary market. This demand for low fixed rate mortgages included some refinancing of the bank’s in-house mortgage portfolio, leading to a decline in residential mortgage balances.
     Demand for home equity loans remained strong in 2009, with balances increasing $5.0 million. However, demand for installment lending declined and we believe consumers will continue to deleverage by paying down debt and increasing savings during 2010.
16      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
     Commercial loans increased with new loan originations being made in the new market areas. Commercial real estate loan balances decreased as a result of scheduled repayments and sales of property, coupled with a lower-than-normal level of business expansions in the Company’s market area. Management anticipates the Company’s local service areas will exhibit slow economic growth with modest commercial loan demand in 2010.
     Commercial and commercial real estate loans comprise approximately 57% of the total portfolio, increasing from 54% at year-end 2008. Residential real estate decreased from 40% to approximately 37% between December 31, 2008 and 2009. Construction loans increased from 3.6% to 4.4% of the total portfolio between 2008 and 2009. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied.
     During 2008, the acquisition of Indian Village did not materially change the composition of the loan portfolio while adding $56.7 million in fair-valued loans on the acquisition date. After a review of its increasing vendor costs and lack of organic growth within the Company’s credit card portfolio, the Company sold its credit card portfolio during the first quarter 2008. Proceeds from the sale were $2.5 million with $267,000 gain on sale recognized.
     Most of the Bank’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne and Stark Counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2009 included $18.8 million, or 6.0% of total loans to lessors of residential buildings or dwellings; $18.5 million or 5.9% of total loans to owners of nonresidential real estate; $15.0 million or 4.8% of total loans to logging, sawmills and timber tract operations; $10.4 million or 3.3% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all four industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.
Nonperforming Assets, Impaired Loans and Loans Past Due 90 Days Or More
     Nonperforming assets consist of nonaccrual loans, loans past due 90 days and still accruing and other real estate acquired through or in lieu of foreclosure. Other impaired loans include certain loans that are internally classified as substandard or doubtful. Loans are placed on nonaccrual status when they become past due 90 days or more unless they are both well secured and in the process of collection.

NONPERFORMING ASSETS	FOR THE YEAR ENDED
(Dollars in thousands)	2009	2008

Nonaccrual loans:
Commercial	$102	$20
Commercial real estate	1,499	1,113
Residential real estate	2,185	1,094
Loans past due 90 days and still accruing	355	416

Total nonperforming loans	4,141	2,643
Other real estate owned	162	79

Total nonperforming assets	$4,303	$2,722

Nonperforming assets as a percentage of: loans + other real estate	1.37%	0.86%
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      17

2009 FINANCIAL REVIEW
Allowance for Loan Losses
     The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Bank’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs.

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED
(Dollars in thousands)	2009	2008

Beginning balance of allowance for loan losses	$3,394	$2,586
Provision for loan losses	1,337	333
Addition from acquisition	—	458
Charge-offs:
Commercial	320	55
Commercial real estate	254	10
Consumer	93	36
Residential real estate and home equity	177	19
Deposit accounts	41	28
Credit cards	—	6

Total charge-offs	885	154
Recoveries:
Commercial	55	6
Commercial real estate	86	4
Consumer	49	131
Residential real estate and home equity	—	10
Deposit accounts	19	13
Credit cards	5	7

Total recoveries	214	171

Net charge-offs (recoveries)	671	(17)

Ending balance of allowance for loan losses	$4,060	$3,394

Net charge-offs (recoveries) as a percentage of average total loans	0.21%	(0.01)%
Allowance for loan losses as a percent of total loans	1.29%	1.07%
Allowance for loan losses to total nonperforming loans	0.98 ×	1.28 ×
Components of the allowance for loan losses:
General reserves	$3,695	$3,059
Specific reserves	365	335

Total allowance for loan losses	$4,060	$3,394

     The allowance for loan losses totaled $4.1 million or 1.29% of total loans at year-end 2009 as compared to $3.4 million or 1.07% of total loans at year-end 2008. Net charge-offs for 2009 totaled $671,000 as compared to net recoveries of $17,000 in 2008 and net charge-offs of $493,000 in 2007.
     The Bank maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur.
18      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
     Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $4.1 million or 1.3% of loans at year-end 2009 as compared to $2.6 million or 0.8% of loans at year-end 2008. Impaired loans were $2.1 million at year-end 2009 as compared to $2.4 million at year-end 2008. The increase in nonperforming loans reflects the rising unemployment levels and slowdown of economic growth in the Company’s market areas in 2009. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.
Other Assets
     Net premises and equipment decreased $117,000 to $8.4 million at year-end 2009 as depreciation expense exceeded new purchases. Other real estate owned at December 31, 2009 was $162,000 as compared to $79,000 owned at December 31, 2008. At December 31, 2009 the Company recognized a net deferred tax asset of $622,000 as compared to a net deferred tax asset of $1.6 million at December 31, 2008. The change in the Company’s net deferred tax position resulted primarily from the increase in net deferred tax liabilities on unrealized gains on securities available for sale. CSB prepaid three (3) years of FDIC insurance assessments, resulting in a prepaid asset of $1,457,000.
Deposits
     The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits increased $24.0 million to $329.5 million at year-end 2009 as compared to $305.5 million at year-end 2008. Noninterest-bearing deposits increased $4.9 million or 10.0% to $54.0 million at year-end 2009. Interest-bearing deposits increased $19.1 million or 7.5% to $275.5 million at year-end 2009. Interest-bearing demand deposits increased $10.4 million to $57.9 million at year-end 2009, while money market savings accounts increased by $14.2 million and traditional savings deposits increased $701,000 from year-end 2008. Time deposits in excess of $100,000 decreased $2.7 million while other certificates of deposit decreased $3.5 million. Brokered CDs totaling $3.2 million acquired with Indian Village matured and were paid off.
Other Funding Sources
     The Company obtains additional funds through securities sold under repurchase agreements and advances from the FHLB and overnight borrowings from the FHLB or other financial institutions. Securities sold under repurchase agreements increased $7.9 million, while FHLB advances decreased $8.0 million during 2009.
CAPITAL RESOURCES
     Total shareholders’ equity increased to $45.8 million at December 31, 2009 as compared to $43.5 million at December 31, 2008. This increase was primarily due to $3.4 million net income in 2009, which was partially offset by the payment of cash dividends of $2.0 million. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s common shares outstanding. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2009 approximately 41,000 shares could still be repurchased under the current authorized Program. No shares were purchased in 2009.
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
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      19

2009 FINANCIAL REVIEW
     Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and the prior two years net retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.
LIQUIDITY
     Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary source of liquidity is cash and cash equivalents, which totaled $42.7 million at December 31, 2009, an increase of $30 million from $12.7 million at December 31, 2008. Net income, securities available for sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 15.0% of total assets at year-end 2009, as compared to 6.6% of total assets at year-end 2008. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet both the short-term and long-term needs of the Company.
     As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2009 included net loan repayments of $1.9 million, the maturities and calls of securities totaling $35.1 million, offset by $32.2 million in securities purchases. The Company’s financing activities included a $24.0 million increase in deposits, a $7.9 million increase in securities sold under agreements to repurchase and a $5.6 million net repayment of FHLB advances.
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
     The Board of Directors establishes policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information including, but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.
     The Company monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2009 and 2008. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet on a quarterly basis to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Company applies these interest rate “shocks” to its financial instruments up and down 200 basis points in 100 basis point increments.
20      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
Net Interest Income at Risk

DECEMBER 31, 2009
CHANGE IN	NET INTEREST	DOLLAR
INTEREST RATES	INCOME	CHANGE	PERCENTAGE	BOARD
(BASIS POINTS)	(Dollars in thousands)		CHANGE	POLICY LIMITS

+200	$17,287	$849	5.2%	± 15.0%
+100	16,739	301	1.8	± 10.0
0	16,438	—	—
–100	N/A	N/A	N/A	± 10.0
–200	N/A	N/A	N/A	± 15.0

DECEMBER 31, 2008
CHANGE IN	NET INTEREST	DOLLAR
INTEREST RATES	INCOME	CHANGE	PERCENTAGE	BOARD
(BASIS POINTS)	(Dollars in thousands)		CHANGE	POLICY LIMITS

+200	$16,084	$651	4.2%	± 15.0%
+100	15,786	353	2.3	± 10.0
0	15,433	—	—
–100	15,532	99	0.6	± 10.0
–200	N/A	N/A	N/A	± 15.0
     Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2009 and 2008.
Economic Value of Equity at Risk

CHANGE IN
INTEREST RATES	PERCENTAGE	BOARD
(BASIS POINTS)	CHANGE	POLICY LIMITS

December 31, 2009
+200	– 4.1%	± 20%
+100	– 0.5	± 15
–100	N/A	± 15
–200	N/A	± 20

December 31, 2008
+200	– 18.1%	± 20%
+100	– 6.8	± 15
–100	N/A	± 15
–200	N/A	± 20
     Management reviews Economic Value of Equity at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2009 and 2008.
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
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      21

2009 FINANCIAL REVIEW
     U.S. Treasury securities, obligations of U.S. Government corporations and agencies and obligations of states and political subdivisions will generally repay at their stated maturity, or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.
FAIR VALUE MEASUREMENTS
     The Company discloses the estimated fair value of its financial instruments at December 31, 2009 in Note 16 to the consolidated financial statements.
OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS
     The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2009:

	AMOUNT OF COMMITMENT TO EXPIRE PER PERIOD
	(Dollars in thousands)
	TOTAL	LESS THAN	1 TO 3	3 TO 5	OVER 5
TYPE OF COMMITMENT	AMOUNT	1 YEAR	YEARS	YEARS	YEARS

Commercial lines-of-credit	$33,498	$32,538	$916	$30	$14
Real estate lines-of-credit	22,725	144	1,696	5,344	15,541
Consumer lines-of-credit	897	897	—	—	—
Overdraft Privilege	5,491	5,491	—	—	—
Commercial real estate loan commitment	3,600	3,600	—	—	—
Letters of credit	1,213	583	630	—	—

Total commitments	$67,424	$43,253	$3,242	$5,374	$15,555

     As indicated in the preceding table, the Bank had $67.4 million in total loan commitments at the end of 2009, with $43.3 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.
22      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
     The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2009:

	PAYMENT DUE BY PERIOD
	(Dollars in thousands)
	TOTAL	LESS THAN	1 TO 3	3 TO 5	OVER 5
CONTRACTUAL OBLIGATIONS	AMOUNT	1 YEAR	YEARS	YEARS	YEARS

Total time deposits	$148,014	$78,784	$60,466	$8,565	$199
Short-term borrowings	28,764	28,764	—	—	—
Other borrowings	45,010	22,102	10,237	403	12,267
Operating leases	277	133	144	—	—

Total obligations	$222,065	$129,783	$70,847	$8,968	$12,466

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
     The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2009 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of the other-than-temporary impairment on investment securities and the allowance for loan losses as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.
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
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      23

2009 FINANCIAL REVIEW
IMPACT OF INFLATION AND CHANGING PRICES
     The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.
COMMON STOCK AND SHAREHOLDER INFORMATION
     Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without markup, markdown or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2009 and 2008. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED

March 31, 2009	$14.50	$12.25	$492,264
June 30, 2009	17.00	13.26	492,264
September 30, 2009	16.00	14.25	492,264
December 31, 2009	15.50	14.57	492,264

March 31, 2008	$17.90	$15.75	$439,353
June 30, 2008	18.00	15.75	435,969
September 30, 2008	16.25	14.40	435,957
December 31, 2008	16.00	14.00	492,264
As of December 31, 2009, the Company had 1,352 shareholders and 2,734,799 outstanding shares of common stock.
24      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

2009 FINANCIAL REVIEW
REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING
     The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Management has designed our internal control over financial reporting to provide reasonable assurance that our published financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles.
     Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year-end. In making this assessment, management used the Internal Control-Integrated Framework issued in July 1994 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2009.
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

Eddie L Steiner	Paula J. Meiler
President, Chief Executive Officer	Senior Vice President, Chief Financial Officer
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
CSB Bancorp, Inc.
     We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statement of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
     We were not engaged to examine management’s assertions about the effectiveness of CSB Bancorp, Inc.’s internal control over financial reporting as of December 31, 2009, included in the accompanying “Report On Management’s Assessment of Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.
Wexford, Pennsylvania
March 11, 2010
26      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	2009	2008

ASSETS
Cash and cash equivalents
Cash and due from banks	$8,803,514	$8,698,917
Interest-earning deposits in other banks	33,857,933	2,961,153
Federal funds sold	—	1,086,000

Total cash and cash equivalents	42,661,447	12,746,070

Securities
Available-for-sale, at fair value	75,157,451	76,655,816
Restricted stock, at cost	5,463,100	5,231,800

Total securities	80,620,551	81,887,616

Loans held for sale	340,150	—
Loans	313,482,342	316,290,412
Less allowance for loan losses	4,059,575	3,393,685

Net loans	309,422,767	312,896,727

Premises and equipment, net	8,353,869	8,470,855
Core deposit intangible	469,000	534,000
Goodwill	1,725,422	1,448,029
Bank-owned life insurance	2,853,945	2,748,909
Accrued interest receivable and other assets	4,218,830	3,924,976

TOTAL ASSETS	$450,665,981	$424,657,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest-bearing	$53,974,358	$49,058,592
Interest-bearing	275,511,744	256,394,147

Total deposits	329,486,102	305,452,739

Short-term borrowings	28,763,604	22,891,593
Other borrowings	45,009,781	50,997,537
Accrued interest payable and other liabilities	1,584,432	1,846,841

Total liabilities	404,843,919	381,188,710

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,734,799 shares in 2009 and 2008	18,628,767	18,628,767
Additional paid-in capital	9,993,812	9,986,499
Retained earnings	21,146,199	19,723,972
Treasury stock at cost – 245,803 shares in 2009 and 2008	(5,014,541)	(5,014,541)
Accumulated other comprehensive income	1,067,825	143,775

Total shareholders’ equity	45,822,062	43,468,472

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$450,665,981	$424,657,182

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      27

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007

INTEREST AND DIVIDEND INCOME
Loans, including fees	$18,538,930	$17,021,867	$18,025,190
Taxable securities	3,216,403	3,252,073	2,927,840
Nontaxable securities	318,693	225,287	251,551
Other	30,861	121,499	26,540

Total interest and dividend income	22,104,887	20,620,726	21,231,121

INTEREST EXPENSE
Deposits	4,306,121	4,836,598	6,352,732
Short-term borrowings	270,894	569,854	1,185,377
Other borrowings	1,763,201	1,336,365	366,630

Total interest expense	6,340,216	6,742,817	7,904,739

NET INTEREST INCOME	15,764,671	13,877,909	13,326,382
PROVISION FOR LOAN LOSSES	1,337,044	333,094	472,100

Net interest income, after provision for loan losses	14,427,627	13,544,815	12,854,282

NONINTEREST INCOME
Service charges on deposit accounts	1,234,513	1,273,094	1,231,020
Trust services	546,918	645,941	730,715
Debit card interchange fees	393,260	317,392	276,467
Credit card, other fee income	73,619	165,727	261,784
Insurance recovery	—	—	186,526
Securities gain (loss), net	151,890	—	16,830
Other-than-temporary impairment losses	(70,000)	(35,000)	—
Gain on sale of loans, net	463,175	287,902	18,348
Gain (loss) on sale of other real estate owned, net	(28,000)	3,300	(994)
Other	449,922	374,531	313,929

Total noninterest income	3,215,297	3,032,887	3,034,625

NONINTEREST EXPENSES
Salaries and employee benefits	6,900,025	6,261,348	5,853,523
Occupancy expense	1,014,198	1,033,780	732,850
Equipment expense	538,698	520,596	504,356
Professional and director fees	640,874	511,768	579,923
Franchise tax expense	506,370	437,250	416,712
Marketing and public relations	350,146	363,891	372,902
Telecommunications	205,823	220,663	225,284
Amortization of intangible assets	65,000	11,000	—
FDIC assessment expense	542,300	64,585	29,500
Other expenses	1,954,207	1,886,351	1,985,743

Total noninterest expenses	12,717,641	11,311,232	10,700,793

Income before income taxes	4,925,283	5,266,470	5,188,114
FEDERAL INCOME TAX PROVISION	1,534,000	1,729,400	1,674,200

NET INCOME	$3,391,283	$3,537,070	$3,513,914

NET INCOME PER SHARE
Basic	$1.24	$1.43	$1.42

Diluted	$1.24	$1.43	$1.42

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
28      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2009, 2008 and 2007

		ADDITIONAL			ACCUMULATED OTHER
		PAID-IN	RETAINED	TREASURY	COMPREHENSIVE
	COMMON STOCK	CAPITAL	EARNINGS	STOCK	INCOME (LOSS)	TOTAL

BALANCE AT DECEMBER 31, 2006	$16,673,667	$6,427,765	$16,248,608	$(3,696,102)	$(583,618)	$35,070,320
Comprehensive income:
Net income	—	—	3,513,914	—	—	3,513,914
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	344,517	344,517

Total comprehensive income						3,858,431

Stock-based compensation expense	—	24,554	—	—	—	24,554
Issuance of 40 shares from treasury	—	—	(586)	1,230	—	644
Purchase of 51,597 treasury shares	—	—	—	(904,410)	—	(904,410)
Cash dividends declared, $.72 per share	—	—	(1,771,491)	—	—	(1,771,491)

BALANCE AT DECEMBER 31, 2007	16,673,667	6,452,319	17,990,445	(4,599,282)	(239,101)	36,278,048
Comprehensive income:
Net income	—	—	3,537,070	—	—	3,537,070
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	382,876	382,876

Total comprehensive income						3,919,946

Stock-based compensation expense	—	15,000	—	—	—	15,000
Issuance of 312,816 shares for acquisition	1,955,100	3,519,180	—	—	—	5,474,280
Purchase of 25,641 treasury shares	—	—	—	(415,259)	—	(415,259)
Cash dividends declared, $.72 per share	—	—	(1,803,543)	—	—	(1,803,543)

BALANCE AT DECEMBER 31, 2008	18,628,767	9,986,499	19,723,972	(5,014,541)	143,775	43,468,472
Comprehensive income:
Net income	—	—	3,391,283	—	—	3,391,283
Change in net unrealized gain, net of reclassification adjustments and related income tax provision	—	—	—	—	924,050	924,050

Total comprehensive income						4,315,333

Stock-based compensation expense	—	7,313	—	—	—	7,313
Cash dividends declared, $.72 per share	—	—	(1,969,056)	—	—	(1,969,056)

BALANCE AT DECEMBER 31, 2009	$18,628,767	$9,993,812	$21,146,199	$(5,014,541)	$1,067,825	$45,822,062

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      29

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,391,283	$3,537,070	$3,513,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	758,502	734,053	685,832
Building impairment	134,000	250,000	—
Deferred income taxes	402,900	(46,900)	(113,050)
Provision for loan losses	1,337,044	333,094	472,100
Gain on sale of loans, net	(463,175)	(287,902)	(18,348)
Securities (gain) loss, net	(151,890)	—	(16,830)
(Gain) loss on sale of other real estate owned, net	28,000	(3,300)	994
Security amortization, net of accretion	103,685	104,901	26,141
Other-than-temporary impairment of investments	70,000	35,000	—
Secondary market loan sale proceeds	21,004,609	2,152,806	1,474,148
Originations of secondary market loans held-for-sale	(20,985,623)	(2,132,362)	(1,455,800)
Stock compensation expense	7,313	15,000	24,554
Effects of changes in operating assets and liabilities:
Net deferred loan costs	78,391	41,916	7,495
Accrued interest receivable	70,378	370,772	4,717
Accrued interest payable	(95,753)	(212,800)	24,910
Prepaid FDIC assessment	(1,482,308)	59,311	(7,265)
Other assets and liabilities	(780,993)	(384,117)	(328,518)

Net cash provided by operating activities	$3,426,363	$4,566,542	$4,294,994

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	$33,768,512	$35,582,233	$15,634,028
Proceeds from sale	1,305,425	—	—
Purchases	(32,197,290)	(31,641,213)	(19,406,047)
Purchase of restricted stock	(231,300)	(114,900)	—
Loan originations, net of repayments	1,863,826	(4,743,118)	(25,027,508)
Net cash from acquisition	—	6,762,056	—
Proceeds from sale of credit cards	—	2,513,671	—
Proceeds from sale of other real estate	83,500	105,000	196,881
Property, equipment and software acquisitions	(670,950)	(513,633)	(492,856)

Net cash provided by (used in) investing activities	$3,921,723	$7,950,096	$(29,095,502)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
30      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$24,245,740	$(12,759,396)	$(791,630)
Net change in short-term borrowings	(2,000,000)	(2,700,000)	(300,000)
Net change in securities sold under repurchase agreements	7,872,011	(1,713,564)	(416,920)
Federal Home Loan Bank borrowings:
Proceeds	4,000,000	8,000,000	24,000,000
Repayments	(9,581,404)	(572,168)	(475,511)
Purchase of treasury shares	—	(415,259)	(904,410)
Issuance of treasury shares	—	—	644
Cash dividends paid	(1,969,056)	(1,803,543)	(1,771,491)

Net cash provided by (used in) financing activities	$22,567,291	$(11,963,930)	$19,340,682

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	29,915,377	552,708	(5,459,826)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12,746,070	12,193,362	17,653,188

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42,661,447	$12,746,070	$12,193,362

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$7,054,700	$6,700,616	$7,879,829

Income taxes	920,000	1,786,000	2,065,000

Noncash investing activities:
Transfer of loans to other real estate owned	$194,700	$20,000	$299,575

SUMMARY OF BUSINESS ACQUISITION
Fair value of tangible assets acquired	$—	$81,303,000	$—
Fair value of core deposit intangible acquired	—	545,000	—
Fair value of liabilities assumed	—	(77,740,000)	—
Stock issued for the purchase of acquired company’s common stock	—	(5,474,000)	—
Cash paid in the acquisition	—	(2,232,000)	—
Deferred tax asset	—	1,873,000	—

Goodwill recognized	$—	$(1,725,000)	$—

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      31

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated in 1991 in the State of Ohio, and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment; the commercial banking industry.
     The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its fourteen Banking Centers located in Holmes, Tuscarawas, Wayne and Stark Counties and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of business. Real estate loans are secured by both residential and commercial real estate.
     Significant accounting policies followed by the Company are presented below:
USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS
     In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to change in the near term relate to management’s determination of the allowance for loan losses and the fair value of financial instruments.
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
CASH RESERVE REQUIREMENTS
     The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2009 and 2008 was $400,000.
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
     Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability require considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the consolidated statement of income.
32      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
LOANS
     Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.
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
OTHER REAL ESTATE OWNED
     Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $162,200 and $79,000 at December 31, 2009 and 2008, respectively.
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
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      33

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS
     Goodwill is not amortized, but is tested at least annually for impairment, in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2009.
     The core deposit intangible assets are assigned useful lives, which are amortized on a straight-line basis over their weighted average lives. The Company periodically reviews the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
MORTGAGE SERVICING RIGHTS
     Mortgage servicing rights (“MSRs”) represent the right to service loans for third party investors. MSRs are accounted for pursuant to the provisions of ASC Topic 860, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and “Accounting for Servicing of Financial Assets,” which requires that a company recognize as a separate asset the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. MSRs are recognized upon the sale of mortgage loans to a third party investor with the servicing rights retained by CSB. Originated MSRs are recorded at allocated fair value at the time of the sale of the loans to the third party investor. MSRs are amortized in proportion to and over the estimated period of net servicing income. MSRs are carried at amortized cost, less a valuation allowance for impairment, if any. MSRs are evaluated on a discounted earnings basis to determine the present value of future earnings of the underlying serviced mortgages. All assumptions are reviewed annually or more frequently if necessary and adjusted to reflect current and anticipated market conditions.
BANK-OWNED LIFE INSURANCE
     The cash surrender value of these policies is included as an asset on the consolidated balance sheets and any increases in the cash surrender value are recorded as noninterest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.
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
     The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.
STOCK-BASED COMPENSATION
     The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. The Company recorded compensation expense of $7,313, $15,000 and $24,554 for the years ended December 31, 2009, 2008 and 2007, respectively. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $2,486, $5,100 and $8,348 in 2009, 2008 and 2007, respectively. Shares issued in connection with stock option exercises may be issued from available treasury shares or from market purchases.
34      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2009	2008	2007

Risk-free interest rate	2.53%	3.52%	N/A
Dividend yield	4.80%	4.47%
Volatility	18.40%	12.00%
Expected option life	5.0 yrs.	5.0 yrs.
     As of December 31, 2009, there was no unrecognized compensation cost related to unvested share-based compensation awards granted. All shares are vested.
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
     The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. Option grants for 1,000, 2,000, and 0 shares of CSB common stock were granted for the years ended December 31, 2009, 2008, and 2007, respectively.
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
     The weighted average number of common shares outstanding for basic and diluted earnings per share computations were as follows:

	2009	2008	2007

Weighted average common shares outstanding	2,980,602	2,719,922	2,667,786
Average treasury shares	(245,803)	(237,587)	(200,676)

Total weighted average common shares outstanding (basic)	2,734,799	2,482,335	2,467,110
Dilutive effect of assumed exercise of stock options	—	—	702

Weighted average common shares outstanding (diluted)	2,734,799	2,482,335	2,467,812

Dividends per share are based on the number of shares outstanding at the declaration date.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      35

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     There were 40,195 stock options to purchase common stock for $15.00 to $18.00 per share that were antidilutive at December 31, 2009. There were 40,720 stock options to purchase common stock for $16.05 to $19.00 per share that were antidilutive at December 31, 2008 and there were 42,760 stock options to purchase common stock for $17.50 to $19.00 per share that were antidilutive at December 31, 2007.
ACCOUNTING DEVELOPMENTS
     In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009–01, Topic 105 – Generally Accepted Accounting Principles – FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles. The Codification is the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The Company adopted this standard for the interim reporting period ending September 30, 2009.
     In April 2009, the FASB issued new guidance impacting ASC Topic 820, Fair Value Measurements and Disclosures. This ASC provides additional guidance in determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The adoption of this new guidance did not have a material effect on the Company’s results of operations or financial position.
     In September 2006, the FASB issued an accounting standard related to fair value measurements, which was effective for the Company on January 1, 2008. This standard defined fair value, established a framework for measuring fair value, and expanded disclosure requirements about fair value measurements. The provisions of this accounting standard became effective for the Company’s financial assets and financial liabilities on January 1, 2008 and for nonfinancial assets and nonfinancial liabilities on January 1, 2009. This accounting standard was subsequently codified into ASC Topic 820, Fair Value Measurements and Disclosures. See Note 15 for the necessary disclosures.
     In August 2009, the FASB issued ASU No. 2009–05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009–05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009–05 is effective for the first reporting period (including interim periods) beginning fourth quarter 2009. The adoption of this new guidance did not have a material impact on the Company’s financial position or results of operations.
     In April 2009, the FASB issued new guidance impacting ASC 825–10–50, Financial Instruments, which relates to fair value disclosures for any financial instruments that are not currently reflected on the balance sheet of companies at fair value. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance is effective for interim and annual periods ending after June 15, 2009. The Company has presented the necessary disclosures in Note 16 herein.
     In April 2009, the FASB issued new guidance impacting ASC 320–10, Investments – Debt and Equity Securities, which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This guidance is effective for interim and annual periods ending after June 15, 2009.
     In June 2009, the FASB issued an accounting standard related to the accounting for transfers of financial assets, which is effective for fiscal years beginning after November 15, 2009, and interim periods within those fiscal years. This standard enhances reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. This standard eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. This standard also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This accounting standard was subsequently codified into ASC Topic 860, Transfers and Servicing. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.
36      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
RECLASSIFICATION OF COMPARATIVE AMOUNTS
     Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SECURITIES
     Securities consist of the following at December 31, 2009 and 2008:

		GROSS	GROSS
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
	COST	GAINS	LOSSES	VALUE

December 31, 2009
Available-for-sale:
U.S. Treasury security	$100,130	$54	$—	$100,184
Obligations of U.S. Government corporations and agencies	14,164,378	10,812	142,085	14,033,105
Mortgage-backed securities	49,705,578	1,828,018	176,149	51,357,447
Obligations of states and political subdivisions	9,504,636	131,356	22,182	9,613,810

Total debt securities	73,474,722	1,970,240	340,416	75,104,546
Equity securities	64,811	209	12,115	52,905

Total available-for-sale	73,539,533	1,970,449	352,531	75,157,451
Restricted stock	5,463,100	—	—	5,463,100

Total securities	$79,002,633	$1,970,449	$352,531	$80,620,551

December 31, 2008
Available-for-sale:
U.S. Treasury security	$99,988	$473	$—	$100,461
Obligations of U.S. Government corporations and agencies	12,447,301	93,055	—	12,540,356
Mortgage-backed securities	56,697,763	618,677	417,495	56,898,945
Obligations of states and political subdivisions	7,045,468	77,901	83,073	7,040,296

Total debt securities	76,290,520	790,106	500,568	76,580,058
Equity securities	147,458	645	72,345	75,758

Total available-for-sale	76,437,978	790,751	572,913	76,655,816
Restricted stock	5,231,800	—	—	5,231,800

Total securities	$81,669,778	$790,751	$572,913	$81,887,616

2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SECURITIES (CONTINUED)
     The amortized cost and fair value of securities at December 31, 2009, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	AMORTIZED	FAIR
	COST	VALUE

Available-for-sale:
Due in one year or less	$2,688,420	$2,701,588
Due after one through five years	7,429,744	7,473,983
Due after five through ten years	15,897,104	15,995,153
Due after ten years	47,459,454	48,933,822

Total debt securities available-for-sale	$73,474,722	$75,104,546

     Securities with a carrying value of approximately $58,372,061 and $55,418,731 were pledged at December 31, 2009 and 2008, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.
     Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $4,961,800 at December 31, 2009 and 2008.
     The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales. Gains or losses on the sales of available-for-sale securities are recognized upon sale and are determined by the specific identification method.

	FOR THE YEARS ENDED DECEMBER 31,
	2009	2008	2007

Proceeds	$1,305,425	$—	$—

Realized gains	152,467	—	16,830
Realized losses	577	—	—
Impairment losses	70,000	35,000	—

Net securities gains (losses)	$81,890	$(35,000)	$16,830

     The income tax provision applicable to realized gains amounted to $51,839 in 2009, $0 in 2008, and $5,722 in 2007. The income tax benefit applicable to realized losses and impairment losses amounted to $23,996 in 2009 and $11,900 for other-than-temporary impairment in 2008. There were no tax benefits recognized from gross realized losses in 2007.
     The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:
38      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – SECURITIES (CONTINUED)

	SECURITIES IN A CONTINUOUS UNREALIZED LOSS POSITION
	LESS THAN		12 MONTHS
	12 MONTHS		OR MORE		TOTAL
	GROSS		GROSS		GROSS
	UNREALIZED	FAIR	UNREALIZED	FAIR	UNREALIZED	FAIR
	LOSSES	VALUE	LOSSES	VALUE	LOSSES	VALUE

2009
Obligations of U.S. Corporations and Agencies	$142,085	$10,007,915	$—	$—	$142,085	$10,007,915
Mortgage-backed securities	5,798	48,622	170,351	2,107,044	176,149	2,155,666
Obligations of state & political subdivisions	22,182	3,033,076	—	—	22,182	3,033,076

Total debt securities	170,065	13,089,613	170,351	2,107,044	340,416	15,196,657
Equity securities	—	—	12,115	41,620	12,115	41,620

Total temporarily impaired securities	$170,065	$13,089,613	$182,466	$2,148,664	$352,531	$15,238,277

2008
Mortgage-backed securities	$312,520	$9,327,561	$104,975	$1,101,425	$417,495	$10,428,986
Obligations of state & political subdivisions	83,073	4,291,747	—	—	83,073	4,291,747

Total debt securities	395,593	13,619,308	104,975	1,101,425	500,568	14,720,733
Equity securities	—	—	72,345	64,038	72,345	64,038

Total temporarily impaired securities	$395,593	$13,619,308	$177,320	$1,165,463	$572,913	$14,784,771

     There were twenty-two (22) securities in an unrealized loss position at December 31, 2009, six (6) of which were in a continuous loss position for twelve months or more. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2009 and has recognized the total amount of the impairment in other comprehensive income, net of tax. A $70,000 other-than-temporary impairment was recognized on an equity investment during 2009 and the equity investment was sold prior to December 31, 2009.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – LOANS
     Loans consist of the following at December 31, 2009 and 2008:

	2009	2008

Commercial	$69,350,408	$61,859,176
Commercial real estate	107,794,230	109,284,157
Residential real estate	114,881,413	125,148,884
Installment and credit card	7,464,121	8,676,948
Construction	13,761,260	11,238,597
Deferred loan costs	230,910	82,650

Total Loans	$313,482,342	$316,290,412

     The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Beginning balance	$3,393,685	$2,585,901	$2,607,118
Provision for loan losses	1,337,044	333,094	472,100
Loans charged-off	(884,554)	(154,299)	(612,723)
Recoveries	213,400	170,850	119,406
Addition from acquisition	—	458,139	—

Ending balance	$4,059,575	$3,393,685	$2,585,901

     Impaired loans were as follows for December 31, 2009 and 2008:

	2009	2008

Year-end loans accounted for under ASC Topic 310	$874,339	$816,270
Year-end loans with no allowance for loan losses allocated	181,192	20,381
Year-end loans with allowance for loan losses allocated	1,023,329	1,568,393
Amount of the allowance allocated	343,283	335,492

	2009	2008	2007

Average of impaired loans during the year	$1,866,796	$469,712	$729,699
Interest income recognized during impairment	17,328	8,439	25,876
Cash-basis interest income recognized	15,703	7,890	25,674
Accrued interest not recognized	96,306	24,937	35,166
     Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2009 and 2008:

	2009	2008

Loans past due over 90 days still accruing interest	$354,683	$415,861
Nonaccrual loans	3,785,846	2,226,867
Interest income on nonaccrual loans not recognized	194,290	52,517
40      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 – LOANS (CONTINUED)
Loans serviced for others approximated $39,856,000 and $27,726,000 at December 31, 2009 and 2008, respectively.
Mortgage Servicing Rights
     For the years ended December 31, 2009 and 2008, the Company had outstanding mortgage servicing rights (MSRs) of $138,036 and $63,014, respectively. The servicing asset acquired in the Indian Village acquisition was $63,497. The fair value of the MSRs exceeded carrying value at December 31, 2009 and 2008. Accordingly, no valuation allowance was recorded. On December 31, 2009, the Company had $38.0 million residential mortgage loans with servicing retained as compared to $23.2 million with servicing retained at December 31, 2008.
NOTE 3 – BUSINESS COMBINATION
     After the close of business, on October 31, 2008, CSB completed the acquisition of Indian Village Bancorp Inc. (“Indian Village”). Indian Village operated as a bank holding company with three branch offices located in Tuscarawas and Stark Counties in north central Ohio. The primary reasons for the merger with Indian Village were to enhance shareholder value, to improve CSB’s competitive position in the financial services industry and to further expand its existing branch network in Ohio. The Company’s 2008 Consolidated Financial Statements include the results of operation of Indian Village after October 31, 2008, the date of acquisition.
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
     Following is a reconciliation of the purchase price allocation:

FAIR VALUE OF
(Dollars in thousands)	NET ASSETS ACQUIRED

Loans	$56,206
Other tangible assets	27,392
Goodwill	1,725
Core deposit intangible	545
Deposits	(58,880)
Borrowings	(17,616)
Other liabilities	(1,244)

Total purchase price	$8,128

     Goodwill and other intangible assets were allocated to The Commercial and Savings Bank. The Indian Village core deposit intangible has a weighted-average useful life of approximately 10 years.
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — BUSINESS COMBINATION (CONTINUED)
     The following unaudited summary information presents the consolidated results of operations of CSB on a pro forma basis, as if the Indian Village acquisition had occurred at the beginning of 2008.

(in thousands, except per share amounts)	2008

Net interest income	$15,858
Provision for loan losses	1,130

Net interest income after provision for loan losses	14,728
Noninterest income	3,188
Noninterest expense	14,310

Income before income taxes	3,606
Federal income tax provision	1,219

Net income	$2,387

Net income per common share
Basic	$0.87
Diluted	$0.87
Average common shares outstanding:
Basic	2,743,015
Diluted	2,743,015
     The pro forma results include amortization of fair value adjustments on loans, deposits, and other borrowings, and amortization of newly created intangible assets and post-merger acquisition related expenses. The pro forma results for 2008 also include certain nonrecurring items including additional compensation and severance benefits, professional fees, and deconversion costs that were expensed as incurred at Indian Village prior to the acquisition and do not represent ongoing costs of the fully integrated combined organization. The pro forma results presented do not reflect cost savings or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
NOTE 4 — PREMISES AND EQUIPMENT
     Premises and equipment consist of the following at December 31, 2009 and 2008:

	2009	2008

Land and improvements	$1,417,762	$1,267,762
Buildings and improvements	9,606,409	9,009,325
Furniture and equipment	6,222,622	6,023,404
Leasehold improvements	172,483	675,484

	17,419,276	16,975,975
Accumulated depreciation	9,065,407	8,505,120

Premises and equipment, net	$8,353,869	$8,470,855

     The Bank leases certain office locations. Total rental expense under these leases approximated $160,000, $139,000, and $125,000 in 2009, 2008, and 2007, respectively. Future minimum lease payments at December 31, 2009 aggregate $277,110 and are due as follows: 2010, $133,203; 2011, $108,170 and 2012, $35,737.
     Depreciation expense amounted to $630,443, $585,959, and $583,012 for the years ended December 31, 2009, 2008, and 2007, respectively.
42      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
     Goodwill totaled $1.7 million at December 31, 2009, all of which related to the acquisition of Indian Village during 2008. (see Note 3 — Business Combination). In 2009, the increase in goodwill relates to subsequent revisions of preacquisition estimates and assumptions recorded in 2008, which have resulted in adjustments in goodwill as a result of purchase accounting adjustments in connection with the Indian Village acquisition.
     The following table shows a rollforward of goodwill:

Goodwill acquired October 31, 2008	$1,448,029

Balance as of December 31, 2008	1,448,029
Adjustments to goodwill during the period	277,393

Balance as of December 31, 2009	$1,725,422

Core Deposit Intangible
     During 2008, the Company recorded a core deposit intangible totaling $545,000 with the acquisition of Indian Village. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $65,000 and $11,000 in 2009 and 2008, respectively. The following table shows the core deposit intangible and the related accumulated amortization:

	DECEMBER 31,
	2009	2008

Gross carrying amount	$545,000	$545,000
Accumulated amortization	(76,000)	(11,000)

Net carrying amount	$469,000	$534,000

     The estimated aggregate future amortization expense for the core deposit asset remaining as of December 31, 2009 is as follows:

Core deposit amortization

2010	$63,000
2011	61,000
2012	59,000
2013	56,000
2014	52,000
Thereafter	178,000

$469,000

NOTE 6 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits at December 31, 2009 and 2008 are as follows:

	2009	2008

Demand	$57,941,477	$47,515,178
Savings	69,556,055	54,654,402
Time deposits:
In excess of $100,000	45,739,746	48,458,513
Other	102,274,466	105,766,054

Total interest-bearing deposits	$275,511,744	$256,394,147

2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 — INTEREST-BEARING DEPOSITS (CONTINUED)
At December 31, 2009, stated maturities of time deposits were as follows:

2009

2010	$78,783,645
2011	45,809,507
2012	14,657,009
2013	5,744,072
2014	2,820,822
2015 and beyond	199,157

Total	$148,014,212

NOTE 7 — BORROWINGS
Short-term borrowings
     Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows:

	2009	2008

Balance at year-end	$28,763,604	$22,891,593
Average balance outstanding	25,443,564	25,761,283
Maximum month-end balance	30,163,621	28,826,290
Weighted-average rate at year-end	0.76%	1.52%
Weighted-average rate during the year	1.06	2.23
Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.
Other borrowings
The following table sets forth information concerning other borrowings:

				STATED INTEREST
	MATURITY RANGE		WEIGHTED AVERAGE	RATE RANGE		AT DECEMBER 31
DESCRIPTION	FROM	TO	INTEREST RATE	FROM	TO	2009	2008

Fixed rate	1/19/10	12/21/17	4.08%	1.82%	6.23%	$42,198,367	$47,104,719
Fixed rate amortizing	12/01/10	3/01/17	5.04%	3.40%	7.15%	2,811,414	3,892,818

						$45,009,781	$50,997,537

Maturities of other borrowings at December 31, 2009, are summarized as follows:

		WEIGHTED-
YEAR ENDING DECEMBER 31,	AMOUNT	AVERAGE RATE

2010	$22,102,133	3.39%
2011	3,747,602	3.36
2012	6,490,196	2.55
2013	212,962	6.06
2014	189,782	6.03
2015 and beyond	12,267,106	3.67

	$45,009,781	3.37%

     Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2009 the Company has the capacity to borrow an additional $19.2 million from the FHLB.
44      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 — INCOME TAXES
     The provision for income taxes consists of the following for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Current	$1,131,100	$1,776,300	$1,787,250
Deferred	402,900	(46,900)	(113,050)

Total income tax provision	$1,534,000	$1,729,400	$1,674,200

     The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

	2009	2008	2007

Expected provision using statutory federal income tax rate	$1,674,600	$1,790,600	$1,763,900
Tax-exempt income on state and municipal securities and political subdivision loans	(138,300)	(86,100)	(94,760)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	7,900	7,900	9,400
Other	(10,200)	17,000	(4,340)

Total income tax provision	$1,534,000	$1,729,400	$1,674,200

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are as follows:

	2009	2008

Allowance for loan losses	$1,472,500	$1,274,500
Net operating loss carryforward	983,800	1,087,800
Purchase accounting adjustments	—	295,300
Capital loss carryforward	35,400	93,200
Other	83,900	65,300

	2,575,600	2,816,100

Valuation allowance on deferred tax assets	(35,400)	(93,200)

Deferred tax assets	2,540,200	2,722,900

Depreciation of premises and equipment	(226,300)	(210,500)
Federal Home Loan Bank stock dividends	(736,200)	(736,200)
Deferred loan fees	(80,500)	(77,700)
Unrealized gain on securities available for sale	(550,100)	(74,100)
Prepaid FDIC assessments and other	(205,300)	(98,400)
Other	(119,900)	(25,200)

Deferred tax liabilities	(1,918,300)	(1,222,100)

Net deferred tax asset	$621,900	$1,500,800

2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 — INCOME TAXES (CONTINUED)
     The Company acquired net operating loss tax carryforwards of approximately $3,335,000 and a capital loss carryforward of $274,000 in 2008, utilizing $379,000 and $63,000 of the net operating loss during 2009 and 2008, respectively. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax years 2021 through 2027. The capital loss carryforward expired in 2009.
     The Company believes it is more likely than not that the benefit of deferred tax assets will be realized with the possible exception of the capital loss carryforward due to expire in 2014. A valuation allowance for the capital loss carryforward is reflected at December 31, 2009. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.
     The Company adopted the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC Topic 740 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of ASC Topic 740 did not have a significant impact on the Company’s financial statements. In accordance with ASC Topic 740, interest or penalties incurred for income taxes will be recorded as a component of income tax expense.
NOTE 9 — EMPLOYEE BENEFITS
     The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit-sharing contribution is determined annually by the Board of Directors and amounted to 2.50% of each eligible participant’s compensation for 2009 and 2.75% of each eligible participant’s compensation for 2008 and 2007, respectively. The Plan also provides for a 50% Bank match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $229,700, $214,300 and $166,700 for 2009, 2008 and 2007, respectively.
     During 2009, the Board of Directors extended options to purchase 1,000 shares originally expiring in 2009 through August 2014 at an exercise price of $15.00. During 2008, the Board of Directors extended options to purchase 2,000 shares originally expiring in 2008 through July 2013 at an exercise price of $16.10. No stock options were granted in 2007.
46      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9 — EMPLOYEE BENEFITS (CONTINUED)
     The following summarizes stock options activity for the years ended December 31, 2009, 2008 and 2007:

	2009		2008		2007
		WEIGHTED		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE		AVERAGE
		EXERCISE		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE	SHARES	PRICE

Outstanding at beginning of year	40,720	$17.55	50,840	$17.64	51,245	$17.63
Granted	1,000	15.00	2,000	16.10	—	—
Exercised	—	—	—	—	(40)	(16.05)
Forfeited	(1,525)	(17.98)	(12,120)	(17.77)	(365)	(16.05)

Outstanding at end of year	40,195	$17.47	40,720	$17.55	50,840	$17.64

Options exercisable at year-end	40,195	$17.47	34,768	$17.45	32,984	$17.45

Weighted-average fair value of options granted during year		$1.40		$1.09		N/A
Options outstanding at December 31, 2009 were as follows:

	OUTSTANDING		EXERCISABLE
		WEIGHTED
		AVERAGE		WEIGHTED
RANGE OF		REMAINING		AVERAGE
EXERCISABLE		CONTRACTUAL LIFE		EXERCISE
PRICES	NUMBER	(YEARS)	NUMBER	PRICE

$15.00	1,000	4.55	1,000	$15.00
16.05	7,435	2.96	7,435	16.05
16.10	2,000	3.53	2,000	16.10
18.00	29,760	6.16	29,760	18.00

Outstanding at year-end	40,195	5.40	40,195	$17.47

     The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $250 and $0 at December 31, 2009 and 2008, respectively. The total intrinsic value of stock options exercised was $0 in 2009 and 2008 and $225 in 2007. The total fair value of share awards vested was $8,900 in 2009, $17,179 in 2008 and $22,273 in 2007.
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
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
     The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2009 and 2008:

	CONTRACT AMOUNT
	2009	2008

Commitments to extend credit	$66,211,000	$61,019,000

Letters of credit	$1,213,000	$772,000

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
     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2009 are due on demand or expire in 2010. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate.
NOTE 11 — RELATED-PARTY TRANSACTIONS
     In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2009:

2009

Balance at beginning of year	$5,597,649
New loans and advances	286,150
Repayments, including loans sold	(955,250)

Balance at end of year	$4,928,549

     Deposits from executive officers, directors and their related business interests at December 31, 2009 and 2008 were approximately $11,262,000 and $4,447,000, respectively.
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
48      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12 — REGULATORY MATTERS (CONTINUED)
     Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.
     As of December 31, 2009, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.
     The actual capital amounts and ratios of the Company and Bank as of December 31, 2009 and 2008, are also presented in the following table:

			MINIMUM		MINIMUM REQUIRED
			REQUIRED		TO BE WELL
			FOR CAPITAL		CAPITALIZED UNDER
			ADEQUACY		PROMPT CORRECTIVE
	ACTUAL		PURPOSES		ACTION REGULATIONS
(Dollars in thousands)	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO

As of December 31, 2009
Total capital
(to risk-weighted assets)
Consolidated	$46,229	15.7%	$23,552	8.0%	$29,440	10.0%
Bank	45,269	15.4	23,541	8.0	29,426	10.0

Tier I capital
(to risk-weighted assets)
Consolidated	42,546	14.5	11,776	4.0	17,664	6.0
Bank	41,586	14.1	11,770	4.0	17,655	6.0

Tier I capital
(to average assets)
Consolidated	42,546	9.7	17,499	4.0	21,874	5.0
Bank	41,586	9.5	17,491	4.0	21,864	5.0

As of December 31, 2008
Total capital
(to risk-weighted assets)
Consolidated	$44,683	15.5%	$23,011	8.0%	$28,764	10.0%
Bank	43,600	15.2	22,968	8.0	28,711	10.0

Tier I capital
(to risk-weighted assets)
Consolidated	41,289	14.4	11,505	4.0	17,258	6.0
Bank	40,206	14.0	11,484	4.0	17,226	6.0

Tier I capital
(to average assets)
Consolidated	41,289	10.4	15,955	4.0	19,944	5.0
Bank	40,206	10.1	15,929	4.0	19,912	5.0
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 12 — REGULATORY MATTERS (CONTINUED)
     The Company’s primary source of funds with which to pay dividends is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2010, the Bank could dividend $1,933,000 to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.
NOTE 13 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
     A summary of condensed financial information of the parent company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 are as follows:

CONDENSED BALANCE SHEETS	2009	2008

ASSETS
Cash deposited with subsidiary bank	$646,347	$601,525
Investment in subsidiary bank	44,870,127	42,384,823
Securities available-for-sale	52,905	75,758
Other assets	267,883	589,094

Total assets	$45,837,262	$43,651,200

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Other liabilities	$15,200	$182,728
Total shareholders’ equity	45,822,062	43,468,472

Total liabilities and shareholders’ equity	$45,837,262	$43,651,200

CONDENSED STATEMENTS OF INCOME	2009	2008	2007

Interest on securities	$1,454	$2,084	$11,242
Other income	—	24,072	—
Dividends from subsidiary	2,200,000	3,500,000	2,500,000
Securities gain	810	—	5,430
Other-than-temporary impairment losses	(70,000)	(35,000)	—

Total income	2,132,264	3,491,156	2,516,672
Operating expenses	517,699	421,797	450,030

Income before taxes and undistributed equity income of subsidiary	1,614,565	3,069,359	2,066,642
Income tax benefit	(176,000)	(135,000)	(150,000)

Equity earnings in subsidiary, net of dividends	1,600,718	332,711	1,297,272

Net income	$3,391,283	$3,537,070	$3,513,914

50      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2009	2008	2007

Cash flows from operating activities:
Net income	$3,391,283	$3,537,070	$3,513,914
Adjustments to reconcile net income to cash provided by operations:
Security accretion	—	—	(508)
Securities gain	(810)	—	(5,430)
Other-than-temporary impairment of investments	70,000	35,000	—
Software amortization	—	1,667	6,667
Equity earnings in subsidiary, net of dividends	(1,600,718)	(332,711)	(1,297,272)
Stock compensation expense	7,313	15,000	24,554
Change in other assets, liabilities	133,353	(187,022)	(21,451)

Net cash provided by operating activities	2,000,421	3,069,004	2,220,474

Cash flows from investing activities:
Purchase of investment securities	—	(7,370)	(95,787)
Proceeds from sale of investment securities	13,457	—	—
Maturities, calls of investment securities	—	—	504,985
Acquisition of Indian Village	—	(1,989,555)	—

Net cash provided by (used in) investing activities	13,457	(1,996,925)	409,198

Cash flows from financing activities:
Purchase of treasury shares	—	(415,259)	(904,410)
Issuance of treasury shares	—	—	644
Cash dividends paid	(1,969,056)	(1,803,543)	(1,771,491)

Net cash used in financing activities	(1,969,056)	(2,218,802)	(2,675,257)

Net change in cash	44,822	(1,146,723)	(45,585)
Cash at beginning of year	601,525	1,748,248	1,793,833

Cash at end of year	$646,347	$601,525	$1,748,248

NOTE 14 — OTHER COMPREHENSIVE INCOME
     The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Unrealized holding gains on available-for-sale securities	$1,481,966	$545,115	$538,825
Less reclassification adjustment for securities losses (gains) recognized in income	(81,890)	35,000	(16,830)

Net unrealized holding gains	1,400,076	580,115	521,995
Federal income tax provision	476,026	197,239	177,478

Other comprehensive income	$924,050	$382,876	$344,517

2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 — FAIR VALUE MEASUREMENTS
     The Company provides disclosures about assets and liabilities carried at fair value. The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and lowest priority to unobservable inputs. The three broad levels of the fair value hierarchy are described below:
Level I:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level II:	Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data or other means (including certified appraisals). If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.

Level III:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
     The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2009 and December 31, 2008, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets.
52      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15 — FAIR VALUE MEASUREMENTS (CONTINUED)

	Level I	Level II	Level III	Total
	December 31, 2009
Assets:
Securities available-for-sale
U.S. Treasury security	$100,184	$—	$—	$100,184
Obligations of U.S. government corporations and agencies	—	14,033,105	—	14,033,105
Mortgage-backed securities	—	51,357,447	—	51,357,447
Obligations of states and political subdivisions	—	9,613,810	—	9,613,810

Total debt securities	100,184	75,004,362	—	75,104,546
Equity securities	52,905	—	—	52,905

Total available-for-sale securities	$153,089	$75,004,362	$—	$75,157,451

	December 31, 2008
Securities available-for-sale
U.S. Treasury security	$100,461	$—	$—	$100,461
Obligations of U.S. government corporations and agencies	—	12,540,356	—	12,540,356
Mortgage-backed securities	—	56,898,945	—	56,898,945
Obligations of states and political subdivisions	—	7,040,296	—	7,040,296

Total debt securities	100,461	76,479,597	—	76,580,058
Equity securities	75,758	—	—	75,758

Total available-for-sale securities	$176,219	$76,479,597	$—	$76,655,816

     The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2009, and December 31, 2008, by level within the fair value hierarchy. Impaired loans and other real estate that are collateral dependent are written down to fair value through the establishment of specific reserves. Premises include a building currently used for storage that has been written down to appraised value. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.
     The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates discounted cashflow and prepayment assumptions based on management’s best judgment. As a result, these rights are measured at fair value on a nonrecurring basis and are classified within level III of the fair value hierarchy.

	Level I	Level II	Level III	Total
	December 31, 2009
Assets Measured on a Nonrecurring Basis:
Impaired loans	$—	$1,735,577	$—	$1,735,577
Other real estate owned	—	162,200	—	162,200
Premises	—	180,538	—	180,538
Mortgage servicing rights	—	—	138,036	138,036

	December 31, 2008
Impaired loans	$—	$2,049,171	$—	$2,049,171
Other real estate owned	—	79,000	—	79,000
Premises	—	327,112	—	327,112
Mortgage servicing rights	—	—	63,014	63,014
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.      53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16 — FAIR VALUES OF FINANCIAL INSTRUMENTS
     The estimated fair values of recognized financial instruments as of December 31, 2009 and 2008 are as follows:

	2009		2008
	CARRYING	FAIR	CARRYING	FAIR
(Dollars in thousands)	VALUE	VALUE	VALUE	VALUE

Financial assets:
Cash and cash equivalents	$42,661	$42,661	$12,746	$12,746
Securities	80,621	80,621	81,888	81,888
Loans, net	309,423	313,993	312,897	318,529
Accrued Interest Receivable	1,315	1,315	1,386	1,386
Financial liabilities:
Deposits	$329,486	$331,511	$305,453	$308,213
Short-term borrowings	28,764	28,764	22,892	22,892
Other borrowings	45,010	46,535	50,998	53,073
Accrued Interest Payable	322	322	417	417
     For purposes of the above disclosures of estimated fair value, the following assumptions are used:
Cash and cash equivalents; Accrued interest receivable; Short-term borrowings, Accrued interest payable
     The fair value of the above instruments is considered to be carrying value.
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
Loans
     The fair value for loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value. Fair value of nonaccrual loans is based on carrying value.
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
     The Company also has unrecognized financial instruments at December 31, 2009 and 2008. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $63,824,000 at December 31, 2009 and $61,791,000 at December 31, 2008. Such amounts are also considered to be the estimated fair values.
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
54      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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
NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2009 and 2008:

				BASIC	DILUTED
		NET		EARNINGS	EARNINGS
	INTEREST	INTEREST	NET	PER	PER
	INCOME	INCOME	INCOME	SHARE	SHARE

2009
First quarter	$5,579,344	$3,893,560	$895,943	$.33	$.33
Second quarter	5,465,886	3,832,067	706,051	.26	.26
Third quarter	5,434,331	3,864,577	858,322	.31	.31
Fourth quarter	5,625,326	4,174,467	930,967	.34	.34

2008
First quarter	$5,283,411	$3,379,765	$1,001,760	$.41	$.41
Second quarter	4,893,331	3,285,764	877,762	.36	.36
Third quarter	4,966,317	3,439,827	890,564	.37	.37
Fourth quarter	5,477,667	3,772,553	766,984	.29	.29
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.       55

OFFICERS OF THE COMMERCIAL & SAVINGS BANK
Linda C. Amos
Assistant Vice President/Mortgage Underwriter
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
Peggy L. Conn
Corporate Secretary
Marianne Davis
Assistant Cashier/Banking Center Manager
Paula S. Foy
Vice President/Compliance Officer/BSA Officer
Lori S. Frantz
Assistant Vice President/Banking Center Manager
Carrie A. Gerber
Credit Officer
Eric R. Giauque
Assistant Vice President/Banking Center Manager
Rick L. Ginther
President/Chief Executive Officer The Commercial & Savings Bank
Loretta Gray
Assistant Cashier/Assistant Banking Center Manager
Paul D. Greig
Senior Vice President/Chief Operation/Information Officer
Jason B. Hummel
Assistant Vice President/Commercial Lender
Julie A. Jones
Vice President/Director of Human Resources
Stephen K. Kilpatrick
First Vice President/ Senior Credit Officer
Larry S. Kutcher
Assistant Vice President/Small Business Development
Betty C. Lyon
Assistant Vice President/Banking Center Manager
Kevin J. McAllister
Assistant Vice President/Trust Officer
Jason R. McCulloch
Vice President/Brokerage Manager
Sherry A. McRobie
Assistant Cashier/Banking Center Manager
Paula J. Meiler
Senior Vice President/Chief Financial Officer
A. Lee Miller
Vice President/Cash Management & Special Projects/ CRA Officer
Edward J. Miller
Vice President/Banking Center Services
Daniel L. Muse
Operations Officer
Lisa M. Nelson
Assistant Vice President/Banking Center Manager
Shawn E. Oswald
Vice President/Information System Director/OFAC Officer
Amy R. Patterson
Assistant Vice President/Loan Officer
Christopher S. Rickly
Vice President/Commercial Lender
Thomas S. Rumbaugh
Vice President/Trust Officer
Rebecca J. Shultz
Assistant Vice President/Loan Officer
Melissa F. Sprang
Assistant Cashier/Banking Center Manager
Scott A. Stallman
Operations Officer
Harland L. Stebbins
First Vice President/Senior Loan Officer
Eddie L. Steiner
President/Chief Executive Officer CSB Bancorp, Inc.
Steven J. Stiffler
Vice President/Commercial Lender
Eric D. Strouse
Vice President/Commercial Lender
Elaine A. Tedrow
Assistant Vice President/Banking Center Manager
Jennifer M. Thorpe
Assistant Vice President/Senior Credit Analyst
William R. Tinlin
Vice President/Recovery/Security
Brian D. Troyer
Assistant Vice President/Trust Operations
Jane C. Whitmer
Assistant Cashier/Assistant Banking Center Manager
56       2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

BANKING CENTER INFORMATION

THE COMMERCIAL & SAVINGS BANK
INFORMATION & CUSTOMER SERVICE	330-674-9015 or 1-800-654-9015
24 HOUR XPRESS PHONE BANKING	330-674-2720 or 1-888-438-2720
24 HOUR XPRESS NET BANKING & BILLPAY		www.csb1.com
LOAN SERVICES 91 N. Clay St., Millersburg	Personal Loans	330-763-2823
	Business Loans	330-763-2822
OPERATIONS CENTER 91 N. Clay St., Millersburg		330-674-9015
TRUST & INVESTMENT SERVICES 91 N. Clay St., Millersburg	Holmes, Stark & Tuscarawas County	330-674-2397
TRUST & INVESTMENT SERVICES 146 E. Liberty St., Suite 230, Wooster	Wayne County	330-264-0334

CSB BANKING CENTERS
Millersburg Locations
CLINTON COMMONS BANKING CENTER 2102 Glen Dr., Millersburg (Drive-Up ATM)		330-674-2265
SOUTH CLAY BANKING CENTER 91 S. Clay St., Millersburg (Drive-Up ATM)		330-674-0687

Holmes, Tuscarawas, Wayne & Stark County Locations
BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM)		330-893-3565
CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM)		330-893-3323
GNADENHUTTEN BANKING CENTER 100 S. Walnut St., Gnadenhutten		740-254-4313
NEW PHILADELPHIA BANKING CENTER 635 W. High Ave., New Philadelphia (Drive-Up ATM)		330-308-4867
NORTH CANTON BANKING CENTER 1210 North Main St., North Canton (Drive-Up ATM)		330-497-0839
ORRVILLE AREA BANKING CENTER 461 Wadsworth Rd., Orrville (Drive-Up ATM)		330-682-8000
ORRVILLE HIGH STREET BANKING CENTER 330 W. High St., Orrville (Drive-Up ATM)		330-682-8001
SHREVE BANKING CENTER 333 W. South St., Shreve (Drive-Up ATM)		330-567-2226
SUGARCREEK BANKING CENTER 127 S. Broadway, Sugarcreek (Drive-Up ATM)		330-852-4444
WALNUT CREEK BANKING CENTER 4980 Olde Pump St., Walnut Creek (Walk-Up ATM)		330-893-2961
WINESBURG BANKING CENTER 2225 U.S. 62, Winesburg (Drive-Up ATM)		330-359-5543

OTHER CSB ATMS TO SERVE YOU
POMERENE HOSPITAL 981 Wooster Rd., Millersburg
SKIP’S CONVENIENCE STORE 213 Main St., Gnadenhutten
TONY’S UNION 76 3054 E. Main St., Port Washington
UNION HOSPITAL 659 Boulevard, Dover
2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.       57

SHAREHOLDER & GENERAL INQUIRIES
Stock Listing Common Symbol: CSBB.OB

CORPORATE OFFICE 91 N. Clay St., Millersburg	330-674-9015

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

Registrar and Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948
www.rtco.com

Peggy L. Conn
Corporate Secretary
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015 • 800-654-9015

Legal Counsel
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

Jay McCulloch
Investment Executive
CSB Investment Services
Located at The Commercial & Savings Bank
91 North Clay Street
P.O. Box 50
Millersburg, Ohio 44654
330-674-2397 • 800-654-9015

George Geissbuhler
Sweney Cartwright & Co.
17 South High Street, Suite 300
Columbus, Ohio 43215
800-334-7481

Nicolas “Nick” P. Bicking
Boenning & Scattergood
9916 Brewster Lane
Powell, Ohio 43065
866-326-8113	CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting:

Paula J. Meiler
Chief Financial Officer
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015 • 800-654-9015

The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 21, 2010 at 7:00 pm, at the Carlisle Inn in Walnut Creek, Ohio.
58      2009 ANNUAL REPORT TO SHAREHOLDERS | CSB BANCORP, INC.

A PARTNERSHIP 130 YEARS STRONG

CSB
CSB BANCORP, INC.

COMMERCIAL AND SAVINGS BANK

Awarding scholarships for 20 years
Hiland graduate receives $1,000

Helping to strengthen established community resources
Orrville Area Boys & Girls Club

ORRVILLE AREA
BOYS & GIRLS CLUB
OABGC

Sponsoring community events
Christmas in Tuscora Park

Thanks To:
Commercial
& Savings Bank

A PARTNERSHIP 130 YEARS STRONG CSB BANCORP, INC. Awarding scholarships for 20 years Helping to strengthen established community resourcesSponsoring community events Hiland graduate receives $1,000Orrville Area Boys & Girls Club Christmas in Tuscora Park