Form 10-K, Exhibit 13
period 2010-12-31
CSB BANCORP INC /OH
filed 2011-03-24
CIK 880417

CSB Bancorp, Inc. ANNUAL REPORT Partners in GROWTH 2 2010 Annual Report to Shareholders | CSB Bancorp, Inc. . . . . . . . . . . . . . .

2010 Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . . . . 3 2010 Letter to Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . 4 Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7 2010 Financial Review. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8 Report on Management’s Assessment of Internal Control over Financial Reporting. . . . . . . . . . . . 22 Report of Independent Registered Public Accounting Firm. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23 Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . 24 Consolidated Statements of Income. . . . . . . . . . . . . . . . . . 25 Consolidated Statements of Shareholders’ Equity . . . . . . . 26 Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . 27 Summary of Significant Accounting Policies. . . . . . . . . . . . 29 Notes to Consolidated Financial Statements. . . . . . . . . . . . 34 Officers of The Commercial & Savings Bank. . . . . . . . . . . . 54 Shareholder & General Inquiries. . . . . . . . . . . . . . . . . . . . . 55 Banking Center Information. . . . . . . . . . . . . . . . . . . . . . . . . 56 ANNUAL REPORT Partners in GROWTH 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 3

2010 Financial Highlights FOR THE YEAR ENDED DECEMBER 31 2010 2009% CHANGE (Dollars in thousands, except per share data) CONSOLIDATED RESULTS Net interest income $15,570 $15,765 -1% Net interest income — fully taxable-equivalent (“FTE”) basis 15,796 15,974 -1 Noninterest income 3,305 3,215 3 Provision for loan losses 1,235 1,337 -8 Noninterest expense 12,576 12,718 -1 Net income 3,496 3,391 3 AT YEAR-END Loans, net $311,616 $309,423 1% Assets 457,056 450,666 1 Deposits 353,491 329,486 7 Shareholders’ equity 47,154 45,822 3 Cash dividends declared 0.72 0.72 0 Book value 17.24 16.76 3 Tangible book value 16.46 15.95 3 Market price 15.57 15.25 2 Basic and diluted earnings per share 1.28 1.24 3 FINANCIAL PERFORMANCE Return on average assets 0.78% 0.79% Return on average equity 7.43 7.51 Net interest margin, FTE 3.73 3.93 Efficiency ratio 66.02 66.22 CAPITAL RATIOS Risk-based capital: Tier 1 14.66% 14.50% Total 15.91 15.70 Leverage 9.75 9.70 4 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Left to Right Eddie L. Steiner President & CEO, CSB Bancorp, Inc. Chairman, The Commercial & Savings Bank W. Robert Manning, Jr. Senior Vice President, CSB Bancorp, Inc. Senior Vice President, Chief Operations Officer, Chief Information Officer, The Commercial & Savings Bank Rick L. Ginther Senior Vice President, CSB Bancorp, Inc. President & CEO, The Commercial & Savings Bank Paula J. Meiler Senior Vice President, CSB Bancorp, Inc. Senior Vice President, Chief Financial Officer, The Commercial & Savings Bank SENIOR MANAGEMENT Dear Fellow Shareholder: We are pleased to provide you, our Partners in Growth, with this report of the Company’s performance and our strong position for moving forward. As you know, banking has not been a favored sector with investors, consumers or the media in recent years. Yet, CSB has, with your continued support as shareholders, delivered strong and steady performance for our shareholders, customers and the communities we serve. Our hope is that this letter and its accompanying reports will clearly demonstrate the value of your partnership with us. Together, we are building an ever-stronger Company that consistently delivers excellence in products and service to its customers, and thereby generates increasing value for you our shareholders. The Industry The steadfast work of community banks continued unabated in 2010, even though the overall banking industry seemed to constantly receive less than favorable press in the media. Throughout the country, in neighborhoods large and small, community banks continue to meet the needs of borrowers, depositors and investors in a committed fashion and with excellent service. The overall banking industry returned to profitability in 2010, generating a 0.66% return on average assets and 5.99% return on average equity. Far from stellar numbers to be sure, but a marked improvement from the prior two years. Positive momentum appears to be developing as industry earnings increased in each quarter of the past year. It also appears that 2010 will have been the high water mark for bank failures during this contraction cycle, with 157 failures reducing the number of U.S. banks and savings institutions by almost 2%. Bank failures will continue to occur in 2011 at a lower rate as the industry continues to digest significant loan losses that in some cases exceed loss reserves and bank capital. Overall, though, the industry appears to have enough earnings momentum and capital to maintain stability as this cycle comes to a close. Letter to Shareholders TANGIBLE BOOK VALUE PER SHARE $12.0 0 $13.0 0 $14.0 0 $16.0 0 $15.0 0 $17.0 0 $18.0 0 2006 2007 2008 2009 2010 EARNINGS PER SHARE $0.00 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $2.00 2006 2007 2008 2009 2010 BOOK VALUE PER SHARE $12.0 0 $15.0 0 $16.0 0 $17.0 0 $18.0 0 2006 2007 2008 2009 2010 $14.0 0 $13.0 0 DIVIDENDS PER SHARE (ANNUAL) 2006 2007 2008 2009 2010 $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 5

CLOSING MARKET PRICE PER SHARE $0.00 $5.00 $15.0 0 $10.0 0 $20.0 0 $25.0 0 2006 2007 2008 2009 2010 RETURN ON AVERAGE ASSETS 0.00% 0.50% 0.25% 0.75% 1.00% 1.25% 2006 2007 2008 2009 2010 RETURN ON AVERAGE EQUITY 2006 2007 2008 2009 2010 0.00% 4.00% 6.00% 2.00% 8.00% 10.00% 12.00% 14.00% Letter to Shareholders Our Financial Performance At times, the past year felt a bit like we were pedaling a bicycle into the wind. We were clearly moving forward as the year progressed, but not at a speed that we would expect under normal conditions. In the end, earnings, equity and the book value of our stock were up 3%, and the balance sheet grew by 1%. Total return on the Company’s stock was in excess of 6%, with the market price finishing the year up 2%, and the cash dividend yielding over 4% as measured by year-end stock price. These results are relatively modest compared to what we want to deliver over the long run, but they do represent continuation of forward financial momentum during extraordinary market circumstances. At the same time, net interest income declined 1% and non-interest income declined 3% compared to the prior year. These declines in revenue were a clear reflection of very low prevailing interest rates, coupled with sluggish demand for loans and cautious consumer spending which led to reductions in fees earned. On balance, we consider our 2010 results to be encouraging. But we also recognize that the coming year will remain full of challenges from a financial performance standpoint given the economy, very low interest rates, credit quality and hyper-regulatory activity. As always, we will do our best to deliver results well above the average for our industry, and to continue building value for our shareholders. Economic Conditions In many respects, prevailing economic conditions during the year just ended were little changed from the preceding period. High unemployment levels severely curtailed the U.S. economic activity, forcing many consumers and businesses to cut back, or “deleverage,” as they struggled to meet existing debt obligations. Lack of confidence in prospects for considerable near-term improvement also limited investment and resource deployment. As we begin 2011, economic prospects do not appear to have changed noticeably from the prior year, although there are fairly clear signals that a period of recovery has begun. The national economy has been expanding for more than a year. Unemployment rates are declining in most parts of the nation. These improving conditions seem to be occurring at an intolerably slow, almost imperceptible pace, yet taken as a whole they do demonstrate a reversal of recessionary trends. Rather than an economic rebound, current conditions could be likened somewhat to the aftermath of a storm, with calmer conditions prevailing but a lot of work needed to return to pre-crisis status. Our market area, as well, appears to have begun a slow reversal from the severe economic downturn that began late in 2007. Unemployment in the Company’s markets peaked in the first quarter of 2010, and has been receding since that time. However, at the end of the year, unemployment in our markets was still more than 50% above the average of the prior ten years, and remained a clear hindrance to the pace of recovery. Demand for new commercial loans remains soft, but appears to be somewhat improved as compared to the beginning or middle of 2010. Residential mortgage, home equity lines and mortgage refinancing activity remain at comparatively low levels. All in all, it seems to us that the torment of the economic “reset” has largely occurred in both consumer and business sectors, and while conditions remain trying for many, forward economic momentum is gradually being reestablished. Credit Quality Loan losses in 2010, stated as a percentage of our total loan portfolio, were more than double our average rate of the prior ten years, with delinquency rates also elevated to about that same extent throughout the entire year. Still, our rate of loan loss was less than half that of the national peer group by which we are measured on a regulatory reporting basis. We take little solace in appearing better than the majority of the pack in this respect, but we do attribute the favorable comparison to the relatively high quality of loans that comprise our loan portfolio. We believe our loan loss results, while abnormally high for our Company, demonstrate that consistently conservative underwriting standards play a key role in mitigating credit losses during economic downturns. We have not moved beyond our concern about the level of nonperforming loans. Early stage delinquency rates continue to move up and down in a somewhat elevated range, indicating to us that credit management will continue to require heightened levels of attention in the coming year. ) 1 1 1 LEVERAGE RATIO (TIER 1 CAPITAL TO AVERAGE ASSETS 8.0% 9.0% 0.0% 1.0% 2.0% 2006 2007 2008 2009 2010 6 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Letter to Shareholders EFFICIENCY RATIO (TAX EQUIVALENT BASIS) 63.0%
64.0% 65.0% 66.0% 67.0% 68.0% 2006 2007 2008 2009 2010 TOTAL ASSETS AT YEAR-END ($ MILLIONS) $200 $250 $300 $350 $400 $450 $500 2006 2007 2008 2009 2010 TOTAL DEPOSITS AT YEAR-END ($ MILLIONS) 2006 2007 2008 2009 2010 $200 $250 $300 $350 $400 NET INTEREST MARGIN (TAX EQUIVALENT BASIS) 3.00% 4.00% 4.50% 2006 2007 2008 2009 2010 3.50% Enhancing Customer Convenience We offer a solid platform of products and services, but we are forging ahead with further advancement of our capabilities. In the coming year, we will introduce enhanced customer services via our website (csb1.com) and ATM delivery channels, as well as the ability to receive statements electronically. The early stages of these initiatives, and the completion of many other enhancements in recent years, were led by Paul Greig, who retired as our chief operating officer in the middle of 2010 after seven years of service with absolute distinction. Paul’s steady hand and tireless efforts at leading continuous improvement in our operations provided an excellent foundation for moving forward. Later in 2010, Bob Manning joined our team as chief operating officer and without missing a beat, has provided excellent leadership to key existing initiatives and identified improvement opportunities. We are confident that customers, employees and shareholders alike will benefit from Bob’s presence as a member of our senior leadership team. Who We Are Some years ago, we identified six values fundamental to our conduct. These values are woven into the mission of our Company as an independent community bank, which is to provide high quality financial services through valued employees, thereby meeting the needs of customers and the diverse communities we serve, and generating profit and increasing value for our shareholders. Those six values are profit responsibility, customer service, employees, honesty, enjoyment of work and growth. If we underweight any of these values, it becomes more difficult to achieve our mission. Of all these values, growth seems to conjure up the widest range of perspectives among our shareholders, customers and employees. Occasionally, we hear from one constituent or another that they hope we don’t get so big that it changes how we treat our customers, shareholders or employees. Rest assured we are resolved to building ever-stronger relationships with customers, shareholders and employees. Our board and management have a fairly straightforward view about growth. We are committed to sustainable growth, and we value growth as part of the life-blood of our future. Notice that we say sustainable growth. By that we mean prudent, appropriate growth. For our Company, growth must be achieved within the context of effective risk management. Why is growth so important? Very simply, growth provides increasing levels of cash flow and capital to support reinvestment in the Company and fair returns to our shareholders. Without growth it is exceedingly difficult — perhaps impossible in the long run — to absorb a variety of increasing costs, such as compliance with new regulations and appropriate pay and benefits to all employees. Sometimes cost increases can be offset by improving systems and procedures. In the past year, we were able to slightly reduce our total noninterest expenses. We certainly believe we have more cost-saving opportunities and an important component of our continuous improvement process includes focus on such initiatives. We do want to be clear though, we have no intention of changing the essence of who we are, only to continually improve how we perform. Let us know how we’re doing, and share any thoughts you have on how we can continue to improve our performance for shareholders, customers, employees and the communities we serve. Eddie L. Steiner John R. Waltman President and Chairman, Chief Executive Officer Board of Directors 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 7

John R. Waltman Attorney, Of Counsel Critchfield, Critchfield & Johnston Chairman, CSB Bancorp, Inc. Eddie L. Steiner President, Chief Executive Officer, CSB Bancorp, Inc. Chairman, The Commercial & Savings Bank Robert K. Baker Co-owner and Controller, Bakerwell, Inc. Ronald E. Holtman Attorney, Logee, Hostetler, Stutzman & Lehman BOARDOF DIRECTORS Board of Directors J. Thomas Lang Veterinarian, Dairy Farmer, Spring Hill Farms, Inc. Standing, Left to Right Jeffery A. Robb, Sr. President, Robb Companies, Inc. Daniel J. Miller Retired Physician, East Holmes Family Care, Inc. Seated, Left to Right ALLL COVERAGE OF NONPERFORMING LOANS 0% 100% 300% 200% 400% 500% 2006 2007 2008 2009 2010 NET LOANS AT YEAR-END ($ MILLIONS) $150 $200 $250 $300 $350 2006 2007 2008 2009 2010 ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS 0.80% 1.00% 1.10% 0.90% 1.20% 1.30% 1.40% 2006 2007 2008 2009 2010 NET LOAN CHARGE-OFFS (RECOVERIES) AS A PERCENTAGE OF AVERAGE LOANS 0.00% 0.10% 0.30% 0.20% 0.40% 0.50% 2006 2007 2008 2009 2010 8 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

2010 Financial Review INTRODUCTION CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, with deposits insured by the Federal Deposit Insurance Corporation, and its primary Regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board. The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities and trust and brokerage services. Its customers are located primarily in Holmes, Tuscarawas, Wayne, Stark and portions of surrounding counties in Ohio. The Company’s market area has historically exhibited relatively stable economic conditions; however, a pronounced slowdown in economic activity has been evident since the latter half of 2008. Unemployment levels in Holmes County have generally been among the lowest in the State of Ohio, while the balance of the Company’s market area typically experiences unemployment levels similar to the state average. Unemployment in the Company’s market area peaked during the first quarter of 2010 and improved steadily thereafter, although average unemployment for the year as a whole was 80% higher than our markets’ average over the prior ten-year period. Moderate reductions in real estate values have also developed as a result of the prevailing recessionary conditions. Effective as of the close of business on October 31, 2008, CSB completed the merger of Indian Village Bancorp, Inc. (“Indian Village”) with and into CSB pursuant to the terms of the Agreement and Plan of Merger dated May 14, 2008. Immediately following the merger, Indian Village Community Bank was merged with and into The Commercial and Savings Bank of Millersburg. The former Indian Village banking centers are located in Gnadenhutten, New Philadelphia and North Canton, Ohio. The Company paid a combination of stock and cash as set forth in the definitive agreement and plan of merger for each outstanding common share of Indian Village, resulting in merger consideration of approximately $8.1 million, including direct acquisition costs. The transaction was accounted for using the purchase method of accounting (see Note 3 - Business Combination). FORWARD-LOOKING STATEMENTS Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in forward-looking statements because of various risk factors as discussed in this annual report and the Company’s annual report on Form 10-K. The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 9

2010 Financial Review SELECTED FINANCIAL DATA The following table sets forth certain selected consolidated financial information: (Dollars in thousands, except per share data) 2010 2009 2008 2007 2006 Statements of income: Total interest income $20,390 $ 22,105 $20,621 $21,231 $20,045 Total interest expense 4,820 6,340 6,743 7,905 6,877 Net interest income 15,570 15,765 13,878 13,326 13,168 Provision for loan losses 1,235 1,337 333 472 302 Net interest income after provision for loan losses 14,335 14,428 13,545 12,854 12,866 Noninterest income 3,305 3,215 3,033 3,035 2,592 Noninterest expenses 12,576 12,718 11,311 10,701 10,915 Income before income taxes 5,064 4,925 5,267 5,188 4,543 Income tax provision 1,568 1,534 1,730 1,674 1,433 Net income $3,496 $3,391 $3,537 $3,514 $3,110 Per share of common stock: Basic income per share $1.28 $1.24 $1.43 $1.42 $1.23 Diluted income per share 1.28 1.24 1.43 1.42 1.23 Dividends 0.72 0.72 0.72 0.72 0.64 Book value 17.24 16.76 15.89 14.82 14.03 Average basic common shares outstanding 2,734,799 2,734,799 2,482,335 2,467,110 2,526,914 Average diluted common shares outstanding 2,734,799 2,734,799 2,482,335 2,467,812 2,532,592 Year-end balances: Loans, net $ 311,616 $309,423 $312,897 $254,073 $229,825 Securities 80,667 80,621 81,888 74,526 70,241 Total assets 457,056 450,666 424,657 350,270 327,240 Deposits 353,491 329,486 305,453 259,386 260,178 Borrowings 54,927 73,774 73,889 53,329 30,521 Shareholders’ equity 47,154 45,822 43,468 36,278 35,070 Average balances: Loans, net $309,121 $313,726 $260,132 $239,405 $222,952 Securities 77,967 75,597 70,680 66,966 74,994 Total assets 445,649 427,613 357,667 327,771 319,749 Deposits 334,073 304,902 257,478 253,221 247,543 Borrowings 62,951 75,734 60,472 37,278 35,824 Shareholders’ equity 47,081 45,184 38,308 35,772 34,766 Selected ratios: Net interest margin, tax equivalent basis 3.73% 3.93% 4.13% 4.35% 4.45% Return on average total assets 0.78 0.79 0.99 1.07 0.97 Return on average shareholders’ equity 7.43 7.51 9.23 9.82 8.95 Average shareholders’ equity as a percent of average total assets 10.56 10.57 10.71 10.91 10.87 Net loan charge-offs (recoveries) as a percent of average loans 0.40 0.21 (0.01) 0.20 0.06 Allowance for loan losses as a percent of loans at year-end 1.28 1.29 1.07 1.01 1.12 Shareholders’ equity as a percent of total year-end assets 10.32 10.17 10.24 10.36 10.72 Dividend payout ratio 56.32 58.06 50.99 50.41 51.89 10 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

RESULTS OF OPERATIONS Net Income CSB’s 2010 net income was $3.5 million while basic and diluted earnings per share were $1.28, as compared to $3.4 million or $1.24 per share for the year ended 2009. Net income increased 3.1% during 2010 as compared to 2009, due primarily to a $142 thousand decrease in total noninterest expenses and a $90 thousand increase in total noninterest income. Partially offsetting the income increases was a reduction in net interest income and increases in the provision for loan losses and federal income taxes. Return on average assets was 0.78% in 2010 compared to 0.79% in 2009, and return on average shareholders’ equity was 7.43% in 2010 as compared to 7.51% in 2009. Net income for 2009 was $3.4 million, a decrease of $146 thousand or 4.1% from 2008. Basic and diluted net income per share was $1.24 and $1.43 for the years ended December 31, 2009 and 2008, respectively. Net income decreased in 2009 primarily due to a $1.0 million increase in the provision for loan losses and higher noninterest expenses for increased FDIC assessments and a larger infrastructure with the addition of Indian Village. Partially offsetting the credit cost and other expense increases were a 13.6% increase in net interest income from the larger balance sheet resulting from the Indian Village acquisition and a 6.0% increase in noninterest income primarily from increased gains on sale of mortgage loans into the secondary market. Additionally, the Company had an 11.3% reduction in the provision for income taxes in 2009 as compared to 2008 due to a lower effective tax rate. Return on average assets was 0.79% in 2009 compared to 0.99% in 2008, and return on average shareholders’ equity was 7.51% in 2009 compared to 9.23% in 2008. Net Interest Income (Dollars in thousands) 2010 2009 2008 Net interest income $15,570 $15,765 $13,878 Taxable equivalent adjustment1 226 209 131 Net interest income, fully taxable equivalent $15,796 $15,974 $14,009 Net interest yield 3.68% 3.88% 4.09% Taxable equivalent adjustment1 .05% .05% .04% Net interest yield — taxable equivalent 3.73% 3.93% 4.13% 1Taxable equivalent adjustments have been computed assuming a 34% tax rate. Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits and short-term and long-term borrowings). Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income. Interest income decreased $1.7 million in 2010 as compared to 2009. The decrease was primarily due to a decrease of 62 basis points on earning assets as historically low interest rates continued in 2010. Additionally, the daily average balance of loans decreased $3.7 million or 1.2% during 2010. Interest income increased $1.5 million, in 2009 as compared to 2008. The increase in interest income was primarily due to the increase in the volume of assets from Indian Village. Interest and fees on loans increased $1.5 million, or 8.9% in 2009, mainly due to the increase in average loan balances of $54.3 million, or 20.7%. The volume increase was partially offset by loan yields decreasing 63 basis points with interest rates at or near historical lows in 2009. Interest expense decreased $1.5 million, or 24.0%, for 2010 as compared to 2009, due to continued declines in average rates paid for interest bearing liabilities, from 1.90% in 2009 to 1.42% in 2010. Interest expense on deposits declined $797 thousand, even though average deposit balances increased by $17.0 million, or 6.6% in 2010 as compared to 2009. Interest expense on borrowed funds decreased by $723 thousand due to principal reductions and maturities of FHLB advances, and lower interest rates remaining on outstanding borrowings. Interest expense decreased $403 thousand, or 6 ..0%, for 2009 as compared to 2008, due to a decline in the average rate paid for the year from 2.45% in 2008 to 1.90% in 2009. Interest expense on deposits decreased $531 thousand, or 11.0% in 2009. The decrease in interest expense occurred even though the average balances of interest-bearing deposits and borrowed funds increased by $58.9 million, or 21.4% in 2009 as compared to 2008. The increase in the average balances of interest-bearing liabilities was mainly from the acquisition of Indian Village. 2010 Financial Review 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 11

The following table provides detailed analysis of changes in average balances, yield and net interest income: 2010 Financial Review AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS 2010 2009 2008 AVERAGE AVERAGE AVERAGE (Dollars in thousands) BALANCE INTEREST RATE BALANCE INTEREST RATE BALANCE INTEREST RATE Interest-earning assets Federal funds sold $215 $0 0.13% $195 $0 0.15% $5,645 $121 2.13% Interest-earning deposits 31,265 77 0.25 13,520 31 0.23 115 1 1.13 Securities: Taxable 67,413 2,648 3.93 67,019 3,218 4.80 65,109 3,252 5.00 Tax exempt 10,554 354 3.36 8,578 317 3.70 5,571 225 4.01 Loans3 313,549 17,311 5.52 317,254 18,539 5.84 262,933 17,022 6.47 Total interest-earning assets 422,996 20,390 4.82% 406,566 22,105 5.44% 339,373 20,621 6.08% Noninterest-earning assets Cash and due from banks 9,535 7,951 10,523 Bank premises and equipment, net 8,301 8,696 7,691 Other assets 9,245 7,928 2,881 Allowance for loan losses (4,428) (3,528) (2,801) Total assets $445,649 $427,613 $357,667 Interest-bearing liabilities Demand deposits $51,990 42 0.08% $46,107 45 0.10% $45,166 133 0.29% Savings deposits 73,694 247 0.34 58,672 244 0.42 45,591 376 0.82 Time deposits 149,788 3,220 2.15 153,735 4,017 2.61 124,123 4,328 3.49 Borrowed funds 62,951 1,311 2.08 75,734 2,034 2.69 60,472 1,906 3.15 Total interest-bearing liabilities 338,423 4,820 1.42% 334,248 6,340 1.90% 275,352 6,743 2.45% Noninterest-bearing liabilities and shareholders’ equity Demand deposits 58,601 46,388 42,598 Other liabilities 1,544 1,793 1,409 Shareholders’ equity 47,081 45,184 38,308 Total liabilities and equity $445,649 $427,613 $357,667 Net interest income $15,570 $15,765 $13,878 Net interest margin 3.68% 3.88% 4.09% Net interest spread 3.40% 3.54% 3.63% 1Average balances have been computed on an average daily basis. 2Average rates have been computed based on the amortized cost of the corresponding asset or liability. 3Average loan balances include nonaccrual loans. 1 2 1 2 1 2 12 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

The following table compares the impact of changes in average rates and changes in average volumes on net interest income: RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1 2010 v. 2009 2009 v. 2008 NET INCREASE NET INCREASE (Dollars in thousands) (DECREASE) VOLUME RATE (DECREASE) VOLUME RATE Increase (decrease) in interest income: Federal funds sold $ — $ — $ — $ (121) $ (8) $ (113) Interest-earning deposits 46 44 2 30 31 (1) Securities: Taxable (568) 15 (583) (34) 92 (126) Tax exempt 35 66 (31) 92 111 (19) Loans (1,228) (205) (1,023) 1,517 3,174 (1,657) Total interest income change (1,715) (80) (1,635) 1,484 3,400 (1,916) Increase (decrease) in interest expense: Demand deposits (4) 5 (9) (88) 1 (89) Savings deposits 3 50 (47) (132) 54 (186) Time deposits (796) (85) (711) (311) 774 (1,085) Other borrowed funds (723) (266) (457) 128 410 (282) Total interest expense change (1,520) (296) (1,224) (403) 1,239 (1,642) Net interest income $ (195) $216 $ (411) $1,887 $2,161 $ (274) 1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate. Provision for Loan Losses The provision for loan losses is determined by management as the amount required to bring the allowance to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1.2 million for 2010, $1.3 million for 2009 and $333 thousand for 2008. Higher provision expense in 2010 and 2009 reflects adverse economic conditions which have led to an increase in charge-offs and nonperforming loans. See “Financial Condition — Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses. Noninterest Income YEAR ENDED DECEMBER 31 CHANGE FROM 2009 CHANGE FROM 2008 (Dollars in thousands) 2010 AMOUNT % 2009 AMOUNT % 2008 Service charges on deposit accounts $1,126 $ (108) (8.8)% $1,234 $ (39) (3.1)% $1,273 Trust services 655 108 19.7 547 (99) (15.3) 646 Debit card interchange fees 507 114 29.0 393 76 24.0 317 Credit card fee income 80 6 8.1 74 (92) (55.4) 166 Securities gain (loss) 148 66 80.5 82 117 N.M. (35) Gain on sale of loans, including MSRs 242 (221) (47.7) 463 175 60.8 288 Gain (loss) sale of other real estate 29 57 N.M. (28) (31) N.M. 3 Other 518 68 15.1 450 75 20.0 375 Total noninterest income $3,305 $90 2.8% $3,215 $182 6.0% $3,033 N.M., not a meaningful value 2010 Financial Review 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 13

Noninterest income increased $90 thousand, or 2.8%, for 2010 as compared to 2009. Service charges on deposits declined $108 thousand, or 8.8% for 2010 as compared to 2009, continuing a two-year trend of consumers overdrawing their accounts less frequently. Trust fees increased in 2010 as fair market valuations and assets under management both increased. The average market value of trust assets under management during 2010 and 2009 was $61.2 million and $53.2 million, respectively. Debit card interchange fees increased $114 thousand, or 29.0% due primarily to increased consumer usage as monthly fees are waived on certain consumer checking accounts when the consumer reaches a specified minimum number of monthly debit card transactions. Gain on sale of loans declined in 2010 due to volume decreases in 1- 4 family residential mortgages sold into the secondary market, reflecting a softening of the consumer refinancing wave. Securities gains increased primarily from the sale of certain mortgagebacked securities whose values rose in the low interest rate environment in 2010. Other income increased $68 thousand or 15.1% primarily from increases in loan servicing income of $35 thousand and check printing income of $28 thousand. Total noninterest income increased $182 thousand or 6.0% in 2009 from 2008. Service charges on deposit accounts declined $39 thousand or 3.1% as consumers overdrew their accounts less frequently in 2009 as compared to 2008. Trust service fee income declined $99 thousand in 2009 due to lower market-related fees for assets under management. Debit card interchange fees increased $76 thousand, or 24.0%, due primarily to volume increases following the acquisition of Indian Village in 2008. Securities gains increased primarily from the sale of certain private label CMOs whose values recovered during 2009. Other income increased $75 thousand or 20.0% primarily from a full year accretion in CSV life insurance acquired in the Indian Village transaction. Noninterest Expenses YEAR ENDED DECEMBER 31 CHANGE FROM 2009 CHANGE FROM 2008 (Dollars in thousands) 2010 AMOUNT % 2009 AMOUNT % 2008 Salaries and employee benefits $6,880 $ (20) (0.3)% $6,900 $639 10.2% $6,261 Occupancy expense 808 (206) (20.3) 1,014 (20) (1.9) 1,034 Equipment expense 497 (42) (7.8) 539 18 3.5 521 Professional and directors’ fees 631 (10) (1.6) 641 129 25.2 512 Franchise tax expense 536 29 5.7 507 70 16.0 437 Marketing and public relations 322 (28) (8.0) 350 (14) (3.9) 364 Telecommunications 226 20 9.7 206 (15) (6.8) 221 Amortization of intangible assets 63 (2) (3.1) 65 54 N.M. 11 FDIC assessment 486 (56) (10.3) 542 478 746.9 64 Other 2,127 173 8.9 1,954 68 3.6 1,886 Total noninterest expenses $12,576 $ (142) (1.1)% $12,718 $ 1,407 12.4% $11,311 N.M., not a meaningful value Noninterest expense decreased $142 thousand in 2010 as compared to 2009. Occupancy expense decreased $206 thousand as a nonrecurring impairment of the building previously occupied as the Millersburg main office building was recognized in 2009. FDIC deposit insurance expense decreased $56 thousand in 2010 as compared to 2009 as a result of the nonrecurring special assessment of 2009. Equipment expense decreased $42 thousand in 2010 as furniture and equipment originally purchased during construction of the Millersburg operations center became fully depreciated in 2009. Other expenses increased $173 thousand, or 8.9%, due to increased loan collection expense related to foreclosure costs including delinquent taxes and sales expenses on various loans secured by commercial real estate and multifamily housing units. Noninterest expense increased $1.4 million in 2009 as compared to 2008, due to the acquisition of Indian Village and the related expenses of operating a larger organization, and increases in FDIC assessments in 2009. Salaries and benefits increased by $639 thousand, or 10.2%, in 2009 as compared to 2008. The increases were primarily due to the Indian Village acquisition and normal increases in employee compensation and benefits. The number of full-time equivalent (“FTE”) employees of 144 at December 31, 2009, compares to 124 FTE count prior to the addition of Indian Village and was unchanged from December 31, 2008. Professional fees increased due to higher legal collection costs associated with delinquent and nonperforming loans and additional accounting costs due to the increase in size of the Company. 2010 Financial Review 14 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

2010 Financial Review Income Taxes The provision for income taxes amounted to $1.6 million in 2010 (effective rate 31.0%) as compared to $1.5 million in 2009 (effective rate of 31.1%), and $1.7 million in 2008 (effective rate of 32.8%). The decrease in the effective tax rate during 2010 as compared to 2009 is due primarily to a higher percentage of tax-exempt income to total income. FINANCIAL CONDITION Total assets of the Company were $457.1 million at December 31, 2010, compared to $450.7 million at December 31, 2009, representing an increase of $6.4 million or 1.4%. Net loans increased $2.2 million or 0.7%, while investment securities increased $46 thousand or 0.1% and interest-earning deposits in other banks increased $4.6 million. Deposits increased $24.0 million or 7.3% while other borrowings from the Federal Home Loan Bank (FHLB) decreased by $22.1 million, or 49.1%. Sec urities Total investment securities increased $46 thousand, or 0.1% to $80.7 million at year-end 2010. CSB’s portfolio is primarily composed of agency mortgage-backed securities, other government agencies and corporations debt and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock. During 2010, increases occurred in government agency and corporation debt and state and political subdivision securities. The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2010, $9.7 million, or 80.7%, held an S&P or Moody’s investment grade rating and $2.3 million or 19.3% were nonrated. The portfolio includes a broad spectrum of counties, towns, universities and school districts in Ohio. The Company holds one nonagency collateralized mortgage obligation whose national credit rating has declined below investment grade in 2010. However, the bond’s current factor is .25 on an original face of $2 million and there is no significant evidence to support an adverse change in the expected cash flows. The Company has the ability and intent to hold the bond until the recovery of its cost. Total gross unrealized security losses within the portfolio were 0.5% of total available-for-sale securities at December 31, 2010, reflecting interest rate fluctuations, not credit downgrades. Since one of the primary functions of the securities portfolio is to provide a source of liquidity, it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements. Loans Total loans increased $2.2 million, or 0.7% during 2010. Volume increases were recognized in commercial loans of $9.1 million or 13.2% and construction loans of $2.8 million or 20.0%. These increases were offset by a decline in residential real estate loan balances caused partially by sale of most newly originated residential mortgages to the secondary market, and to a lesser extent a continued soft housing market suppressing overall mortgage lending activity. Attractive interest rates in the secondary market drove consumer demand for 1-4 family fixed rate residential mortgages during 2010 and the Company sold $10.8 million of originated mortgages into the secondary market. This demand for low fixed-rate mortgages included refinancing of the bank’s in-house mortgage portfolio, leading to a decline in residential mortgage balances. Demand for home equity loans continued in 2010, with balances increasing $2.6 million. However, demand for installment lending declined as consumers continued to deleverage by paying down debt and increasing savings during 2010. Commercial loans increased with new loan originations being made in the Company’s new market areas acquired through the Indian Village transaction. Commercial real estate loan balances decreased as a result of scheduled repayments and sales of property, coupled with a lower-than-normal level of business expansions in the Company’s market area. Management anticipates the Company’s local service areas will exhibit slow economic growth with modest commercial real estate loan demand in 2011. Commercial and commercial real estate loans comprise approximately 58% of the total loan portfolio, increasing from 57% at year-end 2009. Residential real estate decreased from 37% to approximately 34% between December 31, 2009 and December 31, 2010. Construction loans increased from 4.4% to 5.2% of the total portfolio between 2009 and 2010. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 15

2010 Financial Review Most of the Bank’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne, and Stark Counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2010 included $20.2 million, or 6.4% of total loans to lessors of non-residential buildings or dwellings; $17.8 million, or 5.6% of total loans to lessors of residential real estate; $15.3 million, or 4.8% of total loans to logging, sawmills and timber tract operations; $12.4 million, or 3.9% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit losses arising from the Bank’s lending experience in all four industries compare favorably with the Bank’s loss experience on its loan portfolio as a whole. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received. Nonperforming Assets, Impaired Loans and Loans Past Due 90 Days or More Nonperforming assets consist of nonaccrual loans, loans past due 90 days and still accruing and other real estate acquired through or in lieu of foreclosure. Other impaired loans include certain loans that are internally classified as substandard or doubtful. Loans are placed on nonaccrual status when they become past due 90 days or more unless they are both well secured and in the process of collection. NONPERFORMING ASSETS FOR THE YEAR ENDED (Dollars in thousands) 2010 2009 Nonaccrual loans: Commercial $24 $102 Commercial real estate 1,619 1,499 Residential real estate 1,811 2,185 Construction 451 — Loans past due 90 days and still accruing 685 355 Total nonperforming loans 4,590 4,141 Other real estate owned 36 162 Total nonperforming assets $4,626 $4,303 Nonperforming assets as a percentage of loans plus other real estate 1.47% 1.37% Allowance for Loan Losses The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectibility of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Bank’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs. 16 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

2010 Financial Review ALLOWANCE FOR LOAN LOSSES FOR THE YEAR ENDED (Dollars in thousands) 2010 2009 Beginning balance of allowance for loan losses $4,060 $3,394 Provision for loan losses 1,235 1,337 Charge-offs: Commercial 622 320 Commercial real estate 187 254 Consumer 76 93 Residential real estate and home equity 488 177 Deposit accounts 16 41 Credit cards — — Total charge-offs 1,389 885 Recoveries: Commercial 94 55 Commercial real estate — 86 Consumer 20 49 Residential real estate and home equity — — Deposit accounts 9 19 Credit cards 2 5 Total recoveries 125 214 Net charge-offs 1,264 671 Ending balance of allowance for loan losses $4,031 $4,060 Net charge-offs as a percentage of average total loans 0.40% 0.21% Allowance for loan losses as a percent of total loans 1.28% 1.29% Allowance for loan losses to total nonperforming loans 0.88× 0.98× Components of the allowance for loan losses: General reserves $3,686 $3,695 Specific reserves 345 365 Total allowance for loan losses $4,031 $4,060 The allowance for loan losses totaled $4.0 million, or 1.28% of total loans at year-end 2010 as compared to $4.1 million or 1.29% of total loans at year-end 2009. Net charge-offs for 2010 totaled $1.3 million as compared to net charge-offs of $671 thousand in 2009 and net recoveries of $17 thousand in 2008. The Bank maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements, and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $4.6 million, or 1.45% of loans at year-end 2010 as compared to $4.1 million, or 1.3% of loans at year-end 2009. Impaired loans were $2.2 million at yearend 2010 as compared to $2.1 million at year-end 2009. The increase in nonperforming loans reflects the rising unemployment levels and slowdown of economic growth in the Company’s market areas during the past two years. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance. Oth er Assets Net premises and equipment decreased $476 thousand to $7.9 million at year-end 2010 as depreciation exceeded new purchases by the Company. Other real estate owned at December 31, 2010 was $36 thousand as compared to $162 thousand owned at December 31, 2009. At December 31, 2010 the Company recognized a net deferred tax asset of $430 thousand as compared to a net deferred tax asset of $622 thousand at December 31, 2009. The change in the Company’s net deferred tax position resulted primarily from the decrease in the net deferred asset related to the allowance for loan losses and the usage of the net operating loss carry forward resulting from the Indian Village transaction. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 17

2010 Financial Review Deposits The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as other investment options such as mutual funds. Total deposits increased $24.0 million to $353.5 million at year-end 2010 as compared to $329.5 million at year-end 2009. Noninterest-bearing deposits increased $15.2 million, or 28.1% to $69.1 million at year end 2010. Interest-bearing deposits increased $8.8 million or 3.2% to $284.3 million at year-end 2010. Interest-bearing demand deposits decreased $2.6 million to $55.3 million at year-end 2010, while money market savings accounts increased by $2.6 million and traditional savings deposits increased $5.8 million from year-end 2009. Time deposits in excess of $100,000 increased $5.5 million while other certificates of deposit decreased $2.5 million. Brokered CDs totaling $947 thousand acquired with Indian Village matured and were paid off during 2010. Oth er Funding Sources The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions and advances from the FHLB. Securities sold under repurchase agreements increased $3.3 million, while FHLB advances decreased $22.1 million due to maturities and required principal repayments during 2010. CAPITAL RESOURCES Total shareholders’ equity increased to $47.2 million at December 31, 2010 as compared to $45.8 million at December 31, 2009. This increase was primarily due to $3.5 million net income in 2010, which was partially offset by the payment of cash dividends of $2.0 million. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2010 approximately 41 thousand shares could still be repurchased under the current authorized Program. No shares were repurchased in 2010 or 2009. Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available for sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available for sale divided by average assets) must be maintained at a minimum of 4%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements. Dividends paid by the Company’s bank subsidiary are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and the prior two years net retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above. LIQUIDITY Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s primary source of liquidity is cash and cash equivalents, which totaled $48.4 million at December 31, 2010, an increase of $5.7 million from $42.7 million at December 31, 2009. Net income, securities available for sale, and loan repayments also serve as sources of liquidity. Cash and cash equivalents and securities maturing within one year represent 13.7% of total assets at year-end 2010, as compared to 15.0% of total assets at year-end 2009. Other sources of liquidity include, but are not limited to, purchase of federal funds, advances from the FHLB, adjustments of interest rates to attract deposits, and borrowing at the Federal Reserve discount window. Management believes that its sources of liquidity are adequate to meet both the short-term and long-term needs of the Company. As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2010 included net loan originations of $3.8 million and the maturities and calls of securities totaling $51.2 million, offset by $54.9 million in securities purchases. The Company’s financing activities included a $24 million increase in deposits, a $3.3 million increase in securities sold under agreements to repurchase and a $22 million net repayment of FHLB advances. 18 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK The most significant market risk to which the Company is exposed is interest rate risk. The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes. The Board of Directors establishes policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a monthly basis and reviews various asset and liability management information including, but not limited to, the Bank’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions. The Company monitors its interest rate risk through modeling, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2010 and 2009. Income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet on a quarterly basis to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. Interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a twelve month period assuming a quarterly ramped 100 and 200 basis point increase in market interest rates as compared to a stable rate environment or base model. Due to the current low interest rate environment, particularly for short-term rates, the decreasing change is not calculated, and instead a 300 basis point rising rate environment is shown. Net Interest Income at Risk DECEMBER 31, 2010 CHANGE IN NET INTEREST DOLLAR INTEREST RATES INCOME CHANGE PERCENTAGE BOARD (BASIS POINTS) (Dollars in thousands) CHANGE POLICY LIMITS +300 $16,275 $443 2.8% N/A +200 16,073 241 1.5 ± 15.0% +100 15,906 74 0.5 ± 10.0 0 15,832 — — -100 N/A N/A N/A ± 10.0 DECEMBER 31, 2009 CHANGE IN NET INTEREST DOLLAR INTEREST RATES INCOME CHANGE PERCENTAGE BOARD (BASIS POINTS) (Dollars in thousands) CHANGE POLICY LIMITS +200 $17,287 $849 5.2% ± 15.0% +100 16,739 301 1.8 ± 10.0 0 16,438 — — -100 N/A N/A N/A ± 10.0 Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Boardapproved limits at December 31, 2010 and 2009. 2010 Financial Review 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 19

Economic Value of Equity at Risk CHANGE IN INTEREST RATES PERCENTAGE BOARD (BASIS
POINTS) CHANGE POLICY LIMITS December 31, 2010 +400 — 6.7% N/A +300 — 4.2 N/A +200 — 1.8 ± 20% +100 — 0.7 ± 15 -100 N/A ± 15 December 31, 2009 +200 — 4.1% ± 20% +100 — 0.5 ± 15 -100 N/A ± 15 Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2010, the market value of equity as a percent of base in a 200 basis point rising rate environment indicates a decrease of 1.8%, as compared to a decrease of 4.1% as of December 31, 2009. The Company was within all Board-approved limits at December 31, 2010 and 2009. SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates. U.S. Treasury securities, obligations of U.S. Government corporations and agencies and obligations of states and political subdivisions will generally repay at their stated maturity, or if callable prior to their final maturity date. Mortgage backed security payments increase when interest rates are low and decrease when interest rates rise. Many of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms. FAIR VALUE MEASUREMENTS The Company discloses the estimated fair value of its financial instruments at December 31, 2010 and 2009 in Note 16 to the consolidated financial statements. 2010 Financial Review 20 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

2010 Financial Review OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS The following table summarizes the Bank’s loan commitments, including letters of credit, as of December 31, 2010: AMOUNT OF COMMITMENT TO EXPIRE PER PERIOD (Dollars in thousands) TOTAL LESS THAN 1 TO 3 3 TO 5 OVER 5 TYPE OF COMMITMENT AMOUNT 1 YEAR YEARS YEARS YEARS Commercial lines-of-credit $37,623 $35,634 $64 $209 $1,716 Real estate lines-of-credit 25,563 533 2,831 5,932 16,267 Consumer lines-of-credit 888 888 — — — Overdraft privilege 5,641 5,641 — — — Commercial real estate loan commitments 5,000 — — — 5,000 Letters of credit 1,302 1,287 15 — — Total commitments $76,017 $43,983 $2,910 $6,141 $22,983 As indicated in the preceding table, the Bank had $76.0 million in total loan commitments at the end of 2010, with $44 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Bank requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon. The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2010: PAYMENT DUE BY PERIOD (Dollars in thousands) TOTAL LESS THAN 1 TO 3 3 TO 5 OVER 5 CONTRACTUAL OBLIGATIONS AMOUNT 1 YEAR YEARS YEARS YEARS Total time deposits $151,002 $89,196 $49,280 $12,387 $ 139 Short-term borrowings 32,018 32,018 — — — Other borrowings 22,909 3,748 6,703 359 12,099 Operating leases 144 108 36 — — Total obligations $206,073 $125,070 $56,019 $12,746 $12,238 The other borrowings noted in the preceding table represent borrowings from the Federal Home Loan Bank of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Bank evaluates the liquidity and interest rate circumstances at that time to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Bank’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Bank’s deposit product offerings. CRITICAL ACCOUNTING POLICIES The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements. The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2010 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of other-than-temporary impairment on investme nt 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 21

2010 Financial Review securities and the allowance for loan losses as the accounting areas that require the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available. Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management uses criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized. As previously noted in the section entitled Allowance for Loan Losses, management performs analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience, the volume of nonperforming loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns. IMPACT OF INFLATION AND CHANGING PRICES The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels. COMMON STOCK AND SHAREHOLDER INFORMATION Common shares of the Company are not traded on an established market. Shares are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, markdown or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2010 and 2009. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements. QUARTER ENDED HIGH LOW DIVIDENDS DECLARED March 31, 2010 $15.95 $14.05 $492,264 June 30, 2010 17.00 14.60 492,264 September 30, 2010 17.00 15.00 492,264 December 31, 2010 16.25 15.00 492,264 March 31, 2009 $14.50 $12.25 $492,264 June 30, 2009 17.00 13.26 492,264 September 30, 2009 16.00 14.25 492,264 December 31, 2009 15.50 14.57 492,264 As of December 31, 2010, the Company had 1,362 known shareholders and 2,734,799 outstanding shares of common stock. 22 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

2010 Financial Review REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. Management has designed our internal control over financial reporting to provide reasonable assurance that our published financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year-end. In making this assessment, management used the Internal Control-Integrated Framework issued in July 1994 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2010. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2010. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to the rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report. Eddie L. Steiner Paula J. Meiler President and Senior Vice President, Chief Executive Officer Chief Financial Officer 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 23

S.R. Snodgrass, A.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors and Stockholders CSB Bancorp, Inc. We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Wexford, Pennsylvania March 10, 2011 Report of Independent Registered Public Accounting Firm The Board of Directors and Shareholders CSB Bancorp, Inc. We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Wexford, Pennsylvania March 10, 2011 24 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Consolidated Balance Sheets (Dollars in thousands) 2010 2009 ASSETS Cash and cash equivalents Cash and due from banks $9,798 $8,803 Interest-earning deposits in other banks 38,497 33,858 Federal funds sold 65 — Total cash and cash equivalents 48,360 42,661 Securities Available-for-sale, at fair value 75,204 75,158 Restricted stock, at cost 5,463 5,463 Total securities 80,667 80,621 Loans held for sale — 340 Loans 315,647 313,483 Less allowance for loan losses 4,031 4,060 Net loans 311,616 309,423 Premises and equipment, net 7,878 8,354 Core deposit intangible 406 469 Goodwill 1,725 1,725 Bank-owned life insurance 2,961 2,854 Accrued interest receivable and other assets 3,443 4,219 TOTAL ASSETS $457,056 $450,666 LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES Deposits Noninterest-bearing $69,151 $53,974 Interest-bearing 284,340 275,512 Total deposits 353,491 329,486 Short-term borrowings 32,018 28,764 Other borrowings 22,909 45,010 Accrued interest payable and other liabilities 1,484 1,584 Total liabilities 409,902 404,844 SHAREHOLDERS’ EQUITY Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,734,799 shares in 2010 and 2009 18,629 18,629 Additional paid-in capital 9,994 9,994 Retained earnings 22,673 21,146 Treasury stock at cost — 245,803 shares in 2010 and 2009 (5,015) (5,015) Accumulated other comprehensive income 873 1,068 Total shareholders’ equity 47,154 45,822 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $457,056 $450,666 December 31, 2010 and 2009 These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 25

Consolidated Statements of Income (Dollars in thousands, except per share data)
2010 2009 2008 INTEREST AND DIVIDEND INCOME Loans, including fees $17,311 $18,539 $ 17,022 Taxable securities 2,648 3,216 3,252 Nontaxable securities 354 319 225 Other 77 31 122 Total interest and dividend income 20,390 22,105 20,621 INTEREST EXPENSE Deposits 3,509 4,306 4,837 Short-term borrowings 201 271 570 Other borrowings 1,110 1,763 1,336 Total interest expense 4,820 6,340 6,743 NET INTEREST INCOME 15,570 15,765 13,878 PROVISION FOR LOAN LOSSES 1,235 1,337 333 Net interest income, after provision for loan losses 14,335 14,428 13,545 NONINTEREST INCOME Service charges on deposit accounts 1,126 1,234 1,273 Trust services 655 547 646 Debit card interchange fees 507 393 317 Securities gain 148 152 — Other-than-temporary impairment losses — (70) (35) Gain on sale of loans, net 242 463 288 Gain (loss) on sale of other real estate owned, net 29 (28) 3 Other 598 524 541 Total noninterest income 3,305 3,215 3,033 NONINTEREST EXPENSES Salaries and employee benefits 6,880 6,900 6,261 Occupancy expense 808 1,014 1,034 Equipment expense 497 539 521 Professional and director fees 631 641 512 Franchise tax expense 536 507 437 Marketing and public relations 322 350 364 Telecommunications 226 206 221 Amortization of intangible assets 63 65 11 Federal deposit insurance expense 486 542 64 Other expenses 2,127 1,954 1,886 Total noninterest expenses 12,576 12,718 11,311 Income before income taxes 5,064 4,925 5,267 FEDERAL INCOME TAX PROVISION 1,568 1,534 1,730 NET INCOME $3,496 $3,391 $3,537 NET INCOME PER SHARE Basic $1.28 $1.24 $1.43 Diluted $1.28 $1.24 $1.43 Years Ended December 31, 2010, 2009 and 2008 These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements. 26 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Consolidated Statements of Shareholders’ Equity BALANCE AT DECEMBER 31, 2007 $ 16,674 $6,452 $17,990 $ (4,599) $ (239) $36,278 Comprehensive income: Net income — — 3,537 — — 3,537 Change in net unrealized gain, net of reclassification adjustments and related income tax provision — — — — 383 383 Total comprehensive income 3,920 Stock-based compensation expense — 15 — — — 15 Issuance of 312,816 shares for acquisition 1,955 3,519 — — — 5,474 Purchase of 25,641 treasury shares — — — (416) — (416) Cash dividends declared, $.72 per share — — (1,803) — — (1,803) BALANCE AT DECEMBER 31, 2008 18,629 9,986 19,724 (5,015) 144 43,468 Comprehensive income: Net income — — 3,391 — — 3,391 Change in net unrealized gain, net of reclassification adjustments and related income tax provision — — — — 924 924 Total comprehensive income 4,315 Stock-based compensation expense — 8 — — — 8 Cash dividends declared, $.72 per share — — (1,969) — — (1,969) BALANCE AT DECEMBER 31, 2009 18,629 9,994 21,146 (5,015) 1,068 45,822 Comprehensive income: Net income — — 3,496 — — 3,496 Change in net unrealized loss, net of reclassification adjustments and related income tax benefit — — — — (195) (195) Total comprehensive income 3,301 Cash dividends declared, $.72 per share — — (1,969) — — (1,969) BALANCE AT DECEMBER 31, 2010 $18,629 $9,994 $22,673 $ (5,015) $873 $47,154 ADDITIONAL PAID-IN CAPITAL RETAINED EARNINGS TREASURY STOCK TOTAL ACCUMULATED OTHER COMPREHENSIVE COMMON STOCK INCOME (LOSS) Years Ended December 31, 2010, 2009 and 2008 These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements. (Dollars in thousands) 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 27

Consolidated Statements of Cash Flows (Dollars in thousands) 2010 2009 2008 CASH
FLOWS FROM OPERATING ACTIVITIES Net income $3,496 $3,391 $3,537 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization of premises, equipment and software 645 758 734 Building impairment — 134 250 Deferred income taxes 293 403 (47) Provision for loan losses 1,235 1,337 333 Gain on sale of loans, net (242) (463) (288) Securities (gain) loss, net (148) (152) — (Gain) loss on sale of other real estate owned, net (29) 28 (3) Security amortization, net of accretion 121 105 105 Other-than-temporary impairment of investments — 70 35 Secondary market loan sale proceeds 11,362 21,005 2,153 Originations of secondary market loans held-for-sale (10,831) (20,986) (2,132) Stock compensation expense — 8 15 Effects of changes in operating assets and liabilities: Net deferred loan costs 62 78 42 Accrued interest receivable 100 70 371 Accrued interest payable (109) (96) (213) Prepaid FDIC assessment 437 (1,483) 59 Other assets and liabilities (390) (781) (384) Net cash provided by operating activities $6,002 $3,426 $4,567 CASH FLOWS FROM INVESTING ACTIVITIES Securities available-for-sale: Proceeds from maturities and repayments $51,234 $33,769 $35,582 Proceeds from sale 3,359 1,305 — Purchases (54,909) (32,197) (31,641) Purchase of restricted stock — (231) (115) Loan originations, net of repayments (3,827) 1,864 (4,743) Net cash from acquisition — — 6,762 Proceeds from sale of credit cards — — 2,514 Proceeds from sale of other real estate 476 83 105 Property, equipment and software acquisitions (103) (671) (514) Net cash provided by (used in) investing activities $ (3,770) $3,922 $7,950 Years Ended December 31, 2010, 2009 and 2008 These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements. 28 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Consolidated Statements of Cash Flows Years Ended December 31, 2010, 2009 and 2008 (Dollars in thousands) 2010 2009 2008 CASH FLOWS FROM FINANCING ACTIVITIES Net change in deposits $24,084 $24,246 $ (12,759) Net change in short-term borrowings — (2,000) (2,700) Net change in securities sold under repurchase agreements 3,254 7,872 (1,714) Federal Home Loan Bank borrowings: Proceeds — 4,000 8,000 Repayments (21,902) (9,582) (572) Purchase of treasury shares — — (416) Cash dividends paid (1,969) (1,969) (1,803) Net cash provided by (used in) financing activities $3,467 $22,567 $ (11,964) NET INCREASE IN CASH AND CASH EQUIVALENTS 5,699 29,915 553 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR 42,661 12,746 12,193 CASH AND CASH EQUIVALENTS AT END OF YEAR $48,360 $42,661 $12,746 SUPPLEMENTAL DISCLOSURES Cash paid during the year for: Interest $5,206 $7,055 $ 6,701 Income taxes 1,310 920 1,786 Noncash investing activities: Transfer of loans to other real estate owned $337 $195 $20 SUMMARY OF BUSINESS ACQUISITION Fair value of tangible assets acquired $ — $ — $81,303 Fair value of core deposit intangible acquired — — 545 Fair value of liabilities assumed — — (77,740) Stock issued for the purchase of acquired company’s common stock — — (5,474) Cash paid in the acquisition — — (2,232) Deferred tax asset — — 1,873 Goodwill recognized $ — $ — $ (1,725) These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to consolidated financial statements. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 29

Summary of Significant Accounting Policies CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated in 1991 in the State of Ohio, and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the Bank) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment: the commercial banking industry. The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its fourteen Banking Centers located in Holmes, Tuscarawas, Wayne and Stark Counties and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate of deposit accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of the business. Real estate loans are secured by both residential and commercial real estate. Significant accounting policies followed by the Company are presented below. USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Balance Sheets and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to change in the near term relate to management’s determination of the allowance for loan losses and the fair value of financial instruments. PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Bank has established a trust department, and the assets held by the Bank in fiduciary or agency capacities for its customers are not included in the consolidated balance sheets as such items are not assets of the Bank. CASH AND CASH EQUIVALENTS For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days. CASH RESERVE REQUIREMENTS The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2010 and 2009 was $400,000. SECURITIES Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities. The Bank is a member of the Federal Home Loan Bank of Cincinnati and as such, is required to maintain a minimum investment in stock of the Federal Home Loan Bank that varies with the level of advances outstanding with Federal Home Loan Bank. The stock is bought from and sold to the Federal Home Loan Bank based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment by management. The stock’s value is determined by the ultimate reco verability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the Federal Home Loan Bank to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank; and (d) the liquidity position of the Federal Home Loan Bank. While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Cincinnati has reported profits for 2010 and 2009, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and make redemptions at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2010 or 2009. 30 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Summary of Significant Accounting Policies Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability require considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the consolidated statement of income. LOANS Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan. Interest income is not reported when full repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. ALLOWANCE FOR LOAN LOSSES The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. OTHER REAL ESTATE OWNED Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $36,300 and $162,200 at December 31, 2010 and 2009, respectively. PREMISES AND EQUIPMENT Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 31

Summary of Significant Accounting Policies GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS Goodwill is not amortized, but is tested at least annually for impairment, in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2010 or 2009. The core deposit intangible assets are assigned useful lives, which are amortized on a straight-line basis over their weighted average lives. The Company periodically reviews the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. MORTGAGE SERVICING RIGHTS Mortgage servicing rights (“MSRs”) represent the right to service loans for third party investors. MSRs are recognized as a separate asset upon the sale of mortgage loans to a third party investor with the servicing rights retained by CSB. Originated MSRs are recorded at allocated fair value at the time of the sale of the loans to the third party investor. MSRs are amortized in proportion to and over the estimated period of net servicing income. MSRs are carried at amortized cost less a valuation allowance for impairment, if any. MSRs are evaluated on a discounted earnings basis to determine the present value of future earnings of the underlying serviced mortgages. All assumptions are reviewed annually or more frequently if necessary and adjusted to reflect current and anticipated market conditions. BANK-OWNED LIFE INSURANCE The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheets and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income. REPURCHASE AGREEMENTS Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations, which are not deposits and not covered by federal deposit insurance. ADVERTISING COSTS All advertising costs are expensed as incurred. Advertising expenses amounted to $169 thousand, $180 thousand, and $195 thousand for the years ended 2010, 2009 and 2008, respectively. FEDERAL INCOME TAXES The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns. The Bank is domiciled in Ohio and is not currently subject to state or local income taxes. STOCK-BASED COMPENSATION The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. The Company recorded no such compensation expense for 2010, and $8 thousand and $15 thousand f or the years ended December 31, 2009 and 2008, respectively. The total income tax benefit recognized in the accompanying consolidated statements of income related to stock-based compensation was $2 thousand and $5 thousand in 2009 and 2008, respectively, with no tax benefit recognized in 2010. Shares issued in connection with stock option exercises may be issued from available treasury shares or from market purchases. The expense is computed using option pricing models, using the following weighted-average assumptions as of grant date. 20 1 0 2009 2008 Risk-free interest rate N/A 2.53% 3.52% Dividend yield 4.80% 4.47% Volatility 18.40% 12.00% Expected option life 5.0 yrs. 5.0 yrs. 32 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Summary of Significant Accounting Policies As of December 31, 2010, there was no unrecognized compensation cost related to unvested share-based compensation awards granted. All shares are vested. Options are granted to certain employees at prices equal to the market value of the stock on the date the options are granted. The 2002 Plan authorized the issuance of 75,000 shares. The Plan was amended April 27, 2005 to authorize the issuance of 200,000 shares. The time period during which any option is exercisable under the Plan is determined by the committee but shall not continue beyond the expiration of ten years after the date the option is awarded. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. There were no new option grants for the year ended December 31, 2010 and 1,000 and 2,000 shares of CSB common stock were granted for the years 2009 and 2008, respectively. COMPREHENSIVE INCOME The Company includes recognized revenue, expenses, gains and losses in net income. Although certain changes in assets and liabilities such as unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. TRANSFERS OF FINANCIAL ASSETS Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them prior to their maturity. PER SHARE DATA Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted income per common share includes the dilutive effect of additional potential common shares issuable under stock options. The weighted average numbers of common shares outstanding for basic and diluted earnings per share computations were as follows: 2010 2009 2008 Weighted average common shares outstanding 2,980,602 2,980,602 2,719,922 Average treasury shares (245,803) (245,803) (237,587) Total weighted average common shares outstanding (basic) 2,734,799 2,734,799 2,482,335 Dilutive effect of assumed exercise of stock options — — — Weighted average common shares outstanding (diluted) 2,734,799 2,734,799 2,482,335 Dividends per share are based on the number of shares outstanding at the declaration date. There were 39,945 stock options to purchase common stock for $15.00 to $18.00 per share that were antidilutive at December 31, 2010. There were 40,195 stock options to purchase common stock for $15.00 to $18.00 per share that were antidilutive at December 31, 2009, and there were 40,720 stock options to purchase common stock for $16.05 to $19.00 per share that were antidilutive at December 31, 2008. ACCOUNTING DEVELOPMENTS In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-16, Accounting for Transfer of Financial Assets. ASU 2009-16 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that an entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s cont inuing involvement, if any, in transferred financial assets. ASU 2009-16 is effective for annual periods beginning after November 15, 2009 and for interim periods within those fiscal years. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 33

Summary of Significant Accounting Policies In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010- 06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements. In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. The required disclosures are included in Note 2. In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This ASU amends various SEC paragraphs pursuant to the issuance of Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules, and Codification of Financial Reporting Policies and is not expected to have a significant impact on the Company’s financial statements. In August 2010, the FASB issued ASU 2010-22, Technical Corrections to SEC Paragraphs — An announcement made by the staff of the U.S. Securities and Exchange Commission. This ASU amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics and is not expected to have a significant impact on the Company’s financial statements. In December 2010, the FASB issued ASU 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this update are effective for fiscal year, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. For nonpublic entities, the amendments are effective for fiscal ye ars, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities may early adopt the amendments using the effective date for public entities. This ASU is not expected to have a significant impact on the Company’s financial statements. In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements. RECLASSIFICATION OF COMPARATIVE AMOUNTS Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity. 34 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 1 — SECURITIES Securities consist of the following at December 31, 2010 and 2009: GROSS GROSS AMORTIZED UNREALIZED UNREALIZED FAIR (Dollars in thousands) COST GAINS LOSSES VALUE December 31, 2010 Available-for-sale: U.S. Treasury security $100 $ — $ — $100 Obligations of U.S. government corporations and agencies 20,009 8 306 19,711 Mortgage-backed securities in government sponsored entities 41,005 1,374 28 42,351 Obligations of states and political subdivisions 11,699 341 46 11,994 Corporate bonds 1,000 — 8 992 Total debt securities 73,813 1,723 388 75,148 Equity securities in financial institutions 69 3 16 56 Total available-for-sale 73,882 1,726 404 75,204 Restricted stock 5,463 — — 5,463 Total securities $79,345 $1,726 $404 $80,667 December 31, 2009 Available-for-sale: U.S. Treasury security $100 $ — $ — $100 Obligations of U.S. government corporations and agencies 14,164 11 142 14,033 Mortgage-backed securities in government sponsored entities 49,706 1,828 176 51,358 Obligations of states and political subdivisions 9,505 131 22 9,614 Total debt securities 73,475 1,970 340 75,105 Equity securities in financial institutions 65 — 12 53 Total available-for-sale 73,540 1,970 352 75,158 Restricted stock 5,463 — — 5,463 Total securities $79,003 $1,970 $352 $80,621 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 35

Notes to Consolidated Financial Statements NOTE 1 — SECURITIES (CONTINUED) The amortized cost and fair value of securities at December 31, 2010, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. AMORTIZED FAIR (Dollars in thousands) COST VALUE Available-for-sale: Due in one year or less $14,216 $14,205 Due after one through five years 47,213 48,399 Due after five through ten years 11,346 11,480 Due after ten years 1,038 1,064 Total debt securities available-for-sale $ 73,813 $75,148 Securities with a carrying value of approximately $63,298,795 and $58,372,061 were pledged at December 31, 2010 and 2009, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law. Restricted stock primarily consists of investments in Federal Home Loan Bank of Cincinnati and Federal Reserve Bank of Cleveland stock. The Bank’s investment in Federal Home Loan Bank stock amounted to $4,961,800 at December 31, 2010 and 2009. Federal Reserve Bank stock was $471,300 at December 31, 2010 and 2009. The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales. Gains or losses on the sales of availablefor- sale securities are recognized upon sale and are determined by the specific identification method. FOR THE YEARS ENDED DECEMBER 31, (Dollars in thousands) 2010 2009 2008 Proceeds $3,359 $1,305 $ — Realized gains 148 153 — Realized losses — 1 — Impairment losses — 70 35 Net securities gains (losses) $148 $82 $ (35) The income tax provision applicable to realized gains amounted to $50,320 in 2010, $51,839 in 2009, and $0 in 2008. The income tax benefit applicable to realized losses and impairment losses amounted to $23,996 in 2009 and $11,900 for other-than-temporary impairment in 2008. There were no tax benefits recognized from gross realized losses in 2010. 36 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 1 — SECURITIES (CONTINUED) The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009: SECURITIES IN A CONTINUOUS UNREALIZED LOSS POSITION LESS THAN 12 MONTHS 12 MONTHS OR MORE TOTAL GROSS GROSS GROSS UNREALIZED FAIR UNREALIZED FAIR UNREALIZED FAIR (Dollars in thousands) LOSSES VALUE LOSSES VALUE LOSSES VALUE 2010 Obligations of U.S. corporations & agencies $306 $12,686 $ — $ — $ 306 $12,686 Mortgage-backed securities in government sponsored entities 14 4,032 14 493 28 4,525 Obligations of state & political subdivisions 46 2,561 — — 46 2,561 Corporate bonds 8 492 — — 8 492 Total debt securities 374 19,771 14 493 388 20,264 Equity securities in financial institutions — — 16 38 16 38 Total temporarily impaired securities $374 $19,771 $30 $531 $404 $20,302 2009 Obligations of U.S. corporations & agencies $142 $10,008 $ — $ — $142 $10,008 Mortgage-backed securities in government sponsored entities 6 49 170 2,107 176 2,156 Obligations of state & political subdivisions 22 3,033 — — 22 3,033 Total debt securities 170 13,090 170 2,107 340 15,197 Equity securities in financial institutions — — 12 42 12 42 Total temporarily impaired securities $170 $13,090 $182 $2,149 $352 $15,239 There were twenty-two (22) securities in an unrealized loss position at December 31, 2010, one (1) of which was in a continuous loss position for twelve months or more. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell, or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2010 and has recognized the total amount of the impairment in other comprehensive income, net of tax. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 37

Notes to Consolidated Financial Statements NOTE 2 — LOANS Loans consist of the following at December 31, 2010 and 2009: (Dollars in thousands) 2010 2009 Commercial $78,540 $69,351 Commercial real estate 104,829 107,794 Residential real estate 108,832 114,882 Construction 16,515 13,761 Installment 6,715 7,464 Total loans before deferred costs 315,431 313,252 Deferred loan costs 216 231 Total Loans $315,647 $313,483 Loan Origination/Risk Management The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Commercial and industrial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and occasionally projected cash flows to determine the ability of the borrower to repay his obligations as agreed. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus nonowner occupied loans. At December 31, 2010 approximately 87% of the outstanding principal balance of the Company’s commercial real estate loans was secured by owner-occupied properties. With respect to loans to developers and builders that are secured by nonowner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction loans are underwritten using independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources or repayment for these types of loans may be precommitted permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing. 38 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

NOTE 2 — LOANS (CONTINUED) The Company originates consumer loans using a judgmental underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts spread across many individual borrowers, minimizes risk. The Company maintains an independent loan review department that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures. Concentrations Of Credit Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of owner occupied commercial real estate and commercial loans. As of December 31, 2010 and 2009, there were no concentrations of loans related to any single industry in excess of 6.2% of total loans. The following table represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008: (Dollars in thousands) 2010 2009 2008 Beginning balance $4,060 $3,394 $2,586 Provision for loan losses 1,235 1,337 333 Loans charged-off (1,389) (885) (154) Recoveries 125 214 171 Addition from acquisition — — 458 Ending balance $4,031 $4,060 $3,394 The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and based on impairment method as of December 31, 2010: (Dollars in thousands) Allowance for loan losses: Ending allowance balances attributable to loans: Individually evaluated for impairment $ 106 $132 $ — $ — $ — $ — $238 Collectively evaluated for impairment 1,073 1,051 1,057 121 80 319 3,701 Acquired with deteriorated credit quality — — — 92 — — 92 Total ending allowance balance $ 1,179 $1,183 $1,057 $213 $80 $319 $4,031 Loans: Loans individually evaluated for impairment $ 621 $886 $299 $ — $ — $ — $1,806 Loans collectively evaluated for impairment 77,919 103,943 108,533 16,075 6,715 — 313,185 Loans acquired with deteriorated credit quality — — — 440 — — 440 Total ending loans balance $78,540 $104,829 $108,832 $16,515 $6,715 $ — $315,431 Notes to Consolidated Financial Statements RESIDENTIAL REAL ESTATE CONSTRUCTION INSTALLMENT UNALLOCATED TOTAL COMMERCIAL COMMERCIAL REAL ESTATE 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 39

Notes to Consolidated Financial Statements NOTE 2 — LOANS (CONTINUED) Impaired loans were as follows for December 31, 2010 and 2009: (Dollars in thousands) 2010 2009 Year-end loans accounted for under ASC Topic 310 $440 $874 Year-end loans with no allowance for loan losses allocated 458 181 Year-end loans with allowance for loan losses allocated 1,348 1,023 Amount of the allowance allocated 330 343 (Dollars in thousands) 2010 2009 2008 Average of impaired loans during the year $2,782 $1,867 $470 Interest income recognized during impairment 2 17 8 Cash-basis interest income recognized 2 16 8 Accrued interest not recognized 173 96 25 The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010: Commercial $644 $51 $571 $622 $106 $571 Commercial real estate 1,047 109 777 886 132 1,631 Residential 590 298 — 298 — 97 Construction 683 — 440 440 92 483 Total impaired loans $2,964 $458 $1,788 $2,246 $330 $2,782 Nonperforming loans, including certain impaired loans and smaller balance homogenous loans such as residential mortgage and consumer loans that are collectively evaluated for impairment, were as follows at December 31, 2010 and 2009: (Dollars in thousands) 2010 2009 Loans past due over 90 days still accruing interest $685 $355 Nonaccrual loans 3,905 3,786 Interest income on nonaccrual loans not recognized 137 194 The following table presents nonaccrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2010 and 2009: 2010 2009 Commercial $24 $58 $102 $24 Commercial real estate 1,619 26 1,692 — Residential 1,811 601 1,296 330 Construction 451 — 696 — Installment — — — 1 Total $3,905 $685 $3,786 $355 RECORDED INVESTMENT WITH NO ALLOWANCE RECORDED INVESTMENT WITH ALLOWANCE TOTAL RECORDED INVESTMENT AVERAGE RECORDED INVESTMENT RELATED ALLOWANCE UNPAID PRINCIPAL (Dollars in thousands) BALANCE (Dollars in thousands) NONACCRUAL LOANS PAST DUE OVER 90 DAYS STILL ACCRUING NONACCRUAL LOANS PAST DUE OVER 90 DAYS STILL ACCRUING 40 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 2 — LOANS (CONTINUED) The following table presents the aging of past due and nonaccrual loans as of December 31, 2010 by class of loans: Commercial $78,235 $63 $160 $58 $281 $24 $78,540 Commercial real estate 100,914 2,156 114 26 2,296 1,619 104,829 Residential 105,593 574 253 601 1,428 1,811 108,832 Installment 6,580 69 66 — 135 — 6,715 Construction 16,061 3 — — 3 451 16,515 Total loans $307,383 $2,865 $593 $685 $4,143 $3,905 $315,431 Troubled Debt Restructurings The Company has troubled debt restructurings of $4.1 million as of December 31, 2010, with $22 thousand of specific reserves allocated to customers whose loan terms have been modified in troubled debt restructurings. Credit Quality Indicators The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes commercial loans individually by classifying the loans as to credit risk. This analysis includes commercial loans with an outstanding balance greater than $275 thousand and is performed on an annual basis. The Company uses the following definitions for risk ratings: Pass. Loans classified as pass (Acceptable, Low Acceptable or Pass Watch) may exhibit a wide array of characteristics but at minimum represent an acceptable risk to the Bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales and earnings trends, acceptable liquidity, and adequate cash flow. Loans are considered fully collectible and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure. Special Mention. Loans classified as special mention have material weaknesses that deserve management’s close attention. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the loan at some future date. Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans that do not meet the criteria for special mention, substandard or doubtful classification, when analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $275 thousand or are included in groups of homogeneous loans. As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: Commercial $6,515 $3,978 $9,252 $ — $58,795 $78,540 Commercial real estate 10,445 10,030 8,189 — 76,165 104,829 Residential real estate 233 — 365 — 108,234 108,832 Construction 552 2,722 590 — 12,651 16,515 Installment — — 2 — 6,713 6,715 Total $ 17,745 $16,730 $18,398 $ — $262,558 $315,431 Loans serviced for others approximated $45.1 million and $39.9 million at December 31, 2010 and 2009, respectively. (Dollars in thousands) 60-89 DAYS PAST DUE 90+ DAYS PAST DUE TOTAL PAST DUE TOTAL NONACCRUAL LOANS 30-59 DAYS CURRENT PAST DUE (Dollars in thousands) SPECIAL PASS MENTION SUBSTANDARD DOUBTFUL NOT RATED TOTAL 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 41

Notes to Consolidated Financial Statements NOTE 2 — LOANS (CONTINUED) Mortgage
Servicing Rights For the years ended December 31, 2010 and 2009, the Company had outstanding mortgage servicing rights (MSRs) of $155 thousand and $138 thousand, respectively. No valuation allowance was recorded at December 31, 2010 or 2009 as the fair value of the MSRs exceeded their carrying value. On December 31, 2010, the Company had $43.2 million residential mortgage loans with servicing retained as compared to $38.0 million with servicing retained at December 31, 2009. NOTE 3 — BUSINESS COMBINATION After the close of business, on October 31, 2008, CSB completed the acquisition of Indian Village Bancorp Inc. (“Indian Village”). Indian Village operated as a thrift holding company with three branch offices located in Tuscarawas and Stark counties in north central Ohio. The primary reasons for the merger with Indian Village were to enhance shareholder value, to improve CSB’s competitive position in the financial services industry and to further expand its existing branch network in Ohio. The Company’s 2008 Consolidated Financial Statements include the results of operation of Indian Village after October 31, 2008, the date of acquisition. The aggregate purchase price for Indian Village was approximately $8.1 million and was consummated through the exchange of a combination of CSB common stock at a rate of 0.7611 shares for each Indian Village share outstanding and $4.375 per share in cash. The acquisition was completed through the issuance of 312,816 shares of CSB newly issued common stock and the payment of $2.2 million in cash inclusive of the $430 thousand paid for Indian Village’s outstanding stock options, 401(k) and specified shares of ESOP stock. Direct costs of $194 thousand were accounted for as part of the purchase price and included in goodwill associated with the merger. Following is a reconciliation of the purchase price allocation: FAIR VALUE OF NET ASSETS ACQUIRED Loans $56,206 Other tangible assets 27,392 Goodwill 1,725 Core deposit intangible 545 Deposits (58,880) Borrowings (17,616) Other liabilities (1,244) Total purchase price $8,128 Goodwill and other intangible assets were allocated to The Commercial and Savings Bank. The Indian Village core deposit intangible has a weighted-average useful life of approximately 10 years. The following unaudited summary information presents the consolidated results of operations of CSB on a pro forma basis, as if the Indian Village acquisition had occurred at the beginning of 2008. (Dollars in thousands, except per share amounts) 2008 Net interest income $ 15,858 Provision for loan losses 1,130 Net interest income after provision for loan losses 14,728 Noninterest income 3,188 Noninterest expense 14,310 Income before income taxes 3,606 Federal income tax provision 1,219 Net income $2,387 Net income per common share Basic $0.87 Diluted $0.87 Average common shares outstanding Basic 2,743,015 Diluted 2,743,015 (Dollars in thousands) 42 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 3 — BUSINESS COMBINATION (CONTINUED) The pro forma results include amortization of fair value adjustments on loans, deposits, and other borrowings, and amortization of newly created intangible assets and post-merger acquisition related expenses. The pro forma results for 2008 also include certain non-recurring items including additional compensation and severance benefits, professional fees, and deconversion costs that were expensed as incurred at Indian Village prior to the acquisition and do not represent ongoing costs of the fully integrated combined organization. The pro forma results presented do not reflect cost savings or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results. NOTE 4 — PREMISES AND EQUIPMENT Premises and equipment consist of the following at December 31, 2010 and 2009: (Dollars in thousands) 2010 2009 Land and improvements $1,418 $1,418 Buildings and improvements 9,606 9,606 Furniture and equipment 6,255 6,223 Leasehold improvements 172 172 17,451 17,419 Accumulated depreciation 9,573 9,065 Premises and equipment, net $7,878 $8,354 The Bank leases certain office locations. Total rental expense under these leases approximated $142 thousand, $160 thousand, and $139 thousand in 2010, 2009, and 2008, respectively. Future minimum lease payments at December 31, 2010 aggregate $144 thousand and are due as follows: 2011, $108 thousand and 2012, $36 thousand. Depreciation expense amounted to $527 thousand, $630 thousand, and $586 thousand for the years ended December 31, 2010, 2009, and 2008, respectively. NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS Goodwill Goodwill totaled $1.7 million at December 31, 2010 and 2009, all of which related to the acquisition of Indian Village during 2008 (see Note 3 — Business Combination). In 2009, the increase in goodwill relates to subsequent revisions of preacquisition estimates and assumptions recorded in 2008, which have resulted in adjustments to goodwill as a result of purchase accounting adjustments in connection with the Indian Village acquisition. The following table shows a roll forward of goodwill: (Dollars in thousands) Goodwill acquired October 31, 2008 $1,448 Adjustments to goodwill during the initial period 277 Goodwill balance as of December 31, 2010 and 2009 $1,725 Core Deposit Intangible During 2008, the Company recorded a core deposit intangible totaling $545,000 with the acquisition of Indian Village. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $63,000, $65,000 and $11,000 in 2010, 2009 and 2008, respectively. The following table shows the core deposit intangible and the related accumulated amortization: (Dollars in thousands) 2010 2009 Gross carrying amount $545 $545 Accumulated amortization (139) (76) Net carrying amount $406 $469 DECEMBER 31 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 43

Notes to Consolidated Financial Statements NOTE 5 — GOODWILL AND OTHER INTANGIBLE ASSETS (CONTINUED) The estimated aggregate future amortization expense for the core deposit asset remaining as of December 31, 2010 is as follows: (Dollars in thousands) 2011 $61 2012 59 2013 56 2014 52 2015 50 Thereafter 128 $406 NOTE 6 — INTEREST-BEARING DEPOSITS Interest-bearing deposits at December 31, 2010 and 2009 are as follows: (Dollars in thousands) 2010 2009 Demand $55,340 $57,941 Savings 77,998 69,556 Time deposits In excess of $100,000 51,288 45,740 Other 99,714 102,275 Total interest-bearing deposits $284,340 $ 275,512 At December 31, 2010, stated maturities of time deposits were as follows: (Dollars in thousands) 2011 $89,196 2012 27,561 2013 21,719 2014 8,557 2015 3,830 2016 139 Total $ 151,002 NOTE 7 — BORROWINGS Short-term Borrowings Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the Federal Home Loan Bank (FHLB). The outstanding balances and related information for short-term borrowings are summarized as follows: (Dollars in thousands) 2010 2009 Balance at year-end $32,018 $28,764 Average balance outstanding 29,700 25,444 Maximum month-end balance 33,629 30,164 Weighted-average rate at year-end 0.55% 0.76% Weighted-average rate during the year 0.68 1.06 Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances. CORE DEPOSIT AMORTIZATION 44 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 7 — BORROWINGS (CONTINUED) Other
Borrowings The following table sets forth information concerning other borrowings: STATED INTEREST MATURITY RANGE WEIGHTED AVERAGE RATE RANGE AT DECEMBER 31 DESCRIPTION FROM TO INTEREST RATE FROM TO 2010 2009 Fixed rate 3/14/11 12/21/17 3.18% 1.82% 3.73% $21,000 $42,199 Fixed rate amortizing 1/1/11 3/01/17 5.18% 3.40% 7.15% 1,909 2,811 $22,909 $45,010 Maturities of other borrowings at December 31, 2010, are summarized as follows: WEIGHTEDYEAR ENDING DECEMBER 31, AMOUNT AVERAGE RATE 2011 $3,748 3.36% 2012 6,490 2.55 2013 213 6.06 2014 190 6.03 2015 169 6.01 2016 and beyond 12,099 3.64 $22,909 3.35% Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2010 the Company has the capacity to borrow an additional $36.1 million from the FHLB. NOTE 8 — INCOME TAXES The provision for income taxes consists of the following for the years ended December 31, 2010, 2009 and 2008: (Dollars in thousands) 2010 2009 2008 Current $1,275 $1,131 $1,776 Deferred 293 403 (46) Total income tax provision $1,568 $1,534 $1,730 The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows: (Dollars in thousands) 2010 2009 2008 Expected provision using statutory federal income tax rate $1,722 $1,674 $1,790 Tax-exempt income on state and municipal securities and political subdivision loans (149) (138) (86) Interest expense associated with carrying certain state and municipal securities and political subdivision loans 9 8 8 Other (14) (10) 18 Total income tax provision $1,568 $1,534 $1,730 (Dollars in thousands) 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 45

Notes to Consolidated Financial Statements NOTE 8 — INCOME TAXES (CONTINUED) The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are as follows: (Dollars in thousands) 2010 2009 Allowance for loan losses $1,244 $1,472 Net operating loss carryforward 855 984 Capital loss carryforward 35 35 Other 81 84 2,215 2,575 Valuation allowance on deferred tax assets (35) (35) Deferred tax assets 2,180 2,540 Depreciation of premises and equipment (144) (226) Federal Home Loan Bank stock dividends (736) (736) Deferred loan fees (90) (81) Unrealized gain on securities available for sale (449) (550) Prepaid FDIC assessments (110) (205) Other (221) (120) Deferred tax liabilities (1,750) (1,918) Net deferred tax asset $430 $622 The Company acquired net operating loss tax carryforwards of approximately $3,335,000 and a capital loss carryforward of $274,000 in 2008, using $379,000 during 2010 and 2009 and $63,000 of the net operating loss during 2008, respectively. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax years 2021 through 2027. The capital loss carryforward expired in 2009. The Company believes it is more likely than not that the benefit of deferred tax assets will be realized with the possible exception of the capital loss carryforward due to expire in 2014. A valuation allowance for the capital loss carryforward is reflected at December 31, 2010. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential. The Company adopted the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes. ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC Topic 740 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of ASC Topic 740 did not have a significant impact on the Company’s financial statements. In accordance with ASC Topic 740, interest or penalties incurred for income taxes will be recorded as a component of income tax expense. NOTE 9 — EMPLOYEE BENEFITS The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investing in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.50% of each eligible participant’s compensation for 2010 and 2009 and 2.75% of each eligible participant’s compensation for 2008, respectively. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $199,200, $229,700 and $214,300 for 2010, 2009, and 2008, respectively. No stock options were granted in 2010. During 2009, the Board of Directors extended options to purchase 1,000 shares originally expiring in 2009 through August 2014 at an exercise price of $15.00. During 2008, the Board of Directors extended options to purchase 2,000 shares originally expiring in 2008 through July 2013 at an exercise price of $16.10. 46 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

NOTE 9 — EMPLOYEE BENEFITS (CONTINUED) The following summarizes stock options activity for the years ended December 31, 2010, 2009 and 2008: 2010 2009 2008 WEIGHTED WEIGHTED WEIGHTED AVERAGE AVERAGE AVERAGE EXERCISE EXERCISE EXERCISE SHARES PRICE SHARES PRICE SHARES PRICE Outstanding at beginning of year 40,195 $17.47 40,720 $17.55 50,840 $17.64 Granted — — 1,000 15.00 2,000 16.10 Exercised — — — — — — Forfeited (250) (16.05) (1,525) (17.98) (12,120) (17.77) Outstanding at end of year 39,945 $17.48 40,195 $17.47 40,720 $17.55 Options exercisable at year-end 39,945 $17.48 40,195 $17.47 34,768 $17.45 Weighted-average fair value of options granted during year N/A $1.40 $1.09 Options outstanding at December 31, 2010 were as follows: OUTSTANDING EXERCISABLE WEIGHTED AVERAGE WEIGHTED RANGE OF REMAINING AVERAGE EXERCISABLE CONTRACTUAL LIFE EXERCISE PRICES NUMBER (YEARS) NUMBER PRICE $15.00 1,000 3.56 1,000 $15.00 16.05 7,185 1.97 7,185 16.05 16.10 2,000 1.77 2,000 16.10 18.00 29,760 5.18 29,760 18.00 Outstanding at year-end 39,945 3.14 39,945 $17.48 The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $750 and $250 at December 31, 2010 and 2009, respectively. There were no stock options exercised in 2010, 2009, and 2008. There were no share awards vested in 2010. The total fair value of share awards vested was $8,900 in 2009 and $17,179 in 2008. NOTE 10 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments. The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans. The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2010 and 2009: CONTRACT AMOUNT 2010 2009 Commitments to extend credit $74,715 $66,211 Letters of credit $1,302 $1,213 Notes to Consolidated Financial Statements (Dollars in thousands) 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 47

Notes to Consolidated Financial Statements NOTE 10 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. The type of collateral held varies but may include accounts receivable; recognized inventory; property, plant and equipment; and income-producing commercial properties. Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2010 are due on demand or expire in 2011. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed appropriate. NOTE 11 - RELATED-PARTY TRANSACTIONS In the ordinary course of business, loans are granted by the Bank to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year ending December 31, 2010: 2010 Balance at beginning of year $4,929 New loans and advances 226 Repayments, including loans sold (839) Balance at end of year $4,316 Deposits from executive officers, directors and their related business interests at December 31, 2010 and 2009 were approximately $10,221,000 and $11,262,000, respectively. NOTE 12 — REGULATORY MATTERS The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balancesheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to riskweighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject. As of December 31, 2010, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category. (Dollars in thousands) 48 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

NOTE 12 — REGULATORY MATTERS (CONTINUED) The actual capital amounts and ratios of the Company and Bank as of December 31, 2010 and 2009, are presented in the following table: MINIMUM REQUIRED MINIMUM REQUIRED TO BE WELL CAPITALIZED FOR CAPITAL UNDER PROMPT CORRECTIVE ACTUAL ADEQUACY PURPOSES ACTION REGULATIONS (Dollars in thousands) AMOUNT RATIO AMOUNT RATIO AMOUNT RATIO As of December 31, 2010 Total capital (to risk-weighted assets) Consolidated $47,899 15.9% $24,085 8.0% $30,107 10.0% Bank 47,227 15.7 24,074 8.0 30,093 10.0 Tier I capital (to risk-weighted assets) Consolidated 44,134 14.7 12,043 4.0 18,064 6.0 Bank 43,462 14.4 12,037 4.0 18,056 6.0 Tier I capital (to average assets) Consolidated 44,134 9.7 18,100 4.0 22,626 5.0 Bank 43,462 9.6 18,097 4.0 22,622 5.0 As of December 31, 2009 Total capital (to risk-weighted assets) Consolidated $46,229 15.7% $23,552 8.0% $29,440 10.0% Bank 45,269 15.4 23,541 8.0 29,426 10.0 Tier I capital (to risk-weighted assets) Consolidated 42,546 14.5 11,776 4.0 17,664 6.0 Bank 41,586 14.1 11,770 4.0 17,655 6.0 Tier I capital (to average assets) Consolidated 42,546 9.8 17,499 4.0 21,874 5.0 Bank 41,586 9.5 17,491 4.0 21,864 5.0 The Company’s primary source of funds with which to pay dividends, is dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two years net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2011, the Bank could dividend $3,747,000 to the Company. The Company does not anticipate the financial need to obtain this approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus. NOTE 13 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION A summary of condensed financial information of the parent company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 is as follows: (Dollars in thousands) 2010 2009 CONDENSED BALANCE SHEETS ASSETS Cash deposited with subsidiary bank $376 $ 646 Investment in subsidiary bank 46,489 44,870 Securities available-for-sale 56 53 Other assets 247 268 Total assets $47,168 $45,837 LIABILITIES AND SHAREHOLDERS’ EQUITY Total liabilities $14 $15 Total shareholders’ equity 47,154 45,822 Total liabilities and shareholders’ equity $47,168 $ 45,837 Notes to Consolidated Financial Statements 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 49

Notes to Consolidated Financial Statements NOTE 13 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED) (Dollars in thousands) 2010 2009 2008 CONDENSED STATEMENTS OF INCOME Interest on securities $1 $1 $2 Other income — — 24 Dividends from subsidiary 2,000 2,200 3,500 Securities gain — 1 — Other-than-temporary impairment losses — (70) (35) Total income 2,001 2,132 3,491 Operating expenses 483 518 422 Income before taxes and undistributed equity income of subsidiary 1,518 1,614 3,069 Income tax benefit (164) (176) (135) Equity earnings in subsidiary, net of dividends 1,814 1,601 333 Net income $3,496 $3,391 $3,537 (Dollars in thousands) 2010 2009 2008 CONDENSED STATEMENTS OF CASH FLOWS Cash flows from operating activities: Net income $3,496 $3,391 $3,537 Adjustments to reconcile net income to cash provided by operations: Securities gain — (1) — Other-than-temporary impairment of investments — 70 35 Software amortization — — 2 Equity earnings in subsidiary, net of dividends (1,814) (1,601) (333) Stock compensation expense — 8 15 Change in other assets, liabilities 21 134 (187) Net cash provided by operating activities 1,703 2,001 3,069 Cash flows from investing activities: Purchase of investment securities (4) — (7) Proceeds from sale of investment securities — 13 — Acquisition of Indian Village — — (1,990) Net cash provided by (used in) investing activities (4) 13 (1,997) Cash flows from financing activities: Purchase of treasury shares — — (416) Cash dividends paid (1,969) (1,969) (1,803) Net cash used in financing activities (1,969) (1,969) (2,219) Increase (decrease) in cash (270) 45 (1,147) Cash at beginning of year 646 601 1,748 Cash at end of year $376 $646 $601 50 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 14 — OTHER COMPREHENSIVE INCOME The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2010, 2009 and 2008: (Dollars in thousands) 2010 2009 2008 Unrealized holding gains (losses) on available-for-sale securities $ (148) $1,482 $545 Less reclassification adjustment for securities losses (gains) recognized in income (148) (82) 35 Net unrealized holding gains (losses) (296) 1,400 580 Federal income tax provision (benefit) (101) 476 197 Other comprehensive income (loss) $ (195) $924 $383 NOTE 15 — FAIR VALUE MEASUREMENTS The Company provides disclosures about assets and liabilities carried at fair value. The framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and lowest priority to unobservable inputs. The three broad levels of the fair value hierarchy are described below: Level I: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access. Level II: Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data or other means including certified appraisals. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability. Level III: Inputs to the valuation methodology are unobservable and significant to the fair value measurement. The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2010 and 2009, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 51

Notes to Consolidated Financial Statements NOTE 15 — FAIR VALUE MEASUREMENTS (CONTINUED) (Dollars in thousands) Level I Level II Level III Total Assets: December 31, 2010 Securities available-for-sale U.S. Treasury security $100 $ — $ — $100 Obligations of U.S. government corporations and agencies — 19,711 — 19,711 Mortgage-backed securities in government sponsored entities — 42,351 — 42,351 Obligations of states and political subdivisions — 11,994 — 11,994 Corporate bonds — 992 — 992 Total debt securities 100 75,048 — 75,148 Equity securities in financial institutions 56 — — 56 Total available-for-sale securities $ 156 $75,048 $ — $75,204 December 31, 2009 Securities available-for-sale U.S. Treasury security $ 100 $ — $ — $100 Obligations of U.S. government corporations and agencies — 14,033 — 14,033 Mortgage-backed securities in government sponsored entities — 51,357 — 51,357 Obligations of states and political subdivisions — 9,614 — 9,614 Total debt securities 100 75,004 — 75,104 Equity securities in financial institutions 53 — — 53 Total available-for-sale securities $153 $75,004 $ — $75,157 The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2010 and 2009, by level within the fair value hierarchy. Impaired loans and other real estate that are collateral dependent are written down to fair value through the establishment of specific reserves. Premises include a building currently used for storage that has been written down to appraised value. Techniques used to value the collateral that secure the impaired loans include quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates discounted cash flow and repayment assumptions based on management’s best judgment. As a result, these rights are measured at fair value on a nonrecurring basis and are classified within Level III of the fair value hierarchy. (Dollars in thousands) Level I Level II Level III Total Assets Measured on a Nonrecurring Basis: December 31, 2010 Impaired loans $ — $1,916 $ — $ 1,916 Other real estate owned — 36 — 36 Premises — 200 — 200 Mortgage servicing rights — — 155 155 December 31, 2009 Impaired loans $ — $1,736 $ — $1,736 Other real estate owned — 162 — 162 Premises — 231 — 231 Mortgage servicing rights — — 138 138 52 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Notes to Consolidated Financial Statements NOTE 16 — FAIR VALUES OF FINANCIAL INSTRUMENTS The estimated fair values of recognized financial instruments as of December 31, 2010 and 2009 are as follows: (Dollars in thousands) 2010 2009 CARRYING FAIR CARRYING FAIR VALUE VALUE VALUE VALUE Financial assets: Cash and cash equivalents $48,360 $ 48,360 $42,661 $42,661 Securities 80,667 80,667 80,621 80,621 Loans, net 311,616 316,474 309,423 313,993 Accrued Interest Receivable 1,215 1,215 1,315 1,315 Financial liabilities: Deposits $ 353,491 $355,589 $329,486 $331,511 Short-term borrowings 32,018 32,018 28,764 28,764 Other borrowings 22,909 23,042 45,010 46,535 Accrued Interest Payable 213 213 322 322 For purposes of the above disclosures of estimated fair value, the following assumptions are used: Cash and cash equivalents; Accrued interest receivable; Short-term borrowings, Accrued interest payable The fair value of the above instruments is considered to be carrying value. Securities The fair values of securities available-for-sale which are measured on a recurring basis are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities. Loans The fair value for loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were used as estimates for fair value. Fair value of nonaccrual loans is based on carrying value. Deposits and other borrowed funds The fair values of certificates of deposit and other borrowed funds are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings and money market deposit accounts are valued at the amount payable on demand as of year-end. The Company also has unrecognized financial instruments at December 31, 2010 and 2009. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $76,017,000 at December 31, 2010 and $67,424,000 at December 31, 2009. Such amounts are also considered to be the estimated fair values. The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 53

Notes to Consolidated Financial Statements NOTE 17 — CONTINGENT LIABILITIES In the normal course of business, the Company and its subsidiary may be involved in various legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements. The Company has entered into employment agreements with various officers. Upon the occurrence of certain types of termination of employment, the Company may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions. NOTE 18 — QUARTERLY FINANCIAL DATA (UNAUDITED) The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31, 2010 and 2009: BASIC DILUTED NET EARNINGS EARNINGS INTEREST INTEREST NET PER PER (Dollars in thousands, except per share data) NCOME INCOME INCOME SHARE SHARE 2010 First quarter $5,155 $3,880 $737 $ .27 $ .27 Second quarter 5,029 3,833 921 .34 .34 Third quarter 5,159 3,957 882 .32 .32 Fourth quarter 5,047 3,900 956 .35 .35 2009 First quarter $5,580 $3,894 $896 $ .33 $ .33 Second quarter 5,466 3,832 706 .26 .26 Third quarter 5,434 3,865 858 .31 .31 Fourth quarter 5,625 4,174 931 .34 .34 54 2010 Annual Report to Shareholders | CSB Bancorp, Inc.

Officers of the Commercial & Savings Bank Rebecca A. Baker Assistant Vice President, Banking Center Manager Pamela S. Basinger Vice President, Financial Officer Deborah S. Berner Vice President, Marketing & Public Relations Pamela L. Bromund Assistant Vice President, Loan Operations Supervisor Wendy D. Brown Assistant Vice President, Cash Management Services C. Dawn Butler Vice President, Banking Center Manager Beverly A. Carr Operations Officer, Deposit Processing Colby M. Chamberlin Vice President, Business Development Officer, Commercial Lender Dale J. Clinton Vice President, Internal Auditor G. Gail Cochran Assistant Vice President, Executive Loan Secretary Peggy L. Conn Corporate Secretary Marianne Davis Assistant Cashier, Banking Center Manager David J. Dolan Assistant Vice President, Mortgage Loan Manager Paula S. Foy Vice President, Compliance Officer/BSA Officer Lori S. Frantz Assistant Vice President, Banking Center Manager Brett A. Gallion Assistant Cashier, Banking Center Manager Carrie A. Gerber Credit Officer Eric R. Giauque Assistant Vice President, Banking Center Manager Rick L. Ginther President, Chief Executive Officer The Commercial & Savings Bank Brandi L. Hudnall Assistant Cashier, Banking Center Manager Jason B. Hummel Vice President, Commercial Lender Julie A. Jones Vice President, Director of Human Resources Stephen K. Kilpatrick First Vice President, Senior Credit Officer Larry S. Kutcher Assistant Vice President, Small Business Development Betty C. Lyon Assistant Vice President, Banking Center Manager W. Robert Manning, Jr. Senior Vice President, Chief Operations Officer, Chief Information Officer Kevin J. McAllister Assistant Vice President, Trust Officer Jason R. McCulloch Vice President, Brokerage Manager Sherry A. McRobie Assistant Vice President, Banking Center Manager Paula J. Meiler Senior Vice President, Chief Financial Officer A. Lee Miller Vice President, Cash Management & Special Projects, CRA Officer Edward J. Miller Vice President, Banking Center Services Daniel L. Muse Operations Officer Shawn E. Oswald Vice President, Information System Director, OFAC Officer Amy R. Patterson Assistant Vice President, Loan Officer Christopher S. Rickly Vice President, Commercial Lender Thomas S. Rumbaugh Vice President, Trust Officer Lisa M. Schonauer Assistant Vice President, Banking Center Manager Rebecca J. Shultz Assistant Vice President, Loan Officer Melissa F. Sprang Assistant Vice President, Banking Center Manager Scott A. Stallman Operations Officer Bud Stebbins First Vice President, Senior Loan Officer Eddie L. Steiner Chairman, The Commercial & Savings Bank Steven J. Stiffler Vice President, Commercial Lender Eric D. Strouse Vice President, Commercial Lender Elaine A. Tedrow Assistant Vice President, Banking Center Manager Jennifer M. Thorpe Assistant Vice President, Senior Credit Analyst William R. Tinlin Vice President, Recovery/Security Brian D. Troyer Assistant Vice President, Trust Operations Jane C. Whitmer Assistant Cashier, Assistant Banking Center Manager 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 55

Shareholder & General Inquiries Stock Listing Common Symbol: CSBB.OB CORPORATE
OFFICE 91 North Clay Street, Millersburg, Ohio. . . . . . . . . . . . . . . 330-674-9015 or 800-654-9015 If you have questions regarding your CSB Bancorp, Inc. stock, please contact: Registrar and Transfer Company Attn: Investor Relations 10 Commerce Drive Cranford, New Jersey 07016 800-368-5948 www.rtco.com Peggy L. Conn Corporate Secretary CSB Bancorp, Inc. 91 North Clay Street Millersburg, Ohio 44654 330-674-9015 • 800-654-9015 Legal Counsel Bricker & Eckler LLP 100 South Third Street Columbus, Ohio 43215 If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following: Jay McCulloch Investment Executive CSB Investment Services Located at: The Commercial & Savings Bank 91 North Clay Street P.O. Box 50 Millersburg, Ohio 44654 330-674-2397 • 800-654-9015 George Geissbuhler Sweney Cartwright & Co. 17 South High Street, Suite 300 Columbus, Ohio 43215 800-334-7481 Nicolas “Nick” P. Bicking Boenning & Scattergood 9916 Brewster Lane Powell, Ohio 43065 866-326-8113 CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. Copies of the Form 10-K annual report and the Company’s quarterly reports may be obtained without charge by contacting: Paula J. Meiler Chief Financial Officer CSB Bancorp, Inc. 91 North Clay Street Millersburg, Ohio 44654 330-674-9015 • 800-654-9015 The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 27, 2011 at 7:00 p.m. at the Carlisle Inn in Walnut Creek, Ohio. 2010 Annual Report to Shareholders | CSB Bancorp, Inc. 3

CSB Bancorp, Inc. THE COMMERCIAL & SAVINGS BANK INFORMATION & CUSTOMER SERVICE
. . . . . . . . . . . . . . . . . . . . . . .330-674-9015 or 1-800-654-9015 24 HOUR XPRESS PHONE BANKING. . . . . . . . . . .330-674-2720 or 1-888-438-2720 24 HOUR XPRESS NET BANKING & BILLPAY. . .www.csb1.com LOAN SERVICES 91 North Clay Street, Millersburg . . . . . . . . . . . . . . . . . . .330-674-9015 or 1-800-654-9015 OPERATIONS CENTER 91 North Clay Street, Millersburg . . . . . . . . . . . . . . . . . . . . . . . 330-674-9015 TRUST & INVESTMENT SERVICES 91 North Clay Street, Millersburg. . . . . . Holmes, Stark & Tuscarawas County 330-674-2397 TRUST & INVESTMENT SERVICES 146 East Liberty Street, Suite 230, Wooster. . Wayne County 330-264-0334 CSB BANKING CENTERS Millersburg Locations CLINTON COMMONS BANKING CENTER 2102 Glen Drive, Millersburg (Drive-Up ATM). . . . . . . . . . 330-674-2265 SOUTH CLAY BANKING CENTER 91 South Clay Street, Millersburg (Drive-Up ATM). . . . . . . . . . . . . 330-674-0687 Holmes, Tuscarawas, Wayne & Stark County Locations BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM) . . . . . . . . . . . . . . . . 330-893-3565 CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM). . . . . . . . . . . . . . . . . . 330-893-3323 GNADENHUTTEN BANKING CENTER 100 South Walnut Street, Gnadenhutten. . . . . . . . . . . 740-254-4313 NEW PHILADELPHIA BANKING CENTER 635 West High Avenue, New Philadelphia (Drive-Up ATM). . . . . . 330-308-4867 NORTH CANTON BANKING CENTER 1210 North Main Street, North Canton (Drive-Up ATM) . . . . . . 330-497-0839 ORRVILLE AREA BANKING CENTER 461 Wadsworth Road, Orrville (Drive-Up ATM) . . . . . . . 330-682-8000 ORRVILLE HIGH STREET BANKING CENTER 330 West High Street, Orrville (Drive-Up ATM). . . . . . . . . . . . . . . .330-682-8001 SHREVE BANKING CENTER 333 West South Street, Shreve (Drive-Up ATM) . . . . 330-567-2226 SUGARCREEK BANKING CENTER 127 South Broadway, Sugarcreek (Drive-Up ATM). . . . . . . . . . . . . . . . . . . . . . 330-852-4444 WALNUT CREEK BANKING CENTER 4980 Olde Pump Street, Walnut Creek (Walk-Up ATM) . . . . . . . 330-893-2961 WINESBURG BANKING CENTER 2225 U.S. 62, Winesburg (Drive-Up ATM). . . . . . . . . . . . . . . . . 330-359-5543 OTHER CSB ATMS TO SERVE YOU POMERENE HOSPITAL 981 Wooster Road, Millersburg SKIP’S CONVENIENCE STORE 213 Main Street, Gnadenhutten TONY’S UNION 76 3054 East Main Street, Port Washington UNION HOSPITAL 659 Boulevard, Dover Banking Center In