Form 10-K, Exhibit 13
period 2012-12-31
CSB BANCORP INC /OH
filed 2013-03-25
CIK 880417

Exhibit 13

2012 ANNUAL REPORT TO SHAREHOLDERS

GROWTH BUILT THROUGH STRONG FOUNDATIONS

CSB BANCORP, INC.

GROWTH BUILT THROUGH STRONG FOUNDATIONS:

Financing
Provided by

SHAREHOLDERS, CUSTOMERS AND COMMUNITIES

PERFECT PARTNERS... YOU AND CSB

CSB's continued growth and success does not rest solely on one factor.

The communities within our market area provide a solid foundation for the social and economic well-being of those who live and work here. We hold fast to the perpetual values of integrity, hard work, service and a "can do" approach to continuously improving the places we live and work.

The hundreds of small businesses and organizations dotting the landscape in our markets deliver economic growth and stability, employment opportunities, and entrepreneurial adaptability to change. These entities help mold the unique identity of the area and create positive impacts near and far. It is our distinct privilege to help them achieve their organizational and financial goals.

Our success additionally reflects the trust and support of those who own CSB stock, encouraging us to seek opportunities that add value for shareholders, customers and the communities in which we operate. We believe there is something special about this relationship and we do our best every day to protect that partnership. **Perfect Partners... YOU and CSB.**

2012 Financial Highlights 3
2012 Letter to Shareholders 4
Board of Directors 7
2012 Financial Review 8
Report on Management's Assessment of Internal Control over Financial Reporting 23
Report of Independent Registered Public Accounting Firm 24
Consolidated Balance Sheets 25
Consolidated Statements of Income 26
Consolidated Statements of Comprehensive Income 27
Consolidated Statements of Shareholders' Equity 28
Consolidated Statements of Cash Flows 29
Notes to Consolidated Financial Statements 31
Officers of The Commercial & Savings Bank 60
Shareholders & General Inquiries 61
Banking Center Information 62

2012 FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31	2012	2011	% CHANGE
(Dollars in thousands, except per share data)			
CONSOLIDATED RESULTS			
Net interest income	$ 17,606	$ 16,340	8%
Net interest income – fully taxable-equivalent ("FTE") basis	17,896	16,596	8
Noninterest income	4,204	3,508	20
Provision for loan losses	823	950	–13
Noninterest expense	14,450	13,609	6
Net income	4,547	3,687	23
AT YEAR-END			
Loans, net	$ 360,000	$ 320,100	12%
Assets	586,900	551,233	6
Deposits	475,443	443,553	7
Shareholders' equity	52,453	49,429	6
Cash dividends declared	0.72	0.72	—
Book value	19.17	18.07	6
Tangible book value	17.12	15.97	7
Market price	17.00	16.75	1
Basic and diluted earnings per share	1.66	1.35	23
FINANCIAL PERFORMANCE			
Return on average assets	0.80%	0.78%	
Return on average equity	8.85	7.57	
Net interest margin, FTE	3.36	3.71	
Efficiency ratio	64.75	68.11	
CAPITAL RATIOS			
Risk-based capital:			
Tier 1	12.10%	12.92%	
Total	13.34	14.17	
Leverage	7.89	8.05	

2012 Annual Report to Shareholders | CSB Bancorp, Inc. 3

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

We are pleased to report 2012 net income of $4.5 million. The earnings represent a record level for the Company and a 23% increase from the prior year. These results are due in large part to the dedicated efforts of the entire CSB team, efficiencies realized by the increased scale of our operations, and improved loan demand and credit quality resulting from slow but steady improvement in the economy.

The results also reflect the underlying fundamentals by which we operate the Company. We use a consistently conservative approach to risk taking, knowing that effective risk management is at the heart of safe and sound banking operations. We believe our approach will continue to build value for shareholders while simultaneously providing capital and high quality financial products and services to the communities in which we operate.

THE YEAR IN REVIEW

Loan balances grew by 12% during the year, and deposits increased by 7%. At the same time, our efficiency ratio, or cost to produce each dollar of revenue, improved to its lowest level in the past ten years. Behind these numbers, though, a lot of action was taking place.

We have been busy improving the various processes and systems that support delivery of our products and services. During 2012, we more fully automated our mortgage loan origination system, thereby improving turnaround time for customers and increasing our capacity to handle more volume. We upgraded our computer network and data lines, adding speed, reliability and additional security for safeguarding of customer information. We remodeled our Berlin and Charm banking centers. And we increased security monitoring and electronic surveillance systems across our branch network consistent with our commitment to provide a safe environment for customers and employees of CSB.

We began 2012 having recently acquired two branches in Wooster, Ohio during the fourth quarter of 2011. The Wooster expansion has proven to be a driver for new business relationships, and the customers and employees that joined the CSB network as a result of this purchase have provided additional momentum for the Company.

Credit quality within our loan portfolio has remained acceptable and continued the general pattern of improvement over the past several years. Past due and nonaccrual loan balances declined from 2.0% of loan balances at the end of 2011 to 1.25% of loans at the end of 2012.

THE COMING YEAR

We have more initiatives planned to enhance our products and services for customers, to deliver those services more efficiently, and to continue to grow our customer base.

During 2013, we will complete a number of important technology upgrades and projects that will further enhance our ability to serve customers effectively and efficiently. These projects include company-wide phone and electronic document management systems, replacement of our core computer processing platform, offering a mobile banking application, and planning automation of our commercial loan origination process.

We will also continue our focus on maintaining acceptable credit risk within the loan and securities portfolios, and avoiding concentrations of risk and meaningful extension of duration exposure to future rising interest rates.

Banks in general are hungry for earning assets and we operate in an intensely competitive area. We will continue to compete aggressively for high quality, long-term customer relationships.

We sustain our corporate improvement process through the professional development of our team of employees. Two years ago, we greatly increased our emphasis on development of staff and leadership within the organization. This effort continues to flourish, and remains a top priority of our company. We are pleased with the progress demonstrated through this initiative and are confident that we are grooming leaders for the Company's future.

THE ECONOMY

There remains a fair degree of uncertainty about where the national and global economies are headed. Rancor and histrionics among leadership in our nation's capital has led to gridlock on fiscal policy and at the time of this writing sequestration steps have just begun. Be that as it may, the national economy has been edging forward now for over three years, allowing many businesses and households to retrench and work on repairing their financial condition.

Closer to home, the economy has been fairly stable with steady signs of improvement. Unemployment levels have been well below

EARNINGS
PER SHARE, DILUTED

$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
$1.43
$1.24
$1.28
$1.35
$1.66
2008
2009
2010
2011
2012

DIVIDENDS
PER SHARE

$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
$0.72
$0.72
$0.72
$0.72
$0.72
2008
2009
2010
2011
2012

BOOK VALUE
PER SHARE

$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$15.89
$16.76
$17.24
$18.07
$19.17
2008
2009
2010
2011
2012

TANGIBLE BOOK VALUE
PER SHARE

$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$15.17
$15.95
$16.46
$15.97
$17.12
2008
2009
2010
2011
2012

4 2012 Annual Report to Shareholders | CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

the national average for several years. At the end of 2012, reported unemployment rates in our primary market areas were very close to their historical norm. Many households still have lower incomes than they had become accustomed to a few years ago, but on the whole, consumer spending has rebounded and small business revenues are increasing. We expect the local economy to continue to expand at a relatively steady albeit gradual pace and CSB is well-positioned to support increased loan demand. In the coming year, we will continue to focus lending efforts on our core competencies within the commercial and residential sectors.

CSB

SENIOR MANAGEMENT

STEVEN R. BAILEY
Senior Vice President,
Chief Operations/Chief Information Officer

PAULA J. MEILER
Senior Vice President,
Chief Financial Officer

EDDIE STEINER
President,
Chief Executive Officer

MONETARY POLICY AND INTEREST RATES

The Federal Reserve's stance on the economic necessity for accommodative monetary policy appears poised to continue for the next couple of years. As a result, market interest rates such as the Prime Rate and rates charged on home mortgages and HELOCs remain at very low levels. This has created very favorable costs of credit for borrowers, but very low earnings for depositors. Bank margins have suffered as well. While market rates for long-term mortgages have edged up in recent months, bond prices seem to indicate that investors believe interest rates on the whole may stay relatively low for some number of years.

Our net interest margin has declined about 100 basis points over the past five years as our loan portfolio has re-priced to the very low market rates. We have offset the decrease in margin with higher loan balances, efficiency gains in operations, and noninterest income from value-added financial services.

THE REGULATORY ENVIRONMENT

The banking industry has entered an era of rapidly expanding regulation and there is no reason to expect that to change anytime soon. As a nation, we rely on the liquidity and reliability of our banking and payment systems and access to financial products under fair terms and conditions. However, the destabilization in global financial markets that triggered the Great Recession exposed a number of weaknesses and unfair practices. The resultant justifiable outcry led to massive legislative proposals, culminating most notably in the Dodd-Frank Wall Street Reform and Consumer Protection Act. This piece of legislation mandates a veritable overhaul of financial system regulation in the United States and requires new rules that will literally be years in the making. The goals of preventing a similar financial crisis and protecting consumers from unfair financial practices are laudable. Implementation of effective new rules, however, will be complex and costly throughout the financial system.

A number of current and pending rules create significant cost and compliance hurdles for community banks. Community bank business models are relatively straightforward and community banks do not pose the types of systemic risk that led to the sharp economic contraction that began late in 2007 and was especially pronounced in 2008-2009. Further, community banks are part of the localities they serve, and therefore by their very nature must conduct business fairly to survive.

CLOSING MARKET PRICE
PER SHARE

$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$15.00
$15.25
$15.57
$16.75
$17.00
2008
2009
2010
2011
2012

RETURN ON AVERAGE EQUITY

14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
9.23%
7.51%
7.43%
7.57%
8.85%
2008
2009
2010
2011
2012

RETURN ON AVERAGE ASSETS

1.25%
1.00%
0.75%
0.50%
0.25%
0.99%
0.79%
0.78%
0.78%
0.80%
2008
2009
2010
2011
2012

NET INTEREST MARGIN
(TAXABLE EQUIVALENT BASIS)

4.50%
4.00%
3.50%
3.00%
4.13%
3.93%
3.73%
3.71%
3.36%
2008
2009
2010
2011
2012

2012 Annual Report to Shareholders | CSB Bancorp, Inc. 5

LETTER TO SHAREHOLDERS

We believe ensuring a strong representation of community banks throughout the nation is part of the solution to avoiding the type of concentrated risk that created the toxic mixture of housing bubble, securitization crisis, credit default swap debacle, shady loan origination practices and other major factors that led to the severe economic contraction. It remains to be seen how all of this plays out in the long-term, but we are committed to continue serving the banking needs of our local communities within the ultimate framework of rule and regulation.

We anticipate that 2013 may bring new rules for banks in the areas of capital reserves, consumer lending and protection of customer information. We expect these new requirements to add some measure of cost to our operating model, but we do not expect to significantly change how we do business.

LONG-TERM STRATEGY

Our overall strategy remains focused on several straightforward objectives. We seek to provide the best financial service in the market. We are intent on maintaining safe and sound banking operations through careful management of risks and appropriate levels of capital reserve. We remain committed to prudent growth through effective execution of strategic opportunities.

Our growth will be realized through a blend of expanding our product and service offerings, increasing penetration in existing markets, and enlarging our market area. We continue to seek attractive acquisition opportunities that fit the CSB model of profitable community banking.

STOCK PERFORMANCE

The book value of CSB stock increased 6% during 2012, and has risen 32% over the past five years and 51% during the past ten year period.

Total return amounted to 5.6% in 2012. For the five year period just ended, CSB stock generated total returns exceeding 20%, a little more than double the total return of the S&P 500 and considerably better than the 20% decline in the NASDAQ Bank Index.

The Company has paid quarterly cash dividends of $0.18 per share in each of the past six years, with an average dividend yield of about 4% during that period. We have paid out approximately 50% of earnings in the form of dividends over the past five year and ten year periods, and did not reduce the dividend during the financial crisis period of 2008-2009.

We believe an attractive dividend is important to our shareholders. While payment of dividends is always dependent upon what is appropriate to the circumstances, we remain committed to generating attractive returns on shareholder investment.

SUMMARY

Our ultimate goal is to maximize value for our shareholders by profitably meeting the banking needs of the communities we serve. As a community bank, we are an integral part of the cities, villages and rural areas we serve. We work hard to contribute to the well-being of our customers and market area. Providing high quality financial services is core to our mission. This is one of the ways that CSB is a good partner in the community.

We have a strong culture of excellence, integrity and continuous improvement, and a strong strategy of capitalizing on prudent growth opportunities. In the face of continuing uncertainty and risk, CSB has demonstrated the ability to grow and enhance shareholder value. We are positioned to help lead our region forward by doing what we have always tried to do - provide the capital and counsel needed to foster business investment, economic growth, and the achievement of personal and corporate financial success. We are thankful for your support as a shareholder in helping us accomplish this mission.

EDDIE L. STEINER
President and
Chief Executive Officer

JOHN R. WALTMAN
Chairman,
Board of Directors

EFFICIENCY RATIO
(EXCLUDES SECURITIES GAINS & LOSSES)

69.0%
68.0%
67.0%
66.0%
65.0%
64.0%
66.2%
66.2%
66.0%
68.1%
64.8%
2008
2009
2010
2011
2012

ALLL RESERVE COVERAGE
OF NONPERFORMING LOANS

200%
150%
100%
50%
128%
96%
88%
117%
137%
2008
2009
2010
2011
2012

TOTAL ASSETS
AT YEAR-END ($ MILLIONS)

$600
$550
$500
$450
$400
$350
$300
$425
$451
$457
$551
$587
2008
2009
2010
2011
2012

TOTAL DEPOSITS
AT YEAR-END ($ MILLIONS)

$500
$450
$400
$350
$300
$250
$200
$305
$328
$353
$444
$475
2008
2009
2010
2011
2012

6 2012 Annual Report to Shareholders | CSB Bancorp, Inc.

BOARD OF DIRECTORS

Standing, Left to Right

J. THOMAS LANG
Veterinarian,
Dairy Farmer,
Spring Hill Farms, Inc.

EDDIE L. STEINER
President,
Chief Executive Officer,
CSB Bancorp, Inc.

Chairman, President,
Chief Executive Officer,
The Commercial and
Savings Bank

RONALD E. HOLTMAN
Attorney,
Logee, Hostetler,
Stutzman & Lehman

ROBERT K. BAKER
Co-owner and Controller,
Bakerwell, Inc.

JOHN R. WALTMAN
Attorney, Of Counsel
Critchfield, Critchfield
& Johnston

Chairman,
CSB Bancorp, Inc.

Seated, Left to Right

JEFFERY A. ROBB, SR.
President,
Robb Companies, Inc.

DANIEL J. MILLER
Retired Physician,
East Holmes Family Care, Inc.

Chairman of the Board,
Dutchman Hospitality Group, Inc.

TOTAL LOANS, NET OF ALLOWANCE
AT YEAR-END ($ MILLIONS)

$400
$350
$300
$250
$200
$313
$309
$312
$320
$360
2008
2009
2010
2011
2012

ALLOWANCE FOR LOAN & LEASE LOSSES
AS A PERCENTAGE OF LOANS

1.40%
1.30%
1.20%
1.10%
1.00%
0.90%
0.80%
1.07%
1.29%
1.28%
1.26%
1.26%
2008
2009
2010
2011
2012

0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
-0.10%
-0.01%
0.21%
0.40%
0.28%
0.09%
2008
2009
2010
2011
2012

LEVERAGE RATIO
(TIER 1 CAPITAL TO AVERAGE ASSETS)

11.0%
10.0%
9.0%
8.0%
7.0%
10.4%
9.7%
9.8%
8.1%
7.9%
2008
2009
2010
2011
2012

2012 Annual Report to Shareholders | CSB Bancorp, Inc. 7

INTRODUCTION

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC, inactive. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, with deposits insured by the Federal Deposit Insurance Corporation, and its primary regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.

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

The Company’s market area has historically exhibited relatively stable economic conditions; however, a pronounced slowdown in economic activity became evident in the latter half of 2008 and continued through mid 2010. Unemployment levels in Holmes County have generally been among the lowest in the State of Ohio, while the balance of the Company’s market area typically experiences unemployment levels similar to the state average. Unemployment in the Company’s market area peaked during 2010 and improved steadily thereafter, with average unemployment at December 2012 approaching historical norm. Residential real estate properties realized moderate reductions in value during the slowdown and most appraisals continue to be below their valuations at the height of the market.

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

8         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands)	2012	2011	2010	2009	2008
Statements of income:
Total interest income	$20,584	$20,018	$20,390	$22,105	$20,621
Total interest expense	2,978	3,678	4,820	6,340	6,743

Net interest income	17,606	16,340	15,570	15,765	13,878
Provision for loan losses	823	950	1,235	1,337	333

Net interest income after provision for loan losses	16,783	15,390	14,335	14,428	13,545
Noninterest income	4,204	3,508	3,275	3,243	3,033
Noninterest expense	14,450	13,609	12,546	12,746	11,311

Income before income taxes	6,537	5,289	5,064	4,925	5,267
Income tax provision	1,990	1,602	1,568	1,534	1,730

Net income	$4,547	$3,687	$3,496	$3,391	$3,537

Per share of common stock:
Basic income per share	$1.66	$1.35	$1.28	$1.24	$1.43
Diluted income per share	1.66	1.35	1.28	1.24	1.43
Dividends	0.72	0.72	0.72	0.72	0.72
Book value	19.17	18.07	17.24	16.76	15.89
Average basic common shares outstanding	2,734,889	2,734,799	2,734,799	2,734,799	2,482,335
Average diluted common shares outstanding	2,735,141	2,734,838	2,734,799	2,734,799	2,482,335
Year-end balances:
Loans, net	$360,000	$320,100	$311,616	$309,423	$312,897
Securities	134,754	128,489	80,667	80,621	81,888
Total assets	586,900	551,233	457,056	450,666	424,657
Deposits	475,443	443,553	353,491	329,486	305,453
Borrowings	56,664	56,234	54,927	73,774	73,889
Shareholders’ equity	52,453	49,429	47,154	45,822	43,468
Average balances:
Loans, net	$338,441	$314,670	$309,121	$313,726	$260,132
Securities	132,567	93,851	77,967	75,597	70,680
Total assets	564,875	471,329	445,649	427,613	357,667
Deposits	453,526	367,865	334,073	304,902	257,478
Borrowings	57,735	52,717	62,951	75,734	60,472
Shareholders’ equity	51,384	48,674	47,081	45,184	38,308
Select ratios:
Net interest margin, tax equivalent basis	3.36%	3.71%	3.73%	3.93%	4.13%
Return on average total assets	0.80	0.78	0.78	0.79	0.99
Return on average shareholders’ equity	8.85	7.57	7.43	7.51	9.23
Average shareholders’ equity as a percent of average total assets	9.10	10.33	10.56	10.57	10.71
Net loan charge-offs (recoveries) as a percent of average loans	0.09	0.28	0.40	0.21	(0.01)
Allowance for loan losses as a percent of loans at year-end	1.26	1.26	1.28	1.29	1.07
Shareholders’ equity as a percent of total year-end assets	8.94	8.97	10.32	10.17	10.24
Dividend payout ratio	43.30	53.40	56.32	58.06	50.99

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         9

RESULTS OF OPERATIONS

Net Income

CSB’s 2012 net income was $4.5 million while basic and diluted earnings per share were $1.66, as compared to $3.7 million or $1.35 per share for the year ended 2011. Net income increased 23.3% during 2012 as compared to 2011, due primarily to a $1.3 million increase in total net interest income and a $696 thousand increase in noninterest income. Partially offsetting the higher revenue were increases in noninterest expenses and federal income taxes. Return on average assets was 0.80% in 2012 compared to 0.78% in 2011, and return on average shareholders’ equity was 8.85% in 2012 as compared to 7.57% in 2011.

Net income for 2011 was $3.7 million, an increase of $191 thousand or 5.5% from 2010. Basic and diluted net income per share was $1.35 in 2011 as compared to $1.28 in 2010. Net income increased in 2011 primarily due to a $770 thousand increase in net interest income, a $233 thousand increase in other noninterest income and a decrease in provision for loan losses of $285 thousand. Partially offsetting the increase to net income was a $1.1 million increase in noninterest expenses. Return on average assets was 0.78% in 2011 and 2010, and return on average shareholders’ equity was 7.57% in 2011 as compared to 7.43% in 2010.

Net Interest Income

(Dollars in thousands)	2012	2011	2010
Net interest income	$17,606	$16,340	$15,570
Taxable equivalent (1)	290	256	226

Net interest income, fully taxable equivalent	$17,896	$16,596	$15,796

Net interest yield	3.31%	3.65%	3.68%
Taxable equivalent adjustment (1)	0.05	0.06	0.05
Net interest yield-taxable equivalent	3.36%	3.71%	3.73%

(1)	Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits and short-term and long-term borrowings). Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Interest income increased $566 thousand in 2012 as compared to 2011. The increase was primarily due to an increase in volume of $85 million in average earning assets. The interest rate yield on average assets declined 61 basis points during 2012.

Interest income decreased $372 thousand, or 1.8%, in 2011 as compared to 2010. This decrease was primarily due to the 34 basis point decrease on earning assets as interest rates remained at low levels in 2011.

Interest expense decreased $700 thousand, or 19.0%, for 2012 as compared to 2011, due to continued declines in average rates paid for interest bearing liabilities, from 1.05% in 2011 to 0.71% in 2012. Interest expense on deposits declined $541 thousand, even though average interest-bearing deposit balances increased by $65.1 million, or 21.9% in 2012 as compared to 2011. Interest expense on borrowed funds decreased by $159 thousand due to principal reductions and maturities of Federal Home Loan Bank (“FHLB”) advances, and lower interest rates remaining on outstanding borrowings.

Interest expense decreased $1.1 million, or 23.7% for 2011 as compared to 2010, due to a decline in the average rate paid for interest bearing liabilities from 1.42% in 2010 to 1.05% in 2011. Interest expense on deposits decreased $645 thousand, or 18.4% in 2011. The decrease in interest expense occurred even though the average balance of interest-bearing deposits and borrowed funds increased by $11.6 million or 3.4% in 2011 as compared to 2010. The increase in the average balances of interest-bearing deposits was partially from the Wooster branch acquisition in October 2011.

10         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

The following table provides detailed analysis of changes in average balances, yield and net interest income:

	AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS
	2012			2011			2010
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]
Interest-earning assets
Federal funds sold	$148	$0	0.12%	$92	$0	0.04%	$215	$0	0.13%
Interest-earning deposits	56,422	147	0.26%	34,205	82	0.24%	31,265	77	0.25%
Securities:
Taxable	118,867	2,672	2.25%	81,341	2,538	3.12%	67,413	2,648	3.93%
Tax exempt	13,700	486	3.55%	12,510	421	3.37%	10,554	354	3.36%
Loans[3]	342,868	17,279	5.05%	318,781	16,977	5.33%	313,549	17,311	5.52%

Total interest-earning assets	532,005	20,584	3.87%	446,929	20,018	4.48%	422,996	20,390	4.82%
Noninterest-earning assets
Cash and due from banks	12,399			11,094			9,535
Bank premises and equipment, net	8,630			8,040			8,301
Other assets	16,268			9,377			9,245
Allowance for loan losses	(4,427)			(4,111)			(4,428)

Total assets	$564,875			$471,329			$445,649

Interest-bearing liabilities
Demand deposits	$63,346	50	0.08%	$53,896	44	0.08%	$51,990	42	0.08%
Savings deposits	135,035	230	0.17%	91,232	228	0.25%	73,694	247	0.34%
Time deposits	163,997	2,043	1.25%	152,194	2,592	1.70%	149,788	3,220	2.15%
Borrowed funds	57,735	655	1.13%	52,717	814	1.54%	62,951	1,311	2.08%

Total interest-bearing liabilities	420,113	2,978	0.71%	350,039	3,678	1.05%	338,423	4,820	1.42%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	91,148			70,543			58,601
Other liabilities	2,230			2,073			1,544
Shareholders’ equity	51,384			48,674			47,081

Total liabilities and equity	$564,875			$471,329			$445,649

Net interest income		$17,606			$16,340			$15,570

Net interest margin			3.31%			3.65%			3.68%
Net interest spread			3.16%			3.43%			3.40%

(1)	Average balances have been computed on an average daily basis.
(2)	Average rates have been computed based on the amortized cost of the corresponding asset or liability.
(3)	Average loan balances include nonaccrual loans.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         11

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

	RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1
	2012 v. 2011			2011 v. 2010
(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume	Rate
Increase (decrease) in interest income:
Interest-earning deposits	$65	$58	$7	$5	$7	$(2)
Securities:
Taxable	134	845	(711)	(110)	434	(544)
Tax exempt	65	42	23	67	66	1
Loans	302	1,216	(914)	(334)	279	(613)

Total interest income change	566	2,161	(1,595)	(372)	786	(1,158)

Increase (decrease) in interest expense:
Demand deposits	6	8	(2)	2	2	0
Savings deposits	2	75	(73)	(19)	44	(63)
Time deposits	(549)	147	(696)	(628)	41	(669)
Other borrowed funds	(159)	57	(216)	(497)	(158)	(339)

Total interest expense change	(700)	287	(987)	(1,142)	(71)	(1,071)

Net interest income	$1,266	$1,874	$(608)	$770	$857	$(87)

(1)	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $823 thousand for 2012, $950 thousand for 2011 and $1.2 million for 2010. Lower provision expense in 2012 and 2011 reflects improving economic conditions which have led to a decrease in charge-offs and nonperforming loans. See “Financial Condition – Allowance for Loan Losses” below for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	Year Ended December 31
	Change from 2011				Change from 2010
(Dollars in thousands)	2012	Amount	%	2011	Amount	%	2010
Service charges on deposit accounts	$1,305	$171	15.1%	$1,134	$8	0.7%	$1,126
Trust services	671	(6)	(0.9)	677	22	3.4	655
Debit card interchange fees	797	166	26.3	631	124	24.5	507
Securities gain (loss)	—	(237)	(100.0)	237	89	60.1	148
Gain on sale of loans, including MSR’s	591	372	169.9	219	(23)	(9.5)	242
Other	840	230	37.7	610	13	2.2	597

Total noninterest income	$4,204	$696	19.8%	$3,508	$233	7.1%	$3,275

12         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

Noninterest income increased $696 thousand, or 19.8% for 2012 as compared to 2011. Service charges on deposits increased $171 thousand and debit card interchange fees increased $166 thousand in 2012 as compared to 2011, reflecting the increase in accounts following the fourth quarter 2011 Wooster branch acquisition. Trust services income decreased in 2012 as brokerage fees declined $36 thousand, or 20%, and trust revenue increased $30 thousand, or 6%. The average market value of trust assets under management during 2012 and 2011 was $75.7 million and $68.4 million, respectively. Gain on sale of loans increased in 2012 from 2011 due to volume increases in 1-4 family residential mortgages sold into the secondary market, reflecting a consumer refinancing wave due to historically low mortgage rates. There were no securities sold in 2012. Other income increased $230 thousand in 2012 over 2011 primarily from increases in cash surrender value of bank-owned life insurance of $124 thousand following an additional $5 million purchase of bank-owned life insurance during first quarter 2012, an increase of $28 thousand in all other credit card fee income and an increase of $10 thousand in noncustomer ATM usage in 2012 over 2011.

Noninterest income increased $233 thousand for 2011 as compared to 2010. The annual increase was due to a $124 thousand increase in debit card interchange fees as customers move towards electronic transactions and away from checks and other forms of payment. The Company anticipates some market-related long-term impact on its electronic banking fees in the future from caps on debit card interchange fees even though CSB is not directly subject to the new regulations. CSB recognized an $89 thousand increase in net securities gains as mortgage-backed securities were sold when prepayments increased on high coupon mortgages. Gains on sale of mortgage loans decreased as the volume of loans refinancing in 2011 was lower than 2010. Trust fees improved 3.4% for the year due to higher average trust assets.

Noninterest Expenses

	Year Ended December 31
	Change from 2011				Change from 2010
(Dollars in thousands)	2012	Amount	%	2011	Amount	%	2010
Salaries and employee benefits	$7,960	$501	6.7%	$7,459	$579	8.4%	$6,880
Occupancy expense	1,025	135	15.2	890	82	10.1	808
Equipment expense	618	94	17.9	524	27	5.4	497
Professional and director fees	814	101	14.2	713	82	13.0	631
Franchise tax expense	542	(8)	(1.5)	550	14	2.6	536
Marketing and public relations	392	72	22.5	320	(2)	(0.6)	322
Software expense	391	18	4.8	373	3	0.8	370
Debit card expense	304	51	20.2	253	21	9.1	232
Amortization of intangible assets	140	62	79.5	78	15	23.8	63
FDIC insurance	328	(24)	(6.8)	352	(134)	(27.6)	486
Branch acquisition expense	8	(329)	(97.6)	337	337	N.M.	—
Net cost of operation of other real estate	33	58	N.M.	(25)	(54)	N.M.	29
Other	1,895	110	6.2	1,785	93	5.5	1,692

Total noninterest expenses	$14,450	$841	6.2%	$13,609	$1,063	8.5%	$12,546

N.M., not a meaningful value

Noninterest expense increased $841 thousand, or 6.2% in 2012 as compared to 2011. Salaries and wages increased $449 thousand due to a full year increase in personnel costs of the acquired branches and annual adjustments to compensation with employee benefits expense increasing $52 thousand from increased health insurance and retirement benefit costs. Occupancy expense increased $135 thousand and equipment expense increased $94 thousand as both expenses reflected the increase in the number of branches for a full year in 2012 as compared to 2011. Professional and director fees increased $101 thousand reflecting employment search fees for the Chief Operating Officer and commercial lending positions as well as fees spent to review the Company’s computer operating system. FDIC deposit insurance expense decreased $24 thousand in 2012 as compared to 2011 due to a prior year change in the calculation which resulted in a decreased rate for a full year in 2012 as compared to a partial year in 2011. Other expenses increased $110 thousand primarily due to the cost of running a larger institution.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         13

Noninterest expense increased $1.1 million, or 8.5% in 2011 as compared to 2010. In 2011, salaries and employee benefits increased $579 thousand, or 8.4% for the period, a result of the increase in the number of full-time equivalent (“FTE”) employees to 154 at December 31, 2011, as compared to 140 FTE count at December 31, 2010. The increase in staff occurred with the acquisition of the two Wooster branches, additional payroll costs incurred with the related conversion and an increase in support staff necessary to run a larger company. Branch acquisition costs of $337 thousand recognized in 2011 included system conversion and operations integration charges that were expensed as incurred. FDIC insurance decreased by $134 thousand, due to a new calculation of FDIC insurance expense, effective April 1, 2011. Professional and directors fees increased $82 thousand, or 13.0%, which included employment search fees, telecommunication and data processing consulting. Occupancy expense increased $82 thousand, or 10.1% in 2011 as compared to 2010, of which $49 thousand was attributable to the new branch offices.

Income Taxes

The provision for income taxes amounted to $2.0 million in 2012 and $1.6 million in 2011 and 2010, an effective rate of 30.4% in 2012 compared to 30.3% in 2011 and 31.0% in 2010. The increase in the effective tax rate during 2012 as compared to 2011 is due primarily to a higher total income.

FINANCIAL CONDITION

Total assets of the Company were $586.9 million at December 31, 2012, compared to $551.2 million at December 31, 2011, representing an increase of $35.7 million, or 6.5%. Net loans increased $39.9, million or 12.5%, while investment securities increased $6.3 million, or 4.9% and interest-earning deposits with other banks decreased $24.3 million. Deposits increased $31.9 million, or 7.2%, while other borrowings from the FHLB decreased by $6.5 million, or 33.9%.

Securities

Total investment securities increased $6.3 million, or 4.9% to $134.8 million at year-end 2012. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, other government agencies’ and corporations’ debt, and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock. During 2012, increases occurred in government agency and corporation debt, asset-backed securities in government sponsored agencies, state and political subdivision securities and corporate bonds.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2012, $10.8 million, or 64%, held an S&P or Moody’s investment grade rating and $6.1 million or 36% were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities and school districts in Ohio. Total gross unrealized security losses within the portfolio were 0.1% of total available-for-sale securities at December 31, 2012, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $40.4 million, or 12.5% during 2012. Volume increases were recognized in commercial loans of $27.9 million, or 14.2%, residential real estate loans of $6.9 million, or 6.7% and construction loans of $5.3 million, or 29.3%. The addition of two seasoned commercial lenders in the Company’s newly expanded markets, low interest rates and customers in the Company’s business footprint expanding their businesses in 2012 led to the increases in construction and commercial loans.

As investment spreads tightened in the mortgage-backed securities market, the Company developed marketing campaigns for fifteen year, lower fee, fixed-rate, owner occupied loans which drove the $6.9 million increase in residential real estate loans. Attractive interest rates in the secondary market drove consumer demand for longer-term 1-4 family fixed rate residential mortgages during 2012 as the Company sold $20 million of originated mortgages into the secondary market. This demand for low fixed-rate mortgages included refinancing of the Company’s in-house mortgage portfolio. Demand for home equity loans continued in 2012, with balances increasing $4.2 million. Installment lending improved slightly with consumer loans increasing 4.2% on a year over year basis to $6.5 million at December 31, 2012.

14         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

Management anticipates the Company’s local service areas will exhibit modest economic growth following an expansion period in 2012. Commercial and commercial real estate loans comprise approximately 61% of the total loan portfolio at year-end 2012 and 2011. Residential real estate decreased from 32% to approximately 30% between December 31, 2011 and December 31, 2012. Construction and land development loans increased from 5.6% to 6.4% of the total portfolio between 2011 and 2012. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne and Stark Counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2012 included $25.1 million, or 6.9% of total loans to lessors of non-residential buildings or dwellings; $18.7 million, or 5.1% of total loans to lessors of residential real estate; $15.5 million, or 4.3% of total loans to borrowers in the hotel, motel and lodging business and $14.0 million, or 3.9% of total loans to logging, sawmills and timber tract operations. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.

Nonperforming Assets, Impaired Loans and Loans Past Due 90 Days or More

Non-performing assets consist of non-accrual loans, loans past due 90 days and still accruing and other real estate acquired through or in lieu of foreclosure. Other impaired loans include certain loans that are internally classified as substandard or doubtful. Loans are placed on non-accrual status when they become past due 90 days or more, or when mortgage loans are past due as to principal and interest 120 days or more, unless they are both well secured and in the process of collection.

Non-Performing Assets	31-Dec
(Dollars in thousands)	2012	2011
Nonaccrual loans:
Commercial	$483	$13
Commercial real estate	1,745	1,526
Residential real estate	805	1,193
Construction & land development	173	176
Loans past due 90 days and still accruing:
Commercial	—	150
Commercial real estate	—	141
Residential real estate	131	282
Construction & land development	—	8

Total non-performing loans	3,337	3,489
Other real estate owned	25	10

Total non-performing assets	$3,362	$3,499

Non-performing assets as a percentage of loans plus other real estate	0.92%	1.08%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans and selected other loans. Collectability of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Company’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         15

Allowance For Loan Losses	For the Year Ended
(Dollars in thousands)	2012		2011
Beginning balance of allowance for loan losses	$4,082		$4,031
Provision for loan losses	823		950
Charge-offs:
Commercial	29		487
Commercial real estate	283		68
Residential real estate & home equity	106		297
Construction & land development	—		41
Consumer	39		86
Deposit accounts	50		35
Credit cards	—		—

Total charge-offs	507		1,014
Recoveries:
Commercial	16		38
Commercial real estate	—		—
Residential real estate & home equity	102		19
Construction & land development	—		—
Consumer	44		46
Deposit accounts	20		11
Credit cards	—		1

Total recoveries	182		115

Net charge-offs	325		899

Ending balance of allowance for loan losses	$4,580		$4,082

Net charge-offs as a percentage of average total loans	0.09%		0.28%
Allowance for loan losses as a percentage of total loans	1.26		1.26
Allowance for loan losses to total non-performing loans	1.37	x	1.17	x
Components of the allowance for loan losses:
General reserves	$3,801		$3,560
Specific reserve allocations	779		522

Total allowance for loan losses	$4,580		$4,082

The allowance for loan losses totaled $4.6 million, or 1.26%, of total loans at year-end 2012 as compared to $4.1 million, or 1.26% of total loans at year-end 2011. Net charge-offs for 2012 totaled $325 thousand as compared to net charge-offs of $899 thousand in 2011.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $3.3 million, or 0.9% of loans at year-end 2012 as compared to $3.5 million, or 1.1% of loans at year-end 2011. Impaired loans were $10.2 million at year-end 2012 as compared to $7.3 million at year-end 2011. The decrease in nonperforming loans reflects an improvement in the economy of the Company’s market area with decreasing unemployment levels and economic stabilization since 2011. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

16         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

Other Assets

Net premises and equipment decreased $38 thousand to $8.5 million at year-end 2012 primarily as depreciation exceeded the purchase of equipment and furniture in 2012. Other real estate owned at December 31, 2011 was $25 thousand as compared to $10 thousand owned at December 31, 2011. Bank-owned life insurance of $5 million was purchased on the lives of senior management during first quarter 2012. At December 31, 2012 the Company recognized a net deferred tax liability of $476 thousand as compared to a net deferred tax liability of $202 thousand at December 31, 2011. The change in the Company’s net deferred tax position resulted primarily from the increase in the net deferred liability related to the unrealized gain on securities available for sale and the usage of the net operating loss carry forward resulting from the acquisition of Indian Village Bancorp in 2008.

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as alternative investment options. Demand and savings deposits increased for the year ended 2012, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2011
(Dollars in thousands)	2012	2011	Amount	%
Noninterest-bearing demand	$104,147	$85,890	$18,257	21.3%
Interest-bearing demand	74,429	61,830	12,599	20.4
Traditional savings	67,957	57,517	10,440	18.2
Money market savings	70,837	65,787	5,050	7.7
Time deposits in excess of $100,000	54,163	60,090	(5,927)	(9.9)
Other time deposits	103,910	112,439	(8,529)	(7.6)

Total deposits	$475,443	$443,553	$31,890	7.2%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions and advances from the FHLB. Short-term borrowings, which consist of securities sold under repurchase agreements, increased $6.9 million, while other borrowings which consist of FHLB advances decreased $6.5 million due to maturities and required principal repayments during 2012.

CAPITAL RESOURCES

Total shareholders’ equity increased to $52.5 million at December 31, 2012 as compared to $49.4 million at December 31, 2011. This increase was primarily due to $4.5 million of net income in 2012, which was partially offset by the payment of cash dividends of $2.0 million. The Board of Directors announced a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2012, approximately forty-one thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2012 or 2011.

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

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         17

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

LIQUIDITY

	December 31		Change
(Dollars in millions)	2012	2011	from 2011
Cash and cash equivalents	$67	$82	$(15)
Unused lines of credit	41	31	10
Unpledged securities at fair market value	59	61	(2)

	$167	$174	$(7)

Net deposits and short-term liabilities	$444	$420	$24

Liquidity ratio	37.6%	41.5%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s liquidity ratio remained high in 2012 following the receipt of $61 million in cash through the Wooster branch acquisition in fourth quarter 2011. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2012 and 2011. Additional sources of liquidity include net income, loan repayments, and adjustments of interest rates to attract deposit accounts.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2012 included net loan originations of $41 million and the maturities and calls of securities totaling $76 million, offset by $82 million in securities purchases and the $5 million purchase of bank-owned life insurance. The Company’s financing activities included a $32 million increase in deposits, a $7 million increase in securities sold under agreements to repurchase and a $6 million net repayment of FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2012 and 2011. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two year period. The tests assume a quarterly ramped 100, 200, 300 and 400 basis point increase and a 100 basis point decrease in 2012 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve month period of the twenty-four month horizon.

18         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

Net Interest Income at Risk

	December 31, 2012
Change in Interest Rates (basis points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits
	(Dollars in thousands)
+400	$19,420	$1,762	10.0%	+/-25%
+300	18,982	1,324	7.5	+/-15
+200	18,507	849	4.8	+/-10
+100	18,053	395	2.2	+/-5
0	17,658	—	—
-100	17,483	(175)	(1.0)	+/-5

	December 31, 2011
+400	$17,500	$818	4.9%	+/-25%
+300	17,241	559	3.4	+/-15
+200	17,028	346	2.1	+/-10
+100	16,857	175	1.0	+/-5
0	16,682	—	—

Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2012 and 2011.

Economic Value of Equity at Risk

	December 31, 2012
Change in Interest Rates (basis points)	Percentage Change	Board Policy Limits
+400	19.0%	+/-35%
+300	17.4	+/-30
+200	14.8	+/-20
+100	9.5	+/-15

	December 31, 2011
+400	-10.9%	+/-35%
+300	-4.6	+/-30
+200	-0.7	+/-20
+100	1.9	+/-15

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

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         19

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2012, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 19.0%, as compared to a decrease of 10.9% as of December 31, 2011. This positive change resulted from the Company using bank specific life data on nonmaturity deposits in 2012 as compared to the 2011 year-end Economic Value of Equity at Risk model using published Office of Thrift Supervision nonmaturity deposit life data. The Company’s specific nonmaturity deposit lives ran 4-10x the life of the OTS published report. The Company capped the deposit lives at 25-50% of their actual historical lives to analyze the Economic Value at Risk in 2012. The Company was within all Board-approved limits at December 31, 2012 and 2011.

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

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2012 and 2011 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2012:

	Amount of Commitment to Expire Per Period
(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years
Commercial lines-of-credit	$52,367	$50,079	$756	$1,000	$532
Real estate lines-of-credit	33,691	1,927	5,717	4,969	21,078
Consumer lines-of-credit	932	932	—	—	—
Credit cards lines-of-credit	3,330	3,330	—	—	—
Overdraft privilege	6,629	6,629	—	—	—
Commercial real estate loan commitments	8,880	130	4,500	2,200	2,050
Letters of credt	1,539	1,539	—	—	—

Total commitments	$107,368	$64,566	$10,973	$8,169	$23,660

20         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

As indicated in Note 10 to the consolidated financial statements, the Company had $107.4 million in total loan commitments at the end of 2012, with $65 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2012:

	Payment Due by period
(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years
Total time deposits	$158,073	$97,619	$41,775	$18,679	$—
Short-term borrowings	43,992	43,992	—	—	—
Other borrowings	12,672	215	2,359	10,098	—
Operating leases	1,096	299	593	204	—

Total obligations	$215,833	$142,125	$44,727	$28,981	$—

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2012 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the determination of other-than-temporary impairment on investment securities and the allowance for loan losses as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         21

CSB accounts for business combinations using the acquisition method of accounting. Goodwill and intangible assets with indefinite useful lives are not amortized. Intangible assets with finite useful lives, consisting of core deposit intangibles, are amortized using accelerated methods over their estimated weighted-average useful lives, approximating ten years. Additional information is presented in Note 5, Core Deposit Intangible Asset.

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the over-the-counter-bulletin-board through broker/dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, markdown or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2012 and 2011. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarter Ended	High	Low	Dividends Declared
March 31, 2012	$20.00	$16.00	$492,264
June 30, 2012	20.50	17.50	492,264
September 30, 2012	20.49	17.75	492,264
December 31, 2012	18.65	16.84	492,374
March 31, 2011	$15.67	$14.50	$492,264
June 30, 2011	16.00	14.57	492,264
September 30, 2011	15.99	14.34	492,264
December 31, 2011	17.07	14.77	492,264

As of December 31, 2012, the Company had 1,329 known shareholders of record and 2,736,060 outstanding shares of common stock.

22         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2012.

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

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         23

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM REPORT

Board of Directors and Shareholders

CSB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

March 7, 2013

24         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2011

(Dollars in thousands)	2012	2011
ASSETS
Cash and cash equivalents
Cash and due from banks	$21,485	$12,519
Interest-earning deposits in other banks	45,393	69,739

Total cash and cash equivalents	66,878	82,258

Securities
Available-for-sale, at fair value	129,291	123,026
Restricted stock, at cost	5,463	5,463

Total securities	134,754	128,489

Loans	364,580	324,182
Less allowance for loan losses	4,580	4,082

Net loans	360,000	320,100

Premises and equipment, net	8,475	8,513
Core deposit intangible	894	1,034
Goodwill	4,728	4,728
Bank-owned life insurance	8,298	3,068
Accrued interest receivable and other assets	2,873	3,043

TOTAL ASSETS	$586,900	$551,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest-bearing	$104,147	$85,890
Interest-bearing	371,296	357,663

Total deposits	475,443	443,553

Short-term borrowings	43,992	37,073
Other borrowings	12,672	19,161
Accrued interest payable and other liabilities	2,340	2,017

Total liabilities	534,447	501,804

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,736,060 shares in 2012 and 2,734,799 in 2011	18,629	18,629
Additional paid-in capital	9,974	9,994
Retained earnings	26,962	24,391
Treasury stock at cost—244,542 shares in 2012 and 245,803 in 2011	(4,976)	(5,015)
Accumulated other comprehensive income	1,864	1,430

Total shareholders’ equity	52,453	49,429

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$586,900	$551,233

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         25

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands, except per share data)	2012	2011	2010
INTEREST AND DIVIDEND INCOME
Loans, including fees	$17,279	$16,977	$17,311
Taxable securities	2,672	2,538	2,648
Nontaxable securities	486	421	354
Other	147	82	77

Total interest and dividend income	20,584	20,018	20,390

INTEREST EXPENSE
Deposits	2,323	2,864	3,509
Short-term borrowings	91	139	201
Other borrowings	564	675	1,110

Total interest expense	2,978	3,678	4,820

NET INTEREST INCOME	17,606	16,340	15,570
PROVISION FOR LOAN LOSSES	823	950	1,235

Net interest income, after provision for loan losses	16,783	15,390	14,335

NONINTEREST INCOME
Service charges on deposit accounts	1,305	1,134	1,126
Trust services	671	677	655
Debit card interchange fees	797	631	507
Securities gain, net	—	237	148
Gain on sale of loans, net	591	219	242
Other income	840	610	597

Total noninterest income	4,204	3,508	3,275

NONINTEREST EXPENSES
Salaries and employee benefits	7,960	7,459	6,880
Occupancy expense	1,025	890	808
Equipment expense	618	524	497
Professional and director fees	814	713	631
Franchise tax expense	542	550	536
Marketing and public relations	392	320	322
Software expense	391	373	370
Debit card expense	304	253	232
Amortization of intangible assets	140	78	63
FDIC insurance expense	328	352	486
Branch acquisition expense	8	337	—
Net cost of operation of other real estate	33	(25)	29
Other expenses	1,895	1,785	1,692

Total noninterest expenses	14,450	13,609	12,546

Income before income taxes	6,537	5,289	5,064
FEDERAL INCOME TAX PROVISION	1,990	1,602	1,568

NET INCOME	$4,547	$3,687	$3,496

NET INCOME PER SHARE
Basic	$1.66	$1.35	$1.28

Diluted	$1.66	$1.35	$1.28

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

26         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)	2012	2011	2010
Net income	$4,547	$3,687	$3,496

Other comprehensive income
Unrealized gains (losses) arising during the period	657	1,081	(148)
Income tax effect	(223)	(368)	50
Reclassification adjustment for gains on available for sale securities included in net income	—	(237)	(148)
Income tax effect	—	81	51

Other comprehensive income (loss)	434	557	(195)

Total comprehensive income	$4,981	$4,244	$3,301

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         27

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Accumulated other comprehensive income	Total
BALANCE AT December 31, 2009	$18,629	$9,994	$21,146	$(5,015)	$1,068	$45,822
Net income	—	—	3,496	—	—	3,496
Other comprehensive loss	—	—	—	—	(195)	(195)
Cash dividends declared, $0.72 per share	—	—	(1,969)	—	—	(1,969)

BALANCE AT December 31, 2010	$18,629	$9,994	$22,673	$(5,015)	$873	$47,154
Net income	—	—	3,687	—	—	3,687
Other comprehensive income	—	—	—	—	557	557
Cash dividends declared, $0.72 per share	—	—	(1,969)	—	—	(1,969)

BALANCE AT December 31, 2011	$18,629	$9,994	$24,391	$(5,015)	$1,430	$49,429
Net income	—	—	4,547	—	—	4,547
Other comprehensive income	—	—	—	—	434	434
Stock options exercised, 1,261 shares	—	(20)	(7)	39	—	12
Cash dividends declared, $0.72 per share	—	—	(1,969)	—	—	(1,969)

BALANCE AT December 31, 2012	$18,629	$9,974	$26,962	$(4,976)	$1,864	$52,453

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

28         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,547	$3,687	$3,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	644	662	645
Deferred income taxes	(50)	345	293
Provision for loan losses	823	950	1,235
Gain on sale of loans, net	(591)	(219)	(242)
Securities gain, net	—	(237)	(148)
Security amortization, net of accretion	553	226	121
Secondary market loan sale proceeds	20,873	7,201	11,362
Originations of secondary market loans held-for-sale	(20,384)	(7,019)	(10,831)
Effects of changes in operating assets and liabilities:
Net deferred loan costs	63	35	62
Accrued interest receivable	32	(134)	100
Accrued interest payable	(47)	(31)	(109)
Prepaid FDIC assessment	292	345	437
Other assets and liabilities	309	(37)	(419)

Net cash provided by operating activities	$7,064	$5,774	$6,002

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments	$76,220	$45,332	$51,234
Proceeds from sale	—	3,244	3,359
Purchases	(82,382)	(95,542)	(54,909)
Loan originations, net of repayments	(40,842)	(1,065)	(3,827)
Net cash from acquisition	—	60,872	—
Proceeds from sale of other real estate	26	883	476
Property, equipment and software acquisitions	(953)	(586)	(103)
Purchase of bank-owned life insurance	(5,000)	—	—

Net cash provided by (used in) investing activities	$(52,931)	$13,138	$(3,770)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         29

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011 and 2010

(Dollars in thousands)	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$32,021	$15,648	$24,084
Net change in short-term borrowings	6,919	5,055	3,254
Repayment of other borrowings	(6,489)	(3,748)	(21,902)
Cash dividends paid	(1,969)	(1,969)	(1,969)
Proceeds from stock options exercised	5	—	—

Net cash provided by financing activities	30,487	14,986	3,467

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,380)	33,898	5,699
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$82,258	$48,360	$42,661

CASH AND CASH EQUIVALENTS AT END OF YEAR	$66,878	$82,258	$48,360

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$3,155	$3,769	$5,206
Income taxes	1,690	1,525	1,310
Acquisition of noncash assets and liabilities:
Assets acquired	—	13,631	—
Liabilities assumed	—	74,503	—
Noncash investing activities:
Transfer of loans to other real estate owned	56	814	337

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

30        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated in 1991 in the State of Ohio, and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank of Millersburg, Ohio (the “Bank”) and CSB Investment Services, LLC. The Company, through its subsidiaries, operates in one industry segment; the commercial banking industry.

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its sixteen Banking Centers located in Holmes, Tuscarawas, Wayne and Stark Counties in Ohio and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential real estate, commercial real estate, commercial and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

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

CASH AND CASH EQUIVALENTS

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand and amounts due from banks which mature overnight or within ninety days.

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balance at December 31, 2012 and 2011 was $0 and $400,000, respectively.

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

Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in non-interest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the receipt of principal and interest according to the contractual terms, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability to hold the security is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability to hold the security requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the Consolidated Statements of Income.

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

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         31

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Cincinnati has reported profits for 2012 and 2011, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2012 or 2011.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $25 thousand and $10 thousand at December 31, 2012 and 2011, respectively.

32        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method.

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested at least annually for impairment, in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2012 or 2011.

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

BANK-OWNED LIFE INSURANCE

The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheets and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as non-interest income.

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations, which securities are not deposits and are not covered by federal deposit insurance.

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $190 thousand, $175 thousand and $169 thousand for the years ended 2012, 2011 and 2010 respectively.

FEDERAL INCOME TAXES

The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.

STOCK-BASED COMPENSATION

The Company sponsors a stock-based compensation plan, administered by a committee, under which incentive stock options may be granted periodically to certain employees. The Company recorded no stock-based compensation expense for 2012, 2011 or 2010.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        33

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

There was no income tax benefit recognized in the accompanying Consolidated Statements of Income related to stock-based compensation in 2012, 2011 or 2010. Shares issued in connection with stock option exercises were issued from available treasury shares in 2012.

As of December 31, 2012, there was no unrecognized compensation cost related to unvested share-based compensation awards granted. All shares are vested.

The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. There were no option grants for the years ended December 31, 2012 and 2011.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains and losses in net income. Although certain changes in assets and liabilities such as unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the Consolidated Balance Sheets, these items along with net income are components of comprehensive income.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2012	2011	2010
Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(245,713)	(245,803)	(245,803)

Total weighted average common shares outstanding (basic)	2,734,889	2,734,799	2,734,799
Dilutive effect of assumed exercise of stock options	252	39	—

Weighted average common shares outstanding (diluted)	2,735,141	2,734,838	2,734,799

Dividends per share are based on the number of shares outstanding at the declaration date.

There were 29,760 stock options to purchase common stock for $18.00 per share that were antidilutive at December 31, 2012 and 2011 and there were 39,945 stock options to purchase common stock for $15.00 to $18.00 per share that were antidilutive at December 31, 2010.

ACCOUNTING DEVELOPMENTS

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRSs”). Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The Company has provided the necessary disclosure in Note 14.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRSs, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in

34        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has provided the necessary disclosure in the Statement of Comprehensive Income.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In July, 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 gives entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite-lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite-lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 (early adoption permitted). This ASU is not expected to have a significant impact on the Company’s financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The amendments clarify that the scope of Update 2011-11 applies to derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of Update 2011-11. This ASU is not expected to have a significant impact on the Company’s financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company is currently evaluating the impact that these disclosures will have on its financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        35

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consist of the following at December 31:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
2012
Available-for-sale:
U.S. Treasury security	$100	$—	$—	$100
Obligations of U.S. Government corporations and agencies	35,996	27	43	35,980
Mortgage-backed securites in government sponsored entities	66,933	2,107	1	69,039
Asset-backed securities in government sponsored entities	2,862	—	39	2,823
Obligations of states and political subdivisions	16,194	701	12	16,883
Corporate bonds	4,313	112	28	4,397

Total debt securities	126,398	2,947	123	129,222
Equity securities in financial institutions	69	9	9	69

Total available-for-sale	126,467	2,956	132	129,291
Restricted stock	5,463	—	—	5,463

Total securities	$131,930	$2,956	$132	$134,754

2011
Available-for-sale:
U.S. Treasury security	$100	$—	$—	$100
Obligations of U.S. Government corporations and agencies	28,263	83	23	28,323
Mortgage-backed securites in government sponsored entities	74,834	1,562	64	76,332
Obligations of states and political subdivisions	14,148	732	—	14,880
Corporate bonds	3,445	6	121	3,330

Total debt securities	120,790	2,383	208	122,965
Equity securities in financial institutions	69	3	11	61

Total available-for-sale	120,859	2,386	219	123,026
Restricted stock	5,463	—	—	5,463

Total securities	$126,322	$2,386	$219	$128,489

36         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2012, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized cost	Fair value
Available-for-sale:
Due in one year or less	$411	$417
Due after one through five years	16,436	16,787
Due after five through ten years	25,564	25,991
Due after ten years	83,987	86,027

Total debt securities available-for-sale	$126,398	$129,222

Securities with a carrying value of approximately $79.2 million and $70.4 million were pledged at December 31, 2012 and 2011, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $5.0 million at December 31, 2012 and 2011. Federal Reserve Bank stock was $471 thousand at December 31, 2012 and 2011.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales. There were no securities sold during 2012.

	For the Years ended December 31,
(Dollars in thousands)	2011	2010
Proceeds	$3,244	$3,359
Realized gains	$237	$148
Realized losses	—	—
Impairment losses	—	—

Net securities gains	$237	$148

The income tax provision applicable to realized gains amounted to $81 thousand in 2011 and $51 thousand in 2010. There were no tax benefits recognized from gross realized losses in 2011 or 2010.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        37

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
(Dollars in thousands)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
2012
Obligations of U.S. Corporations and agencies	$43	$15,957	$—	$—	$43	$15,957
Mortgage-backed securities in government sponsored entities	1	344	—	—	1	344
Asset-backed securities in government sponsored entities	39	1,833	—	—	39	1,833
Obligations of states and political subdivisions	12	1,737	—	—	12	1,737
Corporate bonds	4	366	24	975	28	1,341

Total debt securities	99	20,237	24	975	123	21,212
Equity securities in financial institutions	—	—	9	45	9	45

Total temporarily impaired securities	$99	$20,237	$33	$1,020	$132	$21,257

2011
Obligations of U.S. Corporations and agencies	$23	$6,974	$—	$—	$23	$6,974
Mortgage-backed securities in government sponsored entities	63	16,794	1	192	64	16,986
Corporate bonds	49	2,397	72	428	121	2,825

Total debt securities	135	26,165	73	620	208	26,785
Equity securities in financial institutions	—	—	11	43	11	43

Total temporarily impaired securities	$135	$26,165	$84	$663	$219	$26,828

There were twenty-three (23) securities in an unrealized loss position at December 31, 2012, four (4) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2012 and has recognized the total amount of the impairment in accumulated other comprehensive income, net of tax.

38        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consist of the following at December 31:

(Dollars in thousands)	2012	2011
Commercial	$104,899	$89,828
Commercial real estate	119,192	106,332
Residential real estate	110,412	103,518
Construction & land development	23,358	18,061
Consumer	6,480	6,216

Total loans before deferred costs	364,341	323,955
Deferred loan costs	239	227

Total Loans	$364,580	$324,182

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2012 and 2011, approximately 81% and 89%, respectively of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction and land development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources or repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         39

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The Company originates consumer loans utilizing a judgmental underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk.

The Company maintains an independent loan review department that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2012 and 2011, there were no concentrations of loans related to any single industry.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2012, 2011 and 2010. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
December 31, 2012
Beginning balance, January 1	$1,024	$1,673	$894	$180	$78	$233	$4,082
Provision for loan losses	(78)	512	206	73	23	87	823
Charge-offs	(29)	(283)	(106)	—	(89)		(507)
Recoveries	16	—	102	—	64		182

Net charge-offs	(13)	(283)	(4)	—	(25)		(325)

Ending balance	$933	$1,902	$1,096	$253	$76	$320	$4,580

December 31, 2011
Beginning balance, January 1	$1,179	$1,183	$1,057	$213	$80	$319	$4,031
Provision for loan losses	294	558	115	8	61	(86)	950
Charge-offs	(487)	(68)	(297)	(41)	(121)		(1,014)
Recoveries	38	—	19	—	58		115

Net charge-offs	(449)	(68)	(278)	(41)	(63)		(899)

Ending balance	$1,024	$1,673	$894	$180	$78	$233	$4,082

December 31, 2010
Beginning balance, January 1	$1,031	$1,338	$1,140	$246	$77	$228	$4,060
Provision for loan losses	534	32	405	110	63	91	1,235
Charge-offs	(479)	(187)	(488)	(143)	(92)		(1,389)
Recoveries	93	—	—	—	32		125

Net charge-offs	(386)	(187)	(488)	(143)	(60)		(1,264)

Ending balance	$1,179	$1,183	$1,057	$213	$80	$319	$4,031

40        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and based on impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
2012
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$85	$522	$172	$—	$—	$—	$779
Collectively evaluated for impairment	848	1,380	924	253	76	320	3,801

Total ending allowance balance	$933	$1,902	$1,096	$253	$76	$320	$4,580

Loans:
Loans individually evaluated for impairment	$4,315	$4,573	$1,137	$166	$—		$10,191
Loans collectively evaluated for impairment	100,584	114,619	109,275	23,192	6,480		354,150

Total ending loans balance	$104,899	$119,192	$110,412	$23,358	$6,480		$364,341

2011
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$165	$304	$53	$—	$—	$—	$522
Collectively evaluated for impairment	859	1,369	841	180	78	233	3,560

Total ending allowance balance	$1,024	$1,673	$894	$180	$78	$233	$4,082

Loans:
Loans individually evaluated for impairment	$4,605	$2,476	$182	$—	$—		$7,263
Loans collectively evaluated for impairment	85,223	103,856	103,336	18,061	6,216		316,692

Total ending loans balance	$89,828	$106,332	$103,518	$18,061	$6,216		$323,955

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        41

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Average recorded investment	Interest Income recognized
2012
Commercial	$4,315	$—	$4,329	$4,329	$85	$4,123	$167
Commercial real estate	4,906	1,723	2,849	4,572	522	4,396	152
Residential real estate	1,223	86	1,057	1,143	172	770	18
Construction & land development	173	166	—	166	—	167	—

Total impaired loans	$10,617	$1,975	$8,235	$10,210	$779	$9,456	$337

2011
Commercial	$4,605	$—	$4,605	$4,605	$165	$2,890	$91
Commercial real estate	2,621	—	2,476	2,476	304	2,924	78
Residential real estate	182	—	182	182	53	103	—
Construction & land development	—	—	—	—	—	—	—

Total impaired loans	$7,408	$—	$7,263	$7,263	$522	$5,917	$169

2010
Commercial	$644	$51	$571	$622	$106	$571	$2
Commercial real estate	1,047	109	777	886	132	1,631	—
Residential real estate	590	298	—	298	—	97	—
Construction & land development	683	—	440	440	92	483	—

Total impaired loans	$2,964	$458	$1,788	$2,246	$330	$2,782	$2

42        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 days past due	60-89 days past due	90 days + past due	Non-accrual	Total past due and non- accrual	Total loans
2012
Commercial	$104,348	$60	$8	$—	$483	$551	$104,899
Commercial real estate	117,372	41	34	—	1,745	1,820	119,192
Residential real estate	108,574	472	430	131	805	1,838	110,412
Construction & land development	23,180	—	5	—	173	178	23,358
Consumer	6,325	132	23	—	—	155	6,480

Total Loans	$359,799	$705	$500	$131	$3,206	$4,542	$364,341

2011
Commercial	$89,365	$272	$28	$150	$13	$463	$89,828
Commercial real estate	103,828	587	250	141	1,526	2,504	106,332
Residential real estate	100,297	1,443	303	282	1,193	3,221	103,518
Construction & land development	17,885	—	—	—	176	176	18,061
Consumer	5,985	194	29	8	—	231	6,216

Total Loans	$317,360	$2,496	$610	$581	$2,908	$6,595	$323,955

Troubled Debt Restructurings

The Company had troubled debt restructurings of $8.7 million as of December 31, 2012, with $718 thousand of specific reserves allocated to customers whose loan terms have been modified in troubled debt restructurings. As of December 31, 2011, the Company had troubled debt restructurings of $8.5 million, with $516 thousand of specific reserves allocated.

Of the loans that were restructured in 2011, one loan in the amount of $54 thousand subsequently defaulted in 2012. Of the loans that were restructured in 2010, two loans totaling $199 thousand subsequently defaulted in 2011.

Loan modifications that are considered troubled debt restructurings completed during the year ended December 31:

(Dollars in thousands)	Number of loans restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
2012
Commercial real estate	2	$177	$177
Residential real estate	9	798	798

Total Restructured Loans	11	$975	$975

2011
Commercial	2	$4,440	$4,440
Commercial real estate	2	372	372
Residential real estate	5	286	286

Total Restructured Loans	9	$5,098	$5,098

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        43

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes commercial loans individually by classifying the loans as to credit risk. This analysis includes commercial loans with an outstanding balance greater than $275 thousand. This analysis is performed on an annual basis. The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass (Acceptable, Low Acceptable or Pass Watch) may exhibit a wide array of characteristics but at a minimum represent an acceptable risk to the bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales & earnings trends, acceptable liquidity and adequate cash flow. Loans are considered fully collectible and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $275 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class is as follows at December 31:

(Dollars in thousands)	Pass	Special mention	Substandard	Doubtful	Not rated	Total
2012
Commercial	$92,123	$5,854	$6,637	$—	$285	$104,899
Commercial real estate	102,602	5,671	8,459	—	2,460	119,192
Residential real estate	200	—	53	—	110,159	110,412
Construction & land development	18,063	2,750	1,244	—	1,301	23,358
Consumer	—	—	—	—	6,480	6,480

Total	$212,988	$14,275	$16,393	$—	$120,685	$364,341

2011
Commercial	$76,216	$5,147	$7,710	$—	$755	$89,828
Commercial real estate	84,846	10,385	8,686	—	2,415	106,332
Residential real estate	1,151	—	61	—	102,306	103,518
Construction & land development	12,695	4,340	168	—	858	18,061
Consumer	—	—	—	—	6,216	6,216

Total	$174,908	$19,872	$16,625	$—	$112,550	$323,955

44        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Non-performing loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Non-Performing	Total
2012
Commercial	$285	$—	$285
Commercial real estate	2,460	—	2,460
Residential real estate	109,276	883	110,159
Construction & land development	1,294	7	1,301
Consumer	6,480	—	6,480

Total	$119,795	$890	$120,685

2011
Commercial	$755	$—	$755
Commercial real estate	2,415	—	2,415
Residential real estate	100,892	1,414	102,306
Construction & land development	850	8	858
Consumer	6,208	8	6,216

Total	$111,120	$1,430	$112,550

Loans serviced for others approximated $60.2 million and $49.9 million at December 31, 2012 and 2011, respectively.

Mortgage Servicing Rights

For the years ended December 31, 2012 and 2011, the Company had outstanding mortgage servicing rights (“MSRs”) of $214 thousand and $167 thousand, respectively. No valuation allowance was recorded at December 31, 2012 or 2011 as the fair value of the MSRs exceeded their carrying value. On December 31, 2012, the Company had $52.7 million residential mortgage loans with servicing retained as compared to $44.3 million with servicing retained at December 31, 2011.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        45

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31:

(Dollars in thousands)	2012	2011
Land and improvements	$1,489	$1,489
Buildings and improvements	9,422	9,422
Furniture and equipment	6,763	6,272
Leashold improvements	260	260

	17,934	17,443
Accumulated depreciation	9,459	8,930

Premises and equipment, net	$8,475	$8,513

The Bank leases certain office locations. Total rental expense under these leases approximated $298 thousand, $187 thousand, and $142 thousand in 2012, 2011 and 2010, respectively. Depreciation expense amounted to $567 thousand, $530 thousand and $527 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

Future minimum lease payments at December 31, 2012 were as follows:

(Dollars in thousands)
2013	$299
2014	299
2015	294
2016	172
2017	32

Total	$1,096

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2012, with $706 thousand recorded as a result of the acquisition of two branches in Wooster, Ohio in 2011. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $140 thousand, $78 thousand and $63 thousand in 2012, 2011 and 2010, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2012	2011	2010
Gross carrying amount	$1,251	$1,251	$545
Accumulated amortization	(357)	(217)	(139)

Net carrying amount	$894	$1,034	$406

46         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2012 is as follows:

(Dollars in thousands)	Core deposit amortization
2013	$135
2014	129
2015	125
2016	121
2017	116
Thereafter	268

$894

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 are as follows:

(Dollars in thousands)	2012	2011
Demand	$74,429	$61,830
Savings	138,794	123,304
Time deposits:
In excess of $100,000	54,163	60,090
Other	103,910	112,439

Total interest-bearing deposits	$371,296	$357,663

At December 31, 2012, stated maturities of time deposits were as follows:

(Dollars in thousands)
2013	$97,619
2014	30,913
2015	10,862
2016	11,385
2017	7,294

Total	$158,073

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        47

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2012	2011
Balance at year-end	$43,992	$37,073
Average balance outstanding	40,893	32,577
Maximum month-end balance	43,992	37,073
Weighted-average rate at year-end	0.20%	0.25%
Weighted-average rate during the year	0.22	0.43

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.

Other borrowings

The following table sets forth information concerning other borrowings:

(Dollars in thousands)	Maturity range		Weighted average interest	Stated interest rate range		At December 31,
Description	From	To	rate	From	To	2012	2011
Fixed rate	3/14/2012	12/21/2017	3.62%	3.48%	3.73%	12,000	18,000
Fixed rate amortizing	1/1/2012	3/1/2017	6.01	4.80	7.15	672	1,161

						12,672	19,161

Maturities of other borrowings at December 31, 2012, are summarized as follows:

(Dollars in thousands) Year ending December 31	Amount	Weighted- average rate
2013	$215	6.06%
2014	2,190	3.91
2015	169	6.01
2016	96	5.84
2017	10,002	3.61

	$12,672	3.75%

Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2012 the Company has the capacity to borrow an additional $41.1 million from the FHLB.

48         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

(Dollars in thousands)	2012	2011	2010
Current	$2,040	$1,257	$1,275
Deferred	(50)	345	293

Total income tax provision	$1,990	$1,602	$1,568

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2012	2011	2010
Expected provision using statutory federal income tax rate	$2,223	$1,798	$1,722
Tax-exempt income on state and municipal securities and political subdivision loans	(269)	(169)	(149)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	6	8	9
Other	30	(35)	(14)

Total income tax provision	$1,990	$1,602	$1,568

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

(Dollars in thousands)	2012	2011
Allowance for loan losses	$1,470	$1,195
Net operating loss carryforward	598	727
Capital loss carryforward	35	35
Other	109	147

	2,212	2,104

Valuation allowance on deferred tax assets	(35)	(35)

Deferred tax assets	2,177	2,069

Premises and equipment	(399)	(389)
Federal Home Loan Bank stock dividends	(736)	(736)
Deferred loan fees	(173)	(121)
Unrealized gain on securities available for sale	(960)	(736)
Prepaid Expenses	(120)	(83)
Other	(265)	(206)

Deferred tax liabilities	(2,653)	(2,271)

Net deferred tax liability	$(476)	$(202)

The Company has a net operating loss tax carry-forward of approximately $1.8 million, as of December 31, 2012. The net operating loss carry-forward can be used to offset future taxable income and will begin to expire in tax year 2026.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         49

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized with the possible exception of the capital loss carry forward due to expire in 2014. A valuation allowance for the capital loss carry forward is reflected at December 31, 2012 and 2011. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. CSB recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, CSB is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2009.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.5% of each eligible participant’s compensation for 2012, 2011 and 2010, respectively. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $270 thousand, $242 thousand and $199 thousand for 2012, 2011 and 2010, respectively.

The Company maintains a stock option plan. No stock options were granted during the three years presented.

The following summarizes stock options activity for the years ended December 31:

	2012		2011		2010
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	39,620	$17.49	39,945	$17.48	40,195	$17.47
Granted	—	—	—	—	—	—
Exercised	(4,650)	16.05	—	—	—	—
Forfeited	(3,210)	16.06	(325)	(16.05)	(250)	(16.05)

Outstanding at end of year	31,760	17.85	39,620	17.49	39,945	17.48

Options exercisable at year-end	31,760	$17.85	39,620	$17.49	39,945	$17.48
Weighted-average fair value of options granted during year		N/A		N/A		N/A

Options outstanding at December 31, 2012 were as follows:

	Outstanding		Exercisable
Range of exercisable prices	Number	Weighted avereage remaining contractual life (years)	Number	Weighted average exercise price
$ 15.00	1,000	1.59	1,000	$15.00
16.10	1,000	0.55	1,000	16.10
18.00	29,760	3.21	29,760	18.00

Outstanding at year-end	31,760	3.07	31,760	$17.85

50        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE BENEFITS (CONTINUED)

The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $4,480 and $7,852 at December 31, 2012 and 2011, respectively. There were 4,650 stock options exercised in 2012 and no stock options exercised in 2011 and 2010. There were no share awards vested in 2012 or 2011.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2012	2011
Commitments to extend credit	$105,829	$90,845

Letters of credit	$1,539	$875

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, recognized inventory, property, plant and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2012 are due on demand or expire in 2013. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company requires collateral supporting these commitments when deemed appropriate.

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted by the Company to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year end December 31, 2012:

(Dollars in thousands)
Balance at beginning of year	$3,651
New loans and advances	4,108
Repayments, including loans sold	1,541

Balance at end of year	$6,218

Deposits from executive officers, directors and their related business interests at both December 31, 2012 and 2011 were approximately $10.5 million and $10.2 million.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        51

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2012 and 2011, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2012, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, are presented in the following tables:

	Actual		Minimum required for capital adequacy purposes		Minimum required to be well capitalized under prompt corrective action regulations
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2012
Total capital (to risk-weighted assets)
Consolidated	$49,534	13.3%	$29,707	8.0%	$37,134	10.0%
Bank	48,940	13.2	29,695	8.0	37,118	10.0
Tier I capital (to risk-weighted assets)
Consolidated	44,946	12.1	14,854	4.0	22,280	6.0
Bank	44,352	12.0	14,847	4.0	22,271	6.0
Tier I capital (to average assets)
Consolidated	44,946	7.9	22,794	4.0	28,493	5.0
Bank	44,352	7.8	22,788	4.0	28,485	5.0

	Actual		Minimum required for capital adequacy purposes		Minimum required to be well capitalized under prompt corrective action regulations
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2011
Total capital (to risk-weighted assets)
Consolidated	$46,300	14.2%	$26,133	8.0%	$32,667	10.0%
Bank	45,517	13.9	26,114	8.0	32,643	10.0
Tier I capital (to risk-weighted assets)
Consolidated	42,220	12.9	13,067	4.0	19,600	6.0
Bank	41,437	12.7	13,057	4.0	19,586	6.0
Tier I capital (to average assets)
Consolidated	42,220	8.1	20,971	4.0	26,214	5.0
Bank	41,437	7.9	20,965	4.0	26,207	5.0

52         2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2013, the Bank could dividend $6.2 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 follows:

(Dollars in thousands)	2012	2011
CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$388	$535
Investment in subsidiary bank	51,858	48,652
Securities available-for-sale	69	60
Other assets	207	196

TOTAL ASSETS	$52,522	$49,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$69	$14
Total shareholders’ equity	52,453	49,429

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$52,522	$49,443

(Dollars in thousands)	2012	2011	2010
CONDENSED STATEMENTS OF INCOME
Interest on securities	$2	$1	$1
Dividends from subsidiary	2,000	2,300	2,000

Total income	2,002	2,301	2,001
Operating expenses	354	336	483

Income before taxes and undistributed equity income of subsidiary	1,648	1,965	1,518
Income tax benefit	(120)	(115)	(164)
Equity earnings in subsidiary, net of dividends	2,779	1,607	1,814

NET INCOME	$4,547	$3,687	$3,496

COMPREHENSIVE INCOME	$4,981	$4,244	$3,301

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        53

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2012	2011	2010
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$4,547	$3,687	$3,496
Adjustments to reconcile net income to cash provided by operations:
Equity earnings in subsidiary, net of dividends	(2,779)	(1,607)	(1,814)
Change in other assets, liabilities	49	48	21

Net cash provided by operating activities	1,817	2,128	1,703

Cash flows from investing activities:
Purchase of investment securities	—	—	(4)

Net cash used in investing activities	—	—	(4)

Cash flows from financing activities:
Cash dividends paid	(1,969)	(1,969)	(1,969)
Cash received from exercise of stock options	5	—	—

Net cash used in financing activities	(1,964)	(1,969)	(1,969)

Increase (decrease) in cash	(147)	159	(270)
Cash at beginning of year	535	376	646

Cash at end of year	$388	$535	$376

NOTE 14 – FAIR VALUE MEASUREMENTS

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

Level I:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level II:	Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data by or other means including certified appraisals. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.

Level III:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

54        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2012 and December 31, 2011, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total
	December 31, 2012
Assets:
Securities available-for-sale
U.S. Treasury security	$100	$—	$—	$100
Obligations of U.S. government corporations and agencies	—	35,980	—	35,980
Mortgage-backed securities in government sponsored entities	—	69,039	—	69,039
Asset-backed securities in government sponsored entities	—	2,823	—	2,823
Obligations of states and political subdivisions	—	16,883	—	16,883
Corporate bonds	—	4,397	—	4,397

Total debt securities	100	129,122	—	129,222
Equity securities in financial institutions	69	—	—	69

Total available-for-sale securities	$169	$129,122	$—	$129,291

	December 31, 2011
Assets:
Securities available-for-sale
U.S. Treasury security	$100	$—	$—	$100
Obligations of U.S. government corporations and agencies	—	28,323	—	28,323
Mortgage-backed securities in government sponsored entities	—	76,332	—	76,332
Obligations of states and political subdivisions	—	14,880	—	14,880
Corporate bonds	—	3,330	—	3,330

Total debt securities	100	122,865	—	122,965
Equity securities in financial institutions	61	—	—	61

Total available-for-sale securities	$161	$122,865	$—	$123,026

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.        55

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2012 and December 31, 2011, by level within the fair value hierarchy. Impaired loans and other real estate that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

The fair value of MSRs is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates discounted cash flow and repayment assumptions based on management’s best judgment. As a result, these rights are measured at fair value on a nonrecurring basis and are classified within Level III of the fair value hierarchy.

(Dollars in thousands)	Level I	Level II	Level III	Total
	December 31, 2012
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$9,412	$9,412
Other real estate owned	—	—	25	25
Mortgage servicing rights	—	—	214	214
	December 31, 2011
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$6,741	$6,741
Other real estate owned	—	—	10	10
Mortgage servicing rights	—	—	167	167

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair value	Valuation	Unobservable
(Dollars in thousands)	estimate	techniques	input	Range
	December 31, 2012
Impaired loans	$7,260	Discounted cash flow	Remaining term Discount rate	4 mos to 29 yrs 7.5% to 12%
	2,152	Appraisal of collateral (1),(3)	Appraisal adjustments (2) Liquidation expense (2)	-20% to -35% -10%
Other real estate owned	25	Appraisal of collateral (1),(3)	Management discount for property type (3)	0% to -67%
Mortgage servicing rights	214	Discounted cash flow	Remaining term Discount rate	24 mos to 30 yrs 1.5%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

56        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 are as follows:

	2012
(Dollars in thousands)	Carrying Value	Level 1	Level II	Level III	Total Fair Value
Financial assets:
Cash and cash equivalents	$66,878	$66,878	$—	$—	$66,878
Securities	129,291	8,164	120,100	1,027	129,291
Net loans	360,000	—	—	367,028	367,028
Bank-owned life insurance	8,298	8,298	—	—	8,298
Restricted stock	5,463	—	5,463	—	5,463
Accrued interest receivable	1,317	1,317	—	—	1,317
Financial liabilities:
Deposits	$475,443	$317,369	$—	$159,573	$476,942
Short-term borrowings	43,992	43,992	—	—	43,992
Other borrowings	12,672	—	—	13,772	13,772
Accrued interest payable	135	135	—	—	135

	2011
(Dollars in thousands)	Carrying value	Fair value
Financial assets:
Cash and cash equivalents	$82,258	$82,258
Securities	123,026	123,026
Restricted Stock	5,463	5,463
Bank-owned life insurance	3,068	3,068
Loans, net	320,100	327,138
Accrued interest receivable	1,349	1,349
Financial liabilities:
Deposits	$443,553	$445,587
Short-term borrowings	37,073	37,073
Other borrowings	19,161	20,087
Accrued interest payable	182	182

For purposes of the above disclosures of estimated fair value, the following assumptions are used:

Cash and cash equivalents; Accrued interest receivable; Short-term borrowings, Accrued interest payable

The fair value of the above instruments is considered to be carrying value.

Securities

The fair value of securities available-for-sale which are measured on a recurring basis are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities. Classified as Level I or Level II in the fair value hierarchy.

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         57

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Net loans

The fair value for loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value. Fair value of non-accrual loans is based on carrying value, classified as Level III.

Bank-owned life insurance

The carrying amount of bank-owned life insurance is based on the cash surrender value of the policies and is a reasonable estimate of fair value, classified as Level I.

Restricted stock

Restricted stock includes FHLB Stock and Federal Reserve Bank Stock. It is not practicable to determine the fair value of regulatory equity securities due to restrictions placed on their transferability. Fair value is based on carrying value, classified as Level II.

Deposits

The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are estimated using market rates currently offered for similar instruments with similar remaining maturities, resulting in a Level III classification. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of quarter end, resulting in a Level I classification.

Other borrowings

The fair value of FHLB advances are estimated using a discounted cash flow analysis based on the current borrowing rates for similar types of borrowings, resulting in a Level III classification.

The Company also has unrecognized financial instruments at December 31, 2012 and 2011. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $107.4 million at December 31, 2012 and $91.7 million at December 31, 2011. Such amounts are also considered to be the estimated fair values.

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

58        2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – CONTINGENT LIABILITIES

In the normal course of business, the Company is subject to pending and threatened legal actions. Although, the company is not able to predict the outcome of such actions, after reviewing pending and threatened actions, management believes that the outcome of any or all such actions will not have a material adverse effect on the results of operations or shareholders’ equity of the Company.

The Company has an employment agreement with an officer. Upon the occurrence of certain types of termination of employment, the Company may be required to make specified severance payments if termination occurs within a specified period of time, generally two years from the date of the agreement, or pursuant to certain change in control transactions.

NOTE 17 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands)	Interest income	Net interest income	Net income	Basic earnings per share	Diluted earnings per share
2012
First quarter	$5,132	$4,313	$1,055	$0.39	$0.39
Second quarter	5,151	4,397	1,141	0.41	0.41
Third quarter	5,148	4,426	1,231	0.45	0.45
Fourth quarter	5,153	4,470	1,120	0.41	0.41
2011
First quarter	$4,946	$3,934	$896	$0.33	$0.33
Second quarter	5,003	4,096	973	0.35	0.35
Third quarter	4,958	4,098	998	0.37	0.37
Fourth quarter	5,111	4,212	820	0.30	0.30

2012 Annual Report to Shareholders  |  CSB Bancorp, Inc.         59

OFFICERS OF THE COMMERCIAL & SAVINGS BANK

STEVEN R. BAILEY
Senior Vice President,
Chief Operations Officer,
Chief Information Officer

PAMELA S. BASINGER
Vice President,
Financial Officer

DEBORAH S. BERNER
Vice President,
Retail Services Manager

PAMELA L. BROMUND
Assistant Vice President,
Loan Operations Supervisor

WENDY D. BROWN
Assistant Vice President,
Bank Operations Manager

C. DAWN BUTLER
Vice President,
Regional Bank Manager

BEVERLY A. CARR
Operations Officer,
Bank Operations

COLBY CHAMBERLIN
Vice President,
Commercial Banker

DALE J. CLINTON
Vice President,
Internal Auditor

G. GAIL COCHRAN
Assistant Vice President,
Executive Loan Secretary

PEGGY L. CONN
Corporate Secretary

MARIANNE DAVIS
Officer,
Banking Center Manager

CHRISTOPHER J. DELATORE
Vice President,
Commercial Banker

DAVID J. DOLAN
Assistant Vice President,
Mortgage Services Manager

DONNA R. ELLIS
Assistant Vice President,
Training & Development Manager

PAULA S. FOY
Vice President,
Compliance Officer/BSA Officer

LORI S. FRANTZ
Assistant Vice President,
Banking Center Manager

BRETT A. GALLION
Assistant Vice President,
Project Analyst

CARRIE A. GERBER
Credit Officer

ERIC R. GIAUQUE
Assistant Vice President,
Banking Center Manager

BENJAMIN J. HERSHBERGER
Officer,
Banking Center Manager

DEISSY L. HOUMARD
Officer,
Assistant Banking Center Manager

BRANDI L. HUDNALL
Officer,
Banking Center Manager

JASON B. HUMMEL
Vice President,
Commercial Banker

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
Chief Financial Officer

A. LEE MILLER
Vice President,
Cash Management & Special Projects, CRA Officer

EDWARD J. MILLER
Vice President,
Operation Services Manager,
Security

DANIEL L. MUSE
Operations Officer

SHAWN E. OSWALD
Vice President,
Information System Director,
OFAC Officer

AMY R. PATTERSON
Assistant Vice President,
Loan Officer

THOMAS S. RUMBAUGH
Vice President,
Trust Officer

LISA M. SCHONAUER
Assistant Vice President,
Banking Center Manager

REBECCA J. SHULTZ
Assistant Vice President,
Loan Officer

MELISSA F. SPRANG
Vice President,
Regional Bank Manager

BUD STEBBINS
First Vice President,
Senior Loan Officer

EDDIE L. STEINER
Chairman,
President,
Chief Executive Officer

STEVEN J. STIFFLER
Vice President,
Commercial Banker

ERIC D. STROUSE
Vice President,
Commercial Banker

ELAINE A. TEDROW
Assistant Vice President,
Banking Center Manager

JENNIFER M. THORPE
Assistant Vice President,
Senior Credit Analyst

WILLIAM R. TINLIN
Vice President,
Recovery, Right to Financial Privacy Officer

BRIAN D. TROYER
Assistant Vice President,
Trust Officer

ALICIA R. WALLACE
Vice President,
Commercial Banker

JANE C. WHITMER
Officer,
Assistant Banking Center Manager

MICHAEL D. WORKMAN
Vice President,
Mortgage Loan Officer,
Small Business Lender

CRYSTAL R. YODER
Operations Officer

60 2012 Annual Report to Shareholders | CSB Bancorp, Inc.

SHAREHOLDERS & GENERAL INQUIRIES

Stock Listing Common Symbol: CSBB.OB

CORPORATE OFFICE
91 North Clay Street, Millersburg, Ohio .... **330-674-9015** or **800-654-9015**

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

REGISTRAR AND TRANSFER COMPANY
Attn: Investor Relations
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948
www.rtco.com

PEGGY L. CONN
Corporate Secretary
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015
800-654-9015

LEGAL COUNSEL
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216

If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

JAY MCCULLOCH
Investment Executive
CSB Investment Services
Located at:
The Commercial & Savings Bank
91 North Clay Street
P.O. Box 50
Millersburg, Ohio 44654
330-674-2397
800-654-9015

GEORGE GEISSBUHLER
Sweney Cartwright & Co.
17 South High Street, Suite 300
Columbus, Ohio 43215
800-334-7481

NICOLAS "NICK" P. BICKING
Boenning & Scattergood
9916 Brewster Lane
Powell, Ohio 43065
866-326-8113

The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 24, 2013 at 7:00 p.m. at the Carlisle Inn in Walnut Creek, Ohio.

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. A copy of our Annual Report on Form 10-K is made available through our website after it is filed with the SEC. Copies of the Form 10-K annual report and the Company's quarterly reports may be obtained without charge by contacting:

PAULA J. MEILER
Chief Financial Officer
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, Ohio 44654
330-674-9015
800-654-9015

2012 Annual Report to Shareholders | CSB Bancorp, Inc. 61

BANKING CENTER INFORMATION

THE COMMERCIAL & SAVINGS BANK

INFORMATION & CUSTOMER SERVICE .... 330-674-9015 or 1-800-654-9015

24 HOUR XPRESS PHONE BANKING .... 330-674-2720 or 1-888-438-2720

24 HOUR XPRESS NET BANKING & BILLPAY *www.csb1.com*

LOAN SERVICES 91 North Clay Street, Millersburg .... 330-674-9015 or 1-800-654-9015

OPERATIONS CENTER 91 North Clay Street, Millersburg 330-674-9015

TRUST & INVESTMENT SERVICES 91 North Clay Street, Millersburg .... *Holmes, Stark & Tuscarawas Counties* 330-674-2397

TRUST & INVESTMENT SERVICES 305 West Liberty Street, Wooster .... *Wayne County* 330-263-1955

CSB BANKING CENTERS

HOLMES REGION

BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM) 330-893-3565

CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM) 330-893-3323

MILLERSBURG CLINTON COMMONS BANKING CENTER 2102 Glen Drive, Millersburg (Drive-Up ATM) 330-674-2265

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

WOOSTER DOWNTOWN BANKING CENTER 305 West Liberty Street, Wooster (Drive-Up ATM) 330-263-1955

WOOSTER MILLTOWN BANKING CENTER 3562 Commerce Parkway, Wooster (Drive-Up ATM) 330-345-2031

OTHER CSB ATM LOCATIONS

POMERENE HOSPITAL 981 Wooster Road, Millersburg

SKIP'S CONVENIENCE STORE 213 Main Street, Gnadenhutten

TONY'S UNION 76 3054 East Main Street, Port Washington

UNION HOSPITAL 659 Boulevard Street, Dover

Member FDIC

62 2012 Annual Report to Shareholders | CSB Bancorp, Inc.

SHAREHOLDERS CUSTOMERS COMMUNITIES

CSB

CSB
The Commercial & Savings Bank
Cash Management Services
Business Products
Pay Bills Online
CSB
The Commercial & Savings Bank

GROWTH BUILT THROUGH **STRONG FOUNDATIONS**

CSB

CSB BANCORP, INC.