Form 10-K, Exhibit 13
period 2013-12-31
CSB BANCORP INC /OH
filed 2014-03-25
CIK 880417

Exhibit 13

CSB BANCORP, INC.

2013 REPORT TO SHAREHOLDERS

"...a strategic partner..."

"...didn't have to worry..."

"...they don't just look at numbers; they consider what's best for us..."

COMMUNITY CONNECTIONS

“This year’s Annual Report includes pictures and comments from some of the individuals in communities, organizations and households we serve. As a company, we strive to provide high quality financial services and be a leader and enabler in our markets. We are privileged to serve thousands of organizations and individuals who make an impact for the common good. The featured pictures and quotes are intended to serve as reminders to us all of the many ways that people make a difference. We cherish the opportunities we have to build meaningful relationships while meeting financial needs and helping others build value in their organizations and households across our markets.”

EDDIE STEINER
President and CEO, CSB Bancorp, Inc.

TABLE OF CONTENTS

2013 Financial Highlights 3
2013 Letter to Shareholders 4
Board of Directors 7
2013 Financial Review 8
Report on Management's Assessment of Internal Control over Financial Reporting 23
Independent Registered Public Accounting Firm Report 24
Consolidated Balance Sheets 25
Consolidated Statements of Income 26
Consolidated Statements of Comprehensive Income 27
Consolidated Statements of Changes in Shareholders' Equity 27
Consolidated Statements of Cash Flows 28
Notes to Consolidated Financial Statements 30
Officers of The Commercial and Savings Bank 60
Shareholders and General Inquiries 61
Banking Center Information 62

“I have done my business banking with CSB for four years now and right from the get-go what impressed me most was the people. I know that sounds a little old-fashioned, but people at all levels of their operation were totally engaged and committed to learning about our business and industry. The President and Chief Loan Officer joined us when we sat down to talk about our business banking needs. After asking questions – lots of questions – they were soon up to speed on our business, where we wanted to take it, and how they could be the partner to help us get there. It's no surprise that they've become a one-stop bank for us. It's also no surprise that with a partner like CSB, we are constantly moving towards our goals.”

JEFF PASTORE
Hartville RV Center, Inc.

Pictured on front cover: Brian Miller, ProVia; Robbie Keim, Keim Lumber; Judy Delaney, Goodwill Industries of Wayne and Holmes Counties

2013 FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31	2013	2012	% CHANGE
(Dollars in thousands, except per share data)			
CONSOLIDATED RESULTS			
Net interest income	$ 18,883	$ 17,606	7%
Net interest income—fully taxable-equivalent ("FTE") basis	19,190	17,896	7
Noninterest income	4,318	4,204	3
Provision for loan losses	840	823	2
Noninterest expense	14,848	14,450	3
Net income	5,240	4,547	15
AT YEAR-END			
Loans, net	$374,040	$360,000	4%
Assets	596,465	586,900	2
Deposits	480,933	475,443	1
Shareholders' equity	52,411	52,453	0
Cash dividends declared	0.72	0.72	0
Book value	19.15	19.17	0
Tangible book value	17.15	17.12	0
Market price	19.00	17.00	12
Basic and diluted earnings per share	1.91	1.66	15
FINANCIAL PERFORMANCE			
Return on average assets	0.90%	0.80%	
Return on average equity	9.93	8.85	
Net interest margin, FTE	3.51	3.36	
Efficiency ratio	63.01	64.75	
CAPITAL RATIOS			
Risk-based capital:			
Tier 1	12.31%	12.10%	
Total	13.56	13.34	
Leverage	8.21	7.89	

"As our business grappled with the economic downturn, CSB stuck with us through thick and—mostly—thin. I feared we might not make it through. But CSB never wavered. They backed us and believed in us, and, with their help, we rebounded. All of a sudden, our sales increased, our payroll doubled, and we grew our annual income. We're still growing, and, with CSB's support, we've expanded our facility. They gave us a chance to thrive, and we're determined to uphold our end of the bargain. We could not have launched our ship without CSB's support."

KIRK SPILLMAN
Eagle Machinery & Supply, Inc.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        3

LETTER TO SHAREHOLDERS

FELLOW SHAREHOLDERS:

CSB continues to focus on providing excellent service to our customers, developing our employees, supporting our communities and increasing value for our shareholders.

2013 results were encouraging and continued the Company’s growth and forward performance momentum. Net income increased to $5.2 million, eclipsing last year’s record high, while average total assets climbed to $581 million, the seventh consecutive year of record size for the Company.

Return on average shareholders’ equity amounted to 9.93% and return on average assets equaled 0.90%. Both of these numbers, while respectable, leave considerable room for improvement. We are intent on continuing the upward trend.

Credit quality within the Company’s loan and investment portfolios remained solid during 2013. Net charge-offs totaled 0.09% of average loans for the second year in a row. Loans more than 30 days past due or on nonaccrual amounted to 1.26% of year-end balances. The Company has no significant concentrations within its commercial loan portfolio. At year-end, commercial real estate loans, both owner and non-owner occupied, comprised 34% of total loans, followed by commercial and industrial loans at 31% and residential loans at 29%. Construction and land development, and consumer installment loans, comprised the remainder of loan balances.

Average deposit balances increased for the seventh year in a row and reached a fifth consecutive record high. Our capital levels exceed all regulatory requirements.

CSB also continued to pay a strong dividend, with an average yield of 3.75% over the course of the year. Our annual dividend yield has amounted to at least 3.75% for each of the past seven years based on average published daily closing stock prices. Total return on CSB stock during 2013 amounted to 15.9% when including dividends with stock price appreciation.

GROWTH PLANS

We remain committed to steadily growing the Company. Growth provides scale to increase cash flow for needed investments in infrastructure and personnel, generates capital to move forward when opportunities arise and creates a venue for the continued professional development of staff.

We evaluate growth opportunities within the context of prudent risk management and their fit with our strategic plan. We believe our current market area offers considerable growth potential. Growing our existing customer relationships, attracting new customers and serving each customer very well is the daily focus of every CSB employee.

We are also open to select expansion opportunities. Over the past seven years, the Company has acquired one bank, opened two new branches and purchased two additional branches. We continue to evaluate similar opportunities through the lens of what makes good business sense.

THE BANKING ENVIRONMENT

In our view, the new normal for banking includes interest margins that are lower than historic average, pervasive regulatory guidance, disruptive innovation by less-regulated entities, and a general preference among many customers for digital services. The contributing factors to this outlook are myriad and some are complex, but a few are unmistakably noteworthy.

The plodding economic recovery and sustained low interest rate environment continues to tamp down fundamental momentum for banking, as well as many other industries. However, there are clear signs of slow and steady improvement in the housing market, employment, household financial conditions and consumer spending, both nationally and in our local markets. The banking industry also has been regaining its health from a safety and soundness perspective and making progress toward more normalized earnings.

Congress’ inability to meaningfully address our nation’s most vexing fiscal problems portends more significant difficulties down the road. The gridlock is currently having a negative impact on the nation’s gross domestic product and may ultimately have adverse implications for individuals, corporations and communities alike. We do not anticipate that any significant economic legislation will be signed into law during the coming mid-term election year.

Resource intensive regulatory initiatives, technology initiatives, emerging payment system alternatives and threats to data integrity are increasing rapidly and adding to the challenging banking environment. These developments will be present for some time to come and the pace of change is not likely to slow in the foreseeable future.

4        2013 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

Some of the related impacts these factors are having on the banking industry are hard to miss. Many customers now choose electronic devices to conduct much of their transactional banking. Mobile phones and tablet computers have become common personal items and, along with desktop and laptop computers, are convenient ways to make transfers, deposit checks and monitor account balances. Trips to the neighborhood branch are less frequent these days.

Major breaches of retailer and other databases have been creating mayhem through fraudulent use of private customer information, damaging consumer confidence, keeping I.T. professionals and security experts scrambling and on edge, and costing the banking industry millions of dollars in currently unrecovered fraud losses. More effective security barriers are being created and deployed, but such mischief is likely to remain a fact of life in this age of interconnected technologies.

Fledgling payment systems are testing the waters in peer-to-peer formats, seeking to disintermediate the banking system’s role of providing the reliable avenue for clearing of payments from one party to another. The Federal Reserve is actively working on an initiative to improve the U.S. payments system by coalescing stakeholders around an effort to create a ubiquitous near real-time retail payments system within the next five to ten years. It remains to be seen whether that can be accomplished, and whether that timeframe will be faster than the adoption of non-banking system platforms. Regulatory agencies are also monitoring increasing momentum among digital currencies in some sectors of monetary value exchange, although such currencies are currently without the safety of regulatory oversight.

SENIOR MANAGEMENT

STEVEN BAILEY	PAULA MEILER	EDDIE STEINER

Executive Vice President, Chief Operations/ Chief Information Officer	Senior Vice President, Chief Financial Officer	President, Chief Executive Officer

Many of the above factors are creating, individually or in concert with other factors, uncertainties for banks. These uncertainties are piling on top of existing incursions by nonbanks into traditional banking services such as lending and deposit-like services. Fundamentally, the overall challenge for banks will be to remain relevant in some of the aspects of the monetary system that have historically been the domain of the banking industry.

We are not waiting for more stable conditions to emerge. We are developing the capabilities and talent required for thriving in an environment of continuous change and innovation. We will continue keeping a sharp eye on costs and designing efficiencies. This will allow us to maximize the use of funds and talent for needed priorities. We are aligning our efforts in further development of delivery channels and organizing our teams in a manner that promotes agile response to opportunities at hand. We are investing for the future, positioning the Company for tomorrow’s requirements and opportunities as we grow and prepare for further growth.

INFRASTRUCTURE

In last year’s report, we outlined an ambitious list of technology upgrades and projects we were undertaking to further enhance our ability to serve customers effectively and efficiently. We are happy to report that we successfully completed deployment of a company-wide mortgage loan origination system, company-wide automated phone system, core computer processing system and an excellent mobile banking application. In addition, we’ve made considerable progress with our multi-year electronic document management initiative and are presently completing projects to upgrade all ATMs, install a company-wide commercial loan origination process and enhance debit card transaction capabilities. All of these initiatives are aimed squarely at supporting our commitment to provide excellent products and services safely, effectively and efficiently to our customers.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        5

LETTER TO SHAREHOLDERS

TEAM DEVELOPMENT

We seek and reward engaged, informed, and competent team members who are deeply committed to our mission of excellence in a rapidly changing bank environment. We are investing heavily in the professional training and development of the entire CSB team, and particularly those with leadership responsibilities and abilities. In 2013, we rolled out our company-wide Service and Sales Initiative, *The CSB Way*. Our *Leaders In Action* program for key managers of the company is now in its third year. We have also completely retooled our Management Development Trainee program. Progress from these efforts is visible inside the Company on a daily basis and we are building excitement and momentum as we further equip the future leaders of this Company.

THE VISION

Now in our 135th year as an independent community bank, a vision has emerged to which we aspire. We are known locally as a very good company, with core values emphasizing profit responsibility, customer service, employees, honesty, enjoyment of work, and the important role of growth. We are active in the communities we serve and work hard to foster economic growth and help individuals and organizations alike achieve their financial goals. But being a very good company may fall short of our potential. We seek to become a truly great company, and not only great, but *a company of enduring greatness* – the kind of greatness that will outlast current employees and will carry CSB on strong footing in a leadership role in its communities for generations to come. We recognize that we have a very long way to go and there is no certainty of attaining this vision. In fact, by its very definition, none of us will be around in a leadership role if and when CSB reaches enduring greatness. But we're going to devote our efforts to advancing the cause as far as we can. And we intend to find and develop like-minded leaders who will further advance the cause when it comes time for us to step aside.

So what won't change at CSB? Providing high quality financial products and services; the essence of what we do. We strive to meet our customers' needs and preferences with excellence. We accomplish this with a highly competent and dedicated staff. And we never lose sight of our duty to make sure the Company remains strong, profitable and prudently managed for the benefit of all stakeholders, and especially our shareholders.

Our commitment to strive toward building a company of enduring greatness is firm. We make daily decisions on a real-time basis with recognition that the right decision is not always about maximizing short-term profit. Our ultimate objective requires both a discerning approach and a longer term perspective. As we work to build shareholder value consistently for the long haul, we are mindful of, and thankful for, your support. We invite your thoughts and feedback at any time.

EDDIE STEINER
President and
Chief Executive Officer

JOHN WALTMAN
Chairman of the
Board of Directors

TOTAL LOANS, NET OF ALLOWANCE
AT YEAR-END ($ MILLIONS)

$400
$350
$300
$250
$200
$309,423
$311,616
$320,100
$360,000
$374,040
2009
2010
2011
2012
2013

ALLOWANCE FOR LOAN & LEASE LOSSES
AS A PERCENTAGE OF LOANS

1.40%
1.30%
1.20%
1.10%
1.00%
0.90%
0.80%
1.29%
1.28%
1.26%
1.26%
1.34%
2009
2010
2011
2012
2013

0.50%
0.40%
0.30%
0.20%
0.10%
0.00%
0.21%
0.40%
0.28%
0.09%
0.09%
2009
2010
2011
2012
2013

ALLL RESERVE COVERAGE
AS A PERCENTAGE OF NONPERFORMING LOANS

200%
150%
100%
50%
98%
88%
117%
137%
156%
2009
2010
2011
2012
2013

COMMUNITY CONNECTIONS

TOTAL DEPOSITS
AT YEAR-END ($ MILLIONS)

$500
$450
$400
$350
$300
$250
$200
$329,495
$353,491
$443,553
$475,443
$480,933
2009
2010
2011
2012
2013

NET INTEREST MARGIN
(TAXABLE EQUIVALENT BASIS)

4.50%
4.00%
3.50%
3.00%
3.93%
3.73%
3.71%
3.36%
3.51%
2009
2010
2011
2012
2013

EFFICIENCY RATIO
(EXCLUDES SECURITIES GAINS & LOSSES)

70.0%
65.0%
60.0%
55.0%
50.0%
66.2%
66.0%
68.1%
64.8%
63.6%
2009
2010
2011
2012
2013

6        2013 Report to Shareholders  |  CSB Bancorp, Inc.

BOARD OF DIRECTORS

Standing, Left to Right

J. THOMAS LANG
Veterinarian,
Dairy Farmer,
Spring Hill Farms, Inc.

RONALD E. HOLTMAN
Attorney, Of Counsel,
Logee, Hostetler,
Stutzman & Lehman

EDDIE L. STEINER
President,
Chief Executive Officer,
CSB Bancorp, Inc.

ROBERT K. BAKER
Co-owner and Controller,
Bakerwell, Inc.

JOHN R. WALTMAN
Attorney, Of Counsel,
Critchfield, Critchfield
& Johnston

Chairman,
CSB Bancorp, Inc.

Seated, Left to Right

DANIEL J. MILLER
Retired Physician,
East Holmes Family Care, Inc.

Chairman of the Board,
Dutchman Hospitality Group, Inc.

JEFFERY A. ROBB, SR.
President,
Robb Companies, Inc.

LEVERAGE RATIO
(TIER 1 CAPITAL TO AVERAGE ASSETS)
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.7%
9.8%
8.1%
7.9%
8.2%
2009
2010
2011
2012
2013

TANGIBLE EQUITY TO ASSETS
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
9.7%
9.9%
8.0%
8.1%
7.9%
2009
2010
2011
2012
2013

NUMBER OF EMPLOYEES
(FULL TIME EQUIVALENTS)
165
155
145
135
125
115
105
0
144
140
154
162
157
2009
2010
2011
2012
2013

COMMUNITY CONNECTIONS

2013 Report to Shareholders  |  CSB Bancorp, Inc.        7

2013 FINANCIAL REVIEW

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

The Company’s market area has historically exhibited relatively stable economic conditions; however, economic activity declined in the latter half of 2008 and the subsequent recovery continues at a slow pace. Unemployment levels in Holmes County have generally been among the lowest in the State of Ohio, while the balance of the Company’s market area reported unemployment levels below the state average for 2013 and 2012. Residential real estate property values have also returned to close to more normalized valuations. Household debt peaked in 2007 and has fallen as consumers were leery of taking on new loans; however, spending on durable goods, such as autos has begun to return to within the normal range. The Federal Reserve Bank of Cleveland has reported that a lot of Ohio’s growth activity in industrial production is coming from oil and shale. The Company’s market is adjacent to areas of primary shale activity.

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

8        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands)	2013	2012	2011	2010	2009
Statements of income:
Total interest income	$21,138	$20,584	$20,018	$20,390	$22,105
Total interest expense	2,255	2,978	3,678	4,820	6,340

Net interest income	18,883	17,606	16,340	15,570	15,765
Provision for loan losses	840	823	950	1,235	1,337

Net interest income after provision for loan losses	18,043	16,783	15,390	14,335	14,428
Noninterest income	4,318	4,204	3,508	3,275	3,243
Noninterest expense	14,848	14,450	13,609	12,546	12,746

Income before income taxes	7,513	6,537	5,289	5,064	4,925
Income tax provision	2,273	1,990	1,602	1,568	1,534

Net income	$5,240	$4,547	$3,687	$3,496	$3,391

Per share of common stock:
Basic income per share	$1.91	$1.66	$1.35	$1.28	$1.24
Diluted income per share	1.91	1.66	1.35	1.28	1.24
Dividends	0.72	0.72	0.72	0.72	0.72
Book value	19.15	19.17	18.07	17.24	16.76
Average basic common shares outstanding	2,736,473	2,734,889	2,734,799	2,734,799	2,734,799
Average diluted common shares outstanding	2,738,477	2,735,141	2,734,838	2,734,799	2,734,799
Year-end balances:
Loans, net	$374,040	$360,000	$320,100	$311,616	$309,423
Securities	151,535	134,754	128,489	80,667	80,621
Total assets	596,465	586,900	551,233	457,056	450,666
Deposits	480,933	475,443	443,553	353,491	329,486
Borrowings	61,130	56,664	56,234	54,927	73,774
Shareholders’ equity	52,411	52,453	49,429	47,154	45,822
Average balances:
Loans, net	$369,889	$338,441	$314,670	$309,121	$313,726
Securities	138,976	132,567	93,851	77,967	75,597
Total assets	581,150	564,875	471,329	445,649	427,613
Deposits	468,395	453,526	367,865	334,073	304,902
Borrowings	57,882	57,735	52,717	62,951	75,734
Shareholders’ equity	52,787	51,384	48,674	47,081	45,184
Select ratios:
Net interest margin, tax equivalent basis	3.51%	3.36%	3.71%	3.73%	3.93%
Return on average total assets	0.90	0.80	0.78	0.78	0.79
Return on average shareholders’ equity	9.93	8.85	7.57	7.43	7.51
Average shareholders’ equity as a percent of average total assets	9.08	9.10	10.33	10.56	10.57
Net loan charge-offs as a percent of average loans	0.09	0.09	0.28	0.40	0.21
Allowance for loan losses as a percent of loans at year-end	1.34	1.26	1.26	1.28	1.29
Shareholders’ equity as a percent of total year-end assets	8.79	8.94	8.97	10.32	10.17
Dividend payout ratio	37.60	43.30	53.40	56.32	58.06

2013 Report to Shareholders  |  CSB Bancorp, Inc.        9

2013 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2013 net income was $5.2 million compared to $4.5 million for 2012, representing an increase of 15%. Basic and diluted earnings per share were $1.91, also up 15% from the prior year. The increased net income improved the return on average assets to 0.90% in 2013 from 0.80% in 2012 and return on average equity rose to 9.93% in 2013 from 8.85% in 2012.

Net income for 2012 was $4.5 million while basic and diluted earnings per share were $1.66, as compared to $3.7 million or $1.35 per share, for the year ended December 31, 2011. Net income increased 23% during 2012 as compared to 2011, due primarily to a $1.3 million increase in total net interest income and a $696 thousand increase in noninterest income. Partially offsetting the higher revenue were increases in noninterest expenses and federal income taxes. Return on average assets was 0.80% in 2012 compared to 0.78% in 2011, and return on average shareholders’ equity was 8.85% in 2012 as compared to 7.57% in 2011.

Net Interest Income

(Dollars in thousands)	2013	2012	2011
Net interest income	$18,883	$17,606	$16,340
Taxable equivalent[1]	307	290	256

Net interest income, fully taxable equivalent	$19,190	$17,896	$16,596

Net interest yield	3.46%	3.31%	3.65%
Taxable equivalent adjustment[1]	0.05	0.05	0.06

Net interest yield-taxable equivalent	3.51%	3.36%	3.71%

[1]	Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits and short-term and long-term borrowings). Volumes, interest rates and composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Net interest income increased $1.3 million or 7% in 2013 compared to 2012, partially due to a 3% increase in average earning assets, and a favorable mix trend of increased average loan balances and decreased cash balances. Additionally, the net interest margin increased to 3.51%, from 3.36% last year. The margin improvement was primarily due to lower funding costs resulting from a 3% increase in total average deposits, with average balance increases in lower cost demand, savings and maturing time deposits repricing at lower rates. Accretion of purchase accounting adjustments for loans, time deposits and borrowings acquired also improved the net interest margin by 5 basis points during 2013 and 2 basis points in 2012.

Interest income increased $554 thousand or 3% in 2013 compared to 2012 due to the $32 million increase in average loan balances, partially offset by lower yields. Rates decreased on all significant earning asset categories from reduced rates on new and repriced assets due to lending competition and the lower interest rate environment. Repricing of loans and lower rates to quality borrowers caused a decline in loan yields of 26 basis points in 2013 as compared to 2012. The increase in average loan volume helped mitigate the low interest rate environment. In 2013, average loan balances to average gross earning assets rose to 69%, compared to 64% in 2012. Securities yields continued to decline in 2013 with new and reinvestment cash flows being deployed at lower rates.

Interest income increased $566 thousand in 2012 as compared to 2011. The increase was primarily due to an increase of $85 million in average earning assets. The interest rate yield on average assets declined 61 basis points during 2012 as compared to 2011.

Interest expense decreased $723 thousand or 24% in 2013 as compared to 2012 due to decreases in the cost of all categories of interest bearing liabilities and a continued shift in the liability mix towards less expensive non-interest bearing demand deposits and savings accounts. Total average time deposits continue to decline with an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

Interest expense decreased $700 thousand, or 19%, for 2012 as compared to 2011, due to continued declines in average rates paid for interest bearing liabilities, from 1.05% in 2011 to 0.71% in 2012. Interest expense on deposits declined $541 thousand, even though average interest-bearing deposit balances increased by $65 million, or 22% in 2012 as compared to 2011. Interest expense on borrowed funds decreased by $159 thousand due to principal reductions and maturities of Federal Home Loan Bank (“FHLB”) advances, and lower interest rates remaining on outstanding borrowings.

10        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield and net interest income:

	AVERAGE BALANCE SHEETS AND NET INTEREST
	MARGIN ANALYSIS
	2013			2012			2011
	Average		Average	Average		Average	Average		Average
(Dollars in thousands)	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]	Balance[1]	Interest	Rate[2]
Interest-earning assets
Federal funds sold	$188	$0	0.16%	$148	$0	0.12%	$92	$0	0.04%
Interest-earning deposits	32,127	90	0.28	56,422	147	0.26	34,205	82	0.24
Securities:
Taxable	122,314	2,572	2.10	118,867	2,672	2.25	81,341	2,538	3.12
Tax exempt	16,662	513	3.08	13,700	486	3.55	12,510	421	3.37
Loans[3]	374,821	17,963	4.79	342,868	17,279	5.05	318,781	16,977	5.33

Total interest-earning assets	546,112	21,138	3.87%	532,005	20,584	3.87%	446,929	20,018	4.48%
Noninterest-earning assets
Cash and due from banks	12,911			12,399			11,094
Bank premises and equipment, net	9,222			8,630			8,040
Other assets	17,837			16,268			9,377
Allowance for loan losses	(4,932)			(4,427)			(4,111)

Total assets	$581,150			$564,875			$471,329

Interest-bearing liabilities
Demand deposits	$70,648	42	0.06%	$63,346	50	0.08%	$53,896	44	0.08%
Savings deposits	141,638	144	0.10	135,035	230	0.17	91,232	228	0.25
Time deposits	149,340	1,534	1.03	163,997	2,043	1.25	152,194	2,592	1.70
Borrowed funds	57,882	535	0.92	57,735	655	1.13	52,717	814	1.54

Total interest-bearing liabilities	419,508	2,255	0.54%	420,113	2,978	0.71%	350,039	3,678	1.05%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	106,769			91,148			70,543
Other liabilities	2,086			2,230			2,073
Shareholders’ equity	52,787			51,384			48,674

Total liabilities and equity	$581,150			$564,875			$471,329

Net interest income		$18,883			$17,606			$16,340

Net interest margin			3.46%			3.31%			3.65%
Net interest spread			3.33%			3.16%			3.43%

[1]	Average balances have been computed on an average daily basis.
[2]	Average rates have been computed based on the amortized cost of the corresponding asset or liability.
[3]	Average loan balances include nonaccrual loans.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        11

2013 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

	RATE/VOLUME ANALYSIS OF CHANGES
	IN INCOME AND EXPENSE[1]
	2013 v. 2012			2012 v. 2011
	Net Increase			Net Increase
(Dollars in thousands)	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate
Increase (decrease) in interest income:
Interest-earning deposits	$(57)	$(68)	$11	$65	$58	$7
Securities:
Taxable	(100)	72	(172)	134	845	(711)
Tax exempt	27	91	(64)	65	42	23
Loans	684	1,531	(847)	302	1,216	(914)

Total interest income change	554	1,626	(1,072)	566	2,161	(1,595)

Increase (decrease) in interest expense:
Demand deposits	(8)	4	(12)	6	8	(2)
Savings deposits	(86)	7	(93)	2	75	(73)
Time deposits	(509)	(151)	(358)	(549)	147	(696)
Other borrowed funds	(120)	1	(121)	(159)	57	(216)

Total interest expense change	(723)	(139)	(584)	(700)	287	(987)

Net interest income	$1,277	$1,765	$(488)	$1,266	$1,874	$(608)

[1]	Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $840 thousand in 2013, $823 thousand for 2012 and $950 thousand for 2011. Lower provision expense in 2013 and 2012 reflects improving economic conditions which have led to a decrease in charge-offs and nonperforming loans. See “Financial Condition – Allowance for Loan Losses” below for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
		Change from 2012			Change from 2011
(Dollars in thousands)	2013	Amount	%	2012	Amount	%	2011
Service charges on deposit accounts	$1,349	$44	3.4%	$1,305	$171	15.1%	$1,134
Trust services	826	155	23.1	671	(6)	(0.9)	677
Debit card interchange fees	779	(18)	(2.3)	797	166	26.3	631
Securities gains	159	159	100.0	—	(237)	(100.0)	237
Gain on sale of loans, including MSR’s	347	(244)	(41.3)	591	372	169.9	219
Other	858	18	2.1	840	230	37.7	610

Total noninterest income	$4,318	$114	2.7%	$4,204	$696	19.8%	$3,508

12        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

Noninterest income increased $114 thousand, or 3% in 2013 compared to the same period in 2012. Trust and brokerage fees increased 23% as assets under management increased from overall market improvements and customer development initiatives. The average market value of trust assets under management in 2013 was $86 million as compared to $76 million in 2012. Brokerage fees increased $86 thousand in 2013 as customers returned to stock and annuity investments to increase their returns. Service charges on deposits which are primarily customer overdraft fees, increased 3% in 2013 due to growth in deposits. Net gains on sales of mortgage loans including mortgage servicing rights (“MSR’s”) decreased 41% due to a significant slowdown in mortgage refinance activity during 2013. The Bank originated and sold $12 million in mortgage loans in 2013 as compared to the sale of $20 million of loans in 2012. With historical low interest rates during the first half of 2013, available-for-sale securities with gains of $159 thousand were sold as net loan demand increased.

Noninterest income increased $696 thousand, or 20% for 2012 as compared to 2011. Service charges on deposits increased $171 thousand and debit card interchange fees increased $166 thousand in 2012 as compared to 2011, reflecting the increase in accounts following the fourth quarter 2011 Wooster branch acquisition. Trust services income decreased in 2012 as brokerage fees declined $36 thousand, or 20%, and trust revenue increased $30 thousand, or 6%. The average market value of trust assets under management during 2012 and 2011 was $76 million and $68 million, respectively. Gain on sale of loans increased in 2012 from 2011 due to volume increases in 1-4 family residential mortgages sold into the secondary market, reflecting a consumer refinancing wave due to historically low mortgage rates. There were no securities sold in 2012. Other income increased $230 thousand in 2012 over 2011 primarily from increases in cash surrender value of bank-owned life insurance of $124 thousand following an additional $5 million purchase of bank-owned life insurance during first quarter 2012, an increase of $28 thousand in all other credit card fee income and an increase of $10 thousand in noncustomer ATM usage fees in 2012 over 2011.

Noninterest Expenses

		YEAR ENDED DECEMBER 31
		Change from 2012			Change from 2011
(Dollars in thousands)	2013	Amount	%	2012	Amount	%	2011
Salaries and employee benefits	$8,261	$301	3.8%	$7,960	$501	6.7%	$7,459
Occupancy expense	1,026	1	0.1	1,025	135	15.2	890
Equipment expense	719	101	16.3	618	94	17.9	524
Professional and director fees	628	(186)	(22.9)	814	101	14.2	713
Franchise tax expense	581	39	7.2	542	(8)	(1.5)	550
Marketing and public relations	395	3	0.8	392	72	22.5	320
Software expense	530	139	35.5	391	18	4.8	373
Debit card expense	268	(36)	(11.8)	304	51	20.2	253
Amortization of intangible assets	135	(5)	(3.6)	140	62	79.5	78
FDIC insurance	359	31	9.5	328	(24)	(6.8)	352
Branch acquisition expense	—	(8)	(100.0)	8	(329)	(97.6)	337
Other real estate expenses	9	(24)	N.M.	33	58	N.M.	(25)
Other	1,937	42	2.2	1,895	110	6.2	1,785

Total noninterest expenses	$14,848	$398	2.8%	$14,450	$841	6.2%	$13,609

N.M., not a meaningful value

Noninterest expense increased $398 thousand, or 3% in 2013 as compared to 2012. Salaries and employee benefits increased $301 thousand due to annual adjustments to compensation of $211 thousand and benefit increases of $90 thousand due to higher payroll taxes and retirement benefits. Software expense rose $139 thousand in 2013 due to the acquisition of new core processing and loan documentation software. Equipment expense increased $101 thousand in 2013 as compared to 2012 with the acquisition of a new core processor, new telephone system and new ATMs in the branch network. Franchise tax expense increased $39 thousand in 2013 to $581 thousand but is expected to decrease to under $450 thousand in 2014 with the new Ohio Financial Institutions Tax.

Noninterest expense increased $841 thousand, or 6% in 2012 as compared to 2011. Salaries and employee benefits increased $449 thousand due to a full year increase in personnel costs of the acquired branches and annual adjustments to compensation with employee benefits expense increasing $52 thousand from increased health insurance and retirement benefit costs. Occupancy expense increased $135 thousand and equipment expense increased $94 thousand as both expenses reflected the increase in the number of branches for a full year in

2013 Report to Shareholders  |  CSB Bancorp, Inc.        13

2013 FINANCIAL REVIEW

2012 as compared to 2011. Professional and director fees increased $101 thousand reflecting employment search fees for the Chief Operating Officer and commercial lending positions as well as fees spent to review the Company’s computer operating system. FDIC deposit insurance expense decreased $24 thousand in 2012 as compared to 2011 due to a prior year change in the calculation which resulted in a decreased rate for a full year in 2012 as compared to a partial year in 2011. Other expenses increased $110 thousand primarily due to the cost of running a larger institution.

Income Taxes

The provision for income taxes amounted to $2.3 million in 2013, $2.0 million in 2012 and $1.6 million in 2011, an effective rate of 30.3% in 2013, 30.4% in 2012 and 30.3% in 2011. The decrease in the effective tax rate during 2013 as compared to 2012 is due primarily to increased tax exempt income on securities and loans.

FINANCIAL CONDITION

Total assets of the Company were $597 million at December 31, 2013, compared to $587 million at December 31, 2012, representing an increase of $10 million, or 2%. Net loans increased $14 million, or 4%, while investment securities increased $17 million, or 13% and interest-earning deposits with other banks decreased $19 million. Deposits increased $6 million, or 1%, while other borrowings from the FHLB decreased by $213 thousand, or 2%.

Securities

Total investment securities increased $17 million, or 13% to $152 million at year-end 2013. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, other government agencies’ debt, and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock. During 2013, increases occurred in government agency debt, mortgage-backed securities, and corporate bonds.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2013, $13.7 million, or 83%, held an S&P or Moody’s investment grade rating and $2.8 million or 17% were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities and school districts in Ohio. Total gross unrealized security losses within the portfolio were 1.5% of total available-for-sale securities at December 31, 2013, reflecting interest rate fluctuations, not credit downgrades.

During the third quarter 2013, the Company reclassified $39 million of U.S. Agency and U.S. Agency collateralized mortgage-backed obligations from available-for-sale to held-to-maturity. The Company considers the held-to-maturity classification to be more appropriate in a rising interest rate environment as other comprehensive income is no longer negatively impacted by the decline in value on specific bonds. The Company has the ability and the intent to hold the longer-term Agency debt securities and the mortgage-backed securities to maturity. On the date of transfer, the $1.9 million gross unrealized loss became a discount to the carrying value of the bonds while the net of tax unrealized loss remained in shareholders’ equity in other comprehensive income. The effect on interest income of the accretion of the discount on the bonds is basically offset by the amortization of the other comprehensive loss over the life of the bonds.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $15 million, or 4% during 2013. Volume increases were recognized in commercial and commercial real estate loans of $23 million, or 10%, and residential real estate loans of $1 million, or 1%. Construction loans saw a decline of $10 million, or 42% as projects were completed and converted to permanent financing. During 2012 the Company added two seasoned commercial lenders in its newly expanded markets and combined with low interest rates and business expansion, increases in commercial and commercial real estate loans continued in 2013.

As investment spreads tightened in the mortgage-backed securities market, the Company developed marketing campaigns for fifteen year, lower fee, fixed-rate, owner occupied loans which drove the $1 million increase in residential real estate loans. Attractive interest rates in the secondary market continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages during 2013 and the Company sold $12 million of originated mortgages into the secondary market as compared to $20 million in 2012. This demand for low fixed-rate mortgages included some refinancing of the Company’s in-house mortgage portfolio. Demand for home equity loans flattened in 2013, with balances decreasing $107 thousand. Installment lending improved slightly with consumer loans increasing 3% on a year over year basis to $6.7 million at December 31, 2013.

14        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans comprise approximately 65% and 61% of the total loan portfolio at year-end 2013 and 2012. Residential real estate loans decreased from 30% to approximately 29% between December 31, 2012 and December 31, 2013. Construction and land development loans decreased from 6% to 4% of the total portfolio between 2012 and 2013. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne and Stark Counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2013 included $27 million, or 7% of total loans to lessors of non-residential buildings or dwellings; $19 million, or 5% of total loans to lessors of residential real estate; $17 million, or 4.5% of total loans to logging, sawmills and timber tract operations and $14 million, or 4% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.

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

NONPERFORMING ASSETS

	DECEMBER 31
(Dollars in thousands)	2013	2012
Nonaccrual loans:
Commercial	$84	$483
Commercial real estate	1,108	1,745
Residential real estate	1,042	805
Construction & land development	—	173
Loans past due 90 days and still accruing:
Commercial	—	—
Commercial real estate	40	—
Residential real estate	46	131
Construction & land development	950	—
Total nonperforming loans	3,270	3,337
Other real estate owned	—	25
Total nonperforming assets	$3,270	$3,362
Nonperforming assets as a percentage of loans plus other real estate	0.86%	0.92%

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

2013 Report to Shareholders  |  CSB Bancorp, Inc.        15

2013 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES

	FOR THE YEAR ENDED
(Dollars in thousands)	2013		2012
Beginning balance of allowance for loan losses	$4,580		$4,082
Provision for loan losses	840		823
Charge-offs:
Commercial	149		29
Commercial real estate	108		283
Residential real estate & home equity	82		106
Construction & land development	—		—
Consumer	48		39
Deposit accounts	35		50
Credit cards	6		—
Total charge-offs	428		507
Recoveries:
Commercial	15		16
Commercial real estate	—		—
Residential real estate & home equity	18		102
Construction & land development	—		—
Consumer	50		44
Deposit accounts	10		20
Credit cards	—		—
Total recoveries	93		182
Net charge-offs	335		325
Ending balance of allowance for loan losses	$5,085		$4,580
Net charge-offs as a percentage of average total loans	0.09%		0.09%
Allowance for loan losses as a percentage of total loans	1.34		1.26
Allowance for loan losses to total nonperforming loans	1.56	x	1.37	x
Components of the allowance for loan losses:
General reserves	$4,301		$3,801
Specific reserve allocations	784		779
Total allowance for loan losses	$5,085		$4,580

The allowance for loan losses totaled $5.1 million, or 1.34%, of total loans at year-end 2013 as compared to $4.6 million, or 1.26% of total loans at year-end 2012. Net charge-offs for 2013 totaled $335 thousand as compared to net charge-offs of $325 thousand in 2012.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $3.3 million, or 0.9% of loans at year-end 2013 as compared to $3.3 million, or 0.9% of loans at year-end 2012. Impaired loans were $10.7 million at year-end 2013 as compared to $10.2 million at year-end 2012. Impaired loans as a percentage of total loans remained stable from 2012 to 2013 and reflect economic stabilization in the Company’s market area with decreasing unemployment levels. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

16        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

Other Assets

Net premises and equipment increased $215 thousand to $8.7 million at year-end 2013 primarily as the purchase of equipment and furniture in 2013 exceeded depreciation expense. There was no other real estate owned at December 31, 2013 compared to $25 thousand owned at December 31, 2012. Bank-owned life insurance of $1 million was purchased on the life of a senior management member during 2013. At December 31, 2013 the Company recognized a net deferred tax asset of $1.2 million as compared to a net deferred tax liability of $476 thousand at December 31, 2012. The change in the Company’s net deferred tax position resulted primarily from the increase in the net deferred asset related to the unrealized loss on securities available-for-sale.

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as alternative investment options. Demand and savings deposits increased for the year ended 2013, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2012
(Dollars in thousands)	2013	2012	Amount	%
Noninterest-bearing demand	$120,325	$104,147	$16,178	15.5%
Interest-bearing demand	76,327	74,429	1,898	2.6
Traditional savings	76,630	67,957	8,673	12.8
Money market savings	73,307	70,837	2,470	3.5
Time deposits in excess of $100,000	42,562	54,163	(11,601)	(21.4)
Other time deposits	91,782	103,910	(12,128)	(11.7)
Total deposits	$480,933	$475,443	$5,490	1.2%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions and advances from the FHLB. Short-term borrowings, which consist of securities sold under repurchase agreements, increased $5 million; while other borrowings, which consist of FHLB advances, decreased $213 thousand due to required principal repayments during 2013.

CAPITAL RESOURCES

Total shareholders’ equity decreased to $52.4 million at December 31, 2013 as compared to $52.5 million at December 31, 2012. This decrease was primarily due to $3.3 million other comprehensive loss and the payment of $2.0 million cash dividends which were offset by $5.2 million of net income in 2013. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2013, approximately forty-one thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2013 or 2012.

`Banking regulations have established minimum capital ratios for banks and bank holding companies. Therefore, the Company and the Bank must meet a risk-based capital requirement, which defines two tiers of capital and compares each to the Company’s “risk-weighted assets.” The Company’s assets and certain off-balance-sheet items, such as loan commitments, are each assigned a risk factor such that assets with potentially higher credit risk will require more capital support than assets with lower risk. These regulations require the Company to have a minimum total risk-based capital ratio of 8%, at least half of which must be Tier 1 capital. The Company’s Tier 1 capital is its shareholders’ equity before any unrealized gain or loss on securities available-for-sale, while total risk-based capital includes Tier 1 capital and a limited amount of the allowance for loan losses. In addition, a bank or bank holding company’s leverage ratio (which for the Company equals its shareholders’ equity before any unrealized gain or loss on securities available-for-sale, divided by average assets) must be maintained at a minimum of 4%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        17

2013 FINANCIAL REVIEW

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

In July 2013, the Federal Reserve adopted final rules effective generally on January 1, 2015 to implement the Basel III and regulatory capital changes required by the Dodd-Frank Act. These changes will apply to the Company and the Bank. Among other things, the rules include new minimum risk-based and leverage capital requirements for all banking organizations and removal of references to credit ratings. A new capital conservation buffer of 2.5% of risk-weighted assets is being phased-in over a transition period ending December 31, 2018. Failure to maintain the required ratios will restrict or prohibit dividends, share repurchases and discretionary bonuses. Management is evaluating the new rules and their effects on the Company and the Bank, but Management believes the Company and the Bank will remain “well-capitalized” under the new rules.

LIQUIDITY

	December 31		Change
(Dollars in millions)	2013	2012	from 2012
Cash and cash equivalents	$43	$67	$(24)
Unused lines of credit	42	41	1
Unpledged securities at fair market value	42	59	$(17)

	$127	$167	(40)

Net deposits and short-term liabilities	$473	$444	$29

Liquidity ratio	26.9%	37.6%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. The Company’s liquidity ratio declined in 2013 as a result of continuing to deploy cash received in the Wooster branch acquisition in fourth quarter 2011 into loans and investments. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2013 and 2012. Additional sources of liquidity include net income, loan repayments, and adjustments of interest rates to attract deposit accounts.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2013 included net loan originations of $15 million and the maturities and repayments of securities totaling $37 million, offset by $64 million in securities purchases and the $1 million purchase of bank-owned life insurance. The Company’s financing activities included a $6 million increase in deposits, a $5 million increase in securities sold under agreements to repurchase and a $213 thousand net repayment of FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2013 and 2012. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income

18        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

over a two year period. The tests assume a quarterly ramped 100, 200, 300 and 400 basis point increase and a 100 basis point decrease in 2013 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve month period of the twenty-four month horizon.

Net Interest Income at Risk

December 31, 2013

	Net
Change In	Interest	Dollar		Board
Interest Rates	Income	Change	Percentage	Policy
(Basis Points)	(Dollars in thousands)		Change	Limits
+ 400	$20,812	$962	4.8%	±25%
+ 300	20,507	657	3.3	±15
+ 200	20,217	367	1.8	±10
+ 100	19,966	116	0.6	±5
0	19,850	—	—
– 100	19,644	(206)	(1.0)	±5

December 31, 2012

+ 400	$19,420	$1,762	10.0%	±25%
+ 300	18,982	1,324	7.5	±15
+ 200	18,507	849	4.8	±10
+ 100	18,053	395	2.2	±5
0	17,658	—	—
– 100	17,483	(175)	(1.0)	±5

Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2013 and 2012.

Economic Value of Equity at Risk

December 31, 2013

Change In Interest Rates (Basis Points)	Percentage Change	Board Policy Limits
+ 400	9.8%	±35%
+ 300	8.8	±30
+ 200	7.4	±20
+ 100	4.7	±15
– 100	(7.6)	±15

December 31, 2012

+ 400	19.0%	±35%
+ 300	17.4	±30
+ 200	14.8	±20
+ 100	9.5	±15

2013 Report to Shareholders  |  CSB Bancorp, Inc.        19

2013 FINANCIAL REVIEW

The economic value of equity is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2013, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 9.8%, as compared to an increase of 19.0% as of December 31, 2012. The Company added the review of a -100 basis change in interest rates during 2013 as rates had risen at December 31, 2013 in comparison with 2012. The Company was within all Board-approved limits at December 31, 2013 and 2012.

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

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2013 and 2012 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2013:

	Amount of Commitment to Expire Per Period
(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years
Commercial lines-of-credit	$68,029	$62,438	$209	$2,081	$3,301
Real estate lines-of-credit	35,880	2,936	5,510	4,947	22,487
Consumer lines-of-credit	842	842	—	—	—
Credit cards lines-of-credit	3,493	3,493	—	—	—
Overdraft privilege	6,523	6,523	—	—	—
Commercial real estate loan commitments	4,804	4,804	—	—	—
Letters of credit	679	679	—	—	—

Total commitments	$120,250	$81,715	$5,719	$7,028	$25,788

20        2013 Report to Shareholders  |  CSB Bancorp, Inc.

2013 FINANCIAL REVIEW

As indicated in Note 10 to the consolidated financial statements, the Company had $120 million in total loan commitments at the end of 2013, with $77 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2013:

		Payment Due by period
(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years
Total time deposits	$134,344	$75,051	$44,073	$15,173	$47
Short-term borrowings	48,671	48,671	—	—	—
Other borrowings	12,459	2,190	266	10,003	—
Operating leases	797	299	466	32	—

Total obligations	$196,271	$126,211	$44,805	$25,208	$47

The other borrowings noted in the preceding table represent borrowings from the FHLB of Cincinnati. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Company evaluates the liquidity and interest rate circumstances, at that time, to determine whether to pay off or renew the note. The evaluation process typically includes the strength of current and projected customer loan demand, the Company’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions and customer demand for the Company’s deposit product offerings.

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2013 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the allowance for loan losses and the fair value of financial instruments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

2013 Report to Shareholders  |  CSB Bancorp, Inc.        21

2013 FINANCIAL REVIEW

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the over-the-counter-bulletin-board through broker/dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, markdown or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2013 and 2012. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

			Dividends
			Declared	Dividends
Quarter Ended	High	Low	Per Share	Declared
March 31, 2013	$19.20	$17.00	$0.18	$492,594
June 30, 2013	20.85	19.00	0.18	492,594
September 30, 2013	20.80	18.60	0.18	492,594
December 31, 2013	19.60	18.62	0.18	492,594
March 31, 2012	$20.00	$16.00	$0.18	$492,264
June 30, 2012	20.50	17.50	0.18	492,264
September 30, 2012	20.49	17.75	0.18	492,264
December 31, 2012	18.65	16.84	0.18	492,374

As of December 31, 2013, the Company had 1,300 known shareholders of record and 2,736,634 outstanding shares of common stock.

22        2013 Report to Shareholders  |  CSB Bancorp, Inc.

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

Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2013. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2013.

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

Eddie L. Steiner	Paula J. Meiler
President,	Senior Vice President,
Chief Executive Officer	Chief Financial Officer

2013 Report to Shareholders  |  CSB Bancorp, Inc.        23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT

Board of Directors and Shareholders

CSB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of CSB Bancorp, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. CSB Bancorp, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CSB Bancorp, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

March 6, 2014

24        2013 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(Dollars in thousands)	2013	2012
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,777	$21,485
Interest-earning deposits in other banks	26,822	45,393

Total cash and cash equivalents	42,599	66,878

Securities
Available-for-sale, at fair value	101,722	129,291
Held-to-maturity (fair value of $42,643)	44,350	—
Restricted stock, at cost	5,463	5,463

Total securities	151,535	134,754

Loans	379,125	364,580
Less allowance for loan losses	5,085	4,580

Net loans	374,040	360,000

Premises and equipment, net	8,690	8,475
Core deposit intangible	759	894
Goodwill	4,728	4,728
Bank-owned life insurance	9,551	8,298
Accrued interest receivable and other assets	4,563	2,873

TOTAL ASSETS	$596,465	$586,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest-bearing	$120,325	$104,147
Interest-bearing	360,608	371,296

Total deposits	480,933	475,443

Short-term borrowings	48,671	43,992
Other borrowings	12,459	12,672
Accrued interest payable and other liabilities	1,991	2,340

Total liabilities	544,054	534,447

SHAREHOLDERS’ EQUITY
Common stock, $ 6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,736,634 shares in 2013 and 2,736,060 in 2012	18,629	18,629
Additional paid-in capital	9,964	9,974
Retained earnings	30,232	26,962
Treasury stock at cost - 243,968 shares in 2013 and 244,542 in 2012	(4,958)	(4,976)
Accumulated other comprehensive (loss) income	(1,456)	1,864

Total shareholders’ equity	52,411	52,453

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$596,465	$586,900

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        25

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands, except per share data)	2013	2012	2011
INTEREST AND DIVIDEND INCOME
Loans, including fees	$17,963	$17,279	$16,977
Taxable securities	2,572	2,672	2,538
Nontaxable securities	513	486	421
Other	90	147	82

Total interest and dividend income	21,138	20,584	20,018

INTEREST EXPENSE
Deposits	1,720	2,323	2,864
Short-term borrowings	67	91	139
Other borrowings	468	564	675

Total interest expense	2,255	2,978	3,678

NET INTEREST INCOME	18,883	17,606	16,340
PROVISION FOR LOAN LOSSES	840	823	950

Net interest income, after provision for loan losses	18,043	16,783	15,390

NONINTEREST INCOME
Service charges on deposit accounts	1,349	1,305	1,134
Trust services	826	671	677
Debit card interchange fees	779	797	631
Securities gain, net	159	—	237
Gain on sale of loans, net	347	591	219
Other income	858	840	610

Total noninterest income	4,318	4,204	3,508

NONINTEREST EXPENSES
Salaries and employee benefits	8,261	7,960	7,459
Occupancy expense	1,026	1,025	890
Equipment expense	719	618	524
Professional and director fees	628	814	713
Franchise tax expense	581	542	550
Marketing and public relations	395	392	320
Software expense	530	391	373
Debit card expense	268	304	253
Amortization of intangible assets	135	140	78
FDIC insurance expense	359	328	352
Branch acquisition expense	—	8	337
Net cost of operation of other real estate	9	33	(25)
Other expenses	1,937	1,895	1,785

Total noninterest expenses	14,848	14,450	13,609

Income before income taxes	7,513	6,537	5,289
FEDERAL INCOME TAX PROVISION	2,273	1,990	1,602

NET INCOME	$5,240	$4,547	$3,687

NET INCOME PER SHARE
Basic	$1.91	$1.66	$1.35

Diluted	$1.91	$1.66	$1.35

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

26        2013 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)	2013	2012	2011
Net income	$5,240	$4,547	$3,687

Other comprehensive income (loss)
Unrealized gains (losses) arising during the period	(3,195)	657	1,081
Unrealized losses on held-to-maturity transfer	(1,931)	—	—
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	255	—	—
Income tax effect	1,656	(223)	(368)
Reclassification adjustment for gains on available for sale securities included in net income	(159)	—	(237)
Income tax effect	54	—	81

Other comprehensive income (loss)	(3,320)	434	557

Total comprehensive income	$1,920	$4,981	$4,244

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE AT DECEMBER 31, 2010	$18,629	$9,994	$22,673	$(5,015)	$873	$47,154
Net income	—	—	3,687	—	—	3,687
Other comprehensive income	—	—	—	—	557	557
Cash dividends declared, $ 0.72 per share	—	—	(1,969)	—	—	(1,969)

BALANCE AT DECEMBER 31, 2011	$18,629	$9,994	$24,391	$(5,015)	$1,430	$49,429
Net income	—	—	4,547	—	—	4,547
Other comprehensive income	—	—	—	—	434	434
Stock options exercised, 1,261 shares	—	(20)	(7)	39	—	12
Cash dividends declared, $ 0.72 per share	—	—	(1,969)	—	—	(1,969)

BALANCE AT DECEMBER 31, 2012	$18,629	$9,974	$26,962	$(4,976)	$1,864	$52,453
Net income	—	—	5,240	—	—	5,240
Other comprehensive loss	—	—	—	—	(3,320)	(3,320)
Stock options exercised, 574 shares	—	(10)	—	18	—	8
Cash dividends declared, $ 0.72 per share	—	—	(1,970)	—	—	(1,970)

BALANCE AT DECEMBER 31, 2013	$18,629	$9,964	$30,232	$(4,958)	$(1,456)	$52,411

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        27

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,240	$4,547	$3,687
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	779	644	662
Deferred income taxes	77	(50)	345
Provision for loan losses	840	823	950
Gain on sale of loans, net	(347)	(591)	(219)
Securities gain, net	(159)	—	(237)
Security amortization, net of accretion	456	553	226
Secondary market loan sale proceeds	12,393	20,873	7,201
Originations of secondary market loans held-for-sale	(12,106)	(20,384)	(7,019)
Bank-owned life insurance	(253)	(230)	(107)
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	(214)	63	35
Accrued interest receivable	(57)	32	(134)
Accrued interest payable	(39)	(47)	(31)
Other assets and liabilities	339	831	415

Net cash provided by operating activities	$6,949	$7,064	$5,774

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Proceeds from maturities and repayments, available-for-sale	$36,200	$76,220	$45,332
Proceeds from repayments, held-to-maturity	1,211	—	—
Purchases, available-for-sale	(55,693)	(82,382)	(95,542)
Purchases, held-to-maturity	(8,135)	—	—
Proceeds from sale of securities, available-for-sale	4,309	—	3,244
Loan originations, net of repayments	(14,666)	(40,842)	(1,065)
Net cash from acquisition	—	—	60,872
Proceeds from sale of other real estate	18	26	883
Property, equipment and software acquisitions	(1,526)	(953)	(586)
Purchase of bank-owned life insurance	(1,000)	(5,000)	—

Net cash provided by (used in) investing activities	$(39,282)	$(52,931)	$13,138

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

28        2013 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012 and 2011

(Dollars in thousands)	2013	2012	2011
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$5,550	$32,021	$15,648
Net change in short-term borrowings	4,679	6,919	5,055
Repayment of other borrowings	(213)	(6,489)	(3,748)
Cash dividends paid	(1,970)	(1,969)	(1,969)
Proceeds from stock options exercised	8	5	—

Net cash provided by financing activities	$8,054	$30,487	$14,986

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(24,279)	(15,380)	33,898
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	66,878	82,258	48,360

CASH AND CASH EQUIVALENTS AT END OF YEAR	$42,599	$66,878	$82,258

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$2,356	$3,155	$3,769
Income taxes	2,335	1,690	1,525
Acquisition of noncash assets and liabilities:
Assets acquired	—	—	13,631
Liabilities assumed	—	—	74,503
Noncash investing activities:
Transfer of loans to other real estate owned	—	56	814
Transfer of securities from available-for-sale to held-to-maturity	38,930	—	—

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated in 1991 in the State of Ohio, and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank of Millersburg, Ohio (the “Bank”) and CSB Investment Services, LLC., inactive. The Company, through its subsidiaries, operates in one industry segment; the commercial banking industry.

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

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance at December 31, 2013 and 2012.

SECURITIES

Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). During 2013, approximately $39 million par value U.S. Government agencies and mortgage-backed securities of government agencies were transferred from available-for-sale to held-to-maturity. At year end, 28% of the total investment portfolio was classified as held-to-maturity. The volatility in interest rates that has occurred recently does not have as much impact on other comprehensive income as if the entire portfolio was included in the available-for-sale category. The held-to-maturity securities are carried at their fair value on the date of transfer or at purchase value if security purchases are designated as held-to-maturity.

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

30        2013 Report to Shareholders  |  CSB Bancorp, Inc.

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

Investments in Federal Home Loan Bank of Cincinnati (“FHLB”) and Federal Reserve Bank stock are classified as restricted stock, carried at cost, and evaluated for impairment. The Bank is required to maintain an investment in common stock of the FHLB and Federal Reserve Bank because the Bank is a member of the FHLB and the Federal Reserve System. We consider these stocks to be nonmarketable equity securities.

Federal Home Loan Bank of Cincinnati reported profits for 2013 and 2012, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and redeems its stock at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2013 or 2012.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned amounted to $0 and $25 thousand at December 31, 2013 and 2012, respectively.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        31

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

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested at least annually for impairment in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2013 or 2012.

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

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to cover those obligations. These repurchase agreements are not deposits and are not covered by federal deposit insurance.

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $175 thousand, $190 thousand and $175 thousand for the years ended 2013, 2012 and 2011 respectively.

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

32        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company sponsored a stock-based compensation plan, administered by a committee. The incentive stock option plan expired in 2012. The Company recorded no stock-based compensation expense for 2013, 2012 or 2011. There was no income tax benefit recognized in the accompanying Consolidated Statements of Income related to stock-based compensation in 2013, 2012 or 2011. Shares issued in connection with stock option exercises were issued from available treasury shares in 2013.

As of December 31, 2013, there was no unrecognized compensation cost related to unvested share-based compensation awards outstanding. All shares are vested.

The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. There were no option grants for the years ended December 31, 2013 and 2012.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2013	2012	2011
Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(244,129)	(245,713)	(245,803)

Total weighted average common shares outstanding (basic)	2,736,473	2,734,889	2,734,799
Dilutive effect of assumed exercise of stock options	2,004	252	39

Weighted average common shares outstanding (diluted)	2,738,477	2,735,141	2,734,838

Dividends per share are based on the number of shares outstanding at the declaration date.

There were no stock options that were antidilutive at December 31, 2013. Options to purchase an aggregate of 29,760 common shares at $18.00 per share were outstanding at December 31, 2012 and 2011 and were antidilutive.

ACCOUNTING DEVELOPMENTS

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The standard requires that companies present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. The new requirements took effect for public companies in fiscal years, and interim periods within those years, beginning after December 15, 2012. The Company adopted this standard on January 1, 2013. The effect of adopting this standard increased our disclosure surrounding reclassification items out of accumulated other comprehensive income.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This Update applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

34        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consist of the following at December 31:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2013
Available-for-sale:
U.S. Treasury security	$1,005	$—	$8	$997
U.S. Government agencies	22,999	8	706	22,301
Mortgage-backed securities of government agencies	54,455	536	691	54,300
Other mortgage-backed securities	230	5	—	235
Asset-backed securities of government agencies	2,739	36	—	2,775
State and political subdivisions	16,219	371	143	16,447
Corporate bonds	4,500	44	5	4,539
Equity securities	106	23	1	128

Total available-for-sale	102,253	1,023	1,554	101,722
Held-to-maturity securities
U.S. Government agencies	19,186	—	828	18,358
Mortgage-backed securities of government agencies	25,164	—	879	24,285

Total held-to-maturity	44,350	—	1,707	42,643
Restricted stock	5,463	—	—	5,463

Total securities	$152,066	$1,023	$3,261	$149,828

2012
Available-for-sale:
U.S. Treasury security	$100	$—	$—	$100
U.S. Government agencies	35,996	27	43	35,980
Mortgage-backed securities of government agencies	66,588	2,107	—	68,695
Other mortgage-backed securities	345	—	1	344
Asset-backed securities of government agencies	2,862	—	39	2,823
State and political subdivisions	16,194	701	12	16,883
Corporate bonds	4,313	112	28	4,397
Equity securities	69	9	9	69

Total available-for-sale	126,467	2,956	132	129,291
Restricted stock	5,463	—	—	5,463

Total securities	$131,930	$2,956	$132	$134,754

2013 Report to Shareholders  |  CSB Bancorp, Inc.        35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2013, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Available-for-sale:
Due in one year or less	$855	$875
Due after one through five years	17,354	17,500
Due after five through ten years	22,455	22,033
Due after ten years	61,483	61,186

Total debt securities available-for-sale	$102,147	$101,594

Held-to-maturity:
Due in one year or less	$—	$—
Due after one through five years	—	—
Due after five through ten years	7,717	7,568
Due after ten years	36,633	35,075

Total debt securities held-to-maturity	$44,350	$42,643

Securities with a market value of approximately $87.9 million and $79.2 million were pledged at December 31, 2013 and 2012, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $5.0 million at December 31, 2013 and 2012. Federal Reserve Bank stock was $471 thousand at December 31, 2013 and 2012.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2013 and 2011. There were no securities sold during 2012.

(Dollars in thousands)	2013	2011
Proceeds	$4,309	$3,244
Realized gains	$159	$237
Realized losses	—	—
Impairment losses	—	—

Net securities gains	$159	$237

The income tax provision applicable to realized gains amounted to $54 thousand in 2013 and $81 thousand in 2011. There were no tax benefits recognized from gross realized losses in 2013, 2012 or 2011.

36        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Securities in a Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
2013
Available-for-sale
U.S. Treasury security	$8	$997	$—	$—	$8	$997
U.S. Government agencies	590	15,409	116	1,884	706	17,293
Mortgage-backed securities of government agencies	691	29,938	—	—	691	29,938
State and political subdivisions	122	3,522	21	233	143	3,755
Corporate bonds	4	1,163	1	499	5	1,662
Equity securities	—	—	1	1	1	1
Held-to-maturity
U.S. Government agencies	771	14,559	57	1,799	828	16,358
Mortgage-backed securities of government agencies	879	20,149	—	—	879	20,149

Total temporarily impaired securities	$3,065	$85,737	$196	$4,416	$3,261	$90,153

2012
Available-for-sale
U.S. Government agencies	$43	$15,957	$—	$—	$43	$15,957
Other mortgage-backed securities	1	344	—	—	1	344
Asset-backed securities of government agencies	39	1,833	—	—	39	1,833
State and political subdivisions	12	1,737	—	—	12	1,737
Corporate bonds	4	366	24	975	28	1,341

Total debt securities	99	20,237	24	975	123	21,212
Equity securities	—	—	9	45	9	45

Total temporarily impaired securities	$99	$20,237	$33	$1,020	$132	$21,257

There were seventy-three (73) securities in an unrealized loss position at December 31, 2013, seven (7) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2013.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consist of the following at December 31:

(Dollars in thousands)	2013	2012
Commercial	$117,478	$104,899
Commercial real estate	129,828	119,192
Residential real estate	111,445	110,412
Construction & land development	13,444	23,358
Consumer	6,687	6,480
Total loans before deferred costs	378,882	364,341
Deferred loan costs	243	239
Total loans	$379,125	$364,580

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

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and occasionally projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. However, the cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2013 and 2012, approximately 77% and 81%, respectively of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption and lease rates, and financial analysis of the developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction and land development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

38        2013 Report to Shareholders  |  CSB Bancorp, Inc.

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

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2013 and 2012, there were no concentrations of loans greater than 7% related to any single industry.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2013, 2012 and 2011. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
December 31, 2013
Beginning balance	$933	$1,902	$1,096	$253	$76	$320	$4,580
Provision for loan losses	451	78	173	(75)	13	200	840
Charge-offs	(190)	(108)	(82)	—	(48)		(428)
Recoveries	25	—	18	—	50		93
Net charge-offs	(165)	(108)	(64)	—	2		(335)
Ending balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085
December 31, 2012
Beginning balance	$1,024	$1,673	$894	$180	$78	$233	$4,082
Provision for loan losses	(78)	512	206	73	23	87	823
Charge-offs	(29)	(283)	(106)	—	(89)		(507)
Recoveries	16	—	102	—	64		182
Net charge-offs	(13)	(283)	(4)	—	(25)		(325)
Ending balance	$933	$1,902	$1,096	$253	$76	$320	$4,580
December 31, 2011
Beginning balance	$1,179	$1,183	$1,057	$213	$80	$319	$4,031
Provision for loan losses	294	558	115	8	61	(86)	950
Charge-offs	(487)	(68)	(297)	(41)	(121)		(1,014)
Recoveries	38	—	19	—	58		115
Net charge-offs	(449)	(68)	(278)	(41)	(63)		(899)
Ending balance	$1,024	$1,673	$894	$180	$78	$233	$4,082

2013 Report to Shareholders  |  CSB Bancorp, Inc.        39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
2013
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$241	$331	$212	$—	$—	$—	$784
Collectively evaluated for impairment	978	1,541	993	178	91	520	4,301
Total ending allowance balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085
Loans:
Loans individually evaluated for impairment	$5,576	$3,220	$1,844	$—	$—		$10,640
Loans collectively evaluated for impairment	111,902	126,608	109,601	13,444	6,687		368,242
Total ending loans balance	$117,478	$129,828	$111,445	$13,444	$6,687		$378,882
2012
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$85	$522	$172	$—	$—	$—	$779
Collectively evaluated for impairment	848	1,380	924	253	76	320	3,801
Total ending allowance balance	$933	$1,902	$1,096	$253	$76	$320	$4,580
Loans:
Loans individually evaluated for impairment	$4,315	$4,573	$1,137	$166	$—		$10,191
Loans collectively evaluated for impairment	100,584	114,619	109,275	23,192	6,480		354,150
Total ending loans balance	$104,899	$119,192	$110,412	$23,358	$6,480		$364,341

40        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
2013
Commercial	$5,595	$7	$5,580	$5,587	$241	$4,185	$182
Commercial real estate	3,540	563	2,658	3,221	331	3,650	163
Residential real estate	2,001	337	1,510	1,847	212	1,315	41
Construction & land development	—	—	—	—	—	21	2
Total impaired loans	$11,136	$907	$9,748	$10,655	$784	$9,171	$388
2012
Commercial	$4,315	$—	$4,329	$4,329	$85	$4,123	$167
Commercial real estate	4,906	1,723	2,849	4,572	522	4,396	152
Residential real estate	1,223	86	1,057	1,143	172	770	18
Construction & land development	173	166	—	166	—	167	—
Total impaired loans	$10,617	$1,975	$8,235	$10,210	$779	$9,456	$337
2011
Commercial	$4,605	$—	$4,605	$4,605	$165	$2,890	$91
Commercial real estate	2,621	—	2,476	2,476	304	2,924	78
Residential real estate	182	—	182	182	53	103	—
Construction & land development	—	—	—	—	—	—	—
Total impaired loans	$7,408	$—	$7,263	$7,263	$522	$5,917	$169

2013 Report to Shareholders  |  CSB Bancorp, Inc.        41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans
2013
Commercial	$117,342	$15	$37	$—	$84	$136	$117,478
Commercial real estate	128,462	111	107	40	1,108	1,366	129,828
Residential real estate	109,274	616	467	46	1,042	2,171	111,445
Construction & land development	12,494	—	—	950	—	950	13,444
Consumer	6,524	123	40	—	—	163	6,687
Total loans	$374,096	$865	$651	$1,036	$2,234	$4,786	$378,882
2012
Commercial	$104,348	$60	$8	$—	$483	$551	$104,899
Commercial real estate	117,372	41	34	—	1,745	1,820	119,192
Residential real estate	108,574	472	430	131	805	1,838	110,412
Construction & land development	23,180	—	5	—	173	178	23,358
Consumer	6,325	132	23	—	—	155	6,480
Total loans	$359,799	$705	$500	$131	$3,206	$4,542	$364,341

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $8.6 million as of December 31, 2013, with $583 thousand of specific reserves allocated to customers whose loan terms have been modified in troubled debt restructurings. As of December 31, 2012, the Company had TDRs of $8.7 million, with $718 thousand of specific reserves allocated. At December 31, 2013, $7.8 million of the loans classified as TDRs were performing in accordance with their modified terms. Of the remaining $719 thousand, all were in nonaccrual of interest status.

None of the loans that were restructured in 2012 have defaulted in 2013. Of the loans that were restructured in 2011, one loan in the amount of $54 thousand subsequently defaulted in 2012. All of the loan modifications include extensions of the loan maturity dates.

Loan modifications that are considered TDRs completed during the year ended December 31:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
2013
Commercial	3	$83	$83
Residential real estate	3	264	264
Total restructured loans	6	$347	$347
2012
Commercial real estate	2	$177	$177
Residential real estate	9	798	798
Total restructured loans	11	$975	$975

42        2013 Report to Shareholders  |  CSB Bancorp, Inc.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $275 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class is as follows at December 31:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Not Rated	Total
2013
Commercial	$101,195	$10,352	$5,066	$—	$865	$117,478
Commercial real estate	115,265	9,076	4,041	—	1,446	129,828
Residential real estate	237	—	47	—	111,161	111,445
Construction & land development	9,470	587	1,884	—	1,503	13,444
Consumer	—	—	—	—	6,687	6,687

Total	$226,167	$20,015	$11,038	$—	$121,662	$378,882

2012
Commercial	$92,123	$5,854	$6,637	$—	$285	$104,899
Commercial real estate	102,602	5,671	8,459	—	2,460	119,192
Residential real estate	200	—	53	—	110,159	110,412
Construction & land development	18,063	2,750	1,244	—	1,301	23,358
Consumer	—	—	—	—	6,480	6,480

Total	$212,988	$14,275	$16,393	$—	$120,685	$364,341

2013 Report to Shareholders  |  CSB Bancorp, Inc.        43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total
2013
Commercial	$865	$—	$865
Commercial real estate	1,446	—	1,446
Residential real estate	110,119	1,042	111,161
Construction & land development	1,503	—	1,503
Consumer	6,687	—	6,687

Total	$120,620	$1,042	$121,662

2012
Commercial	$285	$—	$285
Commercial real estate	2,460	—	2,460
Residential real estate	109,276	883	110,159
Construction & land development	1,294	7	1,301
Consumer	6,480	—	6,480

Total	$119,795	$890	$120,685

Mortgage Servicing Rights

For the years ended December 31, 2013 and 2012, the Company had outstanding mortgage servicing rights (“MSRs”) of $225 thousand and $214 thousand, respectively. No valuation allowance was recorded at December 31, 2013 or 2012 as the fair value of the MSRs exceeded their carrying value. On December 31, 2013, the Company had $56.9 million residential mortgage loans with servicing retained as compared to $52.7 million with servicing retained at December 31, 2012.

Total loans serviced for others approximated $70.2 million and $60.2 million at December 31, 2013 and 2012, respectively.

44        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31:

(Dollars in thousands)	2013	2012
Land and improvements	$1,489	$1,489
Buildings and improvements	9,656	9,422
Furniture and equipment	7,327	6,763
Leasehold improvements	260	260

	18,732	17,934
Accumulated depreciation	10,042	9,459

Premises and equipment, net	$8,690	$8,475

The Bank leases certain office locations. Total rental expense under these leases approximated $299 thousand, $298 thousand, and $187 thousand in 2013, 2012 and 2011, respectively. Depreciation expense amounted to $625 thousand, $567 thousand and $530 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.

Future minimum lease payments at December 31, 2013 were as follows:

(Dollars in thousands)
2014	$299
2015	294
2016	172
2017	32

Total	$797

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2013 or 2012, with $706 thousand recorded as a result of the acquisition of two branches in Wooster, Ohio in 2011. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $135 thousand, $140 thousand and $78 thousand in 2013, 2012 and 2011, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2013	2012	2011
Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(492)	(357)	(217)

Net carrying amount	$759	$894	$1,034

2013 Report to Shareholders  |  CSB Bancorp, Inc.        45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2013 is as follows:

(Dollars in thousands)	Core Deposit Amortization
2014	$129
2015	125
2016	121
2017	116
2018	101
Thereafter	167

$759

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 are as follows:

(Dollars in thousands)	2013	2012
Demand	$76,327	$74,429
Savings	149,937	138,794
Time deposits:
In excess of $100,000	42,562	54,163
Other	91,782	103,910

Total interest-bearing deposits	$360,608	$371,296

At December 31, 2013, stated maturities of time deposits were as follows:

(Dollars in thousands)
2014	$75,051
2015	25,282
2016	18,791
2017	8,271
2018	6,902
2019 and beyond	47

Total	$134,344

46        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2013	2012
Balance at year-end	$48,671	$43,992
Average balance outstanding	45,330	40,893
Maximum month-end balance	48,671	43,992
Weighted-average rate at year-end	0.15%	0.20%
Weighted-average rate during the year	0.15	0.22

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2013	2012
Fixed rate	10/2/14	12/21/17	3.62%	3.48%	3.73%	$12,000	$12,000
Fixed rate amortizing	1/1/14	3/1/17	5.99	4.80	7.15	459	672

						$12,459	$12,672

Maturities of other borrowings at December 31, 2013, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate
2014	$2,190	3.91%
2015	169	6.01
2016	97	5.84
2017	10,003	3.61

	$12,459	3.71%

Monthly principal and interest payments are due on the fixed rate amortizing borrowings; additionally a 10% principal curtailment is due on the borrowing’s anniversary date. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2013 the Company has the capacity to borrow an additional $42.1 million from the FHLB.

2013 Report to Shareholders  |  CSB Bancorp, Inc.        47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

(Dollars in thousands)	2013	2012	2011
Current	$2,196	$2,040	$1,257
Deferred	77	(50)	345

Total income tax provision	$2,273	$1,990	$1,602

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2013	2012	2011
Expected provision using statutory federal income tax rate	$2,554	$2,223	$1,798
Tax-exempt income on state and municipal securities and political subdivision loans	(203)	(269)	(169)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	6	6	8
Tax-exempt income on bank owned life insurance	(86)	(78)	(36)
Other	2	108	1

Total income tax provision	$2,273	$1,990	$1,602

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

(Dollars in thousands)	2013	2012
Allowance for loan losses	$1,887	$1,470
Net operating loss carryforward	470	598
Capital loss carryforward	35	35
Unrealized loss on securities available-for-sale	750	—
Other	37	109

	3,179	2,212
Valuation allowance on deferred tax assets	(35)	(35)
Deferred tax assets	3,144	2,177
Premises and equipment	(443)	(399)
Federal Home Loan Bank stock dividends	(736)	(736)
Deferred loan fees	(226)	(173)
Unrealized gain on securities available-for-sale	—	(960)
Prepaid expenses	(120)	(120)
Other	(462)	(265)

Deferred tax liabilities	(1,987)	(2,653)

Net deferred tax asset (liability)	$1,157	$(476)

48        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

The Company has a net operating loss tax carryforward of approximately $1.4 million, as of December 31, 2013. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax year 2026.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized with the possible exception of the capital loss carryforward due to expire in 2014. A valuation allowance for the capital loss carryforward is reflected at December 31, 2013 and 2012. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. CSB recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, CSB is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2010.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation in 2013 and 2.5% of each eligible participant’s compensation for 2012 and 2011, respectively. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $284 thousand, $270 thousand and $242 thousand for 2013, 2012 and 2011, respectively.

The Company maintains a stock option plan. No stock options were granted during the three years presented.

The following summarizes stock options activity for the years ended December 31:

	2013		2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	31,760	$17.85	39,620	$17.49	39,945	$17.48
Granted	—	—	—	—	—	—
Exercised	(1,000)	(16.10)	(4,650)	(16.05)	—	—
Forfeited	—		(3,210)	(16.06)	(325)	(16.05)

Outstanding at end of year	30,760	17.90	31,760	17.85	39,620	17.49

Options exercisable at year-end	30,760	$17.90	31,760	$17.85	39,620	$17.49
Weighted-average fair value of options granted during year		N/A		N/A		N/A

Options outstanding at December 31, 2013 were as follows:

	Outstanding
Range Of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Number	Weighted Average Exercise Price
$ 15.00	1,000	0.60	1,000	$15.00
18.00	29,760	2.22	29,760	18.00

Outstanding at year-end	30,760	2.17	30,760	$17.90

2013 Report to Shareholders  |  CSB Bancorp, Inc.        49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE BENEFITS (CONTINUED)

The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $34 thousand and $4 thousand at December 31, 2013 and 2012, respectively. There were 1,000 and 4,650 stock options exercised in 2013 and 2012, respectively and no stock options exercised in 2011. There were no share awards vested in 2013 or 2012.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2013	2012
Commitments to extend credit	$119,571	$105,829

Letters of credit	$679	$1,539

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, recognized inventory, property, plant and equipment, and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2013 are due on demand or expire in 2014. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company requires collateral supporting these commitments when deemed appropriate.

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted by the Company to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the year end December 31, 2013:

(Dollars in thousands)
Balance at beginning of year	$6,218
New loans and advances	315
Repayments, including loans sold	1,441

Balance at end of year	$5,092

Deposits from executive officers, directors and their related business interests at both December 31, 2013 and 2012 were approximately $10.4 million and $10.5 million.

50        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31, are presented in the following tables:

			Minimum		Minimum Required
			Required For		To Be Well Capitalized
			Capital Adequacy		Under Prompt
	Actual		Purposes		Corrective Action
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2013
Total capital (to risk-weighted assets)
Consolidated	$53,268	13.6%	$31,416	8.0%	$39,270	10.0%
Bank	52,458	13.4	31,392	8.0	39,240	10.0
Tier I capital (to risk-weighted assets)
Consolidated	48,357	12.3	15,708	4.0	23,562	6.0
Bank	47,558	12.1	15,696	4.0	23,544	6.0
Tier I capital (to average assets)
Consolidated	48,357	8.2	23,550	4.0	29,438	5.0
Bank	47,558	8.1	23,544	4.0	29,430	5.0
2012
Total capital (to risk-weighted assets)
Consolidated	$49,534	13.3%	$29,707	8.0%	$37,134	10.0%
Bank	48,940	13.2	29,695	8.0	37,118	10.0
Tier I capital (to risk-weighted assets)
Consolidated	44,946	12.1	14,854	4.0	22,280	6.0
Bank	44,352	12.0	14,847	4.0	22,271	6.0
Tier I capital (to average assets)
Consolidated	44,946	7.9	22,794	4.0	28,493	5.0
Bank	44,352	7.8	22,788	4.0	28,485	5.0

2013 Report to Shareholders  |  CSB Bancorp, Inc.        51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2014, the Bank could dividend $7.5 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 follows:

(Dollars in thousands)	2013	2012
CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$598	$388
Investment in subsidiary bank	51,596	51,858
Securities available-for-sale	128	69
Other assets	192	207

TOTAL ASSETS	$52,514	$52,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$103	$69
Total shareholders’ equity	52,411	52,453

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$52,514	$52,522

(Dollars in thousands)	2013	2012	2011
CONDENSED STATEMENTS OF INCOME
Interest on securities	$2	$2	$1
Dividends from subsidiary	2,400	2,000	2,300

Total income	2,402	2,002	2,301
Operating expenses	356	354	336

Income before taxes and undistributed equity income of subsidiary	2,046	1,648	1,965
Income tax benefit	(121)	(120)	(115)
Equity earnings in subsidiary, net of dividends	3,073	2,779	1,607

NET INCOME	$5,240	$4,547	$3,687

COMPREHENSIVE INCOME	$1,920	$4,981	$4,244

52        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2013	2012	2011
CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$5,240	$4,547	$3,687
Adjustments to reconcile net income to cash provided by operations:
Equity earnings in subsidiary, net of dividends	(3,073)	(2,779)	(1,607)
Change in other assets, liabilities	42	49	48

Net cash provided by operating activities	2,209	1,817	2,128

Cash flows from investing activities:
Purchase of investment securities	(37)	—	—

Net cash used in investing activities	(37)	—	—

Cash flows from financing activities:
Cash dividends paid	(1,970)	(1,969)	(1,969)
Cash received from exercise of stock options	8	5	—

Net cash used in financing activities	(1,962)	(1,964)	(1,969)

Increase (decrease) in cash	210	(147)	159
Cash at beginning of year	388	535	376

Cash at end of year	$598	$388	$535

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

2013 Report to Shareholders  |  CSB Bancorp, Inc.        53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2013 and December 31, 2012, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. Government corporations and agencies, mortgage-backed securities, asset-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total
	December 31, 2013
Assets:
Securities available-for-sale
U.S. Treasury security	$997	$—	$—	$997
U.S. Government agencies	—	22,301	—	22,301
Mortgage-backed securities of government agencies	—	54,535	—	54,535
Asset-backed securities of government agencies	—	2,775	—	2,775
State and political subdivisions	—	16,447	—	16,447
Corporate bonds	—	4,539	—	4,539

Total debt securities	997	100,597	—	101,594
Equity securities	128	—	—	128

Total available-for-sale securities	$1,125	$100,597	$—	$101,722

	December 31, 2012
Assets:
Securities available-for-sale
U.S. Treasury security	$100	$—	$—	$100
U.S. Government agencies	—	35,980	—	35,980
Mortgage-backed securities of government agencies	—	69,039	—	69,039
Asset-backed securities of government agencies	—	2,823	—	2,823
State and political subdivisions	—	16,883	—	16,883
Corporate bonds	—	4,397	—	4,397

Total debt securities	100	129,122	—	129,222
Equity securities	69	—	—	69

Total available-for-sale securities	$169	$129,122	$—	$129,291

54        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2013 and December 31, 2012, by level within the fair value hierarchy. Impaired loans and other real estate that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

The fair value of MSRs is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates discounted cash flow and repayment assumptions based on management’s best judgment. As a result, these rights are measured at fair value on a nonrecurring basis and are classified within Level III of the fair value hierarchy.

(Dollars in thousands)	Level I	Level II	Level III	Total
	December 31, 2013
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$9,856	$9,856
Mortgage servicing rights	—	—	225	225

	December 31, 2012
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$9,412	$9,412
Other real estate owned	—	—	25	25
Mortgage servicing rights	—	—	214	214

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

	Quantitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	December 31, 2013
Impaired loans	$8,663	Discounted cash flow	Remaining term Discount rate	3 mos to 29 yrs / (62 mos) 7.1% to 12% / (7.5%)
	1,193	Appraisal of collateral[1,3]	Appraisal adjustments[2] Liquidation expense[2]	–20% to –25% –10%
Mortgage servicing rights	225	Discounted cash flow	Remaining term Discount rate	12 mos to 30 yrs / (244 mos) 1.5% / (1.5%)

2013 Report to Shareholders  |  CSB Bancorp, Inc.        55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

	Quantitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	December 31, 2012
Impaired loans	$7,260	Discounted cash flow	Remaining term Discount rate	4 mos to 29 yrs / (74 mos) 7.5% to 12% / (7.8%)
	2,152	Appraisal of collateral[1,3]	Appraisal adjustments[2] Liquidation expense[2]	–20% to –35% –10%
Other real estate owned	25	Appraisal of collateral[1,3]	Management discount for property type[3]	0% to –67%
Mortgage servicing rights	214	Discounted cash flow	Remaining term Discount rate	24 mos to 30 yrs / (244 mos) 1.5% / (1.5%)

[1]	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.
[2]

Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

[3]	Includes qualitative adjustments by management and estimated liquidation expenses.

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 are as follows:

	2013
	Carrying				Total Fair
(Dollars in thousands)	Value	Level I	Level II	Level III	Value
Financial assets:
Cash and cash equivalents	$42,599	$42,599	$—	$—	$42,599
Securities available-for-sale	101,722	1,125	100,597	—	101,722
Securities held-to-maturity	44,350	—	42,643	—	42,643
Restricted stock	5,463	—	5,463	—	5,463
Net loans	374,040	—	—	375,055	375,055
Bank-owned life insurance	9,551	9,551	—	—	9,551
Accrued interest receivable	1,374	1,374	—	—	1,374
Financial liabilities:
Deposits	$480,933	$346,589	$—	$135,106	$481,695
Short-term borrowings	48,671	48,671	—	—	48,671
Other borrowings	12,459	—	—	12,559	12,559
Accrued interest payable	96	96	—	—	96

56        2013 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

	2012
	Carrying				Total Fair
(Dollars in thousands)	Value	Level I	Level II	Level III	Value
Financial assets:
Cash and cash equivalents	$66,878	$66,878	$—	$—	$66,878
Securities available-for-sale	129,291	169	129,122	—	129,291
Restricted stock	5,463	—	5,463	—	5,463
Net loans	360,000	—	—	367,028	367,028
Bank-owned life insurance	8,298	8,298	—	—	8,298
Accrued interest receivable	1,317	1,317	—	—	1,317
Financial liabilities:
Deposits	$475,443	$317,369	$—	$159,573	$476,942
Short-term borrowings	43,992	43,992	—	—	43,992
Other borrowings	12,672	—	—	13,772	13,772
Accrued interest payable	135	135	—	—	135

For purposes of the above disclosures of estimated fair value, the following assumptions are used:

Cash and cash equivalents; Accrued interest receivable; Short-term borrowings, and Accrued interest payable

The fair value of the above instruments is considered to be carrying value.

Securities

The fair value of securities available-for-sale and securities held-to-maturity which are measured on a recurring basis are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities. Classified as Level I or Level II in the fair value hierarchy.

Net loans

The fair value for loans is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value. Fair value of nonaccrual loans is based on carrying value, classified as Level III.

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

2013 Report to Shareholders  |  CSB Bancorp, Inc.        57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Other borrowings

The fair value of FHLB advances are estimated using a discounted cash flow analysis based on the current borrowing rates for similar types of borrowings, resulting in a Level III classification.

The Company also has unrecognized financial instruments at December 31, 2013 and 2012. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $120.3 million at December 31, 2013 and $107.4 million at December 31, 2012. Such amounts are also considered to be the estimated fair values.

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

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2013 and 2012.

(Dollars in thousands)	Pretax	Tax Effect	After-tax	Affected Line Item in the Consolidated Statements of Income
Balance as of December 31, 2012	$2,823	$(959)	$1,864
Unrealized holding loss on available-for-sale securities arising during the period	(3,195)	1,086	(2,109)
Amount reclassified for net gains included in net income	(159)	54	(105)	(a) (b)
Unrealized loss on securities transferred from available-for-sale to held-to-maturity	(1,931)	657	(1,274)
Amortization of held-to-maturity discount resulting from transfer	255	(87)	168

Total other comprehensive loss	(5,030)	1,710	(3,320)

BALANCE AS OF DECEMBER 31, 2013	$(2,207)	$751	$(1,456)

Balance as of December 31, 2011	$2,166	$(736)	$1,430
Unrealized holding gain on available-for-sale securities arising during the period	657	(223)	434

Total other comprehensive income	657	(223)	434

BALANCE AS OF DECEMBER 31, 2012	$2,823	$(959)	$1,864

(a)	Securities gain, net.
(b)	Federal income tax provision.

58        2013 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share
2013
First quarter	$5,300	$4,692	$1,362	$0.50	$0.50
Second quarter	5,173	4,592	1,247	0.45	0.45
Third quarter	5,235	4,677	1,407	0.51	0.51
Fourth quarter	5,430	4,922	1,224	0.45	0.45
2012
First quarter	$5,132	$4,313	$1,055	$0.39	$0.39
Second quarter	5,151	4,397	1,141	0.41	0.41
Third quarter	5,148	4,426	1,231	0.45	0.45
Fourth quarter	5,153	4,470	1,120	0.41	0.41

2013 Report to Shareholders  |  CSB Bancorp, Inc.        59

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

STEVEN R. BAILEY

Executive Vice President,

Chief Operations Officer,

Chief Information Officer

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager,

Marketing & Public Relations

PAMELA L. BROMUND

Assistant Vice President,

Loan Operations Supervisor

WENDY D. BROWN

Assistant Vice President,

Bank Operations Manager

C. DAWN BUTLER

Vice President,

Regional Bank Manager

BEVERLY A. CARR

Operations Officer,

Bank Operations

COLBY CHAMBERLIN

Vice President,

Commercial Banker

DALE J. CLINTON

Vice President,

Internal Auditor

G. GAIL COCHRAN

Assistant Vice President,

Executive Loan Secretary

PEGGY L. CONN

Corporate Secretary

MARIANNE DAVIS

Assistant Vice President,

Banking Center Manager

CHRISTOPHER J. DELATORE

Vice President,

Commercial Banker

DAVID J. DOLAN

Assistant Vice President,

Mortgage Services Manager

CYNTHIA A. FERRY

Assistant Vice President,

Banking Center Manager

PAULA S. FOY

Vice President,

Compliance Officer/BSA Officer

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Assistant Vice President,

Project Manager

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Assistant Vice President,

Commercial Banker

MARC R. HARVEY

Officer,

Training Manager

BENJAMIN J. HERSHBERGER

Officer,

Banking Center Manager

JASON B. HUMMEL

Vice President,

Commercial Banker

JULIE A. JONES

Vice President,

Director of Human Resources

STEPHEN K. KILPATRICK

First Vice President,

Senior Credit Officer

KEVIN J. MCALLISTER

Vice President,

Trust Officer

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

JASON R. MCCULLOCH

Vice President,

Brokerage Manager

SHERRY A. MCROBIE

Assistant Vice President,

Banking Center Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

A. LEE MILLER

Vice President,

Cash Management & Special

Projects, CRA Officer

EDWARD J. MILLER

Vice President,

Operation Services Manager,

Security

MOLLY M. MOHR

Officer,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

SHAWN E. OSWALD

Vice President,

Information System Director,

OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Loan Officer

ERICA S. PIATT

Assistant Vice President,

Banking Center Manager

THOMAS S. RUMBAUGH

Vice President,

Trust Officer

LISA M. SCHONAUER

Assistant Vice President,

Banking Center Manager

REBECCA J. SHULTZ

Assistant Vice President,

Loan Officer

BUD STEBBINS

First Vice President,

Senior Loan Officer

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Banker

ERIC D. STROUSE

Vice President,

Commercial Banker

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

JENNIFER M. THORPE

Assistant Vice President,

Senior Credit Analyst

WILLIAM R. TINLIN

Vice President,

Recovery, Right to Financial

Privacy Officer

BRIAN D. TROYER

Assistant Vice President,

Trust Officer

ALICIA R. WALLACE

Vice President,

Commercial Banker

JANE C. WHITMER

Officer,

Assistant Banking Center

Manager

MICHAEL D. WORKMAN

Vice President,

Mortgage Loan Officer,

Small Business Lender

CRYSTAL R. YODER

Operations Officer

60        2013 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDERS AND GENERAL INQUIRIES

Stock Listing Common Symbol: CSBB

CORPORATE OFFICE
91 North Clay Street, Millersburg, Ohio	330-674-9015 or 800-654-9015

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

The Commercial and Savings Bank

91 South Clay Street

P.O. Box 50

Millersburg, Ohio 44654

330-674-2397

800-654-9015

GEORGE GEISSBUHLER

Sweney Cartwright & Co.

17 South High Street, Suite 300 Columbus, Ohio 43215

800-334-7481

NICOLAS “NICK” P. BICKING

Boenning & Scattergood

9916 Brewster Lane

Powell, Ohio 43065

866-326-8113

The annual meeting of shareholders is currently scheduled to be held on Wednesday, April 23, 2014 at 7:00 p.m. at the Carlisle Inn in Walnut Creek, Ohio.

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. A copy of our Annual Report on Form 10-K is made available through our website after it is filed with the SEC. Copies of the Form 10-K Annual Report and the Company’s quarterly reports will be furnished, free of charge, to shareholders by written request to:

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330-674-9015

800-654-9015

2013 Report to Shareholders  |  CSB Bancorp, Inc.        61

BANKING CENTER INFORMATION

THE COMMERCIAL & SAVINGS BANK

INFORMATION & CUSTOMER SERVICE		330-674-9015 or 1-800-654-9015
24 HOUR XPRESS PHONE BANKING		330-674-2720 or 1-888-438-2720
24 HOUR XPRESS NET BANKING & BILLPAY		*www.csb1.com*
LOAN SERVICES 91 North Clay Street, Millersburg		330-674-9015 or 1-800-654-9015
OPERATIONS CENTER 91 North Clay Street, Millersburg		330-674-9015
INVESTMENT SERVICES 91 South Clay Street, Millersburg		330-674-2397
TRUST SERVICES 91 North Clay Street, Millersburg	*Holmes, Stark & Tuscarawas Counties*	330-674-2397
TRUST SERVICES 305 West Liberty Street, Wooster	*Wayne County*	330-263-1955

CSB BANKING CENTERS

HOLMES REGION

BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM)	330-893-3565
CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM)	330-893-3323
MILLERSBURG CLINTON COMMONS BANKING CENTER 2102 Glen Drive, Millersburg (Drive-Up ATM)	330-674-2265
MILLERSBURG SOUTH CLAY BANKING CENTER 91 South Clay Street, Millersburg (Drive-Up ATM)	330-674-0687
WALNUT CREEK BANKING CENTER 4980 Olde Pump Street, Walnut Creek (Walk-Up ATM)	330-893-2961
WINESBURG BANKING CENTER 2225 U.S. 62, Winesburg (Drive-Up ATM)	330-359-5543

TUSCARAWAS & STARK REGION

GNADENHUTTEN BANKING CENTER 100 South Walnut Street, Gnadenhutten (Drive-Up ATM)	740-254-4313
NEW PHILADELPHIA BANKING CENTER 635 West High Avenue, New Philadelphia (Drive-Up ATM)	330-308-4867
NORTH CANTON BANKING CENTER 1210 North Main Street, North Canton (Drive-Up ATM)	330-497-0839
SUGARCREEK BANKING CENTER 127 South Broadway, Sugarcreek (Drive-Up ATM)	330-852-4444

WAYNE REGION

ORRVILLE AREA BANKING CENTER 461 Wadsworth Road, Orrville (Drive-Up ATM)	330-682-8000
ORRVILLE HIGH STREET BANKING CENTER 330 West High Street, Orrville (Drive-Up ATM)	330-682-8001
SHREVE BANKING CENTER 333 West South Street, Shreve (Drive-Up ATM)	330-567-2226
WOOSTER DOWNTOWN BANKING CENTER 305 West Liberty Street, Wooster (Drive-Up ATM)	330-263-1955
WOOSTER MILLTOWN BANKING CENTER 3562 Commerce Parkway, Wooster (Drive-Up ATM)	330-345-2031

"Thank you for all you did for me when purchasing my home. My lender made it a pleasant and positive experience and explained everything to me. I will refer everyone to work with her and CSB for their loan needs."

TONI SCHROCK
Mortgage Customer

"I am writing today to express my gratitude and appreciation for the high level of customer service extended to me and my family over the last 5 years. While I primarily deal with you as the Banking Center Manager, I have also found the other members of your team to be courteous, professional, helpful, and above all, easy to do business with as well. It is very satisfying to be banking with an organization that values its customers. Thank you again for making us feel special. Keep up the good work!"

BEN GILBERT
Consumer Loan Customer

62        2013 Report to Shareholders  |  CSB Bancorp, Inc.

"We've been doing business with CSB for as long as I can remember–around 45 years, I think. When I walk into any of the banking centers, the staff is friendly, helpful, and personable. They're interested in my business. They go above and beyond to ensure our financial stability by communicating with us on a regular basis. Others have tried to woo us, but I'm happy right where I am."

KEN TROYER
Troyer's Genuine Trail Bologna

"After the private bank we'd been doing business with for years was purchased by a larger financial institution, we knew it was time for a change. We complete a lot of projects in our area and small businesses were struggling to secure loans from bigger banks. Since CSB knows the businesses in our area, they were able to make things happen. Now, a large portion of our clients' building projects are financed through CSB. We appreciate their courier service, their quick response time, and their excellent turnaround on draw requests and payments. Our company believes good business means good relationships, and we certainly have that with CSB."

MARK WEAVER
Ivan Weaver Construction

Pictured on back cover: Jim Dansizen, Dansizen Printing and Our Town North Canton; Mary Lynn Schwab, Dover High Performance Plastics; Mark and Deb Morrison, Morrison Custom Welding

"...I would recommend this bank to anyone..."

"...they truly care..."

"...CSB has provided us with the exact support we need, and they treat us with the individual attention we appreciate..."

CSB

CSB BANCORP, INC.

www.csb1.com