Form 10-K, Exhibit 13
period 2014-12-31
CSB BANCORP INC /OH
filed 2015-03-23
CIK 880417

CSB BANCORP, INC. | 2014 REPORT TO SHAREHOLDERS

bold strategies for

THE ROAD AHEAD

The CSB Way
THE ROAD TO SUCCESS

driving

NEW LEVELS OF

At CSB, we’re responsive to the fast changing landscape of channel delivery options. We are committed to ensuring that customers can bank with us in the ways they prefer. During 2014, the CSB team pictured above conducted significant research and developed important insights and strategies to reach new levels of success and customer service in our markets.

Virtual Channel Development Team (vCDT) members shown above. Standing, Left to Right: Jennifer Deam, Brett Gallion, Alyssa Waller and Marc Harvey. Seated, Left to Right: Molly Mohr and Misty Obringer.

2014 FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31	2014	2013	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$19,927	$18,883	6%
Net interest income – fully taxable-equivalent (“FTE”) basis	20,212	19,190	5
Noninterest income	4,250	4,318	-2
Provision for loan losses	643	840	-23
Noninterest expense	15,082	14,848	2
Net income	5,884	5,240	12

AT YEAR-END
Loans, net	$406,522	$374,040	9%
Assets	620,981	596,465	4
Deposits	500,075	480,933	4
Shareholders’ equity	57,450	52,411	10
Cash dividends declared	0.74	0.72	3
Book value	20.97	19.15	10
Tangible book value	19.02	17.15	11
Market price	22.00	19.00	16
Basic and diluted earnings per share	2.15	1.91	13

FINANCIAL PERFORMANCE
Return on average assets	0.97%	0.90%
Return on average equity	10.60	9.93
Net interest margin, FTE	3.56	3.51
Efficiency ratio	61.46	63.01

CAPITAL RATIOS
Risk-based capital:
Tier 1	12.51%	12.31%
Total	13.56	13.56
Leverage	8.51	8.21

2014 Report to Shareholders  |  CSB Bancorp, Inc.            3

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

2014 was another year of growth, improved financial performance and progress in key strategic initiatives. We are larger than we have ever been, generating record income, and building forward momentum in our markets.

The Company’s average balance sheet size exceeded $600 million for the first time in its history. Net income of $5.9 million established a third consecutive record high. Our technology and talent development efforts continue to increase our effectiveness in the marketplace. In short, the CSB team is actively engaged in supporting our vision of building a company of enduring greatness.

CSB’s stock delivered a total return of 20% during 2014, including dividend reinvestment and price appreciation. Our dividend remains very attractive, with an average yield of 3.67% when dividing total cash dividends paid by the average 2014 daily closing stock price. The dividend yield has been above 3.5% since before the financial crisis of 2007-08 and remains substantially stronger than state and national averages for financial stocks. Dividends are one reflection of our commitment to work hard at continually enhancing shareholder value.

HOW WE DO BUSINESS

Our business model remains community centric. The rural and urban areas in which we operate are at the core of our mission and strategy. Everything we do is intended in some way to enhance the well-being of these communities. We provide products and services that help customers accomplish their financial goals. We seek, hire and grow leadership from within the local markets. We keep the interests of our shareholders, many of whom are local investors, in mind as we conduct our operations.

Our six core values continue to guide our efforts. Profit Responsibility, Customer Service, Valued Employees, Honesty and Integrity, Enjoyment of Life and the privilege to work in the communities in which we live, and Growth as part of the lifeblood of our future provide the time-tested framework for all that we do. As the industry continues to change, these core values will continue to guide our journey.

We have built a strong culture of effective risk management and compliance to sustain the safety and soundness of the Bank. We diligently focus on protecting our customers from cybersecurity threats and fraud risks, as well as conducting our operations in accordance with increasing regulatory requirements. We continually evaluate our policies and procedures, systems and technology as we work to reduce risks to our customers and protect the reputation and trust that we have established.

MARKETS

Most of our business activities are conducted in Holmes, Tuscarawas, Wayne and Stark counties of Ohio. These markets exhibit relatively stable populations, a wide range of manufacturing, distribution, service and agriculture enterprises, and solid educational and advancement opportunities for citizens.

The economy in each of these counties has been slowly expanding for several years. Business investments are increasing, and home prices and construction levels are generally improving. Unemployment rates have declined to levels below those that existed prior to the severe recession of 2007-2009, and are presently below U.S. and Ohio average rates. We are fortunate to be able to call these markets home.

OVERVIEW OF BANKING ACTIVITY

Our business model provides effective intermediary services that facilitate the flow of funds within the communities we serve. We safeguard deposit and investment monies entrusted to us, we put a significant amount of depositor funds to work by lending prudently in the broader community, and we provide access to reliable payment channels for debit and credit card processing, internet and mobile banking and check clearing.

Lending is the primary revenue generating activity in our business model, accounting for 71% of gross revenue in the past year. As a commercial bank, we provide loans to businesses and individuals alike. Average loan balances increased 8% during the year to

4             2014 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

more than $400 million in average loans outstanding. Commercial real estate loans, many of which reflect owner-occupied businesses, comprised about 34% of our outstanding loan balances at the end of the year, while business loans and home residence loans each comprised about 30% of our loan portfolio. This mix has been little-changed in recent years, and each of these major categories of average loan balances grew by more than 5% during 2014.

Income from our securities portfolio amounted to 11% of revenue in 2014. Service charges, interchange income on card transactions, and trust and brokerage revenue accounted for 5%, 4% and 3% of revenues, respectively.

Average deposit balances increased for the eighth consecutive year, growing by 2% and establishing a sixth consecutive high water mark. A little over one-fourth of our total deposits are in non-interest bearing accounts, largely business related with the remainder in savings, time deposits and interest-bearing demand accounts.

SENIOR MANAGEMENT
STEVEN BAILEY	PAULA MEILER	EDDIE STEINER
Executive Vice President,	Senior Vice President,	President,
Chief Operations/	Chief Financial Officer	Chief Executive Officer
Chief Information Officer

TRENDS IN THE INDUSTRY

The financial services sector is undergoing fairly significant changes with a number of macro factors at play. New adaptations of technology for banking and payments processing and new forms of competition are all having major impact on the banking landscape. Consumers are increasingly demonstrating a preference for direct electronic access to financial services and the omnipresent mobile device appears poised to become a primary banking channel. A complex and active regulatory climate requires significant resource utilization. Data integrity and the protection of sensitive customer information have become primary concerns and are requiring increased attention and resources.

We believe the above factors create opportunities for us to grow and strengthen our position in the marketplace. Maintaining financial strength and stability are requisite to thrive in such circumstances and we carefully steward our capital, liquidity, credit quality and expense management in order to maintain the base fitness required to respond to changing conditions and seize opportunities.

CHANNEL DELIVERY

We continue to work at enhancing our customers’ experience. We recognize the fundamental importance of providing services in ways that customers find most convenient. Some customers highly value in-person transactions at our retail locations. Other customers prefer one or more electronic channels to handle transactions, such as our website or mobile banking applications. Our commitment is to provide noticeably different service The CSB Way regardless of which delivery channel a customer prefers or uses for any particular interaction. We are working toward a consistent CSB look and feel across all channels of customer engagement, whether in person or by digital means. Our customer service call center is one example of a channel that we significantly enhanced over the past year. These CSB team members are shining stars when it comes to customer service.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            5

LETTER TO SHAREHOLDERS

LEADERSHIP DEVELOPMENT

Perpetuating meaningful contributions to the well-being of the communities we serve relies on the continuous development of CSB’s outstanding employees. For the past four years, we have devoted considerable energy to reengineering our leadership development initiatives. Our leadership program is guided by our training board and administered by an in-house team of training and professional development staff. We supplement these efforts with select use of outside leadership development programs and could not be more pleased with the results to date.

IN APPRECIATION

For more than 35 years, Dr. Daniel J. Miller has served on CSB’s Board of Directors. His market and business knowledge, his steadfast commitment to the greater Holmes County area, and his counsel have been invaluable in helping the Bank grow assets fifteen fold during his tenure. Dan is retiring from the CSB Board as of our April 22, 2015 annual meeting. It is with deep appreciation and gratitude that we thank Dan for his contributions.

Collectively, CSB’s employees strive to provide excellence in financial services to each customer. The team’s considerable talent, commitment and adaptability bode well for the continued success of the Company. We are proud of their accomplishments in helping make the Company what it is today and what it will be tomorrow.

To our shareholders, who help provide capital to sustain our mission, we continue to pledge attentiveness to the responsibilities that we have on your behalf. Thank you for your support.

EDDIE STEINER	JOHN WALTMAN
President and	Chairman of the
Chief Executive Officer	Board of Directors

BOARD OF DIRECTORS

Standing, Left to Right

J. THOMAS LANG	RONALD E. HOLTMAN	EDDIE L. STEINER	ROBERT K. BAKER	JOHN R. WALTMAN
Veterinarian,	Attorney, Of Counsel,	President,	Co-Owner and Controller,	Attorney, Of Counsel,
Dairy Farmer,	Logee, Hostetler,	Chief Executive Officer,	Bakerwell, Inc.	Critchfield, Critchfield
Spring Hill Farms, Inc.	Stutzman & Lehman	CSB Bancorp, Inc.		& Johnston
Chairman,
CSB Bancorp, Inc.

Seated, Left to Right

	DANIEL J. MILLER		JEFFERY A. ROBB, SR.
	Retired Physician,		President,
	East Holmes Family Care, Inc.		Robb Companies, Inc.

Chairman of the Board,
Dutchman Hospitality Group, Inc.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            7

2014 FINANCIAL REVIEW

INTRODUCTION

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered bank holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC which is inactive. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, with deposits insured by the Federal Deposit Insurance Corporation, and its primary regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.

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

In 2014, the Company’s market area demonstrated increasing economic activity following five years of modest gains. Unemployment levels in Holmes County, reported at 2.9% in December 2014, have generally been among the lowest in the State of Ohio, while the balance of the Company’s market area reported unemployment levels below the state average for 2014 and 2013. Residential real estate property values have slowly recovered with low mortgage rates and high affordability. Auto sales also grew, helped by job growth, available financing and the near record age of existing vehicle stock. Ohio’s growth activity continues to be reported in manufacturing and energy-related industries. If oil prices were to experience a sustained decline, mining and manufacturing jobs in the oil and gas business, which had been expanding in the previous two years may decline. The Company’s market is adjacent to areas of primary shale activity.

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

8             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except per share data)	2014	2013	2012	2011	2010

Statements of income:
Total interest income	$21,656	$21,138	$20,584	$20,018	$20,390
Total interest expense	1,729	2,255	2,978	3,678	4,820

Net interest income	19,927	18,883	17,606	16,340	15,570
Provision for loan losses	643	840	823	950	1,235

Net interest income after provision for loan losses	19,284	18,043	16,783	15,390	14,335
Noninterest income	4,250	4,318	4,204	3,508	3,275
Noninterest expense	15,082	14,848	14,450	13,609	12,546

Income before income taxes	8,452	7,513	6,537	5,289	5,064
Income tax provision	2,568	2,273	1,990	1,602	1,568

Net income	$5,884	$5,240	$4,547	$3,687	$3,496

Per share of common stock:
Basic income per share	$2.15	$1.91	$1.66	$1.35	$1.28
Diluted income per share	2.15	1.91	1.66	1.35	1.28
Dividends	0.74	0.72	0.72	0.72	0.72
Book value	20.97	19.15	19.17	18.07	17.24
Average basic common shares outstanding	2,737,636	2,736,473	2,734,889	2,734,799	2,734,799
Average diluted common shares outstanding	2,739,078	2,738,477	2,735,141	2,734,838	2,734,799

Year-end balances:
Loans, net	$406,522	$374,040	$360,000	$320,100	$311,616
Securities	143,038	151,535	134,754	128,489	80,667
Total assets	620,981	596,465	586,900	551,233	457,056
Deposits	500,075	480,933	475,443	443,553	353,491
Borrowings	61,580	61,130	56,664	56,234	54,927
Shareholders’ equity	57,450	52,411	52,453	49,429	47,154

Average balances:
Loans, net	$400,876	$369,889	$338,441	$314,670	$309,121
Securities	145,065	138,976	132,567	93,851	77,967
Total assets	604,605	581,150	564,875	471,329	445,649
Deposits	479,330	468,395	453,526	367,865	334,073
Borrowings	67,657	57,882	57,735	52,717	62,951
Shareholders’ equity	55,529	52,787	51,384	48,674	47,081

Select ratios:
Net interest margin, tax equivalent basis	3.56%	3.51%	3.36%	3.71%	3.73%
Return on average total assets	0.97	0.90	0.80	0.78	0.78
Return on average shareholders’ equity	10.60	9.93	8.85	7.57	7.43
Average shareholders’ equity as a percent of average total assets	9.18	9.08	9.10	10.33	10.56
Net loan charge-offs as a percent of average loans	0.33	0.09	0.09	0.28	0.40
Allowance for loan losses as a percent of loans at year-end	1.07	1.34	1.26	1.26	1.28
Shareholders’ equity as a percent of total year-end assets	9.25	8.79	8.94	8.97	10.32
Dividend payout ratio	34.42	37.60	43.30	53.40	56.32

2014 Report to Shareholders  |  CSB Bancorp, Inc.            9

2014 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2014 net income was $5.9 million compared to $5.2 million for 2013, representing an increase of 12%. Basic and diluted earnings per share were $2.15, up 13% from the prior year. The increased net income improved the return on average assets to 0.97% in 2014 from 0.90% in 2013 and return on average equity rose to 10.60% in 2014 from 9.93% in 2013.

Net income for 2013 was $5.2 million while basic and diluted earnings per share were $1.91, as compared to $4.5 million or $1.66 per share, for the year ended December 31, 2012. Net income increased 15% during 2013 as compared to 2012, due primarily to a $1.3 million increase in total net interest income and a $114 thousand increase in noninterest income. Partially offsetting the higher revenue were increases in noninterest expenses and federal income taxes. Return on average assets was 0.90% in 2013 compared to 0.80% in 2012, and return on average shareholders’ equity was 9.93% in 2013 as compared to 8.85% in 2012.

Net Interest Income

(Dollars in thousands)	2014	2013	2012

Net interest income	$19,927	$18,883	$17,606
Taxable equivalent[1]	285	307	290

Net interest income, fully taxable equivalent	$20,212	$19,190	$17,896

Net interest yield	3.51%	3.46%	3.31%
Taxable equivalent adjustment[1]	0.05	0.05	0.05

Net interest yield-taxable equivalent	3.56%	3.51%	3.36%

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

Net interest income increased $1.0 million or 6%, in 2014 compared to 2013, partially due to a 4% increase in average earning assets, and a favorable mix of increased average loan balances and decreased cash balances. Additionally, the net interest margin increased to 3.51%, from 3.46% last year. The margin improvement was primarily due to lower funding costs resulting from a 2% increase in total average deposits, with average balance increases in lower cost demand, savings and maturing time deposits repricing at lower rates. Net discount and accretion of purchase accounting adjustments for loans, time deposits and borrowings acquired decreased the net interest margin by 1 basis point in 2014 after having improved the net interest margin by 5 basis points during 2013 and 2 basis points in 2012.

Interest income increased $518 thousand or 2% in 2014 compared to 2013 due to the $31 million increase in average loan balances, partially offset by lower yields. Rates decreased on loans and tax exempt asset categories from reduced rates on new and repriced assets due to lending competition and the lower interest rate environment. Repricing of loans and lower rates to quality borrowers caused a decline in loan yields of 28 basis points in 2014 as compared to 2013. The increase in average loan volume helped mitigate the low interest rate environment. In 2014, average loan balances to average gross earning assets rose to 71%, compared to 69% in 2013. Securities yields continued to decline in 2014 with new and reinvestment cash flows being deployed at lower rates.

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

Interest expense decreased $526 thousand or 23% in 2014 as compared to 2013 due to decreases in the cost of all categories of interest-bearing liabilities and a continued shift in the liability mix towards less expensive, noninterest-bearing demand deposits and savings accounts. Total average time deposits continue to decline with an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

Interest expense decreased $723 thousand or 24% in 2013 as compared to 2012 due to decreases in the cost of all categories of interest-bearing liabilities and a continued shift in the liability mix towards less expensive, noninterest-bearing demand deposits and savings accounts. Total average time deposits continue to decline due to an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

10             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield and net interest income:

	AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2014			2013			2012

(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]

Interest-earning assets
Federal funds sold	$546	$1	0.22%	$188	$0	0.16%	$148	$0	0.12%
Interest-earning deposits	16,356	42	0.26	32,127	90	0.28	56,422	147	0.26
Securities:
Taxable	128,973	2,857	2.22	122,314	2,572	2.10	118,867	2,672	2.25
Tax exempt	16,092	466	2.89	16,662	513	3.08	13,700	486	3.55
Loans[3]	405,973	18,290	4.51	374,821	17,963	4.79	342,868	17,279	5.05

Total interest-earning assets	567,940	21,656	3.81%	546,112	21,138	3.87%	532,005	20,584	3.87%
Noninterest-earning assets
Cash and due from banks	13,663			12,911			12,399
Bank premises and equipment, net	8,494			9,222			8,630
Other assets	19,605			17,837			16,268
Allowance for loan losses	(5,097)			(4,932)			(4,427)

Total assets	$604,605			$581,150			$564,875

Interest-bearing liabilities
Demand deposits	$73,307	36	0.05%	$70,648	42	0.06%	$63,346	50	0.08%
Savings deposits	151,822	130	0.09	141,638	144	0.10	135,035	230	0.17
Time deposits	129,676	1,000	0.77	149,340	1,534	1.03	163,997	2,043	1.25
Borrowed funds	67,657	563	0.83	57,882	535	0.92	57,735	655	1.13

Total interest-bearing liabilities	422,462	1,729	0.41%	419,508	2,255	0.54%	420,113	2,978	0.71%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	124,525			106,769			91,148
Other liabilities	2,089			2,086			2,230
Shareholders’ equity	55,529			52,787			51,384

Total liabilities and equity	$604,605			$581,150			$564,875

Net interest income		$19,927			$18,883			$17,606

Net interest margin			3.51%			3.46%			3.31%
Net interest spread			3.40%			3.33%			3.16%

1Average balances have been computed on an average daily basis.

2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

3Average loan balances include nonaccrual loans.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            11

2014 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

		RATE/VOLUME ANALYSIS OF CHANGES
		IN INCOME AND EXPENSE[1]

	2014 v. 2013			2013 v. 2012

	Net Increase			Net Increase
(Dollars in thousands)	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate

Increase (decrease) in interest income:
Federal funds	$1	$1	$–	$–	$–	$–
Interest-earning deposits	(48)	(40)	(8)	(57)	(68)	11
Securities:
Taxable	285	147	138	(100)	72	(172)
Tax exempt	(47)	(16)	(31)	27	91	(64)
Loans	327	1,403	(1,076)	684	1,531	(847)

Total interest income change	518	1,495	(977)	554	1,626	(1,072)

Increase (decrease) in interest expense:
Demand deposits	(6)	1	(7)	(8)	4	(12)
Savings deposits	(14)	9	(23)	(86)	7	(93)
Time deposits	(534)	(152)	(382)	(509)	(151)	(358)
Other borrowed funds	28	81	(53)	(120)	1	(121)

Total interest expense change	(526)	(61)	(465)	(723)	(139)	(584)

Net interest income	$1,044	$1,556	$(512)	$1,277	$1,765	$(488)

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $643 thousand in 2014, $840 thousand for 2013 and $823 thousand for 2012. Lower provision expense in 2014 reflects improving economic conditions which have led to a decrease in classified loans. See “Financial Condition – Allowance for Loan Losses” below for additional discussion and information relative to the provision for loan losses.

Noninterest Income

			YEAR ENDED DECEMBER 31

	Change from 2013				Change from 2012

(Dollars in thousands)	2014	Amount	%	2013	Amount	%	2012

Service charges on deposit accounts	$1,269	$(80)	(5.9)%	$1,349	$44	3.4%	$1,305
Trust services	811	(15)	(1.8)	826	155	23.1	671
Debit card interchange fees	910	131	16.8	779	(18)	(2.3)	797
Securities gains	133	(26)	(16.4)	159	159	100.0	–
Gain on sale of loans, including MSR’s	198	(149)	(42.9)	347	(244)	(41.3)	591
Other	929	71	8.3	858	18	2.1	840

Total noninterest income	$4,250	$(68)	(1.6)%	$4,318	$114	2.7%	$4,204

12             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

Noninterest income decreased $68 thousand, or 2% in 2014 compared to the same period in 2013. Net gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) decreased 43% due to the continuing slowdown in mortgage refinance activity during 2014. The Bank originated and sold $6 million in mortgage loans in 2014 as compared to the sale of $12 million of loans in 2013. Service charges on deposits which are primarily customer overdraft fees, decreased 6% in 2014, with an 11% decrease in overdraft fees due to increasing health of consumer deposit balances. Trust fees increased 11% as assets under management increased from overall market improvements and customer development initiatives. The average market value of trust assets under management in 2014 was $95 million compared to $86 million in 2013. However, brokerage fees contained within trust services decreased $80 thousand in 2014 contributing to the net decrease of 2%. With interest rates declining during 2014, available-for-sale securities with gains of $133 thousand were sold as net loan demand increased during 2014.

Noninterest income increased $114 thousand, or 3% in 2013 compared to the same period in 2012. Trust and brokerage fees increased 23% as assets under management increased from overall market improvements and customer development initiatives. The average market value of trust assets under management in 2013 was $86 million as compared to $76 million in 2012. Brokerage fees increased $86 thousand in 2013 as customers returned to stock and annuity investments to increase their returns. Service charges on deposits which are primarily customer overdraft fees, increased 3% in 2013 due to growth in deposits. Net gains on sales of mortgage loans including MSRs decreased 41% due to a significant slowdown in mortgage refinance activity during 2013. The Bank originated and sold $12 million in mortgage loans in 2013 as compared to the sale of $20 million of loans in 2012. With historical low interest rates during the first half of 2013, available-for-sale securities with gains of $159 thousand were sold as net loan demand increased.

Noninterest Expenses

			YEAR ENDED DECEMBER 31

	Change from 2013				Change from 2012

(Dollars in thousands)	2014	Amount	%	2013	Amount	%	2012

Salaries and employee benefits	$8,321	$60	0.7%	$8,261	$301	3.8%	$7,960
Occupancy expense	1,014	(12)	(1.2)	1,026	1	0.1	1,025
Equipment expense	715	(4)	(0.6)	719	101	16.3	618
Professional and director fees	725	97	15.4	628	(186)	(22.9)	814
Franchise tax expense	361	(220)	(37.9)	581	39	7.2	542
Marketing and public relations	378	(17)	(4.3)	395	3	0.8	392
Software expense	727	197	37.2	530	139	35.5	391
Debit card expense	421	130	44.7	291	(40)	(12.1)	331
Amortization of intangible assets	130	(5)	(4.4)	135	(5)	(3.6)	140
FDIC insurance	358	(1)	(0.3)	359	31	9.5	328
Branch acquisition expense	–	–	–	–	(8)	(100.0)	8
Other real estate expenses	–	(9)	N.M.	9	(24)	N.M.	33
Other	1,932	18	(0.2)	1,914	46	2.2	1,868

Total noninterest expenses	$15,082	$234	1.6%	$14,848	$398	2.8%	$14,450

N.M., not a meaningful value

Noninterest expense increased $234 thousand, or 2% in 2014 compared to 2013. Salaries and employee benefits increased $60 thousand due to base compensation increasing $185 thousand as a result of additional full time employees and annual adjustments. Capitalization of employee costs of loan origination and benefit decreases amounted to $125 thousand. Software expense increased $197 thousand in 2014 due to a full year increase of the cost of new core processing and loan documentation software. Equipment expense decreased $4 thousand in 2014 as compared to 2013. Franchise tax expense decreased $220 thousand in 2014, to $361 thousand, with the implementation of the new Ohio Financial Institutions Tax. Debit card expense increased $130 thousand in 2014, a result of one time charges of $40 thousand to convert to a new third party processor, $26 thousand additional fraud losses and increased customer usage. Professional and director fees increased $97 thousand, a result of the increase in legal fees surrounding loan collections of $118 thousand primarily incurred in the disposition of two commercial loan relationships.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            13

2014 FINANCIAL REVIEW

Noninterest expense increased $398 thousand, or 3% in 2013 as compared to 2012. Salaries and employee benefits increased $301 thousand due to annual adjustments to compensation of $211 thousand and benefit increases of $90 thousand due to higher payroll taxes and retirement benefits. Software expense rose $139 thousand in 2013 due to the acquisition of new core processing and loan documentation software. Equipment expense increased $101 thousand in 2013 as compared to 2012 with the acquisition of a new core processor, new telephone system and new ATMs in the branch network. Franchise tax expense increased $39 thousand in 2013 to $581 thousand but is expected to decrease in 2014.

Income Taxes

The provision for income taxes amounted to $2.6 million in 2014, $2.3 million in 2013 and $2.0 million in 2012, resulting in an effective rate of 30.4% in 2014, 30.3% in 2013 and 30.4% in 2012. The slight increase in the effective tax rate during 2014 as compared to 2013 is due primarily to increased income.

FINANCIAL CONDITION

Total assets of the Company were $621 million at December 31, 2014, compared to $596 million at December 31, 2013, representing an increase of $25 million, or 4%. Net loans increased $32 million, or 9%, while investment securities decreased $8 million, or 6% and interest-earning deposits with other banks increased $2 million. Deposits increased $19 million, or 4%, while other borrowings from the FHLB increased by $2 million, or 20%.

Securities

Total investment securities decreased $8 million, or 6% to $143 million at year-end 2014. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, other government agencies’ debt, and obligations of state and political subdivisions. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2014, $15.9 million, or 87%, held an S&P or Moody’s investment grade rating and $2.4 million or 13% were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities and school districts with 98% of the portfolio originating in Ohio and 2% in Pennsylvania. Total gross unrealized security losses within the portfolio were 0.3% of total available-for-sale securities at December 31, 2014, reflecting interest rate fluctuations, not credit downgrades.

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

Loans

Total loans increased $32 million, or 8% during 2014. Volume increases were recognized in commercial and commercial real estate loans of $16 million, or 7%, and residential real estate loans of $10 million, or 9%. Construction loans increased $4 million, or 30%. During 2014, business expansion continued in the Company’s newly expanded markets. Aided by low interest rates, commercial and commercial real estate loans continued to increase in 2014.

As investment spreads tightened in the mortgage-backed securities market, the Company developed marketing campaigns for fifteen year, lower fee, fixed-rate, owner occupied loans which drove the $10 million increase in residential real estate loans. Attractive interest rates in the secondary market continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages during 2014 and the Company sold $6 million of originated mortgages into the secondary market as compared to $12 million in 2013. This demand for low fixed-rate mortgages included some refinancing of the Company’s in-house mortgage portfolio. Demand for home equity loans flattened in 2014, with balances decreasing $114 thousand as many consumers rewrote their floating rate equity line and first mortgage into a lower rate fixed rate mortgage. Installment lending improved with consumer loans increasing 18% on a year-over-year basis to $7.9 million at December 31, 2014.

14             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans comprise approximately 64% and 65% of the total loan portfolio at year-end 2014 and 2013, respectively. Residential real estate loans increased from 29% to approximately 30% between December 31, 2013 and December 31, 2014. Construction and land development loans remained stable at 4% of the total portfolio between 2013 and 2014. The Company is well within the respective regulatory guidelines for investment in construction development and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne and Stark counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2014 included $30 million, or 7% of total loans to lessors of non-residential buildings or dwellings; $19 million, or 5% of total loans to logging, sawmills and timber tract operations; $18 million, or 4% of total loans to lessors of residential real estate and $16 million, or 4% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, and repayment is expected from operational cash flow. Credit evaluation is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of the collateral received.

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

NONPERFORMING ASSETS

	DECEMBER 31
(Dollars in thousands)	2014	2013

Nonaccrual loans:
Commercial	$1,071	$84
Commercial real estate	1,734	1,108
Residential real estate	863	1,042
Construction & land development	–	–
Loans past due 90 days and still accruing:
Commercial	1	–
Commercial real estate	–	40
Residential real estate	280	46
Construction & land development	–	950

Total nonperforming loans	3,949	3,270
Other real estate owned	–	–

Total nonperforming assets	$3,949	$3,270

Nonperforming assets as a percentage of loans plus other real estate	0.96%	0.86%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans and selected other loans. Collectability of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Company’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans and a provision for the remainder of the portfolio based on historical data, including past charge-offs.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            15

2014 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED
(Dollars in thousands)	2014		2013

Beginning balance of allowance for loan losses	$5,085		$4,580
Provision for loan losses	643		840
Charge-offs:
Commercial	985		149
Commercial real estate	379		108
Residential real estate & home equity	27		82
Construction & land development	–		–
Consumer	11		48
Deposit accounts	20		35
Credit cards	–		6

Total charge-offs	1,422		428
Recoveries:
Commercial	21		15
Commercial real estate	8		–
Residential real estate & home equity	25		18
Construction & land development	–		–
Consumer	14		50
Deposit accounts	7		10
Credit cards	–		–

Total recoveries	75		93

Net charge-offs	1,347		335

Ending balance of allowance for loan losses	$4,381		$5,085

Net charge-offs as a percentage of average total loans	0.33%		0.09%
Allowance for loan losses as a percentage of total loans	1.07		1.34
Allowance for loan losses to total nonperforming loans	1.11	x	1.56	x
Components of the allowance for loan losses:
General reserves	$4,197		$4,301
Specific reserve allocations	184		784

Total allowance for loan losses	$4,381		$5,085

The allowance for loan losses totaled $4.4 million, or 1.07%, of total loans at year-end 2014 as compared to $5.1 million, or 1.34% of total loans at year-end 2013. Net charge-offs for 2014 totaled $1.3 million as compared to net charge-offs of $335 thousand in 2013. The majority of the charge-offs were attributed to one commercial relationship which had been specifically reserved for during 2014.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates that the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $3.9 million, or 1.0% of loans at year-end 2014 as compared to $3.3 million, or 0.9% of loans at year-end 2013. Impaired loans were $9.2 million at year-end 2014 as compared to $10.7 million at year-end 2013. Impaired loans as a percentage of total loans declined from 2013 to 2014 and reflect economic stabilization in the Company’s market area with decreasing unemployment levels. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

16             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

Other Assets

Net premises and equipment decreased $404 thousand to $8.3 million at year-end 2014 primarily because depreciation expense exceeded the purchase of equipment and furniture in 2014. There was no other real estate owned at December 31, 2014 or 2013. Bank-owned life insurance of $1 million was purchased on the life of a senior management member during 2013. At December 31, 2014 the Company recognized a net deferred tax asset of $377 thousand as compared to a net deferred tax asset of $1.2 million at December 31, 2013. The change in the Company’s net deferred tax position resulted primarily from the decrease in the net deferred tax asset related to the unrealized loss on securities available for sale.

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as alternative investment options. Demand and savings deposits increased for the year ended 2014, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2013
(Dollars in thousands)	2014	2013	Amount	%

Noninterest-bearing demand	$139,251	$120,325	$18,926	15.7%
Interest-bearing demand	77,725	76,327	1,398	1.8
Traditional savings	84,548	76,630	7,918	10.3
Money market savings	70,788	73,307	(2,519)	(3.4)
Time deposits in excess of $100,000	43,130	42,562	568	1.3
Other time deposits	84,633	91,782	(7,149)	(7.8)

Total deposits	$500,075	$480,933	$19,142	4.0%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions and advances from the FHLB. Short-term borrowings, which consist of securities sold under repurchase agreements, decreased $2 million; while other borrowings, which consist of FHLB advances, increased $2 million as the result of borrowing $5 million in a long-term amortizing advance to partially offset the interest rate risk of booking fifteen-year fixed-rate mortgages.

CAPITAL RESOURCES

Total shareholders’ equity increased to $57.5 million at December 31, 2014 as compared to $52.4 million at December 31, 2013. This increase was primarily due to $5.9 million of net income and $1.2 million other comprehensive income, which were offset by the payment of $2.0 million cash dividends in 2014. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that would allow the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and would be available for general corporate purposes. At December 31, 2014, approximately forty-one thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2014 or 2013.

In July 2013, the Federal Reserve adopted final rules effective on January 1, 2015 to implement the Basel III and regulatory capital changes required by the Dodd-Frank Act. These changes will apply to the Company and the Bank. Among other things, the rules include new minimum risk-based and leverage capital requirements for all banking organizations and removal of references to credit ratings. A new capital conservation buffer of 2.5% of risk-weighted assets is being phased-in over a transition period ending January 1, 2019. Failure to maintain the required ratios will restrict or prohibit dividends, share repurchases and discretionary bonuses. Management has evaluated the new rules and their effects on the Company and the Bank, and believes the Company and the Bank will remain “well-capitalized” under the new rules.

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

2014 Report to Shareholders  |  CSB Bancorp, Inc.            17

2014 FINANCIAL REVIEW

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

LIQUIDITY

	December 31
(Dollars in millions)	2014	2013	Change from 2013

Cash and cash equivalents	$44	$43	$1
Unused lines of credit	46	42	4
Unpledged securities at fair market value	48	42	6

	$138	$127	$11

Net deposits and short-term liabilities	$497	$473	$24

Liquidity ratio	27.9%	26.9%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2014 and 2013. Additional sources of liquidity include net income, loan repayments, the availability or borrowings and adjustments of interest rates to attract deposit accounts.

As summarized in the consolidated statements of cash flows, the most significant investing activities for the Company in 2014 included net loan originations of $33 million and the maturities and repayments of securities totaling $45 million, offset by $38 million in securities purchases. The Company’s financing activities included a $19 million increase in deposits, a $2 million decrease in securities sold under agreements to repurchase and a $2 million net increase in FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2014 and 2013. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two-year period. The tests assume a quarterly ramped 100, 200, 300 and 400 basis point increase and a 100 basis point decrease in 2014 in market interest rates as compared to a stable rate environment or base model.

18             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

The following table reflects the change to interest income for the first twelve month period of the twenty-four month horizon.

Net Interest Income at Risk

	December 31, 2014
(Dollars in thousands)	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits
	+ 400	$ 21,408	$ 1,144	5.6%	± 25%
	+ 300	21,082	818	4.0	± 15
	+ 200	20,766	502	2.5	± 10
	+ 100	20,454	190	0.9	± 5
	0	20,264	–	–
	– 100	20,022	(242)	(1.1)	± 5

	December 31, 2013
	+ 400	$ 20,812	$ 962	4.8%	± 25%
	+ 300	20,507	657	3.3	± 15
	+ 200	20,217	367	1.8	± 10
	+ 100	19,966	116	0.6	± 5
	0	19,850	–	–
	– 100	19,644	(206)	(1.0)	± 5

Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2014 and 2013.

Economic Value of Equity at Risk

December 31, 2014
Change In Interest Rates (Basis Points)	Percentage Change	Board Policy Limits
+ 400	17.7%	± 35%
+ 300	15.7	± 30
+ 200	13.0	± 20
+ 100	8.3	± 15
– 100	(8.8)	± 15

December 31, 2013
+ 400	9.8%	± 35%
+ 300	8.8	± 30
+ 200	7.4	± 20
+ 100	4.7	± 15
– 100	(7.6)	± 15

2014 Report to Shareholders  |  CSB Bancorp, Inc.            19

2014 FINANCIAL REVIEW

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

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2014, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 17.7%, as compared to an increase of 9.8% as of December 31, 2013. The Company added the review of a -100 basis change in interest rates during 2013 as rates had risen at December 31, 2013 in comparison with 2012. The Company was within all Board-approved limits at December 31, 2014 and 2013.

SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Furthermore, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates.

U.S. Treasury securities, obligations of U.S. Government corporations and agencies and obligations of states and political subdivisions will generally repay at their stated maturity, or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors, including current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, resulting in a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2014 and 2013 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2014:

	Amount of Commitment to Expire Per Period

(Dollars in thousands)	Total	Less than	1 to 3	3 to 5	Over 5
Type of Commitment	Amount	1 year	Years	Years	Years

Commercial lines-of-credit	$77,799	$69,904	$1,750	$1,223	$4,922
Real estate lines-of-credit	37,580	2,491	5,101	5,456	24,532
Consumer lines-of-credit	881	881	–	–	–
Credit cards lines-of-credit	3,493	3,493	–	–	–
Overdraft privilege	6,634	6,634	–	–	–
Commercial real estate loan commitments	–	–	–	–	–
Letters of credit	1,778	1,778	–	–	–

Total commitments	$128,165	$85,181	$6,851	$6,679	$29,454

20             2014 Report to Shareholders  |  CSB Bancorp, Inc.

2014 FINANCIAL REVIEW

As indicated in Note 10 to the consolidated financial statements, the Company had $128 million in total loan commitments at the end of 2014, with $85 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2014:

		Payment Due by Period
(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Total time deposits	$127,763	$66,964	$41,065	$19,712	$22
Short-term borrowings	46,627	46,627	–	–	–
Other borrowings	14,953	1,488	11,809	923	733
Operating leases	498	294	204	–	–

Total obligations	$189,841	$115,373	$53,078	$20,635	$755

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

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements. These estimates, assumptions and judgments are based upon the information available as of the date of the financial statements.

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2014 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the allowance for loan losses and the fair value of financial investments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

2014 Report to Shareholders  |  CSB Bancorp, Inc.            21

2014 FINANCIAL REVIEW

The Company accounts for business combinations using the acquisition method of accounting. Goodwill and intangible assets with indefinite useful lives are not amortized. Intangible assets with finite useful lives, consisting of core deposit intangibles, are amortized using accelerated methods over their estimated weighted-average useful lives, approximating ten years. Additional information is presented in Note 5, Core Deposit Intangible Assets.

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the over-the-counter-bulletin-board through broker/dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect inter-dealer prices, without mark-up, markdown or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2014 and 2013. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared
March 31, 2014	$20.00	$18.85	$0.18	$492,594
June 30, 2014	20.50	19.10	0.18	492,675
September 30, 2014	20.37	19.64	0.19	520,288
December 31, 2014	22.00	20.00	0.19	520,487

March 31, 2013	$19.20	$17.00	$0.18	$492,594
June 30, 2013	20.85	19.00	0.18	492,594
September 30, 2013	20.80	18.60	0.18	492,594
December 31, 2013	19.60	18.62	0.18	492,594

As of December 31, 2014, the Company had 1,269 shareholders of record and 2,739,405 outstanding shares of common stock.

22             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year-end. In making this assessment, management used the Internal Control-Integrated Framework issued in May 2013 by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2014. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2014.

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

2014 Report to Shareholders  |  CSB Bancorp, Inc.            23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CSB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These consolidated financial statements are the responsibility of CSB Bancorp, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

March 5, 2015

24             2014 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(Dollars in thousands, except share data)	2014	2013

ASSETS

Cash and cash equivalents
Cash and due from banks	$15,310	$15,777
Interest-earning deposits in other banks	28,613	26,822

Total cash and cash equivalents	43,923	42,599

Securities

Available-for-sale, at fair value	100,108	101,722
Held-to-maturity; fair value of $38,950 in 2014 and $42,643 in 2013	38,316	44,350
Restricted stock, at cost	4,614	5,463

Total securities	143,038	151,535

Loans held for sale	75	–

Loans	410,903	379,125
Less allowance for loan losses	4,381	5,085

Net loans	406,522	374,040

Premises and equipment, net	8,286	8,690
Core deposit intangible	629	759
Goodwill	4,728	4,728
Bank-owned life insurance	9,815	9,551
Accrued interest receivable and other assets	3,965	4,563

TOTAL ASSETS	$620,981	$596,465

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits
Noninterest-bearing	$139,251	$120,325
Interest-bearing	360,824	360,608

Total deposits	500,075	480,933

Short-term borrowings	46,627	48,671
Other borrowings	14,953	12,459
Accrued interest payable and other liabilities	1,876	1,991

Total liabilities	563,531	544,054

SHAREHOLDERS’ EQUITY

Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,739,405 shares in 2014 and 2,736,634 in 2013	18,629	18,629
Additional paid-in capital	9,884	9,964
Retained earnings	34,090	30,232
Treasury stock at cost - 241,197 shares in 2014 and 243,968 in 2013	(4,871)	(4,958)
Accumulated other comprehensive loss	(282)	(1,456)

Total shareholders’ equity	57,450	52,411

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$620,981	$596,465

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            25

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands, except per share data)	2014	2013	2012

INTEREST AND DIVIDEND INCOME
Loans, including fees	$18,290	$17,963	$17,279
Taxable securities	2,857	2,572	2,672
Nontaxable securities	466	513	486
Other	43	90	147

Total interest and dividend income	21,656	21,138	20,584

INTEREST EXPENSE
Deposits	1,166	1,720	2,323
Short-term borrowings	77	67	91
Other borrowings	486	468	564

Total interest expense	1,729	2,255	2,978

NET INTEREST INCOME	19,927	18,883	17,606

PROVISION FOR LOAN LOSSES	643	840	823

Net interest income, after provision for loan losses	19,284	18,043	16,783

NONINTEREST INCOME
Service charges on deposit accounts	1,269	1,349	1,305
Trust services	811	826	671
Debit card interchange fees	910	779	797
Securities gains	133	159	–
Gain on sale of loans, net	198	347	591
Other income	929	858	840

Total noninterest income	4,250	4,318	4,204

NONINTEREST EXPENSES
Salaries and employee benefits	8,321	8,261	7,960
Occupancy expense	1,014	1,026	1,025
Equipment expense	715	719	618
Professional and director fees	725	628	814
Franchise tax expense	361	581	542
Marketing and public relations	378	395	392
Software expense	727	530	391
Debit card expense	421	291	331
Amortization of intangible assets	130	135	140
FDIC insurance expense	358	359	328
Net cost of operation of other real estate	–	9	33
Other expenses	1,932	1,914	1,876

Total noninterest expenses	15,082	14,848	14,450

Income before income taxes	8,452	7,513	6,537
FEDERAL INCOME TAX PROVISION	2,568	2,273	1,990

NET INCOME	$5,884	$5,240	$4,547

NET INCOME PER SHARE
Basic	$2.15	$1.91	$1.66

Diluted	$2.15	$1.91	$1.66

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

26             2014 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)	2014	2013	2012

Net income	$5,884	$5,240	$4,547

Other comprehensive income (loss)

Unrealized gains (losses) arising during the period	1,612	(3,195)	657
Unrealized losses on held-to-maturity transfer	–	(1,931)	–
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	301	255	–
Income tax effect	(651)	1,656	(223)

Reclassification adjustment for gains on available for sale securities included in net income	(133)	(159)	–
Income tax effect	45	54	–

Other comprehensive income (loss)	1,174	(3,320)	434

Total comprehensive income	$7,058	$1,920	$4,981

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2014, 2013 and 2012

					Accumulated
		Additional			Other
	Common	Paid-in	Retained	Treasury	Comprehensive
(Dollars in thousands)	Stock	Capital	Earnings	Stock	Income (Loss)	Total

BALANCE AT DECEMBER 31, 2011	$18,629	$9,994	$24,391	$(5,015)	$1,430	$49,429
Net income	–	–	4,547	–	–	4,547
Other comprehensive income	–	–	–	–	434	434
Stock options exercised, 1,261 shares	–	(20)	(7)	39	–	12
Cash dividends declared, $0.72 per share	–	–	(1,969)	–	–	(1,969)

BALANCE AT DECEMBER 31, 2012	$18,629	$9,974	$26,962	$(4,976)	$1,864	$52,453
Net income	–	–	5,240	–	–	5,240
Other comprehensive loss	–	–	–	–	(3,320)	(3,320)
Stock options exercised, 574 shares	–	(10)	–	18	–	8
Cash dividends declared, $0.72 per share	–	–	(1,970)	–	–	(1,970)

BALANCE AT DECEMBER 31, 2013	$18,629	$9,964	$30,232	$(4,958)	$(1,456)	$52,411
Net income	–	–	5,884	–	–	5,884
Other comprehensive income	–	–	–	–	1,174	1,174
Stock options exercised, 2,771 shares	–	(80)	–	87	–	7
Cash dividends declared, $0.74 per share	–	–	(2,026)	–	–	(2,026)

BALANCE AT DECEMBER 31, 2014	$18,629	$9,884	$34,090	$(4,871)	$(282)	$57,450

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            27

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$5,884	$5,240	$4,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	928	779	644
Deferred income taxes	175	77	(50)
Provision for loan losses	643	840	823
Gain on sale of loans, net	(198)	(347)	(591)
Securities gain, net	(133)	(159)	–
Security amortization, net of accretion	361	456	553
Secondary market loan sale proceeds	6,506	12,393	20,873
Originations of secondary market loans held-for-sale	(6,383)	(12,106)	(20,384)
Bank-owned life insurance	(264)	(253)	(230)
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	(81)	(214)	63
Accrued interest receivable	45	(57)	32
Accrued interest payable	(12)	(39)	(47)
Other assets and liabilities	(308)	339	831

Net cash provided by operating activities	$7,163	$6,949	$7,064

CASH FLOWS FROM INVESTING ACTIVITIES
Securities:
Proceeds from repayments, available-for-sale	$35,337	$36,200	$76,220
Proceeds from repayments, held-to-maturity	9,273	1,211	–
Purchases, available-for-sale	(34,893)	(55,693)	(82,382)
Purchases, held-to-maturity	(3,000)	(8,135)	–
Proceeds from sale of securities, available-for-sale	2,483	4,309	–
Proceeds from redemption of restricted stock	849	–	–
Loan originations, net of repayments	(33,043)	(14,666)	(40,842)
Proceeds from sale of other real estate	–	18	26
Property, equipment and software acquisitions	(427)	(1,526)	(953)
Purchase of bank-owned life insurance	–	(1,000)	(5,000)

Net cash used in investing activities	$(23,421)	$(39,282)	$(52,931)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

28             2014 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014, 2013 and 2012

(Dollars in thousands)	2014	2013	2012

CASH FLOWS FROM FINANCING ACTIVITIES

Net change in deposits	$19,151	$5,550	$32,021
Net change in short-term borrowings	(2,044)	4,679	6,919
Proceeds from other borrowings	5,000	–	–
Repayment of other borrowings	(2,506)	(213)	(6,489)
Cash dividends paid	(2,026)	(1,970)	(1,969)
Proceeds from stock options exercised	7	8	5

Net cash provided by financing activities	$17,582	$8,054	$30,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,324	(24,279)	(15,380)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	42,599	66,878	82,258

CASH AND CASH EQUIVALENTS AT END OF YEAR	$43,923	$42,599	$66,878

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$1,750	$2,356	$3,155
Income taxes	2,500	2,335	1,690

Noncash investing activities:
Transfer of loans to other real estate owned	–	–	56
Transfer of securities from available-for-sale to held-to-maturity	–	38,930	–

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            29

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its sixteen Banking Centers located in Holmes, Tuscarawas, Wayne and Stark Counties in Ohio and nearby communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential real estate, commercial real estate, commercial and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

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

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance at December 31, 2014 and 2013.

SECURITIES

At the time of purchase all securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). During 2013, approximately $39 million par value of U.S. Government agencies and mortgage-backed securities of government agencies were transferred from available-for-sale to held-to-maturity. At December 31, 2014, 27% of the total investment portfolio was classified as held-to-maturity. The volatility in interest rates that has occurred recently does not have as much impact on other comprehensive income as it would if the entire portfolio was included in the available-for sale category. Held-to-maturity securities are carried at their fair value on the date of transfer or at purchase value if security purchases are designated as held-to-maturity.

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

30             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

Federal Home Loan Bank of Cincinnati reported profits for 2014 and 2013, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and redeems its stock at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2014 or 2013.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, construction loans and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as are gains or losses upon sale and expenses related to maintenance of the properties. There was no other real estate owned at December 31, 2014 and 2013.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset.

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested at least annually for impairment in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2014 or 2013.

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

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $175 thousand, $190 thousand and $175 thousand for the years ended 2014, 2013 and 2012 respectively.

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

32             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company sponsored a stock-based compensation plan, administered by a committee. The incentive stock option plan expired in 2012. As of December 31, 2014, there was no unrecognized compensation cost related to unvested share-based compensation awards outstanding. All shares are vested. The Company recorded no stock-based compensation expense for 2014, 2013 or 2012.

The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. There were no option grants for the years ended December 31, 2014 and 2013.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2014	2013	2012

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(242,966)	(244,129)	(245,713)

Total weighted average common shares outstanding (basic)	2,737,636	2,736,473	2,734,889
Dilutive effect of assumed exercise of stock options	1,442	2,004	252

Weighted average common shares outstanding (diluted)	2,739,078	2,738,477	2,735,141

Dividends per share are based on the number of shares outstanding at the declaration date.

There were no stock options that were antidilutive at December 31, 2014. Options to purchase an aggregate of 11,904 and 30,760 common shares were outstanding at December 31, 2014 and 2013.

ACCOUNTING DEVELOPMENTS

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this Update using either a modified retrospective transition method or a prospective transition method. This Update is not expected to have a significant impact on the Company’s financial statements.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, and the disclosure for repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) the loan has a government guarantee that is not separable from the loan before foreclosure, (2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim, and (3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

34             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consist of the following at December 31:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value

2014
Available-for-sale:
U.S. Treasury security	$1,004	$–	$4	$1,000
U.S. Government agencies	25,228	6	155	25,079
Mortgage-backed securities of government agencies	47,696	730	79	48,347
Other mortgage-backed securities	139	2	–	141
Asset-backed securities of government agencies	2,606	3	5	2,604
State and political subdivisions	17,878	433	44	18,267
Corporate bonds	4,503	40	1	4,542
Equity securities	106	22	–	128

Total available-for-sale	99,160	1,236	288	100,108
Held-to-maturity securities
U.S. Government agencies	16,343	294	2	16,635
Mortgage-backed securities of government agencies	21,973	398	56	22,315

Total held-to-maturity	38,316	692	58	38,950
Restricted stock	4,614	–	–	4,614

Total securities	$142,090	$1,928	$346	$143,672

2013
Available-for-sale:
U.S. Treasury security	$1,005	$–	$8	$997
U.S. Government agencies	22,999	8	706	22,301
Mortgage-backed securities of government agencies	54,455	536	691	54,300
Other mortgage-backed securities	230	5	–	235
Asset-backed securities of government agencies	2,739	36	–	2,775
State and political subdivisions	16,219	371	143	16,447
Corporate bonds	4,500	44	5	4,539
Equity securities	106	23	1	128

Total available-for-sale	102,253	1,023	1,554	101,722
Held-to-maturity securities
U.S. Government agencies	19,186	–	828	18,358
Mortgage-backed securities of government agencies	25,164	–	879	24,285

Total held-to-maturity	44,350	–	1,707	42,643
Restricted stock	5,463	–	–	5,463

Total securities	$152,066	$1,023	$3,261	$149,828

2014 Report to Shareholders  |  CSB Bancorp, Inc.            35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2014, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
(Dollars in thousands)	Cost	Value

Available-for-sale:
Due in one year or less	$4,649	$4,684
Due after one through five years	20,221	20,332
Due after five through ten years	23,289	23,427
Due after ten years	50,895	51,537

Total debt securities available-for-sale	$99,054	$99,980

Held-to-maturity:
Due in one year or less	$–	$–
Due after one through five years	–	–
Due after five through ten years	8,692	8,830
Due after ten years	29,624	30,120

Total debt securities held-to-maturity	$38,316	$38,950

Securities with a market value of approximately $88.4 million and $87.9 million were pledged at December 31, 2014 and 2013, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million and $5 million at December 31, 2014 and 2013, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2014 and 2013.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2014 and 2013. There were no securities sold during 2012.

(Dollars in thousands)	2014	2013

Proceeds	$2,483	$4,309

Realized gains	$133	$159
Realized losses	–	–

Net securities gains	$133	$159

36             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Securities in a Continuous Unrealized Loss Position

	Less Than 12 Months		12 Months Or More		Total

	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
(Dollars in thousands)	Losses	Value	Losses	Value	Losses	Value

2014
Available-for-sale
U.S. Treasury security	$4	$1,000	$–	$–	$4	$1,000
U.S. Government agencies	12	5,188	143	5,856	155	11,044
Mortgage-backed securities of government agencies	40	6,348	39	4,939	79	11,287
Asset-backed securities of government agencies	5	1,603	–	–	5	1,603
State and political subdivisions	13	1,300	31	1,416	44	2,716
Corporate bonds	1	499	–	–	1	499
Held-to-maturity
U.S. Government agencies	2	998	–	–	2	998
Mortgage-backed securities of government agencies	–	–	56	9,265	56	9,265

Total temporarily impaired securities	$77	$16,936	$269	$21,476	$346	$38,412

2013
Available-for-sale
U.S. Treasury security	$8	$997	$–	$–	$8	$997
U.S. Government agencies	590	15,409	116	1,884	706	17,293
Mortgage-backed securities of government agencies	691	29,938	–	–	691	29,938
State and political subdivisions	122	3,522	21	233	143	3,755
Corporate bonds	4	1,163	1	499	5	1,662
Equity securities	–	–	1	1	1	1
Held-to-maturity
U.S. Government agencies	771	14,559	57	1,799	828	16,358
Mortgage-backed securities of government agencies	879	20,149	–	–	879	20,149

Total temporarily impaired securities	$3,065	$85,737	$196	$4,416	$3,261	$90,153

There were thirty-four (34) securities in an unrealized loss position at December 31, 2014, nineteen (19) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2014.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consist of the following at December 31:

(Dollars in thousands)	2014	2013

Commercial	$123,813	$117,478
Commercial real estate	139,695	129,828
Residential real estate	121,684	111,445
Construction & land development	17,446	13,444
Consumer	7,913	6,687

Total loans before deferred costs	410,551	378,882
Deferred loan costs	352	243

Total loans	$410,903	$379,125

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2014 and 2013, approximately 77% of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

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

38             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2014 and 2013, there were no concentrations of loans to any single industry.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014, 2013 and 2012. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories. During 2014, the increase in the provision for possible loan losses related to commercial loans was primarily due to the increase in the historical loss rate of loans in this category. The increase in the provision related to commercial real estate loans was affected by an increase in loan balances, offset by a decrease in impaired loans. The decrease in the provision related to residential real estate loans was affected by the decrease in the specific allocation amounts related to impaired residential real estate loans, as well as a decrease in the historical loss rates of the loans in this category. The decrease in the provision related to construction and consumer loans was due to the decrease in the historical loss rates in both of these categories.

				Construction
		Commercial	Residential	& Land
(Dollars in thousands)	Commercial	Real Estate	Real Estate	Development	Consumer	Unallocated	Total

December 31, 2014
Beginning balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085
Provision for loan losses	1,047	23	(164)	(36)	(34)	(193)	643
Charge-offs	(1,005)	(379)	(27)	–	(11)		(1,422)
Recoveries	28	8	25	–	14		75

Net charge-offs	(977)	(371)	(2)	–	3		(1,347)

Ending balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381

December 31, 2013
Beginning balance	$933	$1,902	$1,096	$253	$76	$320	$4,580
Provision for loan losses	451	78	173	(75)	13	200	840
Charge-offs	(190)	(108)	(82)	–	(48)		(428)
Recoveries	25	–	18	–	50		93

Net charge-offs	(165)	(108)	(64)	–	2		(335)

Ending balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085

December 31, 2012
Beginning balance	$1,024	$1,673	$894	$180	$78	$233	$4,082
Provision for loan losses	(78)	512	206	73	23	87	823
Charge-offs	(29)	(283)	(106)	–	(89)		(507)
Recoveries	16	–	102	–	64		182

Net charge-offs	(13)	(283)	(4)	–	(25)		(325)

Ending balance	$933	$1,902	$1,096	$253	$76	$320	$4,580

2014 Report to Shareholders  |  CSB Bancorp, Inc.            39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

				Construction
		Commercial	Residential	& Land
(Dollars in thousands)	Commercial	Real Estate	Real Estate	Development	Consumer	Unallocated	Total

2014
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$–	$109	$75	$–	$–	$–	$184
Collectively evaluated for impairment	1,289	1,415	964	142	60	327	4,197

Total ending allowance balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381

Loans:
Loans individually evaluated for impairment	$5,922	$1,679	$1,612	$–	$–		$9,213
Loans collectively evaluated for impairment	117,891	138,016	120,072	17,446	7,913		401,338

Total ending loans balance	$123,813	$139,695	$121,684	$17,446	$7,913		$410,551

2013
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$241	$331	$212	$–	$–	$–	$784
Collectively evaluated for impairment	978	1,541	993	178	91	520	4,301

Total ending allowance balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085

Loans:
Loans individually evaluated for impairment	$5,576	$3,220	$1,844	$–	$–		$10,640
Loans collectively evaluated for impairment	111,902	126,608	109,601	13,444	6,687		368,242

Total ending loans balance	$117,478	$129,828	$111,445	$13,444	$6,687		$378,882

40             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

		Recorded
	Unpaid	Investment	Recorded	Total		Average	Interest
	Principal	With No	Investment	Recorded	Related	Recorded	Income
(Dollars in thousands)	Balance	Allowance	With Allowance	Investment	Allowance	Investment	Recognized

2014
Commercial	$7,011	$5,889	$37	$5,926	$–	$6,739	$208
Commercial real estate	1,836	950	728	1,678	109	2,723	90
Residential real estate	1,721	885	730	1,615	75	1,796	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$10,568	$7,724	$1,495	$9,219	$184	$11,258	$359

2013
Commercial	$5,595	$7	$5,580	$5,587	$241	$4,185	$182
Commercial real estate	3,540	563	2,658	3,221	331	3,650	163
Residential real estate	2,001	337	1,510	1,847	212	1,315	41
Construction & land development	–	–	–	–	–	21	2

Total impaired loans	$11,136	$907	$9,748	$10,655	$784	$9,171	$388

2012
Commercial	$4,315	$–	$4,329	$4,329	$85	$4,123	$167
Commercial real estate	4,906	1,723	2,849	4,572	522	4,396	152
Residential real estate	1,223	86	1,057	1,143	172	770	18
Construction & land development	173	166	–	166	–	167	–

Total impaired loans	$10,617	$1,975	$8,235	$10,210	$779	$9,456	$337

2014 Report to Shareholders  |  CSB Bancorp, Inc.            41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

						Total Past
		30-59 Days	60-89 Days	90 Days +		Due and	Total
(Dollars in thousands)	Current	Past Due	Past Due	Past Due	Nonaccrual	Nonaccrual	Loans

2014
Commercial	$122,283	$362	$96	$1	$1,071	$1,530	$123,813
Commercial real estate	137,683	174	104	–	1,734	2,012	139,695
Residential real estate	120,025	424	92	280	863	1,659	121,684
Construction & land development	17,431	–	15	–	–	15	17,446
Consumer	7,798	73	42	–	–	115	7,913

Total loans	$405,220	$1,033	$349	$281	$3,668	$5,331	$410,551

2013
Commercial	$117,342	$15	$37	$–	$84	$136	$117,478
Commercial real estate	128,462	111	107	40	1,108	1,366	129,828
Residential real estate	109,274	616	467	46	1,042	2,171	111,445
Construction & land development	12,494	–	–	950	–	950	13,444
Consumer	6,524	123	40	–	–	163	6,687

Total loans	$374,096	$865	$651	$1,036	$2,234	$4,786	$378,882

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $6.8 million as of December 31, 2014, with $88 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2013, the Company had TDRs of $8.6 million, with $583 thousand of specific reserves allocated. At December 31, 2014, $6.3 million of the loans classified as TDRs were performing in accordance with their modified terms. Of the remaining $518 thousand, all were in nonaccrual of interest status.

None of the loans that were restructured in 2012 or 2013 have defaulted in 2013 or 2014. All of the loan modifications include extensions of the loan maturity dates.

Loan modifications that are considered TDRs completed during the year ended December 31:

	Number Of	Pre-Modification	Post-Modification
(Dollars in thousands)	Loans Restructured	Recorded Investment	Recorded Investment

2014
Residential real estate	1	$84	$84

Total restructured loans	1	$84	$84

2013
Commercial real estate	3	$83	$83
Residential real estate	3	264	264

Total restructured loans	6	$347	$347

42             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $275 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class is as follows at December 31:

		Special			Not
(Dollars in thousands)	Pass	Mention	Substandard	Doubtful	Rated	Total

2014
Commercial	$112,467	$3,809	$6,690	$–	$847	$123,813
Commercial real estate	129,792	4,898	3,634	–	1,371	139,695
Residential real estate	209	–	39	–	121,436	121,684
Construction & land development	13,889	1,579	–	–	1,978	17,446
Consumer	–	–	–	–	7,913	7,913

Total	$256,357	$10,286	$10,363	$–	$133,545	$410,551

2013
Commercial	$101,195	$10,352	$5,066	$–	$865	$117,478
Commercial real estate	115,265	9,076	4,041	–	1,446	129,828
Residential real estate	237	–	47	–	111,161	111,445
Construction & land development	9,470	587	1,884	–	1,503	13,444
Consumer	–	–	–	–	6,687	6,687

Total	$226,167	$20,015	$11,038	$–	$121,662	$378,882

2014 Report to Shareholders  |  CSB Bancorp, Inc.            43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2014
Commercial	$847	$–	$847
Commercial real estate	1,371	–	1,371
Residential real estate	120,332	1,104	121,436
Construction & land development	1,978	–	1,978
Consumer	7,913	–	7,913

Total	$132,441	$1,104	$133,545

2013
Commercial	$865	$–	$865
Commercial real estate	1,446	–	1,446
Residential real estate	110,119	1,042	111,161
Construction & land development	1,503	–	1,503
Consumer	6,687	–	6,687

Total	$120,620	$1,042	$121,662

Mortgage Servicing Rights

For the years ended December 31, 2014 and 2013, the Company had outstanding mortgage servicing rights (“MSRs”) of $222 thousand and $225 thousand, respectively. No valuation allowance was recorded at December 31, 2014 or 2013 as the fair value of the MSRs exceeded their carrying value. On December 31, 2014, the Company had $55.5 million residential mortgage loans with servicing retained as compared to $56.9 million with servicing retained at December 31, 2013.

Total loans serviced for others approximated $70.6 million and $70.2 million at December 31, 2014 and 2013, respectively.

44             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31:

(Dollars in thousands)	2014	2013

Land and improvements	$1,489	$1,489
Buildings and improvements	9,665	9,656
Furniture and equipment	7,567	7,327
Leasehold improvements	260	260

	18,981	18,732
Accumulated depreciation	10,695	10,042

Premises and equipment, net	$8,286	$8,690

The Bank leases certain office locations. Total rental expense under these leases approximated $299 thousand, $299 thousand, and $298 thousand in 2014, 2013 and 2012, respectively. Depreciation expense amounted to $653 thousand, $625 thousand and $567 thousand for the years ended December 31, 2014, 2013 and 2012, respectively.

Future minimum lease payments at December 31, 2014 were as follows:

(Dollars in thousands)

2015	$294
2016	172
2017	32

Total	$498

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2014, 2013 or 2012. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $130 thousand, $135 thousand and $140 thousand in 2014, 2013 and 2012, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2014	2013	2012

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(622)	(492)	(357)

Net carrying amount	$629	$759	$894

2014 Report to Shareholders  |  CSB Bancorp, Inc.            45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2014 is as follows:

Core Deposit
(Dollars in thousands)	Amortization

2015	$125
2016	121
2017	116
2018	101
2019	63
Thereafter	103

$629

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 are as follows:

(Dollars in thousands)	2014	2013

Demand	$77,725	$76,327
Savings	155,336	149,937
Time deposits:
In excess of $250,000	13,191	12,280
Other	114,572	122,064

Total interest-bearing deposits	$360,824	$360,608

At December 31, 2014, stated maturities of time deposits were as follows:
(Dollars in thousands)

2015	$66,964
2016	26,155
2017	14,910
2018	15,323
2019	4,389
2020 and beyond	22

Total	$127,763

46             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2014	2013

Balance at year-end	$46,627	$48,671
Average balance outstanding	51,855	45,330
Maximum month-end balance	63,717	48,671
Weighted-average rate at year-end	0.14%	0.15%
Weighted-average rate during the year	0.15	0.15

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.

Other borrowings

The following table sets forth information concerning other borrowings:

			Weighted
			Average	Stated Interest
	Maturity Range		Interest	Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2014	2013

Fixed rate	10/2/14	12/21/17	3.61%	3.48%	3.73%	$10,000	$12,000
Fixed rate amortizing	1/1/14	4/1/24	1.42	1.16	7.15	4,953	459

						$14,953	$12,459

Maturities of other borrowings at December 31, 2014, are summarized as follows for the years ended December 31:

		Weighted
		Average
(Dollars in thousands)	Amount	Rate

2015	$1,488	1.71%
2016	1,079	1.58
2017	10,730	3.44
2018	534	1.16
2019 and beyond	1,122	1.16

	$14,953	2.88%

Monthly principal and interest payments, as well as 10% - 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2014 the Company has the capacity to borrow an additional $46.1 million from the FHLB.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

(Dollars in thousands)	2014	2013	2012

Current	$2,393	$2,196	$2,040
Deferred	175	77	(50)

Total income tax provision	$2,568	$2,273	$1,990

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2014	2013	2012

Expected provision using statutory federal income tax rate	$2,874	$2,554	$2,223
Tax-exempt income on state and municipal securities and political subdivision loans	(188)	(203)	(269)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	4	6	6
Tax-exempt income on bank owned life insurance	(90)	(86)	(78)
Other	(32)	2	108

Total income tax provision	$2,568	$2,273	$1,990

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

(Dollars in thousands)	2014	2013

Allowance for loan losses	$1,648	$1,887
Net operating loss carryforward	341	470
Capital loss carryforward	–	35
Unrealized loss on securities available-for-sale	145	750
Other	41	37

	2,175	3,179

Valuation allowance on deferred tax assets	–	(35)

Deferred tax assets	2,175	3,144

Premises and equipment	(374)	(443)
Federal Home Loan Bank stock dividends	(609)	(736)
Deferred loan fees	(282)	(226)
Prepaid expenses	(159)	(120)
Other	(374)	(462)

Deferred tax liabilities	(1,798)	(1,987)

Net deferred tax asset	$377	$1,157

48             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

The Company has a net operating loss tax carry-forward of approximately $1 million, as of December 31, 2014. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax year 2026.

The Company recognized the benefit of a capital loss carryforward due to expire in 2014 with the redemption of Federal Home Loan stock in 2014. The valuation allowance for the capital loss carry forward was reversed during 2014. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2011.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation in 2014 and 2013, and 2.5% of each eligible participant’s compensation for 2012, respectively. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $269 thousand, $284 thousand and $270 thousand for 2014, 2013 and 2012, respectively.

The Company maintains a stock option plan. No stock options were granted during the three years presented.

The following summarizes stock options activity for the years ended December 31:

	2014		2013		2012
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	30,760	$17.90	31,760	$17.85	39,620	$17.49
Granted	–	–	–	–	–	–
Exercised	(18,856)	(17.84)	(1,000)	(16.10)	(4,650)	(16.05)
Forfeited	–		–		(3,210)	(16.06)

Outstanding at end of year	11,904	18.00	30,760	17.90	31,760	17.85

Options exercisable at year-end	11,904	$18.00	30,760	$17.90	31,760	$17.85
Weighted-average fair value of options granted during year		N/A		N/A		N/A

Options outstanding at December 31, 2014 were as follows:

Outstanding
Weighted
		Average		Weighted
		Remaining		Average
Exercise		Contractual		Exercise
Price	Number	Life (Years)	Number	Price

$ 18.00	11,904	1.23	11,904	$18.00

2014 Report to Shareholders  |  CSB Bancorp, Inc.            49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE BENEFITS (CONTINUED)

The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $48 thousand and $34 thousand at December 31, 2014 and 2013, respectively. There were no share awards vested in 2014, 2013 or 2012.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2014	2013

Commitments to extend credit	$126,387	$119,571

Letters of credit	$1,778	$679

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

Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2014 are due on demand or expire in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company requires collateral supporting these commitments when deemed appropriate.

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted by the Company to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O. The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2014	2013

Balance at beginning of year	$5,092	$6,218
New loans and advances	72	315
Repayments, including loans sold	747	1,441

Balance at end of year	$4,417	$5,092

Deposits from executive officers, directors and their related business interests at both December 31, 2014 and 2013 were approximately $10.4 million.

50             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2014 and 2013 that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

			Minimum		Minimum Required
			Required For		To Be Well Capitalized
			Capital Adequacy		Under Prompt
	Actual		Purposes		Corrective Action

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2014
Total capital (to risk-weighted assets)
Consolidated	$56,742	13.6%	$33,488	8.0%	$41,861	10.0%
Bank	55,731	13.3	33,464	8.0	41,830	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	52,353	12.5	16,744	4.0	25,116	6.0
Bank	51,342	12.3	16,732	4.0	25,098	6.0
Tier 1 capital (to average assets)
Consolidated	52,353	8.5	24,602	4.0	30,753	5.0
Bank	51,342	8.4	24,597	4.0	30,746	5.0

2013
Total capital (to risk-weighted assets)
Consolidated	$53,268	13.6%	$31,416	8.0%	$39,270	10.0%
Bank	52,458	13.4	31,392	8.0	39,240	10.0
Tier 1 capital (to risk-weighted assets)
Consolidated	48,357	12.3	15,708	4.0	23,562	6.0
Bank	47,558	12.1	15,696	4.0	23,544	6.0
Tier 1 capital (to average assets)
Consolidated	48,357	8.2	23,550	4.0	29,438	5.0
Bank	47,558	8.1	23,544	4.0	29,430	5.0

2014 Report to Shareholders  |  CSB Bancorp, Inc.            51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2015, the Bank could dividend $9.5 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 follows:

(Dollars in thousands)	2014	2013

CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$699	$598
Investment in subsidiary bank	56,424	51,596
Securities available-for-sale	128	128
Other assets	199	192

TOTAL ASSETS	$57,450	$52,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$–	$103
Total shareholders’ equity	57,450	52,411

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,450	$52,514

(Dollars in thousands)	2014	2013	2012

CONDENSED STATEMENTS OF INCOME
Interest on securities	$2	$2	$2
Dividends from subsidiary	2,400	2,400	2,000

Total income	2,402	2,402	2,002
Operating expenses	312	356	354

Income before taxes and undistributed equity income of subsidiary	2,090	2,046	1,648
Income tax benefit	(141)	(121)	(120)
Equity earnings in subsidiary, net of dividends	3,653	3,073	2,779

NET INCOME	$5,884	$5,240	$4,547

COMPREHENSIVE INCOME	$7,058	$1,920	$4,981

52             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2014	2013	2012

CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$5,884	$5,240	$4,547
Adjustments to reconcile net income to cash provided by operations:
Equity earnings in subsidiary, net of dividends	(3,653)	(3,073)	(2,779)
Change in other assets, liabilities	(111)	42	49

Net cash provided by operating activities	2,120	2,209	1,817

Cash flows from investing activities:
Purchase of investment securities	–	(37)	–

Net cash used in investing activities	–	(37)	–

Cash flows from financing activities:
Cash dividends paid	(2,026)	(1,970)	(1,969)
Cash received from exercise of stock options	7	8	5

Net cash used in financing activities	(2,019)	(1,962)	(1,964)

Increase (decrease) in cash	101	210	(147)
Cash at beginning of year	598	388	535

Cash at end of year	$699	$598	$388

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

2014 Report to Shareholders  |  CSB Bancorp, Inc.            53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2014 and December 31, 2013, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:		December 31, 2014

Securities available-for-sale
U.S. Treasury security	$1,000	$–	$–	$1,000
U.S. Government agencies	–	25,079	–	25,079
Mortgage-backed securities of government agencies	–	48,347	–	48,347
Other mortgage-backed securities	–	141	–	141
Asset-backed securities of government agencies	–	2,604	–	2,604
State and political subdivisions	–	18,267	–	18,267
Corporate bonds	–	4,542	–	4,542

Total debt securities	1,000	98,980	–	99,980
Equity securities	128	–	–	128

Total available-for-sale securities	$1,128	$98,980	$–	$100,108

Assets:		December 31, 2013

Securities available-for-sale
U.S. Treasury security	$997	$–	$–	$997
U.S. Government agencies	–	22,301	–	22,301
Mortgage-backed securities of government agencies	–	54,300	–	54,300
Other mortgage-backed securities	–	235	–	235
Asset-backed securities of government agencies	–	2,775	–	2,775
State and political subdivisions	–	16,447	–	16,447
Corporate bonds	–	4,539	–	4,539

Total debt securities	997	100,597	–	101,594
Equity securities	128	–	–	128

Total available-for-sale securities	$1,125	$100,597	$–	$101,722

54             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2014 and December 31, 2013, by level within the fair value hierarchy. Impaired loans and other real estate that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis:		December 31, 2014

Impaired loans	$–	$–	$9,029	$9,029

Assets measured on a nonrecurring basis:		December 31, 2013

Impaired loans	$–	$–	$9,856	$9,856

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

	Quantitative Information about Level III Fair Value Measurements
	Fair Value	Valuation	Unobservable	Range
(Dollars in thousands)	Estimate	Techniques	Input	(Weighted Average)

			December 31, 2014

		Discounted	Remaining term	2 mos to 28 yrs / (62 mos)
Impaired loans	$6,539	cash flow	Discount rate	3.1% to 8.3% / (4.6%)

		Appraisal of	Appraisal adjustments[2]	–20% to –25% (–24%)
	2,490	collateral[1,3]	Liquidation expense[2]	–10%

			December 31, 2013

		Discounted	Remaining term	3 mos to 29 yrs / (62 mos)
Impaired loans	$8,663	cash flow	Discount rate	7.1% to 12% / (7.5%)

		Appraisal of	Appraisal adjustments[2]	–20% to –25% (–24%)
	1,193	collateral[1,3]	Liquidation expense[2]	–10%

1Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.

2Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

3Includes qualitative adjustments by management and estimated liquidation expenses.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 are as follows:

	2014
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets:
Cash and cash equivalents	$43,923	$43,923	$–	$–	$43,923
Securities available-for-sale	100,108	1,128	98,980	–	100,108
Securities held-to-maturity	38,316	–	38,950	–	38,950
Restricted stock	4,614	4,614	–	–	4,614
Loans held for sale	75	75	–	–	75
Net loans	406,522	–	–	411,168	411,168
Bank-owned life insurance	9,815	9,815	–	–	9,815
Accrued interest receivable	1,329	1,329	–	–	1,329
Mortgage servicing rights	222	–	–	222	222
Financial liabilities:
Deposits	$500,075	$372,312	$–	$128,445	$500,757
Short-term borrowings	46,627	46,627	–	–	46,627
Other borrowings	14,953	–	–	15,348	15,348
Accrued interest payable	84	84	–	–	84

	2013
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets:
Cash and cash equivalents	$42,599	$42,599	$–	$–	$42,599
Securities available-for-sale	101,722	1,125	100,597	–	101,722
Securities held-to-maturity	44,350	–	42,643	–	42,643
Restricted stock	5,463	5,463	–	–	5,463
Net loans	374,040	–	–	375,055	375,055
Bank-owned life insurance	9,551	9,551	–	–	9,551
Accrued interest receivable	1,374	1,374	–	–	1,374
Mortgage servicing rights	225	–	–	225	225
Financial liabilities:
Deposits	$480,933	$346,589	$–	$135,106	$481,695
Short-term borrowings	48,671	48,671	–	–	48,671
Other borrowings	12,459	–	–	12,559	12,559
Accrued interest payable	96	96	–	–	96

56             2014 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

For purposes of the above disclosures of estimated fair value, the following assumptions are used:

Cash and cash equivalents; Loans held for sale; Accrued interest receivable; Mortgage servicing rights; Short-term borrowings, and Accrued interest payable

The fair value of the above instruments is considered to be carrying value.

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

The Company also has unrecognized financial instruments at December 31, 2014 and 2013. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $128.2 million at December 31, 2014 and $120.3 million at December 31, 2013. Such amounts are also considered to be the estimated fair values.

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

2014 Report to Shareholders  |  CSB Bancorp, Inc.            57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2014 and 2013.

(Dollars in thousands)	Pretax	Tax Effect	After-tax	Affected Line Item in the Consolidated Statements of Income

Balance as of December 31, 2013	$ (2,207)	$ 751	$ (1,456)
Unrealized holding gain on available-for-sale securities arising during the period	1,612	(549)	1,063
Amount reclassified for net gains included in net income	(133)	45	(88)	(a) (b)
Amortization of held-to-maturity discount resulting from transfer	301	(102)	199

Total other comprehensive loss	1,780	(606)	1,174

BALANCE AS OF DECEMBER 31, 2014	$ (427)	$ 145	$ (282)

Balance as of December 31, 2012	$ 2,823	$ (959)	$ 1,864
Unrealized holding loss on available-for-sale securities arising during the period	(3,195)	1,086	(2,109)
Amount reclassified for net gains included in net income	(159)	54	(105)	(a) (b)
Unrealized loss on securities transferred from available-for-sale to held-to-maturity	(1,931)	657	(1,274)

Amortization of held-to-maturity discount resulting from transfer	255	(87)	168

Total other comprehensive loss	(5,030)	1,710	(3,320)

BALANCE AS OF DECEMBER 31, 2013	$ (2,207)	$ 751	$ (1,456)

(a) Securities gain, net.

(b) Federal income tax provision.

58             2014 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2014				`
First quarter	$ 5,336	$ 4,898	$ 1,416	$ 0.52	$ 0.52
Second quarter	5,484	5,045	1,522	0.55	0.55
Third quarter	5,435	4,997	1,507	0.55	0.55
Fourth quarter	5,401	4,987	1,439	0.53	0.53

2013
First quarter	$ 5,300	$ 4,692	$ 1,362	$ 0.50	$ 0.50
Second quarter	5,173	4,592	1,247	0.45	0.45
Third quarter	5,235	4,677	1,407	0.51	0.51
Fourth quarter	5,430	4,922	1,224	0.45	0.45

2014 Report to Shareholders  |  CSB Bancorp, Inc.            59

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

STEVEN R. BAILEY	PAULA S. FOY	PAULA J. MEILER	EDDIE L. STEINER
Executive Vice President,	Vice President,	Senior Vice President,	Chairman,
Chief Operations Officer,	Compliance Officer/BSA Officer	Chief Financial Officer	President,
Chief Information Officer			Chief Executive Officer
	LORI S. FRANTZ	A. LEE MILLER
PAMELA S. BASINGER	Assistant Vice President,	Vice President,	STEVEN J. STIFFLER
Vice President,	Banking Center Manager	Cash Management & Special	Vice President,
Financial Officer		Projects, CRA Officer	Commercial Banker
BRETT A. GALLION
DEBORAH S. BERNER	Vice President,	EDWARD J. MILLER	ERIC D. STROUSE
Vice President,	Senior Information Officer	Vice President,	Vice President,
Retail Services Manager,		Operation Services Manager,	Commercial Banker
Marketing & Public Relations	CARRIE A. GERBER	Security
	Credit Officer		ELAINE A. TEDROW
PAMELA L. BROMUND		MOLLY M. MOHR	Assistant Vice President,
Assistant Vice President,	ERIC S. GERBER	Assistant Vice President,	Banking Center Manager
Loan Operations Supervisor	Assistant Vice President,	Banking Center Manager
	Commercial Banker		JENNIFER M. THORPE
WENDY D. BROWN		DANIEL L. MUSE	Assistant Vice President,
Assistant Vice President,	KENDRA E. GUNDRUM	Operations Officer	Senior Credit Analyst
Bank Operations Manager	Officer,
	Banking Center Manager	TODD R. NICOLAS	WILLIAM R. TINLIN
C. DAWN BUTLER		Vice President,	Vice President,
Vice President,	MARC R. HARVEY	Commercial Banker	Recovery, Right to Financial
Regional Bank Manager	Assistant Vice President,		Privacy Officer
	Training Manager	SHAWN E. OSWALD
BEVERLY A. CARR		Vice President,	BRIAN D. TROYER
Operations Officer,	BENJAMIN J. HERSHBERGER	Information Technology	Vice President,
Bank Operations	Officer,	Director,OFAC Officer	Trust Officer
Banking Center Manager
COLBY CHAMBERLIN		AMY R. PATTERSON	ALICIA R. WALLACE
Vice President,	JASON B. HUMMEL	Assistant Vice President,	Vice President,
Commercial Banker	Vice President,	Loan Officer	Commercial Banker
Commercial Banker
DALE J. CLINTON		MELANIE S. RABER	JANE C. WHITMER
Vice President,	JULIE A. JONES	Officer,	Officer,
Internal Auditor	Vice President,	Commercial Loan	Assistant Banking Center
	Director of Human Resources	Documentation Supervisor	Manager
PEGGY L. CONN
Corporate Secretary	STEPHEN K. KILPATRICK	THOMAS S. RUMBAUGH	MICHAEL D. WORKMAN
	First Vice President,	Vice President,	Vice President,
MARIANNE DAVIS	Senior Credit Officer	Trust Officer	Mortgage Loan Officer,
Assistant Vice President,			Small Business Lender
Banking Center Manager	KEVIN J. MCALLISTER	LISA M. SCHONAUER
	Vice President,	Assistant Vice President,	ANTHONY YODER
CHRISTOPHER J. DELATORE	Trust Officer	Banking Center Manager	Officer,
Vice President,			Banking Center Manager
Commercial Banker	ROBYN E. MCCLINTOCK	REBECCA J. SHULTZ
	Vice President,	Assistant Vice President,	CRYSTAL R. YODER
DAVID J. DOLAN	Regional Bank Manager	Loan Officer	Operations Officer
Vice President,
Retail Lending Manager	JASON R. MCCULLOCH	BUD STEBBINS
	Vice President,	First Vice President,
CYNTHIA A. FERRY	Brokerage Manager	Senior Loan Officer
Assistant Vice President,
Banking Center Manager	SHERRY A. MCROBIE
Assistant Vice President,
Banking Center Manager

60             2014 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDERS AND GENERAL INQUIRIES

Stock Listing Common Symbol: CSBB

CORPORATE OFFICE

91 North Clay Street, Millersburg, Ohio	330-674-9015 or 800-654-9015

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

COMPUTERSHARE

Shareholder Services

P.O. Box 30170

College Station, Texas 77842-3170

800-368-5948

www.computershare.com/investor

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

Millersburg, Ohio 44654

330-763-2853

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

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330-674-9015

800-654-9015

The annual meeting of shareholders is scheduled to be held on Wednesday, April 22, 2015 at 7:00 p.m. at the Carlisle Inn in Walnut Creek, Ohio.

honoring

“DOC”DAN MILLER

36 YEARS OF DEDICATED SERVICE

Dr. Daniel J. Miller will retire from the Board of Directors of CSB Bancorp, Inc., effective at our April 22, 2015 shareholders’ meeting. “Doc” as he is commonly known, joined our Board in 1979 and has been instrumental in the continued growth and success of our Company.

When Doc joined the Board, the assets of the Bank stood at $40 million and we had a total of four Banking Centers, two in Millersburg, one in Walnut Creek and one in Winesburg. As Doc retires, CSB now stands at $620 million in assets, 16 Banking Centers in four counties, an Operations Center and Trust and Financial Services offices located in Millersburg and Wooster.

We graciously thank Doc for his dedication and years of service to our Company. We wish him the very best as he and his wife Mary continue on their journey.

2014 Report to Shareholders  |  CSB Bancorp, Inc.            61

BANKING CENTER INFORMATION

THE COMMERCIAL & SAVINGS BANK
INFORMATION & CUSTOMER SERVICE	330-674-9015 or 1-800-654-9015
24 HOUR PHONE BANKING	330-674-2720 or 1-888-438-2720
24 HOUR ONLINE BANKING, BILLPAY & MOBILE	www.csb1.com
LOAN SERVICES 91 North Clay Street, Millersburg	330-674-9015 or 1-800-654-9015
OPERATIONS CENTER 91 North Clay Street, Millersburg	330-674-9015
INVESTMENT SERVICES 91 South Clay Street, Millersburg	330-674-2397
TRUST SERVICES 91 North Clay Street, Millersburg	Holmes, Stark & Tuscarawas Counties 330-674-2397
TRUST SERVICES 305 West Liberty Street, Wooster	Wayne County 330-263-1955

CSB BANKING CENTERS
HOLMES REGION
BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM)	330-893-3565
CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM)	330-893-3323
MILLERSBURG CLINTON COMMONS BANKING CENTER 2102 Glen Drive, Millersburg (Drive-Up ATM)	330-674-2265
MILLERSBURG SOUTH CLAY BANKING CENTER 91 South Clay Street, Millersburg (Drive-Up ATM)	330-674-0687
WALNUT CREEK BANKING CENTER 4980 Olde Pump Street, Walnut Creek (Walk-Up ATM)	330-893-2961
WINESBURG BANKING CENTER 2225 U.S. 62, Winesburg (Drive-Up ATM)	330-359-5543

TUSCARAWAS & STARK REGION
GNADENHUTTEN BANKING CENTER 100 South Walnut Street, Gnadenhutten (Drive-Up ATM)	740-254-4313
NEW PHILADELPHIA BANKING CENTER 635 West High Avenue, New Philadelphia (Drive-Up ATM)	330-308-4867
NORTH CANTON BANKING CENTER 1210 North Main Street, North Canton (Drive-Up ATM)	330-497-0839
SUGARCREEK BANKING CENTER 127 South Broadway, Sugarcreek (Drive-Up ATM)	330-852-4444

WAYNE REGION
ORRVILLE AREA BANKING CENTER 461 Wadsworth Road, Orrville (Drive-Up ATM)	330-682-8000
ORRVILLE HIGH STREET BANKING CENTER 330 West High Street, Orrville (Drive-Up ATM)	330-682-8001
SHREVE BANKING CENTER 333 West South Street, Shreve (Drive-Up ATM)	330-567-2226
WOOSTER DOWNTOWN BANKING CENTER 305 West Liberty Street, Wooster (Drive-Up ATM)	330-263-1955
WOOSTER MILLTOWN BANKING CENTER 3562 Commerce Parkway, Wooster (Drive-Up ATM)	330-345-2031

62             2014 Report to Shareholders  |  CSB Bancorp, Inc.

SUCCESS is a JOURNEY

CSB IS LEADING THE WAY

WEBSITE & ONLINE BANKING

Our website is a place where people learn about CSB for the very first time. It is also where existing account holders access their CSB Online Banking to perform transactions and monitor accounts. We see vast opportunity in utilizing this tool to showcase what a wonderful place CSB is to bank, work and invest. Today, excellent customer service goes beyond face-to-face interactions, and we strive to deliver.

The CSB Mobile App
Makes Deposits
A Snap.

MOBILE BANKING

Mobile Banking is quickly becoming a channel of choice for many customers to complete their banking transactions, including depositing checks and transferring funds. Since rolling out the CSB Mobile Banking Apps in late-2013, success and usage has been wonderful. We continuously look for ways to enhance this channel and to deliver the mobile capabilities our customers want and expect. By mid-2015, we plan to deliver an enhanced version of the CSB Mobile Apps.

ATM

ATMs continue to be an important part of many of our customers' banking relationships. Most importantly ATMs provide access to cash when our customers need it, especially when our Banking Centers are not open or are not nearby. We are committed to providing up-to-date and secure equipment and capabilities so it is easy for customers to bank with us even if they do not utilize a Banking Center.