Form 10-K, Exhibit 13
period 2015-12-31
CSB BANCORP INC /OH
filed 2016-03-24
CIK 880417

Exhibit 13

2015 ANNUAL REPORT TO SHAREHOLDERS

CSB BANCORP, INC.

HONEST PROFESSIONAL
CONNECTIONS
LOCAL EXPERTS
BALANCE NEIGHBORS STRUCTURE
NETWORK CONNECT PERSONALIZED FOCUS
CUSTOMIZED SERVICE
DISTINGUISHED EXPERIENCED SKILLED
CONTRIBUTE COMMUNICATION ONLINE
HIGH-TOUCH TECHNOLOGY
VALUED PROGRESS RELATIONSHIPS
RESPECTABLE BRANCHES
PRINCIPLED GROWTH
ORGANIZATION ACCOUNTABILITY
COMMUNITY BUSINESSES
INVOLVEMENT
ROOTS

RELATIONSHIPS YOU CAN BANK ON

To tell the CSB story, in 2015 we developed message building blocks including a tagline, motto statement and five brand values. Aligned with our internal mission, vision and core values, the following people-focused brand definition is a big step in our intentional effort to enhance our brand value proposition. We want to introduce these brand messages first to you as our valued shareholders.
RELATIONSHIPS
YOU CAN BANK ON
“With The Commercial & Savings Bank (CSB) you gain more than convenient access to products and services that promote your financial health; you’re also invited into a network of relationships – among customers, employees and shareholders – that contribute to the well-being and satisfaction of a community and its residents.”
2015 Financial Highlights 3
2015 Letter to Shareholders 4
Board of Directors 7
2015 Financial Review 8
Report on Management’s Assessment of Internal Control over Financial Reporting 23
Report of Independent
Registered Public Accounting Firm 24
Consolidated Balance Sheets 25
Consolidated Statements of Income 26
Consolidated Statements of Comprehensive Income 27
Consolidated Statements of
Changes in Shareholders’ Equity 27
Consolidated Statements of Cash Flows 28
Notes to Consolidated Financial Statements 30
Officers of The Commercial and Savings Bank 60
Shareholders and General Inquiries 61
Banking Center Information 62
LOCAL EXPERTS
Your bankers act as partners – purposefully caring for your financial affairs, while remaining accessible friends who know you by name.
CUSTOMIZED SERVICE
You receive all the products and services you expect from a bank, coupled with flexible solutions to address your unique needs.
HIGH-TOUCH TECHNOLOGY
You have access to quick and convenient technology, while always retaining the opportunity for face-to-face interactions with a trusted adviser.
PRINCIPLED GROWTH
Your financial success and prosperity guide our efforts, as do ethical practices for managing wealth honestly.
COMMUNITY INVOLVEMENT
Your community benefits from a bank that invests in individuals, businesses and non-profit organizations, proactively supporting the distinct goals of each.

PRINCIPLED GROWTH
2015 FINANCIAL HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31 2015 2014 %CHANGE
(Dollars in thousands, except per share data)
CONSOLIDATED RESULTS
Net interest income $20,430 $19,927 3%
Net interest income – fully taxable-equivalent (“FTE”) basis 20,758 20,212 3
Noninterest income 4,424 4,250 4
Provision for loan losses 389 643 -40
Noninterest expense 15,796 15,082 5
Net income 6,022 5,884 2
AT YEAR-END
Loans, net $418,209 $406,522 3%
Assets 650,314 620,981 5
Deposits 525,042 500,075 5
Shareholders’ equity 61,266 57,450 7
Cash dividends declared 0.76 0.74 3
Book value 22.35 20.97 7
Tangible book value 20.44 19.02 7
Market price 24.50 22.00 11
Basic and diluted earnings per share 2.20 2.15 2
FINANCIAL PERFORMANCE
Return on average assets 0.95% 0.97%
Return on average equity 10.07 10.60
Net interest margin, FTE 3.48 3.56
Efficiency ratio 62.37 61.46
CAPITAL RATIOS
Risk-based capital:
Common Equity Tier 1 12.49% N/A
Tier 1 12.49 12.51%
Total 13.52 13.56
Leverage 8.74 8.51

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

CSB’s progress in 2015 included achieving several financial milestones, as the Company’s net income topped $6 million, net interest income exceeded $20 million, and shareholders’ equity rose above $60 million.

In addition, the book value of CSB’s common stock reached $22.35 per share at December 31, with a closing market price of $24.50. The stock’s total market return for the year, including the value of dividends paid, equated to 15%; the third consecutive year of double digit total return.

These are good results, and yet the aforementioned list of “firsts” and the strong market performance of our stock somewhat mask the continuing challenging environment for banking. Sustained low interest rates and sluggish economic growth have created difficult conditions for banks to grow revenues. Rising costs associated with new regulations, health care and necessary technology investments also pressure bottom line earnings.

Competition is expanding as well, with various forms of non-bank disruption from financial technology companies, credit unions, and in broader contexts large retailers, auto dealers, insurance companies and others all tussling for a share of the consumer’s financial services wallet. There are so many entities vying for share of wallet that the conditions have fueled a hypercompetitive atmosphere in which service providers must constantly strive to differentiate themselves or consider partnering with other entities.

However, challenges in the marketplace are not a new phenomenon. We welcome the opportunities to demonstrate our ability to increase value for our shareholders through consistent delivery of high quality financial services as a community-based institution. Our approach is effective and is demonstrated by our solid balance sheet, increased profitability, consistently attractive dividend yields and total shareholder return. We believe several distinct aspects of our approach are foundational and therefore worth noting as relevant to sustaining our efforts in increasing shareholder value.

THE CSB DIFFERENCE

So how is CSB notably different? We start with our vision, which is built on a long-term perspective. We openly seek to be an enduringly great company and that vision provides context for everything we do. CSB has been in the business of offering banking services since 1879, demonstrating that those who came before us were good caretakers, ensuring consistent provision for services needed and valued by customers decade after decade. CSB is a strong, well-performing company with a great team of employees, and yet we do not believe as a company we have yet achieved greatness. Achieving enduring greatness will further require that we not simply reach a level of greatness as a company, but also sustain that level for many generations to come. This long-term perspective thus frames our approach to near-term challenges and opportunities.

Secondly, we never take our eyes off our mission and core values, which encompass six relatively straightforward principles that guide our strategy and everything we do: a responsibility to generate profits, meeting the needs of customers and communities by providing high quality financial services, valuing each individual member of the CSB team, behaving honestly and with integrity at all times, finding enjoyment and fulfillment in our work, each other and life itself, and steadfastly committing to growth of our team members and the Company as part of the life-blood of our future.

These principles and values are supplemented with unwavering dedication to enhancing our capabilities. We seek not only to be competent but proficient in the skills required to do our jobs with excellence. We have therefore created a number of leadership development initiatives within the organization, further equipping and enabling today’s leaders, as

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

well as the future leaders of our Company. Our projects are team-based with assigned leadership responsibilities, fostering knowledge-sharing, cross-functional competencies and teamwork. These efforts are yielding favorable results and improving company performance today and are a key investment in our future.

THE YEAR IN REVIEW

Shifting now to a closer look at the past year, CSB’s total assets increased 4.7%, with shareholders’ equity growing 6.6%. While the overall economy has not been growing at a rapid pace, our market affords opportunities for continued growth and expansion, and we are devoted to ensuring that we make the most of beneficial growth opportunities.

Loan growth was elusive for significant portions of the year. From the fall of 2014 to the fall of 2015 we experienced relatively steady but soft demand for business loans, resulting in little increase in total loan balances. Competition for new loans was fierce, with relaxed underwriting terms and very aggressive pricing observed across our market. It seems that the slim net interest margins emanating from the very low interest rate environment have many banks working hard to replace diminished margin with increased volume. We therefore do not expect competitive pressures to abate anytime soon. Consumer loan demand was steady, although not strong, in our markets during 2015 and appeared to strengthen as the year progressed. Overall, loan demand increased during the fourth quarter and at year-end loan balances, net of the reserve for loan losses, stood 2.9% higher than at the prior year-end.

We have responded aggressively and directly to the challenges of growing loans and total revenue in several direct ways. We have increased commercial lending, trust and mortgage origination staff to expand and deepen our market coverage, and we anticipate additional revenue producers will join our team in the coming year. We installed several new technology platforms that enable us to quickly respond to new loan opportunities, and this coming year we will deploy two additional platforms to facilitate customer engagement in the forms of expedited small business loan approvals and significant enhancements to our web technology.

Credit quality within the loan and investment portfolios remained acceptable and continued to improve throughout 2015. At year-end, 0.4% of loan balances were classified as nonaccrual with an additional 0.3% of loans delinquent by 30 or more days. Charged-off loan balances, net of actual recoveries, amounted to just 0.03% of average loan balances for the full year, and at year-end our reserve for loan losses amounted to 1.10% of total loans outstanding, more than double the balance of nonperforming loans.

Deposit growth was also steady through 2015, advancing 5% during the year. Most depositors are opting for relatively short duration products, as many have a growing sense that rates could begin increasing now that the Federal Reserve has clearly signaled its desire and intent to move above the so-called “zero-bound” range.

We are deepening and expanding customer relationships. Customer adoption of online banking, mobile banking and remote deposit products continues to grow steadily as the convenience, efficiency and immediate access of these products becomes more widely known.

General economic conditions in our markets continue to steadily improve. Reported levels of unemployment are consistently at or below long-term averages with many employers seeking to hire additional workers. The pace of business expansions appears to be increasing, and the outlook for housing construction over the next year or two is generally being viewed as favorable by area building professionals. We anticipate the overall economic trends will continue to be favorable in our markets during the coming year.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

THE CSB COMMITMENT

Providing financial services is what we do, and we seek to do it with notably different service to enhance our customers’ experience. People, after all, are the difference makers. We are a team of local experts, more than 170 people strong. We provide customized service and high-touch technology. We are involved in the communities we serve, helping businesses, households and organizations grow. We conduct our business in a principled fashion, honestly, ethically and for the intended betterment of all we serve. And, very importantly, we do each of these with diligent attention to building shareholder value.

We will continue devoting our concerted efforts to providing meaningful financial returns and high quality community banking services in a notably different manner. We thank each shareholder for your role in supporting the Company and our efforts.

EDDIE STEINER President and Chief Executive Officer	JOHN WALTMAN Chairman of the Board of Directors

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

BOARD OF DIRECTORS

Standing, Left to Right

J. THOMAS LANG	ROBERT K. BAKER	RONALD E. HOLTMAN	EDDIE L. STEINER
Veterinarian, Dairy Farmer, Spring Hill Farms, Inc.	Co-Owner and Controller, Bakerwell, Inc.	Attorney, Of Counsel, Logee, Hostetler, Stutzman & Lehman	President, Chief Executive Officer, CSB Bancorp, Inc.

JOHN R. WALTMAN	JEFFERY A. ROBB, SR.	JULIAN L. COBLENTZ
Attorney, Of Counsel, Critchfield, Critchfield & Johnston Chairman, CSB Bancorp, Inc.	President, Robb Companies, Inc. Robbco Marine/Ohio Yamaha	Operations Manager, Walnut Creek Foods

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

INTRODUCTION

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered financial holding company. The Company’s wholly-owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC which is inactive. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, with deposits insured by the Federal Deposit Insurance Corporation, and its primary regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.

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

In 2015, the Company’s market area demonstrated increasing economic activity following six years of modest gains. Unemployment levels in Holmes County, at 3.2% in December 2015, have increased slightly from the reported 2.9% at December 2014. The balance of the Company’s market area reported unemployment levels between 3.8% and 5.4% with a state unemployment average of 4.6% in December 2015. There is a tightening labor market for qualified employees within banking, retail and construction sectors contributing to wage pressure within entry-level jobs. The local housing market continues to improve with increased sales and higher prices. Both new and used vehicle sales are slightly higher in 2015 with light trucks and SUV’s sales continuing to dominate the market due to low fuel prices. Ohio reported slowing growth activity in manufacturing and a decline in energy drilling activity. Oil prices dropped to record lows and regional gas output remains at historic highs as leveraged gas drillers fund cash and debt service. The Company’s market is adjacent to areas of primary shale activity.

FORWARD-LOOKING STATEMENTS

Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance. Actual results may differ materially from those in forward-looking statements because of various risk factors as discussed in this annual report and the Company’s Annual Report on Form 10-K. The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2015	2014	2013	2012	2011

Statements of income:

Total interest income	$21,997	$21,656	$21,138	$20,584	$20,018
Total interest expense	1,567	1,729	2,255	2,978	3,678

Net interest income	20,430	19,927	18,883	17,606	16,340
Provision for loan losses	389	643	840	823	950

Net interest income after provision for loan losses	20,041	19,284	18,043	16,783	15,390
Noninterest income	4,424	4,250	4,318	4,204	3,508
Noninterest expense	15,796	15,082	14,848	14,450	13,609

Income before income taxes	8,669	8,452	7,513	6,537	5,289
Income tax provision	2,647	2,568	2,273	1,990	1,602

Net income	$6,022	$5,884	$5,240	$4,547	$3,687

Per share of common stock:

Basic income per share	$2.20	$2.15	$1.91	$1.66	$1.35
Diluted income per share	2.20	2.15	1.91	1.66	1.35
Dividends	0.76	0.74	0.72	0.72	0.72
Book value	22.35	20.97	19.15	19.17	18.07
Average basic common shares outstanding	2,739,470	2,737,636	2,736,473	2,734,889	2,734,799
Average diluted common shares outstanding	2,742,108	2,739,078	2,738,477	2,735,141	2,734,838

Year-end balances:

Loans, net	$418,209	$406,522	$374,040	$360,000	$320,100
Securities	166,402	143,038	151,535	134,754	128,489
Total assets	650,314	620,981	596,465	586,900	551,233
Deposits	525,042	500,075	480,933	475,443	443,553
Borrowings	62,063	61,580	61,130	56,664	56,234
Shareholders’ equity	61,266	57,450	52,411	52,453	49,429

Average balances:

Loans, net	$407,517	$400,876	$369,889	$338,441	$314,670
Securities	151,181	145,065	138,976	132,567	93,851
Total assets	633,298	604,605	581,150	564,875	471,329
Deposits	505,913	479,330	468,395	453,526	367,865
Borrowings	65,515	67,657	57,882	57,735	52,717
Shareholders’ equity	59,799	55,529	52,787	51,384	48,674

Select ratios:

Net interest margin, tax equivalent basis	3.48%	3.56%	3.51%	3.36%	3.71%
Return on average total assets	0.95	0.97	0.90	0.80	0.78
Return on average shareholders’ equity	10.07	10.60	9.93	8.85	7.57
Average shareholders’ equity as a percent of average total assets	9.44	9.18	9.08	9.10	10.33
Net loan charge-offs as a percent of average loans	0.03	0.33	0.09	0.09	0.28
Allowance for loan losses as a percent of loans at year-end	1.10	1.07	1.34	1.26	1.26
Shareholders’ equity as a percent of total year-end assets	9.42	9.25	8.79	8.94	8.97
Dividend payout ratio	34.55	34.42	37.60	43.30	53.40

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2015 net income was $6.0 million compared to $5.9 million for 2014, representing an increase of 2%. Basic and diluted earnings per share were $2.20, up 2% from the prior year. The return on average assets was 0.95% in 2015 compared to 0.97% in 2014 and return on average equity was 10.07% in 2015 compared to 10.60% in 2014.

Net income for 2014 was $5.9 million while basic and diluted earnings per share were $2.15, as compared to $5.2 million or $1.91 per share, for the year ended December 31, 2013. Net income increased 12% during 2014 as compared to 2013, due primarily to a $1.0 million increase in total net interest income. Partially offsetting the higher revenue were increases in noninterest expenses and federal income taxes. Return on average assets was 0.97% in 2014 compared to 0.90% in 2013, and return on average shareholders’ equity was 10.60% in 2014 as compared to 9.93% in 2013.

Net Interest Income

(Dollars in thousands)	2015	2014	2013

Net interest income	$20,430	$19,927	$18,883
Taxable equivalent[1]	328	285	307

Net interest income, fully taxable equivalent	$20,758	$20,212	$19,190

Net interest yield	3.42%	3.51%	3.46%
Taxable equivalent adjustment[1]	0.06	0.05	0.05

Net interest yield-taxable equivalent	3.48%	3.56%	3.51%

1Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits, short-term and long-term borrowings). Volumes, interest rates, composition of interest-earning assets and interest-bearing liabilities affect net interest income.

Net interest income increased $503 thousand or 3%, in 2015 compared to 2014, partially due to a 5% increase in average earning assets with increased average loan, investment and cash balances. The net interest margin decreased to 3.42%, from 3.51% in 2014. The margin decrease was primarily due to increased cash balances throughout nine months of the year with loan growth returning during the fourth quarter of 2015.

Net interest income increased $1.0 million or 6%, in 2014 compared to 2013, partially due to a 4% increase in average earning assets, and a favorable mix of increased average loan balances and decreased cash balances. Additionally, the net interest margin increased to 3.51%, from 3.46% in 2013. The margin improvement was primarily due to lower funding costs resulting from a 2% increase in total average deposits, with average balance increases in lower cost demand, savings and maturing time deposits repricing at lower rates. Net discount and accretion of purchase accounting adjustments for loans, time deposits and borrowings acquired decreased the net interest margin by 1 basis point in 2014 after having improved the net interest margin by 5 basis points during 2013.

Interest income increased $341 thousand or 2% in 2015 compared to 2014 due to a $6 million increase in average loan balances, partially offset by a 1 basis point lower yield. Rates decreased on loans and securities categories with reduced rates on new and repriced assets due to lending competition and a lower interest rate environment. The increase in average loan volume helped mitigate the low interest rate environment. In 2015, average cash and securities balances to average gross earning assets rose 2% to 31%, in 2015. Securities yields continued to decline in 2015 with new and reinvestment cash flows being deployed at lower rates.

Interest income increased $518 thousand or 2% in 2014 compared to 2013 due to the $31 million increase in average loan balances, partially offset by lower yields. Rates decreased on loans and tax exempt asset categories with reduced rates on new and repriced assets due to lending competition and the lower interest rate environment. Repricing of loans and lower rates to quality borrowers caused a decline in loan yields of 28 basis points in 2014 as compared to 2013. The increase in average loan volume helped mitigate the low interest rate environment. In 2014, average loan balances to average gross earning assets rose to 71%, compared to 69% in 2013. Securities yields continued to decline in 2014 with new and reinvestment cash flows being deployed at lower rates.

Interest expense decreased $162 thousand or 9% in 2015, as compared to 2014, due to decreases in the cost of all categories of interest-bearing liabilities and a continued shift in the liability mix towards less expensive, noninterest bearing demand deposits and savings accounts. Total average time deposits continue to decline with an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Interest expense decreased $526 thousand or 23% in 2014, as compared to 2013, due to decreases in the cost of all categories of interest-bearing liabilities and a continued shift in the liability mix towards less expensive, noninterest bearing demand deposits and savings accounts. Total average time deposits continue to decline with an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

The following table provides detailed analysis of changes in average balances, yield and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2015			2014			2013
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]

Interest-earning assets
Federal funds sold	$982	$2	0.23%	$546	$1	0.22%	$188	$0	0.16%
Interest-earning deposits	32,395	94	0.29	16,356	42	0.26	32,127	90	0.28
Securities:
Taxable	129,700	2,790	2.15	128,973	2,857	2.22	122,314	2,572	2.10
Tax exempt	21,481	563	2.61	16,092	466	2.89	16,662	513	3.08
Loans[3]	412,147	18,548	4.50	405,973	18,290	4.51	374,821	17,963	4.79

Total interest-earning assets	596,705	21,997	3.69%	567,940	21,656	3.81%	546,112	21,138	3.87%
Noninterest-earning assets
Cash and due from banks	13,661			13,663			12,911
Bank premises and equipment, net	8,290			8,494			9,222
Other assets	19,272			19,605			17,837
Allowance for loan losses	(4,630)			(5,097)			(4,932)

Total assets	$633,298			$604,605			$581,150

Interest-bearing liabilities
Demand deposits	$77,689	27	0.03%	$73,307	36	0.05%	$70,648	42	0.06%
Savings deposits	158,531	113	0.07	151,822	130	0.09	141,638	144	0.10
Time deposits	125,180	941	0.75	129,676	1,000	0.77	149,340	1,534	1.03
Borrowed funds	65,515	486	0.74	67,657	563	0.83	57,882	535	0.92

Total interest-bearing liabilities	426,915	1,567	0.37%	422,462	1,729	0.41%	419,508	2,255	0.54%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	144,513			124,525			106,769
Other liabilities	2,071			2,089			2,086
Shareholders’ equity	59,799			55,529			52,787

Total liabilities and equity	$633,298			$604,605			$581,150

Net interest income		$20,430			$19,927			$18,883

Net interest margin			3.42%			3.51%			3.46%
Net interest spread			3.32%			3.40%			3.33%

1Average balances have been computed on an average daily basis.

2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

3Average loan balances include nonaccrual loans.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE[1]

	2015 v. 2014			2014 v. 2013

(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume	Rate
Increase (decrease) in interest income:
Federal funds	$1	$1	$–	$1	$1	$–
Interest-earning deposits	52	46	6	(48)	(40)	(8)
Securities:
Taxable	(67)	16	(83)	285	147	138
Tax exempt	97	141	(44)	(47)	(16)	(31)
Loans	258	278	(20)	327	1,403	(1,076)

Total interest income change	341	482	(141)	518	1,495	(977)

Increase (decrease) in interest expense:
Demand deposits	(9)	2	(11)	(6)	1	(7)
Savings deposits	(17)	5	(22)	(14)	9	(23)
Time deposits	(59)	(34)	(25)	(534)	(152)	(382)
Other borrowed funds	(77)	(16)	(61)	28	81	(53)

Total interest expense change	(162)	(43)	(119)	(526)	(61)	(465)

Net interest income	$503	$525	$(22)	$1,044	$1,556	$(512)

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $389 thousand in 2015, $643 thousand for 2014 and $840 thousand for 2013. Lower provision expense in 2015 reflects improving economic conditions which have led to a decrease in classified loans. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
		Change from 2014			Change from 2013
(Dollars in thousands)	2015	Amount	%	2014	Amount	%	2013
Service charges on deposit accounts	$1,203	$(66)	(5.2)%	$1,269	$(80)	(5.9)%	$1,349
Trust services	860	49	6.0	811	(15)	(1.8)	826
Debit card interchange fees	988	78	8.6	910	131	16.8	779
Gain on sale of loans, including MSR’s	363	165	83.3	198	(149)	(42.9)	347
Earnings on bank-owned life insurance	270	6	2.3	264	11	4.3	253
Securities gains	56	(77)	(57.9)	133	(26)	(16.4)	159
Other	684	19	2.9	665	60	9.9	605

Total noninterest income	$4,424	$174	4.1%	$4,250	$(68)	(1.6)%	$4,318

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Noninterest income increased $174 thousand, or 4% in 2015 compared to the same period in 2014. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) increased 83% due to increasing unit sales of real estate and the extension of the low interest rate environment in 2015. The Bank originated and sold $12 million in mortgage loans in 2015 as compared to the sale of $6 million of loans in 2014. Service charges on deposits which are primarily customer overdraft fees, decreased 5% in 2015, with a 6% decrease in overdraft fees due to increasing health of consumer deposit balances. Trust and brokerage services increased 6% as brokerage fees contained within trust services increased $54 thousand in 2015. The average market value of trust assets under management was $95 million in 2015 and 2014. During 2015, available-for-sale securities with gains of $56 thousand were sold.

Noninterest income decreased $68 thousand, or 2% in 2014 compared to the same period in 2013. Net gains on sales of mortgage loans including MSRs decreased 43% due to the continuing slowdown in mortgage refinance activity during 2014. The Bank originated and sold $6 million in mortgage loans in 2014 as compared to the sale of $12 million of loans in 2013. Service charges on deposits which are primarily customer overdraft fees, decreased 6% in 2014, with an 11% decrease in overdraft fees due to increasing health of consumer deposit balances. Trust fees increased 11% as assets under management increased from overall market improvements and customer development initiatives. The average market value of trust assets under management in 2014 was $95 million compared to $86 million in 2013. However, brokerage fees contained within trust services decreased $80 thousand in 2014 contributing to the net decrease of 2%. With interest rates declining during 2014, available-for-sale securities with gains of $133 thousand were sold as net loan demand increased during 2014.

Noninterest Expenses

	YEAR ENDED DECEMBER 31

	Change from 2014				Change from 2013
(Dollars in thousands)	2015	Amount	%	2014	Amount	%	2013

Salaries and employee benefits	$8,819	$498	6.0%	$8,321	$60	0.7%	$8,261
Occupancy expense	1,027	13	1.3	1,014	(12)	(1.2)	1,026
Equipment expense	663	(52)	(7.3)	715	(4)	(0.6)	719
Professional and director fees	830	105	14.5	725	97	15.4	628
Financial institutions tax	400	39	10.8	361	(220)	(37.9)	581
Marketing and public relations	419	41	10.8	378	(17)	(4.3)	395
Software expense	801	74	10.2	727	197	37.2	530
Debit card expense	413	(8)	(1.9)	421	130	44.7	291
FDIC insurance	357	(1)	(0.3)	358	(1)	(0.3)	359
Amortization of intangible assets	125	(5)	(3.8)	130	(5)	(3.7)	135
Other real estate expenses	–	–	N.M.	–	(9)	N.M.	9
Other	1,942	10	0.5	1,932	18	0.9	1,914

Total noninterest expenses	$15,796	$714	4.7%	$15,082	$234	1.6%	$14,848

N.M., not a meaningful value

Noninterest expense increased $714 thousand, or 5% in 2015 compared to 2014. Salaries and employee benefits increased $498 thousand due to base compensation increasing $277 thousand as a result of additional full-time employees and annual adjustments. Medical and dental expense increased $76 thousand in 2015. Capitalization of employee costs of loan originations contributed to an increase in expense of $34 thousand. Software expense increased $74 thousand in 2015, primarily due to a loss of earned software maintenance credits of approximately $37 thousand in 2014 that were not available to the Company in 2015. Additionally, the Company installed new loan input software and credit review software in late 2014, which increased software maintenance by $28 thousand annually in 2015. Equipment expense decreased $52 thousand in 2015 as compared to 2014 with a reduction of expense due to the purchase of copiers at the conclusion of a lease, a reduction in automobile expense with a decrease in mileage and gasoline costs and a reduction in small equipment purchased in 2015 as compared to 2014. Professional and director fees increased $105 thousand, a result of the increase in outside service fees, with $110 thousand incurred during the first quarter to contract a professional firm to assist the Company with the assessment of market opportunities and long-term strategic goals.

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Noninterest expense increased $234 thousand, or 2% in 2014 compared to 2013. Salaries and employee benefits increased $60 thousand due to base compensation increasing $185 thousand as a result of additional full-time employees and annual adjustments. Capitalization of employee costs of loan origination and benefit decreases amounted to $125 thousand. Software expense increased $197 thousand in 2014 due to a full-year increase of the cost of new core processing and loan documentation software. Equipment expense decreased $4 thousand in 2014 as compared to 2013. Franchise tax expense decreased $220 thousand in 2014, to $361 thousand, with the implementation of the new Ohio Financial Institutions Tax. Debit card expense increased $130 thousand in 2014, a result of one-time charges of $40 thousand to convert to a new third-party processor, $26 thousand additional fraud losses and increased customer usage. Professional and director fees increased $97 thousand, a result of the increase in legal fees surrounding loan collections of $118 thousand primarily incurred in the disposition of two commercial loan relationships.

Income Taxes

The provision for income taxes amounted to $2.6 million in 2015, $2.6 million in 2014 and $2.3 million in 2013, resulting in an effective rate of 30.5% in 2015, 30.4% in 2014 and 30.3% in 2013. The slight increase in the effective tax rate during 2015 as compared to 2014 is due primarily to increased income.

FINANCIAL CONDITION

Total assets of the Company were $650 million at December 31, 2015, compared to $621 million at December 31, 2014, representing an increase of $29 million, or 5%. Net loans increased $12 million, or 3%, while investment securities increased $23 million, or 16% and interest-earning deposits with other banks decreased $8 million. Deposits and short-term borrowings increased $25 million and $2 million respectively, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $1 million, or 10%.

Securities

Total investment securities increased $23 million, or 16%, to $166 million at year-end 2015. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, other government agencies’ debt, obligations of state and political subdivisions and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2015, $22.6 million, or 89%, held an S&P or Moody’s investment grade rating and $2.7 million, or 11%, were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities and school districts with 89% of the portfolio originating in Ohio and 11% in Pennsylvania. Total gross unrealized security losses within the portfolio were 0.5% of total available-for-sale securities at December 31, 2015, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and is structured such that maturities and cash flows satisfy the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $12 million, or 3%, during 2015. Volume increases were recognized in commercial real estate loans of $9 million, or 6%, and residential real estate loans of $4 million, or 3%. During 2015, business expansion continued in the Company’s newer markets. Aided by low interest rates, commercial and residential real estate loans continued to increase in 2015.

As investment spreads tightened in the mortgage-backed securities market, the Company purchased approximately $6 million newer origination, variable rate, owner occupied loans in Northeast Ohio which drove the $4.1 million increase in residential real estate loans. Attractive interest rates in the secondary market continued to drive consumer demand for longer-term 1-4 family fixed-rate residential mortgages during 2015 and the Company sold $12 million of originated mortgages into the secondary market as compared to $7 million in 2014. This demand for low fixed-rate mortgages included some refinancing of the Company’s in-house mortgage portfolio. Demand for home equity loans remained steady in 2015, with balances increasing $1.4 million. Installment lending continued to improve with consumer loans increasing 17% on a year-over-year basis to $9 million at December 31, 2015.

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans comprise approximately 64% of the total loan portfolio at year-end 2015 and 2014. Residential real estate loans remained stable at approximately 30% of the total loan portfolio. Construction and land development loans also remained stable at 4% of the total portfolio between 2014 and 2015. The Company is well within the respective regulatory guidelines for investment in construction, development and investment property loans that are not owner occupied.

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne and Stark counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2015 included $34 million, or 8% of total loans to lessors of non-residential buildings or dwellings; $23 million, or 5% of total loans to logging, sawmills and timber tract operations; $17 million, or 4% of total loans to lessors of residential real estate and $18 million, or 4% of total loans to borrowers in the hotel, motel and lodging business. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal and interest payments and the adequacy of the collateral received.

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

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2015	2014

Nonaccrual loans
Commercial	$177	$1,071
Commercial real estate	796	1,734
Residential real estate	603	863
Construction & land development	–	–
Loans past due 90 days or more and still accruing
Commercial	–	1
Commercial real estate	–	–
Residential real estate	105	280
Construction & land development	–	–

Total nonperforming loans	1,681	3,949
Other real estate owned	–	–

Total nonperforming assets	$1,681	$3,949

Nonperforming assets as a percentage of loans plus other real estate	0.40%	0.96%

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

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2015		2014

Beginning balance of allowance for loan losses	$4,381		$5,085
Provision for loan losses	389		643
Charge-offs:
Commercial	94		985
Commercial real estate	61		379
Residential real estate & home equity	132		27
Construction & land development	–		–
Consumer	46		11
Deposit accounts	15		20
Credit cards	–		–

Total charge-offs	348		1,422
Recoveries:
Commercial	193		21
Commercial real estate	13		8
Residential real estate & home equity	18		25
Construction & land development	–		–
Consumer	10		14
Deposit accounts	6		7
Credit cards	–		–

Total recoveries	240		75

Net charge-offs	108		1,347

Ending balance of allowance for loan losses	$4,662		$4,381

Net charge-offs as a percentage of average total loans	0.03%		0.33%
Allowance for loan losses as a percentage of total loans	1.10		1.07
Allowance for loan losses to total nonperforming loans	2.77	x	1.11	x

Components of the allowance for loan losses:
General reserves	$4,273		$4,197
Specific reserve allocations	389		184

Total allowance for loan losses	$4,662		$4,381

The allowance for loan losses totaled $4.7 million, or 1.10%, of total loans at year-end 2015 as compared to $4.4 million, or 1.07%, of total loans at year-end 2014. Net charge-offs for 2015 totaled $108 thousand as compared to net charge-offs of $1.3 million in 2014.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans aggregated $1.7 million, or 0.4% of loans at year-end 2015 as compared to $3.9 million, or 1.0%, of loans at year-end 2014. Impaired loans were $8.7 million at year-end 2015 as compared to $9.2 million at year-end 2014. Impaired loans as a percentage of total loans declined from 2014 to 2015 and reflect economic stabilization in the Company’s market area. Management has assigned loss allocations to absorb the estimated losses on these impaired loans, and these allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment decreased $77 thousand to $8.2 million at year-end 2015 primarily because depreciation expense exceeded the purchase of equipment and furniture in 2015. There was no other real estate owned at December 31, 2015 or 2014. At December 31, 2015 the Company recognized a net deferred tax asset of $364 thousand as compared to a net deferred tax asset of $377 thousand at December 31, 2014.

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions as well as alternative investment options. Demand and savings deposits increased for the year ended 2015, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2014

(Dollars in thousands)	2015	2014	Amount	%

Noninterest-bearing demand	$151,549	$139,251	$12,298	8.8%
Interest-bearing demand	86,472	77,725	8,747	11.3
Traditional savings	93,523	84,548	8,975	10.6
Money market savings	74,232	70,788	3,444	4.9
Time deposits in excess of $250,000	13,834	13,191	643	4.9
Other time deposits	105,432	114,572	(9,140)	(8.0)

Total deposits	$525,042	$500,075	$24,967	5.0%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions and advances from the FHLB. Short-term borrowings consisting of securities sold under repurchase agreements, increased $2 million. Other borrowings consisting of FHLB advances, decreased $1 million as the result of maturities and principal repayment.

CAPITAL RESOURCES

Total shareholders’ equity increased to $61.3 million at December 31, 2015 as compared to $57.5 million at December 31, 2014. This increase was primarily due to $6.0 million of net income which was partially offset by the payment of $2.1 million of cash dividends in 2015 and an increase in accumulated other comprehensive loss of $135 thousand. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that allowed the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. At December 31, 2015, approximately forty-one thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2015 or 2014.

Effective January 1, 2015, the Federal Reserve adopted final rules implementing Basel III and regulatory capital changes required by the Dodd-Frank Act. The rules apply to both the Company and the Bank. The rules established minimum risk-based and leverage capital requirements for all banking organizations.

The new rules include (a) a new common equity Tier 1 capital ratio of at least 4.5%, (b) a Tier 1 capital ratio of at least 6.0%, rather than the former 4.0%, (c) a minimum total capital ratio that remains at 8.0%, and (d) a minimum leverage ratio of 4%.

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The new rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the Company does not hold a capital conservation buffer of greater than 2.5% composed of common equity Tier 1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. The capital conservation buffer phases in starting on January 1, 2016, at .625%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.

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

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

LIQUIDITY

	December 31		Change
(Dollars in millions)	2015	2014	from 2014

Cash and cash equivalents	$38	$44	$(6)
Unused lines of credit	52	46	6
Unpledged securities at fair market value	70	48	22

	$160	$138	$22

Net deposits and short-term liabilities	$516	$497	$19

Liquidity ratio	31.1%	27.9%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2015 and 2014. Additional sources of liquidity include net income, loan repayments, the availability of borrowings and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2015 included net loan originations of $12 million and securities purchases of $80 million, offset by maturities and repayment of securities totaling $54 million. The Company’s financing activities included a $25 million increase in deposits, a $2 million increase in securities sold under agreements to repurchase and a $1 million net decrease in FHLB advances.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The most significant market risk the Company is exposed to is interest rate risk. The business of the Company and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities), which are funded by interest-bearing liabilities (deposits and borrowings). These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the Company’s financial instruments are held for trading purposes.

The Board of Directors establishes policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets periodically to review various asset and liability management information including, but not limited to, the Company’s liquidity position, projected sources and uses of funds, interest rate risk position and economic conditions.

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2015 and 2014. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two-year period. The tests assume a quarterly ramped 100, 200, 300 and 400 basis point increase and a 100 basis point decrease in 2015 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve-month period of the twenty-four month horizon.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

Net Interest Income at Risk

	December 31, 2015

(Dollars in thousands)	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits

	+ 400	$23,360	$1,624	7.5%	± 25%
	+ 300	22,957	1,221	5.6	± 15
	+ 200	22,500	764	3.5	± 10
	+ 100	22,071	335	1.5	± 5
	0	21,736	–	–
	– 100	21,172	(564)	(2.6)	± 5

	December 31, 2014

	+ 400	$21,408	$1,144	5.6%	± 25%
	+ 300	21,082	818	4.0	± 15
	+ 200	20,766	502	2.5	± 10
	+ 100	20,454	190	0.9	± 5
	0	20,264	–	–
	– 100	20,022	(242)	(1.1)	± 5
Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2015 and 2014.
Economic Value of Equity at Risk

		December 31, 2015

	Change In Interest Rates (Basis Points)		Percentage Change		Board Policy Limits

	+ 400		18.6%		± 35%
	+ 300		15.6		± 30
	+ 200		11.8		± 20
	+ 100		6.9		± 15
	– 100		(9.8)		± 15

		December 31, 2014

	+ 400		17.7%		± 35%
	+ 300		15.7		± 30
	+ 200		13.0		± 20
	+ 100		8.3		± 15
	– 100		(8.8)		± 15

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

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

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2015, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 18.6%, as compared to an increase of 17.7% as of December 31, 2014. The Company added the review of a -100 basis change in interest rates during 2014 as rates had risen at December 31, 2014 in comparison with 2013. The Company was within all Board-approved limits at December 31, 2015 and 2014.

SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not contemplate all actions the Company may undertake in response to changes in interest rates.

U.S. Treasury securities, obligations of U.S. Government corporations and agencies and obligations of states and political subdivisions will generally repay at their stated maturity, or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors: current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic and other factors in specific geographic areas which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed-rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, leading to a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2015 and 2014 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2015:

	Amount of Commitment to Expire Per Period

(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines-of-credit	$85,897	$73,104	$3,060	$5,250	$4,483
Real estate lines-of-credit	39,480	2,394	3,918	5,769	27,399
Consumer lines-of-credit	577	577	–	–	–
Credit cards lines-of-credit	3,581	3,581	–	–	–
Overdraft privilege	6,758	6,758	–	–	–
Commercial real estate loan commitments	–	–	–	–	–
Letters of credit	1,937	1,937	–	–	–

Total commitments	$138,230	$88,351	$6,978	$11,019	$31,882

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

As indicated in Note 10 to the consolidated financial statements, the Company had $138 million in total loan commitments at the end of 2015, with $88 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential and nonresidential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2015:

	Payment Due by Period

(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Total time deposits	$119,266	$63,291	$45,013	$10,962	$–
Short-term borrowings	48,598	48,598	–	–	–
Other borrowings	13,465	1,079	11,264	668	454
Operating leases	307	205	102	–	–

Total obligations	$181,636	$113,173	$56,379	$11,630	$454

The other borrowings noted in the preceding table represent borrowings from the FHLB. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Company evaluates the liquidity and interest rate circumstances, at that time, to determine whether to pay off or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, the Company’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions and customer demand for the Company’s deposit product offerings.

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2015 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the other-than-temporary impairment of securities, allowance for loan losses, goodwill and the fair value of financial instruments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

As previously noted in the section entitled Allowance for Loan Losses, management performs analysis to assess the adequacy of its allowance for loan losses. This analysis encompasses a variety of factors including: the potential loss exposure for individually reviewed loans, the historical loss experience, the volume of nonperforming loans (i.e., loans in nonaccrual status or past due 90 days or more), the volume of loans past due, any significant changes in lending or loan review staff, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit and any legal, competitive or regulatory concerns.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

2015 FINANCIAL REVIEW

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

The Company groups financial assets and financial liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Level I valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. Level II valuations are for instruments that trade in less active dealer or broker markets and incorporate values obtained for identical or comparable instruments. Level III valuations are derived from other valuation methodologies, including discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level III valuations incorporate certain assumptions and projections in determining the fair value assigned to each instrument.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as prices of goods and services. The liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/ dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2015 and 2014. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared
March 31, 2015	$23.00	$21.50	$0.19	$520,487
June 30, 2015	27.00	22.26	0.19	520,487
September 30, 2015	25.50	23.95	0.19	520,487
December 31, 2015	24.74	23.90	0.19	520,487

March 31, 2014	$20.00	$18.85	$0.18	$492,594
June 30, 2014	20.50	19.10	0.18	492,675
September 30, 2014	20.37	19.64	0.19	520,288
December 31, 2014	22.00	20.00	0.19	520,487

As of December 31, 2015, the Company had 1,254 shareholders of record and 2,740,996 outstanding shares of common stock.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

Management is required by paragraph (c) of Rule 13a-15 of the Securities Exchange Act of 1934, as amended, to assess the effectiveness of our internal control over financial reporting as of each year-end. In making this assessment, management used the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2015. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2015.

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

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CSB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of CSB Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

March 3, 2016

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(Dollars in thousands, except share data)	2015	2014

ASSETS

Cash and cash equivalents

Cash and due from banks	$17,341	$15,310

Interest-earning deposits in other banks	20,931	28,613

Total cash and cash equivalents	38,272	43,923

Securities

Available-for-sale, at fair value	127,969	100,108

Held-to-maturity; fair value of $34,011 in 2015 and $38,950 in 2014	33,819	38,316

Restricted stock, at cost	4,614	4,614

Total securities	166,402	143,038

Loans held for sale	47	75

Loans	422,871	410,903

Less allowance for loan losses	4,662	4,381

Net loans	418,209	406,522

Premises and equipment, net	8,209	8,286

Core deposit intangible	504	629

Goodwill	4,728	4,728

Bank-owned life insurance	10,085	9,815

Accrued interest receivable and other assets	3,858	3,965

TOTAL ASSETS	$650,314	$620,981

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits

Noninterest-bearing	$151,549	$139,251

Interest-bearing	373,493	360,824

Total deposits	525,042	500,075

Short-term borrowings	48,598	46,627

Other borrowings	13,465	14,953

Accrued interest payable and other liabilities	1,943	1,876

Total liabilities	589,048	563,531

SHAREHOLDERS’ EQUITY

Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,740,996 shares in 2015 and 2,739,405 in 2014	18,629	18,629

Additional paid-in capital	9,846	9,884

Retained earnings	38,030	34,090

Treasury stock at cost – 239,606 shares in 2015 and 241,197 in 2014	(4,822)	(4,871)

Accumulated other comprehensive loss	(417)	(282)

Total shareholders’ equity	61,266	57,450

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$650,314	$620,981

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands, except per share data)	2015	2014	2013

INTEREST AND DIVIDEND INCOME

Loans, including fees	$18,548	$18,290	$17,963

Taxable securities	2,790	2,857	2,572

Nontaxable securities	563	466	513

Other	96	43	90

Total interest and dividend income	21,997	21,656	21,138

INTEREST EXPENSE

Deposits	1,081	1,166	1,720

Short-term borrowings	71	77	67

Other borrowings	415	486	468

Total interest expense	1,567	1,729	2,255

NET INTEREST INCOME	20,430	19,927	18,883

PROVISION FOR LOAN LOSSES	389	643	840

Net interest income, after provision for loan losses	20,041	19,284	18,043

NONINTEREST INCOME

Service charges on deposit accounts	1,203	1,269	1,349

Trust services	860	811	826

Debit card interchange fees	988	910	779

Securities gains	56	133	159

Gain on sale of loans, net	363	198	347

Earnings on bank-owned life insurance	270	264	253

Other income	684	665	605

Total noninterest income	4,424	4,250	4,318

NONINTEREST EXPENSES

Salaries and employee benefits	8,819	8,321	8,261

Occupancy expense	1,027	1,014	1,026

Equipment expense	663	715	719

Professional and director fees	830	725	628

Financial institutions and franchise tax	400	361	581

Marketing and public relations	419	378	395

Software expense	801	727	530

Debit card expense	413	421	291

Amortization of intangible assets	125	130	135

FDIC insurance expense	357	358	359

Net cost of operation of other real estate	–	–	9

Other expenses	1,942	1,932	1,914

Total noninterest expenses	15,796	15,082	14,848

Income before income taxes	8,669	8,452	7,513

FEDERAL INCOME TAX PROVISION	2,647	2,568	2,273

NET INCOME	$6,022	$5,884	$5,240

NET INCOME PER SHARE

Basic	$2.20	$2.15	$1.91

Diluted	$2.20	$2.15	$1.91

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)	2015	2014	2013

Net income	$6,022	$5,884	$5,240

Other comprehensive income (loss)

Unrealized gains (losses) arising during the period	(551)	1,612	(3,195)

Unrealized losses on held-to-maturity transfer	–	–	(1,931)

Amounts reclassified from accumulated other comprehensive income, held-to-maturity	403	301	255

Income tax effect	50	(651)	1,656

Reclassification adjustment for gains on available-for-sale securities included in net income	(56)	(133)	(159)

Income tax effect	19	45	54

Other comprehensive income (loss)	(135)	1,174	(3,320)

Total comprehensive income	$5,887	$7,058	$1,920

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE AT DECEMBER 31, 2012	$18,629	$9,974	$26,962	$(4,976)	$1,864	$52,453

Net income	–	–	5,240	–	–	5,240

Other comprehensive loss	–	–	–	–	(3,320)	(3,320)

Stock options exercised, 574 shares	–	(10)	–	18	–	8

Cash dividends declared, $0.72 per share	–	–	(1,970)	–	–	(1,970)

BALANCE AT DECEMBER 31, 2013	$18,629	$9,964	$30,232	$(4,958)	$(1,456)	$52,411

Net income	–	–	5,884	–	–	5,884

Other comprehensive income	–	–	–	–	1,174	1,174

Stock options exercised, 2,771 shares	–	(80)	–	87	–	7

Cash dividends declared, $0.74 per share	–	–	(2,026)	–	–	(2,026)

BALANCE AT DECEMBER 31, 2014	$18,629	$9,884	$34,090	$(4,871)	$(282)	$57,450

Net income	–	–	6,022	–	–	6,022

Other comprehensive loss	–	–	–	–	(135)	(135)

Stock options exercised, 1,591 shares	–	(38)	–	49	–	11

Cash dividends declared, $0.76 per share	–	–	(2,082)	–	–	(2,082)

BALANCE AT DECEMBER 31, 2015	$18,629	$9,846	$38,030	$(4,822)	$(417)	$61,266

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)	2015	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$6,022	$5,884	$5,240

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization of premises, equipment and software	916	928	779

Deferred income taxes	83	175	77

Provision for loan losses	389	643	840

Gain on sale of loans, net	(363)	(198)	(347)

Securities gains	(56)	(133)	(159)

Security amortization, net of accretion	575	361	456

Secondary market loan sale proceeds	12,414	6,506	12,393

Originations of secondary market loans held-for-sale	(12,083)	(6,383)	(12,106)

Bank-owned life insurance	(270)	(264)	(253)

Effects of changes in operating assets and liabilities:

Net deferred loan (fees) costs	(89)	(81)	(214)

Accrued interest receivable	(184)	45	(57)

Accrued interest payable	(4)	(12)	(39)

Other assets and liabilities	316	(308)	339

Net cash provided by operating activities	$7,666	$7,163	$6,949

CASH FLOWS FROM INVESTING ACTIVITIES

Securities:

Proceeds from repayments, available-for-sale	$39,187	$35,337	$36,200

Proceeds from repayments, held-to-maturity	14,834	9,273	1,211

Purchases, available-for-sale	(69,684)	(34,893)	(55,693)

Purchases, held-to-maturity	(10,000)	(3,000)	(8,135)

Proceeds from sale of securities, available-for-sale	1,576	2,483	4,309

Proceeds from redemption of restricted stock	–	849	–

Loan originations, net of repayments	(6,023)	(33,043)	(14,666)

Purchase of residential real estate loans	(5,964)	–	–

Proceeds from sale of other real estate	–	–	18

Property, equipment and software acquisitions	(611)	(427)	(1,526)

Purchase of bank-owned life insurance	–	–	(1,000)

Net cash used in investing activities	$(36,685)	$(23,421)	$(39,282)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)	2015	2014	2013

CASH FLOWS FROM FINANCING ACTIVITIES

Net change in deposits	$24,967	$19,151	$5,550

Net change in short-term borrowings	1,971	(2,044)	4,679

Proceeds from other borrowings	–	5,000	–

Repayment of other borrowings	(1,488)	(2,506)	(213)

Cash dividends paid	(2,082)	(2,026)	(1,970)

Proceeds from stock options exercised	–	7	8

Net cash provided by financing activities	$23,368	$17,582	$8,054

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,651)	1,324	(24,279)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	43,923	42,599	66,878

CASH AND CASH EQUIVALENTS AT END OF YEAR	$38,272	$43,923	$42,599

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:

Interest	$1,571	$1,750	$2,356

Income taxes	2,180	2,500	2,335

Noncash investing activities:

Transfer of securities from available-for-sale to held-to-maturity	–	–	38,930

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its sixteen Banking Centers located in Holmes, Tuscarawas, Wayne and Stark counties and in nearby Ohio communities. These communities are the source of substantially all deposit, loan and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential real estate, commercial real estate, commercial and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid with cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

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

CASH RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance at December 31, 2015 and 2014.

SECURITIES

At the time of purchase all securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). During 2013, approximately $39 million par value of U.S. Government agencies and mortgage-backed securities of government agencies were transferred from available-for-sale to held-to-maturity. At December 31, 2015, 20% of the total investment portfolio was classified as held-to-maturity. The volatility in interest rates that has occurred recently does not have as much impact on other comprehensive income as it would if the entire portfolio was included in the available-for sale category. Held-to-maturity securities are carried at their fair value on the date of transfer or at purchase value if security purchases are designated as held-to-maturity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.

Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to: the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the receipt of principal and interest according to the contractual terms, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability to hold the security is a review of the Company’s capital adequacy, interest rate risk position and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations and management’s intent and ability to hold the security requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income.

30

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments in FHLB and Federal Reserve Bank stock are classified as restricted stock, carried at cost, and evaluated for impairment. The Bank is required to maintain an investment in common stock of the FHLB and Federal Reserve Bank because the Bank is a member of the FHLB and the Federal Reserve System. We consider these stocks to be nonmarketable equity securities.

Federal Home Loan Bank of Cincinnati reported profits for 2015 and 2014, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and redeems its stock at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2015 or 2014.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, construction loans and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as are gains or losses upon sale and expenses related to maintenance of the properties. There was no other real estate owned at December 31, 2015 and 2014.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested at least annually for impairment in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. CSB uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2015 or 2014.

The core deposit intangible assets are assigned useful lives, which are amortized on an accelerated basis over their weighted average lives. The Company periodically reviews the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights (“MSRs”) represent the right to service loans for third-party investors. MSRs are recognized as a separate asset upon the sale of mortgage loans to a third-party investor with the servicing rights retained by CSB. Originated MSRs are recorded at allocated fair value at the time of the sale of the loans to the third-party investor. MSRs are amortized in proportion to and over the estimated period of net servicing income. MSRs are carried at amortized cost, less a valuation allowance for impairment, if any. MSRs are evaluated on a discounted earnings basis to determine the present value of future earnings of the underlying serviced mortgages. All assumptions are reviewed annually or more frequently, if necessary, and adjusted to reflect current and anticipated market conditions.

BANK-OWNED LIFE INSURANCE

The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheets and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, to be recorded as noninterest income.

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to secure those obligations. These repurchase agreements are not deposits and are not covered by federal deposit insurance.

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $229 thousand, $182 thousand and $175 thousand for the years ended 2015, 2014 and 2013, respectively.

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

STOCK-BASED COMPENSATION

The Company sponsored a stock-based compensation plan, administered by a committee. The incentive stock option plan expired in 2013. As of December 31, 2015, there was no unrecognized compensation cost related to unvested share-based compensation awards outstanding. All shares are vested. The Company recorded no stock-based compensation expense for 2015, 2014 or 2013.

The fair value of each option was amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. CSB estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. The model requires the use of numerous assumptions, many of which are highly subjective in nature. There were no option grants for the years ended December 31, 2015 and 2014.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains and losses in net income. Although certain changes in assets and liabilities such as unrealized gains and losses on available-for-sale securities are reported as a separate component of the equity section of the Consolidated Balance Sheets, these items along with net income are components of comprehensive income.

32

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2015	2014	2013

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(241,132)	(242,966)	(244,129)

Total weighted average common shares outstanding (basic)	2,739,470	2,737,636	2,736,473
Dilutive effect of assumed exercise of stock options	2,638	1,442	2,004

Weighted average common shares outstanding (diluted)	2,742,108	2,739,078	2,738,477

Dividends per share are based on the number of shares outstanding at the declaration date.

There were no stock options that were antidilutive at December 31, 2015. Options to purchase an aggregate of 5,952 and 11,904 common shares were outstanding at December 31, 2015 and 2014.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2014, the FASB issued ASU 2014-04, Receivables (Topic 310): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The ASU clarifies that an in substance repossession or foreclosure occurs upon either the creditor obtaining legal title to the residential real estate property or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments were effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The Company has included the disclosures related to this Update in Note 3.

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

In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. For repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. The amendments also require enhanced disclosures. The accounting changes in this Update are effective for the first interim or annual period beginning after December 15, 2014. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. Earlier application is prohibited. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014. The disclosure for repurchase agreements, securities lending transactions and repurchase-to-maturity transactions accounted for as secured borrowings is required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The disclosures are not required to be presented for comparative periods before the effective date. The Company has included the disclosures related to this Update in Note 7.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

In April 2015, the FASB issued ASU 2015-05, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), as part of its initiative to reduce complexity in accounting standards. This guidance will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The amendments in this Update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public business entities, the FASB decided that the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for all entities. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The amendments in this Update represent changes to clarify the FASB Accounting Standards Codification (“Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update make targeted improvements to GAAP including, but not limited to, requiring an entity to measure its equity investments (i.e., investment that are not accounted for using equity method of accounting or are consolidated) with changes in the fair value recognized in the income statement, requiring an entity to present separately in OCI the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments (i.e., FVO liability), requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, and eliminating some of the disclosures required by the existing GAAP while requiring entities to present and disclose some additional information. The new guidance is effective for the fiscal period beginning after December 15, 2017, including interim periods within those fiscal years. An entity may, however, choose to adopt the requirement to present separately the credit mark on FVO liability earlier at the beginning of any fiscal year if the financial statements for the fiscal year or interim periods have not been issued. An entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consist of the following at December 31:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

2015
Available-for-sale
U.S. Treasury security	$1,002	$–	$2	$1,000
U.S. Government agencies	18,239	5	126	18,118
Mortgage-backed securities of government agencies	62,930	527	278	63,179
Other mortgage-backed securities	104	–	–	104
Asset-backed securities of government agencies	1,464	–	72	1,392
State and political subdivisions	24,924	418	41	25,301
Corporate bonds	18,912	7	108	18,811
Equity securities	53	11	–	64

Total available-for-sale	127,628	968	627	127,969
Held-to-maturity
U.S. Government agencies	15,586	312	46	15,852
Mortgage-backed securities of government agencies	18,233	81	155	18,159

Total held-to-maturity	33,819	393	201	34,011
Restricted stock	4,614	–	–	4,614

Total securities	$166,061	$1,361	$828	$166,594

2014
Available-for-sale
U.S. Treasury security	$1,004	$–	$4	$1,000
U.S. Government agencies	25,228	6	155	25,079
Mortgage-backed securities of government agencies	47,696	730	79	48,347
Other mortgage-backed securities	139	2	–	141
Asset-backed securities of government agencies	2,606	3	5	2,604
State and political subdivisions	17,878	433	44	18,267
Corporate bonds	4,503	40	1	4,542
Equity securities	106	22	–	128

Total available-for-sale	99,160	1,236	288	100,108
Held-to-maturity
U.S. Government agencies	16,343	294	2	16,635
Mortgage-backed securities of government agencies	21,973	398	56	22,315

Total held-to-maturity	38,316	692	58	38,950
Restricted stock	4,614	–	–	4,614

Total securities	$142,090	$1,928	$346	$143,672

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$12,299	$12,308
Due after one through five years	22,297	22,359
Due after five through ten years	25,090	25,178
Due after ten years	67,889	68,060

Total debt securities available-for-sale	$127,575	$127,905

Held-to-maturity
Due in one year or less	$–	$–
Due after one through five years	–	–
Due after five through ten years	11,786	11,892
Due after ten years	22,033	22,119

Total debt securities held-to-maturity	$33,819	$34,011

Securities with a market value of approximately $94.3 million and $88.4 million were pledged at December 31, 2015 and 2014, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million at December 31, 2015 and 2014, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2015 and 2014.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2015, 2014 and 2013.

(Dollars in thousands)	2015	2014	2013

Proceeds	$1,576	$2,483	$4,309

Realized gains	$56	$133	$159
Realized losses	–	–	–

Net securities gains	$56	$133	$159

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

Securities in a Continuous Unrealized Loss Position

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2015
Available-for-sale
U.S. Treasury security	$2	$1,000	$–	$–	$2	$1,000
U.S. Government agencies	67	9,172	59	4,941	126	14,113
Mortgage-backed securities of government agencies	278	20,231	–	–	278	20,231
Asset-backed securities of government agencies	72	1,392	–	–	72	1,392
State and political subdivisions	33	2,652	8	1,120	41	3,772
Corporate bonds	108	15,282	–	–	108	15,282
Held-to-maturity
U.S. Government agencies	46	5,954	–	–	46	5,954
Mortgage-backed securities of government agencies	155	12,994	–	–	155	12,994

Total temporarily impaired securities	$761	$68,677	$67	$6,061	$828	$74,738

2014
Available-for-sale
U.S. Treasury security	$4	$1,000	$–	$–	$4	$1,000
U.S. Government agencies	12	5,188	143	5,856	155	11,044
Mortgage-backed securities of government agencies	40	6,348	39	4,939	79	11,287
Asset-backed securities of government agencies	5	1,603	–	–	5	1,603
State and political subdivisions	13	1,300	31	1,416	44	2,716
Corporate bonds	1	499	–	–	1	499
Held-to-maturity
U.S. Government agencies	2	998	–	–	2	998
Mortgage-backed securities of government agencies	–	–	56	9,265	56	9,265

Total temporarily impaired securities	$77	$16,936	$269	$21,476	$346	$38,412

There were fifty-eight (58) securities in an unrealized loss position at December 31, 2015, nine (9) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2015.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consist of the following at December 31:

(Dollars in thousands)	2015	2014

Commercial	$123,143	$123,813
Commercial real estate	148,775	139,695
Residential real estate	125,775	121,684
Construction & land development	15,452	17,446
Consumer	9,268	7,913

Total loans before deferred costs	422,413	410,551
Deferred loan costs	458	352

Total loans	$422,871	$410,903

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

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2015 and 2014, approximately 76% and 77%, respectively of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

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

38

2015 Annual Report to Shareholders | CSB Bancorp, Inc.

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

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2015 and 2014, there were no concentrations of loans to any single industry.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2015, 2014 and 2013. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2015, the increase in the provision for loan losses related to commercial loans was primarily due to an increase in the specific allowance related to impaired loans in this category. The decrease in the provision related to commercial real estate loans was due to the improved credit quality of loans in this category. The increase in the provision related to residential real estate loans was due to the increase in net charge-offs of loans in this category as well as the increase in loan volume.

During 2014, the increase in the provision for loan losses related to commercial loans was primarily due to the increase in the historical loss rate of loans in this category. The increase in the provision related to commercial real estate loans was affected by an increase in loan balances, offset by a decrease in impaired loans. The decrease in the provision related to residential real estate loans was affected by the decrease in the specific allocation amounts related to impaired residential real estate loans, as well as a decrease in the historical loss rates of the loans in this category. The decrease in the provision related to construction and consumer loans was due to the decrease in the historical loss rates in both of these categories.

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2015
Beginning balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381
Provision for loan losses	285	(205)	161	(19)	62	105	389
Charge-offs	(109)	(61)	(132)	–	(46)		(348)
Recoveries	199	13	18	–	10		240

Net charge-offs	90	(48)	(114)	–	(36)		(108)

Ending balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662

December 31, 2014
Beginning balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085
Provision for loan losses	1,047	23	(164)	(36)	(34)	(193)	643
Charge-offs	(1,005)	(379)	(27)	–	(11)		(1,422)
Recoveries	28	8	25	–	14		75

Net charge-offs	(977)	(371)	(2)	–	3		(1,347)

Ending balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381

December 31, 2013
Beginning balance	$933	$1,902	$1,096	$253	$76	$320	$4,580
Provision for loan losses	451	78	173	(75)	13	200	840
Charge-offs	(190)	(108)	(82)	–	(48)		(428)
Recoveries	25	–	18	–	50		93

Net charge-offs	(165)	(108)	(64)	–	2		(335)

Ending balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
2015
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$299	$64	$26	$–	$–	$–	$389
Collectively evaluated for impairment	1,365	1,207	1,060	123	86	432	4,273

Total ending allowance balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662

Loans:
Loans individually evaluated for impairment	$6,127	$1,064	$1,533	$–	$–		$8,724
Loans collectively evaluated for impairment	117,016	147,711	124,242	15,452	9,268		413,689

Total ending loans balance	$123,143	$148,775	$125,775	$15,452	$9,268		$422,413

2014
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$–	$109	$75	$–	$–	$–	$184
Collectively evaluated for impairment	1,289	1,415	964	142	60	327	4,197

Total ending allowance balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381

Loans:
Loans individually evaluated for impairment	$5,922	$1,679	$1,612	$–	$–		$9,213
Loans collectively evaluated for impairment	117,891	138,016	120,072	17,446	7,913		401,338

Total ending loans balance	$123,813	$139,695	$121,684	$17,446	$7,913		$410,551

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
2015
Commercial	$6,541	$5,832	$301	$6,133	$299	$5,972	$230
Commercial real estate	1,265	670	393	1,063	64	1,420	18
Residential real estate	1,689	967	568	1,535	26	1,671	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$9,495	$7,469	$1,262	$8,731	$389	$9,063	$309

2014
Commercial	$7,011	$5,889	$37	$5,926	$–	$6,739	$208
Commercial real estate	1,836	950	728	1,678	109	2,723	90
Residential real estate	1,721	885	730	1,615	75	1,796	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$10,568	$7,724	$1,495	$9,219	$184	$11,258	$359

2013
Commercial	$5,595	$7	$5,580	$5,587	$241	$4,185	$182
Commercial real estate	3,540	563	2,658	3,221	331	3,650	163
Residential real estate	2,001	337	1,510	1,847	212	1,315	41
Construction & land development	–	–	–	–	–	21	2

Total impaired loans	$11,136	$907	$9,748	$10,655	$784	$9,171	$388

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans

2015

Commercial	$122,760	$34	$172	$–	$177	$383	$123,143
Commercial real estate	147,920	–	59	–	796	855	148,775
Residential real estate	124,408	486	173	105	603	1,367	125,775
Construction & land development	15,452	–	–	–	–	–	15,452
Consumer	9,105	163	–	–	–	163	9,268

Total loans	$419,645	$683	$404	$105	$1,576	$2,768	$422,413

2014

Commercial	$122,283	$362	$96	$1	$1,071	$1,530	$123,813
Commercial real estate	137,683	174	104	–	1,734	2,012	139,695
Residential real estate	120,025	424	92	280	863	1,659	121,684
Construction & land development	17,431	–	15	–	–	15	17,446
Consumer	7,798	73	42	–	–	115	7,913

Total loans	$405,220	$1,033	$349	$281	$3,668	$5,331	$410,551

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $7.6 million as of December 31, 2015, with $26 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2014, the Company had TDRs of $6.8 million, with $88 thousand of specific reserves allocated. At December 31, 2015, $7.2 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $425 thousand were classified as nonaccrual.

Loan modifications that are considered TDRs completed during the year ended December 31:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

2015

Commercial	1	$148	$148
Residential real estate	5	307	307

Total restructured loans	6	$455	$455

2014

Residential real estate	1	$84	$84

Total restructured loans	1	$84	$84

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. There was one residential real estate loan of $55 thousand that was restructured in 2014 that has subsequently defaulted in 2015. None of the loans that were restructured in 2013 have subsequently defaulted in the year ended December 31, 2014.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Real Estate Loans in Foreclosure

The Company held no foreclosed real estate as of December 31, 2015 or December 31, 2014. Mortgage loans in the process of foreclosure were $89 thousand at December 31, 2015 and $139 thousand at December 31, 2014.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes commercial loans individually by classifying the loans as to credit risk. This analysis includes commercial loans with an outstanding balance greater than $300 thousand. This analysis is performed on an annual basis. The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass (Acceptable, Low Acceptable or Pass Watch) may exhibit a wide array of characteristics but at a minimum represent an acceptable risk to the Bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales and earnings trends, acceptable liquidity and adequate cash flow. Loans are considered fully collectable and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $300 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class is as follows at December 31:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Not Rated	Total

2015

Commercial	$112,229	$3,100	$7,044	$–	$770	$123,143
Commercial real estate	141,621	2,742	3,150	–	1,262	148,775
Residential real estate	190	–	213	–	125,372	125,775
Construction & land development	11,015	944	–	–	3,493	15,452
Consumer	–	–	–	–	9,268	9,268

Total	$265,055	$6,786	$10,407	$–	$140,165	$422,413

2014

Commercial	$112,467	$3,809	$6,690	$–	$847	$123,813
Commercial real estate	129,792	4,898	3,634	–	1,371	139,695
Residential real estate	209	–	39	–	121,436	121,684
Construction & land development	13,889	1,579	–	–	1,978	17,446
Consumer	–	–	–	–	7,913	7,913

Total	$256,357	$10,286	$10,363	$–	$133,545	$410,551

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2015

Commercial	$770	$–	$770
Commercial real estate	1,262	–	1,262
Residential real estate	124,700	672	125,372
Construction & land development	3,493	–	3,493
Consumer	9,268	–	9,268

Total	$139,493	$672	$140,165

2014

Commercial	$847	$–	$847
Commercial real estate	1,371	–	1,371
Residential real estate	120,332	1,104	121,436
Construction & land development	1,978	–	1,978
Consumer	7,913	–	7,913

Total	$132,441	$1,104	$133,545

Mortgage Servicing Rights

For the years ended December 31, 2015 and 2014, the Company had outstanding mortgage servicing rights (“MSRs”) of $246 thousand and $222 thousand, respectively. No valuation allowance was recorded at December 31, 2015 or 2014 as the fair value of the MSRs exceeded their carrying value. On December 31, 2015, the Company had $59.9 million residential mortgage loans with servicing retained as compared to $55.5 million with servicing retained at December 31, 2014.

Total loans serviced for others approximated $76.3 million and $70.6 million at December 31, 2015 and 2014, respectively.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31:

(Dollars in thousands)	2015	2014

Land and improvements	$1,559	$1,489

Buildings and improvements	9,702	9,665

Furniture and equipment	8,031	7,567

Leasehold improvements	260	260

	19,552	18,981

Accumulated depreciation	11,343	10,695

Premises and equipment, net	$8,209	$8,286

The Bank leases certain office locations. Total rental expense under these leases approximated $301 thousand, $299 thousand, and $298 thousand in 2015, 2014 and 2013, respectively. Depreciation expense amounted to $660 thousand, $653 thousand and $625 thousand for the years ended December 31, 2015, 2014 and 2013, respectively.

Future minimum lease payments at December 31, 2015 were as follows:

(Dollars in thousands)

2016	$205

2017	67

2018	35

Total	$307

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2015, 2014 or 2013. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $125 thousand, $130 thousand and $135 thousand in 2015, 2014 and 2013, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2015	2014	2013

Gross carrying amount	$1,251	$1,251	$1,251

Accumulated amortization	(747)	(622)	(492)

Net carrying amount	$504	$629	$759

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2015 is as follows:

(Dollars in thousands)	Core Deposit Amortization

2016	$121

2017	116

2018	101

2019	63

2020	59

Thereafter	44

$504

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 are as follows:

(Dollars in thousands)	2015	2014

Demand	$86,472	$77,725

Savings	167,755	155,336

Time deposits:

In excess of $250,000	13,834	13,191

Other	105,432	114,572

Total interest-bearing deposits	$373,493	$360,824

At December 31, 2015, stated maturities of time deposits were as follows:

(Dollars in thousands)

2016	$63,291

2017	24,210

2018	20,803

2019	7,279

2020	3,683

Total	$119,266

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2015	2014

Balance at year-end	$48,598	$46,627

Average balance outstanding	51,571	51,855

Maximum month-end balance	54,462	63,717

Weighted-average rate at year-end	0.14%	0.14%

Weighted-average rate during the year	0.14	0.15

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous

(Dollars in thousands)	December 31, 2015	December 31, 2014

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 48,791	$ 46,842

Repurchase agreements	48,598	46,627

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2015	2014

Fixed-rate	12/20/17	12/21/17	3.61%	3.48%	3.73%	$10,000	$10,000

Fixed-rate amortizing	1/1/15	4/1/24	1.56	1.16	7.15	3,465	4,953

						$13,465	$14,953

Maturities of other borrowings at December 31, 2015, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2016	$1,079	1.58%

2017	10,730	3.44

2018	534	1.16

2019	389	1.16

2020 and beyond	733	1.16

	$13,465	3.01%

Monthly principal and interest payments, as well as 10% - 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2015 the Company has the capacity to borrow an additional $51.6 million from the FHLB.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

(Dollars in thousands)	2015	2014	2013

Current	$2,564	$2,393	$2,196

Deferred	83	175	77

Total income tax provision	$2,647	$2,568	$2,273

The income tax provision attributable to income from operations differs from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2015	2014	2013

Expected provision using statutory federal income tax rate	$2,947	$2,874	$2,554

Tax-exempt income on state and municipal securities and political subdivision loans	(216)	(188)	(203)

Interest expense associated with carrying certain state and municipal securities and political subdivision loans	4	4	6

Tax-exempt income on bank-owned life insurance	(92)	(90)	(86)

Other	4	(32)	2

Total income tax provision	$2,647	$2,568	$2,273

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are as follows:

(Dollars in thousands)	2015	2014

Allowance for loan losses	$1,743	$1,648

Net operating loss carryforward	213	341

Unrealized loss on securities available-for-sale	215	145

Other	41	41

Deferred tax assets	2,212	2,175

Premises and equipment	(359)	(374)

Federal Home Loan Bank stock dividends	(609)	(609)

Deferred loan fees	(326)	(282)

Prepaid expenses	(193)	(159)

Other	(361)	(374)

Deferred tax liabilities	(1,848)	(1,798)

Net deferred tax asset	$364	$377

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

The Company has a net operating loss tax carryforward of approximately $626 thousand, as of December 31, 2015. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax year 2026.

The Company recognized the benefit of a capital loss carryforward due to expire in 2014 with the redemption of Federal Home Loan stock in 2014. The valuation allowance for the capital loss carryforward was reversed during 2014. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2012.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 2.75% of each eligible participant’s compensation in 2015, 2014 and 2013, respectively. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $304 thousand, $269 thousand and $284 thousand for 2015, 2014 and 2013, respectively.

The Company maintains a stock option plan. No stock options were granted during the three years presented.

The following table summarizes stock options activity for the years ended December 31:

		2015			2014			2013

	Shares		Weighted Average Exercise Price	Shares		Weighted Average Exercise Price	Shares		Weighted Average Exercise Price

Outstanding at beginning of year	11,904		$ 18.00	30,760		$ 17.90	31,760		$ 17.85

Granted	–		–	–		–	–		–

Exercised	(5,952)		(18.00)	(18,856)		(17.84)	(1,000)		(16.10)

Forfeited	–			–			–		–

Outstanding at end of year	5,952		18.00	11,904		18.00	30,760		17.90

Options exercisable at year-end	5,952		$ 18.00	11,904		$ 18.00	30,760		$ 17.90

Weighted-average fair value of options granted during year			N/A			N/A			N/A

Options outstanding at December 31, 2015 were as follows:

	Outstanding

Exercise Price	Number	Weighted Average Remaining Contractual Life (Years)	Number	Weighted Average Exercise Price

$ 18.00	5,952	0.23	5,952	$ 18.00

The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $39 thousand and $48 thousand at December 31, 2015 and 2014, respectively. There were no share awards vested in 2015, 2014 or 2013.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2015	2014

Commitments to extend credit	$ 136,293	$ 126,387

Letters of credit	1,937	1,778

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

Letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third-party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2015 expire in 2016. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company requires collateral supporting these commitments when deemed appropriate.

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are granted by the Company to executive officers, directors and their related business interests consistent with Federal Reserve Regulation O.

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2015	2014

Balance at beginning of year	$4,417	$5,092

New loans and advances	69	72

Repayments, including loans sold	148	747

Changes in related parties[1]	(3,843)	–

Balance at end of year	$791	$4,417

1The adjustment made in 2015 relates to the retirement of a director.

Deposits from executive officers, directors and their related business interests at December 31, 2015 and 2014 were approximately $2.5 million and $10.4 million.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total capital, Tier 1 capital and Common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2015 and 2014 that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1 and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2015

Total capital to risk-weighted assets

Consolidated	$ 61,210	13.5%	$ 36,226	8.0%	$ 45,283	10.0%

Bank	60,151	13.3	36,216	8.0	45,270	10.0

Tier 1 capital to risk-weighted assets

Consolidated	56,540	12.5	27,170	6.0	36,226	8.0

Bank	55,481	12.3	27,162	6.0	36,216	8.0

Common equity Tier 1 capital to risk-weighted assets

Consolidated	56,540	12.5	20,377	4.5	29,434	6.5

Bank	55,481	12.3	20,371	4.5	29,425	6.5

Tier 1 capital to average assets

Consolidated	56,540	8.7	25,871	4.0	32,338	5.0

Bank	55,481	8.6	25,865	4.0	32,332	5.0

2014

Total capital to risk-weighted assets

Consolidated	$ 56,742	13.6%	$ 33,488	8.0%	$ 41,861	10.0%

Bank	55,731	13.3	33,464	8.0	41,830	10.0

Tier 1 capital to risk-weighted assets

Consolidated	52,353	12.5	16,744	4.0	25,116	6.0

Bank	51,342	12.3	16,732	4.0	25,098	6.0

Tier 1 capital to average assets

Consolidated	52,353	8.5	24,602	4.0	30,753	5.0

Bank	51,342	8.4	24,597	4.0	30,746	5.0

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2016, the Bank could dividend $10.6 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 follows:

(Dollars in thousands)	2015	2014

CONDENSED BALANCE SHEETS
ASSETS

Cash deposited with subsidiary bank	$790	$699

Investment in subsidiary bank	60,201	56,424

Securities available-for-sale	64	128

Other assets	218	199

TOTAL ASSETS	$61,273	$57,450

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total liabilities	$7	$–

Total shareholders’ equity	61,266	57,450

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,273	$57,450

(Dollars in thousands)	2015	2014	2013

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

Interest on securities	$2	$2	$2

Dividends from subsidiary	2,400	2,400	2,400

Securities gains	35	–	–

Total income	2,437	2,402	2,402

Operating expenses	465	312	356

Income before taxes and undistributed equity income of subsidiary	1,972	2,090	2,046

Income tax benefit	(146)	(141)	(121)

Equity earnings in subsidiary, net of dividends	3,904	3,653	3,073

NET INCOME	$6,022	$5,884	$5,240

COMPREHENSIVE INCOME	$5,887	$7,058	$1,920

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2015	2014	2013

CONDENSED STATEMENTS OF CASH FLOWS

Cash flows from operating activities:

Net income	$6,022	$5,884	$5,240

Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(3,904)	(3,653)	(3,073)

Securities gain	(35)	–	–

Change in other assets, liabilities	2	(111)	42

Net cash provided by operating activities	2,085	2,120	2,209

Cash flows from investing activities:

Purchase of investment securities	–	–	(37)

Proceeds from sale of securities	88	–	–

Net cash provided by (used in) investing activities	88	–	(37)

Cash flows from financing activities:

Cash dividends paid	(2,082)	(2,026)	(1,970)

Cash received from exercise of stock options	–	7	8

Net cash used in financing activities	(2,082)	(2,019)	(1,962)

Increase in cash	91	101	210

Cash at beginning of year	699	598	388

Cash at end of year	$790	$699	$598

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

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2015 and December 31, 2014, by level within the fair value hierarchy. No liabilities are carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities and obligations of states and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:		December 31, 2015

Securities available-for-sale
U.S. Treasury security	$1,000	$–	$–	$1,000
U.S. Government agencies	–	18,118	–	18,118
Mortgage-backed securities of government agencies	–	63,179	–	63,179
Other mortgage-backed securities	–	104	–	104
Asset-backed securities of government agencies	–	1,392	–	1,392
State and political subdivisions	–	25,301	–	25,301
Corporate bonds	–	18,811	–	18,811

Total debt securities	1,000	126,905	–	127,905
Equity securities	64	–	–	64

Total available-for-sale securities	$1,064	$126,905	$–	$127,969

Assets:		December 31, 2014

Securities available-for-sale
U.S. Treasury security	$1,000	$–	$–	$1,000
U.S. Government agencies	–	25,079	–	25,079
Mortgage-backed securities of government agencies	–	48,347	–	48,347
Other mortgage-backed securities	–	141	–	141
Asset-backed securities of government agencies	–	2,604	–	2,604
State and political subdivisions	–	18,267	–	18,267
Corporate bonds	–	4,542	–	4,542

Total debt securities	1,000	98,980	–	99,980
Equity securities	128	–	–	128

Total available-for-sale securities	$1,128	$98,980	$–	$100,108

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2015 and December 31, 2014, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis	December 31, 2015
Impaired loans	$–	$ – $ 8,335		$8,335

Assets measured on a nonrecurring basis	December 31, 2014
Impaired loans	$–	$ – $ 9,029		$9,029

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements

(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

December 31, 2015

Impaired loans	$ 7,256	Discounted cash flow	Remaining term Discount rate	2 mos to 29.5 yrs / (55 mos) 3.1% to 8.3% / (4.3%)

	1,079	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	–20% to –25% (–26%) –10%

December 31, 2014
Impaired loans	$ 6,539	Discounted cash flow	Remaining term Discount rate	2 mos to 28 yrs / (62 mos) 3.1% to 8.3% / (4.6%)

	2,490	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	–20% to –25% (–24%) –10%

1Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.

2Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 are as follows:

	2015

(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$ 38,272	$38,272	$–	$–	$38,272
Securities available-for-sale	127,969	1,064	126,905	–	127,969
Securities held-to-maturity	33,819	–	34,011	–	34,011
Restricted stock	4,614	4,614	–	–	4,614
Loans held for sale	47	47	–	–	47
Net loans	418,209	–	–	420,181	420,181
Bank-owned life insurance	10,085	10,085	–	–	10,085
Accrued interest receivable	1,513	1,513	–	–	1,513
Mortgage servicing rights	246	–	–	246	246
Financial liabilities
Deposits	$ 525,042	$405,776	$–	$119,867	$525,643
Short-term borrowings	48,598	48,598	–	–	48,598
Other borrowings	13,465	–	–	13,667	13,667
Accrued interest payable	80	80	–	–	80

	2014

(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$ 43,923	$43,923	$–	$–	$43,923
Securities available-for-sale	100,108	1,128	98,980	–	100,108
Securities held-to-maturity	38,316	–	38,950	–	38,950
Restricted stock	4,614	4,614	–	–	4,614
Loans held for sale	75	75	–	–	75
Net loans	406,522	–	–	411,168	411,168
Bank-owned life insurance	9,815	9,815	–	–	9,815
Accrued interest receivable	1,329	1,329	–	–	1,329
Mortgage servicing rights	222	–	–	222	222
Financial liabilities
Deposits	$ 500,075	$372,312	$–	$128,445	$500,757
Short-term borrowings	46,627	46,627	–	–	46,627
Other borrowings	14,953	–	–	15,348	15,348
Accrued interest payable	84	84	–	–	84

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

The Company also had unrecognized financial instruments at December 31, 2015 and 2014. These financial instruments relate to commitments to extend credit and letters of credit. The aggregated contract amount of such financial instruments was approximately $138.2 million at December 31, 2015 and $128.2 million at December 31, 2014. Such amounts are also considered to be the estimated fair values.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2015 and 2014.

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item in the Consolidated Statements of Income

Balance as of December 31, 2014	$(427)	$145	$(282)

Unrealized holding loss on available-for-sale securities arising during the period	(551)	187	(364)

Amount reclassified for net gains included in net income	(56)	19	(37)	(a) (b)

Amortization of held-to-maturity discount resulting from transfer	403	(137)	266

Total other comprehensive loss	(204)	69	(135)

BALANCE AS OF DECEMBER 31, 2015	$(631)	$214	$(417)

Balance as of December 31, 2013	$(2,207)	$751	$(1,456)

Unrealized holding gain on available-for-sale securities arising during the period	1,612	(549)	1,063

Amount reclassified for net gains included in net income	(133)	45	(88)	(a) (b)

Amortization of held-to-maturity discount resulting from transfer	301	(102)	199

Total other comprehensive income	1,780	(606)	1,174

BALANCE AS OF DECEMBER 31, 2014	$(427)	$145	$(282)

(a) Securities gain, net.

(b) Federal income tax provision.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2015
First quarter	$ 5,407	$ 5,014	$ 1,342	$ 0.49	$ 0.49
Second quarter	5,568	5,175	1,517	0.55	0.55
Third quarter	5,463	5,068	1,556	0.57	0.57
Fourth quarter	5,559	5,173	1,607	0.59	0.59

2014
First quarter	$ 5,336	$ 4,898	$ 1,416	$ 0.52	$ 0.52
Second quarter	5,484	5,045	1,522	0.55	0.55
Third quarter	5,435	4,997	1,507	0.55	0.55
Fourth quarter	5,401	4,987	1,439	0.53	0.53

2013
First quarter	$ 5,300	$ 4,692	$ 1,362	$ 0.50	$ 0.50
Second quarter	5,173	4,592	1,247	0.45	0.45
Third quarter	5,235	4,677	1,407	0.51	0.51
Fourth quarter	5,430	4,922	1,224	0.45	0.45

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

STEVEN R. BAILEY

Executive Vice President,

Chief Operations Officer,

Chief Information Officer

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager,

Marketing & Public Relations

PAMELA L. BROMUND

Assistant Vice President,

Loan Operations Supervisor

WENDY D. BROWN

Assistant Vice President,

Project Manager

C. DAWN BUTLER

Vice President,

Regional Bank Manager

BEVERLY A. CARR

Operations Officer,

Bank Operations Manager

COLBY CHAMBERLIN

Vice President,

Commercial Banker

DALE J. CLINTON

Vice President,

Internal Auditor

PEGGY L. CONN

Corporate Secretary

CHRISTOPHER J. DELATORE

Vice President,

Commercial Banker

DAVID J. DOLAN

Vice President,

Retail Lending Manager

CYNTHIA A. FERRY

Assistant Vice President,

Banking Center Manager

PAULA S. FOY

Vice President,

Compliance Officer/BSA Officer

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Vice President,

Senior Information Officer

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Assistant Vice President,

Commercial Banker

KENDRA E. GUNDRUM

Officer,

Banking Center Manager

AMI K. HAMMOND

Officer,

Banking Center Manager

MARC R. HARVEY

Assistant Vice President,

Training Manager

BENJAMIN J. HERSHBERGER

Officer,

Banking Center Manager

MARIE HULL-GREEN

Vice President,

Trust Officer

JASON B. HUMMEL

Vice President,

Commercial Banker

JULIE A. JONES

Vice President,

Director of Human Resources

STEPHEN K. KILPATRICK

First Vice President,

Senior Credit Officer

KEVIN J. MCALLISTER

Vice President,

Trust Officer

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

JASON R. MCCULLOCH

Vice President,

Brokerage Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

A. LEE MILLER

Vice President,

Cash Management & Special

Projects, CRA Officer

EDWARD J. MILLER

Vice President,

Operation Services Manager,

Security

MOLLY M. MOHR

Assistant Vice President,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

TODD R. NICOLAS

Vice President,

Commercial Banker

SHAWN E. OSWALD

Vice President,

Information Technology Director,

OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Loan Officer

MELANIE S. RABER

Officer,

Commercial Loan

Documentation Supervisor

THOMAS S. RUMBAUGH

Vice President,

Trust Officer

LISA M. SCHONAUER

Assistant Vice President,

Banking Center Manager

REBECCA J. SHULTZ

Assistant Vice President,

Loan Officer

BUD STEBBINS

First Vice President,

Senior Loan Officer

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Banker

ERIC D. STROUSE

Vice President,

Commercial Banker

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

JENNIFER M. THORPE

Assistant Vice President,

Senior Credit Analyst

WILLIAM R. TINLIN

Vice President,

Recovery, Right to Financial

Privacy Officer

BRIAN D. TROYER

Vice President,

Trust Officer

ALICIA R. WALLACE

Vice President,

Commercial Banker

MICHAEL D. WORKMAN

Vice President,

Mortgage Loan Officer,

Small Business Lender

CRYSTAL R. YODER

Operations Officer

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

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

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330-674-9015

800-654-9015

The annual meeting of shareholders is scheduled to be held on Wednesday, April 27, 2016 at 7:00 p.m. at the Carlisle Inn in Walnut Creek, Ohio.

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

BANKING CENTER INFORMATION
THE COMMERCIAL & SAVINGS BANK
INFORMATION & CUSTOMER SERVICE
24 HOUR ONLINE PHONE BANKING
24 HOUR ONLINE BANKING, BILLPAY & MOBILE
LOAN SERVICES 91 North Clay Street, Millersburg
OPERATIONS CENTER 91 North Clay Street, Millersburg
INVESTMENT SERVICES 91 South Clay Street, Millersburg
TRUST SERVICES 91 North Clay Street, Millersburg
TRUST SERVICES 305 West Liberty Street, Wooster
CSB BANKING CENTERS
HOLMES REGION
BERLIN BANKING CENTER 4587 S.R. 39, Berlin (Drive-Up ATM)
CHARM BANKING CENTER 4440 C.R. 70, Charm (Walk-Up ATM)
MILLERSBURG CLINTON COMMONS BANKING CENTER 2102 Glen Drive, Millersburg (Drive-Up ATM)
MILLERSBURG SOUTH CLAY BANKING CENTER 91 South Clay Street, Millersburg (Drive-Up ATM)
WALNUT CREEK BANKING CENTER 4980 Olde Pump Street, Walnut Creek (Walk-Up ATM)
WINESBURG BANKING CENTER 2225 U.S. 62, Winesburg (Drive-Up ATM)
TUSCARAWAS & STARK REGION
GNADENHUTTEN BANKING CENTER 100 South Walnut Street, Gnadenhutten (Drive-Up ATM)
NEW PHILADELPHIA BANKING CENTER 635 West High Avenue, New Philadelphia (Drive-Up ATM)
NORTH CANTON BANKING CENTER 1210 North Main Street, North Canton (Drive-Up ATM)
SUGARCREEK BANKING CENTER 127 South Broadway, Sugarcreek (Drive-Up ATM)
WAYNE REGION
ORRVILLE AREA BANKING CENTER 461 Wadsworth Road, Orrville (Drive-Up ATM)
ORRVILLE HIGH STREET BANKING CENTER 330 West High Street, Orrville (Drive-Up ATM)
SHREVE BANKING CENTER 333 West South Street, Shreve (Drive-Up ATM)
WOOSTER DOWNTOWN BANKING CENTER* 305 West Liberty Street, Wooster (Drive-Up ATM)
WOOSTER MILLTOWN BANKING CENTER 3562 Commerce Parkway, Wooster (Drive-Up ATM)
Member FDIC EQUAL HOUSING LENDER
330-674-9015 or 1-800-654-9015
330-674-2720 or 1-888-438-2720
www.csb1.com
330-674-9015 or 1-800-654-9015
330-674-9015
330-674-2397
Holmes, Stark & Tuscarawas Counties 330-674-2397
Wayne County 330-263-1955
330-893-3565
330-893-3323
330-674-2265
330-674-0687
330-893-2961
330-359-5543
740-254-4313
330-308-4867
330-497-0839
330-852-4444
330-682-8000
330-682-8001
330-567-2226
330-263-1955
330-345-2031
* Relocating to 405 East Liberty Street, Wooster in May 2016.
G S RO ACCOU R BENEFI EXPANSION

2015 Annual Report to Shareholders  |  CSB Bancorp, Inc.

HONEST PROFES
BANK CONNECTIO
LOCAL EXPERTS P
BALANCE NEIGHBORS STRU
LITY CUSTOMIZED SE
STINGUISHED EXPERIENCED S
CONTRIBUTE COMMUNICATION
H-TOUCH TECHNOL
UCCESS VALUED PROGRESS R
VEMENT RESPECTABLE BRAN
NTABILITY PRINCIPLED
OOTS ORGANIZATION ACCOU
T COMMUNITY BUSIN
I ANSWERS INVOLVEM

HONEST PROFES
BANK CONNECTIO
LOCAL EXPERTS P
ALANCE NEIGHBORS STRU
TY CUSTOMIZED SE
TINGUISED EXPERIENCED S
ONTRIBUTE COMMUNICATION
H-TOUCH TECHNOL
CCESS VALUED PROGRESS R
VEMENT RESPECTABLE BRAN
TABILITY PRINCIPLED
OOTS ORGANIZATION ACCOU
T COMMUNITY BUSI
ANSWERS INVOLVEM

CSB BANCORP, INC.

RELATIONSHIPS

YOU CAN BANK ON

www.csb1.com