Form 10-K, Exhibit 13
period 2016-12-31
CSB BANCORP INC /OH
filed 2017-03-23
CIK 880417

Exhibit 13

Hello
Relationships
you can bank on.
With The Commercial & Savings Bank you’re invited into a network of relationships – among customers, employees, and shareholders – that contribute to the well-being and satisfaction of a community and its residents.
TABLE OF CONTENTS
2016 Financial Highlights 3
2016 Letter to Shareholders 4
Board of Directors 7
2016 Financial Review 8
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
Banking Center Information 62
2 2016 Report to Shareholders | CSB Bancorp, Inc.

2016 FINANCIAL HIGHLIGHTS

For the Year Ended December 31	2016	2015	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$ 22,159	$ 20,430	8%
Net interest income – fully taxable-equivalent (FTE) basis	22,531	20,758	9
Noninterest income	4,296	4,424	(3)
Provision for loan losses	493	389	27
Noninterest expense	16,255	15,796	3
Net income	6,738	6,022	12

AT YEAR-END
Loans, net	$ 470,158	$ 418,209	12%
Assets	669,978	650,314	3
Deposits	540,785	525,042	3
Shareholders’ equity	65,415	61,266	7
Cash dividends declared per share	0.78	0.76	3
Book value per share	23.85	22.35	7
Tangible book value per share	21.99	20.44	8
Market price per share	31.00	24.50	27
Basic and diluted earnings per share	2.46	2.20	12

FINANCIAL PERFORMANCE
Return on average assets	1.03%	0.95%
Return on average equity	10.44	10.07
Net interest margin, FTE	3.67	3.48
Efficiency ratio	60.14	62.37

CAPITAL RATIOS
Risk-based capital:
Common equity Tier 1	12.58%	12.49%
Tier 1	12.58	12.49
Total	13.67	13.52
Leverage	9.30	8.74

2016 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

2016 was a good year for CSB as we continued to grow and build momentum. Our progress was marked by a fifth consecutive year of record earnings. Total return on CSB stock amounted to 30% including the reinvestment of dividends.

These financial results are encouraging, yet we firmly believe that continued progress and improvement is vital to maintaining our momentum. We strive for consistent improvement in performance and capabilities. While significant investments or changing macroeconomic conditions tend to impact results for a period of time, our vision of enduring greatness keeps us focused on delivering shareholder value in a sustainable manner and conducting business for the long haul.

The balance of this letter reviews some highlights of the past year and initiatives we are focusing on for the future.

TRENDS BY THE NUMBERS:

Return on assets climbed above 1% in 2016 and return on equity exceeded 10% for the third consecutive year. Additional metrics reflect our consistency in performance and improving trends.

UNDERLYING FUNDAMENTALS

In last year’s shareholder letter, we reported loan growth was elusive for much of 2015 and we had responded by increasing our team of lenders and streamlining loan approval processes. These efforts, along with a steadily improving economy, resulted in 12% loan growth during 2016 with increases in all major categories. We will continue to focus on loan growth in 2017.

Credit quality remained acceptable and relatively stable during 2016. Total delinquent and non-accrual balances again averaged well under 1%, and we posted a net recovery of 0.03% of total average balances. As we enter 2017, consumer and commercial credit categories are both performing acceptably. Credit risk is ever-present in banking and we manage it by disciplined underwriting and review, maintaining a diversified mix of loans, monitoring concentrations and correlated risks, and reserving for losses with consistent and appropriately conservative methodology.

Deposit balances increased 3% during 2016. Over the past eight years, our compound annual growth rate (CAGR) for deposits equates to 9.6%, while total deposits for FDIC-insured institutions in our four county area have exhibited a 2.8% CAGR. We focus on attracting core deposits, which we believe can best support steady growth and provide manageable cost of funds.

We believe we have considerable opportunity to gain additional market share. We hold 5% of FDIC-insured institution deposits in our four county market area, more than any other community bank and now sixth overall when including large regional and national banks. We also hold 12.5% of deposits in combined Holmes, Tuscarawas and Wayne counties, second only to a very large national bank with a 15% share. Stark County, where we have only one banking center and 0.1% of total deposits, also offers significant loan and deposit growth potential for our bank.

THE BANKING ENVIRONMENT AND OUR COMPANY’S POSTURE

Eight years of extremely low interest rates have created significant search for yield and volume in the banking industry, resulting in very strong competition for earning assets. We have maintained a relatively balanced interest rate risk posture throughout the period and will continue to avoid balance sheet strategies that create significant interest rate risk.

4 2016 Report to Shareholders | CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

Merger and acquisition activity remains a somewhat steady presence in the banking industry. The increased revenue generation and efficiencies that can be gained through acquired volume are primary drivers of much of this activity, with regulatory burden and leadership succession also factors. Several transactions have occurred in our area over the past two years. We view these transactions and the resulting market disruption as providing further opportunity for our organic growth and we are leveraging efforts accordingly. In addition, we remain open to the possibility of growing our Company through compelling transaction opportunities.

THE TRUMP EFFECT?

A sense of increased optimism about the economy and business conditions emerged with the results of November’s national election. Financial institution stock prices jumped 21% nationally in the three months following the election (CSB stock rose 6%). Expectations for lower taxes, increased spending on infrastructure, less regulation, and rising interest rates seem to be fueling optimism for bank stocks. Time will tell to what degree these anticipated conditions materialize. Our strategy is built on attracting and retaining great talent, developing superb capabilities, and executing with prudent business practices. As such, on a relative basis, we will not be dependent upon changes in regulatory or fiscal policies in order to meet our objectives.

BANKING CENTERS

While most banking centers are experiencing a slow decline in transaction counts and branch visits per customer, our physical locations remain a key link to the customers and communities we serve. Location convenience continues to be one key determinant of in-branch activity. We prefer to be located along mainstream consumer traffic patterns and we prefer to own our locations wherever practical. During 2016, we purchased our existing Charm location, relocated the downtown Wooster banking center from West Liberty Street to East Liberty Street, and made plans to consolidate our two leased Orrville locations into one new banking center to be constructed on property we purchased in the 100 block of West High Street. We anticipate opening this new banking center in late 2017 or early 2018.

DIGITAL WORLD

We are closely monitoring and investing in various forms of financial technology. Our objective is to offer safe, convenient, and customer-friendly digital platforms that provide solutions to real needs, thus enhancing the CSB experience.

Over the past year and a half, a team of CSB specialists completely redesigned our website. Launched in January 2017, the new csb1.com provides significant functional upgrades for customers, shareholders, and prospective employees, and is built on a customizable platform that sets the stage for further enhancements.

Other significant technology investments over the past several years include upgraded or new systems for core processing, digital content management, mortgage origination, consumer lending, loan processing, credit analysis, and corporate phone communications. These systems are solid and scalable to support continued growth.

SENIOR MANAGEMENT OF THE COMMERCIAL & SAVINGS BANK
Pictured Left to Right:
BUD STEBBINS	PAULA MEILER	EDDIE STEINER
Senior Vice President	Senior Vice President	President
Senior Loan Officer	Chief Financial Officer	Chief Executive Officer
ANDREA MILEY	BRETT GALLION
Senior Vice President	Senior Vice President
Senior Risk Officer	Senior Operations Officer
Senior Information Officer

2016 Report to Shareholders | CSB Bancorp, Inc. 5

LETTER TO SHAREHOLDERS

EDDIE STEINER ROBERT BAKER

THE CSB BRAND

As we continue to grow in newer markets, we are focusing more intently on brand awareness. We are promoting our presence within each market, increasing familiarity with CSB and its people, and adding value through customer education. These brand building efforts highlight our local experts, customized services, high-touch technology, principled growth and community involvement. We are utilizing a blend of traditional messaging (e.g. billboards) and digital content messaging (e.g. social media) in these brand building efforts.

OUR PEOPLE

The dedicated team members throughout the Company are the very essence of CSB. Our culture, our commitment to excellence, our foundation of dealing uprightly in all respects, and ultimately our success are all attributable to the efforts of these talented individuals. CSB team members do great things every day; their efforts are what make CSB noticeably different. We are proud to be associated with this talented group of individuals.

CONCLUDING REMARKS

CSB is a strong community bank and continually improving. Our systems, talented people, and development initiatives are positioning us well for growth. Our board is fully engaged and we have a culture of excellence and good governance.

We believe we are delivering value for our shareholders and we are working diligently to forge an enduring and rewarding future for the CSB’s stakeholders. We are grateful for the continued support of shareholders, employees, and the communities CSB serves. We consider it an extraordinary privilege to be part of The CSB Way and are thankful to provide this report on behalf of the entire CSB team.

EDDIE STEINER President and Chief Executive Officer	ROBERT “ROC” BAKER Chairman of the Board of Directors

6              2016 Report to Shareholders  |  CSB Bancorp, Inc.

BOARD OF DIRECTORS

Pictured Left to Right:

JOHN R. WALTMAN	ROBERT K. BAKER	JULIAN L. COBLENTZ
Attorney, Of Counsel, Critchfield, Critchfield & Johnson	Co-Owner and Controller, Bakerwell, Inc. Chairman, CSB Bancorp, Inc.	Vice President, Coblentz Distributing, Inc. Operations Manager, Walnut Creek Foods

JEFFERY A. ROBB, SR.	EDDIE L. STEINER	J. THOMAS LANG
CEO, Robb Companies, Inc. Robbco Marine/Ohio Yamaha	President, Chief Executive Officer, CSB Bancorp, Inc.	Veterinarian Dairy Farmer, Spring Hill Farms, Inc.

RONALD E. HOLTMAN
Retired Attorney

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

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

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, and trust and brokerage services. Its customers are located primarily in Holmes, Tuscarawas, Wayne, Stark, and portions of surrounding counties in Ohio.

Economic activity in the Company’s market area has been increasing at a modest but rather steady pace for the past eight years. The expansion has been most prevalent in small to mid-sized manufacturing and across various professional and non-professional service sectors. Reported unemployment levels at December 2016 ranged from 3.4% to 5.2% in the four primary counties served by the Company. These levels are largely unchanged from December 2015. Many local employers report tight hiring conditions. Wage pressure has increased for entry level jobs in certain sectors such as banking and construction. The local housing market continues to improve. Unit sales and housing construction levels increased during 2016 with some observable price appreciation. Ohio’s shale gas industry reported an uptick in the number of permits issued and drilling rigs operating during 2016. The increased activity was supported by oil prices recovering from record lows in January 2016 as well as regional gas producers maintaining output near historic highs to fund cash and debt service requirements. The Company’s market is adjacent to areas of primary shale activity.

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

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2016	2015	2014	2013	2012

Statements of income:
Total interest income	$23,632	$21,997	$21,656	$21,138	$20,584
Total interest expense	1,473	1,567	1,729	2,255	2,978

Net interest income	22,159	20,430	19,927	18,883	17,606
Provision for loan losses	493	389	643	840	823

Net interest income after provision for loan losses	21,666	20,041	19,284	18,043	16,783
Noninterest income	4,296	4,424	4,250	4,318	4,204
Noninterest expense	16,255	15,796	15,082	14,848	14,450

Income before income taxes	9,707	8,669	8,452	7,513	6,537
Income tax provision	2,969	2,647	2,568	2,273	1,990

Net income	$6,738	$6,022	$5,884	$5,240	$4,547

Per share of common stock:
Basic income per share	$2.46	$2.20	$2.15	$1.91	$1.66
Diluted income per share	2.46	2.20	2.15	1.91	1.66
Dividends	0.78	0.76	0.74	0.72	0.72
Book value	23.85	22.35	20.97	19.15	19.17
Average basic common shares outstanding	2,742,028	2,739,470	2,737,636	2,736,473	2,734,889
Average diluted common shares outstanding	2,742,028	2,742,108	2,739,078	2,738,477	2,735,141

Year-end balances:
Loans, net	$470,158	$418,209	$406,522	$374,040	$360,000
Securities	132,372	166,402	143,038	151,535	134,754
Total assets	669,978	650,314	620,981	596,465	586,900
Deposits	540,785	525,042	500,075	480,933	475,443
Borrowings	61,127	62,063	61,580	61,130	56,664
Shareholders’ equity	65,415	61,266	57,450	52,411	52,453

Average balances:
Loans, net	$443,862	$407,517	$400,876	$369,889	$338,441
Securities	147,649	151,181	145,065	138,976	132,567
Total assets	651,318	633,298	604,605	581,150	564,875
Deposits	519,941	505,913	479,330	468,395	453,526
Borrowings	64,528	65,515	67,657	57,882	57,735
Shareholders’ equity	64,524	59,799	55,529	52,787	51,384

Select ratios:
Net interest margin, tax equivalent basis	3.67%	3.48%	3.56%	3.51%	3.36%
Return on average total assets	1.03	0.95	0.97	0.90	0.80
Return on average shareholders’ equity	10.44	10.07	10.60	9.93	8.85
Average shareholders’ equity as a percent of average total assets	9.91	9.44	9.18	9.08	9.10
Net loan charge-offs as a percent of average loans	(0.03)	0.03	0.33	0.09	0.09
Allowance for loan losses as a percent of loans at year-end	1.11	1.10	1.07	1.34	1.26
Shareholders’ equity as a percent of total year-end assets	9.76	9.42	9.25	8.79	8.94
Dividend payout ratio	31.71	34.55	34.42	37.60	43.30

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2016 net income was $6.7 million compared to $6.0 million for 2015, representing an increase of 12%. Basic and diluted earnings per share were $2.46, up 12% from the prior year. The return on average assets was 1.03% in 2016 compared to 0.95% in 2015 and return on average equity was 10.44% in 2016 compared to 10.07% in 2015.

Net income for 2015 was $6.0 million while basic and diluted earnings per share were $2.20 as compared to $5.9 million, or $2.15 per share, for the year ended December 31, 2014. Net income increased 2% during 2015 as compared to 2014 due primarily to a $503 thousand increase in total net interest income and $254 thousand decrease in the provision for loan losses. Partially offsetting the higher revenue were increases in noninterest expenses and federal income taxes. Return on average assets was 0.95% in 2015 compared to 0.97% in 2014 and return on average shareholders’ equity was 10.07% in 2015 as compared to 10.60% in 2014.

Net Interest Income

(Dollars in thousands)	2016	2015	2014

Net interest income	$22,159	$20,430	$19,927
Taxable equivalent[1]	372	328	285

Net interest income, fully taxable equivalent	$22,531	$20,758	$20,212

Net interest margin	3.61%	3.42%	3.51%
Taxable equivalent adjustment[1]	0.06	0.06	0.05

Net interest margin-taxable equivalent	3.67%	3.48%	3.56%

1Taxable equivalent adjustments have been computed assuming a 34% tax rate.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits, short-term and long-term borrowings). Volumes, interest rates, composition of interest-earning assets, and interest-bearing liabilities affect net interest income.

Net interest income increased $1.7 million, or 8%, in 2016 compared to 2015 primarily due to a 9% increase in average loan balances and a decrease of 3 basis points in the average rate paid on interest-bearing liabilities. The net interest margin increased to 3.61% from 3.42% in 2015.

Net interest income increased $503 thousand, or 3%, in 2015 compared to 2014 partially due to a 5% increase in average earning assets with increased average loan, investment, and cash balances. Additionally, the net interest margin decreased to 3.42% from 3.51% in 2014. The margin decrease was primarily due to increased cash balances throughout nine months of the year with loan growth returning during the fourth quarter of 2015.

Interest income increased $1.6 million, or 7%, in 2016 compared to 2015 due to a $37 million increase in average loan balances. The increase in average loan volume throughout the year helped mitigate the low interest rate environment. In 2016, interest rates paid on deposits hit their lowest point with the first increases to deposit rates starting in December 2016.

Interest income increased $341 thousand, or 2%, in 2015 compared to 2014 due to the $6 million increase in average loan balances, partially offset by a 1 basis point lower yield. Rates decreased on loans and securities categories with reduced rates on new and repriced assets due to lending competition and a lower interest rate environment. The increase in average loan volume helped mitigate the low interest rate environment. In 2015, average cash and securities balances to average gross earning assets rose 2% to 31%. Securities yields continued to decline in 2015 with new and reinvestment cash flows being deployed at lower rates.

Interest expense decreased $94 thousand, or 6%, in 2016 as compared to 2015 due to decreases in time deposits and other borrowed funds and a continued shift in the liability mix towards less expensive, noninterest bearing demand deposits. Total average time deposits continued to decline as customers anticipate rising interest rates.

Interest expense decreased $162 thousand, or 9%, in 2015 as compared to 2014 due to decreases in the cost of all categories of interest-bearing liabilities and a continued shift in the liability mix towards less expensive, noninterest bearing demand deposits, and savings accounts. Total average time deposits continued to decline with an emphasis on growing customers with multiple banking relationships, as opposed to single service time deposit customers.

10            2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield, and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2016			2015			2014
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]

Interest-earning assets
Federal funds sold	$732	$3	0.44%	$982	$2	0.23%	$546	$1	0.22%
Interest-earning deposits	16,946	107	0.63	32,395	94	0.29	16,356	42	0.26
Securities:
Taxable	119,701	2,598	2.17	129,700	2,790	2.15	128,973	2,857	2.22
Tax exempt	27,948	646	2.31	21,481	563	2.61	16,092	466	2.89
Loans[3]	448,941	20,278	4.52	412,147	18,548	4.50	405,973	18,290	4.51

Total interest-earning assets	614,268	23,632	3.85%	596,705	21,997	3.69%	567,940	21,656	3.81%
Noninterest-earning assets
Cash and due from banks	13,914			13,661			13,663
Bank premises and equipment, net	8,531			8,290			8,494
Other assets	19,684			19,272			19,605
Allowance for loan losses	(5,079)			(4,630)			(5,097)

Total assets	$651,318			$633,298			$604,605

Interest-bearing liabilities
Demand deposits	$83,956	33	0.04%	$77,689	27	0.03%	$73,307	36	0.05%
Savings deposits	163,271	123	0.08	158,531	113	0.07	151,822	130	0.09
Time deposits	116,427	850	0.73	125,180	941	0.75	129,676	1,000	0.77
Borrowed funds	64,528	467	0.72	65,515	486	0.74	67,657	563	0.83

Total interest-bearing liabilities	428,182	1,473	0.34%	426,915	1,567	0.37%	422,462	1,729	0.41%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	156,287			144,513			124,525
Other liabilities	2,325			2,071			2,089
Shareholders’ equity	64,524			59,799			55,529

Total liabilities and equity	$651,318			$633,298			$604,605

Net interest income		$22,159			$20,430			$19,927

Net interest margin			3.61%			3.42%			3.51%
Net interest spread			3.51%			3.32%			3.40%

 1Average balances have been computed on an average daily basis.

 2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

 3Average loan balances include nonaccrual loans.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS CHANGES IN INCOME AND EXPENSE1

	2016 v. 2015			2015 v. 2014
(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume	Rate

Increase (decrease) in interest income:
Federal funds	$1	$(1)	$2	$1	$1	$–
Interest-earning deposits	13	(98)	111	52	46	6
Securities:
Taxable	(192)	(217)	25	(67)	16	(83)
Tax exempt	83	149	(66)	97	141	(44)
Loans	1,730	1,661	69	258	278	(20)

Total interest income change	1,635	1,494	141	341	482	(141)

Increase (decrease) in interest expense:
Demand deposits	6	2	4	(9)	2	(11)
Savings deposits	10	4	6	(17)	5	(22)
Time deposits	(91)	(64)	(27)	(59)	(34)	(25)
Other borrowed funds	(19)	(7)	(12)	(77)	(16)	(61)

Total interest expense change	(94)	(65)	(29)	(162)	(43)	(119)

Net interest income change	$1,729	$1,559	$170	$503	$525	$(22)

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $493 thousand in 2016, $389 thousand in 2015, and $643 thousand in 2014. Higher provision expense in 2016 and 2015 reflects an increasing volume in the loan portfolio. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
	Change from 2015			Change from 2014
(Dollars in thousands)	2016	Amount	%	2015	Amount	%	2014

Service charges on deposit accounts	$1,166	$(37)	(3.1)%	$1,203	$(66)	(5.2)%	$1,269
Trust services	861	1	0.0	860	49	6.0	811
Debit card interchange fees	1,087	99	10.0	988	78	8.6	910
Gain on sale of loans, including MSR’s	309	(54)	(14.9)	363	165	83.3	198
Earnings on bank-owned life insurance	276	6	2.2	270	6	2.3	264
Securities gains	1	(55)	(98.2)	56	(77)	(57.9)	133
Other	596	(88)	(12.9)	684	19	2.9	665

Total noninterest income	$4,296	$(128)	(2.9)%	$4,424	$174	4.1%	$4,250

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

Noninterest income decreased $128 thousand, or 3%, in 2016 compared to the same period in 2015. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) decreased 15% due to decreasing sales of real estate mortgage loans into the secondary market and customers opting into variable rate mortgages that have been retained by the Bank. The Bank originated and sold $11 million in mortgage loans in 2016 as compared to the sale of $12 million of loans in 2015. Service charges on deposits, which are primarily customer overdraft fees, decreased 3% in 2016, with a 6% decrease in overdraft fees due to improving consumer deposit balances. Debit card interchange fees increased 10% in 2016 compared to 2015 due to increased volume.

Noninterest income increased $174 thousand, or 4%, in 2015 compared to the same period in 2014. Gains on sales of mortgage loans including MSRs increased 83% due to increasing unit sales of real estate and the extension of the low interest rate environment in 2015. The Bank originated and sold $12 million in mortgage loans in 2015 as compared to the sale of $6 million of loans in 2014. Service charges on deposits, which are primarily customer overdraft fees, decreased 5% in 2015, with a 6% decrease in overdraft fees due to increasing health of consumer deposit balances. Trust and brokerage services increased 6% as brokerage fees contained within trust services increased $54 thousand in 2015. The average market value of trust assets under management was $95 million in 2015 and 2014. During 2015, available-for-sale securities with gains of $56 thousand were sold.

Noninterest Expenses

	YEAR ENDED DECEMBER 31
		Change from 2015			Change from 2014
(Dollars in thousands)	2016	Amount	%	2015	Amount	%	2014

Salaries and employee benefits	$9,354	$535	6.1%	$8,819	$498	6.0%	$8,321
Occupancy expense	973	(54)	(5.3)	1,027	13	1.3	1,014
Equipment expense	679	16	2.4	663	(52)	(7.3)	715
Professional and director fees	832	2	0.2	830	105	14.5	725
Financial institutions tax	427	27	6.8	400	39	10.8	361
Marketing and public relations	415	(4)	(1.0)	419	41	10.8	378
Software expense	799	(2)	(0.2)	801	74	10.2	727
Debit card expense	445	32	7.7	413	(8)	(1.9)	421
FDIC insurance	282	(75)	(21.0)	357	(1)	(0.3)	358
Amortization of intangible assets	121	(4)	(3.2)	125	(5)	(3.8)	130
Other	1,928	(14)	(0.7)	1,942	10	0.5	1,932

Total noninterest expenses	$16,255	$459	2.9%	$15,796	$714	4.7%	$15,082

Noninterest expense increased $459 thousand, or 3%, in 2016 compared to 2015. Salaries and employee benefits increased $535 thousand due to base compensation increasing $436 thousand as a result of additional full-time employees and annual adjustments. Increases in 2016 included medical and dental expense rising $45 thousand and employment taxes rising $38 thousand. The capitalization of employee costs of loan originations contributed to a decrease in salary expense of $109 thousand. Debit card expense increased $32 thousand in 2016, with increased costs due to the migration to EMV chip cards. Debit cards are being issued with embedded chips that protect cardholder data. An increase in the Ohio Financial institutions tax was recognized as capital increased. Equipment expense increased $16 thousand in 2016, as compared to 2015, with small equipment replacement. The FDIC insurance assessment decreased $75 thousand, or 21%, due to a rate reduction starting July 1, 2016. Occupancy expense decreased primarily with a reduction of branch facility costs, which included a branch relocation and the purchase of a branch office that had been previously leased.

Noninterest expense increased $714 thousand, or 5%, in 2015 compared to 2014. Salaries and employee benefits increased $498 thousand due to base compensation increasing $277 thousand as a result of additional full-time employees and annual adjustments. Medical and dental expense increased $76 thousand in 2015. Capitalization of employee costs of loan originations contributed to an increase in expense of $34 thousand. Software expense increased $74 thousand in 2015, primarily due to a loss of earned software maintenance credits of approximately $37 thousand in 2014 that were not available to the Company in 2015. Additionally, the Company installed new loan input software and credit review software in late 2014, which increased software maintenance by $28 thousand annually in 2015. Equipment expense decreased $52 thousand in 2015, as compared to 2014, with a reduction of expense due to the purchase of copiers at the conclusion of a lease, a reduction in automobile expense with a decrease in mileage and gasoline costs, and a reduction in small equipment purchased in 2015, as compared to 2014. Professional and director fees increased $105 thousand, a result of the increase in outside service fees, with $110 thousand incurred during the first quarter to contract a professional firm to assist the Company with the assessment of market opportunities and long-term strategic goals.

2016 Report to Shareholders | CSB Bancorp, Inc. 13

2016 FINANCIAL REVIEW

Income Taxes

The provision for income taxes amounted to $3.0 million in 2016, $2.6 million in 2015, and $2.6 million in 2014, resulting in an effective rate of 30.6% in 2016, 30.5% in 2015, and 30.4% in 2014. The slight increase in the effective tax rate during 2016 as compared to 2015 was due primarily to increased income.

FINANCIAL CONDITION

Total assets of the Company were $670 million at December 31, 2016, compared to $650 million at December 31, 2015, representing an increase of $20 million, or 3%. Net loans increased $52 million, or 12%, while investment securities decreased $34 million, or 20%, and interest-earning deposits with other banks increased $2 million. Deposits and short-term borrowings increased $16 million and $144 thousand respectively, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $1 million, or 8%.

Securities

Total investment securities decreased $34 million, or 20%, to $132 million at year-end 2016. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, obligations of state and political subdivisions, other government agencies’ debt, and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations, or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2016, $26 million, or 87%, held an S&P or Moody’s investment grade rating and $4 million, or 13%, were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities, and school districts with 89% of the portfolio originating in Ohio, and 11% in Pennsylvania. Gross unrealized security losses within the portfolio were 1% of total securities at December 31, 2016, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows track the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $53 million, or 12%, during 2016 with increases in all loan categories. Volume increases were recognized as follows: residential real estate loans increased $19 million, or 15%, commercial loans increased $11 million, or 9%, and commercial real estate loans increased $11 million, or 7%. Aided by low interest rates, business expansion and consumer borrowing continued to increase throughout 2016.

Attractive interest rates in the secondary market continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages during 2016. The Company sold $11 million of originated mortgages into the secondary market, as compared to $12 million in 2015. With the expansion of the mortgage loan originator team, the Company originated $36 million of portfolio mortgage loans, which were predominately variable rate in 2016 as compared to 2015 origination of $22 million for the Company’s portfolio. Demand for home equity loans improved in 2016, with balances increasing $5 million. Installment lending continued to improve with consumer loans increasing 44% on a year-over-year basis to $13 million at December 31, 2016. This growth is primarily from RV finance loans originated in northeast Ohio.

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans comprise approximately 62% and 64% of the total loan portfolio at year-end 2016 and 2015, respectively. Residential real estate loans remained stable at approximately 30% of the total loan portfolio. Construction and land development loans rose to 5% of the total portfolio at December 31, 2016. The Company is well within the respective regulatory guidelines for investment in construction, development, and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne, and Stark counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2016, included $42 million, or 9%, of total loans to lessors of non-residential buildings or dwellings; $26 million, or 5%, of total loans to logging, sawmills, and timber tract operations; $20 million, or 4%, of total loans to lessors of residential real estate and $21 million, or 4%, of total loans to borrowers in the hotel, motel, and lodging business. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal, interest payments, and the adequacy of the collateral received.

14            2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

Nonperforming Assets, Impaired Loans, and Loans Past Due 90 Days or More

Nonperforming assets consist of nonaccrual loans, loans past due 90 days and still accruing, and other real estate acquired through or in lieu of foreclosure. Other impaired loans include certain loans that are internally classified as substandard or doubtful. Loans are placed on nonaccrual status when they become past due 90 days or more, or when mortgage loans are past due as to principal and interest 120 days or more, unless they are both well secured and in the process of collection.

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2016	2015

Nonaccrual loans
Commercial	$425	$177
Commercial real estate	497	796
Residential real estate	490	603
Construction & land development	–	–
Consumer	37	–
Loans past due 90 days or more and still accruing
Commercial	–	–
Commercial real estate	39	–
Residential real estate	196	105
Construction & land development	–	–

Total nonperforming loans	1,684	1,681
Other real estate owned	–	–

Total nonperforming assets	$1,684	$1,681

Nonperforming assets as a percentage of loans plus other real estate	0.35%	0.40%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to cover loan losses that are currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectability of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees, and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Company’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans, and a provision for the remainder of the portfolio based on historical data, including past charge-offs.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2016		2015

Beginning balance of allowance for loan losses	$4,662		$4,381
Provision for loan losses	493		389
Charge-offs:
Commercial	260		94
Commercial real estate	50		61
Residential real estate & home equity	12		132
Construction & land development	–		–
Consumer	59		46
Deposit accounts	37		15
Credit cards	–		–

Total charge-offs	418		348
Recoveries:
Commercial	202		193
Commercial real estate	334		13
Residential real estate & home equity	5		18
Construction & land development	–		–
Consumer	1		10
Deposit accounts	12		6
Credit cards	–		–

Total recoveries	554		240

Net (recoveries) charge-offs	(136)		108

Ending balance of allowance for loan losses	$5,291		$4,662

Net charge-offs as a percentage of average total loans	(0.03)%		0.03%
Allowance for loan losses as a percentage of total loans	1.11		1.10
Allowance for loan losses to total nonperforming loans	3.18	x	2.77	x

Components of the allowance for loan losses:
General reserves	$4,562		$4,273
Specific reserve allocations	729		389

Total allowance for loan losses	$5,291		$4,662

The allowance for loan losses totaled $5.3 million, or 1.11%, of total loans at year-end 2016 as compared to $4.7 million, or 1.10%, of total loans at year-end 2015. The Bank had net recoveries of $136 thousand for 2016 as compared to net charge-offs of $108 thousand in 2015.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $1.7 million, or 0.35% of loans at year-end 2016 as compared to $1.7 million, or 0.4% of loans at year-end 2015. Impaired loans were $7.2 million at year-end 2016 as compared to $8.7 million at year-end 2015. Impaired loans as a percentage of total loans declined from 2015 to 2016 and reflect economic stabilization in the Company’s market area. Management has assigned loss allocations to absorb the estimated losses on these impaired loans. These allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment increased $540 thousand to $9 million at year-end 2016 primarily because of the purchase of a branch facility that was previously leased in 2016. There was no other real estate owned at December 31, 2016 or 2015. At December 31, 2016, the Company recognized a net deferred tax asset of $603 thousand, as compared to a net deferred tax asset of $364 thousand at December 31, 2015.

16            2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions, as well as alternative investment options. Demand and savings deposits increased for the year ended 2016, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2015

(Dollars in thousands)	2016	2015	Amount	%

Noninterest-bearing demand	$167,824	$151,549	$16,275	10.7%
Interest-bearing demand	97,683	86,472	11,211	13.0
Traditional savings	95,275	93,523	1,752	1.9
Money market savings	67,894	74,232	(6,338)	(8.5)
Time deposits in excess of $250,000	13,102	13,834	(732)	(5.3)
Other time deposits	99,007	105,432	(6,425)	(6.1)

Total deposits	$540,785	$525,042	$15,743	3.0%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions, and advances from the FHLB. Short-term borrowings, consisting of securities sold under repurchase agreements, increased $144 thousand. Other borrowings, consisting of FHLB advances, decreased $1 million as the result of maturities and principal repayments.

CAPITAL RESOURCES

Total shareholders’ equity increased to $65.4 million at December 31, 2016, as compared to $61.3 million at December 31, 2015. This increase was primarily due to $6.7 million of net income which was partially offset by the payment of $2.1 million of cash dividends in 2016 and an increase in accumulated other comprehensive loss of $457 thousand. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that allowed the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. At December 31, 2016, approximately 41 thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2016 or 2015.

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

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets primarily based on the relative credit risk of the counterparty. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

LIQUIDITY

	December 31		Change
(Dollars in millions)	2016	2015	from 2015

Cash and cash equivalents	$37	$38	$(1)
Unused lines of credit	66	52	14
Unpledged securities at fair market value	37	70	(33)

	$140	$160	$(20)

Net deposits and short-term liabilities	$533	$516	$17

Liquidity ratio	26.1%	31.1%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses, and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2016 and 2015. Additional sources of liquidity include net income, loan repayments, the availability of borrowings, and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2016 included net loan originations of $52 million, securities purchases of $37 million, offset by maturities and repayment of securities totaling $69 million. The Company’s financing activities included a $16 million increase in deposits, $2 million in cash dividends paid, and a $1 million net decrease in FHLB advances.

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

The Board of Directors establishes policies and operating limits with respect to interest rate risk. The Company manages interest rate risk regularly through its Asset Liability Committee. The Committee meets periodically to review various asset and liability management information including, but not limited to, the Company’s liquidity position, projected sources and uses of funds, interest rate risk position, and economic conditions.

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2016 and 2015. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two-year period. The tests assume a quarterly ramped 100, 200, 300, and 400 basis point increase and a 100 basis point decrease in 2016 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve-month period of the twenty-four month horizon.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

Net Interest Income at Risk

	December 31, 2016

	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits

(Dollars in thousands)	+ 400	$25,519	$1,889	8.0%	± 25%
	+ 300	25,063	1,433	6.1	± 15
	+ 200	24,577	947	4.0	± 10
	+ 100	24,092	462	2.0	± 5
	0	23,630	–	–
	– 100	22,841	(789)	(3.3)	± 5

	December 31, 2015

	+ 400	$23,360	$1,624	7.5%	± 25%
	+ 300	22,957	1,221	5.6	± 15
	+ 200	22,500	764	3.5	± 10
	+ 100	22,071	335	1.5	± 5
	0	21,736	–	–
	– 100	21,172	(564)	(2.6)	± 5
Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2016 and 2015. Economic Value of Equity at Risk
		December 31, 2016

	Change In Interest Rates (Basis Points)		Percentage Change		Board Policy Limits

	+ 400		18.1%		± 35%
	+ 300		14.9		± 30
	+ 200		11.0		± 20
	+ 100		6.1		± 15
	– 100		(7.6)		± 15

		December 31, 2015

	+ 400		18.6%		± 35%
	+ 300		15.6		± 30
	+ 200		11.8		± 20
	+ 100		6.9		± 15
	– 100		(9.8)		± 15

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

The economic value of equity is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes on the values of the assets and liabilities. Hypothetical changes in interest rates are then applied to the financial instruments. Then the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2016, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 18.1% as compared to an increase of 18.6% as of December 31, 2015. The Company was within all Board-approved limits at December 31, 2016 and 2015.

SIGNIFICANT ASSUMPTIONS AND OTHER CONSIDERATIONS

The foregoing market risk analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and reactions of depositors to changes in interest rates and this should not be relied upon as being indicative of actual results. Further, the analysis does not contemplate all actions the Company may undertake in response to changes in interest rates.

U.S. Treasury securities, obligations of U.S. Government corporations and agencies, obligations of states and political subdivisions will generally repay at their stated maturity or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors: current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic, other factors in specific geographic areas which affect the sales and price levels of residential, and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, leading to a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2016 and 2015 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2016:

	Amount of Commitment to Expire Per Period

(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines of credit	$105,215	$ 90,474	$–	$1,107	$13,634
Real estate lines of credit	45,787	1,814	4,017	6,524	33,432
Consumer lines of credit	611	611	–	–	–
Credit cards lines of credit	4,240	4,240	–	–	–
Overdraft privilege	6,910	6,910	–	–	–
Commercial real estate loan commitments	–	–	–	–	–
Letters of credit	972	945	–	27	–

Total commitments	$163,735	$104,994	$4,017	$7,658	$47,066

All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires that each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2016:

	Payment Due by Period

(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Total time deposits	$112,109	$57,670	$42,839	$11,600	$–
Short-term borrowings	48,742	48,742	–	–	–
Other borrowings	12,385	10,730	923	477	255
Operating leases	305	152	153	–	–

Total obligations	$173,541	$117,294	$43,915	$12,077	$255

The other borrowings noted in the preceding table represent borrowings from the FHLB. The notes require payment of interest on a monthly basis with principal due in monthly installments or at maturity, depending upon the issue. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Company evaluates the liquidity and interest rate circumstances, at that time, to determine whether to pay off or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, the Company’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Company’s deposit product offerings.

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2016 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the other-than-temporary impairment of securities, allowance for loan losses, goodwill, and the fair value of financial instruments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

The Company groups financial assets and financial liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Level I valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. Level II valuations are for instruments that trade in less active dealer or broker markets and incorporate values obtained for identical or comparable instruments. Level III valuations are derived from other valuation methodologies, including discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level III valuations incorporate certain assumptions and projections in determining the fair value assigned to each instrument.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

2016 FINANCIAL REVIEW

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, requiring measurement of financial position, and results of operations primarily in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Most assets and liabilities of the Company are monetary in nature. Therefore, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or magnitude as prices of goods and services. The liquidity, maturity structure, and quality of the Company’s assets and liabilities are critical to maintenance of acceptable performance levels.

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/ dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2016 and 2015. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared
March 31, 2016	$24.50	$22.10	$0.19	$521,026
June 30, 2016	26.00	23.27	0.19	521,026
September 30, 2016	26.00	23.80	0.20	548,449
December 31, 2016	33.50	25.17	0.20	548,449

March 31, 2015	$23.00	$21.50	$0.19	$520,487
June 30, 2015	27.00	22.26	0.19	520,487
September 30, 2015	25.50	23.95	0.19	520,487
December 31, 2015	24.74	23.90	0.19	520,487

As of December 31, 2016, the Company had 1,234 shareholders of record and 2,742,242 outstanding shares of common stock.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

Management conducted the required assessment of the effectiveness of our internal control over financial reporting as of December 31, 2016. Based upon this assessment, management believes that our internal control over financial reporting is effective as of December 31, 2016.

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

2016 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

CSB Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of CSB Bancorp, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Cranberry Township, Pennsylvania

March 2, 2017

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(Dollars in thousands, except share data)	2016	2015

ASSETS
Cash and cash equivalents
Cash and due from banks	$13,590	$17,341
Interest-earning deposits in other banks	23,248	20,931

Total cash and cash equivalents	36,838	38,272

Securities
Available-for-sale, at fair value	103,875	127,969
Held-to-maturity; fair value of $23,444 in 2016 and $34,011 in 2015	23,883	33,819
Restricted stock, at cost	4,614	4,614

Total securities	132,372	166,402

Loans held for sale	–	47

Loans	475,449	422,871
Less allowance for loan losses	5,291	4,662

Net loans	470,158	418,209

Premises and equipment, net	8,749	8,209
Core deposit intangible	383	504
Goodwill	4,728	4,728
Bank-owned life insurance	10,361	10,085
Accrued interest receivable and other assets	6,389	3,858

TOTAL ASSETS	$669,978	$650,314

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$167,824	$151,549
Interest-bearing	372,961	373,493

Total deposits	540,785	525,042

Short-term borrowings	48,742	48,598
Other borrowings	12,385	13,465
Accrued interest payable and other liabilities	2,651	1,943

Total liabilities	604,563	589,048

SHAREHOLDERS’ EQUITY

Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; outstanding 2,742,242 shares in 2016 and 2,740,996 in 2015	18,629	18,629
Additional paid-in capital	9,815	9,846
Retained earnings	42,629	38,030
Treasury stock at cost – 238,360 shares in 2016 and 239,606 in 2015	(4,784)	(4,822)
Accumulated other comprehensive loss	(874)	(417)

Total shareholders’ equity	65,415	61,266

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$669,978	$650,314

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2016, 2015, and 2014

(Dollars in thousands, except per share data)	2016	2015	2014

INTEREST AND DIVIDEND INCOME
Loans, including fees	$20,278	$18,548	$18,290
Taxable securities	2,598	2,790	2,857
Nontaxable securities	646	563	466
Other	110	96	43

Total interest and dividend income	23,632	21,997	21,656

INTEREST EXPENSE
Deposits	1,006	1,081	1,166
Short-term borrowings	73	71	77
Other borrowings	394	415	486

Total interest expense	1,473	1,567	1,729

NET INTEREST INCOME	22,159	20,430	19,927
PROVISION FOR LOAN LOSSES	493	389	643

Net interest income, after provision for loan losses	21,666	20,041	19,284

NONINTEREST INCOME
Service charges on deposit accounts	1,166	1,203	1,269
Trust services	861	860	811
Debit card interchange fees	1,087	988	910
Securities gains	1	56	133
Gain on sale of loans, net	309	363	198
Earnings on bank-owned life insurance	276	270	264
Other income	596	684	665

Total noninterest income	4,296	4,424	4,250

NONINTEREST EXPENSES
Salaries and employee benefits	9,354	8,819	8,321
Occupancy expense	973	1,027	1,014
Equipment expense	679	663	715
Professional and director fees	832	830	725
Financial institutions and franchise tax	427	400	361
Marketing and public relations	415	419	378
Software expense	799	801	727
Debit card expense	445	413	421
Amortization of intangible assets	121	125	130
FDIC insurance expense	282	357	358
Other expenses	1,928	1,942	1,932

Total noninterest expenses	16,255	15,796	15,082

Income before income taxes	9,707	8,669	8,452
FEDERAL INCOME TAX PROVISION	2,969	2,647	2,568

NET INCOME	$6,738	$6,022	$5,884

NET INCOME PER SHARE
Basic	$2.46	$2.20	$2.15

Diluted	$2.46	$2.20	$2.15

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2016, 2015, and 2014

(Dollars in thousands)	2016	2015	2014

Net income	$6,738	$6,022	$5,884

Other comprehensive income (loss)
Unrealized gains (losses) arising during the period	(1,221)	(551)	1,612
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	530	403	301
Income tax effect	235	50	(651)

Reclassification adjustment for gains on available-for-sale securities included in net income	(1)	(56)	(133)

Income tax effect	–	19	45

Other comprehensive income (loss)	(457)	(135)	1,174

Total comprehensive income	$6,281	$5,887	$7,058

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2016, 2015 and 2014

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE AT DECEMBER 31, 2013	$18,629	$9,964	$30,232	$(4,958)	$(1,456)	$52,411
Net income	–	–	5,884	–	–	5,884
Other comprehensive income	–	–	–	–	1,174	1,174
Stock options issued, 2,771 shares	–	(80)	–	87	–	7
Cash dividends declared, $0.74 per share	–	–	(2,026)	–	–	(2,026)

BALANCE AT DECEMBER 31, 2014	$18,629	$9,884	$34,090	$(4,871)	$(282)	$57,450
Net income	–	–	6,022	–	–	6,022
Other comprehensive loss	–	–	–	–	(135)	(135)
Stock options issued, 1,591 shares	–	(38)	–	49	–	11
Cash dividends declared, $0.76 per share	–	–	(2,082)	–	–	(2,082)

BALANCE AT DECEMBER 31, 2015	$18,629	$9,846	$38,030	$(4,822)	$(417)	$61,266
Net income	–	–	6,738	–	–	6,738
Other comprehensive loss	–	–	–	–	(457)	(457)
Stock options issued, 1,246 shares	–	(31)	–	38	–	7
Cash dividends declared, $0.78 per share	–	–	(2,139)	–	–	(2,139)

BALANCE AT DECEMBER 31, 2016	$18,629	$9,815	$42,629	$(4,784)	$(874)	$65,415

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016, 2015, and 2014

(Dollars in thousands)	2016	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$6,738	$6,022	$5,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	905	916	928
Deferred income taxes	(4)	83	175
Provision for loan losses	493	389	643
Gain on sale of loans, net	(309)	(363)	(198)
Securities gains	(1)	(56)	(133)
Security amortization, net of accretion	802	575	361
Secondary market loan sale proceeds	10,985	12,414	6,506
Originations of secondary market loans held-for-sale	(10,682)	(12,083)	(6,383)
Bank-owned life insurance	(276)	(270)	(264)
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	(262)	(89)	(81)
Accrued interest receivable	103	(184)	45
Accrued interest payable	(4)	(4)	(12)
Other assets and liabilities	(1,521)	316	(308)

Net cash provided by operating activities	$6,967	$7,666	$7,163

CASH FLOWS FROM INVESTING ACTIVITIES

Securities:
Proceeds from repayments, available-for-sale	$49,870	$39,187	$35,337
Proceeds from repayments, held-to-maturity	19,404	14,834	9,273
Purchases, available-for-sale	(27,741)	(69,684)	(34,893)
Purchases, held-to-maturity	(8,998)	(10,000)	(3,000)
Proceeds from sale of securities	1	1,576	2,483
Proceeds from redemption of restricted stock	–	–	849
Loan originations, net of repayments	(52,213)	(6,023)	(33,043)
Purchase of residential real estate loans	–	(5,964)	–
Proceeds from sale of other real estate	26	–	–
Property, equipment, and software acquisitions	(1,418)	(611)	(427)

Net cash used in investing activities	$(21,069)	$(36,685)	$(23,421)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016, 2015, and 2014

(Dollars in thousands)	2016	2015	2014

CASH FLOWS FROM FINANCING ACTIVITIES

Net change in deposits	$15,743	$24,967	$19,151
Net change in short-term borrowings	144	1,971	(2,044)
Proceeds from other borrowings	–	–	5,000
Repayment of other borrowings	(1,080)	(1,488)	(2,506)
Cash dividends paid	(2,139)	(2,082)	(2,026)
Proceeds from stock options exercised	–	–	7

Net cash provided by financing activities	$12,668	$23,368	$17,582

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,434)	(5,651)	1,324

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	38,272	43,923	42,599

CASH AND CASH EQUIVALENTS AT END OF YEAR	$36,838	$38,272	$43,923

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:
Interest	$1,477	$1,571	$1,750
Income taxes	2,650	2,180	2,500
Noncash investing activities:
Transfer of loans to other real estate owned	72	–	–

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its sixteen Banking Centers located in Holmes, Tuscarawas, Wayne, and Stark counties. These communities are the source of substantially all deposit, loan, and trust activities. The majority of the Bank’s income is derived from commercial, retail lending activities, and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential real estate, commercial real estate, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid with cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing the Consolidated Financial Statements, in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Balance Sheets and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to change in the near term relate to management’s determination of the allowance for loan losses and the fair value of financial instruments.

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

The Bank has a trust department and the assets held by the Bank in fiduciary or agency capacities for its customers are not included in the Consolidated Balance Sheets as such items are not assets of the Bank.

CASH AND CASH EQUIVALENTS

For purposes of the Consolidated Statements of Cash Flows, cash, and cash equivalents include cash on hand and amounts due from banks which mature overnight or within ninety days.

CASH RESERVE REQUIREMENTS

The Bank generally is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance at December 31, 2016 and 2015.

SECURITIES

At the time of purchase all securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). At December 31, 2016, 18% of the total investment portfolio was classified as held-to-maturity. The volatility in interest rates that has occurred recently does not have as much impact on other comprehensive income as it would if the entire portfolio was included in the available-for sale category. Held-to-maturity securities are carried at their fair value on the date of transfer or at purchase value if security purchases are designated as held-to-maturity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.

Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to: the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the receipt of principal and interest according to the contractual terms, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent, and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors that are considered in determining management’s intent and ability to hold the security is a review of the Company’s capital adequacy, interest rate risk position, and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations, and management’s intent and ability to hold the security requires considerable judgment. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income.

30

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

Federal Home Loan Bank of Cincinnati reported profits for 2016 and 2015, remains in compliance with regulatory capital and liquidity requirements, continues to pay dividends on the stock and redeems its stock at par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2016 or 2015.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future, until maturity, or pay-off, generally are stated at their outstanding principal amount, adjusted for charge-offs, the allowance for loan losses, and any deferred loan fees or costs on originated loans. Interest is accrued based upon the daily outstanding principal balance. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.

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

At origination, a determination is made whether a loan will be held in the Bank’s portfolio or is intended for sale in the secondary market. Mortgage loans held for sale are recorded at the lower of the aggregate cost or fair value. Generally these loans are held for sale for less than three days. The Bank recognizes gains and losses on sales of the loans held for sale when the sale is completed.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, construction loans, and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential real estate or consumer loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as well as expenses related to maintenance of the properties. Gains or losses upon sale are recorded through noninterest income. There was no other real estate owned at December 31, 2016 and 2015.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation, and amortization. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset, or lease term, whichever is shorter.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested at least annually for impairment in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the estimated current fair value of the reporting unit to its carrying value, including goodwill. If the estimated current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2016 or 2015.

The core deposit intangible assets are assigned useful lives, which are amortized on an accelerated basis over their weighted average lives. The Company periodically reviews the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights (“MSRs”) represent the right to service loans for third-party investors. MSRs are recognized as a separate asset upon the sale of mortgage loans to a third-party investor with the servicing rights retained by the Company. Originated MSRs are recorded at allocated fair value at the time of the sale of the loans to the third-party investor. MSRs are amortized in proportion to and over the estimated period of net servicing income. MSRs are carried at amortized cost, less a valuation allowance for impairment, if any. MSRs are evaluated on a discounted earnings basis to determine the present value of future earnings of the underlying serviced mortgages. All assumptions are reviewed annually, or more frequently if necessary, adjusted to reflect current, and anticipated market conditions.

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

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $215 thousand, $229 thousand, and $182 thousand for the years ended 2016, 2015, and 2014, respectively.

FEDERAL INCOME TAXES

The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets, liabilities reported for financial statement purposes, and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.

STOCK-BASED COMPENSATION

The Company previously sponsored a stock-based compensation plan that expired in 2013. All outstanding awards at December 31, 2015 were exercised during the first quarter of 2016. There were no stock options outstanding at December 31, 2016. The Company recorded no stock-based compensation expense for 2016, 2015, or 2014.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains, and losses in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Balance Sheets, these items along with net income are components of comprehensive income.

32

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2016	2015	2014

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(238,574)	(241,132)	(242,966)

Total weighted average common shares outstanding (basic)	2,742,028	2,739,470	2,737,636
Dilutive effect of assumed exercise of stock options	–	2,638	1,442

Weighted average common shares outstanding (diluted)	2,742,028	2,742,108	2,739,078

Dividends per share are based on the number of shares outstanding at the declaration date.

There were no stock options outstanding at December 31, 2016 with 5,952 stock options outstanding at December 31, 2015.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2014-09 – Revenue from Contracts with Customers. The amendments in ASU 2014-09 require an entity to recognize revenue upon the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and the FASB issued a one-year deferral for implementation, which results in new guidance being effective for annual and interim reporting periods beginning after December 15, 2017. For public entities with a calendar year-end, the new guidance is effective in the quarter and year beginning January 1, 2018. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

ASU 2016-01 – Recognition and Measurement of Financial Assets and Financial Liabilities. This Update sets forth targeted improvements to GAAP including, but not limited to, requiring an entity to recognize the changes in fair value of equity investments in the income statement, requiring public business entities to use the exit price when measuring the fair value of financial instruments for financial statement disclosure purposes, eliminating certain disclosures required by existing GAAP, and providing for additional disclosures. The Update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Update is not expected to have a significant impact on the Company’s financial position or results of operations.

ASU 2016-02 – Leases. This Update sets forth a new lease accounting model for lessors and lessees. For lessees, virtually all leases will be required to be recognized on the balance sheet by recording a right-of-use asset. Subsequent accounting for leases varies depending on whether the lease is an operating lease or a finance lease. The accounting provided by a lessor is largely unchanged from that applied under the existing guidance. The ASU requires additional qualitative and quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Update is effective for fiscal years beginning after December 15, 2018, with early application permitted. We expect the Update will result in an increase in total assets and liabilities. The amount of the increase will be impacted by the leases outstanding at the time of adoption and their remaining term at that time. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

ASU 2016-13 – Financial Instruments – Credit Losses. The Update requires that financial assets be presented at the net amount expected to be collected (i.e. net of expected credit losses), eliminating the probable recognition threshold for credit losses on financial assets measured at amortized cost. The measurement of expected credit losses should be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The Update is effective for annual and interim periods beginning after December 15, 2019.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Early adoption is permitted for annual and interim periods beginning after December 15, 2018. We expect the Update will result in an increase in the allowance for credit losses for the estimated life of the financial asset, including an estimate for debt securities. The amount of the increase will be impacted by the portfolio composition and quality at the adoption date, as well as economic conditions and forecasts at that time. A cumulative-effect adjustment to retained earnings is required as of the beginning of the year of adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

ASU 2016-15 – Classification of Certain Cash Receipts and Cash Payments. The amendments in this Update add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. Current guidance lacks consistent principles for evaluating the classification of cash payments and receipts in the statement of cash flows. FASB issued the ASU with the intent of reducing diversity in practice with respect to several types of cash flows. The amendments in this Update are effective using a retrospective transition approach for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s statement of cash flows.

ASU 2016-19 – Technical Corrections and Improvements. This Update represents changes to clarify, correct errors, or make minor improvements to the Accounting Standards Codification. The amendments make the Accounting Standards Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. Most of the amendments in this Update do not require transition guidance and are effective upon issuance of this Update. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2017-03 – Accounting Changes and Error Corrections. This ASU adds an SEC paragraph to the Codification following an SEC Staff Announcement about applying Staff Accounting Bulletin Topic 11.M. Specifically, this announcement applies to: Revenue from Contracts with Customers, Leases, and Financial Instruments - Credit Losses. A registrant should evaluate ASUs that have not yet been adopted to determine the appropriate financial statement disclosures about the potential material effects of those ASUs on the financial statements when adopted. If a registrant does not know or cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement are expected to have on the financial statements, then in addition to making a statement to that effect, that registrant should consider additional qualitative financial statement disclosures to assist the reader in assessing the significance of the impact that the standard will have on the financial statements of the registrant when adopted. In this regard, the SEC staff expects the additional qualitative disclosures to include a description of the effect of the accounting policies that the registrant expects to apply, if determined, and a comparison to the registrant’s current accounting policies. Also, a registrant should describe the status of its process to implement the new standards and the significant implementation matters yet to be addressed. The amendments in this Update are effective immediately.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consisted of the following at December 31:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

2016

Available-for-sale
U.S. Treasury security	$1,001	$–	$–	$1,001
U.S. Government agencies	6,500	–	98	6,402
Mortgage-backed securities of government agencies	56,187	239	589	55,837
Other mortgage-backed securities	65	–	–	65
Asset-backed securities of government agencies	1,312	–	46	1,266
State and political subdivisions	30,007	140	439	29,708
Corporate bonds	9,632	28	144	9,516
Equity securities	53	27	–	80

Total available-for-sale	104,757	434	1,316	103,875

Held-to-maturity
U.S. Government agencies	9,472	17	396	9,093
Mortgage-backed securities of government agencies	14,411	141	201	14,351

Total held-to-maturity	23,883	158	597	23,444

Restricted stock	4,614	–	–	4,614

Total securities	$133,254	$592	$1,913	$131,933

2015
Available-for-sale
U.S. Treasury security	$1,002	$–	$2	$1,000
U.S. Government agencies	18,239	5	126	18,118
Mortgage-backed securities of government agencies	62,930	527	278	63,179
Other mortgage-backed securities	104	–	–	104
Asset-backed securities of government agencies	1,464	–	72	1,392
State and political subdivisions	24,924	418	41	25,301
Corporate bonds	18,912	7	108	18,811
Equity securities	53	11	–	64

Total available-for-sale	127,628	968	627	127,969

Held-to-maturity
U.S. Government agencies	15,586	312	46	15,852
Mortgage-backed securities of government agencies	18,233	81	155	18,159

Total held-to-maturity	33,819	393	201	34,011

Restricted stock	4,614	–	–	4,614

Total securities	$166,061	$1,361	$828	$166,594

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2016, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$4,313	$4,315
Due after one through five years	22,039	22,037
Due after five through ten years	23,715	23,452
Due after ten years	54,637	53,991

Total debt securities available-for-sale	$104,704	$103,795

Held-to-maturity
Due in one year or less	$–	$–
Due after one through five years	–	–
Due after five through ten years	3,474	3,334
Due after ten years	20,409	20,110

Total debt securities held-to-maturity	$23,883	$23,444

Securities with a carrying value of approximately $94.8 million and $100.5 million were pledged at December 31, 2016 and 2015, respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million at December 31, 2016 and 2015, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2016 and 2015.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2016, 2015, and 2014.

(Dollars in thousands)	2016	2015	2014

Proceeds	$1	$1,576	$2,483

Realized gains	$1	$56	$133
Realized losses	–	–	–

Net securities gains	$1	$56	$133

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses, fair value of securities, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

Securities in a Continuous Unrealized Loss Position

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2016

Available-for-sale
U.S. Government agencies	$98	$6,402	$–	$–	$98	$6,402
Mortgage-backed securities of government agencies	589	27,243	–	–	589	27,243
Asset-backed securities of government agencies	–	–	46	1,266	46	1,266
State and political subdivisions	439	19,328	–	–	439	19,328
Corporate bonds	33	3,593	111	1,889	144	5,482
Held-to-maturity
U.S. Government agencies	396	8,602	–	–	396	8,602
Mortgage-backed securities of government agencies	28	2,018	173	3,621	201	5,639

Total temporarily impaired securities	$1,583	$67,186	$330	$6,776	$1,913	$73,962

2015

Available-for-sale
U.S. Treasury security	$2	$1,000	$–	$–	$2	$1,000
U.S. Government agencies	67	9,172	59	4,941	126	14,113
Mortgage-backed securities of government agencies	278	20,231	–	–	278	20,231
Asset-backed securities of government agencies	72	1,392	–	–	72	1,392
State and political subdivisions	33	2,652	8	1,120	41	3,772
Corporate bonds	108	15,282	–	–	108	15,282
Held-to-maturity
U.S. Government agencies	46	5,954	–	–	46	5,954
Mortgage-backed securities of government agencies	155	12,994	–	–	155	12,994

Total temporarily impaired securities	$761	$68,677	$67	$6,061	$828	$74,738

There were 93 securities in an unrealized loss position at December 31, 2016, five of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, and management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2016.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consisted of the following at December 31:

(Dollars in thousands)	2016	2015

Commercial	$134,268	$123,143
Commercial real estate	159,475	148,775
Residential real estate	144,489	125,775
Construction & land development	23,428	15,452
Consumer	13,308	9,268

Total loans before deferred costs	474,968	422,413
Deferred loan costs	481	458

Total loans	$475,449	$422,871

Loan Origination/Risk Management

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand their business. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and occasionally projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. However, the cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type. This diversity helps reduce the Company’s exposure to adverse economic events that affect any single industry. Management monitors and evaluates commercial real estate loans based on collateral, geography, and risk grade criteria. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At December 31, 2016 and 2015, approximately 77% and 76%, respectively, of the outstanding principal balance of the Company’s commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption, lease rates, and financial analysis of developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction and land development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions, and the availability of long-term financing.

The Company originates consumer loans utilizing a judgmental underwriting process. Policies and procedures are developed and modified, as needed, jointly by line and staff personnel to monitor and manage consumer loan risk. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk.

The Company maintains an independent loan review department that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

38

2016 Report to Shareholders | CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas, and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. As of December 31, 2016 and 2015, there were no concentrations of loans to any single industry.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2016, 2015, and 2014. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2016, the largest increase in the provision for loan losses occurred in the commercial loan category. The increase was primarily due to the specific allocation related to one loan relationship along with charge-offs of loans in this category. The increase in the provision amounts allocated to the remaining loan categories, primarily relate to loan growth. The decrease in the provision amount allocated to the commercial real estate category is primarily due to the recovery of prior loan charge-offs.

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

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2016
Beginning balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662
Provision for loan losses	626	(291)	110	55	113	(120)	493
Charge-offs	(297)	(50)	(12)	–	(59)		(418)
Recoveries	214	334	5	–	1		554

Net charge-offs	(83)	284	(7)	–	(58)		136

Ending balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291

December 31, 2015
Beginning balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381
Provision for loan losses	285	(205)	161	(19)	62	105	389
Charge-offs	(109)	(61)	(132)	–	(46)		(348)
Recoveries	199	13	18	–	10		240

Net charge-offs	90	(48)	(114)	–	(36)		(108)

Ending balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662

December 31, 2014
Beginning balance	$1,219	$1,872	$1,205	$178	$91	$520	$5,085
Provision for loan losses	1,047	23	(164)	(36)	(34)	(193)	643
Charge-offs	(1,005)	(379)	(27)	–	(11)		(1,422)
Recoveries	28	8	25	–	14		75

Net charge-offs	(977)	(371)	(2)	–	3		(1,347)

Ending balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total
2016
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$705	$–	$24	$–	$–	$–	$729
Collectively evaluated for impairment	1,502	1,264	1,165	178	141	312	4,562

Total ending allowance balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291

Loans:

Loans individually evaluated for impairment	$5,028	$621	$1,507	$–	$–		$7,156
Loans collectively evaluated for impairment	129,240	158,854	142,982	23,428	13,308		467,812

Total ending loans balance	$134,268	$159,475	$144,489	$23,428	$13,308		$474,968

2015
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$299	$64	$26	$–	$–	$–	$389
Collectively evaluated for impairment	1,365	1,207	1,060	123	86	432	4,273

Total ending allowance balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662

Loans:

Loans individually evaluated for impairment	$6,127	$1,064	$1,533	$–	$–		$8,724
Loans collectively evaluated for impairment	117,016	147,711	124,242	15,452	9,268		413,689

Total ending loans balance	$123,143	$148,775	$125,775	$15,452	$9,268		$422,413

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
2016
Commercial	$5,476	$1,690	$3,354	$5,044	$705	$6,609	$241
Commercial real estate	796	600	21	621	–	786	10
Residential real estate	1,681	1,036	472	1,508	24	1,507	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$7,953	$3,326	$3,847	$7,173	$729	$8,902	$312

2015
Commercial	$6,541	$5,832	$301	$6,133	$299	$5,972	$230
Commercial real estate	1,265	670	393	1,063	64	1,420	18
Residential real estate	1,689	967	568	1,535	26	1,671	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$9,495	$7,469	$1,262	$8,731	$389	$9,063	$309

2014
Commercial	$7,011	$5,889	$37	$5,926	$–	$6,739	$208
Commercial real estate	1,836	950	728	1,678	109	2,723	90
Residential real estate	1,721	885	730	1,615	75	1,796	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$10,568	$7,724	$1,495	$9,219	$184	$11,258	$359

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans
2016
Commercial	$133,630	$151	$62	$–	$425	$638	$134,268
Commercial real estate	158,504	435	–	39	497	971	159,475
Residential real estate	142,926	816	61	196	490	1,563	144,489
Construction & land development	23,428	–	–	–	–	–	23,428
Consumer	13,234	21	16	–	37	74	13,308

Total loans	$471,722	$1,423	$139	$235	$1,449	$3,246	$474,968

2015
Commercial	$122,760	$34	$172	$–	$177	$383	$123,143
Commercial real estate	147,920	–	59	–	796	855	148,775
Residential real estate	124,408	486	173	105	603	1,367	125,775
Construction & land development	15,452	–	–	–	–	–	15,452
Consumer	9,105	163	–	–	–	163	9,268

Total loans	$419,645	$683	$404	$105	$1,576	$2,768	$422,413

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $6.4 million as of December 31, 2016, with $711 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2015, the Company had TDRs of $7.6 million, with $26 thousand of specific reserves allocated. At December 31, 2016, $6 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $394 thousand were classified as nonaccrual.

Loan modifications that are considered TDRs completed during the year ended December 31 were as follows:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
2016
Commercial	4	$3,607	$3,607
Residential real estate	1	101	101

Total restructured loans	5	$3,708	$3,708

2015
Commercial	1	$148	$148
Residential real estate	5	307	307

Total restructured loans	6	$455	$455

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. None of the loans restructured in 2015 subsequently defaulted in 2016. There was one residential real estate loan of $84 thousand restructured in 2014 that subsequently defaulted in 2015.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Real Estate Loans in Foreclosure

The Company held no foreclosed real estate as of December 31, 2016, or December 31, 2015. Mortgage loans in the process of foreclosure were $448 thousand at December 31, 2016, and $89 thousand at December 31, 2015.

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

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, values, highly questionable, and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans. Loans listed as not rated are either less than $300 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class was as follows at December 31:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Not Rated	Total
2016
Commercial	$116,739	$6,874	$9,704	$–	$951	$134,268
Commercial real estate	149,630	4,168	4,766	–	911	159,475

Residential real estate	216	–	175	–	144,098	144,489
Construction & land development	17,183	981	504	–	4,760	23,428
Consumer	–	–	–	–	13,308	13,308

Total	$283,768	$12,023	$15,149	$–	$164,028	$474,968

2015
Commercial	$112,229	$3,100	$7,044	$–	$770	$123,143
Commercial real estate	141,621	2,742	3,150	–	1,262	148,775
Residential real estate	190	–	213	–	125,372	125,775
Construction & land development	11,015	944	–	–	3,493	15,452
Consumer	–	–	–	–	9,268	9,268

Total	$265,055	$6,786	$10,407	$–	$140,165	$422,413

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2016
Commercial	$951	$–	$951
Commercial real estate	911	–	911
Residential real estate	143,440	658	144,098
Construction & land development	4,760	–	4,760
Consumer	13,271	37	13,308

Total	$163,333	$695	$164,028

2015
Commercial	$770	$–	$770
Commercial real estate	1,262	–	1,262
Residential real estate	124,700	672	125,372
Construction & land development	3,493	–	3,493
Consumer	9,268	–	9,268

Total	$139,493	$672	$140,165

Mortgage Servicing Rights

For the years ended December 31, 2016 and 2015, the Company had outstanding MSRs of $261 thousand and $246 thousand, respectively. No valuation allowance was recorded at December 31, 2016 or 2015, as the fair value of the MSRs exceeded their carrying value. On December 31, 2016, the Company had $61.8 million residential mortgage loans with servicing retained as compared to $59.9 million with servicing retained at December 31, 2015.

Total loans serviced for others approximated $85.9 million and $76.3 million at December 31, 2016 and 2015, respectively.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2016	2015

Land and improvements	$1,607	$1,559
Buildings and improvements	10,365	9,702
Furniture and equipment	6,346	8,031
Leasehold improvements	191	260

	18,509	19,552
Accumulated depreciation	9,760	11,343

Premises and equipment, net	$8,749	$8,209

The Bank leases certain office locations. Total rental expense under these leases approximated $191 thousand, $301 thousand, and $299 thousand in 2016, 2015, and 2014, respectively. Depreciation expense amounted to $690 thousand, $660 thousand, and $653 thousand for the years ended December 31, 2016, 2015, and 2014, respectively.

Future minimum lease payments at December 31, 2016 were as follows:

(Dollars in thousands)

2017	$152
2018	82
2019	71

Total	$305

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2016, 2015, or 2014. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $121 thousand, $125 thousand, and $130 thousand in 2016, 2015, and 2014, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2016	2015	2014

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(868)	(747)	(622)

Net carrying amount	$383	$504	$629

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2016 was as follows:

(Dollars in thousands)	Core Deposit Amortization

2017	$116
2018	101
2019	63
2020	59
2021	44

$383

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 were as follows:

(Dollars in thousands)	2016	2015

Demand	$97,683	$86,472
Savings	163,169	167,755
Time deposits:
In excess of $ 250,000	13,102	13,834
Other	99,007	105,432

Total interest-bearing deposits	$372,961	$373,493

At December 31, 2016, stated maturities of time deposits were as follows:

(Dollars in thousands)

2017	$57,670
2018	27,439
2019	15,400
2020	5,336
2021	6,264

Total	$112,109

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased, and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2016	2015

Balance at year-end	$48,742	$48,598
Average balance outstanding	51,801	51,571
Maximum month-end balance	55,642	54,462
Weighted-average rate at year-end	0.16%	0.14%
Weighted-average rate during the year	0.14	0.14

Average balances outstanding during the year represent daily average balances; average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous

(Dollars in thousands)	December 31, 2016	December 31, 2015

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 48,866	$ 48,791
Repurchase agreements	48,742	48,598

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2016	2015

Fixed-rate	12/20/17	12/21/17	3.61%	3.48%	3.73%	$10,000	$10,000
Fixed-rate amortizing	4/1/24	4/1/24	1.36	1.16	6.80	2,385	3,465

						$12,385	$13,465

Maturities of other borrowings at December 31, 2016, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2017	$10,730	3.44%
2018	534	1.16
2019	389	1.16
2020	279	1.16
2021 and beyond	453	1.16

	$12,385	3.14%

Monthly principal and interest payments, as well as 10% – 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2016 the Company had the capacity to borrow an additional $65.6 million from the FHLB.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31:

(Dollars in thousands)	2016	2015	2014

Current	$2,973	$2,564	$2,393
Deferred	(4)	83	175

Total income tax provision	$2,969	$2,647	$2,568

The income tax provision attributable to income from operations differed from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2016	2015	2014

Expected provision using statutory federal income tax rate	$3,300	$2,947	$2,874
Tax-exempt income on state and municipal securities and political subdivision loans	(241)	(216)	(188)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	5	4	4
Tax-exempt income on bank-owned life insurance	(94)	(92)	(90)
Other	(1)	4	(32)

Total income tax provision	$2,969	$2,647	$2,568

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 were as follows:

(Dollars in thousands)	2016	2015

Allowance for loan losses	$1,957	$1,743
Net operating loss carryforward	84	213
Unrealized loss on securities available-for-sale	450	215
Other	29	41

Deferred tax assets	2,520	2,212

Premises and equipment	(384)	(359)
Federal Home Loan Bank stock dividends	(609)	(609)
Deferred loan fees	(362)	(326)
Prepaid expenses	(182)	(193)
Other	(380)	(361)

Deferred tax liabilities	(1,917)	(1,848)

Net deferred tax asset	$603	$364

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

The Company has a net operating loss tax carryforward of approximately $248 thousand, as of December 31, 2016. The net operating loss carryforward can be used to offset future taxable income and will begin to expire in tax year 2026. No additional valuation allowance is deemed necessary in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2013.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 3.00% in 2016 and 2.75% of each eligible participant’s compensation in 2015 and 2014. The Plan also provides for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $338 thousand, $304 thousand, and $269 thousand for 2016, 2015, and 2014, respectively.

The Company’s stock option plan expired in 2013 and the last options outstanding were exercised in 2016. No stock options were granted nor did any share awards vest during the three years presented.

The following table summarizes stock options activity for the years ended December 31:

		2016			2015			2014
	Shares		Weighted Average Exercise Price	Shares		Weighted Average Exercise Price	Shares		Weighted Average Exercise Price
Outstanding at beginning of year	5,952		$18.00	11,904		$18.00	30,760		$17.90
Granted	–		–	–		–	–		–
Exercised	(5,952)		(18.00)	(5,952)		(18.00)	(18,856)		(17.84)
Forfeited	–			–			–

Outstanding at end of year	–		–	5,952		18.00	11,904		18.00

Options exercisable at year-end	–		$–	5,952		$18.00	11,904		$18.00
Weighted-average fair value of options granted during year	N/A		N/A			N/A			N/A

There were no options outstanding at December 31, 2016. The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $39 thousand at December 31, 2015.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2016	2015

Commitments to extend credit	$162,763	$136,293
Letters of credit	972	1,937

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

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are made by the Bank to executive officers, directors, and their related business interests consistent with Federal Reserve Regulation O.

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2016	2015

Balance at beginning of year	$495	$4,417
New loans and advances	84	69
Repayments, including loans sold	117	148
Changes in related parties[1]	(141)	(3,843)

Balance at end of year	$321	$495

1The adjustment made in 2016 relates to the retirement of a senior management member and 2015 to the retirement of a director.

Deposits from executive officers, directors, and their related business interests at December 31, 2016 and 2015, were approximately $3.0 million and $2.5 million.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total capital, Tier 1 capital and Common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1, and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2016
Total capital to risk-weighted assets
Consolidated	$66,545	13.7%	$38,936	8.0%	$48,670	10.0%
Bank	65,420	13.5	38,925	8.0	48,656	10.0
Tier 1 capital to risk-weighted assets
Consolidated	61,246	12.6	29,202	6.0	38,936	8.0
Bank	60,121	12.4	29,194	6.0	38,925	8.0
Common equity Tier 1 capital to risk-weighted assets
Consolidated	61,246	12.6	21,901	4.5	31,635	6.5
Bank	60,121	12.4	21,895	4.5	31,626	6.5
Tier 1 capital to average assets
Consolidated	61,246	9.3	26,330	4.0	32,913	5.0
Bank	60,121	9.1	26,325	4.0	32,906	5.0

2015
Total capital to risk-weighted assets
Consolidated	$61,210	13.5%	$36,226	8.0%	$45,283	10.0%
Bank	60,151	13.3	36,216	8.0	45,270	10.0
Tier 1 capital to risk-weighted assets
Consolidated	56,540	12.5	27,170	6.0	36,226	8.0
Bank	55,481	12.3	27,162	6.0	36,216	8.0
Common equity Tier 1 capital to risk-weighted assets
Consolidated	56,540	12.5	20,377	4.5	29,434	6.5
Bank	55,481	12.3	20,371	4.5	29,425	6.5
Tier 1 capital to average assets
Consolidated	56,540	8.7	25,871	4.0	32,338	5.0
Bank	55,481	8.6	25,865	4.0	32,332	5.0

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2017, the Bank could dividend $12.1 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval due to its current cash balances and ability to access the credit markets. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 follows:

(Dollars in thousands)	2016	2015

CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$921	$790
Investment in subsidiary bank	64,272	60,201
Securities available-for-sale	80	64
Other assets	195	218

TOTAL ASSETS	$65,468	$61,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$53	$7
Total shareholders’ equity	65,415	61,266

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,468	$61,273

(Dollars in thousands)	2016	2015	2014

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
Interest on securities	$2	$2	$2
Dividends from subsidiary	2,450	2,400	2,400
Securities gains	–	35	–

Total income	2,452	2,437	2,402
Operating expenses	384	465	312

Income before taxes and undistributed equity income of subsidiary	2,068	1,972	2,090
Income tax benefit	(131)	(146)	(141)
Equity earnings in subsidiary, net of dividends	4,539	3,904	3,653

NET INCOME	$6,738	$6,022	$5,884

COMPREHENSIVE INCOME	$6,281	$5,887	$7,058

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2016	2015	2014

CONDENSED STATEMENTS OF CASH FLOWS

Cash flows from operating activities:

Net income	$6,738	$6,022	$5,884

Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(4,539)	(3,904)	(3,653)

Securities gain	–	(35)	–

Change in other assets, liabilities	71	2	(111)

Net cash provided by operating activities	2,270	2,085	2,120

Cash flows from investing activities:

Proceeds from sale of securities	–	88	–

Net cash provided by investing activities	–	88	–

Cash flows from financing activities:

Cash dividends paid	(2,139)	(2,082)	(2,026)

Cash received from exercise of stock options	–	–	7

Net cash used in financing activities	(2,139)	(2,082)	(2,019)

Increase in cash	131	91	101
Cash at beginning of year	790	699	598

Cash at end of year	$921	$790	$699

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

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value as of December 31, 2016 and December 31, 2015, by level within the fair value hierarchy. No liabilities were carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities, obligations of states, and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:	December 31, 2016
Securities available-for-sale
U.S. Treasury security	$1,001	$–	$–	$1,001
U.S. Government agencies	–	6,402	–	6,402
Mortgage-backed securities of government agencies	–	55,837	–	55,837
Other mortgage-backed securities	–	65	–	65
Asset-backed securities of government agencies	–	1,266	–	1,266
State and political subdivisions	–	29,708	–	29,708
Corporate bonds	–	9,516	–	9,516

Total debt securities	1,001	102,794	–	103,795
Equity securities	80	–	–	80

Total available-for-sale securities	$1,081	$102,794	$–	$103,875

Assets:	December 31, 2015

Securities available-for-sale
U.S. Treasury security	$1,000	$–	$–	$1,000
U.S. Government agencies	–	18,118	–	18,118
Mortgage-backed securities of government agencies	–	63,179	–	63,179
Other mortgage-backed securities	–	104	–	104
Asset-backed securities of government agencies	–	1,392	–	1,392
State and political subdivisions	–	25,301	–	25,301
Corporate bonds	–	18,811	–	18,811

Total debt securities	1,000	126,905	–	127,905
Equity securities	64	–	–	64

Total available-for-sale securities	$1,064	$126,905	$–	$127,969

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2016 and December 31, 2015, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis	December 31, 2016
Impaired loans	$–	$–	$6,427	$6,427

Assets measured on a nonrecurring basis	December 31, 2015
Impaired loans	$–	$–	$8,335	$8,335

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements

(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

			December 31, 2016

Impaired loans	$5,331	Discounted cash flow	Remaining term Discount rate	6 mos to 29.9 yrs / (61.1 mos 3.1% to 12.0% / (4.9	) %)

	1,097	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	0% to –50% (–21.7 –10	%) %

			December 31, 2015
Impaired loans	$7,256	Discounted cash flow	Remaining term Discount rate	2 mos to 29.5 yrs / (55 mos 3.1% to 8.3% / (4.3	) %)

	1,079	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	–20% to –30% (–26 –10	%) %

[1] Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.

[2] Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 were as follows:

	2016
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$36,838	$36,838	$–	$–	$36,838
Securities available-for-sale	103,875	1,081	102,794	–	103,875
Securities held-to-maturity	23,883	–	23,444	–	23,444
Restricted stock	4,614	4,614	–	–	4,614
Net loans	470,158	–	–	471,815	471,815
Bank-owned life insurance	10,361	10,361	–	–	10,361
Accrued interest receivable	1,409	1,409	–	–	1,409
Mortgage servicing rights	261	–	–	261	261
Financial liabilities
Deposits	$540,785	$428,676	$–	$112,642	$541,318
Short-term borrowings	48,742	48,742	–	–	48,742
Other borrowings	12,385	–	–	12,511	12,511
Accrued interest payable	76	76	–	–	76

	2015
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$38,272	$38,272	$–	$–	$38,272
Securities available-for-sale	127,969	1,064	126,905	–	127,969
Securities held-to-maturity	33,819	–	34,011	–	34,011
Restricted stock	4,614	4,614	–	–	4,614
Loans held for sale	47	47	–	–	47
Net loans	418,209	–	–	420,181	420,181
Bank-owned life insurance	10,085	10,085	–	–	10,085
Accrued interest receivable	1,513	1,513	–	–	1,513
Mortgage servicing rights	246	–	–	246	246
Financial liabilities
Deposits	$525,042	$405,776	$–	$119,867	$525,643
Short-term borrowings	48,598	48,598	–	–	48,598
Other borrowings	13,465	–	–	13,667	13,667
Accrued interest payable	80	80	–	–	80

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

Securities

The fair value of securities available-for-sale and securities held-to-maturity, which are measured on a recurring basis, are determined primarily by obtaining quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on securities’ relationship to other similar securities. Classified as Level I or Level II in the fair value hierarchy.

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

Restricted stock

Restricted stock includes FHLB Stock and Federal Reserve Bank Stock. It is not practicable to determine the fair value of regulatory equity securities due to restrictions placed on their transferability. Fair value is based on carrying value, classified as Level I.

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

The Company also had unrecognized financial instruments at December 31, 2016 and 2015. These financial instruments relate to commitments to extend credit and letters of credit. The aggregate contract amount of such financial instruments was approximately $163.7 million at December 31, 2016, and $138.2 million at December 31, 2015. Such amounts are also considered to be the estimated fair values.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties, and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2016 and 2015.

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item in the Consolidated Statements of Income
Balance as of December 31, 2015	$(631)	$214	$(417)
Unrealized holding loss on available-for-sale securities arising during the period	(1,221)	415	(806)
Amount reclassified for net gains included in net income	(1)	–	(1)	(a)
Amortization of held-to-maturity discount resulting from transfer	530	(180)	350

Total other comprehensive loss	(692)	235	(457)

BALANCE AS OF DECEMBER 31, 2016	$(1,323)	$449	$(874)

Balance as of December 31, 2014	$(427)	$145	$(282)
Unrealized holding loss on available-for-sale securities arising during the period	(551)	187	(364)
Amount reclassified for net gains included in net income	(56)	19	(37)	(a) (b)

Amortization of held-to-maturity discount resulting from transfer	403	(137)	266

Total other comprehensive loss	(204)	69	(135)

BALANCE AS OF DECEMBER 31, 2015	$(631)	$214	$(417)

(a) Securities gain.

(b) Federal income tax provision.

2016 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2016
First quarter	$ 5,661	$ 5,285	$ 1,480	$ 0.54	$ 0.54
Second quarter	5,813	5,446	1,611	0.59	0.59
Third quarter	5,863	5,497	1,694	0.61	0.61
Fourth quarter	6,295	5,931	1,953	0.72	0.72

2015
First quarter	$ 5,407	$ 5,014	$ 1,342	$ 0.49	$ 0.49
Second quarter	5,568	5,175	1,517	0.55	0.55
Third quarter	5,463	5,068	1,556	0.57	0.57
Fourth quarter	5,559	5,173	1,607	0.59	0.59

2014
First quarter	$ 5,336	$ 4,898	$ 1,416	$ 0.52	$ 0.52
Second quarter	5,484	5,045	1,522	0.55	0.55
Third quarter	5,435	4,997	1,507	0.55	0.55
Fourth quarter	5,401	4,987	1,439	0.53	0.53

2016 Report to Shareholders  |  CSB Bancorp, Inc.

OFFICERS OF THE COMMERCIAL & SAVINGS BANK

JEFF M. AGNES

Officer,

Systems Administrator

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

PEGGY L. CONN

Corporate Secretary

JENNIFER L. DEAM

Officer,

Electronic Services Manager

CHRISTOPHER J. DELATORE

Vice President,

Commercial Banker

DAVID J. DOLAN

Vice President,

Retail Lending Manager

CYNTHIA A. FERRY

Assistant Vice President,

Banking Center Manager

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Senior Vice President,

Senior Operations Officer,

Senior Information Officer

JASON A. GASKELL

Assistant Vice President,

Commercial Banker

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Assistant Vice President,

Commercial Banker

AMI K. HAMMOND

Officer,

Banking Center Manager

MARC R. HARVEY

Vice President,

Organizational Development

JACKIE S. HAZEL

Vice President,

Trust Operations

BENJAMIN J. HERSHBERGER

Assistant Vice President,

Banking Center Manager

MARIE HULL-GREEN

Vice President,

Trust Officer

RANDALL S. JANSON

Assistant Vice President,

Banking Center Manager

JULIE A. JONES

Vice President,

Director Of Human Resources

STEPHEN K. KILPATRICK

First Vice President,

Senior Credit Officer

GINA K. MARSHALL

Officer,

Customer Service Center Manager

KEVIN J. MCALLISTER

Vice President,

Lead Trust Officer

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

ANDREA R. MILEY

Senior Vice President,

Senior Risk Officer

A. LEE MILLER

Vice President,

Cash Management & Special Projects, CRA Officer

EDWARD J. MILLER

Vice President,

Operation Services Manager, Security

MOLLY M. MOHR

Assistant Vice President,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

TODD R. NICOLAS

Vice President,

Commercial Banker

SHAWN E. OSWALD

Vice President,

Information Technology Director, OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Mortgage & Consumer Loan Services Manager

MELANIE S. RABER

Officer,

Commercial Loan Documentation Supervisor

LISA M. SCHONAUER

Assistant Vice President,

Banking Center Manager

REBECCA J. SHULTZ

Assistant Vice President,

Loan Officer

A. CLAY SINNETT

Assistant Vice President,

Commercial Banker

BUD STEBBINS

Senior Vice President,

Senior Loan Officer

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Banker

JULIE A. STITZLEIN

Officer/BSA/AML,

Compliance Analyst

ERIC D. STROUSE

Vice President,

Commercial Banker

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

JENNIFER M. THORPE

Assistant Vice President,

Senior Credit Analyst

WILLIAM R. TINLIN

Vice President,

Recovery, Right To Financial

Privacy Officer

JEANETTE TROYER

Assistant Vice President,

Banking Center Manager

ASHLEY E. VAUGHN

Officer,

Banking Center Manager

ALICIA R. WALLACE

Vice President,

Commercial Banker

ALYSSA A. WALLER

Assistant Vice President,

Marketing Manager

MICHAEL D. WORKMAN

Vice President,

Mortgage Loan Officer,

Small Business Lender

BRADLEY R. YODER

Vice President,

Commercial Banker

CRYSTAL R. YODER

Operations Officer

2016 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDERS AND GENERAL INQUIRIES

CORPORATE OFFICE
91 North Clay Street, Millersburg, Ohio	330.674.9015 or 800.654.9015

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

COMPUTERSHARE

Shareholder Services

P.O. Box 30170

College Station, Texas 77842-3170

800.368.5948

www.computershare.com/investor

PEGGY L. CONN

Corporate Secretary

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330.674.9015

800.654.9015

LEGAL COUNSEL

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216

If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

STACY ANDERSON

Cetera Investment Executive

Cetera Rep on Demand on behalf of The Commercial & Savings Bank

330.763.2853

800.720.5848 (option 1, ext. 4)

stacy.anderson@ceterais.com

SWENEY CARTWRIGHT & CO.

17 South High Street, Suite 300

Columbus, Ohio 43215

800.334.7481

CSB Bancorp, Inc. is required to file an annual report on Form 10-K annually with the Securities and Exchange Commission. A copy of our Annual Report on Form 10-K is available on our website after it is filed with the SEC. Copies of the Form 10-K Annual Report and the Company’s quarterly reports will be furnished, free of charge, to shareholders by written request to:

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330.674.9015

800.654.9015

2016 Report to Shareholders  |  CSB Bancorp, Inc.

BANKING CENTER INFORMATION

THE COMMERCIAL & SAVINGS BANK

Information & Customer Service	330.674.9015 or 1.800.654.9015

24 Hour Online Phone Banking	330.674.2720 or 1.888.438.2720

24 Hour Online Banking, Billpay & Mobile	www.csb1.com

Loan Services 91 North Clay Street, Millersburg	330.674.9015 or 1.800.654.9015

Operations Center 91 North Clay Street, Millersburg	330.674.9015

Investment Services 91 South Clay Street, Millersburg	330.674.2397

Trust Services 91 North Clay Street, Millersburg	Holmes, Stark & Tuscarawas Counties 330.674.2397

Trust Services 405 East Liberty Street, Wooster	Wayne County 330.263.1955

CSB BANKING CENTERS

HOLMES REGION

Berlin Banking Center 4587 S.R. 39, Berlin (Drive-Up ATM)	330.893.3565

Charm Banking Center 4440 C.R. 70, Charm (Walk-Up ATM)	330.893.3323

Millersburg Clinton Commons Banking Center 2102 Glen Drive, Millersburg (Drive-Up ATM)	330.674.2265

Millersburg South Clay Banking Center 91 South Clay Street, Millersburg (Drive-Up ATM)	330.674.0687

Walnut Creek Banking Center 4980 Olde Pump Street, Walnut Creek (Walk-Up ATM)	330.893.2961

Winesburg Banking Center 2225 U.S. 62, Winesburg (Drive-Up ATM)	330.359.5543

STARK REGION

North Canton Banking Center 1210 North Main Street, North Canton (Drive-Up ATM)	330.497.0839

TUSCARAWAS REGION

Gnadenhutten Banking Center 100 South Walnut Street, Gnadenhutten (Drive-Up ATM)	740.254.4313

New Philadelphia Banking Center 635 West High Avenue, New Philadelphia (Drive-Up ATM)	330.308.4867

Sugarcreek Banking Center 127 South Broadway, Sugarcreek (Drive-Up ATM)	330.852.4444

WAYNE REGION

Orrville Area Banking Center 461 Wadsworth Road, Orrville (Drive-Up ATM)	330.682.8000

Orrville High Street Banking Center 330 West High Street, Orrville (Drive-Up ATM)	330.682.8001

Shreve Banking Center 333 West South Street, Shreve (Drive-Up ATM)	330.567.2226

Wooster Downtown Banking Center 405 East Liberty Street, Wooster (Drive-Up ATM)	330.263.1955

Wooster Milltown Banking Center 3562 Commerce Parkway, Wooster (Drive-Up ATM)	330.345.2031

2016 Report to Shareholders  |  CSB Bancorp, Inc.

CSB CSB BANCORP, INC.
Relationships
you can bank on.
In 2017 we will continue to build on our momentum towards excellence. We will aim to attract and retain great talent to serve as local experts in our markets. We will continue to enhance our capabilities to provide the best level of customized service and high-touch technology. And we will execute with prudent business practices and principled growth. Corporate citizenship and community involvement lie at the heart of our organization. We invite you and those within our markets into our network of relationships — among customers, employees, and shareholders — that contribute to the well-being and satisfaction of a community and its residents. Our strong community bank is laser focused on improvement and reaching toward enduring greatness.
2016 Report to Shareholders | CSB Bancorp, Inc. 63

CSB
CSB BANCORP, INC.
www.csb1.com