Form 10-K, Exhibit 13
period 2017-12-31
CSB BANCORP INC /OH
filed 2018-03-16
CIK 880417

Exhibit 13

CSB BANCORP, INC. BUILDING OUR WAY TO EXCELLENCE 2017 REPORT TO SHAREHOLDERS

TABLE OF
CONTENTS

2017 Financial Highlights	3

2017 Letter to Shareholders	4

2017 Financial Review	7

Report on Management’s Assessment of Internal Control over Financial Reporting	22

Report of Independent Registered Public Accounting Firm	23

Consolidated Balance Sheets	25

Consolidated Statements of Income	26

Consolidated Statements of Comprehensive Income	27

Consolidated Statements of Changes in Shareholders’ Equity	27

Consolidated Statements of Cash Flows	28

Notes to Consolidated Financial Statements	30

Officers of The Commercial and Savings Bank	60

Shareholders and General Inquiries	61

Board of Directors	62

2017 Milestones	63

Banking Center Information	64

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL HIGHLIGHTS

For the Year Ended December 31	2017	2016	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$24,452	$22,159	10%
Net interest income – fully taxable-equivalent (FTE) basis	24,833	22,531	10
Noninterest income	4,340	4,296	1
Provision for loan losses	1,145	493	132
Noninterest expense	17,316	16,255	7
Net income	7,101	6,738	5

AT YEAR-END
Loans, net	$511,226	$470,158	9%
Assets	707,063	669,978	6
Deposits	583,259	540,785	8
Shareholders’ equity	70,532	65,415	8
Cash dividends declared	0.84	0.78	8
Book value	25.72	23.85	8
Tangible book value	23.90	21.99	9
Market price	33.11	31.00	7
Basic and diluted earnings per share	2.59	2.46	5

FINANCIAL PERFORMANCE
Return on average assets	1.02%	1.03%
Return on average equity	10.33	10.44
Net interest margin, FTE	3.80	3.67
Efficiency ratio	58.96	60.14

CAPITAL RATIOS
Risk-based capital:
Common equity tier 1	12.70%	12.58%
Tier 1	12.70	12.58
Total	13.78	13.67
Leverage	9.31	9.30

2017 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

CSB’s forward momentum continued in 2017 as the Company again achieved new milestones in size, earnings, and influence in our markets. Average loan balances during the year increased 11%, and average deposit balances were up 6%. This growth was a key factor in delivering record earnings of $7.1 million. Total shareholders’ equity grew by 7.8% to $71 million, and the Board of Directors approved a dividend increase for the fourth year in a row.

FINANCIAL PERFORMANCE TRENDS AT A GLANCE:

11th  Consecutive Year of Record Average Assets

10th  Consecutive Year of Record Average Equity

9th    Consecutive Year of Record Average Deposits

7th    Consecutive Year of Record Revenue

   [Net Interest Income (fte) + Other Income]

6th    Consecutive Year of Record Net Income

6th    Consecutive Year of Efficiency Ratio Below 65%

4th    Consecutive Year of Greater Than 10% Return on Equity

2nd   Consecutive Year of Greater Than 1% Return on Assets

1st    Year of Efficiency Ratio Below 60%

STOCK PERFORMANCE

We continue to generate value for shareholders. The Company’s stock price has been trending upward for the past several years. The market price increased 55% from the beginning of 2015 to the end of 2017; and total return, with dividend reinvestment, amounted to 70% for the three year period. With price-to-book and price-to-earnings multiples that tend to be lower than the overall stock market, we believe CSB stock remains a good value.

OUR OPERATING MODEL

We run the bank with a customer centric focus, deployed through a talented, highly committed workforce visible in the community. We gather deposits and lend locally. In fact, well over 80% of our deposits and loans are sourced right in the four primary counties we serve. Household deposits amount to roughly one half of our FDIC-insured deposits, with businesses, organizations, and municipalities comprising the other half. Our loan portfolio contains about 2/3 business loans and 1/3 household consumer loans. These ratios have been largely unchanged for over a decade and have served us well through changing economic conditions.

To be good stewards of the capital and trust provided by our stakeholders, we intentionally focus on being efficient throughout the organization. We have been targeting an Efficiency Ratio of 60% or below for several years, and in 2017 we hit that marker for the first time. Our Efficiency Ratio of 59% remains better than average. Each year has its own distinct set of challenges and opportunities, and some years require changes that are not as efficient in the short term, but can yield better results in the long run. As such, we may not always achieve an Efficiency Ratio at or below 60%, but we will always endeavor to maintain an operating model that is both effective and sensibly efficient.

Part of being an efficient and strong bank involves effective use of technology, both in operations and in providing easy-to-use and reliable digital service channels. Convenience and “on demand” services rank high on customer priority lists. We strive to provide products and services customers desire, when and where they want them, with platforms that provide safe and secure transactions. As such, we are continually evolving our digital channels to further enhance the user experience. Customer response has been very positive. Additionally, we have increased the size of our very talented team supporting the rapidly increasing volumes of cash management transactions.

KEY ACTIVITIES AND EVENTS OF 2017

In 2017, we rolled out a reengineered website and interface for online banking, and launched CSB’s social media presence. Both platforms have been successful in expanding customer engagement. We increased traditional and digital marketing in geographic areas targeted for growing CSB’s brand recognition. We have also been focusing on bolstering our trust and brokerage areas, and are happy to report improved momentum across our wealth management activities. Trust operations ended the year with more than $100 million in fiduciary, safekeeping, and custody account balances.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

Our facilities continue to be an important presence in the markets we serve. During 2017, we consolidated two facilities that we have been leasing in the greater Orrville area into a newly constructed banking center on property that we own in downtown Orrville. We were also able to purchase the Charm banking center which we had leased for many years.

At the end of the year, Congress enacted the Tax Cuts and Jobs Act, which among other things, reduced the statutory corporate federal income tax rate from 35% to 21% of taxable income beginning in 2018. The reduction is welcome, as commercial banks have for many years carried a significant federal income tax burden. CSB’s effective tax rate has ranged between 30% and 33% for the past ten years, amounting to $22 million of federal income tax expense during that period. The new tax structure will reduce the Company’s effective tax rate to approximately 20%. Going forward, the change in effective tax rate will generate approximately $1 million of expense savings annually on a current proforma basis. This in turn will allow us to further invest in talent, technology, and the markets we serve, while at the same time augmenting after tax earnings in such a way that our share price and dividend paths should be supported.

THE BANKING ENVIRONMENT

Overall credit quality remains acceptable, but a mixed picture. The financial health of businesses and households as a whole continues to improve, both nationally and locally. Consumer debt is increasing, and average credit card balances are near historical highs. Within our loan portfolio, early stage delinquencies declined during 2017, while nonaccrual loan dollars (loan balances with signs of significant distress) increased. The nonaccrual loans in our portfolio at year end are limited to several relationships and appear manageable within our normal course of business. There is no general pattern of concern within the loan portfolio, but we are vigilantly watching loan categories, business sectors, and large customers for any signs of stress. The current economic expansion is one of the longest on record and may be getting into the later stage of its cycle; it would not be a surprise if the next economic slowdown also shifts the credit cycle into a bit more challenging environment.

Competition is fairly keen in our markets, with about 25 different banks and 220 bank branches in the four counties we call home. Total bank deposits grew by 5.5% in those counties over the FDIC’s past two year measurement period, while CSB’s deposits grew by 10%. There is a lot of room for CSB to increase deposit share within our markets, but we are pleased to have improved from the 7th largest deposit share in our four county area to the 6th position, with one out of every twenty FDIC-insured dollars in the market now on deposit at CSB. 2017 was the 9th consecutive year that CSB’s total deposit market share was the highest of any community bank with operations in the four county area. Coupled with loan balances that grew more than 20% in the past two years, the numbers indicate that our focus on providing noticeably different service is being met with favorable market response.

Interest rates have clearly shifted into a rising trajectory. The Federal Reserve expects to continue gradually raising the Federal Funds rate for some period of time, and financial markets have responded by driving yields on short and medium term securities higher. As a result, interest rates on loans and deposits began to rise during 2017 and we would not be surprised to see the pattern of higher cost loans and better yielding deposit rates continue for the next year or more.

Various federal regulatory agencies are evaluating a number of initiatives aimed at finding the “right balance” of prudential oversight. We do not expect a significant relaxation of consumer protections or safety and soundness expectations, nor do we think a broad relaxation would be appropriate given some of the publicized problems within the industry over the past several years. But more importantly, compliance is aligned with CSB’s core values of integrity and honesty in all we do, and doing the right things are engrained within our business strategy. It’s who we are and who we strive to be.

LETTER TO SHAREHOLDERS

Cyber risk (the risk of financial loss, disruption, or damage to an individual or organization from some sort of failure of information technology) is pervasive and continues to proliferate. We are committed to protecting the nonpublic, personally identifiable information and financial assets entrusted to us. Toward that end, we continue to strengthen internal controls, vendor controls, and monitoring systems and protocols. We are happy to speak with any stakeholder about the efforts each of us can make to reduce the risk of loss from a fraudulent transaction, scam, or breach of security.

Industry consolidation has also been a steady presence in banking for quite some time. Roughly 4% of banks have been merging out of existence in recent years; 4.3% disappeared in 2017, while 30% of banks have dropped out in the past eight years. M&A activity in Ohio has also been fairly steady, but at a bit slower pace. Deal pricing increased in 2017, with average deal multiples about 20% higher on a price-to-book basis than in the prior year. We continuously watch for potentially attractive merger and acquisition opportunities, always evaluating such scenarios through the lens of our commitment to add value for our shareholders as an independent community bank.

BUILDING OUR WAY TO EXCELLENCE

This Company’s path to enduring greatness rests upon its ability to perpetually develop capable, committed, and courageous leaders throughout the organization. We are proud to report that we continue to see outstanding leadership development among CSB team members. The Company was also honored as a recipient of the NorthCoast 99 award in 2017, recognizing CSB as one of the best workplaces for top talent in northeast Ohio.

Continuous improvement is incumbent upon organizations that seek to thrive not only in the present, but going forward in the future. By definition, continuous improvement is not a short term initiative; however, in our view it is worthy of our sustained best efforts at building an ever-better banking experience for CSB stakeholders. We are therefore committed to work smart and maintain organizational agility by making prudent and timely systems improvements, investing wisely in market growth, and developing and supporting outstanding talent.

WORDS OF GRATITUDE

CSB’s board of directors provides diligent governance oversight of the company, and we thank them for their continuous work. Two new directors, Ms. Vikki Briggs and Ms. Cheryl Kirkbride, were recently elected to the board; and Mr. Ron Holtman will conclude a 17 year tenure of outstanding board service as of this year’s annual shareholder meeting. Please note the inset honoring Director Holtman on page 62.

Finally, thank you for being a shareholder of CSB. You help provide the capital required for CSB to carry out its purpose-driven work. We believe community-based banks are significant contributors to the health and well-being of local markets, and we are proud to give our best efforts in helping sustain the areas we serve while generating increasing shareholder value.

EDDIE STEINER President and Chief Executive Officer	ROBERT “ROC” BAKER Chairman of the Board of Directors

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

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

Economic activity in the Company’s market area has continued to strengthen at a steady pace for the past nine years. The expansion has been most prevalent in small to mid-sized manufacturing and across various professional and non-professional service sectors. Reported unemployment levels at December 2017 ranged from 3.1% to 5% in the four primary counties served by the Company. These levels declined slightly from December 2016. Labor markets continued to tighten during the year. Wage pressure has increased for most entry-level jobs and to a lesser extent middle-skills jobs in certain sectors such as banking and construction. The local housing market continues to improve. Higher costs of building materials and higher fuel costs have contributed to increased housing construction costs. Consumer confidence in the economy has been a primary driver for the strong housing demand and higher consumer spending.

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2017	2016	2015	2014	2013

Statements of income:
Total interest income	$26,440	$23,632	$21,997	$21,656	$21,138
Total interest expense	1,988	1,473	1,567	1,729	2,255

Net interest income	24,452	22,159	20,430	19,927	18,883
Provision for loan losses	1,145	493	389	643	840

Net interest income after provision for loan losses	23,307	21,666	20,041	19,284	18,043
Noninterest income	4,340	4,296	4,424	4,250	4,318
Noninterest expense	17,316	16,255	15,796	15,082	14,848

Income before income taxes	10,331	9,707	8,669	8,452	7,513
Income tax provision	3,230	2,969	2,647	2,568	2,273

Net income	$7,101	$6,738	$6,022	$5,884	$5,240

Per share of common stock:
Basic income per share	$2.59	$2.46	$2.20	$2.15	$1.91
Diluted income per share	2.59	2.46	2.20	2.15	1.91
Dividends	0.84	0.78	0.76	0.74	0.72
Book value	25.72	23.85	22.35	20.97	19.15
Average basic common shares outstanding	2,742,242	2,742,028	2,739,470	2,737,636	2,736,473
Average diluted common shares outstanding	2,742,242	2,742,028	2,742,108	2,739,078	2,728,477

Year-end balances:
Loans, net	$511,226	$470,158	$418,209	$406,522	$374,040
Securities	128,124	132,372	166,402	143,038	151,535
Total assets	707,063	669,978	650,314	620,981	596,465
Deposits	583,259	540,785	525,042	500,075	480,933
Borrowings	50,889	61,127	62,063	61,580	61,130
Shareholders’ equity	70,532	65,415	61,266	57,450	52,411

Average balances:
Loans, net	$491,258	$443,862	$407,517	$400,876	$369,889
Securities	131,512	147,649	151,181	145,065	138,976
Total assets	692,859	651,318	633,298	604,605	581,150
Deposits	553,228	519,941	505,913	479,330	468,395
Borrowings	68,255	64,528	65,515	67,657	57,882
Shareholders’ equity	68,738	64,524	59,799	55,529	52,787

Select ratios:
Net interest margin, tax equivalent basis	3.80%	3.67%	3.48%	3.56%	3.51%
Return on average total assets	1.02	1.03	0.95	0.97	0.90
Return on average shareholders’ equity	10.33	10.44	10.07	10.60	9.93
Average shareholders’ equity as a percent of average total assets	9.92	9.91	9.44	9.18	9.08
Net loan charge-offs as a percent of average loans	0.17	(0.03)	0.03	0.33	0.09
Allowance for loan losses as a percent of loans at year-end	1.08	1.11	1.10	1.07	1.34
Shareholders’ equity as a percent of total year-end assets	9.98	9.76	9.42	9.25	8.79
Dividend payout ratio	32.45	31.71	34.55	34.42	37.60

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2017 net income was $7.1 million compared to $6.7 million for 2016, an increase of 5%. Total revenue, net interest income plus noninterest income, increased 9% over the prior year. Expense increases included the provision for loan losses of $652 thousand, noninterest expenses of $1.1 million and the provision for income tax of $261 thousand. Basic and diluted earnings per share were $2.59, up 5% from the prior year. The return on average assets was 1.02% in 2017 compared to 1.03% in 2016 and return on average equity was 10.33% in 2017 compared to 10.44% in 2016.

Net income for 2016 was $6.7 million while basic and diluted earnings per share were $2.46 as compared to $6.0 million, or $2.20 per share, for the year ended December 31, 2015. Net income increased 12% during 2016 as compared to 2015 due primarily to a $1.7 million increase in total net interest income partially offset by increases of $104 thousand in the provision for loan losses, $459 thousand in noninterest expenses, and $322 thousand in federal income taxes. Return on average assets was 1.03% in 2016 compared to 0.95% in 2015 and return on average shareholders’ equity was 10.44% in 2016 as compared to 10.07% in 2015.

Net Interest Income

(Dollars in thousands)	2017	2016	2015

Net interest income	$24,452	$22,159	$20,430
Taxable equivalent[1]	381	372	328

Net interest income, fully taxable equivalent	$24,833	$22,531	$20,758

Net interest margin	3.74%	3.61%	3.42%
Taxable equivalent adjustment[1]	0.06	0.06	0.06

Net interest margin-taxable equivalent	3.80%	3.67%	3.48%

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

Net interest income increased $2.3 million, or 10%, in 2017 compared to 2016 primarily due to an 11% increase in average loan balances and an increase of 13 basis points in the average rate earned on loans. The net interest margin increased to 3.80% from 3.67% in 2016.

Net interest income increased $1.8 million, or 9%, in 2016 compared to 2015 partially due to a 9% increase in average loan balances and a decrease of 3 basis points in the average rate paid on interest-bearing liabilities. The net interest margin increased to 3.67% from 3.48% in 2015.

Interest income increased $2.8 million, or 12%, in 2017 compared to 2016 due to a $39 million increase in average interest-earning asset balances. The increase in average loan volume throughout the year helped mitigate the low interest rate environment.

Interest income increased $1.6 million, or 7%, in 2016 compared to 2015 due to a $37 million increase in average loan balances. The increase in average loan volume throughout the year helped mitigate the low interest rate environment. In 2016, interest rates paid on deposits hit their lowest point with the first increases to deposit rates starting in December 2016.

Interest expense increased $515 thousand, or 35%, in 2017 as compared to 2016 due to rate increases of 7 basis points on deposits and 22 basis points on other borrowed funds. Long term advances of $10 million were borrowed during second quarter 2017 in advance of a December 2017 advance maturity providing a future rate decrease of 148 basis points. Total average time deposits continued to decline as customers anticipate rising interest rates.

Interest expense decreased $94 thousand, or 6%, in 2016 as compared to 2015 due to decreases in time deposits and other borrowed funds and a continued shift in the liability mix towards less expensive, noninterest bearing demand deposits. Total average time deposits continued to decline as customers anticipate rising interest rates.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield, and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2017			2016			2015
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]

Interest-earning assets
Federal funds sold	$575	$6	0.96%	$732	$3	0.44%	$982	$2	0.23%
Interest-earning deposits	23,780	283	1.19	16,946	107	0.63	32,395	94	0.29
Securities:
Taxable	99,981	2,374	2.37	119,701	2,598	2.17	129,700	2,790	2.15
Tax exempt	31,531	1,030	3.27	27,948	985	3.52	21,481	854	3.97
Loans[3]	497,048	23,128	4.65	448,941	20,311	4.52	412,147	18,585	4.51

Total interest-earning assets	652,915	26,821	4.11%	614,268	24,004	3.91%	596,705	22,325	3.74%
Noninterest-earning assets
Cash and due from banks	14,677			13,914			13,661
Bank premises and equipment, net	8,817			8,531			8,290
Other assets	22,240			19,684			19,272
Allowance for loan losses	(5,790)			(5,079)			(4,630)

Total assets	$692,859			$651,318			$633,298

Interest-bearing liabilities
Demand deposits	$101,081	129	0.13%	$83,956	33	0.04%	$77,689	27	0.03%
Savings deposits	170,694	302	0.18	163,271	123	0.08	158,531	113	0.07
Time deposits	111,650	913	0.82	116,427	850	0.73	125,180	941	0.75
Borrowed funds	68,255	644	0.94	64,528	467	0.72	65,515	486	0.74

Total interest-bearing liabilities	451,680	1,988	0.44%	428,182	1,473	0.34%	426,915	1,567	0.37%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	169,803			156,287			144,513
Other liabilities	2,638			2,325			2,071
Shareholders’ equity	68,738			64,524			59,799

Total liabilities and equity	$692,859			$651,318			$633,298

Net interest income[4]		$24,833			$22,531			$20,758

Net interest margin			3.80%			3.67%			3.48%
Net interest spread			3.67%			3.57%			3.37%

 1Average balances have been computed on an average daily basis.

 2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

 3Average loan balances include nonaccrual loans.

 4Net interest income is shown on a fully tax-equivalent basis.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1

	2017 v. 2016			2016 v. 2015
(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume	Rate

Increase (decrease) in interest income:
Federal funds	$3	$(2)	$5	$1	$(1)	$2
Interest-earning deposits	176	82	94	13	(98)	111
Securities:
Taxable	(224)	(469)	245	(192)	(217)	25
Tax exempt	45	117	(72)	131	228	(97)
Loans	2,817	2,245	572	1,726	1,665	61

Total interest income change	2,817	1,973	844	1,679	1,577	102

Increase (decrease) in interest expense:
Demand deposits	96	22	74	6	2	4
Savings deposits	179	13	166	10	4	6
Time deposits	63	(39)	102	(91)	(64)	(27)
Other borrowed funds	177	35	142	(19)	(7)	(12)

Total interest expense change	515	31	484	(94)	(65)	(29)

Net interest income change	$2,302	$1,942	$360	$1,773	$1,642	$131

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1.1 million in 2017, $493 thousand in 2016, and $389 thousand in 2015. Higher provision expense in 2017 and 2016 reflects an increasing volume in the loan portfolio, higher loan losses, and an increase in nonperforming loans. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
		Change from 2016		Change from 2015
(Dollars in thousands)	2017	Amount	%	2016	Amount	%	2015

Service charges on deposit accounts	$1,133	$(33)	(2.8)%	$1,166	$ (37)	(3.1)%	$1,203
Trust services	687	(174)	(20.2)	861	1	0.0	860
Debit card interchange fees	1,193	106	9.8	1,087	99	10.0	988
Gain on sale of loans, including MSRs	296	(13)	(4.2)	309	(54)	(14.9)	363
Earnings on bank-owned life insurance	357	81	29.3	276	6	2.2	270
Securities gains	–	(1)	(100.0)	1	(55)	(98.2)	56
Other	674	78	13.1	596	(88)	(12.9)	684

Total noninterest income	$4,340	$44	1.0%	$4,296	$ (128)	(2.9)%	$4,424

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

Noninterest income increased $44 thousand, or 1%, in 2017 compared to the same period in 2016. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) decreased 4% due to decreasing sales of real estate mortgage loans into the secondary market and customers opting into variable rate mortgages that have been retained by the Bank. The Bank originated and sold $11 million in mortgage loans in 2017 as compared to the sale of $11 million of loans in 2016. Service charges on deposits, which are primarily customer overdraft fees, decreased 3% in 2017, with a 3% decrease in overdraft fees due to improving consumer deposit balances. Debit card interchange fees increased 10% in 2017 compared to 2016 due to volume increases. Earnings on bank owned life insurance increased $81 thousand with the addition of $2.5 million in policy values in 2017. Trust and brokerage services decreased 20% as a reorganization of the departments was completed with fees declining through third quarter 2017 and then stabilizing in fourth quarter 2017 over fourth quarter 2016.

Noninterest income decreased $128 thousand, or 3%, in 2016 compared to the same period in 2015. Gains on sales of mortgage loans including MSRs decreased 15% due to decreasing sales of real estate mortgage loans into the secondary market and customers opting into variable rate mortgages that have been retained by the Bank. The Bank originated and sold $11 million in mortgage loans in 2016 as compared to the sale of $12 million of loans in 2015. Service charges on deposits, which are primarily customer overdraft fees, decreased 3% in 2016, with a 6% decrease in overdraft fees due to increasing health of consumer deposit balances. Debit card interchange fees increase 10% in 2016 compared to 2015 due to increased volume.

Noninterest Expenses

	YEAR ENDED DECEMBER 31
		Change from 2016			Change from 2015
(Dollars in thousands)	2017	Amount	%	2016	Amount	%	2015

Salaries and employee benefits	$10,009	$655	7.0%	$9,354	$535	6.1%	$8,819
Occupancy expense	869	(104)	(10.7)	973	(54)	(5.3)	1,027
Equipment expense	665	(14)	(2.1)	679	16	2.4	663
Professional and director fees	963	131	15.7	832	2	0.2	830
Financial institutions tax	523	96	22.5	427	27	6.8	400
Marketing and public relations	401	(14)	(3.4)	415	(4)	(1.0)	419
Software expense	879	80	10.0	799	(2)	(0.2)	801
Debit card expense	535	90	20.2	445	32	7.7	413
FDIC insurance	225	(57)	(20.2)	282	(75)	(21.0)	357
Amortization of intangible assets	116	(5)	(4.1)	121	(4)	(3.2)	125
Other	2,131	203	10.5	1,928	(14)	(0.7)	1,942

Total noninterest expenses	$17,316	$1,061	6.5%	$16,255	$459	2.9%	$15,796

Noninterest expense increased $1.1 million, or 7%, in 2017 compared to 2016. Salaries and employee benefits increased $655 thousand due to base compensation increasing $432 thousand as a result of additional full-time employees and annual adjustments. Increases in 2017 include retirement benefits and incentive compensation of $112 thousand, medical and dental expense rising $41 thousand, and employment taxes rising $11 thousand. The capitalization of employee costs of loan originations contributed to an increase in salary expense of $54 thousand. Professional and director fees increased $131 thousand primarily due to increased accounting and audit fees of $145 thousand, due to the outsourcing of internal audit and first year expenses for the internal control audit, required under Section 404(b) of the Sarbanes-Oxley Act. Debit card expense increased $90 thousand in 2017. At the end of 2017, all customers had been issued debit cards with embedded chips that protect cardholder data. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $14 thousand in 2017, as compared to 2016, due to a decline in depreciation expense of $66 thousand partially offset by increases in maintenance, repair, and small equipment replacement. The FDIC insurance assessment decreased $57 thousand, or 20%, due to a rate reduction that started July 1, 2016. Occupancy expense continued to decrease primarily with a reduction of branch facility costs, which included a full year savings on a branch relocation. Other expenses increased $203 thousand including an increase of $64 thousand start-up costs for an employee wellness program, $37 thousand in fraud check losses, and $22 thousand in paper and printing costs.

Noninterest expense increased $459 thousand, or 3%, in 2016 compared to 2015. Salaries and employee benefits increased $535 thousand due to base compensation increasing $436 thousand as a result of additional full-time employees and annual adjustments. Other increases in 2016 included medical and dental expense of $45 thousand and employment taxes of $38 thousand. The capitalization of employee costs of loan originations contributed to a decrease in salary expense of $109 thousand. Debit card expense increased $32 thousand in 2016, with increased costs due to the migration to EMV chip cards. Debit cards are being issued with embedded chips that protect cardholder data. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

increased $16 thousand in 2016, as compared to 2015, with small equipment replacement. The FDIC insurance assessment decreased $75 thousand, or 21%, due to a rate reduction starting July 1, 2016. Occupancy expense decreased primarily with a reduction of branch facility costs, which included a branch relocation and the purchase of a branch office that had been previously leased.

Income Taxes

The provision for income taxes amounted to $3.2 million in 2017, $3.0 million in 2016, and $2.6 million in 2015. The increase in 2017 included the Tax Cuts and Jobs Act (“TCJA”) income tax increase adjustment of $101 thousand resulting from the write down of a deferred tax asset of $109 thousand related to unrealized losses on securities, as the valuation rate on this future tax deduction was reduced from 34% to 21% in accordance with the TCJA. The effective tax rate, without the TCJA adjustment, decreased slightly with an increase in tax exempt income.

FINANCIAL CONDITION

Total assets of the Company were $707 million at December 31, 2017, compared to $670 million at December 31, 2016, representing an increase of $37 million, or 6%. Net loans increased $41 million, or 9%, while investment securities decreased $4 million, or 3%, and interest-earning deposits with other banks decreased $4 million, which was offset by a $4 million increase in cash and due from banks. Deposits increased $42 million and short-term borrowings decreased $9 million, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $1 million, or 8%.

Securities

Total investment securities decreased $4 million, or 3%, to $128 million at year-end 2017. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, obligations of state and political subdivisions, other government agencies’ debt, and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations, or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2017, $26 million, or 82%, held an S&P or Moody’s investment grade rating and $6 million, or 18%, were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities, and school districts with 88% of the portfolio originating in Ohio, and 12% in Pennsylvania. Gross unrealized security losses within the portfolio were 1% of total securities at December 31, 2017, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows track the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $41 million, or 9%, during 2017 with increases in all loan categories, except for a small decrease in construction and land development. Volume increases were recognized as follows: residential real estate loans increased $13 million, or 9%, commercial loans increased $6 million, or 4%, and commercial real estate loans increased $20 million, or 13%. Aided by low interest rates, business expansion and consumer borrowing continued to increase throughout 2017.

Attractive interest rates in the secondary market continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages during 2017. The Company sold $11 million of originated mortgages into the secondary market, as compared to $11 million in 2016. The Company originated $29 million of portfolio mortgage loans, which were predominately variable rate in 2017 as compared to 2016 origination of $36 million for the Company’s portfolio. Demand for home equity loans improved in 2017, with balances increasing $351 thousand. Installment lending continued to improve with consumer loans increasing 23% on a year-over-year basis to $16 million at December 31, 2017. This growth is primarily from RV finance loans, originated in northeast Ohio.

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans comprise approximately 62% of the total loan portfolio at year-end 2017 and 2016, respectively. Residential real estate loans remained stable at approximately 31% of the total loan portfolio. Construction and land development loans declined to 4% of the total portfolio at December 31, 2017. The Company is well within the respective regulatory guidelines for investment in construction, development, and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Tuscarawas, Wayne, and Stark counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2017, included $41 million, or 8%, of total loans to lessors of non-residential buildings or dwellings; $30 million, or 6%, of total loans to borrowers in the hotel, motel, and lodging business; $26 million, or 5%, of total loans to logging, sawmills, and timber tract operations; and $21 million, or 4%, of total loans to lessors of residential real estate. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal, interest payments, and the adequacy of the collateral received.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

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

The increase in nonperforming loans year-over-year is primarily due to three lending relationships comprised of several loans. Approximately $2.9 million of the nonperforming loan total is guaranteed by either the USDA or the SBA.

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2017	2016

Nonaccrual loans
Commercial	$1,152	$425
Commercial real estate	4,384	497
Residential real estate	487	490
Construction & land development	–	–
Consumer	58	37
Loans past due 90 days or more and still accruing
Commercial	–	–
Commercial real estate	40	39
Residential real estate	401	196
Construction & land development	–	–

Total nonperforming loans	6,522	1,684
Other real estate owned	–	–

Total nonperforming assets	$6,522	$1,684

Nonperforming assets as a percentage of loans plus other real estate	1.26%	0.35%

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2017		2016

Beginning balance of allowance for loan losses	$5,291		$4,662
Provision for loan losses	1,145		493
Charge-offs:
Commercial	1,184		297
Commercial real estate	–		50
Residential real estate & home equity	–		12
Construction & land development	–		–
Consumer	20		59
Credit cards	–		–

Total charge-offs	1,204		418
Recoveries:
Commercial	361		214
Commercial real estate	–		334
Residential real estate & home equity	8		5
Construction & land development	–		–
Consumer	3		1
Credit cards	–		–

Total recoveries	372		554

Net (recoveries) charge-offs	832		(136)

Ending balance of allowance for loan losses	$5,604		$5,291

Net charge-offs as a percentage of average total loans	0.17%		(0.03)%
Allowance for loan losses as a percentage of total loans	1.08		1.11
Allowance for loan losses to total nonperforming loans	0.86	x	3.14	x

Components of the allowance for loan losses:
General reserves	$5,360		$4,562
Specific reserve allocations	244		729

Total allowance for loan losses	$5,604		$5,291

The allowance for loan losses totaled $5.6 million, or 1.08%, of total loans at year-end 2017 as compared to $5.3 million, or 1.11%, of total loans at year-end 2016. The Bank had net charge-offs of $832 thousand for 2017 as compared to net recoveries of $136 thousand in 2016.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $6.5 million, or 1.26%, of loans at year-end 2017 as compared to $1.7 million, or 0.35% of loans at year-end 2016. Impaired loans were $7.9 million at year-end 2017 as compared to $7.2 million at year-end 2016. Management has assigned loss allocations to absorb the estimated losses on impaired loans. These allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment increased $495 thousand to $9.2 million at year-end 2017 primarily because of the construction of a branch facility that consolidated two previously leased facilities in 2016. There was no other real estate owned at December 31, 2017 or 2016. At December 31, 2017, the Company recognized a net deferred tax asset of $162 thousand as compared to a net deferred tax asset of $603 thousand at December 31, 2016.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions, as well as alternative investment options. Demand and savings deposits increased for the year ended 2017, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities.

	December 31		Change from 2016

(Dollars in thousands)	2017	2016	Amount	%

Noninterest-bearing demand	$173,671	$167,824	$5,847	3.5%
Interest-bearing demand	119,579	97,683	21,896	22.4
Traditional savings	108,468	95,275	13,193	13.8
Money market savings	71,749	67,894	3,855	5.7
Time deposits in excess of $250,000	12,026	13,102	(1,076)	(8.2)
Other time deposits	97,766	99,007	(1,241)	(1.3)

Total deposits	$583,259	$540,785	$42,474	7.9%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions, and advances from the FHLB. Short-term borrowings, consisting of securities sold under repurchase agreements, decreased $9 million. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at December 31, 2017 the new product had balances of $21.8 million. Other borrowings, consisting of FHLB advances, decreased $1 million as the result of maturities and principal repayments. All FHLB borrowings at December 31, 2017 have long term maturities with monthly amortizing payments.

CAPITAL RESOURCES

Total shareholders’ equity increased to $70.5 million at December 31, 2017, as compared to $65.4 million at December 31, 2016. This increase was primarily due to $7.1 million of net income, which was partially offset by the payment of $2.3 million of cash dividends in 2017. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that allowed the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. At December 31, 2017, approximately 41 thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2017 or 2016.

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

The new rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5% composed of common equity tier 1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. The capital conservation buffer on January 1, 2018, is 1.875%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

LIQUIDITY

	December 31		Change
(Dollars in millions)	2017	2016	from 2016

Cash and cash equivalents	$36	$37	$(1)
Unused lines of credit	82	66	16
Unpledged securities at fair market value	31	37	(6)

	$149	$140	$9

Net deposits and short-term liabilities	$557	$533	$24

Liquidity ratio	26.8%	26.1%
Minimum board approved liquidity ratio	20.0%	20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses, and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2017 and 2016. Additional sources of liquidity include net income, loan repayments, the availability of borrowings, and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2017 included net loan originations of $42 million, securities purchases of $18 million, offset by maturities and repayment of securities totaling $22 million. The Company’s financing activities included a $42 million increase in deposits, $2 million in cash dividends paid, and a $1 million net decrease in FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2017 and 2016. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two year period. The tests assume a quarterly ramped 100, 200, 300, and 400 basis point increase and a 100 basis point decrease in 2017 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve month period of the twenty-four month horizon.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

Net Interest Income at Risk

	December 31, 2017

	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits

(Dollars in thousands)	+ 400	$28,329	$1,666	6.2%	± 25%
	+ 300	27,944	1,281	4.8	± 15
	+ 200	27,552	889	3.3	± 10
	+ 100	27,123	460	1.7	± 5
	0	26,663	–	–
	– 100	25,996	(667)	(2.5)	± 5

	December 31, 2016

	+ 400	$25,519	$1,889	8.0%	± 25%

	+ 300	25,063	1,433	6.1	± 15

	+ 200	24,577	947	4.0	± 10

	+ 100	24,092	462	2.0	± 5

	0	23,630	–	–

	– 100	22,841	(789)	(3.3)	± 5
Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2017 and 2016. Economic Value of Equity at Risk
		December 31, 2017

	Change In Interest Rates (Basis Points)		Percentage Change		Board Policy Limits

	+ 400		20.0%		± 35%
	+ 300		16.2		± 30
	+ 200		11.9		± 20
	+ 100		6.6		± 15
	– 100		(8.1)		± 15

		December 31, 2016

	+ 400		18.1%		± 35%
	+ 300		14.9		± 30
	+ 200		11.0		± 20
	+ 100		6.1		± 15
	– 100		(7.6)		± 15

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

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

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2017, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates an increase of 20.0% and 18.1% as of December 31, 2017 and 2016, respectively. The Company was within all Board-approved limits at December 31, 2017 and 2016.

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

U.S. Treasury securities, obligations of U.S. Government corporations and agencies, and obligations of states and political subdivisions will generally repay at their stated maturity or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors: current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic conditions in specific geographic areas, which affect the sales and price levels of residential, and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, leading to a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2017 and 2016 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2017:

	Amount of Commitment to Expire Per Period

(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines of credit	$110,804	$99,585	$381	$76	$10,762
Real estate lines of credit	54,374	1,582	5,118	7,219	40,455
Consumer lines of credit	740	740	–	–	–
Credit cards lines of credit	4,475	4,475	–	–	–
Overdraft privilege	6,961	6,961	–	–	–
Commercial real estate loan commitments	–	–	–	–	–
Letters of credit	849	671	20	143	15

Total commitments	$178,203	$114,014	$5,519	$7,438	$51,232

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2017:

	Payment Due by Period

(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Total time deposits	$109,792	$61,124	$32,239	$16,429	$–
Short-term borrowings	39,480	39,480	–	–	–
Other borrowings	11,409	2,884	3,860	2,203	2,462
Operating leases	321	108	142	71	–

Total obligations	$161,002	$103,596	$36,241	$18,703	$2,462

The other borrowings noted in the preceding table represent borrowings from the FHLB. The notes require payment of interest on a monthly basis with principal due in monthly installments. The obligations bear stated fixed interest rates and stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment. As the notes mature, the Company evaluates the liquidity and interest rate circumstances, at that time, to determine whether to pay off or renew the note. The evaluation process typically includes: the strength of current and projected customer loan demand, the Company’s federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for the Company’s deposit product offerings.

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2017 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the other-than-temporary impairment of securities, allowance for loan losses, goodwill, and the fair value of financial instruments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

2017 FINANCIAL REVIEW

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/ dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down, or commission, and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2017 and 2016. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared
March 31, 2017	$32.70	$26.00	$0.20	$548,449
June 30, 2017	34.50	29.55	0.20	548,449
September 30, 2017	30.60	28.04	0.22	603,293
December 31, 2017	34.66	30.00	0.22	603,293

March 31, 2016	$24.50	$22.10	$0.19	$521,026
June 30, 2016	26.00	23.27	0.19	521,026
September 30, 2016	26.00	23.80	0.20	548,449
December 31, 2016	33.50	25.17	0.20	548,449

As of December 31, 2017, the Company had 1,199 shareholders of record and 2,742,242 outstanding shares of common stock.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT ON MANAGEMENT’S ASSESSMENT OF

INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of CSB Bancorp, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended. The Company’s internal control over financial reporting is designed to provide reasonable assurance that our published financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted the required assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. Management’s assessment did not identify any material weaknesses in the Company’s internal control over financial reporting. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based upon this assessment, management believes that the Company’s internal control over financial reporting is effective as of December 31, 2017.

The Company’s internal control over financial reporting as of December 31, 2017 has been audited by S.R. Snodgrass, P.C. an independent registered public accounting firm, as stated in their report appearing on the next page.

Eddie L. Steiner	Paula J. Meiler
President,	Senior Vice President,
Chief Executive Officer	Chief Financial Officer

2017 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on Internal Control over Financial Reporting

We have audited CSB Bancorp, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, of the Company and our report dated March 1, 2018, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania

March 1, 2018

2017 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 1, 2018, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.

Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2005.

Cranberry Township, Pennsylvania

March 1, 2018

2017 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

(Dollars in thousands, except share data)	2017	2016

ASSETS
Cash and cash equivalents
Cash and due from banks	$17,255	$13,590
Interest-earning deposits in other banks	19,165	23,248

Total cash and cash equivalents	36,420	36,838

Securities
Available-for-sale, at fair value	97,752	103,875
Held-to-maturity; fair value of $25,491 in 2017 and $23,444 in 2016	25,758	23,883
Restricted stock, at cost	4,614	4,614

Total securities	128,124	132,372

Loans held for sale	246	–

Loans	516,830	475,449
Less allowance for loan losses	5,604	5,291

Net loans	511,226	470,158

Premises and equipment, net	9,244	8,749
Core deposit intangible	268	383
Goodwill	4,728	4,728
Bank-owned life insurance	13,218	10,361
Accrued interest receivable and other assets	3,589	6,389

TOTAL ASSETS	$707,063	$669,978

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$173,671	$167,824
Interest-bearing	409,588	372,961

Total deposits	583,259	540,785

Short-term borrowings	39,480	48,742
Other borrowings	11,409	12,385
Accrued interest payable and other liabilities	2,383	2,651

Total liabilities	636,531	604,563

SHAREHOLDERS’ EQUITY

Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2017 and 2016	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	47,535	42,629
Treasury stock at cost – 238,360 shares in 2017 and 2016	(4,784)	(4,784)
Accumulated other comprehensive loss	(663)	(874)

Total shareholders’ equity	70,532	65,415

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$707,063	$669,978

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2017, 2016, and 2015

(Dollars in thousands, except per share data)	2017	2016	2015

INTEREST AND DIVIDEND INCOME
Loans, including fees	$23,097	$20,278	$18,548
Taxable securities	2,374	2,598	2,790
Nontaxable securities	680	646	563
Other	289	110	96

Total interest and dividend income	26,440	23,632	21,997

INTEREST EXPENSE
Deposits	1,344	1,006	1,081
Short-term borrowings	149	73	71
Other borrowings	495	394	415

Total interest expense	1,988	1,473	1,567

NET INTEREST INCOME	24,452	22,159	20,430
PROVISION FOR LOAN LOSSES	1,145	493	389

Net interest income, after provision for loan losses	23,307	21,666	20,041

NONINTEREST INCOME
Service charges on deposit accounts	1,133	1,166	1,203
Trust services	687	861	860
Debit card interchange fees	1,193	1,087	988
Securities gains	–	1	56
Gain on sale of loans, net	296	309	363
Earnings on bank-owned life insurance	357	276	270
Other income	674	596	684

Total noninterest income	4,340	4,296	4,424

NONINTEREST EXPENSES
Salaries and employee benefits	10,009	9,354	8,819
Occupancy expense	869	973	1,027
Equipment expense	665	679	663
Professional and director fees	963	832	830
Financial institutions and franchise tax	523	427	400
Marketing and public relations	401	415	419
Software expense	879	799	801
Debit card expense	535	445	413
Amortization of intangible assets	116	121	125
FDIC insurance expense	225	282	357
Other expenses	2,131	1,928	1,942

Total noninterest expenses	17,316	16,255	15,796

INCOME BEFORE INCOME TAXES	10,331	9,707	8,669
FEDERAL INCOME TAX PROVISION	3,230	2,969	2,647

NET INCOME	$7,101	$6,738	$6,022

NET INCOME PER SHARE
Basic	$2.59	$2.46	$2.20

Diluted	$2.59	$2.46	$2.20

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2017, 2016, and 2015

(Dollars in thousands)	2017	2016	2015

Net income	$7,101	$6,738	$6,022

Other comprehensive income (loss)
Unrealized gains (losses) arising during the period	376	(1,221)	(551)
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	108	530	403
Income tax effect at 34%	(164)	235	50

Reclassification adjustment for gains on available-for-sale securities included in net income	–	(1)	(56)

Income tax effect	–	–	19

Other comprehensive income (loss)	320	(457)	(135)

Total comprehensive income	$7,421	$6,281	$5,887

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2017, 2016, and 2015

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total

BALANCE AT DECEMBER 31, 2014	$18,629	$9,884	$34,090	$(4,871)	$(282)	$57,450
Net income	–	–	6,022	–	–	6,022
Other comprehensive loss	–	–	–	–	(135)	(135)
Stock options issued, 1,591 shares	–	(38)	–	49	–	11
Cash dividends declared, $0.76 per share	–	–	(2,082)	–	–	(2,082)

BALANCE AT DECEMBER 31, 2015	$18,629	$9,846	$38,030	$(4,822)	$(417)	$61,266
Net income	–	–	6,738	–	–	6,738
Other comprehensive loss	–	–	–	–	(457)	(457)
Stock options issued, 1,246 shares	–	(31)	–	38	–	7
Cash dividends declared, $0.78 per share	–	–	(2,139)	–	–	(2,139)

BALANCE AT DECEMBER 31, 2016	$18,629	$9,815	$42,629	$(4,784)	$(874)	$65,415
Net income	–	–	7,101	–	–	7,101
Reclassification of tax effect from AOCI to retained earnings	–	–	109	–	(109)	–
Other comprehensive income	–	–	–	–	320	320
Cash dividends declared, $0.84 per share	–	–	(2,304)	–	–	(2,304)

BALANCE AT DECEMBER 31, 2017	$18,629	$9,815	$47,535	$(4,784)	$(663)	$70,532

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2017, 2016, and 2015

(Dollars in thousands)	2017	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$7,101	$6,738	$6,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	865	905	916
Deferred income taxes	(167)	(4)	83
Provision for loan losses	1,145	493	389
Gain on sale of loans, net	(296)	(309)	(363)
Securities gains	–	(1)	(56)
Security amortization, net of accretion	556	802	575
Secondary market loan sale proceeds	10,790	10,985	12,414
Originations of secondary market loans held-for-sale	(10,793)	(10,682)	(12,083)
Bank-owned life insurance	(357)	(276)	(270)
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	(57)	(262)	(89)
Accrued interest receivable	(135)	103	(184)
Accrued interest payable	14	(4)	(4)
Other assets and liabilities	289	(1,521)	316

Net cash provided by operating activities	$8,955	$6,967	$7,666

CASH FLOWS FROM INVESTING ACTIVITIES

Securities:
Proceeds from repayments, available-for-sale	$19,019	$49,870	$39,187
Proceeds from repayments, held-to-maturity	2,885	19,404	14,834
Purchases, available-for-sale	(13,028)	(27,741)	(69,684)
Purchases, held-to-maturity	(4,700)	(8,998)	(10,000)
Proceeds from sale of securities	–	1	1,576
Loan originations, net of repayments	(42,156)	(52,213)	(6,023)
Purchase of residential real estate loans	–	–	(5,964)
Proceeds from sale of other real estate	–	26	–
Property, equipment, and software acquisitions	(1,325)	(1,418)	(611)

Net cash used in investing activities	$(39,305)	$(21,069)	$(36,685)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2017, 2016, and 2015

(Dollars in thousands)	2017	2016	2015

CASH FLOWS FROM FINANCING ACTIVITIES

Net change in deposits	$42,474	$15,743	$24,967
Net change in short-term borrowings	(9,262)	144	1,971
Proceeds from other borrowings	10,000	–	–
Repayment of other borrowings	(10,976)	(1,080)	(1,488)
Cash dividends paid	(2,304)	(2,139)	(2,082)

Net cash provided by financing activities	$29,932	$12,668	$23,368

NET DECREASE IN CASH AND CASH EQUIVALENTS	(418)	(1,434)	(5,651)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	36,838	38,272	43,923

CASH AND CASH EQUIVALENTS AT END OF YEAR	$36,420	$36,838	$38,272

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:
Interest	$1,973	$1,477	$1,571
Income taxes	3,320	2,650	2,180

Noncash investing activities:
Transfer of loans to other real estate owned	–	72	–
Purchase of bank-owned life insurance	2,500	–	–

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its fifteen Banking Centers located in Holmes, Tuscarawas, Wayne, and Stark counties. These communities are the source of a substantial majority of the Bank’s deposit, loan, and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities, and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential real estate, commercial real estate, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid with cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing the Consolidated Financial Statements, in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Balance Sheets and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to change in the near term relate to management’s determination of the allowance for loan losses and the fair value of financial instruments.

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

CASH RESERVE REQUIREMENTS

The Bank generally is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance at December 31, 2017 and 2016.

SECURITIES

At the time of purchase all securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income (loss). Held-to-maturity securities are carried at their fair value on the date of transfer or at amortized cost if security purchases are designated as held-to-maturity. At December 31, 2017, 20% of the total investment portfolio was classified as held-to-maturity.

The amortized cost of debt securities is adjusted for the accretion of discounts to maturity and the amortization of premiums to the earlier of a bonds call date or maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as well as expenses related to maintenance of the properties. Gains or losses upon sale are recorded through noninterest income. There was no other real estate owned at December 31, 2017 and 2016.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and, amortization. Land is carried at cost. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset, or lease term, whichever is shorter.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested for impairment at least annually in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the current fair value of the reporting unit to its carrying value, including goodwill. If the current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2017 or 2016.

The core deposit intangible assets are assigned useful lives, which are amortized on an accelerated basis over their weighted average lives. The Company periodically reviews the intangible asset for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights (“MSRs”) represent the right to service loans for third party investors. MSRs are recognized as a separate asset upon the sale of mortgage loans to a third party investor with the servicing rights retained by the Company. Originated MSRs are recorded at allocated fair value at the time of the sale of the loans to the third party investor. MSRs are amortized in proportion to and over the estimated period of net servicing income. MSRs are carried at amortized cost, less a valuation allowance for impairment, if any. MSRs are evaluated on a discounted earnings basis to determine the present value of future earnings of the underlying serviced mortgages. All assumptions are reviewed annually, or more frequently if necessary, adjusted to reflect current, and anticipated market conditions.

BANK-OWNED LIFE INSURANCE

The cash surrender value of bank-owned life insurance policies is included as an asset on the Consolidated Balance Sheets and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statements of Income. In the event of the death of an individual insured under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

REPURCHASE AGREEMENTS

Substantially all securities sold under repurchase agreements represent amounts advanced by various customers. Securities owned by the Bank are pledged to secure those obligations. Repurchase agreements are not deposits and are not covered by federal deposit insurance.

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $168 thousand, $215 thousand, and $229 thousand for the years ended 2017, 2016, and 2015, respectively.

FEDERAL INCOME TAXES

The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes, and their respective tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.

STOCK-BASED COMPENSATION

The Company previously sponsored a stock-based compensation plan that expired in 2013. All outstanding awards at December 31, 2015 were exercised during the first quarter of 2016. There were no stock options outstanding at December 31, 2017. The Company recorded no stock-based compensation expense for 2017, 2016, or 2015.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains, and losses in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Balance Sheets, these items along with net income are components of comprehensive income.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2017	2016	2015

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(238,360)	(238,574)	(241,132)

Total weighted average common shares outstanding (basic)	2,742,242	2,742,028	2,739,470
Dilutive effect of assumed exercise of stock options	–	–	2,638

Weighted average common shares outstanding (diluted)	2,742,242	2,742,028	2,742,108

Dividends per share are based on the number of shares outstanding at the declaration date.

There were no stock options outstanding at December 31, 2017 and 2016 with 5,952 stock options outstanding at December 31, 2015.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2014-09 – Revenue from Contracts with Customers. The amendments in ASU 2014-09 require an entity to recognize revenue upon the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this Update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. FASB issued a one-year deferral for implementation, for public entities with a calendar year-end, the new guidance is effective in the quarter and year beginning January 1, 2018. Because the guidance does not apply to revenue associated with financial instruments, including loans and securities, we do not expect the new standard, or any of the amendments, to result in a material change from our current accounting for revenue because the majority of the Company’s financial instruments are not within the scope of Topic 606. However, we do expect that the standard will result in new disclosure requirements, which are currently being evaluated.

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

ASU 2016-02 – Leases. This Update sets forth a new lease accounting model for lessors and lessees. For lessees, virtually all leases will be required to be recognized on the balance sheet by recording a right-of-use asset. Subsequent accounting for leases varies depending on whether the lease is an operating lease or a finance lease. The accounting provided by a lessor is largely unchanged from that applied under the existing guidance. The ASU requires additional qualitative and quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Update is effective for fiscal years beginning after December 15, 2018, with early application permitted. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is estimated to result in less than a 1 percent increase in assets and liabilities. This Update is not expected to have a significant impact on the Company’s financial statements.

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Early adoption is permitted for annual and interim periods beginning after December 15, 2018. We expect the Update will result in an increase in the allowance for credit losses for the estimated life of the financial asset, including an estimate for debt securities. The amount of the increase will be impacted by the portfolio composition and quality at the adoption date, as well as economic conditions and forecasts at that time. A cumulative-effect adjustment to retained earnings is required as of the beginning of the year of adoption. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

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

ASU 2017-04 – Simplifying the Test for Goodwill Impairment. The Update simplifies the goodwill impairment test. Under the new guidance, Step 2 of the goodwill impairment process that requires an entity to determine the implied fair value of its goodwill by assigning fair value to all its assets and liabilities is eliminated. Instead, the entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new guidance is effective for annual and interim goodwill tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted. This Update is not expected to have a material impact on the Company’s financial statements.

ASU 2017-08 – Premium Amortization on Purchased Callable Debt Securities. The Update amends the guidance related to amortization for certain callable debt securities held at a premium. The new guidance requires the premium to be amortized to the earliest call date. The guidance does not require an accounting change for securities held at a discount. The Update was adopted in the current reporting period and did not have a significant impact on the Company’s financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consisted of the following at December 31:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

2017
Available-for-sale
U.S. Treasury security	$999	$–	$1	$998
U.S. Government agencies	8,350	–	121	8,229
Mortgage-backed securities of government agencies	50,136	146	581	49,701
Asset-backed securities of government agencies	1,168	1	–	1,169
State and political subdivisions	27,020	224	103	27,141
Corporate bonds	10,532	35	142	10,425
Equity securities	53	36	–	89

Total available-for-sale	98,258	442	948	97,752

Held-to-maturity
U.S. Government agencies	9,477	16	228	9,265
Mortgage-backed securities of government agencies	11,581	95	145	11,531
State and political subdivisions	4,700	–	5	4,695
Total held-to-maturity	25,758	111	378	25,491
Restricted stock	4,614	–	–	4,614

Total securities	$128,630	$553	$1,326	$127,857

2016
Available-for-sale
U.S. Treasury security	$1,001	$–	$–	$1,001
U.S. Government agencies	6,500	–	98	6,402
Mortgage-backed securities of government agencies	56,187	239	589	55,837
Other mortgage-backed securities	65	–	–	65
Asset-backed securities of government agencies	1,312	–	46	1,266
State and political subdivisions	30,007	140	439	29,708
Corporate bonds	9,632	28	144	9,516
Equity securities	53	27	–	80

Total available-for-sale	104,757	434	1,316	103,875

Held-to-maturity
U.S. Government agencies	9,472	17	396	9,093
Mortgage-backed securities of government agencies	14,411	141	201	14,351

Total held-to-maturity	23,883	158	597	23,444

Restricted stock	4,614	–	–	4,614

Total securities	$133,254	$592	$1,913	$131,933

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2017, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$5,121	$5,122
Due after one through five years	17,239	17,211
Due after five through ten years	29,540	29,508
Due after ten years	46,305	45,822

Total debt securities available-for-sale	$98,205	$97,663

Held-to-maturity
Due in one year or less	$4,700	$4,695
Due after one through five years	478	494
Due after five through ten years	3,000	2,887
Due after ten years	17,580	17,415

Total debt securities held-to-maturity	$25,758	$25,491

Securities with a carrying value of approximately $94.0 million and $94.8 million were pledged at December 31, 2017 and 2016 respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million at December 31, 2017 and 2016, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2017 and 2016.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2016 and 2015. There were no sales in 2017.

(Dollars in thousands)	2016	2015

Proceeds	$1	$1,576

Realized gains	$1	$56
Realized losses	–	–

Net securities gains	$1	$56

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses, fair value of securities, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

Securities in a Continuous Unrealized Loss Position

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2017

Available-for-sale
U.S. Treasury security	$1	$998	$–	$–	$1	$998
U.S. Government agencies	46	3,804	75	4,425	121	8,229
Mortgage-backed securities of government agencies	145	16,872	436	17,259	581	34,131
State and political subdivisions	26	4,400	77	3,752	103	8,152
Corporate bonds	2	2,912	140	2,360	142	5,272
Held-to-maturity
U.S. Government agencies	15	1,985	213	6,785	228	8,770
Mortgage-backed securities of government agencies	18	1,818	127	3,116	145	4,934
State and political subdivisions	5	4,695	–	–	5	4,695

Total temporarily impaired securities	$258	$37,484	$1,068	$37,697	$1,326	$75,181

2016

Available-for-sale
U.S. Government agencies	98	6,402	–	–	98	6,402
Mortgage-backed securities of government agencies	589	27,243	–	–	589	27,243
Asset-backed securities of government agencies	–	–	46	1,266	46	1,266
State and political subdivisions	439	19,328	–	–	439	19,328
Corporate bonds	33	3,593	111	1,889	144	5,482
Held-to-maturity
U.S. Government agencies	396	8,602	–	–	396	8,602
Mortgage-backed securities of government agencies	28	2,018	173	3,621	201	5,639

Total temporarily impaired securities	$1,583	$67,186	$330	$6,776	$1,913	$73,962

There were seventy-four (74) securities in an unrealized loss position at December 31, 2017, thirty-three (33) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, and management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2017.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consisted of the following at December 31:

(Dollars in thousands)	2017	2016

Commercial	$140,273	$134,268
Commercial real estate	179,663	159,475
Residential real estate	157,172	144,489
Construction & land development	22,886	23,428
Consumer	16,306	13,308

Total loans before deferred costs	516,300	474,968
Deferred loan costs	530	481

Total loans	$516,830	$475,449

Loan Origination/Risk Management

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and the Board of Directors approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

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

With respect to loans to developers and builders that are secured by non-owner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption, lease rates, and financial analysis of developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction and land development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or permanent financing from the Company. These loans are closely monitored by on-site inspections and are considered to have higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions, and the availability of long-term financing.

The Company originates consumer loans utilizing a judgmental underwriting process. Policies and procedures are developed and modified, as needed, by management to monitor and manage consumer loan risk. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk.

The Company engages an independent loan review vendor that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the Audit Committee. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas, and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. See concentration of credit discussion included in the 2017 Financial Review.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2017, 2016, and 2015. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2017, the increase in the provision for loan losses related to commercial loans was primarily due to the net charge-offs of loans in this category. The increase related to commercial real estate loans was due to the increase of nonperforming loans in this category, as well as the increase in the specific allocation to one commercial real estate loan. The increase in the provision amounts allocated to the remaining loan categories, primarily relate to loan growth.

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

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2017
Beginning balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291
Provision for loan losses	429	471	76	59	51	59	1,145
Charge-offs	(1,184)	–	–	–	(20)		(1,204)
Recoveries	361	–	8	–	3		372

Net charge-offs	(823)	–	8	–	(17)		(832)

Ending balance	$ 1,813	$1,735	$1,273	$237	$175	$371	$5,604

December 31, 2016
Beginning balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662
Provision for loan losses	626	(291)	110	55	113	(120)	493
Charge-offs	(297)	(50)	(12)	–	(59)		(418)
Recoveries	214	334	5	–	1		554

Net charge-offs	(83)	284	(7)	–	(58)		136

Ending balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291

December 31, 2015
Beginning balance	$1,289	$1,524	$1,039	$142	$60	$327	$4,381
Provision for loan losses	285	(205)	161	(19)	62	105	389
Charge-offs	(109)	(61)	(132)	–	(46)		(348)
Recoveries	199	13	18	–	10		240

Net charge-offs	90	(48)	(114)	–	(36)		(108)

Ending balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

2017
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$74	$151	$19	$–	$–	$–	$244
Collectively evaluated for impairment	1,739	1,584	1,254	237	175	371	5,360

Total ending allowance balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604

Loans:
Loans individually evaluated for impairment	$1,726	$4,686	$1,470	$–	$–		$7,882
Loans collectively evaluated for impairment	138,547	174,977	155,702	22,886	16,306		508,418

Total ending loans balance	$140,273	$179,663	$157,172	$22,886	$16,306		$516,300

2016
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$705	$–	$24	$–	$–	$–	$729
Collectively evaluated for impairment	1,502	1,264	1,165	178	141	312	4,562

Total ending allowance balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291

Loans:
Loans individually evaluated for impairment	$5,028	$621	$1,507	$–	$–		$7,156
Loans collectively evaluated for impairment	129,240	158,854	142,982	23,428	13,308		467,812

Total ending loans balance	$134,268	$159,475	$144,489	$23,428	$13,308		$474,968

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment[1]	Related Allowance	Average Recorded Investment	Interest Income Recognized

2017
Commercial	$3,352	$1,329	$399	$1,728	$74	$2,884	$52
Commercial real estate	4,826	3,117	1,566	4,683	151	3,213	14
Residential real estate	1,654	1,119	352	1,471	19	1,476	57
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$9,832	$5,565	$2,317	$7,882	$244	$7,573	$123

2016
Commercial	$5,476	$1,690	$3,354	$5,044	$705	$6,609	$241
Commercial real estate	796	600	21	621	–	786	10
Residential real estate	1,681	1,036	472	1,508	24	1,507	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$7,953	$3,326	$3,847	$7,173	$729	$8,902	$312

2015
Commercial	$6,541	$5,832	$301	$6,133	$299	$5,972	$230
Commercial real estate	1,265	670	393	1,063	64	1,420	18
Residential real estate	1,689	967	568	1,535	26	1,671	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$9,495	$7,469	$1,262	$8,731	$389	$9,063	$309

    1Includes principal, accrued interest, unearned fees, and origination costs.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans
2017
Commercial	$138,908	$148	$65	$–	$1,152	$1,365	$140,273
Commercial real estate	175,062	177	–	40	4,384	4,601	179,663
Residential real estate	155,488	757	38	401	488	1,684	157,172
Construction & land development	22,886	–	–	–	–	–	22,886
Consumer	16,048	193	8	–	57	258	16,306

Total loans	$508,392	$1,275	$111	$441	$6,081	$7,908	$516,300

2016
Commercial	$133,630	$151	$62	$–	$425	$638	$134,268
Commercial real estate	158,504	435	–	39	497	971	159,475
Residential real estate	142,926	816	61	196	490	1,563	144,489
Construction & land development	23,428	–	–	–	–	–	23,428
Consumer	13,234	21	16	–	37	74	13,308

Total loans	$471,722	$1,423	$139	$235	$1,449	$3,246	$474,968

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $2.9 million as of December 31, 2017, with $38 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2016, the Company had TDRs of $6.4 million, with $711 thousand of specific reserves allocated. At December 31, 2017, $2 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $900 thousand were classified as nonaccrual.

Loan modifications that are considered TDRs completed during the year ended December 31 were as follows:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
2017
Commercial	2	$150	$150
Commercial real estate	4	288	288
Residential real estate	2	52	52

Total restructured loans	8	$490	$490

2016
Commercial	4	$3,607	$3,607
Residential real estate	1	101	101

Total restructured loans	5	$3,708	$3,708

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. There was one commercial loan in the amount of $3.3 million that was restructured in the fourth quarter of 2016 that has defaulted in 2017. None of the loans restructured in 2015 subsequently defaulted in 2016.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Real Estate Loans in Foreclosure

The Company held no foreclosed real estate as of December 31, 2017, or December 31, 2016. Mortgage loans in the process of foreclosure were $114 thousand at December 31, 2017, and $448 thousand at December 31, 2016.

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

The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass (Acceptable, Low Acceptable, or Pass Watch) may exhibit a wide array of characteristics but at a minimum represent an acceptable risk to the Bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales and earnings trends, acceptable liquidity, and adequate cash flow. Loans are considered fully collectible and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $300 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class was as follows at December 31:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Not Rated	Total
2017
Commercial	$116,833	$13,685	$8,841	$–	$914	$140,273
Commercial real estate	162,012	8,220	8,620	–	811	179,663
Residential real estate	205	–	470	–	156,497	157,172
Construction & land development	18,493	880	–	–	3,513	22,886
Consumer	–	–	57	–	16,249	16,306

Total	$297,543	$22,785	$17,988	$–	$177,984	$516,300

2016
Commercial	$116,739	$6,874	$9,704	$–	$951	$134,268
Commercial real estate	149,630	4,168	4,766	–	911	159,475
Residential real estate	216	–	175	–	144,098	144,489
Construction & land development	17,183	981	504	–	4,760	23,428
Consumer	–	–	–	–	13,308	13,308

Total	$283,768	$12,023	$15,149	$–	$164,028	$474,968

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2017
Commercial	$914	$–	$914
Commercial real estate	811	–	811
Residential real estate	155,608	889	156,497
Construction & land development	3,513	–	3,513
Consumer	16,249	57	16,306

Total	$177,095	$946	$178,041

2016
Commercial	$951	$–	$951
Commercial real estate	911	–	911
Residential real estate	143,440	658	144,098
Construction & land development	4,760	–	4,760
Consumer	13,271	37	13,308

Total	$163,333	$695	$164,028

Mortgage Servicing Rights

For the years ended December 31, 2017 and 2016, the Company had outstanding MSRs of $270 thousand and $261 thousand, respectively. No valuation allowance was recorded at December 31, 2017 or 2016, as the fair value of the MSRs exceeded their carrying value. On December 31, 2017, the Company had $64.7 million residential mortgage loans with servicing retained as compared to $61.8 million with servicing retained at December 31, 2016.

Total loans serviced for others approximated $82.7 million and $85.9 million at December 31, 2017 and 2016, respectively.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2017	2016

Land and improvements	$1,925	$1,607
Buildings and improvements	11,206	10,365
Furniture and equipment	6,121	6,346
Leasehold improvements	99	191

	19,351	18,509
Accumulated depreciation	10,107	9,760

Premises and equipment, net	$9,244	$8,749

Depreciation expense amounted to $652 thousand, $690 thousand, and $660 thousand for the years ended December 31, 2017, 2016, and 2015, respectively.

The Bank leases certain office locations. Total rental expense under these leases approximated $158 thousand, $191 thousand, and $301 thousand in 2017, 2016, and 2015, respectively.

Future minimum lease payments at December 31, 2017 were as follows:

(Dollars in thousands)

2018	$108
2019	71
2020	71

Total	$250

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2017, 2016, or 2015. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $116 thousand, $121 thousand, and $125 thousand in 2017, 2016, and 2015, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2017	2016	2015

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(984)	(868)	(747)

Net carrying amount	$267	$383	$504

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2017 was as follows:

(Dollars in thousands)	Core Deposit Amortization

2018	$101

2019	63

2020	59

2021	44

$267

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 were as follows:

(Dollars in thousands)	2017	2016

Demand	$119,579	$97,683
Savings	180,217	163,169
Time deposits:
In excess of $250,000	12,026	13,102
Other	97,766	99,007

Total interest-bearing deposits	$409,588	$372,961

At December 31, 2017, stated maturities of time deposits were as follows:

(Dollars in thousands)

2018	$61,124

2019	21,409

2020	10,830

2021	11,148

2022	5,281

Total	$109,792

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased, and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2017	2016

Balance at year-end	$39,480	$48,742
Average balance outstanding	50,445	51,801
Maximum month-end balance	56,932	55,642
Weighted-average rate at year-end	0.39%	0.16%
Weighted-average rate during the year	0.29	0.14

Average balances outstanding during the year represent daily average balances; average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous

(Dollars in thousands)	December 31, 2017	December 31, 2016

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 39,637	$ 48,866
Repurchase agreements	39,480	48,742

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2017	2016

Fixed-rate	12/20/17	12/21/17	3.61%	3.48%	3.73%	$–	$10,000
Fixed-rate amortizing	4/1/24	6/1/37	1.86	1.16	2.01	11,409	2,385

						$11,409	$12,385

Maturities of other borrowings at December 31, 2017, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2018	$2,884	1.83%
2019	2,195	1.83
2020	1,665	1.84
2021	1,258	1.85
2022 and beyond	3,407	1.92

	$11,409	1.86%

Monthly principal and interest payments, as well as 10% – 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2017 the Company had the capacity to borrow an additional $81.8 million from the FHLB.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31:

(Dollars in thousands)	2017	2016	2015

Current	$3,296	$2,973	$2,564
Deferred	(167)	(4)	83
Change in corporate tax rate	101	–	–

Total income tax provision	$3,230	$2,969	$2,647

The Tax Cuts and Jobs Act, enacted on December 22, 2017, lowered the federal income tax rate from 35% to 21% effective January 1, 2018. As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $101 thousand.

The income tax provision attributable to income from operations differed from the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes as follows:

(Dollars in thousands)	2017	2016	2015

Expected provision using statutory federal income tax rate	$3,513	$3,300	$2,947
Effect of bond and loan tax-exempt income	(251)	(241)	(216)
Interest expense associated with carrying certain tax exempt bonds and loans	6	5	4
Bank owned life insurance income	(121)	(94)	(92)
Other	83	(1)	4

Total income tax provision	$3,230	$2,969	$2,647

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 were as follows:

(Dollars in thousands)	2017	2016

Allowance for loan losses	$1,275	$1,957
Net operating loss carryforward	–	84
Unrealized loss on securities available-for-sale	176	450
Other	50	29

Deferred tax assets	1,501	2,520

Premises and equipment	(363)	(384)
Federal Home Loan Bank stock dividends	(376)	(609)
Deferred loan fees	(232)	(362)
Prepaid expenses	(89)	(182)
Other	(279)	(380)

Deferred tax liabilities	(1,339)	(1,917)

Net deferred tax asset	$162	$603

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (CONTINUED)

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2014.

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 3.00% in 2017, 3.00% in 2016 and 2.75% in 2015 of each eligible participant’s compensation. The Plan also provided for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation in years 2017, 2016 and 2015. Beginning in 2018, the Plan provides for a 100% Company match up to a maximum of 4% of each participant’s annual compensation. Expense under the Plan amounted to approximately $363 thousand, $338 thousand, and $304 thousand for 2017, 2016, and 2015, respectively.

The following table summarizes stock options activity for the years ended December 31:

		2016			2015
	Shares		Weighted Average Exercise Price	Shares		Weighted Average Exercise Price
Outstanding at beginning of year	5,952		$18.00	11,904		$18.00
Granted	–		–	–		–
Exercised	(5,952)		(18.00)	(5,952)		(18.00)
Forfeited	–			–

Outstanding at end of year	–		–	5,952		18.00

Options exercisable at year-end	–		$–	5,952		$18.00
Weighted-average fair value of options granted during year	N/A		N/A	N/A		N/A

There were no options outstanding at December 31, 2017 and 2016. The total intrinsic value of outstanding in-the-money stock options and outstanding in-the-money exercisable stock options was $39 thousand at December 31, 2015.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2017	2016

Commitments to extend credit	$177,354	$162,763
Letters of credit	849	972

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Consumer commitments generally have fixed expiration dates and commercial commitments are generally due on demand and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral, obtained if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include residential real estate, accounts receivable, recognized inventory, property, plant and equipment, and income-producing commercial properties.

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

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2017	2016

Balance at beginning of year	$321	$495
New loans and advances	478	84
Repayments, including loans sold	294	117
Changes in related parties[1]	–	(141)

Balance at end of year	$505	$321

1The adjustment made in 2016 relates to the retirement of a senior management member.

Deposits from executive officers, directors, and their related business interests at December 31, 2017 and 2016 were approximately $2.1 million and $3.0 million.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial performance. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total capital, tier 1 capital and common equity tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to average assets (as defined). Management believes as of December 31, 2017 and 2016, the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2017, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, tier 1 risk-based, common equity tier 1, and tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2017
Total capital to risk-weighted assets
Consolidated	$71,815	13.8%	$41,693	8.0%	$52,116	10.0%
Bank	70,672	13.6	41,684	8.0	52,105	10.0
Tier 1 capital to risk-weighted assets
Consolidated	66,203	12.7	31,270	6.0	41,693	8.0
Bank	65,060	12.5	31,263	6.0	41,684	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	66,203	12.7	23,452	4.5	33,876	6.5
Bank	65,060	12.5	23,447	4.5	33,868	6.5
Tier 1 capital to average assets
Consolidated	66,203	9.3	28,437	4.0	35,546	5.0
Bank	65,060	9.2	28,432	4.0	35,541	5.0

2016
Total capital to risk-weighted assets
Consolidated	$66,545	13.7%	$38,936	8.0%	$48,670	10.0%
Bank	65,420	13.5	38,925	8.0	48,656	10.0
Tier 1 capital to risk-weighted assets
Consolidated	61,246	12.6	29,202	6.0	38,936	8.0
Bank	60,121	12.4	29,194	6.0	38,925	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	61,246	12.6	21,901	4.5	31,635	6.5
Bank	60,121	12.4	21,895	4.5	31,626	6.5
Tier 1 capital to average assets
Consolidated	61,246	9.3	26,330	4.0	32,913	5.0
Bank	60,121	9.1	26,325	4.0	32,906	5.0

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The Company’s primary source of funds with which to pay dividends are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2018, the Bank could dividend $9.3 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval to pay dividends. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017 follows:

(Dollars in thousands)	2017	2016

CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$1,007	$921
Investment in subsidiary bank	69,309	64,272
Securities available-for-sale	90	80
Other assets	177	195

TOTAL ASSETS	$70,583	$65,468

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$51	$53
Total shareholders’ equity	70,532	65,415

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,583	$65,468

(Dollars in thousands)	2017	2016	2015

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
Interest on securities	$2	$2	$2
Dividends from subsidiary	2,600	2,450	2,400
Securities gains	–	–	35

Total income	2,602	2,452	2,437

Operating expenses	348	384	465
Income before taxes and undistributed equity income of subsidiary	2,254	2,068	1,972
Income tax benefit	(123)	(131)	(146)
Equity earnings in subsidiary, net of dividends	4,724	4,539	3,904

NET INCOME	$7,101	$6,738	$6,022

COMPREHENSIVE INCOME	$7,421	$6,281	$5,887

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2017	2016	2015

CONDENSED STATEMENTS OF CASH FLOWS

Cash flows from operating activities:

Net income	$7,101	$6,738	$6,022

Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(4,724)	(4,539)	(3,904)

Securities gain	–	–	(35)

Change in other assets, liabilities	13	71	2

Net cash provided by operating activities	2,390	2,270	2,085

Cash flows from investing activities:

Proceeds from sale of securities	–	–	88

Net cash provided by investing activities	–	–	88

Cash flows from financing activities:

Cash dividends paid	(2,304)	(2,139)	(2,082)

Net cash used in financing activities	(2,304)	(2,139)	(2,082)

Increase in cash	86	131	91
Cash at beginning of year	921	790	699

Cash at end of year	$1,007	$921	$790

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

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value on a recurring basis as of December 31, 2017 and December 31, 2016, by level within the fair value hierarchy. No liabilities were carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities, obligations of states, and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:	December 31, 2017
Securities available-for-sale
U.S. Treasury security	$998	$–	$–	$998
U.S. Government agencies	–	8,229	–	8,229
Mortgage-backed securities of government agencies	–	49,701	–	49,701
Asset-backed securities of government agencies	–	1,169	–	1,169
State and political subdivisions	–	27,141	–	27,141
Corporate bonds	–	10,425	–	10,425

Total debt securities	998	96,665	–	97,663
Equity securities	89	–	–	89

Total available-for-sale securities	$1,087	$96,665	$–	$97,752

Assets:	December 31, 2016
Securities available-for-sale
U.S. Treasury security	$1,001	$–	$–	$1,001
U.S. Government agencies	–	6,402	–	6,402
Mortgage-backed securities of government agencies	–	55,837	–	55,837
Other mortgage-backed securities	–	65	–	65
Asset-backed securities of government agencies	–	1,266	–	1,266
State and political subdivisions	–	29,708	–	29,708
Corporate bonds	–	9,516	–	9,516

Total debt securities	1,001	102,794	–	103,795
Equity securities	80	–	–	80

Total available-for-sale securities	$1,081	$102,794	$–	$103,875

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2017 and December 31, 2016, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis	December 31, 2017
Impaired loans	$–	$–	$2,073	$2,073

Assets measured on a nonrecurring basis	December 31, 2016
Impaired loans	$–	$–	$3,118	$3,118

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements

(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

			December 31, 2017

Impaired loans	$551	Discounted cash flow	Remaining term Discount rate	4 mos to 24.5 yrs / (20.3 mos 4.4% to 7.5% / (5.3	) %)

	1,522	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	0% to –25% (–6.8 –10	%) %

			December 31, 2016
Impaired loans	$3,033	Discounted cash flow	Remaining term Discount rate	6 mos to 25.5 yrs / (16.7 mos 3.6% to 7.5% / (5.2	) %)

	85	Appraisal of collateral[1]	Appraisal adjustments[2] Liquidation expense[2]	0% to –0% (–36 –10	%) %

[1] Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.

[2] Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 were as follows:

	2017
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$36,420	$36,420	$–	$–	$36,420
Securities available-for-sale	97,752	1,087	96,665	–	97,752
Securities held-to-maturity	25,758	–	25,491	–	25,491
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	246	246	–	–	246
Net loans	511,226	–	–	513,106	513,106
Bank-owned life insurance	13,218	13,218	–	–	13,218
Accrued interest receivable	1,545	1,545	–	–	1,545
Mortgage servicing rights	270	–	–	270	270
Financial liabilities
Deposits	$583,259	$473,467	$–	$110,224	$583,691
Short-term borrowings	39,480	39,480	–	–	39,480
Other borrowings	11,409	–	–	10,365	10,365
Accrued interest payable	90	90	–	–	90

	2016
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$36,838	$36,838	$–	$–	$36,838
Securities available-for-sale	103,875	1,081	102,794	–	103,875
Securities held-to-maturity	23,883	–	23,444	–	23,444
Restricted stock	4,614	N/A	N/A	N/A	N/A
Net loans	470,158	–	–	471,815	471,815
Bank-owned life insurance	10,361	10,361	–	–	10,361
Accrued interest receivable	1,409	1,409	–	–	1,409
Mortgage servicing rights	261	–	–	261	261
Financial liabilities
Deposits	$540,785	$428,676	$–	$112,642	$541,318
Short-term borrowings	48,742	48,742	–	–	48,742
Other borrowings	12,385	–	–	12,511	12,511
Accrued interest payable	76	76	–	–	76

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

The Company also had unrecognized financial instruments at December 31, 2017 and 2016. These financial instruments relate to commitments to extend credit and letters of credit. The aggregate contract amount of such financial instruments was approximately $178.2 million at December 31, 2017, and $163.7 million at December 31, 2016. Such amounts are also considered to be the estimated fair values.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2017 and 2016.

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item In The Consolidated Statements Of Income
Balance as of December 31, 2016	$(1,323)	$449	$(874)
Unrealized holding gain on available-for-sale securities arising during the period	376	(128)	248
Amortization of held-to-maturity discount resulting from transfer	108	(36)	72
Total other comprehensive income	484	(164)	320

Deferred tax reclassification from retained earnings	–	(109)	(109)	(b)

Total other comprehensive income (loss) after reclassification	484	(273)	211

BALANCE AS OF DECEMBER 31, 2017	$(839)	$176	$(663)

Balance as of December 31, 2015	$(631)	$214	$(417)
Unrealized holding gain on available-for-sale securities arising during the period	(1,221)	415	(806)
Amount reclassified for net gains included in net income	(1)	–	(1)	(a)

Amortization of held-to-maturity discount resulting from transfer	530	(180)	350

Total other comprehensive income (loss)	(692)	235	(457)

BALANCE AS OF DECEMBER 31, 2016	$(1,323)	$449	$(874)

Balance as of December 31, 2014	$(427)	$145	$(282)
Unrealized holding gain on available-for-sale securities arising during the period	(551)	187	(364)
Amount reclassified for net gains included in net income	(56)	19	(37)	(a) (b)

Amortization of held-to-maturity discount resulting from transfer	403	(137)	266

Total other comprehensive income (loss)	(204)	69	(135)

BALANCE AS OF DECEMBER 31, 2015	$(631)	$214	$(417)

(a) Securities gain.

(b) Federal income tax provision.

2017 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2017
First quarter	$ 6,247	$ 5,862	$ 1,730	$ 0.63	$ 0.63
Second quarter	6,413	5,950	1,726	0.63	0.63
Third quarter	6,766	6,204	1,866	0.68	0.68
Fourth quarter	7,014	6,436	1,779	0.65	0.65

2016
First quarter	$ 5,661	$ 5,285	$ 1,480	$ 0.54	$ 0.54
Second quarter	5,813	5,446	1,611	0.59	0.59
Third quarter	5,863	5,497	1,694	0.61	0.61
Fourth quarter	6,295	5,931	1,953	0.72	0.72

2015
First quarter	$ 5,407	$ 5,014	$ 1,342	$ 0.49	$ 0.49
Second quarter	5,568	5,175	1,517	0.55	0.55
Third quarter	5,463	5,068	1,556	0.57	0.57
Fourth quarter	5,559	5,173	1,607	0.59	0.59

2017 Report to Shareholders  |  CSB Bancorp, Inc.

OFFICERS OF THE COMMERCIAL & SAVINGS BANK

JEFF M. AGNES

Officer,

Systems Administrator

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager

LES A. BERTSCHY

Officer,

Banking Center Manager

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

Vice President,

Commercial Banker

AMI K. HAMMOND

Assistant Vice President,

Banking Center Manager

MARC R. HARVEY

Vice President,

Organizational Development

JACKIE S. HAZEL

Vice President,

Trust Operations

BENJAMIN J. HERSHBERGER

Assistant Vice President,

Banking Center Manager

MARIE HULL-GREEN

Vice President,

Trust Officer

RANDALL S. JANSON

Assistant Vice President,

Banking Center Manager

JULIE A. JONES

Vice President,

Director Of Human Resources

STEPHEN G. KARAPASHA

Compliance Officer

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

JASON O. MYERS

Vice President,

Trust Officer

TODD R. NICOLAS

Vice President,

Commercial Banker

SHAWN E. OSWALD

Vice President,

Information Technology Director, OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Mortgage & Consumer Loan Services Manager

MELANIE S. RABER

Officer,

Commercial Loan Documentation Supervisor

KATHY M. RINGWALT

Officer,

Mortgage Underwriter

LISA M. SCHONAUER

Assistant Vice President,

Banking Center Manager

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

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

Assistant Vice President,

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

BROC A. MARTIN

Officer,

BSA & AML, Compliance Officer

KEVIN J. MCALLISTER

Vice President,

Lead Trust Officer

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

REBECCA J. SHULTZ Assistant Vice President, Loan Officer A. CLAY SINNETT Assistant Vice President, Commercial Banker BUD STEBBINS Senior Vice President, Senior Loan Officer

2017 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDERS AND GENERAL INQUIRIES

CORPORATE OFFICE
91 North Clay Street, Millersburg, Ohio	330.674.9015 or 800.654.9015

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

COMPUTERSHARE

Shareholder Services

462 South Fourth Street, Suite 1600

Louisville, Kentucky 40202

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

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216

If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

CHERYL J. STEINER

Assistant Vice President,

Investment Adviser Representative

330.674.2397

Direct 330.763.2853

cheryl.steiner@ceterais.com

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

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

Millersburg, Ohio 44654

330.674.9015

800.654.9015

2017 Report to Shareholders  |  CSB Bancorp, Inc.

    UPCOMING RETIREMENT

HONORING RONALD HOLTMAN 17 YEARS OF DEDICATED SERVICE

Ronald E. Holtman will retire from the Board of Directors of CSB Bancorp, Inc., effective at our April 25, 2018 shareholders’ meeting. Ron joined the Board in 2001 and has been instrumental in the continued growth and success of our Company. His leadership within the Board has included capably chairing Audit Committee, Trust Committee, ALCO (asset/liability management), and Nominating Committee, all for multiple years.

We thank and honor Ron for his dedication and years of capable service to CSB Bancorp, Inc., and wish him the very best as he and his wife Prue continue on their journey.

BOARD OF DIRECTORS

Pictured Left to Right:

JEFFERY A. ROBB, SR.
CEO, Robb Companies, Inc.
Robbco Marine/Ohio Yamaha

RONALD E. HOLTMAN
Retired Attorney

JOHN R. WALTMAN
Attorney, Of Counsel,
Critchfield, Critchfield & Johnson

CHERYL M. KIRKBRIDE
Principal,
Kropf Wagner Law Firm, LLP

JULIAN L. COBLENTZ
Vice President,
Coblentz Distributing, Inc.
Operations Manager,
Walnut Creek Foods

EDDIE L. STEINER
President, Chief Executive Officer,
CSB Bancorp, Inc.

ROBERT K. BAKER
Co-Owner and Controller,
Bakerwell, Inc.
Chairman, CSB Bancorp, Inc.

J. THOMAS LANG
Veterinarian,
Dairy Farmer, Spring Hill Farms, Inc.

VIKKI G. BRIGGS
Applied Methods and
Research Experience (AMRE)
Program Coordinator,
College of Wooster

62 2017 Report to Shareholders | CSB Bancorp, Inc.

On Monday, December 11, we opened our doors to a brand new, full-service banking center at 119 West High Street in Orrville. This center offers all the services customers expect including day-to-day banking center transactions, home lending, personal loans, business loans, and additionally trust and brokerage services by appointment.

Conveniently located in the heart of downtown Orrville, this new location offers a new banking experience with a modern layout that is optimized for smooth and efficient interactions.

2017 MILESTONES ORRVILLE BRANCH OPENING BEST WORKPLACE FOR TOP TALENT IN NORTHEAST OHIO The Commercial & Savings Bank is proud to be recognized by ERC as one of Northeast Ohio’s 99 best places for top talent to work! This is the first year CSB has won this award. NorthCoast 99 recognizes great places to work for top performing people that drive results, provide competitive advantages, and allow businesses to innovate and grow. Applicants are evaluated based on policies and practices related to the attraction and retention of top performers, as well as data collected from employee surveys. North Coast 99 winner

BANKING CENTER  INFORMATION

CSB CORPORATE HEADQUARTERS

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

BANKING CENTERS:
1.800.654.9015

HOLMES COUNTY

MILLERSBURG SOUTH CLAY

91 South Clay Street, P.O. Box 232, Millersburg, OH 44654

MILLERSBURG CLINTON COMMONS 2102 Glen Drive, Millersburg, OH 44654

BERLIN 4587 State Route 39, P.O. Box 420, Berlin, OH 44610

CHARM 4440 County Road 70, P.O. Box 136, Charm, OH 44617

WALNUT CREEK 4980 Olde Pump Street, P.O. Box 146, Walnut Creek, OH 44687

WINESBURG 225 U.S. Route 62, P.O. Box 51, Winesburg, OH 44690

TUSCARAWAS COUNTY

SUGARCREEK 127 South Broadway, P.O. Box 369, Sugarcreek, OH 44681

NEW PHILADELPHIA 635 West High Avenue, New Philadelphia, OH 44663

GNADENHUTTEN 100 South Walnut Street, P.O. Box 830, Gnadenhutten, OH 44629

WAYNE COUNTY

ORRVILLE 119 West High Street, P.O. Box 635, Orrville, OH 44667

SHREVE 333 West South Street, P.O. Box 551, Shreve, OH 44676

WOOSTER DOWNTOWN 405 East Liberty Street, Wooster, OH 44691

WOOSTER MILLTOWN 3562 Commerce Parkway, Wooster, OH 44691

STARK COUNTY

NORTH CANTON 1210 North Main Street, North Canton, OH 44720

CASH MANAGEMENT, CSB BANCORP, INC.

& ADMINISTRATION LOCATION

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

TRUST & WEALTH MANAGEMENT LOCATIONS

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

3562 Commerce Parkway, Wooster, OH 44691

1210 North Main Street, North Canton, OH 44720

CSB INVESTMENT SERVICES

91 South Clay Street, Millersburg, OH 44654

Not FDIC Insured    No Bank Guarantee    May Lose Value