Form 10-K, Exhibit 13
period 2018-12-31
CSB BANCORP INC /OH
filed 2019-03-15
CIK 880417

Exhibit 13

CSB BANCORP, INC.

YOUR GROWTH IS OUR GOAL

2018 | REPORT TO SHAREHOLDERS

TABLE OF CONTENTS

2018 Financial Highlights	3

2018 Letter to Shareholders	4

2018 Financial Review	7

Report on Management’s Assessment of Internal Control Over Financial Reporting	22

Report of Independent Registered Public Accounting Firm	23

Consolidated Balance Sheets	25

Consolidated Statements of Income	26

Consolidated Statements of Comprehensive Income	27

Consolidated Statements of Changes in Shareholders’ Equity	27

Consolidated Statements of Cash Flows	28

Notes to Consolidated Financial Statements	30

Officers of The Commercial and Savings Bank	60

Shareholders and General Inquiries	61

Board of Directors	62

2018 Milestones	63

Banking Center Information	64

2018 FINANCIAL HIGHLIGHTS

For the Year Ended December 31	2018	2017	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS

Net interest income	$26,751	$24,452	9%

Net interest income – fully taxable-equivalent (FTE) basis	26,913	24,833	8

Noninterest income	4,758	4,340	10

Provision for loan losses	1,316	1,145	15

Noninterest expense	18,518	17,316	7

Net income	9,412	7,101	33

AT YEAR-END

Loans, net	$543,067	$511,226	6%

Assets	731,722	707,063	3

Deposits	606,498	583,259	4

Shareholders’ equity	76,536	70,532	9

Cash dividends declared	0.98	0.84	17

Book value	27.91	25.72	9

Tangible book value	26.13	23.90	9

Market price	38.50	33.11	16

Basic and diluted earnings per share	3.43	2.59	32

FINANCIAL PERFORMANCE

Return on average assets	1.31%	1.02%

Return on average equity	12.89	10.33

Net interest margin, FTE	3.98	3.80

Efficiency ratio	58.14	58.96

CAPITAL RATIOS

Risk-based capital:

Common equity tier 1	13.43%	12.70%

Tier 1	13.43	12.70

Total	14.52	13.78

Leverage	10.07	9 .31

2018 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

DEAR FELLOW SHAREHOLDER:

We are pleased to report record earnings for the seventh consecutive year. Net income grew by 33% over the prior year, to $9.4 million. Total assets of $732 million reflect the thirteenth consecutive year of record size for the company. We continue to perform efficiently and effectively, with the combined solid efforts of the entire CSB team producing a return on average equity just shy of 13% in 2018, and a 1.3% return on average assets.

We also distributed $2.7 million in cash dividends to shareholders, an increase of 17% over the prior year. This was the fifth consecutive year of increased total cash dividends per share. CSB’s stock price rose 16% during the year; total return exceeded 19% when including reinvestment of dividends. Total stock return over the past three, five, and ten year periods amounts to 70%, 135%, and 270%, respectively.

IMPACT OF TAX REFORM

On December 22, 2017, Congress passed the most extensive tax reform legislation in more than 30 years. The Tax Cuts and Jobs Act (TCJA) significantly reduced statutory federal tax rates for many individuals and corporations, and created or enhanced some additional allowable deductions. Simultaneously, the new law modified, suspended, or eliminated a number of previously long-standing tax deductions and exemptions.

Because of TCJA, CSB’s effective federal income tax rate declined from approximately 30% to about 19% for the past year. Federal income tax amounted to $2.3 million, while it would have been $3.5 million without passage of the tax reform. TCJA boosted earnings per share by $0.46, accounting for 55% of this year’s increase in net income. Without TCJA’s impact, Return on Average Assets would have been a very respectable 1.14%, and Return on Average Equity would have been 11.2%. We anticipate TCJA will continue to have a materially favorable impact to our earnings as long as it remains substantially in its present form. TCJA is currently scheduled to be effective through tax years ending in 2025.

CORE EARNINGS PERFORMANCE

Loan and deposit growth continue to fuel earnings momentum as our emphasis on relationship banking has been successfully deepening market penetration. Average loan balances increased by more than 7% in 2018, and average deposit balances rose 6%. Deposit market share increased in each of the four primary counties in which we operate. Our growth has been enabled in part by solid economic conditions within our primary market area, including a stable employer base and low unemployment. While our market area is not fast growing in population or economic expansion, the diverse economy of the region is fairly resilient.

The rising interest rate environment that prevailed for much of 2018 afforded us the opportunity to raise deposit interest rates while at the same time continuing some expansion of net interest margin. The combination of higher loan balances and margin expansion led to 9% growth in net interest income.

We remain vigilant for signs of changing credit conditions in the marketplace. We have not relaxed our approach to solid underwriting and disciplined credit management across our lending and investment portfolios. In other words, our risk tolerance has not changed in the past year and we address issues when they emerge. Our loan mix remains about two-thirds commercial and one-third consumer based. Within the commercial portfolio, about 60% of loan balances are secured by commercial real estate (CRE), and approximately one-half of those properties are owner-occupied. The consumer-based portion of our loan portfolio is comprised primarily of home mortgages and home equity lines of credit. We also continue to originate a portion of home mortgages for the secondary market, retaining servicing rights and direct contact with these customers. The above-described mix of loan balances is within our targeted range and has been largely unchanged for more than ten years. We have found it to provide fairly reliable performance through the variabilities of economic cycles.

Noninterest income increased 10% during 2018, with key contributions from increased interchange income as customers utilized card transactions more heavily, and revenue growth in trust and brokerage services.

Noninterest expenses increased 7%, primarily on higher compensation costs as we continue to add talent and ensure competitive pay and benefits to attract and retain high performing team members. CSB was honored for the second consecutive year in 2018 as one of 99 great workplaces for top talent in northeast Ohio. We believe being an employer of choice for top talent is fundamental to our quest for enduring greatness.

INVESTMENTS IN BRANCH FACILITIES

The new Orrville Banking Center at 119 W. High Street opened on December 11, 2017, and the first full year has been very encouraging. Personal and business deposits, mortgages, business loans, and brokerage and trust accounts have all grown during this first year. We anticipate continuing to increase our market share and value to the greater Orrville community in our second full year at this new, convenient location in downtown Orrville.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

During April 2018, we purchased property in downtown Wooster at 350 E. Liberty Street for the purpose of constructing a full-service banking center with drive-thru lanes. Construction began in September after completion of the permit process, demolition of several dilapidated buildings on the property, and site preparation. We plan to move across the street from our current leased building and open for business in the new facility in late spring or early summer 2019.

We also refreshed signage at all CSB facilities over the past year. The new look provides higher visibility for our locations and has drawn many compliments.

DIGITAL INFORMATION MANAGEMENT AND CYBERSECURITY

During the past year, we began a major restructuring of the infrastructure related to our information systems. The project will be completed during 2019 and will enhance our information security with multiple offsite data systems backups, as well as providing built-in scalability for continued growth. Organizationally, we also split the vital function of managing information systems and technology into two leadership positions, one overseeing information security and the other overseeing the deployment and operation of technology systems.

Protecting computers, networks, programs, and data from unauthorized access and exploitive attacks has become one of the primary concerns of conducting business in the current age. For some years, we have been resourcing workshops for customers and community organizations on cyber fraud and security. We train extensively within the company as well, conducting tabletop simulations and using other protocols to continually enhance our vigilance and capabilities in defending against cyber threats. To be clear, no internet-connected person or entity is immune from cyberattack. However, properly designed technology systems, constant vigilance, and effective training are the best defenses against a cyber penetration, and being prepared for the ‘unthinkable’ is just as important.

THE MACRO ECONOMY AND FINANCIAL MARKETS

At the end of 2018, the current period of U.S. economic growth reached 9 1/2 years in length. This represents the second longest period of expansion recorded in the United States, behind only the ten year period from 1991 to 2001. However, the current expansion has been markedly different than previous growth periods in several respects. Most notably, the pace of growth has been uncharacteristically slow. Through 2017, none of the first eight expansion years attained annual economic growth of 3% as measured by GDP (Gross Domestic Product). The pace of expansion finally picked up during 2018 and preliminary estimates are for 3.1% GDP growth in the past year. Second, employment has been remarkably steady in recent years, with low unemployment numbers and a record 99 consecutive months of net new jobs created as of the end of 2018. Third, wage growth has been held in check, with very modest average wage increases since the recovery began, although the pace of wage hikes has increased over the course of the past year. Fourth, productivity measurements have been relatively flat until recent months, with substantial excess capacity in many sectors of the economy, perhaps due in part to continued technology advancements over the period. Finally, global economic conditions on the whole have been generally improving and without major global disruptions through much of the eight year period. The combination of all of the above factors has led to multiple years of tame inflation, mostly under the 2% rate that some economists consider to be a “neutral” or balanced condition.

U.S. equity markets began 2018 with pricing multiples that were noticeably higher than historical averages, particularly for large cap stocks. Fueled by anticipated impact of the tax reform, stock prices marched even higher during the first eight months of the year. A reversion toward normalized pricing multiples was a likely eventual occurrence, with only a spark or two needed to trigger a pricing reversal. As summer turned to fall, several factors combined to create increased uncertainty about the economic outlook. A slowdown in housing markets, U.S. trade tariff initiatives, concern over continued interest rate hikes by the Federal Reserve, and slowing economic growth abroad all contributed to concern about where the economy was headed. This resulted in substantial volatility in financial markets and a marked decline in consumer and business confidence. Soon, the combination of a threatened federal government shutdown, disappointing earnings by a number of large technology companies that had provided much of the recent year gains in the broad market indexes, and lack of clarity on trade policies, combined to send market participants scurrying to “derisk” during the fourth quarter. Eventually, a wide-ranging, algorithm-driven selloff kicked into full speed for a couple weeks in December, resulting in enough damage to drop the broad market indexes into loss positions for the full year, albeit followed by a pronounced recovery during the early weeks of 2019.

To be clear, financial markets and the economy are two different things and they exhibit markedly different behavior at times. Financial markets can become volatile, with dramatic swings in relatively short periods of time. The economy, in the macro sense at least, moves much more slowly, and does not tend to reverse direction rapidly. However, both financial markets and the economy exert force on the other in significant ways, and both are influenced by monetary and fiscal policy decisions.

At the time of this writing, most observers expect the Federal Reserve to take a more measured approach in 2019 with fewer or perhaps no rate hikes as inflation is expected to remain in check. Intermediate and long-term interest rates are forecast to remain below historical norms. Some interest rate inversion has been visible between the yields on one to three year U.S. treasuries versus the yield on five year treasuries; however, a significant inversion such as two year yields being higher than ten year yields has yet to materialize. With wage hikes expected to continue their upward trend, consumer spending is forecast to grow at a 3% level. Housing starts and sales are forecast to recover somewhat in the coming year. All-in-all, most economists expect 2019 GDP growth in a solid range of 2.0%–2.5%.

Factors being watched as potential disruptors to another year of stable U.S. economic expansion are largely viewed as international in nature; including uncertainties about the impact of Brexit, slowing growth in China, adverse impacts from trade negotiations, and other

2018 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

geopolitical considerations. Since we are all part of an increasingly global village of economic activity and intertwined well-being, it behooves all sovereign powers, the U.S. included, to ‘first do no harm’ when it comes to global interactions.

All in all, while the current period of expansion is reaching somewhat of a ripe old age, rumors of its demise may prove premature for the foreseeable future. On the other hand, financial markets are on edge at the time of this writing, with participants worried about what appears to be a growing set of near-term uncertainties, along with a nagging awareness that the U.S. government’s high and growing debt levels will ultimately need to be reckoned with. Coupled with computer-generated momentum trading by the large fund investors, we can expect to see flare-ups of fairly pronounced volatility until some of the aforementioned uncertainties resolve.

A WORD OF APPRECIATION

Director John Waltman will be retiring as of this year’s annual shareholder meeting, concluding 18 years of distinguished service on the board of directors. Please note the inset honoring Director Waltman on page 62 of this annual report.

CSB’S VALUE PROPOSITION – WHAT WE DELIVER

Our business model is built on providing high quality financial products and services to the consumers, businesses, and organizations within our geographic market area. We gather deposits locally, provide safekeeping, competitive rates of interest, and ready access to those depositor funds through various in-person and electronic channels; we timely process monetary transactions for our customers, providing safe, efficient clearing of checks, debit and credit transactions, and wire/ACH movement of funds; we lend out local depositor monies within our footprint, providing needed funds for business operations, expansion and startup, home purchases and improvements, and consumer loans for cash flow needs.

All of this activity is performed responsibly and in a way that treats others just like we want to be treated – fairly, with courtesy, and with the best interests of the customer in mind. This activity of collecting, protecting, lending, and processing the flow of funds locally is the very essence of community banking. Without one or more well-run community banks in any given area, the economic well-being of that community is considerably more challenged and in doubt over the long run.

In order to meet customer expectations, we must offer efficient and effective services, whether in person or via internet or mobile-based banking. We must also keep our business objectives focused intently on supporting the well-being of the markets we serve. We do all of the above and will continue to strive to do so with excellence.

But we also recognize that in order for all of these efforts to succeed, we must continue to deliver a great value proposition to the shareholder. Your investment helps provide the capital needed to enable what we do. Without your continued investment in the stock and in many cases through doing business with the bank, we would lack key support to grow, to enhance our products and services, and to continue to play a vital role in meeting needs of the communities we serve. We extend our appreciation to each shareholder for your continued support. We pledge our best efforts to run a high performing bank, to continue serving the needs of CSB stakeholders, to build stronger communities, and to return compelling value to our shareholders.

EDDIE STEINER President and Chief Executive Officer	ROBERT “ROC” BAKER Chairman of the Board of Directors

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

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

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, and trust and brokerage services. Its customers are located primarily in Holmes, Stark, Tuscarawas, Wayne, and portions of surrounding counties in Ohio.

Economic activity in the Company’s market area is reporting stable demand after strengthening at a steady pace for the past nine years. The expansion has been most prevalent in small to mid-sized manufacturing and across various professional and non-professional service sectors. Reported unemployment levels at December 2018 ranged from 3.5% to 5.2% in the four primary counties served by the Company. These levels increased slightly from December 2017. Labor markets continued hiring at a softer pace during the year. Wage increases accelerated during 2018 for most entry level jobs and to a lesser extent middle-skills jobs in certain sectors such as banking and construction. The local housing market continues to improve with supply still relatively tight. Elevated costs of building materials have contributed to increased housing construction costs. Consumer confidence in the economy has been a primary driver for housing demand and higher consumer spending.

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

2018 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2018	2017	2016	2015	2014

Statements of income:
Total interest income	$29,637	$26,440	$23,632	$21,997	$21,656
Total interest expense	2,886	1,988	1,473	1,567	1,729

Net interest income	26,751	24,452	22,159	20,430	19,927
Provision for loan losses	1,316	1,145	493	389	643

Net interest income after provision for loan losses	25,435	23,307	21,666	20,041	19,284
Noninterest income	4,758	4,340	4,296	4,424	4,250
Noninterest expense	18,518	17,316	16,255	15,796	15,082

Income before income taxes	11,675	10,331	9,707	8,669	8,452
Income tax provision	2,263	3,230	2,969	2,647	2,568

Net income	$9,412	$7,101	$6,738	$6,022	$5,884

Per share of common stock:
Basic earnings per share	$3.43	$2.59	$2.46	$2.20	$2.15
Diluted earnings per share	3.43	2.59	2.46	2.20	2.15
Dividends	0.98	0.84	0.78	0.76	0.74
Book value	27.91	25.72	23.85	22.35	20.97
Average basic common shares outstanding	2,742,242	2,742,242	2,742,028	2,739,470	2,737,636
Average diluted common shares outstanding	2,742,242	2,742,242	2,742,028	2,742,108	2,739,078

Year-end balances:
Loans, net	$543,067	$511,226	$470,158	$418,209	$406,522
Securities	110,913	128,124	132,372	166,402	143,038
Total assets	731,722	707,063	669,978	650,314	620,981
Deposits	606,498	583,259	540,785	525,042	500,075
Borrowings	45,940	50,889	61,127	62,063	61,580
Shareholders’ equity	76,536	70,532	65,415	61,266	57,450

Average balances:
Loans, net	$529,552	$491,258	$443,862	$407,517	$400,876
Securities	118,511	131,512	147,649	151,181	145,065
Total assets	716,243	692,859	651,318	633,298	604,605
Deposits	589,646	553,228	519,941	505,913	479,330
Borrowings	51,014	68,255	64,528	65,515	67,657
Shareholders’ equity	73,002	68,738	64,524	59,799	55,529

Select ratios:
Net interest margin, tax equivalent basis	3.98%	3.80%	3.67%	3.48%	3.56%
Return on average total assets	1.31	1.02	1.03	0.95	0.97
Return on average shareholders’ equity	12.89	10.33	10.44	10.07	10.60
Average shareholders’ equity as a percent of average total assets	10.19	9.92	9.91	9.44	9.18
Net loan charge-offs as a percent of average loans	0.19	0.17	(0.03)	0.03	0.33
Allowance for loan losses as a percent of loans at year-end	1.08	1.08	1.11	1.10	1.07
Shareholders’ equity as a percent of total year-end assets	10.46	9.98	9.76	9.42	9.25
Dividend payout ratio	28.57	32.45	31.71	34.55	34.42

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2018 net income was $9.4 million compared to $7.1 million for 2017, an increase of 33%. Total revenue, net interest income plus noninterest income, increased 9% over the prior year to a total of $31.5 million. The provision for income tax declined $967 thousand over the prior year due to the decrease in corporate statutory tax rate. Expense increases included the provision for loan losses of $171 thousand and noninterest expenses of $1.2 million. Basic and diluted earnings per share were $3.43, up 32% from the prior year. The return on average assets was 1.31% in 2018 compared to 1.02% in 2017 and return on average equity was 12.89% in 2018 compared to 10.33% in 2017.

Net income for 2017 was $7.1 million while basic and diluted earnings per share were $2.59 as compared to $6.7 million, or $2.46 per share, for the year ended December 31, 2016. Net income increased 5% during 2017 as compared to 2016 due primarily to a $2.3 million increase in total net interest income partially offset by increases of $652 thousand in the provision for loan losses, $1.1 million in noninterest expenses, and $261 thousand in federal income taxes. Return on average assets was 1.02% in 2017 compared to 1.03% in 2016 and return on average shareholders’ equity was 10.33% in 2017 as compared to 10.44% in 2016.

Net Interest Income

(Dollars in thousands)	2018	2017	2016
Net interest income	$26,751	$24,452	$22,159
Taxable equivalent[1]	162	381	372

Net interest income, fully taxable equivalent	$26,913	$24,833	$22,531

Net interest margin	3.96%	3.74%	3.61%
Taxable equivalent adjustment[1]	0.02	0.06	0.06

Net interest margin-taxable equivalent	3.98%	3.80%	3.67%

1Taxable equivalent adjustments have been computed assuming a 21% tax rate in 2018 and a 34% tax rate in 2017 and 2016.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits, short-term and long-term borrowings). Volumes, interest rates, composition of interest-earning assets, and interest-bearing liabilities affect net interest income.

Net interest income increased $2.3 million, or 9%, in 2018 compared to 2017 primarily due to an 8% increase in average loan balances and an increase of 25 basis points in the average rate earned on loans. The net interest margin increased to 3.98% from 3.80% in 2017.

Net interest income increased $2.3 million, or 10%, in 2017 compared to 2016 primarily due to a 11% increase in average loan balances and an increase of 13 basis points in the average rate earned on loans. The net interest margin increased to 3.80% from 3.67% in 2016.

Interest income increased $3.2 million, or 12%, in 2018 compared to 2017 due to a $38 million increase in average loan balances augmented with an increase in loan interest rates. Following a period of low interest rates, the prime rate increased four times by 25 basis points during 2018.

Interest income increased $2.8 million, or 12%, in 2017 compared to 2016 due to a $39 million increase in average interest-earning balances. The increase in average loan volume throughout the year helped mitigate the low interest rate environment.

Interest expense increased $898 thousand, or 45%, in 2018 as compared to 2017. After a period of low interest rates, many banks were loaned up with depositors demanding more yield as rates began to rise after December 2017.

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield, and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2018			2017			2016
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]	Interest	Average Rate[2]
Interest-earning assets
Federal funds sold	$530	$10	1.89%	$575	$6	0.96%	$732	$3	0.44%
Interest-earning deposits	20,927	411	1.96	23,780	283	1.19	16,946	107	0.63
Securities:
Taxable	92,056	2,371	2.58	99,981	2,374	2.37	119,701	2,598	2.17
Tax exempt[4]	26,455	771	2.91	31,531	1,030	3.27	27,948	985	3.52
Loans3, [4]	535,506	26,236	4.90	497,048	23,128	4.65	448,941	20,311	4.52

Total interest-earning assets	675,474	29,799	4.41%	652,915	26,821	4.11%	614,268	24,004	3.91%
Noninterest-earning assets
Cash and due from banks	14,485			14,677			13,914
Bank premises and equipment, net	9,537			8,817			8,531
Other assets	22,731			22,240			19,684
Allowance for loan losses	(5,984)			(5,790)			(5,079)

Total assets	$716,243			$692,859			$651,318

Interest-bearing liabilities
Demand deposits	$117,879	351	0.30%	$101,081	129	0.13%	$83,956	33	0.04%
Savings deposits	180,718	661	0.37	170,694	302	0.18	163,271	123	0.08
Time deposits	115,610	1,360	1.18	111,650	913	0.82	116,427	850	0.73
Borrowed funds	51,014	514	1.01	68,255	644	0.94	64,528	467	0.72

Total interest-bearing liabilities	465,221	2,886	0.62%	451,680	1,988	0.44%	428,182	1,473	0.34%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	175,439			169,803			156,287
Other liabilities	2,581			2,638			2,325
Shareholders’ equity	73,002			68,738			64,524

Total liabilities and equity	$716,243			$692,859			$651,318

Net interest income[4]		$26,913			$24,833			$22,531

Net interest margin			3.98%			3.80%			3.67%
Net interest spread			3.79%			3.67%			3.57%

   1Average balances have been computed on an average daily basis.

   2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

   3Average loan balances include nonaccrual loans.

   4Interest income is shown on a fully tax-equivalent basis.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1

	2018 v. 2017			2017 v. 2016
	Net Increase			Net Increase
(Dollars in thousands)	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate
Increase (decrease) in interest income:
Federal funds	$4	$(1)	$5	$3	$(2)	$5
Interest-earning deposits	128	(56)	184	176	82	94
Securities:
Taxable	(3)	(204)	201	(224)	(469)	245
Tax exempt	(259)	(148)	(111)	45	117	(72)
Loans	3,108	1,883	1,225	2,817	2,245	572

Total interest income change	2,978	1,474	1,504	2,817	1,973	844

Increase (decrease) in interest expense:
Demand deposits	222	50	172	96	22	74
Savings deposits	359	37	322	179	13	166
Time deposits	447	47	400	63	(39)	102
Other borrowed funds	(130)	(174)	44	177	35	142

Total interest expense change	898	(40)	938	515	31	484

Net interest income change	$2,080	$1,514	$566	$2,302	$1,942	$360

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1.3 million in 2018, $1.1 million in 2017, and $493 thousand in 2016. Higher provision expense in 2018 and 2017 reflects an increasing volume in the loan portfolio and higher loan losses. Nonperforming loans have declined from 2017 to 2018. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
	Change from 2017				Change from 2016
(Dollars in thousands)	2018	Amount	%	2017	Amount	%	2016
Service charges on deposit accounts	$1,182	$49	4.3%	$1,133	$(33)	(2.8)%	$1,166
Trust services	863	176	25.6	687	(174)	(20.2)	861
Debit card interchange fees	1,316	123	10.3	1,193	106	9.8	1,087
Gain on sale of loans, including MSRs	307	11	3.7	296	(13)	(4.2)	309
Earnings on bank-owned life insurance	336	(21)	(5.9)	357	81	29.3	276
Securities gains	–	–	–	–	(1)	(100.0)	1
Other	754	80	11.9	674	78	13.1	596

Total noninterest income	$4,758	$418	9.6%	$4,340	$44	1.0%	$4,296

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

Noninterest income increased $418 thousand, or 10%, in 2018 compared to the same period in 2017. Trust and brokerage service fees increased 26% reflecting a normalization of the departments. Debit card interchange fees increased 10% in 2018 compared to 2017 due to increased volume. Service charges on deposits, which are primarily customer overdraft fees, increased 4% in 2018. Gains on sales of mortgage loans including MSRs increased 4% as customers opted into thirty year fixed rate mortgages that continue to have low historical rates. The Bank originated and sold $11 million in mortgage loans in 2018 and 2017.

Noninterest income increased $44 thousand, or 1%, in 2017 compared to the same period in 2016. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) decreased 4% due to decreasing sales of real estate mortgage loans into the secondary market and customers opting into variable rate mortgages that have been retained by the Bank. The Bank originated and sold $11 million in mortgage loans in 2017 as compared to the sale of $11 million of loans in 2016. Service charges on deposits, which are primarily customer overdraft fees, decreased 3% in 2017. Debit card interchange fees increased 10% in 2017 compared to 2016 due to volume increases. Earnings on bank owned life insurance increased $81 thousand with the addition of $2.5 million in policy values in 2017. Trust and brokerage services decreased 20% as a reorganization of the departments was completed with fees declining through third quarter 2017 and then stabilizing in fourth quarter 2017 over fourth quarter 2016.

Noninterest Expenses

	YEAR ENDED DECEMBER 31
		Change from 2017			Change from 2016
(Dollars in thousands)	2018	Amount	%	2017	Amount	%	2016

Salaries and employee benefits	$10,895	$886	8.9%	$10,009	$655	7.0%	$9,354
Occupancy expense	833	(36)	(4.1)	869	(104)	(10.7)	973
Equipment expense	597	(68)	(10.2)	665	(14)	(2.1)	679
Professional and director fees	1,029	66	6.9	963	131	15.7	832
Financial institutions tax	564	41	7.8	523	96	22.5	427
Marketing and public relations	508	107	26.7	401	(14)	(3.4)	415
Software expense	893	14	1.6	879	80	10.0	799
Debit card expense	537	1	0.2	536	91	20.4	445
FDIC insurance	276	51	22.7	225	(57)	(20.2)	282
Amortization of intangible assets	101	(15)	(12.9)	116	(5)	(4.1)	121
Other	2,285	155	7.3	2,130	202	10.5	1,928

Total noninterest expenses	$18,518	$1,202	6.9%	$17,316	$1,061	6.5%	$16,255

Noninterest expense increased $1.2 million, or 7%, in 2018 compared to 2017. Salaries and employee benefits increased $886 thousand due to base compensation increasing $579 thousand as a result of additional full time employees and annual adjustments. Following the Tax Cuts and Jobs Act, the 401k plan match was increased with 2018 expense rising $202 thousand. Marketing and public relations expense increased $107 thousand, or 27%, primarily due to increased expenses related to brand recognition and community support in the Company’s footprint in 2018. The capitalization of employee costs of loan originations contributed to an increase in salary expense of $75 thousand. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $68 thousand in 2018, as compared to 2017. The FDIC insurance assessment increased $51 thousand, or 23%, due to increased assets. Occupancy expense decreased primarily with a reduction of branch facility costs, which included the construction of a branch office that had combined two leased branches in the same city.

Noninterest expense increased $1.1 million, or 7%, in 2017 compared to 2016. Salaries and employee benefits increased $655 thousand due to base compensation increasing $432 thousand as a result of additional full time employees and annual adjustments. Increases in 2017 include retirement benefits and incentive compensation of $112 thousand, medical and dental expense rising $41 thousand, and employment taxes rising $11 thousand. The capitalization of employee costs of loan originations contributed to an increase in salary expense of $54 thousand. Professional and director fees increased $131 thousand primarily due increased accounting and audit fees of $145 thousand due to the outsourcing of internal audit and initial expenses for the first year internal control audit required under Section 404(b) of the Sarbanes-Oxley Act. Debit card expense increased $90 thousand in 2017. At the end of 2017, all customers had been issued debit cards with embedded chips that protect cardholder data. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $14 thousand in 2017, as compared to 2016, due to a decline in depreciation expense of $66 thousand partially offset by increases in maintenance, repair, and small equipment replacement. The FDIC insurance assessment decreased $57 thousand, or 20%, due to a rate reduction that started July 1, 2016. Occupancy expense continued to decrease primarily with a reduction of branch facility costs, which included a full year savings on branch relocation. Other expenses increased $203 thousand including an increase of $64 thousand start-up costs for an employee wellness program, $37 thousand in fraud check losses, and $22 thousand in paper and printing costs.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

Income Taxes

The provision for income taxes amounted to $2.3 million in 2018, $3.2 million in 2017, and $3.0 million in 2016. The decrease in 2018 resulted from the Tax Cuts and Jobs Act (“TCJA”) reducing the corporate statutory tax rate from 34% to 21%. The effective tax rate in 2018 approximates 19%. The provision increase in 2017 included the TCJA income tax increase adjustment of $101 thousand resulting from the write down of a deferred tax asset of $109 thousand related to unrealized losses on securities, as the valuation rate on this future tax deduction was reduced from 34% to 21% in accordance with the TCJA.

FINANCIAL CONDITION

Total assets of the Company were $732 million at December 31, 2018, compared to $707 million at December 31, 2017 representing an increase of $25 million, or 4%. Net loans increased $32 million, or 6%, while investment securities decreased $17 million, or 13%, and total cash and cash equivalents increased $9 million. Deposits increased $23 million and short-term borrowings decreased $2 million, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $3 million, or 25%.

Securities

Total investment securities decreased $17 million, or 13%, to $111 million at year-end 2018. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, obligations of state and political subdivisions, other government agencies’ debt, and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations, or trust preferred securities. The Company’s municipal bond portfolio consists of both taxable and tax-exempt general obligation and revenue bonds. As of December 31, 2018, 89% held an S&P or Moody’s investment grade rating and 11%, were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities, and school districts with 84% of the portfolio originating in Ohio, and 16% in Pennsylvania. Gross unrealized security losses within the portfolio were 2% of total securities at December 31, 2018, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows track the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $32 million, or 6%, during 2018 with increases in all loan categories. Volume increases were recognized as follows: residential real estate loans increased $10 million, or 6%, commercial loans increased $7 million, or 5%, construction loans increased $8 million, or 36%, and commercial real estate loans increased $4 million, or 2%. Although interest rates increased in 2018, business expansion and consumer borrowing continued to increase throughout the year.

The Company originated $29 million of portfolio mortgage loans, which were predominately variable rate, in both 2018 and 2017. Attractive interest rates in the secondary market also continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages as the Company sold $11 million of originated mortgages into the secondary market in both 2018 and 2017. Demand for home equity loans improved in 2018, with balances increasing $2 million. Installment lending continued to improve with consumer loans increasing 19% on a year-over-year basis to $20 million at December 31, 2018. This growth is primarily from RV finance loans, originated in northeast Ohio.

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans, in aggregate, comprise approximately 60% and 62% of the total loan portfolio at year-end 2018 and 2017, respectively. Residential real estate loans remained stable at approximately 30% of the total loan portfolio. Construction and land development loans increased to 6% of the total portfolio at December 31, 2018. The Company is well within the respective regulatory guidelines for investment in construction, development, and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Stark, Tuscarawas and Wayne counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2018, included $40 million, or 7%, of total loans to lessors of non-residential buildings or dwellings; $34 million, or 6%, of total loans to borrowers in the hotel, motel, and lodging business; $25 million, or 4%, of total loans to logging, sawmills, and timber tract operations; and $21 million, or 4%, of total loans to lessors of residential real estate. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal, interest payments, and the adequacy of the collateral received.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

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

The decrease in nonperforming loans year-over-year is primarily due to the liquidation of two lending relationships comprised of several loans. Approximately $1.1 million of the nonperforming loan total is guaranteed by either the USDA or the SBA.

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2018	2017

Nonaccrual loans
Commercial	$157	$1,152
Commercial real estate	2,131	4,384
Residential real estate	807	487
Construction & land development	–	–
Consumer	60	58

Loans past due 90 days or more and still accruing
Commercial	–	–
Commercial real estate	–	40
Residential real estate	174	401
Construction & land development	–	–

Total nonperforming loans	3,329	6,522

Other real estate owned	99	–

Total nonperforming assets	$3,428	$6,522

Nonperforming assets as a percentage of loans plus other real estate	0.61%	1.26%

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2018			2017

Beginning balance of allowance for loan losses	$5,604		$	5,291
Provision for loan losses	1,316			1,145
Charge-offs:
Commercial	823			1,184
Commercial real estate	103			—
Residential real estate & home equity	37			—
Construction & land development	–			–
Consumer	119			20

Total charge-offs	1,082			1,204
Recoveries:
Commercial	61			361
Commercial real estate	1			–
Residential real estate & home equity	3			8
Construction & land development	–			–
Consumer	4			3

Total recoveries	69			372

Net charge-offs	1,013			832

Ending balance of allowance for loan losses	$5,907		$	5,604

Net charge-offs as a percentage of average total loans		0.19%		0.17%
Allowance for loan losses as a percentage of total loans	1.08			1.08
Allowance for loan losses to total nonperforming loans	1.77	x		0.86	x

Components of the allowance for loan losses:
General reserves	$5,806		$	5,360
Specific reserve allocations	101			244

Total allowance for loan losses	$5,907		$	5,604

The allowance for loan losses totaled $5.9 million, or 1.08%, of total loans at year-end 2018 as compared to $5.6 million, or 1.08%, of total loans at year-end 2017. The Bank had net charge-offs of $1 million for 2018 as compared to net charge-offs of $832 thousand in 2017.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $3.3 million, or 0.61%, of loans at year-end 2018 as compared to $6.5 million, or 1.26% of loans at year-end 2017. Impaired loans were $3.9 million at year-end 2018 as compared to $7.9 million at year-end 2017. Management has assigned loss allocations to absorb the estimated losses on impaired loans. These allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment increased $717 thousand to $10.0 million at year-end 2018 primarily because of the acquisition of land for an owned facility under construction in 2019 and payment completion on a branch facility that consolidated two previously leased facilities. Other real estate owned at December 31, 2018 was $99 thousand. There was no other real estate owned at December 31, 2017. The Company recognized a net deferred tax asset of $446 thousand at December 31, 2018 as compared to a net deferred tax asset of $162 thousand at December 31, 2017.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions, as well as alternative investment options. Demand and savings deposits increased for the year ended 2018, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities. Customers with larger deposit balances of greater than $250 thousand are seeking additional rate on their balances with the increase in market rates during the year.

	December 31		Change from 2017

(Dollars in thousands)	2018	2017	Amount	%

Noninterest-bearing demand	$185,871	$173,671	$12,200	7.0%
Interest-bearing demand	120,424	119,579	845	0.7
Traditional savings	113,814	108,468	5,346	4.9
Money market savings	69,898	71,749	(1,851)	(2.6)
Time deposits in excess of $250,000	17,951	12,026	5,925	49.3
Other time deposits	98,540	97,766	774	0.8

Total deposits	$606,498	$583,259	$23,239	4.0%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions, and advances from the FHLB. Short-term borrowings, consisting of securities sold under repurchase agreements, decreased $2 million. During 2017, a new corporate overnight cash management product was established within interest-bearing checking. At December 31, 2018 the product had balances of $23.2 million as compared to $21.8 million at December 31, 2017. Other borrowings, consisting of FHLB advances, decreased $2.9 million as the result of maturities and principal repayments. All FHLB borrowings at December 31, 2018 have long term maturities with monthly amortizing payments.

CAPITAL RESOURCES

Total shareholders’ equity increased to $76.5 million at December 31, 2018, as compared to $70.5 million at December 31, 2017. This increase was primarily due to $9.4 million of net income which was partially offset by the payment of $2.7 million of cash dividends in 2018. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that allowed the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. At December 31, 2018, approximately 41 thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2018 or 2017.

Effective January 1, 2015, the Federal Reserve adopted final rules implementing Basel III and regulatory capital changes required by the Dodd-Frank Act. The rules apply to both the Company and the Bank. The rules established minimum risk-based and leverage capital requirements for all banking organizations.

The rules include: (a) a common equity tier 1 capital ratio of at least 4.5%, (b) a tier 1 capital ratio of at least 6.0%, (c) a minimum total capital ratio of at least 8.0%, and (d) a minimum leverage ratio of 4%.

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

The rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5% composed of common equity tier 1 capital above its minimum risk-based capital requirements, or if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5% at the beginning of the quarter. The capital conservation buffer on January 1, 2019, is 2.5%. The Company and Bank’s actual and required capital amounts are disclosed in Note 12 to the consolidated financial statements.

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

LIQUIDITY

		December 31
(Dollars in millions)	2018		2017	Change from 2017

Cash and cash equivalents	$46		$36	$10
Unused lines of credit	89		82	7
Unpledged securities at fair market value	39		31	8
	$174		$149	$25
Net deposits and short-term liabilities	$599		$557	$42
Liquidity ratio	29.1%		26.8%
Minimum board approved liquidity ratio	20.0%		20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses, and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2018 and 2017. Additional sources of liquidity include net income, loan repayments, the availability of borrowings, and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2018 included net loan originations of $33 million, securities purchases of $7 million, offset by maturities and repayment of securities totaling $23 million. The Company’s financing activities included a $23 million increase in deposits, $3 million in cash dividends paid, and a $3 million net decrease in FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2018 and 2017. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two year period. The tests assume a quarterly ramped 100, 200, 300, and 400 basis point increase and a 100 and 200 basis point decreases in 2018 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve month period of the twenty-four month horizon.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

Net Interest Income at Risk

		December 31, 2018
	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits

(Dollars in thousands)	+ 400	$30,114	$931	3.2%	± 25%
	+ 300	29,922	739	2.5	± 15
	+ 200	29,701	518	1.8	± 10
	+ 100	29,436	253	0.9	± 5
	0	29,183	–	–
	– 100	28,831	(352)	(1.2)	± 5
	– 200	27,880	(1,303)	(4.5)	± 10

	December 31, 2017

	+ 400	$28,329	$1,666	6.2%	± 25%
	+ 300	27,944	1,281	4.8	± 15
	+ 200	27,552	889	3.3	± 10
	+ 100	27,123	460	1.7	± 5
	0	26,663	–	–
	– 100	25,996	(667)	(2.5)	± 5
Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2018 and 2017. Economic Value of Equity at Risk
			December 31, 2018

	Change In Interest Rates (Basis Points)		Percentage Change		Board Policy Limits

	+ 400		22.8%		± 35%
	+ 300		18.6		± 30
	+ 200		13.7		± 20
	+ 100		7.4		± 15
	– 100		(9.7)		± 15
	– 200		(20.9)		± 20

		December 31, 2017

	+ 400		20.0%		± 35%
	+ 300		16.2		± 30
	+ 200		11.9		± 20
	+ 100		6.6		± 15
	– 100		(8.1)		± 15

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

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

Management periodically measures and reviews the Economic Value of Equity at Risk with the Board. At December 31, 2018, the market value of equity as a percent of base in a 400 basis point rising rate environment indicates increases of 22.8% and 20.0% as of December 31, 2018 and 2017, respectively. The Company was within all Board-approved limits at December 31, 2017 and is slightly outside the Board-approved 20% limit for a 200 basis point decrease in interest rates at December 31, 2018. The variance is due to the increase in overnight cash held by the Bank at year-end 2018.

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

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2018 and 2017 in Note 15 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2018:

	Amount of Commitment to Expire Per Period

(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines of credit	$100,295	$94,863	$534	$138	$4,760
Real estate lines of credit	59,363	1,727	5,401	7,672	44,563
Consumer lines of credit	755	755	–	–	–
Credit cards lines of credit	4,762	4,762	–	–	–
Overdraft privilege	7,082	7,082	–	–	–
Commercial real estate loan commitments	–	–	–	–	–
Letters of credit	1,045	889	35	121	–

Total commitments	$173,302	$110,078	$5,970	$7,931	$49,323

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2018:

	Payment Due by Period
(Dollars in thousands) Contractual Obligations	Total Amount		Less than 1 year		1 to 3 Years		3 to 5 Years		Over 5 Years

Total time deposits	$	116,491	$	54,123	$	51,598	$	10,770	$	–
Short-term borrowings		37,415		37,415		–		–		–
Other borrowings		8,525		2,195		2,923		1,653		1,754
Operating leases		199		91		108		–		–

Total obligations	$	162,630	$	93,824	$	54,629	$	12,423	$	1,754

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

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2018 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the other-than-temporary impairment of securities, allowance for loan losses, goodwill, and the fair value of financial instruments as the accounting areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subject to revision as new information becomes available.

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

2018 FINANCIAL REVIEW

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/ dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2018 and 2017. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 12 of the consolidated financial statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared
March 31, 2018	$36.50	$32.55	$ 0.24	$ 658,138
June 30, 2018	44.00	35.90	0.24	658,138
September 30, 2018	44.99	38.98	0.24	658,138
December 31, 2018	41.50	38.50	0.26	712,983

March 31, 2017	$32.70	$26.00	$0.20	$548,449
June 30, 2017	34.50	29.55	0.20	548,449
September 30, 2017	30.60	28.04	0.22	603,293
December 31, 2017	34.66	30.00	0.22	603,293

As of December 31, 2018, the Company had 1,170 shareholders of record and 2,742,242 outstanding shares of common stock.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

Management conducted the required assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. Management’s assessment did not identify any material weaknesses in the Company’s internal control over financial reporting. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based upon this assessment, management believes that the Company’s internal control over financial reporting is effective as of December 31, 2018.

The Company’s internal control over financial reporting as of December 31, 2018 has been audited by S.R. Snodgrass, P.C. an independent registered public accounting firm, as stated in their report appearing on the next page.

Eddie L. Steiner	Paula J. Meiler
President,	Senior Vice President,
Chief Executive Officer	Chief Financial Officer

2018 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on Internal Control over Financial Reporting

We have audited CSB Bancorp, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, of the Company and our report dated February 26, 2019, expressed an unqualified opinion.

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

Cranberry Township, Pennsylvania

February 26, 2019

2018 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated February 26, 2019, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

Cranberry Township, Pennsylvania

February 26, 2019

2018 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

(Dollars in thousands, except share data)	2018	2017
ASSETS
Cash and cash equivalents
Cash and due from banks	$23,214	$17,255
Interest-earning deposits in other banks	22,350	19,165

Total cash and cash equivalents	45,564	36,420

Securities
Available-for-sale, at fair value	85,528	97,663
Held-to-maturity; fair value of $20,118 in 2018 and $25,491 in 2017	20,688	25,758
Equity securities	83	89
Restricted stock, at cost	4,614	4,614

Total securities	110,913	128,124

Loans held for sale	108	246

Loans	548,974	516,830
Less allowance for loan losses	5,907	5,604

Net loans	543,067	511,226

Premises and equipment, net	9,961	9,244
Core deposit intangible	167	268
Goodwill	4,728	4,728
Bank-owned life insurance	13,554	13,218
Accrued interest receivable and other assets	3,660	3,589

TOTAL ASSETS	$731,722	$707,063

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$185,871	$173,671
Interest-bearing	420,627	409,588

Total deposits	606,498	583,259

Short-term borrowings	37,415	39,480
Other borrowings	8,525	11,409
Accrued interest payable and other liabilities	2,748	2,383

Total liabilities	655,186	636,531

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; and outstanding 2,742,242 shares in 2018 and 2017	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	54,288	47,535
Treasury stock at cost: 238,360 shares in 2018 and 2017	(4,784)	(4,784)
Accumulated other comprehensive loss	(1,412)	(663)

Total shareholders’ equity	76,536	70,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$731,722	$707,063

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2018, 2017, and 2016

(Dollars in thousands, except per share data)	2018	2017	2016
INTEREST AND DIVIDEND INCOME
Loans, including fees	$26,237	$23,097	$20,278
Taxable securities	2,371	2,374	2,598
Nontaxable securities	608	680	646
Other	421	289	110

Total interest and dividend income	29,637	26,440	23,632

INTEREST EXPENSE
Deposits	2,372	1,344	1,006
Short-term borrowings	333	149	73
Other borrowings	181	495	394

Total interest expense	2,886	1,988	1,473

NET INTEREST INCOME	26,751	24,452	22,159
PROVISION FOR LOAN LOSSES	1,316	1,145	493

Net interest income, after provision for loan losses	25,435	23,307	21,666

NONINTEREST INCOME
Service charges on deposit accounts	1,182	1,133	1,166
Trust services	863	687	861
Debit card interchange fees	1,316	1,193	1,087
Securities gains	–	–	1
Gain on sale of loans, net	307	296	309
Earnings on bank owned life insurance	336	357	276
Unrealized loss on equity securities	(6)	–	–
Other income	760	674	596

Total noninterest income	4,758	4,340	4,296

NONINTEREST EXPENSES
Salaries and employee benefits	10,895	10,009	9,354
Occupancy expense	833	869	973
Equipment expense	597	665	679
Professional and director fees	1,029	963	832
Financial institutions and franchise tax	564	523	427
Marketing and public relations	508	401	415
Software expense	893	879	799
Debit card expense	537	535	445
Amortization of intangible assets	101	116	121
FDIC insurance expense	276	225	282
Other expenses	2,285	2,131	1,928

Total noninterest expenses	18,518	17,316	16,255

INCOME BEFORE INCOME TAXES	11,675	10,331	9,707
FEDERAL INCOME TAX PROVISION	2,263	3,230	2,969

NET INCOME	$9,412	$7,101	$6,738

EARNING PER SHARE
Basic and diluted	$3.43	$2.59	$2.46

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2018, 2017, and 2016

(Dollars in thousands)	2018	2017	2016

Net income

Other comprehensive income (loss)	$9,412	$7,101	$6,738

Unrealized gains (losses) arising during the period	(989)	376	(1,221)
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	78	108	530
Income tax effect at 21% in 2018, 34% in 2017, 2016	191	(164)	235

Reclassification adjustment for gains on available-for-sale securities included in net income	–	–	(1)
Income tax effect	–	–	–

Other comprehensive income (loss)	(720)	320	(457)

Total comprehensive income	$8,692	$7,421	$6,281

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

Years Ended December 31, 2018, 2017, and 2016

(Dollars in thousands)		Common Stock		Additional Paid-In Capital		Retained Earnings			Treasury Stock		Accumulated Other Comprehensive Loss		Total

BALANCE AT DECEMBER 31, 2015	$	18,629	$	9,846	$	38,030		$	(4,822)	$	(417)	$	61,266
Net income		–		–		6,738			–		–		6,738
Other comprehensive loss		–		–		–			–		(457)		(457)
Stock options issued, 1,246 shares		–		(31)		–			38		–		7
Cash dividends declared, $0.78 per share		–		–		(2,139)			–		–		(2,139)

BALANCE AT DECEMBER 31, 2016	$	18,629	$	9,815	$	42,629	$		(4,784)	$	(874)		$65,415
Net income		–		–		7,101			–		–		7,101
Reclassification of tax effect from		–		–		109			–		(109)		–
AOCI to retained earnings
Other comprehensive income		–		–		–			–		320		320
Cash dividends declared, $0.84 per share		–		–		(2,304)			–		–		(2,304)

BALANCE AT DECEMBER 31, 2017	$	18,629	$	9,815	$	47,535	$		(4,784)	$	(663)	$	70,532
Net income		–		–		9,412			–		–		9,412
Other comprehensive loss		–		–		–			–		(720)		(720)
Cumulative effect adjustment equity securities, related to ASU 2016-01		–		–		29			–		(29)		–
Cash dividends declared, $0.98 per share		–		–		(2,688)			–		–		(2,688)

BALANCE AT DECEMBER 31, 2018	$	18,629	$	9,815	$	54,288	$		(4,784)	$	(1,412)	$	76,536

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018, 2017, and 2016

(Dollars in thousands)	2018	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$9,412	$7,101	$6,738

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization of premises, equipment and software	799	865	905

Deferred income taxes	93	(167)	(4)

Provision for loan losses	1,316	1,145	493

Gain on sale of loans, net	(307)	(296)	(309)

Securities gains	–	–	(1)

Gain on sale of other real estate	(10)	–	–

Security amortization, net of accretion	480	556	802

Secondary market loan sale proceeds	10,749	10,790	10,985

Originations of secondary market loans held-for-sale	(10,356)	(10,793)	(10,682)

Bank-owned life insurance	(336)	(357)	(276)

Effects of changes in operating assets and liabilities:

Net deferred loan (fees) costs	(22)	(57)	(262)

Accrued interest receivable	(36)	(135)	103

Accrued interest payable	(2)	14	(4)

Other assets and liabilities	508	289	(1,521)

Net cash provided by operating activities	$12,288	$8,955	$6,967

CASH FLOWS FROM INVESTING ACTIVITIES

Securities:

Proceeds from repayments, available-for-sale	$15,713	$19,019	$49,870

Proceeds from repayments, held-to-maturity	7,137	2,885	19,404

Purchases, available-for-sale	(5,007)	(13,028)	(27,741)

Purchases, held-to-maturity	(2,029)	(4,700)	(8,998)

Proceeds from sale of securities	–	–	1

Loan originations, net of repayments	(33,253)	(42,156)	(52,213)

Proceeds from sale of other real estate	30	–	26

Property, equipment, and software acquisitions	(1,337)	(1,325)	(1,418)

Net cash used in investing activities	$(18,746)	$(39,305)	$(21,069)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018, 2017, and 2016

(Dollars in thousands)	2018	2017	2016

CASH FLOWS FROM
FINANCING ACTIVITIES

Net change in deposits	$23,239	$42,474	$15,743

Net change in short-term borrowings	(2,065)	(9,262)	144

Proceeds from other borrowings	–	10,000	–

Repayment of other borrowings	(2,884)	(10,976)	(1,080)

Cash dividends paid	(2,688)	(2,304)	(2,139)

Net cash provided by financing activities	$15,602	$29,932	$12,668

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	9,144	(418)	(1,434)

CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR	36,420	36,838	38,272

CASH AND CASH EQUIVALENTS AT
END OF YEAR	$45,564	$36,420	$36,838

SUPPLEMENTAL DISCLOSURES

Cash paid during the year for:

Interest	$2,888	$1,973	$1,477

Income taxes	2,375	3,320	2,650

Noncash investing activities:

Transfer of loans to other real estate owned	119	–	72

Purchase of bank-owned life insurance	–	2,500	–

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its fifteen Banking Centers located in Holmes, Stark, Tuscarawas and Wayne counties. These communities are the source of a substantial majority of the Bank’s deposit, loan, and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities, and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential real estate, commercial real estate, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid with cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

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

CASH RESERVE REQUIREMENTS

The Bank generally is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balances were $846 thousand and $929 thousand as of December 31, 2018 and 2017, respectively.

SECURITIES

At the time of purchase all debt securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income or loss. Held-to-maturity securities are carried at their fair value on the date of transfer or at amortized cost if security purchases are designated as held-to-maturity. At December 31, 2018, 19% of the total investment portfolio was classified as held-to-maturity. Equity securities are held at fair value. Holding gains and losses are recorded in income. Dividends on equity securities are recognized as income when earned.

The amortized cost of debt securities is adjusted for the accretion of discounts to maturity and the amortization of premiums to the earlier of a bond’s call date or maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as well as expenses related to maintenance of the properties. Gains or losses upon sale are recorded through noninterest income. Other real estate owned amounted to $99 thousand and $0 at December 31, 2018 and 2017, respectively.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and, amortization. Land is carried at cost. Depreciation and amortization is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset, or lease term, whichever is shorter. Expenses for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested for impairment at least annually in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the current fair value of the reporting unit to its carrying value, including goodwill. If the current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2018 or 2017.

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

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $215 thousand, $168 thousand, and $215 thousand for the years ended 2018, 2017, and 2016, respectively.

FEDERAL INCOME TAXES

The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their respective tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.

STOCK-BASED COMPENSATION

The Company previously sponsored a stock-based compensation plan that expired in 2013. All outstanding awards at December 31, 2015 were exercised during the first quarter of 2016. There were no stock options outstanding at December 31, 2018. The Company recorded no stock-based compensation expense for 2018, 2017, or 2016.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains, and losses in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Balance Sheets, these items along with net income are components of comprehensive income.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

PER SHARE DATA

Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options.

The weighted average number of common shares outstanding for basic and diluted earnings per share computations was as follows:

	2018	2017	2016

Weighted average common shares	2,980,602	2,980,602	2,980,602

Average treasury shares	(238,360)	(238,360)	(238,574)

Total weighted average common shares outstanding (basic)	2,742,242	2,742,242	2,742,028

Dilutive effect of assumed exercise of stock options	–	–	–

Weighted average common shares outstanding (diluted)	2,742,242	2,742,242	2,742,028

There were no stock options outstanding at December 31, 2018, 2017, and 2016.

Dividends per share are based on the number of shares outstanding at the declaration date.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2014-09 – Revenue from Contracts with Customers – Topic 606 and all subsequent ASUs that modified ASC 606. Effective January 1, 2018 the Company has elected to apply the standard utilizing the modified retrospective approach with a cumulative effect of adoption for the impact from uncompleted contracts at the date of adoption. The adoption of this guidance did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustments were recorded.

Management determined that the primary sources of revenue emanating from interest and dividend income on loans and securities along with noninterest revenue resulting from investment security gains, loan servicing, gains on the sale of loans, commitment fees, fees from financial guarantees, certain credit cards fees, and income on bank-owned life insurance are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue, which cumulatively comprise 88 percent of the total revenue of the Company. Services within the scope of ASC 606 include income from fiduciary activities, brokerage fees, service charges on deposit accounts, other service income, ATM fees, interchange fees, and gain on sale of OREO, net. For these accounts, fees are related to specific customer transactions are attributable to specific performance obligations of the Bank where the revenue is recognized at a defined point in time, completion of the requested service/transaction.

ASU 2016-01 – Recognition and Measurement of Financial Assets and Financial Liabilities. This Update and subsequent ASU’s set forth targeted improvements to GAAP including, but not limited to, requiring an entity to recognize the changes in fair value of equity investments in the income statement, requiring public business entities to use the exit price when measuring the fair value of financial instruments for financial statement disclosure purposes, eliminating certain disclosures required by existing GAAP, and providing for additional disclosures. The Update is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Upon adoption on January 1, 2018, the Company made a one-time cumulative effect adjustment from accumulated other comprehensive income to retained earnings of $29 thousand related to the change in accounting for equity securities as presented in the Consolidated Statement of Changes in Shareholders’ Equity. A loss of $6 thousand was recorded in 2018 on the Consolidated Statements of Income, as a result of changes to the accounting for equity securities. We have included the new disclosure requirements in Note 15 related to the measurement of the fair value of financial instruments on a prospective basis.

ASU 2016-02 – Leases. This Update and all subsequent ASU’s that modified Topic 842 set forth a new lease accounting model for lessors and lessees. For lessees, virtually all leases will be required to be recognized on the balance sheet by recording a right-of-use asset. Subsequent accounting for leases varies depending on whether the lease is an operating lease or a finance lease. The accounting provided by a lessor is largely unchanged from that applied under the existing guidance. The ASU requires additional qualitative and quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Update is effective for fiscal years beginning after December 15, 2018, with early application permitted. Based on the Company’s preliminary analysis of its current portfolio, the impact to the Company’s balance sheet is estimated to result in less than a 1 percent increase in assets and liabilities. This Update is not expected to have a significant impact on the Company’s financial statements.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASU 2016-13 – Financial Instruments – Credit Losses. The Update requires that financial assets be presented at the net amount expected to be collected (i.e. net of expected credit losses), eliminating the probable recognition threshold for credit losses on financial assets measured at amortized cost. The measurement of expected credit losses should be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The Update is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted for annual and interim periods beginning after December 15, 2018. We expect the Update will result in an increase in the allowance for credit losses for the estimated life of the financial asset, including an estimate for debt securities. The amount of any increase will be impacted by the portfolio composition and quality at the adoption date, as well as economic conditions and forecasts at that time. A cumulative-effect adjustment to retained earnings is required as of the beginning of the year of adoption. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

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

ASU 2018-13 – Fair Value Measurement – Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2018-15 – Intangibles – Goodwill and Other – Internal-Use Software. This Update addresses customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consisted of the following at December 31:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

2018

Available-for-sale

U.S. Treasury security	$997	$–	$1	$996

U.S. Government agencies	7,350	–	180	7,170

Mortgage-backed securities of government agencies	45,744	41	884	44,901

Asset-backed securities of government agencies	1,040	–	16	1,024

State and political subdivisions	23,282	49	206	23,125

Corporate bonds	8,646	–	334	8,312

Total available-for-sale	87,059	90	1,621	85,528

Held-to-maturity

U.S. Government agencies	9,482	6	390	9,098

Mortgage-backed securities of government agencies	11,206	28	214	11,020

Total held-to-maturity	20,688	34	604	20,118

Equity securities	53	30	–	83

Restricted stock	4,614	–	–	4,614

Total securities	$112,414	$154	$2,225	$110,343

2017

Available-for-sale

U.S. Treasury security	$999	$–	$1	$998

U.S. Government agencies	8,350	–	121	8,229

Mortgage-backed securities of government agencies	50,136	146	581	49,701

Asset-backed securities of government agencies	1,168	1	–	1,169

State and political subdivisions	27,020	224	103	27,141

Corporate bonds	10,532	35	142	10,425

Total available-for-sale	98,205	406	948	97,663

Held-to-maturity

U.S. Government agencies	9,477	16	228	9,265

Mortgage-backed securities of government agencies	11,581	95	145	11,531

State and political subdivisions	4,700	–	5	4,695

Total held-to-maturity	25,758	111	378	25,491

Equity securities	53	36	–	89

Restricted stock	4,614	–	–	4,614

Total securities	$128,630	$553	$1,326	$127,857

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2018, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$3,448	$3,448
Due after one through five years	17,311	17,084
Due after five through ten years	25,927	25,485
Due after ten years	40,373	39,511

Total debt securities available-for-sale	$87,059	$85,528

Held-to-maturity
Due after one through five years	483	489
Due after five through ten years	3,000	2,852
Due after ten years	17,205	16,777

Total debt securities held-to-maturity	$20,688	$20,118

Securities with a carrying value of approximately $83.4 million and $94.0 million were pledged at December 31, 2018 and 2017 respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million at December 31, 2018 and 2017, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2018 and 2017.

The following table shows the proceeds from sales of available-for-sale securities and the gross realized gains and losses on the sales of those securities that have been included in earnings as a result of the sales in 2016. There were no sales of securities in 2018 or 2017.

(Dollars in thousands)	2016

Proceeds	$1

Realized gains	$1
Realized losses	–

Net securities gains	$1

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses, fair value of securities, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2018

Available-for-sale
U.S. Treasury security	$1	$996	$–	$–	$1	$996
U.S. Government agencies	–	–	180	7,170	180	7,170
Mortgage-backed securities of government agencies	33	4,206	851	35,188	884	39,394
Asset-backed securities of government agencies	16	1,024	–	–	16	1,024
State and political subdivisions	9	3,326	197	8,626	206	11,952
Corporate bonds	131	5,014	203	3,298	334	8,312
Held-to-maturity
U.S. Government agencies	–	–	390	8,609	390	8,609
Mortgage-backed securities of government agencies	72	3,404	142	3,360	214	6,764

Total temporarily impaired securities	$262	$17,970	$1,963	$66,251	$2,225	$84,221

2017

Available-for-sale
U.S. Treasury security	1	998	–	–	1	998
U.S. Government agencies	46	3,804	75	4,425	121	8,229
Mortgage-backed securities of government agencies	145	16,872	436	17,259	581	34,131
State and political subdivisions	26	4,400	77	3,752	103	8,152
Corporate bonds	2	2,912	140	2,360	142	5,272
Held-to-maturity
U.S. Government agencies	15	1,985	213	6,785	228	8,770
Mortgage-backed securities of government agencies	18	1,818	127	3,116	145	4,934
State and political subdivisions	5	4,695	–	–	5	4,695

Total temporarily impaired securities	$258	$37,484	$1,068	$37,697	$1,326	$75,181

There were 103 securities in an unrealized loss position at December 31, 2018, seventy-three (73) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, and management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2018.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consisted of the following at December 31:

(Dollars in thousands)	2018	2017

Commercial	$146,875	$140,273
Commercial real estate	183,605	179,663
Residential real estate	167,296	157,172
Construction & land development	31,227	22,886
Consumer	19,402	16,306

Total loans before deferred costs	548,405	516,300
Deferred loan costs	569	530

Total loans	$548,974	$516,830

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

The Company engages an independent loan review vendor that reviews and validates the credit risk program on a periodic basis.Results of these reviews are presented to management and the Audit Committee. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas, and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. See concentration of credit discussion included in the 2018 Financial Review.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2018, 2017, and 2016. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2018, the increase in the provision for loan losses related to commercial loans was predominantly due to the $5.9 million increase of loans classified as substandard, as well as charge-offs, and loan volume increases. The increase in the provision related to consumer loans was due to an increase in charge-offs and delinquencies. The increase related to commercial real estate loans was primarily related to the $5 million increase of loans classified as substandard.

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

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2018
Beginning balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604
Provision for loan losses	1,127	158	6	21	246	(242)	1,316
Charge-offs	(823)	(103)	(37)	–	(119)		(1,082)
Recoveries	61	1	3	–	4		69

Net charge-offs	(762)	(102)	(34)	–	(115)		(1,013)

Ending balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907

December 31, 2017
Beginning balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291
Provision for loan losses	429	471	76	59	51	59	1,145
Charge-offs	(1,184)	–	–	–	(20)		(1,204)
Recoveries	361	–	8	–	3		372

Net charge-offs	(823)	–	8	–	(17)		(832)

Ending balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604

December 31, 2016
Beginning balance	$1,664	$1,271	$1,086	$123	$86	$432	$4,662
Provision for loan losses	626	(291)	110	55	113	(120)	493
Charge-offs	(297)	(50)	(12)	–	(59)		(418)
Recoveries	214	334	5	–	1		554

Net charge-offs	(83)	284	(7)	–	(58)		136

Ending balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

2018
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$36	$64	$1	$–	$–	$–	$101
Collectively evaluated for impairment	2,142	1,727	1,244	258	306	129	5,806

Total ending allowance balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907

Loans:
Loans individually evaluated for impairment	$419	$2,403	$1,030	$–	$–		$3,852
Loans collectively evaluated for impairment	146,456	181,202	166,266	31,227	19,402		544,553

Total ending loans balance	$146,875	$183,605	$167,296	$31,227	$19,402		$548,405

2017
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$74	$151	$19	$–	$–	$–	$244
Collectively evaluated for impairment	1,739	1,584	1,254	237	175	371	5,360

Total ending allowance balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604

Loans:
Loans individually evaluated for impairment	$1,726	$4,686	$1,470	$–	$–		$7,882
Loans collectively evaluated for impairment	138,547	174,977	155,702	22,886	16,306		508,418

Total ending loans balance	$140,273	$179,663	$157,172	$22,886	$16,306		$516,300

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment[1]	Related Allowance	Average Recorded Investment	Interest Income Recognized

2018
Commercial	$815	$383	$36	$419	$36	$1,511	$37
Commercial real estate	2,616	1,976	433	2,409	64	3,531	19
Residential real estate	1,190	763	269	1,032	1	1,327	57
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$4,621	$3,122	$738	$3,860	$101	$6,369	$113

2017
Commercial	$3,352	$1,329	$399	$1,728	$74	$2,884	$52
Commercial real estate	4,826	3,117	1,566	4,683	151	3,213	14
Residential real estate	1,654	1,119	352	1,471	19	1,476	57
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$9,832	$5,565	$2,317	$7,882	$244	$7,573	$123

2016
Commercial	$5,476	$1,690	$3,354	$5,044	$705	$6,609	$241
Commercial real estate	796	600	21	621	–	786	10
Residential real estate	1,681	1,036	472	1,508	24	1,507	61
Construction & land development	–	–	–	–	–	–	–

Total impaired loans	$7,953	$3,326	$3,847	$7,173	$729	$8,902	$312

1Includes principal, accrued interest, unearned fees, and origination costs.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans

2018
Commercial	$146,431	$253	$34	$–	$157	$444	$146,875
Commercial real estate	181,388	86	–	–	2,131	2,217	183,605
Residential real estate	165,837	265	213	174	807	1,459	167,296
Construction & land development	31,169	58	–	–	–	58	31,227
Consumer	18,965	291	86	–	60	437	19,402

Total loans	$543,790	$953	$333	$174	$3,155	$4,615	$548,405

2017
Commercial	$138,908	$148	$65	$–	$1,152	$1,365	$140,273
Commercial real estate	175,062	177	–	40	4,384	4,601	179,663
Residential real estate	155,488	757	38	401	488	1,684	157,172
Construction & land development	22,886	–	–	–	–	–	22,886
Consumer	16,048	193	8	–	57	258	16,306

Total loans	$508,392	$1,275	$111	$441	$6,081	$7,908	$516,300

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $1.5 million as of December 31, 2018, with $17 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2017, the Company had TDRs of $2.9 million, with $38 thousand of specific reserves allocated. At December 31, 2018, $1.4 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $117 thousand were classified as nonaccrual.

Loan modifications that are considered TDRs completed during the year ended December 31 were as follows:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

2018
Commercial	1	$ 200	$ 200
Residential real estate	2	27	27
Total restructured loans	3	$ 227	$ 227

2017
Commercial	2	$ 150	$ 150
Commercial real estate	4	288	288
Residential real estate	2	52	52
Total restructured loans	8	$ 490	$ 490

2016
Commercial	4	$ 3,607	$ 3,607
Residential real estate	1	101	101
Total restructured loans	5	$ 3,708	$ 3,708

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. None of the loans restructured in 2017 have subsequently defaulted in 2018. There was one commercial loan in the amount of $3.3 million that was restructured in the fourth quarter of 2016 that defaulted in 2017.

Real Estate Loans in Foreclosure

Other real estate owned amounted to one property at $99 thousand as of December 31, 2018. There was no other real estate owned at December 31, 2017. Mortgage loans in the process of foreclosure were $57 thousand at December 31, 2018, and $114 thousand at December 31, 2017.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $300 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class was as follows at December 31:

(Dollars in thousands)		Pass		Special Mention		Substandard		Doubtful		Not Rated		Total

2018
Commercial	$	125,840	$	5,383	$	14,775	$	–	$	877	$	146,875
Commercial real estate		163,261		5,582		13,578		–		1,184		183,605
Residential real estate		194		–		637		–		166,465		167,296
Construction & land development		27,540		–		–		–		3,687		31,227
Consumer		–		–		60		–		19,342		19,402

Total	$	316,835	$	10,965	$	29,050	$	–	$	191,555	$	548,405

2017
Commercial	$	116,833	$	13,685	$	8,841	$	–	$	914	$	140,273
Commercial real estate		162,012		8,220		8,620		–		811		179,663
Residential real estate		205		–		470		–		156,497		157,172
Construction & land development		18,493		880		–		–		3,513		22,886
Consumer		–		–		57		–		16,249		16,306

Total	$	297,543	$	22,785	$	17,988	$	–	$	177,984	$	516,300

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status that have not been risk rated. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)		Performing	Nonperforming			Total
2018
Commercial	$	877	$	–	$	877
Commercial real estate		1,184		–		1,184
Residential real estate		166,122		343		166,465
Construction & land development		3,687		–		3,687
Consumer		19,342		–		19,342

Total	$	191,212	$	343	$	191,555

2017
Commercial	$	914	$	–	$	914
Commercial real estate		811		–		811
Residential real estate		155,608		419		156,497
Construction & land development		3,513		–		3,513
Consumer		16,249		–		16,249

Total	$	177,095	$	419	$	177,984

Mortgage Servicing Rights

For the years ended December 31, 2018 and 2017, the Company had outstanding MSRs of $281 thousand and $270 thousand, respectively. No valuation allowance was recorded at December 31, 2018 or 2017, as the fair value of the MSRs exceeded their carrying value. On December 31, 2018, the Company had $66.8 million residential mortgage loans with servicing retained as compared to $64.7 million with servicing retained at December 31, 2017.

Total loans serviced for others approximated $92.3 million and $82.7 million at December 31, 2018 and 2017, respectively.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2018	2017

Land and improvements	$2,384	$1,925
Buildings and improvements	11,268	11,206
Furniture and equipment	6,265	6,121
Leasehold improvements	99	99

	20,016	19,351
Accumulated depreciation	10,055	10,107

Premises and equipment, net	$9,961	$9,244

Depreciation expense amounted to $598 thousand, $652 thousand, and $690 thousand for the years ended December 31, 2018, 2017, and 2016, respectively.

The Bank leases certain office locations. Total rental expense under these leases approximated $104 thousand, $158 thousand, and $191 thousand in 2018, 2017, and 2016, respectively.

Future minimum lease payments at December 31, 2018 were as follows:

(Dollars in thousands)

2019	$91
2020	71
2021	37

Total	$199

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2018, 2017, or 2016. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $101 thousand, $116 thousand, and $121 thousand in 2018, 2017, and 2016, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2018	2017	2016

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(1,084)	(983)	(868)

Net carrying amount	$167	$268	$383

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CORE DEPOSIT INTANGIBLE ASSETS (CONTINUED)

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2018 was as follows:

(Dollars in thousands)	Core Deposit Amortization

2019	$63
2020	60
2021	44

$167

NOTE 6 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 were as follows:

(Dollars in thousands)	2018	2017

Demand	$120,424	$119,579
Savings	183,712	180,217
Time deposits:
In excess of $250,000	17,951	12,026
Other	98,540	97,766

Total interest-bearing deposits	$420,627	$409,588

At December 31, 2018, stated maturities of time deposits were as follows:

(Dollars in thousands)

2019	$54,123
2020	28,270
2021	23,328
2022	8,566
2023	2,204

Total	$116,491

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased, and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2018	2017

Balance at year-end	$37,415	$39,480
Average balance outstanding	41,334	50,445
Maximum month-end balance	44,155	56,932
Weighted-average rate at year-end	1.01%	0.39%
Weighted-average rate during the year	0.81	0.29

Average balances outstanding during the year represent daily average balances; average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous
(Dollars in thousands)	December 31, 2018	December 31, 2017

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 37,574	$ 39,637
Repurchase agreements	37,415	39,480

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,

(Dollars in thousands)	From	To	Rate	From	To	2018	2017

Fixed-rate amortizing	4/1/24	6/1/37	1.87%	1.16%	2.01%	$8,525	$11,409

Maturities of other borrowings at December 31, 2018, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2019	$2,195	1.83%
2020	1,665	1.84
2021	1,258	1.85
2022	946	1.86
2023 and beyond	2,461	1.94

	$8,525	1.87%

Monthly principal and interest payments, as well as 10% – 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2018 the Company had the capacity to borrow an additional $89.4 million from the FHLB.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31:

(Dollars in thousands)	2018	2017	2016

Current	$2,170	$3,296	$2,973

Deferred	93	(167)	(4)

Change in corporate tax rate	–	101	–

Total income tax provision	$2,263	$3,230	$2,969

The Tax Cuts and Jobs Act, enacted on December 22, 2017, lowered the federal income tax rate from 34% to 21% effective January 1, 2018. As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $101 thousand in 2017.

The income tax provision attributable to income from operations differed from the amounts computed by applying the statutory federal income tax rate of 21% in 2018 and 34% for years 2017 and 2016 to income before income taxes as follows:

(Dollars in thousands)	2018	2017	2016

Expected provision using statutory federal income tax rate	$2,452	$3,513	$3,300

Effect of bond and loan tax-exempt income	(128)	(251)	(241)

Interest expense associated with carrying certain tax exempt bonds and loans	5	6	5

Bank owned life insurance income	(71)	(121)	(94)

Other	5	83	(1)

Total income tax provision	$2,263	$3,230	$2,969

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 were as follows:
(Dollars in thousands)	2018	2017

Allowance for loan losses	$1,338	$1,275

Unrealized loss on securities available-for-sale	367	176

Other	30	50

Deferred tax assets	1,735	1,501

Premises and equipment	(311)	(363)

Federal Home Loan Bank stock dividends	(376)	(376)

Deferred loan fees	(240)	(232)

Prepaid expenses	(76)	(89)

Other	(286)	(279)

Deferred tax liabilities	(1,289)	(1,339)

Net deferred tax asset	$446	$162

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2015.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit sharing contribution is determined annually by the Board of Directors and amounted to 3% in 2018, 2017, and 2016 of each eligible participant’s compensation. Beginning in 2018, the Plan provides for a 100% Company match up to a maximum of 4% of each participant’s annual compensation. For years 2017 and 2016, the Plan provided for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $565 thousand, $363 thousand, and $338 thousand for 2018, 2017, and 2016, respectively.

There were no stock options outstanding at December 31, 2018, 2017 and 2016.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2018	2017

Commitments to extend credit	$172,257	$177,354

Letters of credit	1,045	849

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are made by the Bank to executive officers, directors, and their related business interests consistent with Federal Reserve Regulation O.

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2018	2017

Balance at beginning of year	$505	$321

New loans and advances	114	478

Repayments, including loans sold	203	294

Changes in related parties[1]	714	–

Balance at end of year	$1,130	$505

1The adjustment made in 2018 relates to the retirement of a director and the addition of two new directors.

Deposits from executive officers, directors, and their related business interests at December 31, 2018 and 2017 were approximately $2.3 million and $2.1 million.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total capital, Tier 1 capital and Common equity tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes as of December 31, 2018 and 2017, the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2018, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1, and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2018

Total capital to risk-weighted assets
Consolidated	$78,968	14.5%	$43,500	8.0%	$54,375	10.0%
Bank	77,854	14.3	43,488	8.0	54,361	10.0
Tier 1 capital to risk-weighted assets
Consolidated	73,053	13.4	32,625	6.0	43,500	8.0
Bank	71,939	13.2	32,616	6.0	43,488	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	73,053	13.4	24,469	4.5	35,344	6.5
Bank	71,939	13.2	24,462	4.5	35,334	6.5
Tier 1 capital to average assets
Consolidated	73,053	10.1	29,031	4.0	36,288	5.0
Bank	71,939	9.9	29,025	4.0	36,281	5.0

2017

Total capital to risk-weighted assets
Consolidated	$71,815	13.8%	$41,693	8.0%	$52,116	10.0%
Bank	70,672	13.6	41,684	8.0	52,105	10.0
Tier 1 capital to risk-weighted assets
Consolidated	66,203	12.7	31,270	6.0	41,693	8.0
Bank	65,060	12.5	31,263	6.0	41,684	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	66,203	12.7	23,452	4.5	33,876	6.5
Bank	65,060	12.5	23,447	4.5	33,868	6.5
Tier 1 capital to average assets
Consolidated	66,203	9.3	28,437	4.0	35,546	5.0
Bank	65,060	9.2	28,432	4.0	35,541	5.0

The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2019, the Bank could dividend $11.6 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval to pay dividends. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 follows:

(Dollars in thousands)	2018	2017

CONDENSED BALANCE SHEETS
ASSETS

Cash deposited with subsidiary bank	$969	$1,007

Investment in subsidiary bank	75,422	69,309

Securities available-for-sale	83	90

Other assets	144	177

TOTAL ASSETS	$76,618	$70,583

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total liabilities	$82	$51

Total shareholders’ equity	76,536	70,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$76,618	$70,583

(Dollars in thousands)	2018	2017	2016

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
Interest on securities	$2	$2	$2

Dividends from subsidiary	2,865	2,600	2,450

Unrealized loss on equity securities	(6)	–	–

Total income	2,861	2,602	2,452

Operating expenses	357	348	384

Income before taxes and undistributed equity income of subsidiary	2,504	2,254	2,068

Income tax benefit	(76)	(123)	(131)

Equity earnings in subsidiary, net of dividends	6,832	4,724	4,539

NET INCOME	$9,412	$7,101	$6,738

COMPREHENSIVE INCOME	$8,692	$7,421	$6,281

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2018	2017	2016

CONDENSED STATEMENTS OF CASH FLOWS

Cash flows from operating activities:

Net income	$9,412	$7,101	$6,738

Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(6,832)	(4,724)	(4,539)

Change in other assets, liabilities	70	13	71

Net cash provided by operating activities	2,650	2,390	2,270

Cash flows from financing activities:

Cash dividends paid	(2,688)	(2,304)	(2,139)

Net cash used in financing activities	(2,688)	(2,304)	(2,139)

Increase (decrease) in cash	(38)	86	131
Cash at beginning of year	1,007	921	790

Cash at end of year	$969	$1,007	$921

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

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value on a recurring basis as of December 31, 2018 and December 31, 2017, by level within the fair value hierarchy. No liabilities were carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities, obligations of states, and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:		December 31, 2018
Securities available-for-sale
U.S. Treasury security	$996	$–	$–	$996
U.S. Government agencies	–	7,170	–	7,170
Mortgage-backed securities of government agencies	–	44,901	–	44,901
Asset-backed securities of government agencies	–	1,024	–	1,024
State and political subdivisions	–	23,125	–	23,125
Corporate bonds	–	8,312	–	8,312

Total available-for-sale securities	$996	$84,532	$–	$85,528

Equity securities	$37	$–	$46	$83

Assets:		December 31, 2017
Securities available-for-sale
U.S. Treasury security	$998	$–	$–	$998
U.S. Government agencies	–	8,229	–	8,229
Mortgage-backed securities of government agencies	–	49,701	–	49,701
Asset-backed securities of government agencies	–	1,169	–	1,169
State and political subdivisions	–	27,141	–	27,141
Corporate bonds	–	10,425	–	10,425

Total available-for-sale securities	$998	$96,665	$–	$97,663

Equity securities	$43	$–	$46	$89

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2018 and December 31, 2017, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total
Assets measured on a nonrecurring basis		December 31, 2018
Impaired loans	$ –	$ –	$636	$ 636
Other real estate owned	–	–	99	99

Assets measured on a nonrecurring basis		December 31, 2017
Impaired loans	$ –	$ –	$2,073	$ 2,073

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements

	Fair Value	Valuation	Unobservable	Range
(Dollars in thousands)	Estimate	Techniques	Input	(Weighted Average)
December 31, 2018
		Discounted	Remaining term	1.2 yrs to 26.5 yrs / (10.9 yrs)
Impaired loans	$ 636	cash flow	Discount rate	5.1% to 7.5% / (5.9%)

		Appraisal of	Appraisal adjustments[2]	–33%
Other real estate owned	99	collateral[1]	Liquidation expense[2]	–10%

December 31, 2017
		Discounted	Remaining term	4 mos to 24.5 yrs / (20.3 mos)
Impaired loans	$ 551	cash flow	Discount rate	4.4% to 7.5% / (5.3%)

		Appraisal of	Appraisal adjustments[2]	0% to –25% (–6.8%)
	1,522	collateral[1]	Liquidation expense[2]	–10%

[1]	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.

[2]

Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 were as follows:

			2018
	Carrying				Total Fair
(Dollars in thousands)	Value	Level I	Level II	Level III	Value

Financial assets
Cash and cash equivalents	$45,564	$45,464	$–	$–	$45,464
Securities available-for-sale	85,528	996	84,532	–	85,528
Securities held-to-maturity	20,688	–	20,118	–	20,118
Equity securities	83	37	–	46	83
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	108	108	–	–	108
Net loans	543,067	–	–	543,076	543,076
Bank-owned life insurance	13,554	13,554	–	–	13,554
Accrued interest receivable	1,581	1,581	–	–	1,581
Mortgage servicing rights	281	–	–	281	281
Financial liabilities
Deposits	$606,498	$490,007	$–	$114,434	$604,441
Short-term borrowings	37,415	37,415	–	–	37,415
Other borrowings	8,525	–	–	8,251	8,251
Accrued interest payable	88	88	–	–	88

			2017
	Carrying				Total Fair
(Dollars in thousands)	Value	Level I	Level II	Level III	Value

Financial assets
Cash and cash equivalents	$36,420	$36,420	$–	$–	$36,420
Securities available-for-sale	97,752	998	96,665	–	97,663
Securities held-to-maturity	25,758	–	25,491	–	25,491
Equity securities	89	43	–	46	89
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	246	246	–	–	246
Net loans	511,226	–	–	513,106	513,106
Bank-owned life insurance	13,218	13,218	–	–	13,218
Accrued interest receivable	1,545	1,545	–	–	1,545
Mortgage servicing rights	270	–	–	270	270
Financial liabilities
Deposits	$583,259	$473,467	$–	$110,224	$583,691
Short-term borrowings	39,480	39,480	–	–	39,480
Other borrowings	11,409	–	–	10,365	10,365
Accrued interest payable	90	90	–	–	90

For purposes of the above disclosures of estimated fair value, the following assumptions are used:

Cash and cash equivalents; Loans held for sale; Accrued interest receivable; Short-term borrowings, and Accrued interest payable

The fair value of the above instruments is considered to be carrying value, classified as Level I in the fair value hierarchy.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

Equity securities with a readily determinable value are classified as Level I and equity securities without a readily determinable value are classified as Level III. The following table presents the carry amount of equity securities without readily determinable fair values, the cumulative amount of impairment, and the cumulative amount of observable price changes for orderly transactions for the identical or a similar investment of the same issuer. There have been no known transactions for the equity securities in 2018.

(Dollars in thousands)	December 31, 2018 Life-to-Date

Amortized cost	$	44
Impairment		–
Observable price changes		2

Carrying value	$	46

Net loans

Effective first quarter 2018 the fair value of loans were determined using an exit price methodology as prescribed by ASU 2016-01. The exit price estimation of fair value is based on the future value of expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a current market rate based on the relative credit risk of the loan. In addition, an incremental liquidity discount is applied. In comparison, loan fair values as of December 31, 2017 were estimated based on an entrance price methodology. As a result the fair value adjustments as of December 31, 2018 and December 31, 2017 and not comparable, classified as Level III.

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

Mortgage servicing rights

The fair value of mortgage servicing rights is based on a valuation model that calculates the present value of estimated net servicing income. The valuation model incorporates discounted cash flow and repayment assumptions based on management’s best judgment, classified as Level III.

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

The Company also had unrecognized financial instruments at December 31, 2018 and 2017. These financial instruments relate to commitments to extend credit and letters of credit. The aggregate contract amount of such financial instruments was approximately $173.3 million at December 31, 2018 and $178.2 million at December 31, 2017. Such amounts are also considered to be the estimated fair values.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive (loss) income by component net of tax for the years ended December 31, 2018, 2017, and 2016:

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item In The Consolidated Statements Of Income
Balance as of December 31, 2017	$(839)	$176	$(663)
Unrealized holding loss on available-for-sale securities arising during the period	(989)	208	(781)
Amortization of held-to-maturity discount resulting from transfer	78	(17)	61

Total other comprehensive income	(911)	191	(720)
Reclassify equity AOCI gain to retained earnings	(36)	7	(29)

BALANCE AS OF
DECEMBER 31, 2018	$(1,786)	$374	$(1,412)

Balance as of December 31, 2016	$(1,323)	$449	$(874)
Unrealized holding gain on available-for-sale securities arising during the period	376	(128)	248
Amortization of held-to-maturity discount resulting from transfer	108	(36)	72

Total other comprehensive income	484	(164)	320
Deferred tax reclassification from retained earnings	—	(109)	(109)	(a	)

Total other comprehensive income (loss) after reclassification	484	(273)	211

BALANCE AS OF
DECEMBER 31, 2017	$(839)	$176	$(663)

Balance as of December 31, 2015	$(631)	$214	$(417)
Unrealized holding loss on available-for-sale securities arising during the period	(1,221)	415	(806)
Amount reclassified for net gains included in net income	(1)	—	(1)	(b	)
Amortization of held-to-maturity discount resulting from transfer	530	(180)	350

Total other comprehensive income (loss)	(692)	235	(457)

BALANCE AS OF
DECEMBER 31, 2016	$(1,323)	$449	$(874)

(a) Federal income tax provision.

(b) Securities gain.

2018 Report to Shareholders  |  CSB Bancorp, Inc.

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

NOTE 18 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2018
First quarter	$ 6,949	$ 6,389	$ 2,164	$ 0.79	$ 0.79
Second quarter	7,344	6,652	2,324	0.85	0.85
Third quarter	7,572	6,801	2,432	0.88	0.88
Fourth quarter	7,772	6,909	2,492	0.91	0.91

2017
First quarter	$ 6,247	$ 5,862	$ 1,730	$ 0.63	$ 0.63
Second quarter	6,413	5,950	1,726	0.63	0.63
Third quarter	6,766	6,204	1,866	0.68	0.68
Fourth quarter	7,014	6,436	1,779	0.65	0.65

2016
First quarter	$ 5,661	$ 5,285	$ 1,480	$ 0.54	$ 0.54
Second quarter	5,813	5,446	1,611	0.59	0.59
Third quarter	5,863	5,497	1,694	0.61	0.61
Fourth quarter	6,295	5,931	1,953	0.72	0.72

2018 Report to Shareholders  |  CSB Bancorp, Inc.

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

JEFF M. AGNES

Officer,

Systems Administrator

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager

LES A. BERTSCHY

Officer,

Banking Center Manager

SARAH B. BIRCHFIELD

Vice President,

Commercial Banker

PAMELA L. BROMUND

Assistant Vice President,

Loan Operations Supervisor

WENDY D. BROWN

Assistant Vice President,

Project Manager

C. DAWN BUTLER

Vice President,

Regional Bank Manager

BEVERLY A. CARR

Officer,

Bank Operations Manager

COLBY M. CHAMBERLIN

Vice President,

Commercial Banker

PEGGY L. CONN

Corporate Secretary

JENNIFER L. DEAM

Officer,

Electronic Services Manager

CHRISTOPHER J. DELATORE

Vice President,

Commercial Banker

DAVID J. DOLAN

Vice President,

Retail Lending Manager

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Senior Vice President,

Chief Operations Officer,

Chief Information Officer

JASON A. GASKELL

Assistant Vice President,

Commercial Banker

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Vice President,

Commercial Banker

RYAN A. GROSSCHMIDT

Officer,

Banking Center Manager

AMI K. HAMMOND

Assistant Vice President,

Banking Center Manager

MARC R. HARVEY

Vice President,

Organizational Development

JACKIE S. HAZEL

Vice President,

Trust Operations

BENJAMIN J. HERSHBERGER

Assistant Vice President,

Banking Center Manager

MARIE HULL-GREEN

Vice President,

Trust Officer

RANDALL S. JANSON

Assistant Vice President,

Banking Center Manager

JULIE A. JONES

Vice President,

Director Of Human Resources

STEPHEN G. KARAPASHA

Compliance Officer

STEPHEN K. KILPATRICK

First Vice President,

Senior Credit Officer

WENDY K. LOWE

Officer

Internal Auditor

GINA K. MARSHALL

Officer,

Customer Service Center Manager

BROC A. MARTIN

Officer,

BSA & AML, Compliance Officer

KEVIN J. MCALLISTER

Vice President,

Director of Wealth Management

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

ANDREA R. MILEY

Senior Vice President,

Senior Risk Officer

EDWARD J. MILLER

Vice President,

Operation Services Manager,

Security

MOLLY M. MOHR

Assistant Vice President,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

JASON O. MYERS

Vice President,

Trust Officer

TODD R. NICOLAS

Vice President,

Commercial Banker

SHAWN E. OSWALD

Vice President,

Information Technology Director,

OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Mortgage & Consumer Loan

Services Manager

MELANIE S. RABER

Officer,

Commercial Loan

Documentation Supervisor

KATHY M. RINGWALT

Officer,

Mortgage Underwriter

REBECCA J. SHULTZ

Assistant Vice President,

Loan Officer

A. CLAY SINNETT

Assistant Vice President,

Commercial Banker

HARLAND L. STEBBINS III

Senior Vice President,

Senior Loan Officer

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Banker

ERIC D. STROUSE

Vice President,

Commercial Banker

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

WILLIAM R. TINLIN

Vice President,

Recovery, Right To Financial

Privacy Officer

JEANETTE M. TROYER

Assistant Vice President,

Banking Center Manager

ASHLEY E. VAUGHN

Assistant Vice President,

Cash Management,

CRA Officer

ALICIA R. WALLACE

Vice President,

Commercial Banker

ALYSSA A. WALLER

Assistant Vice President,

Marketing Manager

BARRY A. WATTS

Vice President,

Information Systems Director

MICHAEL D. WORKMAN

Vice President,

Mortgage Loan Officer,

Small Business Lender

CRYSTAL R. YODER

Operations Officer

2018 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDERS AND GENERAL INQUIRIES

CORPORATE OFFICE
91 North Clay Street, P.O. Box 232, Millersburg, Ohio	330.674.9015 or 800.654.9015

If you have questions regarding your CSB Bancorp, Inc. stock, please contact:

COMPUTERSHARE

Shareholder Services

462 South Fourth Street, Suite 1600

Louisville, Kentucky 40202

800.368.5948 www.computershare.com/investor

PEGGY L. CONN

Corporate Secretary

CSB Bancorp, Inc.

91 North Clay Street

P. O. Box 232

Millersburg, Ohio 44654

330.674.9015

800.654.9015

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

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

P. O. Box 232

Millersburg, Ohio 44654

330.674.9015

800.654.9015

LEGAL COUNSEL

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

P. O. Box 1008

Columbus, Ohio 43216

2018 Report to Shareholders  |  CSB Bancorp, Inc.

UPCOMING RETIREMENT

JOHN WALTMAN

HONORING JOHN WALTMAN FOR 18 YEARS OF DEDICATED SERVICE

Director John Waltman is retiring from the boards of CSB Bancorp, Inc. and The Commercial and Savings Bank of Millersburg effective with the annual meeting on April 24, 2019. Mr. Waltman has served with distinction during his 18 years of board service. John chaired the CSB Bancorp board for nine years, served on the Nominating committee for twelve years (one year as Chair) and served on the Compensation committee for seven years (two years as Chair). On the Bank board, John served on the Trust committee for 17 years (six as Chair), and the Executive/Loan committee for twelve years (nine years as Chair).

Beyond his board leadership roles, though, Director Waltman has been a consistent voice of both practical and legal wisdom. His unpretentious, good-humored manner is contagious, his zest for life and for the good work of community banking has been inspiring, and his quick wit and words of encouragement to management have been continuously uplifting.

We are thankful and grateful to John for all his contributions, and we whole-heartedly wish him the very best as he turns this page in his life and journeys onward with new adventures.

BOARD OF DIRECTORS

Pictured Left to Right:

JEFFERY A. ROBB, SR.
CEO, Robb Companies, Inc.
Robbco Marine/Ohio Yamaha

JOHN R. WALTMAN
Attorney, Of Counsel,
Critchfield, Critchfield & Johnson

CHERYL M. KIRKBRIDE
Partner,
Kropf Wagner Law Firm, LLC

JULIAN L. COBLENTZ
Chief Operating Officer,
VP of Distribution,
VP of Business Development,
Coblentz Distributing, Inc.

EDDIE L. STEINER
President, Chief Executive Officer,
CSB Bancorp, Inc.

ROBERT K. BAKER
Bakerwell Companies
Chairman, CSB Bancorp, Inc.

J. THOMAS LANG
Veterinarian,
Dairy Farmer, Spring Hill Farms, Inc.

VIKKI G. BRIGGS
Applied Methods and
Research Experience (AMRE)
Program Coordinator,
College of Wooster

62 2018 Report to Shareholders | CSB Bancorp, Inc.

WOOSTER BANKING CENTER OPENING

We are in the process of a new building construction in the heart of downtown Wooster to allow room for growth. We purchased property at 350 E. Liberty Street for the purpose of constructing a full-service banking center with drive-thru lanes. Construction began in September, with plans to move across the street from our current leased building and open for business in the new facility in late spring or early summer 2019. Our Wooster Milltown Banking Center will remain open. You can see additional renderings of the building at https://www.csb1.com/csb-wooster-downtown.

CSB CORPORATE HEADQUARTERS

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

The Commercial & Savings Bank

BANKING CENTERS:

1.800.654.9015

HOLMES COUNTY

MILLERSBURG SOUTH CLAY

91 South Clay Street, P.O. Box 232, Millersburg, OH 44654

MILLERSBURG CLINTON COMMONS 2102 Glen Drive, P.O. Box 232, Millersburg, OH 44654

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

COMING SOON – 350 East Liberty Street, Wooster, OH 44691

STARK COUNTY

NORTH CANTON 1210 North Main Street, North Canton, OH 44720

CASH MANAGEMENT, CSB BANCORP, INC.

& ADMINISTRATION LOCATION

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654