Form 10-K, Exhibit 13
period 2019-12-31
CSB BANCORP INC /OH
filed 2020-03-16
CIK 880417

Exhibit 13

CSB BANCORP, INC.

CSB
The Commercial
& Savings Bank
350

2019 | REPORT TO SHAREHOLDERS

2019 FINANCIAL HIGHLIGHTS

For the Year Ended December 31	2019	2018	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$28,399	$26,751	6%
Net interest income – fully taxable-equivalent (FTE) basis	28,556	26,913	6
Noninterest income	5,428	4,758	14
Provision for loan losses	1,140	1,316	(13)
Noninterest expense	19,769	18,518	7
Net income	10,414	9,412	11

AT YEAR-END
Loans, net	$544,616	$543,067	0%
Assets	818,683	731,722	12
Deposits	683,546	606,498	13
Shareholders’ equity	85,476	76,536	12
Cash dividends declared	1.08	0.98	10
Book value	31.17	27.91	12
Tangible book value	29.41	26.13	13
Market price	40.97	38.50	6
Basic and diluted earnings per share	3.80	3.43	11

FINANCIAL PERFORMANCE
Return on average assets	1.36%	1.31%
Return on average equity	12.77	12.89
Net interest margin, FTE	3.97	3.98
Efficiency ratio	58.00	58.14

CAPITAL RATIOS
Risk-based capital:
Common equity tier 1	14.25%	13.43%
Tier 1	14.25	13.43
Total	15.50	14.52
Leverage	9.98	10.07

2019 Report to Shareholders  |  CSB Bancorp, Inc.            3

LETTER TO SHAREHOLDERS

CSB’S VISION IS TO BE A COMPANY OF ENDURING GREATNESS

THIS REQUIRES AN ONGOING COMMITMENT TO OUR CORE VALUES

DEAR FELLOW SHAREHOLDER:

The excellent results of the past year reflect the diligent efforts of the entire CSB team as we strive to build a community bank of enduring greatness. Guided by our mission and core values, we are increasing shareholder value through profit earned by the work of valued employees providing excellent financial products and customer service. We are pleased to provide this report of the past year’s results.

Shareholders’ equity increased $9 million or 12% during 2019, with tangible book value per share increasing 13%.     Dividends totaled $1.08 per share, an increase of 10%.     Total shareholder return on the Company’s stock amounted to 9.3% in 2019 including both market price appreciation and reinvestment of dividends.

At year-end 2019, total return on the Company’s stock amounted to 44%, 123%, and 282%, over the past three-year, five-year and ten-year periods, respectively, assuming reinvestment of dividends.

The chart below indicates the growth in CSB’s tangible book value per share and average annual market prices over the past 15 years, beginning prior to the Financial Crisis of 2007-08.

AVERAGE STOCK PRICE AND TANGIBLE BOOK VALUE

CORE PERFORMANCE

Average assets, loans, deposits and shareholders’ equity reached record highs in 2019, as did revenue and net income, which surpassed $10 million for the first time in the Bank’s history.

A solid efficiency ratio of 58.0% and continued low net charge-offs totaling just $30 thousand also contributed to this outstanding performance.

Total assets grew 12% from the prior year-end.     Total loan growth was tempered as the year progressed by unusually high commercial loan payoffs and paydowns. Additionally, commercial loan demand was not as robust as the prior two years. The softer demand was partially attributable to slower manufacturing activity from the impact of trade policies and other uncertainties which affected business owners’ forward-looking outlook for much of the year. Fixed rate 30-year mortgage rates fell through much of 2019 and ended very near fifty-year lows, fueling one of our best years of mortgage originations in the past decade. All told, gross loan balances finished $3 million above year end 2018.

Deposit balances increased consistently throughout the year, partly due to business owners’ caution about capital spending. Ending deposit balances were 13% above the prior year end.

Full year net interest margin declined from 3.98% to 3.97% in 2019. However, those numbers belie an increasing margin during the first half of the year on the heels of the rising rate environment in 2017-2018, followed by declining margins in the last half of the year as the Fed cut interest rates three times. While we enter 2020 with lower net interest margins, we believe we are properly positioned to remain competitive for growing loans and deposits while maintaining adequate margins.

All of the above operating dynamics resulted in higher pre-tax return on average assets (pre-tax ROA). Our pre-tax ROA has climbed from 1.49% in both 2016 and 2017, to 1.63% in 2018, and 1.69% for 2019.

4            2019 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

As we noted in last year’s letter, tax reform enacted at the end of 2017 significantly decreased the Company’s income tax expense. As a result, our effective income tax rate declined from approximately 31% in 2017 to a little over 19% in 2018 and 2019, increasing the Company’s net income by approximately $1.3 million and $1.5 million, respectively. The current tax rate provisions are set to extend through tax years ending in 2025.

ROAA (return on average assets after taxes), which we commonly use to measure our overall effectiveness in deploying the Company’s assets, amounted to 1.36% in 2019, up from 1.31% in the prior year.

These operating results delivered solid value for our shareholders, as depicted below:

The banking industry has been changing rather significantly during these past ten years. First, the sheer change in numbers tells a story. There were 8,012 FDIC-insured banks in January 2010 but more than one-third of those banks are now gone. Almost 5% disappeared in 2019 alone, and the pace of consolidation has been increasing. On the brighter side, the current banking industry appears relatively strong. Bank equity levels average 11%, only 1% of banks are classified as problem institutions, corporate income tax rates are one-third lower than they were for most of the decade, and the regulatory and political environments are less burdensome than they were ten years ago. As the number of banks diminishes, the average asset size of banks has been increasing. It takes more than just ambition to be a strong bank these days. As more and more banks realize the road ahead will be challenging for them, we will continue to seek out potential institutions to become part of our bank’s quest and commitment to enduring greatness.

Secondly, sources of bank competition are also growing. Non-bank lenders such as private equity (PE) funds and other private credit sources are a significant and growing factor in the changing landscape of finance. These entities are largely unencumbered by traditional bank regulation, and their growth has been fueled by high levels of liquidity available at low costs. There are approximately 3,000 U.S.

12.8% Return on Average Equity .	13.6% Return on Average Tangible Equity	+11.7% Book Value per share growth	+12.6% Tangible BV per share growth

Financial metrics only partially indicate the Company’s condition, effectiveness in serving customers, and ability to successfully execute within its markets and industry. In the coming paragraphs we highlight important aspects of our business, major influences on banking, and our strategies and initiatives.

THE MARKET AND BANKING DYNAMICS

We start by recognizing the importance of the geographic area we serve. One key factor in the well-being of a community bank is the economic health of its region and we are blessed to serve an area with a relatively stable economy. Our sixteen locations are located within Holmes, Wayne, Tuscarawas, and Stark counties in northeast Ohio. Over 80% of our deposit and loan accounts originate within this geography, and the remainder are generally located in adjacent counties or tied to customers based inside this

PE funds that own all or a majority of about 7,500 companies, and minority stakes in perhaps another 7,000 companies. By comparison, only about 4,300 publicly-traded companies remain in the United States. PE firms have approximately $1.5 trillion in liquidity at their disposal to invest in additional companies. As long as liquidity continues to be readily available at low cost, PE firms and private lenders will compete to buy out and/or lend to companies and borrowers where funding has traditionally been provided by banks.

Other significant sources of competition include mortgage companies that originate loans to sell to the secondary market, and direct area. The market area has a stable population of about 600,000 people, low to moderate unemployment, diverse manufacturing and service sectors, and a reliable employment base. Good school systems, institutions of higher learning, and reliable hospital systems provide strong resources in the communities. The overall local economy has been steadily expanding over the past ten years at a modest to moderate pace. We will continue to actively participate in supporting those organizations and initiatives that are vital to maintaining the social and economic well-being of the local communities we serve.

In a broader context, the U.S. economy emerged from the severe recession of 2007-2009 and began what has become the longest and slowest-paced economic expansion in the nation’s history. For the past ten years, inflation has remained remarkably tame, unemployment has dropped to a fifty-year low, and most household balance sheets have been repaired from the damage done in the late 2000’s. The entire period has been marked by very low interest rates – something that has proven both blessing and curse depending on whether one is borrowing or saving. Other notable economic developments of the past decade that aren’t so grand include a widening wealth gap and a diminishing middle class with fewer skilled jobs.

internet lenders reaching small businesses and individuals, often at higher costs or more stringent overall requirements than banks. Community banks can compete effectively against these new and growing forms of competition. Doing so requires talented and aligned team members who are dedicated to building customer loyalty through direct relationships, strong technology platforms, and excellence in both products and services. The CSB team is dedicated to all of the above.

Digital technology has been a third major dynamic ushering in sweeping changes in banking over the past ten years. In 2010, the iPhone was little more than two years old. In 2019, 96% of U.S. adults owned a cellular phone, 81% owned smartphones, and mobile banking was one of the three most-used apps by U.S. adults (behind social media and weather apps). In fact, more than 70% of banking customers now use some form of online banking, with more than 40% using mobile banking. Completing a financial transaction via a mobile app has proven compelling for its quickness and convenience, whether using mobile deposit, transferring money, paying by mobile wallet, or simply checking the balance in one’s account. In many respects, the bank is becoming something people carry with them.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            5

LETTER TO SHAREHOLDERS

Fundamentally, banking is becoming more and more a technology pursuit. Consumers, businesses, and organizations alike are all seeking frictionless, reliable and secure financial services available where and when the customer wants them. Over time, financial services will become more and more embedded in a wide manner of digital devices, and most banking activities will not be done at a bank or ATM.

To support banking transactions, whether in-person or by digital means, data must be rapidly gathered, analyzed and protected, while moving high volumes of currency safely and accurately. This requires significant investment and competencies in data management, which we are wholly committed to.

During 2019, we completed a major two-year restructuring of our Information Technology (I.T.) infrastructure. We now have multiple off-site backups for our data systems, with the ability to fully restore I.T. operations within minutes in the event of system failure. The new infrastructure provides built-in scalability and is a key tactical accomplishment for both security and future growth of the Company. Similarly, we have added to our I.T. staff, and will continue to do so, as we move at the pace of business and digital change and innovation while protecting our customers’ financial assets. Finally, our Digital Transformation team is actively at work not only assuring that we have digital products, services and competencies required to assure high performance today, but also helping to create the bigger and better CSB of tomorrow.

FACILITIES AND MARKET EXPANSION

All of the above notwithstanding, banking centers are not going away anytime in the foreseeable future. Physical facilities provide brand recognition, presence in local areas, and most importantly, human resources to meet the banking needs of business and consumer customers alike. We continue to invest in upgrading our facilities and to add banking centers where business opportunities warrant.

In June 2019, we opened our newly constructed banking center in downtown Wooster. We have had a brick and mortar presence in Wooster since 2005 and two banking centers there for the past eight years. The positive response to our committed investment in the new location in downtown Wooster has been remarkable from customers and the community at large.

Likewise, in November 2019, we signed a lease to open a banking center in Bolivar, in northern Tuscarawas County adjacent to I-77. Our newest location is in a building that has been a bank branch for over 30 years, but was vacated by the prior tenant.

EDDIE STEINER President and Chief Executive Officer

We refurbished the interior, much to the delight of local residents, and opened in January 2020. The Bolivar/Zoar community has one other bank branch and a combined population of 5,000 residents. We expect the Bolivar location to deepen our penetration and allow us to better serve the communities in northern Tuscarawas and southern Stark counties.

We expect to continue to grow our market share organically through the continued delivery of excellence in banking. At the same time, we are well-positioned to consider appropriate expansion opportunities through merger and acquisition activity within or adjacent to our four-county primary market area. No matter how we grow, our commitment is to endure as a great independent community bank, serving and rewarding local shareholders, customers, communities and employees.

EMPLOYEES

CSB’s outstanding team of 190 dedicated employees deserves recognition for the significant accomplishments of not just the past year, but throughout this past decade of significant change. CSB has been recognized as one of the 99 best places for top talent to work in northeast Ohio in each of the past three years, and we continue to invite top talent to join this strong and dedicated team. We firmly believe the commitment and dedication of this highly capable team will continue to take us to new heights in this fast-changing industry.

“Great Workplace

        for Top Talent”

A SPECIAL WORD OF APPRECIATION

Director Tom Lang will be retiring as of this year’s annual meeting, concluding 27 years of distinguished service on the board of directors. Please note the inset honoring Director Lang on page 62 of this report.

Finally, we are continually grateful for each shareholder invested in CSB. Shareholder capital literally provides the foundation needed for us to be a great bank. We realize we earn your trust by investing capital wisely and returning good value in the form of dividends and long-term share appreciation. We thank you for your continued investment in CSB Bancorp, Inc. and The Commercial and Savings Bank.

ROBERT “ROC” BAKER Chairman of the Board of Directors

6            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

INTRODUCTION

CSB Bancorp, Inc. (the “Company” or “CSB”) was incorporated under the laws of the State of Ohio in 1991 and is a registered financial holding company. The Company’s wholly owned subsidiaries are The Commercial and Savings Bank (the “Bank”) and CSB Investment Services, LLC. The Bank is chartered under the laws of the State of Ohio and was organized in 1879. The Bank is a member of the Federal Reserve System, with deposits insured by the Federal Deposit Insurance Corporation, and its primary regulators are the Ohio Division of Financial Institutions and the Federal Reserve Board.

The Company, through the Bank, provides retail and commercial banking services to its customers including checking and savings accounts, time deposits, cash management, personal loans, commercial loans, real estate mortgage loans, installment loans, IRAs, night depository facilities, and trust and brokerage services. Its customers are located primarily in Holmes, Stark, Tuscarawas, Wayne, and portions of surrounding counties in Ohio.

Economic activity in the Company’s market area continues to expand at a modest pace after strengthening in a few sectors and somewhat waning in sectors affected by the trade tariffs with China. The expansion has been most prevalent across various professional and non-professional service sectors while stabilizing in small and mid-sized manufacturing. Reported unemployment levels at December 2019 ranged from 2.8% to 4.4% in the four primary counties served by the Company. These levels decreased slightly from December 2018. Labor markets continued hiring at a firmer pace during the year. Wages increased moderately during 2019 for most entry level jobs and to a lesser extent for middle-skills jobs in certain sectors. The local housing market continues to improve with supply still relatively tight. Elevated costs of building materials have contributed to increased construction costs. Consumer confidence in the economy has been a primary driver for housing demand and higher consumer spending.

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

2019 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

    The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2019	2018	2017	2016	2015

Statements of income:

Total interest income	$32,461	$29,637	$26,440	$23,632	$21,997
Total interest expense	4,062	2,886	1,988	1,473	1,567

Net interest income	28,399	26,751	24,452	22,159	20,430
Provision for loan losses	1,140	1,316	1,145	493	389

Net interest income after provision for loan losses	27,259	25,435	23,307	21,666	20,041
Noninterest income	5,428	4,758	4,340	4,296	4,424
Noninterest expense	19,769	18,518	17,316	16,255	15,796

Income before income taxes	12,918	11,675	10,331	9,707	8,669
Income tax provision	2,504	2,263	3,230	2,969	2,647

Net income	$10,414	$9,412	$7,101	$6,738	$6,022

Per share of common stock:

Basic earnings per share	$3.80	$3.43	$2.59	$2.46	$2.20
Diluted earnings per share	3.80	3.43	2.59	2.46	2.20
Dividends	1.08	0.98	0.84	0.78	0.76
Book value	31.17	27.91	25.72	23.85	22.35
Average basic common shares outstanding	2,742,296	2,742,242	2,742,242	2,742,028	2,739,470
Average diluted common shares outstanding	2,742,296	2,742,242	2,742,242	2,742,028	2,742,108

Year-end balances:

Loans, net	$544,616	$543,067	$511,226	$470,158	$418,209
Securities	130,721	110,913	128,124	132,372	166,402
Total assets	818,683	731,722	707,063	669,978	650,314
Deposits	683,546	606,498	583,259	540,785	525,042
Borrowings	45,219	45,940	50,889	61,127	62,063
Shareholders’ equity	85,476	76,536	70,532	65,415	61,266

Average balances:

Loans, net	$545,483	$529,522	$491,258	$443,862	$407,517
Securities	112,290	118,511	131,512	147,649	151,181
Total assets	765,722	716,243	692,859	651,318	633,298
Deposits	636,441	589,646	553,228	519,941	505,913
Borrowings	44,478	51,014	68,255	64,528	65,515
Shareholders’ equity	81,548	73,002	68,738	64,524	59,799

Select ratios:

Net interest margin, tax equivalent basis	3.97%	3.98%	3.80%	3.67%	3.48%
Return on average total assets	1.36	1.31	1.02	1.03	0.95
Return on average shareholders’ equity	12.77	12.89	10.33	10.44	10.07
Average shareholders’ equity as a percent of average total assets	10.65	10.19	9.92	9.91	9.44
Net loan charge-offs as a percent of average loans	0.01	0.19	0.17	(0.03)	0.03
Allowance for loan losses as a percent of loans at year-end	1.27	1.08	1.08	1.11	1.10
Shareholders’ equity as a percent of total year-end assets	10.44	10.46	9.98	9.76	9.42
Dividend payout ratio	28.42	28.57	32.45	31.71	34.55

8            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2019 net income was $10.4 million compared to $9.4 million for 2018, an increase of 11%. Total revenue, net interest income plus noninterest income, increased 7% over the prior year to a total of $33.8 million. The provision for loan losses declined $176 thousand over the prior year. Expense increases include noninterest expenses of $1.3 million and an increase in the provision for income tax of $241 thousand over the prior year due to an increase in taxable income. Basic and diluted earnings per share were $3.80, up 11% from the prior year. The return on average assets was 1.36% in 2019 compared to 1.31% in 2018 and return on average equity was 12.77% in 2019 compared to 12.89% in 2018.

Net income for 2018 was $9.4 million while basic and diluted earnings per share were $3.43 as compared to $7.1 million, or $2.59 per share, for the year ended December 31, 2017. Net income increased 33% during 2018 as compared to 2017 due primarily to a $2.3 million increase in total net interest income which was partially offset by increases of $171 thousand in the provision for loan losses, and $1.2 million in noninterest expenses. Federal income taxes decreased $967 thousand in 2018 due to a decrease in the statutory rate. Return on average assets was 1.31% in 2018 compared to 1.02% in 2017, and return on average shareholders’ equity was 12.89% in 2018 as compared to 10.33% in 2017.

Net Interest Income

(Dollars in thousands)	2019	2018	2017

Net interest income	$28,399	$26,751	$24,452
Taxable equivalent[1]	157	162	381

Net interest income, fully taxable equivalent	$28,556	$26,913	$24,833

Net interest margin	3.95%	3.96%	3.74%
Taxable equivalent adjustment[1]	0.02	0.02	0.06

Net interest margin-taxable equivalent	3.97%	3.98%	3.80%

1Taxable equivalent adjustments have been computed assuming a 21% tax rate in 2019 and 2018 and a 34% tax rate in 2017.

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits, short-term and long-term borrowings). Volumes, interest rates, composition of interest-earning assets, and interest-bearing liabilities affect net interest income.

Net interest income increased $1.6 million, or 6%, in 2019 compared to 2018 primarily due to an increase of 28 basis points in the average rate earned on loans as well as a 3% increase in average loan balances. The net interest margin decreased to 3.97% from 3.98% in 2018.

Net interest income increased $2.3 million, or 9%, in 2018 compared to 2017 primarily due to a 8% increase in average loan balances and an increase of 25 basis points in the average rate earned on loans. The net interest margin increased to 3.98% from 3.80% in 2017.

Interest income increased $2.8 million, or 10%, in 2019 compared to 2018 with a $2.3 million increase in loan interest income resulting primarily from an increase in loan interest yield. Following a period of rising interest rates in 2018, the prime rate remained stable until August 2019 and then was lowered three times by 25 basis points during the third and fourth quarters of 2019.

Interest income increased $3.2 million, or 12%, in 2018 compared to 2017 due to a $38 million increase in average loan balances augmented with an increase in loan interest rates. Following a period of low interest rates, the prime rate increased four times by 25 basis points during 2018.

Interest expense increased $1.2 million, or 41%, in 2019 as compared to 2018 due to rate increases of 23 basis points on deposits and 1 basis point on other borrowed funds. Balances of all deposit types increased in the year as competitive market interest rates rose.

Interest expense increased $898 thousand, or 45%, in 2018 as compared to 2017. After a period of low interest rates, many banks were loaned up with depositors demanding more yield as rates began to rise after December 2017.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            9

2019 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield, and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

	2019			2018					2017
(Dollars in thousands)	Average Balance[1]	Interest	Average Rate[2]	Average Balance[1]		Interest		Average Rate[2]	Average Balance[1]		Interest		Average Rate[2]
Interest-earning assets
Federal funds sold	$250	$5	2.00%	$	530	$	10	1.89%	$	575	$	6	0.96%
Interest-earning deposits	54,573	1,124	2.06		20,927		411	1.96		23,780		283	1.19
Securities:
Taxable	89,104	2,247	2.52		92,056		2,371	2.58		99,981		2,374	2.37
Tax exempt[4]	23,186	674	2.91		26,455		771	2.91		31,531		1,030	3.27
Loans3, [4]	552,014	28,568	5.18		535,506		26,236	4.90		497,048		23,128	4.65

Total interest-earning assets	719,127	32,618	4.54%		675,474		29,799	4.41%		652,915		26,821	4.11%
Noninterest-earning assets
Cash and due from banks	15,864				14,485					14,677
Bank premises and equipment, net	11,297				9,537					8,817
Other assets	25,965				22,731					22,240
Allowance for loan losses	(6,531)				(5,984)					(5,790)

Total assets	$765,722			$	716,243				$	692,859

Interest-bearing liabilities
Demand deposits	$135,313	593	0.44%	$	117,879		351	0.30%	$	101,081		129	0.13%
Savings deposits	189,520	915	0.48		180,718		661	0.37		170,694		302	0.18
Time deposits	123,694	2,101	1.70		115,610		1,360	1.18		111,650		913	0.82
Borrowed funds	44,478	453	1.02		51,014		514	1.01		68,255		644	0.94

Total interest-bearing liabilities	493,005	4,062	0.82%		465,221		2,886	0.62%		451,680		1,988	0.44%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	187,914				175,439					169,803
Other liabilities	3,255				2,581					2,638
Shareholders’ equity	81,548				73,002					68,738

Total liabilities and equity	$765,722			$	716,243				$	692,859

Net interest income[4]		$28,556				$	26,913				$	24,833

Net interest margin			3.97%					3.98%					3.80%
Net interest spread			3.72%					3.79%					3.67%

1Average balances have been computed on an average daily basis.

2Average rates have been computed based on the amortized cost of the corresponding asset or liability.

3Average loan balances include nonaccrual loans.

4Interest income is shown on a fully tax-equivalent basis.

10            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE1

	2019 v. 2018			2018 v. 2017

(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume	Rate

Increase (decrease) in interest income:
Federal funds	$(5)	$(6)	$1	$4	$(1)	$5
Interest-earning deposits	713	693	20	128	(56)	184
Securities:
Taxable	(124)	(74)	(50)	(3)	(204)	201
Tax exempt	(97)	(95)	(2)	(259)	(148)	(111)
Loans	2,332	854	1,478	3,108	1,883	1,225

Total interest income change	2,819	1,372	1,447	2,978	1,474	1,504

Increase (decrease) in interest expense:
Demand deposits	242	76	166	222	50	172
Savings deposits	254	42	212	359	37	322
Time deposits	741	137	604	447	47	400
Other borrowed funds	(61)	(67)	6	(130)	(174)	44

Total interest expense change	1,176	188	988	898	(40)	938

Net interest income change	$1,643	$1,184	$459	$2,080	$1,514	$566

1Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1.1 million in 2019, $1.3 million in 2018, and $1.1 million in 2017. A lower provision expense in 2019 resulted from a year of lower loan losses following 2018 and 2017 which reflected increased loan volumes in the loan portfolio and higher loan losses. Nonperforming loans increased from 2018 to 2019. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
		Change from 2018		Change from 2017
(Dollars in thousands)	2019	Amount	%	2018	Amount	%	2017
Service charges on deposit accounts	$1,252	$70	5.9%	$1,182	$49	4.3%	$1,133
Trust services	899	36	4.2	863	176	25.6	687
Debit card interchange fees	1,481	165	12.5	1,316	123	10.3	1,193
Gain on sale of loans, including MSRs	462	155	50.5	307	11	3.7	296
Earnings on bank-owned life insurance	446	110	32.7	336	(21)	(5.9)	357
Unrealized gain (loss) on equity securities	9	15	N.M.	(6)	(6)	—	—
Other	879	119	15.7	760	86	11.9	674

Total noninterest income	$5,428	$670	14.1%	$4,758	$418	9.6%	$4,340

2019 Report to Shareholders  |  CSB Bancorp, Inc.            11

2019 FINANCIAL REVIEW

Noninterest income increased $670 thousand, or 14%, in 2019 compared to the same period in 2018. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) increased 51% due to increasing sales of real estate mortgage loans with low fixed rate thirty-year maturities into the secondary market. The Bank sold $20 million in mortgage loans in 2019 as compared to the sale of $11 million of loans in 2018. Service charges on deposits, which are primarily customer overdraft fees, increased 6% in 2019. Debit card interchange fees increased 13% in 2019 compared to 2018 due to volume increases. Earnings on bank owned life insurance increased $110 thousand with the addition of $5 million in policy values in 2019. Trust and brokerage service revenue increased 4%.

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

Noninterest Expenses

	YEAR ENDED DECEMBER 31

		Change from 2018			Change from 2017

(Dollars in thousands)	2019	Amount	%	2018	Amount	%	2017

Salaries and employee benefits	$11,663	$768	7.0%	$10,895	$886	8.9%	$10,009
Occupancy expense	832	(1)	(0.1)	833	(36)	(4.1)	869
Equipment expense	571	(26)	(4.4)	597	(68)	(10.2)	665
Professional and director fees	1,332	303	29.4	1,029	66	6.9	963
Financial institutions tax	612	48	8.5	564	41	7.8	523
Marketing and public relations	535	27	5.3	508	107	26.7	401
Software expense	938	45	5.0	893	14	1.6	879
Debit card expense	554	17	3.2	537	2	0.4	535
Telecommunications expense	384	123	47.1	261	13	3.7	248
FDIC insurance	98	(178)	(64.5)	276	51	22.7	225
Amortization of intangible assets	63	(38)	(37.6)	101	(15)	(12.9)	116
Other	$2,187	163	8.1	2,024	141	7.5	1,883

Total noninterest expenses	19,769	$1,251	6.8%	$18,518	$1,202	6.9%	$17,316

Noninterest expense increased $1.3 million, or 7%, in 2019 compared to 2018. Salaries and employee benefits increased $768 thousand due to base compensation increasing $495 thousand as a result of additional full-time employees and annual adjustments. Increases in 2019 include retirement benefits and incentive compensation of $230 thousand, medical and dental expense rising $30 thousand, and employment taxes rising $37 thousand. The capitalization of employee costs of loan originations contributed to a decrease in salary expense of $33 thousand. Professional and director fees increased $303 thousand primarily due to an increase of $166 thousand in fees to improve the network infrastructure and increased legal and collection fees of $81 thousand. Telecommunications expense increased $123 thousand in 2019 over 2018 with additional back-up redundancy added to the core systems. Debit card expense increased $17 thousand in 2019. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $26 thousand in 2019, as compared to 2018, due to a decline in depreciation expense of $28 thousand. The FDIC insurance assessment decreased $178 thousand, or 65%, as small bank “credits” will be applied by the FDIC for four quarters starting in September 2019 so long as the FDIC’s Reserve Ratio is above 1.35%. Occupancy expense was stable. Other expenses increased $163 thousand including an increase of $68 thousand in check fraud losses, and $22 thousand in paper and printing costs.

Noninterest expense increased $1.2 million, or 7%, in 2018 compared to 2017. Salaries and employee benefits increased $886 thousand due to base compensation increasing $579 thousand in 2018 as a result of additional full time employees and annual adjustments. The capitalization of employee costs of loan originations contributed to an increase in salary expense of $75 thousand. Following the Tax Cuts and Jobs Act (“TCJA”), the 401k plan match was increased with 2018 expense rising $202 thousand. Marketing and public relations expense increased $107 thousand, or 27%, primarily due to increased expenses related to brand recognition and community support in the Company’s footprint in 2018. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $68 thousand in 2018, as compared to 2017. The FDIC insurance assessment increased $51 thousand, or 23%, due to increased assets. Occupancy expense decreased primarily with a reduction of branch facility costs, which included the construction of a branch office that had combined two leased branches in the same city.

12            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

Income Taxes

The provision for income taxes amounted to $2.5 million in 2019, $2.3 million in 2018, and $3.2 million in 2017. The increase in 2019 resulted from an increase in income. The decrease in 2018 resulted from the TCJA reducing the corporate statutory tax rate from 34% to 21%. The effective tax rate in 2019 and 2018 approximates 19%. The provision increase in 2017 included the TCJA income tax increase adjustment of $101 thousand resulting from the write down of a deferred tax asset of $109 thousand related to unrealized losses on securities, as the valuation rate on this future tax deduction was reduced from 34% to 21% in accordance with the TCJA.

FINANCIAL CONDITION

Total assets of the Company were $819 million at December 31, 2019, compared to $732 million at December 31, 2018, representing an increase of $87 million, or 12%. Net loans increased $2 million, or less than 1%, while investment securities increased $20 million, or 18%, and total cash and cash equivalents increased $56 million. Deposits increased $77 million and short-term borrowings increased $1 million, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $2 million, or 26%.

Securities

Total investment securities increased $20 million, or 18%, to $131 million at year-end 2019. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, obligations of state and political subdivisions, other government agencies’ debt, and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations, or trust preferred securities. The Company’s municipal bond portfolio consists of tax-exempt general obligation and revenue bonds. As of December 31, 2019, 96% of such bonds held an S&P or Moody’s investment grade rating and 4%, were non-rated. The municipal portfolio includes a broad spectrum of counties, towns, universities, and school districts with 82% of the portfolio originating in Ohio, and 18% in Pennsylvania. Gross unrealized security losses within the portfolio were less than 1% of total securities at December 31, 2019, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows provide a portion of the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $3 million, or less than 1%, during 2019 with increases in commercial real estate and 1-4 family residential real estate. Volume increases were recognized as follows: commercial real estate loan increased $13 million, or 7%, and residential real estate loans increased $7 million, or 4%. Interest rates decreased during the third and fourth quarters of 2019, however, there was a slowing of commercial loan growth as business loan prepayments accelerated with increased competition from private lenders and several loan participations were repurchased by the originating banks.

The Company originated $47 million and $29 million of portfolio mortgage loans, which were predominately variable rate, in 2019 and 2018, respectively. Attractive interest rates in the secondary market also continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages as the Company sold $20 million of originated mortgages into the secondary market in 2019 as compared to $11 million in 2018. Demand for home equity loans improved in 2019, with balances increasing $2 million. Installment lending declined slightly with consumer loans decreasing from a slowdown in the origination of RV finance loans.

Management anticipates the Company’s local service areas will continue to exhibit modest economic growth in line with the past three years. Commercial and commercial real estate loans, in aggregate, comprise approximately 61% and 60% of the total loan portfolio at year-end 2019 and 2018, respectively. Residential real estate loans increased to 32% in 2019 from 30% of the total loan portfolio. Construction and land development loans decreased to 4% of the portfolio as loans transferred to the commercial real estate portfolio for permanent financing. The Company is well within the respective regulatory guidelines for investment in construction, development, and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Stark, Tuscarawas, and Wayne counties in Ohio. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2019, included $48 million, or 9%, of total loans to lessors of non-residential buildings or dwellings; $32 million, or 6%, of total loans to borrowers in the hotel, motel, and lodging business; $30 million, or 5%, of total loans to logging, sawmills, and timber tract operations; and $29 million, or 5%, of total loans to assisted living facilities for the elderly. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal, interest payments, and the adequacy of the collateral received.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            13

2019 FINANCIAL REVIEW

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

The increase in nonperforming loans year-over-year is primarily due to a single $1.7 million commercial facility. Approximately $1.1 million of the nonperforming loan total is guaranteed by either the USDA or the SBA.

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2019	2018

Nonaccrual loans
Commercial	$1,325	$157
Commercial real estate	2,405	2,131
Residential real estate	521	807
Consumer	47	60
Loans past due 90 days or more and still accruing
Commercial	67	—
Residential real estate	174	174

Total nonperforming loans	4,539	3,329
Other real estate owned	99	99
Other repossessed assets	20	—

Total nonperforming assets	$4,658	$3,428

Nonperforming assets as a percentage of loans plus other real estate and repossessed assets	0.84%	0.61%

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

14            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2019	2018

Beginning balance of allowance for loan losses	$5,907	$5,604
Provision for loan losses	1,140	1,316
Charge-offs:
Commercial	47	823
Commercial real estate	—	103
Residential real estate & home equity	—	37
Consumer	211	119

Total charge-offs	258	1,082
Recoveries:
Commercial	175	61
Commercial real estate	1	1
Residential real estate & home equity	7	3
Consumer	45	4

Total recoveries	228	69

Net charge-offs	30	1,013

Ending balance of allowance for loan losses	$7,017	$5,907

Net charge-offs as a percentage of average total loans	0.01%		0.19%
Allowance for loan losses as a percentage of total loans	1.27	1.08
Allowance for loan losses to total nonperforming loans	1.55x	1.77	x

Components of the allowance for loan losses:
General reserves	$6,983	$5,806
Specific reserve allocations	34	101

Total allowance for loan losses	$7,017	$5,907

The allowance for loan losses totaled $7.0 million, or 1.27%, of total loans at year-end 2019 as compared to $5.9 million, or 1.08%, of total loans at year-end 2018. The Bank had net charge-offs of $30 thousand for 2019 as compared to net charge-offs of $1 million in 2018.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $4.5 million, or 0.82%, of loans at year-end 2019 as compared to $3.3 million, or 0.61% of loans at year-end 2018. Impaired loans were $6.1 million at year-end 2019 as compared to $3.9 million at year-end 2018. Management has assigned loss allocations to absorb the estimated losses on impaired loans. These allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment increased $2 million to $12 million at year-end 2019 with the construction completion of an owned branch facility in 2019 replacing a leased facility. Total bank-owned life insurance increased from $14 million at year-end 2018 to $19 million at year-end 2019 as additional policies were purchased totaling $5 million along with $446 thousand of increases in the cash surrender value. Other real estate owned at December 31, 2019 and 2018 was $99 thousand. The Company recognized a net deferred tax asset of $126 thousand in December 31, 2019 as compared to $446 thousand at December 31, 2018.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            15

2019 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions, as well as alternative investment options. Demand and savings deposits increased for the year ended 2019, due to focused retail and business banking strategies to obtain more account relationships as well as customers reflecting their preference for shorter maturities. Customers with larger deposit balances of greater than $250 thousand are seeking additional rate on their balances with the increase in market rates during the year.

	December 31		Change from 2018

(Dollars in thousands)	2019	2018	Amount	%

Noninterest-bearing demand	$197,780	$185,871	$11,909	6.4%
Interest-bearing demand	161,838	120,424	41,414	34.4
Traditional savings	120,035	113,814	6,221	5.5
Money market savings	76,332	69,898	6,434	9.2
Time deposits in excess of $250,000	23,034	17,951	5,083	28.3
Other time deposits	104,527	98,540	5,987	6.1

Total deposits	$683,546	$606,498	$77,048	12.7%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions, and advances from the FHLB. Short-term borrowings, consisting of securities sold under repurchase agreements, increased $1 million. Other borrowings, consisting of FHLB advances, decreased $2 million as the result of maturities and principal repayments. All FHLB borrowings at December 31, 2019 have long term maturities with monthly amortizing payments.

CAPITAL RESOURCES

Total shareholders’ equity increased to $85.5 million in December 31, 2019, as compared to $76.5 million at December 31, 2018. This increase was primarily due to $10.4 million of net income which was partially offset by the payment of $3.0 million of cash dividends in 2019. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 that allowed the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. At December 31, 2019, approximately 41 thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2019 or 2018.

Effective January 1, 2015, the Federal Reserve adopted final rules implementing Basel III and regulatory capital changes required by the Dodd-Frank Act. The rules apply to both the Company and the Bank. The rules established minimum risk-based and leverage capital requirements for all banking organizations. The rules include: (a) a common equity tier 1 capital ratio of at least 4.5%, (b) a tier 1 capital ratio of at least 6.0%, (c) a minimum total capital ratio of at least 8.0%, and (d) a minimum leverage ratio of 4%. Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets primarily based on the relative credit risk of the counterparty. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5% composed of common equity tier 1 capital above its minimum risk-based capital requirements. The regulatory capital conservation buffer on January 1, 2020, is 2.5%. The Company and Bank’s actual and required capital amounts are disclosed in Note 13 to the consolidated financial statements.

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

16            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

LIQUIDITY

		December 31		Change from 2018
(Dollars in millions)	2019		2018

Cash and cash equivalents	$102		$46	$56
Unused lines of credit	97		89	8
Unpledged securities at fair market value	61		39	22

	$260		$174	$86

Net deposits and short-term liabilities	$673		$599	$74

Liquidity ratio	38.6%		29.1%
Minimum board approved liquidity ratio	20.0%		20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses, and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits at December 31, 2019 and 2018. Additional sources of liquidity include net income, loan repayments, the availability of borrowings, and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2019 included net loan originations of $3 million and securities purchases of $46 million, offset by maturities and repayment of securities totaling $27 million. The Company’s financing activities included a $77 million increase in deposits, $3 million in cash dividends paid, and a $2 million net decrease in FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four month horizon. The analysis includes two balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2019 and 2018. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two year period. The tests assume a quarterly ramped 100, 200, 300, and 400 basis point increase and a 100 and 200 basis point decreases in 2019 and 2018 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve-month period of the twenty-four month horizon.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            17

2019 FINANCIAL REVIEW

Net Interest Income at Risk

	December 31, 2019

	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits
(Dollars in thousands)	+ 400	$30,266	$1,481	5.1%	±	25%
	+ 300	29,958	1,173	4.1	±	15
	+ 200	29,599	814	2.8	±	10
	+ 100	29,208	423	1.5	±	5
	0	28,785	—	—
	– 100	27,955	(830)	(2.9)	±	5
	– 200	26,767	(2,018)	(7.0)	±	10

	December 31, 2018
	+ 400	$30,114	$931	3.2%	±	25%
	+ 300	29,922	739	2.5	±	15
	+ 200	29,701	518	1.8	±	10
	+ 100	29,436	253	0.9	±	5
	0	29,183	—	—
	– 100	28,831	(352)	(1.2)	±	5
	– 200	27,880	(1,303)	(4.5)	±	10

Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2019 and 2018.

Economic Value of Equity at Risk

December 31, 2019

Change In Interest Rates (Basis Points)	Percentage Change	Board Policy Limits
+ 400	30.9%	± 35%
+ 300	25.5	± 30
+ 200	18.8	± 20
+ 100	10.5	± 15
– 100	(14.2)	± 15
– 200	(32.8)	± 20

December 31, 2018
+ 400	22.8%	± 35%
+ 300	18.6	± 30
+ 200	13.7	± 20
+ 100	7.4	± 15
– 100	(9.7)	± 15
– 200	(20.9)	± 20

18            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

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

Management periodically measures and reviews the economic value of equity at risk with the Board. At December 31, 2019, the market value of equity as a percent of the base in a 400 basis point rising rate environment indicates increases of 30.9% and 22.8% as of December 31, 2019 and 2018, respectively. Due to the amount of overnight cash held at December 31, 2019 and 2018, the Company was outside of the Board-approved 20% limit for a 200 basis point decrease in interest rates.

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

U.S. Treasury securities, obligations of U.S. Government corporations and agencies, obligations of states and political subdivisions will generally repay at their stated maturity or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors: current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic conditions in specific geographic areas, which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, leading to a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments at December 31, 2019 and 2018 in Note 16 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2019:

	Amount of Commitment to Expire Per Period
(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines of credit	$113,478	$104,178	$9,253	$47	$—
Real estate lines of credit	60,621	2,628	6,382	6,958	44,653
Construction	23,761	7,701	16,060	—	—
Consumer lines of credit	384	384	—	—	—
Credit cards lines of credit	5,274	5,274	—	—	—
Overdraft privilege	7,061	7,061	—	—	—
Commercial real estate loan commitments	—	—	—	—	—
Letters of credit	741	640	71	30	—

Total commitments	$211,320	$127,866	$31,766	$7,035	$44,653

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

2019 Report to Shareholders  |  CSB Bancorp, Inc.            19

2019 FINANCIAL REVIEW

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2019:

	Payment Due by Period
(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years		Over 5 Years

Total time deposits	$127,561	$63,354	$57,292	$	6,915	$—
Short-term borrowings	38,889	38,889	—		—	—
Other borrowings	6,330	1,665	2,204		1,195	1,266
Operating leases	574	75	183		195	121

Total obligations	$173,354	$103,983	$59,679	$	8,305	$1,387

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

The Company accounts for business combinations using the acquisition method of accounting. Goodwill and intangible assets with indefinite useful lives are not amortized. Intangible assets with finite useful lives, consisting of core deposit intangibles, are amortized using accelerated methods over their estimated weighted-average useful lives, approximating ten years. Additional information is presented in Note 6, Core Deposit Intangible Assets.

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

20            2019 Report to Shareholders  |  CSB Bancorp, Inc.

2019 FINANCIAL REVIEW

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/ dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2019 and 2018. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 13 of the consolidated financial statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared

March 31, 2019	$39.70	$37.50	$ 0.26	$713,011
June 30, 2019	42.14	38.75	0.26	713,011
September 30, 2019	41.67	38.67	0.28	767,858
December 31, 2019	41.25	38.67	0.28	767,858

March 31, 2018	$36.50	$32.55	$ 0.24	$658,138
June 30, 2018	44.00	35.90	0.24	658,138
September 30, 2018	44.99	38.98	0.24	658,138
December 31, 2018	41.50	38.50	0.26	712,983

As of December 31, 2019, the Company had 1,153 shareholders of record and 2,742,350 outstanding shares of common stock.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            21

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

Management conducted the required assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. Management’s assessment did not identify any material weaknesses in the Company’s internal control over financial reporting. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based upon this assessment, management believes that the Company’s internal control over financial reporting is effective as of December 31, 2019.

The Company’s internal control over financial reporting as of December 31, 2019 has been audited by S.R. Snodgrass, P.C. an independent registered public accounting firm, as stated in their report appearing on the next page.

Eddie L. Steiner President, Chief Executive Officer	Paula J. Meiler Senior Vice President, Chief Financial Officer

22            2019 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on Internal Control over Financial Reporting

We have audited CSB Bancorp, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2019 and 2018; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, of the Company; and our report dated March 3, 2020, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent, with respect to the Company, in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, for external purposes, in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Cranberry Township, Pennsylvania

March 3, 2020

2019 Report to Shareholders  |  CSB Bancorp, Inc.            23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 3, 2020, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

Cranberry Township, Pennsylvania

March 3, 2020

24            2019 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

(Dollars in thousands, except share data)	2019	2018

ASSETS
Cash and cash equivalents
Cash and due from banks	$17,648	$23,214
Interest-earning deposits in other banks	84,369	22,350

Total cash and cash equivalents	102,017	45,564

Securities
Available-for-sale, at fair value	112,146	85,528
Held-to-maturity; fair value of $13,950 in 2019 and $20,118 in 2018	13,869	20,688
Equity securities	92	83
Restricted stock, at cost	4,614	4,614

Total securities	130,721	110,913

Loans held for sale	622	108

Loans	551,633	548,974
Less allowance for loan losses	7,017	5,907

Net loans	544,616	543,067

Premises and equipment, net	12,040	9,961
Core deposit intangible	104	167
Goodwill	4,728	4,728
Bank-owned life insurance	18,894	13,554
Accrued interest receivable and other assets	4,941	3,660

TOTAL ASSETS	$818,683	$731,722

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits
Noninterest-bearing	$197,780	$185,871
Interest-bearing	485,766	420,627

Total deposits	683,546	606,498

Short-term borrowings	38,889	37,415
Other borrowings	6,330	8,525
Accrued interest payable and other liabilities	4,442	2,748

Total liabilities	733,207	655,186

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; and outstanding 2,742,350 shares in 2019 and 2,742,242 in 2018	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	61,740	54,288
Treasury stock at cost: 238,252 shares in 2019 and 238,360 in 2018	(4,780)	(4,784)
Accumulated other comprehensive income (loss)	72	(1,412)

Total shareholders’ equity	85,476	76,536

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$818,683	$731,722

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            25

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2019, 2018, and 2017

(Dollars in thousands, except per share data)	2019	2018	2017

INTEREST AND DIVIDEND INCOME
Loans, including fees	$28,553	$26,237	$23,097
Taxable securities	2,247	2,371	2,374
Nontaxable securities	532	608	680
Other	1,129	421	289

Total interest and dividend income	32,461	29,637	26,440

INTEREST EXPENSE
Deposits	3,609	2,372	1,344
Short-term borrowings	317	333	149
Other borrowings	136	181	495

Total interest expense	4,062	2,886	1,988

NET INTEREST INCOME	28,399	26,751	24,452
PROVISION FOR LOAN LOSSES	1,140	1,316	1,145

Net interest income, after provision for loan losses	27,259	25,435	23,307

NONINTEREST INCOME
Service charges on deposit accounts	1,252	1,182	1,133
Trust services	899	863	687
Debit card interchange fees	1,481	1,316	1,193
Gain on sale of loans, net	462	307	296
Earnings on bank owned life insurance	446	336	357
Unrealized gain (loss) on equity securities	9	(6)	—
Other income	879	760	674

Total noninterest income	5,428	4,758	4,340

NONINTEREST EXPENSES
Salaries and employee benefits	11,663	10,895	10,009
Occupancy expense	832	833	869
Equipment expense	571	597	665
Professional and director fees	1,332	1,029	963
Financial institutions and franchise tax	612	564	523
Marketing and public relations	535	508	401
Software expense	938	893	879
Debit card expense	554	537	535
Amortization of intangible assets	63	101	116
FDIC insurance expense	98	276	225
Other expenses	2,571	2,285	2,131

Total noninterest expenses	19,769	18,518	17,316

INCOME BEFORE INCOME TAXES	12,918	11,675	10,331
FEDERAL INCOME TAX PROVISION	2,504	2,263	3,230

NET INCOME	$10,414	$9,412	$7,101

EARNING PER SHARE
Basic and diluted	$3.80	$3.43	$2.59

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

26            2019 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2019, 2018, and 2017

(Dollars in thousands)	2019	2018	2017

Net income	$10,414	$9,412	$7,101

Other comprehensive income (loss)
Unrealized gains (losses) arising during the period	1,803	(989)	376
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	75	78	108
Income tax effect at 21% in 2019 and 2018, 34% in 2017	(394)	191	(164)

Other comprehensive income (loss)	1,484	(720)	320

Total comprehensive income	$11,898	$8,692	$7,421

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

Years Ended December 31, 2019, 2018, and 2017

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total

BALANCE AT DECEMBER 31, 2016	$18,629	$9,815	$42,629	$(4,784)	$(874)	$65,415
Net income	—	—	7,101	—	—	7,101
Reclassification of tax effect from AOCI to retained earnings	—	—	109	—	(109)	—
Other comprehensive income	—	—	—	—	320	320
Cash dividends declared, $0.84 per share	—	—	(2,304)	—	—	(2,304)

BALANCE AT DECEMBER 31, 2017	$18,629	$9,815	$47,535	$(4,784)	$(663)	$70,532
Net income	—	—	9,412	—	—	9,412
Other comprehensive income	—	—	—	—	(720)	(720)
Cumulative effect adjustment equity securities, related to ASU 2016-01	—	—	29	—	(29)	—
Cash dividends declared, $0.98 per share	—	—	(2,688)	—	—	(2,688)

BALANCE AT DECEMBER 31, 2018	$18,629	$9,815	$54,288	$(4,784)	$(1,412)	$76,536
Net income	—	—	10,414	—	—	10,414
Other comprehensive income	—	—	—	—	1,484	1,484
Issuance of 108 treasury shares	—	—	—	4	—	4
Cash dividends declared, $1.08 per share	—	—	(2,962)	—	—	(2,962)

BALANCE AT DECEMBER 31, 2019	$18,629	$9,815	$61,740	$(4,780)	$72	$85,476

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            27

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018, and 2017

(Dollars in thousands)	2019	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$10,414	$9,412	$7,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software	745	799	865
Deferred income taxes	66	93	(167)
Provision for loan losses	1,140	1,316	1,145
Gain on sale of loans, net	(462)	(307)	(296)
Gain on sale of other real estate	—	(10)	—
Security amortization, net of accretion	478	480	556
Secondary market loan sale proceeds	19,671	10,749	10,790
Originations of secondary market loans held-for-sale	(19,820)	(10,356)	(10,793)
Earnings on bank-owned life insurance	(446)	(336)	(357)
Effects of changes in operating assets and liabilities:
Net deferred loan (fees) costs	46	(22)	(57)
Accrued interest receivable	(60)	(36)	(135)
Accrued interest payable	39	(2)	14
Other assets and liabilities	87	508	289

Net cash provided by operating activities	$11,898	$12,288	$8,955

CASH FLOWS FROM INVESTING ACTIVITIES
Securities:
Proceeds from repayments, available-for-sale	$20,597	$15,713	$19,019
Proceeds from repayments, held-to-maturity	6,861	7,137	2,885
Purchases, available-for-sale	(45,858)	(5,007)	(13,028)
Purchases, held-to-maturity	—	(2,029)	(4,700)
Purchase of bank-owned life insurance	(4,894)	—	—
Loan originations, net of repayments	(2,734)	(33,253)	(42,156)
Proceeds from sale of other real estate	—	30	—
Property, equipment, and software acquisitions	(2,786)	(1,337)	(1,325)

Net cash used in investing activities	$(28,814)	$(18,746)	$(39,305)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

28            2019 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018, and 2017

(Dollars in thousands)	2019	2018	2017

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$77,048	$23,239	$42,474
Net change in short-term borrowings	1,474	(2,065)	(9,262)
Proceeds from other borrowings	—	—	10,000
Repayment of other borrowings	(2,195)	(2,884)	(10,976)
Cash dividends paid	(2,962)	(2,688)	(2,304)
Issuance of treasury stock	4	—	—

Net cash provided by financing activities	$73,369	$15,602	$29,932

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	56,453	9,144	(418)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	45,564	36,420	36,838

CASH AND CASH EQUIVALENTS AT END OF YEAR	$102,017	$45,564	$36,420

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$4,023	$2,888	$1,973
Income taxes	4,725	2,375	3,320
Noncash investing activities:
Transfer of loans to other real estate owned	—	119	—
Purchase of bank-owned life insurance	—	—	2,500
Lease adoption:
Right of use lease asset	477	—	—
Lease liability	469	—	—

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            29

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

The Bank, an Ohio-chartered bank organized in 1879, provides financial services through its sixteen Banking Centers located in Holmes, Stark, Tuscarawas and Wayne counties. These communities are the source of a substantial majority of the Bank’s deposit, loan, and trust activities. The majority of the Bank’s income is derived from commercial and retail lending activities, and investments in securities. Its primary deposit products are checking, savings, and term certificate accounts. Its primary lending products are residential real estate, commercial real estate, commercial, and installment loans. Substantially, all loans are secured by specific items of collateral including business assets, consumer assets, and real estate. Commercial loans are expected to be repaid with cash flow from business operations. Real estate loans are secured by both residential and commercial real estate.

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

CASH RESERVE REQUIREMENTS

The Bank generally is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. The required reserve balances were $919 thousand and $846 thousand as of December 31, 2019 and 2018, respectively.

SECURITIES

At the time of purchase all debt securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income or loss. Held-to-maturity securities are carried at their fair value on the date of transfer or at amortized cost if security purchases are designated as held-to-maturity. At December 31, 2019, 11% of the total investment portfolio was classified as held-to-maturity. Equity securities are held at fair value. Holding gains and losses are recorded in income. Dividends on equity securities are recognized as income when earned.

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

30            2019 Report to Shareholders  |  CSB Bancorp, Inc.

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

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as well as expenses related to maintenance of the properties. Gains or losses upon sale are recorded through noninterest income. Other real estate owned amounted to $99 thousand at December 31, 2019 and 2018, respectively.

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

2019 Report to Shareholders  |  CSB Bancorp, Inc.            31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested for impairment at least annually in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the current fair value of the reporting unit to its carrying value, including goodwill. If the current fair value of a reporting unit exceeds its carrying value, no additional testing is required and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2019 or 2018.

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

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $223 thousand, $215 thousand, and $168 thousand for the years ended 2019, 2018, and 2017, respectively.

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

32            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PER SHARE DATA

Earnings per share is computed based on the weighted average number of shares of common stock outstanding during each year. The company currently maintains a simple capital structure, thus, there are no dilutive effects on earnings per share.

The weighted average number of common shares outstanding for earnings per share computations was as follows:

	2019	2018	2017

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(238,306)	(238,360)	(238,360)

Total weighted average common shares outstanding basic and diluted	2,742,296	2,742,242	2,742,242

Dividends per share are based on the number of shares outstanding at the declaration date.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

ASU 2016-02 – Leases. This Update and all subsequent ASU’s that modified Topic 842 set forth a new lease accounting model for lessors and lessees. For lessees, virtually all leases will be required to be recognized on the balance sheet by recording a right-of-use asset and lease liability. Subsequent accounting for leases varies depending on whether the lease is an operating lease or a finance lease. The accounting provided by a lessor is largely unchanged from that applied under the existing guidance. The ASU requires additional qualitative and quantitative disclosures with the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

The Update and its related amendments were adopted as of January 1, 2019, which resulted in the recognition of operating right-of-use assets totaling $477 thousand and operating lease liabilities totaling $469 thousand. The Company elected to adopt the transition relief provisions from ASU 2018-11 and recorded the impact of adoption as of January 1, 2019, without restating any prior-year amounts or disclosures. The Company has presented the necessary disclosures in Note 5.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2016-13 – Financial Instruments – Credit Losses. The Update and all subsequent ASU’s that modified Topic 326, requires that financial assets be presented at the net amount expected to be collected (i.e. net of expected credit losses), eliminating the probable recognition threshold for credit losses on financial assets measured at amortized cost. The measurement of expected credit losses should be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. We expect the Update will result in an increase in the allowance for credit losses for the estimated life of the financial asset, including an estimate for debt securities. The amount of any increase will be impacted by the portfolio composition and quality at the adoption date, as well as economic conditions and forecasts at that time. A cumulative-effect adjustment to retained earnings is required as of the beginning of the year of adoption. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. In November 2019, the FASB deferred the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASU’s.

ASU 2017-04 - Simplifying the Test for Goodwill Impairment. The Update, and all subsequent ASU’s, simplifies the goodwill impairment test. Under the new guidance, Step 2 of the goodwill impairment process that requires an entity to determine the implied fair value of its goodwill by assigning fair value to all its assets and liabilities is eliminated. Instead, the entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new guidance is effective for annual and interim goodwill tests performed in fiscal years beginning after December 15, 2019. Early adoption is permitted. In November 2019, the FASB deferred the effective date for ASC 350, Intangibles – Goodwill and Other, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. This Update is not expected to have a material impact on the Company’s financial statements.

ASU 2018-13 - Fair Value Measurement - Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s financial statements.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASU 2018-15 - Intangibles – Goodwill and Other – Internal-Use Software. This Update addresses customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and also adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. In November 2019, the FASB deferred the effective date for ASC 350, Intangibles – Goodwill and Other, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2019-01 - Leases: Codification Improvements. This Update addresses issues lessors sometimes encounter. Specifically addressed in this Update were issues related to 1) determining the fair value of the underlying asset by the lessor that are not manufacturers or dealers (generally financial institutions and captive finance companies, and 2) lessors that are depository and lending institutions should classify principal and payments received under sales-type and direct financing leases within investing activities in the cash flow statement. The ASU also exempts both lessees and lessors from having to provide the interim disclosures required by ASC 250-10-50-3 in the fiscal year in which a company adopts the new leases standard. The amendments addressing the two lessor accounting issues are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2019-12 - Income Taxes. This update simplifies the accounting for income taxes, changes the accounting for certain tax transactions, and makes minor improvements to the codification. This Update provides a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and provides guidance to evaluate whether a step-up in tax basis of goodwill relates to a business combination in which book goodwill was recognized as a separate transaction. The Update also changes current guidance for making an intra-period allocation, if there is a loss in continuing operations and gains outside of continuing operations; determining when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting; accounting for tax law changes and year-to-date losses in interim periods; and determining how to apply the income tax guidance to franchise taxes that are partially based on income. For public business entities, the amendments in this Update are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. This update is not expected to have a significant impact on the Company’s financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

34            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consisted of the following at December 31:

(Dollars in thousands)	Amortized Cost			Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
2019
Available-for-sale
U.S. Treasury security	$	998	$	1	$	—	$	999
U.S. Government agencies		5,500		—		4		5,496
Mortgage-backed securities of government agencies		75,676		326		145		75,857
Asset-backed securities of government agencies		934		—		17		917
State and political subdivisions		21,161		351		1		21,511
Corporate bonds		7,605		23		262		7,366

Total available-for-sale		111,874		701		429		112,146

Held-to-maturity
U.S. Government agencies		4,999		—		6		4,993
Mortgage-backed securities of government agencies		8,870		143		56		8,957

Total held-to-maturity		13,869		143		62		13,950
Equity securities		53		39		—		92
Restricted stock		4,614		—		—		4,614

Total securities	$	130,410	$	883	$	491	$	130,802

2018
Available-for-sale
U.S. Treasury security	$	997	$	—	$	1	$	996
U.S. Government agencies		7,350		—		180		7,170
Mortgage-backed securities of government agencies		45,744		41		884		44,901
Asset-backed securities of government agencies		1,040		—		16		1,024
State and political subdivisions		23,282		49		206		23,125
Corporate bonds		8,646		—		334		8,312

Total available-for-sale		87,059		90		1,621		85,528

Held-to-maturity
U.S. Government agencies		9,482		6		390		9,098
Mortgage-backed securities of government agencies		11,206		28		214		11,020

Total held-to-maturity		20,688		34		604		20,118
Equity securities		53		30		—		83
Restricted stock		4,614		—		—		4,614

Total securities	$	112,414	$	154	$	2,225	$	110,343

2019 Report to Shareholders  |  CSB Bancorp, Inc.            35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities at December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$4,723	$4,723
Due after one through five years	16,247	16,385
Due after five through ten years	19,458	19,537
Due after ten years	71,446	71,501

Total debt securities available-for-sale	$111,874	$112,146

Held-to-maturity
Due after one through five years	$3,000	$2,997
Due after ten years	10,869	10,953

Total debt securities held-to-maturity	$13,869	$13,950

Securities with a carrying value of approximately $80.3 million and $83.4 million were pledged at December 31, 2019 and 2018 respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million at December 31, 2019 and 2018, respectively. Federal Reserve Bank stock was $471 thousand at December 31, 2019 and 2018.

There were no sales of securities in 2019, 2018, or 2017.

36            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The following table presents gross unrealized losses, fair value of securities, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2019
Available-for-sale
U.S. Government agencies	$—	$—	$4	$3,496	$4	$3,496
Mortgage-backed securities of government agencies	74	22,702	71	8,924	145	31,626
Asset-backed securities of government agencies	—	—	17	917	17	917
State and political subdivisions	—	—	1	653	1	653
Corporate bonds	—	—	262	3,712	262	3,712
Held-to-maturity
U.S. Government agencies	—	—	6	4,993	6	4,993
Mortgage-backed securities of government agencies	—	—	56	3,009	56	3,009

Total temporarily impaired securities	$74	$22,702	$417	$25,704	$491	$48,406

2018
Available-for-sale
U.S. Treasury security	$1	$996	$—	$—	$1	$996
U.S. Government agencies	—	—	180	7,170	180	7,170
Mortgage-backed securities of government agencies	33	4,206	851	35,188	884	39,394
Asset-backed securities of government agencies	16	1,024	—	—	16	1,024
State and political subdivisions	9	3,326	197	8,626	206	11,952
Corporate bonds	131	5,014	203	3,298	334	8,312
Held-to-maturity
U.S. Government agencies	—	—	390	8,609	390	8,609
Mortgage-backed securities of government agencies	72	3,404	142	3,360	214	6,764

Total temporarily impaired securities	$262	$17,970	$1,963	$66,251	$2,225	$84,221

There were 41 securities in an unrealized loss position at December 31, 2019, twenty-seven (27) of which were in a continuous loss position for twelve or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, and management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired at December 31, 2019.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consisted of the following at December 31:

(Dollars in thousands)	2019	2018

Commercial	$137,114	$146,875
Commercial real estate	196,748	183,605
Residential real estate	174,259	167,296
Construction & land development	23,960	31,227
Consumer	19,052	19,402

Total loans before deferred costs	551,133	548,405
Deferred loan costs	500	569

Total loans	$551,633	$548,974

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

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand their business. Underwriting standards are designed to promote relationship banking rather than transactional banking. The Company’s management examines current and occasionally projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. However, the cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and generally incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

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

38            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Concentrations of Credit

Nearly all of the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas, and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. See concentration of credit discussion included in the 2019 Financial Review.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2019, 2018, and 2017. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2019, the increase in the provision for loan losses related to commercial loans was primarily related to loans in the sawmill industry that have been affected by tariffs on trade with China along with an increase in loans in the special mention category. The increase in the provision for commercial real estate loans was primarily related to the $13 million increase in loan volume. The increase in the provision related to consumer loans was due to an increase in losses of loans in this category. The decrease in the provision related to residential real estate loans was primarily related to the decrease in specific allocation amounts related to three mortgage loans.

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

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2019
Beginning balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907
Provision for loan losses	102	361	(100)	(55)	341	491	1,140
Charge-offs	(47)	—	—	—	(211)		(258)
Recoveries	175	1	7	—	45		228

Net (charge-offs) recoveries	128	1	7	—	(166)		(30)

Ending balance	$2,408	$2,153	$1,152	$203	$481	$620	$7,017

December 31, 2018
Beginning balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604
Provision for loan losses	1,127	158	6	21	246	(242)	1,316
Charge-offs	(823)	(103)	(37)	—	(119)		(1,082)
Recoveries	61	1	3	—	4		69

Net (charge-offs) recoveries	(762)	(102)	(34)	—	(115)		(1,013)

Ending balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907

December 31, 2017
Beginning balance	$2,207	$1,264	$1,189	$178	$141	$312	$5,291
Provision for loan losses	429	471	76	59	51	59	1,145
Charge-offs	(1,184)	—	—	—	(20)		(1,204)
Recoveries	361	—	8	—	3		372

Net (charge-offs) recoveries	(823)	—	8	—	(17)		(832)

Ending balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604

2019 Report to Shareholders  |  CSB Bancorp, Inc.            39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

2019
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$16	$17	$1	$—	$—	$—	$34
Collectively evaluated for impairment	2,392	2,136	1,151	203	481	620	6,983

Total ending allowance balance	$2,408	$2,153	$1,152	$203	$481	$620	$7,017

Loans:
Loans individually evaluated for impairment	$2,555	$2,637	$853	$—	$14		$6,059
Loans collectively evaluated for impairment	134,559	194,111	173,406	23,960	19,038		545,074

Total ending loans balance	$137,114	$196,748	$174,259	$23,960	$19,052		$551,133

2018
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$36	$64	$1	$—	$—	$—	$101
Collectively evaluated for impairment	2,142	1,727	1,244	258	306	129	5,806

Total ending allowance balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907

Loans:
Loans individually evaluated for impairment	$419	$2,403	$1,030	$—	$—		$3,852
Loans collectively evaluated for impairment	146,456	181,202	166,266	31,227	19,402		544,553

Total ending loans balance	$146,875	$183,605	$167,296	$31,227	$19,402		$548,405

40            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment[1]	Related Allowance	Average Recorded Investment	Interest Income Recognized

2019
Commercial	$2,982	$2,541	$16	$2,557	$16	$2,054	$68
Commercial real estate	2,952	2,471	176	2,647	17	2,517	11
Residential real estate	1,024	457	396	853	1	1,093	54
Consumer	14	14	—	14	—	12	1

Total impaired loans	$6,972	$5,483	$588	$6,071	$34	$5,676	$134

2018
Commercial	$815	$383	$36	$419	$36	$1,511	$37
Commercial real estate	2,616	1,976	433	2,409	64	3,531	19
Residential real estate	1,190	763	269	1,032	1	1,327	57

Total impaired loans	$4,621	$3,122	$738	$3,860	$101	$6,369	$113

2017
Commercial	$3,352	$1,329	$399	$1,728	$74	$2,884	$52
Commercial real estate	4,826	3,117	1,566	4,683	151	3,213	14
Residential real estate	1,654	1,119	352	1,471	19	1,476	57

Total impaired loans	$9,832	$5,565	$2,317	$7,882	$244	$7,573	$123

1Includes principal, accrued interest, unearned fees, and origination costs.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of past due and nonaccrual loans by class of loans as of December 31:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans

2019
Commercial	$135,707	$15	$—	$67	$1,325	$1,407	$137,114
Commercial real estate	194,157	186	—	—	2,405	2,591	196,748
Residential real estate	173,023	264	277	174	521	1,236	174,259
Construction & land development	23,960	—	—	—	—	—	23,960
Consumer	18,640	365	—	—	47	412	19,052

Total loans	$545,487	$830	$277	$241	$4,298	$5,646	$551,133

2018

Commercial	$146,431	$253	$34	$—	$157	$444	$146,875
Commercial real estate	181,388	86	—	—	2,131	2,217	183,605
Residential real estate	165,837	265	213	174	807	1,459	167,296
Construction & land development	31,169	58	—	—	—	58	31,227
Consumer	18,965	291	86	—	60	437	19,402

Total loans	$543,790	$953	$333	$174	$3,155	$4,615	$548,405

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $2.5 million as of December 31, 2019, with $18 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. The increase in 2019 TDRs resulted primarily from an active line of credit that was designated as a TDR in a prior year. As of December 31, 2018, the Company had TDRs of $1.5 million, with $17 thousand of specific reserves allocated. At December 31, 2019, $2.2 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $254 thousand were classified as nonaccrual.

Loan modifications that are considered TDRs completed during the year ended December 31 were as follows:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

2019
Consumer	1	$17	$17

Total restructured loans	1	$17	$17

2018
Commercial	1	$200	$200
Residential real estate	2	27	27

Total restructured loans	3	$227	$227

2017
Commercial	2	$150	$150
Commercial real estate	4	288	288
Residential real estate	2	52	52

Total restructured loans	8	$490	$490

42            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. There was one loan in the amount of $200 thousand restructured in 2018 that has subsequently defaulted in 2019. None of the loans restructured in 2017 subsequently defaulted in 2018.

Real Estate Loans in Foreclosure

Other real estate owned amounted to one property at $99 thousand as of December 31, 2019 and 2018. Mortgage loans in the process of foreclosure were $50 thousand at December 31, 2019, and $57 thousand at December 31, 2018.

Credit Quality Indicators

The Company categorizes commercial and commercial real estate loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes commercial and commercial real estate loans individually by classifying the loans as to credit risk. This analysis includes commercial loans with an outstanding balance greater than $300 thousand. This analysis is performed on an annual basis.

The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass (Cash Secured, Exceptional, Acceptable, Monitor, or Pass Watch) may exhibit a wide array of characteristics but at a minimum represent an acceptable risk to the Bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales and earnings trends, acceptable liquidity, and adequate cash flow. Loans are considered fully collectible and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are either less than $300 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class was as follows at December 31:

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Not Rated	Total

2019

Commercial	$110,731	$15,040	$10,295	$—	$1,048	$137,114
Commercial real estate	174,045	11,546	9,994	—	1,163	196,748
Residential real estate	183	—	237	—	173,839	174,259
Construction & land development	19,423	104	—	—	4,433	23,960
Consumer	—	—	73	—	18,979	19,052

Total	$304,382	$26,690	$20,599	$—	$199,462	$551,133

2018

Commercial	$125,840	$5,383	$14,775	$—	$877	$146,875
Commercial real estate	163,261	5,582	13,578	—	1,184	183,605
Residential real estate	194	—	637	—	166,465	167,296
Construction & land development	27,540	—	—	—	3,687	31,227
Consumer	—	—	60	—	19,342	19,402

Total	$316,835	$10,965	$29,050	$—	$191,555	$548,405

2019 Report to Shareholders  |  CSB Bancorp, Inc.            43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status that have not been risk rated. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2019
Commercial	$1,048	$—	$1,048
Commercial real estate	1,163	—	1,163
Residential real estate	173,407	432	173,839
Construction & land development	4,433	—	4,433
Consumer	18,979	—	18,979

Total	$199,030	$432	$199,462

2018
Commercial	$877	$—	$877
Commercial real estate	1,184	—	1,184
Residential real estate	166,122	343	166,465
Construction & land development	3,687	—	3,687
Consumer	19,342	—	19,342

Total	$191,212	$343	$191,555

Mortgage Servicing Rights

For the years ended December 31, 2019 and 2018, the Company had outstanding MSRs of $328 thousand and $281 thousand, respectively. No valuation allowance was recorded at December 31, 2019 or 2018, as the fair value of the MSRs exceeded their carrying value. On December 31, 2019, the Company had $75.9 million residential mortgage loans with servicing retained as compared to $66.8 million with servicing retained at December 31, 2018.

Total loans serviced for others approximated $97.7 million and $92.3 million at December 31, 2019 and 2018, respectively.

44            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31:

(Dollars in thousands)	2019	2018

Land and improvements	$2,384	$2,384
Buildings and improvements	12,869	11,058
Furniture and equipment	6,448	6,265
Leasehold improvements	296	309

	21,997	20,016
Accumulated depreciation	9,957	10,055

Premises and equipment, net	$12,040	$9,961

Depreciation expense amounted to $562 thousand, $598 thousand, and $652 thousand for the years ended December 31, 2019, 2018, and 2017, respectively.

NOTE 5 – LEASES

Operating leases in which the Company is the lessee are recorded as operating lease Right of Use (“ROU”) assets and operating lease liabilities, included in other assets and other liabilities, respectively, on the consolidated balance sheets. The Company does not currently have any finance leases. Operating lease ROU assets represent the right to use an underlying asset during the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. The Company elected to adopt the transition method, which uses a modified retrospective transition approach. ROU assets and operating lease liabilities are recognized as of the date of adoption based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the date of initial application.

Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in occupancy and equipment expense in the consolidated statements of income and other comprehensive income. The leases relate to bank branches with remaining lease terms of generally 7 to 8 years. Certain lease arrangements contain extension options which are typically 5 years at the then fair market rental rates. As these extension options are generally considered reasonably certain of exercise, they are included in the lease term.

As of December 31, 2019, operating lease ROU assets were $583 thousand, and liabilities were $574 thousand. At December 31, 2019, CSB recognized $71 thousand in operating lease cost.

The following table summarizes other information related to our operating leases:

December 31, 2019

Weighted-average remaining lease term– operating leases in years	6.1
Weighted-average discount rate – operating leases	3.15%

The following table presents aggregate lease maturities and obligations as of December 31, 2019:

(Dollars in thousands)

December 31, 2019
2020	$93
2021	105
2022	105
2023	105
2024	105
2025 and thereafter	126

Total lease payments	639
Less: interest	65

Present value of lease liabilities	$574

2019 Report to Shareholders  |  CSB Bancorp, Inc.            45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2019, 2018, or 2017. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $63 thousand, $101 thousand, and $116 thousand in 2019, 2018, and 2017, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2019	2018	2017

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(1,147)	(1,084)	(983)

Net carrying amount	$104	$167	$268

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2019 was as follows:

(Dollars in thousands)	Core Deposit Amortization

2020	$60
2021	44

$104

NOTE 7 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits at December 31 were as follows:

(Dollars in thousands)	2019	2018

Demand	$161,838	$120,424
Savings	196,367	183,712
Time deposits:
In excess of $ 250,000	23,034	17,951
Other	104,527	98,540

Total interest-bearing deposits	$485,766	$420,627

At December 31, 2019, stated maturities of time deposits were as follows:

(Dollars in thousands)

2020	$63,354
2021	40,334
2022	16,958
2023	5,983
2024	932

Total	$127,561

46            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased, and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2019	2018

Balance at year-end	$38,889	$37,415
Average balance outstanding	37,258	41,334
Maximum month-end balance	38,889	44,155
Weighted-average rate at year-end	0.51%	1.01%
Weighted-average rate during the year	0.85	0.81

Average balances outstanding during the year represent daily average balances; average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous

(Dollars in thousands)	December 31, 2019	December 31, 2018

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 39,058	$ 37,574
Repurchase agreements	38,889	37,415

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2019	2018

Fixed-rate amortizing	4/1/24	6/1/37	1.88%	1.16%	2.01%	$ 6,330	$ 8,525

Maturities of other borrowings at December 31, 2019, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2020	$1,665	1.84%
2021	1,258	1.85
2022	946	1.86
2023	707	1.87
2024 and beyond	1,754	1.94

	$6,330	1.88%

Monthly principal and interest payments, as well as 10% – 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. At December 31, 2019 the Company had the capacity to borrow an additional $96.6 million from the FHLB.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31:

(Dollars in thousands)	2019	2018	2017

Current	$2,438	$2,170	$3,296
Deferred	66	93	(167)
Change in corporate tax rate	—	—	101

Total income tax provision	$2,504	$2,263	$3,230

The Tax Cuts and Jobs Act, enacted on December 22, 2017, lowered the federal income tax rate from 34% to 21% effective January 1, 2018. As a result, the carrying value of net deferred tax assets was reduced, which increased income tax expense by $101 thousand in 2017.

The income tax provision attributable to income from operations differed from the amounts computed by applying the statutory federal income tax rate of 21% in 2019 and 2018 and 34% for 2017 to income before income taxes as follows:

(Dollars in thousands)	2019	2018	2017

Expected provision using statutory federal income tax rate	$2,713	$2,452	$3,513
Effect of bond and loan tax-exempt income	(124)	(128)	(251)
Interest expense associated with carrying certain tax exempt bonds and loans	5	5	6
Bank-owned life insurance income	(94)	(71)	(121)
Other	4	5	83

Total income tax provision	$2,504	$2,263	$3,230

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 were as follows:

(Dollars in thousands)	2019	2018

Allowance for loan losses	$1,571	$1,338
Unrealized loss on securities	—	367
Other	10	30

Deferred tax assets	1,581	1,735

Premises and equipment	(370)	(311)
Federal Home Loan Bank stock dividends	(376)	(376)
Deferred loan fees	(241)	(240)
Prepaid expenses	(111)	(76)
Unrealized gain on securities	(19)	—
Other	(338)	(286)

Deferred tax liabilities	(1,455)	(1,289)

Net deferred tax asset	$126	$446

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2016.

48            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit-sharing contribution is determined annually by the Board of Directors and amounted to 3% in 2019, 2018, and 2017 of each eligible participant’s compensation. Beginning in 2018, the Plan provided for a 100% Company match up to a maximum of 4% of eligible compensation. The Company auto enrolls all eligible new hires into the Plan. For 2017, the Plan provided for a 50% Company match of participant contributions up to a maximum of 2% of each participant’s annual compensation. Expense under the Plan amounted to approximately $679 thousand, $565 thousand, and $363 thousand for 2019, 2018, and 2017, respectively.

NOTE 11 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31:

(Dollars in thousands)	2019	2018

Commitments to extend credit	$210,579	$172,257
Letters of credit	741	1,045

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

2019 Report to Shareholders  |  CSB Bancorp, Inc.            49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are made by the Bank to executive officers, directors, and their related business interests consistent with Federal Reserve Regulation O.

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2019	2018

Balance at beginning of year	$1,130	$505
New loans and advances	102	114
Repayments, including loans sold	217	203
Changes in related parties[1]	(142)	714

Balance at end of year	$873	$1,130

1The adjustment made in 2019 relates to the retirement of a director and 2018 relates to the retirement of a director and the addition of two new directors.

Deposits from executive officers, directors, and their related business interests at December 31, 2019 and 2018 were approximately $2.2 million and $2.3 million.

NOTE 13 – REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total capital, tier 1 capital and common equity tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to average assets (as defined). Management believes as of December 31, 2019 and 2018, the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2019, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum total risk-based, tier 1 risk-based, common equity tier 1, and tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

50            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2019
Total capital to risk-weighted assets
Consolidated	$87,598	15.5%	$45,226	8.0%	$56,532	10.0%
Bank	86,544	15.3	45,209	8.0	56,511	10.0
Tier 1 capital to risk-weighted assets
Consolidated	80,573	14.3	33,919	6.0	45,226	8.0
Bank	79,519	14.1	33,907	6.0	45,209	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	80,573	14.3	25,439	4.5	36,746	6.5
Bank	79,519	14.1	25,430	4.5	36,732	6.5
Tier 1 capital to average assets
Consolidated	80,573	10.0	32,296	4.0	40,370	5.0
Bank	79,519	9.9	32,288	4.0	40,359	5.0

2018
Total capital to risk-weighted assets
Consolidated	$78,968	14.5%	$43,500	8.0%	$54,375	10.0%
Bank	77,854	14.3	43,488	8.0	54,361	10.0
Tier 1 capital to risk-weighted assets
Consolidated	73,053	13.4	32,625	6.0	43,500	8.0
Bank	71,939	13.2	32,616	6.0	43,488	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	73,053	13.4	24,469	4.5	35,344	6.5
Bank	71,939	13.2	24,462	4.5	35,334	6.5
Tier 1 capital to average assets
Consolidated	73,053	10.1	29,031	4.0	36,288	5.0
Bank	71,939	9.9	29,025	4.0	36,281	5.0

The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, at January 1, 2020, the Bank could dividend $14.3 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval to pay dividends. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019 follows:

(Dollars in thousands)	2019	2018

CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$871	$969
Investment in subsidiary bank	84,422	75,422
Securities available-for-sale	92	83
Other assets	142	144

TOTAL ASSETS	$85,527	$76,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$51	$82
Total shareholders’ equity	85,476	76,536

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,527	$76,618

(Dollars in thousands)	2019	2018	2017

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
Interest on securities	$3	$2	$2
Dividends from subsidiary	3,170	2,865	2,600
Unrealized gain (loss) on equity securities	9	(6)	—

Total income	3,182	2,861	2,602
Operating expenses	357	357	348

Income before taxes and undistributed equity income of subsidiary	2,825	2,504	2,254
Income tax benefit	(73)	(76)	(123)
Equity earnings in subsidiary, net of dividends	7,516	6,832	4,724

NET INCOME	$10,414	$9,412	$7,101

COMPREHENSIVE INCOME	$11,898	$8,692	$7,421

52            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2019	2018	2017

CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$10,414	$9,412	$7,101
Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(7,516)	(6,832)	(4,724)
Change in other assets, liabilities	(38)	70	13

Net cash provided by operating activities	2,860	2,650	2,390

Cash flows from financing activities:
Cash dividends paid	(2,962)	(2,688)	(2,304)
Cash received from issuance of treasury shares	4	—	—
Net cash used in financing activities	(2,958)	(2,688)	(2,304)

Increase (decrease) in cash	(98)	(38)	86
Cash at beginning of year	969	1,007	921

Cash at end of year	$871	$969	$1,007

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

2019 Report to Shareholders  |  CSB Bancorp, Inc.            53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets reported on the consolidated statements of financial condition at their fair value on a recurring basis as of December 31, 2019 and December 31, 2018, by level within the fair value hierarchy. No liabilities were carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government corporations and agencies, mortgage-backed securities, asset-backed securities, obligations of states, and political subdivisions are valued at observable market data for similar assets.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:	December 31, 2019
Securities available-for-sale
U.S. Treasury security	$999	$—	$—	$999
U.S. Government agencies	—	5,496	—	5,496
Mortgage-backed securities of government agencies	—	75,857	—	75,857
Asset-backed securities of government agencies	—	917	—	917
State and political subdivisions	—	21,511	—	21,511
Corporate bonds	—	7,366	—	7,366

Total available-for-sale securities	$999	$111,147	$—	$112,146

Equity securities	$46	$—	$46	$92

Assets:	December 31, 2018
Securities available-for-sale
U.S. Treasury security	$996	$—	$—	$996
U.S. Government agencies	—	7,170	—	7,170
Mortgage-backed securities of government agencies	—	44,901	—	44,901
Asset-backed securities of government agencies	—	1,024	—	1,024
State and political subdivisions	—	23,125	—	23,125
Corporate bonds	—	8,312	—	8,312

Total available-for-sale securities	$996	$84,532	$—	$85,528

Equity securities	$37	$—	$46	$83

54            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2019 and December 31, 2018, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis	December 31, 2019
Impaired loans	$—	$—	$553	$553
Other real estate owned	—	—	99	99

Assets measured on a nonrecurring basis	December 31, 2018
Impaired loans	$—	$—	$636	$636
Other real estate owned	—	—	99	99

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques		Unobservable Input	Range (Weighted Average)

				December 31, 2019
Impaired loans	$ 553	Discounted cash flow		Remaining term Discount rate	3.9 yrs to 26.9 yrs / (16 yrs) 3.5% to 6.0% / (5.3%)

Other real estate owned	99	Appraisal of collateral	[1]	Appraisal adjustments[2] Liquidation expense[2]	–33% –10%

				December 31, 2018
Impaired loans	$ 636	Discounted cash flow		Remaining term Discount rate	1.2 yrs to 26.5 yrs / (10.9 yrs) 5.1% to 7.5% / (5.9%)

Other real estate owned	99	Appraisal of collateral	[1]	Appraisal adjustments[2] Liquidation expense[2]	–33% –10%

[1]	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.
[2]

Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments as of December 31 were as follows:

	2019
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$102,017	$102,017	$—	$—	$102,017
Securities available-for-sale	112,146	999	111,147	—	112,146
Securities held-to-maturity	13,869	—	13,950	—	13,950
Equity securities	92	46	—	46	92
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	622	622	—	—	622
Net loans	544,616	—	—	542,981	542,981
Bank-owned life insurance	18,894	18,894	—	—	18,894
Accrued interest receivable	1,641	1,641	—	—	1,641
Mortgage servicing rights	328	—	—	328	328
Financial liabilities
Deposits	$683,546	$555,985	$—	$127,440	$683,425
Short-term borrowings	38,889	38,889	—	—	38,889
Other borrowings	6,330	—	—	6,273	6,273
Accrued interest payable	127	127	—	—	127

	2018
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$45,564	$45,564	$—	$—	$45,564
Securities available-for-sale	85,528	996	84,532	—	85,528
Securities held-to-maturity	20,688	—	20,118	—	20,118
Equity securities	83	37	—	46	83
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	108	108	—	—	108
Net loans	543,067	—	—	543,076	543,076
Bank-owned life insurance	13,554	13,554	—	—	13,554
Accrued interest receivable	1,581	1,581	—	—	1,581
Mortgage servicing rights	281	—	—	281	281
Financial liabilities
Deposits	$606,498	$490,007	$—	$114,434	$604,441
Short-term borrowings	37,415	37,415	—	—	37,415
Other borrowings	8,525	—	—	8,251	8,251
Accrued interest payable	88	88	—	—	88

For purposes of the above disclosures of estimated fair value, the following assumptions are used:

Cash and cash equivalents; Loans held for sale; Accrued interest receivable; Short-term borrowings, and Accrued interest payable

The fair value of the above instruments is considered to be carrying value, classified as Level I in the fair value hierarchy.

56            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Equity securities with a readily determinable value are classified as Level I and equity securities without a readily determinable value are classified as Level III. The following table presents the carry amount of equity securities without readily determinable fair values, the cumulative amount of impairment, and the cumulative amount of observable price changes for orderly transactions for the identical or a similar investment of the same issuer. There have been no known transactions for the equity securities in 2019.

(Dollars in thousands)	December 31, 2019 Life-to-Date	December 31, 2018 Life-to-Date

Amortized cost	$44	$44
Impairment	—	—
Observable price changes	2	2

Carrying value	$46	$46

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

The Company also had unrecognized financial instruments at December 31, 2019 and 2018. These financial instruments relate to commitments to extend credit and letters of credit. The aggregate contract amount of such financial instruments was approximately $211.3 million at December 31, 2019 and $173.3 million at December 31, 2018. Such amounts are also considered to be the estimated fair values.

2019 Report to Shareholders  |  CSB Bancorp, Inc.            57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

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

NOTE 17 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive income (loss) by component net of tax for the years ended December 31, 2019, 2018, and 2017:

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item In The Consolidated Statements Of Income

Balance as of December 31, 2018	$(1,786)	$374	$(1,412)
Unrealized holding gain on available-for-sale securities arising during the period	1,803	(378)	1,425
Amortization of held-to-maturity discount resulting from transfer	75	(16)	59

Total other comprehensive income (loss)	1,878	(394)	1,484

BALANCE AS OF DECEMBER 31, 2019	$92	$(20)	$72

Balance as of December 31, 2017	$(839)	$176	$(663)
Unrealized holding loss on available-for-sale securities arising during the period	(989)	208	(781)
Amortization of held-to-maturity discount resulting from transfer	78	(17)	61

Total other comprehensive income (loss)	(911)	191	(720)
Reclassify equity AOCI gain to retained earnings	(36)	7	(29)

BALANCE AS OF DECEMBER 31, 2018	$(1,786)	$374	$(1,412)

Balance as of December 31, 2016	$(1,323)	$449	$(874)
Unrealized holding gain on available-for-sale securities arising during the period	376	(128)	248
Amortization of held-to-maturity discount resulting from transfer	108	(36)	72

Total other comprehensive income (loss)	484	(164)	320
Deferred tax reclassification from retained earnings	—	(109)	(109)	(a)

Total other comprehensive income (loss) after reclassification	484	(273)	211

BALANCE AS OF DECEMBER 31, 2017	$(839)	$176	$(663)

(a) Federal income tax provision.

58            2019 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – CONTINGENT LIABILITIES

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

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2019
First quarter	$7,968	$7,011	$2,540	$0.93	$ 0.93
Second quarter	8,121	7,071	2,586	0.94	0.94
Third quarter	8,262	7,188	2,695	0.98	0.98
Fourth quarter	8,110	7,129	2,593	0.95	0.95

2018
First quarter	$6,949	$6,389	$2,164	$0.79	$ 0.79
Second quarter	7,344	6,652	2,324	0.85	0.85
Third quarter	7,572	6,801	2,432	0.88	0.88
Fourth quarter	7,772	6,909	2,492	0.91	0.91

2017
First quarter	$6,247	$5,862	$1,730	$0.63	$ 0.63
Second quarter	6,413	5,950	1,726	0.63	0.63
Third quarter	6,766	6,204	1,866	0.68	0.68
Fourth quarter	7,014	6,436	1,779	0.65	0.65

2019 Report to Shareholders  |  CSB Bancorp, Inc.            59

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

JEFF M. AGNES

Officer,

Systems Administrator

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager

LES A. BERTSCHY

Assistant Vice President,

Banking Center Manager

SARAH BIRCHFIELD

Vice President,

Business Relationship Manager

PAMELA L. BROMUND

Assistant Vice President,

Loan Operations Supervisor

WENDY D. BROWN

Assistant Vice President,

Project Manager

STACY BUCKLEW

Officer,

Banking Center Manager

C. DAWN BUTLER

Vice President,

Regional Bank Manager

BEVERLY A. CARR

Officer,

Bank Operations Manager

COLBY M. CHAMBERLIN

Vice President,

Commercial Lender

PEGGY L. CONN

Corporate Secretary

JENNIFER L. DEAM

Officer,

Electronic Services Manager

CHRISTOPHER J. DELATORE

Vice President,

Commercial Lender

DAVID J. DOLAN

Vice President,

Retail Lending Manager

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Senior Vice President,

Chief Operations Officer,

Chief Information Officer

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Vice President,

Commercial Lender

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

BSA & AML, Compliance Analyst

KEVIN J. MCALLISTER

Vice President,

Director of Wealth Management

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

MICHAEL V. MCKELVEY

Assistant Vice President,

Banking Center Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

ANDREA R. MILEY

Senior Vice President,

Senior Risk Officer

EDWARD J. MILLER

Vice President,

Operation Services Manager,

Security

KERRY J. MILLER

Banking Center Manager,

Market Development Officer

MOLLY M. MOHR

Assistant Vice President,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

JASON O. MYERS

Vice President,

Trust Officer

TODD R. NICOLAS

Vice President,

Commercial Lender

SHAWN E. OSWALD

Vice President,

Information Security Officer,

OFAC Officer

AMY R. PATTERSON

Assistant Vice President,

Manager of Mortgage &

Consumer Loan Services

MELANIE S. RABER

Officer,

Commercial Loan Documentation Supervisor

KATHY M. RINGWALT

Officer,

Mortgage Underwriter

A. CLAY SINNETT

Assistant Vice President,

Commercial Lender

HARLAND L. STEBBINS III

Senior Vice President,

Senior Loan Officer

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Lender

ERIC D. STROUSE

Vice President,

Commercial Lender

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

WILLIAM R. TINLIN

Vice President,

Recovery, Right To Financial

Privacy Officer

JEANETTE M. TROYER

Assistant Vice President,

Banking Center Manager

ASHLEY E. VAUGHN

Vice President,

Marketing,

Cash Management,

CRA Officer

ALICIA R. WALLACE

Vice President,

Commercial Lender

BARRY WATTS

Vice President,

Information Systems Director

MICHAEL D. WORKMAN

Vice President,

Mortgage Loan Officer,

Small Business Lender

CRYSTAL R. YODER

Operations Officer

60            2019 Report to Shareholders  |  CSB Bancorp, Inc.

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

P.O. Box 232

Millersburg, Ohio 44654

330.674.9015

800.654.9015

If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

330.674.2397

Direct 330.763.2853

cheryl.steiner@ceterais.com

BOENNING & SCATTERGOOD, INC.

80 East Rich Street, Suite 220

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

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

P.O. Box 232

Millersburg, Ohio 44654

330.674.9015

800.654.9015

LEGAL COUNSEL

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216

2019 Report to Shareholders  |  CSB Bancorp, Inc.            61

UPCOMING **RETIREMENT**

J. THOMAS LANG

HONORING J. THOMAS LANG FOR 27 YEARS OF DEDICATED SERVICE

Director J. Thomas Lang is retiring from the boards of CSB Bancorp, Inc. and The Commercial and Savings Bank of Millersburg effective with the annual meeting on April 29, 2020. Tom has served the on the Board of Directors for 27 years.

His attributes, skills, and qualifications, developed through his agricultural ownership experience in the local business market, have allowed him to provide continued agricultural, business, and leadership expertise to the Board. We are thankful and grateful to Director Lang for his many contributions, and we wish him the absolute best as he enjoys retirement.

BOARD OF **DIRECTORS**

Back Row:

JULIAN L. COBLENTZ
Chief Operating Officer,
VP of Distribution,
VP of Business Development,
Coblentz Distributing, Inc.

CHERYL M. KIRKBRIDE
Partner,
Kropf Wagner Law Firm, LLP

J. THOMAS LANG
Veterinarian,
Dairy Farmer,
Spring Hill Farms, Inc.

VIKKI G. BRIGGS
Applied Methods and
Research Experience (AMRE)
Program Coordinator,
College of Wooster

JEFFERY A. ROBB, SR.
CEO, Robb Companies, Inc.
Robbco Marine/Ohio Yamaha

Front Row:

EDDIE L. STEINER
President, Chief Executive Officer,
CSB Bancorp, Inc.,
The Commercial & Savings Bank

ROBERT K. BAKER
Bakerwell Companies
Chairman, CSB Bancorp, Inc.

62            2019 Report to Shareholders  |  CSB Bancorp, Inc.

CSB
The Commercial
& Savings Bank

2019 MILESTONES

CSB
The Commercial
& Savings Bank

DOWNTOWN WOOSTER BANKING CENTER OPENING

On Tuesday, June 4, CSB's new, full-service banking center at 350 East Liberty Street opened in Wooster. This banking center offers all the services our customers expect including day-to-day banking center transactions, home lending, personal loans, business loans, and trust and brokerage services by appointment. Conveniently located in downtown Wooster, the new location offers a new banking experience with a modern layout optimized for smooth and efficient interactions and an industrial look to match the trend in the surrounding area businesses. The new location allows us to provide drive-thru service at both of our Wooster locations and room to grow. You can see additional photos from the grand opening at **www.csb1.com/csb-wooster-downtown.**

CSB OPENS NEW BANKING CENTER IN BOLIVAR

We opened the doors to a new full-service banking center located at 11113 Fairoaks Road NE, Bolivar on January 21, 2020. Conveniently located along State Route 212, the new banking center is well positioned to serve consumer and business customers in the greater Bolivar area and expands CSB's presence in Tuscarawas County. Our Bolivar local experts look forward to providing Noticeably Different service to all customers, and the office also offers mortgage, commercial lending, trust, and brokerage services by appointment. For more information about the new banking center, please visit **www.csb1.com/csb-bolivar-open.**

SHAPING A FUTURE BUILT ON STRONG FOUNDATIONS

WOOSTER

Relationships You Can Bank On!

BANKING CENTER **INFORMATION**

CSB CORPORATE HEADQUARTERS

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

Member FDIC

North Canton
Milltown, Wooster
Orrville
Orrville
Canton
Wooster
Downtown, Wooster
Shreve
Bolivar
Winesburg
Millersburg
Operations Center, Millersburg
Berlin
Walnut Creek
South Clay, Millersburg
Clinton Commons, Millersburg
Charm
Sugarcreek
New Philadelphia
Gnadenhutten
83
57
21
250
77
30
62
226
800
212
754
39
557
36

1.800.654.9015 | www.csb1.com

CSB INVESTMENT SERVICES

91 South Clay Street, Millersburg, OH 44654

Not FDIC Insured *No Bank Guarantee* *May Lose Value*

TRUST & WEALTH MANAGEMENT LOCATIONS

91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

3562 Commerce Parkway, Wooster, OH 44691

1210 North Main Street, North Canton, OH 44720

CSB BANCORP, INC.