Form 10-K, Exhibit 13
period 2020-12-31
CSB BANCORP INC /OH
filed 2021-03-16
CIK 880417

Exhibit 13

2020 FINANCIAL HIGHLIGHTS

For the Year Ended December 31	2020	2019	% CHANGE

(Dollars in thousands, except per share data)

CONSOLIDATED RESULTS
Net interest income	$28,153	$28,399	(1)%
Net interest income – fully taxable-equivalent (FTE) basis (non-GAAP)	28,301	28,556	(1)
Noninterest income	6,935	5,428	28
Provision for loan losses	1,650	1,140	45
Noninterest expense	20,342	19,769	3
Net income	10,568	10,414	1

AT YEAR-END
Loans, net	$600,885	$544,616	10%
Assets	1,031,632	818,683	26
Deposits	891,562	683,546	30
Shareholders’ equity	93,859	85,476	10
Cash dividends declared	1.13	1.08	5
Book value	34.23	31.17	10
Tangible book value (non-GAAP)	32.49	29.41	10
Market price	35.00	40.97	(15)
Basic and diluted earnings per share	3.85	3.80	1

FINANCIAL PERFORMANCE
Return on average total assets	1.13%	1.36%
Return on average shareholders’ equity	11.71	12.77
Net interest margin, FTE basis	3.22	3.97
Efficiency ratio	57.55	58.00

CAPITAL RATIOS
Risk-based capital:
Common equity tier 1	16.12%	14.25%
Tier 1	16.12	14.25
Total	17.37	15.50
Leverage	8.69	9.98

2020 Report to Shareholders  |  CSB Bancorp, Inc.            3

LETTER TO SHAREHOLDERS

CSB’S VISION IS TO BE A COMPANY OF ENDURING GREATNESS

THIS REQUIRES AN ONGOING COMMITMENT TO OUR CORE VALUES

DEAR FELLOW SHAREHOLDER:

In many ways, 2020 was unlike anything we anticipated – or wished for. It brought hardships, significant challenges and frustrations for customers and employees in the form of health and economic crises. But it was also a time of doing exactly what this Company exists for and aspires to be. CSB is an enduring, independent community bank providing high quality financial products and services through valued employees to the customers and diverse communities we serve – no matter the circumstances or environmental factors at play. We faced the challenges as a team committed to helping in every way we could. At the end of the year, we were a bigger, stronger, more agile bank. We are very grateful to be serving the caring, talented, and resilient citizens of our market area.

Financial records tell only part of the story in any year, especially in periods of extremely unusual circumstance. Still, our financial scorecard for 2020 reflects considerable accomplishments. We achieved record revenue and net income. The bank grew to $1 billion in assets. Our performance generated 11.71% return on average book equity, and we issued a new high of $3.1 million in cash dividends to shareholders.

THE PANDEMIC’S EFFECT ON HEALTH AND HUMAN ACTIVITY

As the year dawned, we had no idea a pandemic was about to grip the world. By the end of the first quarter, there was no doubt. COVID-19 struck with crushing magnitude, creating simultaneous crises in health and economic conditions across the globe and in the United States. Human activity began to be viewed through the lens of COVID’s presence; work, education, shopping, family, and social activities were all altered by a pervasive harmful microbe. In the first year of its assault on humans, COVID infected well over 100 million people across the globe (28 million in the U.S., or 8.6% of the national population), killing 2.1% of infected persons globally and 1.7% of infected Americans. The toll on life has been staggering, and we have sympathy for everyone who has suffered the loss of a friend or loved one from this disease.

The pandemic also highlighted technology’s role in expediting change in our lives. Many employees were able to work from home as companies set up remote access to computer systems and video communication capabilities. Some of these work from home arrangements are expected to become permanent. As the health care industry studied emerging trends captured in computerized databases, revised treatment protocols led to reduced mortality for those under care. Multiple companies developed viable vaccines in less than a year.

By late-February 2021, 7.1% of the U.S. population had received both vaccination shots, with 14.6% having received the first shot. Ohio’s vaccination percentages were very similar. The current daily rate of vaccination would take about 8 months for 75% of the population to reach fully vaccinated status, the level at which COVID is projected to be manageable as an endemic disease. But the daily vaccination rate is expected to increase from 1.6 million per day in late-February, to perhaps as much as 3 million per day within a couple months. Clearly there is reason for hope of normalization of many activities as summer moves along and into fall.

COVID’S RESULTING ECONOMIC CRISIS

The U.S. economy already exhibited a slowing rate of growth during the second half of 2019.1 As it became apparent in the first quarter of 2020 that COVID would spread unabated across America, most states, Ohio included, issued sweeping health orders to prevent the overrun and collapse of the nation’s health care providers and facilities abilities to handle the COVID tsunami. The orders mandated temporary shutdown of nonessential businesses, limited travel, included stay at home directives, and implemented quarantine or isolation guidelines for infected or exposed persons for up to 14 days. The combination of COVID’s rapid spread and mandated shutdowns of nonessential activities and businesses created dramatic economic fallout. Even though most health orders were initially issued during the last two weeks of March and the first week of April, first quarter GDP declined by 5% on an annualized basis, followed by an astounding further drop of 31% in the second quarter. From that low point, third quarter output expanded 33%, and fourth quarter another 4%, resulting in a full year reduction in Real GDP of 3.5% – the greatest annual economic contraction in 74 years.

The overall jobs picture during 2020 was frightening. Spurred by the mandated shutdowns, unemployment climbed above 17% in Ohio, and above 15% nationally. Government tallies recorded 22 million jobs lost in the pandemic, with about 42% of those jobs restored during the year. Roughly one fourth of all small businesses operating in January 2020 were not operating as of December. Service sector jobs were eliminated at a higher rate than goods producing jobs. Leisure and hospitality, accommodation and food services, and arts, entertainment and recreation have been particularly hard hit categories. In Ohio, more than 20% of those jobs disappeared, accounting for 250,000 of the state’s 350,000 net job losses in 2020. It was a time of great uncertainty for individuals, businesses, and organizations alike. We are grateful, though, that at the end of the year, reported unemployment levels in our primary market area had declined to near pre-pandemic levels, reflecting a quicker rate of employment recovery than many other areas of the state or nation.

1 (as measured by inflation-adjusted “Real” GDP)

4            2020 Report to Shareholders  |  CSB Bancorp, Inc.

LETTER TO SHAREHOLDERS

FISCAL AND MONETARY POLICY ACTIONS

The U.S. government responded quickly to the pandemic with very strong fiscal stimulus, approving $2.6 trillion dollars in authorized spending and $0.9 trillion in tax relief by the end of the year, with more proposed for early 2021. The stimulus measures were targeted for individuals, businesses, and organizations, and intentionally designed to simultaneously stabilize household and business conditions as well as boost economic activity. This massive economic injection set new records for annual deficit spending and total U.S. Government debt on a dollar basis, putting the U.S. on pace to equal its all-time high ratio of debt to annual GDP of about 122%, reached for one year immediately after World War II.

In a span of twelve days during March 2020, the Federal Reserve’s Open Market Committee (FOMC) reduced the targeted overnight funds rate by 1.50% to near zero percent, effectively dropping Prime Rate from 4.75% to 3.25%. The move was intended to encourage banks to lend surplus funds to spur economic growth, rather than park surplus funds at 0.1% annual equivalent earnings rates in overnight funds. Simultaneously, the Fed began buying at least $120 billion per month in U.S. Treasuries and mortgage-backed securities, a move also intended to bolster marketplace liquidity, and has indicated it intends to continue doing so until the economy reaches full employment and inflation rises to at least 2%.

RESULTS OF THE STIMULUS

As it became clear that the U.S. government and Federal Reserve were both committed to very strong economic support, the financial markets, which had become volatile, quickly stabilized. Households reacted to all the uncertainty surrounding the pandemic and job security by cutting back on expenses and saving as much as possible. Stimulus monies in the form of Economic Impact Payments, Recovery Rebate Credits, and pandemic unemployment payments were used to pay down debt, saved to the extent possible, and spent frugally. The average U.S. household saved 7.3% of income in the last quarter of 2019 but put away 25.8% and 16.0%, respectively in the second and third quarters of 2020. Of actual stimulus monies received during 2020, the U.S. government currently estimates households put about 30% into savings, used 30% to pay down debt, and spent 40% of their stimulus receipts.

Businesses, likewise, pulled back on projects, expansions, acquisitions and other elective investments and expenses. Business deposit balances ballooned. Like households, many businesses used available stimulus dollars - Paycheck Protection Program (PPP) loans, Emergency Injury Disaster Loans (EIDL), and other grant monies - to pay down or payoff existing loan balances.

The COVID economy was not an even-handed phenomenon. While some households and businesses experienced upticks in income, others suffered greatly. The disparate impact is only now being gauged more accurately, and policy discussions are beginning to focus more frequently on a shift from general economic stimulus to more targeted support for households and businesses still in distress. One further stimulus package appears likely to be signed into law during the first quarter of 2021. Consumers and businesses appear to be gaining confidence, and economists expect a significantly lower portion of new stimulus dollars will be saved, with a higher portion spent into the economy soon after receipt.

History will be the ultimate judge of the effectiveness of the fiscal and monetary policy initiatives to sustain and restore the wounded economy. At present, the efforts seem to have staved off what was perhaps headed toward potentially far greater economic calamity.

CSB’S YEAR 1 OF BANKING WITH COVID

CSB was deemed an essential business by the Governor’s health orders. We quickly figured out how to maintain safe and continuous operations to the most practical extent possible. We rapidly implemented social distancing, installed Plexiglas or other barriers, separated department team members into different locations across our facility network and some home office arrangements, and followed mask wearing requirements consistent with guidance. We extended paid time off benefits related to COVID emergencies and implemented an emergency employee loan program to assist with COVID-related financial hardships. From March 21 through July 3, we limited lobby access to customers with appointments or needing in-person assistance to do banking. The above efforts did not spare all staff from COVID or quarantines, but we were able to maintain all regular banking hours at every location throughout the course of 2020.

The financial aspects of our 142nd year in banking were quite unique. As businesses and households curtailed spending and maximized saving, deposit balances increased sharply, growing 30% in 2020. Organic loan demand was greatly reduced by the disruption in economic activity, significant liquidity injections through stimulus programs, and in some cases lack of ability to repay. Households paid down mortgages, HELOC’s, credit cards, and installment loans at an accelerated pace. Many businesses were able to utilize forgivable PPP loans, EIDL’s and other forms of financial assistance to paydown or payoff existing loan balances that were carrying normal interest rates on lines of credit, and equipment and real estate loans. Net Interest Margin declined from the shift in loan balances and lower interest rates. During 2020, we also waived a variety of service fees and penalties on deposit accounts to aid customers. In addition, we granted payment relief modifications for periods of generally three to four months to $65 million of existing customer loans, with less than $0.5 million requiring a second round of modification and 99% of the loan balances current at the time of this writing. While the above description of deposit and loan activity is accurate and cites several factors generally not favorable for bank income performance, it is far from a complete description of the year’s major banking activities.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            5

LETTER TO SHAREHOLDERS

Home mortgage activity was a bright spot, with record low mortgage rates generating the highest loan origination levels in fifteen years. Purchase, construction, and refinancing activity all accelerated sharply. Homeowners were able to refinance their mortgages to great advantage, with some borrowers even refinancing twice during the year. We tripled originations of secondary market mortgage loans held-for-sale as compared to the prior year and recorded $2.0 million in revenue from the sale of those mortgages. At the same time, we were able to maintain total mortgage balances and interest income within our in-house mortgage portfolio as compared to the prior year.

While the sharp reduction in interest rates did not spur organic business loan demand, the Paycheck Protection Program (PPP) provided significant lending activity from businesses and organizations. During 2020, we issued 793 PPP loans, totaling $92 million. The average loan size was $116,000 and the median loan amount was $30,000. These low interest loans, guaranteed by the Small Business Administration and fully forgivable if certain borrower qualifications are met, made a significant difference in the financial condition and stability of many of the recipients. We reassigned many employees to assist with this effort, which helped establishments that in aggregate employ approximately 11,985 people in our greater market area.2 The PPP loans generated $2.1 million in recognized 2020 income from fees associated with the processing of these loans, with another $1.1 million in fee income remaining to be amortized over the life of the loans as an adjustment to yield in accordance with generally accepted accounting principles. Round two of PPP stimulus got underway in January 2021, and at the time of writing this narrative, we have approved another $29 million of the potentially forgivable loans to qualifying businesses and organizations.

ADDITIONAL ACCOMPLISHMENTS IN 2020

Early in the year, we opened a new banking center in Bolivar, just before COVID curtailed activity. All things considered, we are pleased with what the capable staff at Bolivar accomplished in 2020 and look forward to continuing to build a strong customer base in the Bolivar area.

We also completed a multi-year project of moving our I.T. infrastructure into a private cloud environment. This key initiative was a vital step in enhancing business continuity capabilities within our digital systems. Hardening digital systems against cyberattacks, hardware failures, and third-party performance issues is a never ending process, and we will continue to build upon the capabilities engendered with the private cloud technology.

SUMMARIZING THE YEAR PAST AND THE ROAD AHEAD

The past year was not kind to bank stocks. CSB’s total stock return amounted to negative 11.58%. We take little solace in knowing that we outperformed the SNL All U.S. Banks index, SNL U.S. Banks Midwest Region index, SNL U.S. Banks from $500M to $1B in Assets index, and the S&P U.S. Broad Markets

Banks index; nor that we performed better than these indexes for the vast majority of 2020. We believe CSBB has inherent economic value that is not represented in the stock price at the end of 2020, and we expect improvement in the price as the economy improves.

We have considerable work ahead of us as we continue to build an even better bank. We are focused on ensuring that credit quality in the loan portfolio improves rather than deteriorates in this challenging economic environment. We need to generate high quality loan growth to replace the PPP loan balances expected to be forgiven by SBA in the coming year and to offset the atypically low interest income new loans generate in the current rate environment. We need to further enhance our online banking platforms, adding features and improving convenience for our customers. We need to grow our fee-based services in the ways customers value and choose to utilize. We need to continue developing leaders and attracting talent for the challenges and growth ahead. We are intently at work on each of these items.

The economy will improve as COVID uncertainty gives way to a vaccinated population and savings gives way to normalized spending. Improved loan demand will follow. There is pent up demand for housing stock throughout our market area and across vast regions of the country, suggesting strength for the mortgage loan segment as long as rates remain conducive for borrowers. Refinance activity, though, will slow as the remaining quantity of mortgages that can benefit from current rates continues to diminish. Businesses are poised and anxious to resume normal operations as health orders relax and eventually fade.

The rate environment appears to be approaching near bottom of cycle. Longer-term yields should eventually increase as the economy continues to heal and liquidity from monetary and fiscal stimulus begins to taper. The near zero lower bound on short term interest rates could be with us for a while though, as evidenced by the seven-year period from December 2008 - December 2015 when we were last in a similar rate environment. Developed economies have generally been exhibiting slower recoveries and lower overall growth rates for several decades, and it remains to be seen whether COVID’s impact can fade anywhere near as abruptly as it set upon us.

We believe we are well-positioned for the future. The balance sheet is strong, we maintained earnings levels through 2020’s sharp economic contraction, and our market area is healing from what appears to have been the worst of the COVID pandemic. We are ever grateful for the support of CSB shareholders, and we will continue our diligent work to add value for the shareholders and communities we serve.

EDDIE STEINER President and Chief Executive Officer	ROBERT BAKER Chairman of the Board of Directors

2 Source: Small Business Administration

6            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

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

Economic activity in the Company’s market area expanded slightly in the fourth quarter of 2020 after a sharp decline from the COVID-19 pandemic earlier in the year. The pandemic has adversely affected both the demand for and supply of goods and services. Consumer spending softened as retailers, restaurants, and hotels reported weaker sales. However, demand was solid for manufacturers and the professional service sectors. Reported unemployment levels in December 2020 ranged from 2.7% to 5.2% in the four primary counties served by the Company. These levels increased slightly from December 2019 in three of the four counties served by the Company apart from Holmes County where the unemployment rate decreased slightly compared to 2019. Labor demand increased modestly in some sectors not heavily affected by the pandemic and wage pressures have elevated somewhat. The local housing market continues to be strong with supply still relatively tight. Construction costs remain high as some supply chain disruptions have contributed to the increase.

FORWARD-LOOKING STATEMENTS

Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations are not related to historical results but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein and in future reports and statements are not guarantees of future performance. Actual results may differ materially from those in forward-looking statements because of various risk factors as discussed in this annual report and the Company’s Annual Report on Form 10-K. The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            7

2020 FINANCIAL REVIEW

SELECTED FINANCIAL DATA

    The following table sets forth certain selected consolidated financial information:

(Dollars in thousands, except share data)	2020	2019	2018	2017	2016

Statements of income:

Total interest income	$31,066	$32,461	$29,637	$26,440	$23,632
Total interest expense	2,913	4,062	2,886	1,988	1,473

Net interest income	28,153	28,399	26,751	24,452	22,159
Provision for loan losses	1,650	1,140	1,316	1,145	493

Net interest income after provision for loan losses	26,503	27,259	25,435	23,307	21,666
Noninterest income	6,935	5,428	4,758	4,340	4,296
Noninterest expense	20,342	19,769	18,518	17,316	16,255

Income before income taxes	13,096	12,918	11,675	10,331	9,707
Income tax provision	2,528	2,504	2,263	3,230	2,969

Net income	$10,568	$10,414	$9,412	$7,101	$6,738

Per share of common stock:

Basic earnings per share	$3.85	$3.80	$3.43	$2.59	$2.46
Diluted earnings per share	3.85	3.80	3.43	2.59	2.46
Dividends	1.13	1.08	0.98	0.84	0.78
Book value	34.23	31.17	27.91	25.72	23.85
Average basic common shares outstanding	2,742,350	2,742,296	2,742,242	2,742,242	2,742,028
Average diluted common shares outstanding	2,742,350	2,742,296	2,742,242	2,742,242	2,742,028

Year-end balances:

Loans, net	$600,885	$544,616	$543,067	$511,226	$470,158
Securities	204,184	130,721	110,913	128,124	132,372
Total assets	1,031,632	818,683	731,722	707,063	669,978
Deposits	891,562	683,546	606,498	583,259	540,785
Borrowings	41,879	45,219	45,940	50,889	61,127
Shareholders’ equity	93,859	85,476	76,536	70,532	65,415

Average balances:

Loans, net	$601,419	$545,483	$529,522	$491,258	$443,862
Securities	129,508	112,290	118,511	131,512	147,649
Total assets	931,330	765,722	716,243	692,859	651,318
Deposits	788,904	636,441	589,646	553,228	519,941
Borrowings	48,358	44,478	51,014	68,255	64,528
Shareholders’ equity	90,247	81,548	73,002	68,738	64,524

Select ratios:

Net interest margin, FTE basis	3.22%	3.97%	3.98%	3.80%	3.67%
Return on average total assets	1.13	1.36	1.31	1.02	1.03
Return on average shareholders’ equity	11.71	12.77	12.89	10.33	10.44
Average shareholders’ equity as a percent of average total assets	9.69	10.65	10.19	9.92	9.91
Net loan charge-offs (recoveries) as a percent of average loans	0.06	0.01	0.19	0.17	(0.03)
Allowance for loan losses as a percent of loans at year-end	1.36	1.27	1.08	1.08	1.11
Shareholders’ equity as a percent of total year-end assets	9.13	10.44	10.46	9.98	9.76
Dividend payout ratio	29.35	28.42	28.57	32.45	31.71

8            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

RESULTS OF OPERATIONS

Net Income

CSB’s 2020 net income was $10.6 million compared to $10.4 million for 2019, an increase of 1%. Total revenue, net interest income plus noninterest income, increased 4% over the prior year to a total of $35 million. The provision for loan losses increased $510 thousand over the prior year. Expense increases include noninterest expenses of $573 thousand and an increase in the provision for income tax of $24 thousand over the prior year due to an increase in taxable income. Basic and diluted earnings per share were $3.85, up 1% from the prior year. The return on average assets was 1.13% in 2020 compared to 1.36% in 2019 and return on average equity was 11.71% in 2020 compared to 12.77% in 2019.

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

Net Interest Income

(Dollars in thousands)	2020	2019	2018

Net interest income	$28,153	$28,399	$26,751
Taxable equivalent¹	148	157	162

Net interest income, FTE	$28,301	$28,556	$26,913

Net interest margin	3.20%	3.95%	3.96%
Taxable equivalent adjustment¹	0.02	0.02	0.02

Net interest margin, FTE	3.22%	3.97%	3.98%

¹Taxable equivalent adjustments have been computed assuming a 21% tax rate in 2020, 2019 and 2018 (non-GAAP).

Net interest income is the largest source of the Company’s revenue and consists of the difference between interest income generated on earning assets and interest expense incurred on liabilities (deposits, short-term and long-term borrowings). Volumes, interest rates, composition of interest-earning assets, and interest-bearing liabilities affect net interest income.

Net interest income decreased $246 thousand, or 1%, in 2020 compared to 2019 as managed and market rates fell in response to the Federal Reserve intervention to support markets and supply liquidity in response to the COVID-19 pandemic. The average rate earned on interest-earning deposits decreased 180 basis points as CSB’s overnight liquidity increased an average of $86 million on a year over year basis. Taxable securities average yields dropped 78 basis points while nontaxable investment yields dropped 20 basis points. Loan yields decreased 52 basis points. The net interest margin FTE decreased to 3.22% from 3.97% in 2019.

Net interest income increased $1.6 million, or 6%, in 2019 compared to 2018 primarily due to an increase of 28 basis points in the average rate earned on loans as well as a 3% increase in average loan balances. The net interest margin FTE decreased to 3.97% from 3.98% in 2018.

Interest income decreased $1.4 million, or 4%, in 2020 compared to 2019 with a $763 thousand decrease in Interest income from overnight funds sold primarily to the Federal Reserve due to a decline in average yield while balances grew as businesses and consumers increased their savings rates with decreased spending as well as retaining the monies received through stimulus packages during 2020. Interest income on taxable securities declined $365 thousand and interest income on nontaxable securities declined $68 thousand as the Federal Reserve substantially reduced rates and increased their purchases of securities to provide market liquidity. Loan yields decreased by 52 basis points as the prime rate was lowered 125 basis points in the first quarter of 2020 following decreases of 75 basis points during the third and fourth quarters of 2019.

Interest income increased $2.8 million, or 10%, in 2019 compared to 2018 with a $2.3 million increase in loan interest income resulting primarily from an increase in loan interest yield. Following a period of rising interest rates in 2018, the prime rate remained stable until August 2019 and then was lowered three times by 25 basis points during the third and fourth quarters of 2019.

Interest expense decreased $1.1 million, or 28%, in 2020 as compared to 2019 due to rate decreases of 30 basis points on deposits and 63 basis points on other borrowed funds. Balances of all deposit types increased in the year as savings rates accelerated with consumers and businesses reacting to the COVID-19 pandemic insecurity.

Interest expense increased $1.2 million, or 41%, in 2019 as compared to 2018 due to rate increases of 23 basis points on deposits and 1 basis point on other borrowed funds. Balances of all deposit types increased in the year as competitive market interest rates rose.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            9

2020 FINANCIAL REVIEW

The following table provides detailed analysis of changes in average balances, yield, and net interest income:

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

		2020					2019					2018
(Dollars in thousands)	Average Balance¹	Interest	Average Rate²		Average Balance¹		Interest	Average Rate²		Average Balance¹		Interest	Average Rate²
Interest-earning assets
Federal funds sold	$–	$–	–%	$	250	$	5	2.00%	$	530	$	10	1.89%
Interest-earning deposits	140,438	366	0.26		54,573		1,124	2.06		20,927		411	1.96
Securities:
Taxable	107,826	1,880	1.74		89,104		2,247	2.52		92,056		2,371	2.58
Tax Exempt[4]	21,682	588	2.74		23,186		674	2.91		26,455		771	2.91
Loans³,[4]	609,207	28,379	4.66		552,014		28,568	5.18		535,506		26,236	4.90

Total interest-earning assets	879,153	31,213	3.55%		719,127		32,618	4.54%		675,474		29,799	4.41%
Noninterest-earning assets
Cash and due from banks	18,759				15,864					14,485
Bank premises and equipment, net	12,493				11,297					9,537
Other assets	28,713				25,965					22,731
Allowance for loan losses	(7,788)				(6,531)					(5,984)

Total assets	$931,330			$	765,722				$	716,243

Interest-bearing liabilities
Demand deposits	$203,010	390	0.19%	$	135,313		593	0.44%	$	117,879		351	0.30%
Savings deposits	223,785	339	0.15		189,520		915	0.48		180,718		661	0.37
Time deposits	125,761	1,994	1.59		123,694		2,101	1.70		115,610		1,360	1.18
Borrowed funds	48,358	189	0.39		44,478		453	1.02		51,014		514	1.01

Total interest-bearing liabilities	600,914	2,912	0.48%		493,005		4,062	0.82%		465,221		2,886	0.62%

Noninterest-bearing liabilities and shareholders’ equity
Demand deposits	236,348				187,914					175,439
Other liabilities	3,821				3,255					2,581
Shareholders’ equity	90,247				81,548					73,002

Total liabilities and equity	$931,330			$	765,722				$	716,243

Net interest income[4]		$28,301				$	28,556				$	26,913

Net interest margin FTE			3.22%					3.97%					3.98%
Net interest spread			3.07%					3.72%					3.79%

¹Average balances have been computed on an average daily basis.

²Average rates have been computed based on the amortized cost of the corresponding asset or liability.

³Average loan balances include nonaccrual loans.

4Interest income is shown on a fully tax-equivalent basis (non-GAAP).

10            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

The following table compares the impact of changes in average rates and changes in average volumes on net interest income:

RATE/VOLUME ANALYSIS OF CHANGES IN INCOME AND EXPENSE¹

	2020 v. 2019			2019 v. 2018

(Dollars in thousands)	Net Increase (Decrease)	Volume	Rate	Net Increase (Decrease)	Volume		Rate

Increase (decrease) in interest income:
Federal funds	$(5)	$–	$(5)	$(5)	$	(6)	$1
Interest-earning deposits	(758)	224	(987)	713		693	20
Securities:
Taxable	(367)	327	(694)	(124)		(74)	(50)
Tax Exempt	(86)	(41)	(44)	(97)		(95)	(2)
Loans	(189)	2,672	(2,848)	2,332		854	1,478

Total interest income exchange	(1,405)	3,182	(4,578)	2,819		1,372	1,447

Increase (decrease) in interest expense:
Demand deposits	(203)	130	(344)	242		76	166
Savings deposits	(576)	52	(630)	254		42	212
Time deposits	(107)	33	(140)	741		137	604
Other borrowed funds	(264)	15	(280)	(61)		(67)	6

Total interest expense change	(1,150)	230	(1,384)	1,176		188	988

Net interest income exchange	$(255)	$2,952	$(3,194)	$1,643	$	1,184	$459

¹Changes attributable to both volume and rate, which cannot be segregated, have been allocated based on the absolute value of the change due to volume and the change due to rate.

Provision For Loan Losses

The provision for loan losses is determined by management as the amount required to bring the allowance for loan losses to a level considered appropriate to absorb probable future net charge-offs inherent in the loan portfolio as of period end. The provision for loan losses was $1.7 million in 2020, $1.1 million in 2019, and $1.3 million in 2018. A higher provision expense in 2020 resulted from a year of higher loan losses following 2019, a reflection of uncertainty reflected in the timing of full recovery of hospitality and restaurant sector, and what if any additional loan modifications will be necessary to assist businesses while the U.S. grapples with the COVID-19 pandemic in 2021. Nonperforming loans increased slightly from 2019 to 2020. See “Financial Condition – Allowance for Loan Losses” for additional discussion and information relative to the provision for loan losses.

Noninterest Income

	YEAR ENDED DECEMBER 31
		Change from 2019		Change from 2018
(Dollars in thousands)	2020	Amount	%	2019	Amount	%	2018
Service charges on deposit accounts	$1,003	$(249)	(19.9)%	$1,252	$70	5.9%	$1,182
Trust services	896	(3)	(0.3)	889	36	4.2	863
Debit card interchange fees	1,661	180	12.2	1,481	165	12.5	1,316
Gain on sale of loans, including MSRs	1,951	1,489	322.3	462	155	50.5	307
Earnings on bank-owned life insurance	552	76	17.0	446	110	32.7	336
Unrealized gain (loss) on equity securities	(4)	(13)	(144.4)	9	15	N.M.	(6)
Other	906	27	3.1	879	119	15.7	760

Total noninterest income	$6,935	$1,507	27.8%	$5,428	$670	14.1%	$4,758

2020 Report to Shareholders  |  CSB Bancorp, Inc.            11

2020 FINANCIAL REVIEW

Noninterest income increased $1.5 million, or 28%, in 2020 compared to the same period in 2019. Gains on sales of mortgage loans including mortgage servicing rights (“MSRs”) increased 322% due to increasing sales of real estate mortgage loans with low fixed rate thirty-year maturities into the secondary market. The Bank sold $59 million in mortgage loans in 2020 as compared to the sale of $20 million of loans in 2019. Service charges on deposits, which are primarily customer overdraft fees, decreased 20% in 2020. Debit card interchange fees increased 12% in 2020 compared to 2019 due to volume increases. Earnings on bank owned life insurance increased $76 thousand with the addition of $2 million in policy values in 2020. Trust and brokerage service revenue decreased less than 1%.

Noninterest income increased $670 thousand, or 14%, in 2019 compared to the same period in 2018. Gains on sales of mortgage loans including MSRs increased 51% due to increasing sales of real estate mortgage loans with low fixed rate thirty-year maturities into the secondary market. The Bank sold $20 million in mortgage loans in 2019 as compared to the sale of $11 million of loans in 2018. Service charges on deposits, which are primarily customer overdraft fees, increased 6% in 2019. Debit card interchange fees increased 13% in 2019 compared to 2018 due to volume increases. Earnings on bank owned life insurance increased $110 thousand with the addition of $5 million in policy values in 2019. Trust and brokerage service revenue increased 4%.

Noninterest Expenses

	YEAR ENDED DECEMBER 31

		Change from 2019			Change from 2018

(Dollars in thousands)	2020	Amount	%	2019	Amount	%	2018

Salaries and employee benefits	$11,707	$44	0.4%	$11,663	$768	7.0%	$10,895
Occupancy expense	953	121	14.5	832	(1)	(0.1)	833
Equipment expense	657	86	15.1	571	(26)	(4.4)	597
Professional and director fees	1,284	(48)	(3.6)	1,332	303	29.4	1,029
Financial institutions tax	684	72	11.8	612	48	8.5	564
Marketing and public relations	398	(137)	(25.6)	535	27	5.3	508
Software expense	1,101	163	17.4	938	45	5.0	893
Debit card expense	621	67	12.1	554	17	3.2	537
Telecommunications expense	419	35	9.1	384	123	47.1	261
FDIC insurance	203	105	107.1	98	(178)	(64.5)	276
Amortization of intangible assets	60	(3)	(4.8)	63	(38)	(37.6)	101
Other	2,255	68	3.1	2,187	163	8.1	2,024

Total noninterest expenses	$20,342	$573	2.9%	$19,769	$1,251	6.8%	$18,518

Noninterest expense increased $573 thousand, or 3%, in 2020 compared to 2019. Salaries and employee benefits increased $44 thousand due to base compensation increasing $449 thousand due to additional full-time employees and annual adjustments. Other increases in 2020 include retirement benefits and incentive compensation of $16 thousand and medical and dental expense rising $32 thousand. The capitalization of employee costs of loan originations decreased the amount of recognized salary expense by $660 thousand and $217 thousand, in 2020 and 2019 respectively. Employment taxes decreased $16 thousand with refunds within Ohio workmen’s compensation. Professional and director fees decreased $48 thousand primarily due to a decrease in outside audit and accounting fees. Telecommunications expense increased $35 thousand in 2020 over 2019 with additional back-up redundancy added to the core systems. Debit card expense increased $67 thousand in 2020 due to increased volume. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense increased $86 thousand in 2020, as compared to 2019, with increased depreciation expense with the replacement of ATMs, PC’s and laptops, and branch market expansion. The FDIC insurance assessment increased $105 thousand, or 107%, as small bank “credits” expired. Occupancy expense increased $121 thousand, or 15% with the expansion of the branch footprint. Other expenses increased $68 thousand, or 3%.

Noninterest expense increased $1.3 million, or 7%, in 2019 compared to 2018. Salaries and employee benefits increased $768 thousand due to base compensation increasing $495 thousand as a result of additional full-time employees and annual adjustments. Increases in 2019 include retirement benefits and incentive compensation of $230 thousand, medical, and dental expense rising $30 thousand, and employment taxes rising $37 thousand. The capitalization of employee costs of loan originations contributed to a decrease in salary expense of $33 thousand. Professional and director fees increased $303 thousand primarily due to an increase of $166 thousand in fees to improve the network infrastructure and increased legal and collection fees of $81 thousand. Telecommunications expense increased $123 thousand in 2019 over 2018 with additional back-up redundancy added to the core systems. Debit card expense increased $17 thousand in 2019. An increase in the Ohio financial institutions tax was recognized as capital increased. Equipment expense decreased $26 thousand in 2019, as compared to 2018, due to a decline in depreciation expense of $28 thousand. The FDIC insurance assessment decreased $178 thousand, or 65%, as small bank “credits” will be applied by the FDIC for four quarters starting in September 2019 so long as the FDIC’s Reserve Ratio is above 1.35%. Occupancy expense was stable. Other expenses increased $163 thousand including an increase of $68 thousand in check fraud losses, and $22 thousand in paper and printing costs.

12            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

Income Taxes

The provision for income taxes amounted to $2.5 million in 2020, $2.5 million in 2019, and $2.3 million in 2018. The slight increase in 2020 and 2019 resulted from an increase in income. The corporate statutory tax rate was 21% for 2020, 2019, and 2018. The effective tax rate in 2020, 2019, and 2018 approximates 19%.

FINANCIAL CONDITION

Total assets of the Company were $1 billion on December 31, 2020, compared $819 million at December 31, 2019, representing an increase of $213 million, or 26%. Net loans increased $56 million, or 10%, while investment securities increased $73 million, or 56%, and total cash and cash equivalents increased $80 million. Deposits increased $208 million and short-term borrowings decreased $2 million, while other borrowings from the Federal Home Loan Bank (“FHLB”) decreased by $2 million, or 4%.

Securities

Total investment securities increased $73 million, or 56%, to $204 million at year-end 2020. CSB’s portfolio is primarily comprised of agency mortgage-backed securities, obligations of state and political subdivisions, other government agencies’ debt, and corporate bonds. Restricted securities consist primarily of FHLB stock.

The Company has no exposure to government-sponsored enterprise preferred stocks, collateralized debt obligations, or trust preferred securities. The Company’s municipal bond portfolio consists of tax-exempt general obligation and revenue bonds. As of December 31, 2020, 58% of such bonds held an S&P or Moody’s investment grade rating, 13% were non-rated with an underlying investment grade, and 29% were non-rated local issues. The municipal portfolio includes a broad spectrum of counties, towns, universities, and school districts with 96% of the portfolio originating in Ohio, and 4% in Pennsylvania. Gross unrealized security losses within the portfolio were less than 1% of total securities on December 31, 2020, reflecting interest rate fluctuations, not credit downgrades.

One of the primary functions of the securities portfolio is to provide a source of liquidity and it is structured such that maturities and cash flows provide a portion of the Company’s liquidity needs and asset/liability management requirements.

Loans

Total loans increased $58 million, or 11%, during 2020 with increases in commercial loans, construction and land development and residential real estate loans. Volume increases were recognized as follows: commercial loans including Paycheck Protection Program (PPP) loans increased $54 million, or 40%, during 2020, with PPP loan balances of $71 million on December 31, 2020. Construction and land development loans increased $12 million, or 50% as consumer demand increased for 1-4 family residential construction and several commercial projects were under construction at year end. Residential real estate loans increased $3 million, or 2%. Commercial real estate loans decreased $10 million, or 5%. Interest rates continued to decline following decreases during the third and fourth quarters of 2019, however, there was a slowing of commercial loan growth as business loan prepayments accelerated with increased competition from private lenders and several loan participations were repurchased by the originating banks. Additionally, with the COVID-19 pandemic, businesses went conservative with spending and many companies receiving PPP loans used the cash balances to reduce existing lines of credit.

The Company originated $76 million and $47 million of portfolio mortgage loans, which were predominately variable rate, in 2020 and 2019, respectively. Attractive interest rates in the secondary market also continued to drive consumer demand for longer-term 1-4 family fixed rate residential mortgages as the Company sold $59 million of originated mortgages into the secondary market in 2020 as compared to $20 million in 2019. Demand for home equity loans declined in 2020, with balances decreasing $7 million, as outstanding loan balances were paid down, or balances were wrapped into new first mortgages at lower fixed rates. Installment lending declined slightly with consumer loans decreasing from a slowdown in the Company’s origination of RV finance loans.

Management anticipates modest economic growth in the Company’s local service areas will continue to improve following the initial COVID-19 related shutdowns during first quarter 2020. Commercial and commercial real estate loans, in aggregate, comprise approximately 62% and 61% of the total loan portfolio at year-end 2020 and 2019, respectively. Residential real estate loans declined to 29% in 2020 from 32% of the total loan portfolio in 2019. Construction and land development loans increased to 6% of the portfolio as loan demand for residential construction loans increased by $3 million and commercial construction projects increased by $9 million, year over year. The Company is well within the respective regulatory guidelines for investment in construction, development, and investment property loans that are not owner occupied.

Most of the Company’s lending activity is with customers primarily located within Holmes, Stark, Tuscarawas and Wayne counties in Ohio. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. See concentration of credit discussion included in Note 3 in the Notes to Consolidated Financial Statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            13

2020 FINANCIAL REVIEW

Nonperforming Assets, Impaired Loans, and Loans Past Due 90 Days or More

Nonperforming assets consist of nonaccrual loans, loans past due 90 days and still accruing, and other real estate acquired through or in lieu of foreclosure. Other impaired loans include certain loans internally classified as substandard or doubtful. Loans are placed on nonaccrual status when they become past due 90 days or more, or when mortgage loans are past due as to principal and interest 120 days or more, unless they are both well secured and in the process of collection. Approximately $1.0 million of the nonperforming loan total is guaranteed by either the U.S. Department of Agriculture (USDA) or the Small Business Administration (SBA).

NONPERFORMING ASSETS	DECEMBER 31

(Dollars in thousands)	2020	2019

Nonaccrual loans
Commercial	$1,225	$1,325
Commercial real estate	2,205	2,405
Residential real estate	688	512
Construction & land development	317	–
Consumer	13	47
Loans past due 90 days or more and still accruing
Commercial	–	67
Residential real estate	49	174

Total nonperforming loans	4,497	4,539
Other real estate owned	–	99
Other repossessed assets	–	20

Total nonperforming assets	$4,497	$4,658

Nonperforming assets as a percentage of loans plus other real estate and repossessed assets	0.74%	0.84%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to cover loan losses currently anticipated based on past loss experience, general economic conditions, changes in mix and size of the loan portfolio, information about specific borrower situations, and other factors and estimates which are subject to change over time. Management periodically reviews selected large loans, delinquent and other problem loans, and selected other loans. Collectability of these loans is evaluated by considering the current financial position and performance of the borrower, estimated market value of the collateral, the Company’s collateral position in relationship to other creditors, guarantees, and other potential sources of repayment. Management forms judgments, which are in part subjective, as to the probability of loss and the amount of loss on these loans as well as other loans taken together. The Company’s Allowance for Loan Losses Policy includes, among other items, provisions for classified loans, and a provision for the remainder of the portfolio based on historical data, including past charge-offs.

14            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

ALLOWANCE FOR LOAN LOSSES	FOR THE YEAR ENDED

(Dollars in thousands)	2020		2019

Beginning balance of allowance for loan losses	$7,017		$5,907
Provision for loan losses	1,650		1,140
Charge-offs:
Commercial	77		47
Commercial real estate	138		–
Residential real estate & home equity	15		–
Construction & land development	312		–
Consumer	100		211

Total charge-offs	642		258
Recoveries:
Commercial	130		175
Commercial real estate	41		1
Residential real estate & home equity	3		7
Consumer	75		45

Total recoveries	249		228

Net charge-offs	393		30

Ending balance of allowance for loan losses	$8,274		$7,017

Net charge-offs as a percentage of average total loans		0.06%		0.01%
Allowance for loan losses as a percentage of total loans	1.36		1.27
Allowance for loan losses to total nonperforming loans	1.84	x	1.55	x

Components of the allowance for loan losses:
General reserves	$8,244		$6,983
Specific reserve allocations	30		34

Total allowance for loan losses	$8,274		$7,017

The allowance for loan losses totaled $8.3 million, or 1.36%, of total loans at year-end 2020 as compared to $7.0 million, or 1.27%, of total loans at year-end 2019. The allowance for loan losses as a percentage of total loans excluding the $70.1 million PPP loans, which are fully guaranteed by the SBA is 1.53% as of December 31, 2020. The Bank had net charge-offs of $393 thousand for 2020 as compared to net charge-offs of $30 thousand for 2019.

The Company maintains an internal watch list on which it places loans where management’s analysis of the borrower’s operating results and financial condition indicates the borrower’s cash flows are inadequate to meet its debt service requirements and loans where there exists an increased risk that such a shortfall may occur. Nonperforming loans, which consist of loans past due 90 days or more and nonaccrual loans, aggregated $4.5 million, or 0.74%, of loans at year-end 2020 as compared to $4.5 million, or 0.82%, of loans at year-end 2019. Impaired loans were $6.3 million at year-end 2020 as compared to $6.1 million at year-end 2019. Management has assigned loss allocations to absorb the estimated losses on impaired loans. These allocations are included in the total allowance for loan losses balance.

Other Assets

Net premises and equipment increased $600 thousand to $12.6 million at year-end 2020 with ATM replacement across the branch network and the replacement of laptops and personal computers. Total bank-owned life insurance increased from $19 million at year-end 2019 to $21 million at year-end 2020 as additional policies were purchased totaling $2 million along with $522 thousand of increases in the cash surrender value. There was no other real estate owned on December 31, 2020 and $99 thousand on December 31, 2019. The Company recognized a net deferred tax liability of $153 thousand on December 31, 2020 as compared to a deferred tax asset of $126 thousand on December 31, 2019.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            15

2020 FINANCIAL REVIEW

Deposits

The Company’s deposits are obtained primarily from individuals and businesses located in its market area. For deposits, the Company must compete with products offered by other financial institutions, as well as alternative investment options. Demand and savings deposits increased for the year ended 2020, due to a combination of government stimulus relief in the form of consumer checks and loans for businesses coupled with the spending reduction during the COVID-19 pandemic. Market rates on deposits and cash management products decreased throughout the year as liquidity increased.

	December 31				Change from 2019
(Dollars in thousands)	2020			2019	Amount		%

Noninterest-bearing demand	$	272,051	$	197,780	$	74,271	37.6%
Interest-bearing demand		243,467		161,838		81,629	50.4
Traditional savings		154,899		120,035		34,864	29.0
Money market savings		97,813		76,332		21,481	28.1
Time deposits in excess of $250,000		23,378		23,034		344	1.5
Other time deposits		99,954		104,527		(4,573)	(4.4)

Total deposits	$	891,562	$	683,546	$	208,016	30.4%

Other Funding Sources

The Company obtains additional funds through securities sold under repurchase agreements, overnight borrowings from the FHLB or other financial institutions, and advances from the FHLB. Short-term borrowings, consisting of securities sold under repurchase agreements, decreased $2 million. Other borrowings, consisting of FHLB advances, decreased $2 million as the result of maturities and principal repayments. All FHLB borrowings on December 31, 2020 have long term maturities with monthly amortizing payments.

CAPITAL RESOURCES

Total shareholders’ equity increased to $93.9 million on December 31, 2020, as compared to $85.5 million on December 31, 2019. This increase was primarily due to $10.6 million of net income which was partially offset by the payment of $4.2 million of cash dividends in 2020. The Board of Directors approved a Stock Repurchase Program on July 7, 2005 allowing the repurchase of up to 10% of the Company’s then-outstanding common shares. Repurchased shares are to be held as treasury stock and are available for general corporate purposes. On December 31, 2020, approximately 41 thousand shares could still be repurchased under the current authorized program. No shares were repurchased in 2020 or 2019.

Effective January 1, 2015, the Federal Reserve adopted final rules implementing Basel III and regulatory capital changes required by the Dodd-Frank Act. The rules apply to both the Company and the Bank. The rules established minimum risk-based and leverage capital requirements for all banking organizations. The rules include: (a) a common equity tier 1 capital ratio of at least 4.5%, (b) a tier 1 capital ratio of at least 6.0%, (c) a minimum total capital ratio of at least 8.0%, and (d) a minimum leverage ratio of 4%. Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of several risk weights is applied to different balance sheet and off-balance sheet assets primarily based on the relative credit risk of the counterparty. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The rules also place restrictions on the payment of capital distributions, including dividends, and certain discretionary bonus payments to executive officers if the company does not hold a capital conservation buffer of greater than 2.5% composed of common equity tier 1 capital above its minimum risk-based capital requirements. The regulatory capital conservation buffer on January 1, 2021, is 2.5%. The Company and Bank’s actual and required capital amounts are disclosed in Note 13 to the consolidated financial statements.

Dividends paid by the Bank to CSB are the primary source of funds available to the Company for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Company is subject to restrictions by regulatory authorities, which generally limit dividends to current year net income and the prior two (2) years net retained earnings, as defined by regulation. In addition, dividend payments generally cannot reduce regulatory capital levels below the minimum regulatory guidelines discussed above.

16            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

LIQUIDITY

			December 31
(Dollars in thousands)		2020			2019	Change from 2019

Cash and cash equivalents	$	181,652		$	102,017	$	79,635
Unused lines of credit		101,616			96,643		4,973
Unpledged securities at fair market value		130,702			61,151		69,551

	$	413,970		$	259,811	$	154,159

Net deposits and short-term liabilities	$	870,498		$	672,874	$	197,624

Liquidity ratio		47.6%			38.6%		8.96%
Minimum board approved liquidity ratio		20.0%			20.0%

Liquidity refers to the Company’s ability to generate sufficient cash to fund current loan demand, meet deposit withdrawals, pay operating expenses, and meet other obligations. Liquidity is monitored by CSB’s Asset Liability Committee. The Company was within all Board-approved limits on December 31, 2020 and 2019. Additional sources of liquidity include net income, loan repayments, the availability of borrowings, and adjustments of interest rates to attract deposit accounts.

As summarized in the Consolidated Statements of Cash Flows, the most significant investing activities for the Company in 2020 included net loan originations of $60 million and securities purchases of $136 million, offset by maturities and repayment of securities totaling $63 million. The Company’s financing activities included a $208 million increase in deposits, $3 million in cash dividends paid, and a $2 million net decrease in FHLB advances.

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

Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on various assumptions, which change regularly as the balance sheet and market interest rates change. The earnings simulation model projects change in net interest income resulting from the effect of changes in interest rates. The analysis is performed quarterly over a twenty-four-month horizon. The analysis includes two (2) balance sheet models, one based on a static balance sheet and one on a dynamic balance sheet with projected growth in assets and liabilities. This analysis is performed by estimating the expected cash flows of the Company’s financial instruments using interest rates in effect at year-end 2020 and 2019. Interest rate risk policy limits are tested by measuring the anticipated change in net interest income over a two-year period. The tests assume a quarterly ramped 100, 200, 300, and 400 basis point increase and a 100 and 200 basis point decreases in 2020 and 2019 in market interest rates as compared to a stable rate environment or base model. The following table reflects the change to interest income for the first twelve-month period of the twenty-four-month horizon.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            17

2020 FINANCIAL REVIEW

Net Interest Income at Risk

	December 31, 2020

	Change In Interest Rates (Basis Points)	Net Interest Income	Dollar Change	Percentage Change	Board Policy Limits
(Dollars in thousands)	+ 400	$28,036	$2,121	8.2%	±	25%
	+ 300	27,495	1,580	6.1	±	15
	+ 200	26,969	1,054	4.1	±	10
	+ 100	26,430	515	2.0	±	5
	0	25,915	—	—
	– 100	25,767	(148)	(0.6)	±	5
	– 200	25,414	(501)	(1.9)	±	10

	December 31, 2019
	+ 400	$30,266	$1,481	5.1%	±	25%
	+ 300	29,958	1,173	4.1	±	15
	+ 200	29,599	814	2.8	±	10
	+ 100	29,208	423	1.5	±	5
	0	28,785	—	—
	– 100	27,955	(830)	(2.9)	±	5
	– 200	26,767	(2,018)	(7.0)	±	10

Management reviews Net Interest Income at Risk with the Board on a periodic basis. The Company was within all Board-approved limits at December 31, 2020 and 2019.

Economic Value of Equity at Risk

December 31, 2020

Change In Interest Rates (Basis Points)	Percentage Change	Board Policy Limits
+ 400	53.3%	± 35%
+ 300	43.5	± 30
+ 200	31.9	± 20
+ 100	18.1	± 15
– 100	(23.8)	± 15
– 200	n/a	± 20

December 31, 2019
+ 400	30.9%	± 35%
+ 300	25.5	± 30
+ 200	18.8	± 20
+ 100	10.5	± 15
– 100	(14.2)	± 15
– 200	(32.8)	± 20

18            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

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

Management periodically measures and reviews the economic value of equity at risk with the Board. As of December 31, 2020, the percentage change of the market value of equity was outside the board policy limits in all rate scenarios. In a rising rate scenario, the changes reflect the large volume of overnight cash and loans repricing, while the duration of liabilities declines. The technical fails have a favorable impact to equity in the rising rate scenarios. In the declining rate scenarios in 2020 and 2019, the duration of liabilities remains high and loan prepayment speeds increase causing decreases in the market value of equity of (23.8)% in the -100 basis point rate scenario as of December 31, 2020 and (32.8)% in the -200 basis point rate scenario as of December 31, 2019.

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

U.S. Treasury securities, obligations of U.S. Government corporations and agencies, obligations of states and political subdivisions will generally repay at their stated maturity or if callable prior to their final maturity date. Mortgage-backed security payments increase when interest rates are low and decrease when interest rates rise. Most of the Company’s loans permit the borrower to prepay the principal balance prior to maturity without penalty. The likelihood of prepayment depends on a number of factors: current interest rate and interest rate index (if any) on the loan, the financial ability of the borrower to refinance, the economic benefit to be obtained from refinancing, availability of refinancing at attractive terms, as well as economic conditions in specific geographic areas, which affect the sales and price levels of residential and commercial property. In a changing interest rate environment, prepayments may increase or decrease on fixed and adjustable-rate loans depending on the current relative levels and expectations of future short-term and long-term interest rates. Prepayments on adjustable-rate loans generally increase when long-term interest rates fall or are at historically low levels relative to short-term interest rates, thus making fixed rate loans more desirable. While savings and checking deposits generally may be withdrawn upon the customer’s request without prior notice, a continuing relationship with customers resulting in future deposits and withdrawals is generally predictable, leading to a dependable and uninterrupted source of funds. Time deposits generally have early withdrawal penalties, which discourage customer withdrawal prior to maturity. Short-term borrowings have fixed maturities. Certain advances from the FHLB carry prepayment penalties and are expected to be repaid in accordance with their contractual terms.

FAIR VALUE MEASUREMENTS

The Company discloses the estimated fair value of its financial instruments on December 31, 2020 and 2019 in Note 16 to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s loan commitments, including letters of credit, as of December 31, 2020:

	Amount of Commitment to Expire Per Period
(Dollars in thousands) Type of Commitment	Total Amount	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Commercial lines of credit	$128,767	$116,937	$10,871	$959	$—
Commercial real estate	1,218	1,218	—	—	—
Residential real estate lines of credit	64,380	3,425	6,254	11,244	43,457
Construction	19,877	7,918	11,090	869	—
Consumer lines of credit	374	374	—	—	—
Credit card lines	5,872	5,872	—	—	—
Overdraft privilege	7,044	7,044	—	—	—
Letters of credit	700	614	71	15	—

Total commitments	$228,232	$143,402	$28,286	$13,087	$43,457

All lines of credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters of credit are also included in the amounts noted in the table since the Company requires each letter of credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages on residential property. It is anticipated that a significant portion of these lines will expire without being drawn upon.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            19

2020 FINANCIAL REVIEW

The following table summarizes the Company’s other contractual obligations, exclusive of interest, as of December 31, 2020:

	Payment Due by Period
(Dollars in thousands) Contractual Obligations	Total Amount	Less than 1 year	1 to 3 Years		3 to 5 Years	Over 5 Years

Total time deposits	$123,332	$77,397	$43,630	$	2,305	$—
Short-term borrowings	37,215	37,215	—		—	—
Other borrowings	4,664	1,258	1,653		837	916
Operating leases	490	81	189		170	50

Total obligations	$165,701	$115,951	$45,472	$	3,312	$966

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

CRITICAL ACCOUNTING POLICIES

The Company’s Consolidated Financial Statements are prepared in accordance with U.S. Generally Accepted Accounting Principles and follow general practices within the commercial banking industry. Application of these principles requires management to make estimates, assumptions, and judgments affecting the amounts reported in the financial statements. These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.

The most significant accounting policies followed by the Company are presented in the Summary of Significant Accounting Policies. These policies, along with the other disclosures presented in the Notes to Consolidated Financial Statements and the 2020 Financial Review, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined. Management has identified the other-than-temporary impairment of securities, allowance for loan losses, goodwill, and the fair value of financial instruments as the accounting areas requiring the most subjective and complex estimates, assumptions, and judgments and, as such, could be the most subject to revision as new information becomes available.

Securities are evaluated periodically to determine whether a decline in their value is other-than-temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other-than-temporary. The term “other-than-temporary” is not intended to indicate a permanent decline, but indicates that the prospect for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value is determined to be other-than-temporary, the value of the security is reduced and a corresponding charge to earnings is recognized.

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

The Company groups financial assets and financial liabilities measured at fair value in three (3) levels based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. Level I valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. Level II valuations are for instruments traded in less active dealer or broker markets and incorporate values obtained for identical or comparable instruments. Level III valuations are derived from other valuation methodologies, including discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level III valuations incorporate certain assumptions and projections in determining the fair value assigned to each instrument.

20            2020 Report to Shareholders  |  CSB Bancorp, Inc.

2020 FINANCIAL REVIEW

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

COMMON STOCK AND SHAREHOLDER INFORMATION

Common shares of the Company are not traded on an established market. Shares are traded on the OTC market through broker/dealers under the symbol “CSBB” and through private transactions. The table below represents the range of high and low prices paid for transactions known to the Company. Management does not have knowledge of prices paid on all transactions. Because of the lack of an established market, these prices may not reflect the prices at which stock would trade in an active market. These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not represent actual transactions. The table specifies cash dividends declared by the Company to its shareholders during 2020 and 2019. No assurances can be given that future dividends will be declared, or if declared, what the amount of any such dividends will be. Additional information concerning restrictions over the payment of dividends is included in Note 13 of the Consolidated Financial Statements.

Quarterly Common Stock Price and Dividend Data

Quarter Ended	High	Low	Dividends Declared Per Share	Dividends Declared

March 31, 2020	$40.96	$28.10	$ 0.28	$767,858
June 30, 2020	36.00	30.20	0.28	767,858
September 30, 2020	38.25	28.55	0.28	767,858
December 31, 2020	38.00	29.35	0.29	795,281

March 31, 2019	$39.70	$37.50	$ 0.26	$713,011
June 30, 2019	42.14	38.75	0.26	713,011
September 30, 2019	41.67	38.67	0.28	767,858
December 31, 2019	41.25	38.67	0.28	767,858

As of December 31, 2020, the Company had 1,135 shareholders of record and 2,742,350 outstanding shares of common stock.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            21

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

Management conducted the required assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. Management’s assessment did not identify any material weaknesses in the Company’s internal control over financial reporting. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based upon this assessment, management believes that the Company’s internal control over financial reporting is effective as of December 31, 2020.

Eddie L. Steiner President, Chief Executive Officer	Paula J. Meiler Senior Vice President, Chief Financial Officer

22            2020 Report to Shareholders  |  CSB Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

of CSB Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020; and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements; and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter, in any way, our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Allowance for Loan Losses (ALL) – Qualitative Factors

Description of the Matter

The Company’s loan portfolio totaled $610 million as of December 31, 2020, and the associated ALL was $8.3 million. As discussed in Notes 1 and 3 to the consolidated financial statements, determining the amount of the ALL requires significant judgment about the collectability of loans, which includes an assessment of quantitative factors such as historical loss experience within each risk category of loans and testing of certain commercial loans for impairment. Management applies additional qualitative adjustments to reflect the inherent losses that exist in the loan portfolio at the balance sheet date that are not reflected in the historical loss experience. Qualitative adjustments are made based upon changes in lending policies and practices, economic conditions, changes in the loan portfolio mix, trends in loan delinquencies and classified loans, collateral values, and concentrations of credit risk for the commercial loan portfolios.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Critical Audit Matters (continued)

Allowance for Loan Losses (ALL) – Qualitative Factors (continued)

Furthermore, concern about the spread of COVID-19 has caused and is likely to continue to cause business shutdowns, limitations on commercial activity and financial transactions, labor shortages, supply chain interruptions, increased unemployment and commercial property vacancy rates, reduced profitability and ability for property owners to make mortgage payments, and overall economic and financial market instability, all of which may cause borrowers to be unable to make scheduled loan payments. If the effects of COVID-19 result in widespread and sustained loan repayment shortfalls, significant loan delinquencies, foreclosures, declines in collateral values, and credit losses could result in, and significantly impact, the overall adequacy of the ALL. The extent of COVID-19’s effects on business, operations, or the global economy as a whole is highly uncertain and cannot be predicted, including the scope and duration of the pandemic, which increases the degree of subjectivity involved in estimating the related qualitative factors within the ALL.

We identified these qualitative adjustments within the ALL as critical audit matters because they involve a high degree of subjectivity and are highly difficult to estimate based on the uncertainty of the pandemic. In turn, auditing management’s judgments regarding the qualitative factors applied in the ALL calculation involved a high degree of subjectivity.

How We Addressed the Matter in Our Audit

We gained an understanding of the Company’s process for establishing the ALL, including the qualitative adjustments made to the ALL. We evaluated the design and tested the operating effectiveness of controls over the Company’s ALL process, which included, among others, management’s review and approval controls designed to assess the need and level of qualitative adjustments to the ALL as well as the reliability of the data utilized to support management’s assessment. To test the qualitative adjustments, we evaluated the appropriateness of management’s methodology and assessed whether all relevant risks were reflected in the ALL and the need to consider qualitative adjustments, including the potential effect of COVID-19 on the adjustments.

Regarding the measurement of the qualitative adjustments, we evaluated the completeness, accuracy, and relevance of the data and inputs utilized in management’s estimate. For example, we compared the inputs and data to the Company’s historical loan performance data, third-party macroeconomic data, and other internal and external data point and considered the existence of new or contrary information. Furthermore, we analyzed the changes in the components of the qualitative reserves relative to changes in external economic factors, the Company’s loan portfolio, and asset quality trends, which included the evaluation of management’s ability to capture and assess relevant data from both external sources and internal reports on loan customers affected by the COVID-19 pandemic and the supporting documentation for substantiating revisions to qualitative factors.

We also utilized internal credit review specialists with knowledge to evaluate the appropriateness of management’s risk-rating processes, to ensure that the risk ratings applied to the commercial loan portfolio were reasonable.

We have served as the Company’s auditor since 2005.

Cranberry Township, Pennsylvania

March 1, 2021

24            2020 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

(Dollars in thousands, except share data)		2020		2019

ASSETS
Cash and cash equivalents
Cash and due from banks	$	19,281	$	17,648
Interest-earning deposits in other banks		162,371		84,369

Total cash and cash equivalents		181,652		102,017

Securities
Available-for-sale, at fair value		190,438		112,146
Held-to-maturity; fair value of $9,225 in 2020 and $13,950 in 2019		9,045		13,869
Equity securities		87		92
Restricted stock, at cost		4,614		4,614

Total securities		204,184		130,721

Loans held for sale		1,378		622
Loans		609,159		551,633
Less allowance for loan losses		8,274		7,017

Net loans		600,885		544,616

Premises and equipment, net		12,633		12,040
Core deposit intangible		44		104
Goodwill		4,728		4,728
Bank-owned life insurance		21,416		18,894
Accrued interest receivable and other assets		4,712		4,941

TOTAL ASSETS	$	1,031,632	$	818,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$	272,051	$	197,780
Interest-bearing		619,511		485,766

Total deposits		891,562		683,546

Short-term borrowings		37,215		38,889
Other borrowings		4,664		6,330
Accrued interest payable and other liabilities		4,332		4,442

Total liabilities		937,773		733,207

SHAREHOLDERS’ EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares; and outstanding 2,742,350 shares in 2020 and 2019		18,629		18,629
Additional paid-in capital		9,815		9,815
Retained earnings		69,209		61,740
Treasury stock at cost; 238,252 shares in 2020 and 2019		(4,780)		(4,780)
Accumulated other comprehensive income		986		72

Total shareholders’ equity		93,859		85,476

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$	1,031,632	$	818,683

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            25

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2020, 2019, and 2018

(Dollars in thousands, except per share data)			2020		2019		2018

INTEREST AND DIVIDEND INCOME
Loans, including fees	$		28,354	$	28,553	$	26,237
Taxable securities			1,882		2,247		2,371
Nontaxable securities			464		532		608
Other			366		1,129		421

Total interest and dividend income			31,066		32,461		29,637

INTEREST EXPENSE
Deposits			2,723		3,609		2,372
Short-term borrowings			89		317		333
Other borrowings			101		136		181

Total interest expense			2,913		4,062		2,886

NET INTEREST INCOME			28,153		28,399		26,751
PROVISION FOR LOAN LOSSES			1,650		1,140		1,316

Net interest income, after provision for loan losses			26,503		27,259		25,435

NONINTEREST INCOME
Service charges on deposit accounts			1,003		1,252		1,182
Trust services			896		899		863
Debit card interchange fees			1,661		1,481		1,316
Gain on sale of loans, net			1,951		462		307
Earnings on bank owned life insurance			522		446		336
Unrealized gain (loss) on equity securities			(4)		9		(6)
Other income			906		879		760

Total noninterest income			6,935		5,428		4,758

NONINTEREST EXPENSES
Salaries and employee benefits			11,707		11,663		10,895
Occupancy expense			953		832		833
Equipment expense			657		571		597
Professional and director fees			1,284		1,332		1,029
Financial institutions and franchise tax			684		612		564
Marketing and public relations			398		535		508
Software expense			1,101		938		893
Debit card expense			621		554		537
Amortization of intangible assets			60		63		101
FDIC insurance expense			203		98		276
Other expenses			2,674		2,571		2,285

Total noninterest expenses			20,342		19,769		18,518

INCOME BEFORE INCOME TAXES			13,096		12,918		11,675
FEDERAL INCOME TAX PROVISION			2,528		2,504		2,263

NET INCOME		$	10,568	$	10,414	$	9,412

EARNING PER SHARE
Basic and diluted	$		3.85	$	3.80	$	3.43

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

26            2020 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020, 2019, and 2018

(Dollars in thousands)	2020	2019	2018

Net Income	$10,568	$10,414	$9,412

Other comprehensive income (loss)
Unrealized gains (losses) arising during the period	1,094	1,803	(989)
Amounts reclassified from accumulated other comprehensive income, held-to-maturity	63	75	78
Income tax effect at 21%	(243)	(394)	191

Other comprehensive income (loss)	914	1,484	(720)

Total comprehensive income	$11,482	$11,898	$8,692

CONSOLIDATED STATEMENTS OF CHANGES IN

SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020, 2019, and 2018

(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive (Loss)	Total

BALANCE AT DECEMBER 31, 2017	$18,629	$9,815	$47,535	$(4,784)	$(663)	$70,532
Net income	—	—	9,412	—	—	9,412
Other comprehensive loss	—	—	—	—	(720)	(720)
Cumulative effect adjustment equity	—	—	29	—	(29)	—
securities, related to ASU 2016–01
Cash dividends declared, $0.98 per share	—	—	(2,688)	—	—	(2,688)

BALANCE AT DECEMBER 31, 2018	$18,629	$9,815	$54,288	$(4,784)	$(1,412)	$76,536
Net income	—	—	10,414	—	—	10,414
Other comprehensive income	—	—	—	—	1,484	1,484
Issuance of 108 treasury shares	—	—	—	4	—	4
Cash dividends declared, $1.08 per share	—	—	(2,962)	—	—	(2,962)

BALANCE AT DECEMBER 31, 2019	$18,629	$9,815	$61,740	$(4,780)	$72	$85,476
Net income	—	—	10,568	—	—	10,568
Other comprehensive income	—	—	—	—	914	914
Cash dividends declared, $1.13 per share	—	—	(3,099)	—	—	(3,099)

BALANCE AT DECEMBER 31, 2020	$18,629	$9,815	$69,209	$(4,780)	$986	$93,859

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            27

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020, 2019, and 2018

(Dollars in thousands)		2020		2019		2018

CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$	10,568	$	10,414	$	9,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises, equipment and software		853		745		799
Deferred income taxes		(36)		66		93
Provision for loan losses		1,650		1,140		1,316
Gain on sale of loans, net		(1,951)		(462)		(307)
Loss on sale of other real estate		4		—		(10)
Gain on sale of assets		(22)		—		—
Security amortization, net of accretion		926		478		480
Secondary market loan sale proceeds		60,765		19,671		10,749
Originations of secondary market loans held-for-sale		(59,410)		(19,820)		(10,356)
Earnings on bank-owned life insurance		(552)		(446)		(336)
Effects of changes in operating assets and liabilities:
Net deferred loan fees (costs)		1,169		46		(22)
Accrued interest receivable		(518)		(60)		(36)
Accrued interest payable		(36)		39		(2)
Other assets and liabilities		732		87		508

Net cash provided by operating activities	$	14,172	$	11,898	$	12,288

CASH FLOWS FROM INVESTING ACTIVITIES
Securities:
Proceeds from repayments, available-for-sale	$	54,315	$	20,597	$	15,713
Proceeds from repayments, held-to-maturity		8,280		6,861		7,137
Purchases, available-for-sale		(132,406)		(45,858)		(5,007)
Purchases, held-to-maturity		(3,425)		—		(2,029)
Purchase of bank-owned life insurance		(2,000)		(4,894)		—
Loan originations, net of repayments		(59,547)		(2,734)		(33,253)
Proceeds from sale of other real estate		95		—		30
Proceeds from sale of assets		716		—		—
Purchases of premises and equipment		(1,990)		(2,655)		(1,315)
Purchases of software		(152)		(131)		(22)

Net cash used in investing activities	$	(136,114)	$	(28,814)	$	(18,746)

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

28            2020 Report to Shareholders  |  CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020, 2019, and 2018

(Dollars in thousands)	2020	2019	2018

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in deposits	$208,016	$77,048	$23,239
Net change in short-term borrowings	(1,674)	1,474	(2,065)
Proceeds from other borrowings	5,000	—	—
Repayment of other borrowings	(6,666)	(2,195)	(2,884)
Cash dividends paid	(3,099)	(2,962)	(2,688)
Issuance of treasury stock	—	4	—

Net cash provided by financing activities	$201,577	$73,369	$15,602

NET INCREASE IN CASH AND CASH EQUIVALENTS	79,635	56,453	9,144

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	102,017	45,564	36,420

CASH AND CASH EQUIVALENTS AT END OF YEAR	$181,652	$102,017	$45,564

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest	$2,950	$4,023	$2,888
Income taxes	2,300	4,725	2,375
Noncash investing activities:
Transfer of loans to other real estate owned	—	—	119
Lease adoption:
Right of use lease asset	—	477	—
Lease liability	—	469	—

These consolidated financial statements should be read in connection with the accompanying summary of significant accounting policies and notes to the consolidated financial statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            29

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

Significant accounting policies followed by the Company are presented below:

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing the Consolidated Financial Statements, in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions affecting the reported amounts of assets and liabilities as of the date of the Consolidated Balance Sheets and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The most significant estimates susceptible to change in the near term relate to management’s determination of the allowance for loan losses and the fair value of financial instruments.

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

CASH RESERVE REQUIREMENTS

The Bank generally is required by the Federal Reserve to maintain reserves consisting of cash on hand and noninterest-earning balances on deposit with the Federal Reserve Bank. There was no required reserve balance as of December 31, 2020 and $919 thousand as of December 31, 2019, respectively.

DEBT SECURITIES

At the time of purchase all debt securities are evaluated and designated as available-for-sale or held-to-maturity. Securities designated as available-for-sale are carried at fair value with unrealized gains and losses on such securities, net of applicable income taxes, recognized as other comprehensive income or loss. Held-to-maturity securities are carried at their fair value on the date of transfer or at amortized cost if security purchases are designated as held-to-maturity. On December 31, 2020, 4% of the total investment portfolio was classified as held-to-maturity. The amortized cost of debt securities is adjusted for the accretion of discounts to maturity and the amortization of premiums to the earlier of a bond’s call date or maturity based on the interest method. Such amortization and accretion is included in interest and dividends on securities.

Gains and losses on sales of securities are accounted for on a trade date basis, using the specific identification method, and are included in noninterest income. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to: the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the receipt of principal and interest according to the contractual terms, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value and management’s intent, and ability to hold the security for a period of time sufficient to allow for a recovery in market value. Among the factors considered in determining management’s intent and ability to hold the security, is a review of the Company’s capital adequacy, interest rate risk position, and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations, and management’s intent and ability to hold the security requires considerable judgment. A decline in value considered to be other-than-temporary, is recorded as a loss within noninterest income in the Consolidated Statements of Income.

EQUITY SECURITIES

Equity securities are held at fair value. Holding gains and losses are recorded in income. Dividends on equity securities are recognized as income when earned.

30            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESTRICTED STOCK

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

Interest income is not reported when full repayment is in doubt, typically when the loan is impaired, or payments are past due over 90 days. All interest accrued, but not collected for loans placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

At origination, a determination is made whether a loan will be held in the Bank’s portfolio or is intended for sale in the secondary market. Mortgage loans held for sale are recorded at the lower of the aggregate cost or fair value. Generally, these loans are held for sale for less than three (3) days. The Bank recognizes gains and losses on sales of the loans held for sale when the sale is completed.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans experiencing insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial, commercial real estate, construction loans, and troubled debt restructurings by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential real estate or consumer loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate acquired through or in lieu of foreclosure is initially recorded at fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent valuations are periodically performed and write-downs are included in noninterest expenses, as well as expenses related to maintenance of the properties. Gains or losses upon sale are recorded through noninterest income. Other real estate owned amounted to $0 and $99 thousand on December 31, 2020 and 2019, respectively.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Land is carried at cost. Depreciation and amortization are determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using the straight-line method. Leasehold improvements are amortized over the useful life of the asset, or lease term, whichever is shorter. Expenses for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND CORE DEPOSIT INTANGIBLE ASSETS

Goodwill is not amortized, but is tested for impairment at least annually in the fourth quarter or more frequently if indicators of impairment are present. The evaluation for impairment involves comparing the current fair value of the reporting unit to the carrying value, including goodwill. If the current fair value of a reporting unit exceeds the carrying value, no additional testing is required, and an impairment loss is not recorded. The Company uses market capitalization and multiples of tangible book value methods to determine the estimated current fair value of its reporting unit. Based on this analysis no impairment was recorded in 2020, 2019 or 2018.

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

ADVERTISING COSTS

All advertising costs are expensed as incurred. Advertising expenses amounted to $165 thousand, $223 thousand, and $215 thousand for the years ended 2020, 2019, and 2018, respectively.

FEDERAL INCOME TAXES

The Company and its subsidiaries file a consolidated tax return. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their respective tax bases. Deferred tax assets are recognized for temporary differences deductible in future years’ tax returns and for operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences taxable in future years’ tax returns.

The Bank, domiciled in Ohio, is not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

The Company includes recognized revenue, expenses, gains, and losses in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Balance Sheets, net of tax, these items along with net income are components of comprehensive income.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions constraining it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

32            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PER SHARE DATA

Earnings per share is computed based on the weighted average number of shares of common stock outstanding during each year. The company currently maintains a simple capital structure, thus, there are no dilutive effects on earnings per share.

The weighted average number of common shares outstanding for earnings per share computations was as follows:

	2020	2019	2018

Weighted average common shares	2,980,602	2,980,602	2,980,602
Average treasury shares	(238,252)	(238,306)	(238,360)

Total weighted average common shares outstanding basic and diluted	2,742,350	2,742,296	2,742,242

Dividends per share are based on the number of shares outstanding at the declaration date.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2016-13 - Financial Instruments - Credit Losses. The Update and all subsequent ASU’s that modified Topic 326, requires financial assets be presented at the net amount expected to be collected (i.e. net of expected credit losses), eliminating the probable recognition threshold for credit losses on financial assets measured at amortized cost. The measurement of expected credit losses should be based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. We expect the Update will result in an increase in the allowance for credit losses for the estimated life of the financial asset, including an estimate for debt securities. The amount of any increase will be impacted by the portfolio composition and quality at the adoption date, as well as economic conditions and forecasts at that time. A cumulative-effect adjustment to retained earnings is required as of the beginning of the year of adoption. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. In November 2019, the FASB deferred the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company qualifies as a smaller reporting company and does not expect to early adopt these ASU’s.

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

ASU 2018-15 - Intangibles – Goodwill and Other – Internal-Use Software. This Update addresses customers’ accounting for implementation costs incurred in a cloud computing arrangement that is a service contract and adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This Update is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The amendments in this Update can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. In November 2019, the FASB deferred the effective date for ASC 350, Intangibles – Goodwill and Other, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. This Update is not expected to have a significant impact on the Company’s financial statements.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            33

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

ASU 2020-4 – Reference Rate Reform (Topic 848). This update provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from LIBOR and other interbank offered rates to alternative reference rates, such as Secured Overnight Financing Rate. Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. Also, entities can elect various optional expedients allowing them to continue applying hedge accounting for hedging relationships affected by reference rate reform, if certain criteria are met, and can make a one-time election to sell and/or reclassify held-to-maturity debt securities that reference an interest rate affected by reference rate reform. The amendments in this ASU are effective for all entities upon issuance through December 31, 2022. This Update is not expected to have a significant impact on the Company’s financial statements.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain comparative amounts from the prior years have been reclassified to conform to current year classifications. Such classifications had no effect on net income or shareholders’ equity.

34             2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES

Securities consisted of the following on December 31:

(Dollars in thousands)	Amortized Cost			Gross Unrealized Gains		Gross Unrealized Losses		Fair Value
2020
Available-for-sale
U.S. Treasury security	$	999	$	12	$	—	$	1,011
U.S. Government agencies		13,998		8		—		14,006
Mortgage-backed securities of government agencies		138,964		1,184		(136)		140,012
Asset-backed securities of government agencies		848		—		(11)		837
State and political subdivisions		23,422		544		—		23,966
Corporate bonds		10,841		42		(277)		10,606

Total available-for-sale		189,072		1,790		(424)		190,438

Held-to-maturity
Mortgage-backed securities of government agencies		5,620		192		(12)		5,800
State and political subdivisions		3,425		—		—		3,425

Total held-to-maturity		9,045		192		(12)		9,225
Equity securities		53		34		—		87
Restricted stock		4,614		—		—		4,614

Total securities	$	202,784	$	2,016	$	(436)	$	204,364

2019
Available-for-sale
U.S. Treasury security	$	998	$	1	$	—	$	999
U.S. Government agencies		5,500		—		(4)		5,496
Mortgage-backed securities of government agencies		75,676		326		(145)		75,857
Asset-backed securities of government agencies		934		—		(17)		917
State and political subdivisions		21,161		351		(1)		21,511
Corporate bonds		7,605		23		(262)		7,366

Total available-for-sale		111,874		701		(429)		112,146

Held-to-maturity
U.S. Government agencies		4,999		—		(6)		4,993
Mortgage-backed securities of government agencies		8,870		143		(56)		8,957

Total held-to-maturity		13,869		143		(62)		13,950
Equity securities		53		39		—		92
Restricted stock		4,614		—		—		4,614

Total securities	$	130,410	$	883	$	(491)	$	130,802

2020 Report to Shareholders  |  CSB Bancorp, Inc.            35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities on December 31, 2020, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Available-for-sale
Due in one year or less	$3,938	$3,977
Due after one through five years	23,304	23,546
Due after five through ten years	29,981	30,141
Due after ten years	131,849	132,774

Total debt securities available-for-sale	$189,072	$190,438

Held-to-maturity
Due in one year or less	$3,425	$3,425
Due after five through ten years	263	263
Due after ten years	5,357	5,537

Total debt securities held-to-maturity	$9,045	$9,225

Securities with a carrying value of approximately $91.0 million and $80.3 million were pledged on December 31, 2020 and 2019 respectively, to secure public deposits, as well as other deposits and borrowings as required or permitted by law.

Restricted stock primarily consists of investments in FHLB and Federal Reserve Bank stock. The Bank’s investment in FHLB stock amounted to $4.1 million on December 31, 2020 and 2019, respectively. Federal Reserve Bank stock was $471 thousand on December 31, 2020 and 2019.

There were no proceeds from sales of debt securities for the years ended December 31, 2020, 2019, and 2018. Gains and losses recognized on equity securities on the statement of income of $(4) thousand, $9 thousand, and $(6) thousand for the years ended December 31, 2020, 2019, and 2018 were unrealized.

36            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SECURITIES (CONTINUED)

The following table presents gross unrealized losses, fair value of securities, aggregated by investment category, and length of time individual securities have been in a continuous unrealized loss position, on December 31:

	Less Than 12 Months		12 Months Or More		Total
(Dollars in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

2020
Available-for-sale
Mortgage-backed securities of government agencies	$(70)	$10,808	$(66)	$8,974	$(136)	$19,782
Asset-backed securities of government agencies	—	—	(11)	837	(11)	837
Corporate bonds	(32)	1,968	(245)	3,733	(277)	5,701
Held-to-maturity
Mortgage-backed securities of government agencies	(12)	1,734	—	—	(12)	1,734

Total temporarily impaired securities	$(114)	$14,510	$(322)	$13,544	$(436)	$28,054

2019
Available-for-sale
U.S. Government agencies	$—	$—	$(4)	$3,496	$(4)	$3,496
Mortgage-backed securities of government agencies	(74)	22,702	(71)	8,924	(145)	31,626
Asset-backed securities of government agencies	—	—	(17)	917	(17)	917
State and political subdivisions	—	—	(1)	653	(1)	653
Corporate bonds	—	—	(262)	3,712	(262)	3,712
Held-to-maturity
U.S. Government agencies	—	—	(6)	4,993	(6)	4,993
Mortgage-backed securities of government agencies	—	—	(56)	3,009	(56)	3,009

Total temporarily impaired securities	$(74)	$22,702	$(417)	$25,704	$(491)	$48,406

There were 26 securities in an unrealized loss position on December 31, 2020, sixteen (16) of which were in a continuous loss position for twelve (12) or more months. At least quarterly, the Company conducts a comprehensive security-level impairment assessment. The assessments are based on the nature of the securities, the extent and duration of the securities, the extent and duration of the loss, and management’s intent to sell or if it is more likely than not that management will be required to sell a security before recovery of its amortized cost basis, which may be maturity. Management believes the Company will fully recover the cost of these securities and it does not intend to sell these securities and likely will not be required to sell them before the anticipated recovery of the remaining amortized cost basis, which may be maturity. As a result, management concluded that these securities were not other-than-temporarily impaired on December 31, 2020.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS

Loans consisted of the following on December 31:

(Dollars in thousands)	2020		2019

Commercial	$191,540	$	137,114
Commercial real estate	187,221		196,748
Residential real estate	177,155		174,259
Construction & land development	36,038		23,960
Consumer	17,916		19,052

Total loans before deferred loan (fees) and costs	609,870		551,133
Deferred loan (fees) and costs	(711)		500

Total loans	$609,159	$	551,633

Loan Origination/Risk Management

The Company has certain lending policies and procedures in place designed to maximize loan income within an acceptable level of risk. Management reviews and the Board of Directors approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies, and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

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

With respect to loans to developers and builders secured by non-owner occupied properties, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction and land development loans are underwritten utilizing independent appraisal reviews, sensitivity analysis of absorption, lease rates, and financial analysis of developers and property owners. Construction and land development loans are generally based upon estimates of costs and value associated with the completed project. These estimates may be inaccurate. Construction and land development loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property, or permanent financing from the Company. These loans are closely monitored by on-site inspections and are considered to have higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions, and the availability of long-term financing.

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

Paycheck Protection Program

The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020 and provided over $2 trillion in economic relief to individuals and businesses impacted by the COVID-19 pandemic. The CARES Act authorized the Small Business Administration (“SBA”) to temporarily guarantee loans under a new 7(a) loan program called the Paycheck Protection Program (“PPP”). As a qualified SBA lender, the Company was automatically authorized to originate PPP loans. The PPP provides loans to small businesses who have been affected by economic conditions as a result of COVID-19 to provide cash flow assistance to employers who maintain their payroll (including healthcare and certain related expenses), mortgage interest, rent, leases, utilities and interest on existing debt during the COVID-19 emergency. During 2020, the Company originated 793 PPP loans with principal balances of $92.1 million. The PPP loans are 100% guaranteed by the SBA and may be eligible for forgiveness by the SBA to the extent that the proceeds are used to cover eligible payroll costs, interest costs, rent, and utility costs over a period of up to 24 weeks after the loan is made if certain conditions are met regarding employee retention and compensation levels. PPP loans deemed eligible for forgiveness by the SBA will be repaid by the SBA to the Company. As of December 31, 2020, the Company has received $22 million in loan forgiveness from the SBA. The remaining $70.1 million of PPP loans are included in the Commercial loan category with no allowance for loan losses allocated.

38            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

In accordance with the SBA terms and conditions on these PPP loans, the Company received approximately $3.2 million in fees associated with the processing of these loans. Upon funding of the loan, these fees were deferred and are being amortized over the life of the loan as an adjustment to yield in accordance with FASB ASC 310-20-25-2. During 2020, $1.9 million of these fees were recognized in income.

Concentrations of Credit

Nearly all the Company’s lending activity occurs within the State of Ohio, including the four counties of Holmes, Stark, Tuscarawas, and Wayne, as well as other markets. The majority of the Company’s loan portfolio consists of commercial and industrial and commercial real estate loans. Credit concentrations, including commitments, as determined using North American Industry Classification Codes (NAICS), to the four largest industries compared to total loans at December 31, 2020, included $46 million, or 8%, of total loans to lessors of non-residential buildings or dwellings; $34 million, or 6%, of total loans to assisted living facilities for the elderly; $30 million, or 5%, of total loans to logging, sawmills, and timber tract operations; and $25 million, or 4%, of total loans to borrowers in the hotel, motel, and lodging business. These loans are generally secured by real property and equipment, with repayment expected from operational cash flow. Credit evaluation is based on a review of cash flow coverage of principal, interest payments, and the adequacy of the collateral received.

Allowance for Loan Losses

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2020, 2019, and 2018. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

During 2020, the increase in the provision for loan losses for commercial real estate loans was primarily related to businesses affected by the COVID economic shutdown. The provision for losses in the construction and land development category also increased due to effects of the COVID shutdown as well as the increase in volume of loans. The provision related to commercial loans decreased primarily as a result of the decrease in loans graded special mention along with the decrease in historical losses of loans in this category.

During 2019, the increase in the provision for loan losses related to commercial loans was primarily related to loans in the sawmill industry affected by tariffs on trade with China along with an increase in loans in the special mention category. The increase in the provision for commercial real estate loans was primarily related to the $13 million increase in loan volume. The increase in the provision related to consumer loans was due to historical losses of loans in this category. The decrease in the provision related to residential real estate loans was primarily related to the decrease in specific allocation amounts related to three (3) mortgage loans.

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

Summary of Allowance for Loan Losses

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

December 31, 2020
Beginning balance	$2,408	$2,153	$1,152	$203	$481	$620	$7,017
Provision for loan losses	(722)	1,413	16	865	(104)	182	1,650
Charge-offs	(77)	(138)	(15)	(312)	(100)		(642)
Recoveries	130	41	3	—	75		249

Net (charge-offs) recoveries	53	(97)	(12)	(312)	(25)		(393)

Ending balance	$1,739	$3,469	$1,156	$756	$352	$802	$8,274

December 31, 2019
Beginning balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907
Provision for loan losses	102	361	(100)	(55)	341	491	1,140
Charge-offs	(47)	—	—	—	(211)		(258)
Recoveries	175	1	7	—	45		228

Net (charge-offs) recoveries	128	1	7	—	(166)		(30)

Ending balance	$2,408	$2,153	$1,152	$203	$481	$620	$7,017

December 31, 2018
Beginning balance	$1,813	$1,735	$1,273	$237	$175	$371	$5,604
Provision for loan losses	1,127	158	6	21	246	(242)	1,316
Charge-offs	(823)	(103)	(37)	—	(119)		(1,082)
Recoveries	61	1	3	—	4		69

Net (charge-offs) recoveries	(762)	(102)	(34)	—	(115)		(1,013)

Ending balance	$2,178	$1,791	$1,245	$258	$306	$129	$5,907

2020 Report to Shareholders  |  CSB Bancorp, Inc.            39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the ending loan balances by portfolio segment and impairment method as of December 31:

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Construction & Land Development	Consumer	Unallocated	Total

2020
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$4	$20	$1	$—	$5	$—	$30
Collectively evaluated for impairment	1,735	3,449	1,155	756	347	802	8,244

Total ending allowance balance	$1,739	$3,469	$1,156	$756	$352	$802	$8,274

Loans:
Loans individually evaluated for impairment	$2,560	$2,875	$756	$—	$141		$6,332
Loans collectively evaluated for impairment	188,980	184,346	176,399	36,038	17,775		603,538

Total ending loans balance	$191,540	$187,221	$177,155	$36,038	$17,916		$609,870

2019
Allowance for loan losses:
Ending allowance balances attributable to loans:
Individually evaluated for impairment	$16	$17	$1	$—	$—	$—	$34
Collectively evaluated for impairment	2,392	2,136	1,151	203	481	620	6,983

Total ending allowance balance	$2,408	$2,153	$1,152	$203	$481	$620	$7,017

Loans:
Loans individually evaluated for impairment	$2,555	$2,637	$853	$—	$14		$6,059
Loans collectively evaluated for impairment	134,559	194,111	173,406	23,960	19,038		545,074

Total ending loans balance	$137,114	$196,748	$174,259	$23,960	$19,052		$551,133

40            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents loans individually evaluated for impairment by class of loans as of December 31:

(Dollars in thousands)	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment¹	Related Allowance	Average Recorded Investment	Interest Income Recognized

2020
Commercial	$2,604	$1,965	$597	$2,562	$4	$2,305	$66
Commercial real estate	3,755	2,673	211	2,884	20	2,569	13
Residential real estate	923	513	247	760	1	782	33
Consumer	143	—	146	146	5	114	7

Total impaired loans	$7,425	$5,151	$1,201	$6,352	$30	$5,770	$119

2019
Commercial	$2,982	$2,541	$16	$2,557	$16	$2,054	$68
Commercial real estate	2,952	2,471	176	2,647	17	2,517	11
Residential real estate	1,024	457	396	853	1	1,093	54
Consumer	14	14	—	14	—	12	1

Total impaired loans	$6,972	$5,483	$588	$6,071	$34	$5,676	$134

2018
Commercial	$815	$383	$36	$419	$36	$1,511	$37
Commercial real estate	2,616	1,976	433	2,409	64	3,531	19
Residential real estate	1,190	763	269	1,032	1	1,327	57

Total impaired loans	$4,621	$3,122	$738	$3,860	$101	$6,369	$113

¹Includes principal, accrued interest, unearned fees, and origination costs.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

The following table presents the aging of accruing past due and nonaccrual loans by class of loans as of December 31:

		Accruing Loans
(Dollars in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days + Past Due	Nonaccrual	Total Past Due and Nonaccrual	Total Loans

2020
Commercial	$190,264	$51	$—	$—	$1,225	$1,276	$191,540
Commercial real estate	185,005	11	—	—	2,205	2,216	187,221
Residential real estate	175,812	606	—	49	688	1,343	177,155
Construction & land development	35,721	—	—	—	317	317	36,038
Consumer	17,713	168	22	—	13	203	17,916

Total loans	$604,515	$836	$22	$49	$4,448	$5,355	$609,870

2019
Commercial	$135,707	$15	$—	$67	$1,325	$1,407	$137,114
Commercial real estate	194,157	186	—	—	2,405	2,591	196,748
Residential real estate	173,023	264	277	174	521	1,236	174,259
Construction & land development	23,960	—	—	—	—	—	23,960
Consumer	18,640	365	—	—	47	412	19,052

Total loans	$545,487	$830	$277	$241	$4,298	$5,646	$551,133

CARES Act Loan Modifications

The table below summarizes the Company’s deferral activity on December 31, 2020 under the COVID-19 related loan modification program to customers. Loan modifications consist of three (3) to four (4) months deferral of principal and interest payments, and extension of maturity date. As of December 31, 2020, there was one modified loan in nonaccrual status. All remaining loans provided modifications were performing in accordance with their terms as of December 31, 2020. In accordance with the CARES Act, these loans are not required to be evaluated as TDR’s. As of December 31, 2020, there were two (2) loans totaling $123 thousand that have been granted a second deferral.

	During the Year Ended December 31, 2020					As Of December 31, 2020

(Dollars in thousands)	Total Loan Balances	Deferred # of Loans	Total COVID Loan Deferrals		Percent of Portfolio Modified	Remaining Balance in Deferment	Remaining # of Loans in Deferment

Commercial:
Commercial	$191,540	61	$	9,260	5%	$—	—
Commercial real estate	187,221	72		51,335	27	11,921	2
Construction	36,038	2		303	1	—	—

Total Commercial	$414,799	135	$	60,898	15%	$11,921	2

Consumer:
Residential real estate	$177,155	32	$	3,521	2%	$475	5
RV	8,873	13		281	3	—	—
Other consumer	9,043	17		218	2	—	—

Total Consumer	195,071	62		4,020	2	475	5

Total Loans	$609,870	197	$	64,918	11%	$12,396	7

Troubled Debt Restructurings

The Company had troubled debt restructurings (“TDRs”) of $2.8 million as of December 31, 2020, with $30 thousand of specific reserves allocated to customers whose loan terms have been modified in TDRs. As of December 31, 2019, the Company had TDRs of $2.5 million, with $18 thousand of specific reserves allocated. On December 31, 2020, $2.5 million of the loans classified as TDRs were performing in accordance with their modified terms. The remaining $315 thousand were classified as nonaccrual.

42            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Loan modifications considered TDRs completed during the year ended December 31 were as follows:

(Dollars in thousands)	Number Of Loans Restructured	Pre-Modification Recorded Investment		Post-Modification Recorded Investment

2020
Commercial	6	$	648	$	648
Commercial Real Estate	2		177		177
Residential	2		189		189
Consumer	6		146		146

Total restructured loans	16	$	1,160	$	1,160

2019
Consumer	1	$	17	$	17

Total restructured loans	1	$	17	$	17

2018
Commercial	1	$	200	$	200
Residential real estate	2		27		27

Total restructured loans	3	$	227	$	227

The loans restructured were modified by changing the monthly payment to interest only and extending the maturity dates. No principal reductions were made. There was one loan in the amount of $200 thousand restructured in 2018 that has subsequently defaulted in 2019.

Real Estate Loans in Foreclosure

There was no other real estate owned on December 31, 2020. Other real estate owned amounted to one property at $99 thousand as of December 31, 2019. Mortgage loans in the process of foreclosure were $21 thousand on December 31, 2020, and $50 thousand on December 31, 2019.

Credit Quality Indicators

The Company categorizes commercial and commercial real estate loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes commercial and commercial real estate loans individually by classifying the loans as to credit risk. This analysis includes commercial loans with an outstanding balance greater than $500 thousand. This analysis is performed on an annual basis.

The Company uses the following definitions for risk ratings:

Pass. Loans classified as pass (Cash Secured, Exceptional, Acceptable, Monitor or Pass Watch) may exhibit a wide array of characteristics but at a minimum represent an acceptable risk to the Bank. Borrowers in this rating may have leveraged but acceptable balance sheet positions, satisfactory asset quality, stable to favorable sales and earnings trends, acceptable liquidity, and adequate cash flow. Loans are considered fully collectible and require an average amount of administration. While generally adhering to credit policy, these loans may exhibit occasional exceptions that do not result in undue risk to the Bank. Borrowers are generally capable of absorbing setbacks, financial and otherwise, without the threat of failure.

Special Mention. Loans classified as special mention have a material weakness deserving of management’s close attention. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses jeopardizing the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, values, highly questionable, and improbable.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LOANS (CONTINUED)

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans. Loans listed as not rated are either less than $500 thousand or are included in groups of homogeneous loans. Based on the most recent analysis performed, the risk category of loans by class was as follows as of December 31:

(Dollars in thousands)	Pass		Special Mention		Substandard		Doubtful		Not Rated		Total

2020

Commercial	$	177,620	$	2,352	$	9,644	$	—	$	1,924	$	191,540
Commercial real estate		161,091		2,545		21,812		—		1,773		187,221
Residential real estate		174		—		114		—		176,867		177,155
Construction & land development		29,182		—		—		317		6,539		36,038
Consumer		—		—		105		—		17,811		17,916

Total	$	368,067	$	4,897	$	31,675	$	317	$	204,914	$	609,870

2019

Commercial	$	110,731	$	15,040	$	10,295	$	—	$	1,048	$	137,114
Commercial real estate		174,045		11,546		9,994		—		1,163		196,748
Residential real estate		183		—		237		—		173,839		174,259
Construction & land development		19,423		104		—		—		4,433		23,960
Consumer		—		—		73		—		18,979		19,052

Total	$	304,382	$	26,690	$	20,599	$	—	$	199,462	$	551,133

Nonperforming loans include loans past due 90 days and greater and loans on nonaccrual of interest status that have not been risk rated. The following table presents loans that are not rated, by class of loans as of December 31:

(Dollars in thousands)	Performing	Nonperforming	Total

2020
Commercial	$1,924	$—	$1,924
Commercial real estate	1,773	—	1,773
Residential real estate	176,278	589	176,867
Construction & land development	6,539	—	6,539
Consumer	17,798	13	17,811

Total	$204,312	$602	$204,914

2019
Commercial	$1,048	$—	$1,048
Commercial real estate	1,163	—	1,163
Residential real estate	173,407	432	173,839
Construction & land development	4,433	—	4,433
Consumer	18,979	—	18,979

Total	$199,030	$432	$199,462

Mortgage Servicing Rights

For the years ended December 31, 2020 and 2019, the Company had outstanding MSRs of $488 thousand and $328 thousand, respectively. No valuation allowance was recorded on December 31, 2020 or 2019, as the fair value of the MSRs exceeded their carrying value. On December 31, 2020, the Company had $107.1 million residential mortgage loans with servicing retained as compared to $75.9 million with servicing retained on December 31, 2019.

Total loans serviced for others approximated $117.5 million and $95.7 million on December 31, 2020 and 2019, respectively.

44            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following on December 31:

(Dollars in thousands)	2020	2019

Land and improvements	$2,550	$2,384
Buildings and improvements	12,664	12,869
Furniture and equipment	6,499	6,448
Leasehold improvements	329	296

	22,042	21,997
Accumulated depreciation	9,409	9,957

Premises and equipment, net	$12,633	$12,040

Depreciation expense amounted to $704 thousand, $562 thousand, and $598 thousand for the years ended December 31, 2020, 2019, and 2018, respectively.

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

Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy and equipment expense in the consolidated statements of income and other comprehensive income. The leases relate to bank branches with remaining lease terms of generally 4 to 7 years. Certain lease arrangements contain extension options which are typically 5 years at the then fair market rental rates. As these extension options are generally considered reasonably certain of exercise, they are included in the lease term.

As of December 31, 2020, operating lease ROU assets were $498 thousand, and liabilities were $490 thousand. For the years ended December 31, 2020, 2019, and 2018, CSB recognized $105 thousand, $71 thousand, and $104 thousand in operating lease cost.

The following table summarizes other information related to our operating leases:

December 31, 2020

Weighted-average remaining lease term – operating leases in years	5.2
Weighted-average discount rate – operating leases	3.15%

The following table presents aggregate lease maturities and obligations as of December 31, 2020:

(Dollars in thousands)

December 31, 2020
2021	$96
2022	105
2023	105
2024	105
2025	74
2026 and thereafter	52

Total lease payments	537
Less: interest	47

Present value of lease liabilities	$490

2020 Report to Shareholders  |  CSB Bancorp, Inc.            45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – CORE DEPOSIT INTANGIBLE ASSETS

Core Deposit Intangible

No additional core deposit intangible was recorded in 2020, 2019, or 2018. The core deposit intangible asset will be amortized over an estimated life of ten years. Amortization expense related to the core deposit intangible asset totaled $60 thousand, $63 thousand, and $101 thousand in 2020, 2019, and 2018, respectively. The following table shows the core deposit intangible and the related accumulated amortization as of December 31:

(Dollars in thousands)	2020	2019	2018

Gross carrying amount	$1,251	$1,251	$1,251
Accumulated amortization	(1,207)	(1,147)	(1,084)

Net carrying amount	$44	$104	$167

The estimated aggregate future amortization expense for the core deposit assets remaining as of December 31, 2020 was as follows:

(Dollars in thousands)	Core Deposit Amortization

2021	$	44

	$	44

NOTE 7 – INTEREST-BEARING DEPOSITS

Interest-bearing deposits on December 31 were as follows:

(Dollars in thousands)	2020	2019

Demand	$243,467	$161,838
Savings	252,712	196,367
Time deposits:
In excess of $ 250,000	23,378	23,034
Other	99,954	104,527

Total interest-bearing deposits	$619,511	$485,766

On December 31, 2020, stated maturities of time deposits were as follows:

(Dollars in thousands)

2021	$77,397
2022	33,980
2023	9,650
2024	954
2025	1,351

Total	$123,332

46            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – BORROWINGS

Short-term borrowings

Short-term borrowings include overnight repurchase agreements, federal funds purchased, and short-term advances through the FHLB. The outstanding balances and related information for short-term borrowings are summarized as follows:

(Dollars in thousands)	2020	2019

Balance at year-end	$37,215	$38,889
Average balance outstanding	43,017	37,258
Maximum month-end balance	48,865	38,889
Weighted-average rate at year-end	0.14%	0.51%
Weighted-average rate during the year	0.21	0.85

Average balances outstanding during the year represent daily average balances; average interest rates represent interest expenses divided by the related average balances.

The following table provides additional detail regarding repurchase agreements accounted for as secured borrowings:

	Remaining Contractual Maturity Overnight and Continuous

(Dollars in thousands)	December 31, 2020	December 31, 2019

Securities of U.S. Government agencies and mortgage-backed securities of government agencies pledged, fair value	$ 37,393	$ 39,058
Repurchase agreements	37,215	38,889

Other borrowings

The following table sets forth information concerning other borrowings:

	Maturity Range		Weighted Average Interest	Stated Interest Rate Range		At December 31,
(Dollars in thousands)	From	To	Rate	From	To	2020	2019

Fixed-rate amortizing	4/1/24	6/1/37	1.90%	1.16%	2.01%	$ 4,664	$ 6,330

Maturities of other borrowings at December 31, 2020, are summarized as follows for the years ended December 31:

(Dollars in thousands)	Amount	Weighted Average Rate

2021	$1,258	1.85%
2022	946	1.86
2023	707	1.87
2024	488	1.94
2025	349	1.98
2026 and beyond	916	1.98

	$4,664	1.90%

Monthly principal and interest payments, as well as 10% – 20% principal curtailments on the borrowings’ anniversary dates are due on the fixed-rate amortizing borrowings. FHLB borrowings are secured by a blanket collateral agreement. On December 31, 2020, the Company had the capacity to borrow an additional $101.6 million from the FHLB.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – INCOME TAXES

Income tax expense (benefit) was as follows:

(Dollars in thousands)	2020		2019		2018

Current	$	2,564	$	2,438	$	2,170
Deferred		(36)		66		93

Total income tax provision	$	2,528	$	2,504	$	2,263

Effective tax rates differ from the federal statutory rate of 21% for 2020, 2019, and 2018 applied to income before taxes due to the following:

(Dollars in thousands)	2020	2019	2018

Expected provision using statutory federal income tax rate	$2,750	$2,713	$2,452
Effect of bond and loan tax-exempt income	(117)	(124)	(128)
Interest expense associated with carrying certain tax exempt bonds and loans	3	5	5
Bank owned life insurance income	(110)	(94)	(71)
Other	2	4	5

Total income tax provision	$2,528	$2,504	$2,263

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities on December 31 were as follows:

(Dollars in thousands)	2020	2019

Allowance for loan losses	$1,835	$1,571
Other	22	10

Deferred tax assets	1,857	1,581

Premises and equipment	(564)	(370)
Federal Home Loan Bank stock dividends	(376)	(376)
Deferred loan fees	(282)	(241)
Prepaid expenses	(114)	(111)
Unrealized gain on securities	(262)	(19)
Other	(412)	(338)

Deferred tax liabilities	(2,010)	(1,455)

Net deferred tax asset (liability)	$(153)	$126

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statements of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years prior to 2017.

48            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EMPLOYEE BENEFITS

The Company sponsors a contributory 401(k) profit-sharing plan (the “Plan”) covering substantially all employees who meet certain age and service requirements. The Plan permits investment in the Company’s common stock subject to various limitations and provides for discretionary profit sharing and matching contributions. The discretionary profit-sharing contribution is determined annually by the Board of Directors and amounted to 3% in 2020, 2019, and 2018 of each eligible participant’s compensation. Beginning in 2018, the Plan provided for a 100% Company match up to a maximum of 4% of eligible compensation. The Company auto enrolls all eligible new hires into the Plan. Expense under the Plan amounted to approximately $655 thousand, $679 thousand, and $565 thousand for 2020, 2019, and 2018, respectively.

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

The following financial instruments whose contract amount represents credit risk were outstanding on December 31:

(Dollars in thousands)	2020	2019

Commitments to extend credit	$227,532	$210,579
Letters of credit	700	741

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

The Company had a reserve for unfunded loan commitments of $25 thousand as of December 31, 2020 and $8 thousand as of December 31, 2019.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – RELATED-PARTY TRANSACTIONS

In the ordinary course of business, loans are made by the Bank to executive officers, directors, their immediate family members, and their related business interests consistent with Federal Reserve Regulation O and GAAP definition of related parties.

The following is an analysis of activity of related-party loans for the years ended December 31:

(Dollars in thousands)	2020	2019

Balance at beginning of year	$873	$1,130
New loans and advances	31	102
Repayments, including loans sold	769	217
Changes in related parties¹	(51)	(142)

Balance at end of year	$84	$873

¹The adjustments made in 2020 and 2019 relate to the retirement of directors.

Deposits from executive officers, directors, their immediate family members, and their related business interests on December 31, 2020 and 2019 were approximately $7.5 million and $4.2 million.

NOTE 13 – REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial performance. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines involving quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total capital, Tier 1 capital and Common equity tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes as of December 31, 2020 and 2019, the Company and Bank met or exceeded all capital adequacy requirements to which they are subject.

As of December 31, 2020, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” an institution must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1, and Tier 1 leverage ratios as set forth in the following tables. There are no known conditions or events since that notification that Management believes have changed the Bank’s category.

50            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Company and Bank as of December 31 are presented in the following tables:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

2020
Total capital to risk-weighted assets
Consolidated	$95,149	16.9%	$44,969	8.0%	$56,211	10.0%
Bank	93,333	16.6	44,954	8.0	56,193	10.0
Tier 1 capital to risk-weighted assets
Consolidated	88,101	15.7	33,727	6.0	44,969	8.0
Bank	86,285	15.4	33,716	6.0	44,954	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	88,101	15.7	25,295	4.5	36,537	6.5
Bank	86,285	15.4	25,287	4.5	36,526	6.5
Tier 1 capital to average assets
Consolidated	88,101	8.7	40,518	4.0	50,647	5.0
Bank	86,285	8.5	40,511	4.0	50,638	5.0

2019
Total capital to risk-weighted assets
Consolidated	$87,598	15.5%	$45,226	8.0%	$56,532	10.0%
Bank	86,544	15.3	45,209	8.0	56,511	10.0
Tier 1 capital to risk-weighted assets
Consolidated	80,573	14.3	33,919	6.0	45,226	8.0
Bank	79,519	14.1	33,907	6.0	45,209	8.0
Common equity tier 1 capital to risk-weighted assets
Consolidated	80,573	14.3	25,439	4.5	36,746	6.5
Bank	79,519	14.1	25,430	4.5	36,732	6.5
Tier 1 capital to average assets
Consolidated	80,573	10.0	32,296	4.0	40,370	5.0
Bank	79,519	9.9	32,288	4.0	40,359	5.0

The Company’s primary source of funds with which to pay dividends, are dividends received from the Bank. The payment of dividends by the Bank to the Company is subject to restrictions by its regulatory agencies. These restrictions generally limit dividends to current year net income and prior two-years’ net retained earnings. Also, dividends may not reduce capital levels below the minimum regulatory requirements disclosed in the prior table. Under these provisions, on January 1, 2021, the Bank could dividend $14.2 million to the Company. The Company does not anticipate the financial need to obtain regulatory approval to pay dividends. Federal law prevents the Company from borrowing from the Bank unless loans are secured by specific obligations. Further, such secured loans are limited to an amount not exceeding ten percent of the Bank’s common stock and capital surplus.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 follows:

(Dollars in thousands)	2020	2019

CONDENSED BALANCE SHEETS
ASSETS
Cash deposited with subsidiary bank	$1,631	$871
Investment in subsidiary bank	92,043	84,422
Securities available-for-sale	87	92
Other assets	146	142

TOTAL ASSETS	$93,907	$85,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$48	$51
Total shareholders’ equity	93,859	85,476

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$93,907	$85,527

(Dollars in thousands)	2020	2019	2018

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
Interest on securities	$3	$3	$2
Dividends from subsidiary	4,140	3,170	2,865
Unrealized gain (loss) on equity securities	(4)	9	(6)
Other income	4	—	—

Total income	4,143	3,182	2,861
Operating expenses	357	357	357

Income before taxes and undistributed equity income of subsidiary	3,786	2,825	2,504
Income tax benefit	(76)	(73)	(76)
Equity earnings in subsidiary, net of dividends	6,706	7,516	6,832

NET INCOME	$10,568	$10,414	$9,412

COMPREHENSIVE INCOME	$11,482	$11,898	$8,692

52            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

(Dollars in thousands)	2020	2019	2018

CONDENSED STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$10,568	$10,414	$9,412
Adjustments to reconcile net income to cash provided by operations:

Equity earnings in subsidiary, net of dividends	(6,706)	(7,516)	(6,832)
Change in other assets, liabilities	(3)	(38)	70

Net cash provided by operating activities	3,859	2,860	2,650

Cash flows from financing activities:
Cash dividends paid	(3,099)	(2,962)	(2,688)
Cash received from issuance of treasury shares	—	4	—
Net cash used in financing activities	(3,099)	(2,958)	(2,688)

Increase (decrease) in cash	760	(98)	(38)
Cash at beginning of year	871	969	1,007

Cash at end of year	$1,631	$871	$969

2020 Report to Shareholders  |  CSB Bancorp, Inc.            53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUE MEASUREMENTS

The Company provides disclosures about assets and liabilities carried at fair value. The framework provides a fair value hierarchy prioritizing the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and lowest priority to unobservable inputs. The three broad levels of the fair value hierarchy are described below:

Level I:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets the Company has the ability to access.
Level II:

Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices observable for the asset or liability; inputs derived principally from or corroborated by observable market data by or other means including certified appraisals. If the asset or liability has a specified (contractual) term, the Level II input must be observable for substantially the full term of the asset or liability.

Level III:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following table presents the assets reported on the consolidated statements of financial condition at their fair value on a recurring basis as of December 31, 2020 and December 31, 2019, by level within the fair value hierarchy. No liabilities were carried at fair value. As required by the accounting standards, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Equity securities with readily determinable values and U.S. Treasury Notes are valued at the closing price reported on the active market on which the individual securities are traded. Obligations of U.S. government agencies, mortgage-backed securities, asset-backed securities, obligations of states and political subdivisions and corporate bonds are valued at observable market data for similar assets. Equity securities without readily determinable values are carried at amortized cost, adjusted for impairment and observable price changes.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets:	December 31, 2020
Securities available-for-sale
U.S. Treasury security	$1,011	$—	$—	$1,011
U.S. Government agencies	—	14,006	—	14,006
Mortgage-backed securities of government agencies	—	140,012	—	140,012
Asset-backed securities of government agencies	—	837	—	837
State and political subdivisions	—	23,966	—	23,966
Corporate bonds	—	10,606	—	10,606

Total available-for-sale securities	$1,011	$189,427	$—	$190,438

Equity securities	$41	$—	$—	$41

Assets:	December 31, 2019
Securities available-for-sale
U.S. Treasury security	$999	$—	$—	$999
U.S. Government agencies	—	5,496	—	5,496
Mortgage-backed securities of government agencies	—	75,857	—	75,857
Asset-backed securities of government agencies	—	917	—	917
State and political subdivisions	—	21,511	—	21,511
Corporate bonds	—	7,366	—	7,366

Total available-for-sale securities	$999	$111,147	$—	$112,146

Equity securities	$46	$—	$—	$46

54            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – FAIR VALUE MEASUREMENTS (CONTINUED)

The following table presents the assets measured on a nonrecurring basis on the consolidated balance sheets at their fair value as of December 31, 2020 and December 31, 2019, by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral securing the impaired loans include: quoted market prices for identical assets classified as Level I inputs; observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included unobservable inputs and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs.

(Dollars in thousands)	Level I	Level II	Level III	Total

Assets measured on a nonrecurring basis	December 31, 2020
Impaired loans	$—	$—	$10	$10

Assets measured on a nonrecurring basis	December 31, 2019
Impaired loans	$—	$—	$553	$553
Other real estate owned	—	—	99	99

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level III inputs to determine fair value:

Quantitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)

December 31, 2020
Impaired loans	$ 10	Appraisal of collateral¹	Appraisal adjustments² Liquidation expense²	–20% –10%

December 31, 2019
Impaired loans	$ 553	Discounted cash flow	Remaining term Discount Rate	3.9 yrs to 26.9 yrs / (16 yrs) 3.5% to 6.0% / (5.3%)

Other real estate owned	99	Appraisal of collateral¹	Appraisal adjustments² Liquidation expense²	–33% –10%

¹	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various inputs which are not identifiable.
²

Appraisals may be adjusted by management for qualitative factors such as estimated liquidation expenses. The range of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of recognized financial instruments carried at amortized cost as of December 31 were as follows:

	2020
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$181,652	$181,652	$—	$—	$181,652
Securities held-to-maturity	9,045	—	9,225	—	9,225
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	1,378	1,378	—	—	1,378
Net loans	600,885	—	—	598,583	598,583
Bank-owned life insurance	21,416	21,416	—	—	21,416
Accrued interest receivable	2,159	2,159	—	—	2,159
Mortgage servicing rights	488	—	—	488	488
Financial liabilities
Deposits	$891,562	$768,230	$—	$124,127	$892,357
Short-term borrowings	37,215	37,215	—	—	37,215
Other borrowings	4,664	—	—	4,775	4,775
Accrued interest payable	90	90	—	—	90

	2019
(Dollars in thousands)	Carrying Value	Level I	Level II	Level III	Total Fair Value

Financial assets
Cash and cash equivalents	$102,017	$102,017	$—	$—	$102,017
Securities held-to-maturity	13,869	—	13,950	—	13,950
Restricted stock	4,614	N/A	N/A	N/A	N/A
Loans held for sale	622	622	—	—	622
Net loans	544,616	—	—	542,981	542,981
Bank-owned life insurance	18,894	18,894	—	—	18,894
Accrued interest receivable	1,641	1,641	—	—	1,641
Mortgage servicing rights	328	—	—	328	328
Financial liabilities
Deposits	$683,546	$555,985	$—	$127,440	$683,425
Short-term borrowings	38,889	38,889	—	—	38,889
Other borrowings	6,330	—	—	6,273	6,273
Accrued interest payable	127	127	—	—	127

56            2020 Report to Shareholders  |  CSB Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table presents the changes in accumulated other comprehensive income (loss) by component net of tax for the years ended December 31, 2020, 2019, and 2018:

(Dollars in thousands)	Pretax	Tax Effect	After-Tax	Affected Line Item In The Consolidated Statements Of Income
BALANCE AS OF DECEMBER 31, 2017	$(839)	$176	$(663)
Unrealized holding loss on available-for-sale securities arising during the period	(989)	208	(781)
Amortization of held-to-maturity discount resulting from transfer	78	(17)	61

Total other comprehensive income (loss)	(911)	191	(720)
Reclassify equity AOCI gain to retained earnings	(36)	7	(29)	(a)

BALANCE AS OF DECEMBER 31, 2018	$(1,786)	$374	$(1,412)
Unrealized holding gain on available-for-sale securities arising during the period	1,803	(378)	1,425
Amortization of held-to-maturity discount resulting from transfer	75	(16)	59

Total other comprehensive income (loss)	1,878	(394)	1,484
BALANCE AS OF DECEMBER 31, 2019	$92	$(20)	$72
Unrealized holding gain on available-for-sale securities arising during the period	1,094	(230)	864
Amortization of held-to-maturity discount resulting from transfer	63	(13)	50

Total other comprehensive income (loss)	1,157	(243)	914
BALANCE AS OF DECEMBER 31, 2020	$1,249	$(263)	$986

(a) Federal income tax provision.

2020 Report to Shareholders  |  CSB Bancorp, Inc.            57

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

NOTE 19– QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data (unaudited) for the years ended December 31:

(Dollars in thousands, except per share data)	Interest Income	Net Interest Income	Net Income	Basic Earnings Per Share	Diluted Earnings Per Share

2020
First quarter	$7,817	$6,916	$2,483	$0.91	$0.91
Second quarter	7,731	7,012	2,606	0.95	0.95
Third quarter	7,714	7,041	2,800	1.02	1.02
Fourth quarter	7,804	7,184	2,679	0.97	0.97

2019
First quarter	$7,968	$7,011	$2,540	$0.93	$0.93
Second quarter	8,121	7,071	2,586	0.94	0.94
Third quarter	8,262	7,188	2,695	0.98	0.98
Fourth quarter	8,110	7,129	2,593	0.95	0.95

2018
First quarter	$6,949	$6,389	$2,164	$0.79	$0.79
Second quarter	7,344	6,652	2,324	0.85	0.85
Third quarter	7,572	6,801	2,432	0.88	0.88
Fourth quarter	7,772	6,909	2,492	0.91	0.91

58            2020 Report to Shareholders  |  CSB Bancorp, Inc.

Paycheck Protection Program | 2020

Loans to assist businesses in keeping their workforce employed.

48+
CSB employees assisted with loans

102
communities served

$92,137,502
total loan volume

793
total loans

HOLMES	STARK	TUSCARAWAS	WAYNE
$29,015,800	$13,295,300	$17,632,000	$23,435,552

11,985
jobs supported

2020 Report to Shareholders  |  CSB Bancorp, Inc.            59

OFFICERS OF THE COMMERCIAL AND SAVINGS BANK

JEFF M. AGNES

Officer,

Systems Administrator

PAMELA S. BASINGER

Vice President,

Financial Officer

DEBORAH S. BERNER

Vice President,

Retail Services Manager

LES A. BERTSCHY

Assistant Vice President,

Banking Center Manager

SARAH B. BIRCHFIELD

Vice President,

Business Relationship Manager

CAROL V. BJORK

Officer,

Mortgage Loan Originator

WENDY D. BROWN

Vice President,

Project Manager

STACY L. BUCKLEW

Officer,

Banking Center Manager

C. DAWN BUTLER

Vice President,

Regional Bank Manager

BEVERLY A. CARR

Assistant Vice President,

Bank Operations Manager

COLBY M. CHAMBERLIN

Vice President,

Commercial Lender

PEGGY L. CONN

Corporate Secretary

JENNIFER L. DEAM

Assistant Vice President,

Electronic Services Manager

CHRISTOPHER J. DELATORE

Vice President,

Commercial Lender

DAVID J. DOLAN

Vice President,

Retail Lending Manager

LORI S. FRANTZ

Assistant Vice President,

Banking Center Manager

BRETT A. GALLION

Executive Vice President,

Chief Operations Officer,

Chief Information Officer

CARRIE A. GERBER

Credit Officer

ERIC S. GERBER

Vice President,

Commercial Lender

RYAN A. GROSSCHMIDT

Officer,

Banking Center Manager

AMI K. HAMMOND

Assistant Vice President,

Mortgage Loan Originator

MARC R. HARVEY

Vice President,

Organizational Development

JACKIE S. HAZEL

Vice President,

Trust Operations

BENJAMIN J. HERSHBERGER

Assistant Vice President,

Banking Center Manager

MARIE E. HULL-GREEN

Vice President,

Trust Officer

RANDALL S. JANSON

Assistant Vice President,

Banking Center Manager

JULIE A. JONES

Vice President,

Director of Human Resources

STEPHEN K. KILPATRICK

First Vice President,

Senior Credit Officer

DAWN M. LEMAY

Officer,

Mortgage Loan Originator

GINA K. MARSHALL

Officer,

Customer Service

Center Manager

BROC A. MARTIN

Assistant Vice President,

Compliance Officer

KEVIN J. MCALLISTER

Vice President,

Director of Wealth Management

ROBYN E. MCCLINTOCK

Vice President,

Regional Bank Manager

MICHAEL V. MCKELVEY

Assistant Vice President,

Banking Center Manager

PAULA J. MEILER

Senior Vice President,

Chief Financial Officer

ANDREA R. MILEY

Senior Vice President,

Senior Risk Officer

EDWARD J. MILLER

Vice President,

Operations Service Manager,

Security

KERRY J. MILLER

Banking Center Manager,

Market Development Officer

MOLLY M. MOHR

Assistant Vice President,

Banking Center Manager

DANIEL L. MUSE

Operations Officer

JASON O. MYERS

Vice President,

Trust Officer

TODD R. NICOLAS

Vice President,

Commercial Lender

SHAWN E. OSWALD

Vice President,

Information Security Officer,

OFAC Officer

AMY R. PATTERSON

Vice President,

Manager of Mortgage &

Consumer Loan Services

MELANIE S. RABER

Assistant Vice President,

Commercial Loan

Documentation Supervisor

KATHY M. RINGWALT

Officer,

Mortgage Underwriter

PATRICK O. RYAN

Officer,

Payments & Card

Services Manager

HERBERT C. SAWTELL

Vice President,

Commercial Lender

A. CLAY SINNETT

Assistant Vice President,

Commercial Lender

ELIZABETH A. STANLEY

Officer,

BSA & AML Officer,

Compliance & Audit Analyst

HARLAND L. STEBBINS III

Senior Vice President,

Senior Loan Officer

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

EDDIE L. STEINER

Chairman,

President,

Chief Executive Officer

STEVEN J. STIFFLER

Vice President,

Commercial Lender

ERIC D. STROUSE

Vice President,

Commercial Lender

STEPHEN J. STRUCKEL

Officer,

Mortgage Loan Originator

ELAINE A. TEDROW

Assistant Vice President,

Banking Center Manager

JEANETTE M. TROYER

Assistant Vice President,

Banking Center Manager

ASHLEY E. VAUGHN

Vice President,

Marketing,

Cash Management,

CRA Officer

ALICIA R. WALLACE

Vice President,

Commercial Lender

BARRY A. WATTS

Vice President,

Information Systems Director

JOANNE WHEELER

Officer,

Mortgage Loan Originator

KATIE L. WINT

Officer,

Loan Operations Manager

CRYSTAL R. YODER

Operations Officer

WENDY L. YODER

Officer,

Project Manager

60            2020 Report to Shareholders  |  CSB Bancorp, Inc.

SENIOR MANAGEMENT OF

THE COMMERCIAL & SAVINGS BANK

BUD STEBBINS
Senior Vice President
Senior Loan Officer

ANDREA MILEY
Senior Vice President
Senior Risk Officer

EDDIE STEINER
President
Chief Executive Officer

PAULA MEILER
Senior Vice President
Chief Financial Officer

BRETT GALION
Executive Vice President
Chief Operations Officer
Chief Information Officer

NORTH COAST 99 2020
PRESENTED BY ERC

GREAT WORKPLACE FOR TOP TALENT!

2020 2019 2018 2017

NORTHCOAST 99 WINNERS 4 YEARS IN A ROW!

HONORING 99 NORTHEAST OHIO GREAT WORKPLACES FOR TOP TALENT. CSB IS AN EQUAL OPPORTUNITY EMPLOYER.

            61

BOARD OF **DIRECTORS**

ROBERT K. BAKER
Bakerwell Companies
Chairman, CSB Bancorp, Inc.

VIKKI G. BRIGGS
Applied Methods and
Research Experience (AMRE)
Program Coordinator,
College of Wooster

JULIAN L. COBLENTZ
Chief Operating Officer,
VP of Distribution,
VP of Business Development,
Coblentz Distributing, Inc.

CHERYL M. KIRKBRIDE
Partner,
Kropf Wagner Law Firm, LLP

JEFFERY A. ROBB, SR.
CEO, Robb Companies, Inc.
Robbco Marine/Ohio Yamaha

EDDIE L. STEINER
President,
Chief Executive Officer,
CSB Bancorp, Inc.,
The Commercial & Savings Bank

62            2020 Report to Shareholders  |  CSB Bancorp, Inc.

SHAREHOLDER AND GENERAL INQUIRIES

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

Millersburg, Ohio 44654

330.674.9015

800.654.9015

If you are interested in purchasing shares of CSB Bancorp, Inc., you may contact your local broker or one of the following:

CHERYL J. STEINER

Assistant Vice President,

Investment Representative

330.674.2397

Direct 330.763.2853

cheryl.steiner@ceterais.com

BOENNING & SCATTERGOOD, INC.

80 East Rich Street, Suite 220

Columbus, Ohio 43215

800.334.7481

CSB Bancorp, Inc. is required to file an annual report on From 10-K annually with the Securities and Exchange Commission. A copy of our Annual Report on Form 10-K is available on our website after it is filed with the SEC. Copies of the Form 10-K Annual Report and the Company’s quarterly reports will be furnished, free of charge, to shareholders by written request to:

PAULA J. MEILER

Chief Financial Officer

CSB Bancorp, Inc.

91 North Clay Street

P.O. Box 232

Millersburg, Ohio 44654

330.674.9015

800.654.9015

LEGAL COUNSEL

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

P.O. Box 1008

Columbus, Ohio 43216

2020 Report to Shareholders  |  CSB Bancorp, Inc.            63

CSB BANCORP, INC.

North Canton
Milltown, Wooster
Orrville
Orrville
Canton
Wooster
Downtown, Wooster
Shreve
Bolivar
Winesburg
Millersburg
Operations Center, Millersburg
Berlin
Walnut Creek
South Clay, Millersburg
Clinton Commons, Millersburg
Charm
Sugarcreek
New Philadelphia
Gnadenhutten
1.800.654.9015 | www.csb1.com

CSB INVESTMENT SERVICES
91 South Clay Street, Millersburg, OH 44654
Not FDIC Insured | No Bank Guarantee | May Lose Value

TRUST & WEALTH MANAGEMENT LOCATIONS
91 North Clay Street, P.O. Box 232, Millersburg, OH 44654
3562 Commerce Parkway, Wooster, OH 44691
1210 North Main Street, North Canton, OH 44720

BANKING CENTER INFORMATION

CSB CORPORATE HEADQUARTERS
91 North Clay Street, P.O. Box 232, Millersburg, OH 44654

Member FDIC

EQUAL HOUSING LENDER